Exhibit 99.1

Notice to U.S. Shareholders

This rights offering is made for the securities of a foreign company. The offer is subject to the disclosure requirements of a foreign country that are different from those of the United States. Financial statements included in the document, if any, have been prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the federal securities laws, since the issuer is located in a foreign country, and some or all of its officers and directors may be residents of a foreign country. You may not be able to sue the foreign company or its officers or directors in a foreign court for violations of the U.S. securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court's judgment.

Disclaimer

The following document is an English translation of the rights issue prospectus (originally in Chinese) prepared solely for the convenience of and reference by overseas investors. In the event of any discrepancies between the Chinese and English versions, the original Chinese version shall prevail.

Stock code: 3481

CHIMEI INNOLUX CORPORATION

(FORMERLY INNOLUX DISPLAY CORPORATION)

Prospectus

(Cash capital increase via issuance of new shares at a discount for 2012)

A.	Company name: Chimei Innolux Corporation (formerly Innolux Display Corporation)

B.	Purpose of the Prospectus: cash capital increase via issuance of new shares

(i) Source of new share issue: Cash capital increase

(ii) Class of new shares: Inscribed common stocks with a book value of NT$10 each

(iii) Number of shares: 600,000,000 shares to be issued in the cash capital increase

(iv) Amount: NT$6,000,000,000

(v) Issue conditions:

1.	600,000,000 new shares with a book value of NT$10 each will be issued at a discounted price of NT$9 per share in the cash capital increase. The estimated proceeds are NT$5,400,000,000.

2.
Pursuant to Article 267 of the Company Law, 10% of the shares, i.e. 60,000,000 shares, shall be reserved for subscription by the employees. As required by Article 28-1 of the Securities and Exchange Act, 10% of the new shares to be issued, i.e. 60,000,000 shares, shall be offered publicly, while the remaining 80% shall be offered for subscription by the existing shareholders based on their respective shareholdings on the subscription base date. The Chairman of the Board is authorized to arrange certain parties to subscribe for the shares left unsubscribed by the existing shareholders and employees or the fractional shares at the issue price.

3.	The new shares to be issued under the cash capital increase shall rank pari passu with the existing common stocks.

(vi) Percentage of public offering: 10% of the new shares to be issued under the cash capital increase

(vii) Offering and placement: Public offering by means of public subscription

C.	Planned use of the proceeds and the expected benefits: Please refer to page 115 of the Prospectus.

D.	Expenses related to the issue:

(i) Underwriting expenses: approximately NT$5,000 thousand

(ii) Other expenses: approximately NT$300 thousand, including accounting, legal and printing fees

E.	The effective registration of the securities shall not be cited in an advertisement as proof of the veracity of registration particulars, or to guarantee the value of the securities.

F.	If there is any false information or omission of information in the Prospectus, the issuer, its persons-in-charge and other signatories to the Prospectus shall bear legal responsibility accordingly.

G.	Investors should read the Prospectus carefully and take note of the risks of the Company.

Please refer to page 3 of the Prospectus.

H.	Website for the Prospectus: Market Observation Post System (M.O.P.S.) at http://mops.twse.com.tw

I.
The new share issuance is conducted at a discount. For details about the essentiality and reasonableness of the discounted issuance and the reasons and justifications for not using other fundraising methods, please refer to page 126 of the Prospectus.

Prepared by Chimei Innolux Corporation (formerly Innolux Display Corporation) Printed on 30 August 2012

A.	Source of paid-in capital prior to the issuance

Source of paid-in capital	Amount (NT$000’)	As a percentage of the paid-in capital
Creation of capital	350,000	0.48%
Cash capital increase	25,650,000	35.07%
Capital increase in connection with merger	47,837,392	65.42%
Capital increase through capitalization of retained earnings	5,480,019	7.49%
Conversion of employee stock options into common stocks	1,129,370	1.54%
Capital reduction and cancellation by recalling preferred shares	(7,317,073)	(10.00%)
Total	73,129,708	100.00%

B.	Plan for distributing the Prospectus

Place of display: to be delivered to the relevant units according to the regulations and available for inspection at the Company

Ways of distribution: in the manner prescribed by the Securities and Futures Bureau of the Financial Supervisory Commission, Executive Yuan

How to obtain: Please download the Prospectus from the M.O.P.S (http://mops.twse.com.tw).

C.	Name, address, website and phone number of underwriter:

Name: KGI Securities Co. Ltd.	Website: http://www.kgieworld.com.tw
Address: No.700, Mingshui Road, Taipei City	Tel: (02)2181-8888

D.	Name, address, website and phone number of corporate bond guarantor: N/A

E.	Name, address, website and phone number of corporate bond trustee: N/A

F.	Name, address, website and phone number of share or corporate bond certification institution: N/A

G.	Name, address, website and phone number of share registrar:

Name: Registrar Agency Department of Capital Website: www.capital.com.tw
Securities Corp.

Address: B2, No.97, Sect. 2, Dunhua S. Road, Tel: (02)2702-3999
Taipei City

H.	Name, address, website and phone number of credit rating institution: N/A

I.	Names, firm names, addresses, websites and phone numbers of certified public accountant and lawyer for the corporate bonds: N/A

J.	Name, firm name, address, website and phone number of the accountant who certified the financial report for the most recent year:

Name of accountants: Chun-Yuan Hsiao, CPA and
Yung-Chien Hsu, CPA

Firm name: PricewaterhouseCoopers (PwC) Taiwan	Website: www.pwcglobal.com.tw
Address: 27F., No.333, Sect. 1, Keelung Road, Taipei City	Tel: (02)2729-6666

K.	Name, firm name, address, website and phone number of reviewing attorney:

Name of reviewing attorney: Ya-Wen Chiu, Attorney
Firm name: Handsome Attorneys -at-Law	Website: www.fsi-law.com
Address: 4F, No.216 Dunhua S. Road Sect.1, Da’an District., Taipei City	Tel: (02)2751-9918

L.	Names, job titles, phone numbers and email addresses of the spokesperson and acting spokesperson of the Company

Name of spokesperson: Chen-Hui Lin	Name of acting spokesperson: Chien-Ming Chiu
Job title: Associate Vice President	Job title: Chief Financial Officer
Telephone: (037)586-000	Telephone: (037)586-000
Email address:	Email address:
ch01.lin@chimei-innolux.com	jimmy.chiu@chimei-innolux.com

M.	Company’s website: http://www.chimei-innolux.com

Summary of the Prospectus of Chimei Innolux Corporation
(Formerly Innolux Display Corporation)

Paid-in capital: $73,129,708 thousand		Company address: No.160, Kesyue Road, Jhunan Science Park, Miaoli County			Tel: (037)586-000
Date of inception: 14 January 2003		Company’s website: http://www.chimei-innolux.com
Listing date: 24 October 2006	OTC listing date: -	Date of public offering: 17 January 2005		Date of managed shares: -
Person-in-charge: Hsing-Chien Tuan		Spokesman:	Chen-Hui Lin	Acting spokesperson:	Chien-Ming Chiu
President: Hsing-Chien Tuan		Job title:	Associate Vice President	Job title:	Chief Financial Officer
Share registrar: Registrar Agency Department of Capital Securities Corp.		Tel: (02)2702-3999		Website: www.capital.com.tw
Address: B2, No.97, Sect. 2, Dunhua S. Road, Taipei City
Underwriter: KGI Securities Co. Ltd.		Tel: (02)2181-8888		Website: http://www.kgieworld.com.tw
Address: No.700, Mingshui Road, Taipei City
Certified public accountant for the most recent year: Chun-Yuan Hsiao, CPA		Tel: (02)2729-6666		Website: www.pwcglobal.com.tw
Yung-Chien Hsu, CPA		Address: 27F., No.333, Sect. 1, Keelung Road, Taipei City
Reviewing attorney: Ya-Wen Chiu, Attorney		Tel: (02)2751-9918		Website: www.fsi-law.com
Firm name: Handsome Attorneys-at-Law		Address: 4F, No.216, Sect.1, Dunhua S. Road, Da’an District., Taipei City
Credit rating institution: -		Tel: -		Website: -
Address: -
Date of latest credit rating: N/A		Credit rating subject: N/A		Credit rating results: N/A
Date of electing directors: 29 June 2010, with a term of 3 years			Date of electing supervisors: 29 June 2010, with a term of 3 years
Shareholding of all directors: 16.03% (31 July 2012)			Shareholding of all supervisors: 0.33% (31 July 2012)
Directors, supervisors and shareholders with a stake of 10% and their shareholdings: 16.36% (31 July 2012)
Job title	Name	Shareholding	Job title	Name	Shareholding
Chairman of the Board	Hsing-Chien Tuan	0.23%	Supervisor	King Sky Investment Holding Co., Ltd. Representative: Te-Tsai Huang	0.33%
Director	Wellink Investment Co., Ltd. Representative: Jeffrey Hung-Wen Yang	13.57%	Supervisor	Ren-Guang Lin	-
Director	Hyield Venture Capital Co., Ltd. Representative: Jyh-Chau Wang	2.10%	Supervisor	Yi-Fang Chen	0.03%
Independent Director	Chi-Lin Wei	-
Shareholder with a stake of 10%	Chi Mei Corporation	13.57%
Factory address: No.160, Kesyue Road, Jhunan Science Park, Miaoli County				Tel: (037)586-000
Main products: LCD monitors, small and medium-sized LCD modules, large-sized LCD modules			Market structure:	Domestic sales: 22.07%	Page number of the Prospectus
				Export sales: 77.93%	53
Risks	Please refer to the prospectus				3
Previous year (2011)	Revenue: $485,403,114 thousand Net loss before tax: $70,161,788 thousand Loss after tax per share: $8.81				282
Types and amount of securities to be issued under the offering			Please refer to the front cover of the Prospectus
Issue conditions			Please refer to the front cover of the Prospectus
Use of proceeds and expected benefits			N/A
Date of printing the Prospectus: 30 August 2012			Purpose of printing: cash capital increase via issuance of new shares
Brief description of other important matters and page number of the Prospectus: Please refer to the content of the Prospectus

I

§CONTENT§

A.	Corporate Profile
	I.	Information about the Company .
		(i)	Date of inception
		(ii)	Addresses and phone numbers of the headquarter, branches and factories
		(iii)	History
	II.	Risks
		(i)	Risk factors
		(ii)	Litigious and non-litigious matters
(iii)
If a director, supervisor, managerial officer, or major shareholder holding a stake of more than 10% in the Company has experienced financial difficulties or loss of creditworthiness during the preceding two fiscal years, or in the current year up to the date of the Prospectus, the Prospectus shall indicate the impact on the company's financial position

		(iv)	Other significant matters
	III.	Organization of the Company
		(i)	Organization
		(ii)	Diagram of related companies
		(iii)	Information about president, vice presidents, associate vice presidents and managers of departments and divisions
		(iv)	Information about directors and supervisors
		(v)	Information about the promoter
		(vi)	Remuneration of directors, supervisors, presidents and vice presidents
	IV.	Capital and shares
		(i)	Classes of shares
		(ii)	Formation of capital
		(iii)	Recent distribution of shareholdings
		(iv)	Share prices, net assets per share, earnings per share, dividends per share and related information during the preceding two fiscal years
		(v)	The Company’s dividend policy and its implementation
		(vi)	Effect of the bonus share issuance proposed this year on the business performance and earnings per share of the Company
		(vii)	Employees’ bonuses and directors’ and supervisors’ remuneration
		(viii)	Repurchase of shares by the Company
	V.	Corporate bonds (including offshore corporate bonds)

II

	VI.	Preferred shares
	VII.	Sponsoring of the issuance of overseas depositary receipts
	VIII.	Employee stock options
	IX.	Merger and acquisition
	X.	New shares to be issued for the purpose of acquiring the shares of another company
B.	Operation Overview
	I.	Operation of the Company
(i) Business
(ii) Market and sales overview
(iii) Number of staff members in the preceding two fiscal years
(iv) Environmental protection expenses
(v) Labor relations
	II.	Fixed Assets and other Real Estate
(i) Self-owned Assets
(ii) Leased Asset
(iii) Current status of production plants and equipment production capacity utilization for the preceding two fiscal years
	III.	Investee
(i) Investee summary
(ii) Aggregate shareholdings
(iii)
Shares of the Company held or disposed by its subsidiaries and the existence of encumbrance, as well as specification of source of funds and the effect on operating results and financial status of the Company in the last two fiscal years and as at the printing date of the prospectus

(iv)
Issues under section 185 of Company Law or the Company transferred part of its revenue, R&D results to its subsidiaries, gave up the right to participate in cash capital increase by its subsidiaries, corresponding subscribers’ names and their relationship with the Company, directors, supervisors and shareholders with 10% or above shareholdings and their number of shares subscripted to be disclose in the last two fiscal years and as at the printing date of the prospectus

	IV.	Material Contract
C.	Issuance Plan and Implementation
	I.	Analysis of usage prior cash capital increase, merger and acquisition or issuance of new shares by taking up shares of other Companys or issuance of bonds
	II.	Particulars of the cash capital increase, the issuance of corporate bond or employee stock options
	III.	Any matters with respect to the issuance of new shares due to acquisition of shares of another company

III

	IV.	Any matters with respect to the issuance of new shares due to mergers and acquisitions
D.	Financial Summary
	I.	Condensed Financial Information for the Preceding Five Fiscal Years
		(i)	Condensed Balance Sheet and Income Statement
		(ii)	Important Items Affecting the Uniform Comparison of Financial Statements
		(iii)	Name of Certified Public Accountant and its Auditing Opinion for the Preceding Five Fiscal Years
		(iv)	Financial Analysis
		(v)	Description on Material Changes of Accounting Items
	II.	Items which must be stated in the financial statements
(i)
The issuer shall report on its financial statements and accountant audit report for the preceding two fiscal years when offering and issuing securities. If the offering and issuance of securities by the issuer takes place on the eighth month after the beginning of the year, the financial statements for the first half of the reporting period shall also be stated

		(ii)	Consolidated financial statements of the parent and subsidiaries for the previous year reviewed and certified by accountant
		(iii)	Whether there is any recent financial statements certified by accountant after the offering and issuance of securities by the issuer and before the printing of the Prospectus
	III.	Other important matters for financial summary
(i)
If there exists any financial difficulties for the Company and its affiliated enterprises in the preceding two fiscal years and as at the date of the Prospectus, the impact on the Company’s financial positions shall be stated

		(ii)	Matters under Article 185 of the Company Law for the preceding two fiscal years and as at the date of the Prospectus
		(iii)	Subsequent matters
		(iv)	Others
	IV.		Review and analysis on financial positions and operating results
		(i)	Review and analysis on financial positions
		(ii)	Review and analysis on operating results
		(iii)	Cash flow
		(iv)	Impact on finance business of material capital expenditures for the recent year
		(v)	Investment policies, reason for its gain or loss, improvement plans for the preceding fiscal year and the investment plans for the next year

IV

(vi) Other material matters
E.	Special Matters
	I.	Execution of internal control system
II.
If credit grading institution approved or recognized by Financial Supervisory Commission (FSC) is engaged to conduct grading, the grading report issued by such credit grading institution shall be disclosed

	III.	Concluding Opinion of Evaluation of Securities Underwriter
	IV.	Opinion by Attorney
	V.	Consolidated opinion of case checklist filled in by issuer and reviewed by accountant
	VI.	Improvement of matters to be improved by the Company as informed by FSC when the reporting of the previous offering and issuance of securities become effective (application approved)
	VII.	Supplemental disclosable matters as informed by FSC when the reporting of this offering and issuance of securities become effective
VIII.
Statements or commitment which are disclosed in the prospectus and their implementation when the Company carries out initial listing, out-of-counter transactions of the previous and the last three times of reporting (application) of offering and issuance of securities

IX.
As at the latest year and the date of the Prospectus, the main content of important resolutions passed by Directors or Supervisors on the meeting of Directors which the Directors hold different views and were recorded or stated in written form

X.
As at the preceding fiscal year and the date of the Prospectus, the Company and its internal staff who was penalized in accordance with laws and penalty imposed by the Company on internal officers for breach of requirements of internal control system, major deficiencies and improvement

	XI.	Other necessary supplementary matters
	XII.	Matters on corporate governance operation of listing and out-of-counter (OTC) companies which should be recorded
F.	Important Resolutions, Articles of Incorporation and Relevant Regulations
G.	ANNEXES
Annex 1: Report on Calculation of Offering Price for Shares under Cash Capital Increase
Annex 2: Financial Report for 2010 Audited and Certified by Accountant
Annex 3: Financial Report for 2011 Audited and Certified by Accountant
Annex 4: Consolidated Financial Statements of Parent and Subsidiaries for the First Half of 2012 Audited and Certified by Accountant
Annex 5: Consolidated Financial Statements of Parent and Subsidiaries for 2011 Audited and Certified by Accountant
Annex 6: Financial Report for the First Half of 2012 Audited and Certified by Accountant
Annex 7: Statement on no Refund for Underwriting Fees

V

A.	Corporate Profile

I.	Information about the Company

	(i)	Date of inception: 14 January 2003

	(ii)	Addresses and phone numbers of the headquarter, branches and factories

Headquarter address: No.160, Kesyue Road, Jhunan Township, Miaoli County, Hsinchu Science Park
Tel: +886 37 586 000
STSP Branch address: No.3, Sect. 1, Huansi Road, Sinshih Township, Tainan County, Southern Taiwan Science Park
Tel: +886 6 505 1888
Tree Valley Branch address: No. 21, Zihlian Road, 8 Neighbourhood, Fenghua Village, Sinshih District, Tainan City
Tel: +886 6 588 9998
Addresses of factories:
Fab T1: No.160, Kesyue Road, Jhunan Township, Miaoli County, Hsinchu Science Park
Tel: +886 37 586 000
Fab T2: No.168, Kesyue Road, Jhunan Township, Miaoli County, Hsinchu Science Park
Tel: +886 37 586 000
Fab T3: No. 12, Kejung Road, Jhunan Township, Miaoli County, Hsinchu Science Park
Tel: +886 37 586 393
Fab Pingjen: No. 458, Pingjen Sect., Jung Shing Road, Zhenxing Village, Pingjen City, Taoyuan County
Tel: +886 3 469 6777
STSP Touch Fab: No.12, Nanke 8th Road, Shanhua District, Tainan City, Southern Taiwan Science Park
Tel: +886 6 505 1880
STSP Touch Fab 2: Zones A, B and C, TSOC 2F, No.3, Sect. 1, Huansi Road, Sinshih District, Tainan City, Southern Taiwan Science Park
Tel: +886 6 505 1880
STSP Branch-Fab A: No.1, Ciye Road, Tainan City, Southern Taiwan Science Park
Tel: +886 6 505 1881
STSP Branch-Fab B: No.2, Sect. 2, Huansi Road, Tainan City, Southern Taiwan Science Park
Tel: +886 6 505 1889
STSP Branch-Fab C: No.12, Nanke 8th Road, Tainan City, Southern Taiwan

Science Park
Tel: +886 6 505 1880
STSP Branch-Fab D: No.3, Sect. 1, Huansi Road, Tainan City, Southern Taiwan Science Park
Tel: +886 6 505 1888
STSP Branch-Fab F: No.11, Luke 10th Road, Kaohsiung City, Southern Taiwan Science Park
Tel: +886 7 627 8888

(iii)	History

January 2003	Inception and registration of the Company
March 2003	Invested in a subsidiary, Innolux Holding Ltd.
May 2003	Ground breaking ceremony for the TFT and Color Filter Plant In Jhunan
August 2003	The TFT and Color Filter Plant In Jhunan commenced construction
March 2004	Entered into a 7-year NT$20 billion syndicated loan contract with a syndicate including Bank of Communications
June 2004	Machinery installation started in the TFT factory and Color Filter Plant In Jhunan
September 2004 October 2004	Birth of the first TFT-LCD panel Invested in Innocom Technology (Shenzhen) Ltd. in China
January 2005 February 2005	Public issuance of the Company’s shares approved by the Financial Supervisory Commission, Executive Yuan Invested in Innolux Corporation Ltd. in the U.S.
March 2005	Obtained ISO 9001 certification Granted the “2005 Outstanding Award in Making Green of the Science Park by Planting Trees” by the Science Park Administration
July 2005	Registered as an emerging stock on the GreTai Securities Market Obtained ISO 14001 and OHSAS 18001 certifications
August 2005	Ranked 51st nationwide in actual import/export performance in 2004 Granted the Excellent Award in Import/Export Performance by the Ministry of Economic Affairs and Bureau of Foreign Trade
November 2005	Recognized as an outstanding waste disposal model factory by the Environmental Protection Administration, Executive Yuan
December 2005	Recognized as an Occupational Safety and Health Administration Voluntary Protection Unit by the Council of Labor Affairs, Executive Yuan
October 2006	Shares became listed on the Taiwan Stock Exchange on 24 October
November 2006	The Board passed the resolution of merging with Jemitek Electronics Corp. on 21 November
March 2007	Completed merger with Jemitek Electronics Corp.
June 2007	Invested in InnoJoy Investment Corporation
August 2007	Invested in InnoFun Investment Corporation
November 2007	Global Deposit Receipts became listed on the London Stock Exchange on 7 November
June 2008	Topping out ceremony for the sixth generation factory of the Company
July 2008
Granted the “Outstanding Award in Making Green by Planting Trees” by the Science Park Administration
Recognized as one of the TOP 10 Leading Companies among “Taiwan Technology Top 100”
Ranked sixth among Deloitte Technology FAST50 Taiwan in terms of profit growth

September 2008
Entered into a 5-year NT$24 billion and US$200 million syndicated loan contract with a syndicate of 20 banks including Mega International Commercial Bank
Selected as one of the 12 units in the national industrial group by the Water Assessment Programme organized by the Ministry of Economic Affairs

October 2008
Received Bronze Award of the National QCC Competition from the Corporate Synergy Development Center of the Industrial Development Bureau, Ministry of Economic Affairs
Granted the 2008 Excellence Award in Recycling and Reducing Waste Production by the Environmental Protection Administration, Executive Yuan

November 2008	Recognized as a nationwide friendly workplace in 2008 by the Council of Labor Affairs, Executive Yuan
December 2008
Granted the 2008 Outstanding Water Conservation Award by the Water Resources Agency, Ministry of Economic Affairs
Honored with the "2008 Taiwan CSR Awards-Silver Award" by the Taiwan Institute for Sustainable Energy

February 2009	Innolux Display Fab T1passed and obtained the Taiwan Occupational Safety and Health Management System (TOSHMS) certification
April 2009	Innolux Display Fab T1 was granted the excellent award in achieving zero accident work hours by the Council of Labor Affairs
May 2009	Innolux Display Fab T2 obtained ISO 9001/ISO 14001/OHSAS 18001/QC 080000 4-in- 1 management system certification
June 2009	Granted the 2008 excellent personnel award by the National Labor Safety and Health Partnership of the

Council of Labor Affairs
September 2009	Issued the 2008 Innolux Display Sustainability Report Innolux Display Fab T0, T1 and T2 obtained the TS 16949 quality system certification
October 2009	Innolux Display announced merger with TPO Displays Corp. Honored with the “Energy Conservation Outstanding Innovation Award” by the Bureau of Energy, Ministry of Economic Affairs
November 2009
Innolux Display announced merger with Chi Mei Optoelectronics Corporation
Entered into a NT$48 billion syndicated credit facility with a syndicate of 19 banks including Mega International Commercial Bank
Received two Bronze Awards of the National QCC Competition from the Corporate Synergy Development Center of the Industrial Development Bureau, Ministry of Economic Affairs
Granted the excellent award in low carbon production and waste reduction by the Industrial Development Bureau, Ministry of Economic Affairs

December 2009
Innolux Display was honored with the "2009 Taiwan CSR Awards-Bronze Award" for its 2008 Sustainability Report by the Taiwan Institute for Sustainable Energy.
Received the outstanding award in the “2009 Outstanding Energy Saving Companies Selection” from the Science Park Administration
Recognized as the Best Managed Company in Taiwan by Asiamoney
Granted the excellence award in environmental protection by the Science Park Administration

January 2010	Obtained “Labeling of Energy Saving Action” from the Environmental Protection Administration
February 2010	Granted the excellent award for outstanding achievement on training and management for occupational health by the Council of Labor Affairs, Executive Yuan
March 2010
Completed merger with Chi Mei Optoelectronics and TPO Displays
Innolux Display renamed as Chimei Innolux
Granted the outstanding performance award in occupational safety and health on the occasion of 2009 nationwide occupational safety and health week, held by the Council of Labor Affairs, Executive Yuan

May 2010
Winner of Taiwan's Environmental Protection Administration's 2009 Enterprise Green Procurement Performance Award.  Chimei Innolux is the only company in the flat panel industry to receive such recognition.
Recognized as an outstanding unit in achieving zero accident work hours by the Council of Labor Affairs, Executive Yuan

June 2010
18.5-inch LCD panel is awarded 2009 FPD green quality certification.
42-inch 120Hz+ MEMC is awarded the best integrated LCD panel at Taiwan Gold Panel Awards 2010 with the 13th Annual Outstanding Optoelectronics Product Awards.

September 2010	Awarded the Outstanding Energy Conservation Award by the Department of Energy, Ministry of Economic Affairs
October 2010
Passed DNV third-party independent verification for its 18.5-inch LCD flat panel monitor (M185B1-L02), making CMI the first panel maker to receive a supply chain “water footprint” verification statement
Granted “the Excellent Environmental Protection Award” by the Science Park Administration

November 2010	Granted the 2010 excellence award in recycling and reducing waste production by the Environmental Protection Administration Completed merger with Chi Mei Energy
December 2010
Granted “the 2010 Outstanding Energy Saving Award” by the Science Park Administration
Granted “the Excellent Award in Low-Carbon Management” by the Science Park Administration
Granted “the 2010 Outstanding Award in Making Green by Planting Trees” by the Science Park Administration

January 2011	CMI became the first manufacturer to obtain “water footprint” verification for its product supply-chain with regard to its desktop LCD monitor and LCD TV.
March 2011
CMI's 2.65-inch and 5.3-inch Memory-In-Display (Midis) technology, which was a new energy-saving panel technology, obtained the Best Paper Award of the 17th IDW (International Display Workshops), Japan.

April 2011	CMI was honored with 2011 Taiwan Excellence Gold Awards for its ultra-thin 13.3-inch HD notebook display module.
May 2011	CMI Kobe site was awarded the Best Safety & Hygiene Company by the Safety Management Committee of Kobe, Japan.
June 2011	CMI won the Outstanding Photonics Product Award 2011 for its 21.5-inch PCT (Projected Capacitive Touch) display module by the Photonics Industry & Technology Development Association (PIDA).

Honored with the “2011 Contribution to Job Creation” award by the Ministry of Economic Affairs and Council of Labor Affairs, Executive Yuan
August 2011	Ranked third among the “2010 Outstanding Export Growth Companies” by the Bureau of Foreign Trade, Ministry of Economic Affairs
September 2011	Granted the 2010 Enterprise Green Procurement Performance Award by the Environmental Protection Administration, Executive Yuan
October 2011
CMI STSP Branch was honored with “Jin-Jhan Award”  by the Council of Labor Affairs, Executive Yuan.
Honored with “National Industrial Safety and Health Award ”  by the Council of Labor Affairs, Executive Yuan

April 2012	Entered into the Joint Debt Restructuring Agreement with the syndicate
June 2012	CMI won the Outstanding Photonics Product Award 2012 for its 50-inch 3D Direct-Type LED panel by the PIDA.

II.	Risks

	(i)	Risk Factors

		1.	Effect of changes of interest rates and exchange rates and inflation on the profits and losses of the Company and future remedies:

   Disturbed by the uncertainties arising from the global financial market fluctuations in 2011, the economic growth lost momentum. Recovery was slow as the European sovereign debt crisis stayed unsolved and spread out and the U.S. budget deficit affected its political scene. The real estate control measures imposed by China also aggravated the risk of economic downturn. Against this background, we adopted the following measures to respond to the changes of interest rates and exchange rates and inflation.

(1) Interest rate

The Central Bank proactively issued short term and long term certificates of deposit to recover the excess capital of banks and increased the discount rate and rates on accommodations by 0.125 percentage point each in June. Since the Company’s long term borrowings are currently at floating rate, the Company will closely monitor the interest rate changes in order to minimize its exposure to the risk of interest rate changes and cope with the interest rate increase to be promulgated by the Central Bank. The Company will enter into interest rate swap contracts with local and international renowned banks whenever necessary to fix the interest rate so as to hedge the interest rate risk arising from its operations.

(2) Exchange rate

A.
As the Company needs foreign currencies such as U.S. dollar and Japanese yen in its steady growing state and its income is mainly in U.S. dollar (revenue), other than reducing its risk by natural hedge, depending on the global economic trend, the Company will also minimize its exposure to the risk of exchange rate fluctuations by using spot and forward foreign exchange contracts and currency options.

B.
To minimize the risk of exchange rate changes, the Company fully grasped international exchange rate movements and information by monitoring international exchange rate changes on a real time basis through a professional financial information system and maintaining close contact with banks to acquire their views on exchange rate trends and information about financial exchange rates for the purpose of taking action to offset the negative impact of exchange rate fluctuations. By closely monitoring exchange rate changes and adopting appropriate action in normal times, the Company has minimized its foreign exchange risk.

C.
By making use of the characteristics of Natural Hedge, the Company settled the foreign currency payables derived from foreign currency denominated purchases with foreign currency cash derived from the sale of foreign currency denominated products. As a result, the Company only has to assess the future exchange rate fluctuations of its net foreign currency assets and minimize its exposure to the risk of exchange rate changes by trading forward foreign currency and foreign currency options on a timely basis.

D.
As required by the Regulations Governing the Acquisition and Disposal of Assets by Public Companies issued by the Securities and Futures Bureau of the Financial Supervisory Commission, Executive Yuan R.O.C., the Company formulated the Procedures for Financial Derivatives Transactions to regulate the operational procedures regarding the trading, risk management, supervision and audit of financial derivatives. This can help the Company enhance its risk management system when it uses financial instruments to minimize its exchange rate risk.

(3) Inflation

In 2011, the CPI recorded a moderate annual growth rate of 1.42%. The Directorate General of Budget, Accounting and Statistics, estimated that the CPI will grow at 1.94% annually in 2012. Uncertainties in global economy posed an adverse effect on local economic growth and price stability. In particular, political instability in major oil-producing countries has gravely affected energy prices, which have increased the price pressure on local oil and electricity. The Company will continue its efforts in cost control. This policy will be consistently applied whether under inflation or deflation. However, as economic recovery is generally expected this year, the Company will closely monitor the inflation locally and internationally in order to reduce the potential risks.

2.	Policies for high risk and high leverage investments, money lending, endorsements and guarantees and derivative transaction; major causes of profits and losses and future remedies:

(1)
With a view to managing its financial risk, the Company did not engage in any high risk or high leverage investments. Moreover, as required by the Securities and Futures Bureau and the relevant regulations, the Company has established a set of internal management measures and procedures for sound financial conditions and operation, including the Procedures for Financial Derivatives Transactions, the Procedures for Money Lending, the Procedures for Acquisition and Disposal of Assets and the Procedures for Endorsements and Guarantees, to manage and control the relevant risks.

(2)
The Company entered into derivative transactions on a conservative and healthy basis in order to minimize its exposure to the risk of exchange rate fluctuations arising from the purchase of raw materials, machinery and equipment from foreign suppliers during its rapid growth period. Therefore, the Company has been hedging its risk based on its actual needs for foreign currency. In future, the Company will continue to increase natural hedges against foreign exchange risk by enhancing its analysis of the exchange rate movements.

3.	Future research and development plan and the estimated research and development costs:

Our future technological development effort will remain in the area of monitor applications, mainly improving the display technologies of wide angle viewing TFT LCD by contrast and color enhancement of wide-angle viewing on TFT LCD; high transmission TFT LCD technology to increase the optical efficiency of monitors; large-sized TFT LCD display technology; narrow-bezel TFT LCD module technology; small and medium-sized high resolution panel technology, wide temperature range and low-power technologies; TFT LCD 3D display technology to improve 3D effects and brightness; and naked-eye 3D monitor technology. The Company expects to invest more than NT$5 billion in research and development by 2012.

4.	Effect of local and international major policy and legal changes on the financial conditions and operations of the Company and the relevant remedies:

As of the date of this Prospectus, there have not been any policy or legal changes that would materially and adversely affect the financial conditions and operations of the Company. Our management team will closely monitor local and international important policy and legal changes and deploy dedicated legal officers to handle such matters so as to take timely and appropriate measures to alleviate the impact of local and international important policy and legal changes on the financial conditions and operations of the Company.

5.	Effect of technological innovation and industrial changes on the financial conditions and operations of the Company and the relevant remedies:

(1) Technological innovation

In light of the continual advancement of new technologies and new products in the TFT-LCD industry and the increasingly short life cycle of mainstream products on the market, if the Company cannot minimize the impact caused by technological innovation, the financial conditions and operations of the Company will be adversely affected. Ever since its inception, the Company has been focusing on developing its TFT-LCD display technologies in order to minimize the impact caused by technological innovation. Apart from devoting resources to researching and developing technologies concerning high definition (HD), high resolution, wide angle viewing, high aperture rate, quick response time, slimness, lightness, narrow bezel and super power-efficiency, the Company also developed advanced display technologies such as low temperature poly-silicon (LTPS) and organic light emitting diode (OLED) to ensure an effective growth of its competitive edges, financial conditions and operations.

(2) Industrial changes

The TFT-LCD industry is highly circulative and fluctuating in nature. Any economic downturn may adversely affect the business and operations of the Company. Our management team will keep a close eye on any industrial changes that may adversely affect the business and operations of the Company at all times and take appropriate precautions proactively. In view of industrial changes, the Company also controls its finance in a sound and healthy manner.

6.	Effect of changes in corporate image on crisis management and the relevant remedies:

The Company is responsible for legal compliance, upholding the interests of the staff and shareholders and corporate social responsibility. In case of emergency, the Company will immediately set up a crisis management team with senior directors acting as the convener to quickly resolve the crisis faced by the Company. As of the date of this Prospectus, there have not been any changes in corporate image that would affect the crisis management of the Company.

7.	Expected benefits and potential risks of merger and acquisition and the relevant remedies:

The Company is not conducting any merger and acquisition at present. However, the Company will make suitable assessments of the cost effectiveness of possible strategic investments or vertically and even horizontally integrated investments in future and take appropriate measures to minimize any possible risks.

8.	Expected benefits and potential risks of factory expansion and the relevant remedies:

The expansion and construction of the Company’s new factories is subject to the professional feasibility assessment to be conducted by the relevant technical team.

9.	Risk of concentration of purchases or sales and the relevant remedies:

Since the Company has diverse product lines and its major customers are all international brands, there is no concentration of sales at present. To ensure constant supply, most of our main materials are purchased from two or more suppliers. Hence, there is no concentration of purchases at present. Looking forward, the Company will continue to develop new products and new customers and identify higher quality and less costly supplies in order to reduce the risk of concentration of sales or purchases.

10.	Effect of material transfer of or change in the shareholding of directors, supervisors or major shareholders with a stake of more than 10% on the Company, risks and the relevant remedies:

As of the date of this Prospectus, there has not been any material transfer of or change in the shareholding of directors, supervisors or major shareholders holding more than 10% of the stake in the Company.

11.	Effect of changes in management on the Company, risks and the relevant remedies:

Changes of our Chairman of the Board and one-third of our directors were as follows:

(1)
Mr. Frank Chin-Hsiang Liao, former Chairman of the Board of the Company, resigned as director and Chairman of the Board on 2 December 2011 for health reasons. On 16 March 2012, the Board resolved to appoint Mr. Hsing-Chien Tuan, former director and CEO, as the Chairman of the Board.

(2) Mr. Ing-Dar Liu, an independent director, resigned on 28 December 2011.

(3)
Mr. Frank Chin-Hsiang Liao was formerly a representative of a corporate director of Chi Mei Corporation. Due to his resignation, the corporate director reappointed Mr. Ching-Sheng Lin as his representative on 5 December 2011. But, on 15 May 2012, Mr. Ching-Sheng Lin tendered his resignation with effect from 28 June 2012, leading to a change of more than one-third of our directors.

Such changes of the Chairman of the Board and one-third of the directors were made to cater for the expansion and business needs of the Company. But since Mr. Hsing-Chien Tuan has remained as President and Chairman of the Board, the major decision-making of the Company has not been materially affected. A by-election was held at the 2012 regular shareholders’ meeting of the Company.

	12.	Other important risks and remedies:

Credit and debt negotiation with a syndicate

The Company applied to the Ministry of Economic Affairs for credit and debt negotiation in accordance with the Operation Directions Governing the Assistance in Credit and Debt Negotiation with Banks by the Ministry of Economic Affairs on 28 December 2011. On 5 April 2012, the Company and all its financial institution creditors entered into the Joint Debt Restructuring Agreement, pursuant to which, the syndicate agreed to (1) extend the mid- and long-term syndicated loan rollover by another two to three years; and (2) extend the revolving credit facilities and derivative facilities of the short- and mid-term non-syndicated loans to 31 December 2013, extendable twice for one year each time upon expiration.

(ii)	Litigious and non-litigious matters

1.
For litigious or non-litigious proceedings or administrative disputes involving the Company with respect to which a judgment has become final and unappealable during the preceding two fiscal years or in the current year up to the date of the Prospectus, and for any such matter still pending, if the outcome could materially affect shareholders’ equity or the prices of the Company’s securities, the Prospectus shall list the facts of the dispute, amount of money at stake in the dispute, the date of commencement of proceedings, the main parties to the dispute, and current status of the dispute:

(1)
On 2 February 2007, the Company was named as defendant in a lawsuit brought by Anvik Company, alleging that the Company had infringed upon five Anvik’s patents of TFT-LCD panels produced by the machines purchased from Nikon Company. The court granted summary judgment on 4 April 2012, stating that Anvik’s patents were null and void. Anvik is currently filing an appeal against the judgment. The litigation will not infringe the Company to produce products using machines which purchased form Nikon Company.

(2)
Mondis filed a lawsuit with the United States District Court of the Eastern District of Texas against the Company on 31 December 2007, and 15 January 2009, alleging infringement, among others, of its patent on liquid crystal display and claimed damages for its losses. The court date of the lawsuit was on 17 June 2011. On 27 June 2011, the jury found that the Company had infringed upon partial patent rights in the lawsuit and should indemnify Mondis US$15 million for the infringement. The judge of the first instance ruled that the Company has to pay US$15 million to Mondis on 30 September 2011; however, the Company had appealed against the decision with the Supreme Court. On 30 April 2012, the succeeding judge reaffirmed that the Company had to pay a royalty of about US$2 million (including interests) to Mondis for the shipment during the first and second quarters of 2011 and also pay any future royalty at a certain rate to Mondis. The Company appealed against the decision on 25 June 2012. In addition, Mondis filed another patent litigation against the Company with the United States International Trade Commission (the “USITC”) on 13 January 2012. The litigation is currently at the evidence collection stage and has no impact on the Company in the short term.

(3)
Plasma Physic and Solar Physics filed a lawsuit against the Company and its subsidiary on 18 April 2008, alleging infringement, among others, of their patents on liquid crystal displays used in the Company and its subsidiary’s products. On 10 December 2010, the jury rendered a verdict that the Company infringed upon two partial patent rights in the lawsuit and should indemnify Plasma US$10.75 million for the infringement. However, the judge on the first trial has not made the final decision yet. The Company expected that its normal shipments would not be affected.

(4)
In December 2006, Chi Mei Optoelectronics Corporation (the “CMO”), Chi Mei Optoelectronics Japan Co., Ltd., Chi Mei Optoelectronics UK Ltd., Chi Mei Optoelectronics Europe B.V. and Chi Mei Optoelectronics USA Inc. were investigated under the Anti-Trust competition by the Department of Justice in the U.S. Since then, certain state governments in the U.S., the European Union and the governments of Brazil and Korea also filed the investigation. In addition, in the U.S. and Canada, some of the downstream clients of TFT-LCD industries and end-customers filed claims for damages against CMO and Chi Mei Optoelectronics USA Inc in civil actions individually or as a class action of over-charging the products due to joint monopolization and market price manipulation.

Regarding the above lawsuits, the Company reached an agreement with the United States Department of Justice in December 2009, agreeing to pay penalties of US$220 million in installment over five years. As of 30 June 2012, the unpaid penalties amounted to NT$3,256,920 thousand. In December 2010, the Company received a notice from the European Commission, requesting the Company to pay penalty of EUR 300 million to the account as specified by the European Commission within three months upon the receiving date of the notice. The Company appealed this case to the Court of Justice of the European Union in February 2011 and deposited EUR 300 million in the above account on 14 March 2011. The principal and interest accrued in this account will be refunded to the Company depending on the final outcome on this case. As to the class suit of the U.S. direct purchasers, the Company reached an out-of-court settlement with the plaintiffs, agreeing to pay the plaintiffs US$78 million. The settlement agreement was approved by the court in December 2011.

As to the class suit of the U.S. indirect purchasers, the Company reached an out-of-court settlement with the indirect purchaser plaintiffs and eight State Governments in November 2011, agreeing to pay the indirect purchaser plaintiffs and eight State Governments US$110,273 thousand and US$5,738 thousand, respectively. The settlement agreement was presented to the United States District Court for the Northern District of California in December 2011 and was approved by the court in July 2012.

In December 2011, the Company received the judgment from the Korean Fair Trade Commission, requesting the Company to deposit a penalty equivalent to NT$41.50 million in the designated account. The Company deposited the penalty in the designated account in February 2012.

Other than the statements above, the Company was unable to evaluate the final results of those cases as of 30 June 2012.

(5)
In December 2006, L.G. Display Co., Ltd. (formerly L.G. Philips LCD Co., Ltd. (the “LGD”)) filed a patent infringement lawsuit against CMO and other companies in the same industry with the United States District Court for the District of Delaware, alleging that CMO and the other companies infringed LGD’s patent relating to several products. On 4 May 2007, CMO filed a patent infringement lawsuit against LGD and its subsidiary, L.G. Display America, Inc. (formerly L.G. Philips LCD America, Inc.)(the “LPLA”), in the United States District Court for the Eastern District of Texas, alleging that LGD and LGDA purposely infringed some of the Company’s patents on TFT-LCD. Both parties have reached a settlement and cancelled the actions. Hence, the lawsuit will not affect the Company’s operations or financial position.

(6)
On 8 September 2008, Apeldyn Corporation sued the Company alleging infringement of patents of its products with the United States District Court for the District of Delaware. On 15 November 2011, the Court granted summary judgment that the Company did not infringe Apeldyn’s patent. Apeldyn is currently filing an appeal against the judgment. The Company did not expect that the lawsuit will affect the Company’s operations or financial position in the short term.

(7)
Mondis filed a lawsuit with the Duesseldorf District Court (the “Court”) in Germany against the Company on 8 May 2009, alleging infringement, among others, of its patent on liquid crystal display and claiming damages for its losses. The Company appointed external attorneys in this area to tend to this case and successfully defended Mondis’ assertion. Mondis is filing an appeal against the decision. Therefore The Company did not expect that the lawsuit would affect the Company’s operations or financial position in the short term.

(8)
Thomson Licensing SAS. filed a lawsuit with the United States District for the District of Delaware on 23 July 2010, alleging infringement of its patent. Since the complainant also filed a lawsuit with the USITC, the judge decided to suspend the litigation procedure and the Company was currently waiting for the verdict by the USITC.

(9)
Thomson Licensing SAS. filed a lawsuit with the USITC on 27 August 2010, alleging infringement of its patent. A court meeting was held in September 2011. The USITC issued the final judgment on 14 June 2012, stating that the Company had not violated the requirements of Section 337 of Tariff Act. Thomson is currently filing an appeal against the judgment. The lawsuit currently does not have any impact on the operations of the Company.

(10)
Eidos Displays, LLC and Eidos III, LLC filed a lawsuit with the United States District Court for the District of East Texas on 25 April 2011, alleging infringement of its patent. The legal proceedings are in progress and the hearing of the case before the court is scheduled to be held in January 2014. The Company did not expect that the lawsuit will affect the Company’s operations or financial position in the short term.

(11)
In January 2012, Semiconductor Energy Laboratory Co., Ltd. (a Japan company) filed a lawsuit with the U.S. District Court for the Central District of California against the Company and other companies, alleging the infringement of its six U.S. patents. The legal proceedings have begun and the court is scheduled to open in May 2014. It will not affect the

Company’s operations or financial position in the short term.

2.
Litigious or non-litigious proceedings or administrative disputes involving a director, supervisor, president, de facto responsible person, major shareholder with a stake of more than 10% or a controlled company of the Company, for which a judgment has become final and unappealable during the preceding two fiscal years or in the current year up to the date of the Prospectus or is still pending, and whose outcome could materially affect shareholders’ equity or the prices of the Company’s securities: Nil

3.
Where any of the situations set out under Article 157 of the Securities and Exchange Act has occurred with respect to a director, supervisor, managerial officer or major shareholder with a stake of more than 10% in the Company during the preceding two fiscal years, or in the current year up to the date of the Prospectus, the Prospectus shall indicate that fact and describe the current status of the company’s handling of the matter: Nil

(iii)
If a director, supervisor, managerial officer, or major shareholder holding a stake of more than 10% in the Company has experienced financial difficulties or loss of creditworthiness during the preceding two fiscal years, or in the current year up to the date of the Prospectus, the Prospectus shall indicate the impact on the company’s financial position: Nil

(iv)	Other significant matters: Nil

III.	Organization of the Company

	(i)	Organization

1. Organizational Structure of the Company

2. Duties of major departments
Divisions	Main duties
President	Manage the businesses of the Company according to the resolutions passed by shareholders’ meetings and the Board and the orders of the Board

Audit Office
Responsible for assessing the soundness of the internal control system and all the standards, checking whether the internal control system is operating effectively on a continual basis, measuring the operating results of the departments and providing improvement recommendations for efficient operation

Global Sales Business Center	Set up business and support units for different types of customers to provide a one-stop solution for all customers’ needs

Production Technology Center	Responsible for process technology, automation technology and initial equipment and material purchase, etc.

Product Technology Center	Integrate the research and development of technologies and products, and introduce new technologies and new products

SG/TP/TFT Business Unit	Responsible for the technological development, production and marketing of SG/TP/TFT products

Module Business Unit	Responsible for the production and product development of large-sized LCD module products

Mobile Device Business Unit	Responsible for the production, product development and marketing of small and medium-sized LCD wireless communication and audio-visual systems

Manufacturing	Production, packaging and repair of products

Technology Development	Develop, improve, verify and test new technologies and new processes

Product Development	Development and improvement of new products; trial production and improvement of product samples; design, development, verification and testing of products

Sales & Marketing	Responsible for market development and promotion and customer service

Material Procurement
Responsible for analyzing the market, supplier assessment and material development; formulating raw material purchase plans according to sale and production plans; procuring an adequate amount of raw materials on a timely basis; and coordinating the relevant back office functions.

Environmental & Safety Division
Responsible for handling company-wide issues including environmental protection, occupational safety, damage prevention and risk control of the factories, staff health management and workplace improvement and greenhouse gas reduction; and implementing and managing the environmental safety and health policies of the Company.

Quality Management Center
Responsible for the quality management of the Company; providing the best and the most efficient quality management services (including quality control, product quality guarantee, quality system and documentary management); and promoting the concept of total quality control

Finance & Accounting Center	Coordinate the capital operating system of the Company, provide financial and accounting information, handle and implement investment plans, risk aversion and financial, accounting and stock matters.

Legal and Intellectual Property Center	Responsible for drafting and reviewing contracts; providing business-related legal consultation services; and coordinating local and international intellectual property matters of the Company

Strategic Procurement Center
Responsible for the overall procurement strategy of the Company, strategic planning of important parts and components, material preparation for the introduction of products and standardized cost management

Business Management Center
Responsible for the operation and management, IECE and information system of the Company; profits and losses of cost accounting, business strategy consultation, workflow efficiency improvement, capacity expansion planning, production efficiency enhancement, hardware and software equipment and information system construction

Human Resources Management Center	Responsible for integrating the human resources of the Company; selecting, teaching, retaining and deploying staff; staff communications and general administration, etc.

(ii)	Diagram of related companies

1. Diagram of related companies

2.

2.           Relationships between the Company and its related companies, their mutual shareholdings, number of shares and actual investment amounts

30 June 2012

In shares and NT$000’

Investor	Name of related company	Relationship with the Company	Mutual shareholding	Number of shares held	Actual investment amount
Chimei Innolux Corporation	Innolux Holding Ltd.	Subsidiary of the Company	—	237,943,984	7,596,857
	InnoJoy Investment Corporation	Subsidiary of the Company	—	70,000,000	700,000
	InnoFun Investment Corporation	Subsidiary of the Company	—	20,000,000	200,000
	TPO Hong Kong Holding Ltd.	Subsidiary of the Company	—	1,158,844,000	2,107,791
	Toppoly Optoelectronics (B.V.I.) Ltd.	Subsidiary of the Company	—	126,830,000	3,064,205
	Bright Information Holding Ltd.	Subsidiary of the Company	—	2,782,333	74,924
	Golden Achiever International Limited	Subsidiary of the Company	—	39,250	9,083
	Landmark International Ltd.	Subsidiary of the Company	—	660,100,000	31,948,845
	Leadtek Global Group Limited	Subsidiary of the Company	—	160,005,000	2,064,427
	Yuan Chi Investment Co., Ltd.	Subsidiary of the Company	—	—	1,217,235

Investor	Name of related company	Relationship with the Company	Mutual shareholding	Number of shares held	Actual investment amount
	Chi Mei Optoelectronics Japan Co., Ltd.	Subsidiary of the Company	—	80	1,335,486
	Gold Union Investments Limited	Subsidiary of the Company	—	46,130,998	779,152
	Keyway Investment Management Limited	Subsidiary of the Company	—	6,500,500	222,343
	Chi Mei Optoelectronics Europe B.V.	Subsidiary of the Company	—	180	121,941
	Chi Mei Optoelectronics (Singapore) PTE., LTD	Subsidiary of the Company	—	10,000	5,235
	Chi Mei El Corporation	Subsidiary of the Company	—	155,500,000	361,382
	Chi Mei Lighting Technology Corporation	Subsidiary of the Company	—	78,195,856	819,312
	Jetronics International Corporation	Subsidiary of the Company	—	2,690,000	145,600

Innolux Holding Ltd.	Rockets Holding Ltd.	Indirect subsidiary of the Company	—	230,785,400	7,426,240
	Lakers Trading Ltd.	Indirect subsidiary of the Company	—	1	—
	Innolux Corporation	Indirect subsidiary of the Company	—	2,000	6,348
	Suns Holding Ltd	Indirect subsidiary of the Company	—	5,072,001	164,269

Investor	Name of related company	Relationship with the Company	Mutual shareholding	Number of shares held	Actual investment amount
Rockets Holding Ltd.	Stanford Developments Ltd.	Indirect subsidiary of the Company	—	164,000,000	5,391,125
	Sonics Trading Limited	Indirect subsidiary of the Company	—	8,390,001	198,116
	Best China Investments Ltd	Indirect subsidiary of the Company	—	10,000,001	314,740
	Mega Chance Investments Ltd.	Indirect subsidiary of the Company	—	18,000,000	573,940
	Excel Victory Ltd.	Indirect subsidiary of the Company	—	3,000,000	97,182
	Magic Sun Ltd.	Indirect subsidiary of the Company	—	38,000,001	1,146,370
	Nets Trading Ltd.	Indirect subsidiary of the Company	—	1	—

Suns Holding Ltd	Warriors Technology Investments Ltd.	Indirect subsidiary of the Company	—	5,072,001	164,269
Best China Investments Ltd	Asiaward Investments Ltd.	Indirect subsidiary of the Company	—	77,830,001	314,740
Asiaward Investments Ltd.	Innocom Technology (Xiamen) Ltd.	Indirect subsidiary of the Company	—	—	314,740
Stanford Developments Ltd	Full Lucky Investment Ltd	Indirect subsidiary of the Company	—	1,271,015,401	1,016,035

Investor	Name of related company	Relationship with the Company	Mutual shareholding	Number of shares held	Actual investment amount
	Innocom Technology (Shenzhen) Ltd.	Indirect subsidiary of the Company	—	—	5,391,125

Mega Chance Investments Ltd.	Main Dynasty Investment Ltd.	Indirect subsidiary of the Company	—	139,623,801	573,940

Main Dynasty Investment Ltd.	Innocom Technology (Jia-shan) Ltd.	Indirect subsidiary of the Company	—	—	573,940

Excel Victory Ltd.	Glory Ace Investment Ltd.	Indirect subsidiary of the Company	—	23,250,000	97,182

Glory Ace Investment	Innocom Technology (Chongqing) Co., Ltd.	Indirect subsidiary of the Company	—	—	97,182

Magic Sun Ltd.	Sun Dynasty Development Ltd.	Indirect subsidiary of the Company	—	295,969,001	1,146,370

Sun Dynasty Development Ltd.	Innocom Technology (Chengdu) Co., Ltd.	Indirect subsidiary of the Company	—	—	1,146,370

Chi Mei Optoelectronics Japan Co., Ltd.	Chi Mei Optoelectronics USA, Inc.	Indirect subsidiary of the Company	—	1,000	2,400

Landmark International Ltd.	Ningbo Chi Mei Electronics Ltd.	Indirect subsidiary of the Company	—	—	19,524,952
	Nanhai Chi Mei Electronics Ltd.	Indirect subsidiary of the Company	—	—	5,841,023
	Ningbo Chi Mei Optoelectronics Ltd.	Indirect subsidiary of the Company	—	—	1,149,926

Investor	Name of related company	Relationship with the Company	Mutual shareholding	Number of shares held	Actual investment amount
	Nanhai Chi Mei Optoelectronics Ltd.	Indirect subsidiary of the Company	—	—	5,837,942

Chi Mei Optoelectronics Europe B.V.	Chi Mei Optoelectronics Germany GmbH	Indirect subsidiary of the Company	—	250	10,324
	Chi Mei Optoelectronics UK Ltd.	Indirect subsidiary of the Company	—	150,000	4,566

Keyway Investment Management Limited	Ningbo Chi Mei Logistics Co., Ltd.	Indirect subsidiary of the Company	—	—	151,715
	Foshan Chi Mei Logistics Co., Ltd.	Indirect subsidiary of the Company	—	—	39,972

Jetronics International Corporation	Kunshan Guan Jye Electronics Co., Ltd.	Indirect subsidiary of the Company	—	—	244,692
	Champ Win Technology Corporation	Indirect subsidiary of the Company	—	800,000	7,545

Gold Union Investments Limited	Ningbo Chi Hsin Electronics Ltd.	Indirect subsidiary of the Company	—	—	183,023
	Dongguan Chi Hsin Electronics Ltd.	Indirect subsidiary of the Company	—	—	595,989

Chi Mei Lighting Technology Corporation	Smart Light Global Limited	Indirect subsidiary of the Company	—	8,000,000	202,604

Smart Light Global Limited	Foshan Chi Mei Lighting Technology Ltd.	Indirect subsidiary of the Company	—	—	202,513

Investor	Name of related company	Relationship with the Company	Mutual shareholding	Number of shares held	Actual investment amount
Toppoly Optoelectronics (B.V.I.) Ltd.	Toppoly Optoelectronics (Cayman) Ltd.	Indirect subsidiary of the Company	—	126,800,000	3,040,269

Toppoly Optoelectronics (Cayman) Ltd.	Toptech Trading Limited	Indirect subsidiary of the Company	—	300,000	3,660
	TPO Displays (Nanjing) Ltd.	Indirect subsidiary of the Company	—	—	2,935,314
	TPO Displays (Sinepal) Ltd.	Indirect subsidiary of the Company	—	—	101,283
TPO Hong Kong Holding Ltd.	TPO Displays Hong Kong Holding Ltd.	Indirect subsidiary of the Company	—	162,897,802	—
	TPO Displays Hong Kong Ltd.	Indirect subsidiary of the Company	—	35,000,000	—
	TPO Displays Japan K.K.	Indirect subsidiary of the Company	—	201	1,815,603
	TPO Displays Europe B.V.	Indirect subsidiary of the Company	—	375,810	3,073,072
	TPO Displays USA Inc.	Indirect subsidiary of the Company	—	1,000	263,685
	TPO Displays (Shanghai) Ltd.	Indirect subsidiary of the Company	—	—	—

TPO Displays Europe B.V.	TPO Displays Germany GmbH	Indirect subsidiary of the Company	—	100,000	33,735

Investor	Name of related company	Relationship with the Company	Mutual shareholding	Number of shares held	Actual investment amount
Bright Information Holding Ltd.	Kunpal Optoelectronics Ltd.	Indirect subsidiary of the Company	—	—	100,691

Golden Achiever International Limited	Dragon Flame Industrial Limited	Indirect subsidiary of the Company	—	500	41,943
	VAP Optoelectronics (Nanjing) Ltd.	Indirect subsidiary of the Company	—	—	—
	Eastern Vision Co., Ltd.	Indirect subsidiary of the Company	—	500	79

Yuan Chi Investment Co., Ltd.	Chi Mei Lighting Technology Corporation	Indirect subsidiary of the Company	—	19,673,402	263,813

(iii) Information about president, vice presidents, associate vice presidents and managers of departments and divisions

31 July 2012
 In shares

Job title	Name	Date of appointment	Shares held		Shares held by spouse and minor children		Shares held under others’ names		Main work experiences (academic qualifications)	Positions currently held in other companies	Managerial officer(s) who is(are) his/her spouse or relative within the second degree of kindred
			Number of shares	Shareholding	Number of shares	Shareholding	Number of shares	Shareholding			Job title	Name	Relationship
President	Hsing-Ch ien Tuan	2003/1/14	16,518,649	0.23	—	—	—	—	Chairman of the Board and CEO, Chimei Innolux Corporation Ph.D., Electronic Engineering, Stanford University (U.S.A.) General Manager, AU Optronics Corp. General Manager, Unipac Optoelectronics Corp.	Note 1	—	—	—
President	Jyh-Chau Wang	2010/3/18	416,548	0.01	607	—	—	—	M.S., Materials Engineering, National Tsing-Hua University Vice President, Chi Lin Technology Co., Ltd. Deputy Plant Director, Unipac Optoelectronics Corp. Associate Research Fellow, Material Research Laboratories, Industrial Technology Research Institute	Note 2	—	—	—
Vice President	Jeff Ting-Chen Hsu	2007/3/1	813,299	0.01	2,582,727	0.04	—	—	Ph.D., Electronic Engineering, University of Texas at Austin (U.S.A.) Chairman of the Board, Jemitek Electronics Corp. Vice President, Chi Mei Optoelectronics	Note 3	—	—	—
Vice President	Wen-Jyh Sah	2010/3/18	97,560	—	8,956	—	—	—	Ph.D., Electrical Engineering, National Taiwan University Senior Consultant, Chi Lin Technology Co., Ltd.	—	—	—	—
Vice President	Chin-Lung Ting	2010/3/18	1,018,166	0.01	—	—	—	—	M.S., Graduate Institute of Electronics Engineering, National Taiwan University Manager, Unipac Optoelectronics Corp.	Note 4	—	—	—
Vice President	Yao-Tong Chen	2010/3/18	1,214,702	0.02	14,335	—	—	—	Master of EMBA, Sun Yat-sen University Manager, Hitachi Electronics Co., Ltd.	—	—	—	—
Vice President	Andre Krebbers	2010/3/18	—	—	—	—	—	—	Ing, Chemical Engineering , University Friesland Vice President, Philips Mobile Display Systems (MDS) Vice President of Competence Center, Philips Domestic Appliances	Note 5	—	—	—

Job title	Name	Date of appointment	Shares held		Shares held by spouse and minor children		Shares held under others’ names		Main work experiences (academic qualifications)	Positions currently held in other companies	Managerial officer(s) who is(are) his/her spouse or relative within the second degree of kindred
			Number of shares	Shareholding	Number of shares	Shareholding	Number of shares	Shareholding			Job title	Name	Relationship
Vice President	Fang-Keng Yang	2011/3/11	—	—	—	—	—	—	Ph.D., Electronic Engineering, University of Notre Dame Manager, Taiwan Semiconductor Manufacturing Company Limited Vice President, HannStar Display Corporation Associate Vice President, Lite-on Technology Corporation Vice President, HannStar Display (Nanjing) Corporation	Note 6	—	—	—
Associate Vice President	Robert Chih-Hung Hsiao	2003/1/14	2,550,528	0.03	—	—	—	—	B.S., Industrial Engineering, Tunghai University Plant Director, AU Optronics Corp. Deputy Plant Director, Unipac Optoelectronics Corp. Supervisor, Center for Measurement Standards (CMS), Industrial Technology Research Institute	Note 7	—	—	—
Associate Vice President	Hsien-Ying Chou	2003/1/14	1,460,113	0.02	493,100	0.01	—	—	M.S., Photonics Engineering, National Chiao Tung University Director of Research & Development Department, AU Optronics Corp. Research & Development Manager, Unipac Optoelectronics Corp.	Director, Innocom Technology (Shenzhen) Ltd.	—	—	—
Associate Vice President	Roger Chen-Hua Luo	2006/2/6	113,691	—	—	—	—	—	M.S., Computer Science, University of California (U.S.A.) Associate Vice President of Marketing & Sales Department, BENQ RD Engineer, Siemens Telecommunication Systems Ltd. Assistant RD Engineer, Apple Computer	Note 8	—	—	—
Associate Vice President	Chen-Hui Lin	2007/3/1	339,826	—	—	—	—	—	Mechanical Engineering, Minghsin University of Science and Technology Procurement Director, TPV Technology Limited Associate Vice President of Procurement, Kuo Feng Corp	Note 9	—	—	—
Associate Vice President	Jeffrey Hung-Wen Yang	2007/6/1	587,370	0.01	51,500	—	—	—	M.S., Chemical Engineering, National Cheng Kung University Plant Director, Sintek Photronic Corp Deputy Plant Director, AU Optronics Corp. Manager, Unipac Optoelectronics Corp.	—	—	—	—

Job title	Name	Date of appointment	Shares held		Shares held by spouse and minor children		Shares held under others’ names		Main work experiences (academic qualifications)	Positions currently held in other companies	Managerial officer(s) who is (are) his/her spouse or relative within the second degree of kindred
			Number of shares	Shareholding	Number of shares	Shareholding	Number of shares	Shareholding			Job title	Name	Relationship
Associate Vice President	Chu-Hsiang Yang	2010/3/18	360,393	—	6,943	—	—	—	M.S., Chemical Engineering, National Central University Deputy Section Manager, Chunghwa Picture Tubes, Ltd.	Director of iZ3D Inc	—	—	—
Associate Vice President	Kuo-Hsiung Kuo	2010/3/18	212,169	—	295,540	—	—	—	B.S., Mechanical Engineering, Waseda University, Japan	Note 10	—	—	—
Associate Vice President	Ke-Yi Kao	2010/3/18	130,377	—	—	—	—	—	M.S., Chemical Engineering, University of Florida (U.S.A.) Assistant Manager, Unipac Optoelectronics Corp.	Director of Chi Mei El Corporation	—	—	—
Associate Vice President	Chung-Kuang Wei	2010/3/18	611,903	0.01	—	—	—	—	Ph.D., Institute of Photonics, National Chiao Tung University Electronics Research Laboratories, Industrial Technology Research Institute	—	—	—	—
Associate Vice President	Tai-Chi Pan	2010/3/18	342,009	—	51,218	—	—	—	Graduated in Electrical Engineering of National Cheng Kung University Assistant Manager, Unipac Optoelectronics Corp.	—	—	—	—
Associate Vice President	Yen-Sung Chen Note 15	2010/3/18	—	—	—	—	—	—	Department of Economics, National Taiwan University Master of Business Administration, The Wharton School of the University of Pennsylvania (U.S.A.) Executive Director, Morgan Stanley Finance Manager, Taiwan Semiconductor Manufacturing Company Limited	Note 11	—	—	—

Job title	Name	Date of appointment	Shares held		Shares held by spouse and minor children		Shares held under others’ names		Main work experiences (academic qualifications)	Positions currently held in other companies	Managerial officer(s) who is(are) his/her spouse or relative within the second degree of kindred
			Number of shares	Shareholding	Number of shares	Shareholding	Number of shares	Shareholding			Job title	Name	Relatio nship
Associate Vice President	Chih-Ming Chen	2010/3/18	—	—	863	—	—	—	Graduated from Metallurgy and Materials Science Research Institute of National Cheng Kung University Engineer, Shyen Sheng Fuat Steel & Iron Works Co., Ltd Senior Engineer, Unipac Optoelectronics Corp.	Chairman of the Board of Chi Mei El Corporation	—	—	—
Associate Vice President	Jia-Pang Pang	2010/11/8	1,723,109	0.02	—	—	—	—	Ph.D., Electronics Engineering, University of Tokyo, Japan Deputy Director of TFT Manufacturing Plant, AU Optronics Corp.	—	—	—	—
Associate Vice President	Chih-Ming Wu	2011/1/26	—	—	—	—	—	—	M.S., Industrial Engineering Graduate School, Chung Yuan Christian University Research Assistant, Chung Shan Institute of Science and Technology Vice Director, Vanguard International Semiconductor Corporation Vice President of Administration, Global Testing Corporation Vice President of Operations, Global Testing Corporation	Note 12	—	—	—
Finance Manager	Chien-Ming Chiu	2009/1/9	13,000	—	487	—	—	—	Master of Business Administration, Tennessee State University (U.S.A.) Assistant Director of Finance, Semiconductor Manufacturing International Corporation Manager of Risk Management Department, Lite-on Technology Corporation	Note 13	—	—	—
Accounting Manager	Chin-Yuan Chang	2009/1/9	13,000	—	—	—	—	—	Master of Business Administration, National Chengchi University Vice President of Finance, Xiamen Overseas Chinese Electronic Co., Ltd. CFO, Information Product Business Group, BENQ	Note 14	—	—	—

Note 1: Concurrently as Chairman of the Board: Innolux Holding Ltd., Rockets Holding Ltd., Stanford Developments Ltd., Full Lucky Investment Ltd., Mega Chance Investments Ltd., Main Dynasty Investment Ltd, Best China Investments Ltd., Asiaward Investment Ltd., Excel Victory Ltd., Glory Ace Investment Ltd., Sonics Trading Ltd., Lakers Trading Ltd., Magic Sun Ltd., Sun Dynasty Development Ltd.

Note 2: Concurrently as Chairman of the Board: Leadtek Global Group Limited, Yuan Chi Investment Co., Ltd.
Concurrently as Director: CMO JAPAN CO., Ltd., Chimei Materials Technology Corp.

Note 3: Concurrently as Director: Mintek Thin Film Corp., InnoJoy Investment Corporation, InnoFun Investment Corporation

Note 4: Concurrently as Chairman of the Board: GIO Optoelectronics Corp.
Concurrently as Director: CMO JAPAN CO., Ltd., TOA Optronics Corp.

Note 5: Concurrently as Chairman of the Board: Toppoly Optoelectronics (B.V.I.) Ltd., Toppoly Optoelectronics (Cayman), TPO Displays (Nanjing) Ltd., TPO Displays (Sinepal) Ltd.,

Toptech Trading Limited, Bright Information Holding Ltd. , Kunpal Optoelectronics Ltd., TPO Hong Kong Holding Ltd., TPO Displays Hong Kong Ltd., TPO Displays Hong Kong Holding, TPO Displays (Shanghai) Ltd., TPO Displays USA Inc., TPO Displays Europe B.V., TPO Displays Germany GmbH, Golden Achiever International Ltd., VAP Optoelectronics (Nanjing) Ltd., Eastern Vision Co., Ltd., Dragon Flame Industrial Ltd.
Concurrently as Director: TPO Displays Japan K.K.

Note 6: Concurrently as Chairman of the Board: TPO Displays Japan K.K.
Concurrently as Director: Bright Information Holding Ltd., Kunpal Optoelectronics Ltd., TPO Hong Kong Holding Ltd., TPO Displays Hong Kong Ltd., TPO Displays Hong Kong Holding, Global Display Taiwan Co., Ltd.

Note 7: Concurrently as Chairman of the Board: Suns Holding Ltd., Warriors Technology Investments Ltd., InnoJoy Investment Corporation, InnoFun Investment Corporation
Concurrently as Director: Yuan Chi Investment Co., Ltd.

Note 8: Concurrently as Chairman of the Board: Innolux Corporation, Innocom Technology (Jia-shan) Ltd., Innocom Technology (Xiamen) Ltd., Nanhai Chi Mei Electronics Ltd., Nanhai Chi Mei Optoelectronics Ltd.
Concurrently as Director: Innocom Technology (Chongqing) Co., Ltd., Entire Technology Co., Ltd., Foshan Chi Mei Logistics Co., Ltd.

Note 9: Concurrently as Chairman of the Board: Foshan Chi Mei Logistics Co., Ltd.
Concurrently as Director: Ampower (Beihai) Ltd., Ampower Holding Ltd., Ampower Technology Co., Ltd., Guo Lian Electronics (Shanghai) Co., Ltd.

Note 10: Concurrently as Chairman of the Board: Ningbo Chi Mei Logistics Co., Ltd., Ningbo Chi Mei Optoelectronics Ltd., Ningbo Chi Mei Electronics Ltd., Ningbo Chi Hsin Electronics Ltd., Smart Light Global Ltd.
Concurrently as Director: Chi Mei Lighting Technology Corporation, Foshan Chi Mei Lighting Technology Ltd., Chi Mei Logistics Co., Ltd.
Concurrently as Supervisor: Chi Lin Optoelectronics Co., Ltd., Chi Lin Technology Co., Ltd.

Note 11: Concurrently as Chairman of the Board: Chi Mei Lighting Technology Corporation
Concurrently as Director: TPV TECHNOLOGY LTD., Chi Mei El Corporation, Yuan Chi Investment Co., Ltd., Alpha Crystal Technology Corporation, China Electric Mfg. Corporation, TOA Optronics Corp., Himax Analogic Company, iZ3D Inc, Chimei Materials Technology Corp., Ampower Holding Ltd., Himax Display, Inc.
Concurrently as Supervisor: Ampower (Beihai) Ltd., Guo Lian Electronics (Shanghai) Co., Ltd., Ampower Technology Co., Ltd., Contrel Technology Co., Ltd., CMO JAPAN CO., Ltd.

Note 12: Concurrently as Director: TPO Displays (Nanjing) Ltd., TPO Displays (Sinepal) Ltd., TPO Displays Hong Kong Ltd., TPO Displays (Shanghai) Ltd., VAP Optoelectronics (Nanjing) Ltd.
Concurrently as Supervisor: Kunpal Optoelectronics Ltd.

Note 13: Concurrently as Director: Exploit Technology Co., Ltd., InnoJoy Investment Corporation, InnoFun Investment Corporation, Ningbo Chi Mei Logistics Co., Ltd., Ningbo Chi Mei Optoelectronics Ltd., Ningbo Chi Mei Electronics Ltd., Ningbo Chi Hsin Electronics Ltd.

Note 14: Concurrently as Chairman of the Board: Chi Mei Optoelectronics Europe B.V., Chi Mei Optoelectronics Germany GmbH, Chi Mei Optoelectronics UK Ltd., Chi Mei Optoelectronics (Singapore)  PTE.,LTD
Concurrently as Supervisor: CMO JAPAN CO., Ltd., Ningbo Chi Mei Logistics Co., Ltd., Ningbo Chi Mei Optoelectronics Ltd., Ningbo Chi Mei Electronics Ltd., Nanhai Chi Mei Electronics Ltd., Nanhai Chi Mei Optoelectronics Ltd., Dongguan Chi Hsin Electronics Ltd., Ningbo Chi Hsin Electronics Ltd., Chi Mei Lighting Technology Corporation, Chi Mei El Corporation, TOA Optronics Corp., InnoJoy Investment Corporation, InnoFun Investment Corporation

Note 15: Yen-Sung Chen resigned as Associate Vice President on 13 July 2012.

(iv)      Information about directors and supervisors

1.  Names, work experiences (academic qualifications), shareholdings and the nature thereof of directors and supervisors
31 July 2012
In shares

Job title	Name	Date of appointment	Tenure	Date of first appointment	Shares held at the time of appointment		Shares held currently		Shares currently held by spouse and minor children		Shares held under others’ names		Main work experiences (academic qualifications)	Positions currently held in the Company and other companies	Other officer(s), director(s) or supervisor(s) who is (are) his/her spouse or relative within the second degree of kindred
					Number of shares	Shareholding	Number of shares	Shareholding	Number of shares	Shareholding	Number of shares	Shareholding			Job title	Name	Relationship
Chairman of the Board and President	Hsing-Chien Tuan	2010.06.29	3 years	2002.11.21	18,160,649	0.25	16,518,649	0.23	—	—	—	—	Chairman of the Board and CEO, Chimei Innolux Corporation Ph.D., Electronic Engineering, Stanford University (U.S.A.) General Manager, AU Optronics Corp. General Manager, Unipac Optoelectronics Corp.	Note 1	—	—	—
Institutional director	Wellink Investment Co., Ltd.	2012.06.29	3 years	2012.06.29	9,315,344	0.13	9,315,344	0.13	—	—	—	—	—	—	—	—	—
Representative	Jeffrey Hung-Wen Yang (Note2)	2012.06.29	3 years	2012.06.29	N/A	—	587,370	0.01	51,500	—	—	—	M.S., Chemical Engineering, National Cheng Kung University Plant Director, Sintek Photronic Corp. Deputy Plant Director, AU Optronics Corp. Manager, Unipac Optoelectronics Corp.	Associate Vice President of the Company	—	—	—
Institutional director	Hyield Venture Capital Co., Ltd.	2010.06.29	3 years	2002.11.21	153,888,478	2.10	153,888,478	2.10	—	—	—	—	—	—	—	—	—
Representative	Jyh-Chau Wang	2012.06.29	3 years	2012.6.29	N/A	—	416,548	0.01	607	—	—	—	M.S., Materials Engeineering, National Tsing-Hua University Vice President, Chi Lin Technology Co., Ltd. Deputy Plant Director, Unipac Optoelectronics Corp. Associate Research Fellow, Material Research Laboratories, Industrial Technology Research Institute.	President of the Company	—	—	—
Independent director	Chi-Lin Wei	2010.06.29	3 years	2010.6.29	—	—	—-	—	—	—	—	—	Ph.D., Economics, Université de Paris, France M.S., Management, Imperial College, University of London, U.K. Professor, Graduate School of Commerce, National Taiwan University Director, Graduate School of International Business, National Taiwan University Secretary-General, Executive Yuan Chairman of the Board, Land Bank of Taiwan	Note 2	—	—	—

Job title	Name	Date of appointment	Tenure	Date of first appointment	Shares held at the time of appointment		Shares held currently		Shares currently held by spouse and minor children		Shares held under others’ names		Main work experiences (academic qualifications)	Positions currently held in the Company and other companies	Other officer(s), director(s) or supervisor(s) who is (are) his/her spouse or relative within the second degree of kindred
					Number of shares	Shareholding	Number of shares	Shareholding	Number of shares	Shareholding	Number of shares	Shareholding			Job title	Name	Relationship
Independent director	Bo-Bo Wang	2012.06.29	3 years	2012.06.29	—	—;	—	—	—	—	—	—	B.S., Electrical Engineering, National Taiwan University M.S., Computer Science, University of California, Los Angeles Ph.D., Computer Science, University of California, Los Angeles Chief Crisis Management Expert, Xerox Co-founder and CEO of Microtek Founder and Chairman of the Board of Ulead	Chairman of the Board and CEO of Aetas Technology Incorporated	—	—	—
Supervisor	Ren-Guang Lin	2012.06.29	3 years	2012.06.29	—	—	—	—	—	—	—	—	LL.B., Soochow University LL.M., International Banking Law, Boston University, U.S.A. LL.M., Duke University, U.S.A. LL.D., Duke University, U.S.A.	Professor at National Taiwan University School of Law	—	—	—
Supervisor	Yi-Fang Chen	2012.06.29	3 years	2012.06.29	—	—	—	—	—	—	—	—	M.S., Accounting, Soochow University Lecturer, Accounting Soochow University Former PwC Partner	Note 3	—	—	—
Supervisor	King Sky Investment Holding Co., Ltd.	2010.06.29	3 years	2004.05.19	24,034,029	0.33	24,034,029	0.33	—	—	—	—	—	—	—	—	—
Representative	Te-Tsai Huang	2010.06.29	—	2010.07.01	N/A	—	236,254	—	—	—	—	—	Graduated from National Chiao Tung University Manager, Philips Taiwan Ltd. CFO, Vanguard International Semiconductor Corporation CFO, Foxconn Precision Components Co., Ltd.	Note 4	—	—	—

Note 1: Concurrently as Chairman of the Board: Innolux Holding Ltd., Rockets Holding Ltd., Stanford Developments Ltd., Full Lucky Investment Ltd., Mega Chance Investments Ltd., Main Dynasty Investment Ltd., Best China Investments Ltd., Asiaward Investment Ltd., Excel Victory Ltd., Glory Ace Investment Ltd., Sonics Trading Ltd., Lakers Trading Ltd., Magic Sun Ltd., Sun Dynasty Development Ltd.

Note 2: Concurrently as Chairman of the Board: Waterland Financial Holdings
Concurrently as Independent Director: SINBON Electronics Co., Ltd., Inventec Besta Co., Ltd., Formosa Plastics Corporation

Note 3: Chief Accountant of Lin Yih International Investment Co., Ltd, Independent Director of Sintronic Technology Inc. and Supervisor of YKK Taiwan Company Ltd.

Note 4: Concurrently as Chairman of the Board: Hyield Venture Capital Co., Ltd.( Institutional representative)
Concurrently as Director: Hon Chi International Investment Co. Ltd. (Institutional representative), Pao Shin International Investment Co., Ltd. (Institutional representative), Homy Bridge International Investment Limited, Fu Rui International Investment Co., Ltd.
Concurrently as Supervisor: Hon Jin International Investment Co., Ltd. (Institutional representative), EVONCHEN & Co. (Institutional representative), Hon Yuan International Investment Co., Ltd. (Institutional representative), CyberTAN Technology, Inc. (Institutional representative), Advanced Optoelectronic Technology, Inc. (Institutional representative), Pan-International Industrial Corporation

2.  Major shareholders of institutional shareholders
1 May 2012

Names of institutional shareholders	Major shareholders of institutional shareholders
Chi Mei Corporation
Tai Ci Investment Corporation (15.69%), Mitsubishi Chemical Holdings Corporation, Japan (8.50%), Chi Mei Culture Foundation (4.09%), Chia-Chang Hsu (3.35%), Nuo Li Investment Corporation (2.14%), Ye Mi Investment Corporation (1.80%), Wen-Lung Hsu (1.69%), San Fang Investment Corporation (1.63%), Siang Yun Investment Corporation (1.58%), Yi-Chin Hsu (1.54%)

Hyield Venture Capital Co., Ltd.	Foxconn Precision Components Co., Ltd. (97.5%), Chiu-Lien Huang (0.25%), Hsiang-Fu Yu (0.25%), Terry Tai-Ming Gou (1.5%), Pao Shin International Investment Co., Ltd. (0.5%)

King Sky Investment Holding Co., Ltd.	Company Objective Developments Limited, Samoa (100%)

3.  Major shareholders of the Company’s major shareholders who are body corporates
1 May 2012

Name of body corporate	Major shareholders of body corporate
Tai Ci Investment Corporation
He Cyuan Investment Corporation (18.62%), Chi Mei Corporation (12.77%), Nuo Li Investment Corporation (7.67%), Han Fong Investment Corporation (3.94%), Yue Li Investment Corporation (3.92%), An Jie Sih Ke Investment Corporation (3.09%), Li Meng Investment Corporation (3.06%), Siang Yun Investment Corporation (3.00%), Jing Yang Investment Corporation (2.86%), Chi Mei Storage Co., Ltd. (2.33%)

Mitsubishi Chemical Holdings Corporation, Japan	Mitsubishi Chemical Holdings Corporation (100.00%)

Chi Mei Culture Foundation	Chi Mei Corporation, Wen-Lung Hsu

Nuo Li Investment Corporation	ZHONG MING FINANCE LIMITED, British Virgin Islands (99.97%), Hui-Chen Chen (0.03%)

Ye Mi Investment Corporation	ZHONGMING FINANCE LIMITED, British Virgin Islands (99.99%), Chun-Hung Chen (0.01%)

San Fang Investment Corporation	Yang Yi Investment Corporation (40.99%), Yang Ci Investment Corporation (40.71%), Pei-Fen Sung (12.30%), Mei-Chi Wang Sung (6.00%)

Siang Yun Investment Corporation	CHOOSE RIGHT FINANCE LIMITED, British Virgin Islands (99.95%), Chin-Yen Chou Chen (0.05%)

Hon Hai Precision Industry Co., Ltd.
Terry Tai-Ming Gou(12.54%), Citibank in custody of Foxconn Precision Components Co., Ltd. and depositary receipts (2.98%), Chase in custody of the  investment account of Central Bank of Saudi Arabia  (2.32%), a trust property account entrusted to Chinatrust Commercial Bank, Ltd. (1.06%), Citibank in custody of the investment account of the Government of Singapore (1.82%), HSBC Bank (Taiwan) in custody of the investment account of EFG bank (1.53%), Standard Chartered in custody of the dedicated account of Vanguard Emerging Markets Stock Index Fund (1.55%), JPMorgan Chase Bank  in custody of the investment account of Abu Dhabi Investment Authority (1.01%), Standard Chartered in custody of Fidelity Puritan Fund: Fidelity Low Priced Stock Fund (1.09), Sian Jin Guo Ji Investment Corporation (0.99%)

Pao Shin International Investment Co., Ltd.	Hon Hai Precision Industry Co., Ltd. (100%)

Company Objective Developments Limited, Samoa	Perfect Impulse Investments Limited (100%)

4. Information about directors and supervisors

31 July 2012

Condition	Whether he/she has five years or more experience or professional qualifications in the following areas			Compliance with independence (Note 2)
Name (Note 1)	Lecturer or above in the department of commerce, law, finance, accounting, or other academic department related to the business needs of the Company in public or private tertiary institutions	Judge, procurator, attorney, certified public accountant or other professional or technical specialist who has passed a national examination and been awarded a certificate in a profession necessary for the operations of the Company	Work experience in the area of commerce, law, finance, accounting or operational areas required by the Company	1	2	3	4	5	6	7	8	9	10	Number of listed companies for which he/she is concurrently serving as independent director
Hsing-Chien Tuan	—	—	V	—	—	V	V	V	V	V	V	V	V	—
Hyield Venture Capital Co., Ltd. Representative: Jyh-Chau Wang	—	—	V	—	—	V	V	V	V	V	V	V	—	—
Wellink Investment Co., Ltd. Representative: Jeffrey Hung-Wen Yang	—	—	V	—	—	V	V	V	V	V	V	V	—	—
Chi-Lin Wei	V	—	V	V	V	V	V	V	V	V	V	V	V	3
Bo-Bo Wang	—	—	V	V	V	V	V	V	V	V	V	V	V	—
Ren-Guang Lin	V	V	V	V	V	V	V	V	V	V	V	V	V	—
Yi-Fang Chen	V	V	V	V	V	V	V	V	V	V	V	V	V	1
King Sky Investment Holding Co., Ltd. Representative: Te-Tsai Huang	—	—	V	V	—	V	V	V	V	V	V	V	V	—

Note: Please tick the appropriate box for each condition that a director or supervisor satisfied in the two years prior to his/her election and during his/her tenure.

(1)	Not an employee of the Company or its related companies.

(2)
Not a director or supervisor of the Company or its related companies (other than an independent director of the Company, its parent company or any subsidiary in which the Company holds, directly or indirectly, more than 50% of the voting shares).

(3)
Not a natural person shareholder who holds together with those held by his/her spouse and minor children, or holds under others’ names, more than 1% of the total issued shares of the Company or who is ranked top ten in terms of shareholdings.

(4)	Not a spouse, relative within the second degree of kindred or relative by blood within the fifth degree of kindred of the three types of persons above.

(5)
Not a director, supervisor or employee of an institutional shareholder which directly holds more than 5% of the total issued shares of the Company or which is ranked top five in terms of shareholdings.

(6)	Not a director, supervisor, managerial officer or shareholder with a stake of more than 5% in a certain company or institution which has financial or business relationship with the Company.

(7)
Not a professional who, or an owner, partner, director, supervisor or managerial officer of a sole proprietorship, partnership, company or institution that, provides commercial, legal, financial or accounting services or consultation to the Company or its related company, or spouse thereof.

(8)	Not a spouse or relative within the second degree of kindred of any other director of the Company

(9)	Not a person under any of the circumstances as defined in Article 30 of the Company Law

(10)	Not a government agency, body corporate or its representative elected under Article 27 of the Company Law.

(v)	Information about the promoter: Not applicable as the Company has already been established for three years.

(vi)	Remuneration of directors, supervisors, presidents and vice presidents

1.	Remuneration of directors

In NT$000’ , 000’ shares and %

		Directors’ remuneration								The total of A, B, C and D as a percentage of net profit after tax (Note 4)		Remuneration received as a staff										The total of A, B, C, D, E, F and G as a percentage of net profit after tax (Note 4)
		Compensation (A) (Note 1)		Pensions (B)		Profit distribution as remuneration (C)(Note 2)		Service execution fees (D)(Note 3)				Salaries, bonuses and special disbursement, etc. (E) (Note 5)		Pensions (F) (Note 6)		Profit distribution as employees’ bonuses (G) (Note 7)				Number of shares subscribed under employee stock options (H)(Note 8)
			All companies in the consolidated statements (Note 8)		All companies in the consolidated statements (Note 8)		All companies in the consolidated statements (Note 8)		All companies in the consolidated statements (Note 8)		All companies in the consolidated statements (Note 8)		All companies in the consolidated statements (Note 8)		All companies in the consolidated statements (Note 8)	The Company		All companies in the consolidated statements (Note 8)		All companies in the consolidated statements (Note 8)		All companies in the consolidated statements (Note 8)
Job title	Name	The Company		The Company		The Company		The Company		The Company		The Company		The Company		Amount of cash bonus	Amount of stock bonus	Amount of cash bonus	Amount of stock bonus		The Company		The Company	All investees
Chairman of the Board	Hsing-Chien Tuan	—	—	—	—	—	—	—	—	—	—	4,480	—	237	—	—	—	—	—	900	—	—	—	—
Director	Chi Mei Corporation	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Representative	Ching-Sheng Lin (Note 9)	20	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Institutional director	Hyield Venture Capital Co., Ltd.	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Representative	Jeff Ting-Chen Hsu	—	—	—	—	—	—	—	—	—	—	2,870	—	167	—	—	—	—	—	435	—	—	—	—
Independent Director	Chi-Lin Wei	240	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	400

Note 1: refers to the compensation paid to the directors in 2011.

Note 2: Not applicable as the Company recorded losses after tax in 2011.

Note 3: refers to the service execution fees of the directors in 2011.

Note 4: Not applicable as the Company recorded losses after tax in 2011.

Note 5: refers to the salaries, bonuses and special disbursement of the directors who concurrently served as staff in 2011.

Note 6: refers to the amount transferred to the government in 2011.

Note 7: The Company does not expect to pay employees’ bonuses in 2011 because of the losses after tax recorded.

Note 8: The number of shares subscribed under employee stock options does not include the exercised options.

Note 9: redesignated on 5 December 2011.

Note 10: Chi Mei Corporation and its representative, Ching-Sheng Lin, resigned as institutional director on 28 June 2012. In their stead, Wellink Investment Co., Ltd. and its representative, Jeffrey Hung-Wen Yang, were elected as the new institutional director on 29 June 2012. Bo-Bo Wang was also elected as an independent director.

2. Remuneration of supervisors

In NT$000’, 000’ shares and %

Job title	Name	Supervisor’s remuneration						The total of A, B and C as a percentage of net profit after tax (Note 4)		All investees
		Compensation (A) (Note 1)		Profit distribution as remuneration (B) (Note 2)		Service execution fees (C) (Note 3)
		The Company	All companies in the consolidated statements	The Company	All companies in the consolidated statements	The Company	All companies in the consolidated statements	The Company	All companies in the consolidated statements
Supervisor	Jung-Chun Lin	240	—	—	—	—	—	—	—	85
Supervisor	Kuang-Fu Sung	240	—	—	—	—	—	—	—	4,800
Institutional supervisor	King Sky Investment Holding Co., Ltd.	—	—	—	—	—	—	—	—	—
Representative	Te-Tsai Huang	240	—	—	—	—	—	—	—	—

Note 1: refers to the compensation paid to the supervisors in 2011. Note 2: Not applicable as the Company recorded losses after tax in 2011. Note 3: refers to the service execution fees of the supervisors in 2011.

Note 4: Not applicable as the Company recorded losses after tax in 2011. Note 5: Jung-Chun Lin and Kuang-Fu Sung resigned as supervisors on 28 June 2012. In their stead, Ren-Guang Lin and Yi-Fan Chen were elected as the new supervisors on 29 June 2012.

3. Remuneration of presidents and vice presidents in the preceding year

In NT$000’ , 000’ shares and %

Job title	Name	Salaries (A) (Note 1)		Pensions (B) (Note 2)		Bonuses and special disbursement, etc. (C)(Note 3)		Amount of profit distribution as employees’ bonuses (D) (Note 4)				The total of A, B, C and D as a percentage of net profit after tax (%)(Note 5)		Number of employee stock options obtained		All investees
		The Company	All companies in the consolidated statements	The Company	All companies in the consolidated statements	The Company	All companies in the consolidated statements	The Company		All companies in the consolidated statements		The Company	All companies in the consolidated statements	The Company	All companies in the consolidated statements
								Amount of cash bonus	Amount of stock bonus	Amount of cash bonus	Amount of stock bonus
President	Hsing-Chien Tuan	3,840	—	237	—	640(Note 6)	(Note 6)	—	—	—	—	—	—	900	—	—
President	Jyh-Chau Wang	3,600	—	90	—	600(Note 6)	(Note 6)	—	—	—	—	—	—	876	—	—

Vice President	Jeff Ting-Chen Hsu	2,460	—	167	—	410	—	—	—	—	—	—	—	435	—	—
Vice President	Wen-Jyh Sah	3,120	—	108	—	520	—	—	—	—	—	—	—	350	—	—
Vice President	Chin-Lung Ting	3,120	—	78	—	542	—	—	—	—	—	—	—	510	—	50
Vice President	Yao-Tong Chen	2,611	—	63	—	435	—	—	—	—	—	—	—	433	—	—
Vice President	Andre Krebbers	—	4,929	—	—	—	6,286	—	—	—	—	—	—	79	—	—
Vice President	Fang-Keng Yang	2,600	—	90	—	418	—	—	—	—	—	—	—	—	—	—

Note 1: refers to the compensation paid in 2011. Note 2: refers to the amount transferred to the government in 2011. Note 3: refers to the salaries, bonuses and special disbursement of the staff in 2011. Note 4: The Company will not pay employees’ bonuses in 2011 because of the losses after tax recorded. Note 5: Not applicable as the Company recorded losses after tax in 2011. Note 6: Two cars have been provided to each of the two presidents. The costs and fuel charges totaled $164 thousand.

4.	Names of managerial officers who received employees’ bonuses in the preceding year and the distribution:

Since the Company recorded losses after tax in 2012, no bonuses were paid to the employees.

5.
Separately compare and describe total remuneration as a percentage of after tax net income paid by the Company and by each other company included in the consolidated financial statements during the preceding two fiscal years to their directors, supervisors, presidents and vice presidents, and analyze and describe the remuneration policies, standards and packages, the procedures for setting remuneration, and its linkage to business performance and future risks.

(1)
Analysis of the total remuneration as a percentage of after tax net income paid by the Company and by each other company included in the consolidated financial statements during the preceding two fiscal years to their directors, supervisors, presidents and vice presidents:

		A.	Cannot be estimated because of the losses after tax in the preceding two fiscal years.

B.
All the companies included in the Company’s consolidated financial statements recorded losses after tax during the preceding two fiscal years. The directors, supervisors, presidents and vice presidents of the Company are remunerated with reference to the industrial standard.

(2)
Policies for remunerating the directors, supervisors, presidents and vice presidents of the Company, standards and packages, the procedures for setting remuneration, and its linkage to business performance:

          Directors’ and supervisors’ remuneration includes compensation and profit distribution. The Board is authorized to determine the compensation of the directors and supervisors based on their involvement in the Company’s operations and contributions with reference to the industrial standard. Profits are distributed to directors and supervisors as remuneration pursuant to section 21 of the Company’s articles of incorporation. When the Company records a surplus in its budget, 0.1% of the surplus may be paid as remuneration to directors and supervisors. The distribution proposal shall be drafted by the Board and submitted to the shareholders’ meeting for approval.

          The president and vice presidents’ remuneration includes salaries, bonuses, special disbursement, employees’ bonuses and employee stock options, etc. The Chairman of the Board is authorized by the Board to determine the president and vice presidents’ remuneration based on their job nature, duties, work positions and responsibilities with reference to the salary range for similar jobs in the same industry. The amount of employees’ bonuses is determined according to the bonus distribution policy of the Company subject to the approval of the shareholders’ meeting.

IV.	Capital and shares

(i) Classes of shares

1 May 2012

In shares

Class of shares	Authorized share capital					Remarks
	Outstanding shares			Unissued shares	Total
	Listed (Note)	Unlisted	Total
Inscribed common stock	6,742,041,216	570,929,561	7,312,970,777	3,187,029,223	10,500,000,000

(ii) Formation of capital

1. Changes in share capital as at the date of the Prospectus:

In 000’ shares and NT$000’

Month/Year	Issue price ($)	Authorized share capital		Paid-in capital		Remarks
		Number of shares	Amount	Number of shares	Amount	Source of share capital	Settled by property other than cash	Effective (approval) date and document number
2003.01	—	120,000	1,200,000	35,000	350,000	Created at inception	Nil	2003.01.14 Yuan-Shang-Zih No. 0920001669
2003.05	10	120,000	1,200,000	100,000	1,000,000	65,000 thousand shares from cash capital increase	Nil	2003.05.30 Yuan-Shang-Zih No. 0920013164
2003.10	10	1,000,000	10,000,000	300,000	3,000,000	200,000 thousand shares from cash capital increase	Nil	2003.11.07 Yuan-Shang-Zih No. 0920030835
2004.04	10	1,000,000	10,000,000	900,000	9,000,000	600,000 thousand shares from cash capital increase	Nil	2004.05.24 Yuan-Shang-Zih No. 0930013914
2004.09	12	2,500,000	25,000,000	1,500,000	15,000,000	600,000 thousand shares from cash capital increase	Nil	2004.10.26 Yuan-Shang-Zih No. 9300030355
2005.06	14	2,500,000	25,000,000	2,100,000	21,000,000	600,000 thousand shares from cash capital increase	Nil	2005.07.22 Yuan-Shang-Zih No. 0940019992
2006.01	—	2,500,000	25,000,000	2,106,624	21,066,240	6,624 thousand new shares issued upon the exercise of employee stock options	Nil	2006.02.13 Yuan-Shang-Zih No. 0950002674
2006.04	—	2,500,000	25,000,000	2,111,856	21,118,560	5,232 thousand new shares issued upon the exercise of employee stock options	Nil	2006.05.09 Yuan-Shang-Zih No. 0950011150
2006.09	—	2,500,000	25,000,000	2,112,129	21,121,290	273 thousand new shares issued upon the exercise of employee stock options	Nil	2006.10.16 Yuan-Shang-Zih No. 0950026853
2006.10	41	3,300,000	33,000,000	2,312,129	23,121,290	200,000 thousand shares from cash capital increase	Nil	2006.12.04 Yuan-Shang-Zih No. 0950032417
2007.01	—	3,300,000	33,000,000	2,326,056	23,260,560	13,927 thousand new shares issued upon the exercise of employee stock options	Nil	2007.02.09 Yuan-Shang-Zih No. 0960003715
2007.03	—	3,300,000	33,000,000	2,331,706	23,317,062	5,650 thousand shares from capital increase in connection with merger	Nil	2007.05.30 Yuan-Shang-Zih No. 0960014540
2007.04	—	3,300,000	33,000,000	2,331,761	23,317,612	55 thousand new shares issued upon the exercise of employee stock options	Nil	2007.05.31 Yuan-Shang-Zih No. 0960014605
2007.08	—	3,300,000	33,000,000	2,340,765	23,407,652	9,004 thousand new shares issued upon the exercise of employee stock options	Nil	2007.08.30 Yuan-Shang-Zih No. 0960023196
2007.09	—	3,300,000	33,000,000	2,442,155	24,421,550	101,390 thousand shares from capital increase through capitalization of retained earnings	Nil	2007.09.19 Yuan-Shang-Zih No. 0960025459
2007.10	—	3,300,000	33,000,000	2,442,372	24,423,720	217 thousand new shares issued upon the exercise of employee stock options	Nil	2007.10.29 Yuan-Shang-Zih No. 0960029080
2007.11	146	3,300,000	33,000,000	2,742,372	27,423,720	300,000 thousand shares from cash capital increase to participate in the issuance of overseas depositary receipts	Nil	2007.12.10 Yuan-Shang-Zih No. 0960033616

Month/Year	Issue price ($)	Authorized share capital		Paid-in capital		Remarks
		Number of shares	Amount	Number of shares	Amount	Source of share capital	Settled by property other than cash	Effective (approval) date and document number
2008.02	—	3,300,000	33,000,000	2,751,026	27,510,260	8,654 thousand new shares issued upon the exercise of employee stock options	Nil	2008.02.12 Yuan-Shang-Zih No. 0970003364
2008.05	—	3,300,000	33,000,000	2,757,583	27,575,830	6,557 thousand new shares issued upon the exercise of employee stock options	Nil	2008.05.14 Yuan-Shang-Zih No. 0970012623
2008.08	—	3,300,000	33,000,000	2,770,270	27,702,700	12,687 thousand new shares issued upon the exercise of employee stock options	Nil	2008.08.21 Yuan-Shang-Zih No. 0970023231
2008.09	—	4,500,000	45,000,000	3,112,297	31,122,970	342,027 thousand shares from capital increase through capitalization of retained earnings	Nil	2008.09.09 Yuan-Shang-Zih No. 0970025445
2008.11	—	4,500,000	45,000,000	3,113,147	31,131,470	850 thousand new shares issued upon the exercise of employee stock options	Nil	2008.11.18 Yuan-Shang-Zih No. 0970032346
2009.03	—	4,500,000	45,000,000	3,123,695	32,236,950	10,548 thousand new shares issued upon the exercise of employee stock options	Nil	2009.03.02 Yuan-Shang-Zih No. 0980005613
2009.05	—	4,500,000	45,000,000	3,128,546	31,285,460	4,851 thousand new shares issued upon the exercise of employee stock options	Nil	2009.05.18 Yuan-Shang-Zih No. 0980013470
2009.07	—	4,500,000	45,000,000	3,138,537	31,385,370	9,991 thousand new shares issued upon the exercise of employee stock options	Nil	2009.07.23 Yuan-Shang-Zih No. 0980020313
2009.09	—	4,500,000	45,000,000	3,243,122	32,431,222	104,585 thousand shares from capital increase through capitalization of retained earnings	Nil	2009.09.07 Yuan-Shang-Zih No. 0980024824
2009.11	—	4,500,000	45,000,000	3,244,596	32,445,960	1,474 thousand new shares issued upon the exercise of employee stock options	Nil	2009.11.19 Yuan-Shang-Zih No. 0980032198
2010.02	—	4,500,000	45,000,000	3,254,841	32,548,410	10,245 thousand new shares issued upon the exercise of employee stock options	Nil	2010.02.12 Yuan-Shang-Zih No. 0990004357
2010.03	—	10,500,000	105,000,000	8,032,930	80,329,300	4,778,089 thousand common stocks from capital increase in connection with merger; private placement of 731,707 thousand preferred shares	Nil	2010.03.30 Yuan-Shang-Zih No. 0990008717
2010.04	—	10,500,000	105,000,000	8,040,837	80,408,370	7,907 thousand new shares issued upon the exercise of employee stock options	Nil	2010.04.29 Yuan-Shang-Zih No. 0990011506
2010.08	—	10,500,000	105,000,000	8,043,497	80,434,970	2,660 thousand new shares issued upon the exercise of employee stock options	Nil	2010.08.26 Yuan-Shang-Zih No. 0990025097
2010.11	—	10,500,000	105,000,000	7,311,789	73,117,890	reduced capital by 731,707 thousand shares through private placement of preferred shares	Nil	2010.11.11 Yuan-Shang-Zih No. 0990033742
2011.01	—	10,500,000	105,000,000	7,311,809	73,118,090	20 thousand new shares issued upon the exercise of employee stock options	Nil	2011.01.03 Yuan-Shang-Zih No. 1000000178
2011.03	—	10,500,000	105,000,000	7,312,674	73,126,740	865 thousand new shares issued upon the exercise of employee stock options	Nil	2011.03.25 Yuan-Shang-Zih No. 1000007874
2011.05	—	10,500,000	105,000,000	7,312,804	73,128,040	130 thousand new shares issued upon the exercise of employee stock options	Nil	2011.05.04 Yuan-Shang-Zih No. 1000012352
2011.07	—	10,500,000	105,000,000	7,312,904	73,129,040	100 thousand new shares issued upon the exercise of employee stock options	Nil	2011.07.26 Yuan-Shang-Zih No. 1000021596
2011.11	—	10,500,000	105,000,000	7,312,970	73,129,708	66 thousand new shares issued upon the exercise of employee stock options	Nil	2011.11.28 Yuan-Shang-Zih No. 1000035175

2.	Private placement of common stocks during the preceding three fiscal years and in the current year up to the date of the Prospectus

Item	Date of the first private placement/ offering in 2006: 5 May 2006 (Note)
Class of securities in the private placement	Common stock
Date of approval and amount approved by the shareholders’ meeting	Approved by the first extraordinary shareholders’ meeting held on 31 March 2006; Amount: not more than 350 million shares
Basis for determining the price and its reasonableness
The price for the private placement was determined at a premium over the simple arithmetic average of the closing price of the common stocks on the Taiwan Stock Exchange on either the first, third or fifth business day prior to the price determination date, after adjustment for any distribution of share dividends, cash dividends or capital reduction. The Chairman of the Board was authorized to determine the actual price based on the prevailing market conditions.

Criteria of offeree	The criteria of the offeree of the private placement were as follows:
	(1)	banking industry, bills industry, trusts industry, insurance industry, securities industry or other body corporates or organizations approved by the competent authorities
	(2)	local and foreign natural persons who had full understanding in the financial operation of the Company and met one of the following requirements when accepting the offer:
		1.	with net assets of over NT$10 million by himself/herself or with net assets totaling over NT$15 million together with his/her spouse
2.
with an annual average income of over NT$1.5 million by himself/herself or with an annual average income totaling over NT$2 million together with his/her spouse during the preceding two years. Net assets referred to the market price of the assets situated within or without the Republic of China (R.O.C.) minus liabilities, while income referred to the total combined income reported or assessed pursuant to the Income Tax Law of the R.O.C. plus other specifiable income derived locally and internationally.

(3)
body corporates or funds with total assets of more than NT$50 million as shown in their most recent financial statements which had been audited and certified by an accountant, or with trust property of more than NT$50 million under trust deed(s) signed pursuant to the Trust Enterprise Act

	(4)	directors, supervisors and managerial officers of the Company or its related companies
Reasons for private placement
After taking into account the time-effectiveness, convenience and issue cost of capital financing, the Company decided to conduct a private placement to reinforce its financial structure and introduce strategic investors into the Company.

Number of shares (or corporate bonds) (Note)	350,000,000
Date of completing payment and date of registration	2006.05.05
Date of delivery	2006.07.11
	Offeree		Eligibility criteria	Number of shares subscribed	Relationship with the Company	Involvement in the Company’s operation
Information about the offeree	Chi Mei Corporation		Article 43-6(3) of the Securities and Exchange Act	350,000,000	Director/ major shareholder with a stake of 10%	Nil
Actual subscription (or transfer) price	NT$47.7

Difference between the actual subscription (transfer) price and the reference price	Nil
Effect of private placement on shareholders’ equity (e.g. increase in accumulated losses)	Not materially affected because of low level of dilution
Use of proceeds from the private placing and progress of the plan	N/A
Benefits of the private placing	N/A
Number of certificates of payment of shares (certificates of entitlement to new shares form convertible bond) subscribed or transferred, shares and bonus shares (Note)	50,545,600

Note:	Actual offering information of Chimei Innolux Corporation. The number of issued shares after the merger on 18 March 2010 was 170,731,707 shares, and the number of bonus shares was 24,656,390 shares.

Item	Date of the second private placement/ offering in 2006: 21 December 2006 (Note)
Class of securities in the private placement	Common stock
Date of approval and amount approved by the shareholders’ meeting	Approved by the second extraordinary shareholders’ meeting held on 15 December 2006; Amount: not more than 800 million shares
Basis for determining the price and its reasonableness
The price for the private placement was determined at a premium over the simple arithmetic average of the closing price of the common stocks on the Taiwan Stock Exchange on either the first, third or fifth business day prior to the price determination date, after adjustment for any distribution of share dividends, cash dividends or capital reduction. The Chairman of the Board was authorized to determine the actual price based on the prevailing market conditions.

Criteria of offeree	The criteria of the offeree of the private placement were as follows:
	(1)	banking industry, bills industry, trusts industry, insurance industry, securities industry or other body corporates or organizations approved by the competent authorities
	(2)	local and foreign natural persons who had full understanding in the financial operation of the Company and met one of the following requirements when accepting the offer:
		1.	with net assets of over NT$10 million by himself/herself or with net assets totaling over NT$15 million together with his/her spouse
2.
with an annual average income of over NT$1.5 million by himself/herself or with an annual average income totaling over NT$2 million together with his/her spouse during the preceding two years. Net assets referred to the market price of the assets situated within or without the Republic of China (R.O.C.) minus liabilities, while income referred to the total combined income reported or assessed pursuant to the Income Tax Law of the R.O.C. plus other specifiable income derived locally and internationally.

(3)
body corporates or funds with total assets of more than NT$50 million as shown in their most recent financial statements which had been audited and certified by an accountant, or with trust property of more than NT$50 million under trust deed(s) signed pursuant to the Trust Enterprise Act

	(4)	directors, supervisors and managerial officers of the Company or its related companies
Reasons for private placement
After taking into account the time-effectiveness, convenience and issue cost of capital financing, the Company decided to conduct a private placement to reinforce its financial structure and introduce strategic investors into the Company.

Number of shares (or corporate bonds) (Note)	705,000,000
Date of completing payment and date of registration	2006.12.21
Date of delivery	2007.01.04
	Offeree		Eligibility criteria	Number of shares subscribed	Relationship with the Company	Involvement in the Company’s operation
Information about the offeree	Chi Mei Corporation		Article 43-6(3) of the Securities and Exchange Act	705,000,000	Director/ major shareholder with 10% stake	Nil
Actual subscription (or transfer) price	NT$31.6
Difference between the actual subscription (transfer) price and the reference price	Nil

Effect of private placement on shareholders’ equity (e.g. increase in accumulated losses)	Not materially affected because of low level of dilution
Use of proceeds from the private placing and progress of the plan	N/A
Benefits of the private placing	N/A
Number of certificates of payment of shares (certificates of entitlement to new shares form convertible bond) subscribed or transferred, shares and bonus shares (Note)	64,860,600

Note:	Actual offering information of Chimei Innolux Corporation. The number of issued shares after the merger on 18 March 2010 was 343,902,439 shares, and the number of bonus shares was 31,639,025 shares.

(iii) Recent distribution of shareholdings

1.	Shareholding structure

1 May 2012
Shareholding structure	Government institutions	Financial institutions	Other body corporates	Individuals	Foreign institutions and individuals	Total
Quantity
Number of holders	8	97	537	359,132	833	360,607
Number of shares held (share)	65,338,070	162,548,384	2,911,436,801	2,671,497,554	1,502,149,968	7,312,970,777
Shareholding (%)	0.89%	2.22%	39.81%	36.54%	20.54%	100%

2.	Distribution of shareholdings

Book value $10 per share
1 May 2012
Classification of shareholding	Number of shareholders	Number of shares held	Shareholding
1 - 999	115,406	36,725,497	0.50%
1,000 - 5,000	164,505	376,802,538	5.15%
5,001 - 10,000	39,367	295,974,986	4.05%
10,001 - 15,000	13,535	166,681,510	2.28%
15,001 - 20,000	7,953	144,796,135	1.98%
20,001 - 30,000	7,317	183,796,554	2.51%
30,001 - 50,000	5,598	221,799,633	3.04%
50,001 - 100,000	3,943	277,383,217	3.79%
100,001 - 200,000	1,632	228,961,037	3.13%
200,001 - 400,000	647	179,661,095	2.46%
400,001 - 600,000	229	112,683,720	1.54%
600,001 - 800,000	98	68,686,252	0.94%
800,001 -1,000,000	57	52,561,142	0.72%
More than 1,000,001	320	4,966,457,461	67.91%
Total	360,607	7,312,970,777	100%

3.	List of major shareholders: Names, number of shares and shareholdings of shareholders with a stake of more than 5% or top 10 shareholders by shareholdings

1 May 2012

Names of major shareholders	Number of shares held	Shareholding
Chi Mei Corporation	992,421,306	13.57%
Lian Ci Development Corp.	261,082,083	3.57%
Terry Tai-Ming Gou	212,938,231	2.91%
Hyield Venture Capital Co., Ltd.	153,888,478	2.10%
Compal Electronics, Inc.	134,681,805	1.84%
Hon Hai Precision Industry Co., Ltd.	129,147,565	1.77%
Foxconn Technology Co., Ltd.	111,334,109	1.52%
Hua Jhun Investment Corporation	105,643,697	1.45%
Hong Han Investments Co., Ltd.	96,828,863	1.32%
Chase in custody of the investment account of Norges Bank	95,877,647	1.31%

4.
Directors, supervisors or shareholders with a stake of more than 10% who waived their pre-emptive rights to new shares in a cash capital increase during the preceding two fiscal years or in the current year: N/A

5.
Transfer, pledge or other changes of equity interests of directors, supervisors, managerial officers or shareholders with a stake of more than 10% during the preceding two fiscal years or in the current fiscal year up to the date of the Prospectus:

(1)	Changes in shareholdings of directors, supervisors, managerial officers and shareholders with stake of more than 10%

In shares

		2010		2011		As at 31 July 2012
Job title	Name	Increase (decrease) in the number of shares held	Increase (decrease) in the number of shares pledged	Increase (decrease) in the number of shares held	Increase (decrease) in the number of shares pledged	Increase (decrease) in the number of shares held	Increase (decrease) in the number of shares pledged
Chairman of the Board and President	Hsing-Chien Tuan	206,000	2,000,000	588,000	5,500,000	(1,260,000)	—
Institutional Director	Hyield Venture Capital Co., Ltd.	—	—	—	—	—	—
Representative President	Jyh-Chau Wang (Note 1)	—	—	—	—	—	—
Institutional Director	Wellink Investment Co., Ltd. (Note 2)	—	—	—	—	—	—
Representative Associate Vice President	Jeffrey Hung-Wen Yang	(1,523,200)	(500,000)	535,200	—	—	—
Independent Director	Chi-Lin Wei (Note 3)	—	—	—	—	—	—
Independent Director	Bo-Bo Wang (Note 2)	—	—	—	—	—	—
Supervisor	Ren-Guang Lin (Note 2)	—	—	—	—	—	—
Supervisor	Yi-Fang Chen (Note 2)	—	—	—	—	—	—
Institutional Supervisor	King Sky Investment Holding Co., Ltd.	—	—	—	—	—	—
Representative	Te-Tsai Huang (Note 3)	—	—	—	—	—	—
Vice President	Jeff Ting-Chen Hsu	(1,159,092)	—	1,358,700		(609,000)	—
Vice President	Wen-Jyh Sah (Note 1)	—	—	—	—	—	—
Vice President	Chin-Lung Ting (Note 1)	—	—	(18,000)	—	(198,000)	—

		2010		2011		As at 31 July 2012
Job title	Name	Increase (decrease) in the number of shares held	Increase (decrease) in the number of shares pledged	Increase (decrease) in the number of shares held	Increase (decrease) in the number of shares pledged	Increase (decrease) in the number of shares held	Increase (decrease) in the number of shares pledged
Vice President	Yao-Tong Chen (Note 1)	—	—	—	—	—	—
Vice President	Andre Krebbers (Note 1)	—	—	—	—	—	—
Vice President	Fang-Keng Yang (Note 4)	—	—	—	—	—	—
Associate Vice President	Robert Chih-Hung Hsiao	(348,000)	—	(254,000)	—	(5,000)	—
Associate Vice President	Hsien-Ying Chou	(370,000)	—	(47,000)	300,000	(45,000)	—
Associate Vice President	Roger Chen-Hua Luo	58,346	—	51,800	—	—	—
Associate Vice President	Chen-Hui Lin	57,200	—	(9,200)	—	—	—
Associate Vice President	Jeffrey Hung-Wen Yang	(1,523,200)	(500,000)	535,200	—	—	—
Associate Vice President	Ke-Yi Kao (Note 1)	—	—	(330,000)	—	—	—
Associate Vice President	Chih-Ming Chen (Note 1)	—	—	—	—	—	—
Associate Vice President	Chu-Hsiang Yang (Note 1)	—	—	292,682	—	—	—

		2010		2011		As at 31 July 2012
Job title	Name	Increase (decrease) in the number of shares held	Increase (decrease) in the number of shares pledged	Increase (decrease) in the number of shares held	Increase (decrease) in the number of shares pledged	Increase (decrease) in the number of shares held	Increase (decrease) in the number of shares pledged
Associate Vice President	Tai-Chi Pan (Note 1)	—	—	—	—	—	—
Associate Vice President	Kuo-Hsiung Kuo (Note 1)	—	—	(72,000)	—	(72,000)	—
Associate Vice President	Chung-Kuang Wei (Note 1)	—	—	(108,000)	—	—	—
Associate Vice President	Jia-Pang Pang (Note 5)	—	—	37,000	—	—	—
Associate Vice President	Chih-Ming Wu (Note 6)	—	—	—	—	—	—
Finance Manager	Chien-Ming Chiu	—	—	—	—	—	—
Accounting Manager	Chin-Yuan Chang	—	—	—	—	—	—
Major shareholder	Chi Mei Corporation (Note 1)	—	—	—	—	—	—

Note 1: Appointed on 18 March 2010. Therefore, no changes in shareholdings were taken into account for 2010.

Note 2: Appointed on 29 June 2012. Therefore, no changes in shareholdings were taken into account.

Note 3: Appointed on 1 July 2010. Therefore, no changes in shareholdings were taken into account for 2010.

Note 4: Appointed on 1 March 2011. Therefore, no changes in shareholdings were taken into account for 2010 and 2011.

Note 5: Appointed on 8 November 2010. Therefore, no changes in shareholdings were taken into account for 2010.

Note 6: Appointed on 26 January 2011. Therefore, no changes in shareholdings were taken into account for 2011.

(2) Information about any share transferee who is a related party of the Company:

          During the preceding two fiscal years or in the current fiscal year up to the date of the Prospectus, none of the Company’s directors, supervisors, managerial officers or shareholders with a stake of more than 10% transferred any shares to any person who is a related party of the Company.

(3) Information about any share pledgee who is a related party of the Company:

          During the preceding two fiscal years or in the current fiscal year up to the date of the Prospectus, none of the Company’s directors, supervisors, managerial officers or shareholders with a stake of more than 10% pledged any shares to any person who is a related party of the Company.

6.
Information about top 10 shareholders in terms of shareholding who are related parties under Statements of Financial Accounting Standards No. 6 or spouses or relatives within the second degree of kindred:

	Self-held shares		Shares held by spouse and minor children		Total number of shares held under others’ names		Names and relationship of the top 10 shareholders who are related parties under Statements of Financial Accounting Standards No. 6 or spouses or relatives within the second degree of kindred		Remarks
Name	Number of shares	Shareholding	Number of shares	Shareholding	Number of shares	Shareholding	Name	Relationship
Chi Mei Corporation	992,421,306	13.57%	—	—	—	—	Lian Ci Development Corp.	Investee accounted for by the equity method
Representative: Frank Chin-Hsiang Liao	159,511	—	—	—	—	—		Chairman of the Board of the company
Lian Ci Development Corp.	261,082,083	3.57%	—	—	—	—	Chi Mei Corporation	Parent company of the company
Representative: Frank Chin-Hsiang Liao	159,511	—	—	—	—	—		Chairman of the Board of the company
Terry Tai-Ming Gou	212,938,231	2.91%	—	—	—	—	Hong Han Investments Co., Ltd.	Major shareholder of the company
Hyield Venture Capital Co., Ltd.	153,888,478	2.10%	—	—	—	—	N/A	N/A
Representative: Te-Tsai Huang	236,254	—	—	—	—	—	N/A	N/A
Compal Electronics, Inc.	134,681,805	1.84%	—	—	—	—	N/A	N/A
Representative: Rock Sheng-Hsiun Hsu	2,120,489	0.03%					N/A	N/A
							Terry Tai-Ming Gou	Chairman of the Board of the company
Hon Hai Precision Industry Co., Ltd.	129,147,565	1.77%	—	—	—	—	Hyield Venture Capital Co., Ltd.	Investee accounted for by the equity method
							Foxconn Technology Co., Ltd.	Investee accounted for by the equity method

Representative: Terry Tai-Ming Gou	212,938,231	2.91%					Foxconn Precision Components Co., Ltd.	Chairman of the Board of the company
Foxconn Technology Co., Ltd.	111,334,109	1.52%	—	—	—	—	Hua Jhun Investment Corporation	Investee accounted for by the equity method
Representative: Tung-Liang Lin	—	—	—	—	—	—	N/A	N/A
Hua Jhun Investment Corporation	105,643,697	1.44%	—	—	—	—	N/A	N/A
Representative: Min-Chang Wei	—	—	—	—	—	—	N/A	N/A
Hong Han Investments Co., Ltd.	96,828,863	1.32%	—	—	—	—	Terry Tai-Ming Gou	Major shareholder of the company
Representative: Hung-Jen Chuang	—	—	—	—	—	—	N/A	N/A
Chase in custody of the investment account of Norges Bank	95,877,647	1.31%	—	—	—	—	N/A	N/A

(iv)	Share prices, net assets per share, earnings per share, dividends per share and related information during the preceding two fiscal years

			In NT$ and 000’ shares
Year					As at 30 June 2012
Item			2010	2011
Market price per share	Highest		57.5	40.6	17.5
	Lowest		32.4	10.95	11.35
	Average		41.51	21.75	14.07
Net assets per share	Before distribution		35.39	26.83	23.79
Earnings per share	Weighted average number of shares (000’ shares)		6,478,209	7,312,694	7,312,971
	Earnings per share ($)	Before retrospective adjustment	(2.29)	(8.81)	(3.05)
Dividend per share (Note)	Cash dividend		—	—	N/A
	Bonus shares	From earnings	—	—	N/A
		From capital reserve	—	—	N/A
	Accumulated unpaid dividend		Nil	Nil	N/A
Analysis of return on investment	Price/earning ratio		N/A	N/A	N/A
	Price/profit ratio		N/A	N/A	N/A
	Yield of cash dividend		N/A	N/A	N/A

Note:	The 2011 loss compensation proposal of the Company was approved by the shareholders’ meeting on 29 June 2012.

(v)	The Company’s dividend policy and its implementation

	a.	The dividend policy set forth in the articles of incorporation is as follows:

The annual budgeted net income of the Company shall be distributed in the following order:

	1.	to cover losses

	2.	to transfer 10% to the legal reserve account

	3.	to transfer the others to the special reserve account pursuant to the regulations

	4.	to pay dividends on preferred shares

5.
to pay not less than 5% of the net income as employees’ bonuses. The Company’s employees should meet certain criteria to be entitled to the bonuses. The Board is authorized to determine the relevant criteria.

6.
to distribute the remaining pursuant to the profit distribution proposal of the Board in accordance with the second dividend policy listed above, of which 0.1% shall be paid as remuneration to directors and supervisors and the remaining as dividends to shareholders.

The Company is growing stably in a fast-growing and capital-intensive emerging industry. The Board shall prepare a dividend distribution proposal that caters to the future long-term financial planning of the Company, the investment environment and industrial competition, by taking into account the future capital expenditure and capital requirements of the Company, subject to the approval of the shareholders’ meeting. Nevertheless, the amount of dividend distributed to the shareholders shall not exceed two-thirds of the total amount of dividend during the year.

	b.	Distribution of dividends proposed (paid) this year:

No dividend distribution proposal was proposed at the shareholders’ meeting this year.

(vi)	Effect of the bonus share issuance proposed this year on the business performance and earnings per share of the Company

Not applicable as no bonus share issuance was proposed at the shareholders’ meeting this year.

(vii)	Employees’ bonuses and directors’ and supervisors’ remuneration

	1.	The percentage or range of distribution that can be paid as employees’ bonuses and directors’ and supervisors’ remuneration as set out in the articles of incorporation:

Please refer to the paragraph headed “(v) The Company’s dividend policy and its implementation” on p.38.

	2.	Basis for estimating the employees’ bonuses and directors’

and supervisors’ remuneration for the current period, basis for calculating the number of shares that were entitled to dividend distribution; and accounting of the difference between the actual amount distributed and the estimated amount:

Not applicable as the Company recorded operating losses in 2011.

	3.	Profit distribution proposal that has been approved by the Board but not yet approved at the shareholders’ meeting:

Not applicable as the Company recorded operating losses in 2011.

	4.	Profit distribution proposal that has been approved at the shareholders’ meeting:

Not applicable as the Company recorded operating losses in 2011.

	5.	Distribution of employees’ bonuses and directors’ and supervisors’ remuneration from the earnings in the previous fiscal year:

Not applicable as the Company recorded operating losses in 2011.

	(viii)	Repurchase of shares by the Company: Nil

V.	Corporate bonds (including offshore corporate bonds)

(i) Corporate bonds

Type of corporate bond	2008 Phase 1 Guaranteed Ordinary Corporate Bonds (Note)

Date of issue (processing)	26 December 2008

Denomination	NT$1 million

Place of issue and transaction	N/A

Issue price	Issued at full nominal value on the date of issue

Total amount	New Taiwanese dollar four billion only

Interest rate	Annual interest rate 2.72%

Duration	4 years and 44 days; maturity date: 8 February 2013

Guarantors	Mizuho Corporate Bank, The Bank of Tokyo-Mitsubishi UFJ

Trustee	Trust Department of Taipei Fubon Commercial Bank

Underwriter	Nil

Certifying lawyer	Hui-Chi Kuo, Attorney, of Modern Attorneys-at-Law

Certified public accountant	Su-Li Fang and Hung-Wen Huang, accountants of Deloitte & Touche Taiwan

Repayment
50% of the principal shall be repaid on the 4th anniversary of the date of issue and on the maturity date, respectively. The funds for repaying the corporate bonds shall be budgeted in the annual revenue of the Company.
The principal and interests due shall be delivered to the debt service agent, Shifu Branch of Taipei Fubon Commercial Bank, on the business day prior to the debt service due date.

	Outstanding principal	New Taiwanese dollar four billion only

	Redemption or early repayment clause	Nil
	Restriction clause	Nil

	Name of credit rating institution, date of rating and the credit rating result for the corporate bonds	N/A

Attached with other rights	Amount of common stocks, overseas depositary receipts or other securities transferred (exchanged or subscribed) as at the date of the annual report	Nil
	Method of issuance and conversion (exchange or subscription)	Nil

	Effect of the method of issuance and conversion, exchange or subscription, and issuance conditions on any possible dilution of equity and existing shareholders’ equity	Nil

	Name of custodian of the exchange subject	Nil

Note:	The Company needs to repay the guaranteed ordinary corporate bonds issued by Chimei Innolux due to the merger on 18 March 2010.

(ii) Information about convertible corporate bonds: Nil

(iii) Information about exchangeable corporate bonds: Nil

(iv) Information about issued corporate bonds with shelf registration: Nil

(v) Information about corporate bonds with warrants: Nil

(vi) Private placement of corporate bonds: Nil

VI.	Preferred shares: Nil

VII.	Sponsoring of the issuance of overseas depositary receipts

(i) Sponsoring of the issuance of overseas depositary receipts

Date of issue (processing)	7 November 2007
Item
Date of issue	7 November 2007

Place of issue and transaction	London Stock Exchange

Total issue amount	US$1,352,706,850

Issue price per unit	US$9.02

Total number of units issued	151,186,124 units of overseas depositary receipts in total

Source of the securities represented	Common stock

Number of the securities represented	302,372,248 shares

Rights and obligations of holders of depositary receipts	1. 2.	voting rights dividend distribution, subscription of new shares and other rights

Trustee	N/A

Depositary	Citibank

Custodian	First Bank

Outstanding balance	244,712 units as at 31 May 2012, representing approximately 489,426 common stocks

Allocation of the expenses related to the issuance and the duration	Issue expenses: bear by the issuer Expenses during the duration: bear by the issuer

Important matters set forth in the deposit contract and custody contract
The depositary shall exercise rights and obligations on behalf of the holders of the depositary receipts, while the custodian shall keep the common stocks represented by the depositary receipts for them.

Market price per unit	2011 As at 31 May 2012	Highest	2.87
		Lowest	2.87
		Average	2.87
		Highest	2.87
		Lowest	2.87
		Average	2.87

(ii) Private placement of overseas depositary receipts: Nil

VIII.	Employee stock options

(i)	Employee stock options issued by the Company but not yet mature as at the date of the Prospectus and the effect on shareholders’ equity

31 May 2012
In NT$ and shares

Types of employee stock options	Inherited from the first batch of employee stock options issued by Chi Mei	Inherited from the third batch of phase 1 employee stock options issued by TPO	Inherited from the second and third batch of employee stock options issued by Chi Mei	Issued in 2007
Date of approval by the competent authority	2006.07.18	2007.12.06	2006.07.18/2007.07.02	2007.12.13
Date of issue (processing)	2006.07.19	2007.12.27	2007.07.02	2007.12.20
Number of units issued	11,432	119,875	20,523	25,000,000
Number of shares subscribed as a percentage of total number of issued shares (Note)	0.16%	—	0.28%	0.90%
Duration	6 years	5 years	6 years	6 years
Exercise method	Issue of new shares	Issue of new shares	Issue of new shares	Issue of new shares
Restrictions on exercise period and exercise ratio (%)	2nd anniversary 25% 3rd anniversary 50% 4th anniversary 75% 5th anniversary 100%	2nd anniversary 50% 3rd anniversary 100%	2nd anniversary 25% 3rd anniversary 50% 4th anniversary 75% 5th anniversary 100%	3rd anniversary 40% 4th anniversary 30% 5th anniversary 30%
Number of shares obtained through exercise of options	—	—	—	—
Subscription amount exercised	—	—	—	—
Number of unsubscribed shares	11,432,000	119,875	20,523,000	25,000,000
Subscription price per share of the unsubscribed shares	55.2	64	67.5	66.8
Number of unsubscribed shares as a percentage of total number of issued shares (%)	0.16%	—	0.28%	0.34%
Effect on shareholders’ equity	Not materially affected because of low level of dilution	Not materially affected because of low level of dilution	Not materially affected because of low level of dilution	Not materially affected because of low level of dilution

Note:
The total number of issued shares refers to the total number of issued shares when the stock options were issued. The stock options inherited are calculated based on the common stock capital of the Company subsequent to the merger.

31 May 2011
 In NT$ and shares

Types of employee stock options	Inherited from the fourth batch of employee stock options issued by Chi Mei	Inherited from the fourth batch of phase 1 employee stock options issued by TPO	Issued in 2009	Issued in 2010
Date of approval by the competent authority	2007.07.02	2009.09.01	2009.08.04	2010.06.09
Date of issue (processing)	2007.12.27	2009.09.30	2010.05.13	2011.05.19
Number of units issued	2,254	24,819,250	20,000,000	50,000,000
Number of shares subscribed as a percentage of total number of issued shares (Note)	0.03%	0.34%	0.64%	0.62%
Duration	6 years	5 years	5 years	5 years
Exercise method	Issue of new shares	Issue of new shares	Issue of new shares	Issue of new shares
Restrictions on exercise period and exercise ratio (%)	2nd anniversary 25% 3rd anniversary 50% 4th anniversary 75% 5th anniversary 100%	2nd anniversary 50% 3rd anniversary 100%	2nd anniversary 30% 3rd anniversary 60% 4th anniversary 100%	2nd anniversary 30% 3rd anniversary 60% 4th anniversary 100%
Number of shares obtained through exercise of options	—	—	—	—
Subscription amount exercised	—	—	—	—
Number of unsubscribed shares	2,254,000	24,819,250	20,000,000	50,000,000
Subscription price per share of the unsubscribed shares	80.6	39.2	39.85	26.7
Number of unsubscribed shares as a percentage of total number of issued shares (%)	0.03%	0.34%	0.27%	0.62%
Effect on shareholders’ equity	Not materially affected because of low level of dilution	Not materially affected because of low level of dilution	Not materially affected because of low level of dilution	Not materially affected because of low level of dilution

Note:
The total number of issued shares refers to the total number of issued shares when the stock options were issued. The stock options inherited are calculated based on the common stock capital of the Company subsequent to the merger.

(ii)
Names and acquisition and subscription statuses of managerial officers who have obtained employee stock options and of the top 10 employees in terms of the number of shares they can subscribe through the employee stock options acquired, and whose total subscription amount is NT$30 million or more, cumulative to the date of the Prospectus

31 May 2012
In $000’

				Exercised				Unexercised
Job title	Name	Number of shares under the stock options	Number of shares under the stock options as a percentage of total number of issued shares	Number of subscribed shares	Price of subscribed shares	Amount of subscribed shares ($000’)	Number of subscribed shares as a percentage of total number of issued shares	Number of unsubscribed shares	Price of unsubscribed shares	Amount of unsubscribed shares ($000’)	Number of unsubscribed shares as a percentage of total number of issued shares
President	Hsing-Chien Tuan	9,387	0.13%	—	—	—	—	9,387	26.7~80.6	460,549	0.13%
President	Jyh-Chau Wang
Vice President	Jeff Ting-Chen Hsu
Vice President	Wen-Jyh Sah
Vice President	Chin-Lung Ting
Vice President	Yao-Tong Chen
Vice President	Andre Krebbers
Vice President	Fang-Keng Yang
Associate Vice President	Robert Chih-Hung Hsiao
Associate Vice President	Hsien-Ying Chou
Associate Vice President	Roger Chen-Hua Luo

				Exercised				Unexercised
Job title	Name	Number of shares under the stock options	Number of shares under the stock options as a percentage of total number of issued shares	Number of subscribed shares	Price of subscribed shares	Amount of subscribed shares ($000’)	Number of subscribed shares as a percentage of total number of issued shares	Number of unsubscribed shares	Price of unsubscribed shares	Amount of unsubscribed shares ($000’)	Number of unsubscribed shares as a percentage of total number of issued shares
Associate Vice President	Chen-Hui Lin
Associate Vice President	Jeffrey Hung-Wen Yang
Associate Vice President	Ke-Yi Kao
Associate Vice President	Chih-Ming Chen
Associate Vice President	Chu-Hsiang Yang
Associate Vice President	Tai-Chi Pan
Associate Vice President	Kuo-Hsiung Kuo
Associate Vice President	Chung-Kuang Wei
Associate Vice President	Yen-Sung Chen (Note)
Associate Vice President	Jia-Pang Pang

				Exercised				Unexercised
Job title	Name	Number of shares under the stock options	Number of shares under the stock options as a percentage of total number of issued shares	Number of subscribed shares	Price of subscribed shares	Amount of subscribed shares ($000’)	Number of subscribed shares as a percentage of total number of issued shares	Number of unsubscribed shares	Price of unsubscribed shares	Amount of unsubscribed shares ($000’)	Number of unsubscribed shares as a percentage of total number of issued shares
Associate Vice President	Chih-Ming Wu
Managerial Officer	Chien-Ming Chiu
Managerial Officer	Chin-Yuan Chang

Note: Yen-Sung Chen resigned as Associate Vice President on 13 July 2012.

(iii)	Private placement of employee stock options during the preceding three fiscal years and in the current year up to the date of the Prospectus: Nil

IX.	Merger and acquisition: Nil

X.	New shares to be issued for the purpose of acquiring the shares of another company: Nil

B.	Operation Overview

I.	Operation of the Company

(i) Business

1. Scope of business

	(1)	Major business operation Scope of business

Chimei Innolux is a professional manufacturer of TFT-LCD Flat Panel Displays and its commodities include large-sized and small-to-medium-sized TFT-LCD related products. Large-sized products are generally applied to Liquid Crystal Display, Desktop Monitors and notebooks. Small-to-medium-sized products are used to manufacture tablet computers, portable audio players, GPS for automobiles, aviation and mobile phones, while the equipment of both resister and capacitor-based touch-control panels could be selected.

	(2)	Weighing of Different Business Operations in the Year of 2011

Products	Operating revenues	In NT$000’ Weighing
LCD monitor	75,781,029	15.6%
Small-to-medium-sized module	104,548,550	21.5%
Notebook computer module	35,332,323	7.3%
Large-sized module	254,693,021	52.5%
Others	15,048,191	3.1%
Total	485,403,114	100%

(3)	Current commodities (services) items

The Company’s main products are TFT-LCD panel modules, which are mainly used to manufacture small-to-medium-sized display panels like Desktop Monitors, Desktop Monitor Panels, LCD Televisions and Panels, Notebook Computer Panels, Mobile Phone Panels, and portable audio players

(4)	Planned Development of New Commodities (Services)

The Company is planning to develop new commodities with main focus on Flat display-related products, while continue to delve into key products such as Mobile Phone Panels, medium-sized Display Panels, Electronic Book Panels, Notebook Computer Panels, Desktop Monitor Panels and large-sized LCD Television Panels. Meanwhile, the Company will also expand the product scale and product application and development of both resister and capacitor-based touch-control panels.

2. Industry overview

(1)	Current situation and development of industry

Owing to excellent product properties and improving costs and image quality, TFT-LCD has become the mainstream of various kinds of flat displays in recent years. The application coverage of TFT-LCD is extensive, of which, large-sized products are being applied to the manufacturing of LCD Televisions, Desktop Monitors and Notebook Computers while small-to-medium-sized products are being applied to Flat Panel Computers, portable audio players, GPS for automobiles and mobile phones. Large-sized TFT-LCD products will move towards the goals of energy-saving, better images and narrower frames, thereby offering an incentive to consumers to upgrade the existing product lines. Small-to-medium-sized products will benefit from the popularity of smart phones and the maturity of touch-control technology, and both of which will in turn facilitate the development of small-to-medium-sized panels.

Chimei Innolux adopts the forward –backward integration manufacturing model in response to the development of TFT-LCD Industry, and comprehensively arranges the early phrase glass of every product generation and the later phrase of all-sized modules and integrates IDM product lines, including 3.5 generation, 4.5 generation, 5 generation, 5.5 generation, 6 generation, 7.5 generation and 8.5 generation TFT-LCD plants, 2.5 generation, 4.5 generation and 5 generation touch-control sensor plants and production lines and later phrase module plants for IDM products such as later phrase product lines, Light Guide Plate/Backlight modules, PCB assembly and pressing type paints. The production capacity and scale of every production line are comprehensive and flexible, matching a-Si, p-Si, OLED processing and VA, IPS, TN Fringe field Switching and therefore all-sized products can be produced effectively.

(2) Association of upstream, middle-stream and downstream industries
The Company is an IDM product manufacturer which covers the upstream TFT-LCD Panel production and the downstream System Assembly, the association diagram of upstream, middle-stream and downstream industries which the Company belongs to are shown below:

(3) Product development trend

Characterized with the properties of low electricity consumption, small size, light weight and low radiation, and under the active investment by Japanese, Korean and Taiwanese manufacturers for years, the production techniques for TFT-LCD have become mature. TFT-LCD is currently widely applied to the manufacturing of every kind of flat displays, and almost all notebook computers and desktop displays are equipped with TFT-LCDs. In the market of electrical appliances, major application is found in flat panel television. The future development trend of the abovementioned products are described as follows:

A. Notebook Computers

Given its lower price and huge progress in calculation efficiency in recent years, the sales of notebook computers have grown rapidly, which have become the largest category under the scale of personal computer sales. With the expansion of the market and in order to meet different needs of users, manufacturers have persistently been diversifying the product lines. For the direction of design, consideration is given to consumers’ perspectives towards the importance of mobility and audio effectiveness. The size of the monitor equipped is significantly different and for users who emphasize on mobility, products with smaller monitors are launched to meet their expectations. For users who place less concern on mobility, products are installed with larger monitors to deliver viewing and entertainment experience at a comparable level of desktop computers. Under the present framework of mainstream products, notebook computers equipped with a panel less than 13 inches usually emphasize on advantages of thinness, light weight and long duration of battery usage with higher requirements on the light weight design of panels. 13-inch to 16-inch products are currently the mainstream applications. Products that emphasize delivering visual and audio amenities or used to replace desktop computers are mainly equipped with larger panels of 16 inches or above.

For the specifications of panels, owing to the development of general product lines of panels by all panel manufacturers and the general support of operating systems towards wide screen display, 16:9 products have currently become the mainstream in the market. To meet the trend of light and thin notebook computers, panels with thinner glass and thin-type structure design have become a recent hit.

B. Liquid Crystal Displays (LCDs)

LCD is mainly used with desktop computers, which can be categorized into the binary mainstream markets of office processing and personal audio-visual and entertainment fulfillment. For office processing, LCDs are usually sold in conjunction with the computer by the brand manufacturers, which are of simpler structure and affordable cost that accommodates the budget needs of enterprises and government authorities. As the previous contents and format of CRT displays are used, the specifications are originally 4:3. However, as the operating system begins to support the wide-screen 16:10 and 16:9 specifications, the mainstream has currently turned to wide screen format. For personal audio-visual and entertainment products, wide screen feature is the standard specification. With more emphasis on audio-visual uses, the number of products equipped with wide vision techniques and 3D functions have recently increased in a gradual manner.

As TFT-LCL products are getting less expensive, the market shows a greater acceptance of larger-sized Liquid Crystal Displays. Products that serve the purpose of office processing have gradually enlarged from 18.5” and 19” to 20” and 21.5”. In average, the products for personal audio-visual amenities are larger in size and the recent product has been gradually dominated by 23.6” and 27” version. With improvement in lighting efficiency and energy-saving and environment-friendly properties, equipping LED products with LED backlight has become a mainstream measure since 2011.

C. LCD Televisions

Since 2005, the manufacturers of Taiwan, Korea and Japan have started mass production in their sixth generation production lines, thus sharply increasing the production of TFT-LCD panels of 32 inches or above and accelerating the consumption of LCD televisions by households. Recently, LCD televisions have rapidly become popular due to continuous development in the production capacity of the 7th, 8th or even later generations and advancement of various production technologies. In spite of the fact that LCD TVs have become a preferred consumer choice, they also serve as stimulation to the demand of replacing traditional televisions.

While these products are becoming more popular, mass production of and technological advancement in large-sized generation lines have also effectively lowered the cost of large-sized panels. Larger-sized products of 42”, 46”, 50” and 55” launched by manufacturers have been well-received by consumers, and even products of 60” and 65” have gradually found their places in the market.

Apart from the enlargement of size, panel manufacturers have also started to enhance the added values of their products. The introduction of LED backlight has enabled LED televisions to become thinner, lighter and better-looking. Besides, coordinating with the promotion of 3D Films and 3D TV Channels in 2011, panel manufacturers also produce panels that support 3D display functions, which accelerates 3D application in households. At the same time, in order to further enhance the added value of the products, manufacturers also start to produce more combinations of product sizes for the existing product lines to meet the demands of different consumer segments.

D. Small-to-medium-sized Panels

Prior to 2008, Japanese panel manufacturers led the small-to-medium-sized panels industry in terms of technological capability and output. After 2009, the output of panels by Taiwanese manufacturers started to exceed their Japanese and Korean counterparts and became the leader in the small-to-medium-sized panels industry. As competitions within the industry got fiercer, more and more small-to-medium-sized panel manufacturers began to use later generations of plants to produce their panel products. Since 2011, some panel manufacturers have even begun to use G6 plant level to conduct mass production of panels designated for mobile phones. Competitions in small-to-medium-sized panels is not limited to price competition, but also market demands on panels with higher resolution and better image quality, which urged small-to-medium-sized panel manufacturers to make advancements on technologies. Looking forward to 2012, apart from possessing the competitive edges of IPS Fringe Field Switching, the manufacturers must also continuously invest in AMOLED innovation or researches and development of the next-generation panel technologies such as flexible panels with an aim to develop products with more niches on top of price competition and widen their distances with competitors in terms of technology so as to operate in the industry perpetually.

(4) Market Competition

For industry competition, the ranking in terms of output volume among those countries engaging in TFT-LCD industry is South Korea, Taiwan, Japan and Mainland China respectively. Large scale of investment and the support from self-owned brands of two Korean corporations, Samsun and LG, make Korea the leader of the industry in terms of output and product values in recent years. Capitalizing on perfect integration of supply chains and high production efficiency, Taiwanese manufacturers have a market share next to Korea, and key manufacturers include Chimei Innolux Corporation and AU Optronics. Since Japanese manufacturers suffer from appreciation of the Japanese yen and rising production cost, their global market share is gradually declining. On the other hand, owing to the support of extensive domestic consumption market in Mainland China, the government supports on and manufacturers actively invest in the industry. BOE and ChinaStar have even made a great leap forward to the 8th generation product line in recent year.

3. Technology and R&D overview

(1) Technological level and R&D development

The Company continues to develop the display techniques in order to meet the environmental standards and accommodate market demands for use of environment-friendly materials, energy-saving and low consumption devices, high aperture ratio, high image quality, driving technology, light weight and thinness, narrow frames as well as eurythermal. In addition, the Company’s future product design and R&D will focus on product design and technological development of environment-friendly products, such as LED backlight environment-friendly design, touch screen control panels technology, LCD TV display technology and other future green and environmentally-friendly products related to TFT-LCD.

(2) Research and development

The Company has long been investing a considerable amount of human resources, resources and money into R&D works related to the enhancement of product quality, new material manufacturing skills and application of new products. Particulars on the Company’s R&D in respect of these three aspects are explained as follows:

A. Enhancement of product quality:

Examples include Fringe Field Switching, high resolution techniques, ultra energy-saving techniques, de-weighing and thinning techniques, high contrast techniques, high aperture ratio, Gate on Panel techniques, high-image-quality 3D techniques, narrow frame techniques, etc.

B. New materials manufacturing skills:

Examples include OLED, IGZO techniques, bronze making techniques, photo-alignment technology,

AFM Nano-rubbing, light mask reducing, etc.

C. Application of new products:

The Company has gradually developed products applied in fields such as Mobile Phone, DSC, GPS, MPD, Net Book, e-Book, Tablet, NoteBook, Monitor, TV, medical services, automobiles, aviation and Touch-control Panel, which covers TFT-LCD products of 1.36-65 inches. The Company contemplates that relevant human resources and funds will be continuously devoted for developing more varieties of size, lighter, thinner, more environment-friendly and energy-saving and more energy-efficient TFT-LCD products with a view to comply with future product application and development trend and accommodate the needs of various customers from all fields.

(3) R&D staff and their academic qualifications

Academic qualifications	Unit: Person; Year 31 May 2012
Doctors	64
Masters	1,678
Bachelors	1,013
Tertiary education	388
Senior secondary (vocational training)	232
Total	3,375
Average age	32.8
Average years of service	5.2

(4) R&D fees incurred in the preceding five fiscal years

Item	2007	2008	2009	2010	In NT$000’ 2011
R&D fees	1,388,666	1,507,254	1,734,751	7,158,832	8,682,421

Note: The figures between 2007 and 2009 indicate R&D fees of the Company (formerly Innolux Display) prior to the merger.

(5) Successful Development of Technologies and Products

Technologies and products successfully developed by the Company are explained from the perspective of various product applications as follows:

TV:

(1) The Company is the first manufacturer in the world to develop the best cutting-utilization ratio

29”/39”/50” in a G5.5/G6/G7 generation plant. The traditional 27”/37”/47” is replaced by the same number of cuttings and created market differentiation and raised the added value of the Company’s products.

(2) The introduction of high photo alignment technology greatly raised the PA of large-sized panels by at least 10%, thus effectively enhancing product quality as well as cost and specification competitiveness.

(3) The Company successfully developed the large-sized and short single-side Edege- LED internal reflection, which equipped with the LED design of high power factor and high brightness, could greatly reduce the number of LED used and save energy, thereby comprehensively enhancing the overall market competitiveness for its panels.

(4) The Company successfully developed large-sized Direct Type LED’s internal reflection, which raised the image quality, replaced the traditional design of CCFL’s thick panel, and accelerated the coming of the LED era while being capable of striking a balance between quality and cost.

(5) The Company successfully developed and mass-produced the series of 32”/39”/42”/50” 9.9mm narrow frame LED 3D model, providing high quality 3D image and products of better-looking and contemporary design.

(6) The Company successfully developed 32” GOP (gate on panel) technology, which saved the usage of scan IC and its production time, while helping the design of narrow–frame products. The product will also be applied to 39”/ 50” versions in the future.

(7) A new colour photoresist was developed, which markedly improved the problem of dim spots and blue-inclined colour, lowered the cost of photoresist materials and raised product quality and cost competitiveness.

(8) Thin 0.5mm glass was developed to cut usage and cost of glass used. Mass production of the glass was successfully introduced to the production of 32”/39” products. It is anticipated that the glass will be gradually introduced in the production of later generation of plants and large-sized products over 42” and the development of the whole series is expected to be completed by 2012.

Monitor:

(1) The Company led the world by developing the first Super Fringe Field Switching Panel for the use of 23.6” Monitor. The new panel complied with the specifications of high brightness, stark contrast, high colour gamut, etc. In addition to raising product quality and added value, the technological breakthrough also provided customers with the best choice in the field of advanced LCD Panel Monitor.

(2) The Company developed the world’s least energy consuming monitor. The 23.6” monitor consumes less than 6 watt while the 27” monitor consumes less than 9 watt, which both represent only 20% of the usual energy consumption of the traditional design, causing a great sensation in the display industry.

(3) The Company developed the third generation of Shutter 3D Vision Display, which adopted the unique technology of Scanning Backlit to achieve total elimination of 3D visual crosstalk and thus provided users with the greatest 3D visual amenities.

(4) The Company developed the Super-thin Monitor Panel and slashed the thickness of 21.5”/23.6” Liquid Crystal Panel Module to 6.6 mm, only accounting for 60% of the thickness of the traditional design. The monitor decreased the thickness of the monitor’s thinnest area to only approximately 10 mm, and provided customers with the feasibility of a thinner and better-looking design and thus raised product value.

(5) The Company lengthened the lifespan of LED Backlit Model to 50,000 hours, being the sole manufacturer to guarantee the lifespan of 50,000 hours in the world, and provided customers and consumers with the best product quality.

Notebook:

(1) The Company developed 13.3”HD with Collimated BLU, producing an incredible electricity-saving panel which used around 1W at the brightness level of 200 nits.

(2) The Company developed 11.6”&13.3” FHD Ultra-Fringe Field Switching panel with a thin and light design (2.9mm max), thus accommodating the demand for advanced Ultrabook models.

(3) The Company comprehensively started the thin and light design of 11.6”HD / 13.3”HD / 14.0”HD / 15.6”HD mainstream models, enabling system plants to adopt panels of these specifications to easily attain Intel’s specific requirements on Ultrabook.

(4) The Company developed 10.1”1200x1920 Auto 3D panel Technology, which was exhibited at CES Show.

Small-to-medium-sized:

(1)
The Company developed the high-resolution Auto 3D Display Technology which enabled the shifting between 2D and 3D modes. The technology has the rate of 3D Visual Crosstalk of less than 1%, thus offering comfortable visual amenities when viewing photos or films.

(2)
The Company developed eye-tracking technology. If the technology is applied to the Multi-view Auto 3D Display, it can actively track users’ eyeball movement and instantly display images of multi-view depth. The technology brings up a totally new viewer experience for portable devices and consumptive electronic products by reducing the deficiencies of ordinary Auto 3D Display that 3D visions are only available at a particular position.

(3)
The Company developed 3.5” and 3.0”high-resolution active organic lighting display technology ‘TRUEOLED’. By using OLED materials and colour filters, high-resolution panels can be produced at low cost and high yield rate without undergoing the precise FMM making process.

(4)
The Company developed a-Si GOP which enabled panels to no longer use Gate Driver IC, and thus lowered the cost, maintained low electricity consumption and effectively diminished the frame borders of panels.

(5)
The Company is the first to develop high-resolution (720HD) IPS panels of 1.1 mm frame borders, which have effectively reduced the size of panel modules and accommodate smart phone users’ needs on narrow frame borders, thus adding freedom to the external design of displays of consumptive and portable mobile devices.

Touch-control Panels:

Chimei Innolux has initiated three solutions to touch screen control technology ( including WIS, ITS, Passive Stylus):

(1)
WIS (Window Integrated Sensor): A technology which integrates the cover glass and cover sensor. The advantages of the technology include drastic decrease in the thickness of touch screens and satisfactory performance in terms of optics/electronic property/structure. The technology can be equipped with panels of various sizes to meet the development trend of lighter and thinner electronics products. The technology can also be applied to mobile device displays of various sizes.

(2)	Chimei Innolux continued its past development of and experience in ITS (in-cell touch sensor) for VA technology and launched thin and light high transmittance IPS Panels Modules that can be applied in advanced smart phones.

(3)
Passive Stylus---It is unnecessary to install antenna design on the touch screens for the function of Passive Stylus. Passive Stylus diminished the frame borders of touch screens to achieve a narrow border design and only an ordinary conductor is required for Passive Stylus. Under the existing technology, the apex can be reduced to 2~3mm with no specially designed sensor units installed for touch screen control, and therefore enhanced the commonality of adding touch screen functions in the market.

Special Application

21.3” (IPS; 5 MegaPixel) Liquid Crystal Panels for medical use: possess properties of high resolution, high brightness and stark contrast. The panel adopts the new 10 bits Drive Technology and highly efficient LED BL. With perfect image quality, medical staff could make a more accurate diagnosis.

4. Business Development in Short and Long Run

(1) LCD Televisions

Owing to the active inputs from upstream and downstream manufacturers along the supply chain, LCD Televisions are making rapid progress in product specification, production efficiency and cost improvement and have in recent years become the mainstream in the global television market. It is estimated that in 2011, LCD Televisions accounted for over 80% of the world aggregate TV sales. Along with the rapid growth in developing countries’ GDP, there will be a new wave of sales and business opportunities for LCD Televisions. Coupled with the demands for replacing tablet televisions in developed countries, the sales growth is anticipated to be maintained at 10% per annum in the next five years. With ever-updating of product specifications and functions, there are still numerous business opportunities in the LCD Television industry.

To cope with fierce market competitions, Chimei Innolux has initiated development strategies which deepens cooperation with customers and commits to raising the added value of products. For customer relationship, owing to the fact that Chimei Innolux is the world’s third largest LCD television manufacturer, it has become a supply chain partner with major LCD television brands around the world. Through proactive cooperation with customers in various aspects such as product development and supply chain organization and management, Chimei Innolux manages to extend the life span of its products, reduce fluctuations in the course of production and transportation, relieve the pressure of inventory for finished goods and raw materials, and create a win-win situation between business partners.

The Company also utilizes innovation to increase product values. Leveraging on long-term accumulation of R&D and production technology, the Company has launched a series of market-dominating innovative products, such as new products of innovative sizes, of better outlook and of higher resolution, while the market weighing of LED and 3D products are expanded continuously.

(2) LCD

The maturity of development of personal computers and plummeting prices of notebook computers contribute to flat off the sales of desktop personal computers, causing a declining growth rate of LCD sold in a complementary manner. According to the statistics of DisplaySearch, a market survey organization, the sales of desktop LCD first recorded a negative growth in 2011.

Looking forward to 2012, the introduction of Window 8 Operation System by Microsoft Inc. is anticipated to trigger a new wave of replacement of old computers by consumers and enterprises, and thus a higher sale growth is expected in the PC market, which will in turn create new demands for LCD.

To pinpoint this specific product market, Chimei Innolux will undergo enhancements on specifications and exterior design in accordance with the sales trend, which will serve as the cardinal point of its development. Recently, energy-saving, low consumption, light and trendy LCDs have become the market’s focus. According to the estimates of DisplaySearch, the LED backlit transmittance rate of Desktop Display Panels will reach over 70% in 2012 worldwide. Chimei Innolux’s product design will move in the direction of energy-saving and environment-friendly lifestyle. The Company will continuously increase the weighing of LED Models in its product lines and launch ever-lower-energy-consumption products in the market. Besides, in order to increase product value, Chimei Innolux will also increase the Fringe Field Switching Model product lines and in turn introduce products of better outlook design such as narrow frames to gain a wider pool of customers.

(3) Notebook Computers and Tablet PC

Tablet PCs launched by the Apple Inc., a US corporation, have created a new market in the personal computer arena. A great leap was witnessed in the sale growth of tablet computers in 2011. With reference to DisplaySearch’s statistics, in 2011, the global output of Tablet PCs with a size of 7 inches exceeded 80 million, of which, over the global 9.7” models reached 50 million. From the point of view of consumers, Tablet PCs can substitute notebook computers, and therefore the sales growth of the latter slowed down. According to the estimates of DisplaySearch, the sales growth of notebook computers in 2011 was only 4%, which is the lowest in recent years.

Looking forward to 2012, as Microsoft Inc.’s Window 8 Operation System has introduced support for the usage of Tablet PC, the market of Tablet PC will still maintain a fast pace of growth. For notebook computers, in addition to new demands created by the introduction of Window 8 Operation System, wide support was also received for Ultrabook specifications from brand manufacturers after active promotion of Ultrabook by Intel Inc. in the second half of 2011, which has induced the gradual introduction of Ultrabook models from 2012. A new operation system with new design standards, together with Intel Inc.’s launching of the new platform Ivy Bridge, will stimulate new demands, and the sales of notebook computers will witness a relatively higher growth.

With respect to Tablet PCs, Chimei Innolux will continuously deepen cooperation with major brands to consolidate its market share. For notebook computers, to meet the requirements of Ultrabook’s thin and light specifications, the main goal of slim design will continue, and it is anticipated that future notebook computer screens will follow the development trend of electricity-saving, light and thin, multi-touch-control, stark contrast and Fringe Field Switching. However, these kinds of products pose a higher entry barrier, require a higher degree of technological maturity and closer cooperation between upstream and downstream. CMI will continue to invest resources and forge close cooperation with major ODM and large brand manufacturers around the world to reinforce the penetration rate of new products.

(4) Small-to-medium-sized Panels

The demand for mobile phone panels is great in the application of overall small-to-medium-sized products. Given the climbing penetration rate of smart phones for years, touch-control panels of high resolution has become a tremendous hit; With Tablet PC becoming a hot topic in the consumptive and electronics market, incentives for new growth will be injected into the small-to-medium-sized panel industry. Chimei Innolux possesses a range of products that meet the market needs such as touch-control panels, high-resolution panels, low-electricity-consumptive panels etc. In particular, the excellent image quality produced by Super Fringe Field Switching utilizing the IPS Fringe Field Switching Technology attracts customers of various mobile brands. Meanwhile, Chimei Innolux is committed to develop AMOLED products in preparation of demands for next generation panels of slimmer design and better quality image.

(5) Special Application Products

Customers in industrial and medical sector application are characterized by longer product introduction and examination cycle and higher requirements on specifications and reliability as compared with consumptive electronics, while long-term and stable cooperation relationship is also emphasized. As such, there are fewer changes on design upon introduction and the demand is relatively more stable. Chimei Innolux’s strategies for this category are as follows:

A.
Product strategies: LED products of high standards and high efficiency meeting the global Green Product Criteria will be launched and Chimei Innolux will work with key customers to develop new wide-screen panels designated for industrial use to cater for the needs on change of wide screen application in the market.

B.
Customer strategies: Customers at international level such as Siemens, NCR, IBM will be targeted for the introduction of our products. Chimei Innolux is committed to establishing its international brand image in the area of special application by capturing the top five customer groups in respective application markets.

C.
Supply strategies: By getting the co-operation from strategic suppliers, Chimei Innolux will establish a long-term and stable supply guarantee on key material supply chain such as LED and IC to build up the image of long-term supply in the customer-end.

(ii) Market and sales overview 1. Market Analysis

(1) Regions selling (providing) primary products (services)

			In NT$000’
Regions		Sales value in 2011	Percentage
	Domestic sales	107,145,590	22.07%
	America	92,299,626	19.02%
	Europe	33,068,315	6.81%
External sales	Asia	248,597,930	51.22%
	Others	4,291,653	0.88%
	Subtotal	378,257,524	77.93%
	Total	485,403,114	100%

(2) Market share

According to the statistics from DisplaySearch, the market share of the output of large-sized panels of Chimei Innolux was 17.9% in 2011, being the third largest supplier of LCD panels in the world. Under the classification by applied products, Chimei Innolux’s LC screen panels accounted for 23.3% of the world, still ranking the second in the world; LCD Television Panels accounted for 20.8%, remaining as the third largest supplier in the world; Notebook computers (including Tablet PCs) accounted for 12% of the world, still ranking the fourth in the world. In general, Chimei Innolux could manage to maintain a satisfactory performance in terms of market share of applied products even under harsh economic environment and fierce market competition in 2011. Regarding small-to-medium-sized panels, Chimei Innolux had a 10% market share in 2011, being the third largest manufacturer in small-to-medium-sized panels.

(3) Demand, Supply and Growth of the Future Market

Panel Industry

With excellent product properties and gradual progress in cost and image quality, TFT-LCD has in recent years become the mainstream of all flat displays. Following the enhancement on application level and the penetration rate, the sales will still continue to grow in the coming years. According to the estimates of DisplaySearch, the global output of large-sized TFT-LCD Panels in 2012 will reach 870 million, a 22.4% growth from 2011. If the market scale at several primary application levels is analyzed, the market scale of LCD Televisions will witness a continuous and steady growth along with the development and technological introduction of products with new sizes. It is estimated that the global output of LCD Televisions will reach 258 million in 2014, with an estimated average annual growth of around 8%. The global output of LCD Monitors is estimated to reach 200 million in 2014 with an estimated average annual growth of over 3%. The penetration rate of high-value products will gradually rise following the increase in users’ demand for large-sized and high-resolution products. As to notebook computers and Tablet PCs, they have become a tremendous hit in the market after having benefitted from the launching of Tablet PC in 2010 and their output therefore witnessed a sharp hike. In particular, it is estimated that the output of Tablet PCs and mini-laptops in 2012 will reach 140 million, a 23.6% growth from 2011. Ultrabook products developed in the second half of 2011, and will gradually become a mainstream in 2012, which coupled with the introduction of Microsoft’s Operation System Window 8 in the second half of 2012, is expected to trigger a new wave of NB replacement. It is estimated that the market scale of notebook computers (including Tablet PCs) in 2014 will reach 531 million with an estimated average annual growth of 22%.

Sources: DisplaySearch

DisplaySearch estimated that the overall market of small-to-medium-sized panels would show a trend of growth in 2012. The 2012 output of mobile phones would increase to 1.9 billion from 1.7 billion in 2011 with an annual growth of 12%. With the anticipated growth of smart phones, the output of mobile phone panels will continue its growth well into 2015.

Source: DisplaySearch

Difficulties to predict fluctuations in the overall economy, expansions and competitions in the industry and with market newcomers, and ever-changing and new technology and product application are the uncertainties which aggravate the fluctuations in the demand-supply cycle of the TFT-LCD Industry. To cope with increasingly keen competitions and challenges ahead, Chimei Innolux is committed to enhancing its respective competitiveness:

●
Enhance operation efficiency, refine management and continuously foster operations in respect of marketing, product development, production and manufacturing, customer Services and technology R&D, while enhance operation efficiency and sales gross profit, and strengthen cost management and control to reinforce operation competitiveness.

●
Continuous devotion to R&D, enrich skilled talents and R&D power, improve product design and material application, and develop advanced production processes and new generation of display technology so as to create leading advantages in respect of technology and costs on product innovation.

●
Active deployment of new products and comprehensive product lines, provide an extensive product coverage from multi-sized televisions and computers to mobile devices and products designated for different purposes such as medical and industrial uses, as well as different modes of sales in respects of panels, PSP and touch-control integration to lower the risk of fluctuations in a homogeneous product market.

●
Strengthen integration of the supply chain, foster close cooperation with suppliers, deepen the deployment with strategic customers, improve the responsiveness to demand-supply fluctuations, while enhance customers’ satisfaction.

(4) Competitive niches

Operation Mode:

Since the merger of three companies into one single entity, the overall integrated effectiveness of the Company has been working well. By adhering to the operation approach of “Leadership under technology and product quality, Vertical and horizontal integration, Enhancement on production efficiency and product quality”, the operational efficiency has been greatly enhanced and Chimei Innolux has gradually managed to get a breakthrough in this competitive industry.

Vertical and horizontal integration:

           In order to strengthen the integrity of its products, enhance cost competitiveness and put the effectiveness of supply chain management into play, Chimei Innolux, in addition to the production of TFT-LCD Panel Modules, has mastered the design and manufacturing of a relatively high proportion of components, including LCD panels, colour filters, light guide plates, backlit modules, PCBA and structural parts etc. All of these components can either be manufactured in its local factories or overseas subsidiaries. With such a high level of vertical integration, Chimei Innolux benefits from the advantages of lower cost, swift responses and guaranteed product quality in terms of manufacturing of products.

Product mix:

           The Company’s primary products are TFT-LCD Panels Modules which have an extensive coverage of large-sized panels such as LCD televisions, desktop monitors and notebook computers, small-to-medium-sized display products such as mobile phones, Tablet PCs, and automobile displays, and its product mix is quite comprehensive.

Cost Advantages:

Capitalizing on mass-production experience of both domestic and overseas TFT-LCD manufacturers, the Company can save a huge amount of time for exploration and learning. For the procurement of machines and equipment, the installation experience as a supplier can also help to save some of the time cost. Coupled with the above-mentioned unique operation mode and the advantages of vertical and horizontal integration, the Company enjoys better cost advantages than other industry players for production.

Overall effectiveness of marketing:

The Company possesses excellent marketing channels and direct contact with world class customers, which enables it to provide comprehensive products of swift design and globalized services as a world class manufacturing giant and offer convenience for customers via its one-stop procurement.

Looking into 2012, the Company’s product lines for large-sized and small-to-medium-sized panels will become more comprehensive and will be more able to provide one stop shopping services for customers. A marked difference will be witnessed in capacity scale, product design capability, quality and quantity, supply organization and management and financial stability, and the enhancement will definitely satisfy customers and in turn enlarge the market share of its panel products.

Customization capabilities

By capitalizing on excellent vertical integration and cost advantages, the Company can provide customized products for its customers.

     (5) Favorable and unfavourable factors in long-term development and countermeasures

Favourable factors:

A. Continuous introduction and growth of new applied products

Fast progress made in wireless telecommunications technology and cloud computing has gradually enabled connection and integration among televisions, personal computers and mobile phones. Recently, the so-called “Three Screens and One Cloud” has become the hot topic in the market. As every item of Cloud Information Service is about daily life, Flat Display appears to be extremely important with its function as information interface. In pursuit of more information, consumers’ demands for large-sized and high- resolution electronics rise and has accordingly stimulated the growth of TFT-LCD products. In 2012, the mainstream product of major TV brand manufacturers around the world is “Smart TV”, signifying the beginning of the rapid integration of Cloud Application into television sector.

For LCD Monitor, as the market scale has become mature, consumers’ demands for the energy saving features and high image quality for products, thus facilitating consumers to upgrade their existing product lines. For notebook computers, the new market driving force originates from the promotion of new operating system and calculating platform. For small-to-medium-sized panels, the popularity of smart phones and maturity of touch-control technology are set to contribute to the rise in the output of small-to-medium-sized panels.

In addition, the speedy growth of Tablet PC in 2011 pushed the Company to take the initiatives to enter into the market of the product, which will contribute to the output of medium-sized panels.

B. Sound customer base

The primary customer source of Company is world class consumptive electronics manufacturers, which are of prominent positions in global television, personal computer and mobile telecommunication markets. Given the obvious market integration trend of the consumptive electronics and personal computer market, the future market direction will still be led and dominated by large international manufacturers, and those large ones will remain strong. As such, on the existing major customer base, the Company would not only witness a speedy growth in terms of operating revenues, but also an anticipated continuous growth in its market share.

Under the overall effect of the merger of three companies into one single entity, the completeness of the Company’s product lines is raised and the customer base is further consolidated. Leveraging on the existing customer base, the Company will continuously develop prospective customers in emerging markets. It is estimated that Chimei Innolux’s operating revenues will witness a long-term, steady and rapid growth, while its global market share will also increase gradually.

C. Globalized deployment

The Company positions itself as the world’s best manufacturer and supplier of Liquid Crystal Panel Modules and Liquid Crystal Displays. Since its foundation, the Company has been actively involved in global deploy, and has now established manufacturing bases in Shenzhen, Ningbo, Foshan and other places in Mainland China for the production of Liquid Crystal Panel Modules and Liquid Crystal Displays in later phrase. In compliance with the target of “Instant Supply”, hubs have also been set up in important cities in Asia, Europe and America to consolidate the long-term cooperation with different customers.

D. Thorough vertical integration:

The Company engages in the R&D, production and sales of Liquid Crystal Panels, modules, structural parts and system assembles. Compared with assembly manufacturers who engage solely in the production of Liquid Crystal Displays, the Company is more cost-competitive, and manages to satisfy the objective of offering instant services to customers.

Unfavourable factors and countermeasures:

A. Inevitable supply and demand imbalance under fierce competitions:

The LCD Panel Industry is affected by various factors such as rather highly capital intensive and longer establishment duration and therefore it has a more obvious business cycle as compared to other industries and uneasy to maintain the demand and supply balance. In the supply side, Taiwanese, Japanese and Korean counterparts are still committed to planning the construction of the next generation panel plants, and the gradual increase in the production capacity of Chinese counterparts since 2012 will also impose pressure on the industry. The Company has been the world’s third largest panel manufacturer in terms of production capacity, and its advantages and competitiveness are significant.

B. Heavy reliance on foreign companies for technology and patents

TFT-LCD industry involves various kinds of technologies and patents. As foreign manufacturers who entered in the industry in early stage have already applied for relevant patents for some technologies, to avoid infringement on patents in the course of production, since its foundation, the Company has been actively committed to developing self-owned patents and technologies by recruiting local and overseas talents to join the R&D team while evaluating the feasibility of obtaining the rights to use several key technologies through negotiation with foreign manufacturers. For intellectual property rights, apart from active involvement in R&D and application for various patents, the Company continuously builds up a strong legal support term to ensure that no infringement on its intellectual property rights takes place.

2. Important usage and production process of major products

(1) Important usage of major products

A. TFT-LCD

TFT-LCD products are display devices for digital information communication, with extensive applications including commercial-and-industrial-use information display devices, computers, and display devices for telecommunications-related and consumptive electronics. Following the development of the digital era and 3C integration in the market, the primary application arenas of TFT-LCD products are currently classified as:

●	Information Technology (IT): Desktop Liquid Crystal Displays, notebook computers and Tablet PCs etc.

●	LCD TV

●
Communications and Consumer Electronics: applications to mobile phones, digital cameras, digital video recorders, digital photo frames, automobile displays, portable DVD displays, palmtop game players, Tablet PCs and other highly mobile and portable electronics, etc.

●	Special applications: applications to medical panels, autopilots, GPS for automobiles, and other touch-control panel, etc.

B. Touch-control panel business

●	Small-sized (less than 7 inches) products are mainly applied in smart phones, multi-media players, personal navigation devices and digital cameras etc.

●	Medium-sized (7-19 inches) products are mainly applied to Tablet, eBook, Ultrabook and notebooks, etc.

●	Large-sized (over 20 inches) products are mainly applied to All-in-one desktop computers and public information displays, etc.

(2) Production process of major products

A.	There are three production processes for TFT-LCD:

●
Array or TFT Process : Input and cleansing of glass substrate→gate metal plate sputtering→gate metal plate sputtering and lithography etching→semiconductor plate biocontinuous membrane→ semiconductor plate lithography etching→source/drain membrane→source/drain metal sputtering→ source/drain lithography etching→protective membrane production process→protective membrane lithography etching→transparent conductor plate sputtering and lithography etching→thin LCD membrane charge sensing→completion of thin LCD membrane array.

●	Cell or LCD Process : combine the glass extracted from the array (as substrate) with the glass substrate of colour filter and injects Liquid Crystal into the spaces between two glass substrates

●
Module Assembly or LCM Process: glass produced in the cell process is used and assembled with various components such as Backlit Plate, circuits, exterior frames, which should be assembled in the form of Open cell, module and systems in accordance with different customer needs.

B.	Touch-control panels business

●	Sensor Process: utilize semiconductor yellow light production process to install a sensor on the glass

●	Lamination & FPC Bonding Process: the sensor-glass mentioned in the preceding paragraph, as the substrate, is completely laminated with the protection cover, and stressed and bonded with FPC

●	Touch-control Panel & LCD/LCM Direct Bonding & Advanced Direct Bonding:

	1.	TP & LCM: LCM serving as substrate and comprehensively laminated with TP

	2.	TP & LCD: LCD (open-cell) serving as substrate and comprehensively laminated with TP, and then bonded with BLM

3.	Supply conditions of major raw materials

Names of Raw Materials	Suppliers	Supply Conditions

LCD Panel	Supplier N, Supplier C, Supplier A	Good
Driver IC	Supplier B, Supplier E	Good
Glass	Supplier K	Good
Polarizer	Supplier F, Supplier D	Good

4.	Explanation on significant changes in gross profit margin of primary products or departments in the preceding two fiscal years

				In NT$000’
			Increase or decrease in amount
Item	2010	2011		Percentage change
Year
Net operating revenues	473,695,780	485,403,114	11,707,334	2.47%
Gross profit	8,338,094	(43,979,512)	(52,317,606)	-627.45%
Gross profit margin	1.76%	-9.06%	—	-614.77%

Analysis on Percentage Changes:

           The Company’s annual operating revenues reached $485,403 million in 2011, a 2.47% growth from $473,696 million in 2010. The combined output of large and small-to-medium-sized TFT-LCD grew by 21.6% and 6.7% respectively from the preceding year, showing that the merger of three companies into one single entity did not only bring along integration of capacity, but also effectively expanded the business scope and enhanced the operation scale of the Company. However, subject to poor global economic conditions and harsh challenges faced by the panel industry, the end demands for LCD TV and LCD Monitor, which has long been the major driving force for production capacity, are receding and the quotation for large-sized panels for the extensive use in the abovementioned finished products have also been close to the cash cost for a long period of time. Under such difficult circumstances, despite the fact that the Company has strived to control cost, both the net profit and gross profit have decreased from the previous period under the influence of the macro environment.

For the change in gross profit margin, the gross profit margin in 2010 and 2011 were 1.76% and (9.06%) respectively with a percentage change of (614.77%). The reduction was due to the weakening demand on the panel market in 2011, yet the annual output of large and small-to-medium-sized TFT-LCD has still witnessed growth from the preceding year due to inventory reduction. Under the effects of an increase in sale quantities and unit price, the favourable difference for sales revenue amounted to $4,871 thousand, making the total sales revenue for TFT-LCD in 2011 increasing by $20,678,790 thousand as compared to 2010. The unfavourable difference for sales cost caused by the increase in sale quantities amounted to $105,734 selling units in 2011, an adverse difference of $105,734 thousand in cost of goods sold was recorded, whilst unit cost rose as compared with that of 2010 due to lower untilization rate of the production capacity and larger panel production size, resulting in an adverse price difference of $71,395,364 thousand in cost of goods sold. Given the increase in selling units and lower unit cost, an adverse combined difference of $16,908 thousand in cost of goods sold was recorded, resulting in an increase of $71,518,006 thousand in the cost of TFT-LCD sold in 2011 over the same period of 2010. By and large, the Company’s gross profit of TFT-LCD sold decreased by $50,839,216 thousand in 2011 as compared with the same period of 2010, mainly owing to weaker demand for panels and narrowing gap between the prices of goods sold and their costs, which further curtailed the gross profit margin.

5. Major customers for purchases and sales

(1) Customers who accounted for over 10% of total sales in either of the preceding two fiscal years

							In NT$000’ ; %
Item	2010				2011
	Name	Amount	% of net sales throughout the year	Relationship with the issuer	Name	Amount	% of net sales throughout the year	Relationship with the issuer
1	Nil				Customer A	59,260,614	12.21	Nil
2	Other	473,695,780	100.00	Nil	Other	426,142,500	87.79
	Net sales	473,695,780	100.00		Net sales	485,403,114	100.00

(2) Suppliers who accounted for over 10% of total purchases in either of the preceding two fiscal years

							In NT$000’ ; %
Item	2010				2011
	Name	Amount	% of net purchases throughout the year	Relationship with the issuer	Name	Amount	% of net purchases throughout the year	Relationship with the issuer
1	Other	275,409,860	100.00	Nil	Other	275,588,042	100.00	Nil
	Net purchases	275,409,860	100.00		Net purchases	275,588,042	100.00

6. Production volumes and values in the preceding two fiscal years

					In 000’ units; NT$000’
Year	2010			2011
Major product	Production capacity	Production volume	Value	Production capacity	Production volume	Value
LCD monitors	43,247	32,471	115,249,790	30,000	25,574	74,045,054
Small and medium-sized modules	519,552	395,453	51,850,788	347,226	255,652	53,028,606
Large-sized modules	211,614	90,965	270,343,429	166,400	129,864	335,668,015
Total	774,413	518,890	437,444,008	543,625	411,090	462,741,674

The Company’s production capacity in 2010 and 2011 reached 774,413 thousand and 543,625 thousand units respectively, with production volume amouting to 518,890 thousand and 411,090 thousand units and production values of $437,444,008 thousand and $462,741,674 thousand respectively, indicating a higher production value in 2011 than that of 2010.

7. Sales volumes and values in the preceding two fiscal years

					In 000’ units, NT$000’
	2010				2011
Year	Internal		External		Internal		External
Major product	Sales volume	Sales value	Sales volume	Sales value	Sales volume	Sales value	Sales volume	Sales value
LCD monitors	7,654	24,079,303	24,623	92,210,816	4,630	12,738,644	19,438	63,042,385
Small and medium-sized modules	68,891	10,423,098	304,437	61,867,914	60,585	10,671,528	288,577	93,877,022
Large-sized modules	26,817	80,156,915	57,397	181,503,853	32,046	81,443,045	84,659	208,582,300
Others	—	3,255,544	—	20,198,337	—	2,292,374	—	12,755,816
Total	103,362	117,914,860	386,457	355,780,920	97,261	107,145,591	392,674	378,257,523

The Company’s internal sales valued to $117,914,860 thousand and $107,145,590 thousand in 2010 and 2011 respectively, which sees a decrease in internal sales, whilst external sales amounted to $355,780,921 thousand and $378,257,524 thousand in 2010 and 2011 respectively, which shows an increase in external sales.

(iii) Number of staff members in the preceding two fiscal years

Year		2010	2011	31 May 2012
Number of staff	Managerial officers	1,992	1,928	1,772
	Indirect staff	7,650	7,806	7,695
	Direct staff	14,466	15,353	15,645
	Total	24,108	25,087	25,112
Average age (In years old)		31.63	31.92	32.07
Average years of service (In years)		4.40	4.57	4.67
	Doctor degree	0.34%	0.33%	0.33%
	Master degree	18.73%	17.69%	16.93%
Academic qualifications	Bachelor degree	57.19%	59.78%	60.23%
	High school diploma	23.66%	22.20%	22.44%
	Below high school diploma	0.08%	0.10%	0.08%
	Total	100%	100%	100%

(iv)	Environmental protection expenses

1.
If, in accordance with the requirement of laws and regulations, pollution facility permit or pollutant discharge permit shall be applied for or pollution prevention and control costs shall be payable or specific environmental protection officers shall be designated by the Company, the Prospectus shall state the particulars thereof

The Company has obtained the following relevant permits and designated specific personnels

Item	Requirement	Permit number	Approval date
Air pollution control	Stationary air pollution source installation permit	Yuan Lao Huan Kong She Zheng Zi No. KS156-02	24 May 2012
		Nan Ke Kong She Zheng Zi No. D0136-00	28 November 2011
		Nan Ke Kong She Zheng Zi No. D0091-01	20 March 2012
		Nan Ke Kong She Zheng Zi No. D0037-03	14 May 2012
	Stationary air pollution source operating permit	Yuan Lao Huan Kong Cao Zheng Zi No. KS145-05	1 September 2011
		Yuan Lao Huan Kong Cao Zheng Zi No. KS199-00	10 April 2010
		Yuan Lao Huan Kong Cao Zheng Zi No. KS216-01	11 November 2011
		Yuan Lao Huan Kong Cao Zheng Zi No. KS222-01	14 March 2012

Item	Requirement	Permit number	Approval date
		Yuan Lao Huan Kong Cao Zheng Zi No. KS201-02	14 March 2012
		Cao Zheng Zi No. H4629-02	3 October 2011
		Nan Ke Kong Cao Zheng Zi No. D0041-06	11 March 2012
		Nan Ke Kong Cao Zheng Zi No. D0051-05	27 March 2012
		Nan Ke Kong Cao Zheng Zi No. D0025-06	27 March 2012
		Nan Ke Kong Cao Zheng Zi No. D0086-04	16 March 2012
		Nan Ke Kong Cao Zheng Zi No. D0033-08	28 June 2011
		Nan Ke Kong Cao Zheng Zi No. D0087-04	12 March 2012
		Nan Ke Kong Cao Zheng Zi No. R0066-04	24 December 2000
		Nan Ke Kong Cao Zheng Zi No. E0011-01	28 September 2011
		Nan Shi Fu Huan Cao Zheng Zi No. D0440-00	2 April 2012
	Person-in-charge	Chen-Lu Li (97)Huan Shu Xun Zheng Zi No. FA090291	—
		Yun-Xiu Huang (90) Huan Shu Xun Zheng Zi No. FA050329	—
		Hui-Jing Song (97) Huan Shu Xun Zheng Zi No. FA090291	—
		You-Lin Chen (100) Huan Shu Xun Zheng Zi No. FA070649	—
		Guo-Cheng Li (90) Huan Shu Xun Zheng Zi No. FA100506	—
		Xue-Jia Fu (87) Huan Shu Xun Zheng Zi No. FA080715	—
		Ming-Zhen Li (95) Huan Shu Xun Zheng Zi No. FA210259	—

Item	Requirement	Permit number	Approval date
		Wei-Zhen Huang (85) Huan Shu Xun Zheng Zi No. FA050008	—
		Zhi-Wei Zhang (89) Huan Shu Xun Zheng Zi No. FA040262	—
		Zhu Ke Huan Shui Xu Zi No. KS001-06	27 December 2011
		Zhu Ke Huan Shui Xu Zi No. KS029-02	22 April 2010
		Zhu Ke Huan Shui Xu Zi No. KS039-02	16 May 2012
		Tao Xian Huan Pai Xu Zi No. H1923-04	26 October 2011
Water pollution control	Water pollution control measure permit	Nan Ke Huan Shui Xu Zi No. D0092-01	2 September 2011
		Nan Ke Huan Shui Xu Zi No. R0093-01	20 October 2010
		Nan Ke Huan Shui Xu Zi No. D0094-03	3 August 2011
		Nan Ke Huan Shui Xu Zi No. D0091-04	13 April 2012
		Nan Shi Huan Shui Zi No. 01359-09	29 March 2011
		Nan Ke Huan Shui Xu Zi No. S0011-00	4 August 2010
	Person-in-charge	Yu-Di Fang (96)Huan Shu Xun Zheng Zi No. GA410399	—
		Jun-Yi Lin (88) Huan Shu Xun Zheng Zi No. GB040912	—
		Fu-Han Xiao (99) Huan Shu Xun Zheng Zi No. GA570288	—
		Xin-Lin Hua (96) Huan Shu Xun Zheng Zi No. GA180497	—
		Chen-Lu Li (89) Huan Shu Xun Zheng Zi No. GA090436	—

Item	Requirement	Permit number	Approval date
		Xin-Yi Du (92) Huan Shu Xun Zheng Zi No. GB070368	—
		Heng-Ming Xu (89) Huan Shu Xun Zheng Zi No. GB230383	—
		Wei-Yi Cai (92) Huan Shu Xun Zheng Zi No. GA030295	—
		Han-Fu Xu (87) Huan Shu Xun Zheng Zi No. GA090127	—
		Zai-Yan Cai (97) Huan Shu Xun Zheng Zi No. GA490281	—
		Wei-Xiang Su (96) Huan Shu Xun Zheng Zi No. GA050968	—
		Jun-Xian Li (86) Huan Shu Xun Zheng Zi No. GA050162	—
		Wen-Hui Qiu (94) Huan Shu Xun Zheng Zi No. GA110199	—
		Shi-Han Zhang (85) Huan Shu Xun Zheng Zi No. GB381176	—
		Ling-Zhi Zeng (89) Huan Shu Xun Zheng Zi No. GA030187	—
		Zhen-Jie Guo (96) Huan Shu Xun Zheng Zi No. GA220609	—
		Hua-Qi Huang (90)Huan Shu Xun Zheng Zi No. GB101146	—
		Qi-Lin Xie (88)Huan Shu Xun Zheng Zi No. GA060226	—
		Xue-Shuo Cai (91)Huan Shu Xun Zheng Zi No. GA150118	—

Item	Requirement	Permit number	Approval date
		Jun-Yu Qiu (86)Huan Shu Xun Zheng Zi No. GB750320	—
		Qing-Wan Zhuang (92)Huan Shu Xun Zheng Zi No. GA110102	—
		Cai-Yuan Cai (95)Huan Shu Xun Zheng Zi No. GA200618	—
		Bo-Xun Wang (97)Huan Shu Xun Zheng Zi No. GA301218	—
		Zhi-Xin Chen (90)Huan Shu Xun Zheng Zi No. GA110369	—
		Yu-Chang Jiang (95)Huan Shu Xun Zheng Zi No. GA020141	—
		Dai-You Xie (95)Huan Shu Xun Zheng Zi No. GA140133	—
Waste management	Waste disposal plan permit	Yuan Lao Zi No. 1010013663	—
		Yuan Lao Zi No. 1010008017	—
		Yuan Lao Zi No. 1010016005	—
		Fu Huan Shi Zi No. 1010019141	—
		Nan Huan Zi No. 1010008684	—
		Nan Huan Zi No. 1010009645	—
		Nan Huan Zi No. 1010007994	—
		Nan Huan Zi No. 1010010656	—
		Nan Huan Zi No. 1010006530	—
		Nan Huan Zi No. 1010263646	—
		Nan Huan Zi No. 1010003046	—
		Nan Huan Zi No. 1010008245	—
		Fu Huan Fei Zi No. 1010457958	—
Toxic chemical management	Toxic chemical operating permit	Fu Huan Zong Zi No. 1010018171 Fu Huan Zong Zi No. 1010018161	16 May 2012 16 May 2012
		Fu Huan Zong Zi No. 1010016739 Fu Huan Zong Zi No. 1010016738	7 May 2012 7 May 2012
		Fu Huan Zong Zi No. 1010016621 Fu Huan Zong Zi No. 1010016641 Fu Huan Zong Zi No. 1010016622	7 May 2012 7 May 2012 7 May 2012
		Fu Huan Wei Zi No. 0990237798 Fu Huan Wei Zi No. 10103613050	27 September 2010 10 May 2012
		Fu Huan Wei Zi No. 0990260691 Fu Huan Wei Zi No. 0990247331	21 October 2010 4 October 2010

Item	Requirement	Permit number	Approval date
		Fu Huan Wei Zi No. 0990237811 Fu Huan Wei Zi No. 10102324220	28 September 2010 23 March 2012
		Fu Huan Wei Zi No. 0990182986 Fu Huan Wei Zi No. 0990276745	23 July 2010 29 October 2010
		Fu Huan Yi Zi No. 0990187684 Fu Huan Yi Zi No. 0990120494	15 September 2010 8 June 2010
	Person-in-charge	Chen-Lu Li (91)Huan Shu Xun Zheng Zi No. JA030039	—
		Jing-Ren Zhang (90)Huan Shu Xun Zheng Zi No. JA160239	—
		Hui-Jing Song (88)Huan Shu Xun Zheng Zi No. JA130450	—
		Quan-Fu Chen (93)Huan Shu Xun Zheng Zi No. JA010151	—
		Jia-Hong Xue (94)Huan Shu Xun Zheng Zi No. JA080073	—
		Jun-Kai Chen (94)Huan Shu Xun Zheng Zi No. JB070101	—
		Zhi-Xiang Liang (96)Huan Shu Xun Zheng Zi No. JB020209	—
		Mao-Cai Zeng (96)Huan Shu Xun Zheng Zi No. JB010161	—

2. The Company’s investment in major equipment for environmental pollution control, its uses and potential benefits

30 June 2012
In NT$0000’

Equipment	Qty	Acquirement date	Investment cost	Book value	Use and potential benefit
Wastewater system	11	88.6	167,000	167,000	Use: wastewater treatment for HF, acid, alkali and organic matter arising from the manufacturing process Benefit: compliance with the regulatory standards of Science Park Administration

Equipment	Qty	Acquirement date	Investment cost	Book value	Use and potential benefit
MBR recovery system	13	96.11	48,803	48,803	Use: highly concentrated organic discharge is reused in the manufacturing process after recovery by the MBR treatment system

TMAH recycling system	1	99.12	6,500	6,500	Use: reuse after collection, recycling and purification of liquid waste TMAH produced during the manufacturing process Benefit: reducing the procurement of raw materials and the generation of waste

Nitrogen extraction system of wastewater by steam stripping	1	100.2	2,100	2,100	Removal of nitrogenous substances in wastewater by the steam stripping technology

Wastewater dephosphorization system	1	100.1	8,500	8,500	Removal of phosphorus-containing substances in wastewater

NMP recycling system	1	90.11	11,400	11,400	Use: reuse after collection, recycling and purification of liquid waste NMP produced during the manufacturing process Benefit: reducing the procurement of raw materials and the generation of waste

PGMEA recycling system	2	100.12	1,400	1,400	Use: reuse after collection, recycling and purification of liquid waste PGMEA produced during the manufacturing process Benefit: reducing the procurement of raw materials and the generation of waste

Stripper recycling system	6	94.7	82,250	82,250
Use: reuse after collection, recycling and purification of liquid waste Stripper produced during the manufacturing process
Benefit: reducing the procurement of raw materials and the generation of waste

HF recycling system	1	100.9	9,800	9,800	Use: reuse after collection, recycling and purification of liquid waste HF produced during the manufacturing process Benefit: reducing the procurement of raw materials and the generation of waste

AMS SCR system	11	89.1	8,238	8,238	Use: removal of acidic/alkaline substances in emissions evolved during the manufacturing process Benefit: with removal efficiency up to emission standards

SEX SCR system	24	89.1	7,413	7,413	Use: removal of acidic/alkaline substances in emissions evolved during the manufacturing process Benefit: with removal efficiency up to emission standards

Equipment	Qty	Acquirement date	Investment cost	Book value	Use and potential benefit
AMX SCR system	18	92.6	9,436	9,436	Use: removal of acidic/alkaline substances in emissions evolved during the manufacturing process Benefit: with removal efficiency up to emission standards

CVD SCR system	17	89.1	8,854	8,854	Use: removal of acidic/alkaline substances in emissions evolved during the manufacturing process Benefit: with removal efficiency up to emission standards

HF SCR system	5	89.8	3,200	3,200	Use: removal of acidic/alkaline substances in emissions evolved during the manufacturing process Benefit: with removal efficiency up to emission standards

VOC zeolite concentrated rotor	24	89.1	48,491	48,491	Use: removal of organic substances in emissions evolved during the manufacturing process Benefit: removal efficiency of over 75% and compliance with emission standards

High-temperature thermophilic bacteria sludge reduction	1	97.1	10,500	10,500	Use: reducing waste sludge by wastewater bio-system to lower waste discharge Benefit: reduction efficiency of approximately 60%

Deodorization system	1	98.1	9,000	9,000	Use: reducing sulfur gas emission to avoid the dispersion of DMS odor that causes air pollution Benefit: destruction efficiency of approximately 90%

Solar energy generation	1	96	5,000	5,000	Use: annual energy saving (kWh): 32,883 kWh (3.3 hours of daylight x 27.3kw x 365 days) Benefit: reduction of CO2 emission: 2,0946kg/CO2e)

Acidic and alkaline exhaust scrubber	14	94.1	84,500	84,500	Use: removal of organic substances in emissions evolved during the manufacturing process Benefit: compliance with regulatory emission standards

VOC zeolite concentrated rotor	4	94.1	118,000	118,000	Use: removal of organic substances in emissions evolved during the manufacturing process Benefit: removal efficiency of over 75% and compliance with emission standards

Equipment	Qty	Acquirement date	Investment cost	Book value	Use and potential benefit
Wastewater treatment system	1	97.12	300,000	300,000	Use: wastewater treatment for HF, acid, alkali and organic matter arising from the manufacturing process Benefit: with removal efficiency up to emission standards

CVD bag-typed dust precipitator	3	100.2	58,000	58,000	Use: processing of powder generated from CVD exhaust by filtering and collection of dust inside the dust precipitator Benefit: compliance with regulatory emission standards

Wastewater recycling system	1	97.12	260,000	260,000	Use: recyclable wastewater is reused in the manufacturing process after treatment by the recycling system Benefit: recycling efficiency up to 85%

SRS liquid waste recycling system	1	97.12	100,000	100,000	Use: reuse after collection, recycling and purification of liquid waste Stripper produced during the manufacturing process Benefit: recycling efficiency of over 92%

Liquid waste collection system	15	97.12	160,000	160,000	Use: collection and storage of various types of liquid waste and waste solvents Benefit: enabling effective sorting, incineration or resource recovery of liquid waste and waste solvents by category

Manufacturing exhaust fan	40	97.07	23,433	23,433	Use: extraction of exhaust emitted during the manufacturing process

Acidic and alkaline exhaust scrubber	15	97.07	17,608	17,608,239	Use: removal of organic substances in emissions evolved during the manufacturing process Benefit: compliance with regulatory emission standards

VOC rotor concentrator	4	97.07	83,687	83,687	Use: removal of organic substances in emissions evolved during the manufacturing process Benefit: removal efficiency of over 75% and compliance with emission standards

CVD bag-typed dust precipitator	7	97.07	12,410	12,410	Use: removal of particulate pollutants in emissions evolved during the manufacturing process

Equipment	Qty	Acquirement date	Investment cost	Book value	Use and potential benefit
Wastewater treatment system and liquid waste collection system	4	91.12	159,000	159,000
Use: processing and collection of fluoride, acid/alkali, organic wastewater and highly concentrated liquid waste produced by the manufacturing process
Benefit: enabling effective sorting, incineration or resource recovery of liquid waste and waste solvents by category

Utilization and recovery system for manufacturing discharge	4	91.12	144,000	144,000
Use: reuse of low-concentration organic discharge, medium-concentration organic discharge, low-concentration fluoride-containing discharge   and low-concentration inorganic discharge in the manufacturing process after recovery by the treatment system
Benefit: recovery efficiency up to 85%

USAB wastewater treatment system	1	95.12	12,000	12,000
Use: processing of highly concentrated organic wastewater with the treatment system to reduce organic wastewater loading and the amount of sludge generated
Benefit: sludge reduction by 80% per tonne of wastewater

Biogas treatment equipment	1	96.12	4,500	4,500	Use: reducing greenhouse gas emissions through biogas combustion

MBR recovery system	1	100.09	75,000	75,000	Use: reuse of highly concentrated organic discharge in the manufacturing process after recovery by MBR treatment system Benefit: recovery efficiency up to 85%

Sludge dryer	1	100.09	12,000	12,000	Use: drying of organic wet sludge with volume reduction efficiency of more than 75%

Equipment	Qty	Acquirement date	Investment cost	Book value	Use and potential benefit
Acidic exhaust scrubber	9	90.10	25,700	25,700	Use: removal of acid/alkali and suspended particulate substances in emissions evolved during the manufacturing process Benefit: compliance with regulatory emission standards
Alkaline exhaust scrubber	6	90.10	16,900	16,900
CVD bag-typed dust precipitator	2	90.10	10,100	10,100

VOC fluidized bed	2	90.10	46,900	46,900	Use: removal of organic substances in emissions evolved during the manufacturing process Benefit: removal efficiency of over 75% and compliance with emission standards
VOC fluidized bed	2	94.3	78,500	78,500
VOC fluidized bed	1	95.2	43,500	43,500

Acidic and alkaline exhaust scrubber	3	95.1	8,500	8,500	Use: removal of acid/alkali and suspended particulate substances in emissions evolved during the manufacturing process Benefit: compliance with regulatory emission standards
T4-Suspended particulate collection scrubber	1	95.1	1,300	1,300
CVD bag-typed dust precipitator	1	97.1	2,800	2,800
Acidic exhaust scrubber	1	97.1	550	550
Combustible acidic exhaust scrubber	2	100.1	3,700	3,700
CVD bag-typed dust precipitator	4	100.1	13,500	13,500

3.
Improvement works of environmental pollution by the Company, disputes related thereto and details of the remediation process thereof the preceding two fiscal years or in the current year up to the date of the Prospectus: Nil.

4.
Losses (including compensation) and total fine incurred by the Company in relation to environmental pollution, the corresponding remediation in the future (including improvement measures) and potential expenses (including estimated amount of losses, penalities and compensation that may be liable due to non-performance of the corresponding remediation. In the event that the amount could not be reasonably estimated, the reasons shall be stated) for the

The Company’s plant in Taiwan committed an environmental violation in 2010, which resulted in a fine of NT$100,000, the environmental non-compliance of which mainly involved exhaust odor from the wastewater treatment plant, which exceeded the odor emission standards for pollutants generated from fixed sources. On the ground of the inconsistency in interpreting the emissions standards, the Company filed an appeal in accordance with laws, but was rejected by the Administrative Appeals Commission under the Environmental Protection Administration. In response to the environmental odor issues, the Company has upgraded its pollution control and treatment equipment and increased the diffusion efficiency of emission pipelines. Furthermore, it has invested $10.3 million in the relevant improvement works for wastewater treatment plant, which included comprehensive improvement of air tightness for the wastewater treatment plant in addition to aeration works to effectively reduce the environmental impact of odor on the surrounding.

5.
State any current pollution issues and the impact of the related improvement works on the Company’s earnings, competitive position and capital expenditures and estimated material expenses for environmental protection for the next two fiscal years

(1) Current pollution issues and the impact of the related improvement works on the Company’s earnings, competitive position and capital expenditures:

There is no pollution issue pending improvement which has material impact on the Company’s earnings, competitive position and capital expenditures.

(2)Estimated material expenses for environmental protection for the next two fiscal years
In NT$000’
	Year
Equipment	2013	2014
Expansion and addition of wastewater treatment system	63,000
Addition of exhaust treatment equipment	20,000
Upgrading of THC continuous monitoring facility	70,000
Replacement of VOC zeolite rotor and new RTO furnance	100,000
Improvement works of ACID scrubber	30,000
New bag-typed dust collectors	28,000

(v)	Labor relations

	1.	List of the Company’s staff welfare programs, further education, training, retirement system and the implementation, labor negotiation and protective measures that safeguard employee interests:

		(1)	Staff welfare programs and its implementation

A.
In addition to basic monthly salary, bonus during specific festivals such as Mid-Autumn Festival, Dragon Boat Festival and Chinese New Year are granted and incentives such as performance bonus and staff bonus are duly offered subject to the Company’s operating profit.

		B.	Employees are entitled to labor insurance, national health insurance and group insurance with effect from the date of employment.

		C.	Integration and continuous improvement of the system, process and plan for talent development, and the Company was awarded with the TTQS gold medal by VTC in 2011.

		D.	Promotion of education and activities on quality for all staff to maintain the Company’s competitiveness with quality products and the Company was awarded with a number of national QCC awards.

		E.	Strictly adhering to the principle of sustainable development: hiring handicapped employees, upholding to environmental protection with the fulfillment of social responsibility ..., etc.

		F.	Establishment of talent development platforms for the exchange of technology, cultivation of key technicians and sharing of working knowledge.

		G.	Comprehensive education and training system with management and professional functions in place and the organization of study plan to provide all-round personnel training programs.

H.
Based on the idea of vigor, healthiness and happiness, an employee leisure center that incorporates leisure and fitness functions for the ultimate relaxation of the body, mind and spirit was constructed.

		I.	Staff canteens are available at each plant, which offer meal subsidies for employees in accordance with the Company’s provisions.

J.
The establishment of employee welfare committee which is accountable for the planning and implementation of various welfare programs, including subsidies for community activities, arts and culture festival, staff tour, sports season, family day, merchant discount as well as festivals, weddings and funerals as well as emergency relief.

		K.	Provision of various health promotion and counseling programs to cater to the physical and mental well-being of staff.

		(2)	Retirement system and its implementation

		A.	The Company formulated the employee retirement plan pursuant to the Labor Standards Law and established the Labor Retirement Fund Committee.

		B.	Pursuant to the provisions of R.O.C. SFAS No. 18, actuary was commissioned for the evaluation and calculation of the labor retirement fund and the preparation of the actuarial valuation report.

		C.	Monthly contribution in the range of 2% to 15% of the total monthly salary was allocated to the labor retirement fund in accordance with laws.

		D.	Implementation of the new labor pension system since 1 July 2005 in accordance with laws.

		(3)	Labor negotiation

The rights and obligations of employer and employees are based on the provisions of the working rules of the Company, which maintained a harmonious relation with employees and thus had no labor negotiation.

          In order to maintain and exchange of mutual communication, meetings such as management meetings and staff quarterly meetings were held regularly; CMI e-newsletter were issued; and staff communication mailbox was set up to listen to and address all kinds of opinions and ideas of employees.

2.
Losses suffered by the Company in relation to labor disputes for the preceding two fiscal years or in the current year up to the date of the Prospectus and disclosure of the estimated amount currently and possibly incurred in the future and the corresponding measures. In the event that the amount could not be reasonably estimated, the reasons shall be stated:

          There were three labor disputes against the Company for the preceding two fiscal years and as of the date of appraisal, two of which were related to workers’ compensation related to disability, one involved the right for resumption of work. The above-mentioned labor disputes are still in mediation/litigation, which are subject to an estimated cost of $4,420 thousand under the relevant provisions of laws, whilst the actual cost shall be determined in accordance with the ruling of the court, provided that the subject amount of the disputes are insignificant, which has no impact on the finance and business of the Company.

II. Fixed Assets and other Real Estate

(i) Self-owned Assets

1.
The name, quantity, date of acquisition, cost of acquisition, gain on revaluation and book value of fixed assets with acquisition cost amounted to 10% of paid-in capital or NT$0.1 billion or above, and further disclosure on its usage and insurance status, security and encumbrance:

31 March 2012 ; In NT$000’

							Usage
Name of fixed asset	Unite	Quantity	Month and year of acquisition	Initial Cost	Gain on revaluation	Book Value	Department of the Company	Leased	Idled	Insurance status	Security and encumbrance
TV Shu Gu Distric Sin Jing section 67-0, Sin Jing section 77-0, Sin Jing section 11-0, Sin Jing section 5-1	SET	1	99.3	3,416,782	—	3,416,782	Administration and Factory Department	—	—	Not insured	Not pledged
Housing project Siao Sin Ying section 909.909-1~4.910.910-1~4.911.911-1~4.912.912-1~4.	SET	1	99.3	216,372	—	216,372	Administration and Factory Department	Leased	—	Not insured	Not pledged
Plant I multi-storey Car park	SET	1	99.3	157,579	—	150,022	Administration and Factory Department	—	—	Insured	Not pledged
Recreation Center(Healthy Lifestyle Center)	SET	1	99.3	328,995	—	314,414	Administration and Factory Department	—	—	Insured	Not pledged
Chimei STSPLEDPlant I production plant system(3.5th generation)	SET	1000	99.3	1,137,269	—	666,779	Administration and Factory Department	—	—	Insured	Not pledged
TFT clean room system TFT CLEAN ROOM-76M003E	SET	1	99.3	159,651	—	140,297	Administration and Factory Department	—	—	Insured	Not pledged
CF/LCD/LCM clean room system CF/LCD/LCM CLEAN ROOM-78M002E	SET	1	99.3	309,758	—	267,848	Administration and Factory Department	—	—	Insured	Not pledged
LCM optical power plant steel structuresystem-89503058	SET	1	99.3	318,100	—	276,211	Administration and Factory Department	—	—	Insured	Not pledged
Chimei LED Plant II building decoration work	SET	1	99.3	300,448	—	261,810	Administration and Factory Department	—	—	Insured	Not pledged

							Usage
Name of fixed asset	Unite	Quantity	Month and year of acquisition	Initial Cost	Gain on revaluation	Book Value	Department of the Company	Leased	Idled	Insurance status	Security and encumbrance
2001interest capitalization – Plant	EACH	4	99.3	110,310	—	96,124	Administration and Factory Department	—	—	Insured	Not pledged
Chimei Innolux LED Plant II New construction -89100077(4th generation)	SET	1	99.3	1,053,835	—	920,801	Administration and Factory Department	—	—	Insured	Not pledged
Plant II Aluminum Raise Floor	SET	1	99.3	253,171	—	221,645	Administration and Factory Department	—	—	Insured	Not pledged
(AS)CF&TFT CLEANROOM工程	SET	1	99.3	131,888	—	115,829	Administration and Factory Department	—	—	Insured	Not pledged
(AS)LCM optical power plant building projects	SET	1	99.3	384,112	—	337,336	Administration and Factory Department	—	—	Insured	Not pledged
(AS)LCD2 &LCM CLEANROOM work	SET	1	99.3	103,447	—	90,852	Administration and Factory Department	—	—	Insured	Not pledged
LCM Plant electric system	SET	1	99.3	142,229	—	125,063	Administration and Factory Department	—	—	Insured	Not pledged
LCD Plant III factory (5th generation)	SET	10,000	99.3	2,339,895	—	2,069,440	Administration and Factory Department	—	—	Insured	Pledged as collateral on a loan
LCM2 Plant B building factory	SET	1	99.3	818,271	—	723,671	Administration and Factory Department	—	—	Insured	Not pledged
LCD Plant III raise and grating steel structure work	SET	1	99.3	220,747	—	195,227	Administration and Factory Department	—	—	Insured	Pledged as collateral on a loan
Plant III TFT clean room system	SET	1	99.3	184,150	—	163,035 3	Administration and Factory Department	—	—	Insured	Pledged as collateral on a loan

							Usage
Name of fixed asset	Unite	Quantity	Month and year of acquisition	Initial Cost	Gain on revaluation	Book Value	Department of the Company	Leased	Idled	Insurance status	Security and encumbrance
Plant III LCD clean room system	SET	1	99.3	291,702	—	258,255		—	—	Insured	Pledged as collateral on a loan
Plant III SUPPORT building	SET	1	99.3	263,034	—	232,877	Administration and Factory Department	—	—	Insured	Pledged as collateral on a loan
LCD Plant IV factory (5.5 th generation)(Huan Si Road section I No. 3)	SET	3	99.3	5,296,053	—	4,722,389	Administration and Factory Department	—	—	Insured	Pledged as collateral on a loan
LCM Plant IV - Eastern car park	SET	1	99.3	348,944	—	311,257	Administration and Factory Department	—	—	Insured	Not pledged
Plant III CF clean room system-91514354CM4	SET	1	99.3	150,542	—	134,489	Administration and Factory Department	—	—	Insured	Pledged as collateral on a loan
LCD Plant IV raise and work (Huan Si Road section I No. 3)	SET	1	99.3	159,661	—	142,834	Administration and Factory Department	—	—	Insured	Pledged as collateral on a loan
Plant IV LCD clean room system(Huan Si Road section I No. 3)	SET	1	99.3	196,210	—	175,609	Administration and Factory Department	—	—	Insured	Pledged as collateral on a loan
LCM Plant IV	SET	100	99.3	2,794,212	—	2,500,810	Administration and Factory Department	—	—	Insured	Pledged as collateral on a loan
TFT4 clean room system(Huan Si Road section I No. 3)	SET	1	99.3	598,925	—	536,516	Administration and Factory Department	—	—	Insured	Pledged as collateral on a loan
Plant IV CF clean room system(Huan Si Road section I No. 3)	SET	1	99.3	220,724	—	197,724	Administration and Factory Department	—	—	Insured	Pledged as collateral on a loan
Plant II & III car park	SET	1	99.3	334,309	—	299,995	Administration and Factory Department	—	—	Insured	Not pledged

							Usage
Name of fixed asset	Unite	Quantity	Month and year of acquisition	Initial Cost	Gain on revaluation	Book Value	Department of the Company	Leased	Idled	Insurance status	Security and encumbrance
Plant V LCD Plant (5th generation)(Huan Si Road section II No. 2)	SET	3	99.3	3,587,241	—	3,223,116	Administration and Factory Department	—	—	Insured	Pledged as collateral on a loan
Plant V TFT Clean Room Work (Huan Si Road section II No. 2)	SET	1	99.3	362,337	—	325,558	Administration and Factory Department	—	—	Insured	Pledged as collateral on a loan
Plant V CF Clean Room Work (Huan Si Road section II No. 2)	SET	1	99.3	269,358	—	242,017	Administration and Factory Department	—	—	Insured	Pledged as collateral on a loan
Plant V LCD clean room system(Huan Si Road section II No. 2)	SET	1	99.3	158,313	—	142,242	Administration and Factory Department	—	—	Insured	Pledged as collateral on a loan
LCD Plant VII(7.5th generation)(Huan Si Road section I No. 3)	SET	3	99.3	8,860,646	—	7,990,307	Administration and Factory Department	—	—	Insured	Pledged as collateral on a loan
Plant VII LCD clean room system (Huan Si Road section I No. 3)	SET	1	99.3	490,457	—	442,149	Administration and Factory Department	—	—	Insured	Pledged as collateral on a loan
Plant VII LCD clean room system(Phase II)(Huan Si Road section I No. 3)	SET	1	99.3	117,241	—	105,699	Administration and Factory Department	—	—	Insured	Pledged as collateral on a loan
Plant VII TFT clean room work (Phase I)(Huan Si Road section I No. 3)	SET	1	99.3	331,717	—	299,000	Administration and Factory Department	—	—	Insured	Pledged as collateral on a loan
Plant VII CF clean room work (Phase I)(Huan Si Road section I No. 3)	SET	1	99.3	248,039	—	223,480	Administration and Factory Department	—	—	Insured	Pledged as collateral on a loan
Plant VII TFT clean room work (Phase II)(Huan Si Road section I No. 3)	SET	1	99.3	170,768	—	153,926	Administration and Factory Department	—	—	Insured	Pledged as collateral on a loan
FAB6 LCD clean room work (21 Zih lian Road))	SET	1	99.3	297,999	—	269,843	Administration and Factory Department	—	—	Insured	Pledged as collateral on a loan

							Usage
Name of fixed asset	Unite	Quantity	Month and year of acquisition	Initial Cost	Gain on revaluation	Book Value	Department of the Company	Leased	Idled	Insurance status	Security and encumbrance
Plant VII TFT clean room system(21 Zih lian Road)	SET	1	99.3	952,133	—	861,732	Administration and Factory Department	—	—	Insured	Pledged as collateral on a loan
FAB6 CF clean room system(21 Zih lian Road)	SET	1	99.3	404,176	—	366,290	Administration and Factory Departmentt	—	—	Insured	Pledged as collateral on a loan
LCD Plant VI (6 th generation)( 21 Zih lian Road)	SET	3	99.3	8,664,183	—	7,840,958	Administration and Factory Department	—	—	Insured	Pledged as collateral on a loan
LCD Plant VI water cleaning and waste water treatment plant (21 Zih lian Road)	SET	1	99.3	589,758	—	533,865	Administration and Factory Department	—	—	Insured	Pledged as collateral on a loan
CF clean room system	SET	1	99.5	946,895	—	869,307	Administration and Factory Department	—	—	Insured	Not pledged
LCD clean room system	SET	1	99.5	1,669,726	—	1,550,866	Administration and Factory Department	—	—	Insured	Not pledged
TFT clean room system (Phase I)	SET	1	99.5	576,676	—	529,646	Administration and Factory Department	—	—	Insured	Not pledged
Plant 8 LCD Plant (8th generation)	SET	1	99.5	13,124,865	—	12,040,901	Administration and Factory Department	—	—	Insured	Not pledged
Plant 8 new construction – multi-storey carpark	SET	1	99.6	160,000	—	147,200	Administration and Factory Department	—	—	Insured	Not pledged
WEST factory (Plant I)	SET	1	99.3	107,667	—	102,208	Administration and Factory Department	Leased	—	Insured	Not pledged
WEST factory (Plant II)	SET	1	99.3	372,592	—	354,471	Administration and Factory Department	Leased	—	Insured	Not pledged

							Usage
Name of fixed asset	Unite	Quantity	Month and year of acquisition	Initial Cost	Gain on revaluation	Book Value	Department of the Company	Leased	Idled	Insurance status	Security and encumbrance
LCD Plant IV production cost capitalized	SET	3	99.3	320,232		0	Production Department	—	—	Insured	Not pledged
TFT AMHS system	SET	1	99.3	309,394		0	Production Department	—	—	Insured	Pledged as collateral on a loan
FAB4 CF/LCD AMHS SYSTEM	SET	1	99.3	442,505		0	Production Department	—	—	Insured	Pledged as collateral on a loan
EXPOSURE (MPA-8100)	SET	1	99.3	103,233	—	0	Production Department	—	—	Insured	Pledged as collateral on a loan
Exposure (MPA-8100)	SET	1	99.3	103,603	—	0	Production Department	—	—	Insured	Pledged as collateral on a loan
CVD chemical vapor deposition	SET	1	99.3	111,147	—	0	Production Department	—	—	Insured	Pledged as collateral on a loan
CVD chemical vapor deposition	SET	1	99.3	110,148	—	0	Production Department	—	—	Insured	Pledged as collateral on a loan
CVD chemical vapor deposition	SET	1	99.3	113,649	—	0	Production Department	—	—	Insured	Pledged as collateral on a loan
Exposure(MPA-8100)	SET	1	99.3	123,128	—	0	Production Department	—	—	Insured	Pledged as collateral on a loan
Exposure (MPA-8100)	SET	1	99.3	122,944	—	0	Production Department	—	—	Insured	Pledged as collateral on a loan
Exposure (MPA-8100)	SET	1	99.3	122,389	—	0	Production Department	—	—	Insured	Pledged as collateral on a loan

							Usage
Name of fixed asset	Unite	Quantity	Month and year of acquisition	Initial Cost	Gain on revaluation	Book Value	Department of the Company	Leased	Idled	Insurance status	Security and encumbrance
Exposure (MPA-8100)	SET	1	99.3	121,734	—	0	Production Department	—	—	Insured	Pledged as collateral on a loan
Seal dispenser (10 head type and 8 unit)	SET	1	99.3	108,025	—	0	Production Department	—	—	Insured	Pledged as collateral on a loan
Exposure (MPA-8100)	SET	1	99.3	121,067		0	Production Department	—	—	Insured	Pledged as collateral on a loan
CVD chemical vapor deposition	SET	1	99.3	101,083		0	Production Department	—	—	Insured	Pledged as collateral on a loan
FX-63S exposure	SET	1	99.3	107,204		0	Production Department	—	—	Insured	Pledged as collateral on a loan
Exposure (MPA-8100)	SET	1	99.3	139,444	—	0	Production Department	—	—	Insured	Pledged as collateral on a loan
CVDA chemical vapor deposition	SET	1	99.3	119,674	—	0	Production Department	—	—	Insured	Pledged as collateral on a loan
Seal dispenser (10 head type and 8 unit)	SET	1	99.3	122,286	—	0	Production Department	—	—	Insured	Pledged as collateral on a loan
CVD chemical vapor deposition	SET	1	99.3	120,379	—	0	Production Department	—	—	Insured	Pledged as collateral on a loan
FX-63S exposure	SET	1	99.3	124,414	—	0	Production Department	—	—	Insured	Pledged as collateral on a loan
FX-63S exposure	SET	1	99.3	123,926	—	0	Production Department	—	—	Insured	Pledged as collateral on a loan

							Usage
Name of fixed asset	Unite	Quantity	Month and year of acquisition	Initial Cost	Gain on revaluation	Book Value	Department of the Company	Leased	Idled	Insurance status	Security and encumbrance
CVD Chamical Vapor Deposition	SET	1	99.3	120,279	—	0	Production Department	—	—	Insured	Pledged as collateral on a loan
Seal dispenser (10 head type and 8 unit)	SET	1	99.3	120,302	—	0	Production Department	—	—	Insured	Pledged as collateral on a loan
(Metal sputter, C-3711 G5.5)	SET	1	99.3	101,733	—	3,532	Production Department	—	—	Insured	Pledged as collateral on a loan
Dry etcher	SET	1	99.3	107,952	—	3,748	Production Department	—	—	Insured	Pledged as collateral on a loan
LCD Plant V production cost capitalized	SET	3	99.3	533,848	—	53,342	Production Department	—	—	Insured	No Pledged
(S)Chamical Vapor Deposition,6 chambers TSSL+Dual arm	SET	1	99.3	114,451	—	11,436	Production Department	—	—	Insured	Pledged as collateral on a loan
Chamical Vapor Deposition,6 chambers TSSL+Dual arm	SET	1	99.3	114,440	—	11,435	Production Department	—	—	Insured	Pledged as collateral on a loan
Chamical Vapor Deposition,6 chambers TSSL+Dual arm	SET	1	99.3	114,464	—	11,437	Production Department	—	—	Insured	Pledged as collateral on a loan
Chamical Vapor Deposition,6 chambers TSSL+Dual arm	SET	1	99.3	113,772	—	11,368	Production Department	—	—	Insured	Pledged as collateral on a loan
Chamical Vapor Deposition,6 chambers TSSL+Dual arm	SET	1	99.3	113,594	—	11,350	Production Department	—	—	Insured	Pledged as collateral on a loan
(S)Chamical Vapor Deposition,6 chambers TSSL+Dual arm	SET	1	99.3	115,158	—	11,507	Production Department	—	—	Insured	Pledged as collateral on a loan

							Usage
Name of fixed asset	Unite	Quantity	Month and year of acquisition	Initial Cost	Gain on revaluation	Book Value	Department of the Company	Leased	Idled	Insurance status	Security and encumbrance
Expoure FX-55S	SET	1	99.03	131,376	—	13,127	Production Department	—	—	Insured	Pledged as collateral on a loan
Expoure FX-55S (5CF-ALIN17)	SET	1	99.3	129,662	—	13,113	Production Department	—	—	Insured	Pledged as collateral on a loan
(S)Expoure FX-55S	SET	1	99.3	128,706	—	12,860	Production Department	—	—	Insured	Pledged as collateral on a loan
(S)Expoure FX-55S (5CF-ALIN18)	SET	1	99.3	129,753	—	13,251	Production Department	—	—	Insured	Pledged as collateral on a loan
Exposure MPA-8100	SET	1	99.3	195,878	—	25,132	Production Department	—	—	Insured	Not pledged
LCM4 AMHS Expansion Project (STK21~34,36,37,39, OHS02~03)	SET	1	99.3	382,804	—	88,040	Production Department	—	—	Insured	Pledged as collateral on a loan
Expoure FX-55S	SET	1	99.3	148,739	—	34,216	Production Department	—	—	Insured	Pledged as collateral on a loan
Seal dispenser	SET	1	99.3	112,004	—	25,766	Production Department	—	—	Insured	Pledged as collateral on a loan
ITO In-Line Sputtering System (only ITO function)	SET	1	99.3	134,242	—	30,881	Production Department	—	—	Insured	Pledged as collateral on a loan
Seal dispenser	SET	1	99.3	111,653	—	25,685	Production Department	—	—	Insured	Pledged as collateral on a loan
FX63S Exposure	SET	1	99.3	155,932	—	35,871	Production Department	—	—	Insured	Pledged as collateral on a loan

							Usage
Name of fixed asset	Unite	Quantity	Month and year of acquisition	Initial Cost	Gain on revaluation	Book Value	Department of the Company	Leased	Idled	Insurance status	Security and encumbrance
Chamical Vapor Deposition,6 chambers TSSL+Dual arm	SET	1	99.3	131,671	—	30,290	Production Department	—	—	Insured	Pledged as collateral on a loan
Chamical Vapor Deposition,6 chambers TSSL+Dual arm	SET	1	99.3	126,893	—	29,191	Production Department	—	—	Insured	Pledged as collateral on a loan
Chamical Vapor Deposition,6 chambers TSSL+Dual arm	SET	1	99.3	125,923	—	28,965	Production Department	—	—	Insured	Pledged as collateral on a loan
Chamical Vapor Deposition,6 chambers TSSL+Dual arm	SET	1	99.3	126,698	—	29,146	Production Department	—	—	Insured	Pledged as collateral on a loan
Chamical Vapor Deposition,6 chambers TSSL+Dual arm	SET	1	99.3	126,595	—	29,122	Production Department	—	—	Insured	Pledged as collateral on a loan
ITO In-Line Sputtering System (only ITO function)	SET	1	99.3	156,298	—	35,953	Production Department	—	—	Insured	Pledged as collateral on a loan
Expoure FX-55S	SET	1	99.3	151,775	—	34,915	Production Department	—	—	Insured	Pledged as collateral on a loan
Expoure FX-55S	SET	1	99.3	149,146	—	34,310	Production Department	—	—	Insured	Pledged as collateral on a loan
Chamical Vapor Deposition,6 chambers TSSL+Dual arm	SET	1	99.3	137,045	—	34,261	Production Department	—	—	Insured	Pledged as collateral on a loan
CF AMHS System(include Lifter)	SET	1	99.3	468,854	—	117,213	Production Department	—	—	Insured	Pledged as collateral on a loan
TFT AMHS System	SET	1	99.3	462,891	—	115,723	Production Department	—	—	Insured	Pledged as collateral on a loan

							Usage
Name of fixed asset	Unite	Quantity	Month and year of acquisition	Initial Cost	Gain on revaluation	Book Value	Department of the Company	Leased	Idled	Insurance status	Security and encumbrance
LCD AMHS System	SET	1	99.3	498,884	—	124,721	Production Department	—	—	Insured	Pledged as collateral on a loan
Metal Sputter	SET	1	99.3	104,887	—	30,639	Production Department	—	—	Insured	Pledged as collateral on a loan
Metal Sputter	SET	1	99.3	100,540	—	28,819	Production Department	—	—	Insured	Pledged as collateral on a loan
(S)Coater and Developer(with UV and DHB(AP/CP))	SET	1	99.3	104,868	—	30,059	Production Department	—	—	Insured	Pledged as collateral on a loan
LCD Pant VII Production Cost Capitalization	SET	3	99.3	1,493,262	—	428,025	Production Department	—	—	Insured	No pledged
(S)Chamical Vapor Deposition (5 chambers) (6TF-CVDA04)	SET	1	99.3	208,620	—	59,798	Production Department	—	—	Insured	Pledged as collateral on a loan
(S)Chamical Vapor Deposition (5 chambers) (6TF-CVDA02)	SET	1	99.3	206,489	—	59,187	Production Department	—	—	Insured	Pledged as collateral on a loan
Chamical Vapor Deposition,6 chambers TSSL+Dual arm	SET	1	99.3	139,944	—	40,113	Production Department	—	—	Insured	Pledged as collateral on a loan
Metal Sputter	SET	1	99.3	106,000	—	30,384	Production Department	—	—	Insured	Pledged as collateral on a loan
Chamical Vapor Deposition (5 chambers) (6TF-CVDA01)	SET	1	99.3	204,354	—	63,900	Production Department	—	—	Insured	Pledged as collateral on a loan
Expoure FX-55S	SET	1	99.3	164,184	—	51,340	Production Department	—	—	Insured	Pledged as collateral on a loan

							Usage
Name of fixed asset	Unite	Quantity	Month and year of acquisition	Initial Cost	Gain on revaluation	Book Value	Department of the Company	Leased	Idled	Insurance status	Security and encumbrance
Expoure FX-55S	SET	1	99.3	164,870	—	51,554	Production Department	—	—	Insured	Pledged as collateral on a loan
Expoure FX 55S	SET	1	99.3	164,991	—	51,592	Production Department	—	—	Insured	Pledged as collateral on a loan
Metal Sputter	SET	1	99.3	104,184	—	33,201	Production Department	—	—	Insured	Pledged as collateral on a loan
Expoure FX-55S	SET	1	99.3	160,779	—	50,275	Production Department	—	—	Insured	Pledged as collateral on a loan
Expoure FX-55S	SET	1	99.3	160,962	—	50,332	Production Department	—	—	Insured	Pledged as collateral on a loan
Exposure (6PH-NIKN01)	SET	1	99.3	351,081	—	107,364	Production Department	—	—	Insured	Pledged as collateral on a loan
Exposure (6PH-NIKN02)	SET	1	99.3	350,594	—	106,241	Production Department	—	—	Insured	Pledged as collateral on a loan
Exposure (6CF-ALIN10)	SET	1	99.3	336,983	—	102,116	Production Department	—	—	Insured	Pledged as collateral on a loan
Exposure	SET	1	99.3	349,202	—	105,819	Production Department	—	—	Insured	Pledged as collateral on a loan
Exposure	SET	1	99.3	346,929	—	105,130	Production Department	—	—	Insured	Pledged as collateral on a loan
Chamical Vapor Deposition,6 chambers TSSL+Dual arm	SET	1	99.3	140,937	—	44,070	Production Department	—	—	Insured	Pledged as collateral on a loan

							Usage
Name of fixed asset	Unite	Quantity	Month and year of acquisition	Initial Cost	Gain on revaluation	Book Value	Department of the Company	Leased	Idled	Insurance status	Security and encumbrance
Exposure	SET	1	99.3	337,060	—	103,076	Production Department	—	—	Insured	Pledged as collateral on a loan
Chamical Vapor Deposition,6 chambers TSSL+Dual arm	SET	1	99.3	141,340	—	44,196	Production Department	—	—	Insured	Pledged as collateral on a loan
Chamical Vapor Deposition,6 chambers TSSL+Dual arm	SET	1	99.3	141,232	—	44,162	Production Department	—	—	Insured	Pledged as collateral on a loan
Chamical Vapor Deposition,6 chambers TSSL+Dual arm	SET	1	99.3	141,238	—	44,164	Production Department	—	—	Insured	Pledged as collateral on a loan
ITO Sputter (1 Chamber)	SET	1	99.3	109,691	—	34,930	Production Department	—	—	Insured	Pledged as collateral on a loan
Metal Sputter (4 Chamber)	SET	1	99.3	275,886	—	87,853	Production Department	—	—	Insured	Pledged as collateral on a loan
ITO Sputtering System	SET	1	99.3	337,099	—	107,346	Production Department	—	—	Insured	Pledged as collateral on a loan
Dry Etcher (3 chamber)	SET	1	99.3	151,062	—	48,104	Production Department	—	—	Insured	Pledged as collateral on a loan
Dry Etcher (3 chamber)	SET	1	99.3	159,236	—	48,159	Production Department	—	—	Insured	Pledged as collateral on a loan
Chamical Vapor Deposition (5 chambers) (6TF-CVDA05)	SET	1	99.3	221,161	—	70,427	Production Department	—	—	Insured	Pledged as collateral on a loan

							Usage
Name of fixed asset	Unite	Quantity	Month and year of acquisition	Initial Cost	Gain on revaluation	Book Value	Department of the Company	Leased	Idled	Insurance status	Security and encumbrance
Chamical Vapor Deposition (5 chambers) (6TF-CVDA03)	SET	1	99.3	220,216	—	70,126	Production Department	—	—	Insured	Pledged as collateral on a loan
Chamical Vapor Deposition (5 chambers) (6TF-CVDA06)	SET	1	99.3	220,374	—	70,176	Production Department	—	—	Insured	Pledged as collateral on a loan
Exposure	SET	1	99.3	362,034	—	115,286	Production Department	—	—	Insured	Pledged as collateral on a loan
Exposure	SET	1	99.3	360,342	—	114,747	Production Department	—	—	Insured	Pledged as collateral on a loan
Metal Sputter (4 Chamber)	SET	1	99.3	274,635	—	90,652	Production Department	—	—	Insured	Pledged as collateral on a loan
Dry Etcher (3 chamber)	SET	1	99.3	169,480	—	58,121	Production Department	—	—	Insured	Pledged as collateral on a loan
2118mmWidth x 2390mm Length x 2056.8mm Height Pitch82mm x 24 Patch Container	SET	832	99.3	104,199	—	35,734	Production Department	—	—	Insured	Pledged as collateral on a loan
Step Proximity Aligner Model: RZ-2200HXF for BM layer	SET	1	99.3	127,195	—	42,422	Production Department	—	—	Insured	Pledged as collateral on a loan
Metal Sputter (4 Chamber)	SET	1	99.3	285,250	—	95,138	Production Department	—	—	Insured	Pledged as collateral on a loan
Step Proximity Aligner Model: RZ-220THXC for Color layer exposure	SET	1	99.3	116,806	—	38,958	Production Department	—	—	Insured	Pledged as collateral on a loan
ITO Sputter (1 Chamber)	SET	1	99.3	112,713	—	37,592	Production Department	—	—	Insured	Pledged as collateral on a loan

							Usage
Name of fixed asset	Unite	Quantity	Month and year of acquisition	Initial Cost	Gain on revaluation	Book Value	Department of the Company	Leased	Idled	Insurance status	Security and encumbrance
Metal Sputter (3 Chamber)	SET	1	99.3	233,587	—	77,907	Production Department	—	—	Insured	Pledged as collateral on a loan
ITO Sputter (1 Chamber)	SET	1	99.3	113,304	—	37,790	Production Department	—	—	Insured	Pledged as collateral on a loan
Step Proximity Aligner Model: RZ-220THXC for Color layer exposure	SET	1	99.3	117,397	—	39,155	Production Department	—	—	Insured	Pledged as collateral on a loan
Step Proximity Aligner Model: RZ-2200HXF for BM layer exposure	SET	1	99.3	127,169	—	42,929	Production Department	—	—	Insured	Pledged as collateral on a loan
Step Proximity Aligner Model: RZ-2200HXF for BM layer exposure	SET	1	99.3	126,923	—	42,115	Production Department	—	—	Insured	Pledged as collateral on a loan
Metal Sputter	SET	1	99.3	109,102	—	37,415	Production Department	—	—	Insured	Pledged as collateral on a loan
Chamical Vapor Deposition (5 chambers)	SET	1	99.3	225,535	—	75,221	Production Department	—	—	Insured	Pledged as collateral on a loan
Dry Etcher (3 chamber)	SET	1	99.3	172,943	—	61,801	Production Department	—	—	Insured	Pledged as collateral on a loan
Coater and Developer(with UV and DHB(AP/CP))	SET	1	99.3	108,420	—	40,120	Production Department	—	—	Insured	Pledged as collateral on a loan
Coater and Developer	SET	1	99.3	104,871	—	37,475	Production Department	—	—	Insured	Pledged as collateral on a loan
Dry Etcher (3 chamber)	SET	1	99.3	168,240	—	62,256	Production Department	—	—	Insured	Pledged as collateral on a loan

							Usage
Name of fixed asset	Unite	Quantity	Month and year of acquisition	Initial Cost	Gain on revaluation	Book Value	Department of the Company	Leased	Idled	Insurance status	Security and encumbrance
Coater and Developer	SET	1	99.3	103,433	—	36,962	Production Department	—	—	Insured	Pledged as collateral on a loan
Coater and Developer	SET	1	99.3	102,877	—	36,763	Production Department	—	—	Insured	Pledged as collateral on a loan
Dry Etcher (3 chamber)	SET	1	99.3	169,316	—	60,505	Production Department	—	—	Insured	Pledged as collateral on a loan
Step Proximity Aligner Model: RZ-220THXC for Color layer exposure	SET	1	99.3	116,371	—	41,585	Production Department	—	—	Insured	Pledged as collateral on a loan
Dry Etcher (3 Chamber)(6ET-DRYT05)	SET	1	99.3	172,597	—	63,925	Production Department	—	—	Insured	Pledged as collateral on a loan
AMHS Equipment AGV-(AUTOMATED GUIDE CEHICLE) SPOT-MAGNE	SET	1	99.3	114,647	—	42,462	Production Department	—	—	Insured	Pledged as collateral on a loan
Exposure	SET	1	99.3	189,118	—	70,044	Production Department	—	—	Insured	Pledged as collateral on a loan
Coater	SET	1	99.3	102,965	—	38,782	Production Department	—	—	Insured	Pledged as collateral on a loan
Mirror Projection Mask Aligner	SET	1	99.3	212,253	—	78,612	Production Department	—	—	Insured	Pledged as collateral on a loan
Rubbing Machine	SET	1	99.3	100,457	—	37,206	Production Department	—	—	Insured	Pledged as collateral on a loan
Step Proximity Aligner Model:RZ-220THXF for BM layer exposure	SET	1	99.3	100,309	—	34,294	Production Department	—	—	Insured	Pledged as collateral on a loan

							Usage
Name of fixed asset	Unite	Quantity	Month and year of acquisition	Initial Cost	Gain on revaluation	Book Value	Department of the Company	Leased	Idled	Insurance status	Security and encumbrance
Metal Sputter (3 Chamber)	SET	1	99.3	251,159	—	96,112	Production Department	—	—	Insured	Pledged as collateral on a loan
Chemical Vapor Deposition (5 Chamber)	SET	1	99.3	232,257	—	88,994	Production Department	—	—	Insured	Pledged as collateral on a loan
ITO-Sputter	SET	1	99.3	287,489	—	113,542	Production Department	—	—	Insured	Pledged as collateral on a loan
Nikon Scan-and Step System Exposure	SET	1	99.3	379,589	—	147,689	Production Department	—	—	Insured	Pledged as collateral on a loan
Nikon Exposure	SET	1	99.3	384,367	—	156,046	Production Department	—	—	Insured	Pledged as collateral on a loan
Nikon Scan-and Step System	SET	1	99.3	404,708	—	169,520	Production Department	—	—	Insured	Pledged as collateral on a loan
ITO-Sputter	SET	1	99.3	414,797	—	168,400	Production Department	—	—	Insured	Pledged as collateral on a loan
ITO Sputter (1CH)	SET	1	99.3	118,133	—	47,960	Production Department	—	—	Insured	Pledged as collateral on a loan
Metal Sputter (Metal2 S/D 4CH)	SET	1	99.3	285,535	—	115,922	Production Department	—	—	Insured	Pledged as collateral on a loan
Metal Sputter (Metal2 S/D 4CH)	SET	1	99.3	300,235	—	121,890	Production Department	—	—	Insured	Pledged as collateral on a loan
Chamical Vapor Deposition (5Chamber) (6TF-CVDA08)	SET	1	99.3	247,813	—	100,608	Production Department	—	—	Insured	Pledged as collateral on a loan

							Usage
Name of fixed asset	Unite	Quantity	Month and year of acquisition	Initial Cost	Gain on revaluation	Book Value	Department of the Company	Leased	Idled	Insurance status	Security and encumbrance
Chamical Vapor Deposition (5Chamber) (6TF-CVDA09)	SET	1	99.3	245,780	—	99,782	Production Department	—	—	Insured	Pledged as collateral on a loan
Dry Etcher (6ET-DRYY03)	SET	1	99.3	177,549	—	73,611	Production Department	—	—	Insured	Pledged as collateral on a loan
Coater and Developer (with UV and DHB(AP/CP))	SET	1	99.3	118,318	—	52,168	Production Department	—	—	Insured	Pledged as collateral on a loan
Dry Etcher	SET	1	99.3	177,400	—	75,233	Production Department	—	—	Insured	Pledged as collateral on a loan
Coater and Developer (with UV and DHB(AP/CP))	SET	1	99.3	122,003	—	52,138	Production Department	—	—	Insured	Pledged as collateral on a loan
Dry Etcher (3 Chamber)	SET	1	99.3	195,207	—	83,441	Production Department	—	—	Insured	Pledged as collateral on a loan
Dry Etcher (3 Chamber)	SET	1	99.3	194,628	—	83,193	Production Department	—	—	Insured	Pledged as collateral on a loan
Nikon Scan-and Step System	SET	1	99.3	403,711	—	172,526	Production Department	—	—	Insured	Pledged as collateral on a loan
TFT Stocker	SET	1	99.3	108,483	—	46,360	Production Department	—	—	Insured	Pledged as collateral on a loan
CF Stocker	SET	1	99.3	106,212	—	45,390	Production Department	—	—	Insured	Pledged as collateral on a loan
Nikon Scan-and Step System	SET	1	99.3	405,464	—	173,275	Production Department	—	—	Insured	Pledged as collateral on a loan

							Usage
Name of fixed asset	Unite	Quantity	Month and year of acquisition	Initial Cost	Gain on revaluation	Book Value	Department of the Company	Leased	Idled	Insurance status	Security and encumbrance
Metal Sputter (Metal2 S/D 4CH)	SET	1	99.3	293,619	—	125,478	Production Department	—	—	Insured	Pledged as collateral on a loan
ITO Sputter (1CH)	SET	1	99.3	114,486	—	48,925	Production Department	—	—	Insured	Pledged as collateral on a loan
Mirror Projection Mask Aligner MPAsp-H712T Step and Scan System	SET	1	99.3	393,122	—	168,001	Production Department	—	—	Insured	Pledged as collateral on a loan
Coater and Developer	SET	1	99.3	120,147	—	52,975	Production Department	—	—	Insured	Pledged as collateral on a loan
Chamical Vapor Deposition (5Chamber) (6TF-CVDA10)	SET	1	99.3	245,717	—	105,007	Production Department	—	—	Insured	Pledged as collateral on a loan
Chamical Vapor Deposition (5Chamber)(6TF-CVDA11)	SET	1	99.3	244,499	—	104,619	Production Department	—	—	Insured	Pledged as collateral on a loan
LCD Plant VI production cost capitalized	SET	3	99.3	2,400,546	—	1,049,714	Production Department	—	—	Insured	Not pledged
Exposure FX-65S	SET	1	99.3	211,776	—	94,789	Production Department	—	—	Insured	Pledged as collateral on a loan
Exposure FX-65S	SET	1	99.3	210,602	—	94,218	Production Department	—	—	Insured	Pledged as collateral on a loan
Exposure FX-65S	SET	1	99.3	207,471	—	92,817	Production Department	—	—	Insured	Pledged as collateral on a loan
Exposure FX-65S	SET	1	99.3	221,494	—	103,643	Production Department	—	—	Insured	Pledged as collateral on a loan

							Usage
Name of fixed asset	Unite	Quantity	Month and year of acquisition	Initial Cost	Gain on revaluation	Book Value	Department of the Company	Leased	Idled	Insurance status	Security and encumbrance
Chamical Vapor Deposition	SET	1	99.3	197,921	—	89,860	Production Department	—	—	Insured	Pledged as collateral on a loan
Chamical Vapor Deposition	SET	1	99.3	198,433	—	90,093	Production Department	—	—	Insured	Pledged as collateral on a loan
Chamical Vapor Deposition	SET	1	99.3	199,762	—	90,696	Production Department	—	—	Insured	Pledged as collateral on a loan
Chamical Vapor Deposition	SET	1	99.3	198,610	—	90,173	Production Department	—	—	Insured	Pledged as collateral on a loan
Exposure FX-65S	SET	1	99.3	213,240	—	95,398	Production Department	—	—	Insured	Pledged as collateral on a loan
Exposure FX-65S	SET	1	99.3	218,230	—	97,630	Production Department	—	—	Insured	Pledged as collateral on a loan
Metal Sputter (M1)	SET	1	99.3	217,072	—	97,275	Production Department	—	—	Insured	Pledged as collateral on a loan
ITO Multi-Chamber Sputter	SET	1	99.3	101,323	—	45,329	Production Department	—	—	Insured	Pledged as collateral on a loan
Metal Sputter (M2)	SET	1	99.3	265,006	—	118,719	Production Department	—	—	Insured	Pledged as collateral on a loan
Metal Sputter (M2)	SET	1	99.3	258,061	—	115,612	Production Department	—	—	Insured	Pledged as collateral on a loan
ITO-Sputter	SET	1	99.3	286,719	—	128,270	Production Department	—	—	Insured	Pledged as collateral on a loan

							Usage
Name of fixed asset	Unite	Quantity	Month and year of acquisition	Initial Cost	Gain on revaluation	Book Value	Department of the Company	Leased	Idled	Insurance status	Security and encumbrance
DRY ETCHER (condition demo inclusive (grinding finishing new suite))	SET	1	99.3	132,881	—	59,449	Production Department	—	—	Insured	Pledged as collateral on a loan
PI Coater	SET	1	99.3	124,605	—	55,787	Production Department	—	—	Insured	Pledged as collateral on a loan
DRY ETCHER	SET	1	99.3	131,571	—	58,861	Production Department	—	—	Insured	Pledged as collateral on a loan
Metal Sputter(M1)	SET	1	99.3	209,342	—	93,817	Production Department	—	—	Insured	Pledged as collateral on a loan
DRY ETCHER	SET	1	99.3	134,062	—	59,983	Production Department	—	—	Insured	Pledged as collateral on a loan
ITO Multi-Chamber Sputter	SET	1	99.3	102,721	—	45,954	Production Department	—	—	Insured	Pledged as collateral on a loan
Metal Sputter (M2)	SET	1	99.3	280,332	—	127,439	Production Department	—	—	Insured	Pledged as collateral on a loan
Nikon Exposure	SET	1	99.3	402,518	—	180,114	Production Department	—	—	Insured	Pledged as collateral on a loan
DRY ETCHER	SET	1	99.3	139,711	—	62,503	Production Department	—	—	Insured	Pledged as collateral on a loan
Exposure System FX-65S	SET	1	99.3	220,066	—	99,914	Production Department	—	—	Insured	Pledged as collateral on a loan
Exposure System FX-65S	SET	1	99.3	214,552	—	98,880	Production Department	—	—	Insured	Pledged as collateral on a loan

							Usage
Name of fixed asset	Unite	Quantity	Month and year of acquisition	Initial Cost	Gain on revaluation	Book Value	Department of the Company	Leased	Idled	Insurance status	Security and encumbrance
DRY ETCHER	SET	1	99.3	141,720	—	63,413	Production Department	—	—	Insured	Pledged as collateral on a loan
Exposure System FX-65S Step and scan system	SET	1	99.3	220,572	—	98,678	Production Department	—	—	Insured	Pledged as collateral on a loan
Chamical Vapor Deposition	SET	1	99.3	199,148	—	90,968	Production Department	—	—	Insured	Pledged as collateral on a loan
Chamical Vapor Deposition	SET	1	99.3	198,539	—	90,694	Production Department	—	—	Insured	Pledged as collateral on a loan
Overhead System	SET	1	99.3	100,929	—	46,059	Production Department	—	—	Insured	Pledged as collateral on a loan
CF Stocker	SET	1	99.3	101,800	—	46,456	Production Department	—	—	Insured	Pledged as collateral on a loan
DRY ETCHER	SET	1	99.3	144,402	—	65,904	Production Department	—	—	Insured	Pledged as collateral on a loan
Metal Sputter(M1)	SET	1	99.3	228,109	—	104,258	Production Department	—	—	Insured	Pledged as collateral on a loan
ITO Multi-Chamber Sputter	SET	1	99.3	112,396	—	51,292	Production Department	—	—	Insured	Pledged as collateral on a loan
Chamical Vapor Deposition	SET	1	99.3	201,813	—	93,924	Production Department	—	—	Insured	Pledged as collateral on a loan
Chamical Vapor Deposition	SET	1	99.3	201,681	—	93,867	Production Department	—	—	Insured	Pledged as collateral on a loan

							Usage
Name of fixed asset	Unite	Quantity	Month and year of acquisition	Initial Cost	Gain on revaluation	Book Value	Department of the Company	Leased	Idled	Insurance status	Security and encumbrance
Chamical Vapor Deposition	SET	1	99.3	201,530	—	93,791	Production Department	—	—	Insured	Pledged as collateral on a loan
Metal Sputter(M1)	SET	1	99.3	233,480	—	108,701	Production Department	—	—	Insured	Pledged as collateral on a loan
DRY ETCHER	SET	1	99.3	152,517	—	70,920	Production Department	—	—	Insured	Pledged as collateral on a loan
Metal Sputter (M2)	SET	1	99.3	295,564	—	139,508	Production Department	—	—	Insured	Pledged as collateral on a loan
Exposure	SET	1	99.3	127,461	—	59,257	Production Department	—	—	Insured	Pledged as collateral on a loan
Exposure System FX-65S	SET	1	99.3	261,085	—	132,411	Production Department	—	—	Insured	Pledged as collateral on a loan
Exposure System FX-65S	SET	1	99.3	257,620	—	134,117	Production Department	—	—	Insured	Pledged as collateral on a loan
Exposure System FX-65S	SET	1	99.3	267,950	—	135,887	Production Department	—	—	Insured	Pledged as collateral on a loan
CF-S Type wire CST (OCH2X007I, CMO-S-A-02)	SET	902	99.3	105,446	—	54,242	Production Department	—	—	Insured	Pledged as collateral on a loan
A Type Cassette	SET	1200	99.3	159,302	—	82,970	Production Department	—	—	Insured	Pledged as collateral on a loan
Exposure System FX-65S	SET	1	99.3	275,302	—	152,945	Production Department	—	—	Insured	Pledged as collateral on a loan

							Usage
Name of fixed asset	Unite	Quantity	Month and year of acquisition	Initial Cost	Gain on revaluation	Book Value	Department of the Company	Leased	Idled	Insurance status	Security and encumbrance
Exposure System FX-65S Step and scan aligner system	SET	1	99.3	271,985	—	151,103	Production Department	—	—	Insured	Pledged as collateral on a loan
Exposure System FX-65S Step and scan aligner system	SET	1	99.3	278,780	—	154,878	Production Department	—	—	Insured	Pledged as collateral on a loan
Exposure System FX-65S Step and scan aligner system	SET	1	99.3	268,966	—	149,425	Production Department	—	—	Insured	Pledged as collateral on a loan
Exposure System FX-65S	SET	1	99.3	274,119	—	152,288	Production Department	—	—	Insured	Pledged as collateral on a loan
ITO-Sputter	SET	1	99.3	340,447	—	189,137	Production Department	—	—	Insured	Pledged as collateral on a loan
PI Coater	SET	1	99.3	112,936	—	62,742	Production Department	—	—	Insured	Pledged as collateral on a loan
PI Coater	SET	1	99.3	108,018	—	60,010	Production Department	—	—	Insured	Pledged as collateral on a loan
Exposure FX-65S	SET	1	99.3	275,811	—	156,447	Production Department	—	—	Insured	Pledged as collateral on a loan
Exposure System FX-65S	SET	1	99.3	275,958	—	154,724	Production Department	—	—	Insured	Pledged as collateral on a loan
Exposure System FX-65S 曝光機	SET	1	99.3	276,070	—	154,787	Production Department	—	—	Insured	Pledged as collateral on a loan
Exposure System FX-65S Step and scan aligner system	SET	1	99.3	269,698	—	151,215	Production Department	—	—	Insured	Pledged as collateral on a loan

							Usage
Name of fixed asset	Unite	Quantity	Month and year of acquisition	Initial Cost	Gain on revaluation	Book Value	Department of the Company	Leased	Idled	Insurance status	Security and encumbrance
Exposure System FX-65S Step and scan aligner system	SET	1	99.3	280,509	—	157,276	Production Department	—	—	Insured	Pledged as collateral on a loan
Exposure System FX-65S Step and scan aligner system	SET	1	99.3	291,722	—	163,563	Production Department	—	—	Insured	Pledged as collateral on a loan
Chamical Vapor Deposition	SET	1	99.3	143,688	—	84,803	Production Department	—	—	Insured	Pledged as collateral on a loan
DRY ETCHER (3 Chamber)	SET	1	99.3	267,544	—	151,497	Production Department	—	—	Insured	Pledged as collateral on a loan
LCD Stocker	SET	1	99.3	182,655	—	103,429	Production Department	—	—	Insured	Pledged as collateral on a loan
LCD Stocker	SET	1	99.3	108,830	—	61,625	Production Department	—	—	Insured	Pledged as collateral on a loan
Chamical Vapor Deposition	SET	1	99.3	248,477	—	140,700	Production Department	—	—	Insured	Pledged as collateral on a loan
DRY ETCHER	SET	1	99.3	182,373	—	103,269	Production Department	—	—	Insured	Pledged as collateral on a loan
DRY ETCHER	SET	1	99.3	186,028	—	105,339	Production Department	—	—	Insured	Pledged as collateral on a loan
STV LOOP Vehicle	SET	1	99.3	235,938	—	134,718	Production Department	—	—	Insured	Pledged as collateral on a loan
PI Coater	SET	1	99.3	125,582	—	75,476	Production Department	—	—	Insured	Pledged as collateral on a loan

							Usage
Name of fixed asset	Unite	Quantity	Month and year of acquisition	Initial Cost	Gain on revaluation	Book Value	Department of the Company	Leased	Idled	Insurance status	Security and encumbrance
DRY ETCHER (3 Chamber)	SET	1	99.3	273,108	—	157,693	Production Department	—	—	Insured	Pledged as collateral on a loan
Step Proximity Aligner Model:RZ-2200HXF for BM layer	SET	1	99.3	148,472	—	84,776	Production Department	—	—	Insured	Pledged as collateral on a loan
Metal Sputter (Metal1 Gate 3CH)	SET	1	99.3	346,374	—	197,775	Production Department	—	—	Insured	Pledged as collateral on a loan
Step Proximity Aligner Model:RZ-2200HXF for BM layer	SET	1	99.3	152,762	—	87,225	Production Department	—	—	Insured	Pledged as collateral on a loan
ITO Multi-Chamber Sputter	SET	1	99.3	152,056	—	86,822	Production Department	—	—	Insured	Pledged as collateral on a loan
Chamical Vapor Deposition (5Chamber) (6TF-CVDA12)	SET	1	99.3	341,469	—	194,975	Production Department	—	—	Insured	Pledged as collateral on a loan
PI Coater	SET	1	99.3	101,646	—	59,607	Production Department	—	—	Insured	Pledged as collateral on a loan
Step Proximity Aligner exposure	SET	1	99.3	105,447	—	61,359	Production Department	—	—	Insured	Pledged as collateral on a loan
Step Proximity Aligner exposure	SET	1	99.3	107,354	—	63,877	Production Department	—	—	Insured	Pledged as collateral on a loan
PI Coater	SET	1	99.3	133,884	—	81,501	Production Department	—	—	Insured	Pledged as collateral on a loan
Vacuum Chamber One drop fill	SET	1	99.3	101,098	—	58,187	Production Department	—	—	Insured	Pledged as collateral on a loan

							Usage
Name of fixed asset	Unite	Quantity	Month and year of acquisition	Initial Cost	Gain on revaluation	Book Value	Department of the Company	Leased	Idled	Insurance status	Security and encumbrance
Exposure System FX-65S Step and scan aligner system	SET	1	99.3	293,170	—	168,733	Production Department	—	—	Insured	Pledged as collateral on a loan
Exposure System FX-65S Step and scan aligner system	SET	1	99.3	295,398	—	170,016	Production Department	—	—	Insured	Pledged as collateral on a loan
Mirror Projection Mask Aligner Step and scan system	SET	1	99.3	125,800	—	78,850	Production Department	—	—	Insured	Pledged as collateral on a loan
Mirror Projection Mask Aligner Step and scan system	SET	1	99.3	126,084	—	79,028	Production Department	—	—	Insured	Pledged as collateral on a loan
Mirror Projection Mask Aligner Step and scan system	SET	1	99.3	126,632	—	79,372	Production Department	—	—	Insured	Pledged as collateral on a loan
Dry Etcher(3 Chamber)	SET	1	99.3	191,351	—	113,940	Production Department	—	—	Insured	Pledged as collateral on a loan
Rubbing Machine	SET	1	99.3	146,478	—	87,220	Production Department	—	—	Insured	Pledged as collateral on a loan
Dry Etcher(3 Chamber)	SET	1	99.3	191,766	—	114,187	Production Department	—	—	Insured	Pledged as collateral on a loan
LCD Stocker	SET	1	99.3	106,365	—	63,335	Production Department	—	—	Insured	Pledged as collateral on a loan
Chamical Vapor Deposition	SET	1	99.3	265,988	—	158,383	Production Department	—	—	Insured	Pledged as collateral on a loan
Chamical Vapor Deposition	SET	1	99.3	263,664	—	156,999	Production Department	—	—	Insured	Pledged as collateral on a loan

							Usage
Name of fixed asset	Unite	Quantity	Month and year of acquisition	Initial Cost	Gain on revaluation	Book Value	Department of the Company	Leased	Idled	Insurance status	Security and encumbrance
Chamical Vapor Deposition	SET	1	99.3	258,940	—	154,186	Production Department	—	—	Insured	Pledged as collateral on a loan
Chamical Vapor Deposition	SET	1	99.3	267,856	—	159,495	Production Department	—	—	Insured	Pledged as collateral on a loan
Step Proximity Aligner Model: RZ-180THXC exposure	SET	1	99.3	118,812	—	70,747	Production Department	—	—	Insured	Pledged as collateral on a loan
ITO-Sputter	SET	1	99.3	379,770	—	231,088	Production Department	—	—	Insured	Pledged as collateral on a loan
Step Proximity Aligner Model: RZ-1800HXF exposure	SET	1	99.3	133,478	—	81,220	Production Department	—	—	Insured	Pledged as collateral on a loan
Metal Sputter (M1)	SET	1	99.3	316,989	—	188,751	Production Department	—	—	Insured	Pledged as collateral on a loan
Metal Sputter (M2)	SET	1	99.3	378,992	—	225,671	Production Department	—	—	Insured	Pledged as collateral on a loan
Step Proximity Aligner Model: RZ-1800HXF exposure	SET	1	99.3	126,977	—	75,609	Production Department	—	—	Insured	Pledged as collateral on a loan
METAL SPUTTER (M1)	SET	1	99.3	311,066	—	185,224	Production Department	—	—	Insured	Pledged as collateral on a loan
Aligner exposure	SET	1	99.3	106,887	—	63,646	Production Department	—	—	Insured	Pledged as collateral on a loan
Aligner exposure	SET	1	99.3	108,242	—	64,453	Production Department	—	—	Insured	Pledged as collateral on a loan

							Usage
Name of fixed asset	Unite	Quantity	Month and year of acquisition	Initial Cost	Gain on revaluation	Book Value	Department of the Company	Leased	Idled	Insurance status	Security and encumbrance
Dry Etcher(3 Chamber)	SET	1	99.3	204,191	—	121,586	Production Department	—	—	Insured	Pledged as collateral on a loan
PI Coater	SET	1	99.3	129,361	—	78,716	Production Department	—	—	Insured	Pledged as collateral on a loan
CF Coater	SET	1	99.3	100,633	—	60,321	Production Department	—	—	Insured	Pledged as collateral on a loan
Mirror Projection Mask Aligner MPAsp-H712T Step and scan aligner sytem	SET	1	99.3	616,881	—	369,768	Production Department	—	—	Insured	Pledged as collateral on a loan
Mirror Projection Mask Aligner Step and scan aligner sytem	SET	1	99.3	350,767	—	210,255	Production Department	—	—	Insured	Pledged as collateral on a loan
Chamical Vapor Deposition	SET	1	99.3	263,588	—	157,999	Production Department	—	—	Insured	Pledged as collateral on a loan
Dry Etcher(3 Chamber)	SET	1	99.3	194,282	—	116,456	Production Department	—	—	Insured	Pledged as collateral on a loan
Dry Etcher(3 Chamber)	SET	1	99.3	195,486	—	117,177	Production Department	—	—	Insured	Pledged as collateral on a loan
Dry Etcher(3 Chamber)	SET	1	99.3	206,809	—	123,964	Production Department	—	—	Insured	Pledged as collateral on a loan
Coater and Developer	SET	1	99.3	180,547	—	111,752	Production Department	—	—	Insured	Pledged as collateral on a loan
Mirror Projection Mask Aligner Step and scan aligner sytem	SET	1	99.3	350,157	—	215,009	Production Department	—	—	Insured	Pledged as collateral on a loan

							Usage
Name of fixed asset	Unite	Quantity	Month and year of acquisition	Initial Cost	Gain on revaluation	Book Value	Department of the Company	Leased	Idled	Insurance status	Security and encumbrance
DRY ETCHER	SET	1	99.3	229,973	—	138,729	Production Department	—	—	Insured	Pledged as collateral on a loan
CF Coater	SET	1	99.3	102,010	—	61,536	Production Department	—	—	Insured	Pledged as collateral on a loan
Chamical Vapor Deposition	SET	1	99.3	279,220	—	168,437	Production Department	—	—	Insured	Pledged as collateral on a loan
ITO Multi-Chamber Sputter	SET	1	99.3	162,374	—	97,950	Production Department	—	—	Insured	Pledged as collateral on a loan
Metal Sputter (M2)	SET	1	99.3	393,375	—	237,299	Production Department	—	—	Insured	Pledged as collateral on a loan
Rubbing Machine	SET	1	99.3	106,741	—	64,390	Production Department	—	—	Insured	Pledged as collateral on a loan
PI Coater	SET	1	99.3	135,653	—	81,832	Production Department	—	—	Insured	Pledged as collateral on a loan
Rubbing Machine	SET	1	99.3	110,651	—	66,749	Production Department	—	—	Insured	Pledged as collateral on a loan
Step Proximity Aligner exposure	SET	1	99.3	114,546	—	70,744	Production Department	—	—	Insured	Pledged as collateral on a loan
Step Proximity Aligner exposure	SET	1	99.3	116,795	—	72,133	Production Department	—	—	Insured	Pledged as collateral on a loan
Step Proximity Aligner exposure	SET	1	99.3	116,247	—	71,795	Production Department	—	—	Insured	Pledged as collateral on a loan

							Usage
Name of fixed asset	Unite	Quantity	Month and year of acquisition	Initial Cost	Gain on revaluation	Book Value	Department of the Company	Leased	Idled	Insurance status	Security and encumbrance
Coater and Developer	SET	1	99.3	192,882	—	119,125	Production Department	—	—	Insured	Pledged as collateral on a loan
Aligner exposure	SET	1	99.3	114,961	—	71,000	Production Department	—	—	Insured	Pledged as collateral on a loan
ITO Multi-Chamber Sputter	SET	1	99.3	152,949	—	94,462	Production Department	—	—	Insured	Pledged as collateral on a loan
Metal Sputter (Metal1 Gate 3CH)	SET	1	99.3	388,462	—	236,010	Production Department	—	—	Insured	Pledged as collateral on a loan
Metal Sputter	SET	1	99.3	109,189	—	69,829	Production Department	—	—	Insured	Pledged as collateral on a loan
Step Proximity Aligner Model:RZ-220THXC for Color layer exposure	SET	1	99.3	156,786	—	95,814	Production Department	—	—	Insured	Pledged as collateral on a loan
Chamical Vapor Deposition	SET	1	99.3	284,013	—	173,564	Production Department	—	—	Insured	Pledged as collateral on a loan
Seal Dispenser	SET	1	99.3	221,975	—	135,652	Production Department	—	—	Insured	Pledged as collateral on a loan
Step Proximity Aligner Model:RZ-220THXF for BM layer exposure	SET	1	99.3	175,169	—	107,048	Production Department	—	—	Insured	Pledged as collateral on a loan
Chamical Vapor Deposition	SET	1	99.3	285,717	—	174,605	Production Department	—	—	Insured	Pledged as collateral on a loan
Dry Etcher(4 Chamber)	SET	1	99.3	325,404	—	198,858	Production Department	—	—	Insured	Pledged as collateral on a loan

							Usage
Name of fixed asset	Unite	Quantity	Month and year of acquisition	Initial Cost	Gain on revaluation	Book Value	Department of the Company	Leased	Idled	Insurance status	Security and encumbrance
Aligner exposure	SET	1	99.3	116,414	—	72,759	Production Department	—	—	Insured	Pledged as collateral on a loan
Mirror Projection Mask Aligner MPAsp-E702T	SET	1	99.3	428,205	—	267,628	Production Department	—	—	Insured	Pledged as collateral on a loan
Coater and Developer	SET	1	99.3	195,050	—	121,906	Production Department	—	—	Insured	Pledged as collateral on a loan
Exposure	SET	1	99.4	132,692	—	84,775	Production Department	—	—	Insured	Pledged as collateral on a loan
Metal Sputter (M2)	SET	1	99.4	478,269	—	305,560	Production Department	—	—	Insured	Pledged as collateral on a loan
LCD Plant VIII interest capitalization	SET	3	99.5	704,107	—	459,626	Production Department	—	—	Insured	Not pledged
(S)Mirror Projection Mask Aligner MPAsp-H723F stept and scan aligner system	SET	1	99.5	707,865	—	462,079	Production Department	—	—	Insured	Not pledged
(S)Stripper	SET	1	99.5	106,792	—	69,711	Production Department	—	—	Insured	Not pledged
(S)Wet Etcher (AL)	SET	1	99.5	111,099	—	72,523	Production Department	—	—	Insured	Not pledged
(S)Coater and Developer	SET	1	99.5	282,448	—	184,376	Production Department	—	—	Insured	Not pledged
LCD Plant VIII production cost capitalzation	SET	3	99.5	1,448,520	—	945,562	Production Department	—	—	Insured	Not pledged

							Usage
Name of fixed asset	Unite	Quantity	Month and year of acquisition	Initial Cost	Gain on revaluation	Book Value	Department of the Company	Leased	Idled	Insurance status	Security and encumbrance
METAL SPUTTER (M1)	SET	1	99.6	385,757	—	257,171	Production Department	—	—	Insured	Pledged as collateral on a loan
Chamical Vapor Deposition	SET	1	99.6	470,015	—	313,344	Production Department	—	—	Insured	Not pledged
Mirror Projection Mask Aligner MPA-6000	SET	1	99.6	184,580	—	123,053	Production Department	—	—	Insured	Not pledged
Mirror Projection Mask Aligner MPA-6000	SET	1	99.6	184,580	—	123,053	Production Department	—	—	Insured	Pledged as collateral on a loan
ITO Multi-Chamber Sputter	SET	1	99.6	189,503	—	126,335	Production Department	—	—	Insured	Pledged as collateral on a loan
Stripper	SET	1	99.6	105,565	—	70,376	Production Department	—	—	Insured	Not pledged
CF Coater	SET	1	99.7	124,167	—	84,503	Production Department	—	—	Insured	Not pledged
CF Coater	SET	1	99.7	122,763	—	83,547	Production Department	—	—	Insured	Not pledged
Rubbing Machine	SET	1	99.7	163,096	—	110,996	Production Department	—	—	Insured	Pledged as collateral on a loan
Mirror Projection Mask Aligner MPAsp-E702T	SET	1	99.8	403,127	—	279,949	Production Department	—	—	Insured	Pledged as collateral on a loan
Stripper	SET	1	99.8	102,950	—	71,493	Production Department	—	—	Insured	Not pledged

							Usage
Name of fixed asset	Unite	Quantity	Month and year of acquisition	Initial Cost	Gain on revaluation	Book Value	Department of the Company	Leased	Idled	Insurance status	Security and encumbrance
Dry Etcher (3 ch)	SET	1	99.8	426,404	—	296,114	Production Department	—	—	Insured	Not pledged
ITO Multi-Chamber Sputter	SET	1	99.8	297,203	—	206,391	Production Department	—	—	Insured	Not pledged
Metal Sputter (Metal2 S/D 4Ch)	SET	1	99.9	738,337	—	522,989	Production Department	—	—	Insured	Not pledged
Coater and Developer	SET	1	99.9	287,549	—	203,680	Production Department	—	—	Insured	Not pledged
Coater and Developer	SET	1	99.10	308,648	—	222,913	Production Department	—	—	Insured	Not pledged
Wet Etcher (AL)	SET	1	99.10	117,000	—	84,500	Production Department	—	—	Insured	Not pledged
Metal Sputter (Metal1 Gate 4Ch)	SET	1	99.10	741,919	—	547,979	Production Department	—	—	Insured	Not pledged
PI Post Bake	SET	1	99.11	115,895	—	85,311	Production Department	—	—	Insured	Not pledged
Cell-scriber/breaker	SET	1	99.12	140,736	—	105,552	Production Department	—	—	Insured	Not pledged
Metal Sputter (Metal1 Gate 4Ch)	SET	1	99.12	693,313	—	519,985	Production Department	—	—	Insured	Not pledged
METAL SPUTTER (M1)	SET	1	99.12	389,241	—	291,931	Production Department	—	—	Insured	Pledged as collateral on a loan

							Usage
Name of fixed asset	Unite	Quantity	Month and year of acquisition	Initial Cost	Gain on revaluation	Book Value	Department of the Company	Leased	Idled	Insurance status	Security and encumbrance
Metal Sputter (M2)	SET	1	99.12	488,886	—	366,664	Production Department	—	—	Insured	Pledged as collateral on a loan
Dry Etcher (3 ch)	SET	1	99.12	398,431	—	298,823	Production Department	—	—	Insured	Not pledged
Dry Etcher (3 ch)	SET	1	99.12	411,896	—	308,922	Production Department	—	—	Insured	Not pledged
Dry Etcher (3 ch)	SET	1	99.12	395,482	—	296,612	Production Department	—	—	Insured	Not pledged
TFT Stocker	SET	1	99.12	170,233	—	127,675	Production Department	—	—	Insured	Not pledged
TFT Stocker	SET	1	99.12	152,325	—	114,244	Production Department	—	—	Insured	Not pledged
TFT Stocker	SET	1	99.12	174,261	—	130,696	Production Department	—	—	Insured	Not pledged
Stocker	SET	1	99.12	181,083	—	135,812	Production Department	—	—	Insured	Not pledged
TFT Stocker	SET	1	99.12	130,083	—	97,563	Production Department	—	—	Insured	Not pledged
TFT Stocker	SET	1	99.12	155,512	—	116,634	Production Department	—	—	Insured	Not pledged
TFT Stocke	SET	1	99.12	156,294	—	117,221	Production Department	—	—	Insured	Not pledged

							Usage
Name of fixed asset	Unite	Quantity	Month and year of acquisition	Initial Cost	Gain on revaluation	Book Value	Department of the Company	Leased	Idled	Insurance status	Security and encumbrance
TFT Stocker	SET	1	99.12	153,722	—	115,291	Production Department	—	—	Insured	Not pledged
TFT Stocker	SET	1	99.12	212,028	—	159,021	Production Department	—	—	Insured	Not pledged
TFT Stocker	SET	1	99.12	192,328	—	144,246	Production Department	—	—	Insured	Not pledged
LCD Stocker	SET	1	99.12	159,487	—	119,615	Production Department	—	—	Insured	Not pledged
LCD Stocker	SET	1	99.12	133,510	—	100,132	Production Department	—	—	Insured	Not pledged
LCD Stocker	SET	1	99.12	125,704	—	94,278	Production Department	—	—	Insured	Not pledged
LCD Stocker	SET	1	99.12	189,339	—	142,004	Production Department	—	—	Insured	Not pledged
TFT Stocker	SET	1	99.12	200,401	—	150,300	Production Department	—	—	Insured	Not pledged
CF Stocker	SET	1	99.12	121,036	—	90,777	Production Department	—	—	Insured	Not pledged
CF Stocker	SET	1	99.12	100,352	—	75,264	Production Department	—	—	Insured	Not pledged
ITO-Sputter	SET	1	99.12	789,059	—	591,794	Production Department	—	—	Insured	Not pledged

							Usage
Name of fixed asset	Unite	Quantity	Month and year of acquisition	Initial Cost	Gain on revaluation	Book Value	Department of the Company	Leased	Idled	Insurance status	Security and encumbrance
AMHS Stocker	SET	1	99.12	137,639	—	103,229	Production Department	—	—	Insured	Not pledged
Coater	SET	1	99.12	122,593	—	91,945	Production Department	—	—	Insured	Not pledged
One Drop Fill	SET	1	99.12	145,400	—	109,050	Production Department	—	—	Insured	Not pledged
PI Coater	SET	1	99.12	211,787	—	158,840	Production Department	—	—	Insured	Not pledged
ITO Multi-Chamber Sputter	SET	1	100.1	186,664	—	142,591	Production Department	—	—	Insured	Pledged as collateral on a loan
AGV System (BCRfunction,Traffic Light control function)	SET	1	100.1	145,610	—	111,230	Production Department	—	—	Insured	Pledged as collateral on a loan
A Type Cassette	SET	800	100.1	141,425	—	108,033	Production Department	—	—	Insured	Pledged as collateral on a loan
TFT Stocker	SET	1	100.1	129,635	—	99,027	Production Department	—	—	Insured	Not pledged
One Drop Fill	SET	1	100.1	147,748	—	112,863	Production Department	—	—	Insured	Not pledged
AMHS Stocker	SET	1	100.1	103,318	—	78,923	Production Department	—	—	Insured	Not pledged
ITO Multi-Chamber Sputter	SET	1	100.1	291,237	—	222,473	Production Department	—	—	Insured	Not pledged

							Usage
Name of fixed asset	Unite	Quantity	Month and year of acquisition	Initial Cost	Gain on revaluation	Book Value	Department of the Company	Leased	Idled	Insurance status	Security and encumbrance
CF Coater	SET	1	100.1	121,654	—	92,930	Production Department	—	—	Insured	Not pledged
Cell-scriber/breaker	SET	1	100.1	140,540	—	107,357	Production Department	—	—	Insured	Not pledged
Exposure System FX-65S	SET	1	100.3	372,284	—	294,725	Production Department	—	—	Insured	Pledged as collateral on a loan
Coater and Developer	SET	1	100.3	224,811	—	177,975	Production Department	—	—	Insured	Not pledged
Rubbing Machine	SET	1	100.3	136,172	—	107,803	Production Department	—	—	Insured	Pledged as collateral on a loan
Coater	SET	1	100.3	121,958	—	96,550	Production Department	—	—	Insured	Not pledged
In Line system & VI System	SET	1	100.3	110,348	—	87,359	Production Department	—	—	Insured	Not pledged
Coater	SET	1	100.4	124,237	—	100,080	Production Department	—	—	Insured	Not pledged
Mirror Projection Mask Aligner MPAsp-H723F	SET	1	100.4	719,467	—	579,570	Production Department	—	—	Insured	Not pledged
Chamical Vapor Deposition	SET	1	100.4	277,258	—	223,347	Production Department	—	—	Insured	Pledged as collateral on a loan
Chamical Vapor Deposition	SET	1	100.4	282,870	—	227,868	Production Department	—	—	Insured	Pledged as collateral on a loan

							Usage
Name of fixed asset	Unite	Quantity	Month and year of acquisition	Initial Cost	Gain on revaluation	Book Value	Department of the Company	Leased	Idled	Insurance status	Security and encumbrance
Coater	SET	1	100.5	128,308	—	105,141	Production Department	—	—	Insured	Not pledged
Coater and Developer	SET	1	100.5	238,207	—	195,198	Production Department	—	—	Insured	Not pledged
CF Coater	SET	1	100.8	123,952	—	106,736	Production Department	—	—	Insured	Not pledged
Rubbing Machine	SET	1	100.8	124,801	—	107,468	Production Department	—	—	Insured	Pledged as collateral on a loan
Metal Sputter (M2)(S/D)	SET	1	100.8	465,592	—	400,926	Production Department	—	—	Insured	Not pledged
Mirror Projection Mask Aligner MPAsp-H733T	SET	1	100.8	722,458	—	622,117	Production Department	—	—	Insured	Not pledged
Coater and Developer	SET	1	100.8	233,964	—	201,469	Production Department	—	—	Insured	Not pledged
PI Post Bake	SET	1	100.11	104,816	—	94,626	Production Department	—	—	Insured	Not pledged
Stripper	SET	1	100.11	110,501	—	99,758	Production Department	—	—	Insured	Not pledged
A type Cassette	SET	620	100.11	204,046	—	184,208	Production Department	—	—	Insured	Not pledged
Mirror Projection Mask Aligner MPAsp-E702T	SET	1	101.2	446,914	—	422,085	Production Department	—	—	Insured	Not pledged

							Usage
Name of fixed asset	Unite	Quantity	Month and year of acquisition	Initial Cost	Gain on revaluation	Book Value	Department of the Company	Leased	Idled	Insurance status	Security and encumbrance
Scan-And Step System (Model 9200LFHT 1.5μm resolution)	SET	1	101.2	222,131	—	209,791	Production Department	—	—	Insured	Not pledged
Metal Sputter (Metal2 S/D 4Ch)	SET	1	101.6	745,015	—	745,015	Production Department	—	—	Insured	Not pledged
Metal Sputter (Metal2 S/D 4Ch)	SET	1	101.6	736,761	—	736,761	Administration and Factory Department	—	—	Insured	Not pledged
Plant III UPW,DIW PHASE-1;OFF-SHORE PORTION process cooling water system processing system	SET	1	99.3	153,969	—	34,932	Administration and Factory Department	—	—	Insured	Pledged as collateral on a loan
Plant III TFT clean room work (domestic and foreign equipment)	SET	1	99.3	152,379	—	34,764	Administration and Factory Department	—	—	Insured	Pledged as collateral on a loan
Plant IIICF clean room equipment	SET	1	99.3	159,493	—	72,733	Administration and Factory Department	—	—	Insured	Pledged as collateral on a loan
LCD Plant IV high and low voltage distributor equipment	SET	1	99.3	168,290	—	84,160	Administration and Factory Department	—	—	Insured	Pledged as collateral on a loan
Plant IV UPW PRETREATMENT SYSTEM	SET	1	99.3	276,923	—	144,807	Administration and Factory Department	—	—	Insured	Pledged as collateral on a loan
Plant IV CF clean room system equipment	SET	1	99.3	274,875	—	149,714	Administration and Factory Department	—	—	Insured	Pledged as collateral on a loan
Plant IV TFT clean room system equipment	SET	1	99.3	324,021	—	176,482	Administration and Factory Department	—	—	Insured	Pledged as collateral on a loan
Plant IV LCD clean room system equipment	SET	1	99.3	304,449	—	166,314	Administration and Factory Department	—	—	Insured	Pledged as collateral on a loan

							Usage
Name of fixed asset	Unite	Quantity	Month and year of acquisition	Initial Cost	Gain on revaluation	Book Value	Department of the Company	Leased	Idled	Insurance status	Security and encumbrance
LCM4 clean room equipment	SET	1	99.3	246,451	—	134,232	Administration and Factory Department	—	—	Insured	Pledged as collateral on a loan
Plant IV general electric works	SET	1	99.3	267,510	—	147,003	Administration and Factory Department	—	—	Insured	Pledged as collateral on a loan
LCM Plant IV 6/F LCD clean room equipment(general air-conditioning inclusive)	SET	1	99.3	111,909	—	62,135	Administration and Factory Department	—	—	Insured	Pledged as collateral on a loan
LCM Plant IV 2F clean room equipment	SET	1	99.3	106,113	—	60,204	Administration and Factory Department	—	—	Insured	Pledged as collateral on a loan
Plant IV SOLVENT CHEMICAL DISPENSING SYSTEM	SET	1	99.3	174,641	—	98,892	Administration and Factory Department	—	—	Insured	Pledged as collateral on a loan
LCD Plant IV Fir security system	SET	1	99.3	102,145	—	58,371	Administration and Factory Department	—	—	Insured	Pledged as collateral on a loan
Plant IV process exhaust system	SET	1	99.3	280,184	—	159,981	Administration and Factory Department	—	—	Insured	Pledged as collateral on a loan
Plant IV finished product stocker	SET	1	99.3	336,709	—	192,257	Administration and Factory Department	—	—	Insured	Pledged as collateral on a loan
LCM4廠LIGHTING ANE SOCKET SYSTEM&GENERAL ELECTRICAL SYSTEM	SET	1	99.3	166,731	—	95,201	Administration and Factory Department	—	—	Insured	Pledged as collateral on a loan
LCM Plant IV Fire security system	SET	1	99.3	113,473	—	65,905	Administration and Factory Department	—	—	Insured	Pledged as collateral on a loan
Plant V TFT clean room equipment	SET	1	99.3	140,201	—	86,678	Administration and Factory Department	—	—	Insured	Pledged as collateral on a loan

							Usage
Name of fixed asset	Unite	Quantity	Month and year of acquisition	Initial Cost	Gain on revaluation	Book Value	Department of the Company	Leased	Idled	Insurance status	Security and encumbrance
Plant V pure water system	SET	1	99.3	212,819	—	131,634	Administration and Factory Department	—	—	Insured	Pledged as collateral on a loan
Plant V high and low voltage distributor equipment	SET	1	99.3	121,597	—	75,188	Administration and Factory Department	—	—	Insured	Pledged as collateral on a loan
Plant V reclaim water treatment system	SET	1	99.3	116,167	—	74,505	Administration and Factory Department	—	—	Insured	Pledged as collateral on a loan
Plant V general power and socket lighting work	SET	1	99.3	121,187	—	75,115	Administration and Factory Department	—	—	Insured	Pledged as collateral on a loan
Plant V indoor and outdoor process exhaust material equipment / processing system	SET	1	99.3	167,078	—	103,307	Administration and Factory Department	—	—	Insured	Pledged as collateral on a loan
Plant V LCD clean room equipment	SET	1	99.3	193,198	—	119,443	Administration and Factory Department	—	—	Insured	Pledged as collateral on a loan
Plant V CF clean room equipment	SET	1	99.3	140,470	—	87,239	Administration and Factory Department	—	—	Insured	Pledged as collateral on a loan
Plant VII TFT clean room equipment (Phase II)(H70001-002(92741P))	SET	1	99.3	313,200	—	47,850	Administration and Factory Department	—	—	Insured	Pledged as collateral on a loan
Plant VII CF clean room equipment (Phase I)	SET	1	99.3	564,787	—	86,287	Administration and Factory Department	—	—	Insured	Pledged as collateral on a loan
(S)Plant VII fire security equipment distributor work	SET	1	99.3	190,802	—	120,565	Administration and Factory Department	—	—	Insured	Pledged as collateral on a loan
(S)Plant VII COMMON SUPPORT work (Phase 1+Phase 2)	SET	1	99.3	124,183	—	78,436	Administration and Factory Department	—	—	Insured	Pledged as collateral on a loan

							Usage
Name of fixed asset	Unite	Quantity	Month and year of acquisition	Initial Cost	Gain on revaluation	Book Value	Department of the Company	Leased	Idled	Insurance status	Security and encumbrance
Plant VII LCD clean room equipment	SET	1	99.3	102,539	—	64,988	Administration and Factory Department	—	—	Insured	Pledged as collateral on a loan
Plant VII clean room primary distribution (Phase I)	SET	1	99.3	194,436	—	122,809	Administration and Factory Department	—	—	Insured	Pledged as collateral on a loan
Plant VII TFT clean room equipment(Phase I)	SET	1	99.3	486,336	—	309,624	Administration and Factory Department	—	—	Insured	Pledged as collateral on a loan
Plant VII CF clean room equipment(Phase II)	SET	1	99.3	200,464	—	127,332	Administration and Factory Department	—	—	Insured	Pledged as collateral on a loan
Plant VII purewater system new work – post treatment	SET	1	99.3	184,299	—	117,605	Administration and Factory Department	—	—	Insured	Pledged as collateral on a loan
Plant VII low voltage distributor	SET	1	99.3	203,943	—	130,773	Administration and Factory Department	—	—	Insured	Pledged as collateral on a loan
Plant VII clean room primary distribution (Phase II)	SET	1	99.3	132,581	—	87,450	Administration and Factory Department	—	—	Insured	Pledged as collateral on a loan
Plant VII E8.0 general power and E9.0 lighting socket work	SET	1	99.3	296,084	—	195,822	Administration and Factory Department	—	—	Insured	Pledged as collateral on a loan
Plant VII pure water system new work-pretreatment system	SET	1	99.3	132,761	—	87,805	Administration and Factory Department	—	—	Insured	Pledged as collateral on a loan
Plant VII high voltage distributor	SET	1	99.3	139,104	—	92,000	Administration and Factory Department	—	—	Insured	Pledged as collateral on a loan
Plant VII air compressor system	SET	1	99.3	134,003	—	88,842	Administration and Factory Department	—	—	Insured	Pledged as collateral on a loan

							Usage
Name of fixed asset	Unite	Quantity	Month and year of acquisition	Initial Cost	Gain on revaluation	Book Value	Department of the Company	Leased	Idled	Insurance status	Security and encumbrance
Plant VII chilling water system equipment(Phase I)	SET	1	99.3	223,579	—	147,870	Administration and Factory Department	—	—	Insured	Pledged as collateral on a loan
Plant VII Exhaust(process exhaust) exhaust pipe equipment	SET	1	99.3	374,466	—	248,582	Administration and Factory Department	—	—	Insured	Pledged as collateral on a loan
Plant VI general power and lighting socket work	SET	1	99.3	382,537	—	259,505	Administration and Factory Department	—	—	Insured	Pledged as collateral on a loan
Plant VI COMMON SUPPORT work (Phase I)	SET	1	99.3	108,518	—	73,677	Administration and Factory Department	—	—	Insured	Pledged as collateral on a loan
Plant VI fire security distributor and CO2 system equipment	SET	1	99.3	193,279	—	131,116	Administration and Factory Department	—	—	Insured	Pledged as collateral on a loan
Plant VI cold and hot water plumimg system	SET	1	99.3	127,431	—	86,415	Administration and Factory Department	—	—	Insured	Pledged as collateral on a loan
Plant VI 22.8KV cast resin transformer and low-volt transformer	SET	1	99.3	112,202	—	76,115	Administration and Factory Department	—	—	Insured	Pledged as collateral on a loan
Plant VI chilling water system(Phase I&Phase II)	SET	1	99.3	148,128	—	100,487	Administration and Factory Department	—	—	Insured	Pledged as collateral on a loan
Plant VI clean room primary distribution	SET	1	99.3	323,158	—	219,223	Administration and Factory Department	—	—	Insured	Pledged as collateral on a loan
Plant VI low voltage distributor(Phase I)	SET	1	99.3	321,792	—	218,296	Administration and Factory Department	—	—	Insured	Pledged as collateral on a loan
FAB6 TFT clean room equipment	SET	1	99.3	208,481	—	140,627	Administration and Factory Department	—	—	Insured	Pledged as collateral on a loan

							Usage
Name of fixed asset	Unite	Quantity	Month and year of acquisition	Initial Cost	Gain on revaluation	Book Value	Department of the Company	Leased	Idled	Insurance status	Security and encumbrance
FAB6 CF clean room equipment	SET	1	99.3	466,615	—	317,494	Administration and Factory Department	—	—	Insured	Pledged as collateral on a loan
Plant VI high voltage distributor Phase I	SET	1	99.3	103,013	—	69,881	Administration and Factory Department	—	—	Insured	Pledged as collateral on a loan
FAB6 LCD clean room equipment	SET	1	99.3	504,154	—	343,181	Administration and Factory Departmen	—	—	Insured	Pledged as collateral on a loan
Plant VI waste water pretreatment work and equipment(Phase I)	SET	1	99.3	102,919	—	69,760	Administration and Factory Department	—	—	Insured	Pledged as collateral on a loan
Plant VI CDA, IA distributor and enginerring work	SET	1	99.3	107,312	—	72,812	Administration and Factory Department	—	—	Insured	Pledged as collateral on a loan
Plant VI process cooling water system work and equipment	SET	1	99.3	104,392	—	71,340	Administration and Factory Department	—	—	Insured	Pledged as collateral on a loan
Plant VI TFT+LCD indoor process exhaust system pipe equipment and work	SET	1	99. 3	130,704	—	89,303	Administration and Factory Department	—	—	Insured	Pledged as collateral on a loan
Plant VI CUB building process exhaust pipe work and equipment (Phase I outdoor inclusive)	SET	1	99.3	281,230	—	192,725	Administration and Factory Department	—	—	Insured	Pledged as collateral on a loan
Plant VI DC FFU(SIZE 750*1500㎜)	SET	1	99.3	206,461	—	140,535	Administration and Factory Department	—	—	Insured	Pledged as collateral on a loan
FAB6 clean room primary distribution (Phase II)	SET	1	99.3	208,567	—	147,010	Administration and Factory Department	—	—	Insured	Pledged as collateral on a loan
											Not pledged

							Usage
Name of fixed asset	Unite	Quantity	Month and year of acquisition	Initial Cost	Gain on revaluation	Book Value	Department of the Company	Leased	Idled	Insurance status	Security and encumbrance
											Not pledged
											Pledged as collateral on a loan
											Pledged as collateral on a loan
											Pledged as collateral on a loan
											Pledged as collateral on a loan
											Pledged as collateral on a loan
											Pledged as collateral on a loan
											Pledged as collateral on a loan
											Pledged as collateral on a loan
											Pledged as collateral on a loan
Grating Steel	SET	1	99.5	116,037	—	75,746	Administration and Factory Department	—	—	Insured	Not pledged

							Usage
Name of fixed asset	Unite	Quantity	Month and year of acquisition	Initial Cost	Gain on revaluation	Book Value	Department of the Company	Leased	Idled	Insurance status	Security and encumbrance
(S) High voltage distributor equipment	SET	1	99.5	244,500	—	159,604	Administration and Factory Department	—	—	Insured	Not pledged
Water recovery system equipment and pipe arrangement work	SET	1	99.7	170,400	—	116,228	Administration and Factory Department	—	—	Insured	Not pledged
FAB8TFT indoor process exhaust pipe (indoor inclusive)	SET	1	99.7	100,869	—	68,717	Administration and Factory Department	—	—	Insured	Not pledged
Cast Resin Transformer	SET	1	99.8	200,310	—	139,104	Administration and Factory Department	—	—	Insured	Not pledged
AC FFU(Phase I)	SET	20675	99.8	165,318	—	114,804	Administration and Factory Department	—	—	Insured	Not pledged
low voltage distributor equipment and cast-on strap	SET	1	99.9	560,760	—	397,205	Administration and Factory Department	—	—	Insured	Not pledged
CDA/IA clean distributor work	SET	1	99.10	138,000	—	99,667	Administration and Factory Department	—	—	Insured	Not pledged
Fire piping equipment and work	SET	1	99.10	336,000	—	242,667	Administration and Factory Department	—	—	Insured	Not pledged
Chi Mei EnergyLCM clean room and MEP related work (AF-0000-010)	SET	1	99.11	116,719	—	91,519	Administration and Factory Department	—	—	Insured	Not pledged
Cold and hot water piping work (equipment room)	SET	1	99.12	174,315	—	130,736	Administration and Factory Department	—	—	Insured	Not pledged
LCD clean room equipment	SET	1	99.12	264,304	—	198,228	Administration and Factory Department	—	—	Insured	Not pledged

							Usage
Name of fixed asset	Unite	Quantity	Month and year of acquisition	Initial Cost	Gain on revaluation	Book Value	Department of the Company	Leased	Idled	Insurance status	Security and encumbrance
General air-conditioning work and equipment	SET	1	99.12	143,182	—	107,386	Administration and Factory Department	—	—	Insured	Not pledged
Pure water post treatment and recycling system(domestic equipment and	SET	1	99.12	248,000	—	186,000	Administration and Factory Department	—	—	Insured	Not pledged
FAB8 primary distribution	SET	1	99.12	405,000	—	303,750	Administration and Factory Department	—	—	Insured	Not pledged
TFT clean room equipment(Phase I)	SET	1	99.12	800,564	—	600,423	Administration and Factory Department	—	—	Insured	Not pledged
Chemicals supply equipment	SET	1	99.12	101,571	—	76,178	Administration and Factory Department	—	—	Insured	Not pledged
CF clean room equipment	SET	1	99.12	183,176	—	137,382	Administration and Factory Department	—	—	Insured	Not pledged
Drainage piping and equipment(work)	SET	1	99.12	142,352	—	106,764	Administration and Factory Department	—	—	Insured	Not pledged
Plumbing & Drainage system and equipment	SET	1	100.1	112,000	—	85,556	Administration and Factory Department	—	—	Insured	Not pledged
General Electric Engineering	SET	1	100.1	858,000	—	655,417	Administration and Factory Department	—	—	Insured	Not pledged
FAB8 clean room common piping work	SET	1	100.2	212,243	—	165,078	Administration and Factory Department	—	—	Insured	Not pledged
FAB8 rooftop process exhaust piping outdoor portion	SET	1	100.4	398,292	—	320,846	Administration and Factory Department	—	—	Insured	Not pledged

							Usage
Name of fixed asset	Unite	Quantity	Month and year of acquisition	Initial Cost	Gain on revaluation	Book Value	Department of the Company	Leased	Idled	Insurance status	Security and encumbrance
Cold water tower and cold and hot water piping system for Factory 8 (excluding equipment room on 3,4,5 floor)	SET	1	100.5	277,883	—	227,710	Administration and Factory Department	—	—	Insured	Not pledged
Access Control and Monitoring System and Equipment	SET	1	100.8	133,300	—	114,786	Administration and Factory Department	—	—	Insured	Not pledged
Process cooling water system primary distributor	SET	1	101.2	104,956	—	99,126	Administration and Factory Department	—	—	Insured	Not pledged
PPA (Land)	SET	1	99.03	339,704	—	339,704	Production Department	—	—	Insured	Pledged as collateral on a loan
PPA (Building)	SET	1	99.03	(176,979)	—	(205,355)	Production Department	—	—	Insured	Pledged as collateral on a loan
T2 廠房建築物	SET	1	99.02	7,068,000	—	6,408,320	Administration and Factory Department	—	—	Insured	Pledged as collateral on a loan
Steel Structure A572	SET	1	99.02	3,218,193	—	2,917,828	Administration and Factory Department	—	—	Insured	Pledged as collateral on a loan
Foundation and construction project of buildings in T2 northern district	SET	1	99.02	1,856,598	—	1,683,316	Administration and Factory Department	—	—	Insured	Pledged as collateral on a loan
Array AMHS System	SET	1	99.06	1,841,936	—	1,227,958	Production Department	—	—	Insured	Pledged as collateral on a loan
ARRAY EYELID and MOVE IN hypothesis engineering -2BFAC072	SET	1	99.02	987,592	—	511,658	Administration and Factory Department	—	—	Insured	Not pledged
High and low voltage distributor and power control and monitoring system equipment -2BFAC012	SET	1	99.02	910,158	—	556,208	Administration and Factory Department	—	—	Insured	Pledged as collateral on a loan

							Usage
Name of fixed asset	Unite	Quantity	Month and year of acquisition	Initial Cost	Gain on revaluation	Book Value	Department of the Company	Leased	Idled	Insurance status	Security and encumbrance
Cell AMHS System	SET	1	99.06	898,744	—	599,163	Production Department	—	—	Insured	Pledged as collateral on a loan
CF CHS	SET	1	100.7	888,358	—	752,637	Production Department	—	—	Insured	Pledged as collateral on a loan
T2 clean room CF clean room equipment and material	SET	1	99.02	765,276	—	395,704	Administration and Factory Department	—	—	Insured	Pledged as collateral on a loan
Array AMHS Local Portion(2AAHS100)	SET	1	99.06	762,798	—	508,532	Production Department	—	—	Insured	Pledged as collateral on a loan
CUB structure MEP equipment -2BFAC013	SET	1	99.02	719,469	—	439,676	Administration and Factory Department	—	—	Insured	Pledged as collateral on a loan
T2 CF clean room system-2BFAC076	SET	1	99.02	718,370	—	371,530	Administration and Factory Department	—	—	Insured	Pledged as collateral on a loan
T2 OB construction project	SET	1	99.02	537,402	—	487,244	Administration and Factory Department	—	—	Insured	Pledged as collateral on a loan
G6 Photo line-Exposure	SET	1	99.01	505,575	—	301,941	Production Department	—	—	Insured	Pledged as collateral on a loan
OB structure MEP equipment-2BFAC015	SET	1	99.02	501,883	—	306,706	Administration and Factory Department	—	—	Insured	Pledged as collateral on a loan
T2 exposure	SET	1	99.04	443,520	—	283,360	Production Department	—	—	Insured	Pledged as collateral on a loan
T2 Plant process exhause system equipment -2BFAC086	SET	1	99.01	439,063	—	223,190	Administration and Factory Department	—	—	Insured	Pledged as collateral on a loan

							Usage
Name of fixed asset	Unite	Quantity	Month and year of acquisition	Initial Cost	Gain on revaluation	Book Value	Department of the Company	Leased	Idled	Insurance status	Security and encumbrance
T2 exposure	SET	1	101.6	425,901	—	425,901	Production Department	—	—	Insured	Pledged as collateral on a loan
T2 exposure 2AEXP800	SET	1	99.01	420,794	—	251,308	Production Department	—	—	Insured	Pledged as collateral on a loan
T2 exposure	SET	1	99.07	417,394	—	284,060	Production Department	—	—	Insured	Pledged as collateral on a loan
T2 exposure	SET	1	99.07	417,394	—	284,060	Production Department	—	—	Insured	Pledged as collateral on a loan
Line I – step and scan exposure	SET	1	101.6	415,784	—	415,784	Production Department	—	—	Insured	Not pledged
Line I – step and scan exposure	SET	1	101.6	413,120	—	413,120	Production Department	—	—	Insured	Not pledged
T2 exposure	SET	1	99.07	410,579	—	279,422	Production Department	—	—	Insured	Pledged as collateral on a loan
T2 ARRAY clean room work-2BFAC071	SET	1	99.02	410,467	—	213,077	Administration and Factory Department	—	—	Insured	Pledged as collateral on a loan
T2 exposure	SET	1	99.04	404,273	—	258,286	Production Department	—	—	Insured	Pledged as collateral on a loan
T2 exposure	SET	1	99.04	398,267	—	254,448	Production Department	—	—	Insured	Pledged as collateral on a loan
T2 exposure	SET	1	99.09	395,853	—	280,396	Production Department	—	—	Insured	Pledged as collateral on a loan

							Usage
Name of fixed asset	Unite	Quantity	Month and year of acquisition	Initial Cost	Gain on revaluation	Book Value	Department of the Company	Leased	Idled	Insurance status	Security and encumbrance
T2 exposure	SET	1	99.04	394,352	—	251,947	Production Department	—	—	Insured	Pledged as collateral on a loan
Cell CHS	SET	1	100.6	394,065	—	328,387	Production Department	—	—	Insured	Pledged as collateral on a loan
Cell AMHS Local Portion(2CAHS100)	SET	1	99.06	389,203	—	259,468	Production Department	—	—	Insured	Pledged as collateral on a loan
G6 Photo line-Exposure	SET	1	99.01	385,857	—	230,442	Production Department	—	—	Insured	Pledged as collateral on a loan
G6 Photo line-Exposure	SET	1	99.01	385,811	—	230,415	Production Department	—	—	Insured	Pledged as collateral on a loan
T2 Plant new construction UPW/WWR system equipment and material	SET	1	99.03	385,622	—	241,014	Administration and Factory Department	—	—	Insured	Pledged as collateral on a loan
T2 UPW/WWR system project -2BFAC089	SET	1	99.03	384,103	—	222,595	Administration and Factory Department	—	—	Insured	Pledged as collateral on a loan
G6 Photo line-exposure	SET	1	99.01	382,939	—	228,700	Production Department	—	—	Insured	Pledged as collateral on a loan
T2 exposure	SET	1	99.01	381,596	—	227,897	Production Department	—	—	Insured	Pledged as collateral on a loan
G6 Photo line-exposure	SET	1	99.01	381,596	—	227,897	Production Department	—	—	Insured	Pledged as collateral on a loan
T2 exposure	SET	1	99.01	381,075	—	227,586	Production Department	—	—	Insured	Pledged as collateral on a loan

							Usage
Name of fixed asset	Unite	Quantity	Month and year of acquisition	Initial Cost	Gain on revaluation	Book Value	Department of the Company	Leased	Idled	Insurance status	Security and encumbrance
G6 Photo line-exposure	SET	1	99.01	380,160	—	227,040	Production Department	—	—	Insured	Pledged as collateral on a loan
ITO_Sputter	SET	1	99.06	371,119	—	247,413	Production Department	—	—	Insured	Pledged as collateral on a loan
Metal+SiO2+ITO Sputter	SET	1	101.3	366,672	—	351,394	Production Department	—	—	Insured	Not pledged
T2 ITO SPUTTER Main System	SET	1	101.4	363,377	—	353,284	Production Department	—	—	Insured	Pledged as collateral on a loan
ARRAY smoke compartment system for fire security inspection-2BFAC07	SET	1	99.02	363,225	—	187,852	Administration and Factory Department	—	—	Insured	Not pledged
CUB/SB/WB cooling, heating and air-conditioning equipment and materials -2BFAC068	SET	1	99.02	359,600	—	191,064	Administration and Factory Department	—	—	Insured	Pledged as collateral on a loan
T2-TF-Metal Sputter-2APVD100	SET	1	99.01	358,327	—	214,001	Production Department	—	—	Insured	Pledged as collateral on a loan
T2-TF-Metal Sputter	SET	1	99.04	351,487	—	224,561	Production Department	—	—	Insured	Pledged as collateral on a loan
T2-TF-Metal Sputter	SET	1	100.1	346,808	—	264,922	Production Department	—	—	Insured	Pledged as collateral on a loan
T2-TF-Metal Sputter-2APVD200	SET	1	99.01	343,412	—	205,093	Production Department	—	—	Insured	Pledged as collateral on a loan
T2-TF-Metal Sputter	SET	1	99.04	340,824	—	217,749	Production Department	—	—	Insured	Pledged as collateral on a loan

							Usage
Name of fixed asset	Unite	Quantity	Month and year of acquisition	Initial Cost	Gain on revaluation	Book Value	Department of the Company	Leased	Idled	Insurance status	Security and encumbrance
T2-TF-Metal Sputter	SET	1	100.1	339,413	—	259,274	Production Department	—	—	Insured	Pledged as collateral on a loan
T2-TF-Metal Sputter	SET	1	99.04	336,434	—	214,944	Production Department	—	—	Insured	Pledged as collateral on a loan
AS/RS System	SET	1	100.7	329,600	—	279,244	Production Department	—	—	Insured	Pledged as collateral on a loan
C3 clean room work	SET	1	101.3	320,000	—	306,667	Administration and Factory Department	—	—	Insured	Not pledged
PI Coater	SET	1	100.1	314,696	—	240,392	Production Department	—	—	Insured	Pledged as collateral on a loan
Seal dispenser unit	SET	1	99.11	312,925	—	230,347	Production Department	—	—	Insured	Pledged as collateral on a loan
Seal dispenser unit-2CSLD100	SET	1	99.02	303,639	—	185,557	Production Department	—	—	Insured	Pledged as collateral on a loan
Seal dispenser unit-2CSLD200	SET	1	99.02	301,326	—	184,144	Production Department	—	—	Insured	Pledged as collateral on a loan
T2 chemical vapor deposition equipment -2ACVD900	SET	1	99.04	300,107	—	191,735	Production Department	—	—	Insured	Pledged as collateral on a loan
Seal dispenser unit	SET	1	100.1	297,087	—	226,941	Production Department	—	—	Insured	Pledged as collateral on a loan
SiO2 Sputter	SET	1	101.6	295,940	—	295,940	Production Department	—	—	Insured	Not pledged

							Usage
Name of fixed asset	Unite	Quantity	Month and year of acquisition	Initial Cost	Gain on revaluation	Book Value	Department of the Company	Leased	Idled	Insurance status	Security and encumbrance
G6 PI Coater	SET	1	99.05	295,469	—	192,875	Production Department	—	—	Insured	Pledged as collateral on a loan
SiO2 Sputter	SET	1	101.3	294,880	—	282,593	Production Department	—	—	Insured	Not pledged
T2 chemical vapor deposition equipment -2ACVD800	SET	1	99.04	294,878	—	188,394	Production Department	—	—	Insured	Pledged as collateral on a loan
T2 chemical vapor deposition equipment -2ACVD600	SET	1	99.04	294,550	—	188,185	Production Department	—	—	Insured	Pledged as collateral on a loan
G6 PI Coater	SET	1	101.4	294,524	—	286,343	Production Department	—	—	Insured	Pledged as collateral on a loan
T2 Chemical vapor diposition -2ACVD700	SET	1	99.04	294,325	—	188,041	Production Department	—	—	Insured	Pledged as collateral on a loan
T2-G6-CVD-2ACVD500	SET	1	99.01	292,876	—	174,912	Production Department	—	—	Insured	Pledged as collateral on a loan
T2-G6 Chemical vapor diposition CVD-2ACVDA00	SET	1	99.01	290,025	—	173,210	Production Department	—	—	Insured	Pledged as collateral on a loan
G6 ODF (2CH)	SET	1	99.07	289,217	—	196,828	Production Department	—	—	Insured	Pledged as collateral on a loan
T2 Chemical vapor diposition	SET	1	99.04	286,787	—	185,708	Production Department	—	—	Insured	Pledged as collateral on a loan
T2 Chemical vapor diposition	SET	1	99.04	285,575	—	185,821	Production Department	—	—	Insured	Pledged as collateral on a loan

							Usage
Name of fixed asset	Unite	Quantity	Month and year of acquisition	Initial Cost	Gain on revaluation	Book Value	Department of the Company	Leased	Idled	Insurance status	Security and encumbrance
PI Coater	SET	1	101.4	284,870	—	276,957	Production Department	—	—	Insured	Pledged as collateral on a loan
T2 Chemical vapor diposition	SET	1	100.7	284,012	—	240,621	Production Department	—	—	Insured	Pledged as collateral on a loan
T2 Chemical vapor diposition	SET	1	99.04	283,527	—	184,513	Production Department	—	—	Insured	Pledged as collateral on a loan
G6 ODF (2CH)	SET	1	100.1	268,031	—	204,746	Production Department	—	—	Insured	Pledged as collateral on a loan
G6 ODF (2CH)	SET	1	99.11	266,784	—	196,383	Production Department	—	—	Insured	Pledged as collateral on a loan
G6 ODF (2CH)	SET	1	100.4	264,085	—	212,735	Production Department	—	—	Insured	Pledged as collateral on a loan
T2 clean room CF clean room system	SET	1	99.02	263,099	—	136,040	Administration and Factory Department	—	—	Insured	Pledged as collateral on a loan
T2 WWT system -2BFAC092	SET	1	99.02	259,600	—	149,174	Administration and Factory Department	—	—	Insured	Pledged as collateral on a loan
Dry Etcher equipment (3CH)with EPD	SET	1	99.06	246,019	—	164,013	Production Department	—	—	Insured	Pledged as collateral on a loan
Dry Etcher equipment (3CH)with EPD-2ADET600	SET	1	100.4	245,642	—	197,878	Production Department	—	—	Insured	Pledged as collateral on a loan
Dry Etcher equipment (3CH)with EPD-2ADET200	SET	1	100.3	241,523	—	191,206	Production Department	—	—	Insured	Pledged as collateral on a loan

							Usage
Name of fixed asset	Unite	Quantity	Month and year of acquisition	Initial Cost	Gain on revaluation	Book Value	Department of the Company	Leased	Idled	Insurance status	Security and encumbrance
T2 Plant fire security system equipment and material- 2BFAC026	SET	1	99.03	240,170	—	127,917	Administration and Factory Department	—	—	Insured	Pledged as collateral on a loan
G/H line-step and scan exposure (1PST410)	SET	1	101.6	238,278	—	238,278	Production Department	—	—	Insured	Not pledged
3/18 PPA appreciation- Plant equipment and work	SET	1	99.03	235,343	—	128,293	Administration and Factory Department	—	—	Insured	Not pledged
G/H Line –Step and scan exposure	SET	1	101.6	230,253	—	230,253	Production Department	—	—	Insured	Not pledged
0APVD800 In-line Sputter	SET	1	101.4	229,440	—	223,067	Production Department	—	—	Insured	Pledged as collateral on a loan
Dry Etcher equipment (3CH)with EPD	SET	1	100.4	229,306	—	184,718	Production Department	—	—	Insured	Pledged as collateral on a loan
620*375mm AMOLED	SET	1	99.03	228,935	—	140,251	Production Department	—	—	Insured	Not pledged
Metal sputter	SET	1	98.08	228,825	—	120,769	Production Department	—	—	Insured	Pledged as collateral on a loan
Dry Etcher equipment (3CH)with EPD	SET	1	99.06	227,672	—	151,781	Production Department	—	—	Insured	Pledged as collateral on a loan
Dry Etcher equipment (3CH)with EPD	SET	1	100.4	226,203	—	182,219	Production Department	—	—	Insured	Pledged as collateral on a loan
T2-TF-ITO Sputter-2APVD500	SET	1	99.01	223,040	—	133,205	Production Department	—	—	Insured	Pledged as collateral on a loan

							Usage
Name of fixed asset	Unite	Quantity	Month and year of acquisition	Initial Cost	Gain on revaluation	Book Value	Department of the Company	Leased	Idled	Insurance status	Security and encumbrance
T2-TF-ITO Sputter-2APVD600	SET	1	99.04	211,023	—	134,821	Production Department	—	—	Insured	Pledged as collateral on a loan
MES and main module of sub-system System Software	SET	1	99.01	203,450	—	121,505	Production Department	—	—	Insured	Pledged as collateral on a loan
T2 Chemical Distribution System-2BFAC055	SET	1	99.03	199,292	—	111,604	Administration and Factory Department	—	—	Insured	Pledged as collateral on a loan
T2 Plant equipment -T2 CDA N2 pipe integration equipment and material	SET	1	99.06	198,237	—	132,158	Administration and Factory Department	—	—	Insured	Not pledged
2FPEX110 6G Exposure System LE9300	SET	1	99.01	180,879	—	108,025	Production Department	—	—	Insured	Pledged as collateral on a loan
T2 EXPOSURE	SET	1	99.01	180,856	—	108,011	Production Department	—	—	Insured	Pledged as collateral on a loan
T2 EXPOSURE	SET	1	99.01	180,856	—	108,011	Production Department	—	—	Insured	Pledged as collateral on a loan
2FPEX210 6G Exposure System LE9300	SET	1	99.01	177,790	—	106,180	Production Department	—	—	Insured	Pledged as collateral on a loan
T2 EXPOSURE	SET	1	99.12	177,121	—	132,841	Production Department	—	—	Insured	Pledged as collateral on a loan
T2 EXPOSURE	SET	1	99.12	177,121	—	132,841	Production Department	—	—	Insured	Pledged as collateral on a loan
T2 EXPOSURE	SET	1	99.12	176,240	—	132,180	Production Department	—	—	Insured	Pledged as collateral on a loan

							Usage
Name of fixed asset	Unite	Quantity	Month and year of acquisition	Initial Cost	Gain on revaluation	Book Value	Department of the Company	Leased	Idled	Insurance status	Security and encumbrance
LCD Alinger MPA-7800	SET	1	98.11	174,521	—	99,380	Production Department	—	—	Insured	Pledged as collateral on a loan
T2 EXPOSURE	SET	1	99.06	173,244	—	115,496	Production Department	—	—	Insured	Pledged as collateral on a loan
6G Exposure System LE9300	SET	1	99.01	173,163	—	103,417	Production Department	—	—	Insured	Pledged as collateral on a loan
AMHS- C3	SET	1	101.3	173,000	—	165,792	Production Department	—	—	Insured	Not pledged
6G Exposure System LE9300	SET	1	99.01	168,980	—	100,919	Production Department	—	—	Insured	Pledged as collateral on a loan
6G Exposure System LE9300	SET	1	99.01	168,980	—	100,919	Production Department	—	—	Insured	Pledged as collateral on a loan
2FPEX120 6G Exposure System LE9300	SET	1	99.01	168,786	—	100,803	Production Department	—	—	Insured	Pledged as collateral on a loan
T2 Factory Equipment -SRS-1800 System	SET	1	100.6	168,504	—	133,029	Administration and Factory Department	—	—	Insured	Not pledged
6G Exposure System LE9300S	SET	1	99.01	168,496	—	100,629	Production Department	—	—	Insured	Pledged as collateral on a loan
Metal Sputter (ITO)1TPVD160	SET	1	101.6	167,898	—	167,898	Production Department	—	—	Insured	Not pledged
T2 EXPOSURE	SET	1	99.12	166,549	—	124,912	Production Department	—	—	Insured	Pledged as collateral on a loan

							Usage
Name of fixed asset	Unite	Quantity	Month and year of acquisition	Initial Cost	Gain on revaluation	Book Value	Department of the Company	Leased	Idled	Insurance status	Security and encumbrance
T2 EXPOSURE	SET	1	99.12	166,549	—	124,912	Production Department	—	—	Insured	Pledged as collateral on a loan
Sputter and low temperature vapor deposition	SET	1	99.03	165,957	—	102,077	Production Department	—	—	Insured	Pledged as collateral on a loan
ITO Line-ITO Sputter	SET	1	98.04	158,978	—	75,073	Production Department	—	—	Insured	Pledged as collateral on a loan
AKT PECVD main module	SET	1	98.12	158,603	—	95,913	Production Department	—	—	Insured	Pledged as collateral on a loan
AKT PECVD main module new purchase	SET	1	98.12	152,314	—	92,110	Production Department	—	—	Insured	Pledged as collateral on a loan
Waste water structure-C3	SET	1	101.3	148,873	—	147,384	Administration and Factory Department	—	—	Insured	Not pledged
Exposure-R	SET	1	99.12	147,145	—	110,358	Production Department	—	—	Insured	Pledged as collateral on a loan
Exposure-R/G/B/PS/MVA	SET	1	99.12	146,667	—	110,000	Production Department	—	—	Insured	Pledged as collateral on a loan
Exposure	SET	1	100.4	144,864	—	116,696	Production Department	—	—	Insured	Pledged as collateral on a loan
Exposure	SET	1	98.11	143,006	—	81,434	Production Department	—	—	Insured	Pledged as collateral on a loan
T2 electric system –DUPS system-2BFAC005 -2BFAC005	SET	1	99.02	142,569	—	87,125	Administration and Factory Department	—	—	Insured	Pledged as collateral on a loan

							Usage
Name of fixed asset	Unite	Quantity	Month and year of acquisition	Initial Cost	Gain on revaluation	Book Value	Department of the Company	Leased	Idled	Insurance status	Security and encumbrance
Fire security system-2BFAC025	SET	1	99.03	139,830	—	74,475	Administration and Factory Department	—	—	Insured	Pledged as collateral on a loan
Exposure-R/G/B/PS/MVA	SET	1	99.12	139,730	—	104,797	Production Department	—	—	Insured	Pledged as collateral on a loan
CHS Converor	SET	1	101.3	138,000	—	132,250	Production Department	—	—	Insured	Not pledged
OB structure MEP project -2BFAC014	SET	1	99.02	136,117	—	83,182	Administration and Factory Department	—	—	Insured	Pledged as collateral on a loan
T2 Plant equipment – chemical waste liquid recover system-2BFAC034	SET	1	99.03	134,367	—	75,246	Administration and Factory Department	—	—	Insured	Pledged as collateral on a loan
G6 Photo line-Coater	SET	1	100.1	132,038	—	100,862	Production Department	—	—	Insured	Pledged as collateral on a loan
G6 Photo line-Coater	SET	1	99.12	131,094	—	98,321	Production Department	—	—	Insured	Pledged as collateral on a loan
SECOND SCRIBE/BREAKER (mixed cut)	SET	1	100.1	126,641	—	96,740	Production Department	—	—	Insured	Pledged as collateral on a loan
SECOND SCRIBE/BREAKER (mixed cut)	SET	1	100.1	126,641	—	96,740	Production Department	—	—	Insured	Pledged as collateral on a loan
SECOND SCRIBE/BREAKER (mixed cut)	SET	1	100.1	126,641	—	96,740	Production Department	—	—	Insured	Pledged as collateral on a loan

							Usage
Name of fixed asset	Unite	Quantity	Month and year of acquisition	Initial Cost	Gain on revaluation	Book Value	Department of the Company	Leased	Idled	Insurance status	Security and encumbrance
SECOND SCRIBE/BREAKER (mixed cut)	SET	1	99.10	125,906	—	90,932	Production Department	—	—	Insured	Pledged as collateral on a loan
SECOND SCRIBE/BREAKER (mixed cut)	SET	1	99.10	125,906	—	90,932	Production Department	—	—	Insured	Pledged as collateral on a loan
SECOND SCRIBE/BREAKER (mixed cut)	SET	1	99.10	125,906	—	90,932	Production Department	—	—	Insured	Pledged as collateral on a loan
Water treatment system-C3 pure water DIW/Drain system	SET	1	101.3	125,000	—	119,792	Administration and Factory Department	—	—	Insured	Not pledged
Excimer Laser Annealing system	SET	1	98.12	124,418	—	75,240	Production Department	—	—	Insured	Pledged as collateral on a loan
G6 Photo line-Coater	SET	1	100.4	121,795	—	98,112	Production Department	—	—	Insured	Pledged as collateral on a loan
G6 Rubbing	SET	1	99.11	120,146	—	88,441	Production Department	—	—	Insured	Pledged as collateral on a loan
G6 Photo line-Coater	SET	1	100.1	119,944	—	91,624	Production Department	—	—	Insured	Pledged as collateral on a loan
Steel Structure A36	SET	1	99.02	119,155	—	108,034	Administration and Factory Department	—	—	Insured	Pledged as collateral on a loan
MES System-Hardware	SET	1	99.01	118,525	—	70,786	Production Department	—	—	Insured	Pledged as collateral on a loan
Nikon exposure	SET	1	98.05	118,486	—	66,403	Production Department	—	—	Insured	Pledged as collateral on a loan

							Usage
Name of fixed asset	Unite	Quantity	Month and year of acquisition	Initial Cost	Gain on revaluation	Book Value	Department of the Company	Leased	Idled	Insurance status	Security and encumbrance
G6 Photo line-Coater	SET	1	99.01	117,346	—	70,082	Production Department	—	—	Insured	Pledged as collateral on a loan
G6 Photo line-Coater	SET	1	100.1	117,020	—	89,390	Production Department	—	—	Insured	Pledged as collateral on a loan
G6 Rubbing	SET	1	99.11	116,893	—	86,046	Production Department	—	—	Insured	Pledged as collateral on a loan
Exposure (SCANNER)-2FSCN070M	SET	1	98.05	116,561	—	65,325	Production Department	—	—	Insured	Pledged as collateral on a loan
G6 Photo line-Coater	SET	1	99.06	116,495	—	77,663	Production Department	—	—	Insured	Pledged as collateral on a loan
G6 Photo line-Coater	SET	1	99.01	116,229	—	69,414	Production Department	—	—	Insured	Pledged as collateral on a loan
G6 Photo line-Coater	SET	1	99.01	116,229	—	69,414	Production Department	—	—	Insured	Pledged as collateral on a loan
G6 Photo line-Coater	SET	1	99.01	116,229	—	69,414	Production Department	—	—	Insured	Pledged as collateral on a loan
G6 Rubbing	SET	1	100.5	116,101	—	95,138	Production Department	—	—	Insured	Pledged as collateral on a loan
G6 Photo line-Coater	SET	1	100.4	115,418	—	92,976	Production Department	—	—	Insured	Pledged as collateral on a loan
Nikon exposure	SET	1	98.05	115,378	—	64,662	Production Department	—	—	Insured	Pledged as collateral on a loan

							Usage
Name of fixed asset	Unite	Quantity	Month and year of acquisition	Initial Cost	Gain on revaluation	Book Value	Department of the Company	Leased	Idled	Insurance status	Security and encumbrance
G6 Photo line-Coater	SET	1	99.01	115,211	—	68,807	Production Department	—	—	Insured	Pledged as collateral on a loan
G6 Rubbing	SET	1	99.11	115,018	—	84,666	Production Department	—	—	Insured	Pledged as collateral on a loan
G5 Coater/Developer Line	SET	1	98.06	112,020	—	56,010	Production Department	—	—	Insured	Pledged as collateral on a loan
SECOND SCRIBE/BREAKER(single dimension cutting)	SET	1	99.07	110,706	—	75,342	Production Department	—	—	Insured	Pledged as collateral on a loan
SECOND SCRIBE/BREAKER(single dimension cutting)	SET	1	99.07	110,706	—	75,342	Production Department	—	—	Insured	Pledged as collateral on a loan
SECOND SCRIBE/BREAKER(single dimension cutting)	SET	1	99.07	110,706	—	75,342	Production Department	—	—	Insured	Pledged as collateral on a loan
T2 Plant waste liquid recover work-2BFAC095	SET	1	99.03	108,868	—	60,966	Administration and Factory Department	—	—	Insured	Pledged as collateral on a loan
SECOND SCRIBE/BREAKER(single dimension cutting)	SET	1	99.07	108,402	—	73,774	Production Department	—	—	Insured	Pledged as collateral on a loan
SECOND SCRIBE/BREAKER(single dimension cutting)	SET	1	99.07	108,402	—	73,774	Production Department	—	—	Insured	Pledged as collateral on a loan
SECOND SCRIBE/BREAKER(single dimension cutting)	SET	1	99.07	108,402	—	73,774	Production Department	—	—	Insured	Pledged as collateral on a loan
SECOND SCRIBE/BREAKER(single dimension cutting)	SET	1	100.4	107,664	—	86,729	Production Department	—	—	Insured	Pledged as collateral on a loan

							Usage
Name of fixed asset	Unite	Quantity	Month and year of acquisition	Initial Cost	Gain on revaluation	Book Value	Department of the Company	Leased	Idled	Insurance status	Security and encumbrance
SECOND SCRIBE/BREAKER(single dimension cutting)	SET	1	99.07	106,766	—	72,660	Production Department	—	—	Insured	Pledged as collateral on a loan
SECOND SCRIBE/BREAKER(single dimension cutting)	SET	1	100.1	106,662	—	81,478	Production Department	—	—	Insured	Pledged as collateral on a loan
AKT ANNEAL main module new purchase	SET	1	98.12	106,595	—	64,462	Production Department	—	—	Insured	Pledged as collateral on a loan
SECOND SCRIBE/BREAKER(single dimension cutting)	SET	1	100.1	105,870	—	80,873	Production Department	—	—	Insured	Pledged as collateral on a loan
OB/WH general air-conditioning equipment and system-2BFAC070	SET	1	99.02	105,800	—	64,656	Administration and Factory Department	—	—	Insured	Pledged as collateral on a loan
G6 Photo line-Coater	SET	1	99.01	105,567	—	63,047	Production Department	—	—	Insured	Pledged as collateral on a loan
SECOND SCRIBE/BREAKER(single dimension cutting)	SET	1	100.1	105,534	—	80,616	Production Department	—	—	Insured	Pledged as collateral on a loan
CUB/SB/WB cooling, heating and air-conditioning system-2BFAC067	SET	1	99.02	105,400	—	56,002	Administration and Factory Department	—	—	Insured	Pledged as collateral on a loan
SECOND SCRIBE/BREAKER(single dimension cutting)	SET	1	99.07	104,034	—	70,801	Production Department	—	—	Insured	Pledged as collateral on a loan
SECOND SCRIBE/BREAKER(single dimension cutting)	SET	1	100.4	101,736	—	81,954	Production Department	—	—	Insured	Pledged as collateral on a loan

2.	Name, area, location, acquisition date, acquisition cost, revaluation gain, book value, published present value or property assessment value and expected future disposal or development plan for real estate idled and held for investment for over 5 years

30 June 2012; In NT$000’

				Month and				Published present
				year of	Acquisition	Gain on		value or assessment	Future disposal or
Name of real estate	Unit	Area	Location	acquisition	cost	revaluation	Book Value	value	development plan
Gangwei section 505-2,506,506-6,506-7,509-10	ft2	2,705	Gangziwei Section, Anding Dist., Tainan City, Taiwan	99.03	27,821	—	27,821	27,821	Nil
Xiaoxinying section 909.909-1~4.910.910-1~4.911.911-1~4.912.912-1~4.	ft2	9,535	Xiaoxinying Section, Shanhua Dist., Tainan City, Taiwan	99.03	160,426	—	160,426	160,426	Nil

(ii) Leased Asset

1.	Capital lease amounted to amounted to 10% of paid-in capital or NT$0.1 billion or above: Nil.

2.	Name, quantity, term, annual rent, name of lessor and existing usage of operating lease (assets under operating lease with annual rent over NT$5 million):

31 May 2012

Name of Assets	Unit	Quantity	Lease term	Rent (before tax)	Lessor	Calculation and payment of rent	Lease restriction
Land	M²	73,177	2010/03/18~2020/12/31	NT$1,448,000/month	Science Park Administration	Pay per statement	Not sublettable according to lease terms
Land	M²	18,435	2004/04/06~2023/12/31	NT$365,000/month	Science Park Administration	Pay per statement	Not sublettable according to lease terms
Land	M²	174,647	2007/12/01~2126/12/31	NT$3,456,000/month	Science Park Administration	Pay per statement	Not sublettable according to lease terms
Land	M²	93,306	2004/04/062123/12/31	NT$1,847,000/month	Science Park Administration	Pay per statement	Not sublettable according to lease terms

(iii) Current status of production plants and equipment production capacity utilization

(1) Current Status of production plants

31 May 2012

Project Plant	GFA (ft2)	No. of staff(person)	Product type	Existing Usage
T0	98,639	1,900	4.5/5th generation TFT panel	Good
T1
T2	155,120	2,046	6th generation TFT panel	Good

T3	73,400	2,022	3. th generationLTPS panel	Good
T4	41,622	259	3.5 th generation post module experiment line and aerospace product line	Good
Pingzhen	17,827	174	3.5th generation LTPS panel	Good
South Science Park Subsidiary Plant A	48,615	1,074	3.5th generation TFT panel	Good
South Science Park Subsidiary Plant B	317,370	4,206	4.5/5th generation TFT panel	Good
South Science Park Subsidiary Plant C	61,356	1,936	Touch Panel	Good
South Science Park Subsidiary Plant D	548,708	8,033	5.5/7.5th generation TFT panel/Touch Panel	Good
South Science Park Subsidiary Plant E	249,769	1,890	6th generation TFT panel	Good
South Science Park Subsidiary Plant F	338,469	1,196	8.5th generation TFT panel	Good

(2) Capacity utilization of the equipments for the last two years

In : 000’ units; NT$000’

	2010				2011
Annual Production Volume Main product	Production capacity	Production volume	Capacity utilization	Production value	Production capacity	Production volume	Capacity utilization	Production value
LED monitor	43,247	32,471	75.08%	115,249,790	30,000	25,574	85.25%	74,045,054
small and medium-sized modules	519,552	395,453	76.11%	51,850,788	347,226	255,652	73.63%	53,028,606
large-sized modules	211,614	90,965	42.99%	270,343,429	166,400	129,864	78.04%	335,668,015
Total	774,413	518,890	67%	437,444,008	543,625	411,090	75.62%	462,741,674

III. Investee

                    (i) Investee summary

30 June 2012 In NT$000’; 000’ shares

									Investment return
							<ar		for the last year		No.
				Invested shares			let		Investment		of
	Key	Investment	Carrying	No. of	share	Net amount of	Va;	Accountment	profit	Stock	shares
Investee (Note)	operations	Cost	amount	shares	holdings	shareholdings	ie	treatment	and loss	dividends	held
Innolux Holding Ltd.	Holding company	7,596,857	17,037,416	237,944	100	17,037,416	—	Equity method	1,610,472	—	—
InnoJoy Investment Corporation	General investment	700,000	1,081,775	70,000	100	1,081,775	—	Equity method	124,145	—	—
InnoFun Investment Corporation	General investment	20,000	447,433	20,000	100	447,433	—	Equity method	137,318	675	—
TPO Hong Kong Holding Ltd.	General investment	2,107,791	2,573,692	1,158,844	100	2,573,692	—	Equity method	905,103	—	—
Toppoly Optoelectronics (B.V.I.) Ltd.	General investment	3,064,205	2,852,207	126,830	100	2,852,207	—	Equity method	(188,280)	—	—
Bright Information Holding Ltd.	General investment	74,924	142,414	2,782	57	142,414	—	Equity method	35	—	—
Golden Achiever International Limited	General investment	9,083	(38,592)	39	100	(38,592)	—	Equity method	40,709	—	—
Landmark International Ltd.	General investment	31,948,845	33,969,095	660,100	100	33,969,095	—	Equity method	(704,309)	—	—
Leadtek Global Group Limited	Mainly engages in export trading and investment activities	2,064,427	1,024,655	160,005	100	1,024,655	—	Equity method	(139,895)	—	—
Yuan Chi Investment Co.,Ltd.	General investment	1,217,235	1,242,236	—	100	1,242,236	—	Equity method	235,097	—	—
Chi Mei Optoelectronics Japan Co., Ltd.	Engages in development, manufacturing and sale of TFT LED monitors	1,335,486	1,813,759	—	100	1,813,759	—	Equity method	124,279	—	—
Gold Union Investments Limited	General investment	779,152	979,853	46,131	100	979,853	—	Equity method	15,797	—	—
Keyway Investment Management Limited	General investment	222,343	266,645	6,501	100	266,645	—	Equity method	(15,412)	—	—

									Investment return
							<ar		for the last year		No.
				Invested shares			let		Investment		of
	Key	Investment	Carrying	No. of	share	Net amount of	Va;	Accountment	profit	Stock	shares
Investee (Note)	operations	Cost	amount	shares	holdings	shareholdings	ie	treatment	and loss	dividends	held
Chi Mei Optoelectronics Europe B.V.	Engages in import and export trading ad after sale services of electronics components and LED monitors	121,941	132,746	—	100	132,746	—	Equity method	1,133	—	—
Chi Mei Optoelectronics (Singapore) PTE., LTD	Engages in import and export trading ad after sale services of electronics components and LED monitors	5,235	5,992	10	100	5,992	—	Equity method	464	—	—
Chi Mei EL Corp.	Engages in research, design, manufacturing and sale of OLED	361,382	53,667	155,000	97	53,667	—	Equity method	31,022	—	—
Chi Mei Lighting Technology Inc.	Mainly engages in manufacturing of electronics component modules and lighting equipment	819,312	1,692,772	78,196	34	1,692,772	—	Equity method	(197,799)	7,109	—
Jetronics International Corporation	General investment	145,600	245,153	2,690	32	245,153	—	Equity method	(5,088)	—	—
GIO optoelectronics Corp.	Enagages in research, design, manufacturing and sale of TFT-LCD backlight modules	800,892	563,218	63,522	24	563,218	—	Equity method	(823,614)	—	—
Contrel Technology Co.,Ltd.	Engages in manufacturing and sale of TFT LED monitors related mechanical equipment	135,423	457,693	17,009	13	457,693	—	Equity method	37,456	6,824	3,005
Global Display Tiwan Co., Ltd.	Glass slimming process	45,262	36,756	3,200	23	36,756	—	Equity method	1,262	—	—
Ampower Holding Ltd	General investment	1,717,714	1,469,762	14,063	45	1,469,762	—	Equity method	(56,056)	—	—

									Investment return
							<ar		for the last year		No.
				Invested shares			let		Investment		of
	Key	Investment	Carrying	No. of	share	Net amount of	Va;	Accountment	profit	Stock	shares
Investee (Note)	operations	Cost	amount	shares	holdings	shareholdings	ie	treatment	and loss	dividends	held
Chimei Materials Technology Corp.	Sale of electronic components	950,360	1,331,767	71,558	16	1,331,767	—	Equity method	245,538	108,306	—
Exploit Technology Co., Ltd.	Sale of electronic components and telecommunication equipments	—	—	759,056	15	—	—	Equity method	—	—	—
Optivision Technology Inc.	Engages in research, design, development, manufacturing and sale of optical film	59,774	43,437	2,329	6	43,437	—	Equity method	(6,708)	—	—
Powerking Optoelectronics Co., Ltd.	Mainly engages in manufacturing of electronic parts and components and lighting equipment	19,875	14,509	3,120	15	14,509	—	Equity method	(2,400)	—	—
iZ3D Inc	Technical R&D of 3D panel and sale of hardware	—	—	4	35	—	—	Equity method	—	—	—
Rockets Holding Ltd.	Holding company	7,426,240	16,529,527	230,785	100	16,529,527	—	Equity method	1,497,855	—	—
Lakers Trading Ltd.	Trading and agency	—	227,642	—	100	227,642	—	Equity method	—	—	—
Innolux Corporation	Trading	6,348	(79,735)	2	100	(79,735)	—	Equity method	11,598	—	—
Suns Holding Ltd.	Holding company	164,269	345,806	5,072	100	345,806	—	Equity method	8,220	—	—
Stanford Developments Ltd.	Holding company	5,391,125	13,617,330	164,000	100	13,617,330	—	Equity method	1,971,566	—	—
Sonics Trading Ltd.	Trading and agency	198,116	194,645	8,390	100	194,645	—	Equity method	271	—	—
Best China Investments Ltd.	General investment company	314,740	317,963	10,000	100	317,963	—	Equity method	(3,546)	—	—
Mega Chance Investments Ltd.	General investment company	573,940	566,761	18,000	100	566,761	—	Equity method	(9,171)	—	—

									Investment return
							<ar		for the last year		No.
				Invested shares			let		Investment		of
	Key	Investment	Carrying	No. of	share	Net amount of	Va;	Accountment	profit	Stock	shares
Investee (Note)	operations	Cost	amount	shares	holdings	shareholdings	ie	treatment	and loss	dividends	held
Excel Victory Ltd.	General investment company	97,182	421,083	3,000	100	421,083	—	Equity method	29,792	—	—
Magic Sun Ltd.	General investment company	1,146,370	1,044,701	38,000	100	1,044,701	—	Equity method	506,131	—	—
Net Trading Ltd.	General investment company	—	2,110	—	100	2,110	—	Equity method	275	—	—
Warriors Technology Investments Ltd.	General investment company	164,269	354,806	5,072	100	354,806	—	Equity method	8,220	—	—
Asiaward Investment Ltd.	Trading and agency	314,740	317,963	77,830	100	317,963	—	Equity method	(3,546)	—	—
Innocom Technology Xiamen Ltd.	R&D, design, manufacturing, sale and after sale services of panel modules, finished product assembly and material	314,740	317,963	—	100	317,963	—	Equity method	(3,546)	—	—
Full Lucky Investments Ltd.	General investment company	1,016,035	—	1,271,015	100	—	—	Equity method	—	—	—
Innocom Technology Shenzhen Ltd.	R&D, design, manufacturing, sale and after sale services of panel modules, finished product assembly and material	5,391,125	13,617,318	—	100	13,617,318	—	Equity method	1,971,569	—	—
Main Dynasty Investment Ltd.	General investment company	573,940	566,760	139,624	100	566,760	—	Equity method	(9,171)	—	—
Innocom Technology Jiashan Ltd.	R&D, design, manufacturing, sale and after sale services of panel modules, finished product assembly and material	573,940	566,760	—	100	566,760	—	Equity method	(9,171)	—	—

									Investment return
							<ar		for the last year		No.
				Invested shares			let		Investment		of
	Key	Investment	Carrying	No. of	share	Net amount of	Va;	Accountment	profit	Stock	shares
Investee (Note)	operations	Cost	amount	shares	holdings	shareholdings	ie	treatment	and loss	dividends	held
Glory Ace Investment Ltd.	General investment company	97,182	421,083	23,250	100	421,083	—	Equity method	29,792	—	—
Innocom Technology Chongqing Ltd.	R&D, design, manufacturing, sale and after sale services of panel modules, finished product assembly and material	97,182	421,083	—	100	421,083	—	Equity method	29,792	—	—
Sun Dynasty Developments Ltd.	General investment company	1,146,370	1,044,701	295,969	100	1,044,701	—	Equity method	(506,131)	—	—
Innocom Technology Chengdu Ltd.	R&D, design, manufacturing, sale and after sale services of panel modules, finished product assembly and material	1,146,370	1,044,701	—	100	1,044,701	—	Equity method	(506,131)	—	—
Chi Mei Optoelectronics USA, Inc.	Engages in sale of electronic components and computer monitors	2,400	169,494	1	100	169,494	—	Equity method	7,750	—	—
Ning Bo Chi Mei Optoelectronics Ltd.	Assebly and trading of TFT-LCD modules	19,524,952	20,069,720	—	100	20,069,720	—	Equity method	(675,678)	—	—
Nan Hai Chi Mei Optoelectronics Ltd.	Processing, manufacturing and after sales services of TFT-LCD modules	5,841,023	7,569,799	—	100	7,569,799	—	Equity method	(41,985)	—	—
NingBo Chi Mei Electronics Ltd.	Research, processing, manufacturing and after sales, maintenance services and storage services of TFT-LCD modules	1,149,926	1,717,011	—	100	1,717,011	—	Equity method	90,199	—	—
Nanhai Chi Mei Electronics Ltd.	Processing, and after sale services of TFT-LCD modules	5,873,942	5,574,358	—	100	5,574,358	—	Equity method	28,571	—	—

									Investment return
							<ar		for the last year		No.
				Invested shares			let		Investment		of
	Key	Investment	Carrying	No. of	share	Net amount of	Va;	Accountment	profit	Stock	shares
Investee (Note)	operations	Cost	amount	shares	holdings	shareholdings	ie	treatment	and loss	dividends	held
Chi Mei Logistics Co.,Ltd.	Storage services	124,485	129,866	12,740	49	129,866	—	Equity method	4,101	—	—
TOAO Optoelectronics Corp.	Engages in electrical appliances wholesaling, electronic material wholesaling, international trading, lighting equipment manufacturing and electronic components manufacturing	423,606	382,621	58,007	40	382,621	—	Equity method	7,498	—	—
Chi Mei Optoelectronics Germany GmbH	Engages in import and export trading ad after sale services of electronics components and LED monitors	10,324	21,253	—	100	21,253	—	Equity method	2,842	—	—
Chi Mei Optoelectronics UK Ltd.	Engages in import and export trading ad after sale services of electronics components and LED monitors	4,566	—	150	100	—	—	Equity method	(383)	—	—
NingBo ChiMei Logistics Co., Ltd.	Storage services	151,715	145,650	—	100	145,650	—	Equity method	(21,419)	—	—
[Foshan Chi Mei Logistics]	Storage, electronic components inspection, repair services for LED TV finished products, LED panel and component	39,972	53,585	—	100	53,585	—	Equity method	6,004	—	—

									Investment return
							<ar		for the last year		No.
				Invested shares			let		Investment		of
	Key	Investment	Carrying	No. of	share	Net amount of	Va;	Accountment	profit	Stock	shares
Investee (Note)	operations	Cost	amount	shares	holdings	shareholdings	ie	treatment	and loss	dividends	held
Ningbo Chi Hsin Electronics Co., Ltd.	Processing, manufacturing and sale of small and medium size TFT-LCD modules and touch-screen panels	183,023	640,022	—	100	640,022	—	Equity method	42,162	—	—
Dong Guan Chi Hsin Electronics Co., Ltd.	Processing, manufacturing and sale of small and medium size TFT-LCD modules and touch-screen panels	595,589	484,330	—	100	484,330	—	Equity method	(26,365)	—	—
Smart Light Global Limited	General investment	202,604	276,300	8,000	100	276,300	—	Equity method	43,991	—	—
Foshan Chi Mei Lighting Technology Limited	Design, processing, manufacturing and sale of electronic equipments including LED-related component	202,513	277,752	—	100	277,752	—	Equity method	43,991	—	—
Toppoly Optoelectronics (Cayman) Ltd.	General investment company	3,040,269	3,087,530	126,800	100	3,087,530	—	Equity method	(188,280)	—	—
Toptech Trading Limited	Import and export trading	3,660	(1,238)	300	100	(1,238)	—	Equity method	(1,686)	—	—
TPO Displays (Nanjing) Ltd.	LED control gear	2,935,314	2,598,308	—	100	2,598,308	—	Equity method	(557,607)	—	—
TPO Displays (Nanjing) Ltd.	Trading business of display panel related component	101,283	490,448	—	100	490,448	—	Equity method	371,012	—	—
TPO Display Hong Kong Holding Ltd.	General investment company	—	394,281	162,898	100	394,281	—	Equity method	289,058	—	—

									Investment return
							<ar		for the last year		No.
				Invested shares			let		Investment		of
	Key	Investment	Carrying	No. of	share	Net amount of	Va;	Accountment	profit	Stock	shares
Investee (Note)	operations	Cost	amount	shares	holdings	shareholdings	ie	treatment	and loss	dividends	held
TPO Display Hong Kong Ltd.	Import and export trading	—	(1,931,802)	35,000	100	(1,931,802)	—	Equity method	267,360	—	—
TPO Display Japan K.K.	Manufacturing and sale of panels	1,815,603	2,369,985	—	100	2,369,985	—	Equity method	108,062	—	—
TPO Display Europe B.V.	Import and export trading	3,073,072	2,225,641	376	100	2,225,641	—	Equity method	10,666	—	—
TPO Display USA Inc.	Import and export trading	263,685	233,263	1	100	233,263	—	Equity method	2,240	—	—
TPO Displays Shanghai Ltd.	LED control gear business	—	394,281	—	100	394,281	—	Equity method	289,058	—	—
TPO Displays Germany GmbH.	Import and export trading	33,735	55,068	100	100	55,068	—	Equity method	21,215	—	—
Kunpal Optoelectronics Ltd.	TFT-LCD glass slimming processing services	100,691	87,699	—	100	87,699	—	Equity method	(1,061)	—	—
Dragon Flame Industrial Ltd.	Sale and after sale services of LCD modules, backlight modules and related parts and components	41,943	39,519	1	100	39,519	—	Equity method	3	—	—
VAP Optoelectronics (NanJing) Corp.	Sale and after sale services of LCD modules, backlight modules and related parts and components	—	(81,480)	—	100	(81,480)	—	Equity method	50,936	—	—
Eastern Vision Co., Ltd.	Sale and after sale services of LCD modules, backlight modules and related parts and components	79	75	1	100	75	—	Equity method	—	—	—

 Note: Long term investment of the Company accounted for by equity method

(ii)	Aggregate shareholdings

In: shares; Date: 30 June 2012

Investee	Investment by the Company		Investment by directors, supervisors, managers and direct and indirect controlled entities		Aggregate investment
	No. of shares	Percentage of Shareholdings	No. of shares	Percentage of Shareholdings	No. of shares	Percentage of Shareholdings
Asiaward Investment Ltd.	—	—	77,830,001	100%	77,830,001	100%
Best China Investments Ltd.	—	—	10,000,001	100%	10,000,001	100%
Bright Information Holding Ltd.	2,782,333	56.67%	—	—	2,782,333	56.67%
Chi Mei Optoelectronics (Singapore) PTE.,LTD	10,000	100%	—	—	10,000	100.00%
Chi Mei Optoelectronics Europe B.V.	180	100%	—	—	180	100.00%
Chi Mei Optoelectronics Germany GmbH	—	—	250	100%	250	100%
Chi Mei Optoelectronics UK Ltd.	—	—	150,000	100%	150,000	100%
Chi Mei Optoelectronics USA, Inc.	—	—	1,000	100%	1,000	100%
Chi Mei Optoelectronics Japan Co., Ltd.	80	100%	—	—	80	100%
Dragon Flame Industrial Limited	—	—	500	100%	500	100%
Eastern Vision Co., Ltd.	—	—	500	100%	500	100%
Excel Victory Ltd.	—	—	3,000,000	100%	3,000,000	100%
Full Lucky Investment Ltd.	—	—	1,271,015,401	100%	1,271,015,401	100%
Glory Ace Investment Ltd.	—	—	23,250,000	100%	23,250,000	100%
Gold Union Investments Limited	46,130,998	100%	—	—	46,130,998	100%
Golden Achiever International Limited	39,250	100%	—	—	39,250	100%
InnoLux Corporation	—	—	2,000	100%	2,000	100%
Innolux Holding Ltd.	237,943,984	100%	—	—	237,943,984	100%
Jetronics International Corporation	2,690,000	32%	—	—	2,690,000	32%
Keyway Investment Management Limited	6,500,500	100%	—	—	6,500,500	100%
Lakers Trading Ltd.	—	—	1	100%	1	100%
Landmark International Ltd.	660,100,000	100%	—	—	660,100,000	100%
Leadtek Global Group Limited	160,005,000	100%	—	—	160,005,000	100%
Magic Sun Ltd.	—	—	38,000,001	100%	38,000,001	100%
Main Dynasty Investment Ltd.	—	—	139,623,801	100%	139,623,801	100%
Mega Chance Investments Ltd.	—	—	18,000,000	100%	18,000,000	100%
Rockets Holding Ltd.	—	—	230,785,400	100%	230,785,400	100%
Smart Light Global Limited	—	—	8,000,000	100%	8,000,000	100%
Sonics Trading Ltd.	—	—	8,390,001	100%	8,390,001	100%
Stanford Developments Ltd.	—	—	164,000,000	100%	164,000,000	100%
Sun Dynasty Development Ltd.	—	—	295,969,001	100%	295,969,001	100%
Suns Holding Ltd.	—	—	5,072,001	100%	5,072,001	100%
Toppoly Optoelectronics (B.V.I.) Ltd.	126,830,000	100%	—	—	126,830,000	100%
Toppoly Optoelectronics (Cayman) Ltd.	—	—	126,800,000	100%	126,800,000	100%
Toptech Trading Limited	—	—	300,000	100%	300,000	100%
TPO Displays Europe B.V.	—	—	375,810	100%	375,810	100%
TPO Displays Germany GmbH	—	—	100,000	100%	100,000	100%
TPO Displays Hong Kong Holding Ltd.	—	—	162,897,802	100%	162,897,802	100%
TPO Displays Hong Kong Ltd.	—	—	35,000,000	100%	35,000,000	100%
TPO Displays Japan K.K.	—	—	201	100%	201	100%
TPO Displays USA Inc.	—	—	1,000	100%	1,000	100%
TPO Hong Kong Holding Ltd.	1,158,844,000	100%	—	—	1,158,844,000	100%
Warriors Technology Investments Ltd.	—	—	5,072,001	100%	5,072,001	100%

Investee	Investment by the Company		Investment by directors, supervisors, managers and direct and indirect controlled entities		Aggregate investment
	No. of shares	Percentage of Shareholdings	No. of shares	Percentage of Shareholdings	No. of shares	Percentage of Shareholdings
Yuan Chi Investment Co., Ltd.	—	100%	—	—	—	100%
Foshan Chi Mei Lighting Technology Limited	—	—	—	100%	—	100%
[Foshan Chi Mei Logistics]	—	—	—	100%	—	100%
Chi Mei Lighting Technology Inc.	78,195,856	33.99%	19,673,402	8.55%	97,869,258	42.54%
Chi Mei EL Corp.	155,500,000	97%	—	—	155,500,000	97%
Kunshan Guann Jye Electronics Co., Ltd.	—	—	—	100%	—	100%
Dong Guan Chi Hsin Electronics Co., Ltd.	—	—	—	100%	—	100%
VAP Optoelectronics (NanJing) Corp.	—	—	—	100%	—	100%
Kunpal Optoelectronics Ltd.	—	—	—	57%	—	57%
TPO Displays (Nanjing) Ltd.	—	—	—	100%	—	100%
Nanhai Chi Mei Electronics Ltd.	—	—	—	100%	—	100%
Nan Hai Chi Mei Optoelectronics Ltd.	—	—	—	100%	—	100%
CHamp Win Technology Corp.	—	—	800,000	100%	800,000	100%
TPO Displays (Nanjing) Ltd.	—	—	—	100%	—	100%
TPO Displays Shanghai Ltd.	—	—	—	100%	—	100%
InnoJoy Investment Corporation	70,000,000	100%	—	—	70,000,000	100%
Innocom Technology Chengdu Ltd.	—	—	—	100%	—	100%
Innocom Technology Chongqing Ltd.	—	—	—	100%	—	100%
Innocom Technology Shenzhen Ltd.	—	—	—	100%	—	100%
Innocom Technology Xiamen Ltd.	—	—	—	100%	—	100%
Innocom Technology Jiashan Ltd.	—	—	—	100%	—	100%
InnoFun Investment Corporation	20,000,000	100%	—	—	20,000,000	100%
Ningbo Chi Hsin Electronics Co., Ltd.	—	—	—	100%	—	100%
NingBo Chi Mei Electronics Ltd.	—	—	—	100%	—	100%
NingBo ChiMei Logistics Co., Ltd.	—	—	—	100%	—	100%
Ning Bo Chi Mei Optoelectronics Ltd.	—	—	—	100%	—	100%

(iii)
Shares of the Company held or disposed by its subsidiaries and the existence of encumbrance, as well as specification of source of funds and the effect on operating results and financial status of the Company in the last two fiscal years and as at the printing date of the prospectus: N/A.

(iv)
Issues under section 185 of Company Law or the Company transferred part of its revenue, R&D results to its subsidiaries, gave up the right to participate in cash capital increase by its subsidiaries, corresponding subscribers’ names and their relationship with the Company, directors, supervisors and shareholders with 10% or above shareholdings and their number of shares subscripted to be disclose in the last two fiscal years and as at the printing date of the prospectus: N/A.

IV. Material Contract

Nature of Contract	Party	Duration	Subject	Restrictive terms
Land lease	Science Park Administration	2003.05.28~2022.12.31	Land lease	Pursuant to contract terms
Land lease	Science Park Administration	2004.04.06~2123.12.31	Land lease	Pursuant to contract terms
Land lease	Science Park Administration	2007.12.01~2126.12.31	T2 factory areaLand lease	Pursuant to contract terms
Land lease	Science Park Administration	2001.02~2020.12	Land lease of Zhunan base, Jhunan Science Park, Miaoli County (Plant I)	Pursuant to contract terms
Land lease	Science Park Administration	2004.02~2023.12	Land lease of Zhunan base, Jhunan Science Park, Miaoli County ( Plant II)	Pursuant to contract terms
Cross licensing	An international enterprise	2111.01.01~2014.12.31	LCD related patent cross licensing	Pursuant to contract terms
Patent licensing	An international enterprise	2010.06.28 - 2013.06.27	IPS related technology	Pursuant to contract terms
Patent licensing	An international enterprise	2010.9.30- 2017.9.30	LCD relataed patent cross licensing	Pursuant to contract terms
Syndicate loan	20 banks including Mega bank and Taiwan Cooperative Bank	Contracted on 2008.09.25	Finance the construction of the Company’s 6th generation TFT LED monitors plant, and purchase machinary and ancilliary equipment amounted to NT$24 billion and US$0.2 billion.	Pursuant to contract terms

Nature of Contract	Party	Duration	Subject	Restrictive terms
Syndicate loan	19 banks including Mega bank and Taiwan Cooperative Bank	Contracted on 2009.11.17	For the requirement of the Company’s general interim working capital and capital for the expansion of existing capacity in the amount of NT$48 billion.	Pursuant to contract terms
Financing	Syndicate including Mega bank	Contracted on 2015.02~2012.03	Loans for purchase of machinery for FAB I	Pursuant to contract terms
Financing	Syndicate including Citic Bank	2008.08~2013.08	Loans for plant and purchase of machinary	Pursuant to contract terms
Long term syndicated Lending	Synicate including Mega bank and Citic Bank	2004.03.09~2011.08.16	For construction of TFT plant, ancillary engineering and purchase of machinery, amounted to NT$20 billion.	Pursuant to contract terms
Long term borrowing	34 banks including Bank of Taiwan	Contracted on 2006.03.09, effective for a period of 7 years from first draw-down day	Financing for purchase (acquisition) of next generation (7.5th generation or above) TFT-LCD	Pursuant to contract terms

Nature of Contract	Party	Duration	Subject	Restrictive terms
Long term borrowing	20 banks, including Bank of Taiwan	Contracted on 2007.02.08, effective for a period of 7 years from first draw-down day	Financing for purchase (acquisition) of next generation (6th generation) TFT-LCD	Pursuant to contract terms
Engineering	Chung-Lin General Contractors Ltd	2001.02 to expiry of warranty period	FAB I Civil engineering	Pursuant to contract terms
Engineering	Fu Tsu Construction Co., Ltd.	2005.07 to expiry of warranty period	New construction work of FAB II	Pursuant to contract terms
Engineering	Cheng Deh Fire Protection Ind Corp	2005.09 to expiry of warranty period	New construction work of Plant II, fire security work subcontracting	Pursuant to contract terms
Lease	Allied Material Techonology Group	2008.01~2013.04 (4th generation line machinary) 2008.01~2013.07 (buildings and land)
Lease of 4th generationline machinery equipment and related property land, and by Allied Material rearrangement scheme, and subject to confirmation of related parties meeting and court ruling, purchased the 4th generationline machinery.
Pursuant to contract terms
Sale-leaseback	Holy Limited Company	2008.03.28~2013.05.19	Plant I and Plant II	Pursuant to contract terms

Nature of Contract	Party	Duration	Subject	Restrictive terms
Special purpose trust	Citic	2006.10.16~2011.10.15	The receivables of the Company was held on trust by trustee for the issuance of commercial instrument	Pursuant to contract terms
Transfer of receivables	Fubon	2008.02.15~2013.02.14	The Company sold its receivables to financial institutes	Pursuant to contract terms
Scheme of arrangement with syndicate banks	Syndicate banks	2012.4.5-2016.12.31	Agreed with syndicate to extend the syndicate loan and medium and short term bank facilities	Pursuant to contract terms

V. Other necessary supplementary description:

          The Company applied to Ministry of Economic Affairs for the assistance to undergo scheme of arrangement with syndicate banks in December 2011 pursuant to the “Key points for Ministry of Economic Affairs in assisting enterprise to conduct scheme of arrangement”. As at 30 March 2012, as agreed by the syndicate banks representing two-third of the credit rights and a scheme of arrangement signed on 5 April 2012, which stipulated that long term borrowings due in 2012-2014 will be extended by 2-3 years and the Company undertook to complete a certain amount of cash capital increase for the settlement of borrowings in the next three years. The Company had proposed in the Board meeting held on 27 March 2012 and the general meeting held on 29 June to raise funds by domestic cash capital increase, cash capital increase via issuance of new shares, issuance of overseas depository receipt or private equity within the limit of 2,000,000,000 shares.

C. Issuance Plan and Implementation

I.	Analysis of usage prior cash capital increase, merger and acquisition or issuance of new shares by taking up shares of other Companys or issuance of bonds

          Prior plans of fund raising and issuance of equity had been successfully completed. The cash capital increase via issuance of new shares for issuance of oversease depository receipt in November 2007, merger of Chimei Innolux Corporation with TOP Displays Corp.in March 2010 by cash capital increase are completed with three year from date of application, the details are set out as below:

	(i)	Cash capital increase via issuance of new shares for issuance of overseas depository receipt in November 2007

1. Detail of the plan

		(1)	Total proceed required: NT$69,000,000,000.

		(2)	Source of fund:

			1.	Cash capital increase via issuance of 300,000,000 new shares, the offer price was NT$146 per share, total proceeds amounted to NT$43,800,000,000.

			2.	Issuance of unsecured domestic convertible bonds, maximum total proceeds was NT$15,000,000,000.

			3.	The remaining NT$10,200,000,000 was funded by bank borrowings, corporate bonds or equity fund.

		(3)	Planned items and utilization

In NT$ 100 million

Item	Expected completion date	Required total proceed	Expected utilization
			2007	2008				2009				2010
			4 Q	1 Q	2 Q	3 Q	4 Q	1 Q	2 Q	3 Q	4 Q	1 Q	2 Q	3 Q
Construction of plant	1Q 2009	180	5	20	20	23	72	40	—	—	—	—	—	—
Purchase machinary	3Q 2010	510	—	—	—	—	80	27	122	108	50	53	35	35

(4) Date available on M.O.P.S.: 8 October 2010.

2. Implementation

1. Plant construction

As of the third quarter of 2010, the accumulated net proceeds used by the Company amounted to NT$18,000,000,000, actul accumulated implementation was completed to 100.00%. As the entire amount allocated for the construction of plant had been expensed, no amount had been paid for the construction of plant in the third quarter of 2010.

2. Purchase of machinary

The acutual expenditure on purchase of machinery of the Company in the third quarter of 2010 amounted to NT$5,463,040,000, actual implementation was completed to 10.71% as of the third quarter of 2010, in advance of the expected 6.86% progress. It was mainly due to increased purchase of machinery as a result of gradual rebound in display panel industry. And therefore the utilization of proceeds was faster than expected upon delivery of machinery when payment had to be settled. As of the third quarter of 2010, the accumulated net proceeds used by the Company amounted to NT$51,000,000,000, actul accumulated implementation was completed to 100.00%. The entire amount had been expensed by the Company according to the plan.

Unit: $NT’000;%

Item	Status	Total required capital		2010 Q3	Accumulated amount as of 2010 Q3
Construction of plants	Amount payable	18,000,000	Tentative	—	18,000,000
			Actual	—	18,000,000
	Progress	100%	Tentative	—	100.00%
			Actual	—	100.00%
Purchase of machineries and equipment	Amount payable	51,000,000	Tentative	3,500,000	51,000,000
			Actual	5,463,040	51,000,000
	Progress	100%	Tentative	6.86%	100.00%
			Actual	10.71%	100.00%
Total	Amount payable	69,000,000	Tentative	3,500,000	69,000,000
			Actual	5,463,040	69,000,000
	Progress	100%	Tentative	5.07%	100.00%
			Actual	7.92%	100.00%

 3. Benefit analysis

          The sixth generation of the TFT-LCD production line commenced the trial production in the second quarter of 2009 and started mass production in the third quarter. In view of the production and sales volumes in 2009, 2010 and 2011, the original planned production volume had been reached. There was a shortfall in sales volume in 2010 and 2011, which was owing to the progressive enlargement in size of the prevailing dominant model every year, resulting in reducing number of pieces to be sliced from a single base board. On the other hand, the achieving rate of sales value reached 139.51%, 63.86% and 61.22%, respectively. The achieving rate of operating margin was 1.01%, 5.36% and (26.48)% respectively, while that of operating income amounted to (68.64)% (8.22)% and (49.96)% respectively. The achieving rates are unsatisfactory, mainly due to the outbreak of the financial turmoil in the second half of 2008 after the completion of the Company's 6G plant, during which the panel industry was lukewarm triggered by the global economic downturn. Industrial oversupply led to decreasing panel prices, which continued its falling trend in general (see below) regardless of the momentary rebound of the panels industry in subsequent years. As a result, the relevant yield was below expectation, which was actually attributed to the overall environment and industry conditions. In order to increase production efficiency, reduce the production costs and develop competitive products, the Company has actively improved the manufacturing process and equipment with an anticipation to cater to the competitive market environment with niche products

Source:

(ii) Merger of Chimei Innolux Corporation and TPO Displays Corporation in March 2010 for capital increase via issuance of new shares

1.	Details of the offering plan

(1)	Effective date and document number declared by the competent authority:

Jin Guan Zheng Fa Zi no. 0990005153 was issued by Financial Supervision Commission under Executive Yuan on 22 February 2010 for the approval of capital increase via merger.

(2)	Offeree and number of new shares to be issued through merger:

          Every 3.82912866 common stocks of TPO Displays Corporation shall exchange for 1 common stock of the Company, representing the issuance of 528,034,330 shares by the Company to the shareholders of TPO Displays.

          Every 2.05 common stocks of Chimei Innolux Corporation shall exchange for1 common stock of the Company, representing the issuance of 3,518,347,277 common stocks by the Company to the common stockholders of Chimei Innolux Corporation. In addition, every 2.05 preferred shares of Chimei Innolux Corporation shall exchange for 1 preferred share of Innolux Display Corporation, representing the issuance of 731,707,317 preferred shares by the Company to the preferred shareholders of Chimei Innolux Corporation.

(3)	Plan and status:

The merger base date for Chimei Innolux Corporation and TPO Displays Corporation was 18 March 2010.

2.	Implementation

          Letter of consent Jin Guan Zheng Fa Zi no. 0990005153 was issued by Financial Supervision Commission under Executive Yuan on 22 February 2010 for the approval of the Company’s registration, which was filed by Science Park Administration on 30 March 2010 with the letter of approval Yuan Shang Zi no. 0990008717.

3.	Benefit analysis

(1)	Post- merger impact on the Company’s business

          Upon completion of the merger, the Company will be able to integrate its resources and reduce operating costs effectively through R&D and technology cooperation as well as exchange of production experience. The Company will also be able to continue the expansion of the operating scale and improve its market competitiveness and industry position.

(2)	Post- merger impact on the Company’s finance

Upon completion of the merger in March 2010, the Company’s annual operating revenue reached $473,695,780 thousand in

2010, representing an increase of 189.64% as compared with $163,548,260 thousand in 2009, which indicates that the Company was able to expand its business and operating scale effectively while reducing operating costs through merger and integration of resources to deliver an outstanding business performance.

(3)	Post- merger impact on shareholders’ interests of the Company

          Benefitted by resources integration and enlarged operating scale resulting from the merger, the Company’s operating revenue, profitability and management efficiency have been improved, which has positive impact on shareholders’ interests.

(4)	Significance of the expected benefits of the merger

          Upon completion of the merger, the Company achieved synergies of production technology and business through integration of resources, business and operations, leading to a more advanced technical level and enhanced market competitive edge, which brings about financial and operational improvement and has a positive impact on shareholders’ interests. The expected benefits of the merger have been gradually emerging.

II. Particulars of the cash capital increase, the issuance of corporate bond or employee stock options

(i)	Sources of fund

1.	Total proceeds to be raised from the offering: NT$6,000,000 thousand.

2.
Sources of fund: domestic cash capital increase by issuing 600,000 thousand new shares of NT$10 each at a discount. The issue price is proposed to be NT$9 per share tentatively, which is expected to raise $5,400,000 thousand. Any shortfall in the proceeds to be raised will be made up by our own capital.

3.	Utilization of fund and expected schedule

In NT$000’

Purpose	Scheduled completion date	Total capital required	Expected schedule for fund utilization
			2012
			Q3
Repayment of bank borrowings	2012 Q3	1,819,000	1,819,000
Replenishing working capital	2012 Q3	4,181,000	4,181,000
Total		6,000,000	6,000,000

4.	Potential benefits

(1)	Repayment of bank borrowings

          Part of the proceeds will be used to repay bank borrowings. Based on the prevailing interest rates (2.2316% to 2.4385%) for the borrowings proposed to be repaid, it is estimated that interest expenses of $13,516 thousand could be saved in 2012, and $44,093 thousand for each of the subsequent years, which could enhance the solvency and strengthen the financial structure in addition to reducing the financial burden, thus improving the long-term competitiveness.

(2)	Replenishing working capital

          The working capital was increased by $4,181,000 thousand, which will be used to satisfy the working capital required for the continuous growth of the Company, through which the long-term financial stability and market competitiveness could be improved. Based on the borrowings interest rate of approximately 1.7829% in the first quarter of 2012, the additional working capital is expected to reduce the interest expenses by approximately $18,585 thousand in 2012, and approximately $74,543 thousand for each of the subsequent years after 2012.

(ii)
The issuer of the corporate bonds shall, in accordance with the provisions of Article 248 of the Company Law, disclose the related matters and the offering plan and custody of the proceeds for the repayment of debt: N.A.

(iii)
The issuer of preferred shares shall disclose the par value per share, issue price, the impact of the issuing conditions on preferred shareholders’ interests, potential dilution of shareholding, its impact on shareholders’ interests and any matters required by Article 157 of the Company Law: N.A.

(iv)
Listed or OTC companies which issue unlisted or non-OTC preferred shares shall disclose the purpose of issue, reasons for being unlisted or non-OTC, impact on the interests of existing shareholders and potential investors and whether there are any future plans for listing or OTC listing: N.A.

(v)
Companies which issue new shares for trading at the places of business of securities firms on the OTC in accordance with Rule 5 of ROC Over-the-Counter Securities Exchange Criteria Governing Review of Emerging Stocks Traded on the Over-the-Counter Market shall state any future listing (OTC listing) plan: N.A.

(vi)	The issuer of employee stock options shall disclose the method for issue and subscription: N.A.

(vii)
State the feasibility, neccessity and justification of the offering, and the Prospectus shall analyze the dilutive impact of different funding arrangements on the earnings per share of the Company for the reporting year and the forthcoming year

1.	Feasibility of the offering plan

	●	Statutory procedures

          The cash capital increase via issuance of new shares has been passed by the Board resolution of the Company on 25 June 2012. Fund will be raised by way of public offering for public subscription, details and rules of procedures of which are in compliance with the provisions of the relevant laws and regulations under the “Company Law”, “Securities and Exchange Law”, “Criteria Governing the Offering and Issuance of Securities by Securities Issuers” and “Taiwan Securities Association Self-Regulatory Rules for Underwriter Member on Providing Guidance on the Offering and Issuance of Securities by Issuers” . Furthermore, in accordance with the legal opinions issued by attorney Ya-Wen Chiu from Handsome Attorneys-at-Law with respect to the legality of the offering plan, information contained therein complies with relevant laws and regulations. Therefore, the cash capital increase via issuance of new shares is legally enforceable in accordance with laws.

	●	Completion of the capital increase plan

          It is expected to that 600,000 thousand common stocks at $10 each shall be issued at a discount via the cash capital increase, and the issue price is determined to be $9 per share, which is expected to raise a total proceed of $5,400,000 thousand. Pursuant to Rule 267 of the Company Law, 10% of the total shares to be issued, which is equivalent to 60,000 thousand shares, with respect to the cash capital increase shall be reserved for subscription by employees. In addition, pursuant to the provision of Article 28-1 of the Securities and Exchange Law, 10% of the total shares to be issued, which is equivalent to 60,000 thousand shares, shall be set aside for public subscription by way of public offering, while the remaining 80% of the total outstanding shares, which is equivalent to 480,000 thousand shares, shall be available for subscription by existing shareholders in proportion to their shareholdings set out in the register of members on the subscription base date. The Chairman of the Board is authorized to arrange designated parties the right to subscribe any unsubscribed shares of or fractional entitlement of less than one share subscribed by existing shareholders and employees at the issue price. Since the Company’s offering proposal complies with laws and the portion of the new shares to be issued for public offering shall be underwritten by underwriting syndicate by way of standby commitment, the offering shall be able to complete.

	●	Assessment of the utilization plan

	(1)	Repayment of bank borrowings

The offering is expected to raise a proceed of $5,400,000 thousand, of which $1,819,000 thousand will be used to repay bank borrowings in order to reduce interest expenses, improve the financial structure and enhance the Company’s competitiveness. Bank borrowings intended to be repaid include long-term borrowings for the construction of plants and purchase of machineries and equipment. Moreover, after reviewing the contractual terms of bank borrowings proposed to be settled, there was no convention in respect of early repayment. Therefore, upon completion of the offering, repayment can be proceeded in accordance with the proposed plan and schedule, which will achieve immediate effect on interest saving and strengthening of financial structure. Therefore, it is practicable to repay the proposed bank borrowings of $1,819,000 thousand out of the proceeds from the cash capital increase via issuance of new shares.

In $NT000’

Lender	Interest rate	Contract term	Original use of loans	Amount of original loans	Amount to be repaid	Interest savings
						2012	2013 and after
Joint loans from 12 banks including Mega Bank	2.2316%	November 2008~March 2015	Capital required for the purchase of machinery and equipment and the ancillary equipment of the low-temperature polysilicon LCD panel plant no. 1 (3.5G) from former TPO (Pharse IV) for expansion.	700,000	105,000	591	2,343

Joint loans from 18 banks including Bank of Taiwan	2.4358%	March 2010~September 2016	To repay former Chi Mei’s joint credit line which was overdue by the end of June 2009 and 2010 (including the amount paid by former Chi Mei with its own capital from the date on which the contract was signed to 9 September 2009).	40,000,000	1,714,000	12,925	41,750
Total				40,700,000	1,819,000	13,516	44,093

(2)	Replenishing working capital

          The offering will provide $4,181,000 thousand to  the Company for the purpose of working capital. The Company’s operating revenue in the preceding three fiscal years was $163,548,260 thousand, $473,695,780 thousand and $485,403,114 thousand. Benefitted from favorable factors such as increased production capacity and technical integration after the merger of the former Chi Mei and TPO on 18 March 2010, the Company’s operating revenue surged to $473,695,780 thousand in 2010, a significant increase of 189.64% compared with 2009, whilst operating revenue in 2011 increased by 2.47% over 2010. In response to the oversupply faced by the industry in which the Company operates, the Company actively improved the manufacturing process to enhance production efficiency, strictly controlled and lowered production costs, and raised its market competitiveness through the launching of innovative and different products. Therefore, it is expected that the Company will record a higher operating revenue in 2012 than 2011. Furthermore, the additional working capital raised by the issuance of securities will enhance the long-term capital stability and reduce any interest expenses arising from outstanding debts by which profit may be eroded, which has positive impact on the Company’s operation and the improvement of financial structure. Therefore, it shall be practicable to utilize $4,181,000 thousand from the cash capital increase via issuance of common stocks for the purpose of working capital.

2.	Assessment of the significance of the offering

	●	Repayment of bank borrowings

		(1)	Reducing interest expenses and financial burden

          The Company’s main product is TFT-LCD panel module. As the panel industry is a capital intensive and high-tech industry, it is necessary to continue to construct new plants to achieve economies of scale and increase market share in order to increase competitive advantage. Under most circumstances, bank borrowings were used to meet fund requirement for the construction of plants. In view of the keen competition of the industry and the Company’s working capital requirement, demand for bank borrowings has largely increased. In the event that future interest rates continue to rise, the Company will incur higher capital costs, which will increase its financial burden. It may also have difficulties in financing arrangement and repayment when the borrowings fall due. Therefore, it is necessary for the Company to utilize the proceeds from the offering to repay bank borrowings, so as to relieve financial stress and reduce interest expenses.

		(2)	Improving financial structure and solvency to capture business opportunities and maintain long-term competitiveness

In %

Item	Company name	2009	2010	2011	2012 Q1
Debt ratio	Chimei Innolux	44.60	61.49	68.44	69.05
	AUO	52.00	51.00	60.00	62.24
	CPT	52.61	57.82	62.12	63.92
	HannStar	40.59	37.95	32.71	29.59
Current ratio	Chimei Innolux	170.44	77.91	40.87	70.91
	AUO	88.00	91.00	85.00	92.75
	CPT	59.36	49.31	38.60	37.77
	HannStar	117.52	121.82	128.02	141.36
Quick ratio	Chimei Innolux	123.33	51.95	27.31	45.36
	AUO	70.00	70.00	61.00	67.13
	CPT	44.86	34.27	22.87	22.40
	HannStar	97.46	92.33	90.92	97.47

Sources: Financial reports for each of the companies for 2009, 2010 and 2011 fiscal years and the first quarter of 2012 audited and certified or reviewed by the accountants.

The Company is engaged in the panel industry, a characteristic of which is the requirement of a considerable amount of working capital. Due to its capital intensive nature as compared with other industries, the Company is required to have flexibility in financing arrangement in addition to having abundant capital to meet the working capital requirement. According to the solvency analysis of the Company and major competitors including AUO, CPT and HannStar in recent years, the Company's current ratio and quick ratio are still within the range of its peers, showing that its solvency can be maintained at a stable level, but with respect to the debt ratio, since 2010, the Company (formerly known as Innolux) incurred the long-term liabilities of Innolux and TPO after the merger on 18 March 2010, resulting in debt ratio of 44.60%, 61.49%, 68.44% and 69.05% respectively in the preceding three fiscal years and the first quarter of 2012, which sees a rising trend every year. The Company's debt ratio is significantly higher when comparing with its major competitiors, indicating that the Company’s reliance on bank borrowings far exceeds that of its competitors. In face of rapid changes in the industrial outlook, the Company is susceptible to a relatively disadvantageous position. If part of the proceeds from the offering can be used to repay bank borrowings, not only can it save interest expenses, the debt ratio can also be reduced to an adequate level, which can alleviate any future burden of term payment, thereby reducing operating costs while securing business opportunity. Furthermore, the capital cost of the offering in the capital market is relatively low, which may enable the Company to maintain long-term competitiveness. Therefore, it is essential to utilize the proceeds from the offering for the repayment of bank borrowings.

●	Significance of replenishing working capital

	(1)	Reducing reliance on banks and increasing flexibility in fund utilisation

          Due to the capital intensive nature of the industry in which the Company conducts its business, working capital was mostly obtained from financial institutions. Moreover, the Company’s operational risk has been increased accordingly after full utilization of the banking facilities. In order to improve the Company’s adaptability in operation, reduce its reliance on banks and enhance the stability of long-term capital while reserving funds to be used flexibly, it is essential to replace part of the bank borrowings with mid- and long-term stable sources of fund through the offering.

	(2)	Analysis of the industry development trend

          According to DisplaySearch, it is estimated that global shipments of large-sized TFT-LCD panel will reach 870 million pieces in 2012, up 22.4% compared with 2011. Analysis of market size by major applications is as follows: market size of LCD TV continued its stable growth as new size and technology emerged. It is forecasted that global shipments of LCD TV will reach 258 million units in 2014, and the average annual growth rate is estimated to reach up to approximately 8%. As for LCD monitor, it is expected that shipments of LCD monitor will amount to 200 million units in 2014, and the average annual growth rate is estimated to be over 3%. Buoyed by increased demand for large-sized and high resolution products by users, penetration of high-value products will gradually improve. Shipments of notebooks and tablet PC grew rapidly, thanks to the launch of tablet PC in 2010, which gained popularity in the market with rapidly growing shipments, among which shipments of tablet PC and mini-laptop are estimated to reach 140 million units in 2012, up 23.6% as compared with 2011. Ultrabook, a product launched in the second half of 2011, will become the mainstream product in 2012. Furthermore, Microsoft will roll out Windows 8 in the second half of 2012, which is expected to trigger a new wave of NB replacement, and it is estimated that market size of notebooks (including tablet PC) will reach 531 million units in 2014, with an estimated average annual growth rate of 22%.

Unit: million units

Source:DisplaySearch

In summary, the use of the proceeds from the offering for the purposes of bank borrowings repayment and replenishing working capital can not only reduce interest expenses and financial burden, but also improve the Company's financial structure and solvency. In addition, it can reduce the Company’s reliance on bank borrowings and increase flexibility in capital use, so that the Company can maintain its long-term competitiveness amidst the formiddable economic environment and fierce market competition. Therefore, it is necessary to utilise the proceeds from the offering for the repayment of bank borrowings and replenishing working capital based on overall assessment.

3	Reasonableness of the fund utilisation plan of the offering, its schedule and potential benefits

	●	Reasonableness of the fund utilisation plan of the offering and its schedule

          The cash capital increase via issuance of new shares will be made available for public subscription after the registration has been effectively completed. Taking into consideration of factors including time required for the registration and review by the competent authority, duration of the public offering and payment procedures, it is expected that the proceeds will be received in full in September 2012. The proceeds from the offering is intended to repay bank borrowings and replenish working capital. Since the contracts of the bank borrowings proposed to be repaid do not contain restrictive clauses for early repayment, the Company shall be able to repay bank borrowings and replenish its working capital in the third quarter of 2012 upon receipt of the total proceeds in September 2012. Therefore, the Company’s fund utilisation plan and its schedule are considered reasonable.

	●	Reasonableness of the potential benefits

(1) Reasonableness of the potential benefits for the repayment of bank borrowings

The offering is intended to repay bank borrowings of $1,819,000 thousand. Breakdown of the bank borrowings proposed to be repaid by the Company is as follows:

In NT$000’

Lender	Interest rate	Contract term	Original use of loans	Amount of original loans	Amount to be repaid	Interest savings
						2012	2013 and after
Joint loans from 12 banks including Mega Bank	2.2316%	November 2008~March 2015	Capital required for the purchase of machinery and equipment and the ancillary equipment of the low-temperature polysilicon LCD panel plant no. 1 (3.5G) from former TPO (Pharse IV) for expansion.	700,000	105,000	591	2,343
Joint loans from 18 banks including Bank of Taiwan	2.4358%	March 2010~September 2016	To repay Chimei’s joint credit line which was overdue by the end of June 2009 and 2010 (including the amount paid by Chimei with its own capital from the date on which the contract was signed to 9 September 2009).	40,000,000	1,714,000	12,925	41,750
Total				40,700,000	1,819,000	13,516	44,093

          The offering proceeds is expected to be received in full in September 2012, which will be used to repay bank borrowings of $1,819,000 thousand in the third quarter of 2012 in accordance with the fund utlisation plan. On the basis of the prevailing interest rates charged for the bank borrowings intended to be repaid out of the procced, it is expected that interest expenses of approximately $13,516 thousand can be saved in 2012, and approximately $44,093 thousand can be saved in each of the subsequent years, which can alleviate the Company’s financial burden, reduce its financial exposure and improve financial structure, and will help to boost the Company's future profit. Therefore, the expected benefits are considered reasonable.

(2)	Reasonableness of the expected benefits of additional working capital

          Cash capital increase via issuance of new shares by the Company to raise $4,181,000 thousand as additional working capital is mainly to cope with the capital intensive nature of the industry in which the Company operates its business, after taking into account the information related to the market development trend. The Company may still achieve growth in operating revenue in 2012. It used to apply bank financing to satisfy any shortfall in working capital. If such amount is completely replaced with bank borrowings, based on the Company's current borrowing rate of approximately 1.7829%, it is expected that interest expenses of approximately $18,585 thousand can be saved in 2012, and $74,543 thousand for each of the subsequent years after 2013. Therefore, the potential benefits arising from the utilization of the proceeds to replenish working capital and enhance solvency shall be considered reasonable.

In summary, the cash capital increase via issuance of new shares, the fund utilization plan, the expected schedule and the potential benefits shall be considered reasonable

4.	Dilution effect of different funding arrangements on the Company’s earnings per share in the reporting year and the forthcoming year

	●	Analysis by different funding arrangements

          In general, listed and OTC companies mostly adopt finaning arrangement, which includes: (i) equity-related financing instruments, such as common stocks or preferred shares in respect of cash capital increase and issuance of global depository receipts (GDRs); and (ii) debt-related financing instruments, such as domestic and offshore convertible corporate bonds, ordinary corporate bonds and bank loans. The major considerations are summarized as follows:

Item		Advantages	Disadvantages
Debt-related	Bank borrowings or issuance of bank acceptance bill
(1)   The injection of capital can temporarily satisfy the Company’s fund requirement.
(2)   The Company can generate more profits with lower costs  through effective use of financial leverage.
(3)   It is not subject to the review and approval by the competent authorities. The procedure is rather simple, which requires relatively short time for financing.
(4)   Greater flexibility in fund utilization.

(1)   Higher interest rate and greater liabilities, which is likely to erode the  Company’s profit.
(2)   The increase in liabilities may deteriorate the financial structure and  increase operational risk. In addition to becoming less competitive, the  Company’s difficulty in raising debt and the cost of capital will  increase.
(3)   The financing term is generally shorter, and collateral is required.
(4)   Subject to more and stricter restrictive clauses.
(5)   It is not appropriate to repay long-term investment or fixed assets  investment with short-term bank borrowings.

Item	Advantages	Disadvantages
Ordinary corporate bonds
(1)  Earnings per share will not be diluted.
(2)   Corporate bonds creditors have no management control over the Company, and shall not have material impact on the Company’s management control.
(3)   Mid- and long-term stable funds are assessible.

(1)  Higher interest rate and greater liabilities, which is likely to erode the Company’s profit.
(2)   Deteriorating the financial structure and being less competitive.
(3)   The Company is required to repurchase the corporate bonds with large amount of capital when they fall due.

Item	Advantages	Disadvantages
Convertible corporate bonds	(1) (2) (3) (4) (5)
Due to the “conversion rights” attached thereto, the coupon rate is lower than the interest rate of long-term borrowings, so the financing cost is lower.
Creditors may have different conversion time, which will delay the dilution effect on earnings per share.
Creditors of convertible bonds do not have control over the Company’s operation before conversion, so the impact on concession is small.
After conversion of the convertible bonds by the creditors, liability will become capital, which can avoid huge financial stress upon maturity in addition to interest savings.
Conversion price of convertible corporate bonds are generally higher than the then prices of common stocks upon issuance of the bonds, which is equivalent to the issue of shares at premium.
(1) (2) (3)
The Company is required to pay interest or provide for the interest payables prior to conversion of the convertible corporate bonds in full, thus having limited improvement in the financial structure.
According to the convertible corporate bonds currently issued in the market, the conversion right is attributable to the creditor, so it is difficult for the issuer to manage its financing arrangement.
The issuer will experience greater financial stress upon redemption as requested by creditors or if there is no conversion upon maturity.

Item		Advantages	Disadvantages
Equity-related	Cash capital increase via issuance of new shares
1. To increase its own equity ratio, improve financial structure, reduce financial risk and increase competitiveness.
2. Fund raising plan completed more easily as it is the most common financial product generally accepted by investors.
3. To enhance employees’ recognition of the Company and loyalty as they become shareholders of the Company with pre-emptive option to subscribe for 10%-15% new shares according to the regulation.

1. The Company’s operation is pressurized as earnings are immediately diluted due to increase in share capital.
2. The concession of companies having low concentration of shareholding may be threatened.
3. Existing shareholders may lack the capital required for subscription.
4. The offering is less likely to be successful if no reasonable margin between the offering price and market price.

Global depository receipts (GDR)
1. To increase the Company’s overseas reputation through offshore fund raising activities.
2. The issue price is generally higher than the price of domestic common stock upon issuance of GDR, which is equivalent to the issue of shares at premium, thereby raising more capital.
3. Offeree mainly comprises foreign legal persons to avoid excessive domestic shareholding, which may have an adverse impact on share prices.
4. Equity ratio and financial structure are improved.

1. The offering is conditional upon the overseas reputation and the business outlook of the Company.
2. The fund raising plan will be affected due to low liquidity caused by the complicated procedures and limitations on trading, despite that GDR is convertible to common stocks under prevailing laws and regulations in the Taiwan.
3. Higher fixed cost of issue. Proceeds to be raised shall not be too low, so as to achieve economies of scale.
4. Earnings per share are diluted due to increase in share capital.

●	Dilution effect of different funding arrangement on the issuer’s earnings per share in the reporting year

Currently, the fund raising instruments used by most companies are roughly classified into cash capital increase, bank borrowings, issuance of ordinary corporate bonds, convertible corporate bonds, global depository receipts and offshore convertible corporate bonds etc. As the issuance of the latter two products involves overseas markets, the procedure is more complicated and the fixed cost of issue is higher, so the amount of capital to be raised shall not be too low to achieve economies of scale. Due to the Company’s current situation, such instruments are not considered. The nature of bank borrowings is similar to that of ordinary corporate bonds. An analysis of the dilution effect on earnings per share in respect of fund raising instruments including cash capital increase, bank borrowings and domestic convertible corporate bonds is as follows:

In $000’; 000’ shares

	Cash capital increase		Convertible corporate bonds
Hypothetical financial information		Bank borrowings	Partly converted	Wholly converted
Proceeds to be raised	6,000,000	6,000,000	6,000,000	6,000,000
Interest rate (notes 1, 2)	—	2.89%	1%	0%
Estimated increase in capital cost (note 3)	—	43,350	15,000	—
Number of shares before issuance (note 4)	7,312,971	7,312,971	7,312,971	7,312,971
Increase in number of shares (note 5)	600,000	—	—	484,262
Number of shares after issuance (note 6)	7,912,971	7,312,971	7,312,971	7,797,233
Effect of capital cost on earnings per share	—	(0.006)	(0.002)	—
Dilution rate of earnings per share (note 7)	2.01%	—	—	1.63%

Note 1:	Central Bank of the Republic of China (Taiwan) announced in June 2012 that the average base rate of five leading banks is approximately 2.89%.

Note 2:	The redemption rate of the convertible corporate bonds is based on the average at redemption rate of 1.00% under the current issuance conditions in the market.

Note 3:
Assuming the raising of capital is completed by the end of September 2012, the period during which the capital cost is calculated shall be approximately 3 months in 2012, and the capital cost of bank borrowings shall be ($6,000,000 thousand×2.89%×3/12=$43,350 thousand). If the capital of $6,000,000 thousand is wholly raised by issuing unsecured convertible corporate bonds, which are totally unconverted by the end of December 2012, the capital cost shall then be $2,187 thousand ($6,000,000 thousand×1.00%×3/12=$15,000 thousand).

Note 4:	The Company’s current outstanding number of shares is 7,312,971 thousand.

Note 5:
On the basis of the conversion price of $12.39 by assuming the conversion premium rate for this issuance of convertible corporate bonds is 101% and with reference to the average closing price of $12.27 for the five business days immediately before the price determination date, the number of shares to be issued shall be 484,262 thousand.

Note 6:
The dilution effect of increase in number of shares arising from non-cash capital increase such as treasury stock, issuance of bonus shares and conversion of convertible corporate bonds in previous years are not taken into account. The analysis only includes the dilution effect of increase in share capital due to cash capital increase and conversion of convertible corporate bonds.

Note 7:
For convenience, the analysis is based on a 3-month period for the calculation of the capital cost. Excluding any savings in capital cost, the extent to which earnings per share are diluted with respect to cash capital increase shall be [1-7,312,971/(7,312,971+600,000×3/12)=2.01%]; the extent to which earnings per share are diluted with respect to convertible corporate bonds shall be [1-7,312,971/(7,312,971+484,262×3/12)=1.63%].

From the above calculations, the capital cost of raising the proceeds by means of cash capital increase, bank borrowings and issuance of convertible corporate bonds (assuming wholly unconverted in 2012) by the Company shall reduce the earnings per share before tax by $0, $0.006 and $0.002 respectively in 2012. As for cash capital increase, the dilution rate of earnings per share is 2.01%, the dilution effect of which is not significant as compared with that of convertible corporate bonds (assuming wholly converted by the end of 2012) of 1.63%. To sum up, the cash capital increase via issuance of new shares can provide long-term capital source and save interest expenses, and only has a limited dilution effect on earnings per share. In addition, employees’ recognition of and loyalty to the Company can be enhanced by offering them the entitlement for subscription. The increase in self-owned capital ratio and improved financial structure and solvency will help boost the competitiveness of our future business, while increasing the flexibility in financial arrangement and reducing operational risk. Therefore, it is more appropriate for the Company to raise the proceeds by cash capital increase via issuance of new shares.

●	The impact on the financial burden of the issuer

As the proceeds from cash capital increase is deemed as self-owned capital, there shall be no financial burden as the debt ratio will not increase and no further interest expense will be incurred. As for other debt instruments, the principal and interest are paid on fixed terms in accordance with the issue conditions and borrowing rate with respect to bank borrowings, which may increase the financial burden of the Company. As for the issuance of convertible corporate bonds, the Company may still experience difficulty in allocating fund required for sell-back by creditors or redemption upon maturity in the case that the bonds are not converted by creditors, regardless of the relatively low interest expense based on an assumed redemption rate of 1%. Therefore, the cash capital increase via issuance of new shares shall impose the least financial burden on the Company.

●	Potential dilution of shareholding and the impact on existing shareholders’ equity

The cash capital shall be increased via issuance of 600,000 thousand new shares for public subscription. Excluding 10% for employees’ subscription and 10% for public offering and on the assumption that existing shareholders shall subscribe for 80% of the new shares in proportion to their original shareholding, the maximum dilution of shareholding shall be calculated as follows:

=1 – (number of common stocks in issue and outstanding + number of new shares taken up by existing shareholders in proportion to their original shareholding) / (number of common stocks in issue and outstanding + number of new shares to be issued)

=1 – (7,312,971 thousand shares + 600,000 thousand shares × 80%) / (7,312,971,000 shares + 600,000 thousand shares)

=1 – 7,729,971 thousand shares / 7,912,971 thousand shares = 1-98.48% = 1.52%

From the above calculation, the maximum dilution effect of the cash capital increase via issuance of new shares on existing shareholders’ equity is 1.52%, which has limited impact. Therefore, there is no significant effect on existing shareholders’ equity.

As for net worth per share, on the basis of shareholders’ equity of $183,479,642 thousand on 31 March 2012 and number of outstanding shares of 7,312,971 thousand as at the end of March 2012, the net worth per share shall be $25.09. If $6,000,000 thousand of cash capital is raised at the provisional issue price of $10 per share, the change in net worth per share is calculated as follows:

= ($183,479,642 thousand + $6,000,000 thousand) / [7,312,971 thousand shares + ($6,000,000 thousand /$10)] = $23.95 per share.

From the above calculation, after the cash capital increase via issuance of new shares, net worth per share slightly decreases from $25.09 to $23.95, the dilution effect of which shall be minimal.

To conclude, bank borrowings, which do not involve equity, have no dilution effect on shareholding, but are subject to higher capital cost and rising interest rate, which may erode the Company’s profit and reduce shareholders’ equity. As for cash capital increase, the dilution effect on shareholding is relatively low provided that existing shareholders shall subscribe for shares in proportion to their original shareholding. As for the issuance of convertible corporate bonds, liquidity risk may arise upon redemption in full when the bonds fall due. Therefore, after taking into account the dilution effect of the issuer’s earnings per share, financial burden and potential dilution of shareholding, the cash capital increase via issuance of new shares shall have limited effect on shareholders’ equity.

5.
When issuing shares below par value, the issuer shall state the necessity and reasonableness of issuing shares at discount, the reasons for and the reasonableness of not adopting other fund raising methods, and the amounts of additional paid-in capital and retained profits written down.

(1)	The necessity and reasonableness of issuing shares at discount

By the end of second quarter 2012, the liability rate of the Company has already reached 70.15%. To avoid further increasing the financial burden, raising capital by borrowing loans is not appropriate. Considering raising proceeds by cash capital increase via issuance of new shares, not only does it reduce the interest expense caused by borrowing loans, which erodes the Company’s profit, and lower the financial risk of the Company, it also increases the flexibility of the Company’s financial movements. In addition, the issue price of the cash capital increase agreed by the Board on 27 August 2012 is $9 per share, with the fifth business day prior to ex-dividend date as the price determination date (27 August). One of the average closing prices on the first, third and fifth business day prior to ex-dividend date ($10.5, $10.18 and $9.88 respectively) is chosen and the one on the third business day ($10.18) is adopted as the reference price with pricing percentage of 88.41%, which is in accordance with the 1st requirement of Article 6 of Taiwan Securities Association Self-disciplinary Guidelines on Underwriter Members Counseling Issuing Company on Offerings and Issuances of Securities. To conclude, it is necessary and reasonable for the Company to raise proceeds by cash capital increase via issuance of new shares below par value in order to improve its financial structure and obtain capital by enhancing investors’ desire for share subscription.

(2)	The reasons for and the reasonableness of not adopting other fund raising methods

It is not easy for the Company to borrow additional amount of loans from banks currently. Meanwhile, the Company does not fulfill the requirement of Article 250 of Company Law to issue corporate bonds. The main fund raising instruments which can be used currently are completely equity-related products such as cash capital increase or GDR. Therefore, it is reasonable to make stable long-term capital injection and improve financial structure by increasing cash capital.

(3)	The amounts of additional paid-in capital and retained profits written down

According to the accounting method on the Letter 006122 of Securities and Futures Bureau, Ministry of Finance, R.O.C (6) dated 16 November 2001 governing companies' issuance of shares at discount, when public companies issue shares below par value, at the time of issuance the par value should be credited to ordinary share capital while the difference between par value and face value should be debited to the additional paid-up capital caused by raising similar shares at premium. If insufficient, it should be debited to the undistributed earnings under retained earnings. The additional paid-in capital (ordinary share premium) of the Company remains $118,615,446 thousand. As the issue price of the ordinary shares issued to increase cash capital is $9 per share and the discount amount is $600,000 thousand, the additional paid-up capital is written down by $600,000 thousand.

(xiii)	The basis of determination of the issue price, conversion price, exchange price and subscription price shall be stated

Not applicable as the Company’s cash capital increase via issuance of new shares is not for the purpose of reinvestment.

(ix)	Summary of fund utilisation and potential benefits

1. In the case of acquisition of other companies, expansion or addition of fixed assets, the expected increase in production and sales volume, value, cost structure (including total cost and unit cost), any changes in profitability, improvement in product quality, and other potential benefits upon completion of the offering shall be stated

Not applicable as the proceeds from the offering is not intended for the purposes of acquisition of other companies, nor the expansion or addition of fixed assets.

2. Any matters related to reinvestment in other companies shall be stated

Not applicable as the proceeds from the offering is not intended for reinvestment in other companies.

3. The following matters shall be stated for the purposes of increasing working capital or debts repayment

(1) The Company’s liabilities fall due at year-end, repayment schedule and forecasted mitigation of financial burden, current working capital, required amount of capital, and expected use of funds, and a forecasted monthly statement of cash flow during the reporting year and incoming year

Chimei Innolux Corporation Forecasted Cash Flow Statement in 2012

(In NT$000’)

Item/Month	January	February	March	April	May	June	July	August	September	October	November	December	Total
Cash balance at the beginning of the period	24,594,328	14,702,423	13,067,525	17,498,575	18,908,380	12,667,992	21,428,855	22,924,968	23,572,925	45,673,614	39,393,614	26,532,362	24,594,328
Add: Non-financing income 2	48,880,447	61,600,424	59,632,015	49,783,262	50,963,151	57,551,347	53,000,000	52,000,000	52,000,000	40,500,000	40,000,000	40,000,000	605,910,646
Account and bills receivables	48,874,372	61,600,424	59,626,562	49,770,989	50,950,202	56,355,944	53,000,000	52,000,000	52,000,000	40,500,000	40,000,000	40,000,000	604,678,493
Disposal of short-term investment	—	—	—	—	—	—	—	—	—	—	—	—	—
Disposal of long-term investment	6,075	—	—	—	—	—	—	—	—	—	—	—	6,075
Disposal of fixed assets	—	—	5,453	393	—	—	—	—	—	—	—	—	5,846
Recalling loans to affiliated persons	—	—	—	—	—	1,154,838	—	—	—	—	—	—	1,154,838
Others (note 3)	—	—	—	11,880	12,949	40,565	—	—	—	—	—	—	65,394
Total	48,880,447	61,600,424	59,632,015	49,783,262	50,963,151	57,551,347	53,000,000	52,000,000	52,000,000	40,500,000	40,000,000	40,000,000	605,910,646
Less: Non-financing expense 3	50,235,772	61,981,587	54,113,294	47,004,301	55,684,646	48,947,037	49,350,000	49,350,000	47,650,000	46,350,000	46,350,000	46,600,000	603,616,637
Account and bills payables	48,025,828	60,496,383	53,671,896	44,673,226	54,544,968	46,187,432	48,000,000	48,000,000	46,300,000	45,000,000	45,000,000	45,000,000	584,899,733
Acquisition of short-term investment	—	—	—	—	—	—	—	—	—	—	—	—	—
Acquisition of long-term investment	—	131,912	—	—	—	1,150,000	—	—	—	—	—	—	1,281,912
Acquisition of fixed assets	1,009,103	1,339,354	424,216	1,026,568	1,139,678	1,609,605	1,350,000	1,350,000	1,350,000	1,350,000	1,350,000	1,600,000	14,898,524
Loan to affiliated persons	1,166,978	—	—	6,202	—	—	—	—	—	—	—	—	1,173,180
Others (note 3)	33,863	13,938	17,182	1,298,305	—	—	—	—	—	—	—	—	1,363,288
Total	50,235,772	61,981,587	54,113,294	47,004,301	55,684,646	48,947,037	49,350,000	49,350,000	47,650,000	46,350,000	46,350,000	46,600,000	603,616,637
Minimum cash balance required 4	10,000,000	10,000,000	10,000,000	10,000,000	10,000,000	10,000,000	10,000,000	10,000,000	10,000,000	10,000,000	10,000,000	10,000,000	10,000,000
Total amount of capital required 5=3+4	60,235,772	71,981,587	64,113,294	57,004,301	65,684,646	58,947,037	59,350,000	59,350,000	57,650,000	56,350,000	56,350,000	56,600,000	613,616,637
Cash balance (deficit) before financing 6=1+2-5	13,239,003	4,321,260	8,586,246	10,277,536	4,186,885	11,272,302	15,078,855	15,574,968	17,922,925	29,823,614	23,043,614	9,932,362	16,888,337
Net amount of financing 7	(8,536,580)	(1,253,735)	(1,087,671)	(1,369,156)	(1,518,893)	156,553	(2,153,887)	(2,002,043)	17,750,689	(430,000)	(6,511,252)	(2,430,000)	(9,385,975)
Add:
Issuance of new shares	—	—	—	—	—	—	—	—	20,000,000	—	—	—	20,000,000
Issuance of corporate bonds	—	—	—	—	—	—	—	—	—	—	—	—	—
Borrowings	16,662,460	18,794,899	16,196,438	31,916,366	17,957,770	5,201,385	—	—	—	—	—	—	106,729,318
Trading of financial assets	53,132,381	24,120,526	30,474,395	31,020,144	44,625,949	587,634	—	—	—	—	—	—	183,961,029
Less:
Repayment of debts	24,822,995	19,294,899	16,216,438	31,916,366	18,947,769	5,201,385	1,723,887	1,572,043	1,819,311	—	6,081,252	2,000,000	129,596,345
Net interest income and expense	352,556	339,923	299,124	177,347	438,962	431,081	430,000	430,000	430,000	430,000	430,000	430,000	4,618,993
Trading of financial assets	52,841,581	24,479,702	31,272,172	31,973,240	45,069,630	—	—	—	—	—	—	—	185,636,325
Effect of foreign exchange rate changes	314,289	54,636	(29,230)	238,713	(353,749)	—	—	—	—	—	—	—	224,659
Total	(8,536,580)	(1,253,735)	(1,087,671)	(1,369,156)	(1,518,893)	156,553	(2,153,887)	(2,002,043)	17,750,689	(430,000)	(6,511,252)	(2,430,000)	(9,385,975)
Cash balance at the end of the period 8=1+2-3+7	14,702,423	13,067,525	17,498,575	18,908,380	12,667,992	21,428,855	22,924,968	23,572,925	45,673,614	39,393,614	26,532,362	17,502,362	17,502,362

Note: The Company committed to complete the $20-billion capital increase proposal by the end of the third quarter of 2012 to syndicates. As such, it is expected that domestic capital increase in cash by offering new shares will be conducted in September 2012 and the proceeds from capital increase by issuing new shares and participating in overseas depositary receipts would amount to $14,000,000 thousand.

Chimei Innolux Corporation Forecasted Cash Flow Statement in 2013

(In NT$000’)

Item/Month	January	February	March	April	May	June	July	August	September	October	November	December	Total
Cash balance at the beginning of the period	17,502,362	19,519,652	18,823,595	19,762,847	23,162,847	18,769,011	22,169,011	24,078,576	25,382,519	46,496,771	43,896,771	40,485,323	17,502,362
Add: Non-financing income 2	50,000,000	50,000,000	50,000,000	50,000,000	50,000,000	50,000,000	50,000,000	50,000,000	50,000,000	50,000,000	50,000,000	50,000,000	600,000,000
Account and bills receivables	50,000,000	50,000,000	50,000,000	50,000,000	50,000,000	50,000,000	50,000,000	50,000,000	50,000,000	50,000,000	50,000,000	50,000,000	600,000,000
Disposal of short-term investment	—	—	—	—	—	—	—	—	—	—	—	—	—
Disposal of long-term investment	—	—	—	—	—	—	—	—	—	—	—	—	—
Disposal of fixed assets	—	—	—	—	—	—	—	—	—	—	—	—	—
Recalling loans to affiliated persons	—	—	—	—	—	—	—	—	—	—	—	—	—
Others (note 3)	—	—	—	—	—	—	—	—	—	—	—	—	—
Total	50,000,000	50,000,000	50,000,000	50,000,000	50,000,000	50,000,000	50,000,000	50,000,000	50,000,000	50,000,000	50,000,000	50,000,000	600,000,000
Less: Non-financing expense 3	46,600,000	46,600,000	46,600,000	46,600,000	46,600,000	46,600,000	46,600,000	46,600,000	46,600,000	46,600,000	46,600,000	47,400,000	560,000,000
Account and bills payables	45,000,000	45,000,000	45,000,000	45,000,000	45,000,000	45,000,000	45,000,000	45,000,000	45,000,000	45,000,000	45,000,000	45,000,000	540,000,000
Acquisition of short-term investment	—	—	—	—	—	—	—	—	—	—	—	—	—
Acquisition of long-term investment	—	—	—	—	—	—	—	—	—	—	—	—	—
Acquisition of fixed assets	1,600,000	1,600,000	1,600,000	1,600,000	1,600,000	1,600,000	1,600,000	1,600,000	1,600,000	1,600,000	1,600,000	2,400,000	20,000,000
Loan to affiliated persons	—	—	—	—	—	—	—	—	—	—	—	—	—
Others (note 3)	—	—	—	—	—	—	—	—	—	—	—	—	—
Total	46,600,000	46,600,000	46,600,000	46,600,000	46,600,000	46,600,000	46,600,000	46,600,000	46,600,000	46,600,000	46,600,000	47,400,000	560,000,000
Minimum cash balance required 4	10,000,000	10,000,000	10,000,000	10,000,000	10,000,000	10,000,000	10,000,000	10,000,000	10,000,000	10,000,000	10,000,000	10,000,000	10,000,000
Total amount of capital required 5=3+4	56,600,000	56,600,000	56,600,000	56,600,000	56,600,000	56,600,000	56,600,000	56,600,000	56,600,000	56,600,000	56,600,000	57,400,000	570,000,000
Cash balance (deficit) before financing 6=1+2-5	10,902,362	12,919,652	12,223,595	13,162,847	16,562,847	12,169,011	15,569,011	17,478,576	18,782,519	39,896,771	37,296,771	33,085,323	47,502,362
Net amount of financing 7	(1,382,710)	(4,096,058)	(2,460,748)	0	(7,793,836)	0	(1,490,435)	(2,096,058)	17,714,252	(6,000,000)	(6,811,447)	0	(14,417,039)
Add:
Issuance of new shares	—	—	—	—	—	—	—	—	20,000,000	—	—	—	20,000,000
Issuance of corporate bonds	—	—	—	—	—	—	—	—	—	—	—	—	—
Borrowings	—	—	—	—	—	—	—	—	—	—	—	—	—
Trading of financial assets	—	0	0	—	—	—	—	—	—	—	—	—	—
Less:
Repayment of debts	1,382,710	4,096,058	2,460,748	—	7,793,836	—	1,490,435	2,096,058	2,285,748	6,000,000	6,811,447	—	34,417,039
Net interest income and expense	—	—	—	—	—	—	—	—	—	—	—	—	—
Trading of financial assets	—	0	0	—	—	—	—	—	—	—	—	—	—
Effect of foreign exchange rate changes	0	0	0	—	0	—	—	—	—	—	—	—	—
Total	(1,382,710)	(4,096,058)	(2,460,748)	0	(7,793,836)	0	(1,490,435)	(2,096,058)	17,714,252	(6,000,000)	(6,811,447)	0	(14,417,039)
Cash balance at the end of the period 8=1+2-3+7	19,519,652	18,823,595	19,762,847	23,162,847	18,769,011	22,169,011	24,078,576	25,382,519	46,496,771	43,896,771	40,485,323	43,085,323	43,085,323

(2) The Prospectus shall state the reasons for repaying debts or increasing working capital in respect of collection and payment policies for account receivables and payables, capital expenditure plans, and financial leverage and debt ratio (or self-owned assets to risk asset ratio) in the reporting and incoming years

A. Account receivables and payables policies and capital expenditure plans in the reporting and incoming years

•	Receivables collection policy

According to the Company’s collection policy of receivables, after taking into account factors such as the operation, creditability and trading frequency of individual customers, different credit terms ranging from 30 days to 120 days will be granted. The Company had disposed its debt receivables with the turnover days for receivables ranging from 34 days to 57 days from 2009 to the first quarter of 2012. In the forecasted cash flow statements for 2012 and 2013 prepared by the Company, the turnover days for receivables of approximately 62 days to 67 days for each month are estimated with reference to major customers’ collection terms, past collectability, and the non-disposal of debt receivables after entering into the ‘Jointly Agreed Repayment Contract’ with bank consortium, which do not differ significantly from the credit term of 30 days to 120 days granted by the Company. Therefore, the assumption for the basis of preparation is considered reasonable.

•	Payables payment policy

The Company’s payment term of 30 days to 180 days for payables due from suppliers is adjusted after considering factors such as suppliers’ creditability, the Company’s financial position and market situation. The Company’s turnover days for payables from 2009 to the first quarter of 2012 ranged from 44 days to 124 days, the actual turnover days and payment terms of which had no significant difference from that of the Company. For the forecasted cash flow statements for 2012 and 2013 prepared by the Company, the turnover days for payables of approximately 83 days to 87 days for each month are estimated with reference to payment terms and actual payment history of our major suppliers, which fall within the range of the Company’s payment term of 30 days to 180 days. Therefore, the basis of preparation is considered reasonable.

•	Capital expenditure plans

The Company is expected to increase fixed asset expenditures of $14,898,524 thousand and $20,000,000 thousand in 2012 and 2013 respectively, which will mainly be used to satisfy the capital expenditure required for the maintenance of existing facilities and improving the production capacity and efficiency of facilities, which is considered reasonable.

B. Financial leverage and debt ratio

In NT$000’ and %

Item/Year	2010	2011	2012 Q1
Financial leverage	0.72	0.93	0.93
Debt ratio (%)	61.49	68.44	69.05

Financial leverage index is to measure a company’s financial risk of operation on borrowings and to evaluate the impact of changes in interest expense on profitability. The higher the index, the greater the financial risk that is bearable by the Company. However, a low index represents that borrowings may not be readily available to the

Company. The application of financial leverage shall take into consideration the Company’s business stability, security of financial structure, as well as liquidity and turnover of capital. Poor financial structure may result in the Company’s having difficulty in turnover and may be exposed to financial risk. Moreover, the Company’s annual debt ratio has been growing in recent years, which surpassed that of its peers. To enhance the Company’s competitiveness and after considering that the raising of debts will increase the Company’s operational risk, it is, based on the financial leverage and debt ratio, necessary and reasonable for the Company to raise long-term capital with relatively low cost from the capital market by way of cash capital increase.

(3) If the capital increase is used for repayment, the original purpose of the borrowings and its benefits shall be stated

The proceeds from the offering is intended to repay bank borrowings amounting to $1,819,000 thousand, which was originally proposed to be applied mainly for the construction of plants and purchasing machineries and equipment. The details of the bank borrowings to be repaid are as follows:

In NT$000’

Lender	Contract period	Interest rate	Original purpose of the loan	Original amount of loan	Repayment Amount
Joint loans from 12 banks including Mega Bank	November 2008~March 2015	2.2316%	Capital required for the purchase of machinery and equipment and the ancillary equipment of the low-temperature polysilicon LCD panel plant no. 1 (3.5G) from former TPO (Pharse IV) for expansion.	700,000	105,000
Joint loans from 18 banks including Bank of Taiwan	March 2010~September 2016	2.4358%	To repay former Chi Mei’s joint credit line which was overdue by the end of June 2009 and 2010 (including the amount paid by former Chi Mei with its own capital from the date on which the contract was signed to 9 September 2009).	40,000,000	1,714,000
Total				40,700,000	1,819,000

To increase the competitiveness of our products, the Company built a 6G plant for thin-film transistor LCD monitors and purchased relevant machineries and equipment in 2008. In addition, to narrow the gap between Taiwan’s TFT LCD products and that of Korea, Chimei Optoelectronics merged with TPO in 2010, thus the long-term borrowings for capacity expansion were incurred by the Company. Owing to the characteristic of the industry in which the Company operates and its continuous expansion of its operating scale, the Company relies heavily on financial institutions to satisfy its working capital requirement. To obtain long-term and stable capital and reduce the risk of short-term liquidity on operation, the Company mostly obtains long-term borrowings from banks for the purpose of working capital. According to DisplaySearch, it is estimated that global shipments of large-sized TFT-LCD panel will reach 870 million pieces in 2012, up 22.4% compared with 2011. Analysis of market size by major applications is as follows: market size of LCD TV continued its stable growth as new size and technology emerged. It is forecasted that global shipments of LCD TV will reach 258 million units in 2014, and the average annual growth rate is estimated to reach up to approximately 8%. As for LCD monitor, it is expected that shipments of LCD monitor will amount to 200 million units in 2014, and the average annual growth rate is estimated to be over 3%. Buoyed by increased demand for large-sized and high resolution products by users, penetration of high-value products will gradually improve. Shipments of notebooks and tablet PC grew rapidly, thanks to the launch of tablet PC in 2010, which gained popularity in the market, among which shipments of tablet PC and mini-laptop are estimated to reach 140 million units in 2012, up 23.6% as compared with 2011. Ultrabook, a product launched in the second half of 2011, will become the mainstream product in 2012. Furthermore, Microsoft will roll out Windows 8 in the second half of 2012, which is expected to trigger a new wave of NB replacement, and it is estimated that market size of notebooks (including tablet PC) will reach 531 million units in 2014, with an estimated average annual growth rate of 22%, which will significantly increase the predictability of the number of orders to be secured by the Company. As the bank borrowings proposed to be repaid out of the proceeds from the offering are long-term borrowings used to cope with industrial changes and expand the operating scale, the original purposes of the borrowings is considered necessary and reasonable.

In respect of the benefit analysis of the original borrowings, the Company incurred significant amount of operating loss in 2010 and 2011 aggravated by the sluggish global conditions triggered by the financial tsunami after completion of the 6G plant for thin-film transistor LCD monitors, which had commenced mass production successfully. Nevertheless, the Company’s operating revenue increased by 2.68% over 2008, which further surged by 189.64% in 2010 as compared with last year after the merger of former Chi Mei with TPO in 2010. Despite the low panel prices, the Company’s operating revenue in 2011 was still 2.47% higher than that of 2010. Therefore, the Company was benefited from using the long-term bank borrowings to satisfy the capital necessary for the construction of plants and purchase of machineries and equipment.

In NT$000’

Year	2008	2009	2010	2011
Operating revenue	159,277,011	163,548,260	473,695,780	485,403,114
Growth rate	—	2.68%	189.64%	2.47%

4. For the purposes of land purchase or payment for construction works, the Prospectus shall state the estimated total amount of capital required from the date of purchase to completion of works, sources of any capital deficit, capital injected at various stages and the works progress, and any benefits that may arise by the time the amount is recorded as profit and loss

Not applicable as the proceeds from the offering shall be used for neither the purchase of land nor the payment of construction works.

5. In relation to purchase of construction in progress which is subject to non-performance of the vendor, the buyer’s reasons of acquisition, basis of determination for the acquisition price and effect of the acquisition on all parties to the contract shall be stated

Not applicable as the proceeds from the offering is not intended for the purchase of construction in progress which is subject to non-performance of the vendor.

III. Any matters with respect to the issuance of new shares due to acquisition of shares of another company: N.A.

IV. Any matters with respect to the issuance of new shares due to mergers and acquisitions: N.A.

D. Financial Summary

          I. Condensed Financial Information for the Preceding Five Fiscal Years

               (i) Condensed Balance Sheet and Income Statement

                    1. Condensed Balance Sheet

In NT$000’

		Financial information for the preceding five fiscal years					Financial
							information
							for the year
							as at 30
Year							June
Item		2007	2008	2009	2010	2011	2012
Current assets		95,900,821	94,441,666	78,139,069	172,390,026	155,428,602	146,478,853
Funds and investments		5,918,408	10,426,335	14,826,861	67,862,519	82,495,850	83,217,796
Fixed assets		34,036,791	45,718,748	74,518,478	396,860,728	342,612,740	312,007,060
Intangible assets		161,228	―	―	17,647,004	18,515,631	18,269,946
Other assets		1,767,346	1,116,530	3,449,674	17,176,888	22,596,907	22,906,095
Total assets		137,784,594	151,703,279	170,934,082	671,937,165	621,649,730	582,879,750
Current liabilities	Before distribution	30,610,623	42,292,917	45,845,830	221,257,372	380,305,366	207,604,230
	After distribution	35,285,532	55,906,656	45,845,830	221,257,372	380,305,366	207,604,230
Long-term liabilities		11,871,600	12,986,000	30,398,000	179,284,091	33,946,997	192,632,789
Other liabilities		32	32	453	12,640,956	11,216,431	8,681,596
Total liabilities	Before distribution	42,482,255	55,278,949	76,244,283	413,182,419	425,468,794	408,918,615
	After distribution	47,157,164	50,906,656	76,244,283	413,182,419	425,468,794	408,918,615
Share capital		27,510,261	31,237,126	32,548,412	73,126,748	73,129,708	73,129,708
Capital reserves		50,615,331	50,622,741	50,868,754	191,189,596	191,835,695	118,615,446
Retained earnings	Before distribution	16,916,491	13,672,262	9,657,576	-5,215,061	-69,654,839	-20,110,265
	After distribution	8,592,110	13,044,555	9,657,576	-5,215,061	69,654,839	-20,110,265
Unrealized gain or loss on financial instruments		―	―	1,009,179	1,700,560	-2,107,490	-890,639
Cumulative translation adjustments		260,256	892,201	605,878	-2,031,508	2,977,862	1,817,256
Unrecognized net pension actuarial loss		―	―	―	―	―	―
Treasury stocks		―	―	―	-15,589	―	―
Total shareholders’ equity	Before distribution	95,302,339	96,424,330	94,689,799	258,754,746	196,180,936	173,961,135
	After distribution	90,627,430	95,796,623	94,689,799	258,754,746	196,180,936	173,961,135

Note: Not yet resolved by the shareholders’ meeting as at the date of the Prospectus.

               2. Condensed Income Statement

 In NT$000’

	Financial information for the preceding five fiscal years					Financial
						information
						for the year as
Year						at 30 June
Item	2007	2008	2009	2010	2011	2012
Operating revenues	155,972,394	159,277,011	163,548,260	473,695,780	485,403,114	216,622,516
Gross operating profit (loss)	20,175,488	9,069,196	146,338	8,338,094	-43,979,512	-15,241,916
Operating gain or loss	16,438,063	4,712,316	-4,931,020	-10,492,493	-63,395,419	-22,760,324
Non-operating revenue and gains	1,662,637	2,861,532	2,010,019	9,709,522	9,979,987	4,319,548
Non-operating expenses and losses	-1,134,887	-2,179,108	-432,420	-14,112,329	-16,746,356	-4,758,626
Gain or loss from continuing operations before tax	16,965,813	5,394,740	-3,353,421	-14,895,300	-70,161,788	-23,199,402
Gain or loss from continuing operations	―	―	―	―	―	―
Gain or loss from discontinued operations	―	―	―	―	―	―
Extraordinary gain or loss	―	―	―	―	―	―
Cumulative impact arising from changes in accounting principles	―	―	―	―	―	―
Gain or loss for the period	16,146,840	4,850,950	-2,397,073	-14,835,437	-64,439,778	-22,330,758
Earnings per share (dollar)	6.51	1.56	-0.74	-2.29	-8.81	-3.05

Note: Not yet resolved by the shareholders’ meeting as at the date of the Prospectus.

(ii) Important Items Affecting the Uniform Comparison of Financial Statements

1.
Effective from 1 January 2009, the Company adopted the newly revised R.O.C. SFAS No. 10 “Accounting for Inventory”, and this accounting change had no significant effect on the net loss and loss per share for the year ended 31 December 2009. Besides, valuation gain changed from non-operating income to deductions for operating costs, which led to the decrease of both operating costs and non-operating income by $162,245.

2.
Effective from 1 January 2008, the Company adopted the newly issued R.O.C. SFAS No.39 “Accounting for Share-based Payment”, and this accounting change had no significant effect on the net profit and earnings per share for the year ended 31 December 2008.

3.
Effective from 1 January 2008, the Company adopted the newly issued ARDF 96-052, “Accounting for Employee Bonus and Remuneration for Directors and Supervisors” of the R.O.C. Accounting Research and Development Foundation dated 16 March 2007, and this accounting change had reduced the net profit and earnings per share for 2008 by $263,360 and $0.08 respectively.

4.
Effective from 1 January 2011, the Company adopted the newly revised R.O.C. SFAS No.34, “Accounting for Financial Instruments”. The Company recognized impairment loss on various creditors’ rights such as notes receivable, accounts receivable and other receivables when there was an objective evidence of impairment. This accounting change had no significant effect on the net loss and loss per share for the year ended 31 December 2011.

5.
Effective from 1 January 2011, the Group adopted the newly issued R.O.C. SFAS No. 41, “Operating Segments”, which supersedes R.O.C. SFAS No. 20, “Segment Reporting.” The information for the previous year was re-prepared in accordance with R.O.C. SFAS in initial application. This accounting change had no significant effect on the net loss and loss per share for the year ended 31 December 2011 and 2010.

(iii)	Name of Certified Public Accountant and its Auditing Opinion for the Preceding Five Fiscal Years

1. Name of Certified Public Accountant and its Auditing Opinion for the Preceding Five Fiscal Years

Year	Name of certified public accountant	Auditing opinion
2007	CPA Ming-Ling Hsueh, CPA Yung-Chien Hsu	Unqualified opinion
2008	CPA Chun-Yuan Hsiao, CPA Hui-Chin Tseng	Unqualified opinion with reservation
2009	CPA Chun-Yuan Hsiao, CPA Hui-Chin Tseng	Unqualified opinion with reservation
2010	CPA Chun-Yuan Hsiao, CPA Yung-Chien Hsu	Unqualified opinion with reservation
2011	CPA Chun-Yuan Hsiao, CPA Yung-Chien Hsu	Unqualified opinion with reservation

2. For any change of accountant in the preceding five fiscal years, please state the reason for change as explained by the Company and the former and successive accountants:

Year	Name of the former certified public accountant	Name of the successive certified public accountant	Reason for change
2007	No such issue
2008	Accountant Ming-Ling Hsueh, CPA Yung-Chien Hsu	CPA Chun-Yuan Hsiao, CPA Hui-Chin Tseng	Internal adjustment of accounting firm
2009	No such issue
2010	CPA Chun-Yuan Hsiao, CPA Hui-Chin Tseng	CPA Chun-Yuan Hsiao, CPA Yung-Chien Hsu	Internal adjustment of accounting firm
2011	No such issue

          (iv) Financial Analysis

Year			Financial analysis for the preceding five fiscal years					Financial
								information
								for the year
								as at 30
Item for analysis			2007	2008	2009	2010	2011	June 2012

Financial structure %		Liability to asset ratio	30.83	36.44	44.60	61.49	68.44	70.15
		Long-term capital to fixed asset ratio	314.88	239.31	167.86	110.38	67.17	117.50
Solvency %		Current ratio	313.29	223.30	170.44	77.91	40.87	70.56
		Quick ratio	254.09	177.58	123.33	51.95	27.31	47.23
		Interest coverage multiples	1940.00	8.65	-8.47	-2.69	-14.02	-8.28
Operation capability		Account receivable turnover (times)	6.76	6.49	7.43	10.63	7.14	6.46
		Average recovery day	54	56	49	34	51	56
		Inventory turnover (times)	8.67	8.77	8.35	10.95	8.81	8.48
		Account payable turnover (times)	6.77	6.88	6.12	6.19	3.75	2.90
		Average number of days for goods sold	42	42	44	33	41	43
		Fixed asset turnover (times)	4.18	3.99	2.72	2.01	1.31	1.32
		Total asset turnover (times)	1.40	1.10	1.01	1.12	0.75	0.72
Profitability		Return on assets (%)	15.12	3.72	-1.32	-2.8	-9.36	-3.36
		Return on shareholders’ equity (%)	24.70	5.06	-2.51	-8.39	-28.33	-12.07
	As a percentage of paid-in capital (%)	Operating profit	59.94	15.14	-15.20	-14.35	-86.69	-31.12
		Net profit before tax	61.87	17.33	-10.34	-20.37	-95.94	-31.72
		Net profit margin (%)	10.35	3.05	-1.47	-3.13	-13.28	-10.31
		Earnings per share (dollars)	6.51	1.56	-0.74	-2.29	-8.81	-3.05
Cash flow		Cash flow ratio (%)	43	43	18.76	23.8	16.16	8.56
		Cash flow adequacy ratio (%)	14.78	30.25	34.53	56.78	73.1	74.68
		Cash investment ratio (%)	10.47	10.85	5.16	10.07	15.98	3.20
Leverage ratio		Operational leverage	1.95	4.65	-2.84	-4.61	-0.06	-0.32
		Financial leverage	1.06	1.18	0.93	0.72	0.93	0.90

Reasons for the change of respective financial ratios for the preceding two fiscal years:

1.
Change of respective financial ratios analysis for operating capability reached 20%: this was mainly due to the merger of the Company (formerly Innolus Display) with Chi Mei and TPO on 18 March 2010, while the financial figures for 2009 represent the financial figures for the former Innolux Display, and thus led to a relatively large change in respective financial ratios.

2.
Change of other respective financial ratios analysis reached 20%: Loss for the period was larger than the previous year due to cycle of downturn in the period, which led to unfavorable financial ratios as compared to the previous year.

Note: Calculation method of financial ratios

1. Financial structure

	(1)	Liability to asset ratio = total liabilities/total assets.

	(2)	Long-term capital to fixed asset ratio = (net shareholders’ equity + long-term liabilities) /net fixed assets.

2. Solvency

	(1)	Current ratio = Current assets/current liabilities.

	(2)	Quick ratio = (Current assets - inventory - prepayment) /current liabilities.

	(3)	Interest coverage multiples = Net profit before income tax and interest expenses/interest expenses for the period.

3. Operating capability

(1)
Account receivable (including trade receivable and bills receivable arising from operation) turnover = Net goods sold/average balance of account receivable (including trade receivable and bills receivable arising from operation) for respective periods.

	(2)	Average recovery day = 365/account receivable turnover.

	(3)	Inventory turnover = cost of goods sold/average inventory.

(4)
Account payable (including trade payable and bills payable arising from operation) turnover = cost of goods sold/average balance of account payable (including trade payable and bills payable arising from operation) for respective periods.

	(5)	Average number of days for goods sold = 365/inventory turnover.

	(6)	Fixed asset turnover = Net goods sold /net fixed assets.

	(7)	Total asset turnover = Net goods sold /total assets.

4. Profitability

	(1)	Return on assets = (gain or loss after tax + interest expenses× ( 1 - tax rate), ) /average total assets.

	(2)	Return on shareholders’ equity = gain or loss after tax/average net shareholders’ equity.

	(3)	Net profit margin = gain or loss after tax/net goods sold

	(4)	Earnings per share = (net profit after tax - dividend for preferred shares) / weighted average outstanding number of shares.

5. Cash flow

	(1)	Cash flow ratio = net cash flow from operating activities/current liabilities.

(2)
Net cash flow adequacy ratio = net cash flow from operating activities for the preceding five fiscal years/ (capital expenditures + increase in inventory + cash dividend) for the preceding five fiscal years.

	(3)	Cash investment ratio = (net cash flow from operating activities - cash dividend)/(gross fixed assets + long-term investment + other assets + working capital).

6. Leverage ratio:

	(1)	Operational leverage = (net operating revenue - change in operating cost and expenses)/operating profit.

	(2)	Financial leverage = Operating profit/ (operating profit - interest expenses).

(v)	Description on Material Changes of Accounting Items

          If the change in amount of accounting items exceeds 10% and accounts for 1% of the total assets for the year when comparing with that of balance sheet and income statement for the preceding two fiscal years, the reason of change is analyzed.

Year	2010		2011		Increase or decrease		Description
Accounting item	Amount	%	Amount	%	Amount	%
Cash and cash equivalents	43,317,108	7	24,594,328	4	(18,722,780)	(43.22)	The main reason was the cash outflow from financing activities by $34,416,210 thousand compared to 2010
Net trade receivable	43,983,977	7	52,192,726	8	8,208,749	18.66
The main reason was excluding securitization of account receivable from account receivable of $10.07 billion in the end of 2010, while no transfer of account receivable of custody institutions was recorded in the end of 2011, leading to the increase in net account receivable as compared to 2010

Inventory	56,535,888	8	50,714,103	8	(5,821,785)	(10.30)	The main reason was the gradual decrease in demand resulted by the European debt crisis in the second half of 2011, and the Company imposed strict control on its treasury level
Other financial assets–non-current	—	—	12,319,333	2	12,319,333	100.00	The main reason was the appeal security deposits of $12,319,333 thousand newly withdrawn to the European Commission and the U.S. Federal District Court in 2011.
Machineries and equipment	269,063,948	40	300,230,710	48	31,166,762	11.58	The main reason was the restatement of assets upon the examination and acceptance of equipment for T2 and STSP Plant No.6 and No, 8 in 2011
Less:	(94,029,192)	(14)	(176,150,679)	(28)	(82,121,487)	87.34	The main reason was the provision of

Year	2010		2011		Increase or decrease		Description
Accounting item	Amount	%	Amount	%	Amount	%
accumulated depreciation							depreciation of assets
Construction in progress and prepayment for equipment	70,312,691	10	61,090,098	10	(9,222,593)	(13.12)	The main reason was the decrease in capital expenditures due to the European debt crisis in the second half of 2011, and the re-statement of equipment as formal assets upon examination and acceptance
Deferred income tax assets–non-current	7,769,257	1	13,936,423	3	6,167,166	79.38	The main reason was the deductions for loss arising from net operating loss in 2011, and the increase in possibility of realizing the anticipated future deferred income tax assets
Trade payable–affiliated person	55,603,804	8	102,762,436	17	47,158,632	84.81
The main reason was the newly added processing mode for the Mainland processing plant by adding the processing mode for purchased materials to the original processing mode for imputed material, which led to the increase in the amounts of trade payable for overseas processing plants

Fees payable	11,734,700	2	8,686,671	1	(3,048,029)	(25.97)	The main reason was the loss for the period which decreased fee expenses such as performance-based and year-end bonus as well as the decrease in processing fee payable for subsidiaries
Long-term liabilities due within one year or one operation cycle	55,683,927	8	184,344,243	30	128,660,316	231.05	The main reason was the consolidated financial statements for 2011 did not comply with the current ratio and liability ratio as

Year	2010		2011		Increase or decrease		Description
Accounting item	Amount	%	Amount	%	Amount	%

required by the syndicated loan contract, and thus the balance of syndicated loan borrowings of $ 174,306,299 thousand was transferred and restated under “long-term liabilities due within one year or one operation cycle”

Long-term borrowings	171,152,641	25	30,230,045	5	(140,922,596)	(82.34)
The main reason was the consolidated financial statements for 2011 did not comply with the current ratio and liability ratio as required by the syndicated loan contract, and thus the balance of syndicated loan borrowings of $ 174,306,299 thousand was transferred and restated under “long-term liabilities due within one year or one operation cycle”

Other liabilities-others	12,604,509	2	11,185,445	2	(1,419,064)	(11.26)	The main reason was the payment of fines to the U.S. court

Loss to be recovered	(7,544,042)	(1)	(71,983,820)	(12)	(64,439,778)	854.18
The main reason was the continuously weakening market demand in 2011 and the intensification of the European debt crisis, which spread from the original debt crisis in Greece to Spain, Portugal and even Italy. Such uncertainty led to a more conservative market demand and resulted in a loss of 64,439,778 thousand for the Company

Cost of goods sold	(465,357,686)	(98)	(529,382,626)	(109)	(64,024,940)	13.76	The main reason was the operating revenue of $485,403 million in 2011, which grew by 2.47% as compared to

Year	2010		2011		Increase or decrease		Description
Accounting item	Amount	%	Amount	%	Amount	%

$ 473,696 million in 2010. However, under global downturn and severe challenges faced by panel industry, even the quotation for large size panel was close to its cash cost for a long period of time, while gross profit and net profit were lower than the previous period under the influence of the macro-environment. As such, net loss for 2011 of the Company amounted to $64,440 million, representing an increase in loss as compared to net loss of $14,835 million for 2010.

II.	Items which must be stated in the financial statements

(i)
The issuer shall report on its financial statements and accountant audit report for the preceding two fiscal years when offering and issuing securities. If the offering and issuance of securities by the issuer takes place on the eighth month after the beginning of the year, the financial statements for the first half of the reporting period shall also be stated: Please refer to Annexes 2 and 4.

(ii)
Consolidated financial statements of the parent and subsidiaries for the previous year reviewed and certified by accountant (Consolidated financial statements for the first half of the year shall also be stated if it is already over eight months for the year when the issuer applies for the offering and issuance of securities): Please refer to Annexes 5 and 6.

(iii)	Whether there is any recent financial statements certified by accountant after the offering and issuance of securities by the issuer and before the printing of the Prospectus: Nil.

III. Other important matters for financial summary

(i)
If there exists any financial difficulties for the Company and its affiliated enterprises in the preceding two fiscal years and as at the date of the Prospectus, the impact on the Company’s financial positions shall be stated:

In December 2011, the Company applied for the assistance of Ministry of Economic Affairs to negotiate the debt with the syndicated banks, in accordance with the “Procedures for the Assistance of Ministry of Economic Affairs in the Negotiation of Enterprise and Financial Institution relating to the Debt Issue”. The Ministry of Economic Affairs then appointed the largest creditor, Bank of Taiwan, as coordinator to convene a meeting on the debt renegotiation process. According to the resolution at the meeting convened on 17 February 2012, all financial institution creditors shall follow the resolutions once approved by the financial institutions accumulatively representing more than two-thirds of the amount of total creditors’ right. The resolution was agreed by financial institutions representing two-thirds of the amount of total creditors’ right on 30 March 2012, and the Company and all financial institution creditors signed the joint settlement agreement on 5 April 2012 based on the conclusion of the previous creditors’ right and debt negotiation meeting, and the major terms of which were as follows:

(1)	Medium and long-term syndicated loans

The medium and long-term syndicated loans that will be due between 2012 and 2014 will be extended for 2 to 3 years. Principal is repayable every year based on a fixed percentage; interest is charged at the original interest rate or at the original interest rate plus premium rate.

(2)	Short and medium-term non-syndicated loans

The outstanding balances of each loans are renewed based on the original terms and all extended to 31 December 2013. Before maturity, the Company may apply for the extension of such loans for another year for each application with a maximum of two times of application to each bank. Interest is charged at the original interest rate plus premium rate and extension fee is charged at a fixed percentage.

(3)   Credit lines of derivative financial instruments

At least two-thirds of the original credit lines of derivative financial instruments are renewed based on the original terms and all extended to 31 December 2013. Before maturity, the Company may apply for the extension of such credit lines for another year for each application with a maximum of two times of application to each bank. Extension fee is charged at a fixed percentage.

(4)	Other matters

A. All financial institution creditors agreed to waive the review of the Company’s financial ratios for 2011 and 2012 and waive the interest-rate penalty and default penalty arising from the violation of financial commitments.

B. All financial institution creditors agreed to waive the agreement that the Company shall early repay whole or part of the loans as prescribed by the original agreements before the extension agreements were approved by all creditor financial institutions.

(5)	The Company’s significant commitments

The Company was committed to increase capital in certain amount of cash within 3 years and to focus on its main business activities and not to make investments out of its main business lines, except for equipment improvements or equipment additions for its main business. Further, the Company shall not apply for bankruptcy or reorganization during the period of negotiation for the extension of the due date of the Company’s debt.

(ii)	Matters under Article 185 of the Company Law for the preceding two fiscal years and as at the date of the Prospectus: Nil.

(iii)	Subsequent matters: Nil.

(iv)	Others: Nil.

IV.          Review and analysis on financial positions and operating results

(i)	Review and analysis on financial positions:

In NT$000’

Year			Ratio of change		Analysis and description on the increase/decrease in ratio (Note 1)
Item	2010	2011	Amount	%
Current assets	172,390,026	155,428,602	(16,961,424)	(9.84)	—
Funds and investments	67,862,519	82,495,850	14,633,331	21.56	a
Net fixed assets	396,860,728	342,612,740	(54,247,988)	(13.67)	—
Intangible assets	17,647,004	18,515,631	868,627	4.92	—
Other assets	17,176,888	22,596,907	5,420,019	31.55	b
Total assets	671,937,165	621,649,730	(50,287,435)	(7.48)	—
Current liabilities	221,257,372	380,305,366	159,047,994	71.88	c
Long-term liabilities	179,284,091	33,946,997	(145,337,094)	(81.07)	c
Other liabilities	12,640,956	11,216,431	(1,424,525)	(11.27)	—
Total liabilities	413,182,419	425,468,794	12,286,375	2.97	―
Share capital	73,126,748	73,129,708	2,960	—	—
Capital reserves	191,189,596	191,835,695	646,099	0.34	—
Retained earnings	(5,215,061)	(69,654,839)	(64,439,778)	(1235.65)	d
Total shareholders’ equity	258,754,746	196,180,936	(62,573,810)	(24.18)	d

    Note 1: If the ratio of increase/decrease reaches 20% and the amount exceeds NT$30 million, the change is a material change and is subject to analysis.

    Analysis and description:

a. The main reason was the appeal security deposits of $12,319,333 thousand newly withdrawn to the European Commission and the U.S. Federal District Court.

b. The main reason was the deductions for loss arising from net operating loss and the increase in possibility of realizing the anticipated future income tax assets.

c.
The main reason was the consolidated financial statements for the period did not comply with the current ratio and liability ratio as required by the syndicated loan contract, and thus the balance of syndicated loan borrowings of $ 174,306,299 thousand was restated under “long-term liabilities due within one year or one operation cycle”.

d. The main reason was the loss of $64.44 billion for the period, which led to the decrease in retained earnings and total shareholders’ equity.

(ii)           Review and analysis on operating results:

In NT$000’

	2010	2011	Increase/decrease amount	Change ratio	Analysis on change (Note)
Total operating revenue	477,755,443	489,160,124	11,404,681	2.39	—
Return of goods sold	(808,641)	(1,729,427)	(920,786)	113.87	a
Discount on goods sold	(3,251,022)	(2,027,583)	1,223,439	(37.63)	a
Net operating revenue	473,695,780	485,403,114	11,707,334	2.47	—
Operating cost	(465,357,686)	(529,382,626)	(64,024,940)	13.76	—
Gross operating profit	8,338,094	(43,979,512)	(52,317,606)	(627.45)	b
Operating expenses	(18,830,587)	(19,415,907)	(585,320)	3.11	—
Net operating profit	(10,492,493)	(63,395,419)	(52,902,926)	504.20	b
Interest income	175,573	109,915	(65,658)	(37.40)	c
Valuation gain on financial assets	3,265,539	5,960,878	2,695,339	82.54	d
Investment gain recognized by adopting equity method	5,489,622	1,010,914	(4,478,708)	(81.58)	e
Dividend income	136,864	106,203	(30,661)	(22.40)	f
Translation gain	—	—	—	—	—
Miscellaneous income	641,924	2,792,077	2,150,153	334.95	g
Total non-operating income and gains	9,709,522	9,979,987	270,465	2.79	—
Interest expenses	(4,041,261)	(4,670,522)	(629,261)	15.57	—
Valuation loss on financial liabilities	(1,800,944)	(2,013,009)	(212,065)	11.78	—
Translation loss	(1,277,702)	(3,103,921)	(1,826,219)	142.93	d
Impairment loss	—	(351,591)	(351,591)	(100.00)	h
Miscellaneous expenses	(6,992,422)	(6,607,313)	385,109	(5.51)	—
Total non-operating expenses and loss	(14,112,329)	(16,746,356)	(2,634,027)	18.66	—
Net profit from continuing operations before tax	(14,895,300)	(70,161,788)	(55,266,488)	371.03	b
Income tax (expenses) gains	59,863	5,722,010	5,662,147	9458.51	i
Net profit (loss) for the period	(14,835,437)	(64,439,778)	(49,604,341)	334.36	b

Note: If the ratio of increase/decrease reaches 20% and the amount exceeds NT$30 million, the change is a material change and is subject to analysis.

Analysis on change of increase/decrease ratio:

a. The main reason was the growth in operating revenue for the period of 2.39%, but due to the excellent quality control of the plant, both the return of goods sold and discounted amounts decreased.

b. Owing to the European debt crisis and downturn of global economy and industry,

the panel industry faced severe challenges. The end demand for major products such as LCD TV and LCD monitor remained weak, while the quotation for large size panel extensively applied to the aforesaid end products was also close to cash cost for a long period of time. As such, the Company recorded net loss for 2011 of $64,440 million, representing a greater loss as compared with the net loss for 2010 of $14,835 million.

c. As the cash and cash equivalents for the period decreased by $18,722,780 thousand from the previous period, the interest income for the period decreased.

d. The main reason was the Company’s risk aversion policy on alleviating the impact of change in exchange rate on the Company’s gain or loss, where the loss for natural portion usually implies the gain in derivative portion, as only the reverse relation of these two portions could minimize the fluctuations of gain or loss.

e. Owing to the European debt crisis, downturn of global economy and industry, the net profit for the period of subsidiaries decreased.

f. Owing to the retaining of more cash by investee for the period in view of the European debt crisis, more cash was retained, which led to the decrease in dividend income.

g. The main reason was that trade payable overdue more than two years was transferred and restated as other income.

h. The main reason was the fact that the recoverable amount of available-for-sale non-current assets for the period was lower than the carrying value of $ 351,591 thousand.

A. The main reason was the deductions for loss arising from net operating loss and the increase in possibility of realizing anticipated future income tax assets.

(iii) Cash flow

1. Analysis on change in cash flow for the preceding fiscal year

In NT$000’

Year
Item	2011	Analysis and description
Net cash inflow from operating activities	61,475,819	Loss for the period, the net cash inflow was mainly the effect of provisions for depreciation and the reasonable control on payment for goods to manufacturers.
Net cash outflow from investing activities	(53,421,972)	The main reason was the increase in long-term equity investment and the purchase of fixed assets.
Net cash inflow from financing activities	(26,776,627)	The main reason was the repayment of long-term borrowings and short-term bills.

2. Analysis on cash liquidity for the next year

Cash balance in the beginning of the period (1)	Anticipated cash flow from operating activities for the year (2)			Remedies for anticipated cash deficits
		Anticipated cash outflow for the year (3)	Anticipated cash surplus (deficits) (1)+(2)-(3)	Investment plan	Wealth management plan
$24.6 billion	$19.7 billion	$46.8 billion	$(2.5) billion	—	$20.0 billion

1.     Analysis on change in cash flow for 2012:

Operating activities: It is expected that the average selling price for panel will be stable in the future, and the continuous decrease in cost will alleviate loss while net cash inflow from operating activities will be incurred.

Investing activities: Continuous increase in capital expenditures for new technology and production capacity and incur net cash outflow from investing activities.
Financing activities: Net cash outflow from financing activities will be incurred for the repayment of long-term syndicated loans.
Remedies for cash deficits: It is expected that increase in capital will be conducted to satisfy the cash deficits.

(iv)  Impact on finance business of material capital expenditures for the recent year

In 2011, the major and material capital expenditures were on expansion of production capacity. The actual capital expenditures were approximately NT$ 34.1 billion, and the anticipated production capacity for expandable forepart will be approximately 35K per month.

(v)	Investment policies, reason for its gain or loss, improvement plans for the preceding fiscal year and the investment plans for the next year

The Company’s investment direction concentrated on upstream and downstream industries for TFT-LCD to achieve the ultimate goal of effective vertical integration. Recently, owing to the downturn of LCD panel industry, the Company’s investment policies tended to be more conservative. Apart from avoiding unnecessary investments, investments not related to the main business or without efficiency will also tend to be discouraged.

In 2011, the Company recognized investment gain of NT$ 1,010,914 thousand by adopting equity method, which was mainly due to the gains under the excellent operation of the Mainland’s investment business. Although some investment business experienced loss, but the overall results of the Company’s investment business were in line with expectation, and such business continued to closely integrate with the Company’s business development.

(vi)  Other material matters: Nil.

E. Special Matters

I. Execution of internal control system

(i) Advice of the accountant on improving internal control system and improvement of material deficiencies discovered from internal audit in the previous three years

1. Advice of the accountant on improving internal control system in the previous three years:

Year	Extract from accountant’s suggestions and advices on improving internal control	Current improvement
2009	Avoid using transitional items such as tentative payables and tentative receivables	Set up clear and appropriate accounts in accordance with their natures. Avoid using transitional items such as tentative payables and tentative receivables
2010	Some of the SAP accounts which have not been logged in for more than three months were not managed	Establish controlling procedures to review the effectiveness of accounts on a regular basis
2011	Improper maintenance and authorization of accounting	Allocate jobs in accordance with practical operation and functions. Adjust the setting of authorization of system accounts

2. Improvement of material items discovered from internal audit in the previous three years

During the execution of internal audit by internal auditing unit of the Company, apart from minor deficiencies found in usual operation as well as handling measures to be adopted and improvement suggestions and advices to respective units, the unit did not find any material deficiencies.

(ii)      Internal Control System Statement: For details, please refer to p.162 of the Prospectus.

(iii)     In the event of engagement of accountant to carry out specific review of internal control, reasons of such engagement, accountant’s opinion of review, improvement measures taken by the Company and the improvement of deficiencies should be stated: nil.

II.
If credit grading institution approved or recognized by Financial Supervisory Commission (FSC) is engaged to conduct grading, the grading report issued by such credit grading institution shall be disclosed: Nil.

III.       Concluding Opinion of Evaluation of Securities Underwriter: Please refer to p. 163.

IV.       Opinion by Attorney: Please refer to p. 164.

V.	Consolidated opinion of case checklist filled in by issuer and reviewed by accountant: N/A.

VI.	Improvement of matters to be improved by the Company as informed by FSC when the reporting of the previous offering and issuance of securities become effective (application approved): nil.

VII.	Supplemental disclosable matters as informed by FSC when the reporting of this offering and issuance of securities become effective: N/A.

VIII.
Statements or commitment which are disclosed in the prospectus and their implementation when the Company carries out initial listing, out-of-counter transactions of the previous and the last three times of reporting (application) of offering and issuance of securities: nil.

IX.
As at the latest year and the date of the Prospectus, the main content of important resolutions passed by Directors or Supervisors on the meeting of Directors which the Directors hold different views and were recorded or stated in written form: nil.

X.
As at the preceding fiscal year and the date of the Prospectus, the Company and its internal staff who was penalized in accordance with laws and penalty imposed by the Company on internal officers for breach of requirements of internal control system, major deficiencies and improvement: nil.

XI.	Other necessary supplementary matters: nil.

XII.	Matters on corporate governance operation of listing and out-of-counter (OTC) companies which should be recorded

(i)      Operation of the board of Directors

During the latest year (2011), the board of Directors held 10 meeting and the attendance of Directors was as follows:

Title	Name	Actual attendance	Attendance by representative	Actual Attendance Rate (%)	Remarks
Chairman	Hsing-Chien Tuan	10	0	100	Newly appointed, was selected on 16 March 2012
Director	Representative of Chi Mei Corporation: Chin-Hsiang Liao	9	0	90	Current, resigned on 2 December 2011
Director	Representative of Chi Mei Corporation: Ching-Sheng Lin	1	0	10	Changed on 5 December 2011
Director	Representative of Hyield Venture Capital Co., Ltd.: Jeff Ting-Chen Hsu	9	0	90
Independent Director	Ying-Ta Liu	9	1	90	Resigned on 28 December 2011
Independent Director	Chi-Lin Wei	7	1	70

Other matters which should be recorded:

I.      For matters stated in Securities and Exchange Act Article 14- 3 and in other resolutions that were objected by independent directors or that independent directors held a qualified opinion and were recorded or in the form of written statements, the date of the meeting of directors, the times of the meeting, the reasons of avoidance of interest conflicts and voting should be stated: N/A.

II.    Directors’ avoidance of interest conflicts in resolution. Please state the name of Director, content of resolution, the reasons of avoidance of interest conflicts and voting:

Name of Director	Content of resolution	Reasons of avoidance of interest conflicts	Voting
Director Chi-Lin Wei	Proposed to engage committee member of Remuneration Committee	The resolution was about the remuneration of committee members of the Remuneration Committee, so Mr. Wei was absent in accordance with Article 178 of the Company Act	Did not participate in voting
Director Chi-Lin Wei
Proposed to request the board of Directors to authorize Chief Executive Officer (CEO), Mr. Hsing-Chien Tuan, President of STSP Branch, Mr. Ya-Wen Chiu, Attorney and Chief Financial Officer Mr. Yen-Sung Chen to discuss the repayment of debts with all creditors’ banks.
		Mr. Wei is the person in charge of creditor’s bank due to his interests in the resolution.	Did not participate in voting

III.  Objectives to strengthen functions of board of Directors in the current year and recent years such as the establishment of Auditing Committee and the enhancement of information transparency and the assessment on execution: the operation of the board of Directors complies to the “Rules of Procedures for the Board of Directors” and board meetings in compliance to such procedures; the execution is satisfactory.

(ii)           Information of the operation of the Audit Committee

The Company has not established the Audit Committee.

(iii)         Involvement of Supervisors in the board of Directors

During the latest year (2011), the board held 10 meeting and the attendance of which was as follows:

Title	Name	Actual attendance	Actual Attendance Rate (%)	Remarks
Supervisor	Kuang-Fu Sung	10	100

Supervisor	Jung-Chun Lin	10	100

Supervisor	Representative of King Sky Investment Co., Ltd.: Te-Tsai Huang	4	40

Other matters which should be recorded:

I. Composition of Supervisors and their duties:

(i) Communication between supervisors and employees and shareholders of the Company: supervisor of the Company shall have direct access to and conversation with employees and shareholders at any time when considered necessary.

(ii) Communication between supervisors and internal auditing officer and accountant:

1. Internal auditing officer of the Company submits audit reports to supervisors on a monthly basis and supervisors do not have any objections.

2. Internal auditing officer of the Company is present in regular board meeting and prepare audit and business reports and supervisors do not have any objections.

3. Supervisors communicate with accountant by writing or face-to-face discussion on financial positions.

II. If Supervisors have expressed any opinion when present in Board meetings, please state the date of board meeting, term, content of resolutions, resolutions of the board and the way the Company dealt with opinions expressed by Supervisors:

Date of board meeting	Content of resolutions	Resolutions of the board	Opinion expressed by the Supervisors	The way the Company dealt with opinions expressed by Supervisors
13 May 2011	Required the board to authorize and agree the operating team or legal	After discussion, Hsing-Chien Tuan, the CEO,	Kuang-Fu Sung: Require legal staff to report on the	Make improvement in the future by with reference to

Date of board meeting	Content of resolutions	Resolutions of the board	Opinion expressed by the Supervisors	The way the Company dealt with opinions expressed by Supervisors
	officer to settle with direct consumer group and indirect consumer group in relation to the anti-trust case.	will conduct subsequent settlement.	antitrust-related cases to the board on regular basis in the future, so that members of the board are able to have comprehensive information and carry out discussion.	Supervisor Mr. Sung’s advice.
27 December 2011	Proposal on election of the Chairman of the Board.	After the Chairman consulted all Directors in present, it is agreed to postpone the issue and make discussion in the forthcoming meeting.
Statement made by Supervisors
Kuang-Fu Sung
and Jung-Chun Lin:
It has been 25 days after the Chairman of the Board and deputy Chairman of the Board of the Company resigned on 2 December 2012. However, all Directors of the Company have not acted according to Article 208(1) of the Company Law to elect one of them as the Chairman or acted according to the requirements of the latter paragraphs of the Company Law 208(3) to elect one of them as the acting Chairman. Such situation seems to hinder the full operation of the Company.

As stated in the provisions of the front part of Article 208(3), “Internally, the Chairman is the Chairman of Shareholders’ meeting, Board meeting and
Operating team will continue to invite the two major shareholders to agree on the candidate of the Chairman and elect the new Chairman as soon as possible.

Date of board meeting	Content of resolutions	Resolutions of the board	Opinion expressed by the Supervisors	The way the Company dealt with opinions expressed by Supervisors the Managing board of Directors and externally, the Chairman shall represent the Company”, the front part of Article 208(1), “board meeting shall be convened by the Chairman “and Article 171 of the Company Law, “unless otherwise required by the Law, shareholders’ meeting shall be convened by the Board”, the Chairman is a key position to the full operation of the Company and shall not be vacant.
     In order to safeguard the interests of the Company and all shareholders, it is hereby suggested that all Directors shall act according to the requirements of Article 208(1) of the Company Law promptly to select a Chairman among themselves or act according to the requirements of the latter paragraph of Article 208(3) to recommend one of them as Acting Chairman of the Board so as to continue to carry out important works of the Company. It is hoped the Directors would accept this suggestion.

Date of board meeting	Content of resolutions	Resolutions of the board	Opinion expressed by the Supervisors	The way the Company dealt with opinions expressed by Supervisors
17 January 2012
Sincerely request the Director, Hsing-Chien Tuan to consider assuming the position of the Acting Chairman as the uncertainty in the position of Chairman would affect the progress of negotiating debt repayment and Director Jeff Ting-Chen Hsu was invited to express his view on the matter.

It is hoped that various parties of the board of the Directors will make discussion before making any decision, and from different accepts and it is suggested that each Director and Supervisor shall discuss in private before Lunar New Year and report the opinions of the Board to the two major shareholders. The two major shareholders would then discuss the issue during the Lunar New Year. It is expected that a board meeting will be convened after Lunar New Year in order to specifically discuss the election of Chairman.

19 January 2012	Proposal of election of the Chairman.	After the Chairman consulted all Directors in present, all Directors agreed to complete the election of the Chairman before 11 February 2012.
We are happy to see the progress made and request the board of the Directors to complete the election the Chairman as soon as possible. At the same time, the Company shall estimate the effects on the subsequent operation of the Company and the negotiation of debt repayment if recommendation of Chairman candidate is not elected as scheduled.
New Chairman will be elected as soon as possible.

(iv)	Operation of Corporate Governance, Discrepancies between Operation and Corporate Governance Practice of Listed and OTC Companies and Reasons

Item		Operation		Discrepancies with Corporate Governance Practice of Listed and OTC Companies and Reasons
I. Shareholding structure and Shareholders’ equity
(i)	Method on handling issues such as shareholders’ suggestions or conflicts by the Company	(i)	The Company has engaged a spokesperson and acting spokesperson to handle issues such as shareholders’ suggestions or conflicts.	In line with the requirements under Corporate Governance Practice.
(ii)	List of major shareholders with effective control on the Company and the ultimate controllers of major shareholders as held by the Company	(ii)
The Company could hold the list of major shareholders and ultimate controllers of major shareholders, and make public disclosure by imputing into the information reporting website designated by the Securities and Futures Bureau pursuant to the requirements.

(iii)	Method on establishing risk control mechanism and firewall on affiliated enterprises of the Company	(iii)	The rights and obligations of the management of the Company’s personnel and properties are clearly separated from other enterprises of the Group, and there is no extraordinary transaction.

II. Composition and responsibilities of the Board of Directors
(i)	Situation on engagement of independent Directors by the Company	(i)	The Company has five Directors, of which, two are independent Directors.	In line with the requirements under Corporate Governance Practice.
(ii)	Situation on regular evaluation of the independence of certified accountant	(ii)	The Company appoints trustworthy accountant to make certification, which has no interest in the Company and strictly complies with the requirements of independence.

III. Situation on the establishment of communication channel with interested parties		Interested parties shall contact with the Company by means of telephone, letter, facsimile and email at any time if necessary.		In line with the requirements under Corporate Governance Practice.
IV. Information disclosure				In line with the requirements under

Item			Operation		Discrepancies with Corporate Governance Practice of Listed and OTC Companies and Reasons
	(i)	Situation on the establishment of website by the Company to disclose its financial, business and corporate governance information	(i)	The Company has disclosed various financial and business information in Market Observation Post in accordance with the requirements.	Corporate Governance Practice.
(ii)
Other ways of information disclosure adopted by the Company (e.g. establishment of English website, designated full-time personnel in charge of collection and disclosure of corporate information, implementation of spokesperson system, maintenance of Company’s website in the process of forum for body corporate, etc.)
			(ii)	The Company has designated full-time personnel to take charge of the collection and disclosure of corporate information, and has implemented the spokesperson system.

V.	Operation of the nomination, remuneration or other various functional committees established by the Company			The Company has established the Remuneration Committee pursuant to the requirements, and has already convened two meetings of the Remuneration Committee till now.	In line with the requirements under Corporate Governance Practice.

VI. If the company has formulated corporate governance practice based on “Corporate Governance Practice for Listed and OTC Companies”, please state the discrepancies between its operation and the corporate governance practice formulated:

The Company has not yet formulated the “Corporate Governance Practice”, but upholds the spirit of “Corporate Governance Practice for Listed and OTC Companies” to gradually amend (formulate) relevant rules such as “Rules of Procedures of Shareholders’ meeting”, “Regulations Governing Transactions with Entities under the Group, Specific Companies and Affiliated Persons”, “Rules of Procedures of Board Meeting”, “Regulations Governing the Treatment of Internal and Material Information”, “Code of Conducts for Staff” and “Social Responsibility Polices”, while the practical operation will also integrate the spirit of corporate governance.

VII.
Other important information which helps to understand the operation of corporate governance (e.g. staff’s interests, care for employees, investor relations, supplier relations, rights of interested parties, advanced study pursued by Directors and Supervisors, risk management policies and implementation of risk judgment standards, implementation of customer policies, purchase of liability insurance for Directors and Supervisors by the Company, etc.):

Item	Operation	Discrepancies with Corporate Governance Practice of Listed and OTC Companies and Reasons
(i)	Staff’s interests and care for employees

     Staff is the most important partner and asset of operation for enterprises. The Company could only maintain continuous development and improvement with suitable and adequate talents, and Chimei Innolux strives to create an excellent working environment in this regard. With the provision of competitive salary, diversified education and training system, various staff benefits as well as safe and hygiene working environment to its staff, the Company aims to raise up its teams’ morale and enhance quality of work, while hopes that all of its staff would enjoy working without any worries.

          Overall Remuneration

     To attract and retain the best talents while continuously improve its operating performance, Chimei Innolux offers a quality working environment with competitive remuneration system and excellent benefits, while maintains its overall remuneration level via regular market researches and review on remuneration policies. With respect of review on remuneration standards, Chimei Innolux makes reviews based on objective factors such as academic background, professional experiences and positions applied together with the consideration of market trend and minimum basic salary as required by laws and regulations for every employee irrespective of difference in terms of gender, race, religion, political stance and marital status. The basic salary ratio for male and female employees in Taiwan and Mainland plant sites is 1:1.

Excellent Insurance Plan

     On top of coverage of labor insurance and health insurance, Chimei Innolux’s Taiwan plant site also provides its staff with free group insurance, which includes life insurance, injury insurance, medical insurance and cancer insurance, etc. All staff members could also purchase the concessionary group insurance for himself/herself and his/her family members at their own expenses. In addition, with regards to those employees working or stationing aboard and their accompanied spouse and children, the Company also purchases overseas business trip insurance (inclusive of injury insurance, injury and medical insurance and overseas sudden diseases insurance) for them without charge to provide its employees with higher and better protection. Besides, Chimei Innolux has also formulated “Regulations Governing Retirement and Withdrawal and Payment of Pension for Staff of Taiwan Plant site” based on “Basic Law for Labor” and “Labor Retirement Ordinance” to provide its employees with excellent retirement benefits. For the Mainland, apart from providing social insurance such as medical, pension, unemployment, occupational injury, maternity and house contribution in accordance with local laws and regulations, insurance on emergency medical reserves is also provided for employees to overcome financial difficulties and fulfill the objectives of offering proper care for staff.

Staff Nurturing and Development

     Chimei Innolux places emphasis on education and training of its employees as well as human resources development, while invests sufficient resources and designs a strict training system to train staff and enhance the quality of human resources with a view to achieve corporate objectives.

Chimei Innolux has established a set of “staff development time and concept map” based on the short, medium and long term development

Item	Operation	Discrepancies with Corporate Governance Practice of Listed and OTC Companies and Reasons

and performance of each staff within the organization as the major basis for annual training. Through combining the strategic needs of the organization and the results of meetings with senior management, the annual training plan does not only meet the development needs of the organization, but also match with the personal development plans of staff.

In 2011, Chimei Innolux actively conducted relevant training and nurturing programmes, and total number of trained staff in the Company reached 658,280 with an aggregate of 833,875 training hours.

Free and comprehensive clubs

     Chimei Innolux encourages its staff to participate in club activities. Currently, the Taiwan plant site has 28 clubs, and apart from regular gatherings, those clubs also frequently represent the Company to participate in external competitions with triumphing success. The Company subsidizes its staff to organize new clubs and sponsors different clubs to participate in competitions on behalf of the Company. Annual assessment on clubs is also conducted to motivate and guide their operation.

Wonderful staff activities

     In 2011, Employee Welfare Committee arranged “Fun Classroom” and “Group Classroom” courses which integrate elements on enhancing physical and mental development. Series of activities such as “Popular Dance”, “Yoga”, “Swimming”, “Water Activities”, “Cosmetology”, “Boxing” and “Story-telling for Children” were also arranged to provide leisure activities for all staff off work or in vacations, of which, “Rhythm related courses” are well received by staff, and planning on relevant activities will be continued in the future to satisfy staff’s needs.

Zero distance communication

     Chimei Innolux emphasizes on harmony between labors and employers, and mutually exchange and communicate opinions in an open manner, while establishes a comprehensive communication channel comprising of “employee communication hotline”, “employee communication mail box” and “opinion box” at every plant site. As such, any problems raised by employees could be effectively resolved in a prompt manner. Staff could choose to reflect his/her opinions with signature or in anonymity. Upon making researches, no discrimination issue was found in Taiwan and Mainland in 2011.

     For the quarterly labor-employer meeting and employee welfare committee meeting, investor representatives formulated by senior management and labor representatives elected by all employees directly make face-to-face and mutual communication. Departments of each plant site also collect various suggestions and opinions via monthly meetings and collective seminars. Besides, activities such as “Meeting with Supervisors” and “Quarterly Employee Meeting” are also arranged to allow all employees worldwide to understand the latest situation and future operation direction of the Company.

“EAPs (Employee Assistance Plans)”

Employees are the most important asset of an enterprise. Chimei Innolux realizes that apart from the amount of salary and opportunities

Item	Operation	Discrepancies with Corporate Governance Practice of Listed and OTC Companies and Reasons

for promotion, employees also face various difficulties and problems in their work and daily life. As such, Chimei Innolux actively promotes “EAPs (Employee Assistance Plans)” in the anticipation of effectively resolve various kinds of psychological problems and troubles encountered in staff’s work and daily life, enabling them to work dedicatedly with good physical and mental health.

(ii) Maintenance of good relation and interaction with investors, suppliers and stakeholders

     The Company establishes diversified and smooth communication channels for different types of stakeholders. For instance, items such as investor relations, supplier systems, business service/product enquiry and media center are included in the Company’s website to continuously make communication and feedbacks on the needs and expectation of stakeholders.

1. Investor:
The Company upholds the principles of being fair and open to all shareholders. Apart from convening shareholders’ meeting in accordance with the requirements under the Company Law and relevant laws and regulations, the Company encourages shareholders to actively involve in making proposal and enquiries in shareholders’ meeting, and functions of spokesperson and acting spokesperson are also established to duly handle suggestions made by shareholders. Besides, designated full-time staff is responsible for the collection and disclosure of corporate information, and make announcement and reporting on information in the Market Observation Post System pursuant to relevant requirements.

2. Customer:
Full-time business and customer service units promptly respond to customers’ needs, while a feedback system on customers’ complaints is established for immediate view of the progress on handling cases; on-site audit and response to questionnaire by customers; researches on customer satisfaction.

3. Staff:
Establish employee communication hotline, employee meeting and president mail box, interactive meeting within plant site (labor-employer meeting, Employee Welfare Committee, Meeting with Supervisors, occupation safety officers, etc); staff questionnaire (Company’s food, activities organization, education and training, etc), plant site employee opinion collection mail box.

4. Supplier:
Establish interactive platform for procurement from suppliers and management of suppliers, and flexible meetings for general units and suppliers are convened by specialized procurement and supplier management units.

5. Community:
Specialized units and staff are responsible for communication with the community, and make irregular visits to community heads and residents in surrounding area to show care to the community and act as a good neighbor.

6. Government:
Active participation in public hearing and business seminars organized by competent authorities, and maintain a good interaction with competent authorities while co-operate with those authorities on environmental protection activities.

7. Non-governmental
organization: Participate in themed seminars organized by non-governmental organizations to listen to voice from external parties and get acknowledged of the industry trend as the reference for planning CSR policies, while co-operate with non-governmental organizations on various issues, such as providing support to the disadvantaged and advocating awareness on the environment.

Item	Operation	Discrepancies with Corporate Governance Practice of Listed and OTC Companies and Reasons

(iii) Particulars on advanced study pursued by Directors and Supervisors

Particulars on advanced study pursued by Directors and Supervisors of the Company are detailed in Market Observation Post.

(iv) Risk management policies and implementation of risk judgment standards

Strengthen continuous management of corporate operation and establish BCM

     In view of global competition, capital intensive plants and equipment as well as pressure of limited treasury faced by the Company, our corporate value would fall substantially in case of interruption in operation caused by emergencies. If no immediate recovery could be made to any damage to key functions and facilities, electronic commerce or communication system of the Company, the enterprise could be paralyzed by accidents and suspension of such software, hardware and facilities, and thus competitors could capture such opportunity, which will even lead to the permanent exit of the Company from the market. As such, Chimei Innolux continues to enhance Business Continuity Plan (BCP), establishes Business Continuity Management (BCM) and enhances its capability for responding to and affording business risks.

      In 2011, BCM has gradually been promoted to the Mainland plant site, and education and training for relevant staff has been completed. Longhua plant site also completed the BCP drill at the end of 2011. In 2012, BCP drill in other plant sites will also be gradually completed with an aim to lower the possibility and seriousness of all risks.

(v) Implementation of customer policies

Services satisfying customers

     Upholding the highest quality, the Company aims to implement corporate responsibilities and business continuity and implements its quality policies, while treating customer services as the core value of Chimei Innolux. The Company keeps on enhancing its modification plans on internal procedures, and strives to provide the most competitive service with quality concept in respect of product design, production and manufacturing, information system and backup co-operation so as to attain the highest customer satisfaction. The Company has also established a good customer and partner relationship among customers, Chimei Innolux and suppliers in pursuit of the ultimate goal of achieving a win-win situation.

Customer satisfaction

     Chimei Innolux places very high emphasis on listening to its customers, and regularly collects indicators for assessing performance of its services, while reviewing, analyzing and improving feedbacks from customers to actively maintain a good interaction with them. In 2011, customer satisfaction was divided into three major indicators, namely quality, techniques and services. Although our service scored 4.16(satisfactory), the overall research result showed that we have to reinforce our quality, techniques and dedication to our services and strive to become a trustable long-term partner with our customers.

(vi) Purchase of liability insurance for Directors and Supervisors by the Company

The Company has purchased liability insurance for its Directors and Supervisors.

VIII.    If there is any self-assessment report on corporate governance or engagement of other professional entities on corporate governance evaluation report, please state the results of the self-assessment (or evaluation via engagement of external parties), major deficiencies (or suggestions) and status of improvement: N/A.

(v)	Information on the operation of Remuneration Committee

          The Company established the Remuneration Committee on 25 August 2011 as passed by the Board, which comprised of independent Directors of the Company and external experts. The duties of the Remuneration Committee is to formulate and regularly review the policies, systems, standards and structure of the performance-based assessment as well as salary and remuneration of Directors, Supervisors and managers, and regularly assesses and formulates the salary and remuneration of Directors, Supervisors and managers.

During the latest year(2011), the Remuneration Committee has convened 2 meetings, and the attendance of members was as follows:

Title	Name	Actual Attendance	Actual Attendance Rate (%)	Remarks
Independent Director	Chi-Lin Wea	2	100
Independent Director	Ying-Ta Liu	2	100	Resigned on 28 December 2011
External expert	Wen-Cheng Lin	2	100
External expert	Kuan-Chun Liu	0	0	Appointed on 27 March 2012

(vi) Fulfillment of Corporate Social Responsibility (CSR)

Item	Status	Discrepancy in Corporate Social Responsibility Best Practice Principles for TWSE/GTSM-Listed Companies and its reasons
I. Promotion of corporate governance
(1) The Company established the CSR policies or system and reviewed the effectiveness of implementation.
(2) The Company established specific (non-specific) units to promote CSR.
(3) The Company regularly organized educational trainings and promotional activities on business ethics for directors, supervisors and employees, which are linked with the employee performance appraisal system to specifically establish an effective system for reward and penalty.

(1) At CMI, corporate governance aims at the corporate governance of CMI, respect for the rights and benefits of shareholders, and disciplined and healthy operations of the board of directors. Our management team and board of directors are formed with experienced professionals, and corporate affairs are monitored and evaluated by an internal audit office under the board of directors. This office assists managers and board members in ensuring the efficiency and effectiveness of operations, the reliability of financial reporting, and legal compliance.
The CSR policy formulated by CMI under the endorsement of the chief executive officer was announced internally and posted on CMI’s official website together with relevant policies and the code of conduct to show all stakeholders its determination of fulfilling the CSR.
(2) CMI established a dedicated division to plan and administer the directives and objectives of CMI’s CSR and sustainable development. The division holds management review meetings regularly to discuss and review the performance and effectiveness of activities promoting CSR with senior officers of all business units, the human resource department, the environment safety and health department, and the green product management department, in order to continuously carry out CMI’s corporate social  responsibility with due diligence.
In line with the Corporate Social Responsibility Best Practice Principles for TWSE/GTSM-Listed Companies.

(3) The code of ethics and code of conduct for CMI directors, supervisors and managerial officers were passed by the board of directors in May 2011. Notices through public announcements, e-newsletter on legal affairs and intellectual properties (Issue no. 15-20 published in 2011) were made and educational trainings for newcomers, and high-risk employees were provided to raise employees’ law-abiding awareness and improve their professional ethics.

2. Development of a sustainable environment
(1) The Company is committed to increasing the utilization rate of different resources, and applying renewable materials which have less impact on the environment.
(2) The Company established an adequate environmental management system according to its industry characteristics.
(3) Specific environmental management units or personnel are delegated to protect the environment.
(4) The Company formulated strategies for energy conservation and reduction in carbon and GHG emission in response to the effect of

Green vision “To Earth, with L.O.V.E.”
With “To Earth, with L.O.V.E.” as philosophy, CMI promotes Green Living, Green Operations, Green Value Chain and Green Environment, converting green strategies to capability to create value for the Company constantly. With an initial focus on providing its employees with quality green living to the implementation of green production technology, CMI promotes the LCD production chain with the greatest green value. Leveraging on its influence as a global corporate citizen, CMI endeavors to create a green environment for the sustainable development of the earth and the environment.
In cleaner production, pollution prevention and industrial waste minimization, CMI has spared efforts to actively engage in the R&D and promotion of various improvement measures. For its long-term and comprehensive devotion to such, CMI received the Outstanding Energy Conservation Award from the Ministry of Economic Affairs for three consecutive years. In 2010, fab 6 was awarded the afore-mentioned prize, and CMI was honored to be invited to the Industrial Energy Conservation Seminar in September
In line with the Corporate Social Responsibility Best Practice Principles for TWSE/GTSM-Listed Companies.

climatic changes on business activities.
2011 to share its energy conservation practices.
Facing the problems of climate change and global warming, CMI conducts GHG inventory and third-party external verification every year, and arranges training for seed employees and educational programs for all staff. The Company also keenly promotes energy conservation and carbon reduction and sets up a platform for energy and water conservation. The emission of CO2 is reduced through minimization of emission from sources, installation of highly efficient local scrubbers, replacing gases of high GWP rate with those of lower GWP rate, advanced technologies of the production process, evaluation of reduced use of raw material and energy, optimizing the parameters of the production process, introducing F2 and recovery of SF6. CMI has undertaken, according to the PFCs Emissions Reduction Cooperation Memorandum signed with Taiwan’s TFT-LCD Association (TTLA) and the Environmental Protection Administration, to reduce FCs emission to the target volume of 0.0335 tons CO2-e/m2 in 2010 (CMI’s actual emission was 0.0097 tons CO2-e/m2 in 2010), and will sign and implement the second memorandum with the Environmental Protection Administration.
From product R&D to manufacturing and delivery, CMI has been raising the green standard of the supply chain, bringing positive influence to itself and its up- and down-stream factories as well as related industries. CMI has actively executed a comprehensive carbon information management system and concerned with its carbon footprint since 2009. Having the world's first LCD panel and desktop LCD monitor with “product carbon footprint” verification in 2009, CMI ushered the electronics industry into the era of “product carbon footprint”. In September 2010, CMI passed a third-party independent verification for its 18.5-inch LCD monitor panel, making it the first panel maker to receive a supply chain “water footprint” verification statement. In 2011, CMI participated in the first carbon-neutralized product scheme organized by the Environmental Protection Administration, and in the same year, CMI and the CHIMEI brand successfully launched the world's first carbon-neutralized 3D LCD TV with carbon emission reduced by approximately 10% per unit, a green product jointly developed by the LCD monitor production chain and recognized by the Environmental Protection Administration.
CMI has placed efforts to reduce waste and promote recycling through containing wastes at sources and recycling plans. By procuring green materials and co-developing recycling technologies with waste treatment plants, wastes are reused after treatment or converted into another useful product, thereby increasing the recycling rate. In 2011, the total volume of waste was 111,633 tons and the average waste-to-resource ratio was 91.5%. In addition, CMI also actively took part in the green procurement scheme organized by the Environmental Protection Administration, so green products which bear the green marks and are renewable, recyclable, less polluting, energy or water saving are procured first. Total spending on green procurement in 2011 was $49.5 million, for which a certificate of appreciation was presented by the Environmental Protection

Administration.
To implement the concept of sustainable development, further improve the environment and maintain a safe and healthy living environment, CMI has adopted management systems such as ISO14001, TOSHMS and OHSAS18001 as its basis of comprehensive development to foster a greener, safer and more sustainable business culture.

3. Protection of public welfare
(1) The Company observed the relevant labor laws and protected employees’ legal right and had appropriate management practices and procedures in place.
(2) The Company provided a safe and healthy working environment and regular education on safety and health for employees.
(3) The Company established and published its consumer right policies and provided a transparent and effective consumer complaint procedure regarding its products and services.
(4) The Company cooperated with suppliers to enhance CSR.
(5) The Company

Protection of employees’ interest
Placing great emphasis on maintaining harmonious relation with employees, CMI openly welcomed and encouraged its employees to form unions for opinion exchange. Comprehensive communication platforms, including employee hotline, employee communication mailbox and suggestion box in each plant, are set up to promptly address employees’ enquiries and allow them to give their feedbacks either publicly or anonymously. Labour meetings and employee welfare committee meetings are held quarterly, allowing the management, as employer’s representatives, and labour representatives nominated by workers at basic level to communicate face-to-face.
Physically handicapped in clean room
High-tech factories rarely employ the physically handicapped, but CMI broke this norm in 2011 and even allowed them to work in clean room, becoming the private enterprise with the largest number of physically handicapped employees, which was recognized by the Council of Labor Affairs after site visit and was granted the “Jin-Jhan Award” in 2011. Hiring the physically handicapped requires
In line with the Corporate Social Responsibility Best Practice Principles for TWSE/GTSM-Listed Companies.

participated in activities related to community development or charity through business activities, donation, voluntary services or other free professional services extra resources on educational trainings to help them integrate into the working environment, and above all, factory managers have to be convinced. “In the past, CMI hoped to take the initiative to fulfill its corporate social responsibilities in face of the dilemma between reality and theory. Surprisingly, it turned out that the physically handicapped are totally competent, and sometimes even better than other employees in terms of working attitude, attention and stability. As the hearing impaired is more visually attentive, they perform better on quality control and examination,” said CEO Hsing-chien Tuan.
Protection of employees’ health
CMI focuses on the health of employees’ body, mind and spirit and the promotion of health campaigns to prevent occupational injuries and diseases and to improve the working environment to meet the occupational health management standards. CMI has established the “I-care” health information system to monitor the health of employees, arranged annual body-check and health promotion activities. Based on the results of the annual body-check, diseases are cured and tracked through occupational disease management. In 2011, a total of 170,000 employees have completed body-check, and according to which, the high-risk groups are closely monitored.
With CMI’s devotion to health promotion, a variety of health activities, such as eye-care exercise, smoke-quitting class, weight loss class, blood donation day, occupational disease prevention and various cancer screening tests, have been organized in different plant sites. In 2011, CMI voluntarily joined the healthy workplace accreditation scheme and “Health 2011, Taiwan Moving-up” weight-loss campaign, both organized by the National Health Promotion Bureau, and was honored with “Touchdown Award” and “Excellent Performance Award”.
National Industrial Safety and Health Award as recognition
In 2011, CMI received the fifth session’s “National Industrial Safety and Health Award”, which is the highest honor from the Council of Labor Affairs. CMI has for long allocated labor and resources to equip employees with the essential safety and health knowledge and skills in accordance with the unique hazards of each plant site. Recognized by the judges, CMI has been provided with more opportunities to share its experience in safety and health management and to enhance the safety and health management in Taiwan with other companies.
Emphasis on consumers’ safety
With a customer-oriented philosophy, CMI understands the needs of customers through phone calls, e-mails and face-to-face conferences, and intends to improve its policies to promptly address customers’ enquiries. Product safety is of utmost importance to customers. From the initial design stage, CMI emphasizes product safety and safety certifications. To ensure consumer safety, CMI voluntarily applied for international standard certifications for its LCD panels, allowing consumers to quickly identify safe products.
Contributions to society
CMI endeavors to become an excellent corporate citizen by actively participating in programs and activities related to environmental protection, charity,

community, culture and education. It also supported the activities and events organized by Innolux Education Foundation and Tree Valley Foundation to display its concerted efforts and achieve the goals of corporate citizens. Activities that contributed to the society in 2011 are as follows:
1. Zero carbon classrooms
Zero carbon classrooms, with non-polluting solar power system and intelligent meters, have been set up in Miaoli County. No fossil fuel was used in nor was carbon dioxide emitted from these classrooms, of which a 3.6kW solar PV system generated 10.8kWh of electricity daily in average is used. The existing facilities in the classrooms were maintained with the installation of LED lighting and energy saving devices operated under the dual system of grid power or solar power. Electrical appliances were equipped with wireless remote intelligent meter and controlled by touch-screen panels. All information are accessible on the internet through wireless transmission. Apart from hardware upgrading, CMI also jointly organized the “Counseling Program on Whole School Participation in Sustainable Development” with Taipei Municipal University of Education to provide teachers with teaching materials and assistance, which enhanced students’ knowledge and understanding of environmental education with the use of both hardware and software. These classrooms can serve as the learning center for nearby civil servants who need to observe the Environmental Education Act, and the school has also become distinctive for its zero carbon or energy-saving features.
2. The Story of the Forest, a documentary on the prevention of debris flow in Huisun

Forest Station
Cooperating with Public Television Services, forest restoration works at the site of debris flow in Huisun Forest Station and the interaction between mankind and the environment were videotaped. The bonding between man and land can be seen from this documentary: the intertwining relationship of Ming-Yi Li, who had served in Huisun Forest Station for 30 years, with coffee; lessons for the public to live with nature taught by Shu-Chun Chen,  professor of Soil and Water Conversation Department, National Chung Hsing University, who was responsible for the related supervision works of debris flow on living with the nature; the beekeeping and honey-making plan in Huisun by professional apiarists Mr. Fu-Liang Li and his wife; and the touching story of an aboriginal employee Chia-Yuan Chien to care for every seedling. Through filming and recording this documentary, the conversation with nature could have far-reaching influence to people. This documentary also serves as teaching material of environmental education for primary schools in Miaoli County and Tainan City, and as education material of debris flow prevention for Debris Flow Disaster Prevention Center, Soil and Water Conservation Bureau.
3. “Environmental Education 2011 for Well-being”, a promotional campaign for environmental education
The Environmental Education Act was duly passed and implemented on 5 June 2011. CMI cooperated with Tree Valley Foundation to provide venue and environmental education for the public by taking the initiatives for the promotion works. There were 120 participants from 23 organizations, including factory owners, partners, residents and NGOs, involved in the “Environmental Education 2011 for Well-being Oath-taking Ceremony cum Press Conference”. With Tree Valley Park as the platform, CMI has taken action to promote environmental education.
4. Graduation field camp-a distant dream for rural primary school students
Due to insufficient funds or under-enrollment, many rural primary schools fail to organize graduation camp, which becomes an unachievable dream for rural students. Since 2009, CMI and Tree Valley Foundation have jointly sponsored rural primary schools in Tainan and Chiayi to organize a 2-day overnight graduation camp, marching to its third year in 2011. During the camp, children from different schools enjoyed themselves in outdoor adventures, natural science experiments, ecological and environmental education and group games, etc. in the Tree Valley. Other than realizing the dream of the students, the gradation camp is also a diversified learning opportunity for both of the teachers and students. The number of camps organized in 2011 was 14, benefiting about 1,500 primary students from a total of 54 schools.
5. “Innolux Art Culture”, a theatre for new-inhabitants
CMI sponsored the performance tour of Paper Windmill Theatre in Miaoli County, where the percentage of new-inhabitants is the highest, to help new-inhabitants develop a diversified culture through drama performances. The program of “Innolux Art Culture, Theatre for New-inhabitants” comprised 5 dramas, of which “4 Puppets in Myanmar” and “The Dog and Sun in

Thailand” were adapted from the picture books on multiculturalism published by the Department of Education, Taipei City Government. Props such as hand-manipulated puppets, yarn and stretch fabric were used, which drew the attention of the children and allowed them to experience the fun of performing arts. In Miaoli County, there were 17 performances during the school tour in 18 townships and 1 in Yat-sun Hall in Toufen Town, while 1 in the Concert Hall of Tree Valley Park, Tainan County with total number of audience reaching 9,851.
6. “Aesthetic Scene Fascinates Miaoli”, Taiwan Lantern Festival 2011
Taiwan Lantern Festival 2011, an important event to the county, was held in Miaoli. CMI sponsored the blessing activities of the third Hakka-themed pavilion, which was inspired by Miaoli traditions and traits with lighting and art pieces. The façade of the pavilion demonstrated Tulou design, Hakka’s most common architectural feature, with lighting, image projection, sound effect and stories indoor to associate with the other two pavilions to bring a spiritual blessing tour to the audience from Hall 1 to 3. In addition, CMI donated 48 42-inch LCD monitors and two 55-inch LCD monitors, by which science and technology and environmental protection were shown on the scene apart from traditional culture, and the audience could also experience high quality MIT products in Taiwan with CMI’s branded image. After the event, the LCD monitors were delivered to 43 rural schools by Miaoli County Government for school education, so as to reduce the rural-urban gap by promoting digital learning in rural areas and enhancing the quality of information technology education.

4. Increase information disclosure (1) The Company disclosed relevant and reliable information on CSR. (2) The Company published CSR report and made disclosure of the relevant information
Since the publication of the first CSR Report in 2008, CMI addressed stakeholders’ concern by issuing report every year to fully disclose information on corporate governance, environment and safety, green products, employee care and contributions to society etc.
In line with the Corporate Social Responsibility Best Practice Principles for TWSE/GTSM-Listed Companies.

5. Companies which have their own CSR principles established according to “The Corporate Social Responsibility Best Practice Principles for TWSE/GTSM-Listed Companies” shall state the implementation thereof and any discrepancies:

CMI’s code of conduct is based on the common belief and joint efforts of all staff. When facing challenges arising from industry competition, unethical and unlawful acts for the profit or growth of the Company are prohibited. CMI upholds to stricter standards and will make greater contributions to the society.

CMI regularly promotes CSR activities and implemented matters and code of conduct to its employees through computer boot screens, posters or other promotional platforms within its plants; and includes CSR and Code of Employee Conduct in newcomer training curriculum. Save as aforementioned prevailing education, training and promotion mechanism, CMI also arranges training on code of conduct especially for directors, supervisors and senior managers.

CMI has set up a number of internal communication and complaint channels for employees. Where any infringement of the Code of Employee Conduct is confirmed after investigation, relevant employees will be penalized according to the system. To ensure the fairness and justice of co-operation with suppliers, “Suppliers’ Ethics Complaint Mailbox” was officially set up in 2011.

6. Other information essential for a better understanding of CSR implementation (such as the Company’s systems and policies on environmental protection, community involvement, social contributions, social services, social charity, consumer right, human right, safety and health, and other CSR activities and their implementation):

CMI publishes the CSR Report in July every year, in which CMI fully discloses the corresponding strategies, policies, actions and performance indicators of the issues of interest to CMI stakeholders through different chapters of this report, including CSR Expectations and Commitments, Company Overview and Corporate Governance, To Earth with LOVE, Employee Care and Social Contributions. Except for the CSR Report, relevant CSR information is also announced on the Company’s website (http://www.chimei-innolux.com/opencms/smo/csr), which is immediately available to the stakeholders. “2011 CSR Report” is expected to be published in July 2012.

7. If there are any particulars in respect of certification of the Company’s products or CSR Report by relevant certification organizations, please explain:

To enhance transparency and reliability of information as required by the Global Reporting Initiative Guideline 2011 –G3.1, GRI, “2010 CSR Report” was certified by British Standards Institute, a third-party certification organization, and proved to meet the GRI/G3.1 A+ standard and Account Ability 1000 Assurance Standard.

(vii) Fulfillment of business integrity and policies adopted:

CMI’s code of conduct

1. Integrity

Integrity is the most important core value of CMI, which consolidates CMI’s leading position in the panel industry and help CMI earn trust and respect from the customers, shareholders, employees, suppliers and the society.

2. Compliance

CMI respects and upholds democracy and the rule of law, complies with laws and standards collectively agreed by the industry and pursues excellent results by setting higher standards.

Code of conduct for employees

To improve the conduct, professional ethics and expertise of employees, enhance its business conduct and to ensure on-going operations, with reference to “Guidelines for the Adoption of Codes of Ethical Conduct by TWSE/GTSM Listed Companies” and “Electronic Industry Code of Conduct (EICC)”, CMI formulated the Code of Employee Conduct for its employees to administer matters including the avoidance of conflict of interest, non-disclosure obligations, prohibition of bribes and gifts, and other business-related receptions. The code is the compulsory course for all newcomers. Internal promotions were undertaken by the CMI on an irregular basis to deepen the professional ethics of employees.

Anti-corruption

It is stated in CMI Code of Employee Conduct that personnel violating the CMI anti-corruption policy will be punished according to the “CMI Greater China Reward and Penalty Operating Procedure”. The punishment includes a warning, minor offense or major offense record, depending on the severity. In the case of any proof evidencing jobbery, accepting bribes or commissions, stealing, misappropriation or embezzlement that may give rise to financial loss and material damage in the reputation of the Company, the involved personnel will be expelled. When reporting to CMI, newcomers are required to sign the “Service Integrity and Anticorruption Agreement” to ensure that all CMI employees understand and follow the CMI anti-corruption policy.

(viii) Companies which have established code of corporate governance and relevant regulations shall state the method for inspection: N.A.

(ix) Summary of resignation or dismissal of personnel related to the financial report (including the Chairman of the Board, president, accounting supervisors and internal auditing supervisors etc.) in the preceding fiscal year or in the current year up to the date of the Prospectus

31 July 2012

Title	Name	Date of employment	Date of dismissal	Reasons for resignation or dismissal
Auditing supervisor	Ching-Fen Yang	2009.02.13	2011.8.25	Duty reassignment
Chairman of the Board	Chin-Hsiang Liao	2010.07.01	2011.12.02	Personal health

(x) Other important information for a better understanding of the Corporate governance: Nil

Chimei Innolux Corporation

Internal Control System Statement

The Company hereby makes statement on its internal control system in 2011 based on the results of self-examination as follows:

A. The Company acknowledges that the establishment, implementation and maintenance of the internal control system represent the obligations of the Board of Directors and managers of the Company, and the Company has already established such system. The purposes of the system are to provide a reasonable assurance on the achievement of objectives such as the results and efficiency of operation (including profitability, performance and safeguarding the safety of assets, etc.), the reliability of financial reporting and the compliance with relevant laws and regulations.

B. The internal control system has inherent constraints, and even an effective internal control system could only provide reasonable assurance for the achievement of the above three objectives regardless of how perfect its design is. In addition, the effectiveness of internal control system may also change along with changes in environment and situation. Nonetheless, the internal control system of the Company contains a self-supervision mechanism, and the Company will immediately take corrective actions once any fault is identified.

C. The Company judges the effectiveness of the design and implementation of the internal system in accordance with the judgment items on the effectiveness of internal control system as required under “Criteria for Establishment of Internal Control System by Public Companies” (hereafter the “Criteria”). Those judgment items on internal control system adopted by the “Criteria” classify internal control system into five components based on the process of management and control: 1. Environment of control; 2. Risk evaluation; 3. Control operations; 4. Information and communication; and 5. Supervision. Each component also includes certain aspects. For the above items, please refer to the requirements under the “Criteria”.

D. The Company has adopted the above judgment items on internal control system to examine the effectiveness of the design and implementation of internal control system.

E. In the opinion of the Company, based on the examination results of the preceding paragraph, the internal control system of the Company as at 31 December 2011 (including the supervision and administration of subsidiaries), the design and implementation of the internal control system related to known results of operation, extent of achieving efficiency target, reliability of financial reporting and compliance with relevant laws and regulations are effective, and it could reasonably assure the achievement of the above objectives.

VI. This statement will become the major content of the annual report and prospectus of the Company, and will be available to the public. If the above public contents are found to be illegal, such as containing false or omitted contents, it will be liable to legal obligations under, inter alia, Article 20, Article 32, Article 171 and Article 174 of the Securities and Exchange Law.

VII. This statement has been passed by the Board of Directors of the Company on 27 March 2012, of which 4 Directors were present and no Director held dissenting opinion. It is hereby stated that those Directors agree with the contents of this statement.

Chimei Innolux Corporation
Chairman of the Board: Hsing-Chien Tuan (seal)
President: Hsing-Chien Tuan (seal)

27 March 2012

Concluding Opinion of Evaluation of Securities Underwriter

Chimei Innolux Corporation reported to the Financial Supervision Commission under Executive Yuan pursuant to the law for public offering of 600 million registered common stock with a book value of NT$10 each with expected total issuance amount of NT$ 6 billion. The offering has been prudentially evaluated by us via adopting necessary guidance and evaluation procedures, including on-site visit to understand the operation of Chimei Innolux Corporation, interview or meetings with Directors, managers and other relevant personnel of the Company, collection, compilation, verification, comparison and analysis on relevant information. Our concluding opinion is hereby issued pursuant to the requirements under “Criteria Governing the Offering and Issuance of Securities by Issuers” of Financial Supervision Commission under Executive Yuan, “Important Issues to be Included in the Underwriter Evaluation Report on the Offering and Issuance of Securities by Issuers” and “Evaluation and Examination Procedures for Securities Underwriters Engaged to Issue Underwriter Evaluation Report on the Offering and Issuance of Securities by Issuers” of Taiwan Securities Association.

In our opinion, the offering and issuance of securities by Chimei Innolux Corporation complies with the requirements under “Criteria Governing the Offering and Issuance of Securities by Issuers” and relevant laws and regulations, while its plan is feasible and necessary, and the use of funds, progress as well as the anticipated benefits are also reasonable.

KGI Securities Co., Ltd.

Responsible Person: Albert Ding

Head of Underwriting Department: Jessica Wu

[ ] 2012

Legal Opinion by Attorney

To: Chimei Innolux Corporation

Chimei Innolux Corporation offers and issues 600,000,000 common stock with a book value of NT$10 each, totaling NT$6,000,000,000, and reports to the Financial Supervision Commission under Executive Yuan in this regard. We have adopted necessary audit procedures, including on-site visit, interview or meetings with Directors, managers and relevant personnel of the Company, collection, compilation and verification of minutes, important deeds and other relevant documents and information of the Company, as well as consulted about opinions of relevant experts. We hereby issue this legal opinion pursuant to the requirements under “Criteria Governing the Offering and Issuance of Securities by Issuers”.

In our opinion, no matter contained in the legal matter review form submitted to the Financial Supervision Commission under Executive Yuan by Chimei Innolux Corporation is found to be in breach of any law or regulation which would affect the offering and issuance of securities.

Handsome Attorneys-at-Law
Ya-Wen Chiu, Attorney

[ ] 2012

F.	Important Resolutions, Articles of Incorporation and Relevant Regulations

I. Resolutions related to the issuance

(i) For minutes of the Board meeting related to the issuance, please refer to p 166-167 of this Prospectus.

Chimei Innolux Corporation
Minutes of 23rd Board Meeting of the Fifth Session of the Board (Extract Version)

Time: 10 a.m., 25 June 2012
Venue: Meeting room of the Company
4 Directors to attend the meeting:

Attend in person: Hsing-Chien Tuan, Chi-Lin Wei, Jeff Ting-Chen Hsu, Ching-Sheng Lin
On leave: Nil
Attend by proxy: Nil
Chairman: Hsing-Chien Tuan	Recorder: Joyce Chen

Other attendants: Supervisors: Kuang-Fu Sung, Jung-Chun Lin
President of STSP Branch: Jyh-Chau Wang, Financial Officer: Yen-Sung Chen
Head of Accounting Department: Chin-Yuan Chang, Head of Financial Department: Chien-Ming Chiu

A. Reporting issues: (omitted)

B. Discussion issues:

I. Discussion issues set aside in the previous meeting: Nil.

II. Discussion issues in this meeting:

Case 1 Summary: It is intended to conduct cash capital increase via issuance of new shares, please discuss.

Description:  I. To repay bank borrowings and inject operating capital, the Company intends to conduct cash capital increase via issuance of 600,000,000 common stock of with a book value NT$10 each. The issuance price is temporally set at NT$10 per share, while the proceed is anticipated to be NT$6,000,000 thousand.

II. The major contents of the cash capital increase, such as the source of funds, plans and projects, anticipated progress of fund utilization and anticipated benefits, are detailed in Annex 2.

III. For the cash capital increase, apart from reserving 10% of total number of shares to be issued (i.e. 60,000,000 shares) for subscription by the employees pursuant to Article 267 of the Company Law, 10% of total number of shares to be issued (i.e. 60,000,000 shares) is also reserved for public offering pursuant to Article 28-1 of the Security and Exchange Law, and the remaining 80% (i.e. 480,000,000 shares) will be subscribed by existing shareholders in proportion to the number of shares held by those shareholders as recorded in the register of members on the subscription base date. For fractional shares in the subscription, shareholders shall, within five days from the subscription base date, consolidate them into one share for subscription on their own. For portions which existing shareholders and staff abstain from subscription or under-subscribed and overdue unconsolidated portions, it is intended to authorize the Chairman of the Board to arrange certain parties to make full subscription at the issue price.

IV. The issuance price of the cash capital increase is temporally set at NT$10 per share, and the actual issuance price will, upon the reporting of the case becomes effective and subject to the change in market conditions, be determined in accordance with the requirements under Article 6-1 of “Self-regulatory Rules for Underwriter Members on Providing Guidance on the Offering and Issuance of Securities by Issuers”. The Chairman of the Board is authorized to negotiate with underwriters to jointly agree on the issuance price in accordance with the then prevailing market conditions.

V. The common stock issued in the cash capital increase will be listed in Taiwan Stock Exchange, which once issued, will rank pari passu with common stock in issue in terms of rights and obligations.

VI. Upon the cash capital increase becomes effective after reporting to competent authorities, it is intended to authorize the Chairman of the Board to determine the subscription base date, and capital increase base date, and handle other matters related to the issuance of new shares.

VII. It is intended to authorize the Chairman of the Board to handle at full discretion the major contents of the cash capital increase (e.g. source of funds, number of shares to be issued, conditions of issuance, plans and projects utilizing the funds, anticipated progress, anticipated benefits, etc.) and other matters related to issuance if there are changes in laws and regulations, amendments made by competent authorities as well as requisite modifications or amendments based on operation evaluation or in response of changes in objective environment.

VIII. The cash capital increase via issuance of new shares, in principle, will not issue new shares at price lower than nominal value, but if the actual issuance price per share is lower than nominal value due to recent share price and changes in stock market, the reasons and its justifications for not adopting other fund raising methods, the way of determining issuance price and the impact on shareholders’ interests shall be explained as in Part 1 of Annex 2.

IX. To co-operate with the relevant issuance of the cash capital increase, it is intended to authorize the Chairman of the Board to, on behalf of the Company, sign all deeds and documents related to the cash capital increase, as well as handle matters related to the issuance.

Resolution: Upon the enquiry of the Chairman, all Directors present unanimously passed the resolution.

Case 2 Summary: The Company shall optimize its operation proposal, please discuss.

Description: The Company intends to conduct cash capital increase via issuance of new shares in 2012,

and has submitted an optimized business plan (as detailed in Annex 3) to competent authorities pursuant to the requirements under Article 270 of the Company Law. It is intended to obtain the consent of the Board.

Resolution: Upon the enquiry of the Chairman, all Directors present unanimously passed the resolution.

The rest is omitted.

C. Extemporary motion: Nil.

D. Dismissal

G.    ANNEXES

Annex 1: Report on Calculation of Offering Price for Shares under Cash Capital Increase

Annex 2: Financial Report for 2010 Audited and Certified by Accountant

Annex 3: Financial Report for 2011 Audited and Certified by Accountant

Annex 4: Consolidated Financial Statements of Parent and Subsidiaries for the First Half of 2012 Audited and Certified by Accountant

Annex 5: Consolidated Financial Statements of Parent and Subsidiaries for 2011 Audited and Certified by Accountant

Annex 6: Financial Report for the First Half of 2012 Audited and Certified by Accountant

Annex 7: Statement on no Refund for Underwriting Fees

Annex 1

Chimei Innolux Corporation
Report on Calculation of Offering Price for Shares under Cash Capital Increase

I. Description

(i)
Chimei Innolux Corporation (hereafter the Company or Chimei Innolux) currently have paid-in capital of NT$ (hereafter the same monetary value) 73,129,708 thousand, consisting of 7,312,971 thousand common stock of $10 each. On 25 June 2012, the Board of Directors of the Company resolved and passed the cash capital increase via issuance of 600,000 thousand new shares of $10 each, amounting to $6,000,000 thousand in aggregate. Based on the current paid-in capital of $73,129,708 thousand of the Company, the paid-in capital upon the cash capital increase would be $79,129,708 thousand.

(ii)
The cash capital increase would issue 600,000 thousand common stock, and apart from reserving 10% of total number of shares to be issued (i.e. 60,000 thousand shares) for staff subscription pursuant to Article 267 of the Company Law, 10% of total number of new shares to be issued (i.e. 60,000 thousand shares) is also reserved for public offering pursuant to Article 28-1 of the Security and Exchange Law through engaging underwriter, the remaining 80% (i.e. 480,000 thousand shares) will be subscribed by existing shareholders in proportion to the number of shares held as recorded in the register of members on the subscription base date. For fractional shares in the subscription, existing shareholders shall, within five days from the subscription base date, consolidate them into one share for subscription through agent for stock affairs of the Company. For consolidated fractional shares, portions which existing shareholders and staff abstain from subscription in public offering or under-subscribed and overdue unconsolidated portions, the Chairman of the Board will arrange certain parties to make full subscription at the issue price.

(iii)	The cash capital increase via issuance of new shares adopts public subscription, and existing shareholders, staff and applicants in public offering will make subscription at the same price.

(iv)	The number of share involved in the cash capital increase is 600,000 thousand shares, which will rank pari passu with shares in issue in terms of rights and obligations.

II. Financial positions of the Company for the preceding three fiscal years

(i)	Net profit after tax per share and earnings per share for the preceding three fiscal years are listed below:

In NT$
			Dividend distribution
	Gain or loss		Issuance of bonus shares
Item	after tax per	Cash	Surplus	Capital
Year	share (Note 1)	dividend	placement	reserve	Total
2009 (distributed in 2010)	(0.74)	—	—	—	—
2010 (distributed in 2011)	(2.29)	—	—	—	—
2011 (anticipated to be distributed in 2012)	(8.81)	—	—	—	—

Source: Financial statements for respective years audited and certified by auditor.

Note 1: Net profit after tax per share is calculated by weighted average number of outstanding shares of common stock for the respective years.

Note 2: The dividend distribution for 2011 has been resolved and passed by the shareholders’ meeting on 29 June 2012.

(ii)	Shareholders’ equity per share as at 30 June 2012 for the Company calculated by the then existing number of outstanding shares:

Description	Amount
Shareholders’ equity at book value as at 30 June 2012 (thousand dollars)	173,961,135
Number of outstanding shares as at 30 June 2012 (thousand shares)	7,312,971
Book value per share as at 30 June 2012 (dollars)	23.79

Source: Financial statements for the first half of 2012 audited and certified by auditor

(iii) Financial information for the preceding three fiscal years certified by accountant

       1. Condensed Balance Sheets

In NT$000’

Year		Financial information for the preceding three fiscal years			30 June 2012
Item		2009	2010	2011
Current assets		78,139,069	172,390,026	155,428,602	146,478,853
Funds and investments		14,826,861	67,862,519	82,495,850	83,217,796
Fixed assets		74,518,478	396,860,728	342,612,740	312,007,060
Intangible assets		―	17,647,004	18,515,631	18,269,946
Other assets		3,449,674	17,176,888	22,596,907	22,906,095
Total assets		170,934,082	671,937,165	621,649,730	582,879,750
Current liabilities	Before distribution	45,845,830	221,257,372	380,305,366	207,604,230
	After distribution	45,845,830	221,257,372	380,305,366	207,604,230
Long-term liabilities		30,398,000	179,284,091	33,946,997	192,632,789
Other liabilities		453	12,640,956	11,216,431	8,681,596
Total liabilities	Before distribution	76,244,283	413,182,419	425,468,794	408,918,615
	After distribution	76,244,283	413,182,419	425,468,794	408,918,615
Share capital		32,548,412	73,126,748	73,129,708	73,129,708
Capital reserves		50,868,754	191,189,596	191,835,695	118,615,446
Retained earnings	Before distribution	9,657,576	(5,215,061)	(69,654,839)	(20,110,265)
	After distribution	9,657,576	(5,215,061)	(69,654,839)	(20,110,265)
Unrealized gain or loss on financial instruments		1,009,179	1,700,560	(2,107,490)	(890,639)
Cumulative translation adjustments		605,878	(2,031,508)	2,977,862	1,817,256
Unrecognized net pension actuarial loss		―	―	―	―
Treasury stocks		―	(15,589)	―	―
Total shareholders’ equity	Before distribution	94,689,799	258,754,746	196,180,936	173,961,135
	After distribution	94,689,799	258,754,746	196,180,936	173,961,135

Note: The above financial statements for the respective years have been audited and certified by accountant.

2. Condensed Statements of Operations

In NT$000’

Year	Financial information for the preceding three fiscal years			First half of 2012
Item	2009	2010	2011
Operating revenues	163,548,260	473,695,780	485,403,114	216,622,516
Gross operating profit (loss)	146,338	8,338,094	(43,979,512)	(15,241,916)
Operating gain or loss	(4,931,020)	(10,492,493)	(63,395,419)	(22,760,324)
Non-operating income and gains	2,010,019	9,709,522	9,979,987	4,319,548
Non-operating expenses and losses	(432,420)	(14,112,329)	(16,746,356)	(4,758,626)
Gain or loss from continuing operations before tax	(3,353,421)	(14,895,300)	(70,161,788)	(23,199,402)
Gain or loss from continuing operations	―	―	―	―
Gain or loss from discontinued operations	―	―	―	―
Extraordinary gain or loss	―	―	―	―
Cumulative impact arising from changes in accounting principles	―	―	―	―
Gain or loss for the period	(2,397,073)	(14,835,437)	(64,439,778)	(22,330,758)
Earnings per share (dollars)	(0.74)	(2.29)	(8.81)	(3.05)

Note: The above financial statements for the respective years have been audited and certified by accountant.

III.   Calculation and explanation on the reference offering price

(i)    Factors considered in the calculation of offering price

Calculation of the issuance price of new shares is made reference to the average closing price of stock of Chimei Innolux traded in Taiwan Stock Exchange in either the previous one business day, previous three business days or previous five business days prior to 27 August 2012. The offering price is determined pursuant to Article 6 of “Self-regulatory Rules for Underwriter Members on Providing Guidance on the Offering and Issuance of Securities by Issuers”, being the arithmetic average not lower than the closing price of common stock calculated for either the previous one, three or five business days, minus 70% of the average share price after ex-rights for issuance of bonus shares (or ex-rights for capital reduction) and interests.

(ii)   Explanation on price calculation

Chimei Innolux adopts 27 August 2012 as the base date and makes calculation in a prospective manner. With average closing price of $9.88, $10.18 and $10.05 for the previous one, three and five business days respectively, the average closing price for the previous three business days, $10.18, is used as the reference price.

(iii)  In accordance with the above reference price, after considering the overall market conditions and deliberating the operation results and future prospects of the Company, the Company and us agree that the temporary issuance price for the cash capital increase would be $9, which represents 88.41% of the above reference price $10.18 upon audit. The determination of offering price is in line with the requirements for relevant proportion of issuance price.

Lead Underwriter: KGI Securities Co., Ltd.

Responsible Person: Albert Ting

[] 2012

(For use in the Report on Calculation of Offering Price for Shares under Cash Capital Increase of Chimei Innolux Corporation in 2012 only)

Issuer: Chimei Innolux Corporation

Responsible Person: Hsing-Chien Tuan

[] 2012

(For use in the Report on Calculation of Offering Price for Shares under Cash Capital Increase of Chimei Innolux Corporation in 2012 only)

Annex 2

CHIMEI INNOLUX CORPORATION

(FORMERLY KNOWN AS INNOLUX DISPLAY CORPORATION)

FINANCIAL STATEMENTS

2010 & 2009

(Stock Code: 3481)

Address:	No.160, Kesyue Road, Jhunan Township, Miaoli County
Phone:	(037)586-000

CHIMEI INNOLUX CORPORATION
Financial Statements
2010 & 2009

REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders:
Chimei Innolux Corporation

We have audited the accompanying balance sheet of Chimei Innolux Corporation (formerly known as “Innolux Display Corporation”) as of December 31, 2010 and 2009, and the related statement of income, statement of changes in stockholders’ equity and statement of cash flows for the years then ended. The preparation of these financial statements is the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the financial statements of certain long-term investments accounted for using the equity method of accounting calculated by other auditors appointed by respective investee companies in 2010, and these statements were audited by other auditors, whose reports thereon have not been furnished to us. These long-term investments amounted to $3,336,444,000 as of December 31, 2010, and the related investment gain was $484,788,000 for the year then ended.

We conducted our audits in accordance with the “Rules Governing the Examination of Financial Statements by Certified Public Accountants” and generally accepted auditing standards in the Republic of China.  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits and the reports of other auditors provide a reasonable basis for our opinion.

In our opinion, based on our audits and the reports of other auditors, the financial statements referred to above present fairly, in all material respects, the financial position of Chimei Innolux Corporation as of December 31, 2010 and 2009, and the results of their operations and their cash flows for the years then ended in conformity with the “Rules Governing the Preparation of Financial Statements by Securities Issuers”, the “Business Accounting Act”, the “Regulations on Business Entity Accounting Handling” and generally accepted accounting principles in the Republic of China.

As disclosed in Notes 1 and 4(10) to the financial statements, Innolux Display Corporation merged with TPO Displays Corporation and Chi Mei Optoelectronics Corporation on March 18, 2010. Innolux Display Corporation is the surviving company and was renamed as “Chimei Innolux Corporation”.

As disclosed in Note 3 to the financial statements, effective from January 1, 2009, Chimei Innolux

Corporation adopted the newly revised R.O.C. SFAS No. 10, “Accounting for Inventories”, to account for valuation of inventories.

We have also audited the consolidated financial statements of Chimei Innolux Corporation as of and for the years ended December 31, 2010 and 2009 and have issued a modified unqualified opinion report thereon (not presented herewith) which emphasizes the adoption of the reports of other auditors and the adoption of newly revised accounting standards, for information purpose only.

PricewaterhouseCoopers, Taiwan
April 1, 2011

CHIMEI INNOLUX CORPORATION
(FORMERLY KNOWN AS INNOLUX DISPLAY CORPORATION)
BALANCE SHEET
FOR THE YEARS ENDED DECEMBER 31
(Amounts expressed in thousands of New Taiwan dollars)

	2010		2009
	Amount	%	Amount	%

ASSETS
Current Assets
Cash and cash equivalents (Note 4(1))	$43,317,108	7	$31,436,936	19
Financial assets at fair value through profit or loss – current (Note 4(2))	471,359	—	—	—
Available-for-sale financial assets - current (Note 4(5))	2,892,811	1	—	—
Accounts receivable, net (Notes 4(3) and 6)	43,983,977	7	18,175,847	11
Accounts receivable, net - related parties (Note 5)	20,864,862	3	6,131,481	4
Other receivables (Notes 4(3)(16))	1,853,807	—	462,638	—
Other receivables - related parties (Note 5)	1,498,646	—	—	—
Other financial assets - current (Note 6)	—	—	319,900	—
Inventories (Note 4(4))	56,535,888	8	20,915,363	12
Prepayments (Note 4(17))	276,227	—	294,431	—
Deferred income tax assets - current (Note 4(16))	624,892	—	387,131	—
Other current assets - other	70,449	—	15,342	—
Total Current Assets	172,390,026	26	78,139,069	46
Funds and Investments
Available-for-sale financial assets - non-current (Notes 4(3)(6))	234,811	—	—	—
Financial assets carried at cost - non-current (Note 4(8))	3,748,039	1	—	—
Long-term equity investments accounted for under the equity method (Note 4(5))	63,879,669	9	14,826,861	9
Total Funds and Investments	67,862,519	10	14,826,861	9
Property, Plant and Equipment (Notes 4(9), 5 and 6)
Cost
Land	3,852,792	1	—	—
Buildings and constructions	140,482,616	21	9,515,225	6
Machinery and equipment	269,063,948	40	37,723,036	22
Testing equipment	3,483,552	1	2,148,711	1
Transportation equipment	63,637	—	10,025	—
Office equipment	737,409	—	148,814	—
Leased assets	1,772,103	—	—	—
Leasehold improvements	77,692	—	25,731	—
Other equipment	1,043,480	—	95,266	—
Cost and Revaluation Increment	420,577,229	63	49,666,808	29
Less: Accumulated depreciation	(94,029,192)	(14)	(29,442,205)	(17)
Construction in progress and prepayments for equipment	70,312,691	10	54,293,875	31
Net Property, Plant and Equipment	396,860,728	59	74,518,478	43
Intangible assets (Note 4(10))
Goodwill	17,124,351	3	—	—
Other intangible assets	522,653	—	—	—
Total Intangible Assets	17,647,004	3	—	—
Other Assets
Rental assets, net (Note 4(9))	1,250,424	—	—	—
Idle assets, net (Note 4(9))	1,012,229	—	—	—
Refundable deposits	45,331	—	21,502	—
Deferred expenses (Note 6)	7,099,647	1	1,602,264	1
Deferred income tax assets - non-current (Note 4(16))	7,769,257	1	1,825,908	1
Total Other Assets	17,176,888	2	3,449,674	2
TOTAL ASSETS	$671,937,165	100	$170,934,082	100

(Continued)

CHIMEI INNOLUX CORPORATION
(FORMERLY KNOWN AS INNOLUX DISPLAY CORPORATION)
BALANCE SHEET (CONTINUED)
FOR THE YEARS ENDED DECEMBER 31
 (Amounts expressed in thousands of New Taiwan dollars)

	2010		2009
	Amount	%	Amount	%

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Short-term loans (Notes 4(11) and 6)	$10,850,000	2	$3,838,800	2
Short-term notes payable (Note 4(12))	11,495,867	2	—	—
Financial liabilities at fair value through profit or loss - current (Note 4(2))	78,294	—	—	—
Accounts payable	61,884,699	9	25,632,667	15
Accounts payable - related parties (Note 5)	55,603,804	8	7,250,751	4
Accrued expenses (Note 5)	11,734,700	2	1,365,296	1
Payables for equipment (Note 5)	6,263,446	1	1,527,466	1
Other payables - other (Notes 4(3) and 7)	2,456,563	1	146,327	—
Receipts in advance	1,077,572	—	537,940	—
Long-term liabilities - current portion (Notes 4(13) and 6)	55,683,927	8	3,969,800	3
Lease payable - current (Note 4(9))	1,980,000	—	—	—
Other current liabilities - other	2,148,500	—	1,576,783	1
Total Current Liabilities	221,257,372	33	45,845,830	27
Long-term Liabilities
Hedging derivative liabilities - non-current (Note 4(7))	1,171,450	—	—	—
Bonds payable (Note 4(14))	4,000,000	1	—	—
Long-term loans (Notes 4(13) and 6)	171,152,641	25	30,398,000	18
Lease payable - non-current (Note 4(9))	2,960,000	—	—	—
Total Long-term Liabilities	179,284,091	26	30,398,000	18
Other Liabilities
Guarantee deposits	36,447	—	453	—
Other liabilities - other (Notes 4(5) and 7)	12,604,509	2	—	—
Total Other Liabilities	12,640,956	2	453	—
Total Liabilities	413,182,419	61	76,244,283	45
Stockholders’ Equity
Capital (Notes 4(18)(19))
Common stock	73,118,098	11	32,445,962	19
Stock subscriptions received in advance	8,650	—	102,450	—
Capital Surplus (Note 4(20))
Paid-in capital in excess of par value of common stock	50,583,821	8	50,583,821	30
Capital reserve from long - term equity investments	27,664	—	14,285	—
Capital reserve from merger	140,015,445	21	270,648	—
Capital surplus - employee stock option (Note 4(19))	562,666	—	—	—
Retained Earnings (Note 4(21))
Legal reserve	2,328,981	—	2,328,981	1
Uncovered losses / undistributed earnings	(7,544,042)	(1)	7,328,595	4
Stockholders’ Equity Adjustments
Cumulative translation adjustments	(2,031,508)	—	605,878	—
Unrealized gain or loss on financial instruments (Note 4(6))	1,700,560	—	1,009,179	1
Treasury stock (Note 4(22))	(15,589)	—	—	—
Total Stockholders’ Equity	258,754,746	39	94,689,799	55
Significant Commitments and Contingent Liabilities (Notes 5, 6 and 11)
Significant Subsequent Events (Notes 7 and 9)
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$671,937,165	100	$170,934,082	100

The accompanying Notes are an integral part of these financial statements.
See report of independent accountants dated April 1, 2011.

  CHIMEI INNOLUX CORPORATION
  (FORMERLY KNOWN AS INNOLUX DISPLAY CORPORATION)
  STATEMENT OF INCOME
FOR THE YEARS ENDED DECEMBER 31
  (Amounts expressed in thousands of New Taiwan dollars, except for loss per share)

	2010		2009
	Amount	%	Amount	%

Operating Revenues (Note 5)
Sales	$477,755,443	101	$165,506,398	101
Sales returns	(808,641)	—	(209,408)	—
Sales discounts	(3,251,022)	(1)	(1,748,730)	(1)

Net Operating Revenues	473,695,780	100	163,548,260	100
Operating Costs (Notes 4(4)(24) and 5)
Cost of goods sold	(465,357,686)	(98)	(163,401,922)	(100)
Gross profit	8,338,094	2	146,338	—
Operating Expenses (Note 4(24))
Sales and marketing expenses	(6,492,395)	(1)	(2,478,874)	(1)
General and administrative expenses	(5,179,360)	(1)	(863,733)	(1)
Research and development expenses	(7,158,832)	(2)	(1,734,751)	(1)
Total Operating Expenses	(18,830,587)	(4)	(5,077,358)	(3)
Operating loss, net	(10,492,493)	(2)	(4,931,020)	(3)
Non-operating Income and Gains
Interest income (Note 5)	175,573	—	124,463	—
Investment income accounted for under the equity method (Note 4(5))	5,489,622	1	1,447,861	1
Dividend income	136,864	—	—	—
Foreign exchange gains, net	—	—	105,431	—
Gain on valuation of financial assets (Notes 4(2)(7))	3,265,539	1	140,959	—
Other non-operating income	641,924	—	191,305	—
Total Non-operating Income and Gains	9,709,522	2	2,010,019	1
Non-operating Expenses and Losses
Interest expense (Notes 4(14)(15))	(4,041,261)	(1)	354,213	—
Foreign exchange losses	(1,277,702)	—	—	—
Loss on valuation of financial liabilities (Notes 4(2)(7))	(1,800,944)	—	(29,255)	—
Other non-operating losses (Notes 4(3)(24) and 7)	(6,992,422)	(2)	(48,952)	—
Total Non-operating Expenses and Losses	(14,112,329)	(3)	(432,420)	—
Loss from continuing operations before income tax, net	(14,895,300)	(3)	(3,353,421)	(2)
Income tax benefit (Note 4(16))	59,863	—	956,348	1
Net loss	($14,835,437)	(3)	($2,397,073)	(1)

Basic loss per common share (Note 4(23))	Before tax	After tax	Before tax	After tax
Net loss	($2.30)	($2.29)	($1.04)	($0.74)

The accompanying Notes are an integral part of these financial statements.
See report of independent accountants dated April 1, 2011.

CHIMEI INNOLUX CORPORATION
(FORMERLY KNOWN AS INNOLUX DISPLAY CORPORATION)
STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY
FOR THE YEARS ENDED DECEMBER 31
   (Amounts expressed in thousands of New Taiwan dollars)

	Capital Stock		Capital Reserve				Retained Earnings		Others
	Common stock	Stock subscriptions received in advance	Paid-in capital in excess of par value	Capital reserve from long-term equity investments	Capital reserve from merger	Employee stock option	Legal reserve	Undistributed earnings	Cumulative translation adjustment	Unrealized gain or loss on financial instruments	Treasury stock	Total
2009 – New Taiwan Dollars

Balance at January 1, 2009	$31,131,470	$105,656	$50,337,808	$14,285	$270,648	$-	$1,843,886	$11,828,376	$892,201	$—	$—	$96,424,330

Appropriations of 2008 earnings
Legal reserve	—	—	—	—	—	—	485,095	(485,095)	—	—	—	—
Cash dividends	—	—	—	—	—	—	—	(627,707)	—	—	—	(627,707)
Undistributed earnings capitalized	941,561	—	—	—	—	—	—	(941,561)	—	—	—	—
Employees' bonus capitalized	104,291	—	244,978	—	—	—	—	—	—	—	—	349,269
Shares issued for employee stock options	268,640	(3,206)	1,035	—	—	—	—	—	—	—	—	266,469
Changes in net equity of long-term equity investments	—	—	—	—	—	—	—	(48,345)	—	1,009,179	—	960,834
Consolidated net loss for 2009	—	—	—	—	—	—	—	(2,397,073)	—	—	—	(2,397,073)
Cumulative translation adjustments	—	—	—	—	—	—	—	—	(286,323)	—	—	(286,323)
Balance at December 31, 2009	$32,445,962	$102,450	$50,583,821	$14,285	$270,648	$—	$2,328,981	$7,328,595	$605,878	$1,009,179	$—	$94,689,799
2010 – New Taiwan Dollars
Balance at January 1, 2010	$32,445,962	$102,450	$50,583,821	$14,285	$270,648	$—	$2,328,981	$7,328,595	$605,878	$1,009,179	$—	$94,689,799
Shares issued for the merger	40,463,816	—	—	—	139,744,797	310,999	—	—	—	—	—	180,519,612
Shares issued for employee stock options	208,320	(93,800)	—	—	—	—	—	—	—	—	—	114,520
Compensation cost of employee stock options	—	—	—	—	—	251,667	—	—	—	—	—	251,667
Changes in net equity of long-term equity investments valued under equity method	—	—	—	13,379	—	—	—	(37,200)	—	520,507	(15,589)	481,097
Changes in unrealized gain or loss on available-for-sale financial assets	—	—	—	—	—	—	—	—	—	(41,097)	—	(41,097)
Changes in unrealized gain or loss on cash flow hedge	—	—	—	—	—	—	—	—	—	211,971	—	211,971
Net loss for 2010	—	—	—	—	—	—	—	(14,835,437)	—	—	—	(14,835,437)
Cumulative translation adjustment	—	—	—	—	—	—	—	—	(2,637,386)	—	—	(2,637,386)
Balance at December 31, 2010	$73,118,098	$8,650	$50,583,821	$27,664	$140,015,445	$562,666	$2,328,981	($7,544,042)	($2,031,508)	$1,700,560	($15,589)	$258,754,746

The accompanying Notes are an integral part of these financial statements.
See report of independent accountants dated April 1, 2011.

CHIMEI INNOLUX CORPORATION
(FORMERLY KNOWN AS INNOLUX DISPLAY CORPORATION)
STATEMENT OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31
(Amounts expressed in thousands of New Taiwan dollars)

	2010	2009

CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	($14,835,437)	($2,397,073)
Adjustments to reconcile net loss to net cash provided by operating activities
Depreciation and amortization (including depreciation from leased assets and idle assets)	68,871,718	8,212,911
Compensation cost of employee stock options	251,667	—
Reversal of allowance for doubtful accounts	(6,827)	(50,000)
Reversal of allowance for scrap, obsolescence and price decline of inventories	(17,393)	(162,245)
Net gain on valuation of financial assets and liabilities at the end of the period	(393,065)	—
Investment income accounted for under equity method	(5,489,622)	(1,447,861)
Cash dividends from long term equity investments accounted for under equity method	133,768	—
Gain from disposal of investments	(6,521)	—
Loss on disposal of property, plant and equipment and deferred expense (benefits)	80,959	(84)
Changes in assets and liabilities
Accounts receivable	458,051	(7,730,446)
Accounts receivable - related parties	(9,075,756)	3,215,188
Other receivables	220,605	1,031,116
Inventories	(9,878,042)	(3,211,258)
Prepayments	1,774,456	908,501
Deferred income tax assets	(59,863)	(955,722)
Other current assets - other	(55,107)	(15,342)
Accounts payable	(889,138)	9,640,976
Accounts payable - related parties	9,933,705	2,692,567
Income tax payable	—	(445,069)
Accrued expenses	6,216,162	(1,481,959)
Other payables - other	(625,348)	136,609
Receipts in advance	508,708	200,445
Other current liabilities - other	(777,596)	460,867
Other liabilities - other	6,326,388	—
Net cash provided by operating activities	52,666,472	8,602,121
CASH FLOWS FROM INVESTING ACTIVITIES
Decrease in financial liabilities at fair value through profit or loss - current	(57,159)	(1,896)
(Increase) decrease in hedging derivative financial liabilities	427,563	—
Increase in other receivables – related parties	(473,714)	—
Increase in financial assets carried at cost	(286,740)	—
Disposal of financial assets carried at cost	1,000	—
Increase in long-term investments accounted for under equity method	(4,484,223)	(2,278,153)
Disposal of long-term investments accounted for under equity method	11,979	—
Decrease (increase) in other financial assets - current	324,526	(319,900)
Acquisition of property, plant and equipment	(77,727,927)	(37,479,103)
Proceeds from disposal of property, plant and equipment and deferred expense	118,583	4,069
Decrease in refundable deposits	98,604	69,161
Increase in deferred expenses	(331,019)	(1,746,102)
Net cash inflow from merger	33,952,644	—
Net cash used in investing activities	(48,425,883)	(41,751,924)

(Continued)

CHIMEI INNOLUX CORPORATION
(FORMERLY KNOWN AS INNOLUX DISPLAY CORPORATION)
STATEMENT OF CASH FLOWS (CONTINUED)
FOR THE YEARS ENDED DECEMBER 31
(Amounts expressed in thousands of New Taiwan dollars)

	2010	2009

CASH FLOWS FROM FINANCING ACTIVITIES
Decrease in short-term loans	($4,147,471)	($6,329,200)
Increase in short-term bills payable	10,996,587	—
Increase in long-term loans	52,117,407	21,398,000
Payment of long-term loans	(34,456,064)	(3,988,200)
Decrease in lease payable	(1,980,000)	—
Decrease in preferred stock liabilities	(15,000,000)	—
(Decrease) increase in guarantee deposits	(5,396)	421
Proceeds from issuance of common stock for employee stock options	114,520	266,469
Payment of cash dividends	—	(627,707)
Net cash from financing activities	7,639,583	10,719,783
Increase (decrease) in cash and cash equivalents	11,880,172	(22,430,020)
Cash and cash equivalents at beginning of the year	31,436,936	53,866,956
Cash and cash equivalents at end of the year	$43,317,108	$31,436,936

Acquisition of property, plant and equipment by cash
Increase in property, plant and equipment	$70,630,670	$36,510,144
Payables for equipment at beginning of the year	1,527,466	2,496,425
Payables for equipment acquired from the merger	11,833,237	—
Payables for equipment at end of the year	(6,263,446)	(1,527,466)
Cash paid	$77,727,927	$37,479,103
Supplemental disclosures of cash flow information
Cash paid for interest	$3,497,121	$399,794
Cash paid for income tax	$—	$444,443
Fair value of assets acquired and liabilities assumed from the merger
Current assets	$101,193,947	$—
Funds and investments	47,671,869	—
Fixed assets	319,943,124	—
Goodwill	17,124,351	—
Other intangible assets	846,713	—
Other assets	8,930,033	—
Current liabilities	(150,121,827)	—
Long-term liabilities	(160,007,155)	—
Other liabilities	(5,061,443)	—
Proceeds from the business combination	180,519,612	—
Less: Shares issued pursuant to the merger (including Capital reserve-from the merger)	(180,208,613)	—
Value of employee stock options	(310,999)	—
Net cash paid pursuant to the merger	$—	$—

The accompanying Notes are an integral part of these financial statements.

See report of independent accountants dated April 1, 2011.

CHIMEI INNOLUX CORPORATION
(Formerly known as Innolux Display Corporation)
NOTES TO FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009
(All amounts expressed in thousands of New Taiwan dollars, unless otherwise specified)

1.	HISTORY AND ORGANIZATION

(1)
Chimei Innolux Corporation (formerly known as “Innolux Display Corporation”) (the “Company”) was established on January 14, 2003 under the “Act for Establishment and Administration of Science Parks”. The Company was listed on the Taiwan Stock Exchange Corporation (the “TSEC”) in October 2006. The Company merged with TPO Displays Corporation and Chi Mei Optoelectronics Corporation on March 18, 2010, with the Company as the surviving entity, and was then renamed as Chimei Innolux Corporation.

(2)
The Company engages in the research, development, design, manufacture and sales of TFT-LCD panels, modules and monitors of LCD, color filter, and low temperature poly-silicon TFT-LCD. As of December 31, 2010, the Company had 24,108 employees.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The financial statements are prepared in conformity with the “Rules Governing the Preparation of Financial Statements by Securities Issuers”, the “Commercial Accounting Law”, the “Accounting Practices for Commercial Enterprises” and generally accepted accounting principles in the Republic of China (the “ROC GAAP”). The Group’s significant accounting policies are summarized as follows:

	(1)	Use of estimates

The preparation of financial statements in conformity with the ROC GAAP requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those assumptions and estimates.

	(2)	Criteria for classifying assets and liabilities as current or non-current items

		A.	Assets that meet one of the following criteria are classified as current assets; otherwise they are classified as non-current assets:

			(a)	Assets arising from operating activities that are expected to be realized or consumed, or are intended to be sold within the normal operating cycle;

			(b)	Assets held mainly for trading purposes;

			(c)	Assets that are expected to be realized within twelve months from the balance sheet date; and

			(d)	Cash and cash equivalents, excluding restricted cash and cash equivalents and those that are to be exchanged or used to pay off liabilities more than twelve months after the balance sheet date.

		B.	Liabilities that meet one of the following criteria are classified as current liabilities; otherwise they are classified as non-current liabilities:

			(a)	Liabilities arising from operating activities that are expected to be paid off within the normal operating cycle;

			(b)	Liabilities arising mainly from trading activities;

			(c)	Liabilities that are to be paid off within twelve months from the balance sheet date; and

			(d)	Liabilities for which the repayment date cannot be extended unconditionally to more than twelve months after the balance sheet date.

	(3)	Foreign currency translation

The functional currency of the Company is New Taiwan dollar. Transactions denominated in foreign currencies are translated specifically into New Taiwan dollar at the spot exchange rates prevailing at the transaction dates. Exchange gain or loss due to the difference between the exchange rate on the date of actual receipt and payment are recognized in current year’s profit or loss. Monetary assets and liabilities denominated in foreign currencies are translated at the spot exchange rates prevailing at the balance sheet date. Exchange gains or losses are recognized in current year’s profit or loss.

(4)	Cash and cash equivalents

Cash and cash equivalents represent highly liquid investments which are: 1) readily convertible to fixed amount of cash and 2) with a maturity so short which are subject to insignificant risk of changes in value resulting from fluctuations in interest rates.

The consolidated statement of cash flows is complied under the basis of cash and cash equivalents.

(5)	Financial assets and financial liabilities at fair value through profit or loss

A.
Equity financial instruments are recognized and derecognized using trade date accounting; bond investments, beneficiary certificates and derivative instruments are recognized and derecognized using settlement date accounting, and are recognized initially at fair value.

B.
These financial instruments are subsequently remeasured and stated at fair value, and the gain or loss is recognized in profit or loss. The fair value of listed stocks, Taiwan Over-the-Counter (the “OTC”) stocks and closed-end mutual funds is based on latest quoted fair prices of the accounting period. The fair value of open-end and balanced mutual funds is based on the net asset value at the balance sheet date.

C.
When a derivative is an ineffective hedging instrument, if it is an option derivative, it is initially recognized at fair value on the date a derivative contract is entered into and is subsequently remeasured at its fair value. If a derivative is a non-option derivative, the fair value initially recognized is zero.

(6)	Available-for-sale financial assets

A.
Investments in equity instruments are recognized and derecognized using trade date accounting; investments in debt instruments are recognized and derecognized using settlement date accounting, and are recognized initially at fair value plus transaction costs that are directly attributable to the acquisition of the financial asset.

B.
The financial assets are remeasured and stated at fair value, and the gain or loss is recognized in equity, until the financial asset is derecognized, the cumulative gain or loss previously recognized in equity shall be recognized in profit or loss. The fair values of listed stocks, OTC stocks and closed-end mutual funds are based on latest quoted fair prices of the accounting period. The fair values of open-end and balanced mutual funds are based on the net asset value at the balance sheet date.

C.
If there is any objective evidence that the financial asset is impaired, the impairment loss is recognized in profit or loss. When the fair value of an equity instrument subsequently increases, the increase will be recognized in equity. When the fair value of a debt instrument subsequently increases and the increase can be objectively related to an event occurring after the impairment loss was recognized in profit or loss, the impairment loss shall be reversed to the extent of the loss recognized in profit or loss.

(7)	Financial assets carried at cost

A.
Investment in unquoted equity instruments is recognized or derecognized using trade date accounting and is stated initially at its fair value plus transaction costs that are directly attributable to the acquisition of the financial asset.

B.
If there is any objective evidence that the financial asset is impaired; the impairment loss is recognized in profit or loss. Such impairment loss shall not be reversed when the fair value of the asset subsequently increases.

(8)	Hedging derivative instruments

The method of recognizing the resulting gain or loss depends on whether the derivative is designated as a hedging instrument and the nature of the hedged item.

	A.	Fair value hedges:

Changes in the fair value of derivatives that are designated and qualified as fair value hedges are recognized in profit or loss. Changes in the fair value of the hedged asset or liability that are attributable to the hedged item are recognized in profit or loss as an adjustment to the carrying amount of the hedged item.

	B.	Cash flow hedges:

The effective portion of changes in the fair value of derivatives that are designated and qualify as cash flow hedges is recognized in equity.

a.
If a hedge of a forecast transaction subsequently results in the recognition of a financial asset or a financial liability, the associated gains or losses that were recognized directly in equity are transferred to profit or loss in the same period or periods when the hedged item affects profit or loss.

b.
If a hedge of a forecast transaction subsequently results in the recognition of a non-financial asset or a non-financial liability, the associated gains and losses that were recognized directly in equity are transferred into profit or loss in the periods during which the asset acquired or liability assumed affects profit or loss.

(9)	Allowance for doubtful accounts

Allowance for doubtful accounts is, based on past actual bad debt experiences, to measure the aging status and the recoverability of bills receivable, accounts receivable and other claims as at the balance sheet date, and to provide assessments and make provision.

(10)	Transactions for accounts receivable securitization

According to the Financial Asset Securitization Act, accounts receivable securitization is the transfer of a designated pool of accounts receivable to a special purpose entity during a designated period, in the form of issuing beneficial securities or asset-backed securities based on the accounts receivable by the entity, and the proceeds so raised will be transferred to the Company. Under this framework, such transfer of financial assets in which the transferor surrenders control over those assets is accounted for as a sale to the extent that consideration other than beneficial interests in the transferred assets is received in exchange. The difference between the book value of accounts receivable and total proceeds received is recorded as a gain or loss on the disposal of financial assets.

(11)	Inventories

The perpetual inventory system is adopted for inventory recognition. Inventories are stated at cost. The cost is determined using the weighted-average method. At the end of period, inventories are evaluated at the lower of cost or net realizable value, and the individual item approach is used in the comparison of cost and net realizable value. The calculation of net realizable value is based on the estimated selling price in the normal course of business, net of estimated costs of completion and estimated selling expenses. As the value of raw materials and supplies decline and the cost of finished goods are over net realizable value, the net realizable value of raw materials and supplies becomes the replacement cost.

(12)	Long-term investments accounted for under the equity method

A.
Long-term equity investments in which the Company holds more than 20% of the investee company’s voting shares or has the ability to exercise significant influence on the investee company’s operational decisions are accounted for under the equity method. The excess of the initial investment cost over the acquired net asset value of the investee company is attributable to goodwill, and is subject to impairment test every year. Adjustment of the amount of goodwill amortized in previous year(s) before 2006 is not required.

B.
Long-term equity investments in which the Company holds more than 50% of the investee company’s voting shares or has the ability to control the investee company’s operational decisions are accounted for under the equity method and included in the consolidated financial statements.

	C.	Exchange differences arising from translation of the financial statements of overseas investee companies accounted for under the equity method are recorded as “cumulative translation adjustment”.

(13)	Property, plant and equipment

A.
Property, plant and equipment are stated at cost. Interest incurred on the acquisition of property, plant and equipment is capitalized. Significant renewals or betterments are capitalized and depreciated accordingly. Maintenance and repairs are expensed as incurred.

	B.	Depreciation is provided on a straight-line method using the estimated service lives of the asset after deducting its residual value. The estimated useful lives of the assets are 2 to 50 years.

	C.	Rents paid on capital leases are capitalized and depreciated accordingly. Any gain (loss) on the sale and leased back is capitalized and amortized over the lease term.

D.
For sale and leased back assets, the gains or losses are recorded as “unrealized leased back gain or loss” and depreciated accordingly. If the fair value is less than the book value, the difference is recognized in profit or loss.

E.
Property, plant and equipment that are idle or have no value in use are reclassified to “other assets” at the lower of the fair value less costs to sell or book value. The resulting difference is included in current operations. Depreciation provided on these assets is charged to “non-operating expense”.

(14)	Intangible assets

	A.	Goodwill is the excess of the initial investment cost over the acquired net asset value of the investee company when consolidated. As for impairment of goodwill, please refer to Note (16).

	B.	Patents and royalties are stated at cost and amortized over the estimated life of 5 to 10 years using the straight-line method.

(15)	Deferred expenses

Photo mask, pattern, bank charges for loans, license fee, power line installation cost and computer software are capitalized and amortized over the estimated period of economic benefits under the straight-line method. The estimated period of economic benefits for photo mask and pattern is 1 to 2 years, and others are 3 to 7 years.

(16)	Impairment of non-financial assets

A.
The Company recognizes impairment loss when there is any indication that the recoverable amount of an asset is less than its carrying amount. The recoverable amount is the higher of the fair value less costs to sell and value in use. When the impairment no longer exists, the impairment loss recognized in prior years shall be recovered.

B.
The recoverable amount of goodwill is evaluated periodically. Impairment loss will be recognized whenever there is indication that the recoverable amount of these assets is less than their respective carrying amount. Impairment loss of goodwill recognized in prior years is not recoverable in the following years.

(17)	Preferred stock liabilities

The Company issued preferred stocks which are mandatorily redeemable by payment of cash or another financial asset and are classified as liabilities. The interest, dividends, losses and gains on such preferred stocks are recognized in profit and loss.

(18)	Retirement plan and pension cost

Under the defined benefit pension plan, net periodic pension costs are recognized in accordance with the actuarial calculations. Net periodic pension cost includes service cost, interest cost, and expected return on plan assets, and amortization of unrecognized net transition obligation and gains or losses on plan assets. Unrecognized net transition obligation is amortized on a straight-line basis over 15 years. Under the defined contribution pension plan, net periodic pension costs are recognized as incurred.

(19)	Income tax

	A.	The Company uses inter-period as well as intra-period tax allocation for income tax. Over or under provision of prior years’ income tax liabilities is included in current year’s income tax. When a change in the tax laws is enacted, the deferred tax liability or asset is recomputed accordingly in the period of change. The difference between the new amount and the original amount, that is, the effect of changes in the deferred tax liability or asset, is recognized as an adjustment to current income tax expense (benefit).

B.
Investment tax credits arising from expenditures incurred on acquisitions of equipment or technology, research and development, employees’ training, and investment in barren area are recognized in the year the related expenditures are incurred.

	C.	An additional 10% tax is levied on the unappropriated retained earnings and is recorded as income tax expense in the year the shareholders resolve to retain the earnings.

D.
According to the “Income Basic Tax Act”, effective from January 1, 2006, income tax is accounted for based on the income tax law or other regulations when income tax is equal or more than the basic tax. When income tax is less than the basic tax, income tax payable shall be equal to the basic tax. The difference cannot be deducted from investment tax credits based on other regulations.

(20)	Earnings per share

A.
The calculation and disclosure of the Company’s earnings per share are based on R.O.C. SFAS No. 24, “Earnings per share”. Basic earnings per share is calculated by dividing net income by the weighted average number of shares outstanding during the year. Diluted earnings per share is calculated by taking into account the potentially dilutive securities that were assumed to have been converted to common stock at the beginning of the year.

B.
Effective from January 1, 2008, as employees’ bonus could be distributed in the form of stock, the diluted EPS computation shall include the estimated shares that would increase from employees’ stock bonus issuance in the calculation of the weighted-average number of common shares outstanding during the reporting year, taking into account the dilutive effects of stock bonus on potential common shares; whereas, basic EPS shall be calculated based on the weighted-average number of common shares outstanding during the reporting year that include the shares of employees’ stock bonus for the appropriation of prior year earnings, which have already been resolved at the shareholders’ meeting held in the reporting year. As the capitalization of employees’ bonus is no longer classified as distribution of stock dividends (or retained earnings or capital reserve capitalized), the calculation of basic EPS and diluted EPS for all periods presented shall not be adjusted retroactively.

C.
The potential common shares of the Company include employee stock options and the estimated shares that would increase from employees’ stock bonus issuance as stated above. Treasury stock method is used to test whether or not potential common shares have dilutive effect.

(21)	Share-based payment - employee compensation plan

A.
The employee stock options granted from January 1, 2004 through December 31, 2007 are accounted for in accordance with Accounting Research and Development Foundation (the “ARDF”) 92-070, ARDF 92-071 and ARDF 92-072 “Accounting for Employee Stock Options” as prescribed by the Accounting Research and Development Foundation, R.O.C., dated March 17, 2003. Under the share-based payment - employee compensation plan, compensation cost is recognized using the intrinsic value method and pro forma disclosures of net income and earnings per share are prepared in accordance with the R.O.C. SFAS No. 39, “Accounting for Share-based Payment”.

B.
For the grant date of the share-based payment agreements set on or after January 1, 2008, the Company shall measure the services received during the vesting period by reference to the fair value of the equity instruments agreement granted and account for those amounts as payroll expenses during that period.

C.
Subject to elimination of the Company issued employee stock options and the proposed replacement Reward Scheme, the Company should calculate the compensation cost of employee services before and after the merger. The former as part of the cost of merger; the latter is allocated over the remaining period as compensation cost.

(22)	Employees’ bonuses and directors’ and supervisors’ remuneration

Effective from January 1, 2008, pursuant to requirements relating to “Accounting for Employees’ Bonuses and Directors’ and Supervisors’ Remuneration” set out in Letter ARDF 96-052 issued by the Accounting Research and Development Foundation, R.O.C., on March 16, 2007, , the costs of employees’ bonuses and directors’ and supervisors’ remuneration are accounted for as expenses and liabilities, provided that such recognition is required under legal or constructive obligation and the amounts can be reasonably estimated. However, if the accrued amounts for employees’ bonuses and directors’ and supervisors’ remuneration are significantly different from the actual distributed amounts resolved by the shareholders at their annual general meeting subsequently, the differences shall be recognized as gain or loss in the following year. In addition, according to the “Criteria for Listed Companies in Calculating the Number of Shares of Employees’ Stock Bonus” set out in Letter ARDF 97-127 issued by the Accounting Research and Development Foundation, R.O.C., on March 31, 2008, , the Company calculates the number of shares of employees’ stock bonus based on the closing price of the Company’s common stock at the previous day of the shareholders’ meeting held in the year following the financial year, and after taking into account the effects of ex-rights and ex-dividends.

(23)	Treasury stocks

	A.	When the Company repurchases its outstanding shares as treasury stock, the acquisition cost should be debited to the treasury stock account (as a contra account under shareholders’ equity).

B.
When any treasury stock is cancelled, the treasury stock account should be credited, and the capital surplus-premium on stock issuance and capital stock account should be debited proportionately according to the ratio. An excess of the carrying value of treasury stock over the sum of its par value and premium on stock should first be offset against capital surplus from the same class of treasury stock transactions, and the remainder, if any, debited to retained earnings. An excess of the sum of the par value and premium on stock of treasury stock over its carrying value should be credited to capital surplus from the same class of treasury stock transactions.

	C.	The cost of treasury stock is accounted for on a weighted-average basis.

D.
Stocks held by subsidiaries of the Company are stated at the subsidiary’s carrying value of the shares, and reclassified from the Company’s long-term investments accounted for under the equity method to treasury stock.

(24)	Revenue and expenses

	A.	Revenue is recognized when the earning process is substantially completed and payment is realized or realizable. Expenses are charged to income as incurred.

B.
Regarding the sales to Company’s subsidiaries, sales revenue is recognized only when the subsidiary has sold the goods of the Company to customers. Goods which remained unsold by the subsidiary at the end of the accounting period are recorded as inventories by the Company.

(25)	Subsidy from the Government

The Company receives subsidies from the Government related to the research and development of certain products pursuant to agreements. The subsidy income is recorded as deferred income upon receipt of the fund and subsequently recorded in income statement based on the schedule agreed to by the Company and the Government.

(26)	Settlement date accounting

If an entity recognizes financial assets using settlement date accounting, any change in the fair value of the asset to be received during the period between the trade date and the settlement date/balance sheet date is not recognized for assets carried at cost or amortized cost. For financial assets or financial liabilities classified as at fair value through profit or loss, the change in fair value is recognized in profit or loss. For available-for-sale financial assets, the change in fair value is recognized directly in equity.

(27)	Merger

The Company accounts for its merger transaction pursuant to the R.O.C. SFAS No. 25, “Accounting for Business Combinations – Purchase Method”.

3.	REASON AND EFFECT OF CHANGES IN ACCOUNTING PRINCIPLES

Effective from January 1, 2009, the Company adopted the newly revised R.O.C. SFAS No.10, “Inventory: Recognition and Measurement”. This accounting change had no significant effect on the net profit or loss and earnings per common share for the year ended December 31, 2009. In addition, unrealized gain has been changed from non-operating income to reduction items of operating costs, resulting in a decrease by $162,245 in operating costs and non-operating income respectively.

4.	DESCRIPTION OF SIGNIFICANT ACCOUNTS

(1) Cash and cash equivalents

	December 31,
	2010	2009
Cash on hand	$672	$205
Saving deposits	1,199,115	987,060
Foreign currency deposits	20,360,971	4,288,271
Time deposits	21,756,350	22,931,400
	43,317,108	28,206,936
Cash equivalents - repurchase bonds	—	3,230000
	$43,317,108	$43,317,108

(2)	Financial assets and liabilities at fair value through profit or loss

	December 31, 2010
	Book value (as fair value)	Contract amount (in thousands)
Financial assets held for trading
Foreign exchange forward contract	$436,457	USD(sell)	605,000
		JPY(buy)	50,417,321
Foreign exchange forward contract	34,902	TWD(sell)	3,000,900
		USD(buy)	100,000
	$471,359

	December 31, 2010
	Book value (as fair value)	Contract amount (in thousands)
Financial liabilities held for trading
Foreign exchange forward contract	($3,565)	USD(sell)	30,000
		JPY(buy)	2,431,170
Foreign exchange forward contract	(74,729)	TWD(sell)	3,000,900
		USD(buy)	100,000
	($78,294)

1.
The gain on financial assets and liabilities for the years ended December 31, 2010 and 2009 were $1,876,518 and $111,704, including the unrealized gain on financial assets and liabilities of $393,065 recognized in the year ended December 31, 2010, respectively.

2.	As at the end of December 31, 2009, the financial assets and liabilities held for trading of the Company has been fully settled.

(3)	Accounts receivable

	December 31,
	2010	2009
Bills receivable	$23,951	$—
Accounts receivable	44,653,611	18,229,027
	44,677,562	18,229,027
Less: Allowance for doubtful accounts	(117,036)	(53,180)
Allowance for sales returns and discounts	(576,549)	—
	$43,983,977	$18,175,847

Accounts receivable securitization

A.
In September 2006, the Company entered into $10 billion, 5-year revolving accounts receivable securitization agreement with Chinatrust Commercial Bank, the trustee. Under the agreement, the Company transferred a pool of accounts receivable to the trustee. The Company transferred its receivables to the bank three times a month, and the bank issued securities backed by these accounts receivable monthly. After the transfer of the accounts receivable, the Company continues to service, administer, and collect the accounts receivable on behalf of the bank. The Company does not bear the risk of collectability, nor provide any collateral to the bank.

B.
As of December 31, 2010, the balance of accounts receivables transferred amounted to $10,071,828. In order to strength the credibility, the Company issued subordinated beneficiary certificates and seller’s beneficiary certificates with the fair value of $1,800,164 and $1,052,965 as of December 31, 2010 respectively, and recorded as “available-for-sale financial assets - current”. The Company recognized the difference between the book value of the financial assets and the proceeds paid of $293,957 as a loss on sale of investments for the years ended December 31, 2010 (recorded as “non-operating other losses”). Collected receivables not yet replaced by new accounts receivable due to timing difference are recorded as “other payables-other” in the amount of $1,302,414 as of December 31, 2010.

a. Assumptions used to evaluate the fair value of retained interests:

A. Subordinated beneficiary certificates

December 31, 2010
Estimated dilution reserve rate	0.09%
Estimated loss rate of credit	0.00%
Estimated funding cost rate	2.13%
Estimated expense rate	0.06%

B. Seller’s beneficiary certificates
December 31, 2010
Excess of issuance upper-limit	$—
Ineligible accounts receivable	1,673
Aggregate excess concentrations	1,360,068
Reserved for accounts payable	5,849

b.	Sensitivity analysis

As of December 31, 2010, if there were 10% adverse change in the major assumptions, the sensitivity analysis of the fair value of residual cash flow were as follows:

A.	Effect to subordinated beneficiary certificates

December 31, 2010
(a) Estimated dilution reserve rate	$95
(b) Estimated loss rate of credit	—
(c) Estimated funding cost rate	17,496
(d) Estimated expense rate	486

B.	Effect to seller’s beneficiary certificates

December 31, 2010
(a) Ineligible accounts receivable	$129
(b) Aggregate excess concentrations	104,717
(c) Reserved for accounts payable	450

c.	Cash flows

Cash inflows from and cash outflows to the securitization trustee were as follows:

Mar. 18 - Dec. 31, 2010
Cash from securitization	$27,685,000
Income from securitization	450
Other cash inflows from retained interest	476
Other charges	—

Accounts receivable factoring

C.
The Company factored its accounts receivable to certain financial institutions without recourse. Under the agreement, the Company was not required to bear uncollectible risk of the underlying accounts receivable, but was liable for the losses incurred on any business dispute. As the Company did not provide any collateral, these accounts receivable meet the derecognition criteria for financial assets. The Company derecognized the accounts receivable sold to financial institutions, net of the losses estimated for possible business disputes.

As of December 31, 2010 and 2009, the relevant information of accounts receivable factored but unsettled was as follows:

December 31, 2010
Institutions	Accounts receivable sold/ derecognized	Amount advanced	Amount retained	Limit
Mega International Commercial Bank	$501,050	$501,050	$—	$2,913,000
Taipei Fubon Bank	7,465,066	7,084,206	380,860	46,768,215
	$7,966,116	$7,585,256	$380,860	$49,681,215

December 31, 2009
Institutions	Accounts receivable sold/ derecognized	Amount advanced	Amount retained	Limit
Mega International Commercial Bank	$1,054,438	$1,054,438	$—	$3,199,000
China Trust	89,582	48,634	40,948	5,854,170
Public Bank	1,400,685	1,157,330	243,355	4,414,620
Taipei Fubon Bank	177,867	160,080	17,787	703,780
Taishin Bank	1,188,202	1,069,382	118,820	4,622,555
	$3,910,774	$3,489,864	$420,910	$18,794,125

(1) Note: shown as “other receivables”.

(2) For the years ended December 31, 2010 and 2009, the interest rate of the advanced amount ranged from 0.60% to 0.73% and 0.66% to 1.90%, respectively.

(3) For the years ended December 31, 2010 and 2009, the financing charges (expenses) incurred from accounts receivable factoring were $96,687 and $48,795, respectively, and shown as “other non-operating losses”.

(4)   Inventories

	December 31,
	2010	2009
Raw materials and supplies	$12,863,199	$3,170,631
Work in process	34,046,083	7,012,063
Finished goods	16,913,424	11,002,490
	63,822,706	21,185,184
Less: Allowance for scrap, obsolescence and price decline	(7,286,818)	(269,821)
	$56,535,888	$20,915,363

Expense and loss incurred on inventories for the years ended December 31, 2010 and 2009 were as follows:

	For the years ended December 31,
	2010	2009
Cost of inventories sold	$465,534,603	$163,564,167
Reversal of allowance for scrap, obsolescence and price decline	(17,393)	(162,245)
Others	(159,524)	—
	$465,357,686	$163,401,922

The gain from reversal of allowance for scrap, obsolescence and price decline of inventories recognized by the Company in 2010 and 2009 was due to inventories sold with their net realizable values lower than costs.

(5)   Long-term investments accounted for under the equity method

	December 31,
	2010		2009
Investee company	Carrying value	Percentage of shareholding (%)	Carrying value	Percentage of shareholding (%)
Innolux Holding Ltd.	$12,991,698	100	$11,021,791	100
InnoJoy Investment Corporation	2,121,425	100	2,296,285	100
InnoFun Investment Corporation	1,861,747	100	1,508,785	100
TPO Hong Kong Holding Ltd.	2,270,468	100	—	—
Toppoly Optoelectronics (B.V.I) Ltd.	2,806,403	100	—	—
Golden Achiever International Ltd.	(225,603)	100	—	—
Landmark International Ltd.	30,054,132	100	—	—
Leadtek Global Group Limited	1,845,117	100	—	—
Yuan Chi Investment Co., Ltd.	2,003,030	100	—	—
Chi Mei Optoelectronics Japan Co., Ltd.	1,415,984	100	—	—
Golden Union Investments Limited	933,188	100	—	—
Keyway Investment Management Limited	231,159	100	—	—
Chi Mei Optoelectronics Europe B.V.	120,358	100	—	—
Chi Mei El Corporation	(1,036,428)	90	—	—
Chi Mei Lighting Technology Corporation	1,109,963	35	—	—
Jetronics International Corp.	150,656	32	—	—
GIO Optoelectronics Corporation	819,478	31	—	—
Contrel Technology Co., Ltd.	189,698	13	—	—
Ampower Holding Ltd.	1,570,086	45	—	—
Chi Mei Materials Technology Corporation	1,204,583	17	—	—
Others	180,496	—	—	—
	62,617,638		14,826,861
Add: Creditor’s balance on long-term investments transferred to other liabilities	1,262,031		—
	$63,879,669		$14,826,861

1. Because of the merger on March 18, 2010, long-term investments accounted for under the equity method increased as of December 31, 2010 compared with the corresponding period of the previous year. For details of the merger, please refer to Note 4(10) to the financial statements.

2. The Company invested in its subsidiaries in Mainland China through Innolux Holding Ltd., TPO Hong Kong Holding Ltd., Toppoly Optoelectronics (B.V.I) Ltd., Landmark Internatioan Ltd. and Golden Union Investments Limited. These subsidiaries are engaged in the business of research and development, processing, assembly and after-sale service of LCD modules and LCD monitors. In addition, the Company invested in its subsidiaries in Mainland China through Keyway Investment Management Limited. These subsidiaries are engaged in the business of warehousing and logistic service. Please refer to Note 11 for details of disclosure regarding our investments in Mainland China.

3. In September 2010, the Board of Directors of the Company adopted a resolution to acquire the remaining outstanding shares of Chi Mei Energy Corp., in which the Company originally held 95% shareholding, by cash from the minority shareholders to wholly own Chi Mei Energy Corp. The merger was conducted through short-form merger subject to the Business Mergers and Acquisitions Law, with the effective date set on November 1, 2010. The Company was the surviving company and Chi Mei Energy Corp. was the dissolved company.

4. The abovementioned long-term equity investments accounted for under the equity method and their related investment gain (loss) are derived from the audited financial statements of the investee companies.

5. The Company has prepared consolidated financial statements for the years 2010 and 2009 respectively as required.

(6) Available-for-sale financial assets

December 31, 2010
Current
Subordinated beneficiary certificates	$1,800,164
Seller’s beneficiary certificates	1,052,965
Listed stocks	39,682
$2,892,811

Non-current
Listed stocks and investments in bonds	$234,811

A. Please refer to Note 4(3) for the information on subordinated beneficiary certificates and seller's beneficiary certificates.

B. The unrealized valuation gain (loss) on available-for-sale financial assets was a gain of $479,410 for the year 2010, and was shown as an adjustment to stockholders’ equity as unrealized gain or loss on the financial instruments, among which, valuation gain (loss) accounted for under the equity method by investee companies was a gain of $520,507.

(7) Hedging derivative financial liabilities - non-current

December 31, 2010
Interest rate swap contracts	$392,919
Cross currency swap contracts	778,531
$1,171,450

The net loss on fair value hedges was $411,923 for the year ended December 31, 2010. Please refer to Note 10(6) for further information.

(8) Financial assets carried at cost –non-current

December 31, 2010
Listed stocks:
TPV Technology Ltd.	$2,958,216
Unlisted stocks:
Chi Lin Technology Co., Ltd.	277,093
AvanStrate Inc.	286,740
Top Taiwan VI Venture Capital Co., Ltd.	198,490
Others	27,500
$3,748,039

The investment in TPV Technology Ltd. was acquired through private placement with certain restrictions on the transfer of the shares. The restricted shares, which fair value cannot be reliably measured, shall be accounted for as “financial assets carried at cost”. The remaining investments were accounted for as “financial assets carried at cost” because there was no quoted prices in active markets.

(9) Fixed assets

	December 31, 2010
	Original cost	Accumulated depreciation	Book value
Land	$3,852,792	$—	$3,852,792
Buildings	140,482,616	(14,188,582)	126,294,034
Machinery and equipment	269,063,948	(75,940,539)	193,123,409
Testing equipment	3,483,552	(2,004,951)	1,478,601
Transportation equipment	63,637	(19,369)	44,268
Office equipment	737,409	(539,590)	197,819
Leased assets	1,772,103	(1,013,122)	758,981
Leasehold improvements	77,692	(38,530)	39,162
Other equipment	1,043,480	(284,509)	758,971
Construction in progress and prepayments for equipment	70,312,691	—	70,312,691
	$490,889,920	($94,029,192)	$396,860,728

	December 31, 2009
	Original cost	Accumulated depreciation	Book value
Buildings	$9,515,225	($4,056,188)	$5,459,037
Machinery and equipment	37,723,036	(23,823,816)	13,899,220
Testing equipment	2,148,711	(1,379,612)	769,099
Transportation equipment	10,025	(7,402)	2,623
Office equipment	148,814	(91,548)	57,266
Leasehold improvements	25,731	(25,731)	—
Other equipment	95,266	(57,908)	37,358
Construction in progress and prepayments for equipment	54,293,875	—	54,293,875
	$103,960,683	($29,442,205)	$74,518,478

A. Please refer to Note 6 for the information of property, plant and equipment pledged as collateral.

B. As of December 31, 2010, significant leasing agreements were as follows:

a. The contents of leasing agreement were as follows:

Leased Assets	Lease Period	Lease payment and payment method	Terms and Conditions
Machinery, equipment and factory facility	2008.05.19- 2013.05.19
Down payment of $4,000,000 made on May 19, 2008.
9 subsequent payments to be made semi-annually of $990,000 each from May 19, 2009 to May 19, 2013 with annual floating interest rate at 2.0708% in 2010.

1. The lessor unconditionally transfers ownership of the leased property to the lessee by the end of the lease term.
2. These leased assets have to be fully insured with the lessor as co-insured and the Company is responsible for the maintenance and repair of the leased assets.

b. Leased assets and leased obligation payables were initially recognized at fair value at the inception of the lease. The depreciation was computed using the straight-line method over the useful economic life.

c. As of December 31, 2010, future lease payments were as follows:

Year	Amount
2011	$1,980,000
2012	1,980,000
2013	980,000
4,940,000
Less: current portion of lease payable	(1,980,000)
Lease payable – non-current	$2,960,000

C. Certain property, plant and equipment of the Company were leased to other companies under operating lease agreements, and were reclassified to assets leased to others.

	December 31, 2010
	Original cost	Accumulated depreciation	Book value
Land	$188,247	$—	$188,247
Buildings	1,129,618	(67,441)	1,062,177
	$1,317,865	($67,441)	$1,250,424

D. Certain property, plant and equipment of the Company were idle and were reclassified to idle assets.

	December 31, 2010
	Original Cost	Accumulated Depreciation	Book Value
Machinery and equipment	$1,032,063	($19,834)	$1,012,229

In accordance with R.O.C. SFAS No. 35, “Impairment of Assets”, the Company evaluated that the recoverable amount of the idle asset was not less than its carrying amount. The Company recognized above idle assets at fair value less costs to sell as their recoverable amount.

(10) Business combinations and intangible assets

Business combinations

A. The Company, formerly known as “Innolux Display Corporation”, merged with TPO Displays Corporation and Chi Mei Optoelectronics Corporation based on the resolution passed at the shareholders’ general meeting held on January 6, 2010. Innolux Display Corporation is the surviving company after the merger and was renamed as Chimei Innolux Corporation. The shareholders of TPO Displays Corporation and Chi Mei Optoelectronics Corporation exchanged 3.82912866 and 2.05 common stocks, respectively, for 1 common stock of Chimei Innolux Corporation; therefore 4,046,381,607 stocks were issued by Chimei Innolux Corporation for the exchange. In addition, the preferred shareholders of Chi Mei Optoelectronics Corporation also exchanged 2.05 preferred stock for one preferred stock of Chimei Innolux Corporation, and 731,707,317 stocks were issued for the exchange. Please refer to Note 4 (15) for detailed explanations of the preferred stocks.

B. TPO Displays Corporation, founded in 1999, operated in the research, development, manufacture, and the sale of Low Temperature Poly Silicon thin film transistor liquid crystal displays (LTPS/TFT-LCD) and the sale of super-twisted nematic thin film transistor liquid crystal displays (STN/TFT-LCD). Chi Mei Optoelectronics Corporation was established in 1998 and operated in the research, manufacture, and the sale of thin film transistor liquid crystal displays (TFT-LCD).

C. The merger date was March 18, 2010. The Company accounts for its merger transaction pursuant to the R.O.C. SFAS No. 25, “Accounting for Business Combinations - Purchase Method”. The relevant information was as follows:

Amount
Stocks issued pursuant to business combination	$40,463,816
Capital reserve - from merger	139,744,797
Value of employee stock options	310,999
Acquisition cost	180,519,612
Less: fair value of identifiable net assets acquired from TPO Displays Corporation and Chi Mei Optoelectronics Corporation	(163,395,261)
Goodwill	$17,124,351

As of December 31, 2010, the purchase price of this merger was still under assessment. The Company had appointed experts to evaluate the fair value of identifiable net assets. The information set out above only represented the preliminary estimated value.

D. There was no contingent price, options, commitment, or significant disposal of assets in the merger contract.

E. Pro Forma Supplementary information to the consolidated profit and management results

Since March 18, 2010, the management results of TPO Displays Corporation and Chi Mei Optoelectronics Corporation were consolidated into the income statements of Chimei Innolux Corporation. The pro forma profit and loss statement for the year ended December 31, 2010 was based on the assumption that the management results of TPO Displays Corporation and Chi Mei Optoelectronics Corporation were consolidated since January 1, 2010. In addition, in order to compile the comparative income statement, it was assumed that the merger had occurred at the beginning of the last fiscal year for comparative purposes. Pro Forma consolidated profit and loss statement was as follows.

	For the year ended December 31, 2010		For the year ended December 31, 2009
	Amount	%	Amount	%
Net operating revenues	$542,819,790	100	$470,061,908	100
Operating costs	(531,462,770)	(98)	(470,568,976)	(100)
Gross profit/(loss)	11,357,020	2	(507,068)	—
Operating expenses	(21,989,753)	(4)	(23,326,729)	(5)
Operating loss	(10,632,733)	(2)	(23,833,797)	(5)
Non-operating income	8,572,637	2	5,889,920	1
Non-operating expenses	(18,003,164)	(3)	(23,408,131)	(5)
Loss from continuing operations before income tax	(20,063,260)	(4)	(41,352,008)	(9)
Income tax benefit	59,863	—	1,996,945	—
Consolidated net loss	($20,003,397)	(4)	($39,355,063)	(9)
	Before tax	After tax	Before tax	After tax
Pro forma basic loss per share (in dollars)
Net loss	($2.74)	($2.74)	($5.68)	($5.40)

When calculating the pro forma basic loss per share above, the Company assumed that the merger of TPO Displays Corporation and Chi Mei Optoelectronics Corporation had been completed at the beginning of 2009.

F. Please refer to Note 4(5) 3 for the simple merger of the Company and Chimei Energy Corporation in the fourth quarter of 2010.

Other intangible assets
G. The following intangible assets resulted from the payments on the TFT-LCD related technology, technical license fees, the developed technology, and customer relationship.

	2010
	Balance at beginning of the period	Addition from merger	Amortization	Balance at end of the period

Patents	$—	$246,962	($190,152)	$56,810
Loyalty	$—	599,751	(133,908)	465,843
	$—	$846,713	($324,060)	$522,653

(11) Short-term loans

	December 31,
	2010	2009
Secured loans	$—	$319,900
Credit loans	10,850,000	3,518,900
	$10,850,000	$3,838,800
Range of interest rates	0.70%~0.78%	0.55%~1.90%

Please refer to Note 6 for the information of assets pledged as collateral for short-term loans.

(12) Short-term notes payable

December 31, 2010
Commercial papers payable	$11,500,000
Less: discount on commercial papers payable	(4,133)
$11,495,867
Issue rate	0.442%~0.732%

(13) Long-term loans

	December 31, 2010
	Period	Amount
Syndicated bank loans:
Mega International Commercial Bank and 20 others - secured syndicated bank loans	2008/11~2013/11	$25,562,882
Mega International Commercial Bank and 19 others - secured syndicated bank loans	2010/05~2015/05	35,740,000
Mega International Commercial Bank and 11 others - secured syndicated bank loans	2005/03~2012/03	2,100,000
China Trust Commercial Bank and 9 others - secured syndicated bank loans	2008/09~2013/08	5,100,000
Bank of Taiwan and 34 others - secured syndicated bank loans	2004/12~2011/12	1,096,211
Bank of Taiwan and 34 others - secured syndicated bank loans	2004/12~2011/12	6,221,810
China Trust Commercial Bank and 31 other banks and financial institutions - secured syndicated bank loans	2006/06~2012/07	1,800,764
China Trust Commercial Bank and 31 other banks and financial institutions - secured syndicated bank loans	2006/06~2012/07	20,292,920
Bank of Taiwan and 32 others - secured syndicated bank loans	2008/11~2013/11	5,336,033
Bank of Taiwan and 32 others - secured syndicated bank loans	2006/11~2013/11	29,940,000

Bank of Taiwan and 20 others - secured syndicated bank loans	2008/09~2015/02	39,511,296
Bank of Taiwan and 17 others - secured syndicated bank loans	2010/03~2015/03	17,500,000
Non-guaranteed commercial papers	2005/07~2012/10	4,949,357
Guaranteed commercial papers	2010/12~2012/07	1,883,050
Credit loans	2009/08~2013/02	30,400,000
		$227,434,323
Less: administrative expenses charged by syndicated banks		(597,755)
Less: current portion		(55,683,927)
		$171,152,641
Range of interest rates		0.7%~2.29%

	December 31, 2009
	Period	Amount
Mega International Commercial Bank and 21 others - syndicated bank loans	2004/08 ~ 2011/08	$1,969,800
Mizuho Corporation Bank and 2 others - syndicated bank loans	2008/09 ~ 2010/12	2,000,000
Mega International Commercial Bank and 19 others - syndicated bank loans	2008/11 ~ 2013/11	30,398,000
		$34,367,800
Less: current portion		(3,969,800)
		$30,398,000
Range of interest rates		0.81%~1.44%

A. Please refer to Note 6 for the information of assets pledged as collateral for long-term loans.

B. Because of the liabilities undertaken as a result of the merger on March 18, 2010, long-term loans increased in the year ended December 31, 2010 compared with the corresponding period of the previous year. For details of the merger, please refer to Note 4(10) to the financial statements.

C. Syndicated loan agreements acquired from the merger and the Company’s existing syndicated loan agreements specified that, during the credit period, the Company shall maintain certain ratios on current ratio, liability ratio, interest coverage and tangible net equity, which were reviewed based on the Company’s annual consolidated financial statements audited by independent auditors. For the year ended December 31, 2010, the Company met all the requirements.

(14) Bonds payable

December 31,2010
Secured domestic bonds	$4,000,000

The bonds payable was acquired because of the merger. The bonds payable was originally issued on December 26, 2008 for a period of four years and forty-four days (with the maturity date on February 8, 2013), at a coupon rate of 2.72%. From the issue date, interest payments are calculated by coupon rate annually; repayable in two equal installments on the fourth year and the maturity date. For the year ended December 31, 2010, interest expense incurred from bonds payable was $86,146.

(15) Preferred stock liabilities

The preferred shares acquired because of the merger on March 18, 2010 was 731,707,317 shares with the cost in the amount of $15,000,000. Based on the resolution at the stockholders’ meeting in June 2010, the issued preferred stock aforementioned were redeemed through the retained earnings, the proceeds from the issuance of new shares, or both. The redemption price was the original issue price plus the accumulated dividend at the day before cancellation. The Board of Directors concluded the date for capital reduction was October 1, 2010, and paid $15,983,219 for the original issuance price of preferred stock plus accumulated dividends to the shareholders at the same date.

(16) Income tax

A. Income tax expense, income tax refund receivables, and income tax payable were reconciled as follows:

	For the years ended December 31,
	2010	2009
Income tax derived from net loss/(profit) before tax based on statutory tax rate	($2,532,201)	($838,355)
Effect of income tax for perpetual difference
- Investment gain classified by equity method	(616,410)	(219,352)
- Management service revenue	119,277	—
- Other	51,289	(7,987)
Effect of investment from income tax credit	(1,452,508)	—
Effect of income tax from the difference between investment less financial and tax estimate	(106,474)	(133,344)
Over provision of deferred income tax assets	6,252	—
Over provision of prior year’s income tax	—	(626)
Effect of income tax from the adjustment of tax law	152,551	249,113
Effect of current temporary difference as a result of difference between current tax rate and realized annual tax rate	—	6,703
Effect of unutilized income tax due from investment	1,863,147	1,079,369
Net change of valuation allowance	2,455,214	(1,371,528)
Additional 10% tax levied on the unappropriated retained earnings	—	279,659
Income tax benefit	(59,863)	(956,348)

Net change in deferred income tax liabilities	6,181,110	955,722
Loss carried forward from the merger	(4,934,800)	—
Investment tax credits from the merger	(1,186,447)	—
Over provision of prior year’s income tax	—	626
Prepaid income tax and withholding tax	(20,864)	(16,662)
Income tax refund receivable	($20,864)	($16,662)

B. The deferred income tax assets and liabilities and total valuation allowance as of December 31, 2010 and 2009 were as follows:

	December 31,
	2010	2009
Deferred income tax liabilities	($1,259,698)	($472,966)
Deferred income tax assets	35,763,572	4,495,295
Valuation allowance - deferred income tax assets	(26,109,725)	(1,809,290)
	$8,394,149	$2,213,039

C. The temporary differences and related amounts of deferred income tax assets and liabilities as of December 31, 2010 and 2009 were as follows:

	December 31,
	2010		2009
	Amount	Tax effect	Amount	Tax effect
Current items:
Allowance for scrap, obsolescence and price decline	$688,887	$117,111	$269,821	$53,964
Unrealized gross profit	32,740	5,566	231,470	46,294
Accrued loyalty and estimated warranty	1,878,925	319,417	1,559,016	311,803
Allowance for sales returns and discounts	576,549	98,013	—	—
Unrealized exchange (gain) loss	(2,429,585)	(413,029)	(130,027)	(26,005)
Unrealized valuation loss (gain) on financial assets and liabilities	461,155	78,396	—	—
Loss carried forward	18,444,967	3,135,644	—	—
Investment tax credits		4,660,009	—	—
Others	20,792	3,535	5,372	1,075
		8,004,662		387,131
Less: Valuation allowance		(7,379,770)		—
		$624,892		$387,131

Non-current items:
Unrealized gain on investments	($4,244,218)	($721,517)	($2,234,808)	($446,961)
Difference from accounting base and tax base of goodwill	(736,193)	(125,152)	130,774	26,155
Loss carried forward	90,457,237	15,377,730	5,284,695	1,056,939
Investment tax credits		11,968,151		2,999,065
		26,499,212		3,635,198
Less: Valuation allowance- non-current		(18,729,955)		(1,809,290)
		$7,769,257		$1,825,908

D. As of December 31, 2010, the unused investment tax credits were as follows:

D. As of December 31, 2010, the unused investment tax credits were as follows:

Period	Details of tax credit	Amount	Year of expiry
2007	Tax credits for research and development	$1,147,373	2011
2008	Tax credits for research and development	1,120,648	2012
2009	Tax credits for research and development	964,118	2013
2007	Acquisition of equipment or technology	3,498,098	2011
2008	Acquisition of equipment or technology	4,816,272	2012
2009	Acquisition of equipment or technology	325,495	2013
2010	Acquisition of equipment or technology	69,756	2014
2007	Tax credits for employees training	14,537	2011
2008	Tax credits for employees training	18,788	2012
2009	Tax credits for employees training	4,958	2013
2008	Tax credits for investment in barren area	2,754,467	2012
2009	Tax credits for investment in barren area	1,893,650	2013
		$16,628,160

E. As of December 31, 2010, the unused loss carry-forwards, net of valuation allowance considering the reliability (including expired portion) were as follows:

Year in which loss was incurred	Unused loss carryforwards	Amount	Year of expiry
2003	$3,587,761	$609,919	2008
2004	3,424,759	582,209	2009
2005	3,971,350	675,129	2010
2006	7,461,096	1,268,387	2011
2007	4,312,017	733,043	2012
2008	6,384,367	1,085,342	2013
2009	51,206,091	8,705,035	2014
2010	28,544,762	4,854,310	2015~2020
	$108,892,204	$18,513,374

F.
The investment tax credits and loss carry-forwards listed in items D and E included those acquired but not utilized from surviving and acquired companies. In accordance with Article 38 of Business Mergers and Acquisitions Act, Chimei Innolux Corporation shall deduct the loss carry-forwards, which were not subtracted before the merger, of all participating companies for the last five years from the net income of each year within the 5 years since the loss fiscal year. The amount of deduction was calculated in proportion to the equity held by each participating company to the total equity after the merger. Accordingly, the amounts of succeeding and potential loss carryforwards and investment tax credits of Chimei Innolux Corporation were $4,934,800 and $1,186,447, respectively.

G.	The Company is exempt from corporate income tax on certain income from the design, research, development, manufacture and sale of TFT-LCD and Color Filter from 2008 to 2012.

H.	As of December 31, 2011, the Company’s income tax returns through 2006 have been assessed and approved by the Tax Authority.

(17) Retirement plan

A.
The Company has established a defined benefit pension plan in accordance with the Labor Standards Law, covering all regular employees for services provided prior to July 1, 2005, and employees who choose to remain in the benefit pension plan subsequent to the enforcement of the Labor Pension Act on July 1, 2005. Under the defined benefit pension plan, employees were entitled to two base points for every year of service for the first 15 years and one base point for each additional year thereafter, up to a maximum of 45 base points. The pension payment to employees was computed based on years of service and average salaries or wages of the last six months prior to approved retirement. The Company contributed monthly an amount equal to 2% of the employees’ monthly salaries and wages to the retirement fund deposited with Bank of Taiwan, the trustee, under the name of the independent retirement fund committee.

(1)	The related actuarial assumptions used to calculate the pension liability were as follows:

	2010	2009
Discount rate	1.75%	2.25%
Expected return rate on plan assets	1.75%	2.25%
Future salaries increase rate	3.50%	3.00%

(2)	Reconciliation of funded status:

	December 31,
	2010	2009
Benefit obligation:
Vested benefit obligation	$—	$	(2,117)
Non-vested benefit obligation	(716,098)		(62,324)
Accumulated benefit obligation	(716,098)		(64,441)
Additional benefits based on future salary increases	(732,233)		(42,316)
Projected benefit obligation	(1,448,331)		(106,757)
Fair value of plan assets	1,169,051		98,139
Funded status	(279,280)		(8,618)
Unrecognized net pension actuarial loss	282,906		55,860
Prepaid pension cost	$3,626		$47,242

(3)	Details of net pension cost were as follows:

	2010	2009

Service cost	$13,113	$1,013
Interest cost	19,833	2,513
Expected return on plan assets	(18,009)	(2,628)
Amortization of unrecognized pension actuarial loss	523	1,689
Net periodic pension cost	$15,460	$2,587,460

B.
In accordance with the Labor Pension Act, enacted July 1, 2005, the Company has a defined contribution employee retirement plan covering all domestic employees. The Company contributes monthly an amount based on 6% of employees’ monthly salaries and wages to the employees’ personal pension accounts with the Bureau of Labor Insurance. Employees may choose to receive pension on a monthly basis or as lump sum payment upon retirement determined based on the account balance plus accumulated investment gains. The pension expenses under this plan amounted to $540,549 and $119,725 for the years ended December 31, 2010 and 2009, respectively.

(18) Common stock

A.
As of December 31, 2010, the Company’s authorized and outstanding capital were $105,000,000 (including 200,000,000 shares reserved for employee stock options) and $73,118,098, respectively, with a par value of $10 (in dollars) per share.

B.
The stockholders at the general meeting on January 6, 2010 approved the merger of the Company with other companies by share conversion, with the Company as the surviving company. The Company issued 4,046,382,000 new shares according to the merger contract. For details of the merger, please refer to Note 4(10) to the financial statements.

C.
The new shares, which were issued due to the merger, include the common stock issued by the acquired companies in May and December, 2006 through private replacement. The issuance of 570,929,000 shares was determined based on the exchange ratio in the merger contract. The rights and obligations of the private common shares are the same as other issued common stocks, except for the transferring restriction under R.O.C. Securities and Exchanges Act and the listing restriction that no public listing will be allowed within three years since the day of issuance and only if the Company completes the application to publicly issued the shares. The aforementioned private common shares have not been publicly issued as of December 31, 2010.

D.
For the years ended December 31, 2010 and 2009, the Company issued 11,452,000 shares and 26,561,000 shares of common stock, respectively, through the exercise of employee stock options under the stock-based employee compensation plan. As of December 31, 2010 and 2009, the amount of $8,650 and $102,450 (865,000 shares and 10,245,000 shares) respectively, representing payments received in advance for shares to be issued, were shown as “Stock subscriptions received in advance”.

E.	In June 2009, the stockholders at their annual general meeting resolved to transfer undistributed earnings of $941,561 and 2008’s employees’ stock bonus of $349,269 to common stock.

F.
In accordance with the Board of Directors’ resolution in August 2007, the Company decided to issue 300 million shares of common stock for cash, including 149,967,500 units of global depository receipts (the “GDRs”), which represent 299,935,000 shares of common stock with a unit of GDRs representing 2 shares of common stock. Each unit of GDR was issued at premium of US$9.02 (in dollars). As of December 31, 2010, there were 1,086,000 units outstanding, representing 2,172,000 shares of common stock.

(19) Share-based payment - employee compensation plan

A.	As of December 31, 2010, the Company’s share-based payment transactions (other than the employee stock options acquired because of the merger as stated in paragraph B below) were as follows:

Type of arrangement	Grant date	Quantity granted (in thousand units)	Contract period	Vesting conditions
Employee stock options	2004.01.09	47,000	6 years	Note A, C
Employee stock options	2004.03.31	20,000	6 years	Note A, C
Employee stock options	2004.05.07	15,000	6 years	Note A, C
Employee stock options	2004.12.03	28,000	6 years	Note A,
Employee stock options	2005.09.21	12,000	6 years	Note A
Employee stock options	2007.12.20	25,000	6 years	Note B
Employee stock options	2010.05.13	20,000	5 years	Note A

Note A: The employees may exercise the stock options in installment based on 30%, 30% and 40% of total options granted on completion of the specified year(s) of service (one to four years) from the grant date.

Note B: The employees may exercise the stock options in installment based on 40%, 30% and 30% of total options granted on completion of the specified years of service (three to five years) from the grant date.

Note C: The employee stock options had already expired.

Note D: The fair value of employee stock options which were granted on May 13, 2010, was estimated using the Black-Scholes option pricing model. The information was as follows:

Type of arrangement	Grant date	Price (in dollars)	Strike price (in dollars)	Expected volatility (%)	Expected duration (month)	Expected dividend yield (%)	Risk-free interest rate (%)	Fair value per unit
Employee stock options	2010.05.13	39.85	$39.85	51.57	48.6	0	0.80	15.12~16.98

B. Employee stock options acquired because of the merger

a. Details

Type of arrangement	Grant date	Quantity granted (in thousand units)	Contract period	Vesting conditions
Employee stock options	2006.04.01	17	5 years	Note 2
Employee stock options	2007.12.27	120	5 years	Note 2
Employee stock options	2009.09.30	24,819	5 years	Note 2
Employee stock options	2006.07.19	11 (Note 1)	6 years	Note 3
Employee stock options	2007.07.02	21 (Note 1)	6 years	Note 3
Employee stock options	2007.12.27	2 (Note 1)	6 years	Note 3

1. Each unit of stock options can subscribe for 1,000 shares of common stock.
2. The employees may exercise the stock options in installment based on 50% and 50% of total options granted on completion of the specified years of service (two to three years) from the grant date.

3. The employees may exercise the stock options in installment based on 25%, 25%, 25% and 25% of total options granted on completion of the specified years of service (two to five years) from the grant date.

4. The units of employee stock options above were adjusted by share conversion rate.

b.
For the employee stock options assumed by the Company due to the merger, the cost after calculation attributable to acquisition cost (equal amount was recognized as capital reserve - employee stock options under stockholders’ equity) and attributable to compensation cost over the remaining vesting period after the merger were $310,999 and $453,371, respectively.

c.	The fair value of employee stock options was estimated using the Hull & White (2002) Enhanced FASB 123 of the aforementioned binomial model. The information was as follows:

Type of arrangement	Grant date	Price (in dollars)	Strike price (in dollars)	Expected volatility (%)	Expected duration (month)	Expected dividend yield (%)	Risk-free interest rate (%)	Fair value per unit
Employee stock options	2006.04.01	51.6	$91.2	45.10	24.34	0.61	0.82	0.62
Employee stock options	2007.12.27	51.6	64	45.10	36.30	0.61	0.82	2.66~2.8
Employee stock options	2009.09.30	51.6	39.2	45.10	36.78	0.61	0.82	3.57~4.14
Employee stock options	2006.07.19	51.6	55.21	45.10	12.04	0.61	0.82	4.64~4.77
Employee stock options	2007.07.02	51.6	67.53	45.10	24.78	0.61	0.82	4.23~4.41
Employee stock options	2007.12.27	51.6	80.63	45.10	48.54	0.61	0.82	3.65~3.82

C.	For the years ended December 31, 2010 and 2009, details of the employee stock option plan were as follows:

For the year ended December 31, 2010
Stock Options	Quantity (in thousand units)	Weighted average exercise price (in dollars)	Range of exercise price (in dollars)	Weighted average remaining vesting period	Weighted average stock price of stock options at exercise date (in dollars)
Outstanding options at the beginning of the year	44,631	$51.90
Options increased from the merger	24,990	53.76
Options granted	20,000	39.85
Options exercised	(11,452)	10.82			$41.80

Options expired	(5,355)	10.00
Outstanding options at the end of the year	72,814	39.37	$10.00	0.75 year
			66.80	3 years
			39.85	4.38 years
			39.2~91.2	2.86 years
Exercisable options at the end of the year	2,981

	For the year ended December 31, 2009
Stock Options	Quantity (in thousand units)	Weighted average exercise price (in dollars)	Range of exercise price (in dollars)	Weighted average remaining vesting period	Weighted average stock price of stock options at exercise date (in dollars)
Outstanding options at the beginning of the year	71,192	$37.30
Options exercised	(26,561)	10.03			$38.88
Outstanding options at the end of the year	44,631	51.09	$10.00	1.01 years
			$84.80	4.00 years
Exercisable options at the end of the year	14,831	10.00

D.
The following sets forth the pro forma consolidated net loss and loss per share based on the assumption that the compensation cost is accounted for using the fair value method even for the stock options granted before the effectiveness of R.O.C. SFAS No. 39, “Accounting for Share-based Payment”, which are all the stock options listed in the Note 4(19)A, except for those granted on 2010.5.13:

		For the years ended December 31,
		2010	2009

Net loss for the year	Net loss as reported	($14,835,437)	($2,397,073)
	Pro forma net loss	($15,168,760)	($2,727,123)
Basic loss per share (LPS)	Basic LPS as reported	($2.29)	($0.74)
	Pro forma basic LPS	($2.34)	($0.84)

(20)	Capital reserve

A.
Under the R.O.C. Securities and Exchange Act, paid-in capital in excess of par value (including capital reserve from the merger) and capital reserve from donations may be used to increase the registered capital, and the annual capitalized amount shall not exceed 10% of issued and outstanding capital. The remaining capital reserve can only be used to offset losses.

	B.	Accumulated deficit shall be first covered by retained earnings before capital reserve can be used to cover ay accumulated deficit.

	C.	For details of the employee stock options, please refer to Note 4(19).

(21)	Retained earnings

A.
Pursuant to the R.O.C. Company Law, 10% of the annual net income after-tax of each company, after paying all taxes and after covering any accumulated deficit, must be appropriated as legal reserve until the total amount of the legal reserve equals the issued share capital. Such reserve can only be used to offset accumulated deficit and to increase share capital, provided that the legal reserve has reached 50% of the company’s issued share capital, up to 50% thereof can be used to increase share capital in accordance with resolutions at the stockholders’ meeting.

	B.	In accordance with the Company’s Articles of Incorporation, net income must be distributed in the following order:

		a.	to pay all tax accruals and payables arising from the current year and to cover prior years’ losses, if any;

		b.	as legal reserve equal to 10% of net income after tax and distribution pursuant to clause (a);

		c.	as any other legally required reserve;

		d.	to pay dividends on preferred shares;

		e.	to pay bonuses to employees not less than 5% of net income after tax and distribution pursuant to clauses a. to d.; and

f.
the remaining amount, if any, shall be distributed pursuant to the proposal of the Board of Directors in accordance with the Company’s dividend policy and to the resolution approved at the general meeting, of which 0.1% should be paid as remuneration to directors and supervisors and the remaining amount as dividends to stockholders.

Dividends may be distributed in the form of cash or shares, or a combination of both; provided, however, that dividends distributed in respect of any fiscal year in the form of shares shall not exceed two-thirds of total dividends to stockholders.

C.	The appropriation of 2008 earnings had been approved at the stockholders’ meeting in June 2009. Details were summarized below:

	2008
	Amount	Dividends per share (in dollars)
Legal reserve	$485,095	$—
Stock dividends	941,561	0.30
Cash dividends	627,707	0.20
Total	$2,054,363

To cover prior years’ losses, the Company did not distribute earnings for 2009 pursuant to the resolution at the stockholders’ meeting held on June 29, 2010. As of April 1, 2011, the Board of Directors did not resolve the appropriation proposal of 2010 earnings. Information on the appropriation of the Company’s earnings referred above as resolved by the Board of Directors and approved by the stockholders will be posted in the “Market Observation Post System” at the website of the Taiwan Stock Exchange.

D.
The estimated amounts of employees’ bonus and directors’ and supervisors’ remuneration for the year ended December 31, 2008 were $349,269 and $1,571, respectively, which were computed based on certain percentages of net income, prescribed by the Company’s Articles of Incorporation, and were recognized as operating costs or operating expenses for the year ended December 31, 2008. Information on the appropriation of the Company’s employees’ bonus and directors’ and supervisors’ remuneration as resolved by the Board of Directors and approved by the stockholders will be posted in the “Market Observation Post System” at the website of the Taiwan Stock Exchange. Employees’ bonus and directors’ and supervisors’ remuneration for 2008 as resolved by the stockholders at the stockholders’ meeting on June 19, 2009 were not significantly different from those amounts recognized in the 2008 financial statements. Employees’ bonus totaling $349,269 was distributed through issuance of 10,429,000 shares of stock at $33.49 (in dollars) per share and by cash of $17 (in dollars). The compensation cost of shares issued as employees’ stock bonus was calculated based on the closing price of the Company’s common stock on June 18, 2009, the previous day of the 2009 stockholders’ meeting, after taking into account the effects of ex-rights and ex-dividends.

E.	As of December 31, 2010, the undistributed earnings was as follows:

Before January 1, 1997:	$—
On and after January 1, 1998:	—
Subjected to 10% additional tax	7,291,395
Not yet subjected to 10% additional tax	(14,835,437)
Total	$7,544,042

F.	Information related to the Imputation Tax System as of and for the years ended December 31, 2010 and 2009 was as follows:

	December 31,
	2010	2009
Balance of the tax credit account	$1,030,506	$1,030,424

The stockholders at the general meeting approved not to distribute dividends for the year of 2010, so there was no creditable tax rate for 2009. The Company had no undistributed earnings for the year ended December 31, 2010 due to accumulated deficit, so there was no estimated creditable tax rate for 2010.

(22)	Treasury stocks

	A.	Change in treasury stocks in 2010

	For the year ended December 31, 2010
	Number of shares (in thousands)
Reason for reacquisition	Beginning	Increase	Decrease	Ending	Amount
The treasury stocks of the Company held by subsidiaries, transferred from long-term equity investments	—	389	—	389	$15,589

B.
Stocks held by subsidiaries of the Company are treated as treasury stocks. The treasury stocks held by the subsidiaries wherein the Company’s ownership more than 50% cannot participate in the issuance of common stock in cash and have no right to vote. The remaining rights held by subsidiaries were equal to those held by common stockholders.

C.
As of December 31, 2010, the Company’s subsidiary, Contrel Technology Co., Ltd., (the “Contrel”) held 3,004,000 of the Company’s stocks, and the average book value on Contrel was $40.3 (in dollars) per share. Based on the Company’s ownership percentage of Contrel, the treasury stock amounting to $15,589 was recorded as of June 30, 2010.

(23)	Loss per common share

	For the year ended December 31, 2010
	Amount		Number of shares (in thousands)	Loss per common share (in dollars)
	Before tax	After tax		Before tax	After tax
Basic loss per share:
Net loss for the year	($14,895,300)	($14,835,437)	6,478,209	($2.30)	($2.29)

The treasury stocks shown in Note 4(22) had no significant effect in the calculation of loss per share for 2010.

	For the year ended December 31, 2009
	Amount		Number of shares (in thousands)	Loss per common share (in dollars)
	Before tax	After tax		Before tax	After tax
Basic loss per share:
Net loss for the year	($3,353,421)	($2,397,073)	3,237,124	($ 1.04)	($ 0.74)

As employee stock options had anti-dilutive effect for the years ended December 31, 2010 and 2009, they were not included in the calculation of loss per share.

(24)	Personnel, depreciation and amortization expenses

	For the year ended December 31, 2010
	Operating costs	Operating expenses	Non-operating expenses (Note)	Total
Personnel expenses
Salaries	$8,355,297	$3,433,527	$—	$11,788,824
Labor and health insurance	704,543	233,155	—	937,698
Pension	397,666	158,343	—	556,009
Other	465,803	275,987	—	741,790
Sub-total	$9,923,309	$4,101,012	$—	$14,024,321
Depreciation	$62,796,767	$1,389,939	$102,265	$64,288,971
Amortization	$1,432,313	$3,150,434	$—	$4,582,747

Note: Non-operating expenses pertain to depreciation of rental and idle assets.

	For the year ended December 31, 2009
	Operating costs	Operating expenses	Total

Personnel expenses
Salaries	$1,728,133	$861,408	$2,589,541
Labor and health insurance	129,511	56,772	186,283
Pension	78,706	43,606	122,312
Subtotal	$1,936,350	$961,786	$2,898,136
Depreciation	$7,273,116	$433,313	$7,706,429
Amortization	$37,150	$496,332	$506,482

5. RELATED PARTY TRANSACTIONS

(1) Names of related parties and their relationship with the Company

Names of related parties	Relationship with the Company
Chi Mei Optoelectronics Japan Co., Ltd. (CMO Japan)	Subsidiary (Note B)
Leadtek Global Group Limited (Leadtek)	Subsidiary (Note B)
Contrel Technology Co., Ltd. (Contrel)	Subsidiary (Note B)
Chi Mei El Corporation (CM El)	Subsidiary (Note B)
Ningbo Chi Mei Electronics Ltd. (Ningbo CM)	Subsidiary (Note B)
Chi Mei Energy Corp. (CM Energy)	Subsidiary (Note B and C)
Innolux Corporation (Innolux US)	An indirect wholly-owned subsidiary
Lakers Trading Ltd. (Lakers)	An indirect wholly-owned subsidiary
Innocom Technology (Shenzhen) Ltd. (Innocom (Shenzhen))	An indirect wholly-owned subsidiary
Nanhai Chi Mei Electronics Ltd. (Nanhai CM Electronics)	An indirect wholly-owned subsidiary (Note B)
TPO Displays Japan K.K. (TPO Japan)	An indirect wholly-owned subsidiary (Note B)
TPO Displays Hong Kong Ltd. (TPO HK)	An indirect wholly-owned subsidiary (Note B)
Toptech Trading Limited (Toptech Trading)	An indirect wholly-owned subsidiary (Note B)
Ningbo Chi Mei Optoelectronics Ltd. (Ningbo CM Optoelectronics)	An indirect wholly-owned subsidiary (Note B)
Nanhai Chi Mei Optoelectronics Ltd. (Nanhai CM Optoelectronics)	An indirect wholly-owned subsidiary (Note B)
TPO Displays Shanghai Ltd (TPO Shanghai)	An indirect wholly-owned subsidiary (Note B)
VAP Optoelectronics (Nanjing) Corp. (VAP Nanjing)	An indirect wholly-owned subsidiary (Note B)
Hon Hai Precision Industry Co., Ltd. (Hon Hai)	Same major stockholder
Chi Mei Materials Technology Corporation (CM Materials)	An indirect investee company accounted for under the equity method (Note B)
GIO Optoelectronics Corp. (GIO)	An indirect investee company accounted for under the equity method (Note B)
Ningbo Chi Mei Material Technology Corporation (Ningbo CM Material)	Subsidiary of an investee company accounted for under the equity method (Note B)
Chi Mei Corporation (CMC)	A company accounted for the Company under the equity method (Note B)
Chi Lin Technology Co., Ltd. (Chi Lin Technology)	A subsidiary of CMC (Note B)
Nexgen Mediatech Inc. (Nexgen)	A subsidiary of CMC (Note B)
Foxcoon Japan Co., Ltd. (Foxconn Japan)	An indirect wholly-owned subsidiary of Hon Hai
Foxconn CZ S.R.O. (Foxconn CZ)	An indirect wholly-owned subsidiary of Hon Hai
Foxconn Precision Electronics (Langfang) Co., Ltd. (Foxconn Langfang)	An indirect wholly-owned subsidiary of Hon Hai
Hongfujin Precision Industry (Wuhan) Co., Ltd. (Hongfujin Wuhan)	An indirect wholly-owned subsidiary of Hon Hai
GLORIUOS FALCON INTERNTATIONAL LTD. (GLORIUOS)	An indirect wholly-owned subsidiary of Hon Hai
Futaihua Industry (Shenzhen) Ltd. (Futaihua Shenzhen)	An indirect wholly-owned subsidiary of Hon Hai

Advanced Optoelectronic Technology Inc. (Advanced)	An indirect investee company of Hon Hai accounted for under the equity method
Best Version Technology PTE. LTD. (Best Version)	An indirect investee company of Hon Hai accounted for under the equity method

A.
Except for those transactions with the above related parties, there were no material transactions between the other related parties whose names and relationship with the Company are set out in Note 11(2) entitled “Disclosure information of investee company” below.

B.
The Company had new related parties due to the merger on March 18, 2010. The disclosure of transactions between the Company and the related parties was from March 18, 2010, but the disclosure of balance sheet accounts was as of December 31, 2010.

C.	For details of the simple merger of the Company with Chimei Energy Corp. in the fourth quarter of 2010, please refer to Note 4(5)C.

(2) Significant transactions and balances with related parties

A. Sales

	For the years ended December 31,
	2010		2009
	Amount	% of net sales	Amount	% of net sales

Chi Lin Electronics	$27,144,754	6	$—	—
INNOLIX US	26,707,584	6	23,107,017	14
Innocom (Shenzhen)	13,806,261	3	17,064,978	10
CMO Japan	5,630,207	1	—	—
Hon Hai	4,899,127	1	4,396,148	3
TPO HK	4,667,340	1	—	—
Toptech Trading	3,797,917	1	—
Nexgen	2,260,329	—	—	—
Foxconn CZ	2,233,711	—	—	—
Hongfujin Wuhan	1,797,086	—	—	—
Foxconn Japan	1,399,670	—	916,170	1
TPO Shanghai	1,107,877	—	—	—
Other	6,655,540	1	3,348,866	2
	$102,137,403	20	$48,833,179	30

Sales prices charged to related parties were similar to those charged on non-related party transactions except for no comparable transactions because none of the products sold to CMO Japan were sold to others. The collection period was 30~120 days upon delivery or on a monthly-closing basis to related parties, and 30~90 days to non-related parties.

B. Purchases

	For the years ended December 31,
	2010		2009
	Amount	% of net purchases	Amount	% of net purchases
CM Materials	$4,636,755	1	$—	—
Hon Hai	4,014,228	1	2,824,652	2
Futaihua Shenzhen	3,684,564	1	—	—
Chi Lin Technology	2,681,937	1	—	—
CMC	2,218,107	1	—	—
TPO HK	2,205,326	1	—	—
Advanced	1,948,073	1	—	—
Ningbo CM Material	1,269,612	—	—	—
Others	6,609,377	2	2,276,376	2
	$29,267,979	9	$5,101,028	4

The Company made purchases from related party (solely Chi Lin Technology) and never made purchases from non-related party. The payment term for related parties was 30~120 days after delivery, and for non-related party, 30~180 days after delivery or on a monthly-closing basis.

C. Processing costs

	For the years ended December 31,
	2010		2009
	Amount	% of cost of goods sold	Amount	% of cost of goods sold

Leadtek	$84,288.532	18	$—	—
Lakers	20,816,233	4	14,982,062	9
Toptech Trading	2,629,314	1	—	—
	$107,734,079	23	$14,982,062	9

The Company subcontracted the processing of products to abovementioned companies in Mainland China. The processing fees were mainly charged at cost plus margin basis.

4. Accounts receivable

	December 31, 2010		December 31, 2009
	Amount	Percentage of the accounts receivable of the Company	Amount	Percentage of the accounts receivable of the Company
Chi Lin Technology	$4,664,300	7	$—	—
Toptech Trading	2,468,827	4	—	—
Innolux US	2,375,772	4	1,955,753	8
TPO HK	2,210,492	3	—	—
CMO Japan	1,745,554	3	—	—
Innocom Technology (Shenzhen) Ltd.	1,399,858	2	2,652,805	11
Other	6,442,919	10	1,522,923	5
	21,307,722	33	6,131,481	24
Less: Transfer to other receivables	(442,800)		—
Allowance for doubtful debts	(60)		—
	$20,864,862		$6,131,481

5. Accounts payable

	December 31, 2010		December 31, 2009
	Amount	Percentage of the accounts payable of the Company	Amount	Percentage of the accounts payable of the Company
Leadtek	$45,570,886	39	$—	—
Hon Hai	1,650,656	1	857,556	3
TPO Japan	1,152,892	1	—	—
Chi Lin Technology	1,125,226	1	—	—
TPO HK	1,076,199	1	—	—
Lakers	288,974	—	5,365,974	16
Others	4,738,971	5	1,027,221	3
	$55,603,804	48	$7,250,751	22

The above Accounts payable to Leadtek and Lakers represent payments for agency purchase and processing costs payable

6. Processing costs payable

	December 31, 2010		December 31, 2009
	Amount	Percentage of the processing costs of the Company	Amount	Percentage of the processing costs of the Company
Toptech Trading	$1,208,953	$9	$—	$—

7. Purchase of property, plant and equipment

	2010
	Purchase price	Payables for equipment
Contrel Technology	$1,570,931	$480,785
Other	311,697	88,747
	$1,882,628	$569,532

The Company made no significant purchase of property, plant and equipment from its related parties in 2009.

8. Loans granted (shown under “other accounts receivable-related party”)

	2010
	Maximum balance	Closing balance	Range of interest rate	Interest income	Accrued interest receivable
Chi Mei El	$1,200,000	$998,500	2.199%~2.307%	$15,466	$3,950
Chimei Energy	1,000,000	—		12,292	—
	$2,200,000	$998,500		$27,758	$3,950

9. Repayment of preferred stock liabilities

On October 1, 2010, the Company repaid preferred stock liabilities together with accrued interest amounting to $15, 983, 219 to CMC. For further details, please refer to Note 4(15).

10. Endorsements and guarantees

The total balance of the Company’s endorsements and guarantees for secured loans as of December 31, 2010 was shown below. For details, please refer to Note 11(1)2.

December 31, 2010
Leadtek	$25,343,100
Ningbo Chi Mei Optoelectronics Ltd.	10,486,800
Nanhai Chi Mei Optoelectronics Ltd.	7,282,500
$43,112,400

11. Remuneration of the key management, including directors, supervisors, general manager and deputy general manager

	2010	2009
Salaries	$67,444	$12,618
Bonuses	11,137	7,895
Service execution fees	—	660
Total	$78,581	$21,173

(A) Salaries include regular wages, special responsibility allowance, and pensions.

(B) Bonuses include various bonuses and rewards, etc.

(C) Service execution fees include salary in kind, such as vehicles offering, etc.

(D) The relevant information above was shown in the Company’s annual report.

F. PLEDGED ASSETS

As of December 31, 2010 and 2009, the assets pledged were as follows:

		December 31, 2010	December 31, 2009
Assets	Purpose of collateral	Book value	Book value

Net accounts receivable	Pledged for Accounts receivable factoring	$—	$319,900
Other financial assets – current - Time deposits	Pledged for Accounts receivable factoring	—	319,900

Property, plant, and equipment	Pledged for long-term loan and performance guarantee of lease payable	261,464,829	51,919,978
Deferred expenses	Pledged for long-term loan	432,823	—

		$261,897,652	$52,559,778

G. Significant COMMITMENTS AND CONTINGENT LIABILITIES

In addition to  the Endorsements and guarantees provided to related parties as disclosed in Note E and Endorsements and guarantees provided to other parties as disclosed in Note 11(1)2 , the Company had the following significant commitments and contingent liabilities:

Significant Commitments

(1)
As of December 31, 2010, the future minimum lease payments required to be made by the Company for  the contracted factories and leased land in the Zhunan Science Induotrial Park and the Tainan Science Industrial Park were as follows:

2011.01.01 ~ 2011.12.31	$418,464
2012.01.01 ~ 2015.12.31	1,673,856
After 2016.01.01	3,000,535
$5,092,855

(2) As of December 31, 2010, the total amount of contracts for machinery and equipment and building construction was $58,829,698, of which $14,828,217 remained unpaid.

(3) As of December 31, 2010, the total outstanding letters of credit for the acquisition of property, plant and equipment was $3,566,470.

Significant Litigations

(4) On February 2, 2007, the Company was named as defendant in a lawsuit brought by Anvik Company, alleging that the Company had infringed upon five of Anvik’s US patents by virtue of producing products using the machines purchased from Nikon Company. The case is being examined by the United States District Court for the Southern District of New York. Currently, the judge of the trial bench handling this case has retired and his successor has yet to be confirmed. As the litigation was still under the trial and investigations of the court, the ultimate outcome of this litigation and damages that the Company may incur cannot reasonably be determined. In addition, the litigation will not prevent the Company from producing products using machines purchased from Nikon Company.

(5) Mondis filed a lawsuit with the United States District Court for the Eastern District of Texas against the Company on December 31, 2007 and January 15, 2009, alleging infringement, among others, of its patent on liquid crystal display and claimed damages for its losses. The Company has appointed attorneys in this area defending this case. Based on the legal opinion of the Company’s counsel, the lawsuit will not have a material adverse effect on the Company’s business or financial position in the short-term as the Company’s liability for compensation is conditional upon determination of the infringement liability and the unlawful acts on the part of the plaintiff by the competent court.

(6) On April 18, 2008, Plasma Physic and Solar Physics filed a lawsuit with the United States District Court for the Eastern District of New York , alleging that several products produced by the Company and its subsidiary had infringed upon, among others,  their processing patents . On December 10, 2010, the jury rendered a verdict that the Company infringed upon two manufacturing patent rights in the lawsuit and should indemnify the plaintiff US$10,750,000 for the infringement. However, the judge of the first instance had to make final decision on the indemnity based on the jury’s ruling amount. As of the reporting date, the final decision has not been issued yet, and the Company expected that its normal shipments would not be affected.

(7) Chi Mei Optoelectronics Corporation (the “CMO”), Chi Mei Optoelectronics Japan Co., Ltd., Chi Mei Optoelectronics UK Ltd., Chi Mei Optoelectronics Europe B.V. and Chi Mei Optoelectronics USA Inc. were investigated under the Anti-Trust competition by the Department of Justice in the U.S. Since then, the EU and governments of Brazil and Korea also commenced investigation. In addition, in the U.S. and Canada, some of the downstream clients of TFT-LCD industries and ultimate customers filed claims for damages of over-charging the products in the civil lawsuits individually or as a class action, in certain cases, Chi Mei Optoelectronics Corporation and Chi Mei Optoelectronics USA Inc were named as defendants.

To settle the above lawsuits, the Company had reached an agreement with the United States Department of Justice in December 2009, agreeing to pay penalties of US$220 million in installments over five years. As of December 31, 2010, the unpaid penalties amounted to $5,330,790(shown as “Other payables - others” and “Other liabilities - others”).

In December 2010, the Company received a notice from the European Commission, requesting the Company to pay penalty of EUR300 million to its designated account within three months upon receipt of the notice. The Company appealed this case to the Court of Justice of the European Union in February 2011 and deposited EUR300 million to the above account on March 14, 2011. The principal and interest accrued in this account will be refunded to the Company depending on the final outcome of this case. The Company had made relevant provisions in its financial statements for 2010 in relation to the Anti-Trust investigation.

The Company was unable to evaluate the possible effects of those litigation or investigation as of December 31, 2010.

(8) In December 2006, L.G. Display Co., Ltd. (formerly L.G. Philips LCD Co., Ltd.) (the “LGD”) filed a patent infringement lawsuit with the United States District Court for the District of Delaware (the “Original Case”), alleging that several products of the Company and  other companies in the industry infringed upon its  patent . On May 4, 2007, the Company filed a patent infringement lawsuit against LGD and its subsidiary L.G. Display America, Inc. (formerly L.G. Philips LCD America, Inc.)(the “LPLA”)  (the “New Case”), in the United States District Court for the Eastern District of Texas. The Company alleged that LGD and LGDA purposely infringed some of the Company’s patents related to TFT-LCD. As of the reporting date, the pre-trial process was completed; however, the date of trial was not yet announced. The Company did not expect that the lawsuit will have a material adverse effect on the Company’s financial position or results of operations in the short term.

(9) On September 8, 2008, Apeldyn Corporation sued the Company at the United States District Court for the District of Delaware, alleging that several products of the Company had infringed its patents. Currently, the case has entered into the process of preparation of lawsuit documents, and the Company is not in a position to evaluate the possible impacts in the short run.

(10) On May 8, 2009, Mondis filed a lawsuit with the Duesseldorf District Court (the “Court”) in Germany against the Company, alleging infringement, among others, of its patent on liquid crystal display and claiming damages for its losses. The Company appointed external attorneys in this area tending to this case and successfully defended Mondis’ assertion. Based on the legal opinion of the Company’s counsel, the lawsuit will not have a material adverse effect on the Company’s business or financial position in the short-term as the Company’s liability for compensation is conditional upon determination of the infringement liability and the unlawful acts on the part of the plaintiff by the competent court.

(11) Doosan Mecatec Co., Ltd, a Korean Company, filed a civil lawsuit against Chi Mei El Corporation and the Company in February, 2010, alleging default on repayment of debts and infringement, and claimed for damages. As of December 31, 2010, it was not possible for the Company to predict the impact of this litigation.

(12) Sony Corp. filed an appeal for investigation with the United States International Trade Commission (USITC) against the Company on March 18, 2010, alleging infringement, of its patent. Though USITC had put this dispute on file for investigation in April 2010, both parties had reached a settlement and the dispute that had been solved in the fourth quarter of 2010.

(13) Thomson Licensing SAS filed a lawsuit with the United States District Court for  the District of Delaware on July 23, 2010, alleging infringement of its patent.  This case was at the preliminary stage and the court had not yet decided on the proceedings of the lawsuit. However, both parties had reached a settlement in respect of the dispute in the first quarter of 2011.

(14) Thomson Licensing SAS filed an appeal for investigation with the United States International Trade Commission (USITC) on August 27, 2010, alleging infringement of its patent. However, USITC had not accepted the appeal for investigation, and the Company was not in a position to assess the impact of the litigation.

8. SIGNIFICANT CATASTROPHE

None.

9. SIGNIFICANT SUBSEQUENT EVENTS

Please refer to note 7(7).

10. OTHERS

(1) Presentation of the financial statements

Certain accounts of the financial statements for 2009 have been restated for easy comparison with the financial statements for 2010.

(2) Fair value of financial instruments

	December 31, 2010
		Fair value
Financial instruments	Book value	Valuation determination by Quotations in an open market	Estimated value using a valuation technique	Description
Non-derivative financial instruments
Assets
Financial assets with fair value equal to book value	$111,518,400	$—	$111,518,400	1
Available-for-sale financial assets	3,127,622	274,493	2,853,129	5
Financial assets carried at cost - non-current	3,748,039		—	6
Refundable deposits	45,331		44,971	2
Liabilities
Financial liabilities with fair value equal to book value	218,121,506		218,121,506	1
Bonds payable	4,000,000		4,030,776	7
Long-term loans	171,152,641		171,152,641	3
Lease payable	4,940,000		4,940,000	8
Guarantee deposits received	36,447		36,158	2
Derivative financial instruments
Assets
Forward exchange contracts	471,359		471,359	4
Liabilities
Forward exchange contracts	78,294		78,294	4
Interest rate swap contract	392,919		392,919	4
Cross currency swap contract	778,531		778,531	4
Off-balance-sheet financial instruments
Endorsements and guarantees	43,112,400		43,112,400	9

	December 31, 2009
	Fair value
Financial instruments	Book value	Valuation determination by Quotations in an open market	Estimated value using a valuation technique	Description
Non-derivative financial instruments
Assets
Financial assets with fair value equal to book value	$56,542,144	$—	$56,542,144	1

Refundable deposits	21,502	—	21,325	2
Liabilities
Financial liabilities with fair value equal to book value	45,307,890	—	45,307,890	1
Long-term loans	30,398,000	—	30,398,000	3
Guarantee deposits received	453	—	449	2

The methods and assumptions used to estimate the fair values of the above financial instruments were summarized as follows:

A. For short-term financial instruments, the fair values were determined based on their carrying values, in stead of the quotations in an active market or the amount estimated using a valuation technique, because their discounted value had immaterial impact. This method was applied to “cash and cash equivalents”, “accounts receivable (including related parties)”, “other receivables (including related parties)”, “other financial assets – current”, “short-term loans”, “short-term bills payable”, “accounts payable (including related parties)”, “accrued expenses”, “payables for equipment”, “other payables – other”, “long-term loans - current portion” and “other current liabilities”.

B. The fair value of “other financial assets - non-current”, ““refundable deposits” and “guarantee deposits received” were based on the present value of expected cash flow. The discount rate was the one-year fixed deposit rate of the Directorate General of Postal Remittances and Savings Bank.

C. The fair values of “long-term loans” were their carrying values because they bore floating interest rates.

D. The fair values of “derivative financial instruments” which included unrealized gains or losses on unsettled contracts were determined based on the amounts to be received or paid assuming that the contracts were settled as of the reporting date.

E. The fair values of “available-for-sale financial assets” were based on the market quotation if quoted prices were readily and regularly available in an active market. If no market quotation was available, the fair value was estimated using a valuation technique.

F. As they were not quoted in an active market and their fair value cannot be measured reliably, this group of financial assets was measured at cost.

G. The Fair value of “bonds payable” was estimated based on the discounted present value of the expected cash flows. The discount rate was the effective interest rate prevailing for the bonds payable issued with similar conditions as those of the Company.

H. The Fair value of “leased obligation payable (including the portion due within one year)” was estimated based on the discounted present value of the expected cash flow amount. The discount rate was the effective interest rate of loans available to the Company with similar terms (with approximate maturity date). The fair values of “leased obligation payable” was their carrying values because they bore floating interest rates.

I. The fair value of “endorsements and guarantees” depended on the amount of contract.

(3)   Information of interest rate risk items

As of December 31, 2010 and 2009, the financial assets with fair value risk due to change of interest rates amounted to $21,976,350 and $26,481,300 , respectively; the financial liabilities with fair value risk due to change of interest rates amounted to $26,345,867 and $3,838,800, respectively; the financial assets with cash flow risk due to change of interest rates amounted to $2,853,129  and $0 , respectively; and the financial liabilities with cash flow risk due to change of interest rates amounted to $ 232,374,323 and $34,367,800, respectively.

(4)   Financial risk control and risk avoidance policy

A. The Company adopted a comprehensive risk management and control system to identify all risks, including market risk, credit risk, liquidity risk, and cash flow risk, so that management can precisely measure these risks and control them effectively.

B. The objective of the Company’s risk management was to adjust risk exposures to maintain proper liquidity and effectively control significant market risks after appropriately taking into consideration of the economic environment, competition, operating needs and the changes of market value risk.

C. The Company’s operations and business activities exposed it primarily to the financial risks of changes in fair value and interest rate. The Company entered into cash flow and fair value hedge transactions to manage the financial risks associated with the changes in fair value and interest rates. Cash flow hedge was used to minimize the Company’s exposure to the risk of interest rate changes, and fair value hedge was used to reduce the Company’s exposure to the risk of market price changes. Fair value hedge was used to hedge the risks of fluctuations in exchange rate on foreign-currency denominated assets or liabilities. The Company used foreign exchange forward contracts to hedge these exposures. The Company entered into transactions at fixed rates to reduce the exposures on transactions vulnerable to both foreign currency and interest rate changes. The Company used interest rate swap contracts and cross currency swaps contracts to hedge these exposures.

(5)   Information of material financial risk

A. Market risk

The Company’s major import and export transactions were conducted in USD and JPY. The change of fair value will be caused by foreign exchange rate; however, the Company examined its net foreign currency position through regularly evaluating the positions of foreign currency assets and foreign currency liabilities, and used the net foreign currency position as the risk management basis when entering into foreign currency loans, forward exchange contracts and other derivative financial instruments. Thus, most of the market risks could be offset or hedged and no material market risk was expected.

The Company traded derivative financial instruments in order to hedge risks associated with foreign exchange assets and liabilities arising from fluctuation in foreign exchange rates or interest rates since the profit or loss derived from change in foreign exchange rates can be offset generally with those profit or loss resulting from the hedged items. The market price risks were insignificant in terms of interest rate risks since the expected cost of capital was fixed.

The Company was exposed to fluctuation in foreign exchange rates since certain operation of the Company involve non-functional currency. The information on foreign currency denominated monetary assets and liabilities which were significantly affected by exchange rate fluctuation was as follows:

	December 31, 2010		December 31, 2009
	Foreign currency amount	Exchange rate	Foreign currency amount	Exchange rate

Financial Assets
Monetary item
USD	3,561,940,000	29.13	859,995,000	31.99
JPY	3,587,924,000	0.3582	721,219,000	0.347
HKD	5,181,000	3.748	2,210,000	4.126
EUR	99,897,000	38.92	12,822,000	46.10
CHF	2,926,000	31.07	2,926,000	31.03
KRW	89,406,000	0.026	77,353,000	0.028
Non-monetary item
USD	1,757,254,000	29.13	348,719,000	31.99
JPY	3,953,054,000	0.3582	—	0.347
HKD	16,890,000	3.748	—	4.126
EUR	3,119,000	38.92	—	46.10
Financial Liabilities
Monetary item
USD	3,931,588,000	29.13	1,252,938,000	31.99
JPY	58,159,592,000	0.3582	9,026,572,000	0.347
HKD	11,472,000	3.748	11,302,000	4.126
EUR	173,794,000	38.92	528,000	46.10
KRW	98,342,000	0.026	30,100,000	0.028
AUD	88,000	29.68	91,000	28.79
GBP	—	45.19	20,000	51.56
YEN	301,000	4.3985	6,000	4.687
SGD	55,000	22.73	82,000	22.84

B. Credit risk

The counterparties of the Company’s receivables were international computer and electronics companies with good credit rating. No significant bad debts occurred in the last three years. The Company regularly evaluated the adequacy of its allowance for doubtful accounts. It was assessed that no significant credit risk will arise.

The counterparties to the transactions of derivative financial instruments undertaken by the Company were reputable financial institutions at home and abroad and the loan guarantees provided by the Company were in compliance with the Company’s “Procedures for Provision of Endorsements and Guarantees” and were only provided to subsidiaries of which the Company directly owned more than 50% equity interest or a company which the Company directly or indirectly controlled 50% ownership and the Company was able to govern its decision-making. As the Company was fully aware of the credit conditions of these related parties, no collateral for the loan guarantees were required. In the event that all these related parties defaulted, the maximum loss to the Company was the total amount of loan guarantees. No significant credit risk was expected.

C. Liquidity risk

The major counterparties of the Company’s receivables are high-credit-quality international companies. Its receivables are due within one year and the collection condition of receivables is normal. No significant liquidity risk is expected based on evaluation.

The Company entered into Foreign exchange forward contracts and cross currency swap contracts to hedge risks arising from changes in foreign exchange rates on foreign exchange assets or liabilities as there will be cash inflows and cash outflows upon maturity of those contracts and therefore the funds generated from the Company’s operations are sufficient to meet our requirements. The interest rates of the interest rate swap contracts and cross currency swap contracts have been determined taking into consideration the cost of funding in the future, therefore no financing risks are anticipated. The Company expects no significant liquidity risk will arise as the foreign exchange rates or interest rates of the Foreign exchange forward contracts cross currency swap contracts and interest rate swap contracts are fixed.

Cash flow expected to be generated from trading of various Derivative financial instruments outstanding as at December 31, 2010 are as follows:

In ‘000

Financial instruments	Date	Cash outflow	Cash inflow
December 31, 2010
Foreign exchange forward contract	100/1	TWD6,000,810	USD 200,000
	100/1~100/2	USD 635,000	JPY 57,848,491
cross currency swap contract(note)	100/5~102/11	TWD 6,190,254	USD 1,439
interest rate swap contract (note)	100/2~104/2	TWD 1,177,224	TWD 439,386

Note: Interest rate swaps are estimated based on the latest floating interest rates as agreed in the contract.

The Company expects no significant liquidity risk will arise as the Company’s working capital is sufficient to meet the obligations of payment to holders of the bonds issued by the Company.

D. Cash flow risk associated with change in interest rates

The Company borrowed loans on floating interest rate. The effective rate of loans would be changed due to change in market interest rate, provided that the funds generated from operations of the Company was sufficient to hedge the cash flow risk arising from fluctuations in interest rates.

The Company was engaged in IRS transactions. On each balance sheet date, the IRS contract was settled based on the amount of interest to be received or paid, which was calculated as the nominal principal times the difference of interest rates. As such amount was insignificant and there was no inflow or outflow of the principal, the Company had no significant cash flow risk.

(6)   Fair value hedge and cash flow hedge

A. Fair value hedge

The Company had long-term borrowings denominated in foreign currency, the interest payments of which may be exposed to fair value risk arising from fluctuations in exchange rates. The Company evaluated such risk to be significant, therefore it entered into cross currency swap contracts to hedge the exposure.

	Designated hedging instruments
	Financial
Hedge Item	Instruments designated as hedging instruments	Fair value, December 31, 2010
Long-term borrowings denominated in foreign currency	Cross currency swap contracts	($854,220)

B. Cash flow hedge

Floating interest rate bearing borrowings assumed by the Company, which were accounted for under “Long-term borrowings and long-term borrowings due within one year”, may result in movements in future cash flows arising from change in market interest rates and thus give rise to risks. The Company evaluated such risk to be significant, and accordingly, entered into interest rate swap and cross-currency swap contracts to hedge such exposures.

	Designated hedging instruments
Hedge Item	Financial Instruments designated as hedging instruments	Fair value, December 31, 2010	Expected timing for cash flow	Expected timing for the recognition of gains or losses from hedge
Long-term borrowings	Interest rate swap contracts	($392,919)	2008-2015	2008-2015
	Cross-currency swap contracts	75,689	2005-2013	2005-2013
		($317,230)

Item	December 31, 2010
Adjustment to shareholders’ equity for the period	($317,230)

11. EVENTS DISCLOSED IN NOTES

(1) Related information of major transactions

  A. Loans granted to external parties

								Reason for short-term financing	Allowance for Doubtful and bad debts	Collateral		Financing limit for individual borrowing company
Name of financing company	Name of counterparty	Financial statement account	Maximum balance for the period	Ending balance	Interest rate	Type of Financing (Note A)	Transaction amount			Name	Value		Aggregate limit for borrowing companies
Chimei Innolux Corporation	Chi Mei El Corporation	Other receivables – related parties	$1,200,000	$998,500	2.199%~2.307%	2	$—	Note B	$—	—	—	Note C	Note D
Chimei Innolux Corporation	Chi Mei Energy Corp.	Other receivables – related parties	1,000.000	—	—	2	—	Note B	—	—	—	Note C	Note D

Note A:	Number 1 represents normal business relationship.

Number 2 represents requirement for short-term financing.

Note B:	Provision of financial support for its operations.

Note C:
For a company requiring short-term financing, the financial limit on loans granted to a single party shall not exceed 10% of the Company’s net equity as set out in its most recent financial statement reviewed or audited by the auditors.

Note D:
Total borrowed loans granted to external parties shall not exceed 40% of the Company’s net equity as set out in its most recent financial statement reviewed or audited by the auditors. For short-term financing, not to exceed 30% of the Company’s net equity as set out in its most recent financial statement of reviewed or audited by the auditors.

B. Endorsements and guarantees provided during the year ended December 31, 2010:

	Counterparty
Name of endorsement/ guarantee provider	Company name	Relationship with the Company (Note A)	Limits on endorsement/ guarantee amount provided to each counterparty	Maximum balance for the year	Ending balance	Amount of endorsement/guarantee collateralized by properties	Ratio of accumulated endorsement/guarantee to net equity per latest financial statements	Maximum endorsement/guarantee amounts allowable
Chimei Innolux Corporation	Leadtek Global Group Limited	1	Note B	$25,343,100	$25,343,100	$—	10	Note C
Chimei Innolux Corporation	Ningbo Chi Mei Optoelectronics Ltd.	2	Note B	10,486,800	10,486,800	—	4	Note C
Chimei Innolux Corporation	Nanhai Chi Mei Optoelectronics Ltd.	2	Note B	7,282,500	7,282,500	—	3	Note C
Chimei Innolux Corporation	Chi Mei El Corporation	1	Note B	1,500,000	—	—	—	Note C
Chimei Innolux Corporation	Taiwan TFT LCD Association	3	Note B	36,400	—	—	—	Note C

Note A:	Number 1 represents the Company’s subsidiary.
Number 2 represents the Company’s indirect wholly-owned subsidiary.
Number 3 represents peer companies which provide mutual guarantees pursuant to the relevant contracts as required for undertaking projects.

Note B:
Except for the counterparties that the Company directly or indirectly owns more than 50% of their shares attached with voting rights, limits on endorsement/guarantee amount provided for each counterparty shall not exceed 0.5% of the Company’s net equity as set out in its most recent financial statement reviewed or audited by the auditors. Aggregate endorsement/guarantee amounts shall not exceed 1% of the Company’s net equity.

Note C:
Aggregate amount of endorsements/guarantees provided to counterparties shall not exceed 50% of the Company’s net equity as set out in its most recent financial statement reviewed or audited by the auditors. If endorsements and guarantees were provided for investees in which the Company directly or indirectly owns more than 50% of their shares attached with voting rights, the aggregate endorsement/guarantee amount shall not exceed 100% of the Company’s net equity.

C. Marketable securities held as of December 31, 2010:

						December 31, 2010
Name of the Company or investees	Type of marketable securities	Name of marketable securities	Relationship with the Company	General ledger accounts	Number of shares (’000)	Book value	Percentage	Market value/ Net worth
Chimei Innolux Corporation	Common stock	Innolux Holding Ltd.	A subsidiary of the Company	Long-term investments accounted for under the equity method	208,944	$12,991,698	100%	$13,123,718
Chimei Innolux Corporation	Common stock	InnoJoy Investment Corporation	A subsidiary of the Company	Long-term investments accounted for under the equity method	150,000	2,121,425	100%	2,121,425
Chimei Innolux Corporation	Common stock	InnoFun Investment Corporation	A subsidiary of the Company	Long-term investments accounted for under the equity method	150,000	1,861,747	100%	1,861,747
Chimei Innolux Corporation	Common stock	TPO Hong Kong Holding Ltd.	A subsidiary of the Company	Long-term investments accounted for under the equity method	1,158,844	2,270,468	100%	1,199,209
Chimei Innolux Corporation	Common stock	Toppoly Optoelectronics (B.V. I.) Ltd.	A subsidiary of the Company	Long-term investments accounted for under the equity method	122,430	2,806,403	100%	2,806,403
Chimei Innolux Corporation	Common stock	Bright Information Holding Ltd.	A subsidiary of the Company	Long-term investments accounted for under the equity method	2,782	63,298	57%	63,298
Chimei Innolux Corporation	Common stock	Golden Acheiver International Ltd.	A subsidiary of the Company	Long-term investments accounted for under the equity method	39	(255,603)	100%	(187,922)
Chimei Innolux Corporation	Common stock	Landmark International Ltd.	A subsidiary of the Company	Long-term investments accounted for under the equity method	560,000	30,054,132	100%	30,054,132
Chimei Innolux Corporation	Common stock	Leadtek Global Group Limited	A subsidiary of the Company	Long-term investments accounted for under the equity method	160,005	1,845,117	100%	1,845,117
Chimei Innolux Corporation	Common stock	Yuan Chi Investment Co., Ltd.	A subsidiary of the Company	Long-term investments accounted for under the equity method	—	2,003,030	100%	1,980,438

						December 31, 2010
Name of the Company or investees	Type of marketable securities	Name of marketable securities	Relationship with the Company	General ledger accounts	Number of shares (’000)	Book value	Percentage	Market value/ Net worth
Chimei Innolux Corporation	Common stock	Chi Mei Optoelectronics Japan Co., Ltd.	A subsidiary of the Company	Long-term investments accounted for under the equity method	—	1,415,984	100%	1,415,984
Chimei Innolux Corporation	Common stock	Gold Union Investments Ltd.	A subsidiary of the Company	Long-term investments accounted for under the equity method	42,000	933,188	100%	933,188
Chimei Innolux Corporation	Common stock	Keyway Investment Management Limited	A subsidiary of the Company	Long-term investments accounted for under the equity method	6,501	231,159	100%	231,159
Chimei Innolux Corporation	Common stock	Chi Mei Optoelectronics Europe B.V.	A subsidiary of the Company	Long-term investments accounted for under the equity method	—	120,358	100%	120,358
Chimei Innolux Corporation	Common stock	Chi Mei Optoelectronics (Singapore) Pte Ltd.	A subsidiary of the Company	Long-term investments accounted for under the equity method	10	5,544	100%	5,544
Chimei Innolux Corporation	Common stock	Honor Light Services Limited	A subsidiary of the Company	Long-term investments accounted for under the equity method	685	3	100%	3
Chimei Innolux Corporation	Common stock	Chi Mei Energy Europe B.V.	A subsidiary of the Company	Long-term investments accounted for under the equity method	—	1,041	100%	1,041
Chimei Innolux Corporation	Common stock	Chi Mei El Corporation	A subsidiary of the Company	Long-term investments accounted for under the equity method	40,500	(1,036,428)	90%	(1,011,647)
Chimei Innolux Corporation	Common stock	Chi Mei Lighting Technology Corporation	A subsidiary of the Company	Long-term investments accounted for under the equity method	71,087	1,109,963	35%	1,109,963
Chimei Innolux Corporation	Common stock	Jetronics International Corp.	A subsidiary of the Company	Long-term investments accounted for under the equity method	2,690	150,656	32%	185,172

						December 31, 2010
Name of the Company or investees	Type of marketable securities	Name of marketable securities	Relationship with the Company	General ledger accounts	Number of shares (’000)	Book value	Percentage	Market value/ Net worth
Chimei Innolux Corporation	Common stock	Contrel Technology Co., Ltd.	A subsidiary of the Company	Long-term investments accounted for under the equity method	17,009	189,698	13%	276,129
Chimei Innolux Corporation	Common stock	Global Display Taiwan Co., Ltd.	An investee under equity method	Long-term investments accounted for under the equity method	3,200	42,127	23%	46,864
Chimei Innolux Corporation	Common stock	Ampower Holding Ltd.	An investee under equity method	Long-term investments accounted for under the equity method	14,063	1,570,086	45%	972,671
Chimei Innolux Corporation	Common stock	Chi Mei Materials Technology Corporation	An investee under equity method	Long-term investments accounted for under the equity method	72,204	1,204,583	17%	1,053,943
Chimei Innolux Corporation	Common stock	GIO Optoelectronics Corp.	An investee under equity method	Long-term investments accounted for under the equity method	63,522	819,478	31%	819,478
Chimei Innolux Corporation	Common stock	Exploit Technology Co., Ltd.	An investee under equity method	Long-term investments accounted for under the equity method	3,633	—	15%	72,936
Chimei Innolux Corporation	Common stock	Optivision Technology Inc.	An investee under equity method	Long-term investments accounted for under the equity method	2,329	49,534	6%	31,986
Chimei Innolux Corporation	Common stock	Powerking Optoelectronics Co., Ltd.	An investee under equity method	Long-term investments accounted for under the equity method	3,120	$18,949	15%	$25,954
Chimei Innolux Corporation	Common stock	i3ZD Inc.	An investee under equity method	Long-term investments accounted for under the equity method	4	—	35%	—
Chimei Innolux Corporation	Common stock	Himax Technologies Inc.	None	Available-for-sale financial assets - current	1,154	39,682	—	39,682
Chimei Innolux Corporation	Securities benefited from securitization of financial assets	Subordinated beneficiary certificates	None	Available-for-sale financial assets - current	—	1,800,164	N/A	1,800,164

						December 31, 2010
Name of the Company or investees	Type of marketable securities	Name of marketable securities	Relationship with the Company	General ledger accounts	Number of shares (’000)	Book value	Percentage	Market value/ Net worth
Chimei Innolux Corporation	Securities benefited from securitization of financial assets	Seller’s beneficiary certificates	None	Available-for-sale financial assets - current	—	1,052,965	N/A	1,052,965
Chimei Innolux Corporation	Common stock	Formosa Epitaxy Incorporation	None	Available-for-sale financial assets - non-current	321	14,811	—	14,811
Chimei Innolux Corporation	Bond	Unsecured subordinated bonds of Cathay Financial Holdings	None	Available-for-sale financial assets - non-current	—	220,000	N/A	220,000
Chimei Innolux Corporation	Common stock	AvanStrate Inc.	None	Financial assets carried at cost - non-current	900	286,740	1%	Note
Chimei Innolux Corporation	Common stock	TPV Technology Ltd.	None	Financial assets carried at cost - non-current	150,500	2,958,216	6%	Note
Chimei Innolux Corporation	Common stock	Chi Lin Technology Co., Ltd.	None	Financial assets carried at cost - non-current	15,797	277,093	4%	Note
Chimei Innolux Corporation	Common stock	Top Taiwan Venture Capital Co., Ltd.	None	Financial assets carried at cost - non-current	20,000	198,490	9%	Note
Chimei Innolux Corporation	Common stock	Himax Media Solutions Company	None	Financial assets carried at cost - non-current	6,000	11,657	7%	Note

						December 31, 2010
Name of the Company or investees	Type of marketable securities	Name of marketable securities	Relationship with the Company	General ledger accounts	Number of shares (’000)	Book value	Percentage	Market value/ Net worth
Chimei Innolux Corporation	Common stock	Himax Analogic Company	None	Financial assets carried at cost - non-current	1,500	2,817	4%	Note
Chimei Innolux Corporation	Common stock	Allied Integrated Patterning Corp.	None	Financial assets carried at cost - non-current	2,430	6,807	3%	Note
Chimei Innolux Corporation	Common stock	Honest Precision Industries Co., Ltd.	None	Financial assets carried at cost - non-current	2,085	6,219	7%	Note

   Note: No information was disclosed on the market price or net value of the financial assets which were measured at cost as those financial assets had no open quotations in an active market and their fair value could not be reliably measured.

D. Acquisition or sale of the same security with the accumulated cost exceeding $100 million or 20% of the Company’s paid-in capital during the year ended December 31, 2010: Except for the information disclosed below, please refer to Note 4(10) for the asset acquired from the merger.

				Beginning balance		Acquired from merger		Purchase		Disposal				Ending balance
Marketable securities type and name	Financial statement account	Counterparty	Relationship with the Company	Shares/units (’000)	Amount	Shares/units (’000)	Amount	Shares/units (’000)	Amount	Shares/units (’000)	Amount	Carrying value	Gain (loss) on disposal	Shares/units (’000)	Amount
Innolux Holding Ltd.	Long-term investments accounted for under the equity method	Note 1	Note 1	191,944	$6,198,247	—	$—	17,000	$541,950	—	$—	$—	$—	208,944	$6,740,197
Toppoly Optoelectronics (B. V. I.) Ltd.	Long-term investments accounted for under the equity method	Note 1	Note 1	—	—	93,430	1,995,883	29,000	936,410	—	—	—	—	122,430	2,932,293
Landmark International Ltd.	Long-term investments accounted for under the equity method	Note 1	Note 1	—	—	480,100	26,511,440	79,900	2,567,986	—	—	—	—	560,000	29,079,426

GIO Optoelectronics Corp.	Long-term investments accounted for under the equity method	Note 2	Note 2	—	—	38,324	372,537	25,198	428,355	—	—	—	—	63,522	800,892
AvanStrate Inc.	Financial assets measured at cost	AvanStrate Inc.	None	—	—	—	—	900	286,740	—	—	—	—	900	286,740
					$6,198,247		$28,879,860		$4,761,441		$—	$—	$—		$39,839,548

 Note 1: The wholly-owned subsidiary with capital increase by cash.

 Note 2: The investee company accounted for under the equity method with capital increase by cash.

E.
Acquisition of real estate properties exceeding $100 million or 20% of the Company’s paid-in capital for the year ended December 31, 2010: Please refer to Note 4(10) for the explanation on the assets acquired from the merger.

F.   Disposal of real estate properties exceeding $100 million or 20% of the Company’s paid-in capital for the year ended December 31, 2010: None.

G. Purchases from or sales to related parties exceeding $100 million or 20% of the Company’s paid-in capital for the year ended December 31, 2010:

			Transactions			Difference with general transactions		Notes and accounts receivable (payable)
Counterparty	Relationship with the Company	Purchases/ Sales	Amount	Percentage of total purchases/sales	Credit term	Unit price	Credit term	Balance	Percentage of balance
Chi Lin Technology Co., Ltd.	A subsidiary of Chi Mei Corporation	Sales	$27,144,754	6%	30-60 days	Similar with general transactions	No material difference	$4,664,300	7%
Innolux Corporation Ltd.	An indirect wholly-owned subsidiary	Sales	26,707,584	6%	90 days	Similar with general transactions	No material difference	2,375,772	4%
Innocom Technology Shenzhen Ltd.	An indirect wholly-owned subsidiary	Sales	13,806,261	3%	90 days	Similar with general transactions	No material difference	1,399,858	2%
Chi Mei Optoelectronics Japan Co., Ltd.	A subsidiary of the Company	Sales	5,630,207	1%	45-120 days	No transactions comparable with sales from related parties	No material difference	1,745,554	3%
Hon Hai Precision Industry Co., Ltd.	Same major stockholder	Sales	4,899,127	1%	30-60 days	Similar with general transactions	No material difference	554,514	1%
TPO Display HK Ltd.	An indirect wholly-owned subsidiary	Sales	4,667,340	1%	50-60 days	Similar with general transactions	No material difference	2,210,492	3%

			Transactions			Difference with general transactions		Notes and accounts receivable (payable)

Counterparty	Relationship with the Company	Purchases/ Sales	Amount	Percentage of total purchases/sales	Credit term	Unit price	Credit term	Balance	Percentage of balance
Toptech Trading Limited	An indirect wholly-owned subsidiary	Sales	3,797,917	1%	60 days	Similar with general transactions	No material difference	2,468,827	4%
Nexgen Mediatech Inc.	A subsidiary of Chi Mei Corporation	Sales	2,260,329	—	60-90 days	Similar with general transactions	No material difference	495,938	1%
Foxconn CZ S.R.O.	An indirect wholly-owned subsidiary of Hon Hai Precision Industry Co., Ltd.	Sales	2,233,711	—	45 days from date of invoice	Similar with general transactions	No material difference	594,513	1%
Hongfujin Precision Industry (Wuhan) Co., Ltd.	An indirect wholly-owned subsidiary of Hon Hai Precision Industry Co., Ltd.	Sales	1,797,086	—	45 days from date of invoice	Similar with general transactions	No material difference	280,627	—
Foxconn Japan Co., Ltd.	An indirect wholly-owned subsidiary of Hon Hai Precision Industry Co., Ltd.	Sales	1,399,670	—	90 days	Similar with general transactions	No material difference	185,793	—
TPO Displays Shanghai Ltd.	An indirect wholly-owned subsidiary	Sales	1,107,877	—	30 days	Similar with general transactions	No material difference	405,112	1%

			Transactions			Difference with general transactions		Notes and accounts receivable (payable)

Counterparty	Relationship with the Company	Purchases/ Sales	Amount	Percentage of total purchases/sales	Credit term	Unit price	Credit term	Balance	Percentage of balance
Nanhai Chi Mei Optoelectronics Ltd.	An indirect wholly-owned subsidiary	Sales	993,323	—	60 days	Similar with general transactions	No material difference	236,428	—
Ningbo Chi Mei Electronics Ltd.	An indirect wholly-owned subsidiary	Sales	959,896	—	60 days from date of receipt of delivery	Similar with general transactions	No material difference	162,353	—
GIO Optoelectronics Corp.	An indirect investee company accounted for under the equity method	Sales	787,252	—	60 days from date of receipt of delivery	Similar with general transactions	No material difference	633,848	1%
Foxconn Precision Electronics (Langfang) Co., Ltd.	An indirect investee company of Hon Hai Precision Industry Co., Ltd.	Sales	718,662	—	30 days from date of receipt of delivery	Similar with general transactions	No material difference	422,319	1%
Futaijing Precision Electronics (Beijing) Co., Ltd.	An indirect wholly-owned subsidiary of Hon Hai Precision Industry Co., Ltd.	Sales	$361,009	—	60 days from date of receipt of delivery	Similar with general transactions	No material difference	$22,180	—

			Transactions			Difference with general transactions		Notes and accounts receivable (payable)

Counterparty	Relationship with the Company	Purchases/ Sales	Amount	Percentage of total purchases/sales	Credit term	Unit price	Credit term	Balance	Percentage of balance
Cheng Uei Precision Industry Co., Ltd.	The Chairmen of Cheng Uei and Hon Hai Precision Industry Co., Ltd. are immediate family members	Sales	327,042	—	30 days from date of receipt of delivery	Similar with general transactions	No material difference	19,716	—
Pan-International Industrial Co.	An indirect investee company of Hon Hai Precision Industry Co., Ltd. accounted for under the equity method	Sales	325,405	—	45 days	Similar with general transactions	No material difference	28,217	—
Innocom Technology (Chongqing) Ltd.	An indirect wholly-owned subsidiary	Sales	313,500	—	30 days from date of receipt of delivery	Similar with general transactions	No material difference	296,979	—
Funing Precision Component Co., Ltd	An indirect investee company of Hon Hai Precision Industry Co., Ltd. accounted for under the equity method	Sales	279,150	—	60 days from date of invoice	Similar with general transactions	No material difference	—	—

			Transactions			Difference with general transactions		Notes and accounts receivable (payable)

Counterparty	Relationship with the Company	Purchases/ Sales	Amount	Percentage of total purchases/sales	Credit term	Unit price	Credit term	Balance	Percentage of balance
Foxconn Precision Electronics (Yantai) Co., Ltd.	An indirect investee company of Hon Hai Precision Industry Co., Ltd.	Sales	236,576	—	60 days from date of invoice	Similar with general transactions	No material difference	34,975	—
Ningbo Chi Mei Optoelectronics Ltd.	An indirect wholly-owned subsidiary	Sales	$179,462	—	60 days from date of receipt of delivery	Similar with general transactions	No material difference	$693,781	1%
Fuhuajie Industry (Shenzhen) Ltd.	An indirect investee company of Hon Hai Precision Industry Co., Ltd.	Sales	147,546	—	60 days from date of receipt of delivery	Similar with general transactions	No material difference	27,295	—
Shenzhen Fu Tai Hong Precision Industry Co., Ltd.	An indirect investee company of Hon Hai Precision Industry Co., Ltd. accounted for under the equity method	Sales	$138,704	—	60 days from date of receipt of delivery	Similar with general transactions	No material difference	$57,118	—
Chi Mei Materials Technology Corporation	An indirect investee company accounted for under the equity method	Purchases	4,636,755	2%	30 days from date of receipt of delivery	No transactions comparable with purchases from related parties	No material difference	(769,828)	1%

			Transactions			Difference with general transactions		Notes and accounts receivable (payable)

Counterparty	Relationship with the Company	Purchases/ Sales	Amount	Percentage of total purchases/sales	Credit term	Unit price	Credit term	Balance	Percentage of balance
Hon Hai Precision Industry Co., Ltd.	Same major stockholder	Purchases	4,014,228	1%	90 days from date of receipt of delivery	No transactions comparable with purchases from related parties	No material difference	(1,650,656)	1%
Futaihua Industrial (Shenzhen) Limited	An indirect wholly-owned subsidiary of Hon Hai Precision Industry Co., Ltd.	Purchases	3,684,564	—	30 days from date of receipt of delivery	No transactions comparable with purchases from related parties	No material difference	(908,895)	1%
Chi Lin Technology Co., Ltd.	A subsidiary of Chi Mei Corporation	Purchases	2,681,937	1%	120 days from date of receipt of delivery	Similar with general transactions	No material difference	(1,125,226)	1%
Chi Mei Corporation	Accounted the Company under equity method	Purchases	2,218,107	1%	90 days from date of receipt of delivery	No transactions comparable with purchases from related parties	No material difference	(776,930)	1%

			Transactions			Difference with general transactions		Notes and accounts receivable (payable)

Counterparty	Relationship with the Company	Purchases/ Sales	Amount	Percentage of total purchases/sales	Credit term	Unit price	Credit term	Balance	Percentage of balance
TPO Displays Hong Kong Ltd.	An indirect wholly-owned subsidiary	Purchases	2,205,326	1%	60 days	No transactions comparable with purchases from related parties	No material difference	(1,076,199)	1%
Advanced Optoelectronic Technology Inc.	An indirect investee company of Hon Hai Precision Industry Co., Ltd. accounted for under the equity method	Purchases	1,948,073	1%	60 days from date of receipt of delivery	No transactions comparable with purchases from related parties	No material difference	(406,369)	—
Ningbo Chi Mei Material Technology Corp.	An indirect investee company accounted for under the equity method	Purchases	1,269,612	—	30 days from date of receipt of delivery	No transactions comparable with purchases from related parties	No material difference	(245,782)	—
Nanhai Chi Mei Electronics	An indirect wholly-owned subsidiary	Purchases	771,152	—	30 days from date of receipt of delivery	No transactions comparable with purchases from related parties	No material difference	—	—

			Transactions			Difference with general transactions		Notes and accounts receivable (payable)

Counterparty	Relationship with the Company	Purchases/ Sales	Amount	Percentage of total purchases/sales	Credit term	Unit price	Credit term	Balance	Percentage of balance
G-TECH Optoelectronics Corporation	An indirect investee company of Hon Hai Precision Industry Co., Ltd. accounted for under the equity method	Purchases	828,560	—	120 days from date of receipt of delivery	No transactions comparable with purchases from related parties	No material difference	(378,743)	—
Glorious Falcon International Limited	An indirect wholly-owned subsidiary of Hon Hai Precision Industry Co., Ltd.	Purchases	739,252	—	90 days from date of receipt of delivery	No transactions comparable with purchases from related parties	No material difference	(9,809)	—
TPO Displays Japan K.K.	An indirect wholly-owned subsidiary	Purchases	651,118	—	90 days from date of receipt of delivery	No transactions comparable with purchases from related parties	No material difference	(1,152,892)	1%
Best Vision Technology Pte. Ltd.	An indirect wholly-owned subsidiary of Pan-International	Purchases	630,849	—	90 days from date of receipt of delivery	No transactions comparable with purchases from related parties	No material difference	(253,367)	—

			Transactions			Difference with general transactions		Notes and accounts receivable (payable)

Counterparty	Relationship with the Company	Purchases/ Sales	Amount	Percentage of total purchases/sales	Credit term	Unit price	Credit term	Balance	Percentage of balance
Foxconn Technology CZ S. R. O.	An indirect wholly-owned subsidiary of Hon Hai Precision Industry Co., Ltd.	Purchases	577,218	—	30 days from date of receipt of delivery	No transactions comparable with purchases from related parties	No material difference	(306,723)	1%

VAP Optoelectronics (Nanjing) Corp.	An indirect wholly-owned subsidiary	Purchases	$425,820	—	30 days from date of receipt of delivery	No transactions comparable with purchases from related parties	No material difference	($106,475)	—
Chi Mei Optoelectronics Japan Co., Ltd.	A subsidiary of the Company	Purchases	293,219	—	30 days from date of wire transfer	No transactions comparable with purchases from related parties	No material difference	(1,293)	—
Funing Precision Component Co., Ltd.	An indirect investee company of Hon Hai Precision Industry Co., Ltd. accounted for under the equity method	Purchases	282,531	—	50 days	No transactions comparable with purchases from related parties	No material difference	(12)	—

			Transactions			Difference with general transactions		Notes and accounts receivable (payable)

Counterparty	Relationship with the Company	Purchases/ Sales	Amount	Percentage of total purchases/sales	Credit term	Unit price	Credit term	Balance	Percentage of balance
Ampower Technology Co., Ltd.	An indirect wholly-owned subsidiary of Hon Hai Precision Industry Co., Ltd.	Purchases	276,517	—	90 days from date of receipt of delivery	No transactions comparable with purchases from related parties	No material difference	(91,734)	—
Optivision Technology Incorporate	An indirect investee company accounted for under the equity method	Purchases	249,215	—	120 days	No transactions comparable with purchases from related parties	No material difference	(16,551)	—
Nexgen Mediatech Inc.	A subsidiary of Chi Mei Corporation	Purchases	199,802	—	60 days	No transactions comparable with purchases from related parties	No material difference	(1,353)	—
Armadale Holdings Ltd.	An indirect wholly-owned subsidiary of Hon Hai Precision Industry Co., Ltd.	Purchases	195,395	—	90 days from date of receipt of delivery	No transactions comparable with purchases from related parties	No material difference	(78,576)	—

			Transactions			Difference with general transactions		Notes and accounts receivable (payable)

Counterparty	Relationship with the Company	Purchases/ Sales	Amount	Percentage of total purchases/sales	Credit term	Unit price	Credit term	Balance	Percentage of balance
Foxconn Technology Pte., Ltd	An indirect investee company of Hon Hai Precision Industry Co., Ltd. accounted for under the equity method	Purchases	108,920	—	90 days from date of receipt of delivery	No transactions comparable with purchases from related parties	No material difference	(3,514)	—
Leadtek Global Group Ltd	A subsidiary of the Company	Processing costs	84,288,532	18%	60 days from date of wire transfer	Cost plus	No material difference	(45,570,886)	39%
Lakers Trading Ltd.	An indirect wholly-owned subsidiary	Processing costs	20,816,233	4%	90 days from date of receipt of delivery	Cost plus	No material difference	—	—
Toptech Trading Limited	An indirect wholly-owned subsidiary	Processing costs	2,629,314	1%	90 days from date of receipt of delivery	Cost plus	No material difference	(1,208,953)	9%

 Note A: Accounts for the Cost of Goods Sold ratio.

H. Accounts receivable from related parties exceeding $100 million or 20% of the Company’s paid-in capital:

			Balance of receivables from related parties					Allowance for doubtful accounts provided
					Overdue receivables
Name of company	Name of counterparty	Relationship with the Company		Turnover rate	Amount	Action adopted for overdue accounts	Subsequent collection
Chimei Innolux Corporation	Chi Lin Technology Co., Ltd..	A subsidiary of Chi Mei Corporation	$4,664,300	5.82%	$1,390,917	Subsequent collection	$1,473,278	$ —
Chimei Innolux Corporation	Toptech Trading Limited	An indirect wholly-owned subsidiary of the Company	2,468,827	1.54%	2,096,456	Subsequent collection	952,855	—
Chimei Innolux Corporation	Innolux Corporation Ltd.	A subsidiary of the Company	2,375,772	12.33%	35,139	Subsequent collection	1,875,538	7,100
Chimei Innolux Corporation	TPO Displays Hong Kong Ltd.	An indirect wholly-owned subsidiary of the Company	2,210,492	2.11%	1,977,117	Accelerate collection	740,017	—
Chimei Innolux Corporation	Chi Mei Optoelectronics Japan Co., Ltd.	A subsidiary of the Company	1,745,554	3.23%	161,079	Subsequent collection	340,635	—
Chimei Innolux Corporation	Innocom Technology Shenzhen Ltd.	An indirect wholly-owned subsidiary of the Company	1,399,858	6.81%	—	—	1,399,858	—
Chimei Innolux Corporation	VAP Optoelectronics (Nanjing) Corp.	An indirect wholly-owned subsidiary of the Company	963,238	0.00%	554,605	Accelerate collection	—	—
Chimei Innolux Corporation	Ningbo Chi Mei Electronics Ltd.	An indirect wholly-owned subsidiary of the Company	693,781	0.26%	333,666	Subsequent collection	96,544	—
Chimei Innolux Corporation	GIO Optoelectronics Corp.	An investee company accounted for under the equity method	633,848	1.24%	412,116	Subsequent collection	373,928	—
Chimei Innolux Corporation	FOXCONN CZ S.R.O.	An indirect wholly-owned subsidiary of Hon Hai Precision Industry Co., Ltd.	594,513	7.40%	6,872	Accelerate collection	—	1,535
Chimei Innolux Corporation	Hon Hai Precision Industry Co., Ltd	Under the control of the same major shareholder	554,514	7.06%	47,813	Subsequent collection	45,793	900
Chimei Innolux Corporation	Nexgen Mediatech Inc.	A subsidiary of Chi Mei Corporation	495,938	7.12%	389	Subsequent collection	27,550	—
Chimei Innolux Corporation	Foxconn Precision Electronics (Langfang) Co., Ltd.	An indirect wholly-owned subsidiary of Hon Hai Precision Industry Co., Ltd.	422,319	1.70%	28,824	Subsequent collection	112,118	96
Chimei Innolux Corporation	TPO Displays Shanghai Ltd.	An indirect wholly-owned subsidiary of the Company	405,112	0.00%	263,356	Subsequent collection	58,264	—
Chimei Innolux Corporation	Innocom Technology (Chongqing) Ltd.	An indirect wholly-owned subsidiary of the Company	296,979	1.06	—	—	—	—
Chimei Innolux Corporation	Hongfujin Precision Industry (Wuhan) Co., Ltd.	An indirect wholly-owned subsidiary of Hon Hai Precision Industry Co., Ltd.	280,627	6.40	202,846	Subsequent collection	268,126	34,605
Chimei Innolux Corporation	Nanhai Chi Mei Electronics Ltd.	An indirect wholly-owned subsidiary of the Company	236,428	4.20	177,134	Subsequent collection	177,134	—

			Balance of receivables from related parties					Allowance for doubtful accounts provided
					Overdue receivables
Name of company	Name of counterparty	Relationship with the Company		Turnover rate	Amount	Action adopted for overdue accounts	Subsequent collection
Chimei Innolux Corporation	Foxconn Japan Co., Ltd.	An indirect wholly-owned subsidiary of Hon Hai Precision Industry Co., Ltd.	$185,793	8.56%	$1,804	Accelerate collection	—	—
Chimei Innolux Corporation	Ningbo Chi Mei Optoelectronics Ltd.	An indirect wholly-owned subsidiary of the Company	162,353	5.91%	77,762	Subsequent collection	2,319	—

I. For details of derivative financial instruments undertaken during the year ended December 31, 2010, please refer to Notes 4(2), (7) and 10(6) to these financial statements.

(2) Disclosure information of investee companies

A. Information of Investee Companies:

						Held by the Company as at December 31, 2010
									Income (loss) of the investee company (Note B)	Investment income (loss) recognized by the Company (Note B)
				Original cost		Number of shares (in thousands)
Name of company	Investee company	Location	Main operating activities	December 31, 2010	December 31, 2009		Percentage of ownership (%)	Book value			Remarks
Chimei Innolux Corporation	Innolux Holding Ltd.	Samoa	Investment holdings	$6,740,197	$6,198,247	208,944	100	$12,991,698	$1,860,659	$1,863,044
Chimei Innolux Corporation	InnoJoy Investment Corporation	Miaoli County	Investment company	1,500,000	1,500,000	150,000	100	2,121,425	78,282	78,282
Chimei Innolux Corporation	InnoFun Investment Corporation	Miaoli County	Investment company	1,500,000	1,500,000	150,000	100	1,861,747	741	741
Chimei Innolux Corporation	TPO Hong Kong Holding Ltd.	Hong Kong	Investment company	2,107,791	Note A	1,158,844	100	2,270,468	(1,022,665)	(324,816)
Chimei Innolux Corporation	Toppoly Optoelectronics (B. V. I.) Ltd.	BVI	Investment company	2,932,293	Note A	122,430	100	2,806,403	(449,210)	(189,204)
Chimei Innolux Corporation	Bright Information Holding Ltd.	Hong Kong	Investment company	74,924	Note A	2,782	57	63,298	(22,863)	(7,992)
Chimei Innolux Corporation	Golden Achiever International Ltd.	BVI	Investment company	—	Note A	39	100	(225,603)	(223,212)	5,831
Chimei Innolux Corporation	Landmark International Ltd.	Samoa	Investment company	29,079,426	Note A	560,000	100	30,054,132	3,143,143	2,792,400
Chimei Innolux Corporation	Leadtek Global Group Limited	BVI	Investment and export trading company	2,064,427	Note A	160,005	100	1,845,117	236,756	271,019
Chimei Innolux Corporation	Yuan Chi Investment Co., Ltd.	Tainan County	Investment company	1,817,235	Note A	—	100	2,003,030	32,719	138,473
Chimei Innolux Corporation	Chi Mei Optoelectronics Japan Co., Ltd.	Japan	Developing, manufacturing and selling of the film transistor liquid crystal display	$1,335,486	Note A	—	100	$1,415,984	$67,782	$28,383

						Held by the Company as at December 31, 2010
									Income (loss) of the investee company (Note B)	Investment income (loss) recognized by the Company (Note B)
				Original cost		Number of shares (in thousands)
Name of company	Investee company	Location	Main operating activities	December 31, 2010	December 31, 2009		Percentage of ownership (%)	Book value			Remarks
Chimei Innolux Corporation	Gold Union Investment Ltd.	Samoa	Investment company	655,140	Note A	42,000	100	933,188	228,147	332,969
Chimei Innolux Corporation	Keyway Investment Management Limited	Samoa	Investment company	222,343	Note A	6,501	100	231,159	25,644	21,887
Chimei Innolux Corporation	Chi Mei Optoelectronics Europe B. V.	Netherlands	Import and export sales of electronic components and LCD monitors	121,941	Note A	—	100	120,358	13,349	9,591
Chimei Innolux Corporation	Chi Mei Optoelectronics (Singapore) Pte Ltd.	Singapore	Import and export sales of electronic components and LCD monitors and after-sales services	5,235	Note A	10	100	5,544	127	312
Chimei Innolux Corporation	Honor Light Services Limited	Singapore	International trading business	1,395	Note A	685	100	3	(2,922)	(1,380)
Chimei Innolux Corporation	Chi Mei Energy Europe B.V.	Netherlands	Import and export sales of solar products and related technical service	1,151	Note A	—	100	1,041	(15)	(14)
Chimei Innolux Corporation	Chi Mei El Corporation	Tainan County	Developing, designing, manufacturing, and selling of organic light emitting diodes	(788,618)	Note A	40,500	90	(1,036,428)	(300,278)	(247,810)
Chimei Innolux Corporation	Chi Mei Lighting Technology Corporation	Tainan County	Manufacturing of electric components and lighting equipment	819,312	Note A	71,087	35	1,109,963	957,700	284,125
Chimei Innolux Corporation	Jetronics International Corp.	Samoa	Investment company	145,600	Note A	2,690	32	150,656	62,082	15,291
Chimei Innolux Corporation	GIO Optoelectronics Corp.	Tainan County	Developing, designing, manufacturing and selling of components of back light module of TFT-LCD	800,892	Note A	63,522	31	819,478	164,374	57,698

						Held by the Company as at December 31, 2010
									Income (loss) of the investee company (Note B)	Investment income (loss) recognized by the Company (Note B)
				Original cost		Number of shares (in thousands)
Name of company	Investee company	Location	Main operating activities	December 31, 2010	December 31, 2009		Percentage of ownership (%)	Book value			Remarks
Chimei Innolux Corporation	Contrel Technology Co., Ltd.	Tainan County	Manufacturing and selling of related equipments for film transistor liquid crystal display	$135,423	Note A	17,009	13	$189,698	$107,485	$62,595
Chimei Innolux Corporation	Global Display Taiwan Co., Ltd.	Taichung County	Glass thinning and processing	45,262	Note A	3,200	23	42,127	(9,221)	(1,996)
Chimei Innolux Corporation	Ampower Holding Ltd.	Cayman	Glass thinning processing	1,717,714	Note A	14,063	45	1,570,086	200,649	60,473
Chimei Innolux Corporation	Chi Mei Materials Technology Corporation	Tainan County	Selling electronic materials	961,948	Note A	72,204	17	1,204,583	1,643,486	250,912
Chimei Innolux Corporation	Exploit Technology Co., Ltd.	Taoyuan County	Selling electronic materials and telecommunications materials	—	Note A	3,633	15	—	(90,528)	—
Chimei Innolux Corporation	Optivision Technology Incorporated	Hsinchu City	Researching and developing, designing, manufacturing and selling of optical films	59,774	Note A	2,329	6	49,534	(127,402)	(10,266)
Chimei Innolux Corporation	Powerking Optoelectronics Co., Ltd.	Hsinchu County	Manufacturing of electric component and lighting equipment	19,875	Note A	3,120	15	18,949	(3,537)	(926)
Chimei Innolux Corporation	iZ3D Inc.	USA	Research and development and sale of 3D flat monitor	—	Note A	4	35	—	(60,577)	—
								$62,617,638		$5,489,622
Add: credit balance of long-term equity investments reclassified to “other liabilities”								1,262,031
								$63,879,669

						Held by the Company as at December 31, 2010
									Income (loss) of the investee company (Note B)	Investment income (loss) recognized by the Company (Note B)
				Original cost		Number of shares (in thousands)
Name of company	Investee company	Location	Main operating activities	December 31, 2010	December 31, 2009		Percentage of ownership (%)	Book value			Remarks
Innolux Holding Ltd.	Rockets Holding Ltd.	Samoa	Holding company	$6,569,580	$6,027,630	201,785	100	$12,842,140	$1,834,851	$1,834,851
Innolux Holding Ltd.	Lakers Trading Ltd.	Samoa	Trading and order swap company	—	—	—	100	221,928	(5)	(5)
Innolux Holding Ltd.	Innolux Corporation	USA	Trading company	6,348	6,348	200	100	(92,277)	21,519	21,519
Innolux Holding Ltd.	Suns Holding Ltd.	Samoa	Holding company	164,269	164,269	5,072	100	138,266	4,294	4,294
Rockets Holding Ltd.	Stanford Developments Ltd.	Samoa	Holding company	5,391,125	5,391,125	164,000	100	11,100,057	1,929,523	1,929,523
Rockets Holding Ltd.	Sonics Trading Ltd.	Samoa	Trading and order swap company	198,116	198,116	8,390	100	189,491	—	—
Rockets Holding Ltd.	Best China Investments Ltd.	Samoa	Investment company	314,740	314,740	10,000	100	299,077	(1,937)	(1,937)
Rockets Holding Ltd.	Mega Chance Investments Ltd.	Samoa	Investment company	573,940	321,700	18,000	100	530,581	(12,634)	(12,634)
Rockets Holding Ltd.	Excel Victory Ltd.	Samoa	Investment company	97,182	97,182	3,000	100	247,993	166,728	166,728
Rockets Holding Ltd.	Magic Sun Ltd.	Samoa	Investment company	289,710	—	9,000	100	29,837	(252,491)	(252,491)
Rockets Holding Ltd.	Nets Trading Ltd. (Samoa)	Samoa	Trading and order swap company	—	—	—	100	1,784	1,930	1,930
Suns Holding Ltd.	Warriors Technology Investments Ltd.	Samoa	Trading and order swap company	164,269	164,269	5,072	100	138,266	4,294	4,294
Best China Investment Ltd.	Asiaward Investment Ltd.	Hong Kong	Trading and order swap company	314,740	314,740	77,830	100	299,077	(1,937)	(1,937)
Asiaward Investment Ltd.	Innocom Technology (Xiamen) Ltd.	Xiamen	Research and development, design, manufacture and sales of front-panel modules, product assembly and after-sales service	314,740	314,740	—	100	299,077	(1,937)	(1,937)
Stanford Developments Ltd.	Full Lucky Investment Ltd.	Hong Kong	Investment company	1,016,035	1,016,035	1,271,015	100	—	1,438,930	1,438,930
Stanford Development Ltd.	Innocom Technology Shenzhen Ltd.	Shenzhen	Research and development, design, manufacture and sales of front-panel modules, product assembly and after-sales service	5,391,125	5,391,125	—	100	11,100,043	1,929,527	1,929,527
Mega Chance Investments Ltd.	Main Dynasty Investment Ltd.	Hong Kong	Investment company	$573,940	$321,700	139,624	100	$530,580	($12,635)	($12,635)

						Held by the Company as at December 31, 2010
									Income (loss) of the investee company (Note B)	Investment income (loss) recognized by the Company (Note B)
				Original cost		Number of shares (in thousands)
Name of company	Investee company	Location	Main operating activities	December 31, 2010	December 31, 2009		Percentage of ownership (%)	Book value			Remarks
Main Dynasty Investment Ltd.	Innocom Technolgy (Jia-Shan) Ltd.	Jiashan	Research and development, design, manufacture and sales of front-panel modules, product assembly and after-sales service	573,940	321,700	—	100	530,580	(12,635)	(12,635)
Excel Victory Ltd.	Glory Ace Investment Ltd.	Hong Kong	Investment company	97,182	97,182	23,250	100	247,993	166,728	166,728
Glory Ace Investment Ltd.	Innocom Technology (Chongqing) Co., Ltd.	Chongqing	Research and development, design, manufacture and sales of front-panel modules, product assembly and after-sales service	97,182	97,182	—	100	247,993	166,728	166,728
Magic Sun Ltd.	Sun Dynasty Development Ltd.	Hong Kong	Investment company	289,710	—	69,937	100	29,837	(252,491)	(252,491)
Sun Dynasty Development Ltd.	Innocom Technology (Chengdu) Ltd.	Chengdu	Research and development, design, manufacture and sales of front-panel modules, product assembly and after-sales service	289,710	—	—	100	29,837	(252,491)	(252,491)
Chi Mei Optoelectronics Japan Co., Ltd.	Chi Mei Optoelectronics USA Inc.	USA	Selling of electronic equipment and computer monitors	2,400	Note A	1	100	155,044	3,980	3,980
Landmark International Ltd.	Ningbo Chi Mei Electronics Ltd.	Ningbo	Manufacturing and selling of TFT-LCD modules	19,524,952	Note A	—	100	19,182,554	988,717	741,974
Landmark International Ltd.	Nanhai Chi Mei Electronics Ltd.	Foshan	Processing, Manufacturing and after-sales repair service of TFT-LCD modules	5,487,868	Note A	—	100	6,767,683	2,012,704	1,710,951

						Held by the Company as at December 31, 2010
									Income (loss) of the investee company (Note B)	Investment income (loss) recognized by the Company (Note B)
				Original cost		Number of shares (in thousands)
Name of company	Investee company	Location	Main operating activities	December 31, 2010	December 31, 2009		Percentage of ownership (%)	Book value			Remarks
Landmark International Ltd.	Ningbo Chi Mei Optoelectronics Ltd.	Ningbo	Developing, processing and manufacturing, after-sales repair service and warehousing of TFT-LCD modules	$1,149,926	Note A	—	100	$1,352,024	$83,828	$278,927
Landmark International Ltd.	Nanhai Chi Mei Optoelectronics Corp.	Foshan	Processing, manufacturing and after-sales repair service of TFT-LCD modules	2,968,523	Note A	—	100	2,753,693	61,978	62,173
Yuan Chi Investment Co., Ltd.	Fulintec Engineering Co., Ltd.	Taipei County	Researching and developing, manufacturing, processing, trading and importing and exporting of semiconductor equipments	249,997	Note A	16,565	53	290,768	72,813	44,385
Yuan Chi Investment Co., Ltd.	Chi Mei Logistics Co., Ltd.	Tainan County	Warehousing Service	124,485	Note A	12,740	49	123,885	510	(600)
Yuan Chi Investment Co., Ltd.	Chi Mei Lighting Technology Corporation	Tainan County	International Trading, manufacturing of electronic components and lighting equipment	263,812	Note A	17,885	9	279,398	957,700	88,653

Yuan Chi Investment Co., Ltd.	Optivision Technology Incorporated	Hsinchu City	Researching and developing, designing, manufacturing and selling of optical films	116,778	Note A	6,443	16	137,085	(127,402)	(28,553)
Yuan Chi Investment Co., Ltd.	Powerking Optoelectronics Co., Ltd.	Hsinchu City	Manufacturing of electronic components and lighting equipments	8,699	Note A	1,010	5	6,137	(3,537)	(171)

						Held by the Company as at December 31, 2010
									Income (loss) of the investee company (Note B)	Investment income (loss) recognized by the Company (Note B)
				Original cost		Number of shares (in thousands)
Name of company	Investee company	Location	Main operating activities	December 31, 2010	December 31, 2009		Percentage of ownership (%)	Book value			Remarks
Yuan Chi Investment Co., Ltd.	Exploit Technology Co., Ltd.	Taoyuan County	Selling of electronic materials and telecommunication equipment	—	Note A	1,179	5	—	($90,528)	—
Yuan Chi Investment Co., Ltd.	Alpha Crystal Technology Corporation	Hsinchu City	Manufacturing of electronic components, international trading and other service	73,133	Note A	10,285	22	92,541	70,788	20,628
Yuan Chi Investment Co., Ltd.	TOA Optronics Corporation	Hsinchu County	Wholesaling of electric appliance and electronic materials, international trading, manufacturing of lighting equipments and electronic components	423,606	Note A	58,007	40	378,033	(28,093)	(8,765)
Yuan Chi Investment Co., Ltd.	Chi Mei Materials Technology Corporation	Tainan County	Selling electronic materials	36,159	Note A	3,514	1	57,461	1,643,486	13,263
Yuan Chi Investment Co., Ltd.	GIO Optoelectronics Corp.	Tainan County	Developing, designing, manufacturing and selling of components of back light modules of TFT-LCD	6,881	Note A	464	—	5,986	164,374	(356)
Fulintec Engineering Co., Ltd.	Fu Cheng Optoelectronic Technology (Shanghai) Co., Ltd.	Shanghai	Developing, manufacturing and maintaining mechanical products.	6,125	Note A	—	100	7,419	1,758	924
Chi Mei Optoelectronics Europe B. V.	Chi Mei Optoelectronics Germany GmbH.	Germany	Import trading of electronic components and LCD monitors and after-sales service	10,324	Note A	—	100	16,336	9,647	7,449
Chi Mei Optoelectronics Europe B. V.	Chi Mei Optoelectronics UK Ltd.	UK	Customer service on electronic equipment and computer monitors	4,566	Note A	150	100	4,830	573	573
Keyway Investment Management Limited	Ningbo Chi Mei Logistics Co., Ltd.	Ningbo	Warehousing Service	$151,715	Note A	—	100	$158,619	$24,894	$21,342

						Held by the Company as at December 31, 2010
									Income (loss) of the investee company (Note B)	Investment income (loss) recognized by the Company (Note B)
				Original cost		Number of shares (in thousands)
Name of company	Investee company	Location	Main operating activities	December 31, 2010	December 31, 2009		Percentage of ownership (%)	Book value			Remarks
Keyway Investment Management Limited	Foshan Chi Mei Logistics Co., Ltd.	Foshan	Warehousing, testing of electronic components, assembly of LCD TV and repair service for LCD panels and components	39,972	Note A	—	100	43,539	6,315	6,110
Jetronics International Corp.	Kunshan Guan Jye Electronics Co., Ltd.	Kunshan	Manufacturing transformers	244,692	Note A	—	100	550,137	66,276	19,620
Jetronics International Corp.	Champ Win Technology Corporation	Taipei County	Wholesaling of electronic materials, telecommunication equipments, computers and business machines and equipments, product design and international trading business	7,545	Note A	800	100	9,412	641	205
Gold Union Investments Ltd.	Ningbo Chi Hsin Electronics Ltd.	Ningbo	Manufacturing, processing and selling of small and medium-sized TFT-LCD modules and touch panels	157,289	Note A	—	100	487,986	275,009	358,882
Gold Union Investments Ltd.	Dongguan Chi Hsin Electronics Ltd.	Dongguan	Manufacturing, processing and selling of small and medium-sized TFT-LCD modules and touch panels	496,657	Note A	—	100	445,169	(48,207)	(26,401)
Chi Mei Lighting Technology Corporation	Smart Light Global Limited	Samoa	Investment business	202,604	Note A	8,000	100	202,604	22,797	8,070
Smart Light Global Limited	Foshan Chi Mei Lighting Technology Ltd.	Foshan	Designing, manufacturing, processing and selling LED related components	202,513	Note A	—	100	202,604	22,797	8,070

						Held by the Company as at December 31, 2010
									Income (loss) of the investee company (Note B)	Investment income (loss) recognized by the Company (Note B)
				Original cost		Number of shares (in thousands)
Name of company	Investee company	Location	Main operating activities	December 31, 2010	December 31, 2009		Percentage of ownership (%)	Book value			Remarks
Contrel Technology Co., Ltd.	Far Technology Co. Ltd.	Samoa	Investment business	$71,209	Note A	2,155	100	$20,519	($19,122)	($2,461)
Contrel Technology Co., Ltd.	Contrel Holding Ltd.	Samoa	Investment business	5,065	Note A	155	100	50,263	1,351	174
Far Technology Co., Ltd.	Ningbo Contrel Technology Co., Ltd.	Ningbo	Manufacturing and selling of TFT-LCD related mechanical equipment; cleaning service of clean-room garment	58,260	Note A	2,000	100	20,508	(19,131)	(2,462)
Contrel Holding Ltd.	Ningbo Contrel Trading Co., Ltd.	Ningbo	Import and export trading	4,370	Note A	150	100	50,249	1,355	174
Toppoly Optoelectronics (B.V. I.) Ltd.	Toppoly Optoelectronics (Cayman) Ltd.	Cayman	Investment company	2,908,357	Note A	122,400	100	2,806,063	(446,095)	(189,204)
Toppoly Optoelectronics (Cayman) Ltd.	Toptech Trading Limited	B. V. I.	Import and export trading	3,660	Note A	300	100	2,413	(1,063)	(1,026)
Toppoly Optoelectronics (Cayman) Ltd.	TPO Displays (Nanjing) Ltd.	Nanjing	Liquid crystal devices	2,803,402	Note A	—	100	2,671,956	(498,589)	(226,086)
Toppoly Optoelectronics (Cayman) Ltd.	TPO Displays (Sinepal) Ltd.	Nanjing	Trading of monitor-related components	101,283	Note A	—	100	131,683	53,557	37,908
TPO Hong Kong Holding Ltd.	TPO Displays Hong Kong Ltd.	Hong Kong	Investment company	—	Note A	162,898	100	(165,697)	(335,189)	166,395
TPO Hong Kong Holding Ltd.	TPO Displays Hong Kong Ltd.	Hong Kong	Import and export trading	—	Note A	35,000	100	(2,712,246)	(344,053)	(382,774)
TPO Hong Kong Holding Ltd.	TPO Displays Japan K. K.	Japan	Manufacturing and selling of panels	1,815,603	Note A	—	100	2,224,248	(253,473)	123,442
TPO Hong Kong Holding Ltd.	TPO Displays Europe B. V.	Europe	Import and export trading	3,073,072	Note A	1	100	2,313,362	(31,447)	98,813
TPO Hong Kong Holding Ltd.	TPO Displays USA Inc.	USA	Import and export trading	263,856	Note A	1	100	254,355	2,899	13,031
TPO Displays Hong Kong Holding Ltd.	TPO Displays Shanghai Ltd.	Shanghai	Liquid crystal devices	—	Note A	—	100	($165,697)	($335,189)	$166,395

						Held by the Company as at December 31, 2010
									Income (loss) of the investee company (Note B)	Investment income (loss) recognized by the Company (Note B)
				Original cost		Number of shares (in thousands)
Name of company	Investee company	Location	Main operating activities	December 31, 2010	December 31, 2009		Percentage of ownership (%)	Book value			Remarks
TPO Displays Europe B. V.	TPO Displays Germany GmbH.	Germany	Import and export trading	33,597	Note A	—	100	39,199	(753)	10,856
Bright Information Holding Ltd.	Kunpal Optoelectronics Ltd.	Nanjing	TFT-LCD glass thinning and processing	102,588	Note A	—	100	85,199	(20,648)	(6,684)
Golden Achiever International Ltd.	Dragon Flame Industrial Ltd.	B. V. I.	Selling of components of LCD modules and back light modules and after-sales service	42,007	Note A	1	100	38,523	87	(59)
Golden Achiever International Ltd.	VAP Optoelectronics (Nanjing) Corp.	Nanjing	Manufacturing and selling of components of LCD modules and back light modules	—	Note A	—	100	(243,213)	(239,535)	(18,851)
Golden Achiever International Ltd.	Eastern Vision Co. Ltd.	B. V. I.	Selling of components of LCD modules and back light modules and after-sales service	79	Note A	1	100	73	—	—

Note A:  The investee companies were acquired through merger on March 18, 2010. For details please refer to Notes 1 and 4(10) to the financial statements.

Note B:  The net income of the investee companies represents the net income for the period from January 1 to December 31, 2010. The investment income recognized under equity-method was calculated based on the net income from March 18 (the merger date) to December 31, 2010.

B. Loans granted for the year ended December 31, 2010:

												Financing limit for each borrowing company	Financing company’s financing limit
										Collateral
Financing company’s name	Counterparty	Financial statement account	Maximum balance for the year	Ending balance	Range of Interest rate	Type of financing (Note A)	Transaction amounts	Reason for short-term financing	Allowance for bad debt	Value	Name
Chi Mei Optoelectronics Europe B. V.	Chi Mei Optoelectronics Germany GmbH.	Other receivables	$60,326	$60,326	0.934%	2	$—	Note B	$—	—	—	Note C	Note D
Ningbo Chi Mei Electronics Ltd.	Ningbo Chi Mei Optoelectronics Ltd.	Other receivables	4,369,500	4,369,500	0.267%	2	—	Note B	—	—	—	Note C	Note D
Ningbo Chi Mei Electronics Ltd.	Ningbo Chi Mei Logistics Co., Ltd.	Other receivables	439,851	439,851	4.779%	2	—	Note B	—	—	—	Note C	Note D
Leadtek Global Group Limited	Landmark International Ltd.	Other receivables	2,913	2,913	—	2	—	Note B	—	—	—	Note C	Note D
Ningbo Chi Mei Electronics Ltd.	Ningbo Chi Hsin Electronics Ltd.	Other receivables	2,913,000	2,913,000	—	2	—	Note B	—	—	—	Note C	Note D
Nanhai Chi Mei Electronics Ltd.	Nanhai Chi Mei Optoelectronics Ltd.	Other receivables	1,456,500	1,456,500	—	2	—	Note B	—	—	—	Note C	Note D
TPO Display USA Inc.	TPO Display Hong Kong Ltd.	Accounts receivable – related parties	174,780	174,780	0.32% ~0.84%	2	—	Note B	—	—	—	Note C	Note D
TPO Display Sweden AB	TPO Display Hong Kong Ltd.	Accounts receivable – related parties	630,597	—	—	2	—	Note B	—	—	—	Note C	Note D
TPO Display Europe B. V.	TPO Display Hong Kong Ltd.	Accounts receivable – related parties	889,686	889,686	—	2	—	Note B	—	—	—	Note C	Note D
Toptech Trading Limited	TPO Displays (Nanjing) Ltd.	Prepayments	168,954	—	—	2	—	Note B	—	—	—	Note C	Note D
Toptech Trading Limited	VAP Optoelectronics (Nanjing) Corp.	Prepayments	154,389	154,389	—	2	—	Note B	—	—	—	Note C	Note D
Bright Information Holding Limited	Kunpal Optoelectronics Ltd.	Other receivables	20,391	20,391	—	2	—	Note B	—	—	—	Note C	Note D

Note A: In this column, “1” represents companies with normal business relationship;
   “2” represents companies  requiring short-term financing.

Note B: Provision of financial support for operations.

Note C: With each borrowed amount not to exceed 10% of the Company’s net equity, based on the most recent audited financial statements of the Company.

Note D: With total borrowed amount not to exceed 40% of the Company’s net equity, based on the most recent audited financial statements of the Company. For short-term loans, total amount shall not exceed 30% of the Company’s net equity.

C. Endorsements and guarantees provided for the year ended December 31, 2010:

			Limit on endorsement/ guarantee amount provided to each counterparty
	Guaranteed party						Ratio of accumulated endorsement/guarantee to net equity as per latest financial statements
Endorsement/ guarantee provider	Name	Nature of relationship (Note A)		Maximum balance for the year	Ending balance	Amount of endorsement/guarantee collateralized by properties		Maximum endorsement/guarantee amount allowable
TPO Displays (Nanjing) Ltd.	TPO Displays Shanghai Ltd.	2	Note B	$1,426,534	$448,648	$—	0%	Note C

Note A: In this column, “1” represents the Company’s subsidiary.
   “2” represents the Company’s indirect wholly-owned subsidiary.
   “3” represents mutual guarantors as required by construction contracts.

Note B: Except for the counterparties that the Company directly (or indirectly) owns more than 50% equity interest, limits on endorsement/guarantee amount provided to each counterparty shall not exceed 0.5% of the Company’s net equity as stated on the most recent audited financial statements of the Company. Maximum endorsement/guarantee amounts allowable should not exceed 1% of the Company’s net equity.

Note C: Maximum endorsement/guarantee amount provided to each counterparty shall not exceed 50% of the Company’s net equity as stated on the most recent audited financial statements of the Company. If endorsements and guarantees were provided for investees which the Company directly (or indirectly) owns more than 50% equity interest, the endorsement/guarantee shall not exceed 100% of the Company’s net equity.

D. Marketable securities held as of December 31, 2010:

				General ledger accounts (Note A)		As at December 31, 2010
The Company or name of investee company	Type of marketable securities	Name of marketable securities	Relationship between the issuers of marketable securities and the Company		No. of shares (in thousands)	Book value	Percentage	Market value/ Net worth
Innolux Holding Ltd.	Common stock	Rockets Holding Ltd.	An indirect wholly-owned subsidiary of the Company	(1)	201,785	$12,842,140	100%	$12,842,140
Innolux Holding Ltd.	Common stock	Lakers Trading Ltd.	An indirect wholly-owned subsidiary of the Company	(1)	—	221,928	100%	221,928

				General ledger accounts (Note A)		As at December 31, 2010
The Company or name of investee company	Type of marketable securities	Name of marketable securities	Relationship between the issuers of marketable securities and the Company		No. of shares (in thousands)	Book value	Percentage	Market value/ Net worth
Innolux Holding Ltd.	Common stock	Innolux Corporation Ltd.	An indirect wholly-owned subsidiary of the Company	(1)	200	(92,277)	100%	(92,277)
Innolux Holding Ltd.	Common stock	Suns Holding Ltd	An indirect wholly-owned subsidiary of the Company	(1)	5,072	138,266	100%	138,266
InnoJoy Investment Corporation	Common stock	Entire Technology Co., Ltd.	None	(5)	7,149	968,674	5.84%	968,674
InnoJoy Investment Corporation	Common stock	G-TECH Optoelectronics Corporation	None	(2)	2,616	60,382	1.46%	Note B
InnoJoy Investment Corporation	Common stock	Advanced Optoelectronics Technology Co., Ltd.	None	(2)	11,568	79,567	8.90%	Note B
InnoJoy Investment Corporation	Common stock	ILI Technology Corp.	None	(2)	1,897	53,041	3.37%	Note B
InnoJoy Investment Corporation	Bonds	Sintronic Technology Inc.	None	(4)	—	192,890	—	Note B
Innofun Investment Corporation	Common stock	J TOUCH Corporation	None	(5)	6,965	752,220	7.75%	752,220
Innofun Investment Corporation	Common stock	G-TECH Optoelectronics Corporation	None	(2)	2,893	66,779	1.62%	Note B
Rockets Holding Ltd.	Common stock	Stanford Developments Ltd.	An indirect wholly-owned subsidiary of the Company	(1)	164,000	11,100,057	100%	11,100,057
Rockets Holding Ltd.	Common stock	Mstar Semiconductor, Inc. (Cayman)	None	(5)	1,516	426,005	0.31%	426,005

				General ledger accounts (Note A)		As at December 31, 2010
The Company or name of investee company	Type of marketable securities	Name of marketable securities	Relationship between the issuers of marketable securities and the Company		No. of shares (in thousands)	Book value	Percentage	Market value/ Net worth
Rockets Holding Ltd.	Common stock	Sonics Trading Limited	An indirect wholly-owned subsidiary of the Company	(1)	8,390	189,491	100%	189,491
Rockets Holding Ltd.	Common stock	Best China Investments Ltd.	An indirect wholly-owned subsidiary of the Company	(1)	10,000	299,077	100%	299,077
Rockets Holding Ltd.	Common stock	Mega Chance Investments Ltd.	An indirect wholly-owned subsidiary of the Company	(1)	18,000	530,581	100%	530,581
Rockets Holding Ltd.	Common stock	Excel Victory Ltd.	An indirect wholly-owned subsidiary of the Company	(1)	3,000	247,993	100%	247,993
Rockets Holding Ltd.	Common stock	Magic Sun Ltd.	An indirect wholly-owned subsidiary of the Company	(1)	9,000	29,837	100%	29,837
Rockets Holding Ltd.	Common stock	Net Trading Ltd.	An indirect wholly-owned subsidiary of the Company	(1)	—	$1,784	100%	1,784
Suns Holding Ltd.	Common stock	Warriors Technology Investments Ltd.	An indirect wholly-owned subsidiary of the Company	(1)	5,072	138,266	100%	138,266
Warriors Technology Investment Ltd.	Common stock	ILI Technology Corp.	None	(2)	3,382	71,255	6.01%	Note B
Warriors Technology Investment Ltd.	Common stock	OED Holding Ltd.	None	(2)	16,000	64,936	5.88%	Note B
Best China Investment Ltd.	Common stock	Asiaward Investment Ltd.	An indirect wholly-owned subsidiary of the Company	(1)	77,830	299,077	100%	299,077
Stanford Development Ltd.	Common stock	Full Lucky Investment Ltd.	An indirect wholly-owned subsidiary of the Company	(1)	1,271,015	—	100%	—
Stanford Development Ltd.	Common stock	Innocom Technology (Shenzhen) Ltd.	An indirect wholly-owned subsidiary of the Company	(1)	—	11,100,043	100%	11,100,043

				General ledger accounts (Note A)		As at December 31, 2010
The Company or name of investee company	Type of marketable securities	Name of marketable securities	Relationship between the issuers of marketable securities and the Company		No. of shares (in thousands)	Book value	Percentage	Market value/ Net worth
Mega Chance Investments Ltd.	Common stock	Main Dynasty Investment Ltd.	An indirect wholly-owned subsidiary of the Company	(1)	139,624	530,580	100%	530,580
Excel Victory Ltd.	Common stock	Glory Ace Investment Ltd.	An indirect wholly-owned subsidiary of the Company	(1)	23,250	247,993	100%	247,993
Magic Sun Ltd.	Common stock	Sun Dynasty Investment Ltd.	An indirect wholly-owned subsidiary of the Company	(1)	69,937	29,837	100%	29,837
Asiaward Investment Ltd.	Common stock	Innocom Technology (Xiamen) Ltd.	An indirect wholly-owned subsidiary of the Company	(1)	—	299,077	100%	299,077
Main Dynasty Investment Ltd.	Common stock	Innocom Technology (Jia-Shan) Ltd.	An indirect wholly-owned subsidiary of the Company	(1)	—	530,580	100%	530,580
Glory Ace Investment Ltd.	Common stock	Innocom Technology (Chongqing) Co., Ltd.	An indirect wholly-owned subsidiary of the Company	(1)	—	247,993	100%	247,993
Sun Dynasty Investment Ltd.	Common stock	Innocom Technology (Chengdu) Co., Ltd.	An indirect wholly-owned subsidiary of the Company	(1)	—	29,837	100%	29,837
Chi Mei Optoelectronics Japan Co., Ltd.	Common stock	Chi Mei Optoelectronics USA, Inc.	An indirect wholly-owned subsidiary of the Company	(1)	1	155,044	100%	155,044
Landmark International Ltd.	Common stock	Ningbo Chi Mei Electronics Ltd.	An indirect wholly-owned subsidiary of the Company	(1)	—	19,182,554	100%	19,182,554

The Company or name of investee company	Type of marketable securities	Name of marketable securities	Relationship between the issuers of marketable securities and the Company	General ledger accounts (Note A)		As at December 31, 2010
					No. of shares (in thousands)	Book value	Percentage	Market value/ Net worth
Landmark International Ltd.	Common stock	Nanhai Chi Mei Electronics Ltd.	An indirect wholly-owned subsidiary of the Company	(1)	—	6,767,683	100%	6,794,727
Landmark International Ltd.	Common stock	Ningbo Chi Mei Optoelectronics Ltd.	An indirect wholly-owned subsidiary of the Company	(1)	—	1,352,024	100%	1,352,024
Landmark International Ltd.	Common stock	Nanhai Chi Mei Optoelectronics Corp.	An indirect wholly-owned subsidiary of the Company	(1)	—	2,753,693	100%	2,853,177
Yuan Chi Investment Co., Ltd.	Common stock	Fulintec Engineering Co., Ltd.	An indirect wholly-owned subsidiary of the Company	(1)	16,565	$290,768	53%	$290,768
Yuan Chi Investment Co., Ltd.	Common stock	Chi Mei Logistics Co., Ltd.	An investee company accounted for under the equity method	(1)	12,740	123,885	49%	123,885
Yuan Chi Investment Co., Ltd.	Common stock	Optivision Technology Incorporated	An investee company accounted for under the equity method	(1)	6,443	137,085	16%	88,507
Yuan Chi Investment Co., Ltd.	Common stock	Powerking Optoelectronics Co., Ltd.	An investee company accounted for under the equity method	(1)	1,010	6,137	5%	8,402
Yuan Chi Investment Co., Ltd.	Common stock	Exploit Technology Co., Ltd.	An investee company accounted for under the equity method	(1)	1,179	—	5%	—
Yuan Chi Investment Co., Ltd.	Common stock	GIO Optoelectronics Corp.	An investee company accounted for under the equity method	(1)	464	5,986	—	5,896
Yuan Chi Investment Co., Ltd.	Common stock	Alpha Crystal Technology Corporation	An indirect investee company accounted for under the equity method	(1)	10,285	92,541	22%	102,077

The Company or name of investee company	Type of marketable securities	Name of marketable securities	Relationship between the issuers of marketable securities and the Company	General ledger accounts (Note A)		As at December 31, 2010
					No. of shares (in thousands)	Book value	Percentage	Market value/ Net worth
Yuan Chi Investment Co., Ltd.	Common stock	TOA Optronics Corporation	An indirect investee company accounted for under the equity method	(1)	58,007	378,033	40%	512,316
Yuan Chi Investment Co., Ltd.	Common stock	Chi Mei Lighting Technology Corporation	A subsidiary of the Company	(1)	17,885	279,398	9%	279,398
Yuan Chi Investment Co., Ltd.	Common stock	Chi Mei Materials Technology Corporation	An investee company accounted for under the equity method	(1)	3,514	57,461	1%	51,295
Yuan Chi Investment Co., Ltd.	Common stock	Trillion Science Inc.	None	(2)	1,000	11,424	5%	Note B
Yuan Chi Investment Co., Ltd.	Common stock	Himax Analogic Company	None	(2)	1,500	2,818	4%	Note B
Yuan Chi Investment Co., Ltd.	Common stock	Himax Media Solutions Company	None	(2)	355	2,288	0%	Note B
Yuan Chi Investment Co., Ltd.	Common stock	Tera Xtal Technology Corporation	None	(2)	4,569	111,274	8%	Note B
Yuan Chi Investment Co., Ltd.	Common stock	China Electric Mfg. Corp.	None	(5)	13,000	314,600	3%	314,600
Fulintec Engineering Co., Ltd.	Common stock	Fu Cheng Optoelectronic Technology (Shanghai) Co., Ltd.	An indirect wholly-owned subsidiary of the Company	(1)	—	7,419	100%	7,419
Leadtek Global Group Limited	Common stock	Himax Technologies, Inc. (Himax Cayman)	None	(5)	49,645	1,706,469	14%	1,706,469

The Company or name of investee company	Type of marketable securities	Name of marketable securities	Relationship between the issuers of marketable securities and the Company	General ledger accounts (Note A)		As at December 31, 2010
					No. of shares (in thousands)	Book value	Percentage	Market value/ Net worth
Keyway Investment Management Limited	Common stock	Ningbo Chi Mei Logistics Co., Ltd.	An indirect wholly-owned subsidiary of the Company	(1)	—	158,619	100%	158,619
Keyway Investment Management Limited	Common stock	Foshan Chi Mei Logistics Co., Ltd.	An indirect wholly-owned subsidiary of the Company	(1)	—	$43,539	100%	$43,539
Chi Mei Optoelectronics Europe B. V.	Common stock	Chi Mei Optoelectronics Germany GmbH.	An indirect wholly-owned subsidiary of the Company	(1)	—	16,336	100%	16,336
Chi Mei Optoelectronics Europe B. V.	Common stock	Chi Mei Optoelectronics UK Ltd.	An indirect wholly-owned subsidiary of the Company	(1)	150	4,830	100%	4,830
Jetronics International Corp.	Common stock	Kunshan Guan Jye Electronics Co., Ltd.	An indirect wholly-owned subsidiary of the Company	(1)	—	550,137	100%	550,137
Jetronics International Corp.	Common stock	Champ Win Technology Corporation	An indirect wholly-owned subsidiary of the Company	(1)	800	9,412	100%	9,412
Chi Mei Lighting Technology Corporation	Common stock	Smart Light Global Limited	An indirect wholly-owned subsidiary of the Company	(1)	8,000	202,604	100%	202,604
Chi Mei Lighting Technology Corporation	Common stock	Water Works Corp.	None	(2)	1,500	45,000	3%	None B
Smart Light Global Limited	Common stock	Foshan Chi Mei Lighting Technology Ltd.	An indirect wholly-owned subsidiary of the Company	(1)	—	202,604	100%	202,604
Gold Union Investments Ltd.	Common stock	Ningbo Chi Hsin Optoelectronics Ltd.	An indirect wholly-owned subsidiary of the Company	(1)	—	487,986	100%	487,986

The Company or name of investee company	Type of marketable securities	Name of marketable securities	Relationship between the issuers of marketable securities and the Company	General ledger accounts (Note A)		As at December 31, 2010
					No. of shares (in thousands)	Book value	Percentage	Market value/ Net worth
Gold Union Investments Ltd.	Common stock	Dongguan Chi Hsin Optoelectronics Ltd.	An indirect wholly-owned subsidiary of the Company	(1)	—	445,169	100%	445,169
Contrel Technology Co., Ltd.	Common stock	Far Technology Co., Ltd.	An indirect wholly-owned subsidiary of the Company	(1)	2,155	20,519	100%	20,519
Contrel Technology Co., Ltd.	Common stock	Contrel Holding Ltd.	An indirect wholly-owned subsidiary of the Company	(1)	155	50,263	100%	50,263
Contrel Technology Co., Ltd.	Common stock	Chimei Innolux Corporation	The Company	(6)	3,004	121,061	—	121,061
Far Technology Co., Ltd.	Common stock	Ningbo Contrel Technology Co., Ltd.	An indirect wholly-owned subsidiary of the Company	(1)	—	20,508	100%	20,508
Contrel Holding Ltd.	Common stock	Ningbo Contrel Trading Co., Ltd.	An indirect wholly-owned subsidiary of the Company	(1)	—	50,249	100%	50,249
Toppoly Optoelectronics (B. V. I.) Ltd.	Common stock	Toppoly Optoelectronics (Cayman) Ltd.	An indirect wholly-owned subsidiary of the Company	(1)	122,400	2,806,063	100%	2,806,063
Toppoly Optoelectronics (Cayman) Ltd.	Common stock	Toptech Trading Limited	An indirect wholly-owned subsidiary of the Company	(1)	300	2,413	100%	2,413
Toppoly Optoelectronics (Cayman) Ltd.	Common stock	TPO Displays (Nanjing) Ltd.	An indirect wholly-owned subsidiary of the Company	(1)	—	2,671,956	100%	2,671,956
Toppoly Optoelectronics (Cayman) Ltd.	Common stock	TPO Displays (Sinepal) Ltd.	An indirect wholly-owned subsidiary of the Company	(1)	—	$131,683	100%	$131,683
TPO Hong Kong Holding Ltd.	Common stock	TPO Displays Hong Kong Holding Ltd.	An indirect wholly-owned subsidiary of the Company	(1)	162,898	(165,697)	100%	(165,697)

The Company or name of investee company	Type of marketable securities	Name of marketable securities	Relationship between the issuers of marketable securities and the Company	General ledger accounts (Note A)		As at December 31, 2010
					No. of shares (in thousands)	Book value	Percentage	Market value/ Net worth
TPO Hong Kong Holding Ltd.	Common stock	TPO Displays Hong Kong Ltd.	An indirect wholly-owned subsidiary of the Company	(1)	35,000	(2,712,246)	100%	(2,712,246)
TPO Hong Kong Holding Ltd.	Common stock	TPO Displays Japan K.K.	An indirect wholly-owned subsidiary of the Company	(1)	—	2,224,248	100%	2,224,248
TPO Hong Kong Holding Ltd.	Common stock	TPO Displays Europe B.V.	An indirect wholly-owned subsidiary of the Company	(1)	1	2,313,362	100%	2,313,362
TPO Hong Kong Holding Ltd.	Common stock	TPO Displays USA Inc.	An indirect wholly-owned subsidiary of the Company	(1)	1	254,355	100%	254,355
TPO Displays Hong Kong Holding Ltd.	Common stock	TPO Displays Shanghai Ltd.	An indirect wholly-owned subsidiary of the Company	(1)	—	(165,697)	100%	(165,697)
TPO Displays Europe B. V.	Common stock	TPO Displays Germany GmbH.	An indirect wholly-owned subsidiary of the Company	(1)	—	39,199	100%	39,199
Bright Information Holding Ltd.	Common stock	Kunpal Optoelectronics Ltd.	An indirect wholly-owned subsidiary of the Company	(1)	—	85,199	100%	85,199
Golden Achiever International Ltd.	Common stock	Dragon Flame Industrial Ltd.	An indirect wholly-owned subsidiary of the Company	(1)	1	38,523	100%	38,523
Golden Achiever International Ltd.	Common stock	VAP Optoelectronics (Nanjing) Corp.	An indirect wholly-owned subsidiary of the Company	(1)	—	(243,213)	100%	(243,213)
Golden Achiever International Ltd.	Common stock	Eastern Vision Co., Ltd.	An indirect wholly-owned subsidiary of the Company	(1)	1	73	100%	73

Note A: Code of general ledger accounts: (1) Long-term investment accounted for under the equity method

   (2) Financial assets carried at cost - non-current

   (3) Investment in bonds without active markets - non-current

   (4) Financial assets at fair value through profit or loss - non-current.

   (5) Available for sale financial asset - non-current

   (6) Available for sale financial asset - current

Note B: The investment was measured at cost since it has no active market price, and its fair value cannot be measured reliably.

E. Accumulated tradings in the same security with accumulated cost exceeding $100 million or 20% of the Company’s paid-in capital during the year ended December 31, 2010:

					Beginning balance		Acquisition		Disposal				Ending balance
Company Name	Marketable securities type and name	Accounted for as	Counterparty	Nature of relationship	No. of shares (in thousands)	Amount	No. of shares (in thousands)	Amount	No. of shares (in thousands)	Amount	Carrying value	Gain (loss) on disposal	No. of shares (in thousands)	Amount
Innolux Holding Ltd.	Rockets Holding Ltd.	Long-term investment accounted for under the equity method	Note A	Note A	184,785	$6,027,630	17,000	$541,950	—	$—	$—	$—	201,785	$6,569,580
Rockets Holding Ltd.	Mega Chance Investments Ltd.	Long-term investment accounted for under the equity method	Note A	Note A	10,000	321,700	8,000	252,240	—	—	—	—	18,000	573,940
Mega Chance Investments Ltd.	Main Dynasty Investment Ltd.	Long-term investment accounted for under the equity method	Note A	Note A	77,511	321,700	62,113	252,240	—	—	—	—	139,624	573,940
Main Dynasty Investment Ltd.	Innocom Technology (Jia-shan) Ltd.	Long-term investment accounted for under the equity method	Note A	Note A	—	321,700	—	252,240	—	—	—	—	—	573,940
Rockets Holding Ltd.	Magic Sun Ltd.	Long-term investment accounted for under the equity method	Note A	Note A	—	—	9,000	289,710	—	—	—	—	9,000	289,710
Magic Sun Ltd.	Sun Dynasty Development Ltd.	Long-term investment accounted for under the equity method	Note A	Note A	—	—	69,937	289,710	—	—	—	—	69,937	289,710

					Beginning balance		Acquisition		Disposal				Ending balance
Company Name	Marketable securities type and name	Accounted for as	Counterparty	Nature of relationship	No. of shares (in thousands)	Amount	No. of shares (in thousands)	Amount	No. of shares (in thousands)	Amount	Carrying value	Gain (loss) on disposal	No. of shares (in thousands)	Amount
Sun Dynasty Development Ltd.	Innocom Technology (Chengdu) Ltd.	Long-term investment accounted for under the equity method	Note A	Note A	—	—	—	289,710	—	—	—	—	—	289,710
Toppoly Optoelectronics (B. V. I.) Ltd.	Toppoly Optoelectronics (Cayman) Ltd.	Long-term investments accounted for under the equity method	Note A	Note A	93,400	1,971,947	29,000	936,410	—	—	—	—	122,400	2,908,357
Toppoly Optoelectronics (Cayman) Ltd.	TPO Displays (Nanjing) Ltd.	Long-term investment accounted for under the equity method	Note A	Note A	—	$1,866,992	—	$936,410	—	$—	$—	$—	—	$2,803,402
Landmark International Ltd.	Nanhai Chi Mei Electronics Ltd.	Long-term investment accounted for under the equity method	Note A	Note A	—	4,639,372	—	848,496	—	—	—	—	—	5,487,868
Landmark International Ltd.	Nanhai Chi Mei Optoelectronics Ltd.	Long-term investment accounted for under the equity method	Note A	Note A	—	1,249,033	—	1,719,490	—	—	—	—	—	2,968,523
						$16,720,074	—	$6,608,606	—	$—	$—	$—	—	$23,328,680

Note A: An indirectly wholly-owned subsidiary of the Company that was newly established or underwent capital expansion through cash injection.

F. Acquisition of real estate properties exceeding $100 million or 20% of the Company’s paid-in capital for the year ended December 31, 2010:

							Prior transaction of related counterpart
Company name	Types of property	Transaction date	Transaction amount	Payment term	Counterparty	Nature of relationship	Owner	Relationship	Transfer date	Amount	Price Reference	Purpose of Acquisition	Other terms
Chi Mei Lighting Technology Corporation	Building	2010.05.31	$1,130,000	Installment	GIO Optoelectronics Corp.	Substantive related party	—	—	—	—	Appraisal report	To use the Group’s resources effectively

G. Disposal of real estate properties exceeding $100 million or 20% of the Company’s paid-in capital for the year ended December 31, 2010: For details, please refer to Note 11(2)6 to the financial statements.

H. Purchases from or sales to related parties exceeding $100 million or 20% of the Company’s paid-in capital for the year ended December 31, 2010 (Note):
Apart from the disclosures in Note 11(1) to the financial statements, there were additional purchases/sales as follows:

			Transactions				Difference to general transactions		Bills and accounts receivable (payable)
Name of company	Name of counterparty	Relationship with the Company	Purchases / sales	Amount	Percentage of purchases / sales	Terms	Unit price	Terms	Balance	Percentage of balance
Lakers Trading Ltd.	Carston Ltd. B. H.	An indirect wholly-owned subsidiary of Hon Hai Precision Industry Co., Ltd.	Processing costs	$1,040,347	4%	60 days	Cost plus	No material difference	($1,876,884)	22%
Innocom Technology Shenzhen Ltd.	Hongfujin Precision Industry (Shenzhen) Co., Ltd.	An indirect wholly-owned subsidiary of Hon Hai Precision Industry Co., Ltd.	Processing costs	1,140,869	4%	60 days	Cost plus	No material difference	—	0%
Innocom Technology Shenzhen Ltd.	Lakers Trading Ltd.	An indirect wholly-owned subsidiary	Processing revenue	18,659,316	56%	60 days	Cost plus	No material difference	1,767,487	37%
Innocom Technology (Chongging) Ltd.	Lakers Trading Ltd.	An indirect wholly-owned subsidiary	Processing revenue	202,401	25%	60 days	Cost plus	No material difference	—	0%
TPO Displays (Nanjing) Ltd.	Toptech Trading Limited	An indirect wholly-owned subsidiary	Processing revenue	2,852,326	88%	60 days	Cost plus	No material difference	739,728	100%
TPO Displays (Nanjing) Ltd.	TPO Displays Hong Kong Ltd.	An indirect wholly-owned subsidiary	Processing revenue	392,933	12%	60 days	Cost plus	No material difference	3,156	0%
VAP Optoelectronics (Nanjing) Corp.	Toptech Trading Limited	An indirect wholly-owned subsidiary	Processing revenue	1,055,383	52%	60 days	Cost plus	No material difference	469,212	81%
VAP Optoelectronics (Nanjing) Ltd.	TOP Displays Shanghai Ltd.	An indirect wholly-owned subsidiary	Processing revenue	228,685	11%	60 days	Cost plus	No material difference	4,022	1%
Nanhai Chi Mei Electronics Corp.	Lakers Trading Ltd.	An indirect wholly-owned subsidiary	Processing revenue	760,094	93%	60 days	Cost plus	No material difference	169,977	100%
Ningbo Chi Mei Electronics Ltd.	Leadtek Global Group Limited	A subsidiary of the Company	Processing revenue	8,217,651	88%	60 days	Cost plus	No material difference	1,239,732	95%

			Transactions				Difference to general transactions		Bills and accounts receivable (payable)
Name of company	Name of counterparty	Relationship with the Company	Purchases / sales	Amount	Percentage of purchases / sales	Terms	Unit price	Terms	Balance	Percentage of balance
Nanhai Chi Mei Optoelectronics Corp.	Leadtek Global Group Limited	A subsidiary of the Company	Processing revenue	33,694,650	84%	60 days	Cost plus	No material difference	6,077,723	99%
Ningbo Chi Hsin Electronics Ltd.	Leadtek Global Group Limited	A subsidiary of the Company	Processing revenue	$5,606,179	98%	60 days	Cost plus	No material difference	$588,277	82%
Dongguan Chi Hsin Electronics Corp.	Leadtek Global Group Limited	A subsidiary of the Company	Processing revenue	389,205	100%	60 days	Cost plus	No material difference	23,240	100%
Ningbo Chi Mei Optoelectronics Ltd.	Leadtek Global Group Limited	A subsidiary of the Company	Processing revenue	58,601,867	98%	60 days	Cost plus	No material difference	19,669,044	96%
TPO Displays Shanghai Ltd.	TPO Displays Hong Kong Ltd.	An indirect wholly-owned subsidiary	Sales	5,797,754	81%	60 days	Similar to general transactions	No material difference	470,975	60%
TPO Displays Shanghai Ltd.	VAP Optoelectronics (Nanjing) Corp.	An indirect wholly-owned subsidiary	Sales	389,414	5%	60 days	Similar to general transactions	No material difference	133,710	17%
Toptech Trading Limited	TPO Displays (Sinepal) Ltd.	An indirect wholly-owned subsidiary	Sales	4,515,615	52%	60 days	Similar to general transactions	No material difference	2,764,098	60%
Toptech Trading Limited	VAP Optoelectronics (Nanjing) Corp.	An indirect wholly-owned subsidiary of the Company	Sales	1,287,872	15%	60 days	Similar to general transactions	No material difference	—	—
TPO Displays Hong Kong Ltd.	TPO Displays (Sinepal) Ltd.	An indirect wholly-owned subsidiary of the Company	Sales	221,685	2%	60 days	Similar to general transactions	No material difference	—	—
Innolux Corporation Ltd.	Hon Hai Precision Industry Co., Ltd.	Under the control of the same major stockholder	Sales	3,789,339	14%	60 days	Similar to general transactions	No material difference	955,895	35%
Chi Mei Lighting Technology Corporation	Foshan Chi Mei Lighting Technology Ltd.	An indirect wholly-owned subsidiary of the Company	Sales	448,581	10%	90 days	Similar to general transactions	No material difference	235,589	27%
Innocom Technology Shenzhen Ltd.	Innocom Technology (Chongqing) Co., Ltd.	An indirect wholly-owned subsidiary of the Company	Sales	339,181	1%	90 days	Similar to general transactions	No material difference	16,655	0

			Transactions				Difference to general transactions		Bills and accounts receivable (payable)
Name of company	Name of counterparty	Relationship with the Company	Purchases / sales	Amount	Percentage of purchases / sales	Terms	Unit price	Terms	Balance	Percentage of balance
Innocom Technology Shenzhen Ltd.	Hongfujin Precision Industry (Shenzhen) Co., Ltd.	An indirect wholly-owned subsidiary of Hon Hai Precision Industry Co., Ltd.	Sales	197,011	1%	90 days	Similar to general transactions	No material difference	45,378	1%
Kunshan Guan Jye Electronics Co., Ltd.	Amlink (Shanghai) Ltd.	An indirect wholly-owned subsidiary of Hon Hai Precision Industry Co., Ltd.	Sales	$241,873	45%	90 days	Similar to general transactions	No material difference	$—	0%
Innocom Technology Shenzhen Ltd.	Hongfujin Precision Industry (Shenzhen) Co., Ltd.	An indirect wholly-owned subsidiary of Hon Hai Precision Industry Co., Ltd.	Purchases	715,024	2%	90 days	Single supplier; no basis for comparison	No material difference	(147,630)	2%
Lakers Trading Ltd.	Innocom Technology (Kunshan) Ltd.	An indirect wholly-owned subsidiary of Hon Hai Precision Industry Co., Ltd.	Purchases	331,702	1%	90 days	Single supplier; no basis for comparison	No material difference	—	0%
Innocom Technology Shenzhen Ltd.	Futaihua Industrial (Shenzhen) Ltd.	An indirect wholly-owned subsidiary of Hon Hai Precision Industry Co., Ltd.	Purchases	165,118	1%	90 days	Single supplier; no basis for comparison	No material difference	(20,440)	0%
Ningbo Chi Mei Optoelectronics Ltd.	Ampower Technology Co., Ltd.	Subsidiary of an investee company accounted for under the equity method	Purchases	474,226	1%	90 days	Single supplier; no basis for comparison	No material difference	(125,554)	1%

			Transactions				Difference to general transactions		Bills and accounts receivable (payable)
Name of company	Name of counterparty	Relationship with the Company	Purchases / sales	Amount	Percentage of purchases / sales	Terms	Unit price	Terms	Balance	Percentage of balance
Ningbo Chi Mei Optoelectronics Ltd.	Ningbo Chi Mei Material Technology Corp.	Subsidiary of an investee company accounted for under the equity method	Purchases	4,366,740	8%	60 days	Single supplier; no basis for comparison	No material difference	(923,012)	5%
Ningbo Chi Mei Optoelectronics Ltd.	Ningbo Lin Moug Optronics Co., Ltd.	An indirect wholly-owned subsidiary of Chi Mei Corporation	Purchases	5,244,735	9%	120 days	Single supplier; no basis for comparison	No material difference	(1,988,525)	10%
Ningbo Chi Mei Optoelectronics Ltd.	Chi Mei Material Technology Corp.	An indirect wholly-owned subsidiary	Purchases	$119,801	0%	60 days	Single supplier; no basis for comparison	No material difference	($1,300)	0%
Nanhai Chi Mei Optoelectronics Corp.	Nanhai Lin Chaun Optronics Co., Ltd.	An indirect wholly-owned subsidiary of Chi Mei Corporation	Purchases	4,444,092	12%	120 days	Single supplier; no basis for comparison	No material difference	(306,430)	2%
Nanhai Chi Mei Optoelectronics Corp.	Chi Lin Technology Corporation	Subsidiary of Chi Mei Corporation	Purchases	129,719	0%	120 days	Single supplier; no basis for comparison	No material difference	(31,226)	0%
Nanhai Chi Mei Optoelectronics Corp.	Ningbo Chi Mei Material Technology Corp.	Subsidiary of an investee company accounted for under the equity method	Purchases	558,015	1%	60 days	Single supplier; no basis for comparison	No material difference	(17,969)	0%
Ningbo Chi Mei Electronics Ltd.	Ningbo Chi Mei Material Technology Corp.	Subsidiary of an investee company accounted for under the equity method	Purchases	1,375,399	16%	60 days	Single supplier; no basis for comparison	No material difference	(591,195)	11%
Ningbo Chi Mei Electronics Ltd.	Ningbo Lin Moug Optronics Co., Ltd.	An indirect wholly-owned subsidiary of Chi Mei Corporation	Purchases	1,058,160	12%	60 days	Single supplier; no basis for comparison	No material difference	(705,386)	13%

			Transactions				Difference to general transactions		Bills and accounts receivable (payable)
Name of company	Name of counterparty	Relationship with the Company	Purchases / sales	Amount	Percentage of purchases / sales	Terms	Unit price	Terms	Balance	Percentage of balance
Ningbo Chi Mei Electronics Ltd.	Ampower Technology Co., Ltd.	Subsidiary of an investee company accounted for under the equity method	Purchases	183,595	2%	60 days	Single supplier; no basis for comparison	No material difference	(104,436)	2%
Ningbo Chi Hsin Electronics Ltd.	Ningbo Lin Moug Optronics Co., Ltd.	An indirect wholly-owned subsidiary of Chi Mei Corporation	Purchases	250,962	5%	60 days	Single supplier; no basis for comparison	No material difference	(56,224)	3%
Ningbo Chi Hsin Electronics Ltd.	Ninbo Chi Mei Material Technology Corp.	Subsidiary of an investee company accounted for under the equity method	Purchases	$118,484	2%	60 days	Single supplier; no basis for comparison	No material difference	($11,852)	1%

Note: The purchases and sales transaction between the investee company of the Company and related parties are disclosed for the year of 2010.

I. Accounts receivable from related parties exceeding $100 million or 20% of the Company’s paid-in capital as of December 31, 2010:

Name of company	Name of counterparty	Relationship with the Company	Balance of accounts receivable from related parties	Turnover rate	Overdue accounts receivable		Subsequent collection	Allowance for doubtful accounts provided
					Amount	Action adopted for overdue accounts
Innocom Technology Shenzhen Ltd.	Lakers Trading Ltd. - Samoa	An indirect wholly-owned subsidiary of the Company	1,767,487	6.39	—	—	1,583,266	—
Innocom Technology Shenzhen Ltd.	Innocom Technology (Chongqing) Co., Ltd.	An indirect wholly-owned subsidiary of the Company	282,428	1.20	—	—	—	—
Sonics Trading Ltd. - Samoa	Lakers Trading Ltd. - Samoa	An indirect wholly-owned subsidiary of the Company	166,930	0.29	—	—	—	—
Toptech Trading Limited	TPO Displays (Nanjing) Ltd.	An indirect wholly-owned subsidiary of the Company	464,763	—	3,209	Subsequent collection	461,227	—
Toptech Trading Limited	TPO Displays (Sinepal) Ltd.	An indirect wholly-owned subsidiary of the Company	2,764,098	3.03	1,739,081	Subsequent collection	344,734	—

Name of company	Name of counterparty	Relationship with the Company	Balance of accounts receivable from related parties	Turnover rate	Overdue accounts receivable		Subsequent collection	Allowance for doubtful accounts provided
					Amount	Action adopted for overdue accounts
TPO Displays (Nanjing) Ltd	Toptech Trading Limited	An indirect wholly-owned subsidiary of the Company	739,739	7.15	—	—	739,739	—
TPO Displays Hong Kong Ltd.	TPO Displays Shanghai Ltd.	An indirect wholly-owned subsidiary of the Company	460,494	—	—	—	—	—
TPO Displays Shanghai Ltd.	TPO Displays Hong Kong Ltd.	An indirect wholly-owned subsidiary of the Company	470,975	7.21	—	—	449,588	—
TPO Displays Shanghai Ltd.	TPO Display (Sinepal) Ltd.	An indirect wholly-owned subsidiary of the Company	133,710	5.82	—	—	—	—
TPO Displays Europe BV	TPO Display Hong Kong Ltd.	An indirect wholly-owned subsidiary of the Company	1,477,343	—	889,686	Subsequent collection	7,876	—
VAP Optoelectronics (Nanjing) Corp.	Toptech Trading Limited	An indirect wholly-owned subsidiary of the Company	469,212	3.54	—	—	265,430	—
Dragon Flame Industrial Ltd.	VAP Optoelectronics (Nanjing) Corp.	An indirect wholly-owned subsidiary	122,930	—	122,930	Accelerate collection	—	—
Ningbo Chi Mei Optoelectronics Ltd.	Leadtek Global Group Limited	A subsidiary of the Company	19,669,044	2.73	18,231	Subsequent collection	4,806,414	—
Ningbo Chi Mei Optoelectronics Ltd.	Ninbo Chi Mei Electronics Ltd.	An indirect investee Company accounted for under the equity method	707,933	0.15	184,867	Subsequent collection	506,324	—
Nanhai Chi Mei Optoelectronics Corp.	Leadtek Global Group Limited	A subsidiary of the Company	6,077,723	8.59	—	—	670,507	—

Name of company	Name of counterparty	Relationship with the Company	Balance of accounts receivable from related parties	Turnover rate	Overdue accounts receivable		Subsequent collection	Allowance for doubtful accounts provided
					Amount	Action adopted for overdue accounts
Ningbo Chi Mei Electronics Ltd.	Leadtek Global Group Limited	A subsidiary of the Company	1,239,732	13.26	—	—	—	—
Ningbo Chi Hsin Electronics Ltd.	Leadtek Global Group Limited	A subsidiary of the Company	588,277	8.95	—	—	—	—
Contrel Technology Co., Ltd.	Nanhai Chi Mei Optoelectronics Corp.	An indirect wholly-owned subsidiary of the Company	228,968	0.02	21,677	Subsequent collection	664	—
Innolux Corporation	Hon Hai Precision Industry Co., Ltd.	Under the control of the same major stockholder	955,895	0.64	—	—	338,061	—
Chi Mei Lighting Technology Corporation	Foshan Chi Mei Lighting Technology Ltd.	An indirect wholly-owned subsidiary of the Company	$235,589	1.90	$—	—	$21,119	$—
TPO Display Japan	TPO Display Hong Kong Ltd.	An indirect wholly-owned subsidiary of the Company	217,996	—	—	—	190,899	—
Namhai Chi Mei Electronics	Lakers Trading Ltd. - Samoa	An indirect wholly-owned subsidiary of the Company	169,977	4.47	253,194	Accelerate collection	—	—

J. Information on derivative transactions

a. As of December 31, 2010, the information on derivative financial instruments of investee companies was as follows:

Investee company	Financial assets held for trading	Book value (same as fair value)	Contract amount (in thousands)
Leadtek Global Group Limited	Foreign exchange forward contract	$31,092	USD (sell)	35,000
			JPY(buy)	2,928,520
Chi Mei Lighting Technology Corporation	Foreign exchange forward contract	374	HKD (sell)	34,000
			USD(buy)	1,551
Chi Mei Lighting Technology Corporation	Foreign exchange forward contract	2,827	HKD (sell)	26,000
			JPY (buy)	2,828
		$34,293

b. Additional disclosure:

As of December 31, 2010, the Company recognized net gain of $272,456 on derivative transactions (including net gain of $34,293 on valuation of financial assets and liabilities on December 31, 2010).

(3) Disclosure of information on indirect investments in Mainland China

  A. Information on investments in Mainland China: (Note A)

														Profit remitted to Taiwan during Jan. 1, 2010 ~ December 31, 2010

												Profit recognized during Jan. 1, 2010 ~ December 31, 2010 (Note B)

Name of investee companies in Mainland China
	Main activities of investee companies					Transactions during Jan. 1, 2010 ~ December 31, 2010			Balance of amount remitted from Taiwan as of December 31, 2010		Ownership percentage held by the Company (Direct/indirect)		Book value of investment as of December 31, 2010
				Balance of amount remitted from Taiwan on January 1, 2010

		Capital	Method of investment			Remittance out		Remittance in
Innocom Technology Shenzhen Ltd.	Manufacturing and production of LCD backend module	USD 164,000,000	Investee company located outside of Taiwan and Mainland China remits its own funds directly to the investee companies located in Mainland China	$ (USD	4,777,320 164,000,000)		$—	$—	$ (USD	4,777,320 164,000,000)	100%	$1,929,527	$11,100,043	$—
Innocom Technology (Xiamen) Ltd.	Manufacturing and production of LCD backend module	USD 10,000,000	Investee company located outside of Taiwan and Mainland China remits its own funds directly to the investee companies located in Mainland China	$ (USD	291,300 10,000,000)		—	—	$ (USD	291,300 10,000,000)	100%	(1,937)	299,077	—
Innocom Technology (Jia-shan) Ltd.	Manufacturing and production of LCD backend module	USD 18,000,000	Investee company located outside of Taiwan and Mainland China remits its own funds directly to the investee companies located in Mainland China		$—	$ (USD	233,040 8,000,000)	$—	$ (USD	233,040 8,000,000)	100%	($12,635)	$530,580	$—

														Profit remitted to Taiwan during Jan. 1, 2010 ~ December 31, 2010

												Profit recognized during Jan. 1, 2010 ~ December 31, 2010 (Note B)

Name of investee companies in Mainland China
	Main activities of investee companies					Transactions during Jan. 1, 2010 ~ December 31, 2010			Balance of amount remitted from Taiwan as of December 31, 2010		Ownership percentage held by the Company (Direct/indirect)		Book value of investment as of December 31, 2010
				Balance of amount remitted from Taiwan on January 1, 2010

		Capital	Method of investment			Remittance out		Remittance in
OED Company	Manufacturing and production of LCD backend module	USD 5,000,000	Investee company located outside of Taiwan and Mainland China remits its own funds directly to the investee companies located in Mainland China		—	$ (USD	43,695 1,500,000)	—	$ (USD	43,695 1,500,000)	6%	—	43,695	—
Innocom Technology (Chongqing) Co., Ltd.	Manufacturing and production of LCD backend module	USD 3,000,000	Investee company located outside of Taiwan and Mainland China remits its own funds directly to the investee companies located in Mainland China	$ (USD	87,390 3,000,000)		—	—	$ (USD	87,390 3,000,000)	100%	166,728	247,993	—
Innocom Technology (Chengdu) Co., Ltd	Manufacturing and production of LCD backend module	USD 9,000,000	Investee company located outside of Taiwan and Mainland China remits its own funds directly to the investee companies located in Mainland China		—	$ (USD	261,170 9,000,000)	—	$ (USD	261,170 9,000,000)	100%	(252,491)	29,837	—
Ningbo Chi Mei Electronics Ltd.	Developing, manufacturing, customer service and warehousing on TFT-LCD module	USD 97,000,000	Note D	$ (USD	2,852,610 97,000,000)		$—	$—	$ (USD	2,852,610 97,000,000)	100%	$278,927	$1,352,024	—
Ningbo Chi Mei Optoelectronics Ltd.	Manufacturing and selling of TFT-LCD modules	USD 215,000,000	Note D	$ (USD	5,243,400 180,000,000)		—	—	$ (USD	5,243,400 180,000,000)	100%	741,951	19,182,544	—

														Profit remitted to Taiwan during Jan. 1, 2010 ~ December 31, 2010

												Profit recognized during Jan. 1, 2010 ~ December 31, 2010 (Note B)

Name of investee companies in Mainland China
	Main activities of investee companies					Transactions during Jan. 1, 2010 ~ December 31, 2010			Balance of amount remitted from Taiwan as of December 31, 2010		Ownership percentage held by the Company (Direct/indirect)		Book value of investment as of December 31, 2010
				Balance of amount remitted from Taiwan on January 1, 2010

		Capital	Method of investment			Remittance out		Remittance in
Nanhai Chi Mei Optoelectronics Corp.	Manufacturing and customer service on TFT-LCD module	USD 193,000,000	Note D	$ (USD	4,660,800 160,000,000)	$ (USD	961,290 33,000,000)	—	$ (USD	5,622,090 193,000,000)	100%	1,710,951	6,767,683	—
Nanhai Chi Mei Electronics Ltd.	Manufacturing and customer service on TFT-LCD module	USD 90,000,000	Note D	$ (USD	1,063,245 36,500,000)	$ (USD	1,558,455 53,500,000)	—	$ (USD	2,621,400 90,000,000)	100%	62,173	2,753,693	—
Ningbo Chi Hsin Electronics Ltd.	Manufacturing and customer service on TFT-LCD module	USD 29,150,000	Note D	$ (USD	849,140 29,150,000)		—	—	$ (USD	849,140 29,150,000)	100%	358,882	487,986	—
Dongguan Chi Hsin Electronics Corp.	Manufacturing and customer service on TFT-LCD module	USD 13,719,000	Note D	$ (USD	374,321 12,850,000)		—	—	$ (USD	374,321 12,850,000)	100%	(26,401)	445,169	—
Ningbo Chi Mei Logistics Co., Ltd.	Warehousing Service	USD 4,000,000	Note D	$ (USD	116,520 4,000,000)		—	—	$ (USD	116,520 4,000,000)	100%	21,342	158,619	—
Foshan Chi Mei Logistics Co., Ltd.	Warehousing, testing and logistics service of TFT-LCD monitors	USD 1,500,000	Note D	$ (USD	43,695 1,500,000)		—	—	$ (USD	43,695 1,500,000)	100%	6,110	43,539	—

Kunshan Guan Jye Electronics Co., Ltd.	Manufacturing of transformers	USD 8,400,000	Note D	$ (USD	78,360 2,690,000)		—	—	$ (USD	78,360 2,690,000)	32%	$66,276	$550,137	$—
TPO Displays (Nanjing) Ltd.	Liquid crystal device (TN/STN, assembly of TFT-LCD device module, not including TFT-LCD panel process	USD 120,000,000	Note D	$ (USD	2,650,830 91,000,000)	$ (USD	844,770 29,000,000)	—	$ (USD	3,495,600 120,000,000)	100%	(226,086)	2,671,956	—

														Profit remitted to Taiwan during Jan. 1, 2010 ~ December 31, 2010

												Profit recognized during Jan. 1, 2010 ~ December 31, 2010 (Note B)

Name of investee companies in Mainland China
	Main activities of investee companies					Transactions during Jan. 1, 2010 ~ December 31, 2010			Balance of amount remitted from Taiwan as of December 31, 2010		Ownership percentage held by the Company (Direct/indirect)		Book value of investment as of December 31, 2010
				Balance of amount remitted from Taiwan on January 1, 2010

		Capital	Method of investment			Remittance out		Remittance in
TPO Displays (Sinepal) Ltd.	Purchases and sales of monitor- related components	USD 2,100,000	Note D	$ (USD	61,173 2,100,000)		—	—	$ (USD	61,173 2,100,000)	100%	37,908	131,683	—
Kunpal Optoelectronics Ltd.	TFT-LCD glass thinning processing	USD 4,000,000	Note D	$ (USD	66,038 2,267,000)		—	—	$ (USD	66,038 2,267,000)	57%	(6,684)	85,199	—
VAP Optoelectronics (Nanjing) Corp.	Selling and customer service of LCD module, back light module and related component	USD 6,600,000	Note D		—	$ (USD	8,739 300,000)	—	$ (USD	8,739 300,000)	100%	(18,851)	(243,213)	—
TPO Displays Shanghai Ltd.	Liquid crystal devices	USD 21,000,000	Note D		—		—	—		—	100%	166,395	(165,697)	—
Amlink (Shanghai) Ltd.	Manufacturing and selling of power supply, modem, ADSL, and other IT equipments	USD 20,000,000	Note D	$ (USD	312,600 10,000,000)		—	—	$ (USD	312,600 10,000,000)	45%	57,409	418,607	—

B. Information on investments in Mainland China (Note A):

Accumulated amount wired out from Taiwan to Mainland China as of the end of the year		Investment amount approved by FIC of MOEA		Ceiling of investment amount of the Company
	$28,728,443		$33,557,702	Note C
(USD	986,215,000)	(USD	1,151,998,000)

   C. Significant transactions with investee in Mainland China:

The significant transactions between the Company and the investee companies for the year ended December 31, 2010 were eliminated in these financial statements and shown in Notes 5(2) 1, 3, 4, 7, and 9 and Notes 11(1) B, G, and H.

Note A:	The amount shown above in New Taiwan dollars. Transactions denominated in foreign currencies were translated into New Taiwan dollars at the spot exchange rates prevailing at the balance sheet date.

Note B:	Profit or loss recognized for the year ended December 31, 2010 was audited by independent accountants.

Note C:
Pursuant to the Jing-Shen-Zi Letter No. 09704604680 of the Ministry of Economic Affairs, R.O.C., dated August 29, 2008, as the Company had obtained the certificate of conforming to the business scope of headquarters, issued by the Industrial Development Bureau, MOEA, the investment ceiling regulation for Taiwan-based companies investing in Mainland China was not applicable to the Company.

Note D:	The company was acquired from the merger. The way of investment in Mainland China was through an existing company in third area.

12. SEGMENT INFORMATION

1) Financial information by industry:

The Company operates in one single industry, the development, design, manufacture and marketing of monitors. Accordingly, no segment industry information was presented.

2) Financial information by geographic area: The Company has no important foreign segment, accordingly, no financial information by geographic area was presented:

3) Information on export sales: The export sales of the Company were as follows:

Area	2010	2009
Asia	$246,440,921	$67,138,677
America	62,173,113	33,490,734
Europe	44,082,631	36,615,115
Others	2,932,965	1,480,656
	$355,629,630	$138,725,182

4) Major customers’ information:

    There is no single group customer constituting 10% of the consolidated sales revenue in 2010. The major customers constituting 10% of the consolidated sales revenue in 2009   were listed below:

	For the year ended December 31, 2009
Name	Sales amount	Percentage of operating revenues
Customer A	$23,107,017	14%
Customer B	17,064,978	10%
	$40,171,995	24%

CHIMEI INNOLUX CORPORATION
(FORMERLY KNOWN AS INNOLUX DISPLAY CORPORATION)
STATEMENT OF CASH AND CASH EQUIVALENTS
FOR THE YEAR ENDED DECEMBER 31, 2010
(Amounts expressed in thousands of New Taiwan dollars)

Item	Summary				Amount
Cash on hand					$672
Bank deposits
Saving deposits					1,199,115
Foreign currency deposits	USD	652,202	Exchange rate	29.13	18,998,648
	JPY	2,779,601	Exchange rate	0.3582	995,617
	EUR	6,528	Exchange rate	38.92	254,051
	HKD	5,181	Exchange rate	3.748	19,418
	KRW	89,406	Exchange rate	0.026	2,325
	CHF	2,926	Exchange rate	31.07	90,912
Time deposits	USD	660,000	Exchange rate	29.13	19,225,800
	EUR	65,000	Exchange rate	38.92	2,529,800
	NTD	750	Exchange rate	1.00	750
					$43,317,108

CHIMEI INNOLUX CORPORATION
(FORMERLY KNOWN AS INNOLUX DISPLAY CORPORATION)
STATEMENT OF ACCOUNTS RECEIVABLE
FOR THE YEAR ENDED DECEMBER 31, 2010
(Amounts expressed in thousands of New Taiwan dollars)

Item	Summary	Amount	Note
Non-related party
APPLE INC.		$4,055,119
DELL GLOBAL B. V. SINGAPORE BRANCH		2,780,827
HISENSE (HONG KONG) CO., LTD		2,354,875
Others		35,486,741	The balance due from each individual customer does not exceed 5% of this item.
		44,677,562
Less: Allowance for doubtful accounts		(117,036)
Allowance for sales returns and discounts		(576,549)
		$43,983,977

CHIMEI INNOLUX CORPORATION
(FORMERLY KNOWN AS INNOLUX DISPLAY CORPORATION)
STATEMENT OF INVENTORIES
FOR THE YEAR ENDED DECEMBER 31, 2010
(Amounts expressed in thousands of New Taiwan dollars)

Item	Summary	Cost	Market Price	Note
Raw materials and supplies		$12,863,199	$12,730,917	Using net realizable value as market price
Work in process		34,046,083	30,832,300	″
Finished goods		16,913,424	17,816,931	″
		63,822,706	$61,380,148
Less: Allowance for scrap, obsolescence and price decline		(7,286,818)
		$56,535,888

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CHIMEI INNOLUX CORPORATION
(FORMERLY KNOWN AS INNOLUX DISPLAY CORPORATION)
STATEMENT OF CHANGES IN LONG - TERM EQUITY INVESTMENTS
FROM JANUARY 1, 2010 TO DECEMBER 31, 2010
(Amounts expressed in thousands of New Taiwan dollars)

Name of investee companies	Balance at the beginning of the year		Transfer by merger during the year		Increase during the year		Decrease during the year		Balance at the end of the year			Market value or net equity value		Assessment basis	Status of guarantee or pledge
	Thousand shares	Amount	Thousand shares	Amount	Thousand shares	Amount (Note 1)	Thousand shares	Amount (Note 2)	Thousand shares	Shareholding (%)	Amount	Unit price	Total value
INNOLUX HOLDINGS LTD.	191,944	$11,021,791	—	$—	17,000	$2,790,941	—	($821,034)	208,944	100%	$12,991,698	—	$12,737,771	Equity method	None
InnoJoy Investment Corporation	150,000	2,296,285	—	—	—	78,281	—	(253,141)	150,000	100%	2,121,425	—	2,121,425	″	″
InnoFun Investment Corporation	150,000	1,508,785	—	—	—	352,962	—	—	150,000	100%	1,861,747	—	1,861,747	″	″
TPO Hong Kong Holding Ltd.	—	—	1,158,844	2,107,791	—	162,677	—	—	1,158,844	100%	2,270,468	—	2,270,468	″	″
Toppoly Optoelectronics (B. V. I.) Ltd.	—	—	93,430	1,995,883	29,000	810,520	—	—	122,430	100%	2,806,403	—	2,806,403	″	″
Golden Achiever International Ltd.	—	—	38	(259,401)	1	33,798	—	—	39	100%	(225,603)	—	(225,603)	″	″
Landmark International Ltd.	—	—	480,100	26,511,440	79,900	5,360,386	—	(1,817,694)	560,000	100%	30,054,132	—	30,054,132	″	″
Leadtek Global Group Limited	—	—	160,005	2,064,427	—	271,019	—	(490,329)	160,005	100%	1,845,117	—	1,845,117	″	″
Yuan Chi Investment Co., Ltd.	—	—	—	1,817,235	—	250,662	—	(64,867)	—	100%	2,003,030	—	1,980,438	″	″
Chi Mei Optoelectronics Japan Co., Ltd.	—	—	—	1,335,486	—	80,498	—	—	—	100%	1,415,984	—	1,415,984	″	″
Gold Union Investments Ltd.	—	—	42,000	655,140	—	332,969	—	(54,921)	42,000	100%	933,188	—	933,188	″	″
Keyway Investment Management Ltd.	—	—	6,501	222,343	—	21,887	—	(13,071)	6,501	100%	231,159	—	231,159	″	″
Chi Mei Optoelectronics Europe B. V.	—	—	—	121,941	—	9,591	—	(11,174)	—	100%	120,358	—	120,358	″	″
Chi Mei El Corporation	—	—	40,500	(788,618)	—	—	—	(247,810)	40,500	90%	(1,036,428)	—	(1,011,647)	″	″
Chi Mei Lighting Technology Corporation	—	—	71,087	819,312	—	295,482	—	(4,831)	71,087	35%	1,109,963	—	1,109,963	″	″
Jetronics International Corporation	—	—	2,690	145,600	—	15,291	—	(10,235)	2,690	32%	150,656	—	185,172	″	″
GIO Optoelectronics Corporation	—	—	38,324	372,537	25,198	488,053	—	(41,112)	63,522	31%	819,478	—	819,478	″	″
Contrel Technology Co., Ltd.	—	—	17,009	136,261	—	65,863	—	(12,432)	17,009	13%	189,698	—	189,698	″	″
Ampower Holding Ltd.	—	—	14,063	1,717,714	—	60,473	—	(208,101)	14,063	45%	1,570,086	—	972,671	″	″
Chi Mei Materials Technology Corporation			66,575	973,927	5,992	250,912	(363)	(20,256)	72,204	17%	1,204,583	—	1,053,943	″	″
Others	—	—	—	207,302	—	—	—	(26,806)	—	—	180,496	—	180,496	″	″
		$14,826,861		$40,156,320		$11,732,271		$(4,097,814)			62,617,638		$61,652,361	″	″
Add: Reclassification of credit balance of long – term equity investments to other liabilities											1,262,031
											$63,879,669

Note1: Increase during the year included acquisition cost, investment income recognized under equity method, cumulative translation adjustments, unrecognized gain on financial assets of investee companies.

Note 2: Decrease during the year included cost on disposal, investment loss recognized under equity method, cumulative translation adjustments, cash dividends and unrecognized loss on financial assets of investee companies.

CHIMEI INNOLUX CORPORATION
(FORMERLY KNOWN AS INNOLUX DISPLAY CORPORATION)
STATEMENT OF CHANGES IN COST OF PROPERTY, PLANT
AND EQUIPMENT
FOR THE YEAR 2010
(Amounts expressed in thousands of New Taiwan dollars)

Items	Balance at the beginning of the period	Acquired by merger	Increase for the period	Decrease for the period	Transfer during the year (Notes 2 & 3)	Balance at the end of the period	Provision of guarantee and security
Cost:							Buildings, machinery and equipment, testing equipment, other equipment, leased assets, construction in progress and prepayments for equipment and deferred expenses
Land	$—	$3,852,792	$—	$—	$—	$3,852,792
Building	9,515,225	82,356,865	281,842	(133,149)	48,461,833	140,482,616
Machinery and equipment	37,723,036	173,541,191	(327,609)	(66,298)	58,193,628	269,063,948
Testing equipment	2,148,711	1,197,207	(5,195)	(35,629)	178,458	3,483,552
Transportation Equipment	10,025	30,019	—	—	23,593	63,637
Office equipment	148,814	535,686	13,654	(64)	39,319	737,409
Leased assets	—	1,351,604	—	—	420,499	1,772,103
Leased Improvements	25,731	47,129	5,365	(1,223)	690	77,692
Other equipment	95,266	828,629	(28,267)	(2,024)	149,876	1,043,480

Construction in progress and prepayments for equipment	54,293,875	57,520,213	70,317,609	—	(111,819,006)	70,312,691	have been provided to financial institutions as security for long-term bank loan facilities, please refer to Note 6.

	103,960,683	$321,261,335	$70,257,399	($238,387)	($4,351,110)	490,889,920
Accumulated depreciation:
Building	(4,056,188)	$—	($10,128,338)	$10,319	($14,375)	(14,188,582)
Machinery and equipment	(23,823,816)	—	(52,100,024)	17,761	(34,460)	(75,940,539)
Testing equipment	(1,379,613)	—	(660,164)	4,575	30,251	(2,004,951)
Transportation Equipment	(7,402)	—	(11,967)	—	—	(19,369)
Office equipment	(91,547)	—	(452,296)	16	4,237	(539,590)
Leased assets	—	—	(1,013,122)	—	—	(1,013,122)
Leased Improvements	(25,731)	—	(13,004)	205	—	(38,530)
Other equipment	(57,908)	—	(228,291)	1,523	167	(284,509)
	(29,442,205)	$—	($64,607,206)	$34,399	($14,180)	(94,029,192)
	$74,518,478					$396,860,728)

Note 1: Represents fixed assets acquired by merger.

Note 2: Represents construction in progress and prepayments for equipment reclassified as fixed assets, deferred expenses, non-operating assets and various expenses.

Note 3: Transfer of leased assets during the period represents amortization of unrealized gain or loss from lease back.

CHIMEI INNOLUX CORPORATION
(FORMERLY KNOWN AS INNOLUX DISPLAY CORPORATION)
STATEMENT OF SHORT-TERM LOANS
AS OF DECEMBER 31, 2010
(Amounts expressed in thousands of New Taiwan dollars)

Type of Loan	Description	Balance at the end of the period	Agreement period	Range of interest rates	Security or guarantee	Remark
Credit loan	ANZ	$2,550,000	2010/11/4~2011/1/31	0.78%	None
″	Chinatrust Commercial Bank	1,000,000	2010/11/12~2011/1/11	0.78%	″
″	″	900,000	2010/12/17~2011/1/13	0.78%	″
″	HSBC Corporate & Finance Office	1,000,000	2010/11/19~2011/1/18	0.78%	″
″	″	1,100,000	2010/12/8~2011/1/7	0.76%	″
″	Kaohsiung Branch, Mizuho Bank, Ltd.	900,000	2010/12/8~2011/1/7	0.77%	″
″	″	1,800,000	2010/12/17~2011/1/6	0.75	″
″	Tainan Branch, Land Bank of Taiwan	700,000	2010/11/19~2011/1/18	0.77%	″
″	The Bank of Tokyo-Mitsubishi UFJ, Ltd.	600,000	2010/9/24~2011/3/23	0.70%	″
″	Bank of Nova Scotia	300	2010/12/22~2011/1/21	0.77%	″
		$10,850,000

CHIMEI INNOLUX CORPORATION
(FORMERLY KNOWN AS INNOLUX DISPLAY CORPORATION)
STATEMENT OF ACCOUNTS PAYABLE
AS OF DECEMBER 31, 2010
(Amounts expressed in thousands of New Taiwan dollars)

Item	Summary	Amount	Remark
Non-related parties
AGC Display Glass Taiwan Co., Ltd.		$5,676,338
Nippon Electric Glass Taiwan Co., Ltd.		3,673,557
Others		52,534,804	The balance due to each individual customer does not exceed5% of the amount shown in this item.
		$61,884,699

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CHIMEI INNOLUX CORPORATION
(FORMERLY KNOWN AS INNOLUX DISPLAY CORPORATION)
STATEMENT OF ACCRUED EXPENSES
AS OF DECEMBER 31 2010
(Amounts expressed in thousands of New Taiwan dollars)

Item	Amount	Remark
Salaries and bonus	$2,760,132
Processing costs	1,255,843
Royalties	623,587
Others	7,095,138	The balance of each sundry item does not exceed 5% of the balance shown in this item.
	$11,734,700

(This space intentionally left blank)

CHIMEI INNOLUX CORPORATION
(FORMERLY KNOWN AS INNOLUX DISPLAY CORPORATION)
STATEMENT OF LONG-TERM LOANS
AS OF DECEMBER 31, 2010
(Amounts expressed in thousands of New Taiwan dollars)

Type of Loan	Creditor/Management Bank	Agreement period	Range of interest rates	Amount	Security or guarantee
Breakdown of long-term secured syndicated bank loans	Mega International Commercial Bank and 21 others – secured syndicated bank loans	2008/11~2013/11	0.8292%~1.1882%	$25,562,882
	Mega International Commercial Bank and 20 others - secured syndicated bank loans	2010/05~2013/11	1.5800%	35,740,000
	Mega International Commercial Bank and 12 others - secured syndicated bank loans	2005/03~2012/03	1.9053%	2,100,000
	China Trust Commercial Bank and 10 others - secured syndicated bank loans	2008/09~2013/08	1.3937%	5,100,000
	Bank of Taiwan and 35 others – secured syndicated bank loans	2004/12~2011/12	0.9861%	1,096,211

Bank of Taiwan and 35 others – secured syndicated bank loans	2004/12~2011/12	2.1979%	6,221,810
China Trust Commercial Bank and 32 other banks and financial institutions – secured syndicated bank loans	2006/09~2012/07	0.9534%	1,800,764
China Trust Commercial Bank and 32 other banks – secured syndicated bank loans	2006/06~2012/07	2.1400%	20,292,920	Secured by fixed assets and deferred expenses, please refer to Note 6.
Bank of Taiwan and 33 others – secured syndicated bank loans	2006/11~2013/11	0.9610%	5,336,033
Bank of Taiwan and 33 others – secured syndicated bank loans	2008/10~2013/11	2.2916%	29,940,000
Bank of Taiwan and 21 others – secured syndicated bank loans	2008/09~2015/02	1.5800%	39,511,296
Bank of Taiwan and 18 others – secured syndicated bank loans	2010/03~2015/02	1.5800%	17,500,000
			190,201,916

Non-guaranteed commercial papers	International Bills	2006/07~2011/07	1.65%	999,880
	Ta Ching Bills	2006/07~2011/07	1.65%	$249,979
	Tainan Branch, Hua Nan Bank	2006/07~2011/07	1.65%	249,965
	Mega Bills	2006/07~2011/07	1.65%	999,793
	China Bills	2006/07~2011/07	1.65%	999,890
	Taiwan Bills	2006/07~2011/07	1.65%	499,958
	China Trust	2006/08~2011/07	1.65%	299,976
	Dah Chung Bills	2007/10~2012/10	1.51%	399,968
	Grand Bills	2010/06~2012/05	1.65%	249,948
				4,949,357
Guaranteed commercial papers	China Trust	2010/12~2012/07	1.867%	1,883,050
Credit loan	Zhudong Branch, Land Bank	2010/11/12~2013/2/10	0.77%	1,000,000
	Zhudong Branch, Land Bank	2010/12/28~2011/1/27	0.76%	500,000
	Zhudong Branch, Land Bank	2010/12/31~2011/1/27	0.76%	1,450,000
	Anping Branch, Taipei Fubon Bank	2010/11/22~2011/1/18	0.79%	100,000
	Anping Branch, Taipei Fubon Bank	2010/11/22~2011/1/18	0.79%	300,000
Credit loan	Anping Branch, Taipei Fubon Bank	2010/12/15~2011/1/13	0.75%	1,100,000

Anping Branch, Taipei Fubon Bank	2010/12/17~2011/1/13	0.78%	1,000,000
Tainan Branch, Bank of Taiwan	2010/12/24~2011/1/21	0.76%	1,100,000
Tainan Branch, Bank of Taiwan	2010/12/27~2011/1/21	0.76%	3,100,000
Tainan Branch, Bank of Taiwan	2010/12/28~2011/1/21	0.76%	300,000
Toufen Branch, Bank of Taiwan	2010/10/20~2011/1/18	0.78%	3,000,000
Hsinchu Branch, E Sun Bank	2010/12/22~2011/1/6	0.77%	1,500,000
Zhucun Branch, Mega Bank	2010/11/12~2011/2/10	0.78%	1,200,000
Zhucun Branch, Mega Bank	2010/11/12~2011/2/10	0.78%	950,000
Zhucun Branch, Mega Bank	2010/11/15~2011/2/10	0.78%	200,000
Zhucun Branch, Mega Bank	2010/11/15~2011/2/11	0.78%	600,000
Zhucun Branch, Mega Bank	2010/12/17~2011/1/6	0.76%	3,200,000
Hsinchu Branch, En Tai Bank	2010/11/12~2011/2/10	0.76%	500,000
Cathay United Bank	2010/11/19~2011/1/18	0.78%	950,000
Liancheng Branch, First Bank	2010/11/15~2011/1/13	0.79%	1,000,000

	Liancheng Branch, First Bank	2010/12/17~2011/1/6	0.76%	1,000,000
	Hsinchu Branch, Hua Nan Bank	2010/12/17~2011/1/19	0.74%	1,000,000
	Tainan Branch, Chang Hwa Bank	2010/11/12~2011/1/13	0.77%	2,000,000
	Tainan Branch, Chang Hwa Bank	210/12/8~2011/1/7	0.76%	1,100,000
	Baoqiao Branch, Chang Hwa Bank	2010/12/17~2011/1/13	0.76%	1,000,000
	Center for Corporate Finance, Far Eastern Commercial Bank	2010/11/4~2011/1/31	0.78%	1,250,000
				30,400,000
				227,434,323
Less: syndicated loan bank fee				(597,755)
Less: Due within one year				(55,683,927)
				$171,152,641

CHIMEI INNOLUX CORPORATION
(FORMERLY KNOWN AS INNOLUX DISPLAY CORPORATION)
STATEMENT OF OPERATING REVENUES
FROM JANUARY 1 TO DECEMBER 31, 2010
(Amounts expressed in thousands of New Taiwan dollars)

Item	Quantity (’000)	Amount
TFT-LCD products	489,819	$449,676,133
Others	—	24,019,647
		$473,695,780

(This space intentionally left blank)

CHIMEI INNOLUX CORPORATION
(FORMERLY KNOWN AS INNOLUX DISPLAY CORPORATION)
STATEMENT OF OPERATING COSTS
FROM JANUARY 1 TO DECEMBER 31, 2010
(Amounts expressed in thousands of New Taiwan dollars)

Item	Amount
Raw materials at the beginning of the period	$3,170,631
Inventories acquired by merger	2,894,324
In-feed for the period	275,409,860
Add: Gain on physical inventories	45,359
Less: Raw materials at the end of the pried	(12,863,199)
Expenses for reversal	(8,255,020)
Expenses for warranty	(11,350)
Materials obsolescence	(4,348)
Materials sales	(18,887,239)
Others	52,040
Consumables for the period	241,581,058
Direct labour cost	5,334,049
Processing expenses	196,941,305
Processing costs for the period	443,856,412
Add: Work in process at the beginning of the period	7,012,063
Inventories acquired by merger	25,261,940
Less: Work in process at the End of the period	(34,046,083)
Expenses for reversal	(376,187)
Expenses for warranty	(16,410)
Loss on physical inventories	(1,778)
Others	2,987
Costs of finished goods for the period	441,692,944
Add: Finished goods at the beginning of the period	11,002,490
Finished goods acquired	6,959,452
Inventories acquired by merger	4,512,174
Less: Finished goods at the end of the period	(16,913,424)
Expenses for reversal	(286,681)
Expenses for warranty	(309,947)
Finished goods obsolescence	(9,644)
Manufacturing and selling costs	446,647,364
Add: Materials sales	18,887,239
Loss on inventory obsolescence	13,992
Less: (Gain)loss on physical inventories	(43,581)
Income from sale of scraps	(129,935)
Gain from price recovery of inventories	(17,393)
Operating costs	$465,357,686

CHIMEI INNOLUX CORPORATION
(FORMERLY KNOWN AS INNOLUX DISPLAY CORPORATION)
STATEMENT OF MANUFACTURING EXPENSES
FROM JANUARY 1 TO DECEMBER 31, 2010
(Amounts expressed in thousands of New Taiwan dollars)

Item	Amount	Remark
Processing costs	$109,624,793
Depreciation and amortization	64,492,619
	22,823,893	The balance of each sundry item does not exceed 5% of the balance of this item.
Other expenditures	$196,941,305

(This space intentionally left blank)

CHIMEI INNOLUX CORPORATION
(FORMERLY KNOWN AS INNOLUX DISPLAY CORPORATION)
STATEMENT OF OPERATING EXPENSES
FROM JANUARY 1 TO DECEMBER 31, 2010
(Amounts expressed in thousands of New Taiwan dollars)

Item	Marketing expenses	Management and administrative expenses	Research and development expenses	Total
Amortization	$1,207	$1,162,365	$1,986,862	$3,150,434
Salaries	447,841	966,406	2,019,280	3,433,527
Transportation	2,489,453	53,181	14,694	2,557,328
Expenses for reversal	1,725,348	—	—	1,725,348
Depreciation	38,281	456,186	631,933	1,126,400
Other expenditures	1,790,265	2,541,222	2,506,063	6,837,550
	$6,492,395	$5,179,360	$7,158,832	$18,830,587

Annex 3

CHIMEI INNOLUX CORPORATION

FINANCIAL STATEMENTS

2011 & 2010

(Stock Code: 3481)

Address: No.160, Kesyue Road, Jhunan Township, Miaoli County
Phone: (037)586-000

CHIMEI INNOLUX CORPORATION

Financial Statements

2011 & 2010

REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders:
Chimei Innolux Corporation

We have audited the accompanying balance sheet of Chimei Innolux Corporation (the “Company”) as of December 31, 2011 and 2010, and the related statement of income, statement of changes in stockholders’ equity and statement of cash flows for the years then ended. The preparation of these financial statements is the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the financial statements of certain long-term investments accounted for using the equity method calculated by other auditors appointed by respective investee companies in 2011 and 2010, and these statements were audited by other auditors, whose reports thereon have not been furnished to us. These long-term investments amounted to $4,778,074,000 and $3,336,444,000 as of December 31, 2011 and 2010, respectively, and the related investment (loss) gain was ($297,106,000) and $484,788,000 for the years then ended, respectively.

We conducted our audits in accordance with the “Rules Governing the Examination of Financial Statements by Certified Public Accountants” and generally accepted auditing standards in the Republic of China.  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits and the reports of other auditors provide a reasonable basis for our opinion.

In our opinion, based on our audits and the reports of other auditors, the financial statements referred to above present fairly, in all material respects, the financial position of Chimei Innolux Corporation as of December 31, 2011 and 2010, and the results of operations and cash flows for the years then ended in conformity with the “Rules Governing the Preparation of Financial Statements by Securities

Issuers” and generally accepted accounting principles in the Republic of China.

Chimei Innolux Corporation incurred a net loss of $64,439,778,000 for the year ended December 31, 2011 and as of that date, its current liabilities have exceeded its current assets by $224,876,764,000. As set forth in Note 10(6) to the financial statements, management has designed a turnaround plan which aims to improve the Company’s operations and financial position.

As disclosed in Notes 1 and 4(10) to the financial statements, Innolux Display Corporation merged with TPO Displays Corporation and Chi Mei Optoelectronics Corporation on March 18, 2010. Innolux Display Corporation is the surviving company and was renamed as “Chimei Innolux Corporation.”

We have also audited the consolidated financial statements of Chimei Innolux Corporation as of and for the years ended December 31, 2011 and 2010 and have issued a modified unqualified opinion report thereon (not presented herewith) which emphasizes a significant issue and the adoption of the reports of other auditors, for information purpose only.

PricewaterhouseCoopers, Taiwan
March 27, 2012

CHIMEI INNOLUX CORPORATION AND SUBSIDIARIES
BALANCE SHEET
FOR THE YEARS ENDED DECEMBER 31
(Amounts expressed in thousands of Taiwan new dollars (TWD))

	2011		2010
	Amount	%	Amount	%

ASSETS
Current Assets
Cash and cash equivalents (Note 4(1))	$24,594,328	4	$43,317,108	7
Financial assets at fair value through profit or loss – current (Note 4(2))	639,995	—	471,359	—
Available-for-sale financial assets - current (Notes 4(3)(6))	17,484	—	2,892,811	1
Accounts receivable, net (Note 4(3))	52,192,726	8	43,983,977	7
Accounts receivable, net - related parties (Note 5)	18,888,171	3	20,864,862	3
Other receivables (Notes 4(3)(16))	2,610,880	1	1,853,807	—
Other receivables - related parties (Note 5)	942,260	—	1,498,646	—
Other financial assets - current (Note 6)	3,338,525	1	—	—
Inventories (Note 4(4))	50,714,103	8	56,535,888	8
Prepayments (Note 4(17))	357,305	—	276,227	—
Non-current assets classified as held for sale (Note 4(9))	541,633	—	—	—
Deferred income tax assets - current (Note 4(16))	490,452	—	624,892	—
Other current assets - other	100,740	—	70,449	—
Total Current Assets	155,428,602	25	172,390,026	26
Funds and Investments
Available-for-sale financial assets - non-current (Note 4(6))	1,058,669	—	234,811	—
Financial assets carried at cost - non-current (Note 4(8))	781,455	—	3,748,039	1
Long-term equity investments accounted for under the equity method (Note 4(5))	68,336,393	11	63,879,669	9
Other financial assets - non-current (Note 6)	12,319,333	2	—	—
Total Funds and Investments	82,495,850	13	67,862,519	10
Property, Plant and Equipment (Notes 4(9), 5 and 6)
Cost
Land	3,852,792	1	3,852,792	1
Buildings and constructions	145,212,032	23	140,482,616	21
Machinery and equipment	300,230,710	48	269,063,948	40
Testing equipment	4,244,292	1	3,483,552	1
Transportation equipment	76,525	—	63,637	—
Office equipment	813,707	—	737,409	—
Leased assets	2,031,471	—	1,772,103	—
Leasehold improvements	77,692	—	77,692	—
Other equipment	1,134,100	—	1,043,480	—
Cost and Revaluation Increment	457,673,321	73	420,577,229	63
Less: Accumulated depreciation	(176,150,679)	(28)	(94,029,192)	(14)
Construction in progress and prepayments for equipment	61,090,098	10	70,312,691	10
Net Property, Plant and Equipment	342,612,740	55	396,860,728	59
Intangible assets (Note 4(10))
Goodwill	17,096,628	3	17,124,351	3
Other intangible assets	1,419,003	—	522,653	—
Total Intangible Assets	18,515,631	3	17,647,004	3
Other Assets
Rental assets (Note 4(9))	886,805	—	1,250,424	—
Idle assets, net (Note 4(9))	188,247	—	1,012,229	—
Refundable deposits	23,204	—	45,331	—
Deferred expenses (Note 6)	7,562,228	1	7,099,647	1
Deferred income tax assets - non-current (Note 4(16))	13,936,423	3	7,769,257	1
Total Other Assets	22,596,907	4	17,176,888	2
TOTAL ASSETS	$621,649,730	100	$671,937,165	100

(Continued)

CHIMEI INNOLUX CORPORATION AND SUBSIDIARIES
BALANCE SHEET (CONTINUED)
FOR THE YEARS ENDED DECEMBER 31
 (Amounts expressed in thousands of New Taiwan dollars)

	2011		2010
	Amount	%	Amount	%

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Short-term loans (Notes 4(11))	$9,981,000	2	$10,850,000	2
Short-term bills payable (Note 4(12))	1,999,246	—	11,495,867	2
Financial liabilities at fair value through profit or loss - current (Note 4(2))	46,311	—	78,294	—
Accounts payable	62,300,436	10	61,884,699	9
Accounts payable - related parties (Note 5)	102,762,436	17	55,603,804	8
Accrued expenses (Note 5)	8,686,671	1	11,734,700	2
Payables for equipment (Note 5)	2,262,183	—	6,263,446	1
Other payables - other (Notes 4(3) and 7)	4,652,778	1	2,456,563	1
Receipts in advance	500,772	—	1,077,572	—
Long-term liabilities - current portion (Notes 4(13)(14), 6 and 9)	184,344,243	30	55,683,927	8
Lease payable - current (Note 4(9))	1,980,000	—	1,980,000	—
Other current liabilities - other	789,290	—	2,148,500	—
Total Current Liabilities	380,305,366	61	221,257,372	33
Long-term Liabilities
Hedging derivative liabilities - non-current (Note 4(7))	736,952	—	1,171,450	—
Bonds payable (Note 4(14))	2,000,000	—	4,000,000	1
Long-term loans (Notes 4(13), 6 and 9)	30,230,045	5	171,152,641	25
Lease payable - non-current (Note 4(9))	980,000	—	2,960,000	—
Total Long-term Liabilities	33,946,997	5	179,284,091	26
Other Liabilities
Guarantee deposits	30,986	—	36,447	—
Other liabilities - other (Notes 4(5) and 7)	11,185,445	2	12,604,509	2
Total Other Liabilities	11,216,431	2	12,640,956	2
Total Liabilities	425,468,794	68	413,182,419	61
Stockholders’ Equity
Capital (Notes 4(18)(19))
Common stock	73,129,708	12	73,118,098	11
Stock subscriptions received in advance	—	—	8,650	—
Capital Surplus (Note 4(20))
Paid-in capital in excess of par value of common stock	190,599,266	31	190,599,266	29
Capital reserve from long - term equity investments	286,102	—	27,664	—
Capital surplus - employee stock option (Note 4(19))	950,327	—	562,666	—
Retained Earnings (Note 4(21))
Legal reserve	2,328,981	—	2,328,981	—
Undistributed earnings	(71,983,820)	(12)	(7,544,042)	(1)
Stockholders’ Equity Adjustments
Cumulative translation adjustments	2,977,862	1	(2,031,508)	—
Unrealized gain or loss on financial instruments (Note 4(6))	(2,107,490)	—	1,700,560	—
Treasury stock (Note 4(22))	—	—	(15,589)	—
Total Stockholders’ Equity	196,180,936	32	258,754,746	39
Significant Commitments and Contingent Liabilities (Notes 5, 6 and 11)
Significant Subsequent Events (Notes 4(13)(18)(21), 7 and 9)
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$621,649,730	100	$671,937,165	100

As stated in Note 4(13), the outstanding syndicated loans amounting to $174,306,299 as of December 31, 2011 were presented under “long-term liabilities – current portion”.

The accompanying Notes are an integral part of these financial statements.
See report of independent accountants dated March 27, 2012.

CHIMEI INNOLUX CORPORATION AND SUBSIDIARIES
STATEMENT OF INCOME
FOR THE YEARS ENDED DECEMBER 31
(Amounts expressed in thousands of New Taiwan dollars, except for loss per share)

	2011		2010
	Amount	%	Amount	%

Operating Revenues (Note 5)
Sales	$489,160,124	101	$477,755,443	101
Sales returns	(1,729,427)	—	(808,641)	—
Sales discounts	(2,027,583)	(1)	(3,251,022)	(1)
Net Operating Revenues	485,403,114	100	473,695,780	100
Operating Costs (Notes 4(4)(24) and 5)
Cost of goods sold	(529,382,626)	(109)	(465,357,686)	(98)
Gross profit (loss)	(43,979,512)	(9)	8,338,094	2
Operating Expenses (Note 4(24))
Sales and marketing expenses	(4,912,837)	(1)	(6,492,395)	(1)
General and administrative expenses	(5,820,649)	(1)	(5,179,360)	(1)
Research and development expenses	(8,682,421)	(2)	(7,158,832)	(2)
Total Operating Expenses	(19,415,907)	(4)	(18,830,587)	(4)
Operating loss, net	(63,395,419)	(13)	(10,492,493)	(2)
Non-operating Income and Gains
Interest income (Note 5)	109,915	—	175,573	—
Investment income accounted for under the equity method (Note 4(5))	1,010,914	—	5,489,622	1
Dividend income	106,203	—	136,864	—
Gain on valuation of financial assets (Notes 4(2)(7))	5,960,878	1	3,265,539	1
Other non-operating income	2,792,077	1	641,924	—
Total Non-operating Income and Gains	9,979,987	2	9,709,522	2
Non-operating Expenses and Losses
Interest expense (Notes 4(14)(15))	(4,670,522)	(1)	(4,041,261)	(1)
Foreign exchange losses	(3,103,921)	(1)	(1,277,702)	—
Impairment losses (Note 4(9))	(351,591)	—	—	—
Loss on valuation of financial liabilities (Notes 4(2)(7))	(2,013,009)	—	(1,800,944)	—
Other non-operating losses (Notes 4(3)(24) and 7)	(6,607,313)	(1)	(6,992,422)	(2)
Total Non-operating Expenses and Losses	(16,746,356)	(3)	(14,112,329)	(3)
Loss from continuing operations before income tax, net	(70,161,788)	(14)	(14,895,300)	(3)
Income tax benefit (Note 4(16))	5,722,010	1	59,863	—
Net loss	($64,439,778)	(13)	($14,835,437)	(3)

Basic loss per common share (Note 4(23))
Net loss	($9.59)	($8.81)	($2.30)	($2.29)

The accompanying Notes are an integral part of these financial statements.
See report of independent accountants dated March 27, 2012.

CHIMEI INNOLUX CORPORATION
STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY
FOR THE YEARS ENDED DECEMBER 31
   (Amounts expressed in thousands of New Taiwan dollars)

	Capital Stock		Capital Reserve			Retained Earnings		Others
	Common stock	Stock subscriptions received in advance	Paid-in capital in excess of par value	Capital reserve from long-term equity investments	Employee stock option	Legal reserve	Undistributed earnings	Cumulative translation adjustment	Unrealized gain or loss on financial instruments	Treasury stock	Total
2010 – New Taiwan Dollars
Balance at January 1, 2010	$32,445,962	$102,450	$50,854,469	$14,285	$—	$2,328,981	$7,328,595	$605,878	$1,009,179	$—	$94,689,799
Shares issued for the merger	40,463,816	—	139,744,797	—	310,999	—	—	—	—	—	180,519,612
Shares issued for employee stock options	208,320	(93,800)	—	—	—	—	—	—	—	—	114,520
Compensation cost of employee stock options	—	—	—	—	251,667	—	—	—	—	—	251,667
Changes in net equity of long-term equity investments valued under equity method	—	—	—	13,379	—	—	(37,200)	—	520,507	(15,589)	481,097
Changes in unrealized gain or loss on available-for-sale financial assets	—	—	—	—	—	—	—	—	(41,097)	—	(41,097)
Changes in unrealized gain or loss on cash flow hedge	—	—	—	—	—	—	—	—	211,971	—	211,971
Net loss for 2010	—	—	—	—	—	—	(14,835,437)	—	—	—	(14,835,437)
Cumulative translation adjustment	—	—	—	—	—	—	—	(2,637,386)	—	—	(2,637,386)
Balance at December 31, 2010	$73,118,098	$8,650	$190,599,266	$27,664	$562,666	$2,328,981	($7,544,042)	($2,031,508)	$1,700,560	($15,589)	$258,754,746
2011 – New Taiwan Dollars
Balance at January 1, 2011	$73,118,098	$8,650	$190,599,266	$27,664	$562,666	$2,328,981	($7,544,042)	($2,031,508)	$1,700,560	($15,589)	$258,754,746
Shares issued for employee stock options	11,610	(8,650)	—	—	—	—	—	—	—	—	2,960
Compensation cost of employee stock options	—	—	—	—	387,661	—	—	—	—	—	387,661
Changes in net equity of long-term equity investments valued under equity method	—	—	—	258,438	—	—	—	—	(1,997,781)	15,589	(1,723,754)
Changes in unrealized gain or loss on available-for-sale financial assets	—	—	—	—	—	—	—	—	(1,828,339)	—	(1,828,339)
Unrealized gain or loss on cash flow hedge	—	—	—	—	—	—	—	—	18,070	—	18,070
Net loss for 2011	—	—	—	—	—	—	(64,439,778)	—	—	—	(64,439,778)
Cumulative translation adjustment	—	—	—	—	—	—	—	5,009,370	—	—	5,009,370
Balance at December 31, 2011	$73,129,708	$—	$190,599,266	$286,102	$950,327	$2,328,981	($71,983,820)	$2,977,862	$(2,107,490)	$—	$196,180,936

The accompanying Notes are an integral part of these financial statements.
See report of independent accountants dated March 27, 2012.

CHIMEI INNOLUX CORPORATION
STATEMENT OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31
(Amounts expressed in thousands of New Taiwan dollars)

	2011	2010

CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	($64,439,778)	($14,835,437)
Adjustments to reconcile net loss to net cash provided by operating activities
Depreciation and amortization (including depreciation from leased assets and idle assets)	87,128,928	68,871,718
Compensation cost of employee stock options	387,661	251,667
Reversal of allowance for doubtful accounts	—	(6,827)
Loss on inventory valuation (reversal benefits)	(1,619,089)	(17,393)
Loss on inventory obsolescence	2,245,431	—
Net gain on valuation of financial assets and liabilities at the end of the period	(593,684)	(393,065)
Investment income accounted for under equity method	(1,010,914)	(5,489,622)
Cash dividends from long term equity investments accounted for under equity method	115,805	133,768
Gain from disposal of investments	679	(6,521)
Loss on other investments	556	—
Loss on disposal of property, plant and equipment and deferred expense	80,850	80,959
Impairment loss	351,591	—
Amortization of syndicated loan bank fee	165,340	—
Changes in assets and liabilities
Accounts receivable	(5,354,757)	458,051
Accounts receivable - related parties	1,976,691	(9,075,756)
Other receivables	(757,073)	220,605
Inventories	5,195,443	(9,878,042)
Prepayments	(81,078)	1,774,456
Deferred income tax assets	(5,707,915)	(59,863)
Other current assets - other	(30,291)	(55,107)
Accounts payable	415,737	(889,138)
Accounts payable - related parties	47,158,632	9,933,705
Accrued expenses	(3,048,029)	6,216,162
Other payables - other	2,196,215	(625,348)
Receipts in advance	(576,800)	508,708
Other current liabilities - other	(1,375,438)	(777,596)
Other liabilities - other	(1,348,894)	6,326,388
Net cash provided by operating activities	61,475,819	52,666,472
CASH FLOWS FROM INVESTING ACTIVITIES
(Increase) decrease in disposal of financial liabilities at fair value through profit or loss – current decrease	393,065	(57,159)
(Increase) decrease in hedging derivative financial liabilities	(375,922)	427,563
Increase (decrease) in other receivables – related parties	556,386	(473,714)
Decrease in financial assets carried at cost	—	(286,740)
Disposal of financial assets carried at cost	—	1,000
Disinvestment of financial assets carried at cost	8,160	—
Increase in long-term investments accounted for under equity method	(3,850,091)	(4,484,223)
Disposal of long-term investments accounted for under equity method	10,120	11,979
Disinvestment of long-term investments accounted for under equity method	2,700,000	—
(Increase) decrease in other financial assets	(15,657,858)	324,526
Acquisition of property, plant and equipment	(34,076,368)	(77,727,927)
Proceeds from disposal of property, plant and equipment and deferred expense	242,722	118,583
Acquisition of intangible assets	(317,114)	—
Decrease in refundable deposits	22,127	98,604
Increase in deferred expenses	(3,077,199)	(331,019)
Net cash inflow from merger	—	33,952,644
Net cash used in investing activities	(53,421,972)	(48,425,883)

(Continued)

CHIMEI INNOLUX CORPORATION
STATEMENT OF CASH FLOWS (CONTINUED)
FOR THE YEARS ENDED DECEMBER 31
(Amounts expressed in thousands of New Taiwan dollars)

	2011	2010

CASH FLOWS FROM FINANCING ACTIVITIES
Decrease in short-term loans	($869,000)	($4,147,471)
(decrease) increase in short-term bills payable	(9,496,621)	10,996,587
Increase in long-term loans	71,667,113	52,117,407
Payment of long-term loans	(86,095,618)	(34,456,064)
Decrease in lease payable	(1,980,000)	(1,980,000)
Decrease in preferred stock liabilities	—	(15,000,000)
Decrease in guarantee deposits	(5,461)	(5,396)
Proceeds from issuance of common stock for employee stock options	2,960	114,520
Net cash (used in) from financing activities	(26,776,627)	7,639,583
(Decrease) increase in cash and cash equivalents	(18,722,780)	11,880,172
Cash and cash equivalents at beginning of the year	43,317,108	31,436,936
Cash and cash equivalents at end of the year	$24,594,328	$43,317,108

Acquisition of property, plant and equipment by cash
Increase in property, plant and equipment	$30,075,105	$70,630,670
Payables for equipment at beginning of the year	6,263,446	1,527,466
Payables for equipment acquired from the merger	—	11,833,237
Payables for equipment at end of the year	(2,262,183)	(6,263,446)
Cash paid	$34,076,368	$77,727,927
Supplemental disclosures of cash flow information
Cash paid for interest	$4,622,279	$3,497,121
Cash paid for income tax	$—	$—
Fair value of assets acquired and liabilities assumed from the merger
Current assets	$—	$101,193,947
Funds and investments	—	47,671,869
Fixed assets	—	319,943,124
Goodwill	—	17,124,351
Other intangible assets	—	846,713
Other assets	—	8,930,033
Current liabilities	—	(150,121,827)
Long-term liabilities	—	(160,007,155)
Other liabilities	—	(5,061,443)
Proceeds from the business combination	—	180,519,612
Less: Shares issued pursuant to the merger (including Capital reserve-from the merger)	—	(180,208,613)
Value of employee stock options	—	(310,999)
Net cash paid pursuant to the merger	$—	$—

The accompanying Notes are an integral part of these financial statements.
See report of independent accountants dated March 27, 2012.

CHIMEI INNOLUX CORPORATION
NOTES TO FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2011 AND 2010
(All amounts expressed in thousands of Taiwan dollars, unless otherwise specified)

1.	HISTORY AND ORGANIZATION

(1)
Chimei Innolux Corporation (formerly known as “Innolux Display Corporation”) (the “Company”) was established on January 14, 2003 under the “Act for Establishment and Administration of Science Parks”. The Company was listed on the Taiwan Stock Exchange Corporation (the “TSEC”) in October 2006. The Company merged with TPO Displays Corporation and Chi Mei Optoelectronics Corporation on March 18, 2010, with the Company as the surviving entity, and was then renamed as Chimei Innolux Corporation.

(2)
The Company engages in the research, development, design, manufacture and sales of TFT-LCD panels, modules and monitors of LCD, color filter, and low temperature poly-silicon TFT-LCD. As of December 31, 2011, the Company had 25,087 employees.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The financial statements are prepared in conformity with the “Rules Governing the Preparation of Financial Statements by Securities Issuers” and generally accepted accounting principles in the Republic of China (the “ROC GAAP”). The Group’s significant accounting policies are summarized as follows:

(1)	Criteria for classifying assets and liabilities as current or non-current items
A. Assets that meet one of the following criteria are classified as current assets; otherwise they are classified as non-current assets:
(a)	Assets arising from operating activities that are expected to be realized or consumed, or are intended to be sold within the normal operating cycle;
(b)	Assets held mainly for trading purposes;
(c)	Assets that are expected to be realized within twelve months from the balance sheet date; and
(d)	Cash and cash equivalents, excluding restricted cash and cash equivalents and those that are to be exchanged or used to pay off liabilities more than twelve months after the balance sheet date.
B. Liabilities that meet one of the following criteria are classified as current liabilities; otherwise they are classified as non-current liabilities:
(a)	Liabilities arising from operating activities that are expected to be paid off within the normal operating cycle;
(b)	Liabilities arising mainly from trading activities;
(c)	Liabilities that are to be paid off within twelve months from the balance sheet date; and
(d)	Liabilities for which the repayment date cannot be extended unconditionally to more than twelve months after the balance sheet date.

(2)
Use of estimates
The preparation of financial statements in conformity with the ROC GAAP requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those assumptions and estimates.

(3)	Foreign currency translation

Transactions denominated in foreign currencies are translated specifically into the Company and subsidiaries functional currencies at the spot exchange rates prevailing at the transaction dates. Exchange gain or loss due to the difference between the exchange rate on the date of actual receipt and payment are recognized in current period’s profit or loss. Monetary assets and liabilities denominated in foreign currencies are translated at the spot exchange rates prevailing at the balance sheet date. Exchange gains or losses are recognized in profit or loss.

(4)	Cash and cash equivalents
Cash and cash equivalents represent highly liquid investments which are: 1) readily convertible to fixed amount of cash and 2) with a maturity so short which are subject to insignificant risk of changes in value resulting from fluctuations in interest rates.

The consolidated statement of cash flows is complied under the basis of cash and cash equivalents.

(5)	Financial assets and financial liabilities at fair value through profit or loss
A.
Equity financial instruments are recognized and derecognized using trade date accounting; bond investments, beneficiary certificates and derivative instruments are recognized and derecognized using settlement date accounting, and are recognized initially at fair value.

B.
These financial instruments are subsequently remeasured and stated at fair value, and the gain or loss is recognized in profit or loss. The fair value of listed stocks, Taiwan Over-the-Counter (the “OTC”) stocks and closed-end mutual funds is based on latest quoted fair prices of the accounting period.  The fair value of open-end and balanced mutual funds is based on the net asset value at the balance sheet date.

C.
When a derivative is an ineffective hedging instrument, if it is an option derivative, it is initially recognized at fair value on the date a derivative contract is entered into and is subsequently remeasured at its fair value. If a derivative is a non-option derivative, the fair value initially recognized is zero.

(6)	Available-for-sale financial assets
A.
Investments in equity instruments are recognized and derecognized using trade date accounting; investments in debt instruments are recognized and derecognized using settlement date accounting, and are recognized initially at fair value plus transaction costs that are directly attributable to the acquisition of the financial asset.

B.
The financial assets are remeasured and stated at fair value, and the gain or loss is recognized in equity, until the financial asset is derecognized, the cumulative gain or loss previously recognized in equity shall be recognized in profit or loss. The fair values of listed stocks, OTC stocks and closed-end mutual funds are based on latest quoted fair prices of the accounting period. The fair values of open-end and balanced mutual funds are based on the net asset value at the balance sheet date.

C.
If there is any objective evidence that the financial asset is impaired, the impairment loss is recognized in profit or loss. When the fair value of an equity instrument subsequently increases, the increase will be recognized in equity. When the fair value of a debt instrument subsequently increases and the increase can be objectively related to an event occurring after the impairment loss was recognized in profit or loss, the impairment loss shall be reversed to the extent of the loss recognized in profit or loss.

(7)	Financial assets carried at cost
A.
Investment in unquoted equity instruments is recognized or derecognized using trade date accounting and is stated initially at its fair value plus transaction costs that are directly attributable to the acquisition of the financial asset.

B.
If there is any objective evidence that the financial asset is impaired; the impairment loss is recognized in profit or loss. Such impairment loss shall not be reversed when the fair value of the asset subsequently increases.

(8)	Hedging derivative instruments
The method of recognizing the resulting gain or loss depends on whether the derivative is designated as a hedging instrument and the nature of the hedged item.
A.	Fair value hedges: Changes in the fair value of derivatives that are designated and qualified as fair value hedges are recognized in profit or loss. Changes in the fair value of the hedged asset or liability that are attributable to the hedged item are recognized in profit or loss as an adjustment to the carrying amount of the hedged item.

B.	Cash flow hedges: The effective portion of changes in the fair value of derivatives that are designated and qualify as cash flow hedges is recognized in equity.
a.
If a hedge of a forecast transaction subsequently results in the recognition of a financial asset or a financial liability, the associated gains or losses that were recognized directly in equity are transferred to profit or loss in the same period or periods when the hedged item affects profit or loss.

b.
If a hedge of a forecast transaction subsequently results in the recognition of a non-financial asset or a non-financial liability, the associated gains and losses that were recognized directly in equity are transferred into profit or loss in the periods during which the asset acquired or liability assumed affects profit or loss.

(9)	Bills and accounts receivable, other receivables
A.
Bills and accounts receivable are claims generated from the sale of goods or services. Other receivables are those receivables arising from transactions other than the sale of goods or services. Bills receivable, accounts receivable and other receivables are recognized initially at fair value and are subsequently measured at amortized cost using the effective interest method.

B.
The Group recognizes impairment loss on the financial instruments when there is an objective evidence of impairment at the balance sheet date. The amount of impairment is the book value less the present value of estimated future cash flows, discounted by original effective interest rate. If subsequently an event, directly related to impairment, indicates a decrease in impairment, the impairment loss recognized in prior years shall be recovered. The book value of the financial instruments after recovering the impairment shall not exceed the amortized cost that would have been had no impairment been previously recognized.

(10)
Transactions for accounts receivable securitization
According to the Financial Asset Securitization Act, accounts receivable securitization is the transfer of a designated pool of accounts receivable to a special purpose entity during a designated period, in the form of issuing beneficial securities or asset-backed securities based on the accounts receivable by the entity, and the proceeds so raised will be transferred to the Company. Underthis framework, such transfer of financial assets in which the transferor surrenders control over those assets is accounted for as a sale to the extent that consideration other than beneficial interests in the transferred assets is received in exchange. The difference between the book value of accounts receivable and total proceeds received is recorded as a gain or loss on the disposal of financial assets.

(11)
Inventories
The perpetual inventory system is adopted for inventory recognition. Inventories are stated at cost. The cost is determined using the weighted-average method. At the end of period, inventories are evaluated at the lower of cost or net realizable value, and the individual item approach is used in the comparison of cost and net realizable value. The calculation of net realizable value is based on the estimated selling price in the normal course of business, net of estimated costs of completion and estimated selling expenses. As the value of raw materials and supplies decline and the cost of finished goods are over net realizable value, the net realizable value of raw materials and supplies becomes the replacement cost.

(12)
Non-current assets classified as held for sale
Non-current asset (or disposal group) as held for sale if its carrying amount will be recovered principally through a sale transaction rather than through continuing use, and measures such asset at the lower of its carrying amount and fair value less cost to sell.

(13)	Long-term investments accounted for under the equity method
A.
Long-term equity investments in which the Company holds more than 20% of the investee company’s voting shares or has the ability to exercise significant influence on the investee company’s operational decisions are accounted for under the equity method. The excess of the initial investment cost over the acquired net asset value of the investee company is attributable to goodwill, and is subject to impairment test every year. Adjustment of the amount of goodwill amortized in previous year(s) is not required.

B.
Long-term equity investments in which the Company holds more than 50% of the investee company’s voting shares or has the ability to control the investee company’s operational decisions are accounted for under the equity method and included in the consolidated financial statements.

C.	Exchange differences arising from translation of the financial statements of overseas investee companies accounted for under the equity method are recorded as “cumulative translation adjustment”.

(14)	Property, plant and equipment
A.
Property, plant and equipment are stated at cost. Interest incurred on the acquisition of property, plant and equipment is capitalized. Significant renewals or betterments are capitalized and depreciated accordingly. Maintenance and repairs are expensed as incurred.

B.	Depreciation is provided on a straight-line method using the estimated service lives of the asset after deducting its residual value. The estimated useful lives of the assets are 2 to 50 years.
C.	Rents paid on capital leases are capitalized and depreciated accordingly. Any gain (loss) on the sale and leased back is capitalized and amortized over the lease term.
D.
For sale and leased back assets, the gains or losses are recorded as “unrealized leased back gain or loss” and depreciated accordingly. If the fair value is less than the book value, the difference is recognized in profit or loss.

E.
Property, plant and equipment that are idle or have no value in use are reclassified to “other assets” at the lower of the fair value less costs to sell or book value. The resulting difference is included in current operations. Depreciation provided on these assets is charged to “non-operating expense”.

(15)	Intangible assets
A.
Goodwill is the excess of the initial investment cost over the acquired net asset value of the investee company when consolidated. As for impairment of goodwill, please refer to Note (17) to the financial statements.

B.	Patents, royalties, developed technology and customer relationship are stated at cost and amortized over the estimated life of 2 to 10 years using the straight-line method.

(16)
Deferred expenses
Photo mask, pattern, bank charges for loans, license fee, power line installation cost and computer software are capitalized and amortized over the estimated period of economic benefits under the straight-line method. The estimated period of economic benefits for photo mask and pattern is 1 to 2 years, and others are 3 to 7 years.

(17)	Impairment of non-financial assets
A.
The Company recognizes impairment loss when there is any indication that the recoverable amount of an asset is less than its carrying amount. The recoverable amount is the higher of the fair value less costs to sell and value in use. When the impairment no longer exists, the impairment loss recognized in prior years shall be recovered.

B.
The recoverable amount of goodwill is evaluated periodically. Impairment loss will be recognized whenever there is indication that the recoverable amount of these assets is less than their respective carrying amount.  Impairment loss of goodwill recognized in prior years is not recoverable in the following years.

(18)	Preferred stock liabilities

The Company issued preferred stocks which are mandatorily redeemable by payment of cash or another financial asset and are classified as liabilities. The interest, dividends, losses and gains on such preferred stocks are recognized in profit and loss.

(19)
Retirement plan and pension cost
Under the defined benefit pension plan, net periodic pension costs are recognized in accordance with the actuarial calculations.  Net periodic pension cost includes service    cost, interest cost, and expected return on plan assets, and amortization of unrecognized net transition obligation and gains or losses on plan assets.  Unrecognized net transition obligation is amortized on a straight-line basis over 15 years. Under the defined contribution pension plan, net periodic pension costs are recognized as incurred.

(20)	Income tax
A.
The Company uses inter-period as well as intra-period tax allocation for income tax. Over or under provision of prior years’ income tax liabilities is included in current year’s income tax. When a change in the tax laws is enacted, the deferred tax liability or asset is recomputed accordingly in the period of change. The difference between the new amount and the original amount, that is, the effect of changes in the deferred tax liability or asset, is recognized as an adjustment to current income tax expense (benefit).

B.
Investment tax credits arising from expenditures incurred on acquisitions of equipment or technology, research and development, employees’ training, and investment in barren area are recognized in the year the related expenditures are incurred.

C.	An additional 10% tax is levied on the unappropriated retained earnings and is recorded as income tax expense in the year the shareholders resolve to retain the earnings.
D.
According to the “Income Basic Tax Act”, effective from January 1, 2006, income tax is accounted for based on the income tax law or other regulations when income tax is equal or more than the basic tax. When income tax is less than the basic tax, income tax payable shall be equal to the basic tax.  The difference cannot be deducted from investment tax credits based on other regulations.

(21)	Earnings per share
A.
The calculation and disclosure of the Company’s earnings per share are based on R.O.C. SFAS No. 24, “Earnings per share”. Basic earnings per share is calculated by dividing net income by the weighted average number of shares outstanding during the year. Diluted earnings per share is calculated by taking into account the potentially dilutive securities that were assumed to have been converted to common stock at the beginning of the year.

B.
Effective from January 1, 2008, as employees’ bonus could be distributed in the form of stock, the diluted EPS computation shall include the estimated shares that would increase from employees’ stock bonus issuance in the calculation of the weighted-average number of common shares outstanding during the reporting year, taking into account the dilutive effects of stock bonus on potential common shares; whereas, basic EPS shall be calculated based on the weighted-average number of common shares outstanding during the reporting year that include the shares of employees’ stock bonus for the appropriation of prior year earnings, which have already been resolved at the shareholders’ meeting held in the reporting year. As the capitalization of employees’ bonus is no longer classified as distribution of stock dividends (or retained earnings or capital reserve capitalized), the calculation of basic EPS and diluted EPS for all periods presented shall not be adjusted retroactively.

C.
The potential common shares of the Company include employee stock options and the estimated shares that would increase from employees’ stock bonus issuance as stated above. Treasury stock method is used to test whether or not potential common shares have dilutive effect.

(22)	Share-based payment - employee compensation plan
A.
The employee stock options granted from January 1, 2004 through December 31, 2007 are accounted for in accordance with Accounting Research and Development Foundation (the “ARDF”) 92-070, ARDF 92-071 and ARDF 92-072 “Accounting for Employee Stock Options” as prescribed by the Accounting Research and Development Foundation, R.O.C., dated March 17, 2003. Under the share-based payment - employee compensation plan, compensation cost is recognized using the intrinsic value method and pro forma disclosures of net income and earnings per share are prepared in accordance with the R.O.C. SFAS No. 39, “Accounting for Share-based Payment”.

B.
For the grant date of the share-based payment agreements set on or after January 1, 2008, the Company shall measure the services received during the vesting period by reference to the fair value of the equity instruments granted and account for those amounts as payroll expenses during that period.

C.
Subject to elimination of the Company issued employee stock options and the proposed replacement Reward Scheme, the Company should calculate the compensation cost of employee services before and after the merger. The former as part of the cost of merger; the latter is allocated over the remaining period as compensation cost.

(23)
Employees’ bonuses and directors’ and supervisors’ remuneration
Effective from January 1, 2008, pursuant to requirements relating to “Accounting for Employees’ Bonuses and Directors’ and Supervisors’ Remuneration” set out in Letter ARDF 96-052 issued by the Accounting Research and Development Foundation, R.O.C., on March 16, 2007, , the costs of employees’ bonuses and directors’ and supervisors’ remuneration are accounted for as expenses and liabilities, provided that such recognition is required under legal or constructive obligation and the amounts can be reasonably estimated. However, if the accrued amounts for employees’ bonuses and directors’ and supervisors’ remuneration are significantly different from the actual distributed amounts resolved by the shareholders at their annual general meeting subsequently, the differences shall be recognized as gain or loss in the following year. In addition, according to the “Criteria for Listed Companies in Calculating the Number of Shares of Employees’ Stock Bonus” set out in Letter ARDF 97-127 issued by the Accounting Research and Development Foundation, R.O.C., on March 31, 2008, , the Company calculates the number of shares of employees’ stock bonus based on the closing price of the Company’s common stock at the previous day of the shareholders’ meeting held in the year following the financial year, and after taking into account the effects of ex-rights and ex-dividends.

(24)	Treasury stocks
A.	When the Company repurchases its outstanding shares as treasury stock, the acquisition cost should be debited to the treasury stock account (as a contra account under shareholders’ equity).
B.
When any treasury stock is cancelled, the treasury stock account should be credited, and the capital surplus-premium on stock account and capital stock account should be debited proportionately according to the ratio. An excess of the carrying value of treasury stock over the sum of its par value and premium on stock should first be offset against capital surplus from the same class of treasury stock transactions, and the remainder, if any, debited to retained earnings. An excess of the sum of the par value and premium on stock of treasury stock over its carrying value should be credited to capital surplus from the same class of treasury stock transactions.

C.	The cost of treasury stock is accounted for on a weighted-average basis.
D.
Stocks held by subsidiaries of the Company are stated at the subsidiary’s carrying value of the shares, and reclassified from the Company’s long-term investments accounted for under the equity method to treasury stock.

(25)	Revenue and expenses
A.	Revenue is recognized when the earning process is substantially completed and payment is realized or realizable. Expenses are charged to income as incurred.
B.
Regarding the sales to Company’s subsidiaries, sales revenue is recognized only when the subsidiary has sold the goods of the Company to customers. Goods which remained unsold by the subsidiary at the end of the accounting period are recorded as inventories by the Company.

(26)
Subsidy from the Government
The Company receives subsidies from the Government related to the research and development of certain products pursuant to agreements. The subsidy income is recorded as deferred income upon receipt of the fund and subsequently recorded in income statement based on the schedule agreed to by the Company and the Government.

(27)
Settlement date accounting
If an entity recognizes financial assets using settlement date accounting, any change in the fair value of the asset to be received during the period between the trade date and the settlement date/balance sheet date is not recognized for assets carried at cost or amortized cost. For financial assets or financial liabilities classified as at fair value through profit or loss, the change in fair value is recognized in profit or loss. For available-for-sale financial assets, the change in fair value is recognized directly in equity.

(28)	Merger The Company accounts for its merger transaction pursuant to the R.O.C. SFAS No. 25, “Accounting for Business Combinations – Purchase Method”.

(29)
Operating segment
The identification and disclosure of operating segments of the Group are based on how the Group’s chief operating decision maker regularly reviews information in order to allocate resourcses and assess performance.

In accordance with R.O.C. SFAS No. 41, “Operating Segments”, segment information is disclosed in the consolidated financial statements.

3.	REASON AND EFFECT OF CHANGES IN ACCOUNTING PRINCIPLES
(1)
Bills and accounts receivable, other receivables
Effective from January 1, 2011, the Company adopted the newly revised R.O.C. SFAS No.34, “Financial Instruments: Recognition and Measurement”. The Company recognized impairment loss on bills receivable, accounts receivable and other receivables when there was an objective evidence of impairment. This accounting change had no significant effect on the net profit or loss and earnings per common share for the year ended December 31, 2011.

(2)
Operating segment
Effective from January 1, 2011, the Group adopted the newly issued R.O.C. SFAS No. 41, “Operating Segments”, which supersedes R.O.C. SFAS No. 20, “Segment Reporting.” This statement required identification and disclosure of operating segments based on how the Company’s chief operating decision maker regularly reviews information in order to allocate resources and assess performance. The Company conformed to the disclosure requirements as of and for the year ended December 31, 2011. The information for the year ended December 31, 2010 was re-prepared to reflect the new segment reporting requirement. This accounting change had no significant effect on the net profit or loss and earnings per common share for the year ended December 31, 2011.

4.	DESCRIPTION OF SIGNIFICANT ACCOUNTS
(1)	Cash and cash equivalents

	December 31,
	2011	2010
Cash on hand	$588	$672
Saving deposits	1,282,407	1,199,115
Foreign currency deposits	21,562,503	20,360,971
Time deposits	1,748,830	21,756,350
	$24,594,328	$43,317,108

(2)	Financial assets and liabilities at fair value through profit or loss

	December 31, 2011
	Book value (as fair value)	Contract amount (in thousands)
Financial assets held for trading
Foreign exchange forward contract	$87,090	USD(sell)	521,000
		JPY(buy)	40,617,624
	327,329	TWD(sell)	52,444,640
		USD(buy)	1,745,000
	225,576	EUR(sell)	331,000
		USD(buy)	435,560
	$639,995

	December 31, 2011
	Book value (as fair value)	Contract amount (in thousands)
Financial liabilities held for trading
Foreign exchange forward contract	($40,971)	USD(sell)	215,000
		JPY(buy)	16,567,360
Foreign exchange forward contract	(5,340)	TWD(sell)	2,726,455
		USD(buy)	90,000
	($46,311)

	December 31, 2010
	Book value (as fair value)	Contract amount (in thousands)
Financial assets held for trading
Foreign exchange forward contract	$436,457	USD(sell)	605,000
		JPY(buy)	50,417,321
Foreign exchange forward contract	34,902	TWD(sell)	3,000,900
	—	USD(buy)	100,000
	$471,359

	December 31, 2010
	Book value (as fair value)	Contract amount (in thousands)
Financial liabilities held for trading
Foreign exchange forward contract	($3,565)	USD(sell)	30,000
		JPY(buy)	2,431,170
Foreign exchange forward contract	(74,729)	TWD(sell)	3,000,900
	—	USD(buy)	100,000
	($78,294)

The gain on financial assets and liabilities for the years ended December 31, 2011 and 2010 were $3,523,301 and $1,876,518, including the unrealized gain on financial assets and liabilities of $593,684 and $393,065, recognized in the year then ended, respectively.

(3)	Accounts receivable

	December 31,
	2011	2010
Bills receivable	$21,466	$23,951
Accounts receivable	52,650,620	44,653,611
	52,672,086	44,677,562
Less: Allowance for doubtful accounts	(117,036)	(117,036)
Allowance for sales returns and discounts	(362,324)	(576,549)
	$52,192,726	$43,983,977

Accounts receivable securitization

A.
In September 2006, the Company entered into $10 billion, 5-year revolving accounts receivable securitization agreement with Chinatrust Commercial Bank, the trustee. Under the agreement, the Company transferred a pool of accounts receivable to the trustee. The Company transferred its receivables to the bank three times a month, and the bank issued securities backed by these accounts receivable monthly. After the transfer of the accounts receivable, the Company continues to service, administer, and collect the accounts receivable on behalf of the bank. The Company does not bear the risk of collectability, nor provide any collateral to the bank. The accounts receivable securitization’s agreement with the bank expired in May 2011.

B.
As of December 31, 2011 and 2010, the balance of accounts receivables transferred amounted to $0 and $10,071,828, respectively. In order to strength the credibility, the Company issued beneficiary certificates and seller’s beneficiary certificates as disclosed in Note 4 (6) to the financial statements. The Company recognized the difference between the book value of the financial assets and the proceeds paid of $211,567 and $293,957 as a loss on sale of investments for the years ended December 31, 2011 and 2010, respectively (recorded as “non-operating other losses”). Collected receivables not yet replaced by new accounts receivable due to timing difference are recorded as “other payables-other” in the amount of $0 and $1,302,414 as of December 31, 2011 and 2010, respectively.

a.     Assumptions used to evaluate the fair value of retained interests:

A.    Subordinated beneficiary certificates

December 31, 2010
Estimated dilution reserve rate	0.09%
Estimated loss rate of credit	0.00%
Estimated funding cost rate	2.13%
Estimated expense rate	0.06%

B. Seller’s beneficiary certificates

December 31, 2010
Excess of issuance upper-limit	$—
Ineligible accounts receivable	1,673
Aggregate excess concentrations	1,360,068
Reserved for accounts payable	5,849

b.	Sensitivity analysis As of December 31, 2010, if there were 10% adverse change in the major assumptions, the sensitivity analysis of the fair value of residual cash flow were as follows:

A. Effect to subordinated beneficiary certificates

December 31, 2010
(a) Estimated dilution reserve rate	$95
(b) Estimated loss rate of credit	—
(c) Estimated funding cost rate	17,496
(d) Estimated expense rate	486

B. Effect to seller’s beneficiary certificates

December 31, 2010
(a) Ineligible accounts receivable	$129
(b) Aggregate excess concentrations	104,717
(c) Reserved for accounts payable	450

c.	Cash flows Cash inflows from and cash outflows to the securitization trustee were as follows:
	Jan. 1- Dec. 31, 2011	Jan. 1- Dec. 31, 2010
Cash from securitization	$25,985,998	$27,685,000
Income from securitization	350	450
Other cash inflows from retained interest	77	476
Other charges	—	—

Accounts receivable factoring

C.
The Company factored its accounts receivable to certain financial institutions without recourse. Under the agreement, the Company was not required to bear uncollectible risk of the underlying accounts receivable, but was liable for the losses incurred on any business dispute. As the Company did not provide any collateral, these accounts receivable meet the derecognition criteria for financial assets. The Company derecognized the accounts receivable sold to financial institutions, net of the losses estimated for possible business disputes.

As of December 31, 2011 and 2010, the relevant information of accounts receivable factored but unsettled was as follows:

December 31, 2011
Institutions	Accounts receivable sold/ derecognized	Amount advanced	Amount ..retained..	Limit
China Trust Commercial Bank	$9,943,277	$8,948,115	$995,162	$14,834,750
Taipei Fubon Bank	3,376,634	2,901,918	474,716	22,787,993
	$13,319,911	$11,850,033	$1,469,878	$37,622,743

December 31, 2010
Institutions	Accounts receivable sold/ derecognized	Amount advanced	Amount retained	Limit
Mega International Commercial Bank	$501,050	$501,050	$—	$2,913,000
Taipei Fubon Bank	7,465,066	7,084,206	380,860	46,768,215
	$7,966,116	$7,858,510	$380,860	$49,681,215

(1)	Note: shown as “other receivables”.
(2)	For the years ended December 31, 2011 and 2010, the rate of the advanced amount were 1.65% to 2.48% and 0.60% to 0.73%, respectively.
(3)

For the years ended December 31, 2011 and 2010, the financing charges (expenses) incurred from accounts receivable factoring were $203,186 and $96,687, respectively, and shown as “other non-operating losses”.

(4)	Inventories

	December 31,
	2011	2010
Raw materials and supplies	$7,878,245	$12,863,199
Work in process	33,520,634	34,046,083
Finished goods	14,982,953	16,913,424
	56,381,832	63,822,706
Less: Allowance for scrap, obsolescence and price decline	(5,667,729)	(7,286,818)
	$50,714,103	$56,535,888

Expense and loss incurred on inventories for the years ended December 31, 2011 and 2010 were as follows:

	For the years ended December 31,
	2011	2010
Cost of inventories sold	$529,113,711	$465,534,603
Reversal of allowance for scrap, obsolescence and price decline	(1,619,089)	(17,393)
Loss on disposal of inventories	2,245,431	—
Others	(357,427)	(159,524)
	$529,382,626	$465,357,686

The gain from reversal of allowance for scrap, obsolescence and price decline of inventories recognized by the Company in 2011 and 2010 was due to inventories sold with their net realizable values lower than costs.

(5)	Long-term investments accounted for under the equity method

	December 31,
	2011		2010
Investee company	Carrying value	Percentage of shareholding (%)	Carrying value	Percentage of shareholding (%)
Innolux Holding Ltd.	$16,725,751	100	$12,991,698	100
InnoJoy Investment Corporation	864,662	100	2,121,425	100
InnoFun Investment Corporation	396,999	100	1,861,747	100
TPO Hong Kong Holding Ltd.	2,003,032	100	2,270,468	100
Toppoly Optoelectronics (B.V.I) Ltd.	2,630,838	100	2,806,403	100
Golden Achiever International Ltd.	(172,159)	100	(225,603)	100
Landmark International Ltd.	34,392,518	100	30,054,132	100
Leadtek Global Group Limited	515,151	100	1,845,117	100
Yuan Chi Investment Co., Ltd.	1,248,885	100	2,003,030	100
Chi Mei Optoelectronics Japan Co., Ltd.	1,815,106	100	1,415,984	100
Golden Union Investments Limited	1,018,226	100	933,188	100
Keyway Investment Management Limited	272,342	100	231,159	100
Chi Mei Optoelectronics Europe B.V.	126,947	100	120,358	100
Chi Mei El Corporation	(1,015,018)	90	(1,036,428)	90
Chi Mei Lighting Technology Corporation	1,844,312	34	1,109,963	35
Jetronics International Corp.	251,217	32	150,656	32
GIO Optoelectronics Corporation	606,172	24	819,478	31
Contrel Technology Co., Ltd.	465,036	13	189,698	13
Ampower Holding Ltd.	1,566,322	45	1,570,086	45
Chi Mei Materials Technology Corporation	1,339,150	16	1,204,583	17
Others	253,727	—	180,496	—
	67,149,216		62,617,638
Add: Creditor’s balance on long-term investments transferred to other liabilities	1,187,177		1,262,031
	$68,336,393		$63,879,669

1. The Company invested in its subsidiaries in Mainland China through Innolux Holding Ltd., TPO Hong Kong Holding Ltd., Toppoly Optoelectronics (B.V.I) Ltd., Landmark Internatioan Ltd. and Golden Union Investments Limited. These subsidiaries are engaged in the business of research and development, processing, assembly and after-sale service of LCD modules and LCD monitors. In addition, the Company invested in its subsidiaries in Mainland China through Keyway Investment Management Limited. These subsidiaries are engaged in the business of warehousing and logistic service. Please refer to Note 11 for details of disclosure regarding our investments in Mainland China.

2. In September 2010, the Board of Directors of the Company adopted a resolution to acquire the remaining outstanding shares of Chi Mei Energy Corp., in which the Company originally held 95% shareholding, by cash from the minority shareholders to wholly own Chi Mei Energy Corp. The merger was conducted through short-form merger subject to the Business Mergers and Acquisitions Law, with the effective date set on November 1, 2010. The Company was the surviving company and Chi Mei Energy Corp. was the dissolved company.

3. The abovementioned long-term equity investments accounted for under the equity method and their related investment gain (loss) are derived from the audited financial statements of the investee companies.

4. The Company has prepared consolidated financial statements for the years 2011 and 2010 respectively as required.
(6) Available-for-sale financial assets

	December 31,
	2011	2010
Current
Subordinated beneficiary certificates	$—	$1,800,164
Seller’s beneficiary certificates	—	1,052,965
Listed stocks	17,484	39,682
	$17,484	$2,892,811
Non-current
Listed stocks and investments in bonds
TPV Technology Ltd.	$832,828	$—
Others	225,841	234,811
	$1,058,669	$234,811

A. Please refer to Note 4(3) for the information on subordinated beneficiary certificates and seller’s beneficiary certificates.

B. The unrealized valuation gain (loss) on available-for-sale financial assets were a loss of ($3,826,120) and a gain of $479,410 for the years ended December 31, 2011 and 2010, respectively, and were shown as an adjustments to stockholders’ equity as unrealized gain or loss on the financial instruments, among which, valuation gain (loss) accounted for under the equity method by the investee companies were a loss of ($1,997,781) and a gain of $52 0 ,507 respectively for the years then ended.

(7) Hedging derivative financial liabilities - non-current

	December 31,
	2011	2010
Interest rate swap contracts	$287,499	$392,919
Cross currency swap contracts	449,453	778,531
	$736,952	$1,171,450

The profit (loss) on fair value hedges were and a profit of $424,568 and a loss of $411,923 for the years ended December 31, 2011 and 2010, respectively. Please refer to Note 10(5) for other information.

(8) Financial assets carried at cost –non-current

	December 31,
	2011	2010
Listed stocks:
TPV Technology Ltd.	$—	$2,958,216
Unlisted stocks:
Chi Lin Technology Co., Ltd.	113,150	—
Chi Lin Optoelectronics Corporation	163,943	277,093
AvanStrate Inc.	286,740	286,740
Top Taiwan VI Venture Capital Co., Ltd.	198,490	198,490
Others	19,132	27,500
	$781,455	$3,748,039

A. The investment in TPV Technology Ltd. was acquired through private placement with certain restrictions on the transfer of the shares. The restricted shares were released in June 2011 and reclassified into “Available-for-sale financial assets-non-current”. The remaining investments were accounted for as “financial assets carried at cost” because there was no quoted prices in active markets.

B. Certain business of Chi Lin Technology was spun off and transferred to the newly established Chi Lin Technology Co., Ltd., as resolved by the stockholders at their stockholders’ meeting on May 9, 2011. Former Chi Lin Technology still exists and was renamed to Chi Lin Optoelectronics Co., Ltd.

(9) Fixed assets

	December 31, 2011
	Original cost	Accumulated depreciation	Book value
Land	$3,852,792	$—	$3,852,792
Buildings	145,212,032	(28,273,002)	116,939,030
Machinery and equipment	300,230,710	(142,324,351)	157,906,359
Testing equipment	4,244,292	(2,651,186)	1,593,106
Transportation equipment	76,525	(34,691)	41,834
Office equipment	813,707	(463,415)	350,292
Leased assets	2,031,471	(1,790,651)	240,820
Leasehold improvements	77,692	(55,097)	22,595
Other equipment	1,134,100	(558,286)	575,814
Construction in progress and prepayments for equipment	61,090,098	—	61,090,098
	$518,763,419	($176,150,679)	$342,612,740

	December 31, 2010
	Original cost	Accumulated depreciation	Book value
Land	$3,852,792	$—	$3,852,792
Buildings	140,482,616	(14,188,582)	126,294,034
Machinery and equipment	269,063,948	(75,940,539)	193,123,409
Testing equipment	3,483,552	(2,004,951)	1,478,601
Transportation equipment	63,637	(19,369)	44,268
Office equipment	737,409	(539,590)	197,819
Leased assets	1,772,103	(1,013,122)	758,981
Leasehold improvements	77,692	(38,530)	39,162
Other equipment	1,043,480	(284,509)	758,971
Construction in progress and prepayments for equipment	70,312,691	—	70,312,691
	$490,889,920	($94,029,192)	$396,860,728

Fixed assets

A. Please refer to Note 6 for the information of property, plant and equipment pledged as collateral.

B. As of December 31, 2011, significant leasing agreements were as follows:

a. The contents of leasing agreement were as follows:

Leased Assets	Lease Period	Lease payment and payment method	Terms and Conditions
Machinery equipment and factory facility	2008.05.19- 2013.05.19
Down payment of $4,000,000 made on May 19, 2008. 9 subsequent payments to be made semi-annually of $990,000 each from May 19, 2009 to May 19, 2013 with annual floating interest rate at 2.2389% in 2011.

1. The lessor unconditionally transfers ownership of the leased property to the lessee by the end of the lease term.
2. These leased assets have to be fully insured with the lessor as co-insured and the Company is responsible for the maintenance and repair of the leased assets.

b. Leased assets and leased obligation payables were initially recognized at fair value at the inception of the lease. The depreciation was computed using the straight-line method over the useful economic life.

c. As of December 31, 2011, future lease payments were as follows:

Year	Amount
2012	$1,980,000
2013	980,000
2,960,000
Less: current portion of lease payable	(1,980,000)
Lease payable – non-current	$980,000

Leased property

C. Certain property, plant and equipment of the Company were leased to other companies under operating lease agreements, and were reclassified to assets leased to others.

	December 31, 2011
	Original cost	Accumulated depreciation	Book value
Buildings	$1,035,374	($1 48,569)	$8 86,805

	December 31, 2010
	Original cost	Accumulated depreciation	Book value
Land	$188,247	$—	$188,247
Buildings	1,129,618	(67,441)	1 ,062,177
	$1,317,865	($67,441)	$1 ,250,424

Non-current assets classified as held for sale
D. On the meeting held in May 2011, the Company’s Board of Directors decided to sell certain idle asset which was reclassified to “non-current assets held-for-sale”.

	December 31, 2011
	Original Cost	Accumulated Depreciation	Accumulated Impairment	Book Value
Machinery and equipment	$1,032,063	($138,839)	($351,591)	$541,633

In accordance with R.O.C. SFAS No. 35, “Impairment of Assets”, the Company evaluated that the recoverable amount of the above assets was less than its carrying amount.
Accordingly, an impairment loss of $351,591 was recognized for the year ended December 31, 2011. The Company recognized above non-current assets classified as held for sale at fair value less costs to sell as their recoverable amounts.

Idle assets
E. Certain property, plant and equipment of the Company were idle and were reclassified to idle assets.

	December 31, 2011
	Original Cost	Accumulated Depreciation	Book Value
Land	$188,247	$—	$188,247

	December 31, 2010
	Original Cost	Accumulated Depreciation	Book Value
Machinery and equipment	$1,032,063	($19,834)	$1,012,229

In accordance with R.O.C. SFAS No. 35, “Impairment of Assets”, the Company evaluated that the recoverable amount of the idle asset was not less than its carrying amount. The Company recognized above idle assets at fair value less costs to sell as their recoverable amount.

(10) Business combinations and intangible assets

Business combinations

A. The Company, formerly “Innolux Display Corporation”, merged with TPO Displays Corporation and Chi Mei Optoelectronics Corporation based on the resolution at the shareholders’ meeting on January 6, 2010. Innolux Display Corporation is the surviving company after the merger and was renamed as Chimei Innolux Corporation. TPO Displays Corporation and the shareholders of Chi Mei Optoelectronics Corporation exchanged 3.82912866 and 2.05 common stocks, respectively, for 1 common stock of Chimei Innolux Corporation; therefore 4,046,381,607 stocks were issued by Chimei Innolux Corporation for the exchange. In addition, the preferred shareholders of Chi Mei Optoelectronics Corporation also exchanged 2.05 preferred stock for one preferred stock of Chimei Innolux Corporation, and 731,707,317 stocks were issued for the exchange. Please refer to Note 4 (15) for detailed explanations of preferred stocks.

B. TPO Displays Corporation, founded in 1999, operated in the research, development, manufacture, and the sale of Low Temperature Poly Silicon thin film transistor liquid crystal displays (LTPS/TFT-LCD) and the sale of super-twisted nematic thin film transistor liquid crystal displays (STN/TFT-LCD). Chi Mei Optoelectronics Corporation was established in 1998 and operated in the research, manufacture, and the sale of thin film transistor liquid crystal displays (TFT-LCD).

C. The merger date was March 18, 2010. The Company accounts for its merger transaction pursuant to the R.O.C. SFAS No. 25, “Accounting for Business Combinations - Purchase Method”. The relevant information was as follows:

Amount
Stocks issued pursuant to business combination	$40,463,816
Capital reserve - from merger	139,744,797
Value of employee stock options	310,999
Acquisition cost	180,519,612
Less: fair value of the identifiable net tangible assets and liabilities	(161,656,160)
Less: fair value of the identifiable net intangible assets	(1,766,824)
Goodwill	$17,096,628

The Company evaluated the impairment of recoverable amount of the goodwill at the reporting date and used the value in use as the basis for calculation of the recoverable amount. The value in use was calculated based on the estimated present value of future cash flows of the five years, which was discounted at the discount rate of 1.8% and 1.9% for 2011 and 2010, respectively, to reflect the specific risks of the related cash generating units. The future cash flows were estimated based on the future revenue, gross profit and other operating costs each year. According to the evaluation above, the Company did not recognize impairment loss on goodwill for 2011 and 2010.

D. There was no contingent price, options, commitment, or significant disposal of assets in the merger contract.

E. Pro Forma Supplementary information to the consolidated profit and management Results

Since March 18, 2010, the management results of TPO Displays Corporation and Chi Mei Optoelectronics Corporation were consolidated into the income statements of Chimei Innolux Corporation. The pro forma profit and loss statement for the year ended December 31, 2010 was based on the assumption that the management results of TPO Displays Corporation and Chi Mei Optoelectronics Corporation were consolidated since January 1, 2010. In addition, in order to compile the comparative income statement, it was assumed that the merger had occurred at the beginning of the last fiscal year for comparative purposes. Pro Forma consolidated profit and loss statement was as follows.

The following was the consolidated pro forma profit and loss statement.

	For the year ended December 31, 2010
	Amount	%
Net operating revenues	$542,819,790	100
Operating costs	(531,462,770)	(98)
Gross profit	11,357,020	2
Operating expenses	(21,989,753)	(4)
Operating loss	(10,632,733)	(2)
Non-operating income	8,572,637	2
Non-operating expenses	(18,003,164)	(3)
Loss from continuing operations before income tax	(20,063,260)	(4)
Income tax benefit	59,863	—
Consolidated net loss	($20,003,397	(4)
	Before tax	After tax
Pro forma basic loss per share (in dollars)
Net loss	($2.74)	($2.74)

Please refer to Note 4(5) 2 for the simple merger of the Company and Chimei Energy Corporation in the fourth quarter of 2010.

Other intangible assets
F. The following intangible assets resulted from the payments on the TFT-LCD related technology, technical license fees, the developed technology, and customer relationship.

	2011
	Beginning	Addition for merger	Addition	Adjustment (note1)	Amortization (note2)	End
Patents	$465,843	$1,511,524	$126,067	($465,843)	($539,578)	$1,098,013
Loyalty	56,810	—	191,047	(42,935)	(25,377)	179,545
Developed technology	—	180,700	—	—	(80,512)	100,188
Customer relationship	—	74,600	—	—	(33,343)	41,257
	$522,653	$1,766,824	$317,114	($508,778)	($678,810)	$1,419,003

	2010
	Beginning	Addition for merger	Addition	Adjustment	Amortization	End
Patents	$—	$599,751	$—	$—	($133,908)	$465,843
Loyalty	$—	246,962	$—	$—	(190,152)	56,810
	$—	$846,713	$—	$—	($324,060)	$522,653

Note
(1)
Adjustment includes of the adjustment made to the amount of other intangible assets based on the results of amortization of acquisition costs; and the adjustment made to the amortized amounts of these intangible assets. The former relates to the adjustment to increase goodwill arising out of the merger, and the latter reflects the current gain and loss.

(2)	The accumulated amortization for the year ended December 31, 2011 was calculated based on the number of years of intangible assets’ profit.

(11) Short-term loans

	December 31
	2011	2010
Credit loans	$9,981,000	$10,850,000
Range of interest rates	0.95% ~3%	0.70~0.78%

(12) Short-term notes payable

	December 31
	2011	2010
Commercial papers payable	$2,000,000	$11,500,000
Less: discount on commercial papers payable	(754)	(4,133)
	$1,999,246	$11,495,867
Issue rate	0.93%~2.35%	0.442%~0.732%

(13) Long-term loans

	December 31, 2011
	Period	Amount
Syndicated bank loans:
Mega International Commercial Bank and 20 others - secured syndicated bank loans	2008/11~2013/11	$17,167,405
Mega International Commercial Bank and 19 others - secured syndicated bank loans	2010/05~2015/05	48,000,000
Mega International Commercial Bank and 11 others - secured syndicated bank loans	2005/03~2012/03	700,000
China Trust Commercial Bank and 9 others - secured syndicated bank loans	2008/09~2013/08	3,400,000
China Trust Commercial Bank and 36 other banks and financial institutions - secured syndicated bank loans	2006/09~2012/07	935,773
China Trust Commercial Bank and 36 other banks and financial institutions - secured syndicated bank loans	2006/06~2012/07	10,146,460
Bank of Taiwan and 18 others - secured syndicated bank loans	2008/10~2013/11	3,697,183
Bank of Taiwan and 32 others - secured syndicated bank loans	2006/11~2013/11	19,960,000

Bank of Taiwan and 22 others - secured syndicated bank loans	2008/09~2015/02	30,731,008
Bank of Taiwan and 17 others - secured syndicated bank loans	2010/03~2015/03	40,000,000
Non-guaranteed commercial papers	2011/08~2014/08	499,145
Guaranteed commercial papers	2006/06~2012/07	861,731
Credit loans	2009/09~2013/09	36,907,113
		$213,005,818
Less: administrative expenses charged by syndicated banks		(431,530)
Less: current portion – syndicated bank loans (including administrative expenses charged by syndicated banks)		(174,306,299)
current portion – other long-term loans		(8,037,944)
		$30,230,045
Range of interest rates		1.0265%~2.4853%

	December 31, 2010
	Period	Amount
Syndicated bank loans:
Mega International Commercial Bank and 20 others - secured syndicated bank loans	2008/11~2013/11	$25,562,882
Mega International Commercial Bank and 19 others - secured syndicated bank loans	2010/05~2015/05	35,740,000
Mega International Commercial Bank and 11 others - secured syndicated bank loans	2005/03~2012/03	2,100,000
China Trust Commercial Bank and 9 others - secured syndicated bank loans	2008/09~2013/08	5,100,000
Bank of Taiwan and 34 others - secured syndicated bank loans	2004/12~2011/12	1,096,211
Bank of Taiwan and 34 others - secured syndicated bank loans	2004/12~2011/12	6,221,810
China Trust Commercial Bank and 31 other banks and financial institutions - secured syndicated bank loans	2006/06~2012/07	1,800,764
China Trust Commercial Bank and 31 other banks and financial institutions - secured syndicated bank loans	2006/06~2012/07	20,292,920

Bank of Taiwan and 32 others - secured syndicated bank loans	2008/11~2013/11	5,336,033
Bank of Taiwan and 32 others - secured syndicated bank loans	2006/11~2013/11	29,940,000
Bank of Taiwan and 20 others - secured syndicated bank loans	2008/09~2015/02	39,511,296
Bank of Taiwan and 17 others - secured syndicated bank loans	2010/03~2015/03	17,500,000
Non-guaranteed commercial papers	2005/07~2012/10	4,949,357
Guaranteed commercial papers	2010/12~2012/07	1,883,050
Credit loans	2009/08~2013/02	30,400,000
		227,434,323
Less: administrative expenses charged by syndicated banks		(597,755)
Less: current portion		(55,683,927)
		$171,152,641
Range of interest rates		0.7%~2.29%

A. Please refer to Note 6 for the information of assets pledged as collateral for long-term loans.

B. The syndicated loans agreements specified that the Company shall maintain certain ratios on current ratio, liability ratio, interest coverage and tangible net equity, which were reviewed based on the Company’s annual consolidated financial statements audited by independent auditors. The current ratio and liability ratio on the Company’s 2011 consolidated financial statements did not meet the requirements prescribed in the agreements. According to the agreements, the syndicated banks may take actions, inclusive of (but not limited) announcing that all outstanding principal, interest, fees and other accrued expenses payable to the syndicated banks in relation to the syndicated loan agreements should be due immediately. Therefore, the Company reclassified the outstanding syndicated loans as of December 31, 2011 amounting to $174,306,299 (including administrative expenses charged by syndicated banks) to “long-term liabilities - current portion”. Such loans will be reclassified to “long-term loans” based on the negotiated terms after the negotiation between the Company and the syndicated banks.

C. In December, 2011, the Company applied for the assistance of Ministry of Economic Affairs to negotiate the debt with the syndicated banks, in accordance with the “Procedures for the Assistance of Ministry of Economic Affairs in the Negotiation of Enterprise and Financial Institution relating to the Debt Issue”. The Ministry of Economic Affairs then appointed the largest creditor, Bank of Taiwan, as coordinator to convene a meeting on the debt renegotiation process. According to the resolution at the meeting convened on February 17, 2012, all financial institution creditors shall follow the resolutions once approved by the financial institutions accumulatively representing more than two-thirds of the amount of total creditors’ right. It was expected that all financial institution creditors would complete the internal credit reporting procedures by the end of March 2012 and the Company and all financial institution creditors would sign an agreement in April 2012. The major terms of the negotiation as resolved at the meeting were as follows:

(1) All financial institution creditors should follow the regulations as below from the beginning of the negotiation process to the completion that the agreement was revised:

(a) Each of the financial institution creditors should not put forth a claim alone that the Company violates the agreement, or exercise right to set-off, seal up, conduct provisional disposition/provisional seizure to the Company;

(b) All financial institution creditors agreed that the Company can continue to draw down the credit lines according to the original contractual terms.

(2) Medium and long-term syndicated loans

The medium and long-term syndicated loans that will be due between 2012 and 2014 will be extended for 2-3 years. Principal is repayable every year based on a fixed percentage; interest is charged at the original interest rate or at the original interest rate plus premium rate.

(3) Short and medium-term non-syndicated loans

The outstanding balances of each loans are renewed based on the original terms and all extended to December 31, 2013. Before maturity, the Company may apply for the extension of such loans for another year for each application with a maximum of two times of application to each bank. Interest is charged at the original interest rate plus premium rate and extension fee is charged at a fixed percentage.

(4) Credit lines of derivative financial instruments

At least two-thirds of the original credit lines of derivative financial instruments are renewed based on the original terms and all extended to December 31, 2013. Before maturity, the Company may apply for the extension of such credit lines for another year for each application with a maximum of two times of application to each bank. Extension fee is charged at a fixed percentage.

(5) Other matters

(a) All financial institution creditors agreed to waive the review of the Company’s financial ratios for 2011 and 2012 and waive the interest-rate penalty and default penalty arising from the violation of financial commitments;

(b) All financial institution creditors agreed to waive the agreement that the Company shall early repay whole or part of the loans as prescribed by the original agreements before the extension agreements were approved by all creditor financial institutions.

(6) The Company’s significant commitments

The Company was committed to increase capital in certain amount of cash within 3 years and to focus on its main business activities and not to make investments out of its main business lines, except for equipment improvements or equipment additions for its main business. Further, the Company shall not apply for bankruptcy or reorganization during the period of negotiation for the extension of the due date of the Company’s debt.

(14) Bonds payable

	December 31,
	2011	2010
Secured domestic bonds	$4,000,000	$4,000,000

Less: Domestic bonds payable within one year	(2,000,000)	—
	$2,000,000	$4,000,000

The bonds payable was acquired because of the merger. The bonds payable was originally issued on December 26, 2008 for a period of four years and forty-four days (with the maturity date on February 8, 2013), at a coupon rate of 2.72%. From the issue date, interest payments are calculated by coupon rate annually; repayable in two equal installments on the fourth year and the maturity date. For the years ended December 31, 2011 and 2010, the interest expense incurred from bonds payable were $108,800 and $86,146, respectively.

(15) Preferred stock liabilities

The preferred shares acquired because of the merger on March 18, 2010 was 731,707,317 shares with the cost in the amount of $15,000,000. Based on the resolution at the stockholders’ meeting in June 2010, the issued preferred stock aforementioned were redeemed through the retained earnings, the proceeds from the issuance of new shares, or both. The redemption price was the original issue price plus the accumulated dividend at the day before cancellation. The Board of Directors concluded the date for capital reduction was October 1, 2010, and paid $15,983,219 for the original issuance price of preferred stock plus accumulated dividends to the shareholders at the same date.

(16) Income tax

A. Income tax expense, income tax refund receivables, and income tax payable were reconciled as follows:

	For the years ended December 31,
	2011	2010
Income tax derived from net loss before tax based on statutory tax rate	($11,927,504)	($2,532,201)
Effect of income tax for perpetual difference
- Investment gain classified by equity method	(232,920)	(616,410)
- Management service revenue	152,191	119,277
- Other	103,200	51,289
Effect of investment from income tax credit	(458,512)	(1,452,508)
Effect of income tax from the difference between investment less financial and tax estimate	437,625	(106,474)
Over provision of deferred income tax assets	255,395	6,252
Over provision of prior year’s income tax	(14,095)	—
Effect of income tax from the adjustment of tax law	—	152,551
Effect of unutilized income tax due from investment	4,637,755	1,863,147
Net change of valuation allowance	1,324,855	2,455,214
Income tax benefit	(5,722,010)	(59,863)
Net change in deferred income tax liabilities	6,032,726	6,181,110
Loss carried forward from the merger	—	(4,934,800)
Investment tax credits from the merger	—	(1,186,447)
Change in unrealized gains/(losses) in financial assets	(365,316)	—
Change in unrealized gains/(losses) from cash flow hedges	40,505	—
Over provision of prior year’s income tax	14,095	—
Prepaid income tax and withholding tax	(14,170)	(20,864)
Income tax refund receivable	($14,170)	($20,864)

B. The deferred income tax assets and liabilities were as follows:

	December 31,
	2011	2010
Deferred income tax liabilities	($493,556)	($1,259,698)
Deferred income tax assets	42,355,011	35,763,572
Valuation allowance - deferred income tax assets	(27,434,580)	(26,109,725)
	$14,426,875	$8,394,149

C. The temporary differences and related amounts of deferred income tax assets and liabilities were as follows:

	December 31,
	2011		2010
	Amount	Tax effect	Amount	Tax effect
Current items:
Allowance for scrap, obsolescence and price decline	$982,579	$167,038	$688,887	$117,111
Unrealized gross profit	88,445	15,036	32,740	5,566
Accrued loyalty and estimated warranty	355,153	60,376	1,878,925	319,417
Allowance for sales returns and discounts	513,569	87,307	576,549	98,013
Unrealized exchange (gain) loss	1,824,973	310,245	(2,429,585)	(413,029)
Unrealized valuation loss (gain) on financial assets and liabilities	(907,277)	(154,237)	461,155	78,396
Loss carried forward	22,756,984	3,868,687	18,444,967	3,135,644
Investment tax credits		8,490,496		4,660,009
Others	27,570	4,687	20,792	3,535
		12,849,635		8,004,662
Less: Valuation allowance		(12,359,183)		(7,379,770)
		$490,452		$624,892

Non-current items:
Unrealized gain on investments	$—	$—	($4,244,218)	($721,517)
Unrealized loss on financial assets	2,126,721	361,542	—	—
Difference from accounting base and tax base of goodwill	(1,995,993)	(339,319)	(736,193)	(125,152)
Loss carried forward	149,606,316	25,433,074	90,457,237	15,377,730
Investment tax credits		3,520,797		11,968,151
Others	210,145	35,726	—	—
		29,011,820		26,499,212
Less: Valuation allowance- non-current		(15,075,397)		(18,729,955)
		$13,936,423		$7,769,257

D.       As of December 31, 2011, the unused investment tax credits were as follows:

Year	Details of tax credit	Amount	Year of expiry
2008	Tax credits for research and development	$908,765	2012
2009	Tax credits for research and development	770,169	2013
2008	Acquisition of equipment or technology	4,816,244	2012
2009	Acquisition of equipment or technology	325,494	2013
2010	Acquisition of equipment or technology	527,601	2014
2011	Acquisition of equipment or technology	668	2015
2008	Tax credits for employees’ training	11,020	2012
2009	Tax credits for employees’ training	3,215	2013
2008	Tax credits for investment in barren area	2,754,467	2012
2009	Tax credits for investment in barren area	1,893,650	2013
		$12,011,293

E.	As of December 31, 2011, the unused loss carry-forwards, net of valuation allowance considering the reliability (including expired portion) were as follows:

Year in which loss was incurred	Unused loss carry-forwards	Amount	Year of expiry
2003	$3,587,762	$609,919	2008
2004	3,424,759	582,209	2009
2005	3,971,350	675,129	2010
2006	7,461,096	1,268,386	2011
2007	4,312,017	733,043	2012
2008	6,380,093	1,084,616	2013
2009	51,016,895	8,672,872	2014
2010	23,121,716	3,930,692	2015~2020
2011	69,087,612	11,744,895	2021
	$172,363,300	$29,301,761

F.
The investment tax credits and loss carry-forwards listed in items D and E included those acquired but not utilized from surviving and acquired companies. In accordance with Article 38 of Business Mergers and Acquisitions Act, Chimei Innolux Corporation shall deduct the loss carry-forwards, which were not subtracted before the merger, of all participating companies for the last five years from the net income of each year within the 5 years since the loss fiscal year. The amount of deduction was calculated in proportion to the equity held by each participating company to the total equity after the merger.

G.	The Company is exempt from corporate income tax on certain income from the design, research, development, manufacture and sale of TFT-LCD and Color Filter from 2008 to 2014.

H.	As of December 31, 2011, the Company’s income tax returns through 2009 have been assessed and approved by the Tax Authority.

(17) Retirement plan

A.
The Company has established a defined benefit pension plan in accordance with the Labor Standards Law, covering all regular employees for services provided prior to July 1, 2005, and employees who choose to remain in the benefit pension plan subsequent to the enforcement of the Labor Pension Act on July 1, 2005. Under the defined benefit pension plan, employees were entitled to two base points for every year of service for the first 15 years and one base point for each additional year thereafter, up to a maximum of 45 base points. The pension payment to employees was computed based on years of service and average salaries or wages of the last six months prior to approved retirement. The Company contributed monthly an amount equal to 2% of the employees’ monthly salaries and wages to the retirement fund deposited with Bank of Taiwan, the trustee, under the name of the independent retirement fund committee.

(1)	The related actuarial assumptions used to calculate the pension liability were as follows:

	2011	2010
Discount rate	1.90%	1.75%
Expected return rate on plan assets	1.90%	1.75%
Future salaries increase rate	3.50%	3.50%

(2)	Reconciliation of funded status:

	December 31,
	2011	2010

Benefit obligation:
Vested benefit obligation	($2,236)	$—
Non-vested benefit obligation	(705,717)	(716,098)
Accumulated benefit obligation	(707,953)	(716,098)
Additional benefits based on future salary increases	(687,765)	(732,233)
Projected benefit obligation	(1,395,718)	(1,448,331)
Fair value of plan assets	1,287,945	1,169,051
Funded status	(107,773)	(279,280)
Unrecognized net pension actuarial loss	195,679	282,906
Prepaid pension cost	$87,906	$3,626

(3)	Details of net pension cost were as follows:

	2011	2010

Service cost	$10,383	$13,113
Interest cost	25,346	19,833
Expected return on plan assets	(20,458)	(18,009)
Amortization of unrecognized pension actuarial loss	8,122	523
Net periodic pension cost	$23,393	$15,460

B.
In accordance with the Labor Pension Act, enacted July 1, 2005, the Company has a defined contribution employee retirement plan covering all domestic employees. The Company contributes monthly an amount based on 6% of employees’ monthly salaries and wages to the employees’ personal pension accounts with the Bureau of Labor Insurance. Employees may choose to receive pension on a monthly basis or as lump sum payment upon retirement determined based on the account balance plus accumulated investment gains. The pension expenses under this plan amounted to $756,238 and $540,549 for the years ended December 31, 2011 and 2010, respectively.

(18) Common stock
A.
As of December 31, 2011, the Company’s authorized and outstanding capital were $105,000,000 (including 200,000,000 shares reserved for employee stock options) and $73,129,708, respectively, with a par value of $10 (in dollars) per share.

B.
The stockholders at the general meeting on January 6, 2010 approved the merger of the Company with other companies by share conversion, with the Company as the surviving company. The Company issued 4,046,382,000 new shares according to the merger contract. For details of the merger, please refer to Note 4(10) to the financial statements.

C.
The new shares, which were issued due to the merger, include the common stock issued by the acquired companies in May and December, 2006 through private replacement. The issuance of 570,929,000 shares was determined based on the exchange ratio in the merger contract. The rights and obligations of the private common shares are the same as other issued common stocks, except for the transferring restriction under R.O.C. Securities and Exchanges Act and the listing restriction that no public listing will be allowed within three years since the day of issuance and only if the Company completes the application to publicly issued the shares. The aforementioned private common shares have not been publicly issued as of December 31, 2011.

D.
For the years ended December 31, 2011 and 2010, the Company issued 296,000 shares and 11,452,000 shares of common stock, respectively, through the exercise of employee stock options under the stock-based employee compensation plan. All common stocks were issued in 2011. As of December 31, 2010, the amount of $8,650 (865,000 shares), representing payments received in advance for shares to be issued, was shown as “Stock subscriptions received in advance”.

E.
In accordance with the Board of Directors’ resolution in August 2007, the Company decided to issue 300 million shares of common stock for cash, including 149,967,500 units of global depository receipts (the “GDRs”), which represent 299,935,000 shares of common stock with a unit of GDRs representing 2 shares of common stock. Each unit of GDR was issued at premium of US$9.02 (in dollars). As of December 31, 2011, there were 258,000 units outstanding, representing 516,000 shares of common stock.

F.
On March 27, 2012, the Board of Directors of the Company proposed to issue domestic shares of common stock for cash, issue global depositary receipts or raise additional cash through private placement, with the maximum of 2,000,000,000 shares of common stock to be issued.

(19) Share-based payment - employee compensation plan

A.	As of December 31, 2011, the Company’s share-based payment transactions (other than the employee stock options acquired because of the merger as stated in paragraph B below) were as follows:

Type of arrangement	Grant date	Quantity granted (in thousand units)	Contract period	Vesting conditions
Employee stock options	2004.01.09	47,000	6 years	Note A, C
Employee stock options	2004.03.31	20,000	6 years	Note A, C
Employee stock options	2004.05.07	15,000	6 years	Note A, C
Employee stock options	2004.12.03	28,000	6 years	Note A, C
Employee stock options	2005.09.21	12,000	6 years	Note A, C
Employee stock options	2007.12.20	25,000	6 years	Note A, C
Employee stock options	2010.05.13	20,000	5 years	Note B
Employee stock options	2011.05.19	50,000	6 years	Note A

Note A:  The employees may exercise the stock options in installment based on 30%, 30% and 40% of total options granted on completion of the specified year(s) of service (one to four years) from the grant date.

Note B:   The employees may exercise the stock options in installment based on 40%, 30% and 30% of total options granted on completion of the specified years of service (three to five years) from the grant date.

Note C: The employee stock options had already expired.

Note D: The fair value of employee stock options which were granted on May 13, 2010 and May 19, 2011, were estimated using the Black-Scholes option pricing model. The information was as follows:

Type of arrangement	Grant date	Price (in dollars)	Strike price (in dollars)	Expected volatility (%)	Expected duration (month)	Expected dividend yield (%)	Risk-free interest rate (%)	Fair value per unit
Employee stock options	2011.05.19	26.70	$26.70	35.67	48.6	0	1.00	7.31~8.32
″	2010.05.13	39.85	$39.85	51.57	48.6	0	0.80	15.12~16.98

B.	Employee stock options acquired because of the merger

a. Details

Type of arrangement	Grant date	Quantity granted (in thousand units)	Contract period	Vesting conditions
Employee stock options	2006.04.01	17	5 years	Note 2, 4
Employee stock options	2007.12.27	120	5 years	Note 2
Employee stock options	2009.09.30	24,819	5 years	Note 2
Employee stock options	2006.07.19	11 (Note 1)	6 years	Note 3
Employee stock options	2007.07.02	21 (Note 1)	6 years	Note 3
Employee stock options	2007.12.27	2 (Note 1)	6 years	Note 3

1.	Each unit of stock options can subscribe for 1,000 shares of common stock.

2.	The employees may exercise the stock options in installment based on 50% and 50% of total options granted on completion of the specified years of service (two to three years) from the grant date.

3.
The employees may exercise the stock options in installment based on 25%, 25%, 25% and 25% of total options granted on completion of the specified years of service (two to five years) from the grant date.

4.	The employee stock options had already expired.

5.	The units of employee stock options above were adjusted by share conversion rate.

b.
For the employee stock options assumed by the Company due to the merger, the cost after calculation attributable to acquisition cost (equal amount was recognized as capital reserve - employee stock options under stockholders’ equity) and attributable to compensation cost over the remaining vesting period after the merger were $310,999 and $453,371, respectively.

c.	The fair value of employee stock options was estimated using the Hull & White (2002) Enhanced FASB 123 of the aforementioned binomial model. The information was as follows:

Type of arrangement	Grant date	Price (in dollars)	Strike price (in dollars)	Expected volatility (%)	Expected duration (month)	Expected dividend yield (%)	Risk-free interest rate (%)	Fair value per unit
Employee stock options	2006.04.01	51.6	$91.2	45.10	24.34	0.61	0.82	0.62
Employee stock options	2007.12.27	51.6	64	45.10	36.30	0.61	0.82	2.66~2.8
Employee stock options	2009.09.30	51.6	39.2	45.10	36.78	0.61	0.82	3.57~4.14
Employee stock options	2006.07.19	51.6	55.21	45.10	12.04	0.61	0.82	4.64~4.77
Employee stock options	2007.07.02	51.6	67.53	45.10	24.78	0.61	0.82	4.23~4.41
Employee stock options	2007.12.27	51.6	80.63	45.10	48.54	0.61	0.82	3.65~3.82

C.	For the years ended December 31, 2011 and 2010, details of the employee stock option plan were as follows:

	For the year ended December 31, 2011
Stock Options	Quantity (in thousand units)	Weighted average exercise price (in dollars)	Range of exercise price (in dollars)	Weighted average remaining vesting period	Weighted average stock price of stock options at exercise date (in dollars)
Outstanding options at the beginning of the year	72,814	$56.48
Options granted	50,000	26.70
Options exercised	(296)	10.00			$22.22
Options expired	(2,545)	10.00
Outstanding options at the end of the year	119,973	45.29	$66.80	2 years
			26.70	4.39 years
			39.2~80.63	3.38 years
Exercisable options at the end of the year	30,058	59.27

	For the year ended December 31, 2010
Stock Options	Quantity (in thousand units)	Weighted average exercise price (in dollars)	Range of exercise price (in dollars)	Weighted average remaining vesting period	Weighted average stock price of stock options at exercise date (in dollars)
Outstanding options at the beginning of the year	44,631	$51.90
Options increased from the merger	24,990	53.76
Options granted	20,000	39.85
Options exercised	(11,452)	10.82			$41.80
Options expired	(5,355)	10.00
Outstanding options at the end of the year	72,814	39.37	$10.00	0.75 year
			66.80	3 years
			39.85	4.38 years
			39.2~91.2	2.86 years
Exercisable options at the end of the year	2,981

D.	As of December 2011 and 2010, the expenses incurred from share-based payment arrangement were $387,661 and $251,667, respectively.

E.
The following sets forth the pro forma consolidated net loss and loss per share based on the assumption that the compensation cost is accounted for using the fair value method even for the stock options granted before the effectiveness of R.O.C. SFAS No. 39, “Accounting for Share-based Payment”, which are all the stock options listed in the Note 4(19)A to the financial statements, except for those granted on 2011.5.19 and 2010.5.13:

		For the years ended December 31,
		2011		2010

Net loss for the year	Net loss as reported		($64,439,778)		($14,835,437)
	Pro forma net loss		($64,603,522)		($15,168,760)
Basic loss per share (LPS)	Basic LPS as reported	$	(8.81)	$	(2.29)
	Pro forma basic LPS	$	(8.83)	$	(2.34)

(20) Capital reserve
A.
 Pursuant to the R.O.C. Company Law, capital reserve arising from paid-in capital in excess of par value on issuance of common stocks and donations can be used to cover accumulated deficit or to issue new stocks or cash to shareholders in proportion to their share ownership, provided that the Company has no accumulated deficit. Further, the R.O.C. Securities and Exchange Law requires that the amount of capital reserve to be capitalized mentioned above should not exceed 10% of the paid-in capital each year. Accumulated deficit shall be first covered by retained earnings before capital reserve can be used to cover ay accumulated deficit.

B.	For details of the employee stock options, please refer to Note 4(19) to the financial statements.

(21) Retained earnings

A.	In accordance with the Company’s Articles of Incorporation, net income must be distributed in the following order:

a.	to pay all tax accruals and payables arising from the current year and to cover prior years’ losses, if any;

b.	as legal reserve equal to 10% of net income after tax and distribution pursuant to clause (a);

c.	as any other legally required reserve;

d.	to pay dividends on preferred shares;

e.	to pay bonuses to employees not less than 5% of net income after tax and distribution pursuant to clauses a. to d.; and

f.
the remaining amount, if any, shall be distributed pursuant to the proposal of the Board of Directors in accordance with the Company’s dividend policy and to the resolution approved at the general meeting, of which 0.1% should be paid as remuneration to directors and supervisors and the remaining amount as dividends to stockholders.

Dividends may be distributed in the form of cash or shares, or a combination of both; provided, however, that dividends distributed in respect of any fiscal year in the form of shares shall not exceed two-thirds of total dividends to stockholders.

B.
Except for covering accumulated deficit or issuing new stocks or cash to shareholders in proportion to their share ownership, the legal reserve shall not be used for any other purpose. The use of legal reserve for the issuance of stocks or cash to shareholders in proportion to their share ownership is permitted, provided that the balance of the reserve exceeds 25% of the Company’s paid-in capital.

C.
The Board of Directors proposed to cover accumulated deficit as of December 31, 2011 and 2010 with the proposal approved by the stockholders in March 2012 and June 2011, respectively. It was resolved not to distribute dividends and accrue employees’ bonus and directors’ and supervisors’ remuneration. The Company intended to cover accumulated deficit as of December 31, 2011 by using additional paid-in capital in excess of par - common stock amounting to $71,983,820.

D.	As of December 31, 2011, the Company had an accumulated deficit, so the Company did not have an additional 10% tax which was levied on the undistributed reserve.

E.	Information related to the Imputation Tax System as of and for the years ended December 31, 2011 and 2010 was as follows:

	December 31,
	2011	2010
Balance of the tax credit account	$10,382,224	$1,030,506

The stockholders at the general meeting approved not to distribute dividends for the year of 2011, so there was no creditable tax rate for 2010. The Company had no undistributed earnings for the year ended December 31, 2011 due to accumulated deficit, so there was no estimated creditable tax rate for 2011.

(22) Treasury stocks

A.	Change in treasury stocks in 2011 and 2010

	For the year ended December 31, 2011
	Number of shares (in thousands)
Reason for reacquisition	Beginning	Increase	Decrease	Ending	Amount
The treasury stocks of the Company held by subsidiaries, transferred from long-term equity investments	389	—	(389)	—	$—

	For the year ended December 31, 2010
	Number of shares (in thousands)
Reason for reacquisition	Beginning	Increase	Decrease	Ending	Amount
The treasury stocks of the Company held by subsidiaries, transferred from long-term equity investments	—	389	—	389	$15,589

B.
Stocks held by subsidiaries of the Company are treated as treasury stocks. The treasury stocks held by the subsidiaries wherein the Company’s ownership more than 50% cannot participate in the issuance of common stock in cash and have no right to vote. The remaining rights held by subsidiaries were equal to those held by common stockholders.

C.
As of December 31, 2010, the Company’s subsidiary, Contrel Technology Co., Ltd., (the “Contrel”) held 3,004,000 of the Company’s stocks, and the average book value on Contrel was $40.3 (in dollars) per share. Based on the Company’s ownership percentage of Contrel, the treasury stock amounting to $15,589 was recorded as of June 30, 2010. Contrel reelected its directors during the general meeting in June 2011, and the new representative of the Company was not anymore designated as the general manager, therefore lost the control over Contrel. Accordingly, the stock was not considered as treasury stocks.

(23) Loss per common share

	For the year ended December 31, 2011
	Amount		Number of shares (in thousands)	Loss per common share (in dollars)
	Before tax	After tax		Before tax	After tax
Basic loss per share:
Net loss for the year	($70,161,788)	($64,439,778)	7,312,694	($9.59)	($8.81)

	For the year ended December 31, 2010
	Amount		Number of shares (in thousands)	Loss per common share (in dollars)
	Before tax	After tax		Before tax	After tax
Basic loss per share:
Net loss for the year	($14,895,300)	($14,835,437)	6,478,209	($2.30)	($2.29)

As employee stock options had anti-dilutive effect for the years ended December 31, 2011 and 2010, they were not included in the calculation of loss per share.

(24) Personnel, depreciation and amortization expenses

	For the year ended December 31, 2011
	Operating costs	Operating expenses	Non-operating expenses (Note)	Total
Personnel expenses
Salaries	$10,722,601	$4,314,352	$—	$15,036,953
Labor and health insurance	974,149	334,798	—	1,308,947
Pension	558,782	220,849	—	779,631
Other	529,456	381,596	—	911,052
Sub-total	$12,784,988	$5,251,595	$—	$18,036,583
Depreciation	$80,682,271	$1,330,918	$204,572	$82,217,761
Amortization	$1,728,608	$3,182,559	$—	$4,911,167

Note: Non-operating expenses pertain to depreciation of rental and idle assets.

	For the year ended December 31, 2010
	Operating costs	Operating expenses	Non-operating expenses (Note)	Total
Personnel expenses
Salaries	$8,355,297	$3,433,527	$—	$11,788,824
Labor and health insurance	704,543	233,155	—	937,698
Pension	397,666	158,343	—	556,009
Other	465,803	275,987	—	741,790
Sub-total	$9,923,309	$4,101,012	$—	$14,024,321
Depreciation	$62,796,767	$1,389,939	$102,265	$64,288,971
Amortization	$1,432,313	$3,150,434	$—	$4,582,747

Note: Non-operating expenses pertain to depreciation of rental and idle assets.

(Intentionally Left Blank Below)

5.        RELATED PARTY TRANSACTIONS
(1)        Names of related parties and their relationship with the Company

Names of related parties	Relationship with the Company
Chi Mei Optoelectronics Japan Co., Ltd.	Subsidiary (Note B)
Dragon Flam Industrial Ltd.	An indirect wholly-owned subsidiary (Note B)
Foxconn Japan Co., Ltd.	An indirect wholly-owned subsidiary of Hon Hai
Foxconn Technology CZ S.R.O.-CZECH	An indirect wholly-owned subsidiary of Hon Hai
Innolux Corporation	An indirect wholly-owned subsidiary
Lakers Trading Ltd.	An indirect wholly-owned subsidiary
Leadtek Global Group Limited	Subsidiary (Note B)
Toptech Trading Ltd.	An indirect wholly-owned subsidiary
TPO Displays Japan K.K.	An indirect wholly-owned subsidiary (Note B)
TPO Displays Hong Kong Ltd.	An indirect wholly-owned subsidiary (Note B)
G-TECH Optoelectronics Corporation (G-TECH)	An indirect investee company of Hon Hai accounted for under the equity method
Chi Mei El Corporation	An indirect wholly-owned subsidiary (Note B)
Chi Mei Energy Corp.	An indirect wholly-owned subsidiary (Note B and C)
Chi Mei Materials Technology Corporation	An indirect investee company accounted for under the equity method
Chi Mei Corporation (CMC)	A company accounted for the Company under equity method (Note B)
Chi Lin Electronics Co., Ltd. (formerly known as Chi Lin Technology Co., Ltd.)	A subsidiary of CMC
Nanhai Chi Mei Electronics Ltd.	An indirect wholly-owned subsidiary (Note B)
Nanhai Chi Mei Optoelectronics Ltd.	An indirect wholly-owned subsidiary (Note B)
VAP Optoelectronics (Nanjing) Corp.	An indirect wholly-owned subsidiary (Note B)
Contrel Technology Co., Ltd.	An indirect investee company accounted for under the equity method (Note B)
Ningbo Chi Mei Electronics Ltd.	An indirect wholly-owned subsidiary (Note B)
Ningbo Chi Mei Material Technology Corporation	Subsidiary of an investee company accounted for under the equity method (Note B)
Innocom Technology (Shenzhen) Ltd.	An indirect wholly-owned subsidiary
Innocom Technology (Chongqing) Ltd.	An indirect wholly-owned subsidiary
TPO Displays Shanghai Ltd	An indirect wholly-owned subsidiary (Note B)
TPO Displays Nanjing Ltd.	An indirect wholly-owned subsidiary (Note B)

Nexgen Mediatech Inc.	A subsidiary of CMC
Advanced Optoelectronic Technology Inc.	The subsidiary of the Company is a corporate director of Advanced
Futaihua Industry (Shenzhen) Ltd.	An indirect wholly-owned subsidiary of Hon Hai
Hon Hai Precision Industry Co., Ltd.	Same major stockholder
Hongfujin Precision Industry (Shenzhen) Co., Ltd.	An indirect wholly-owned subsidiary of Hon Hai
Hongfujin Precision Industry (Wuhan) Co., Ltd.	An indirect wholly-owned subsidiary of Hon Hai
Hongfujin Precision Electronics (Yantai) Co., Ltd.	An indirect wholly-owned subsidiary of Hon Hai

A.
Except for those transactions with the above related parties, there were no material transactions between the other related parties whose names and relationship with the Company are set out in Note 11(2) entitled “Disclosure information of investee company” below.

B.
The Company had new related parties due to the merger on March 18, 2010. The disclosure of transactions between the Company and the related parties was from March 18, 2010, but the disclosure of balance sheet accounts was as of December 31, 2010 and December 31, 2011.

C.	For details of the simple merger of the Company with Chimei Energy Corp. in the fourth quarter of 2010, please refer to Note 4(5)B to the financial statements.

D.	Chi Lin Technology Co., Ltd. was renamed as Chi Lin Electronics Co., Ltd. in the third quarter of 2010. For details, please refer to Note 4(8)B to the financial statements.

(2)       Significant transactions and balances with related parties

A.	Sales

	For the years ended December 31,
	2011		2010
	Amount	% of net sales	Amount	% of net sales

Chi Lin Electronics Co., Ltd.	$22,171,259	5	$27,144,754	6
INNOLIX US	20,675,362	4	26,707,584	6
Innocom Technology (Shenzhen) Ltd.	9,894,158	2	13,806,261	3
CMO Japan	6,687,103	1	5,630,207	1
Hon Hai	3,592,304	1	4,899,127	1
Hongfujin Precision Electronics (Yantai) Co., Ltd.	2,091,701	1	139,276	—
Nexgen Mediatech Inc.	2,000,839	1	2,260,329	—
Foxconn CZ	1,722,747	—	2,233,711	—
Hongfujin Precision Industry (Shenzhen) Co., Ltd.	1,228,161	—	3,314	—
Nanhai Chi Mei Electronics Ltd.	1,078,749	—	1,044,122	—
Innocom Technology (Chongqing) Ltd.	1,048,721	—	313,500	—
Foxconn Japan	981,371	—	1,399,670	—
Toptech	291,855	—	3,797,917	1
Hongfujin Precision Industry (Wuhan) Co., Ltd.	211,742	—	1,797,086	—
TPO Displays Shanghai Ltd	51,821	—	1,107,877	—
TPO HK	2,461	—	4,667,340	1
Other	5,823,641	1	5,185,328	1
	$79,553,995	16	$102,137,403	20

Sales prices charged to related parties were similar to those charged on non-related party transactions except for no comparable transactions because none of the products sold to CMO Japan were sold to others. The collection period was 30~120 days upon delivery or on a monthly-closing basis to related parties, and 30~90 days to non-related parties.

B.    Purchases

	For the years ended December 31,
	2011		2010
	Amount	% of net purchases	Amount	% of net purchases
Lakers	$10,087,728	4	$771,152	—
Hon Hai	7,952,534	3	4,014,228	1
Chi Mei Materials Technology Corporation	5,659,183	2	4,636,755	1
TPO Displays Shanghai Ltd	3,324,470	1	35,982	1
CMC	2,975,003	1	2,218,107	1
Ningbo Chi Mei Material Technology Corporation	1,917,849	1	1,269,612	—
Advanced Optoelectronic Technology Inc.	1,701,209	1	1,948,073	1
G-TECH Optoelectronics Corporation	1,543,316	1	828,560	—
Futaihua Industry (Shenzhen) Ltd.	1,513,385	1	3,684,564	1
Foxconn CZ	1,003,360	—	577,218	—
Chi Lin Electronics Co., Ltd.	383,654	—	2,681,937	1
TPO HK	—	—	2,205,326	1
Others	3,551,417	1	4,396,465	1
	$41,613,108	16	$29,267,979	9

The Company made purchases from related party (solely Chi Lin Electronics Co., Ltd.) and never made purchases from non-related party. The payment term for related parties was 30~120 days after delivery, and for non-related party, 30~180 days after delivery or on a monthly-closing basis.

C.    Processing costs

	For the years ended December 31,
	2011		2010
	Amount	% of cost of goods sold	Amount	% of cost of goods sold

Leadtek	$118,173,199	22	$84,288.532	18
Lakers	20,734,706	4	20,816,233	4
Others	42,432	—	2,629,314	1
	$138,950,337	26	$107,734,079	23

The Company subcontracted the processing of products to abovementioned companies in Mainland China. The processing fees were mainly charged at cost plus margin basis. Payables at the end of the year were shown as “Accounts payable – related party” and “Processing fees payable”, respectively.

4. Accounts receivable

		December 31, 2011		December 31, 2010
		Amount	Percentage of the accounts receivable of the Company	Amount	Percentage of the accounts receivable of the Company
	Innolux US	$4,805,376	7	$2,375,772	4
	TPO HK	3,490,264	5	2,210,492	3
	Chi Lin Optoelectronics Corporation	2,559,034	4	4,664,300	7
	CMO Japan	1,856,315	3	1,745,554	3
	Innocom Technology (Shenzhen) Ltd.	1,276,339	2	1,399,858	2
	Toptech	—	—	2,468,827	4
	Other	5,510,295	8	6,442,919	10
		19,497,623	29	21,307,722	33
Less:	Transfer to other receivables	(609,392)	—	(442,800)	—
	Allowance for doubtful debts	(60)	—	(60)	—
		$18,888,171	$29	$20,864,862	$33

Accounts receivable from related parties overdue for more than three months after the normal credit terms have been transferred to “other receivables-related parties”. As of December 31, 2011, among the amounts transferred to other receivable, $340,488 were loans granted.

5. Accounts payable

	December 31, 2011		December 31, 2010
	Amount	Percentage of the accounts payable by the Company	Amount	Percentage of the accounts payable by the Company
Leadtek	$79,647,104	48	$45,570,886	39
Lakers	11,904,080	7	288,974	—
Hon Hai	3,525,698	2	1,650,656	1
ChiMeiMaterials	1,682,758	1	769,828	—
TPO Japan	1,439,984	1	1,152,892	1
Chi Lin Optoelectronics Corporation	99,494	—	1,125,226	1
TPO HK	—	—	1,076,199	1
Others	4,463,318	3	3,969,143	5
	$102,762,436	62	$55,603,804	48

6. Processing costs payable

	December 31, 2011		December 31, 2010
	Amount	Percentage of the processing costs of the Company	Amount	Percentage of the processing costs of the Company
Lakers	$928,424	10	$—	—
Toptech	—	—	1,208,953	9
	$928,424		$1,208,953	9

Property transaction

7. Purchase of property, plant and equipment

	2011		2010
	Purchase price	Payables for the equipment	Purchase price	Payables for the equipment
Contrel Technology	$978,299	$83,911	$1,570,931	$480,785
Other	203,186	23,556	311,697	88,747
	$1,181,485	$107,467	$1,882,628	$569,532

8. Other receivables

	December 31, 2011	December 31, 2010
Accounts receivable	$268,904	$442,800
Loans receivable	340,488	998,500
Other receivables	$332,868	57,346
	$942,260	$1,498,646

(1) As of December 31, 2011 and 2010, the Company had the following transactions with related parties who had been granted loans:

	2011

	Maximum balance	Actual amount utilized	band of Interest rate	Interest income	Accrued interest receivable

Chi Mei El	$1,200,000	$—	—	$1,688	$—
Dragon	101,532	101,505	—	—	—
TPO Shanghai	115,761	—	—	—	—
VAP Nanjing	238,983	238,983	—	—	—
TPO Nanjing	1,382,532	—	—	—	—
TPO HK	1,603,233	—	—
	$4,642,041	$340,488		$1,688	$—

	2010

	Maximum balance	Actual amount utilized	Band of interest rate	Interest income	Accrued interest receivable
Chi Mei El	$1,200,000	$998,500	2.199%~2.307%	$15,466	$3,950
Chimei Energy	1,000,000	—		12,292	—
	$2,200,000	$998,500		$27,758	$3,950

The maximum balance of the loans granted to a related party by the Company represents the amount that is utilized by the Chairman in a recycling manner within a credit line pursuant to the authorization under a resolution of the Board of Directors.

(2) Other receivables are primarily various amounts due from subsidiaries of the Company.

9. Repayment of preferred stock liabilities

On October 1, 2010, the Company repaid preferred stock liabilities together with the accrued interest amounting to $15, 983, and 219 to CMC. For further details, please refer to Note 4(15) to the financial statements.

10. Endorsements and guarantees

The total balance of the Company’s endorsements and guarantees for the secured loan as of December 31, 2010 and 2011 were shown below. Please refer to explanation in Note 11(1)2 to the financial statements.

	December 31, 2011	December 31, 2010

Leadtek	$16,166,850	$25,343,100
Ningbo Chi Mei Optoelectronics Ltd.	5,449,500	10,486,800
Nanhai Chi Mei Optoelectronics Ltd.	7,568,750	7,282,500
	$29,185,100	$43,112,400

11. Remuneration information of the key management, such as directors, supervisor, general manager, vice general manager

	2011	2010
Salaries	$32,316	$67,444
Bonuses	6,481	11,137
Service execution fees	$5,138	—
	$43,935	$78,581
(A) Salaries include regular wages, special responsibility allowance, and pensions.

(B) Bonuses include various bonuses and rewards, etc.

(C) Service execution fees include salary in kind, such as vehicles offering, etc.

(D) The relevant information above was shown in the Company’s annual report.

F. PLEDGED ASSETS

As of December 31, 2011 and 2010, the assets pledged were as follows:

		December 31, 2011	December 31, 2010
	Purpose of collateral	Book value	Book value
Assets
Other financial assets - current
- Refundable deposits	Guarantee to the United States District Court for litigation	$3,338,525	$—
Property, plant, and equipment	Pledged for long-term loan and performance guarantee of lease payable	199,006,392	261,464,829

Deferred expenses
- line and hydropower construction	Pledged for long-term loan	147,869	432,823
Other financial assets - non-current
-Refundable deposits	Guarantee to European Commission for litigation	11,754,000	—
-Refundable deposits	Guarantee to the United States District Court for litigation	565,333	—
		$214,812,119	$261,897,652

 G. COMMITMENTS AND CONTINGENT LIABILITIES

Except for the Endorsements and guarantees provided to related parties as shown in Note 5 to the financial statements and Endorsements and guarantees provided to other parties as shown in Note 11(1)2 to the financial statements , the Company had the following significant commitments and contingent liabilities:

Significant Commitments

(1)
As of December 31, 2011, the future minimum lease payments required to be made by the Company for  the contracted factories and leased land in the Zhunan Science Induotrial Park and the Tainan Science Industrial Park were as follows:

Amount

2012.01.01 ~ 2012.12.31	$418,815

2013.01.01 ~ 2016.12.31	1,675,260

After 2017.01.01	2,421,132

$4,515,201

(2) As of December 31, 2011, the total amount of contracts for machinery and equipment and building construction was $40,192,595, of which $14,032,289 remained unpaid.

(3) As of December 31, 2011, the total outstanding letters of credit for the purchase of property, plant and equipment was $1,729,105.

Significant Litigations

(4) On February 2, 2007, the Company was named as defendant in a lawsuit brought by Anvik Company, alleging that the Company had infringed upon five of Anvik’s US patents  by virtue of producing products using the machines purchased from Nikon Company. The case is being examined by the United States District Court for the Southern District of New York. As the litigation was still under the trial and investigations of the court, the ultimate outcome of this litigation and damages that the Company may incur cannot reasonably be determined. In addition, the litigation will not prevent the Company from  producing products using machines purchased from Nikon Company.

(5) Mondis filed a lawsuit with the United States District Court for the Eastern District of Texas against the Company on December 31, 2007 and January 15, 2009, alleging infringement, among others, of its patent on liquid crystal display and claimed damages for its losses. The Company has appointed attorneys in this area tending to this case. The court date of the lawsuit was set on June 17, 2011. On June 27, 2011, the jury found that the Company had infringed upon partial patent rights in the lawsuit and should indemnify Mondis US$15 million for the infringement. The judge of the first instance had on August 30, 2011 ruled that the Company had to pay US$15 million to Mondis ; however, the Company had appealed against the ruling with the Supreme Court.

(6) On April 18, 2008, Plasma Physic and Solar Physics filed a lawsuit with the United States District Court for the Eastern District of New York , alleging that several products produced by the Company and its subsidiary had infringed upon, among others,  their processing patents . On December 10, 2010, the jury rendered a verdict that the Company infringed upon two manufacturing patent rights in the lawsuit and should indemnify the plaintiff US$10,750,000 for the infringement. However, the judge of the first instance  had to make final decision on the indemnity based on the jury’s ruling amount. As of the  reporting date, the final decision has not been issued yet, and  the Company expected that its normal shipments would not be affected.

(7) Chi Mei Optoelectronics Corporation (the “CMO”), Chi Mei Optoelectronics Japan Co., Ltd., Chi Mei Optoelectronics UK Ltd., Chi Mei Optoelectronics Europe B.V. and Chi Mei Optoelectronics USA Inc. were investigated under the Anti-Trust competition by the Department of Justice in the U.S. Since then, certain state governments in the U.S.,  the EU and governments of  Brazil and Korea also commenced investigation. In addition, in the U.S. and Canada, some of the downstream clients of TFT-LCD industries and ultimate customers filed claims for damages of over-charging the products due to jointly monopolizing and manipulating the market price in the civil lawsuits individually or as a class action, in certain cases,  Chi Mei Optoelectronics Corporation and Chi Mei Optoelectronics USA Inc were named as defendants.

To settle the above lawsuits, the Company had reached an agreement with the United States Department of Justice in December 2009, agreeing to pay penalties of US$220 million in installment over five years. As of December 31, 2011, the unpaid penalties amounted to $4,420,150 (shown as “Other payables - others” and “Other liabilities - others”).

In December 2011, the Company received a notice from the European Commission, requesting the Company to pay penalty of EUR300 million to its designated  account  within three months upon receipt of the notice. The Company appealed this case to the Court of Justice of the European Union in February 2011 and deposited EUR300 million to the above account on March 14, 2011. The principal and interest accrued in this account will be refunded to the Company depending on the final outcome of this case. As to the class suit of the U.S. direct purchasers, the Company reached an out-of-court settlement with the plaintiffs, agreeing to pay the plaintiffs US$78 million. The settlement agreement was approved by the Court in December 2011.

As to the class suit of the U.S. indirect purchasers, the Company reached an out-of-court settlement with the attorney of plaintiffs and eight State Governments in November 2011, agreeing to pay US$110,273,000 and US$5,738,000 to the indirect purchaser plaintiffs and eight State Governments , respectively. The settlement agreement was presented to the United States District Court for the Northern District of California in December 2011. The United States District Court for the Northern District of California will hold a hearing recently to determine whether the settlement agreement shall be approved.

In December 2011, the Company received a ruling from the Korean Fair Trade Commission, requesting the Company to deposit a penalty equivalent to  NT$41,500,000 into its designated account. The Company had completed payment in February 2012.

Save as stated above, the Company was unable to evaluate the final outcome of those litigation or investigation  as of December 31, 2011.

(8) In December 2006, L.G. Display Co., Ltd. (formerly L.G. Philips LCD Co., Ltd.) (the “LGD”) filed a patent infringement lawsuit with the United States District Court for the District of Delaware (the “Original Case ”), alleging that several products of the Company and  other companies in the industry infringed upon its  patent . On May 4, 2007, the Company  filed a patent infringement lawsuit against LGD and its subsidiary L.G. Display America, Inc. (formerly L.G. Philips LCD America, Inc.)(the “LPLA”) (the “New Case”), in the United States District Court for the Eastern District of Texas. The Company  alleged that LGD and LGDA purposely infringed some of the Company’s patents related to  TFT-LCD. As of the reporting date, the pre-trial process was completed; however, the date of trial was not yet announced. The Company did not expect that the lawsuit will have a material adverse effect on the Company’s financial position or results of operations in the short term.

(9) On September 8, 2008, Apeldyn Corporation sued the Company at the United States District Court for the District of Delaware, alleging that several products of the Company had infringed upon  its patents .On November 15, 2011, the Court ruled that the Company did not infringe Apeldyn’s patent.

(10) On May 8, 2009, Mondis filed a lawsuit with the Duesseldorf District Court (the “Court”) in Germany against the Company, alleging infringement, among others, of its patent on liquid crystal display and claiming damages for its losses. The Company appointed external attorneys in this area tending to this case and successfully defended Mondis’ assertion. Therefore Mondis was going to appeal to a higher court. The Company did not expect that the lawsuit would have a material impact on the Company’s financial position or results of operations in the short term.

(11) On July 23, 2010, Thomson Licensing SAS. filed a lawsuit with the United States District for the District of Delaware, alleging that several products of the Company infringed its patent. Since the plaintiff also filed a lawsuit with the United States International Trade Commission (the “USITC”), the judge decided to suspend the litigation procedure, pending  the outcome of verdict by the USITC.

 (12) On August 27, 2010, Thomson Licensing SAS. filed a lawsuit with United States International Trade Commission (the “USITC”), requesting infringement investigation of the Company’s products. The evidence  investigation for this case had been completed, and a court meeting was held in September 2011. A conclusive judgment will come out in 2012. Therefore, there is no material adverse effect on the shipments of the Company  at this moment.

(13) On April 25, 2011, Erdos Displays, LLC and Eidos III, LLC filed a lawsuit with the United States District Court for the District of East Texas, alleging that several products of CHIMEI INNOLUX and its US. Subsidiary had infringed its processing patent. The lawsuit was in the litigation procedure and the court hearing is scheduled  in January 2014. The Company does  not expect that the lawsuit will have any  material adverse effect on the Company’s financial position or result of operations in the short run.

(14) In January 2012, Semiconductor Energy Laboratory Co., Ltd. (a Japan company) filed a patent lawsuit with the United States District Court for the Central District of California against the Company and other companies, alleging the infringement of its six U.S. patents. The Company appointed external attorneys tending to this case and would make a response to the United States District Court for the Central District of California in respect of this allegation by the end of

April 2012. The case was still in the initial investigation procedures. The Company does not expect that the lawsuit will have any material adverse effect on the Company’s financial position or result of operations in the short run.

8. SIGNIFICANT CATASTROPHE

None.

9. SIGNIFICANT SUBSEQUENT EVENTS

In addition to  Notes 4(18), 4(21) and 7(14), please also refer to Note 4(13) to the financial statements for application to Ministry of Economic Affairs for assistance and  negotiation with the consortium as to the debt issue.

10. OTHERS

(1) Fair value of financial instruments

	December 31, 2011
		Fair value
Financial instruments	Book value	Quotations in an active market	Estimated using a valuation technique	Description

Non-derivative financial instruments
Assets
Financial assets with fair value equal to book value	$102,566,890	$—	$102,566,890	1
Available-for-sale financial assets	1,076,153	1,076,153	—	5
Financial assets carried at cost - non-current	781,455	—	—	6
Other financial assets - non-current	12,319,333	—	12,256,823	2
Refundable deposits	23,204	—	23,086	2
Liabilities
Financial liabilities with fair value equal to book value	377,778,283	—	377,778,283	1
Bonds payable	2,000,000	—	2,015,155	7
Long-term loans	30,230,045	—	30,230,045	3
Lease payable	2,960,000	—	2,960,000	8
Guarantee deposits received	30,986	—	30,829	2
Derivative financial instruments
Assets		—
Forward exchange contracts	639,995	—	639,995	4
Liabilities
Forward exchange contracts	46,311	—	46,311	4
Interest rate swap contract	287,499	—	287,499	4
Cross currency swap contract	449,453	—	449,453	4
Off-balance-sheet financial instruments		—
Endorsements and guarantees	29,185,100	—	29,185,100	9

	December 31, 2010
		Fair value
Financial instruments	Book value	Quotations in an active market	Estimated using a valuation technique	Description

Non-derivative financial instruments
Assets
Financial assets with fair value equal to book value	$111,518,400	$—	$111,518,400	1
Available-for-sale financial assets	3,127,622	274,493	2,853,129	5
Financial assets carried at cost - non-current	3,748,039		—	6
Refundable deposits	45,331		44,971	2
Liabilities
Financial liabilities with fair value equal to book value	218,121,506		218,121,506	1
Bonds payable	4,000,000		4,030,776	7
Long-term loans	171,152,641		171,152,641	3
Lease payable	4,940,000		4,940,000	8

Guarantee deposits received	36,447		36,158	2
Derivative financial instruments
Assets
Forward exchange contracts	471,359		471,359	4
Liabilities
Forward exchange contracts	78,294		78,294	4
Interest rate swap contract	392,919		392,919	4
Cross currency swap contract	778,531		778,531	4
Off-balance-sheet financial instruments
Endorsements and guarantees	43,112,400		43,112,400	9

The methods and assumptions used to estimate the fair values of the above financial instruments were summarized as follows:

A. For short-term financial instruments, the fair values were determined based on their carrying values, in stead of the quotations in an active market or the amount estimated using a valuation technique, because their discounted value had immaterial impact. This method was applied to “cash and cash equivalents”, “accounts receivable (including related parties)”, “other receivables (including related parties)”, “other financial assets – current”, “short-term loans”, “short-term bills payable”, “accounts payable (including related parties)”, “accrued expenses”, “payables for equipment”, “other payables – other”, “long-term loans - current portion” and “other current liabilities”.

B. The fair value of “other financial assets - non-current”, ““refundable deposits” and “guarantee deposits received” was based on the present value of expected cash flow. The discount rate was the one-year fixed deposit rate of the Directorate General of Postal Remittances and Savings Bank.

C. The fair values of “long-term loans” were their carrying values because they bore floating interest rates.

D. The fair values of “derivative financial instruments” which included unrealized gains or losses on unsettled contracts were determined based on the amounts to be received or paid assuming that the contracts were settled as of the reporting date.

E. The fair values of “available-for-sale financial assets” were based on the market quotation if quoted prices were readily and regularly available in an active market. If no market quotation was available, the fair value was estimated using a valuation technique.

F. As they were not quoted in an active market and their fair value cannot be measured reliably, this group of financial assets were measured at cost.

G. The Fair value of “bonds payable” was estimated based on the discounted present value of the expected cash flows. The discount rate was the effective interest rate prevailing for the bonds payable issued with similar conditions as those of the Company.

H. The Fair value of “leased obligation payable (including the portion due within one year)” was estimated based on the discounted present value of the expected cash flow amount. The discount rate was the effective interest rate of loans available to the Company with similar terms (with approximate maturity date). The fair values of “leased obligation payable” were their carrying values because they bore floating interest rates.

I. The fair value of “endorsements and guarantees” depended on the amount of contract.

(2)   Information of interest rate risk items

As of December 31, 2011 and 2010, the financial assets with fair value risk due to change of interest rates amounted to $1,968,830 and $21,976,350, respectively; the financial liabilities with fair value risk due to change of interest rates amounted to $15,980,246 and $26,345,867, respectively; the financial assets with cash flow risk due to change of interest rates amounted to $0 and $2,853,129, respectively; and the financial liabilities with cash flow risk due to change of interest rates amounted to $215,965,817and $ 232,374,323, respectively.

(3)   Financial risk control and property policy

A. The Company adopted a comprehensive risk management and control system to identify all risks, including market risk, credit risk, liquidity risk, and cash flow risk, so that management can precisely measure these risks and control them effectively.

B. The objective of the Company’s risk management was to adjust risk exposures to maintain proper liquidity and effectively control significant market risks after appropriately taking into consideration of the economic environment, competition, operating needs and the changes of market value risk.

C. The Company’s operations and business activities exposed it primarily to the financial risks of changes in fair value and interest rate. The Company entered into cash flow and fair value hedge transactions to manage the financial risks associated with the changes in fair value and interest rates. Cash flow hedge was used to minimize the Company’s exposure to the risk of interest rate changes, and fair value hedge was used to reduce the Company’s exposure to the risk of market price changes. Fair value hedge was used to hedge the risks of fluctuations in exchange rate on foreign-currency denominated assets or liabilities. The Company used foreign exchange forward contracts to hedge these exposures. The Company entered into transactions at fixed rates to reduce the exposures on transactions vulnerable to both foreign currency and interest rate changes. The Company used interest rate swap contracts and cross currency swaps contracts to hedge these exposures.

(4)   Information of material financial risk

A. Market risk

The Company’s major import and export transactions were conducted in USD and JPY. The change of fair value will be caused by foreign exchange rate; however, the Company examined its net foreign currency position through regularly evaluating the positions of foreign currency assets and foreign currency liabilities, and used the net foreign currency position as the risk management basis when entering into foreign currency loans, forward exchange contracts and other derivative financial instruments. Thus, most of the market risks could be offset or hedged and no material market risk was expected.

The Company traded derivative financial instruments in order to hedge risks associated with foreign exchange assets and liabilities arising from fluctuation in foreign exchange rates or interest rates since the profit or loss derived from change in foreign exchange rates can be offset generally with those profit or loss resulting from the hedged items. The market price risks were insignificant in terms of interest rate risks since the expected cost of capital was fixed. The Company was exposed to fluctuation in foreign exchange rates since certain operation of the Company involve non-functional currency. The information on foreign currency denominated monetary assets and liabilities which were significantly affected by exchange rate fluctuation was as follows:

	December 31, 2011		December 31, 2010
	Foreign currency amount	Exchange rate	Foreign currency amount	Exchange rate
Financial Assets
Monetary item
USD	3,386,267 ,000	30.275	3,561,940 ,000	29.13
JPY	998,824 ,000	0.3906	3,587,924 ,000	0.3582
HKD	1,798 ,000	3.897	5,181 ,000	3.748

EUR	347,353 ,000	39.18	99,897 ,000	38.92
CHF	-,000	32.175	2,926 ,000	31.07
KRW	152,614 ,000	0.0263	89,406 ,000	0.026
Non-monetary item
USD	2,038,085 ,000	30.275	1,757,254 ,000	29.13
JPY	4,268,231 ,000	0.3906	3,953,054 ,000	0.3582
HKD	244,173 ,000	3.897	16,890 ,000	3.748
EUR	3,118 ,000	39.18	3,119 ,000	38.92
SGD	264 ,000	23.31	-,000	22.73
Financial Liabilities
Monetary item
USD	5,399,080 ,000	30.275	3,931,588 ,000	29.13
JPY	55,575,222 ,000	0.3906	58,159,592 ,000	0.3582
HKD	13,536 ,000	3.897	11,472 ,000	3.748
EUR	2,776 ,000	39.18	173,794 ,000	38.92
KRW	153,194 ,000	0.0263	98,342 ,000	0.026
AUD	98 ,000	30.735	88 ,000	29.68
GBP	31 ,000	46.73	-,000	45.19
YEN	19 ,000	4.8049	301 ,000	4.3985
SGD	143 ,000	23.31	55 ,000	22.73

B. Credit risk

The counterparties of the Company’s receivables were international computer and electronics companies with good credit rating. No significant bad debts occurred in the last three years. The Company regularly evaluated the adequacy of its allowance for doubtful accounts. It was assessed that no significant credit risk will arise.

The counterparties to the transactions of derivative financial instruments undertaken by the Company were reputable financial institutions at home and abroad and the loan guarantees provided by the Company were in compliance with the Company’s “Procedures for Provision of Endorsements and Guarantees” and were only provided to subsidiaries of which the Company directly owned more than 50% equity interest or a company which the Company directly or indirectly controlled 50% ownership and the Company was able to govern its decision-making. As the Company was fully aware of the credit conditions of these related parties, no collateral for the loan guarantees were required. In the event that all these related parties defaulted, the maximum loss to the Company was the total amount of loan guarantees. No significant credit risk was expected.

C. Liquidity risk

The major counterparties of the Company’s receivables were high-credit-rating international companies. All of its receivables were due within one year and the collection condition of receivables was normal. No significant liquidity risk was expected according to the assessment results.

The Company entered into forward exchange contracts, foreign currency option contracts, and cross-currency interest swap contracts for hedging exchange rate fluctuation of foreign-currency assets or liabilities. The expected cash inflow (outflow) upon settlement of derivative transactions will be offset against the inflow (outflow) of hedged assets and liabilities. The Company had sufficient operating capital to meet the above cash demand. As the interest rate of the interest rate swap contracts and swap contracts was determined by taking the Company’s future cost of capital into account, the Company was not exposed to fund raising risk. In addition, the exchange rate of forward exchange contracts, forward exchange option contracts, and cross-currency swap contracts had been fixed, therefore there was no material cash flow risk.

As of December 31, 2011, the Company’s projected cash flows for the outstanding derivative financial instruments were as follows:

Financial instrument December 31, 2011	Period		Cash outflow		(in thousands) Cash inflow
Foreign exchange forward contract	2012/1~2012/2	EUR	331,000	USD	435,560
	2012/1~2012/4	TWD	55,171,095	USD	1,835,000
	2012/1~2012/3	USD	736,000	JPY	57,184,984
Cross currency swap contracts (Note)	2012/5 ~ 2013/11	TWD	4,141,581	USD	123,140
Interest rate swap contracts (Note)	2012/5 ~ 2015/2	TWD	647,809	TWD	336,486

Financial instrument December 31, 2010	Period		Cash outflow		(in thousands) Cash inflow
Foreign exchange forward contract	2011/1	TWD	6,001,800	USD	200,000
	2011/1~2011/2	USD	635,000	JPY	57,848,491
Cross currency swap contracts (Note)	2011/5 ~ 2013/11	TWD	6,190,254	USD	1,439
Interest rate swap contracts (Note)	2011/2 ~ 2015/2	TWD	1,177,224	TWD	439,386

Note:  The cross-currency swap contracts and interest rate swap contracts were calculated based on the most recent floating interest rate.

As the Company had sufficient operating capital to meet the capital demand of performing relevant contracts as required by the holders of bonds issued by the Company, it is expected that there was no significant liquidity risk.

   D. Cash flow risk associated with change in interest rates

The Company borrowed loans on floating interest rate. The effective rate of loans would be changed due to change in market interest rate, provided that the funds generated from operations of the Company was sufficient to hedge the cash flow risk arising from fluctuations in interest rates.

The Company was engaged in IRS transactions. On each balance sheet date, the IRS contract was settled based on the amount of interest to be received or paid, which was calculated as the nominal principal times the difference of interest rates. As such amount was insignificant and there was no inflow or outflow of the principal, the Company had no significant cash flow risk.

(5) Fair value hedge and cash flow hedge

   A. Fair value hedge

The Company had long-term borrowings denominated in foreign currency, the interest payments of which may be exposed to fair value risk arising from fluctuations in exchange rates. The Company evaluated such risk to be significant, therefore it entered into cross currency swap contracts to hedge the exposure.

Designated as hedging instruments
	Hedging Financial	Fair value,	Fair value,
Hedge Item	Instrument	December 31, 2011	December 31, 2010
Long-term borrowings denominated in foreign currency	Cross currency swap contracts	($429,653)	($854,220)

   B. Cash flow hedge

Floating interest rate bearing borrowings assumed by the Company, which were accounted for under “Long-term borrowings and long-term borrowings due within one year”, may result in movements in future cash flows arising from change in market interest rates and thus give rise to risks. The Company evaluated such risk to be significant, and accordingly, entered into interest rate swap and cross-currency swap contracts to hedge such exposures.

	Designated as hedging instruments
Hedge Item	Hedging Financial Instrument	Fair value, December 31, 2011	Fair value, December 31, 2010	Future cash demand	Expected Timing for the Recognition of Gains Or Losses from Hedge
Long-term borrowings	Interest rate swap contracts	($287,499)	($392,919)	2008~2015	2008 ~ 2015
	Cross-currency swap contracts	19,800	75,689	2005~2013	2005 ~ 2013
		($307,299)	($317,230)

Item	December 31, 2011	December 31, 2010
Adjustment to stockholders’ equity for the period	($307,299)	($317,230)

(6)   Improving the turnaround plan

The Company incurred a net loss of $64,439,778 in 2011. As of December 31, 2011, its current liabilities exceeded its current assets by $224,876,764. The Company’s management has successively adopted the following measures to improve its operations and financial position:

   A. Negotiation with the syndicated banks as to the debt issue

To safeguard the creditor’s interest and the Company’s continuing operations, currently the Company is actively negotiating with the syndicated banks for the extension of due dates of the syndicated loans installment repayments and the renewal of short and medium-term bank credit lines. Further information was set out in Note 4(13)3.

   B. Capital increase in cash

As stated in Note 4(13)3, in accordance with the negotiation on the debt issue, the Company shall increase its capital in certain amount of cash within the next three years.

   C. Proactive improvement in operation improvement

The Company continued to make adjustments to its product portfolio based on the market demands, to increase operating revenue and gross profit. The Company also tried to exercise strict control over various costs and expenses to effectively enhance operational performance and generate cash inflows from operating activities.

   D. Capital expenditure control program

Future capital expenditures will focus on the introduction of new technologies and new manufacturing processes, and also the improvement of plant and equipment production efficiency instead of pursuing capacity expansion. Capital expenditure budgets and amounts will be controlled strictly to maximize the efficiency of capital expenditures.

11. EVENTS DISCLOSED IN NOTES
(1) Related information of major transactions
A. Loans granted to external parties

	Name of financing	Name of	Financial statement	Maximum balance for	Ending	Interest	Type of	Transaction	Reason for short- term	Allowance for Doubtful and bad	Collateral		Financing limit for individual borrowing	Aggregate limit for borrowing
No.	company	counterparty	account	the period	balance	rate	financing	amount	financing	debts	Name	Value	company	companies	Note
0	Chimei Innolux Corporation	Chi Mei El Corporation	Other receivables – related parties	$1,200,000	$—	—	Short-term financing	$—	Operation demand	$—	—	—	$19,618,094	$58,854,281	A
0	Chimei Innolux Corporation	Dragon Flame Industrial Ltd	Other receivables – related parties	101,532	101,532	—	Short-term financing	—	Operation demand	—	—	—	19,618,094	58,854,281	A
0	Chimei Innolux Corporation	TPO Displays Shanghai Ltd	Other receivables – related parties	115,761	115,761	—	Short-term financing	—	Operation demand	—	—	—	19,618,094	58,854,281	A
0	Chimei Innolux Corporation	VAP Optoelectronics (Nanjing) Corp.	Other receivables – related parties	238,983	238,983	—	Short-term financing	—	Operation demand	—	—	—	19,618,094	58,854,281	A
0	Chimei Innolux Corporation	TPO Displays Nanjing Ltd.	Other receivables – related parties	1,382,532	1,382,532	—	Short-term financing	—	Operation demand	—	—	—	19,618,094	58,854,281	A
0	Chimei Innolux Corporation	TPO Displays Hong Kong Ltd	Other receivables – related parties	1,603,233	1,603,233	—	Short-term financing	—	Operation demand	—	—	—	19,618,094	58,854,281	A

Note A: The Company -- Chimei Innolux Corporatio0n
1.
For the company necessary for short-term financing, financial limit on loans granted to a single party was not to exceed 10% of the Company’s net equity, based on the most recent financial statement of the Company reviewed or audited by the accounting firm.

2.	The financial limit on loans granted was not to exceed 40% of the Company’s net equity. If it was for short-term capital needs, the limit was not to exceed 30% of the Company’s net equity.

3.
The policy for loans granted to directly or indirectly wholly-owned overseas subsidiaries was as follows: for the short-term capital needs, financial limit was not under the 40% requirement, but should not to exceed 100% of the Company’s net equity.

B. Endorsements and guarantees provided during the year ended December 31, 2011:

	Name of endorsement/ guarantee provider			Limits on endorsement/ guarantee amount provided to each counterparty
							Amount of Endorsement /guarantee collateralized by properties	Ratio of accumulated endorsement/guarantee to net equity per latest financial statements	Maximum endorsement/ guarantee amounts allowable
No.		Guaranteed party			Maximum balance for the year	Ending balance				Note
		Company name	Relationship with the Company
	Chimei Innolux Corporation	Leadtek Global Group Limited	A subsidiary of the Company	$98,090,468	$26,339,250	$16,166,850	$—	7	$98,090,468	A,B
0	Chimei Innolux Corporation	Ningbo Chi Mei Optoelectronics Ltd.	An indirect wholly-owned subsidiary of the Company	98,090,468	10,899,000	5,449,500	—	2	98,090,468	A,B
0 N	Chimei Innolux Corporation	Nanhai Chi Mei Optoelectronics Ltd.	An indirect wholly-owned subsidiary of the Company	98,090,468	7,568,750	7,568,750	—	3	98,090,468	A,B

Note A:
Limits on endorsement/guarantee amount provided to each counterparty were not to exceed 0.5% of the Company’s net equity based on the most recent financial statement of the Company reviewed or audited by the accounting firm. Maximum endorsement/guarantee amounts allowable should not exceed 1% of the Company’s net equity based on the most recent financial statement of the Company reviewed or audited by the accounting firm. For subsidiaries with over 90% of shares directly or indirectly owned by the Company, the endorsement / guarantee amount provided by the Company shall not exceed 10% of the Company’s net equity. The limitation is not required for directly or indirectly wholly-owned subsidiaries of the Company.

Note B:	Accumulated endorsement/guarantee amount provided by the Company shall not exceed 50% of the Company’s net equity.

C. Marketable securities held as at December 31, 2011:

				December 31, 2011
Name of the holder	Kind and name of marketable securities	Relationship with the Company	General ledger accounts	Number of shares	Book value	Shareholding percentage	Market value/ Net worth (Note 1)	Note
Chimei Innolux Corporation	Common stock of Innolux Holding Ltd.	A subsidiary of the Company	Long-term investments accounted for under the equity method	237,943,984	$16,725,751	100	$16,764,972
Chimei Innolux Corporation	Common stock of InnoJoy Investment Corporation	A subsidiary of the Company	Long-term investments accounted for under the equity method	70,000,000	864,662	100	864,662
Chimei Innolux Corporation	Common stock of InnoFun Investment Corporation	A subsidiary of the Company	Long-term investments accounted for under the equity method	20,000,000	396,999	100	396,999

				December 31, 2011
Name of the holder	Kind and name of marketable securities	Relationship with the Company	General ledger accounts	Number of shares	Book value	Shareholding percentage	Market value/ Net worth (Note 1)	Note
Chimei Innolux Corporation	Common stock of TPO Hong Kong Holding Ltd.	A subsidiary of the Company	Long-term investments accounted for under the equity method	1,158,844,000	2,003,032	100	2,001,375
Chimei Innolux Corporation	Common stock of Toppoly Optoelectronics (B.V. I.) Ltd.	A subsidiary of the Company	Long-term investments accounted for under the equity method	122,430,000	2,630,838	100	2,866,510
Chimei Innolux Corporation	Common stock of Bright Information Holding Ltd.	A subsidiary of the Company	Long-term investments accounted for under the equity method	2,782,333	144,916	57	67,275
Chimei Innolux Corporation	Common stock of Golden Achiever International Ltd.	A subsidiary of the Company	Long-term investments accounted for under the equity method	39,250	(172,159)	100	(171,455)
Chimei Innolux Corporation
Chimei Innolux Corporation	Common stock of Landmark International Ltd.	A subsidiary of the Company	Long-term investments accounted for under the equity method	660,100,000	34,392,518	100	35,319,797
Chimei Innolux Corporation	Common stock of Leadtek Global Group Limited	A subsidiary of the Company	Long-term investments accounted for under the equity method	160,005,000	515,151	100	751,870
Chimei Innolux Corporation	Common stock of Yuan Chi Investment Co., Ltd.	A subsidiary of the Company	Long-term investments accounted for under the equity method	—	$1,248,885	100	$1,537,073
Chimei Innolux Corporation	Common stock of Chi Mei Optoelectronics Japan Co., Ltd.	A subsidiary of the Company	Long-term investments accounted for under the equity method	80	1,815,106	100	1,667,171
Chimei Innolux Corporation	Common stock of Gold Union Investments Ltd.	A subsidiary of the Company	Long-term investments accounted for under the equity method	46,130,998	1,018,226	100	1,162,760

				December 31, 2011
Name of the holder	Kind and name of marketable securities	Relationship with the Company	General ledger accounts	Number of shares	Book value	Shareholding percentage	Market value/ Net worth (Note 1)	Note
Chimei Innolux Corporation	Common stock of Keyway Investment Management Limited	A subsidiary of the Company	Long-term investments accounted for under the equity method	6,500,500	272,342	100	234,683
Chimei Innolux Corporation	Common stock of Chi Mei Optoelectronics Europe B.V.	A subsidiary of the Company	Long-term investments accounted for under the equity method	180	126,947	100	122,161
Chimei Innolux Corporation	Common stock of Chi Mei Optoelectronics (Singapore) Pte Ltd.	A subsidiary of the Company	Long-term investments accounted for under the equity method	10,000	5,759	100	6,148
Chimei Innolux Corporation	Common stock of Chi Mei El Corporation	A subsidiary of the Company	Long-term investments accounted for under the equity method	40,500,000	(1,015,018)	90	(983,727)
Chimei Innolux Corporation	Common stock of Chi Mei Lighting Technology Corporation	A subsidiary of the Company	Long-term investments accounted for under the equity method	78,195,856	1,844,312	34	935,617
Chimei Innolux Corporation	Common stock of Jetronics International Corp.	A subsidiary of the Company	Long-term investments accounted for under the equity method	2,690,000	251,217	32	195,599
Chimei Innolux Corporation	Common stock of Contrel Technology Co., Ltd.	An investee under equity method	Long-term investments accounted for under the equity method	17,009,330	465,036	13	254,569
Chimei Innolux Corporation	Common stock of Global Display Taiwan Co., Ltd.	An investee under equity method	Long-term investments accounted for under the equity method	3,200,000	43,775	23	48,675
Chimei Innolux Corporation	Common stock of Ampower Holding Ltd.	An investee under equity method	Long-term investments accounted for under the equity method	14,062,500	1,566,322	45	968,907

				December 31, 2011
Name of the holder	Kind and name of marketable securities	Relationship with the Company	General ledger accounts	Number of shares	Book value	Shareholding percentage	Market value/ Net worth (Note 1)	Note
Chimei Innolux Corporation	Common stock of Chi Mei Materials Technology Corporation	An investee under equity method	Long-term investments accounted for under the equity method	71,557,690	1,339,150	16	1,188,451
Chimei Innolux Corporation	Common stock of GIO Optoelectronics Corporation	An investee under equity method	Long-term investments accounted for under the equity method	63,521,501	606,172	24	252,849
Chimei Innolux Corporation	Common stock of Exploit Technology Co., Ltd.	An investee under equity method	Long-term investments accounted for under the equity method	759,056	—	15	24,983
Chimei Innolux Corporation	Common stock of Optivision Technology Inc.	An investee under equity method	Long-term investments accounted for under the equity method	2,329,000	42,727	6	25,193
Chimei Innolux Corporation	Common stock of Powerking Optoelectronics Co., Ltd.	An investee under equity method	Long-term investments accounted for under the equity method	3,120,000	16,550	15	23,554
Chimei Innolux Corporation
Chimei Innolux Corporation	Common stock of iZ3D Inc.	An investee under equity method	Long-term investments accounted for under the equity method	4,333	—	35	83,466
Chimei Innolux Corporation	Common stock of Himax Technologies Inc.	None	Available-for-sale financial assets - current	1,154,448	$17,484	—	$17,484
Chimei Innolux Corporation	Common stock of Formosa Epitaxy Incorporation	None	Available-for-sale financial assets - non-current	320,930	5.841	—	5,841
Chimei Innolux Corporation	Unsecured subordinated bonds of Cathay Financial Holdings	None	Available-for-sale financial assets - non-current	—	220,000	—	220,000

				December 31, 2011
Name of the holder	Kind and name of marketable securities	Relationship with the Company	General ledger accounts	Number of shares	Book value	Shareholding percentage	Market value/ Net worth (Note 1)	Note
Chimei Innolux Corporation	Common stock of TPV Technology Ltd.	None	Available-for-sale financial assets – non-current	150,500,000	832,828	6	832,828
Chimei Innolux Corporation	Common stock of AvanStrate Inc.	None	Financial assets carried at cost - non-current	900,000	286,740	1	—	1
Chimei Innolux Corporation	Common stock of Allied Integrated Patterning Corp.	None	Financial assets carried at cost - non-current	2,430,000	732	3	—	1
Chimei Innolux Corporation	Common stock of Honest Precision Industries Co., Ltd.	None	Financial assets carried at cost - non-current	625,518	3,926	7	—	1
Chimei Innolux Corporation	Common stock of Chi Lin Technology Co., Ltd.	None	Financial assets carried at cost - non-current	6,450,757	113,150	2	—	1
Chimei Innolux Corporation	Common stock of Chi Lin Electronics Co., Ltd.	None	Financial assets carried at cost - non-current	9,346,502	163,943	4	—	1
Chimei Innolux Corporation	Top Taiwan Venture Capital Co., Ltd.	None	Financial assets carried at cost - non current	20,000,000	198,490	9	—	1
Chimei Innolux Corporation	Common stock of Himax Media Solutions Company	None	Financial assets carried at cost - non-current	1,500,000	11,657	7	—	1
Chimei Innolux Corporation	Common stock of Himax Analogic Company	None	Financial assets carried at cost - non-current	1,500,000	2,817	4	—	1

    Note 1: No information on the market price or net equity of the financial assets which were measured at cost was disclosed as those financial assets had no active market open quotations and their fair value could not be reliably measured.

   D. Acquisition or sale of the same security with the accumulated cost exceeding $100 million or 20% of the Company’s paid-in capital during the year ended December 31, 2011:

		Beginning balance		Acquisition		Disposal				Ending balance
Name of transaction counterparty	Nature of relationship	Shares/units	Amount	Shares/units	Amount	Shares/units	Amount	Carrying value	Gain (loss) on disposal	Shares/units	Amount
Innolux Holding Ltd.	Note A	208,943,984	$6,740,197	29,000,000	$856,660	—	$—	$—	$—	237,943,984	$7,596,857
Landmark International	Note A	560,000,000	29,079,426	100,100,000	2,869,419	—	—	—	—	660,100,000	31,948,845
Golden Union Investments Limited	Note A	42,000,000	655,140	4,130,998	124,012	—	—	—	—	46,130,998	779,152

Note A: The wholly-owned subsidiary capital increase by cash.

   E. Acquisition of real estate properties exceeding $100 million or 20% of the Company’s paid-in capital for the year ended December 31, 2011: None

   F. Disposal of real estate properties exceeding $100 million or 20% of the Company’s paid-in capital for the year ended December 31, 2011: None.

   G. Purchases from or sales to related parties exceeding $100 million or 20% of the Company’s paid-in capital for the year ended December 31, 2011:

		Relationship with the Company	Transactions				Difference with general transactions		Bills and accounts receivable (payable)
Name of company	Name of counterparty		Purchases/ Sales	Amount	Percentage of purchases/sales	Credit terms	Unit price	Credit terms	Balance	Percentage of balance
Chimei Innolux Corporation	Chi Lin Electronics Co., Ltd.	A subsidiary of Chi Mei Corporation	Sales	$22,171,259	5	30-60 days	Similar with general transactions	No material difference	$2,559,034	4
Chimei Innolux Corporation	Innolux Corporation	An indirect wholly-owned subsidiary	Sales	20,675,362	4	90 days	Similar with general transactions	No material difference	4,805,376	7
Chimei Innolux Corporation	Innocom Technology (Shenzhen) Ltd.	An indirect wholly-owned subsidiary	Sales	9,894,158	2	90 days	Similar with general transactions	No material difference	1,276,339	2
Chimei Innolux Corporation	Chi Mei Optoelectronics Japan Co., Ltd.	A subsidiary of the Company	Sales	6,687,103	1	45-120 days	No transactions comparable with sales from related parties	No material difference	1,856,315	3

		Relationship with the Company	Transactions				Difference with general transactions		Bills and accounts receivable (payable)
Name of company	Name of counterparty		Purchases/ Sales	Amount	Percentage of purchases/sales	Credit terms	Unit price	Credit terms	Balance	Percentage of balance
Chimei Innolux Corporation	Hon Hai Precision Industry Co., Ltd.	Same major stockholder	Sales	3,592,304	1	45-60 days	Similar with general transactions	No material difference	528,594	1
Chimei Innolux Corporation	Nexgen Mediatech Inc.	A subsidiary of Chi Mei Corporation	Sales	2,000,839	—	60-90 days	Similar with general transactions	No material difference	425,897	1
Chimei Innolux Corporation	Foxconn CZ S.R.O.	An indirect wholly-owned subsidiary of Hon Hai Precision Industry Co., Ltd.	Sales	1,722,747	—	45 days after invoice	Similar with general transactions	No material difference	77,862	—
Chimei Innolux Corporation	Foshan Premier Technology Ltd.	An indirect wholly-owned subsidiary of Hon Hai Precision Industry Co., Ltd.	Sales	781,102	—	30-60 days	Similar with general transactions	No material difference	92,907	—
Chimei Innolux Corporation	Hongfujin Precision Industry (Wuhan) Co., Ltd.	An indirect wholly-owned subsidiary of Hon Hai Precision Industry Co., Ltd.	Sales	211,742	—	45 days after invoice	Similar with general transactions	No material difference	—	—
Chimei Innolux Corporation	Hongfujin Precision Industry (Yantai) Co., Ltd.	An indirect wholly-owned subsidiary of Hon Hai Precision Industry Co., Ltd.	Sales	2,091,701	—	45-60 days	Similar with general transactions	No material difference	307,662	—
Chimei Innolux Corporation	Hongfujin Precision Industry (Shenzhen) Co., Ltd.	An indirect wholly-owned subsidiary of Hon Hai Precision Industry Co., Ltd.	Sales	$1,228,161	—	90 days	Similar with general transactions	No material difference	$462,465	1

Chimei Innolux Corporation	Foxconn Japan Co., Ltd.	An indirect wholly-owned subsidiary of Hon Hai Precision Industry Co., Ltd.	Sales	$981,371	—	90 days	Similar with general transactions	No material difference	$176,574	—
Chimei Innolux Corporation	Foxconn Singapore Pte. Ltd.	An indirect wholly-owned subsidiary of Hon Hai Precision Industry Co., Ltd.	Sales	729,816	—	90 days	Similar with general transactions	No material difference	99,625	—
Chimei Innolux Corporation	Toptech Trading Limited	An indirect wholly-owned subsidiary	Sales	291,855	—	90 days	Similar with general transactions	No material difference	—	—
Chimei Innolux Corporation	Pan-International Industrial Corporation	An indirect investee company of Hon Hai Precision Industry Co., Ltd. accounted for under the equity method	Sales	220,937	—	45 days	Similar with general transactions	No material difference	59,857	—

		Relationship with the Company	Transactions				Difference with general transactions		Bills and accounts receivable (payable)
Name of company	Name of counterparty		Purchases/ Sales	Amount	Percentage of purchases/sales	Credit terms	Unit price	Credit terms	Balance	Percentage of balance
Chimei Innolux Corporation	Nanhai Chi Mei Optoelectronics Ltd.	An indirect wholly-owned subsidiary	Sales	1,078,749	—	30-90 days	Similar with general transactions	No material difference	283,042	—
Chimei Innolux Corporation	GIO Optoelectronics Corporation	An indirect investee company accounted for under the equity method	Sales	499,426	—	90 days	Similar with general transactions	No material difference	145,356	—
Chimei Innolux Corporation	Foxconn Precision Electronics (Langfang) Co., Ltd.	An indirect wholly-owned subsidiary of Hon Hai Precision Industry Co., Ltd.	Sales	878,432	—	60 days	Similar with general transactions	No material difference	63,654	—
Chimei Innolux Corporation	Innocom Technology (Chongqing) Ltd.	An indirect wholly-owned subsidiary	Sales	1,048,721	—	30 days after goods are shipped	Similar with general transactions	No material difference	150,113	—
Chimei Innolux Corporation	Shenzhen Fu Tai Hong Precision Industry Co., Ltd.	An indirect wholly-owned subsidiary of Hon Hai Precision Industry Co., Ltd.	Sales	310,642	—	60 days after goods are shipped	Similar with general transactions	No material difference	—	—
Chimei Innolux Corporation	Foxconn Precision Electronics (Yantai) Co., Ltd.	An indirect wholly-owned subsidiary of Hon Hai Precision Industry Co., Ltd.	Sales	608,184	—	60 days after invoice	Similar with general transactions	No material difference	550,030	1
Chimei Innolux Corporation	Foxconn Precision Electronics (Tianjin) Co., Ltd.	An indirect wholly-owned subsidiary of Hon Hai Precision Industry Co., Ltd.	Sales	460,823	—	60 days after goods are shipped	Similar with general transactions	No material difference	258,861	—
Chimei Innolux Corporation	Competition Team Ireland Limited	An indirect wholly-owned subsidiary of Hon Hai Precision Industry Co., Ltd.	Sales	$296,535	—	90 days	Similar with general transactions	No material difference	$36,788	—
Chimei Innolux Corporation	Ningbo Chi Mei Electronics Ltd.	An indirect wholly-owned subsidiary	Sales	179,844	—	60 days after goods are shipped	Similar with general transactions	No material difference	41,654	—
Chimei Innolux Corporation	Futahua Industry (Shenzhen) Ltd.	An indirect wholly-owned subsidiary of Hon Hai Precision Industry Co., Ltd.	Sales	136,967	—	60 days after goods are shipped	No transactions comparable with purchases from related parties	No material difference	40,247	—

		Relationship with the Company	Transactions				Difference with general transactions		Bills and accounts receivable (payable)
Name of company	Name of counterparty		Purchases/ Sales	Amount	Percentage of purchases/sales	Credit terms	Unit price	Credit terms	Balance	Percentage of balance
Chimei Innolux Corporation	Hongfujin Precision Industry (Chongqing) Co., Ltd.	An indirect wholly-owned subsidiary of Hon Hai Precision Industry Co., Ltd.	Sales	151,588	—	90 days after goods are shipped	No transactions comparable with purchases from related parties	No material difference	151,255	—
Chimei Innolux Corporation	Chi Mei Materials Technology Corporation	An indirect investee company accounted for under the equity method	Purchases	5,659,183	2	30 days after goods are shipped	No transactions comparable with purchases from related parties	No material difference	(1,682,758)	1
Chimei Innolux Corporation	Hon Hai Precision Industry Co., Ltd.	Same major stockholder	Purchases	7,952,534	3	90 days after goods are shipped	No transactions comparable with purchases from related parties	No material difference	(3,525,698)	2
Chimei Innolux Corporation	Chi Lin Electronics Co., Ltd.	A subsidiary of Chi Mei Corporation	Purchases	383,654	—	120 days after goods are shipped	Similar with general transactions	No material difference	(99,494)	—
Chimei Innolux Corporation	Chi Mei Corporation	Accounted the Company under equity method	Purchases	2,975,003	1	90 days after goods are shipped	No transactions comparable with purchases from related parties	No material difference	(808,435)	—
Chimei Innolux Corporation	TPO Displays Shanghai Ltd.	An indirect wholly-owned subsidiary	Purchases	3,324,470	1	60 days	No transactions comparable with purchases from related parties	No material difference	(183,386)	—

Chimei Innolux Corporation	Advanced Optoelectronic Technology Inc.	The subsidiary of the Company is a corporate director of Advanced	Purchases	1,701,209	1	60 days after goods are shipped	No transactions comparable with purchases from related parties	No material difference	(622,262)	—
Chimei Innolux Corporation	Ampower Technology Co., Ltd.	An indirect wholly-owned subsidiary of Hon Hai Precision Industry Co., Ltd.	Purchases	486,159	—	90 days after goods are shipped	No transactions comparable with purchases from related parties	No material difference	(119,203)	—
Chimei Innolux Corporation	Ningbo Chi Mei Material Technology Corporation	An indirect investee company accounted for under the equity method	Purchases	1,917,849	1	30 days after goods are shipped	No transactions comparable with purchases from related parties	No material difference	(904,018)	1
Chimei Innolux Corporation	Lakers Trading Ltd.	An indirect wholly-owned subsidiary	Purchases	$10,087,728	4	30 days after goods are shipped	No transactions comparable with purchases from related	No material difference	($11,904,080)	7

		Relationship with the Company	Transactions				Difference with general transactions		Bills and accounts receivable (payable)
Name of company	Name of counterparty		Purchases/ Sales	Amount	Percentage of purchases/sales	Credit terms	Unit price	Credit terms	Balance	Percentage of balance
Chimei Innolux Corporation	G-TECH Optoelectronics Corporation	An indirect investee company of Hon Hai Precision Industry Co., Ltd. accounted for under the equity method	Purchases	1,543,316	1	120 days after goods are shipped	No transactions comparable with purchases from related parties	No material difference	(837,418)	1
Chimei Innolux Corporation	TPO Displays Japan K.K.	An indirect wholly-owned subsidiary	Purchases	764,376	—	90 days after goods are shipped	No transactions comparable with purchases from related parties	No material difference	(1,439,984)	1
Chimei Innolux Corporation	Chi Mei Optoelectronics Japan Co., Ltd.	A subsidiary of the Company	Purchases	284,953	—	30 days after goods are shipped	No transactions comparable with purchases from related parties	No material difference	(11,898)	—
Chimei Innolux Corporation	Glorious Falcon International Limited	An indirect wholly-owned subsidiary of Hon Hai Precision Industry Co., Ltd.	Purchases	179,048	—	90 days after goods are shipped	No transactions comparable with purchases from related parties	No material difference	(3,696)	—
Chimei Innolux Corporation	Best Vision Technology PTE. Ltd.	An indirect wholly-owned subsidiary of Pan-International	Purchases	386,802	—	90 days after goods are shipped	No transactions comparable with purchases from related parties	No material difference	(85,917)	—
Chimei Innolux Corporation	Foxconn Technology CZ S. R. O.	An indirect wholly-owned subsidiary of Hon Hai Precision Industry Co., Ltd.	Purchases	1,003,360	—	30 days after goods are shipped	No transactions comparable with purchases from related parties	No material difference	(110,209)	—

Chimei Innolux Corporation	Iris World Enterprises Limited	An indirect investee company of Hon Hai Precision Industry Co., Ltd. accounted for under the equity method	Purchases	204,119	—	Immediate payment	No transactions comparable with purchases from related parties	No material difference	(110,206)	—
Chimei Innolux Corporation	VAP Optoelectronics (Nanjing) Corporation	An indirect wholly-owned subsidiary	Purchases	304,385	—	30 days after goods are shipped	No transactions comparable with purchases from related parties	No material difference	(1,773)	—
Chimei Innolux Corporation	Futaihua Industrial (Shenzhen) Limited	An indirect wholly-owned subsidiary of Hon Hai Precision Industry Co., Ltd.	Purchases	1,513,385	1	30 days after goods are shipped	No transactions comparable with purchases from related parties	No material difference	—	—

		Relationship with the Company	Transactions				Difference with general transactions		Bills and accounts receivable (payable)
Name of company	Name of counterparty		Purchases/ Sales	Amount	Percentage of purchases/sales	Credit terms	Unit price	Credit terms	Balance	Percentage of balance
Chimei Innolux Corporation	Competition Team Ireland Limited	An indirect wholly-owned subsidiary of Hon Hai Precision Industry Co., Ltd.	Purchases	244,391	—	120 days after goods are shipped	No transactions comparable with purchases from related parties	No material difference	(244,762)	—
Chimei Innolux Corporation	Optivision Technology Inc.	An indirect investee company accounted for under the equity method	Purchases	$108,433	—	120 days after goods are shipped	No transactions comparable with purchases from related parties	No material difference	($46,882)	—
Chimei Innolux Corporation	Leadtek Global Group Ltd.	A subsidiary of the Company	Processing costs	118,173,199	43	60 days after goods are shipped	Cost plus	No material difference	(79,647,104)	48
Chimei Innolux Corporation	Lakers Trading Ltd.	An indirect wholly-owned subsidiary	Processing costs	20,734,706	7	60 days after goods are shipped	Cost plus	No material difference	(928,424)	1

Note A: Accounts for the Cost of Goods Sold ratio.

H. Receivables from related parties exceeding $100 million or 20% of the Company’s paid-in capital:

Name of company	Name of counterparty	Relationship with the Company	Balance of receivables from related parties		Overdue receivables		Subsequent collection	Allowance for doubtful accounts provided
				Turnover rate	Amount	Action adopted for overdue accounts
Chimei Innolux Corporation	Chi Lin Electronics Co., Ltd.	A subsidiary of Chi Mei Corporation	$2,559,034	6.14	$—	—	$1,314,212	$—
Chimei Innolux Corporation	Innolux Corporation	An indirect wholly-owned subsidiary of the Company	4,805,376	5.76	—	—	1,843,105	—
Chimei Innolux Corporation	TPO Displays Hong Kong Ltd.	An indirect wholly-owned subsidiary of the Company	3,490,264	—	—	—	—	—
Chimei Innolux Corporation	Chi Mei Optoelectronics Japan Co., Ltd.	A subsidiary of the Company	$1,856,315	3.71	$23,696	Subsequent collection	$1,077,886	$—
Chimei Innolux Corporation	Innocom Technology (Shenzhen) Ltd.	An indirect wholly-owned subsidiary of the Company	1,276,339	7.39	—	—	528,922	—
Chimei Innolux Corporation	Ningbo Chi Mei Optoelectronics Ltd.	An indirect wholly-owned subsidiary of the Company	617,626	0.07	127,568	Subsequent collection	250,920	—
Chimei Innolux Corporation	Nanhai Chi Mei Optoelectronics Ltd.	An indirect wholly-owned subsidiary of the Company	283,042	4.15	106,004	Subsequent collection	205,161	—
Chimei Innolux Corporation	GIO Optoelectronics Corp.	An indirect investee company accounted for under the equity method	145,356	1.28	—	—	42,254	—
Chimei Innolux Corporation	Hon Hai Precision Industry Co., Ltd	Under the control of the same major shareholder	528,594	6.63	64,208	Accelerate collection	—	—
Chimei Innolux Corporation	Hongfujin Precision Industry (Shenzhen) Co., Ltd.	An indirect wholly-owned subsidiary of Hon Hai Precision Industry Co., Ltd.	462,465	5.31	—	—	32,229	—
Chimei Innolux Corporation	Hongfujin Precision Electronics (Yantai) Co., Ltd.	An indirect wholly-owned subsidiary of Hon Hai Precision Industry Co., Ltd.	307,662	13.60	27,225	Subsequent collection	—	—
Chimei Innolux Corporation	Nexgen Mediatech Inc.	A subsidiary of Chi Mei Corporation	425,897	4.34	—	—	270,509	—
Chimei Innolux Corporation	Foxconn Precision Electronics (Yantai) Co., Ltd.	An indirect wholly-owned subsidiary of Hon Hai Precision Industry Co., Ltd.	550,030	2.08	304,234	Subsequent collection	506,353	—
Chimei Innolux Corporation	Foxconn Precision Electronics (Tianjin) Co., Ltd.	An indirect wholly-owned subsidiary of Hon Hai Precision Industry Co., Ltd.	258,861	3.56	143,149	Subsequent collection	28,135	—
Chimei Innolux Corporation	Innocom Technology (Chongqing) Ltd.	An indirect wholly-owned subsidiary of the Company	150,113	4.69	23	Subsequent collection	137,167	—

Name of company	Name of counterparty	Relationship with the Company	Balance of receivables from related parties		Overdue receivables			Allowance for doubtful accounts provided
				Turnover rate	Amount	Action adopted for overdue accounts	Subsequent collection
Chimei Innolux Corporation	Hongfujin Precision Electronics (Chongqing) Co., Ltd	An indirect wholly-owned subsidiary of Hon Hai Precision Industry Co., Ltd.	151,255	2.00	—	—	—	—
Chimei Innolux Corporation	Foxconn Japan Co., Ltd.	An indirect wholly-owned subsidiary of Hon Hai Precision Industry Co., Ltd.	176,574	5.42	519	Subsequent collection	131,922	—

I. Derivative financial instruments undertaken: Please refer to Notes 4(2), (7) and 10(5) to the financial statements.

(2) Disclosure information of investee companies

The information of the name, location…etc of the investee companies was shown below:

  A. Information on Investee Companies:

						Held by the Company as at December 31, 2011
Name of company	Name of investee company	Location	Main operating activities	Original cost		Number of shares	Percentage of ownership (%)	Book value	Net income (loss) of the investee company	Investment income (loss) recognized by the Company
				December 31, 2011	December 31, 2010
Chimei Innolux Corporation	Innolux Holding Ltd.	Samoa	Investment holdings	$7,596,857	$6,740,197	297,943,984	100	$16,725,751	$1,517,672	$1,610,472
Chimei Innolux Corporation	InnoJoy Investment Corporation	Taiwan	Investment company	700,000	1,500,000	70,000,000	100	864,662	124,145	124,145
Chimei Innolux Corporation	InnoFun Investment Corporation	Taiwan	Investment company	200,000	1,500,000	20,000,000	100	396,999	137,318	137,318
Chimei Innolux Corporation	TPO Hong Kong Holding Ltd.	Hong Kong	Investment company	2,107,791	2,107,791	1,158,844,000	100	2,003,032	698,601	905,103
Chimei Innolux Corporation	Toppoly Optoelectronics (B. V. I.) Ltd.	BVI	Investment company	2,932,293	2,932,293	122,430,000	100	2,630,838	(188,280)	(188,280)
Chimei Innolux Corporation	Bright Information Holding Ltd.	Hong Kong	Investment company	74,924	74,924	2,782,333	57	144,916	62	35
Chimei Innolux Corporation	Golden Achiever International Ltd.	BVI	Investment company	9,083	9,083	39,250	100	(172,159)	33,306	40,709
Chimei Innolux Corporation	Landmark International Ltd.	Samoa	Investment company	31,948,845	29,079,426	660,100,000	100	34,392,518	(598,893)	(704,309)
Chimei Innolux Corporation	Leadtek Global Group Limited	BVI	Investment and export trading company	2,064,427	2,064,427	160,005,000	100	515,151	(139,895)	(139,895)
Chimei Innolux Corporation	Yuan Chi Investment Co., Ltd.	Taiwan	Investment company	1,217,235	1,817,235	—	100	1,248,885	233,813	235,097
Chimei Innolux Corporation	Chi Mei Optoelectronics Japan Co., Ltd.	Japan	Developing, manufacturing and selling of the film transistor liquid crystal display	1,335,486	1,335,486	80	100	1,815,106	124,279	124,279
Chimei Innolux Corporation	Gold Union Investments Ltd.	Samoa	Investment company	779,152	655,140	46,130,998	100	1,018,226	15,797	15,797
Chimei Innolux Corporation	Keyway Investment Management Limited	Samoa	Investment company	222,343	222,343	6,500,500	100	272,342	(15,412)	(15,412)
Chimei Innolux Corporation	Chi Mei Optoelectronics Europe B. V.	Netherlands	Import and export sales of electronic components and LCD monitors	121,941	121,941	180	100	126,947	360	1,133

						Held by the Company as at December 31, 2011
Name of company	Name of investee company	Location	Main operating activities	Original cost		Number of shares	Percentage of ownership (%)	Book value	Net income (loss) of the investee company	Investment income (loss) recognized by the Company
				December 31, 2011	December 31, 2010
Chimei Innolux Corporation	Chi Mei Optoelectronics (Singapore) Pte Ltd.	Singapore	Import and export sales of electronic components and LCD monitors and after-sales service	$5,235	$5,235	10,000	100	$5,759	$464	$464
Chimei Innolux Corporation	Chi Mei Energy Europe B.V.	Netherlands	Import and export sales of solar products and related technical service	1,151	1,151	1,000	100	—	(151)	(359,355)
Chimei Innolux Corporation	Chi Mei El Corporation	Taiwan	Developing, designing, manufacturing, and selling of organic light emitting diodes	(788,618)	(788,618)	40,500,000	90	(1,015,018)	31,022	31,022
Chimei Innolux Corporation	Chi Mei Lighting Technology Corporation	Taiwan	Manufacturing of electric components and lighting equipment	819,312	819,312	78,195,856	34	1,844,312	(585,697)	(197,799)
Chimei Innolux Corporation	Jetronics International Corp.	Samoa	Investment company	145,600	145,600	2,690,000	32	251,217	(15,297)	(5,088)
Chimei Innolux Corporation	GIO Optoelectronics Corporation	Taiwan	Developing, designing manufacturing and selling of components of back light modules of TFT-LCD	800,892	800,892	63,521,501	24	606,172	(2,685,459)	(823,614)
Chimei Innolux Corporation	Contrel Technology Co., Ltd.	Taiwan	Manufacturing and selling of related equipments for film transistor liquid crystal display	135,423	135,423	17,009,330	13	465,036	(32,943)	37,456
Chimei Innolux Corporation	Global Display Taiwan Co., Ltd.	Taiwan	Glass thinning processing	45,262	45,262	3,200,000	23	43,775	6,925	1,262
Chimei Innolux Corporation	Ampower Holding Ltd.	Cayman	Investment company	1,717,714	1,717,714	14,062,500	45	1,566,322	(124,983)	(56,056)
Chimei Innolux Corporation	Chi Mei Materials Technology Corporation	Taiwan	Selling electronic materials	950,360	961,948	71,557,690	16	1,339,150	1,428,866	245,538

						Held by the Company as at December 31, 2011
Name of company	Name of investee company	Location	Main operating activities	Original cost		Number of shares	Percentage of ownership (%)	Book value	Net income (loss) of the investee company	Investment income (loss) recognized by the Company
				December 31, 2011	December 31, 2010
Chimei Innolux Corporation	Exploit Technology Co., Ltd.	Taiwan	Selling electronic materials and telecommunications materials	$—	—	$759,056	15	$—	($70,976)	—
Chimei Innolux Corporation	Optivision Technology Incorporated	Taiwan	Researching and developing, designing, manufacturing and selling of optical films	59,774	59,774	2,329,000	6	42,727	(116,031)	(6,708)
Chimei Innolux Corporation	Powerking Optoelectronics Co., Ltd.	Taiwan	Manufacturing of electric component and lighting equipment	19,875	19,875	3,120,000	15	16,550	(12,349)	(2,400)
Chimei Innolux Corporation	iZ3D Inc.	USA	Research and development and sale of 3D flat monitor	—	—	4,333	35	—	(13,128)	—
Innolux Holding Ltd.	Rockets Holding Ltd.	Samoa	Holding company	7,426,240	6,569,580	230,785,400	100	16,310,729	1,497,855	1,497,855
Innolux Holding Ltd.	Lakers Trading Ltd.	Samoa	Trading and order swap company	—	—	1	100	230,651	—	—
Innolux Holding Ltd.	Innolux Corporation	USA	Trading company	6,348	6,348	2,000	100	(83,957)	11,598	11,598
Innolux Holding Ltd.	Suns Holding Ltd.	Samoa	Holding company	164,269	164,269	5,072,001	100	303,163	8,220	8,220
Rockets Holding Ltd.	Stanford Developments Ltd.	Samoa	Holding company	5,391,125	5,391,125	164,000,000	100	14,206,706	1,971,566	1,971,566
Rockets Holding Ltd.	Sonics Trading Ltd.	Samoa	Trading and order swap	198,116	198,116	8,390,001	100	197,218	271	271
Rockets Holding Ltd.	Best China Investments Ltd.	Samoa	Investment company	314,740	314,740	10,000,001	100	322,938	(3,546)	(3,546)
Rockets Holding Ltd.	Mega Chance Investments Ltd.	Samoa	Investment company	573,940	573,940	18,000,000	100	569,871	(9,171)	(9,171)
Rockets Holding Ltd.	Excel Victory Ltd.	Samoa	Investment company	97,182	97,182	3,000,000	100	302,345	29,792	29,792
Rockets Holding Ltd.	Magic Sun Ltd.	Samoa	Investment company	1,146,370	289,710	38,000,001	100	412,573	(506,131)	(506,131)
Rockets Holding Ltd.	Net Trading Ltd.	Samoa	Investment company	—	—	1	100	2,138	275	275
Suns Holding Ltd.	Warriors Technology Investments Ltd.	Samoa	Investment company	164,269	164,269	5,072,001	100	303,163	8,220	8,220
Best China Investment Ltd.	Asiaward Investment Ltd.	Hong Kong	Trading and order swap company	314,740	314,740	77,830,001	100	322,938	(3,546)	(3,546)

						Held by the Company as at December 31, 2011
Name of company	Name of investee company	Location	Main operating activities	Original cost		Number of shares	Percentage of ownership (%)	Book value	Net income (loss) of the investee company	Investment income (loss) recognized by the Company
				December 31, 2011	December 31, 2010
Asiaward Investment Ltd.	Innocom Technology (Xiamen) Ltd.	China	Research and development, design, manufacture and sales of front-panel modules, product assembly and after-sales service	$314,740	$314,740	—	100	$322,938	($3,546)	($3,546)
Stanford Developments Ltd.	Full Lucky Investments Ltd.	Hong Kong	Investment company	1,016,035	1,016,035	1,271,015,401	100	—	—	—
Stanford Development Ltd.	Innocom Technology (Shenzhen) Ltd.	China	Research and development, design, manufacture and sales of front-panel modules, product assembly and after-sales service	5,391,125	5,391,125	—	100	14,206,694	1,971,569	1,971,569
Mega Chance Investments Ltd.	Main Dynasty Investment Ltd.	Hong Kong	Investment company	573,940	573,940	139,623,801	100	569,870	(9,171)	(9,171)
Main Dynasty Investment Ltd.	Innocom Technology (Jia-Shan) Ltd.	China	Research and development, design, manufacture and sales of front-panel modules, product assembly and after-sales service	573,940	573,940	—	100	569,870	(9,171)	(9,171)
Excel Victory Ltd.	Glory Ace Investment Ltd.	Hong Kong	Investment company	97,182	97,182	23,250,000	100	302,345	29,792	29,792
Glory Ace Investment Ltd.	Innocom Technology (Chongqing) Co., Ltd.	China	Research and development, design, manufacture and sales of front-panel modules, product assembly and after-sales service	97,182	97,182	—	100	302,345	29,792	29,792
Magic Sun Ltd.	Sun Dynasty Developments Ltd.	Hong Kong	Investment company	1,146,370	289,710	295,969,001	100	412,573	(506,131)	(506,131)
Sun Dynasty Development Ltd.	Innocom Technology (Chengdu) Ltd.	China	Research and development, design, manufacture and sales of front-panel modules, product assembly and after-sales service	1,146,370	289,710	—	100	412,573	(506,131)	(506,131)

						Held by the Company as at December 31, 2011
Name of company	Name of investee company	Location	Main operating activities	Original cost		Number of shares	Percentage of ownership (%)	Book value	Net income (loss) of the investee company	Investment income (loss) recognized by the Company
				December 31, 2011	December 31, 2010
Chi Mei Optoelectronics Japan Co., Ltd.	Chi Mei Optoelectronics USA, Inc.	USA	Selling of electronic components and computer monitors	2,400	2,400	1,000	100	169,122	7,750	7,750
Landmark International Ltd.	Ningbo Chi Mei Electronics Ltd.	China	Manufacturing and selling of TFT-LCD modules	19,524,952	19,524,952	—	100	20,239,639	(675,678)	(675,678)
Landmark International Ltd.	Nanhai Chi Mei Electronics Ltd.	China	Processing, Manufacturing and after-sales repair service of TFT-LCD modules	5,841,023	5,841,023	—	100	7,349,448	(42,597)	(41,985)
Landmark International Ltd.	Ningbo Chi Mei Optoelectronics Ltd.	China	Developing, processing and manufacturing, after-sales repair service and warehousing of TFT-LCD modules	1,149,926	1,149,926	—	100	1,572,076	90,199	90,199
Landmark International Ltd.	Nanhai Chi Mei Optoelectronics Ltd.	China	Processing and Manufacturing and after-sales repair service of TFT-LCD modules	$5,837,942	$2,968,523	—	100	$6,157,500	$26,729	$28,571
Yuan Chi Investment Co., Ltd.	Chi Mei Logistics Co., Ltd.	Taiwan	Warehousing Service	124,485	124,485	12,740,000	49	127,718	8,370	4,101
Yuan Chi Investment Co., Ltd.	Chi Mei Lighting Technology Corporation	Taiwan	International Trading, manufacturing of electronic components and lighting equipment	263,812	263,812	19,673,402	9	235,196	(585,697)	(49,878)
Yuan Chi Investment Co., Ltd.	Optivision Technology Incorporated	Taiwan	Researching, designing, manufacturing and selling of optical films	116,778	116,778	6,442,841	16	118,254	(116,031)	(16,143)
Yuan Chi Investment Co., Ltd.	Powerking Optoelectronics Co., Ltd.	Taiwan	Manufacturing of electronic components and lighting equipments	8,699	8,699	1,010,000	5	5,358	(12,349)	(604)

						Held by the Company as at December 31, 2011
Name of company	Name of investee company	Location	Main operating activities	Original cost		Number of shares	Percentage of ownership (%)	Book value	Net income (loss) of the investee company	Investment income (loss) recognized by the Company
				December 31, 2011	December 31, 2010
Yuan Chi Investment Co., Ltd.	Exploit Technology Co., Ltd.	Taiwan	Selling of electronic materials and telecommunication equipment	—	—	246,317	5	—	(70,976)	—
Yuan Chi Investment Co., Ltd.	TOA Optronics Corporation	Taiwan	Wholesaling of electric appliance and electronic materials, international trading, manufacturing of electronic components and lighting equipments	423,606	423,606	58,007,000	40	385,469	18,745	7,498
Yuan Chi Investment Co., Ltd.	Chi Mei Materials Technology Corporation	Taiwan	Selling electronic materials	44,492	36,159	4,056,506	1	72,951	1,426,714	12,133
Yuan Chi Investment Co., Ltd.	GIO Optoelectronics Corp.	Taiwan	Developing, designing, manufacturing and selling of components of back light modules of TFT-LCD	6,881	6,881	467,519	—	1,840	(2,685,459)	(5,908)

Chi Mei Optoelectronics Europe B. V.	Chi Mei Optoelectronics Germany GmbH.	Germany	Import and export trading of electronic components and LCD monitors and after—sales service	$10,324	$10,324	250	100	$19,168	$2,842	$2,842
Chi Mei Optoelectronics Europe B. V.	Chi Mei Optoelectronics UK Ltd.	UK	Import and export trading of electronic components and LCD monitors and after-sales service	4,566	4,566	150,000	100	—	(383)	(383)
Keyway Investment Management Limited	Ningbo Chi Mei Logistics Co., Ltd.	China	Warehousing Service	151,715	151,715	—	100	150,641	(21,419)	(21,419)
Keyway Investment Management Limited	Foshan Chi Mei Logistics Co., Ltd.	China	Warehousing, testing of electronic components, assembly of LCD TV and repair service for LCD panels and components	39,972	39,972	—	100	53,899	6,004	6,004

						Held by the Company as at December 31, 2011
Name of company	Name of investee company	Location	Main operating activities	Original cost		Number of shares	Percentage of ownership (%)	Book value	Net income (loss) of the investee company	Investment income (loss) recognized by the Company
				December 31, 2011	December 31, 2010
Jetronics International Corp.	Kunshan Guan Jye Electronics Co., Ltd.	China	Manufacturing transformers	244,692	244,692	—	100	589,772	(7,759)	(7,759)
Jetronics International Corp.	Champ Win Technology Corporation	Taiwan	Wholesaling of electronic materials, telecommunication equipments, computers and business machines and equipments, product design and international trading business	7,545	7,545	800,000	100	9,812	359	359
Gold Union Investments Ltd.	Ningbo Chi Hsin Electronics Ltd.	China	Manufacturing, processing and selling of small and medium-sized TFT-LCD modules and touch panels	183,023	157,289	—	100	604,438	42,162	42,162
Gold Union Investments Ltd.	Dongguan Chi Hsin Electronics Ltd.	China	Manufacturing, processing and selling of small and medium-sized TFT-LCD modules and touch panels	595,989	496,657	—	100	558,287	(26,365)	(26,365)
Chi Mei Lighting Technology Corporation	Smart Light Global Ltd.	Samoa	Investment business	202,604	202,604	8,000,000	100	267,841	43,991	43,991
Smart Light Global Limited	Foshan Chi Mei Lighting Technology Ltd.	China	Designing, manufacturing, processing and selling LED related components	202,513	202,513	—	100	267,841	43,991	43,991
Toppoly Optoelectronics (B.V. I.) Ltd.	Toppoly Optoelectronics (Cayman) Ltd.	Cayman	Investment company	$2,908,357	$2,908,357	122,400,000	100	$2,866,157	($188,280)	($188,280)

						Held by the Company as at December 31, 2011
Name of company	Name of investee company	Location	Main operating activities	Original cost		Number of shares	Percentage of ownership (%)	Book value	Net income (loss) of the investee company	Investment income (loss) recognized by the Company
				December 31, 2011	December 31, 2010
Toppoly Optoelectronics (Cayman) Ltd.	Toptech Trading Limited	B. V. I.	Import and export trading company	3,660	3,660	300,000	100	771	(1,686)	(1,686)
Toppoly Optoelectronics (Cayman) Ltd.	TPO Displays (Nanjing) Ltd.	China	Liquid crystal devices	2,803,402	2,803,402	—	100	2,329,730	(577,607)	(577,607)
Toppoly Optoelectronics (Cayman) Ltd.	TPO Displays (Sinepal) Ltd.	China	Trading of monitor-related components	101,283	101,283	—	100	535,644	371,012	371,012
TPO Hong Kong Holding Ltd.	TPO Display Hong Kong Holding Ltd.	Hong Kong	Investment company	—	—	162,897,802	100	124,267	289,058	289,058
TPO Hong Kong Holding Ltd.	TPO Display Hong Kong Ltd.	Hong Kong	Import and export trading company	—	—	35,000,000	100	(2,543,020)	267,360	267,360
TPO Hong Kong Holding Ltd.	TPO Display Japan K. K.	Japan	Manufacturing and selling of panels	1,815,603	1,815,603	201	100	2,538,404	108,062	108,062
TPO Hong Kong Holding Ltd.	TPO Display Europe B. V.	Netherlands	Import and export trading company	3,073,072	3,073,072	375,801	100	2,338,930	10,666	10,666
TPO Hong Kong Holding Ltd.	TPO Display USA Inc.	USA	Import and export trading company	263,685	263,685	1,000	100	266,661	2,240	2,240
TPO Hong Kong Holding Ltd.	TPO Displays Shanghai Ltd.	China	Liquid crystal devices	—	—	—	100	124,267	289,058	289,058
TPO Displays Europe B. V.	TPO Displays Germany GmbH.	Germany	Import and export trading company	33,735	33,735	100,000	100	59,782	21,215	21,215
Bright Information Holding Ltd.	Kunpal Optoelectronics Ltd.	China	TFT-LCD glass thinning and processing	100,691	100,691	—	100	91,973	(1,061)	(1,061)
Golden Achiever International Ltd.	Dragon Flame Industrial Ltd.	B. V. I.	Selling of components of LCD modules and back light modules and after-sales service	41,943	41,943	500	100	40,040	3	3
Golden Achiever International Ltd.	VAP Optoelectronics (Nanjing) Corp.	China	Manufacturing and selling of components of LCD modules and back light modules	—	—	—	100	(211,871)	50,936	50,936

						Held by the Company as at December 31, 2011
Name of company	Name of investee company	Location	Main operating activities	Original cost		Number of shares	Percentage of ownership (%)	Book value	Net income (loss) of the investee company	Investment income (loss) recognized by the Company
				December 31, 2011	December 31, 2010
Golden Achiever International Ltd.	Eastern Vision Co., Ltd.	B. V. I.	Selling of components of LCD modules and back light modules and after-sales service	$79	$79	500	100	$76	$—	$—

B. Loans granted for the year ended December 31, 2011:

Financing company’s name	Counterparty	Financial statement account	Maximum balance for the year	Ending balance	Range of interest rate	Type of financing	Transaction amounts	Reason for short-term financing	Allowance for bad debt	Collateral		Financing limit for each borrowing company	Financing company’s financing limit	Note
										Name	Value
Chi Mei Optoelectronics Europe B. V.	Chi Mei Optoelectronics Germany GmbH.	Other receivables	$60,729	$60,729	1.60%	Note A	$—	Note B	$—	—	$—	$196,180,936	$196,180,936	C
Ningbo Chi Mei Optoelectronics Ltd.	Ningbo Chi Mei Electronics Ltd.	Other receivables	4,541,250	1,816,500	2.27%	Note A	—	Note B	—	—	—	196,180,936	196,180,936	C
Ningbo Chi Mei Optoelectronics Ltd.	Ningbo Chi Mei Logistics Co., Ltd.	Other receivables	480,487	38,439	6.56%	Note A	—	Note B	—	—	—	196,180,936	196,180,936	C
Ningbo Chi Mei Optoelectronics Ltd.	Ningbo Chi Hsin Electronics Ltd.	Other receivables	2,900,500	—	—	Note A	—	Note B	—	—	—	196,180,936	196,180,936	C
Nanhai Chi Mei Optoelectronics Ltd.	Nanhai Chi Mei Electronics Ltd.	Other receivables	2,422,000	2,422,000	—	Note A	—	Note B	—	—	—	196,180,936	196,180,936	C
Naihai Chi Mei Electronics Ltd.	Nanhai Chi Mei Optoelectronics Ltd.	Other receivables	2,422,000	2,422,000	5.49%	Note A	—	Note B	—	—	—	196,180,936	196,180,936	C
Innocom Technology (Shenzhen) Ltd.	Innocom Technology (Xiamen) Ltd.	Other receivables	1,516,500	—	—	Note A	—	Note B	—	—	—	196,180,936	196,180,936	C
Leadtek Global Group Limited	Chi Mei El Corporation	Other receivables	1,200,000	1,200,000	1.14%-1.17%	Note A	—	Note B	—	—	—	29,427,140	78,472,374	D
Leadtek Global Group Limited	Landmark International Ltd.	Other receivables	2,913	—	—	Note A	—	Note B	—	—	—	196,180,936	196,180,936	D
TPO Displays USA Inc.	TPO Displays Hong Kong Ltd.	Accounts receivable - related parties	181,650	181,650	0.16%-0.56%	Note A	—	Note B	—	—	—	196,180,936	196,180,936	C
TPO Displays Europe B. V.	TPO Displays Hong Kong Ltd.	Accounts receivable -related parties	1,479,284	1,479,284	—	Note A	—	Note B	—	—	—	196,180,936	196,180,936	C
Toptech Trading Ltd.	VAP Optoelectronics (Nanjing) Corp.	Prepayments	160,458	160,458	—	Note A	—	Note B	—	—	—	196,180,936	196,180,936	C
Bright Information Holding Limited	Kunpal Optoelectronics Ltd.	Other receivables	60,550	60,550	—	Note A	—	Note B	—	—	—	111,119	111,119	E
Dragon Flame Industrial	VAP Optoelectronics (Nanjing) Corp.	Accounts receivable - related parties	128,010	128,010	—	Note A	—	Note B	—	—	—	196,180,936	196,180,936	C

Financing company’s name	Counterparty	Financial statement account	Maximum balance for the year	Ending balance	Range of interest rate	Type of financing	Transaction amounts	Reason for short-term financing	Allowance for bad debt	Collateral		Financing limit for each borrowing company	Financing company’s financing limit	Note
										Name	Value

TPO Displays Germany GmbH	TPO Displays Hong Kong Ltd.	Accounts receivable - related parties	25,388	25,388	—	Note A	—	Note B	—	—	—	196,180,936	196,180,936	C
TPO Displays Hong Kong Holding Ltd.	TPO Displays Shanghai Ltd.	Accounts receivable - related parties	478,222	478,222	—	Note A	—	Note B	—	—	—	196,180,936	196,180,936	C

Note A:	Short-term financing

Note B:	Provision of financial support for operations.

Note C:	The Company - Chimei Innolux Corporation

1.
For the company requiring short-term financing, the financing limit on loans granted to a single party shall not exceed 10% of the Company’s net equity as stated on the most recent audited financial statements of the Company.

2.
The financing limit on loans granted shall not exceed 40% of the Company’s net equity as stated on the most recent audited financial statements of the Company. If required for short-term capital needs, the limit shall not exceed 30% of the Company’s net equity as stated on the most recent audited financial statements of the Company.

3.
The policy for loans granted to directly or indirectly wholly-owned overseas subsidiaries was as follows: for short-term capital needs, the financing limit was not subject to the 40% limitation, but should not exceed 100% of the Company’s net equity.

Note D:	Subsidiary - Leadtek Global Group Limited

1.
For short-term financing needs, the limit on loans granted to a single party shall not exceed 15% of the parent company’s net equity as stated on the most recent audited financial statements of the parent company.

	2.	The financing limit on loans granted shall not exceed 40% of the parent company’s net equity as stated on the most recent audited financial statements of the parent company.

3.
The policy for loans granted to directly or indirectly wholly-owned overseas subsidiaries was as follows: if required for short-term financing needs, the financing amount shall not exceed 100% of the parent company’s net equity.

Note E:		Subsidiary - Bright Information Holding Limited

	1.	For short-term financing needs, the limit on loans granted to a single party shall not exceed 10% of the Company’s net equity as stated on the most recent audited financial statements of the Company.

	2.	The financing limit on loans granted shall not exceed 30% of the Company’s net equity as stated on the most recent audited financial statements of the Company.

3.
For short-term financing needs of directly or indirectly wholly-owned subsidiaries, the above two limitations shall not apply. However, the financing limit on loans granted shall not exceed 100% of the Company’s net equity.

    C. Endorsements and guarantees provided for the year ended December 31, 2011:

Endorsement/ guarantee provider			Limit on endorsement/ guarantee amount provided to each counterparty	Maximum balance for the year		Amount of endorsement/guarantee collateralized by properties	Ratio of accumulated endorsement/guarantee to net equity as per latest financial statements	Maximum endorsement/guarantee amount allowable

	Guaranteed party				Ending balance
	Name	Nature of relationship

TPO Displays (Nanjing) Ltd.	TPO Displays Shanghai Ltd.	An indirect wholly-owned subsidiary of the Company	$98,090,468	$490,097	$302,750	$—	0.15%	$98,090,468

Note A:
The limit on endorsement/guarantee amount provided to each counterparty shall not exceed 0.5% of the Company’s net equity as stated on the most recent audited financial statements of the Company. Accumulated endorsement/guarantee amount allowable shall not exceed 1% of the Company’s net equity as stated on the most recent audited financial statements of the Company. For subsidiaries with over 90% of shares directly or indirectly owned by the Company, the endorsement / guarantee amount provided by the Company shall not exceed 10% of the Company’s net equity as stated on the most recent audited financial statements of the Company. The above limitations shall not apply for directly or indirectly wholly-owned subsidiaries of the Company.

Note B:	Accumulated endorsement/guarantee amount provided shall not exceed 50% of the Company’s net equity as stated on the most recent audited financial statements of the Company.

    D. Marketable securities held as at December 31, 2011:

				As at December 31, 2011
Name of holder	Type and name of marketable securities	Relationship with the issuers of marketable securities	General ledger accounts (Note 1)	Number of shares	Book value	Percentage of shareholding	Market value/ Net worth
Innolux Holding Ltd.	Common stock of Rockets Holding Ltd.	An indirect wholly-owned subsidiary	(1)	230,785,400	$16,310,729	100%	$16,310,729
Innolux Holding Ltd.	Common stock of Lakers Trading Ltd.	An indirect wholly-owned subsidiary	(1)	1	230,651	100%	230,651
Innolux Holding Ltd.	Common stock of Innolux Corporation Ltd.	An indirect wholly-owned subsidiary	(1)	2,000	(83,957)	100%	(83,957)
Innolux Holding Ltd.	Common stock of Suns Holding Ltd.	An indirect wholly-owned subsidiary	(1)	5,072,001	303,163	100%	303,163
InnoJoy Investment Corporation	Common stock of Entire Technology Co., Ltd.	None	(4)	7,506,326	279,235	5.11%	279,235
InnoJoy Investment Corporation	Common stock of G-TECH Optoelectronics Corporation	None	(4)	3,012,036	191,264	1.28%	191,264
InnoJoy Investment Corporation	Common stock of Advanced Optoelectronics Technology Co., Ltd.	None	(2)	11,643,222	80,317	8.96%	Note 2
InnoJoy Investment Corporation	Common stock of ILI Technology Corp.	None	(4)	1,814,233	116,837	2.86%	116,837
InnoJoy Investment Corporation	Bonds of Sintronic Technology Inc.	None	(3)	—	197,096	—	197,096
Innofun Investment Corporation	Common stock of J TOUCH Corporation	None	(4)	3,830,749	141,546	3.56%	141,546
Innofun Investment Corporation	Common stock of G-TECH Optoelectronics Corporation	None	(4)	3,299,698	209,531	1.40%	209,531
Rockets Holding Ltd.	Common stock of Stanford Developments Ltd.	An indirect wholly-owned subsidiary	(1)	164,000,000	14,206,706	100%	14,206,706
Rockets Holding Ltd.	Common stock of Mstar Semiconductor, Inc. (Cayman)	None	(4)	1,668,984	263,699	0.32%	263,699
Rockets Holding Ltd.	Common stock of Sonics Trading Limited	An indirect wholly-owned subsidiary	(1)	8,390,001	197,218	100%	197,218

				As at December 31, 2011
Name of holder	Type and name of marketable securities	Relationship with the issuers of marketable securities	General ledger accounts (Note 1)	Number of shares	Book value	Percentage of shareholding	Market value/ Net worth
Rockets Holding Ltd.	Common stock of Best China Investments Ltd.	An indirect wholly-owned subsidiary	(1)	10,000,001	322,938	100%	322,938
Rockets Holding Ltd.	Common stock of Mega Chance Investments Ltd.	An indirect wholly-owned subsidiary	(1)	18,000,000	569,871	100%	569,871
Rockets Holding Ltd.	Common stock of Excel Victory Ltd.	An indirect wholly-owned subsidiary	(1)	3,000,000	302,345	100%	302,345
Rockets Holding Ltd.	Common stock of Magic Sun Ltd.	An indirect wholly-owned subsidiary	(1)	38,000,001	412,573	100%	412,573
Rockets Holding Ltd.	Common stock of Nets Trading Ltd.	An indirect wholly-owned subsidiary	(1)	1	$2,138	100%	$2,138
Suns Holding Ltd.	Common stock of Warriors Technology Investments Ltd.	An indirect wholly-owned subsidiary	(1)	5,072,001	303,163	100%	303,163
Warriors Technology Investments Ltd.	Common stock of ILI Technology Corp.	None	(4)	3,381,841	217,791	5.34%	217,791
Warriors Technology Investments Ltd.	Common stock of OED Holding Ltd.	None	(2)	16,000,000	64,936	5.88%	Note 2
Best China Investments Ltd.	Common stock of Asiaward Investment Ltd.	An indirect wholly-owned subsidiary	(1)	77,830,001	322,938	100%	322,938
Stanford Developments Ltd.	Common stock of Full Lucky Investment Ltd.	An indirect wholly-owned subsidiary	(1)	1,271,015,401	—	100%	—
Stanford Developments Ltd.	Common stock of Innocom Technology (Shenzhen) Ltd.	An indirect wholly-owned subsidiary	(1)	—	14,206,694	100%	14,206,694
Mega Chance Investments Ltd.	Common stock of Main Dynasty Investment Ltd.	An indirect wholly-owned subsidiary	(1)	139,623,801	569,870	100%	569,870
Excel Victory Ltd.	Common stock of Glory Ace Investment Ltd.	An indirect wholly-owned subsidiary	(1)	23,250,000	302,345	100%	302,345
Magic Sun Ltd.	Common stock of Sun Dynasty Investment Ltd.	An indirect wholly-owned subsidiary	(1)	295,969,001	412,573	100%	412,573
Asiaward Investment Ltd.	Common stock of Innocom Technology (Xiamen) Ltd.	An indirect wholly-owned subsidiary	(1)	—	322,938	100%	322,938
Main Dynasty Investment Ltd.	Common stock of Innocom Technology (Jia-Shan) Ltd.	An indirect wholly-owned subsidiary	(1)	—	569,870	100%	569,870
Glory Ace Investment Ltd.	Common stock of Innocom Technology (Chongqing) Co., Ltd.	An indirect wholly-owned subsidiary	(1)	—	302,345	100%	302,345
Sun Dynasty Development Ltd.	Common stock of Innocom Technology (Chengdu) Co., Ltd.	An indirect wholly-owned subsidiary	(1)	—	$412,573	100%	$412,573

				As at December 31, 2011
Name of holder	Type and name of marketable securities	Relationship with the issuers of marketable securities	General ledger accounts (Note 1)	Number of shares	Book value	Percentage of shareholding	Market value/ Net worth
Chi Mei Optoelectronics Japan Co., Ltd.	Common stock of Chi Mei Optoelectronics USA, Inc.	An indirect wholly-owned subsidiary	(1)	1,000	169,122	100%	169,122
Landmark International Ltd.	Common stock of Ningbo Chi Mei Optoelectronics Ltd.	An indirect wholly-owned subsidiary	(1)	—	20,239,639	100%	20,239,639
Landmark International Ltd.	Common stock of Nanhai Chi Mei Optoelectronics Ltd.	An indirect wholly-owned subsidiary	(1)	—	7,349,448	100%	7,376,926
Landmark International Ltd.	Common stock of Ningbo Chi Mei Electronics Ltd.	An indirect wholly-owned subsidiary	(1)	—	1,572,076	100%	1,572,076
Landmark International Ltd.	Common stock of Nanhai Chi Mei Electronics Ltd.	An indirect wholly-owned subsidiary	(1)	—	6,157,500	100%	6,240,289
Yuan Chi Investment Co., Ltd.	Common stock of Chi Mei Logistics Co., Ltd.	An investee company accounted for under the equity method	(1)	12,740,000	127,718	49%	127,719
Yuan Chi Investment Co., Ltd.	Common stock of Optivision Technology Incorporated	An investee company accounted for under the equity method	(1)	6,442,821	118,254	16%	69,681
Yuan Chi Investment Co., Ltd.	Common stock of Powerking Optoelectronics Co., Ltd.	An investee company accounted for under the equity method	(1)	1,010,000	5,358	5%	7,624
Yuan Chi Investment Co., Ltd.	Common stock of Exploit Technology Co., Ltd.	An investee company accounted for under the equity method	(1)	246,317	—	5%	8,064
Yuan Chi Investment Co., Ltd.	Common stock of GIO Optoelectronics Corp.	An investee company accounted for under the equity method	(1)	467,519	1,840	—	2,339
Yuan Chi Investment Co., Ltd.	Common stock of TOA Optronics Corporation	An indirect investee company accounted for under the equity method	(1)	58,007,000	385,469	40%	519,752
Yuan Chi Investment Co., Ltd.	Common stock of Chi Mei Lighting Technology Corporation	An indirect investee company accounted for under the equity method	(1)	19,673,402	235,196	9%	235,196
Yuan Chi Investment Co., Ltd.	Common stock of Chi Mei Materials Technology Corporation	An investee company accounted for under the equity method	(1)	4,056,506	$72,951	1%	$67,358
Yuan Chi Investment Co., Ltd.	Alpha Crystal Technology Corporation	None	(2)	15,677,187	292,915	10%	Note 2
Yuan Chi Investment Co., Ltd.	Common stock of Trillion Science	None	(2)	1,000,000	11,424	5%	Note 2
Yuan Chi Investment Co., Ltd.	Common stock of Himax Analogic Company	None	(2)	1,500,000	2,818	4%	Note 2
Yuan Chi Investment Co., Ltd.	Common stock of Himax Media Solutions Company	None	(2)	88,750	2,287	—	Note 2

				As at December 31, 2011
Name of holder	Type and name of marketable securities	Relationship with the issuers of marketable securities	General ledger accounts (Note 1)	Number of shares	Book value	Percentage of shareholding	Market value/ Net worth
Yuan Chi Investment Co., Ltd.	Common stock of China Electric Mfg. Corp.	None	(4)	13,000,000	239,850	3%	239,850
Leadtek Global Group Limited	Common stock of Himax Technologies, Inc. (Himax Cayman)	None	(4)	49,645,058	751,878	14%	751,878
Keyway Investment Management Ltd.	Common stock of Ningbo Chi Mei Logistics Co., Ltd.	An indirect wholly-owned subsidiary	(1)	—	150,641	100%	150,641
Keyway Investment Management Ltd.	Common stock of Foshan Chi Mei Logistics Co., Ltd.	An indirect wholly-owned subsidiary	(1)	—	53,899	100%	53,899
Chi Mei Optoelectronics Europe B. V.	Common stock of Chi Mei Optoelectronics Germany GmbH.	An indirect wholly-owned subsidiary	(1)	250	19,168	100%	19,168
Chi Mei Optoelectronics Europe B. V.	Common stock of Chi Mei Optoelectronics UK Ltd.	An indirect wholly-owned subsidiary	(1)	150,000	—	100%	—
Jetronics International Corp.	Common stock of Kunshan Guan Jye Electronics Co., Ltd.	An indirect wholly-owned subsidiary	(1)	—	589,772	100%	589,772
Jetronics International Corp.	Common stock of Champ Win Technology Corporation	An indirect wholly-owned subsidiary	(1)	800,000	9,812	100%	9,812
Chi Mei Lighting Technology Corporation	Common stock of Smart Light Global Limited	An indirect wholly-owned subsidiary	(1)	8,000,000	$267,841	100%	$267,841
Chi Mei Lighting Technology Corporation	Common stock of Water Works Corp.	None	(2)	1,489,950	44,700	3%	None 2
Smart Light Global Limited	Common stock of Foshan Chi Mei Lighting Technology Ltd.	An indirect wholly-owned subsidiary	(1)	—	267,841	100%	268,715
Gold Union Investments Ltd.	Common stock of Ningbo Chi Hsin Optoelectronics Ltd.	An indirect wholly-owned subsidiary	(1)	—	604,438	100%	604,438
Gold Union Investments Ltd.	Common stock of Dongguan Chi Hsin Optoelectronics Ltd.	An indirect wholly-owned subsidiary	(1)	—	558,287	100%	558,287
Toppoly Optoelectronics (B. V. I.) Ltd.	Common stock of Toppoly Optoelectronics (Cayman) Ltd.	An indirect wholly-owned subsidiary	(1)	122,400,000	2,866,157	100%	2,866,157
Toppoly Optoelectronics (Cayman) Ltd.	Common stock of Toptech Trading Limited	An indirect wholly-owned subsidiary	(1)	300,000	771	100%	771
Toppoly Optoelectronics (Cayman) Ltd.	Common stock of TPO Displays (Nanjing) Ltd.	An indirect wholly-owned subsidiary	(1)	—	2,329,730	100%	2,329,730
Toppoly Optoelectronics (Cayman) Ltd.	Common stock of TPO Displays (Sinepal) Ltd.	An indirect wholly-owned subsidiary	(1)	—	535,644	100%	535,644

				As at December 31, 2011
Name of holder	Type and name of marketable securities	Relationship with the issuers of marketable securities	General ledger accounts (Note 1)	Number of shares	Book value	Percentage of shareholding	Market value/ Net worth
TPO Hong Kong Holding Ltd.	Common stock of TPO Displays Hong Kong Holding Ltd.	An indirect wholly-owned subsidiary	(1)	162,897,802	124,267	100%	124,267
TPO Hong Kong Holding Ltd.	Common stock of TPO Displays Hong Kong Ltd.	An indirect wholly-owned subsidiary	(1)	35,000,000	(2,543,020)	100%	(2,543,020)
TPO Hong Kong Holding Ltd.	Common stock of TPO Displays Japan K.K.	An indirect wholly-owned subsidiary	(1)	201	2,538,404	100%	2,538,404
TPO Hong Kong Holding Ltd.	Common stock of TPO Displays Europe B.V.	An indirect wholly-owned subsidiary	(1)	375,810	2,338,930	100%	2,338,930
TPO Hong Kong Holding Ltd.	Common stock of TPO Displays USA Inc.	An indirect wholly-owned subsidiary	(1)	1,000	$266,661	100%	$266,661
TPO Displays Hong Kong Holding Ltd.	Common stock of TPO Displays Shanghai Ltd.	An indirect wholly-owned subsidiary	(1)	—	124,267	100%	124,267
TPO Displays Europe B. V.	Common stock of TPO Displays Germany GmbH.	An indirect wholly-owned subsidiary	(1)	100,000	59,782	100%	59,782
Bright Information Holding Ltd.	Common stock of Kunpal Optoelectronics Ltd.	An indirect wholly-owned subsidiary	(1)	—	91,973	100%	91,973
Golden Achiever International Ltd.	Common stock of Dragon Flame Industrial Ltd.	An indirect wholly-owned subsidiary	(1)	500	40,040	100%	40,040
Golden Achiever International Ltd.	Common stock of VAP Optoelectronics (Nanjing) Corp.	An indirect wholly-owned subsidiary	(1)	—	(211,871)	100%	(211,871)
Golden Achiever International Ltd.	Common stock of Eastern Vision Co., Ltd.	An indirect wholly-owned subsidiary	(1)	500	76	100%	76

Note 1:	Code of general ledger accounts:	(1) Long-term investment accounted for under the equity method

(2) Financial assets carried at cost - non-current

(3) Financial assets at fair value through profit or loss - non-current.

(4) Available-for-sale financial asset - non-current

Note 2:	The investment was measured at cost since it had no active market price, and its fair value cannot be measured reliably.

E. Accumulated tradings in the same security with accumulated cost exceeding $100 million or 20% of the Company’s paid-in capital during the year ended December 31, 2011:

					Beginning balance		Acquisition				Disposal		Ending balance
Company Name	Marketable securities type and name	Accounted for as	Counterparty	Nature of relationship	No. of shares	Amount	No. of shares	Amount	No. of shares	Amount	Carrying value	Gain / (loss) on disposal	No. of shares	Amount
Innolux Holding Ltd.	Rockets Holding Ltd.	Long-term investment accounted for under the equity method	Note A	Note A	201,785,400	$6,569,580	29,000,000	$856,660	—	$—	$—	$—	230,785,400	$7,426,240
Rockets Holding Ltd.	Magic Sun Ltd.	Long-term investment accounted for under the equity method	Note A	Note A	9,000,000	289,710	29,000,000	856,660	—	—	—	—	38,000,000	1,146,370
Magic Sun Ltd.	Sun Dynasty Development Ltd.	Long-term investment accounted for under the equity method	Note A	Note A	69,937,001	289,710	226,032,000	856,660	—	—	—	—	295,969,001	1,146,370
Sun Dynasty Development Ltd.	Innocom Technology (Chengdu) Ltd.	Long-term investment accounted for under the equity method	Note A	Note A	—	289,710	—	856,660	—	—	—	—	—	1,146,370
Landmark International Ltd.	Nanhai Chi Mei Electronics Ltd.	Long-term investment accounted for under the equity method	Note A	Note A	—	2,968,523	—	2,869,419	—	—	—	—	—	5,837,942
InnoJoy Investment Corporation	Entire Technology Co., Ltd.	Available-for-sale financial assets - non -current	—	—	7,148,882	212,635	1,284,366	92,692	926,922	102,011	30,897	71,114	7,506,326	274,430
Innofun Investment Corporation	J TOUCH Corporation	Available-for-sale financial assets - non -current	—	—	6,965,000	400,000	813,274	37,202	3,947,525	379,213	232,228	146,985	3,830,749	204,974

Note A: An indirectly wholly-owned subsidiary - newly established or capital increase through cash injection.

F. Acquisition of real estate properties exceeding $100 million or 20% of the Company’s paid-in capital for the year ended December 31, 2011: None.

G. Disposal of real estate properties exceeding $100 million or 20% of the Company’s paid-in capital for the year ended December 31, 2011: None.

H. Purchases from or sales to related parties exceeding $100 million or 20% of the Company’s paid-in capital for the year ended December 31, 2011:

Apart from the disclosures in Note 11(1) to the financial statements, there were additional purchases/sales as follows:

			Transactions				Difference to general transactions		Bills and accounts receivable (payable)
Name of company	Name of counterparty	Relationship with the Company	Purchases / sales	Amount	Percentage of purchases / sales	Terms	Unit price	Terms	Balance	Percentage of balance
Lakers Trading Ltd.	Carston Ltd. B. H.	An indirect wholly-owned subsidiary of Hon Hai Precision Industry Co., Ltd.	Processing costs	$874,417	1%	60 days	Cost plus	No material difference	($948,009)	3%
Innocom Technology (Chongging) Ltd.	Lakers Trading Ltd.	An indirect wholly-owned subsidiary of the Company	Processing revenue	529,040	34%	60 days	Cost plus	No material difference	274,497	39%
Nanhai Chi Mei Electronics Ltd.	Lakers Trading Ltd.	An indirect wholly-owned subsidiary of the Company	Processing revenue	9,994,457	92%	90 days	Cost plus	No material difference	8,526,111	95%
TPO Displays (Nanjing) Ltd.	TPO Displays Hong Kong Ltd.	An indirect wholly-owned subsidiary of the Company	Processing revenue	4,772,179	12%	60 days	Cost plus	No material difference	2,050,005	15%
Nanhai Chi Mei Optoelectronics Ltd.	Leadtek Global Group Limited	A subsidiary of the Company	Processing revenue	40,131,879	95%	60 days	Cost plus	No material difference	21,526,935	96%
Ningbo Chi Hsin Electronics Ltd.	Leadtek Global Group Limited	A subsidiary of the Company	Processing revenue	4,922,108	100%	60 days	Cost plus	No material difference	1,268,752	100%
Ningbo Chi Mei Optoelectronics Ltd.	Leadtek Global Group Limited	A subsidiary of the Company	Processing revenue	58,122,534	100%	60 days	Cost plus	No material difference	37,498,355	99%
Ningbo Chi Mei Electronics Ltd.	Leadtek Global Group Limited	A subsidiary of the Company	Processing revenue	15,135,121	99%	60 days	Cost plus	No material difference	5,993,257	99%
Chi Mei Lighting Technology Corporation	Foshan Chi Mei Lighting Technology Ltd.	An indirect wholly-owned subsidiary of the Company	Sales	128,600	3%	60 days	Similar to general transactions	No material difference	130,944	15%
TPO Displays Hong Kong Ltd.	TPO Displays (Sinepal) Ltd.	An indirect wholly-owned subsidiary of the Company	Sales	8,146,620	16%	60 days	Similar to general transactions	No material difference	4,962,864	23%

				Transactions			Difference to general transactions		Bills and accounts receivable (payable)
Name of company	Name of counterparty	Relationship with the Company	Purchases / sales	Amount	Percentage of purchases / sales	Terms	Unit price	Terms	Balance	Percentage of balance
Innolux Corporation Ltd.	Hon Hai Precision Industry Co., Ltd.	Under the control of the same major stockholder	Sales	2,291,781	11%	60 days	Similar to general transactions	No material difference	88,980	2%
TPO Displays (Sinepal) Ltd.	TPO Display (Nanjing) Ltd.	An indirect wholly-owned subsidiary of the Company	Sales	8,765,752	100%	60 days	Similar to general transactions	No material difference	5,271,795	100%
VAP Optoelectronics (Nanjing) Ltd.	TPO Display (Nanjing) Ltd.	An indirect wholly-owned subsidiary	Sales	$349,216	33%	60 days	Similar to general transactions	No material difference	$241,943	100%
TPO Displays Shanghai Ltd.	TPO Display (Nanjing) Ltd.	An indirect wholly-owned subsidiary of the Company	Sales	353,946	7%	30 days	Similar to general transactions	No material difference	92,112	10%
Contrel Technologies	Nanhai Chi Mei Electronics Ltd.	An indirect wholly-owned subsidiary	Sales	139,160	8%	120 days	Similar to general transactions	No material difference	112,143	8%
Foshan Chi Mei Lighting Technology Ltd.	Chi Mei Lighting Technology Corporation	A subsidiary of the Company	Sales	268,860	68%	90 days	Similar to general transactions	No material difference	76,324	53%
Nanhai Chi Mei Electronics Ltd.	Innocom Technology (Shenzhen) Ltd.	An indirect wholly-owned subsidiary of the Company	Sales	166,787	2%	90 days	Similar to general transactions	No material difference	10,625	—
Nanhai Chi Mei Optoelectronics Ltd.	Nanhai Chi Mei Electronics Ltd.	An indirect wholly-owned subsidiary	Sales	362,157	1%	120 days	Similar to general transactions	No material difference	376,478	2%
Nanhai Chi Mei Optoelectronics Ltd.	Nanhai Lin Chaun Optoelectronics Co., Ltd.	An indirect wholly-owned subsidiary of the Company	Sales	157,962	—	120 days	Similar to general transactions	No material difference	102,120	—
Nanhai Chi Mei Optoelectronics Ltd.	Hongfujing Aecision Industry (Yantai) Co., Ltd.	An indirect wholly-owned subsidiary of Hon Hai Precision Industry Co., Ltd.	Sales	146,006	—	45 days	Similar to general transactions	No material difference	32,207	—

				Transactions			Difference to general transactions		Bills and accounts receivable (payable)
Name of company	Name of counterparty	Relationship with the Company	Purchases / sales	Amount	Percentage of purchases / sales	Terms	Unit price	Terms	Balance	Percentage of balance
Lakers Trading Ltd.	Innocom Technology (Kunshan) Ltd.	An indirect wholly-owned subsidiary of Hon Hai Precision Industry Co., Ltd.	Purchases	1,847,819	2%	60 days	Similar to general transactions	No material difference	(377,399)	1%
Lakers Trading Ltd.	Innocom Technology (Shenzhen) Ltd.	An indirect wholly-owned subsidiary of the Company	Purchases	20,806,051	22%	60 days	Similar to general transactions	No material difference	(2,195,959)	8%
Lakers Trading Ltd.	Innocom Technology (Chongqing) Ltd.	An indirect wholly-owned subsidiary of the Company	Purchases	711,834	1%	60 days	Similar to general transactions	No material difference	(272,780)	1%
Innocom Technology (Shenzhen) Ltd.	Hongfujin Precision Industry (Shenzhen) Co., Ltd.	An indirect wholly-owned subsidiary of Hon Hai Precision Industry Co., Ltd.	Purchases	$290,062	1%	90 days	Similar to general transactions	No material difference	($105,564)	1%
Innocom Technology (Shenzhen) Ltd.	Futaihua Industrial (Shenzhen) Ltd.	An indirect wholly-owned subsidiary of Hon Hai Precision Industry Co., Ltd.	Purchases	274,349	1%	90 days	Similar to general transactions	No material difference	(4,921)	—
TPO Displays (Nanjing) Ltd.	TPO Displays (Shanghai) Ltd.	An indirect wholly-owned subsidiary	Purchases	354,002	1%	60 days	Similar to general transactions	No material difference	(92,112)	1%
Ningbo Chi Mei Optoelectronics Ltd.	GIO Optoelectronics Corp.	Subsidiary of an investee company accounted for under the equity method	Purchases	354,031	1%	60 days	Similar to general transactions	No material difference	(68,962)	—
Ningbo Chi Mei Optoelectronics Ltd.	Ampower Technology Co., Ltd.	Subsidiary of an investee company accounted for under the equity method	Purchases	317,748	1%	90 days	Similar to general transactions	No material difference	(47,871)	—
Ningbo Chi Mei Electronics Ltd.	Ningbo Lin Moug Optronics Co., Ltd.	An indirect wholly-owned subsidiary of Chi Mei Corporation	Purchases	1,000,107	7%	60 days	Similar to general transactions	No material difference	(372,815)	5%

				Transactions			Difference to general transactions		Bills and accounts receivable (payable)
Name of company	Name of counterparty	Relationship with the Company	Purchases / sales	Amount	Percentage of purchases / sales	Terms	Unit price	Terms	Balance	Percentage of balance
Ningbo Chi Mei Electronics Ltd.	Ningbo Chi Mei Material Technology Corp.	Subsidiary of an investee company accounted for under the equity method	Purchases	2,097,270	14%	60 days	Similar to general transactions	No material difference	(696,592)	10%
Ningbo Chi Mei Optoelectronics Ltd.	Chi Mei Corporation	Entity that accounted the Company under equity method.	Purchases	493,778	1%	45 days	Similar to general transactions	No material difference	(12,461)	—
Ningbo Chi Mei Optoelectronics Ltd.	Optivision Technology Inc.	Subsidiary of an investee company accounted for under the equity method	Purchases	211,909	—	120 days	Similar to general transactions	No material difference	(105,392)	—
Ningbo Chi Mei Optoelectronics Ltd.	Advanced Optoelectronics Technology Inc. (“Advanced”)	The subsidiary of the Company is a corporate director of Advanced	Purchases	219,608	—	60 days	Similar to general transactions	No material difference	($132,772)	1%
Ningbo Chi Mei Optoelectronics Ltd.	Hon Hai Precision Industry Co., Ltd.	Under the control of the same major stockholder	Purchases	498,483	1%	90 days	Similar to general transactions	No material difference	(448,821)	2%
Nanhai Chi Mei Optoelectronics Ltd.	GIO Optoelectronics Corp.	Subsidiary of an investee company accounted for under the equity method	Purchases	$291,558	1%	60 days	Similar to general transactions	No material difference	(330,078)	2%
Nanhai Chi Mei Optoelectronics Ltd.	Nanhai Lin Chaun Optronics Co., Ltd.	An indirect wholly-owned subsidiary of Chi Mei Corporation	Purchases	415,467	1%	120 days	Similar to general transactions	No material difference	(1,255,377)	7%
Nanhai Chi Mei Optoelectronics Ltd.	Chi Mei Materials Technology Corporation	Subsidiary of an investee company accounted for under the equity method	Purchases	496,344	1%	60 days	Similar to general transactions	No material difference	(537,799)	3%
Nanhai Chi Mei Optoelectronics Ltd.	Ampower Technology Co., Ltd.	Subsidiary of an investee company accounted for under the equity method	Purchases	346,078	1%	90 days	Similar to general transactions	No material difference	(522,750)	3%
Nanhai Chi Mei Optoelectronics Ltd.	Ningbo Chi Mei Materials Technology Ltd.	Subsidiary of an investee company accounted for under the equity method	Purchases	319,731	1%	60 days	Similar to general transactions	No material difference	(372,571)	2%

				Transactions			Difference to general transactions		Bills and accounts receivable (payable)
Name of company	Name of counterparty	Relationship with the Company	Purchases / sales	Amount	Percentage of purchases / sales	Terms	Unit price	Terms	Balance	Percentage of balance
Nanhai Chi Mei Electronics Ltd.	Innocom Technology (Shenzhen) Ltd.	An indirect wholly-owned subsidiary of the Company	Purchases	722,543	9%	90 days	Similar to general transactions	No material difference	(1,548,722)	25%
Nanhai Chi Mei Electronics Ltd.	Nanhai Chi Mei Optoelectronics Ltd.	An indirect wholly-owned subsidiary of the Company	Purchases	379,301	5%	90 days	Similar to general transactions	No material difference	(393,822)	6%
Nanhai Chi Mei Electronics Ltd.	Hon Hai Precision Industry Co., Ltd.	Under the control of the same major stockholder	Purchases	559,020	7%	90 days	Similar to general transactions	No material difference	(126,915)	2%
Ningbo Chi Mei Optoelectronics Ltd.	Ningbo Lin Moug Optronics Co., Ltd.	An indirect wholly-owned subsidiary of Chi Mei Corporation	Purchases	$5,516,280	9%	120 days	Similar to general transactions	No material difference	($2,275,604)	10%
Nanhai Chi Mei Electronics Ltd.	Chi Mei Materials Technology Corporation	Subsidiary of an investee company accounted for under the equity method	Purchases	134,211	2%	60 days	Similar to general transactions	No material difference	(80,071)	1%
Ningbo Chi Mei Electronics Ltd.	Ningbo Chi Mei Optoelectronics Ltd.	An indirect wholly-owned subsidiary of the Company	Purchases	858,985	6%	60 days	Similar to general transactions	No material difference	(423,318)	6%
Ningbo Chi Mei Electronics Ltd.	Ampower Technology Co., Ltd.	Subsidiary of an investee company accounted for under the equity method	Purchases	258,683	2%	60 days	Similar to general transactions	No material difference	(96,449)	1%
Ningbo Chi Hsin Electronics Ltd.	Ningbo Chi Mei Optoelectronics Ltd.	An indirect wholly-owned subsidiary	Purchases	155,873	3%	60 days	Similar to general transactions	No material difference	(42,189)	—
Foshan Chi Mei Lighting Technology Ltd.	Chi Mei Lighting Technology Corporation	A subsidiary of the Company	Purchases	219,088	65%	90 days	Similar to general transactions	No material difference	(174,384)	98%
Chi Mei Lighting Technology Corporation	Alpha Crystal Technology Corporation	Subsidiary of an investee company accounted for under the equity method	Purchases	298,308	7%	90 days	Similar to general transactions	No material difference	(10,805)	2%

				Transactions			Difference to general transactions		Bills and accounts receivable (payable)
Name of company	Name of counterparty	Relationship with the Company	Purchases / sales	Amount	Percentage of purchases / sales	Terms	Unit price	Terms	Balance	Percentage of balance
Nanhai Chi Mei Optoelectronics Ltd.	Foshan GIO Optoelectronics Co., Ltd.	Subsidiary of an investee company accounted for under the equity method	Purchases	134,451	—	90 days	Similar to general transactions	No material difference	(149,057)	1%
Innocom Technology (Shenzhen) Ltd.	Foxconn Precision Electronics (Yantai) Co., Ltd.	An indirect wholly-owned subsidiary of Hon Hai Precision Industry Co., Ltd.	Purchases	458,072	2%	90 days	Similar to general transactions	No material difference	—	—
Ningbo Chi Mei Optoelectronics Ltd.	Ningbo Chi Mei Material Technology Ltd.	Subsidiary of an investee company accounted for under the equity method	Purchases	5,107,801	9%	30 days	Similar to general transactions	No material difference	(1,368,313)	6%
Ningbo Chi Mei Optoelectronics Ltd.	Hong Fu Jin Precision Industry (Shenzhen) Co., Ltd.	An indirect wholly-owned subsidiary of Hon Hai Precision Industry Co., Ltd.	Purchases	$331,118	1%	90 days	Similar to general transactions	No material difference	($323,740)	1%
Ningbo Chi Mei Electronics Ltd.	Hon Hai Precision Industry Co., Ltd.	Under the control of the same major stakeholder	Purchases	145,857	1%	60 day	Similar to general transactions	No material difference	(120,979)	2%

I. Accounts receivable from related parties exceeding $100 million or 20% of the Company’s paid-in capital as at December 31, 2011:

			Balance of accounts receivable from related parties		Overdue accounts receivable			Allowance for doubtful accounts provided
Name of company	Name of counterparty	Relationship with the Company		Turnover rate	Amount	Action adopted for overdue accounts	Subsequent collection
Sonics Trading Ltd. - Samoa	Lakers Trading Ltd.	An indirect wholly-owned subsidiary of the Company	$170,718	0.01	$170,718	Accelerate collection	$—	$—
Innocom Technology (Chongqing) Ltd.	Lakers Trading Ltd.	An indirect wholly-owned subsidiary of the Company	274,497	2.33	—	—	—	—
TPO Displays (Sinepal) Ltd.	TPO Displays Nanjing Ltd.	An indirect wholly-owned subsidiary of the Company	5,271,795	3.33	—	—	1,562,630	—

			Balance of accounts receivable from related parties		Overdue accounts receivable			Allowance for doubtful accounts provided
Name of company	Name of counterparty	Relationship with the Company		Turnover rate	Amount	Action adopted for overdue accounts	Subsequent collection
TPO Displays Hong Kong Ltd.	TPO Displays Shanghai Ltd.	An indirect wholly-owned subsidiary of the Company	282,932	—	—	—	184,218	—
TPO Displays Hong Kong Ltd.	TPO Display (Sinepal) Ltd.	An indirect wholly-owned subsidiary of the Company	4,962,864	3.28	—	—	—	—
TPO Displays Nanjing Ltd.	TPO Displays Hong Kong Ltd.	An indirect wholly-owned subsidiary of the Company	2,050,005	2.54	—	—	621,964	—
TPO Displays Europe B.V. Ltd.	TPO Display Hong Kong Ltd.	An indirect wholly-owned subsidiary of the Company	1,519,238	—	—	—	31,110	—
VAP Optoelectronics (Nanjing) Corp.	TPO Displays Nanjing Ltd.	An indirect wholly-owned subsidiary	241,943	2.98	—	—	—	—
Nanhai Chi Mei Optoelectronics Ltd.	Leadtek Global Group Limited	A subsidiary of the Company	21,526,935	2.91	10,378,720	Subsequent collection	16,431,918	—
Ningbo Chi Mei Optoelectronics Ltd.	Ningbo Chi Mei Electronics Ltd.	An indirect wholly-owned subsidiary of the Company	$425,545	—	$105,167	Subsequent collection	$52,812	$—
Ningbo Chi Mei Optoelectronics Ltd.	Leadtek Global Group Limited	A subsidiary of the Company	37,498,355	2.03	19,349,761	Subsequent collection	14,131,656	—
Ningbo Chi Mei Electronics Ltd.	Leadtek Global Group Limited	A subsidiary of the Company	5,993,257	4.19	680,412	Subsequent collection	680,412	—
Ningbo Chi Hsin Electronics Ltd.	Leadtek Global Group Limited	A subsidiary of the Company	1,268,752	5.3	153,898	Subsequent collection	153,898	—
Nanhai Chi Mei Electronics Ltd.	Lakers Trading Ltd.	An indirect wholly-owned subsidiary of the Company	8,526,111	2.3	—	—	1,183,399	—
Nanhai Chi Mei Optoelectronics Ltd.	Nanhai Chi Mei Electronics Ltd.	An indirect wholly-owned subsidiary of the Company	376,478	1.92	376,475	Accelerate collection	4
Dragon Flame Industrial Ltd.	VAP Optoelectronics (Nanjing) Corp.	An indirect wholly-owned subsidiary of the Company	127,761	—	127,761	Accelerate collection	—	—

			Balance of accounts receivable from related parties		Overdue accounts receivable			Allowance for doubtful accounts provided
Name of company	Name of counterparty	Relationship with the Company		Turnover rate	Amount	Action adopted for overdue accounts	Subsequent collection
Chi Mei Lighting Technology Corporation	Foshan Chi Mei Lighting Technology Ltd.	An indirect wholly-owned subsidiary of the Company	130,944	0.70	—	—	65,209	—
Contrel Technology Co., Ltd.	Nanhai Chi Mei Electronics Ltd.	An indirect wholly-owned subsidiary of the Company	112,143	2,48	94,640	Accelerate collection	—	—
Contrel Technology Co., Ltd.	Nanhai Chi Mei Optoelectronics Ltd.	An indirect wholly-owned subsidiary	102,697	0.01	102,031	Accelerate collection	190	—
Nanhai Chi Mei Optoelectronics Ltd.	Nanhai Lin Chaun Optoelectronics Co., Ltd.	An indirect wholly-owned subsidiary of the Company	102,120	0.92	—	—	—	—
Innocom Technology (Shenzhen) Ltd.	Nanhai Chi Mei Electronics Ltd.	An indirect wholly-owned subsidiary of the Company	447,663	—	—	—	—	—

J. Information on derivative transactions. Please refer to Notes 4(2), (15), and 10(9) to the financial statements.

a. As of December 31, 2011, the information on derivative financial instruments of investee companies was as follows:

Name of investee company	Financial assets held for trading	Book value (same as fair value)	Contract amount (in thousands)
Leadtek Global Group Limited	Foreign exchange forward contract - Sell HKD (Sell HKD/Buy JPY)	$2,295	USD (sell)	30,000
			JPY(buy)	2,300,550
Leadtek Global Group Limited	Foreign exchange forward contract - Sell USD (Sell USD/Buy EUR)	(27,345)	USD (sell)	20,316
			EUR (buy)	15,000
Chi Mei Lighting Technology Corporation	Foreign exchange forward contract - Sell USD (Sell USD/Buy JPY)	151	HKD (sell)	33,500
			JPY(buy)	335,348
		($24,899)

b. Additional disclosure:

As of December 31, 2011, the Company recognized net loss of $21,174 on derivative transactions (including net loss of $24,899 on valuation of financial assets and liabilities on December 31, 2011).

(3)   Disclosure of investments in Mainland China

A. Information on indirect investments in Mainland China:

Name of investee companies in Mainland China	Main activities of investee companies			Balance of amount remitted from Taiwan on January 1, 2011	Transactions during Jan. 1, 2011 ~ December 31, 2010		Balance of amount remitted from Taiwan as of December 31, 2011	Ownership percentage held by the Company (Direct/indirect)	Profit recognized during Jan. 1, 2011 ~ December 31, 2011 (Note B)	Book value of investment as of December 31, 2011	Profit remitted to Taiwan during Jan. 1, 2011 ~ December 31, 2011
		Capital (Note A)	Method of investment		Remittance out	Remittance in
Innocom Technology (Shenzhen) Ltd.	Manufacturing and production of LCD backend module	$4,965,100	Investee company located outside of Taiwan and Mainland China remits its own funds directly to the investee companies located in Mainland China	$4,965,100	$—	$—	$4,965,100	100	$1,971,569	$14,206,694	$—
Innocom Technology (Xiamen) Ltd.	Manufacturing and production of LCD backend module	302,750	Investee company located outside of Taiwan and Mainland China remits its own funds directly to the investee companies located in Mainland China	302,750	—	—	302,750	100	(3,546)	322,938	—

Name of investee companies in Mainland China	Main activities of investee companies	Capital (Note A)	Method of investment	Balance of amount remitted from Taiwan on January 1, 2011	Transactions during Jan. 1, 2011 ~ December 31, 2010		Balance of amount remitted from Taiwan as of December 31, 2011	Ownership percentage held by the Company (Direct/indirect)	Profit recognized during Jan. 1, 2011 ~ December 31, 2011 (Note B)	Book value of investment as of December 31, 2011	Profit remitted to Taiwan during Jan. 1, 2011 ~ December 31, 2011
					Remittance out	Remittance in
Innocom Technology (Jia-shan) Ltd.	Manufacturing and production of LCD backend module	544,950	Investee company located outside of Taiwan and Mainland China remits its own funds directly to the investee companies located in Mainland China	$242,200	$—	$—	$242,000	100	($9,171)	$569,870	$—
OED Company	Manufacturing and production of LCD backend module	196,788	Investee company located outside of Taiwan and Mainland China remits its own funds directly to the investee companies located in Mainland China	64,936	—	—	64,936	6	—	64,936	—
Innocom Technology (Chongqing) Co., Ltd.	Manufacturing and production of LCD backend module	90,825	Investee company located outside of Taiwan and Mainland China remits its own funds directly to the investee companies located in Mainland China	90,825	—	—	90,825	100	29,792	302,345	—
Innocom Technology (Chengdu) Co., Ltd	Manufacturing and production of LCD backend module	1,150,450	Investee company located outside of Taiwan and Mainland China remits its own funds directly to the investee companies located in Mainland China	272,475	877,975	—	1,150,450	100	(506,131)	412,573	—

Name of investee companies in Mainland China	Main activities of investee companies	Capital (Note A)	Method of investment	Balance of amount remitted from Taiwan on January 1, 2011	Transactions during Jan. 1, 2011 ~ December 31, 2010		Balance of amount remitted from Taiwan as of December 31, 2011	Ownership percentage held by the Company (Direct/indirect)	Profit recognized during Jan. 1, 2011 ~ December 31, 2011 (Note B)	Book value of investment as of December 31, 2011	Profit remitted to Taiwan during Jan. 1, 2011 ~ December 31, 2011
					Remittance out	Remittance in
Ningbo Chi Mei Electronics Ltd.	Developing, manufacturing, customer service and warehousing on TFT-LCD module	2,936,675	Note D	$2,936,675	$—	$—	$2,936,675	100	$90,199	$1,572,076	$—
Ningbo Chi Mei Optoelectronics Ltd.	Manufacturing and selling of TFT-LCD modules	6,509,125	Note D	5,449,500	—	—	5,449,500	100	(675,678)	20,239,639	—
Nanhai Chi Mei OptoelectronicsLtd.	Manufacturing and customer service on TFT-LCD module	5,843,075	Note D	5,843,075	—	—	5,843,075	100	(41,985)	7,349,448	—
Nanhai Chi Mei Electronics Ltd.	Manufacturing and customer service on TFT-LCD module	5,752,250	Note D	2,724,750	3,027,500	—	5,752,250	100	28,571	6,157,500	—
Ningbo Chi Hsin Electronics Ltd.	Manufacturing and customer service on TFT-LCD module	908,250	Note D	882,516	25,734	—	908,250	100	42,162	604,438	—
Dongguan Chi Hsin Electronics Corp.	Manufacturing and customer service on TFT-LCD module	415,343	Note D	389,034	99,332	—	488,366	100	(26,365)	558,287	—
Ningbo Chi Mei Logistics Co., Ltd.	Warehousing service	121,000	Note D	121,000	—	—	121,000	100	(21,419)	150,641	—
Foshan Chi Mei Logistics Co., Ltd.	Warehousing, testing and logistics service of TFT-LCD monitors	45,413	Note D	45,413	—	—	45,413	100	6,004	53,899	—
Kunshan Guan Jye Electronic Co., Ltd.	Manufacturing of transformers	254,310	Note D	81,440	—	—	81,440	32	(7,759)	589,772	—

Name of investee companies in Mainland China	Main activities of investee companies	Capital (Note A)	Method of investment	Balance of amount remitted from Taiwan on January 1, 2011	Transactions during Jan. 1, 2011 ~ December 31, 2010		Balance of amount remitted from Taiwan as of December 31, 2011	Ownership percentage held by the Company (Direct/indirect)	Profit recognized during Jan. 1, 2011 ~ December 31, 2011 (Note B)	Book value of investment as of December 31, 2011	Profit remitted to Taiwan during Jan. 1, 2011 ~ December 31, 2011
					Remittance out	Remittance in
TPO Displays (Nanjing) Ltd.	Liquid crystal device (TN/STN, assembly of TFT-LCD device module, not including TFT-LCD panel process	3,633,000	Note D	$3,633,000	$—	$—	3,633,000	100	($557,607)	$2,329,730	$—
TPO Displays (Sinepal) Ltd.	Purchases and sales of monitor-related components	63,578	Note D	63,578	—	—	63,578	100	371,012	535,644	—
Kunpal Optoelectronics Ltd.	TFT-LCD glass thinning processing	121,100	Note D	68,633	—	—	68,633	57	(1,061)	91,973	—
VAP Optoelectronics (Nanjing) Corp.	Selling and customer service of LCD module, back light module and related component	199,815	Note D	9,083	—	—	9,083	100	50,936	(211,871)	—
TPO Displays Shanghai Ltd.	Liquid crystal devices	635,775	Note D	—	—	—	—	100	289,058	124,267	—
Amlink (Shanghai) Ltd.	Manufacturing and selling of power supply, modem, ADSL, and other IT equipments	605,500	Note D	302,750	—	—	302,750	45	90,305	1,129,347	—

B. Information on investments in Mainland China (Note A):

Name of company	Accumulated amount wired out from Taiwan to mainland China as of the end of the year		Investment amount approved by FIC of MOEA		Ceiling of investment amount of the Company

Chi Mei Innolux Corporation	NT$	33,903,350	NT$	51,324,584	—

The limitation was in accordance with (2001) Tai-Cai-Zheng (1) Letter No. 006130 of Securities and Futures Commission, Ministry of Finance, R.O.C.

C. Significant transactions with investee companies in Mainland China:

The significant transactions between the Company and the investee companies for the year ended December 31, 2011 were eliminated in these financial statements and shown in Note 5 (2) and Notes 11(4) 2 , 7 and 8 to the financial statements.

Note A:	The relevant figures were listed in NT$. Where foreign currencies were involved, the figures were converted to NT$using exchange rate.

Note B:	Profit or loss recognized for the year ended December 31, 2011 was audited by independent accountants.

Note C:
Pursuant to the Jing-Shen-Zi Letter No. 09800890880 of the Ministry of Economic Affairs, R.O.C., dated December 24, 2009, as the Company had obtained the certificate of conforming to the business scope of headquarters, issued by the Industrial Development Bureau, MOEA, the investment ceiling regulation for Taiwan-based companies investing in Mainland China was not applicable to the Company.

Note D:	The company was acquired from the merger. The way of investment in Mainland China was through an existing company in third area.

12. Segment Information

  Segment information of the Company was disclosed separately in the consolidated financial statements pursuant to the requirements of SFAS No. 41,

CHIMEI INNOLUX CORPORATION
STATEMENT OF CASH AND CASH EQUIVALENTS
FOR THE YEAR ENDED DECEMBER 31, 2011
(Amounts expressed in thousands of New Taiwan dollars)

Item	Summary				Amount
Cash on hand					$588
Bank deposits
Saving deposits					1,282,407
Foreign currency deposits	USD	697,103	Exchange rate	30.275	21,104,794
	JPY	940,545	Exchange rate	0.3906	367,377
	EUR	2,024	Exchange rate	39.18	79,313
	HKD	1,798	Exchange rate	3.897	7,006
	KRW	152,614	Exchange rate	0.0263	4,013
Time deposits	USD	50,000	Exchange rate	30.275	1,513,750
	EUR	6,000	Exchange rate	39.18	235,080
					$24,594,328

CHIMEI INNOLUX CORPORATION
 STATEMENT OF ACCOUNTS RECEIVABLE
FOR THE YEAR ENDED DECEMBER 31, 2011
(Amounts expressed in thousands of New Taiwan dollars)

Item	Summary	Amount	Note
Non-related party
APPLE INC.		$8,559,828
Samsung Electronics Taiwan Co., Ltd		2,989,197
Other		41,123,061	The balance due from each individual customer does not exceed 5% of this item.
		52,672,086
Less: Allowance for doubtful accounts		(117,036)
Allowance for sales returns and discounts		(362,324)
		$52,192,726

CHIMEI INNOLUX CORPORATION
 STATEMENT OF INVENTORIES
FOR THE YEAR ENDED DECEMBER 31, 2011
(Amounts expressed in thousands of New Taiwan dollars)

Item	Summary	Cost	Market Price	Note
Raw materials and supplies		$7,878,245	$7,085,930	Using net realizable value as market price
Work in process		33,520,634	29,000,421	″
Finished goods		14,982,953	15,093,765	″
		56,381,832	$51,180,116
Less: Allowance for scrap, obsolescence and price decline		(5,667,729)
		$50,714,103

 (This space intentionally left blank)

CHIMEI INNOLUX CORPORATION
STATEMENT OF CHANGES IN LONG - TERM EQUITY INVESTMENTS
FROM JANUARY 1, 2011 TO DECEMBER 31, 2011
(Amounts expressed in thousands of New Taiwan dollars)

	Balance at the beginning of the year		Increase During the year		Decrease During the year		Balance at the end of the year			Market value or Net equity value			Status of guarantee or pledge
Name	Thousand Shares	Amount	Thousand Shares	Amount (Note 1)	Thousand Shares	Amount (Note 2)	Thousand Shares	Shareholding (%)	Amount	Unit price	Total value	Assessment Basis
INNOLUX HOLDINGS LTD.	208,944	$12,991,698	29,000	$3,746,832	—	$(12,779)	237,944	100%	$16,725,751	—	$16,764,972	Equity method	None
InnoJoy Investment Corporation	150,000	2,121,425	—	124,145	(80,000)	(1,380,908)	70,000	100%	864,662	—	864,662	″	″
InnoFun Investment Corporation	150,000	1,861,747	—	137,318	(130,000)	(1,602,066)	20,000	100%	396,999	—	396,999	″	″
TPO Hong Kong Holding Ltd.	1,158,844	2,270,468	—	1,008,669	—	(1,276,105)	1,158,844	100%	2,003,032	—	2,001,375	″	″
Toppoly Optoelectronics (B. V. I.) Ltd.	122,430	2,806,403	—	248,388	—	(423,953)	122,430	100%	2,630,838	—	2,866,510	″	″
Golden Achiever International Ltd.	39	(225,603)	—	70,232	—	(16,788)	39	100%	(172,159)	—	(171,455)	″	″
Landmark International Ltd.	560,000	30,054,132	100,100	5,864,558	—	(1,526,172)	660,100	100%	34,392,518	—	35,319,797	″	″
Leadtek Global Group Limited	160,005	1,845,117	—	63,644	—	(1,393,610)	160,005	100%	515,151	—	751,870	″	″

Yuan Chi Investment Co., Ltd.	—	2,003,030	—	237,021	—	(991,166)	—	100%	1,248,885	—	1,537,073	″	″
Chi Mei Optoelectronics Japan Co., Ltd.	—	1,415,984	—	399,122	—	—	80	100%	1,815,106	—	1,667,171	″	″
Gold Union Investments Ltd.	42,000	933,188	4,131	229,572	—	(144,534)	46,131	100%	1,018,226	—	1,162,760	″	″
Keyway Investment Management Ltd.	6,501	231,159	—	56,595	—	(15,412)	6,501	100%	272,342	—	234,683	″	″
Chi Mei Optoelectronics Europe B. V.	—	120,358	—	11,203	—	(4,614)	180	100%	126,947	—	122,161	″	″
Chi Mei El Corporation	40,500	(1,036,428)	—	31,022	—	(9,612)	40,500	90%	(1,015,018)	—	(983,727)	″	″
Chi Mei Lighting Technology Corporation	71,087	1,109,963	—	932,477	—	(198,128)	78,196	34%	1,844,312	—	935,617	″	″
Jetronics International Corporation	2,690	150,656	—	105,649	—	(5,088)	2,690	32%	251,217	—	195,599	″	″
GIO Optoelectronics Corporation	63,522	819,478	—	610,308	—	(823,614)	63,522	24%	606,172	—	252,849	″	″
Contrel Technology Co., Ltd.	17,009	189,698	—	293,188	—	(17,850)	17,009	13%	465,036	—	254,569	″	″
Ampower Holding Ltd.	14,063	1,570,086	—	52,292	—	(56,056)	14,063	45%	1,566,322	—	968,907	″	″
Chi Mei Materials Technology Corporation	72,204	1,204,583	—	260,159	—	(125,592)	71,558	16%	1,339,150	—	1,188,451	″	″
Other	—	180,496	—	84,593	—	(11,362)	—		253,727	—	279,294	″	″
		62,617,638		14,566,987		(10,035,409)			67,149,216	—	$6 6,610,137	″	″
Add: Reclassification of credit balance of long – term equity investments to other liabilities		1,262,031		—		(74,854)			1,187,177
		$63,879,669		$14,566,987		(10,110,263)			$68,336,393

Note1:	Increase during the year included acquisition cost, investment income recognized under equity method, cumulative translation adjustments, unrecognized gain on financial assets of investee.

Note 2:
Decrease during the year included cost on disposal, investment loss recognized under equity method, cumulative translation adjustments, cash dividends and unrecognized loss on financial assets of investee.

CHIMEI INNOLUX CORPORATION
 STATEMENT OF CHANGES IN COST OF PROPERTY, PLANT AND EQUIPMENT
FOR THE YEAR 2011
 (Amounts expressed in thousands of New Taiwan dollars )

Items	Balance at the beginning of the period	Increase for the period (Note 1)	Decrease for the period	Transfer during the year (Notes 2 & 3)	Balance at the end of the period	Provision of guarantee and security
Cost:
Land	$3,852,792	$—	$—	$—	$3,852,792
Buildings	140,482,616	11,790	(128,374)	4,846,000	145,212,032
Machinery and equipment	269,063,948	(78,581)	(79,482)	31,324,825	300,230,710
Testing equipment	3,483,552	(43,294)	(108,228)	912,262	4,244,292
Buildings, machinery and equipment, testing equipment, other equipment, leased assets, construction in progress and prepayments for equipment and deferred expenses have been provided to financial institutions as security for long-term bank loan facilities, please refer to Note 6.

Transportation equipment	63,637	(73)	(432)	13,393	76,525
Office equipment	737,409	(9,231)	(1,236)	86,765	813,707
Leased assets	1,772,103		—	259,368	2,031,471

Leasehold improvements	77,692	—	—	—	77,692
Other equipment	1,043,480	(6,433)	(3,017)	100,070	1,134,100
Construction in progress and prepayments for equipment	70,312,691	30,264,376	—	(39,486,969)	61,090,098
	490,889,920	30,138,554	$(320,769)	$(1,944,286)	518,763,419
Accumulated depreciation:
Buildings	(1 4,188,582)	$(1 4,120,292)	$41,564	$(5,692)	(28,273,002)
Machinery and equipment	(7 5,940,539)	(6 6,170,983)	16,751	(229,580)	(142,324,351)
Testing equipment	(2 ,004,951)	(743,899)	27,094	70,570	(2,651,186)
Transportation equipment	(1 9,369)	(1 4,922)	25	(425)	(34,691)
Office equipment	(5 39,590)	(185,444)	960	260,659	(463,415)
Leased assets	(1 ,013,122)	(748,098)	—	(29,431)	(1,790,651)
Leasehold improvements	(3 8,530)	(1 6,426)	—	(141)	(55,097)
Other equipment	(2 84,509)	(272,493)	1,769	(3,053)	(558,286)
	(9 4,029,192)	$(8 2,272,557)	$88,163	$62,907	(76,150,679)
	$3 96,860,728				$342,612,740

Note 1: Represents fixed assets acquired from the merger.

Note 2: Represents construction in progress and prepayments for equipment reclassified as fixed assets, deferred expenses, non-operating assets and various expenses.

Note 3: Transfer of leased assets during the period represents amortization of unrealized gain or loss from lease back.

 CHIMEI INNOLUX CORPORATION
 STATEMENT OF SHORT-TERM LOANS
 AS OF DECEMBER 31, 2011
 (Amounts expressed in thousands of New Taiwan dollars)

Type of Loan	Description	Balance at the end of the period	Agreement period	Range of interest rates	Security or guarantee	Remark
Credit loan	BNP Paribas	$400,000	2011/12/19~2012/1/31	3%	None
Credit loan	BNP Paribas	400,000	2011/12/19~2012/2/20	3%	None
Credit loan	ANZ	1,000,000	2011/10/31~2012/1/31	3.2%	None
Credit loan	The Bank of Tokyo-Mitsubishi UFJ, Ltd.	570,000	2011/9/23~2012/3/21	0.95%	None
Credit loan	Bank of Nova Scotia	300,000	2011/12/19~2012/2/17	2.0613%	None
Credit loan	Kaohsiung Branch, Mizuho Bank, Ltd.	470,000	2011/12/8~2012/3/8	1.6%	None
Credit loan	Kaohsiung Branch, Mizuho Bank, Ltd.	640,000	2011/12/15~2012/1/16	1.52%	None
Credit loan	Kaohsiung Branch, Mizuho Bank, Ltd.	640,000	2011/12/15~2012/2/15	1.58%	None
Credit loan	Tainan Branch ,Land Bank of Taiwan	700,000	2011/12/21~2012/3/20	1.45%	None
Credit loan	Deutsche Bank	1,100,000	2011/12/5~2012/2/3	1.70%	None
Credit loan	Zhuke Branch, Taiwan Cooperative Bank	1,200,000	2011/12/12~2012/3/12	1.35%	None
Credit loan	Taishin Bank	300,000	2011/12/16~2012/1/16	2.1%	None
Credit loan	Banque de l'Indochine	200,000	2011/10/25~2012/1/30	1.98%	None
Credit loan	Taipei Branch, DBS	850,000	2011/11/25~2012/5/25	2.685%	None
Credit loan	JP Morgan Chase Bank	1,211,000	2011/12/2~2012/1/3	2.93%	None
		$9,981,000

CHIMEI INNOLUX CORPORATION

STATEMENT OF ACCOUNTS PAYABLE

AS OF DECEMBER 31, 2011

 (Amounts expressed in thousands of New Taiwan dollars)

Item	Summary	Amount	Remark
Non-related parties
AGC Display Glass Taiwan Co.,Ltd.		$6,803,950
APPLE INC.		4,850,497
Corning Display Technologies Taiwan Co.Ltd.		4,776,055
INABATA & CO., LTD.		3,516,730
Others		42,353,204	The balance due to each individual customer does not exceed5% of the amount shown in this item.
		$62,300,436

CHIMEI INNOLUX CORPORATION

STATEMENT OF ACCRUED EXPENSES

AS OF DECEMBER 31 2011

(Amounts expressed in thousands of New Taiwan dollars)

Item	Amount	Remark
Salaries and bonus	$2,309,986
Utilities	873,230
Logistic fees	648,047
Repair and maintenance expenses	629,112
Operation costs	614,074
Others	3,612,222	The balance of each sundry item does not exceed 5% of the balance shown in this item.
	$8,686,671

CHIMEI INNOLUX CORPORATION

STATEMENT OF LONG-TERM LOANS

AS OF DECEMBER 31, 2011

 (Amounts expressed in thousands of New Taiwan dollars)

Type of Loan	Creditor/Management Bank	Agreement period	Range of interest rates	Amount	Security or guarantee
Breakdown of long-term secured syndicated bank loans	Mega International Commercial Bank and 21 others – secured syndicated bank loans	97/11~102/11	1.0265%~1.4387%	$17,167,405
	Mega International Commercial Bank and 20 others - secured syndicated bank loans	99/05~104/05	1.6501%	48,000,000
	Mega International Commercial Bank and 12 others - secured syndicated bank loans	94/03~101/03	2.2316%	700,000
	China Trust Commercial Bank and 10 others - secured syndicated bank loans	97/09~102/08	2.4853%	3,400,000
	China Trust Commercial Bank and 37 other banks and financial institutions – secured syndicated bank loans	95/09~101/07	1.1835%~1.2210%	935,773

	China Trust Commercial Bank and 37 other banks and financial institutions – secured syndicated bank loans	95/06~101/07	2.2790%	10,146,460	Secured by fixed assets and deferred expenses, please refer to Note 6.
	Bank of Taiwan and 19 others – secured syndicated bank loans	97/10~102/11	1.0791%	3,697,183
	Bank of Taiwan and 33 others – secured syndicated bank loans	95/11~102/11	2.3000%	19,960,000
	Bank of Taiwan and 23 others – secured syndicated bank loans	97/09~104/02	1.6937%	30,731,008
	Bank of Taiwan and 18 others – secured syndicated bank loans	99/03~104/03	1.6937%	40,000,000
Non-guaranteed commercial papers	Taishin Bank	100/08~103/08	1.3871%	499,145
Guaranteed commercial papers	Mega Bills	100/03~101/03	1.898%	$318,038
	International Bills	95/06~101/07	1.898%	239,953
	China Bills	100/01~101/01	1.898%	239,952
	China Trust	95/06~101/07	1.898%	63,788
				861,731
Credit Loans	Taozhu Center, EnTai Bank	99/01~100/03	1.930%	700,000

Zhudong Branch ,Land Bank	99/02~102/02	1.095%	1,000,000
Liancheng Branch, First Bank	99/03~102/03	1.711%	1,000,000
Zhudong Branch, Land Bank	99/02~102/10	1.095%	1,950,000
Banqiao Branch, Chang Hwa Bank	99/12~101/12	1.49%	840,000
Anping Branch, Taipei Fubon Bank	100/01~102/02	1.45%	2,000,000
HsinChu Branch, E Sun Bank	99/01~102/01	1.05%	2,000,000
Tainan Branch, Bank of Taiwan	99/03~101/03	1.859%	4,100,000
Tainan Branch, Hua Nan Bank	100/9~102/09	1.18%	1,500,000
Toufen Branch, Bank of Taiwan	99/03~102/03	1.975%	1,000,000
Toufen Branch, Bank of Taiwan	99/03~102/03	1.865%	1,300,000
Liancheng Branch, First Bank	99/03~102/03	1.160%	960,000
Corporate Finance Department, Cathay United Bank	98/09~101/03	1.7%	1,000,000
Taipei Branch, Taiwan Cooperative Bank	99/01~101/01	1.35%	1,200,000
Tainan Branch, Bank of Taiwan	99/03~101/03	1.854%	1,600,000
Center for Corporate Finance, Far Eastern Commercial Bank	99/02~102/02	1.5973%	970,000
Tainan Branch, Hua Nan Bank	100/09/~102/09	1.1%	600,000
Zhucun Branch, Mega Bank	100/01~102/01	1.975%	4,450,000

	Zhuke Branch, Taiwan Business Bank	99/03~102/03	1.74%	500,000
	Nanke Branch, First Bank	99/03~102/03	1.611%	950,000
	Zhucun Branch, Mega Bank	100/01~102/01	2.2%	800,000
	Zhucun Branch, Mega Bank	100/01~102/01	1.975%	750,000
	Toufen Branch, Bank of Taiwan	99/03~102/03	1.15%	1,059,625
	Tucheng Branch, Taiwan Cooperative Bank	99/02~101/02	1.7%	2,588,513
	Liancheng Branch, First Bank	99/03~102/03	1.96%	999,075
	Banqiao Branch, Chang Hwa Bank	99/12~101/12	2.0082%	847,700
	Zhucun Branch, Mega Bank	100/01~102/01	1.4535%	242,200
				36,907,113
				213,005,818
Less: syndicated loan bank fee				(431,530)
Less: Due within one year- syndicated loan (including syndicated loan bank fee)				(174,306,299)
Due within one year- other long-term loans				(8,037,944)
				$30,230,045

CHIMEI INNOLUX CORPORATION

STATEMENT OF OPERATING REVENUES

FROM JANUARY 1 TO DECEMBER 31, 2011

(Amounts expressed in thousands of New Taiwan dollars)

Item	Quantity (’000)	Amount
TFT-LCD products	489,935	$470,354,923
Others	—	15,048,191
		$485,403,114

CHIMEI INNOLUX CORPORATION

STATEMENT OF OPERATING COSTS

FROM JANUARY 1 TO DECEMBER 31, 2011

(Amounts expressed in thousands of New Taiwan dollars)

Item	Amount
Raw materials at the beginning of the period	$12,863,199
In-feed for the period	275,588,042
Add: Gain on physical inventories	13,914
Less: Raw materials at the end of the pried	(7,878,245)
Expenses for reversal	(6,994,990)
Expenses for warranty	(131,028)
Materials obsolescence	(2,220,212)
Materials sales	(11,394,173)
Others	(18,209)
Consumables for the period	259,828,298
Direct labour	7,148,616
Processing expenses	248,594,244
Processing costs for the period	515,571,158
Add: Work in process at the beginning of the period	34,046,083
Less: Work in process at the End of the period	(33,520,634)
Expenses for reversal	(614,297)
Expenses for warranty	(28,711)
Loss on physical inventories	(15,116)
Work in process obsolescence	(206)
Others	(55)
Costs of finished goods for the period	515,438,222
Add: Finished goods at the beginning of the period	16,913,424
Finished goods acquired	1,202,725
Loss on physical inventories	(8,491)
Less: Finished goods at the end of the period	(14,982,953)
Expenses for reversal	(199,726)
Expenses for warranty	(636,071)
Finished goods obsolescence	(729)
Others	(6,863)
Manufacturing and selling costs	517,719,538
Add: Materials sales	11,394,173
Loss on inventory obsolescence	2,245,431
Less: Loss on physical inventories	9,693
Income from sale of scraps	(367,120)
Gain from price recovery of inventories	(1,619,089)
Operating costs	$529,382,626

CHIMEI INNOLUX CORPORATION

STATEMENT OF MANUFACTURING EXPENSES

FROM JANUARY 1 TO DECEMBER 31, 2011

(Amounts expressed in thousands of New Taiwan dollars)

Item	Amount	Remark
Processing costs	$140,739,754
Depreciation and amortization	82,410,879
Other expenditures	25,443,611	The balance of each sundry item does not exceed 5% of the balance of this item.

	$248,594,244

 (Leave Blank)

CHIMEI INNOLUX CORPORATION

STATEMENT OF OPERATING EXPENSES

FROM JANUARY 1 TO DECEMBER 31, 2011

(Amounts expressed in thousands of New Taiwan dollars)

Item	Marketing expenses	Management and administrative expenses	Research and development expenses	Total	Remark
Salaries	$562,405	$1,128,041	$2,623,906	$4,314,352
Amortization	35,989	551,912	2,594,658	3,182,559
Transportation	1,667,516	99,343	10,025	1,776,884
Expenses for reversal	1,667,516	—	—	1,562,804
Labour costs	139,107	1,360,263	192,431	1,691,801
Depreciation	42,982	527,350	760,586	1,330,918
Indirect materials	—	—	1,149,298	1,149,298
Other expenditures	902,034	2,153,740	1,351,517	4,407,291	The balance of each sundry item does not exceed 5% of the balance of this item.
	$4,912,837	$5,820,649	$8,682,421	$19,415,907

Annex 4

CHIMEI INNOLUX CORPORATION

AND SUBSIDIARIES

CONSOLIDATED FINANCIAL STATEMENTS

AND REPORT OF INDEPENDENT ACCOUNTANTS

DECEMBER 31, 2010 AND 2011

For the convenience of readers and for information purpose only, the auditors’ report and the accompanying financial statements have been translated into English from the original Chinese version prepared and used in the Republic of China. In the event of any discrepancy between the English version and the original Chinese version or any differences in the interpretation of the two versions, the Chinese-language auditors’ report and financial statements shall prevail.

REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders:

          Chimei Innolux Corporation

We have audited the accompanying consolidated balance sheets of Chimei Innolux Corporation and its subsidiaries as of December 31, 2010 and 2011, and the related consolidated statements of income, of changes in stockholders’ equity and of cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the financial statements of certain consolidated subsidiaries, which statements reflect total assets of $15,482,514,000 and $14,011,964,000, constituting 2% and 2% of the consolidated total assets as of December 31 2010 and 2011, respectively, and total operating revenues of $14,969,000,000 and $4,794,786,000, constituting 3% and 1% of the consolidated total operating revenues for the years then ended, respectively. We also did not audit the financial statements of certain long-term investments accounted for under the equity method. These long-term investments amounted to $4,035,627,000 and $3,976,680,000 as of December 31, 2010 and 2011, respectively, and the related investment income (loss) was $373,225,000 and ($596,676,000) for the years then ended, respectively. Those statements were audited by other auditors, whose reports thereon have been furnished to us, and our opinion expressed herein, insofar as it relates to the amounts included for these subsidiaries and investee companies and certain information disclosed in Note 11, is based solely on the reports of other auditors.

We conducted our audits in accordance with the “Rules Governing the Examination of Financial Statements by Certified Public Accountants” and generally accepted auditing standards in the Republic of China. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the reports of other auditors provide a reasonable basis for our opinion.

In our opinion, based on our audits and the reports of other auditors, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Chimei Innolux Corporation and its subsidiaries as of December 31, 2010 and 2011, and the results of their operations and their cash flows for the years then ended in conformity with the “Rules Governing the Preparation of Financial Statements by Securities Issuers” and generally accepted accounting principles in the Republic of China.

Chimei Innolux Corporation incurred a net loss of $64,439,778,000 for the year ended December 31, 2011 and as of that date, its current liabilities have exceeded its current assets by $206,588,979,000. As set forth in Note 10(7), management has designed a turnaround plan which aims to improve the Company’s operations and financial position.

As disclosed in Notes 1 and 4(10), Innolux Display Corporation merged with TPO Displays Corporation and Chi Mei Optoelectronics Corporation on March 18, 2010. Innolux Display Corporation is the surviving company and was renamed as “Chimei Innolux Corporation.”

PricewaterhouseCoopers, Taiwan
March 27, 2012

The accompanying consolidated financial statements are not intended to present the financial position and results of operations and cash flows in accordance with accounting principles generally accepted in countries and jurisdictions other than the Republic of China. The standards, procedures and practices in the Republic of China governing the audit of such financial statements may differ from those generally accepted in countries and jurisdictions other than the Republic of China. Accordingly, the accompanying consolidated financial statements and report of independent accountants are not intended for use by those who are not informed about the accounting principles or auditing standards generally accepted in the Republic of China, and their applications in practice.

As the financial statements are the responsibility of the management, PricewaterhouseCoopers cannot accept any liability for the use of, or reliance on, the English translation or for any errors or misunderstandings that may derive from the translation.

CHIMEI INNOLUX CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
DECEMBER 31,
(Amounts expressed in thousands of New Taiwan dollars and U.S. dollars)

	2010	2011

	NT$	NT$	US$
			(Unaudited) (Note 2)
ASSETS
Current Assets
Cash and cash equivalents (Note 4(1))	$59,163,013	$53,718,219	$1,774,636
Financial assets at fair value through profit or loss – current (Note 4(2))	505,652	642,441	21,224
Available-for-sale financial assets - current (Notes 4(3)(6))	2,892,811	17,484	578
Accounts receivable, net (Note 4(3))	56,388,513	67,634,362	2,234,369
Accounts receivable, net - related parties (Note 5)	8,714,217	6,994,452	231,069
Other receivables (Notes 4(3)(16))	5,148,475	7,094,087	234,360
Other financial assets - current (Note 6)	2,189	13,904,451	459,348
Inventories, net (Note 4(4))	64,239,601	59,301,056	1,959,070
Prepayments	846,455	1,353,114	44,701
Non-current assets classified as held for sale (Note 4(9))	—	655,314	21,649
Deferred income tax assets - current (Note 4(16))	780,919	625,630	20,668
Other current assets - other	276,931	642,156	21,214

Total Current Assets	198,958,776	212,582,766	7,022,886

Funds and Investments
Financial assets at fair value through profit or loss - non-current (Note 4(2))	192,890	197,096	6,511
Available-for-sale financial assets - non-current (Note 4(6))	4,402,779	3,470,300	114,645
Financial assets carried at cost - non-current (Note 4(8))	4,316,803	1,280,852	42,314
Long-term equity investments accounted for under the equity method (Note 4(5))	4,505,885	4,791,322	158,286
Other financial assets - non-current (Note 6)	700	12,320,033	407,005

Total Funds and Investments	13,419,057	22,059,603	728,761

Property, Plant and Equipment (Notes 4(9), 5 and 6)
Cost
Land	5,114,843	5,185,393	171,305
Buildings	161,752,351	167,825,162	5,544,274
Machinery and equipment	328,847,855	366,432,972	12,105,483
Testing equipment	5,467,393	6,188,433	204,441
Transportation equipment	937,687	997,659	32,959
Office equipment	1,846,121	2,111,459	69,754
Leased assets	1,772,103	2,031,471	67,112
Leasehold improvements	200,425	162,150	5,357
Other equipment	6,351,123	7,261,280	239,884

Cost and Revaluation Increment	512,289,901	558,195,979	18,440,569
Less: Accumulated depreciation	(131,946,114)	(225,066,086)	(7,435,285)
Construction in progress and prepayments for equipment	78,448,768	70,678,150	2,334,924

Net Property, Plant and Equipment	458,792,555	403,808,043	13,340,208

Intangible assets (Note 4(10))
Goodwill	17,124,351	17,096,628	564,804
Other intangible assets	1,767,325	1,421,278	46,953

Total Intangible Assets	18,891,676	18,517,906	611,757

Other Assets
Rental assets, net (Note 4(9))	1,311,721	886,805	29,296
Idle assets, net (Note 4(9))	1,024,035	188,247	6,219
Deferred expenses (Note 6)	9,601,372	9,682,455	319,870
Deferred income tax assets - non-current (Note 4(16))	8,227,210	14,682,992	485,067
Other assets - other	1,169,279	1,256,259	41,502

Total Other Assets	21,333,617	26,696,758	881,954

TOTAL ASSETS	$711,395,681	$683,665,076	$22,585,566

(Continued)

CHIMEI INNOLUX CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS (CONTINUED)
DECEMBER 31,
 (Amounts expressed in thousands of New Taiwan dollars and U.S. dollars)

	2010	2011

	NT$	NT$	US$
			(Unaudited) (Note 2)
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Short-term loans (Notes 4(11), 5 and 6)	$19,579,569	$84,193,661	$2,781,423
Short-term notes payable (Note 4(12))	11,595,760	2,298,527	75,934
Financial liabilities at fair value through profit or loss - current (Note 4(2))	78,294	73,656	2,433
Accounts payable	97,610,477	99,946,999	3,301,850
Accounts payable - related parties (Note 5)	12,343,298	19,407,765	641,155
Income tax payable (Note 4(16))	490,173	296,366	9,791
Accrued expenses (Note 5)	17,078,035	13,087,763	432,367
Payables for equipment (Note 5)	7,921,818	3,176,173	104,928
Other payables - other	2,556,483	5,717,038	188,868
Receipts in advance	1,910,405	677,501	22,382
Long-term liabilities - current portion (Notes 4(13)(14), 5, 6 and 9)	76,811,590	187,348,034	6,189,232
Lease payable - current (Note 4(9))	1,980,000	1,980,000	65,411
Other current liabilities - other	2,489,853	968,262	31,988

Total Current Liabilities	252,445,755	419,171,745	13,847,762

Long-term Liabilities
Hedging derivative liabilities - non-current (Note 4(7))	1,171,450	736,952	24,346
Bonds payable (Note 4(14))	4,000,000	2,000,000	66,072
Long-term loans (Notes 4(13), 5, 6 and 9)	176,405,031	51,986,345	1,717,422
Lease payable - non-current	2,960,000	980,000	32,375

Total Long-term Liabilities	184,536,481	55,703,297	1,840,215

Other Liabilities
Pension reserve/accrued pension liability (Note 4(17))	92,179	64,217	2,121
Other liabilities - other (Note 7)	11,403,716	10,057,874	332,272

Total Other Liabilities	11,495,895	10,122,091	334,393

Total Liabilities	448,478,131	484,997,133	16,022,370

Stockholders’ Equity
Parent Company Stockholders’ Equity
Capital (Notes 4(18)(19))
Common stock	73,118,098	73,129,708	2,415,914
Stock subscriptions received in advance	8,650	—	—
Capital Surplus (Note 4(20))
Paid-in capital in excess of par value of common stock	190,599,266	190,599,266	6,296,639
Capital reserve from long - term equity investments	27,664	286,102	9,452
Capital surplus - employee stock option	562,666	950,327	31,395
Retained Earnings (Note 4(21))
Legal reserve	2,328,981	2,328,981	76,940
Undistributed earnings	(7,544,042)	(71,983,820)	(2,378,058)
Stockholders’ Equity Adjustments
Cumulative translation adjustments	(2,031,508)	2,977,862	98,377
Unrealized gain or loss on financial instruments (Note 4(6))	1,700,560	(2,107,490)	(69,623)
Treasury stock (Note 4(22))	(15,589)	—	—

Total Parent Company Stockholders’ Equity	258,754,746	196,180,936	6,481,036
Minority Interest	4,162,804	2,487,007	82,160

Total Stockholders’ Equity	262,917,550	198,667,943	6,563,196

Commitments and Contingent Liabilities (Notes 5 and 7)
Significant Subsequent Events (Notes 4(13)(18)(21))
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$711,395,681	$683,665,076	$22,585,566

As stated in Note 4(13), the outstanding syndicated loans amounting to $174,306,299as of December 31, 2011 were presented under “long-term liabilities – current”.

The accompanying notes are an integral part of these consolidated financial statements.
See report of independent accountants dated March 27, 2012.

CHIMEI INNOLUX CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE YEARS ENDED DECEMBER 31,
(Amounts expressed in thousands of New Taiwan dollars and U.S. dollars, except for loss per share)

	2010	2011

	NT$	NT$	US$
			(Unaudited) (Note 2)
Operating Revenues
Sales (Note 5)	$497,682,971	$514,762,835	$17,005,710
Sales returns	(1,182,803)	(2,598,795)	(85,854)
Sales discounts	(3,415,214)	(2,082,840)	(68,809)

Net Operating Revenues	493,084,954	510,081,200	16,851,047
Operating Costs (Notes 4(4)(24) and 5)
Cost of goods sold	(471,463,219)	(545,289,848)	(18,014,200)

Gross profit (loss)	21,621,735	(35,208,648)	(1,163,153)

Operating Expenses (Note 4(24))
Sales and marketing expenses	(9,395,777)	(7,698,061)	(254,313)
General and administrative expenses	(7,744,429)	(9,433,009)	(311,629)
Research and development expenses	(9,077,951)	(10,360,590)	(342,273)

Total Operating Expenses	(26,218,157)	(27,491,660)	(908,215)

Operating loss	(4,596,422)	(62,700,308)	(2,071,368)

Non-operating Income and Gains
Interest income	395,854	672,793	22,226
Investment income accounted for under the equity method (Note 4(5))	352,588	—	—
Dividend income	378,985	179,939	5,944
Gain on sale of investments	114,215	449,293	14,843
Gain on valuation of financial assets (Notes 4(2)(7))	3,527,262	6,012,337	198,624
Other non-operating income (Notes 4(3)(24))	1,094,690	3,077,892	101,681

Total Non-operating Income and Gains	5,863,594	10,392,254	343,318

Non-operating Expenses and Losses
Interest expense	(4,670,223)	(5,884,343)	(194,395)
Investment loss accounted for under the equity method (Note 4(5))	—	(481,091)	(15,893)
Foreign exchange losses, net	(1,090,240)	(1,569,560)	(51,852)
Impairment losses (Note 4(9))	—	(351,591)	(11,615)
Loss on valuation of financial liabilities
(Notes 4(2)(7))	(1,839,277)	(2,081,050)	(68,750)
Other non-operating losses (Notes 4(3)(24) and 7)	(7,079,997)	(7,054,581)	(233,055)

Total Non-operating Expenses and Losses	(14,679,737)	(17,422,216)	(575,560)

Loss from continuing operations before income tax	(13,412,565)	(69,730,270)	(2,303,610)
Income tax (expense) benefit (Note 4(16))	(801,476)	4,969,672	164,178

Consolidated net loss	($14,214,041)	($64,760,598)	($2,139,432)

Attributable to:
Parent Company	($14,835,437)	($64,439,778)	($2,128,833)
Minority interest	621,396	(320,820)	(10,599)

	($14,214,041)	($64,760,598)	($2,139,432)

Basic loss per common share	Before tax	After tax	Before tax	After tax	Before tax	After tax

Consolidated net loss	($2.07)	($2.19)	($9.54)	($8.86)	($0.315)	($0.293)
Minority interest	(0.10)	(0.10)	0.04	0.05	0.001	0.002

Net loss attributable to the parent company	($2.17)	($2.29)	($9.50)	($8.81)	($0.314)	($0.291)

The accompanying notes are an integral part of these consolidated financial statements.
See report of independent accountants dated March 27, 2012.

CHIMEI INNOLUX CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY
FOR THE YEARS ENDED DECEMBER 31,
 (Amounts expressed in thousands of New Taiwan dollars and U.S. dollars)

	Capital Stock		Capital Reserve			Retained Earnings		Others

	Common stock	Stock subscriptions received in advance	Paid-in capital in excess of par value	Capital reserve from long-term equity investments	Employee stock option	Legal reserve	Undistributed earnings	Cumulative translation adjustment	Unrealized gain or loss on financial instruments	Treasury stock	Minority interest	Total

2010 – New Taiwan Dollars
Balance at January 1, 2010	$32,445,962	$102,450	$50,854,469	$14,285	$—	$2,328,981	$7,328,595	$605,878	$1,009,179	$—	$—	$94,689,799
Shares issued for the merger	40,463,816	—	139,744,797	—	310,999	—	—	—	—	—	—	180,519,612
Shares issued for employee stock options	208,320	(93,800)	—	—	—	—	—	—	—	—	—	114,520
Compensation cost of employee stock options	—	—	—	—	251,667	—	—	—	—	—	—	251,667
Parent company shares held by subsidiaries as treasury stock	—	—	—	—	—	—	—	—	—	(15,589)	—	(15,589)
Changes in net equity of long-term equity investments	—	—	—	13,379	—	—	(37,200)	—	—	—	—	(23,821)
Unrealized gain on available-for-sale financial assets	—	—	—	—	—	—	—	—	479,410	—	—	479,410
Unrealized gain on cash flow hedge	—	—	—	—	—	—	—	—	211,971	—	—	211,971
Consolidated net loss for 2010	—	—	—	—	—	—	(14,835,437)	—	—	—	621,396	(14,214,041)
Cumulative translation adjustment	—	—	—	—	—	—	—	(2,637,386)	—	—	—	(2,637,386)
Minority interest	—	—	—	—	—	—	—	—	—	—	3,541,408	3,541,408

Balance at December 31, 2010	$73,118,098	$8,650	$190,599,266	$27,664	$562,666	$2,328,981	($7,544,042)	($2,031,508)	$1,700,560	($15,589)	$4,162,804	$262,917,550

2011 – New Taiwan Dollars
Balance at January 1, 2011	$73,118,098	$8,650	$190,599,266	$27,664	$562,666	$2,328,981	($7,544,042)	($2,031,508)	$1,700,560	($15,589)	$4,162,804	$262,917,550
Shares issued for employee stock options	11,610	(8,650)	—	—	—	—	—	—	—	—	—	2,960
Compensation cost of employee stock options	—	—	—	—	387,661	—	—	—	—	—	—	387,661
Parent company shares held by subsidiaries as treasury stock	—	—	—	—	—	—	—	—	—	15,589	—	15,589
Changes in net equity of long-term equity investments	—	—	—	258,438	—	—	—	—	(1,997,781)	—	—	(1,739,343)
Unrealized loss on available-for-sale financial assets	—	—	—	—	—	—	—	—	(1,828,339)	—	—	(1,828,339)
Unrealized loss on cash flow hedge	—	—	—	—	—	—	—	—	18,070	—	—	18,070
Consolidated net loss for 2011	—	—	—	—	—	—	(64,439,778)	—	—	—	(320,820)	(64,760,598)
Cumulative translation adjustment	—	—	—	—	—	—	—	5,009,370	—	—	—	5,009,370
Minority interest	—	—	—	—	—	—	—	—	—	—	(1,354,977)	(1,354,977)

Balance at December 31, 2011	$73,129,708	$—	$190,599,266	$286,102	$950,327	$2,328,981	($71,983,820)	$2,977,862	($2,107,490)	$—	$2,487,007	$198,667,943

(Continued)

CHIMEI INNOLUX CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY (CONTINUED)
FOR THE YEARS ENDED DECEMBER 31,
 (Amounts expressed in thousands of New Taiwan dollars and U.S. dollars)

	Capital Stock		Capital Reserve			Retained Earnings		Others

	Common stock	Stock subscriptions received in advance	Paid-in capital in excess of par value	Capital reserve from long-term investments	Employee stock options	Legal reserve	Undistributed earnings	Cumulative translation adjustment	Unrealized gain or loss on financial instruments	Treasury stock	Minority interest	Total

2011 -US Dollars (Unaudited-Note 2)
Balance at January 1, 2011	$2,415,530	$286	$6,296,639	$914	$18,588	$76,940	($249,225)	($67,113)	$56,180	($515)	$137,522	$8,685,746
Shares issued for employee stock options	384	(286)	—	—	—	—	—	—	—	—	—	98
Compensation cost of employee stock options	—	—	—	—	12,807	—	—	—	—	—	—	12,807
Parent company shares held by subsidiaries as treasury stock	—	—	—	—	—	—	—	—	—	515	—	515
Changes in net equity of long-term equity investments	—	—	—	8,538	—	—	—	—	(65,999)	—	—	(57,461)
Unrealized loss on available-for-sale financial assets	—	—	—	—	—	—	—	—	(60,401)	—	—	(60,401)
Unrealized loss on cash flow hedge	—	—	—	—	—	—	—	—	597	—	—	597
Consolidated net loss for 2011	—	—	—	—	—	—	(2,128,833)	—	—	—	(10,599)	(2,139,432)
Cumulative translation adjustment	—	—	—	—	—	—	—	165,490	—	—	—	165,490
Minority interest	—	—	—	—	—	—	—	—	—	—	(44,763)	(44,763)

Balance at December 31, 2011	$2,415,914	$—	$6,296,639	$9,452	$31,395	$76,940	($2,378,058)	$98,377	($69,623)	$—	$82,160	$6,563,196

The accompanying notes are an integral part of these consolidated financial statements.
See report of independent accountants dated March 27, 2012.

CHIMEI INNOLUX CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31,
(Amounts expressed in thousands of New Taiwan dollars and U.S. dollars)

	2010	2011

	NT$	NT$	US$
			(Unaudited) (Note 2)
CASH FLOWS FROM OPERATING ACTIVITIES
Consolidated net loss	($14,214,041)	($64,760,598)	($2,139,432)
Adjustments to reconcile net loss to net cash provided by operating activities
Depreciation and amortization (including depreciation from leased assets and idle assets)	79,377,590	98,984,353	3,270,049
Reversal of allowance for doubtful accounts	(66,436)	(122,059)	(4,032)
Reversal of allowance for scrap, obsolescence and price decline of inventories	(12,112)	(1,531,396)	(50,591)
Loss on inventory obsolescence	—	2,776,845	91,736
Compensation cost of employee stock options	251,667	387,661	12,807
Gain on valuation of financial assets and liabilities	(378,292)	(572,991)	(18,929)
Investment (income) loss accounted for under equity method	(352,588)	481,091	15,893
Cash dividends from equity method investments	134,021	121,603	4,017
Gain from disposal of investments	(114,215)	(449,293)	(14,843)
Amortization of investment in bonds without active markets	(1,436)	—	—
Loss on disposal of property, plant and equipment	87,197	(54,631)	(1,805)
Impairment loss	—	351,591	11,615
Amortization of syndicated loan bank fee	—	165,340	5,462
Changes in assets and liabilities
Accounts receivable	762,473	(8,269,798)	(273,201)
Accounts receivable - related parties	(2,188,890)	1,719,765	56,814
Other receivables	184,446	(1,945,612)	(64,275)
Inventories	(14,144,799)	3,693,096	122,005
Prepayments	1,788,107	(506,659)	(16,738)
Deferred income tax assets	(357,518)	(6,156,518)	(203,387)
Other current assets - other	(225,279)	(365,225)	(12,066)
Accounts payable	10,682,950	2,336,522	77,189
Accounts payable - related parties	1,020,602	7,064,467	233,382
Income tax payable	381,496	(193,807)	(6,403)
Accrued expenses	8,298,668	(3,990,272)	(131,823)
Other payables - other	(587,555)	3,160,555	104,412
Receipts in advance	1,075,724	(1,232,904)	(40,730)
Other current liabilities	(33,072)	(1,537,819)	(50,803)
Accrued pension liabilities	6,244	(27,962)	(924)
Other liabilities - other	6,741,286	(1,386,498)	(45,804)

Net cash provided by operating activities	78,116,238	28,138,847	929,595

(Continued)

CHIMEI INNOLUX CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)
FOR THE YEARS ENDED DECEMBER 31,
(Amounts expressed in thousands of New Taiwan dollars and U.S. dollars)

	2010	2011

	NT$	NT$	US$ (Unaudited) (Note 2)

CASH FLOWS FROM INVESTING ACTIVITIES
(Increase) decrease in disposal of financial liabilities at fair value through profit or loss - current	($217,049)	$427,358	$14,118
(Increase) decrease in hedging derivative financial liabilities	427,563	(375,922)	(12,419)
Increase in unrealized gain on available-for-sale financial assets	—	(129,894)	(4,291)
Proceeds from disposal of available-for-sale financial assets - non-current	—	486,521	16,073
Increase in long-term investments accounted for under the equity method	(440,760)	(8,833)	(292)
Disposal of long-term investments accounted for under the equity method	211,377	335,677	11,089
Increase in financial assets carried at cost - non-current	(464,309)	(79,625)	(2,630)
Disposal of financial assets carried at cost	16,553	152,846	5,049
Disinvestment of financial assets carried at cost	—	8,160	270
Decrease (increase) in other financial assets	446,136	(26,221,595)	(866,257)
Acquisition of intangible assets	—	(320,614)	(10,592)
Acquisition of property, plant and equipment	(95,960,021)	(45,642,128)	(1,507,833)
Proceeds from disposal of property, plant and equipment	528,084	3,652,452	120,662
Decrease in refundable deposits	18,066	38,571	1,274
Increase in deferred expenses	(1,604,278)	(3,377,406)	(111,576)
Net cash inflow from merger	42,601,760	—	—

Net cash used in investing activities	(54,436,878)	(71,054,432)	(2,347,355)

CASH FLOWS FROM FINANCING ACTIVITIES
(Decrease) increase in short-term loans	(10,117,945)	64,614,092	2,134,592
Increase (decrease) in short-term notes payable	10,666,676	(9,297,233)	(307,143)
Increase in long-term loans	54,038,854	74,484,723	2,460,678
Payment of long-term loans	(38,120,441)	(90,523,959)	(2,990,551)
Decrease in lease payable	(1,980,000)	(1,980,000)	(65,411)
Decreaes in preferred stock liabilities	(15,000,000)	—	—
(Decrease) increase in guarantee deposits	(18,281)	40,656	1,343
Proceeds from issuance of common stock for employee stock options	114,520	2,960	98

Net cash used in financing activities	(416,617)	37,341,239	1,233,606

Net effect of changes in foreign currency exchange rate	(610,199)	129,552	4,280

Increase (decrease) in cash and cash equivalents	22,652,544	(5,444,794)	(179,874)
Cash and cash equivalents at beginning of the year	36,510,469	59,163,013	1,954,510

Cash and cash equivalents at end of the year	$59,163,013	$53,718,219	$1,774,636

Supplemental disclosures of cash flow information
Cash paid for interest	$4,126,084	$5,836,100	$192,801

Cash paid for income tax	$469,843	$1,373,766	$45,384

(Continued)

CHIMEI INNOLUX CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)
FOR THE YEARS ENDED DECEMBER 31,
(Amounts expressed in thousands of New Taiwan dollars and U.S. dollars)

	2010	2011

	NT$	NT$	US$ (Unaudited) (Note 2)

Acquisition of property, plant and equipment by cash
Increase in property, plant and equipment	$86,278,314	$40,896,483	$1,351,056
Payables for equipment at beginning of the year	1,824,086	7,921,818	261,705
Payables for equipment acquired from the merger	15,779,439	—	—
Payables for equipment at end of the year	(7,921,818)	(3,176,173)	(104,928)

Cash paid	$95,960,021	$45,642,128	$1,507,833

Fair value of assets acquired and liabilities assumed from the merger
Current assets	$101,193,947	$—	$—
Funds and investments	47,671,869	—	—
Fixed assets	319,943,124	—	—
Goodwill	17,124,351	—	—
Other intangible assets	846,713	—	—
Other assets	8,930,033	—	—
Current liabilities	(150,121,827)	—	—
Long-term liabilities	(160,007,155)	—	—
Other liabilities	(5,061,443)	—	—

Proceeds from the business combination	180,519,612	—	—
Less: Shares issued pursuant to the merger (including Capital reserve-from the merger)	(180,208,613)	—	—
Value of employee stock options	(310,999)	—	—

Net cash paid pursuant to the merger	$—	$—	$—

The accompanying notes are an integral part of these consolidated financial statements.
See report of independent accountants dated March 27, 2012.

CHIMEI INNOLUX CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2011
(All amounts expressed in thousands of New Taiwan dollars, unless otherwise specified)

1.	HISTORY AND ORGANIZATION

Chimei Innolux Corporation

(1)

Chimei Innolux Corporation formerly “Innolux Display Corporation”, (the “Company”) was organized on January 14, 2003 under the Act for Establishment and Administration of Science Parks. The Company was listed on the Taiwan Stock Exchange Corporation (the “TSEC”) in October 2006. The Company merged with TPO Displays Corporation and Chi Mei Optoelectronics Corporation on March 18, 2010, with the Company as the surviving entity, and was then renamed as Chimei Innolux Corporation.

(2)

The Company engages in the research, development, design, manufacture and sales of TFT-LCD panels, modules and monitors of LCD, color filter, and low temperature poly-silicon TFT-LCD. As of December 31, 2011, the Company and its subsidiaries had 116,056 employees.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The consolidated financial statements of the Company and its subsidiaries (collectively referred herein as the “Group”) are prepared in conformity with the “Rules Governing the Preparation of Financial Statements by Securities Issuers” and generally accepted accounting principles in the Republic of China (the “R.O.C.”). The Group’s significant accounting policies are summarized as follows:

	(1)	Basis for preparation of consolidated financial statements

A.

All majority-owned subsidiaries and controlled entities are included in the consolidated financial statements. The income (loss) of the subsidiaries is included in the consolidated statements of income effective the date on which the Company gains control over the subsidiaries. The income (loss) of the subsidiaries is excluded from the consolidated statements of income effective the date on which the Company loses control over the subsidiaries. All significant intercompany accounts and transactions are eliminated in the consolidated financial statements.

		B.	Consolidated subsidiaries and their changes were as followings:

			Ownership (%) December 31,

Investor	Subsidiary	Main activities	2011	2010	Description

Chimei Innolux Corporation	Innolux Holding Ltd.	Investment holdings	100	100	—
Chimei Innolux Corporation	InnoJoy Investment Corporation	Investment company	100	100	—
Chimei Innolux Corporation	InnoFun Investment Corporation	Investment company	100	100	—
Chimei Innolux Corporation	TPO Hong Kong Holding Ltd.	Investment company	100	100	—
Chimei Innolux Corporation	Toppoly Optoelectronics (B. V. I) Ltd.	Investment company	100	100	—
Chimei Innolux Corporation	Golden Achiever International Ltd.	Investment company	100	100	—

			Ownership (%) December 31,

Investor	Subsidiary	Main activities	2011	2010	Description

Chimei Innolux Corporation	Landmark International Ltd.	Investment company	100	100	—
Chimei Innolux Corporation	Leadtek Global Group Limited	Order swapping and investing company	100	100	—
Chimei Innolux Corporation	Yuan Chi Investment Co., Ltd.	Investment company	100	100	—
Chimei Innolux Corporation	Chi Mei Optoelectronics Japan Co., Ltd.	Investing and selling company	100	100	—
Chimei Innolux Corporation	Gold Union Investments Ltd.	Investment company	100	100	—
Chimei Innolux Corporation	Keyway Investment Management Ltd.	Investment company	100	100	—
Chimei Innolux Corporation	Chi Mei Optoelectronics Europe B. V.	Investing and selling company	100	100	—
Chimei Innolux Corporation	Chi Mei Optoelectronics (Singapore) Pte Ltd.	Selling company	100	100	—
Chimei Innolux Corporation	Honor Light Services Ltd.	Trading company	—	100	B(e)
Chimei Innolux Corporation	Chi Mei Energy Europe B.V.	Trading company	—	100	B(c)
Chimei Innolux Corporation	Chi Mei El Corporation	Manufacturing and selling company	90	90	—
Chimei Innolux Corporation	Chi Mei Lighting Technology Corporation	Manufacturing and selling company	34	35	B(a)
Chimei Innolux Corporation	Jetronics International Corporation	Investment company	32	32	B(a)
Chimei Innolux Corporation	Contrel Technology Co., Ltd.	Manufacturing and selling company	13	13	B(b)
Innolux Holding Ltd.	Lakers Trading Ltd.	Order swapping and trading company	100	100	—
Innolux Holding Ltd.	Rockets Holding Ltd.	Investment company	100	100	—
Innolux Holding Ltd.	Innolux Corporation Ltd.	Trading company	100	100	—
Innolux Holding Ltd.	Suns Holding Ltd.	Investment company	100	100	—
Rockets Holding Ltd.	Stanford Developments Ltd.	Investment company	100	100	—
Rockets Holding Ltd.	Mega Chance Investments Ltd.	Investment company	100	100	—

			Ownership (%) December 31,

Investor	Subsidiary	Main activities	2011	2010	Description

Rockets Holding Ltd.	Best China Investments Ltd.	Investment company	100	100	—
Rockets Holding Ltd.	Excel Victory Ltd.	Investment company	100	100	—
Rockets Holding Ltd.	Magic Sun Ltd.	Investment company	100	100	—
Rockets Holding Ltd.	Sonics Trading Ltd.	Order swapping and trading company	100	100	—
Rockets Holding Ltd.	Nets Trading Ltd.	Investment company	100	100	—
Suns Holding Ltd.	Warriors Technology Investments Ltd.	Investment company	100	100	—
Best China Investments Ltd.	Asiaward Investment Ltd.	Investment company	100	100	—
Excel Victory Ltd.	Glory Ace Investment Ltd.	Investment company	100	100	—
Magic Sun Ltd.	Sun Dynasty Development Ltd.	Investment company	100	100	—
Mega Chance Investments Ltd.	Main Dynasty Investment Ltd.	Investment company	100	100	—
Asiaward Investment Ltd.	Innocom Technology (Xiamen) Ltd.	Processing company	100	100	—
Stanford Developments Ltd.	Innocom Technology (Shenzhen) Ltd.	Processing company	100	100	—
Stanford Developments Ltd.	Full Lucky Investments Ltd.	Investment company	100	100	—
Full Lucky Investment Ltd.	Innocom Technology (Shenzhen) Ltd.	Processing company	—	—	B(a)
Main Dynasty Investment Ltd.	Innocom Technology (Jia-shan) Ltd.	Processing company	100	100	—
Glory Ace Investment Ltd.	Innocom Technology (Chongqing) Co., Ltd.	Processing company	100	100	—
Sun Dynasty Investments Ltd.	Innocom Technology (Chengdu) Co., Ltd.	Processing company	100	100	—

			Ownership (%) December 31,

Investor	Subsidiary	Main activities	2011	2010	Description

Chi Mei Optoelectronics Japan Co., Ltd.	Chi Mei Optoelectronics USA, Inc.	Selling company	100	100	-
Landmark International Ltd.	Ningbo Chi Mei Electronics Ltd.	Processing company	100	100	-
Landmark International Ltd.	Nanhai Chi Mei Electronics Ltd.	Processing company	100	100	-
Landmark International Ltd.	Ningbo Chi Mei Optoelectronics Ltd.	Processing company	100	100	-
Landmark International Ltd.	Nanhai Chi Mei Optoelectronics Ltd.	Processing company	100	100	-
Yuan Chi Investment Co., Ltd.	Fulintec Science Engineering Co., Ltd.	Manufacturing and selling company	-	53	B(e)
Yuan Chi Investment Co., Ltd.	Chi Mei Lighting Technology Corporation	Manufacturing and selling company	9	9	B(a)
Chi Mei Optoelectronics Europe B. V.	Chi Mei Optoelectronics Germany GmbH	Selling company	100	100	-
Chi Mei Optoelectronics Europe B. V.	Chi Mei Optoelectronics UK Ltd.	Selling company	100	100	-
Keyway Investment Management Ltd.	Foshan Chi Mei Logistics Co., Ltd.	Warehousing and maintenance service company	100	100	-
Keyway Investment Management Ltd.	Ningbo Chi Mei Logistics Co., Ltd.	Warehousing company	100	100	-
Jetronics International Corporation	Kunshan Guan Jye Electronics Co., Ltd.	Manufacturing company	100	100	-
Jetronics International Corporation	Champ Win Technology Corporation	Manufacturing company	100	100	-
Gold Union Investments Ltd.	Ningbo Chi Hsin Electronics Ltd.	Processing company	100	100	-
Gold Union Investments Ltd.	Dongguan Chi Hsin Electronics Ltd.	Processing company	100	100	-
Chi Mei Lighting Technology Corporation	Smart Light Global Ltd.	Investment company	100	100	-

			Ownership (%) December 31,

Investor	Subsidiary	Main activities	2011	2010	Description

Smart Light Global Ltd.	Foshan Chi Mei Lighting Technology Ltd.	Manufacturing and selling company	100	100	-
Toppoly Optoelectronics (B. V. I.) Ltd.	Toppoly Optoelectronics (Cayman) Ltd.	Investment company	100	100	-
Toppoly Optoelectronics (Cayman) Ltd.	Toptech Trading Ltd.	Trading company	100	100	-
Toppoly Optoelectronics (Cayman) Ltd.	TPO Displays (Nanjing) Ltd.	Processing company	100	100	-
Toppoly Optoelectronics (Cayman) Ltd.	TPO Displays (Sinepal) Ltd.	Trading company	100	100	-
TPO Hong Kong Holding Ltd.	TPO Displays Hong Kong Holding Ltd.	Investment company	100	100	-
TPO Hong Kong Holding Ltd.	TPO Displays Hong Kong Ltd.	Trading company	100	100	-
TPO Hong Kong Holding Ltd.	TPO Displays Japan K. K.	Manufacturing and selling company	100	100	-
TPO Hong Kong Holding Ltd.	TPO Displays Europe B. V.	Trading company	100	100	-
TPO Hong Kong Holding Ltd.	TPO Displays USA Inc.	Trading company	100	100	-
TPO Displays Hong Kong Holding Ltd.	TPO Displays (Shanghai) Ltd.	Processing company	100	100	-
TPO Displays Europe B. V.	TPO Displays Germany GmbH.	Trading company	100	100	-
Bright Information Holding Ltd.	Kunpal Optoelectronics Ltd.	Processing company	100	100	-
Golden Achiever International Ltd.	VAP Optoelectronics (Nanjing) Ltd.	Processing company	100	100	-
Golden Achiever International Ltd.	Dragon Flame Industrial Ltd.	Selling company	100	100	-
Golden Achiever International Ltd.	Eastern Vision Co., Ltd.	Selling company	100	100	-

A.	The financial statements of consolidated subsidiaries as of and for the years ended December 31, 2010 and 2011 were audited by independent accountants.

B.	(a)

The Company has 50% or more of the seats on the Board of Directors of Chi Mei Lighting Technology Corporation and Jetronics International Corporation. Those companies are included in the consolidated financial statements of the Company as the Company has substantial control over them.

	(b)	Contrel Technology Co., Ltd. (the “Contrel”) reelected its directors during the

Stockholders’ meeting in June 2011, and the new representative of the Company was not anymore designated as the general manager. Accordingly, Contrel was not included in the consolidated financial statements of the Company as the Company has lost control.

(c)

In September 2010, the Board of Directors of the Company adopted a resolution to acquire the remaining outstanding shares of Chi Mei Energy Corp., of which the Company originally held 95% ownership, by cash from minority shareholders to wholly own Chi Mei Energy Corp. The merger was conducted through short-form merger subject to the Business Mergers and Acquisitions Law, with the effective date set on November 1, 2010. The Company was the surviving company and Chi Mei Energy Corp. was the dissolved company. The Company also assumed the long-term equity investment in Chi Mei Energy Europe B.V. (100% ownership) from Chi Mei Energy Corp.

(d) Honor Light Service Ltd. and Chi Mei Energy Europe B.V. were liquidated in February and May 2011, respectively.

(e)

In May 2011, Yuan Chi Investment Co., Ltd. (the “Yuan Chi”) sold all of the stockholder’s right on its investee company – Fulistee Science Engineering Co., Ltd. Accordingly, Yuan Chi discontinued consolidating the revenue and expenses of Fulistee Science Engineering Co., Ltd. from the day the control was lost.

	C.	Subsidiaries not included in the consolidated financial statements: None.

	D.	The adjustment and disposition for the accounting period differences between the Company and the subsidiaries: None.

	E.	Special operating risks on the foreign subsidiaries: None.

	F.	Significant restriction on remittance of funds for the foreign subsidiaries’ financial activities to the Company: None.

G.

Securities issued by the parent company which were held by subsidiaries: The stocks of the Company held by the subsidiary, Contrel Technology Co., Ltd., were accounted as treasury stocks. Please refer to Note 4(22) for the related information on treasury stocks.

	H.	Information on convertible bonds and common stock issued by subsidiaries: No material effects on the stockholders’ equity of the Company.

(2)	Translation of financial statements of foreign subsidiaries

Assets and liabilities of foreign subsidiaries are translated into New Taiwan dollars using the exchange rates at the balance sheet date. Equity accounts are translated at historical rates except for beginning retained earnings, which is carried forward from prior year’s balance. Dividends are translated at the rates prevailing at the date of declaration. Profit and loss accounts are translated at weighted-average rates of the year. The resulting translation differences are included in “cumulative translation adjustments” under stockholders’ equity.

(3)	Use of estimates

The preparation of financial statements in conformity with generally accepted accounting principles in the R.O.C. requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those assumptions and estimates.

(4)	Criteria for classifying assets and liabilities as current or non-current items

	A.	Assets that meet one of the following criteria are classified as current assets; otherwise they are classified as non-current assets:

(a) Assets arising from operating activities that are expected to be realized or consumed, or are intended to be sold within the normal operating cycle;

(b) Assets held mainly for trading purposes;

		(c)	Assets that are expected to be realized within twelve months from the balance sheet date; and

		(d)	Cash and cash equivalents, excluding restricted cash and cash equivalents and those that are to be exchanged or used to pay off liabilities more than twelve months after the balance sheet date.

	B.	Liabilities that meet one of the following criteria are classified as current liabilities; otherwise they are classified as non-current liabilities:

		(a)	Liabilities arising from operating activities that are expected to be paid off within the normal operating cycle;

		(b)	Liabilities arising mainly from trading activities;

		(c)	Liabilities that are to be paid off within twelve months from the balance sheet date; and

		(d)	Liabilities for which the repayment date cannot be extended unconditionally to more than twelve months after the balance sheet date.

(5)	Foreign currency translation

A.

Transactions denominated in foreign currencies are translated specifically into the Company and subsidiaries functional currencies at the spot exchange rates prevailing at the transaction dates. Exchange gain or loss due to the difference between the exchange rate on the date of actual receipt and payment are recognized in current year’s profit or loss.

B.

Monetary assets and liabilities denominated in foreign currencies are translated at the spot exchange rates prevailing at the balance sheet date. Exchange gains or losses are recognized in profit or loss.

C.

When a gain or loss on a non-monetary item measured at fair value is recognized directly in equity, any exchange component of that gain or loss which measured at the exchange rate previling at the balance sheet date, shall be recognized directly in equity. Conversely, when a gain or loss on a non-monetary item measured at fair value is recognized in profit or loss, any exchange component of that gain or loss, which measred at the exchange rate prevailing at the balance sheet date, shall be recognized in profit or loss. However, non-monetary items that are measured on a historical cost basis are translated using the exchange rate at the date of the transaction.

(6)	Cash and cash equivalents

Cash and cash equivalents represent highly liquid investments which are readily convertible to fixed amount of cash and with a maturity so short which are subject to insignificant risk of changes in value resulting from fluctuations in interest rates.

The consolidated satemensts of cash flows are complied under the basis of cash and cash equivalent.

(7)	Financial assets and financial liabilities at fair value through profit or loss

A.

Equity financial instruments are recognized and derecognized using trade date accounting; bond investments, beneficiary certificates and derivative instruments are recognized and derecognized using settlement date accounting, and are recognized initially at fair value.

B.

These financial instruments are subsequently remeasured and stated at fair value, and the gain or loss is recognized in profit or loss. The fair value of listed stocks, Taiwan Over-the-Counter (the “OTC”) stocks and closed-end mutual funds is based on latest quoted fair prices of the accounting period. The fair value of open-end and balanced mutual funds is based on the net asset value at the balance sheet date.

	C.	When a derivative is an ineffective hedging instrument, if it is an option derivative, it is initially recognized at fair value on the date a derivative contract is entered into and is subsequently remeasured at its fair value. If a derivative is a non-option derivative, the fair value initially recognized is zero.

	D.	Financial assets and financial liabilities designated at fair value through profit or loss are defined as those that qualify on any of he following criteria:

(a) They are hybrid instruments.

(b) Such designation can significantly eliminate or reduce the inconsistency in accounting measurement or recognition.

(c) They are subject to management in accordance with a documented risk management policy or investment srategy, and their performance is evaluated on a fair value basis.

(8)	Available-for-sale financial assets

A.

Investments in equity instruments are recognized and derecognized using trade date accounting; investments in debt instruments are recognized and derecognized using settlement date accounting, and are recognized initially at fair value plus transaction costs that are directly attributable to the acquisition of the financial asset.

B.

The financial assets are remeasured and stated at fair value, and the gain or loss is recognized in equity, until the financial asset is derecognized, the cumulative gain or loss previously recognized in equity shall be recognized in profit or loss. The fair values of listed stocks, OTC stocks and closed-end mutual funds are based on latest quoted fair prices of the accounting period. The fair values of open-end and balanced mutual funds are based on the net asset value at the balance sheet date.

C.

If there is any objective evidence that the financial asset is impaired, the impairment loss is recognized in profit or loss. When the fair value of an equity instrument subsequently increases, the increase will be recognized in equity. When the fair value of a debt instrument subsequently increases and the increase can be objectively related to an event occurring after the impairment loss was recognized in profit or loss, the impairment loss shall be reversed to the extent of the loss recognized in profit or loss.

(9)	Financial assets carried at cost

A.

Investment in unquoted equity instruments is recognized or derecognized using trade date accounting and is stated initially at its fair value plus transaction costs that are directly attributable to the acquisition of the financial asset.

B.

If there is any objective evidence that the financial asset is impaired; the impairment loss is recognized in profit or loss. Such impairment loss shall not be reversed when the fair value of the asset subsequently increases.

(10)	Hedging derivative instruments

The method of recognizing the resulting gain or loss depends on whether the derivative is designated as a hedging instrument and the nature of the hedged item.

	A.	Fair value hedges:

Changes in the fair value of derivatives that are designated and qualified as fair value hedges are recognized in profit or loss. Changes in the fair value of the hedged asset or liability that are attributable to the hedged item are recognized in profit or loss as an adjustment to the carrying amount of the hedged item.

	B.	Cash flow hedges:

The effective portion of changes in the fair value of derivatives that are designated and qualify as cash flow hedges is recognized in equity.

a.

If a hedge of a forecast transaction subsequently results in the recognition of a financial asset or a financial liability, the associated gains or losses that were recognized directly in equity are transferred to profit or loss in the same period or periods when the hedged item affects profit or loss.

b.

If a hedge of a forecast transaction subsequently results in the recognition of a non-financial asset or a non-financial liability, the associated gains and losses that were recognized directly in equity are transferred into profit or loss in the periods during which the asset acquired or liability assumed affects profit or loss.

(11)	Notes and accounts receivable, other receivables

A.

Notes and accounts receivable are claims generated from the sale of goods or services. Other receivables are those receivables arising from transactions other than the sale of goods or services. Notes receivable, accounts receivable and other receivables are recognized initially at fair value and are subsequently measured at amortized cost using the effective interest method.

B.

The Group recognizes impairment loss on the financial instruments when there is an objective evidence of impairment at the balance sheet date. The amount of impairment is the book value less the present value of estimated future cash flows, discounted by original effective interest rate. If, subsequently, an event, directly related to impairment, indicates a decrease in impairment, the impairment loss recognized in prior years shall be recovered. The book value of the financial instruments after recovering the impairment shall not exceed the amortized cost that would have been had no impairment been previously recognized.

(12)	Transactions for accounts receivable securitization

Accounts receivable securitization is the transfer of a designated pool of accounts receivable to a special purpose entity, in the form of issuing beneficial securities or asset-backed securities based on the accounts receivable. Under R.O.C. Statement of Financial Accounting Standards (the “SFAS”) No. 33 “Accounting for Transfers of Financial Assets and Extinguishments of Liabilities”, such transfer of financial assets in which the transferor surrenders control over those assets is accounted for as a sale to the extent that consideration other than beneficial interests in the transferred assets is received in exchange. The difference between the book value of accounts receivable and total proceeds received is recorded as a gain or loss on the disposal of financial assets.

(13)	Inventories

The perpetual inventory system is adopted for inventory recognition. Inventories are stated at cost. The cost is determined using the weighted-average method. At the end of period, inventories are evaluated at the lower of cost or net realizable value, and the individual item approach is used in the comparison of cost and net realizable value. The calculation of net realizable value is based on the estimated selling price in the normal course of business, net of estimated costs of completion and estimated selling expenses. As the value of raw materials and supplies decline and the cost of finished goods are over net realizable value, the net realizable value of raw materials and supplies becomes the replacement cost.

(14)	Non-current assets classified as held for sale

Non-current asset (or disposal group) as held for sale if its carrying amount will be recovered principally through a sale transaction rather than through continuing use, and measures such asset at the lower of its carrying amount and fair value less cost to sell.

(15)	Long-term investments accounted for under the equity method

A.

Long-term equity investments in which the Company holds more than 20% of the investee company’s voting shares or has the ability to exercise significant influence on the investee’s operational decisions are accounted for under the equity method. The excess of the initial investment cost over the acquired net asset value of the investee is attributable to goodwill, and is subject to impairment test every year. Adjustment of the amount of goodwill amortized in previous year(s) is not required.

	B.	Long-term equity investments in which the Company holds more than 50% of the investee company’s voting shares or has the ability to control the investee’s operational decisions are accounted for under the equity method and included in the consolidated financial statements.

	C.	Exchange differences arising from translation of the financial statements of overseas investee companies accounted for under the equity method are recorded as “cumulative translation adjustment”.

(16)	Property, plant and equipment

A.

Property, plant and equipment are stated at cost. Interest incurred on the acquisition of property, plant and equipment is capitalized. Significant renewals or betterments are capitalized and depreciated accordingly. Maintenance and repairs are expensed as incurred.

	B.	Depreciation is provided on a straight-line method using the estimated service lives of the asset after deducting its residual value. The estimated useful lives of the assets are 2 to 50 years.

	C.	Rents paid on capital leases are capitalized and depreciated accordingly. Any gain (loss) on the sale and leased back is capitalized and amortized over the lease term.

D.

For sale and leased back assets, the gains or losses are recorded as “unrealized leased back gain or loss” and depreciated accordingly. If the fair value is less than the book value, the difference is recognized in profit or loss.

E.

Property, plant and equipment that are idle or have no value in use are reclassified to “other assets” at the lower of the fair value less costs to sell or book value. The resulting difference is included in current operations. Depreciation provided on these assets is charged to “non-operating expense”.

(17)	Intangible assets

	A.	Goodwill is the excess of the initial investment cost over the acquired net asset value of the investee when consolidated. Please refer to Note (19) for impairment of goodwill.

	B.	Patents, royalties, developed technology and customer relationship are stated at cost and amortized over the estimated life of 2 to 10 years using the straight-line method.

(18)	Deferred expenses

Photo mask, pattern, bank charges for loans, license fee, power line installation cost and computer software are capitalized and amortized over the estimated period of economic benefits under the straight-line method. The estimated period of economic benefits for photo mask and pattern is 1 to 2 years, and others are 3 to 7 years.

(19)	Impairment of non-financial assets

A.

The Company recognizes impairment loss when there is indication that the recoverable amount of an asset is less than its carrying amount. The recoverable amount is the higher of the fair value less costs to sell and value in use. When the impairment no longer exists, the impairment loss recognized in prior years shall be recovered.

B.

The recoverable amount of goodwill, intangible assets with indefinite useful lives and intangible assets which have not yet been available for use are evaluated periodically. Impairment loss will be recognized whenever there is indication that the recoverable amount of these assets is less than their respective carrying amount. Impairment loss of goodwill recognized in prior years is not recoverable in the following years.

(20)	Preferred stock liabilities

The Company issued preferred stocks which are mandatorily redeemable by payment of cash or another financial asset and are classified as liabilities. The interest, dividends, losses and gains on such preferred shares are recognized in profit and loss.

(21)	Retirement plan and pension cost

Under the defined benefit pension plan, net periodic pension costs are recognized in accordance with the actuarial calculations. Net periodic pension cost includes service cost, interest cost, and expected return on plan assets, and amortization of unrecognized net transition obligation and gains or losses on plan assets. Unrecognized net transition obligation is amortized on a straight-line basis over 15 years. Under the defined contribution pension plan, net periodic pension costs are recognized as incurred.

(22)	Income tax

A.

The Company uses inter-period as well as intra-period tax allocation for income tax. Over or under provision of prior years’ income tax liabilities is included in current year’s income tax. When a change in the tax laws is enacted, the deferred tax liability or asset is recomputed accordingly in the period of change. The difference between the new amount and the original amount, that is, the effect of changes in the deferred tax liability or asset, is recognized as an adjustment to current income tax expense (benefit).

B.

Investment tax credits arising from expenditures incurred on acquisitions of equipment or technology, research and development, employees’ training, and investment in barren area are recognized in the year the related expenditures are incurred.

	C.	An additional 10% tax is levied on the unappropriated retained earnings and is recorded as income tax expense in the year the stockholders resolve to retain the earnings.

D.

According to the “Income Basic Tax Act”, effective January 1, 2006, income tax is accounted for based on the income tax law or other regulations when income tax is equal or more than the basic tax. When income tax is less than the basic tax, income tax payable shall be equal to the basic tax. The difference cannot be deducted from investment tax credits based on other regulations.

(23)	Earnings per share

A.

The Company adopted R.O.C. SFAS No. 24, “Earnings per share”. Basic earnings per share is calculated by dividing net income by the weighted average number of shares outstanding during the year. Diluted earnings per share is calculated by taking into account the potentially dilutive securities that were assumed to have been converted to common stock at the beginning of the year.

B.

Effective January 1, 2008, as employees’ bonus could be distributed in the form of stock, the diluted EPS computation shall include the estimated shares that would increase from employees’ stock bonus issuance in the calculation of the weighted-average number of common shares outstanding during the reporting year, taking into account the dilutive effects of stock bonus on potential common shares; whereas, basic EPS shall be calculated based on the weighted-average number of common shares outstanding during the reporting year that include the shares of employees’ stock bonus for the appropriation of prior year earnings, which have already been resolved at the stockholders’ meeting held in the reporting year. As the capitalization of employees’ bonus is no longer classified as distribution of stock dividends (or retained earnings or capital reserve capitalized), the calculation of basic EPS and diluted EPS for all periods presented shall not be adjusted retroactively.

C.

The potential common shares of the Company and subsidiaries include employee stock options and the estimated shares that would increase from employees’ stock bonus issuance as stated above. Treasury stock method is used to test whether or not potential common shares have dilutive effect.

(24)	Share-based payment - employee compensation plan

A.

The employee stock options granted from January 1, 2004 through December 31, 2007 are accounted for in accordance with Accounting Research and Development Foundation (the “ARDF”) 92-070, ARDF 92-071 and ARDF 92-072 “Accounting for Employee Stock Options” as prescribed by the Accounting Research and Development Foundation, R.O.C., dated March 17, 2003. Under the share-based employee compensation plan, compensation cost is recognized using the intrinsic value method and pro forma disclosures of net income and earnings per share are prepared in accordance with the R.O.C. SFAS No. 39, “Accounting for Share-based Payment”.

B.

For the grant date of the share-based payment agreements set on or after January 1, 2008, the Company shall measure the services received during the vesting period by reference to the fair value of the equity instruments granted and account for those amounts as payroll expenses during that period.

C.

Subject to elimination of the Company issued employee stock options and the proposed replacement Reward Scheme, the Company should calculate the compensation cost of employee services before and after the merger. The former as part of the cost of merger; the latter is allocated over the remaining period as compensation cost.

(25)	Employees’ bonuses and directors’ and supervisors’ remuneration

Effective January 1, 2008, pursuant to ARDF 96-052 of the Accounting Research and Development Foundation, R.O.C., dated March 16, 2007, “Accounting for Employees’ Bonuses and Directors’ and Supervisors’ Remuneration”, the costs of employees’ bonuses and directors’ and supervisors’ remuneration are accounted for as expenses and liabilities, provided that such recognition is required under legal or constructive obligation and the amounts can be reasonably estimated. However, if the accrued amounts for employees’ bonuses and directors’ and supervisors’ remuneration are significantly different from the actual distributed amounts resolved by the stockholders at their annual stockholders’ meeting subsequently, the differences shall be recognized as gain or loss in the following year. In addition, according to ARDF 97-127 of the Accounting Research and Development Foundation, R.O.C., dated March 31, 2008, “Criteria for Listed Companies in Calculating the Number of Shares of Employees’ Stock Bonus”, the Company calculates the number of shares of employees’ stock bonus based on the closing price of the Company’s common stock at the previous day of the stockholders’ meeting held in the year following the financial reporting year, and after taking into account the effects of ex-rights and ex-dividends.

(26)	Treasury stocks

	A.	When a company repurchases its outstanding shares as treasury stock, the acquisition cost should be debited to the treasury stock account as contra account under stockholders’ equity.

B.

When a company’s treasury stock is retired, the treasury stock account should be credited, and the capital surplus-premium on stock account and capital stock account should be debited proportionately according to the share ratio. An excess of the carrying value of treasury stock over the sum of its par value and premium on stock should first be offset against capital surplus from the same class of treasury stock transactions, and the remainder, if any, debited to retained earnings. An excess of the sum of the par value and premium on stock of treasury stock over its carrying value should be credited to capital surplus from the same class of treasury stock transactions.

	C.	The cost of treasury stock is accounted for on a weighted-average basis.

D.

Stocks held by subsidiaries of the Company are stated at the subsidiary’s carrying value of the shares, and reclassified from the Company’s long-term investments accounted for under the equity method account to treasury stock.

(27)	Revenue and expenses

	A.	Revenue is recognized when the earning process is substantially completed and payment is realized or realizable. Expenses are charged to income as incurred.

	B.	Regarding the sales to Company’s subsidiaries, sales revenue is recognized only when the subsidiary has sold the goods of the Company to customers. Goods which remained unsold by the subsidiary at the end of the accounting period are recorded as inventories by the Company.

	(28)	Subsidy from the Government

The Company receives subsidies from the Government related to the research and development of certain products pursuant to agreements. The subsidy income is recorded as deferred income upon receipt of the fund and subsequently recorded in income statement based on the schedule agreed to by the Company and the Government.

	(29)	Settlement date accounting

If an entity recognizes financial assets using settlement date accounting, any change in the fair value of the asset to be received during the period between the trade date and the settlement date/balance sheet date is not recognized for assets carried at cost or amortized cost. For financial assets or financial liabilities classified as at fair value through profit or loss, the change in fair value is recognized in profit or loss. For available-for-sale financial assets, the change in fair value is recognized directly in equity.

	(30)	Merger

The Company accounts for its merger transaction pursuant to the R.O.C. SFAS No. 25, “Accounting for Business Combinations – Purchase Method”.

	(31)	Operating segment

The identification and disclosure of operating segments of the Group are based on how the Group’s chief operating decision maker regularly reviews information in order to allocate resourcses and assess performance. In accordance with R.O.C. SFAS No. 41, “Operating Segments”, segment information is disclosed in the consolidated financial statements.

3.	CHANGES IN ACCOUNTING PRINCIPLES

	(1)	Notes and accounts receivable, other receivables

Effective January 1, 2011, the Company adopted the newly revised R.O.C. SFAS No.34, “Financial Instruments: Recognition and Measurement”. The Company recognized impairment loss on notes receivable, accounts receivable and other receivables when there was an objective evidence of impairment. This accounting change had no significant effect on the consolidated net income and earnings per common share for the year ended December 31, 2011.

	(2)	Operating segment

Effective January 1, 2011, the Group adopted the newly issued R.O.C. SFAS No. 41, “Operating Segments”, which supersedes R.O.C. SFAS No. 20, “Segment Reporting.” This statement required identification and disclosure of operating segments based on how the Company’s chief operating decision maker regularly reviews information in order to allocate resources and assess performance. The Company conformed to the disclosure requirements as of and for the year ended December 31, 2011. The information for the year ended December 31, 2010 was re-prepared to reflect the new segment reporting requirement. This accounting change had no significant effect on the consolidated net income and earnings per common share for the year ended December 31, 2011.

4.	DETAILS OF SIGNIFICANT ACCOUNTS
	(1)	Cash and cash equivalents

	December 31,

	2010	2011

Cash on hand	$412,356	$724,603
Checking deposits	412,012	553,558
Saving deposits	24,252,307	1,496,236
Foreign currency deposits	3,640,557	26,882,295
Time deposits	30,266,168	21,683,038

	58,983,400	51,339,730
Cash equivalents - Repurchase bonds	179,613	2,378,489

	$59,163,013	$53,718,219

(2)	Financial assets and liabilities at fair value through profit or loss

	December 31,

Item	2010	2011

Current items:
Financial assets held for trading Derivatives	$505,652	$642,441

Financial liabilities held for trading Derivatives	($78,294)	($73,656)

Non-current items:
Financial assets designated as at fair value through profit or loss Convertible bonds -Sintronic Technology Inc.	$220,000	$220,000
Valuation adjustment	(27,110)	(22,904)

	$192,890	$197,096

A.	The trading items and contract information of derivatives were as follows:

	December 31, 2010

	Book value	Contract amount
	(as fair value)	(in thousands)

Financial assets held for trading
Foreign exchange forward contract	$467,549	USD	640,000
- Sell USD (Sell USD/Buy JPY)		JPY	53,345,841
Foreign exchange forward contract	34,902	TWD	3,000,900
- Sell TWD (Sell TWD/Buy USD)		USD	100,000
Foreign exchange forward contract	374	HKD	34,000
- Sell HKD (Sell HKD/Buy USD)		USD	1,551
Foreign exchange forward contract	2,827	HKD	26,000
- Sell HKD (Sell HKD/Buy JPY)		JPY	2,828

	$505,652

Financial liabilities held for trading
Foreign exchange forward contract	($3,565)	USD	30,000
- Sell USD (Sell USD/Buy JPY)		JPY	2,431,170
Foreign exchange forward contract	(74,729)	TWD	3,000,900
- Sell TWD (Sell TWD/Buy USD)		USD	100,000

	($78,294)

	December 31, 2011

	Book value (as fair value)	Contract amount (in thousands)

Financial assets held for trading
Foreign exchange forward contract	$89,385	USD	551,000
- Sell USD (Sell USD/Buy JPY)		JPY	42,918,174
Foreign exchange forward contract	327,329	TWD	52,444,640
- Sell TWD (Sell TWD/Buy USD)		USD	1,745,000
Foreign exchange forward contract	$225,576	EUR	331,000
- Sell EUR (Sell EUR/Buy USD)		USD	435,560
Foreign exchange forward contract	151	HKD	33,500
- Sell HKD (Sell HKD/Buy JPY)	—	JPY	335,348

	$642,441

Financial liabilities held for trading
Foreign exchange forward contract	($40,971)	USD	215,000
- Sell USD (Sell USD/Buy JPY)		JPY	16,567,360
Foreign exchange forward contract	(5,340)	TWD	2,726,455
- Sell TWD (Sell TWD/Buy USD)		USD	90,000
Foreign exchange forward contract	(27,345)	USD	20,316
- Sell USD (Sell USD/Buy EUR)	—	EUR	15,000

	($73,656)

B.

The gain on financial assets and liabilities for the years ended December 31, 2010 and 2011 were $2,099,908 and $3,506,719, including the unrealized gain on financial assets and liabilities of $378,292 and $568,785, recognized in the year then ended, respectively.

(3)	Accounts receivable

	December 31,

	2010	2011

Notes receivable	$270,928	$62,230
Accounts receivable	57,022,465	68,142,650

	57,293,393	68,204,880
Less: Allowance for doubtful accounts	(296,268)	(174,209)
Allowance for sales returns and discounts	(608,612)	(396,309)

	$56,388,513	$67,634,362

Accounts receivable securitization

A.

In September 2006, the Company entered into $10 billion, 5-year revolving accounts receivable securitization agreement with Chinatrust Commercial Bank, the trustee. Under the agreement, the Company transferred a pool of accounts receivable to the trustee. The Company transferred its receivables to the bank three times a month, and the bank issued securities backed by these accounts receivable monthly. After the transfer of the accounts receivable, the Company continues to service, administer, and collect the accounts receivable on behalf of the bank. The Company does not bear the risk of collectability, nor provide any collateral to the bank. The accounts receivable securitization’s agreement with the bank expired in May 2011.

B.

As of December 31, 2010 and 2011, the balance of accounts receivables transferred amounted to $10,071,828 and $0, respectively. In order to strength the credibility, the Company issued subordinated beneficiany certificates and seller’s beneficiany certificates as disclosed in Note 4 (6). The Company recognized the difference between the book value of the financial assets and the proceeds paid of $293,957 and $211,567 as a loss on sale of investments for the years ended December 31, 2010 and 2011, respectively (recorded as “non-operating other losses”). Collected receivables not yet replaced by new accounts receivable due to timing difference are recorded as “other payables-other” in the amount of $1,302,414 and $0 as of December 31, 2010 and 2011, respectively.

	a.	Assumptions used to evaluate the fair value of retained interests:

A.	Subordinated beneficiary certificates

December 31, 2010

Estimated dilution reserve rate	0.09%
Estimated loss rate of credit	0.00%
Estimated funding cost rate	2.13%
Estimated expense rate	0.06%

B.	Seller’s beneficiary certificates

December 31, 2010

Excess of issuance upper-limit	$—
Ineligible accounts receivable	1,673
Aggregate excess concentrations	1,360,068
Reserved for accounts payable	5,849

b.	Sensitivity analysis

As of December 31, 2010, were the major assumptions to be 10% adverse changed, the sensitivity analysis of the fair value of residual cash flow were as follows:

A.	Effect to subordinated beneficiary certificates

December 31, 2010

Estimated dilution reserve rate	$95
Estimated loss rate of credit	—
Estimated funding cost rate	17,496
Estimated expense rate	486

B.	Effect to seller’s beneficiary certificates

December 31, 2010

Ineligible accounts receivable	$129
Aggregate excess concentrations	104,717
Reserved for accounts payable	450

c.	Cash flows

Cash inflows from and cash outflows to the securitization trustee were as follows:

	Jan. 1- Dec. 31, 2010	Jan. 1- Dec. 31, 2011

Cash from securitization	$27,685,000	$25,985,998
Income from securitization	450	350
Other cash inflows from retained interest	476	77
Other charges	—	—

Accounts receivable factoring

C.

The Company factored its accounts receivable to certain financial institutions without recourse. Under the agreement, the Company was not required to bear uncollectible risk of the underlying accounts receivable, but was liable for the losses incurred on any business dispute. As the Company did not provide any collateral, these accounts receivable meet the derecognition criteria for financial assets. The Company derecognized the accounts receivable sold to financial institutions, net of the losses estimated for possible business disputes.

As of December 31, 2010 and 2011, the relevant information of accounts receivable factored but unsettled was as follows:

December 31, 2010

Institutions	Accounts receivable sold/ derecognized	Amount advanced	Amount retained (Note)	Limit

Mega International Commercial Bank	$2,774,304	$2,774,304	$—	$5,826,000
Taipei Fubon Bank	7,465,066	7,084,206	380,860	46,768,215

	$10,239,730	$9,858,510	$380,860	$52,594,215

December 31, 2011

Institutions	Accounts receivable sold/ derecognized	Amount advanced	Amount retained (Note)	Limit

China Trust Commercial Bank	$9,943,277	$8,948,115	$995,162	$14,834,750
Taipei Fubon Bank	3,376,634	2,901,918	474,716	22,787,993

	$13,319,911	$11,850,033	$1,469,878	$37,622,743

Note: shown as “other receivables”.

For the years ended December 31, 2010 and 2011, the rate of the advanced amount were 0.60% to 0.73% and 1.65% to 2.48%, respectively.

For the years ended December 31, 2010 and 2011, the financing charges (expenses) incurred from accounts receivable factoring were $105,646 and $203,186, respectively, and shown as “other non-operating losses”.

(4)	Inventories

	December 31,

	2010	2011

Raw materials and supplies	$17,875,231	$14,220,210
Work in process	31,527,177	29,868,682
Finished goods	23,186,054	21,850,372

	72,588,462	65,939,264
Less: Allowance for scrap, obsolescence and price decline	(8,348,861)	(6,638,208)

	$64,239,601	$59,301,056

Expense and loss incurred on inventories for the years ended December 31, 2010 and 2011 were as follows:

	For the years ended December 31,

	2010	2011

Cost of inventories sold	$471,412,220	$544,621,944
Reversal of allowance for scrap, obsolescence and price decline	(12,112)	(1,531,396)
Income from sale of scraps	(505,555)	(594,896)
Loss on disposal of inventories	606,147	2,778,633
Others	(37,481)	(15,563)

	$471,463,219	$545,289,848

The gain from reversal of allowance for scrap, obsolescence and price decline of inventories recognized by the Company in 2010 and 2011 was due to inventories sold with their net realizable values lower than costs.

(5)	Long-term investments accounted for under the equity method

	December 31,

	2010		2011

Investee company	Carrying value	Percentage of ownership (%)	Carrying value	Percentage of ownership (%)

Ampower Holding Ltd.	$1,570,086	45	$1,566,322	45
Chi Mei Materials Technology Corporation	1,262,044	18	1,412,101	17
GIO Optoelectronics Corporation	825,464	31	608,012	24
TOA Optronics Corporation	378,033	40	385,469	40
Contrel Technology Co., Ltd.	—	—	465,036	13

Others	470,258	—	354,382	—

	$4,505,885		$4,791,322

(6)	Available-for-sale financial assets

	December 31,

	2010	2011

Current
Subordinated beneficiary certificates	$1,800,164	$—
Seller’s beneficiary certificates	1,052,965	—
Listed stocks	39,682	17,484

	$2,892,811	$17,484

Non-current
Listed stocks and investments in bonds
TPV Technology Ltd.	$—	$832,828
ILT Technology Corporation	—	334,628
Himax Technologies, Inc. (Himax Cayman)	1,706,469	751,878
Entire Technology Co., Ltd.	968,674	279,235
JTOUCH Corporation	752,220	141,546
Mstar Semiconductor Inc. (Cayman)	426,005	263,699
China Electric Mfg. Corporation	314,600	239,850
G-TECH Optoelectronics Corporation	—	400,795
Others	234,811	225,841

	$4,402,779	$3,470,300

A.	Please refer to Note 4(3) for the information on subordinated beneficiary certificates and seller’s beneficiary certificates.

B.

The unrealized valuation gain (loss) on available-for-sale financial assets were $479,410 and ($3,826,120) for the years ended December 31, 2010 and 2011, respectively, and were shown as an adjustments to stockholders’ equity as unrealized gain or loss on financial instruments.

(7)	Hedging derivative financial liabilities - non-current

	December 31,

	2010	2011

Non-current
Interest rate swap contracts	$392,919	$287,499
Cross currency swap contracts	778,531	449,453

	$1,171,450	$736,952

The loss on fair value hedges were $411,923 and $424,568 for the years ended December 31, 2010 and 2011, respectively. Please refer to Note 10(5) for other information.

(8)	Financial assets carried at cost

	December 31,

	2010	2011

Listed stocks:
TPV Technology Ltd.	$2,958,216	$—
Emerging stocks:
G-TECH Optoelectronics Corporation	127,161	—
Unlisted stocks:
AvanStrate Inc.	286,740	286,740
Chi Lin Optoelectronics Corporation	277,093	163,943
Top Taiwan VI Venture Capital Co., Ltd.	198,490	198,490
Chi Lin Technology Co., Ltd.	—	113,150
Others	469,103	518,529

	$4,316,803	$1,280,852

A.

The investment in TPV Technology Ltd. was acquired through private placement with certain restrictions on the transfer of the shares. The restricted shares were released in June 2011 and reclassified into “Available-for-sale financial assets-non-current”. The remaining investments were accounted for as “financial assets carried at cost” because there was no quoted prices in active markets.

B.

Certain business of Chi Lin Technology was spun off and transferred to the newly established Chi Lin Technology Co., Ltd., as resolved by the stockholders at their stockholders’ meeting on May 9, 2011. Former Chi Lin Technology still exists and was renamed to Chi Lin Optoelectronics Co., Ltd.

(9)	Property, plant and equipment

	December 31, 2010

	Original cost	Accumulated depreciation	Book value

Land	$5,114,843	$—	$5,114,843
Buildings	161,752,351	(19,350,683)	142,401,668
Machinery and equipment	328,847,855	(104,125,015)	224,722,840
Testing equipment	5,467,393	(2,985,674)	2,481,719
Transportation equipment	937,687	(388,743)	548,944
Office equipment	1,846,121	(976,626)	869,495
Leased assets	1,772,103	(1,030,081)	742,022
Leasehold improvements	200,425	(125,438)	74,987
Other equipment	6,351,123	(2,963,854)	3,387,269
Construction in progress and prepayments for equipment	78,448,768	—	78,448,768

	$590,738,669	($131,946,114)	$458,792,555

	December 31, 2011

	Original cost	Accumulated depreciation	Book value

Land	$5,185,393	$—	$5,185,393
Buildings	167,825,162	(34,799,483)	133,025,679
Machinery and equipment	366,432,972	(178,866,951)	187,566,021
Testing equipment	6,188,433	(3,708,327)	2,480,106
Transportation equipment	997,659	(556,076)	441,583
Office equipment	2,111,459	(1,369,685)	741,774
Leased assets	2,031,471	(1,790,651)	240,820
Leasehold improvements	162,150	(115,134)	47,016
Other equipment	7,261,280	(3,859,779)	3,401,501
Construction in progress and prepayments for equipment	70,678,150	—	70,678,150

	$628,874,129	($225,066,086)	$403,808,043

A.	Please refer to Note 6 for the information of property, plant and equipment pledged as collateral.

B.	As of December 31, 2011, significant leasing agreements were as follows:

	a.	The contents of leasing agreement were as follows:

Leased Assets	Period	Annual Payment	Terms and Conditions

Machinery equipment and factory facility	2008.05.19-2013.05.19	Down payment of $4,000,000 made on May 19, 2008. Repayment semi-annually of $990,000 from May 19, 2009 to May 19, 2013 with annual floating interest rate at 2.2389% in 2011.

1.The lessor unconditionally transfers ownership of the leased property to the lessee by the end of the lease term.

2.These leased assets have to be fully insured with the lessor as co-insured and the Company is responsible for the maintenance and repair of the leased assets.

b.

Leased assets and leased obligation payables were initially recognized at fair value at the inception of the lease. The depreciation was computed using the straight-line method over the useful economic life.

c.	As of December 31, 2011, future lease payments were as follows:

Year	Amount

2012	$1,980,000
2013	980,000

2,960,000
Less: current portion of lease payable	(1,980,000)

Lease payable – non-current	$980,000

Leased property

C.	Certain property, plant and equipment of the Company were leased to related parties and other companies under operating lease agreements, and were reclassified to assets leased to others.

	December 31, 2010

	Original Cost	Accumulated Depreciation	Book Value

Land	$196,307	$—	$196,307
Buildings	1,215,931	(100,517)	1,115,414
	$1,412,238	($100,517)	$1,311,721

	December 31, 2011

	Original Cost	Accumulated Depreciation	Book Value

Buildings	$1,035,374	($148,569)	$886,805

Non-current assets classified as held for sale.

Non-current assets classified as held for sale

D.	On the meeting held in May 2011, the Company’s Board of Directors decided to sell certain idle asset which was reclassified to “non-current assets held-for-sale”.

	December 31, 2011

	Original Cost	Accumulated Depreciation	Accumulated Impairment	Book Value

Machinery and equipment	$1,145,744	($138,839)	($351,591)	$655,314

In accordance with R.O.C. SFAS No. 35, “Impairment of Assets”, the Company evaluated that the recoverable amount of the above assets was less than its carrying amount. Accordingly, an impairment loss of $351,591 was recognized for the year ended December 31, 2011.

The Company recognized above non-current assets classified as held for sale at fair value less costs to sell as their recoverable amounts.

Idle assets

E.	Certain property, plant and equipment of the Company were idle and were reclassified to idle assets.

	December 31, 2010

	Original Cost	Accumulated Depreciation	Book Value

Machinery and equipment	$1,063,566	($39,531)	$1,024,035

	December 31, 2011

	Original Cost	Accumulated Depreciation	Book Value

Land	$188,247	$—	$188,247

In accordance with R.O.C. SFAS No. 35, “Impairment of Assets”, the Company evaluated that the recoverable amount of the idle asset was not less than its carrying amount. The Company recognized above idle assets at fair value less costs to sell as their recoverable amount.

(10)	Business combinations and intangible assets

Business combinations

A.

The Company, formerly “Innolux Display Corporation”, merged with TPO Displays Corporation and Chi Mei Optoelectronics Corporation based on the resolution at the shareholders’ meeting on January 6, 2010. Innolux Display Corporation is the surviving company after the merger and was renamed as Chimei Innolux Corporation. TPO Displays Corporation and the shareholders of Chi Mei Optoelectronics Corporation exchanged 3.82912866 and 2.05 common stocks, respectively, for 1 common stock of Chimei Innolux Corporation; therefore 4,046,381,607 stocks were issued by Chimei Innolux Corporation for the exchange. In addition, the preferred shareholders of Chi Mei Optoelectronics Corporation also exchanged 2.05 preferred stock for one preferred stock of Chimei Innolux Corporation, and 731,707,317 stocks were issued for the exchange. Please refer to Note 4 (15) for detailed explanations of preferred stocks.

B.

TPO Displays Corporation, founded in 1999, operated in the research, development, manufacture, and the sale of Low Temperature Poly Silicon thin film transistor liquid crystal displays (LTPS/TFT-LCD) and the sale of super-twisted nematic thin film transistor liquid crystal displays (STN/TFT-LCD). Chi Mei Optoelectronics

Corporation was established in 1998 and operated in the research, manufacture, and the sale of thin film transistor liquid crystal displays (TFT-LCD).

C.

The merger date was March 18, 2010. The Company accounts for its merger transaction pursuant to the R.O.C. SFAS No. 25, “Accounting for Business Combinations - Purchase Method”. The relevant information was as follows:

Amount

Stocks issued pursuant to business combination	$40,463,816
Capital reserve - from merger	139,744,797
Value of employee stock options	310,999

Acquisition cost	180,519,612
Less: fair value of the identifiable net tangible assets and liabilities	(161,656,160)
Less: fair value of the identifiable net intangible assets	(1,766,824)

Goodwill	$17,096,628

The Company evaluated the impairment of recoverable amount of the goodwill at the reporting date and used the value in use as the basis for calculation of the recoverable amount. The value in use was calculated based on the estimated present value of future cash flows of the five years, which was discounted at the discount rate of 1.9% and 1.8% for 2010 and 2011, respectively, to reflect the specific risks of the related cash generating units. The future cash flows were estimated based on the future revenue, gross profit and other operating costs each year. According to the evaluation above, the Company did not recognize impairment loss on goodwill for 2010 and 2011.

D.	There was no contingent price, options, commitment, or significant disposal of assets in the merger contract.

E.	Pro Forma Supplementary information to the consolidated profit and management results

Since March 18, 2010, the management results of TPO Displays Corporation and Chi Mei Optoelectronics Corporation were consolidated into the income statements of Chimei Innolux Corporation. The pro forma profit and loss statement for the year ended December 31, 2010 was based on the assumption that the management results of TPO Displays Corporation and Chi Mei Optoelectronics Corporation were consolidated since January 1, 2010. In addition, in order to compile the comparative income statement, it was assumed that the merger had occurred at the beginning of the last fiscal year for comparative purposes. Pro Forma consolidated profit and loss statement was as follows: (The following was the stand-alone pro forma profit and loss statement of Chimei Innolux Optoelectronics Corporation for 2009 and 2010.)

	For the year ended December 31, 2010

	Amount	%

Net operating revenues	$542,819,790	100
Operating costs	(531,462,770)	(98)

Gross profit	11,357,020	2
Operating expenses	(21,989,753)	(4)
Operating loss	(10,632,733)	(2)
Non-operating income	8,572,637	2

	For the year ended December 31, 2010

	Amount	%

Non-operating expenses	(18,003,164)	(3)

Loss from continuing operations before income tax	(20,063,260)	(4)
Income tax benefit	59,863	—

Consolidated net loss	($22,003,397)	(4)

	Before tax	After tax

Pro forma basic loss per share (in dollars)
Net loss	($2.74)	($2.74)

Please refer to Note 2(1) 2(4) for the simple merger of the Company and Chimei Energy Corporation in the fourth quarter of 2010.

Other intangible assets

F.	The following intangible assets resulted from the payments on the TFT-LCD related technology, technical license fees, the developed technology, and customer relationship.

	December 31, 2010	December 31, 2011

Patents	$1,710,223	$1,100,013
Loyalty	57,102	179,820
Developed technology	—	100,188
Customer relationship	—	41,257

	$1,767,325	$1,421,278

(11)	Short-term loans

	December 31,

	2010	2011

Secured loans	$291,323	$9,310,553
Credit loans	19,288,246	74,883,108

	$19,579,569	$84,193,661

Range of interest rates	0.442%~4.779%	0.604%~7.930%

Please refer to Note 5(2) H for the information of assets pledged as collateral for short-term loans.

(12)	Short-term notes payable

	December 31,

	2010	2011

Commercial papers payable	$11,600,000	$2,299,281
Less: discount on commercial papers payable	(4,240)	(754)

	$11,595,760	$2,298,527

Issue rate	0.442%~1%	0.868%~2.35%

(13)	Long-term loans

	December 31, 2010

	Period	Amount

Syndicated bank loans:
Mega International Commercial Bank and 20 others - mortgaged syndicated bank loans	2008/11 ~ 2013/11	$25,562,882
Mega International Commercial Bank and 19 others - mortgaged syndicated bank loans	2010/05 ~ 2015/05	35,740,000
Mega International Commercial Bank and 11 others - mortgaged syndicated bank loans	2005/03 ~ 2012/03	2,100,000
China Trust Commercial Bank and 9 others - mortgaged syndicated bank loans	2008/09 ~ 2013/08	5,100,000
Bank of Taiwan and 34 others - mortgaged syndicated bank loans	2004/12 ~ 2011/12	1,096,211
Bank of Taiwan and 34 others - mortgaged syndicated bank loans	2004/12 ~ 2011/12	6,221,810
China Trust Commercial Bank and 31 other banks and financial institutions - mortgaged syndicated bank loans	2006/06 ~ 2012/07	1,800,764
China Trust Commercial Bank and 31 other banks and financial institutions - mortgaged syndicated bank loans	2006/06 ~ 2012/07	20,292,920

Bank of Taiwan and 32 others - mortgaged syndicated bank loans	2006/11 ~ 2013/11	$5,336,033
Bank of Taiwan and 32 others - mortgaged syndicated bank loans	2006/11 ~ 2013/11	29,940,000
Bank of Taiwan and 30 others - mortgaged syndicated bank loans	2008/09 ~ 2015/02	39,511,296
Bank of Taiwan and 17 others - mortgaged syndicated bank loans	2010/03 ~ 2015/02	17,500,000
Bank of America and 11 others - secured syndicated bank loans	2006/06 ~ 2011/06	1,092,373
Bank of America and 15 others - secured syndicated bank loans	2007/06 ~ 2012/06	1,092,373
Bank of America and 14 others - secured syndicated bank loans	2007/04 ~ 2012/07	2,389,815
Bank of Taiwan and 21 others - secured syndicated bank loans	2008/05 ~ 2011/05	17,480,000
Non-guaranteed commercial papers	2005/07 ~ 2012/10	4,949,357
Guaranteed commercial papers	2010/12 ~ 2012/07	1,883,050
Secured loans	2008/11 ~ 2023/09	4,230,042
Credit loans	2005/09 ~ 2010/12	30,508,122
		253,827,048
Less: administrative expenses charged by syndicated banks		(610,427)
Less: current portion		(76,811,590)
		$176,405,031

Range of interest rates		0.7%~2.29%

	December 31, 2011

	Period	Amount

Syndicated bank loans:
Mega International Commercial Bank and 20 others - mortgaged syndicated bank loans	2008/11 ~ 2023/11	$17,167,405
Mega International Commercial Bank and 19 others - mortgaged syndicated bank loans	2010/05 ~ 2015/05	48,000,000
Mega International Commercial Bank and 11 others - mortgaged syndicated bank loans	2005/03 ~ 2012/03	700,000
China Trust Commercial Bank and 9 others - mortgaged syndicated bank loans	2008/09 ~ 2013/08	3,400,000
China Trust Commercial Bank and 36 other banks and financial institutions - mortgaged syndicated bank loans	2006/06 ~ 2012/07	935,773
China Trust Commercial Bank and 36 other banks and financial institutions - mortgaged syndicated bank loans	2006/06 ~ 2012/07	10,146,460
Bank of Taiwan and 18 others - mortgaged syndicated bank loans	2008/10 ~ 2013/11	3,697,183
Bank of Taiwan and 32 others - mortgaged syndicated bank loans	2008/10 ~ 2013/11	19,960,000
Bank of Taiwan and 22 others - mortgaged syndicated bank loans	2008/09 ~ 2015/02	30,731,008
Bank of Taiwan and 17 others - mortgaged syndicated bank loans	2010/03 ~ 2015/03	$40,000,000
Bank of America and 15 others - secured syndicated bank loans	2008/03 ~ 2012/06	454,104
Bank of America and 14 others - secured syndicated bank loans	2011/10 ~ 2012/01	1,261,399
Bank of Taiwan and 12 others - secured syndicated bank loans	2011/05 ~ 2013/05	16,166,850
First Bank and 11 others – mortgaged syndicated bank loans	2008/07 ~ 2013/07	2,404,905
Mega International Commercial Bank and 15 others - secured syndicated bank loans	2010/12 ~ 2015/12	3,140,000
Non-guaranteed commercial papers	2011/08 ~ 2014/08	499,144
Guaranteed commercial papers	2006/06 ~ 2012/07	861,731
Secured loans	2009/09 ~ 2013/09	38,261,850
		237,787,812
Less: administrative expenses charged by syndicated banks		(453,433)
Less: current portion – syndicated bank loans (including administrative expenses charged by syndicated banks)		(177,310,091)
current portion – other long-term loans		(8,037,943)
		$51,986,345
Range of interest rates		0.859% ~ 3.694%

A.	Please refer to Note 5 and Note 6 for the information of assets pledged as collateral for long-term loans.

B.

The syndicated loans agreements specified that the Company shall maintain certain ratios on current ratio, liability ratio, interest coverage and tangible net equity, which were reviewed based on the Company’s annual consolidated financial statements audited by independent auditors. The current ratio and liability ratio on the Company’s 2011 consolidated financial statements did not meet the requirements prescribed in the agreements. According to the agreements, the syndicated banks may take actions, inclusive of (but not limited) announcing that all outstanding principal, interest, fees and other accrued expenses payable to the syndicated banks in relation to the syndicated loan agreements should be due immediately. Therefore, the Company reclassified the outstanding syndicated loans as of December 31, 2011 amounting to $174,306,299 (including administrative expenses charged by syndicated banks) to “long-term liabilities - current portion”. Such loans will be reclassified to “long-term loans” based on the negotiated terms after the negotiation between the Company and the syndicated banks.

C.

In December, 2011, the Company applied for the assistance of Ministry of Economic Affairs to negotiate the debt with the syndicated banks, in accordance with the “Procedures for the Assistance of Ministry of Economic Affairs in the Negotiation of Enterprise and Financial Institution relating to the Debt Issue”. The Ministry of Economic Affairs then appointed the largest creditor, Bank of Taiwan, as coordinator to convene a meeting on the debt renegotiation process. According to the resolution at the meeting convened on February 17, 2012, all financial institution creditors shall follow the resolutions once approved by the financial institutions accumulatively representing more than two-thirds of the amount of total creditors’ right. It was expected that all financial institution creditors would complete the internal credit reporting procedures by the end of March 2012 and the Company and all financial institution creditors would sign an agreement in April 2012. The major terms of the negotiation as resolved at the meeting were as follows:

(1)	All financial institution creditors should follow the regulations as below from the beginning of the negotiation process to the completion that the agreement was revised:

(a)

Each of the financial institution creditors should not put forth a claim alone that the Company violates the agreement, or exercise right to set-off, seal up, conduct provisional disposition/provisional seizure to the Company;

(b) All financial institution creditors agreed that the Company can continue to draw down the credit lines according to the original contractual terms.

(2)	Medium and long-term syndicated loans

The medium and long-term syndicated loans that will be due between 2012 and 2014 will be extended for 2-3 years. Principal is repayable every year based on a fixed percentage; interest is charged at the original interest rate or at the original interest rate plus premium rate.

(3)	Short and medium-term non-syndicated loans

The outstanding balances of each loans are renewed based on the original terms and all extended to December 31, 2013. Before maturity, the Company may apply for the extension of such loans for another year for each application with a maximum of two times of application to each bank. Interest is charged at the original interest rate plus premium rate and extension fee is charged at a fixed percentage.

	(4)	Credit lines of derivative financial instruments

At least two-thirds of the original credit lines of derivative financial instruments are renewed based on the original terms and all extended to December 31, 2013. Before maturity, the Company may apply for the extension of such credit lines for another year for each application with a maximum of two times of application to each bank. Extension fee is charged at a fixed percentage.

	(5)	Other matters

(a)

All financial institution creditors agreed to waive the review of the Company’s financial ratios for 2011 and 2012 and waive the interest-rate penalty and default penalty arising from the violation of financial commitments;

(b)

All financial institution creditors agreed to waive the agreement that the Company shall early repay whole or part of the loans as prescribed by the original agreements before the extension agreements were approved by all creditor financial institutions.

	(6)	The Company’s significant commitments

The Company was committed to increase capital in certain amount of cash within 3 years and to focus on its main business activities and not to make investments out of its main business lines, except for equipment improvements or equipment additions for its main business. Further, the Company shall not apply for bankruptcy or reorganization during the period of negotiation for the extension of the due date of the Company’s debt.

(14)	Bonds payable

	December 31,

	2010	2011

Secured domestic bonds	$4,000,000	$4,000,000
Less: Domestic bonds payable within one year	—	(2,000,000)

	$4,000,000	$2,000,000

The bonds payable was acquired because of the merger. The bonds payable was originally issued on December 26, 2008 for a period of four years and forty-four days (with the maturity date on February 8, 2013), at a coupon rate of 2.72%. From the issue date, interest payments are calculated by coupon rate annually; repayable in two equal installments on the fourth year and the maturity date. For the years ended December 31, 2010 and 2011, the interest expense incurred from bonds payable were $86,146 and $108,800, respectively.

(15)	Preferred stock liabilities

The preferred shares acquired because of the merger on March 18, 2010 was 731,707,317 shares with the cost in the amount of $15,000,000. Based on the resolution at the stockholders’ meeting in June 2010, the issued preferred stock aforementioned were redeemed through the retained earnings, the proceeds from the issuance of new shares, or both. The redemption price was the original issue price plus the accumulated dividend at the day before cancellation. The Board of Directors concluded the date for capital reduction was October 1, 2010, and paid $15,983,219 for the original issuance price of preferred stock plus accumulated dividends to the shareholders at the same date.

(16)	Income tax

	A.	Income tax expense, income tax refund receivables, and income tax payable were reconciled as follows:

	For the years ended December 31,

	2010	2011

Income tax expense (benefit)	$801,476	($4,969,672)
Net changes in deferred income tax liabilities	6,478,666	6,481,328
Loss carryforwards from the merger	(4,934,800)	—
Investment tax credits from the merger	(1,186,447)	—
Deferred income tax assets of subsidiaries from the merger	(316,325)	—
Change in unrealized losses in financial assets	—	(365,316)
Change in unrealized gains from cash flow hedges	—	40,506
Over (under) provision of prior year’s income tax	23,391	(91,400)
Prepaid income tax and withholding tax	(406,575)	(814,093)
Effect of change in foreign currency exchange	8,769	(6,887)

Income tax payable, net	$468,155	$274,466

Income tax payable	$490,173	$296,366
Income tax refund receivable (shown as	(22,018)	(21,900)

“other receivables”)	$468,155	$274,466

B.	The deferred income tax assets and liabilities were as follows:

	December 31,

	2010	2011

Deferred income tax liabilities	($1,243,622)	($493,556)
Deferred income tax assets	36,654,160	45,994,426
Valuation allowance	(26,402,409)	(30,192,248)

- deferred income tax assets	$9,008,129	$15,308,622

C.	The temporary differences and related amounts of deferred income tax assets and liabilities were as follows:

	December 31,

	2010		2011

	Amount	Tax effect	Amount	Tax effect

Current items:
Allowance for scrap, obsolescence and price decline	$1,159,656	$198,720	$1,350,472	$230,196
Unrealized gross profit	32,740	5,566	88,445	15,036
Accrued loyalty and estimated warranty	1,928,359	327,821	355,152	60,376
Allowance for sales returns and discounts	576,549	98,013	513,569	87,307
Unrealized exchange (gain) loss	(2,391,602)	(405,973)	1,823,622	311,019
Unrealized valuation loss (gain) on financial assets and liabilities	525,641	89,359	(907,277)	(154,237)
Loss carryforwards	18,444,967	3,135,644	22,756,984	3,868,687
Investment tax credits	—	4,669,344	—	8,490,496
Others	167,370	50,536	203,604	75,933

		8,169,030		12,984,813
Less: Valuation allowance		(7,388,111)		(12,359,183)

		$780,919		$625,630

	December 31,

	2010		2011

	Amount	Tax effect	Amount	Tax effect

Non-current items:
Unrealized gain on investments	($4,191,156)	($712,496)	$—	$—
Unrealized loss on financial assets	—	—	2,126,721	361,543
Difference from accounting base and tax base of goodwill	(736,193)	(125,153)	(1,995,993)	(339,319)
Impairment loss on Assets	1,081,331	340,830	—	—
Reverse prior year expense	—	—	1,595,270	398,818
Difference from accounting base and tax base of depreciation	—	—	9,572,584	2,519,685
Loss carryforwards	90,845,639	15,443,759	151,329,901	25,858,436
Investment tax credits	—	12,227,040	—	3,655,038
Others	199,138	67,528	274,580	61,856

		27,241,508		32,516,057
Less: Valuation allowance		(19,014,298)		(17,833,065)

- non-current		$8,227,210		$14,682,992

D.	As of December 31, 2011, the unused investment tax credits were as follows:

Year	Details of tax credit	Amount	Year of expiry

2008	Tax credits for research and development	$917,678	2012
2009	Tax credits for research and development	789,648	2013
2008	Acquisition of equipment or technology	4,907,500	2012
2009	Acquisition of equipment or technology	339,983	2013
2010	Acquisition of equipment or technology	527,601	2014
2011	Acquisition of equipment or technology	668	2015
2008	Tax credits for employees’ training	11,020	2012
2009	Tax credits for employees’ training	3,319	2013
2008	Tax credits for investment in barren area	2,754,467	2012
2009	Tax credits for investment in barren area	1,893,650	2013

		$12,145,534

E.	As of December 31, 2011, the unused loss carryforwards, net of valuation allowance considering the reliability (including expired portion) were as follows:

Year in which loss was incurred	Unused loss carryforwards	Amount	Year of expiry

2003	$3,587,761	$609,919	2008
2004	3,424,759	582,209	2009
2005	3,971,350	675,129	2010
2006	7,461,096	1,268,387	2011
2007	4,432,838	763,248	2012
2008	6,631,855	1,147,556	2013

Year in which loss was incurred	Unused loss carryforwards	Amount	Year of expiry

2009	$52,049,961	$8,925,605	2014~2019
2010	23,439,650	4,010,175	2015~2020
2011	69,437,615	11,804,395	2021
	$174,436,885	$29,786,623

F.

The investment tax credits and loss carryforwards listed in items D and E included those acquired but not utilized from surviving and acquired companies. In accordance with Article 38 of Business Mergers and Acquisitions Act, Chimei Innolux Corporation shall deduct the loss carryforwards, which were not subtracted before the merger, of all participating companies for the last five years from the net income of each year within the 5 years since the loss fiscal year. The amount of deduction was calculated in proportion to the equity held by each participating company to the total equity after the merger.

	G.	The Company is exempt from corporate income tax on certain income from the design, research, development, manufacture and sale of TFT-LCD and Color Filter from 2008 to 2014.

	H.	As of December 31, 2011, the Company’s income tax returns through 2009 have been assessed and approved by the Tax Authority.

I.

The Company’s indirectly-owned subsidiaries in Mainland China, Innocom Technology (Shenzhen) Ltd., Ninbo Chi Mei Optoelectronics Ltd., and Nanhai Chi Mei Optoelectronics Ltd., are foreign-invested manufacturing enterprises established in the Peoples’ Republic of China (the “PRC”). Under the PRC tax regulations, their corporate income tax shall be levied at the rate of 18% to 25%, and they are exempt from corporate income tax for the first and second profit-making years and are subject to a 50% reduction of corporate income tax from the third through fifth profit-making years. These subsidiaries can use investment tax credits on domestic produced equipment for the first profit-making year.

(17)	Retirement plan

A.

The Company has established a defined benefit pension plan in accordance with the Labor Standards Law, covering all regular employees for services provided prior to July 1, 2005, and employees who choose to remain in the benefit pension plan subsequent to the enforcement of the Labor Pension Act on July 1, 2005. Under the defined benefit pension plan, employees were entitled to two base points for every year of service for the first 15 years and one base point for each additional year thereafter, up to a maximum of 45 base points. The pension payment to employees was computed based on years of service and average salaries or wages of the last six months prior to approved retirement. The Company contributed monthly an amount equal to 2% of the employees’ monthly salaries and wages to the retirement fund deposited with Bank of Taiwan, the trustee, under the name of the independent retirement fund committee.

(1)	The related actuarial assumptions used to calculate the pension liability were as follows:

	2010	2011

Discount rate	1.75%	1.90%
Expected return rate on plan assets	1.75%	1.90%
Future salaries increase rate	3.50%	3.50%

(2)	Reconciliation of funded status:

	December 31,

	2010	2011

Benefit obligation:
Vested benefit obligation	$—	($2,236)
Non-vested benefit obligation	(716,098)	(705,717)

Accumulated benefit obligation	(716,098)	(707,953)
Additional benefits based on future salary increases	(732,233)	(687,765)

Projected benefit obligation	(1,448,331)	(1,395,718)
Fair value of plan assets	1,169,051	1,287,945

Funded status	(279,280)	(107,773)
Unrecognized net pension actuarial loss	282,906	195,679

Prepaid pension cost	$3,626	$87,906

(3)	Details of net pension cost were as follows:

	2010	2011

Service cost	$13,113	$10,383
Interest cost	19,833	25,346
Expected return on plan assets	(18,009)	(20,458)
Amortization of unrecognized pension actuarial loss	523	8,122

Net periodic pension cost	$15,460	$23,393

B.

In accordance with the Labor Pension Act, enacted July 1, 2005, the Company has a defined contribution employee retirement plan covering all domestic employees. The Company contributes monthly an amount based on 6% of employees’ monthly salaries and wages to the employees’ personal pension accounts with the Bureau of Labor Insurance. Employees may choose to receive pension on a monthly basis or as lump sum payment upon retirement determined based on the account balance plus accumulated investment gains. The pension expenses under this plan amounted to $540,549 and $756,238 for the years ended December 31, 2010 and 2011, respectively.

C.

The subsidiaries in Mainland China have defined contribution pension plans and contribute an amount monthly based on 10%~11% of employees’ monthly salaries and wages to an independent fund administered by a government agency. The plan is administered by the government of Mainland China and the subsidiaries do not have further pension liabilities beyond its monthly contribution. The pension expenses under this plan amounted to $664,218 and $787,614 for the years ended December 31, 2010 and 2011, respectively.

D.

As of December 31, 2010 and 2011, the subsidiaries which participated in defined contribution pension plans recognized pension costs according to the respective local laws for retirement plan. Pension expenses in the amount of $182,653 and $141,605 were recognized for the years ended December 31, 2010 and 2011, respectively.

(18)	Common stock

A.

As of December 31, 2011, the Company’s authorized and outstanding capital were $105,000,000 (including $2,000,000 reserved for stock options) and $73,129,708, respectively, with a par value of $10 (in dollars) per share.

B.

The stockholders at the stockholders’ meeting on January 6, 2010 approved the merger of the Company with other companies by share conversion, with the Company as the surviving company. The Company issued 4,046,382 thousand new shares according to the merger contract. Please refer to Note 4(10) for information on the merger.

C.

The new stocks, which were issued due to the merger, include the common stock issued by the acquired companies in May and December, 2006 through private replacement. The issuance of 570,929 thousand stocks was determined based on the exchange ratio in the merger contract. The rights and obligations of the private common shares are the same as other issued common shares, except for the transferring restriction under R.O.C. Securities and Exchanges Act and the listing restriction that no public listing will be allowed within three years since the day of issuance and only if the Company completes the application to publicly issued the shares. The aforementioned private common shares have not been publicly issued as of December 31, 2011.

D.

For the years ended December 31, 2010 and 2011, the Company issued common stock of 11,452 and 296 thousand shares, respectively, through the exercise of employee stock options under the stock-based employee compensation plan. All common stocks were issued in 2011. As of December 31, 2010, the amount of $8,650 (865 thousand shares), representing payments received in advance for shares to be issued, was shown as “Stock subscriptions received in advance”.

E.

In accordance with the Board of Directors’ resolution in August 2007, the Company decided to issue 300 million shares of common stock for cash, including 149,967.5 thousand units of global depository receipts (the “GDRs”), which represent 299,935 thousand shares of common stock with a unit of GDRs representing 2 shares of common stock. Per unit was issued at premium of US$9.02 (in dollars). As of December 31, 2011, there were 258,000 units outstanding, representing 516,000 shares of common stocks.

F.

On March 27, 2012, the Board of Directors of the Company proposed to issue domestic shares of common stock for cash, issue global depositary receipts or raise additional cash through private placement, with the maximum of 2,000,000 thousand shares of common stock to be issued.

(19)	Share-based payment-employee compensation plan

	A.	As of December 31, 2011, the Company’s share-based payment transactions were set forth below:

Type of arrangement	Grant date	Quantity granted (in thousand units)	Contract period	Vesting conditions

Employee stock options	2004.01.09	47,000	6 years	Note A, C
Employee stock options	2004.03.31	20,000	6 years	Note A, C
Employee stock options	2004.05.07	15,000	6 years	Note A, C
Employee stock options	2004.12.03	28,000	6 years	Note A, C
Employee stock options	2005.09.21	12,000	6 years	Note A, C
Employee stock options	2007.12.20	25,000	6 years	Note B
Employee stock options	2010.05.13	20,000	5 years	Note A
Employee stock options	2011.05.19	50,000	6 years	Note A

Note A:

The employees may exercise the stock options in installment based on 30%, 30% and 40% of total options granted on completion of the specified year(s) of service (one to four years) from the grant date.

Note B:

The employees may exercise the stock options in installment based on 40%, 30% and 30% of total options granted on completion of the specified years of service (three to five years) from the grant date.

Note C:	The employee stock options had already expired.

Note D:	The fair value of employee stock options which were granted on May 13, 2010 and May 19, 2011, were estimated using the Black-Scholes option pricing model. The information was as follows:

Type of arrangement	Grant date	Price (in dollars)	Strike price (in dollars)	Expected volatility (%)	Expected duration (month)	Expected dividend yield (%)	Risk-free interest rate (%)	Fair value per unit

Employee stock options	2010.05.13	39.85	39.85	51.57	48.6	0	0.80	15.12~ 16.98
″	2011.05.19	26.70	26.70	35.67	48.6	0	1.00	7.31~ 8.32

B.	Employee stock options acquired because of the merger

	a.	Details

Type of arrangement	Grant date	Quantity granted (in thousand units)	Contract period	Vesting conditions

Employee stock options	2006.04.01	17	5 years	Note 2,4
Employee stock options	2007.12.27	120	5 years	Note 2
Employee stock options	2009.09.30	24,819	5 years	Note 2
Employee stock options	2006.07.19	11 (Note 1)	6 years	Note 3
Employee stock options	2007.07.02	21 (Note 1)	6 years	Note 3
Employee stock options	2007.12.27	2 (Note 1)	6 years	Note 3

1.	Each unit of stock options can subscribe for 1,000 shares of common stock

2.	The employees may exercise the stock options in installment based on 50% and 50% of total options granted on completion of the specified years of service (two to three years) from the grant date.

3.	The employees may exercise the stock options in installment based on 25%, 25%,

25% and 25% of total options granted on completion of the specified years of service (two to five years) from the grant date.

	4.	The employee stock options had already expired.

	5.	The units of employee stock options above were adjusted by share conversion rate.

b.

For the employee stock options assumed by the Company due to the merger, the cost after calculation attributable to acquisition cost (equal amount was recognized as capital reserve - employee stock options under stockholders’ equity) and attributable to compensation cost over the remaining vesting period after the merger were $310,999 and $453,371, respectively.

c.	The fair value of employee stock options was estimated using the Hull & White (2002) Enhanced FASB 123 of the aforementioned binomial model. The information was as follows:

Type of arrangement	Grant date	Price (in dollars)	Strike price (in dollars)	Expected volatility (%)	Expected duration (month)	Expected dividend yield (%)	Risk-free interest rate (%)	Fair value per unit

Employee stock options	2006.04.01	51.60	91.20	45.10	24.34	0.61	0.82	0.62
Employee stock options	2007.12.27	51.60	64.00	45.10	36.30	0.61	0.82	2.66~ 2.8
Employee stock options	2009.09.30	51.60	39.20	45.10	36.78	0.61	0.82	3.57~ 4.14
Employee stock options	2006.07.19	51.60	55.21	45.10	12.04	0.61	0.82	4.64~ 4.77
Employee stock options	2007.07.02	51.60	67.53	45.10	24.78	0.61	0.82	4.23~ 4.41
Employee stock options	2007.12.27	51.60	80.63	45.10	48.54	0.61	0.82	3.65~ 3.82

C.	For the years ended December 31, 2010 and 2011, details of the employee stock option plan were as follows:

	For the year ended December 31, 2010

Stock Options	Quantity (in thousand units)	Weighted average exercise price (in dollars)	Range of exercise price (in dollars)	Weighted average remaining vesting period	Weighted average stock price of stock options at exercise date (in dollars)

Outstanding options at the beginning of the year	44,631	$51.09
Options increased from the merger	24,990	53.76

	For the year ended December 31, 2010

Stock Options	Quantity (in thousand units)	Weighted average exercise price (in dollars)	Range of exercise price (in dollars)	Weighted average remaining vesting period	Weighted average stock price of stock options at exercise date (in dollars)

Options granted	20,000	39.85
Options exercised	(11,452)	10.82			$41.8
Options expired	(5,355)	10.00

Outstanding options at the end of the year	72,814	39.37	$10.00	0.75 year

			$66.80	3 years
			$39.85	4.38 years
			$39.2~91.2	2.86 years
Exercisable options at the end of the year	2,981	—

	For the year ended December 31, 2011

Stock Options	Quantity (in thousand units)	Weighted average exercise price (in dollars)	Range of exercise price (in dollars)	Weighted average remaining vesting period	Weighted average stock price of stock options at exercise date (in dollars)

Outstanding options at the beginning of the year	72,814	$56.48
Options increased from the merger	50,000	26.70
Options exercised	(296)	10.00			$22.22
Options expired	(2,545)	10.00

Outstanding options at the end of the year	119,973	45.29	$66.80	2 years

			$26.70	4.39 years
			$39.2~80.63	3.38 years
Exercisable options at the end of the year	30,058	59.27

D.	As of December 2010 and 2011, the expenses incurred from share-based payment arrangement were $251,667 and $387,661, respectively.

E.

The following sets forth the pro forma consolidated net loss and loss per share based on the assumption that the compensation cost is accounted for using the fair value method even for the stock options granted before the effectiveness of R.O.C. SFAS No. 39, “Accounting for Share-based Payment”, which are all the stock options listed in the Note 4(19)A, except for those granted on 2011.5.19 and 2010.5.13:

		For the years ended December 31,

		2010	2011

Consolidated net	Net loss as reported	($14,835,437)	($64,439,778)

loss	Pro forma net loss	($15,168,760)	($64,603,522)

Basic loss per share	Basic LPS as reported	($2.29)	($8.81)

(LPS)	Pro forma basic LPS	($2.34)	($8.83)

(20)	Capital reserve

A.

Pursuant to the R.O.C. Company Law, capital reserve arising from paid-in capital in excess of par value on issuance of common stocks and donations can be used to cover accumulated deficit or to issue new stocks or cash to shareholders in proportion to their share ownership, provided that the Company has no accumulated deficit. Further, the R.O.C. Securities and Exchange Law requires that the amount of capital reserve to be capitalized mentioned above should not exceed 10% of the paid-in capital each year. Accumulated deficit shall be first covered by retained earnings before capital reserve can be used to cover ay accumulated deficit.

	B.	Please refer to Note 4(19) for the information on employee stock options.

(21)	Retained earnings

	A.	In accordance with the Company’s Articles of Incorporation, net income must be distributed in the following order:

		a.	to pay all tax accruals and payables arising from the current year and to cover prior years’ losses, if any;

		b.	as legal reserve equal to 10% of net income after tax and distribution pursuant to clause (a);

		c.	as any other legally required reserve;

		d.	to pay dividends on preferred shares;

		e.	to pay bonuses to employees not less than 5% of net income after tax and distribution pursuant to clauses a. to d.; and

f.

the remaining amount, if any, shall be distributed pursuant to the proposal of the Board of Directors in accordance with the Company’s dividend policy and to the resolution approved at the stockholders’ meeting, of which 0.1% should be paid as remuneration to directors and supervisors and the remaining amount as dividends to stockholders.

Dividends may be distributed in the form of cash or shares, or a combination of both; provided, however, that dividends distributed in respect of any fiscal year in the form of shares shall not exceed two-thirds of total dividends to stockholders.

B.

Except for covering accumulated deficit or issuing new stocks or cash to shareholders in proportion to their share ownership, the legal reserve shall not be used for any other purpose. The use of legal reserve for the issuance of stocks or cash to shareholders in proportion to their share ownership is permitted, provided that the balance of the reserve exceeds 25% of the Company’s paid-in capital.

C.

The Board of Directors proposed to cover accumulated deficit as of December 31, 2011 and 2010 with the proposal approved by the stockholders in March 2012 and June 2011, respectively. It was resolved not to distribute dividends and accrue employees’ bonus and directors’ and supervisors’ remuneration. The Company intended to cover accumulated deficit as of December 31, 2011 by using additional paid-in capital in excess of par - common stock amounting to $71,983,820.

D.	As of December 31, 2011, the Company had an accumulated deficit, so the Company did not have an additional 10% tax which was levied on the undistributed reserve.

E.	Information related to the Imputation Tax System as of and for the years ended December 31, 2010 and 2011 was as follows:

	December 31,

	2010	2011

Balance of the tax credit account	$1,030,506	$10,382,224

The stockholders at the stockholders’ meeting approved not to distribute dividends for the year of 2011, so there was no creditable tax rate for 2010. The Company had no undistributed earnings for the year ended December 31, 2011 due to accumulated deficit, so there was no estimated creditable tax rate for 2011.

(22)	Treasury stocks

	A.	Change in treasury stocks in 2011 and 2010

	For the year ended December 31, 2010

	Number of shares (in thousands)

Reason for reacquisition	Beginning	Increase	Decrease	Ending	Amount

The stocks of the Company held by subsidiaries, transferred from long-term equity investments	—	389	—	389	$15,589

	For the year ended December 31, 2011

	Number of shares (in thousands)

Reason for reacquisition	Beginning	Increase	Decrease	Ending	Amount

The stocks of the Company held by subsidiaries, transferred from long-term equity investments	389	—	(389)	—	$—

B.

Stocks held by subsidiaries of the Company are treated as treasury stocks. The treasury stocks held by the subsidiaries wherein the Company’s ownership more than 50% cannot participate in the issuance of common stock in cash and have no right to vote. The remaining rights held by subsidiaries were equal to those held by common stockholders.

C.

As of December 31, 2010, the Company’s subsidiary, Contrel Technology Co., Ltd., (the “Contrel”) held 3,004 thousand of the Company’s stocks, and the book value on Contrel was $33.4 (in dollars) per share. Based on the Company’s ownership percentage of Contrel, the treasury stock amounting to $12,995 was recorded as of June 30, 2010. Contrel reelected its directors during the Stockholders’ meeting in June 2011, and the new representative of the Company was not anymore designated as the general manager. Accordingly, the stock was not considered as treasury stocks.

(23)	Loss per common share

	For the year ended December 31, 2010

	Amount		Number of shares (in thousands)	Loss per common share (in dollars)

	Before tax	After tax		Before tax	After tax

Basic loss per share:
Consolidated net loss	($13,412,565)	($14,214,041)	6,478,209	($2.07)	($2.19)
Minority interests	(614,874)	(621,396)		(0.10)	(0.10)

Net loss attributable to the parent company	($14,027,439)	($14,835,437)		($2.17)	($2.29)

	For the year ended December 31, 2011

	Amount		Number of shares (in thousands)	Loss per common share (in dollars)

	Before tax	After tax		Before tax	After tax

Basic loss per share:
Consolidated net loss	($69,730,270)	($64,760,598)	7,312,694	($9.54)	($8.86)
Minority interests	319,677	320,820		0.04	0.05

Net loss attributable to the parent company	($69,410,593)	($64,439,778)		($9.50)	($8.81)

As employee stock options had anti-dilutive effect for the years ended December 31, 2010 and 2011, they were not included in the calculation of loss per share.

(24)	Personnel, depreciation and amortization expenses

	For the year ended December 31, 2010

	Operating costs	Operating expenses	Non-operating expenses (Note)	Total

Personnel expenses
Salaries	$20,242,265	$5,646,143	$—	$25,888,408
Labor and health insurance	1,335,243	368,765	—	1,704,008
Pension	1,045,246	357,634	—	1,402,880
Other	2,103,544	414,195	—	2,517,739

	$24,726,298	$6,786,737	$—	$31,513,035

Depreciation	$71,418,532	$1,613,245	$168,710	$73,200,487

Amortization	$2,851,006	$3,326,097	$—	$6,177,103

	For the year ended December 31, 2011

	Operating costs	Operating expenses	Non-operating expenses (Note)	Total

Personnel expenses
Salaries	$24,659,157	$6,337,877	$—	$30,997,034
Labor and health insurance	1,978,862	530,144	—	2,509,006
Pension	1,351,768	357,082	—	1,708,850
Other	1,462,629	780,002	—	2,242,631

	$29,452,416	$8,005,105	$—	$37,457,521

Depreciation	$91,373,163	$1,821,112	$214,788	$93,409,063

Amortization	$2,144,968	$3,430,322	$—	$5,575,290

Note: Non-operating expenses pertain to depreciation of rental and idle assets.

5.	RELATED PARTY TRANSACTIONS

	(1)	Names of related parties and their relationship with the Company

Names of related parties	Relationship with the Company

Hon Hai Precision Industry Co., Ltd. and subsidiaries (Hon Hai and subsidiaries)	Same major stockholder
G-TECH Optoelectronics Corporation (G-TECH)	An indirect investee company of Hon Hai accounted for under the equity method
Advanced Optoelectronic Technology Inc. (Advanced)	The subsidiary of the Company is a corporate director of Advanced
Ampower Holding Ltd. and subsidiaries (Ampower and subsidiaries)	An investee company accounted for under the equity method (Note B)

Names of related parties	Relationship with the Company

Leadtek Global Group Limited (LGG)	Subsidiary (Note B)
Ningbo Chi Mei Optoelectronics Ltd. (NBCMO)	An indirect wholly-owned subsidiary (Note B)
Nanhai Chi Mei Optoelectronics Ltd. (NHCMO)	An indirect wholly-owned subsidiary (Note B)
TPO Displays Shanghai Ltd. (TPO Shanghai)	An indirect wholly-owned subsidiary (Note B)
Chi Mei Corporation and subsidiaries (CMC and subsidiaries)	A company accounted for the Company and its subsidiaries under equity method (Note B)

	A.	Except for those transactions with the above related parties, there were no material transactions between the other related parties for the years ended December 31, 2010 and 2011, respectively.

B.

The Company had new related parties due to the merger on March 18, 2010. The disclosure of transactions between the Company and the related parties was from March 18, 2010, but the disclosure of balance sheet accounts was as of December 31, 2010 and December 31, 2011.

(2)	Significant transactions and balances with related parties

	A.	Sales

	For the years ended December 31,

	2010		2011

	Amount	% of net sales	Amount	% of net sales

CMC and subsidiaries	$29,775,155	6	$24,368,538	5
Hon Hai and subsidiaries	16,445,699	3	17,172,563	3
Others	2,051,042	—	1,003,628	—

	$48,271,896	9	$42,544,729	8

Sales prices charged to related parties were similar to non-related party transactions. The collection period was 30~120 days upon delivery or on a monthly-closing basis to related parties, and 30~90 days on a to non-related parties.

B.	Purchases

	For the years ended December 31,

	2010		2011

	Amount	% of net purchases	Amount	% of net purchases

CMC and subsidiaries	$28,935,264	6	$27,306,661	5
Hon Hai and subsidiaries	10,075,738	2	16,579,339	3
Advanced	1,948,073	—	1,937,602	—
G-TECH	828,560	—	1,543,316	—
Ampower and subsidiaries	1,015,855	—	1,442,332	—
Others	1,172,885	—	2,021,748	—

	$43,976,375	8	$50,830,998	8

There was no similar transaction to compare with, and the transaction terms were decided by negotiation or at market prices. The payment term was 30~120 days to related parties after delivery, and 30~180 days to non-related party after delivery or on a monthly - closing basis.

C.	Processing costs

	For the years ended December 31,

	2010		2011

	Amount	Accrued expenses	Amount	Accrued expenses

Hon Hai and subsidiaries	$1,859,725	$1,891,228	$1,442,625	$948,009

The Company subcontracted the processing of products of Hon Hai and subsidiaries in Mainland China. The processing fees were mainly charged based on cost plus method.

D.	Accounts receivable

	December 31,

	2010		2011

	Amount	% of total accounts receivable	Amount	% of total accounts receivable

CMC and subsidiaries	$5,199,512	8	$3,353,755	4
Hon Hai and subsidiaries	3,457,580	5	3,101,656	4

Others	57,125	—	539,041	1

	$8,714,217	13	$6,994,452	9

E.	Accounts payable

	December 31,

	2010		2011

	Amount	% of total accounts payable	Amount	% of total accounts payable

CMC and subsidiaries	$7,652,918	7	$9,837,674	8
Hon Hai and subsidiaries	3,607,105	3	6,442,779	5
Others	1,083,275	1	3,127,312	3

	$12,343,298	11	$19,407,765	16

F.	Property transactions

	For the year ended December 31, 2010

	Acquisition of property, plant and equipment	Payable shown as “payables for equipment”

CMC and subsidiaries	$260,837	$75,487
Hon Hai and subsidiaries	199,749	199,749

	$460,586	$275,236

	For the year ended December 31, 2011

	Acquisition of property, plant and equipment	Payable shown as “payables for equipment”

Hon Hai and subsidiaries	$1,252,716	$376
CMC and subsidiaries	182,241	8,462
Other	378,133	96,154

	$1,813,890	$104,992

G.	Endorsements and guarantees

The total balance of the Company’s endorsements and guarantees for the secured loan as of December 31, 2010 and 2011 were shown below

	December 31, 2010	December 31, 2011

Leadtek	$25,343,100	$16,166,850
Ningbo Chi Mei Optoelectronics Ltd.	10,486,800	5,449,500
Nanhai Chi Mei Optoelectronics Ltd.	7,282,500	7,568,750
TPO Displays Shanghai Ltd.	448,648	302,750

	$43,561,048	$29,487,850

H.	The following sets forth the remuneration information of the key management, such as directors, supervisor, general manager, vice general manager, etc:

	For the years ended December 31,

	2010	2011

Salaries	$67,444	$32,316
Bonuses	11,137	6,481
Service execution fees	—	5,138

	$78,581	$43,935

(A)	Salaries include regular wages, special responsibility allowance, and pensions.

(B)	Bonuses include various bonuses and rewards, etc.

(C)	Service execution fees include salary in kind, such as vehicles offering, etc.

(D)	The relevant information above was shown in the Company’s annual report.

6.	PLEDGED ASSETS

As of December 31, 2010 and 2011, the assets pledged were as follows:

		Book value, December 31,

Assets	Purpose of collateral	2010	2011

Other financial assets-current
Performance bond	Pledged for long-term loan	$2,189	$—
Refundable deposits	Tariff guarantee and pledged for short - term loan	—	10,565,926
Refundable deposits	Guarantee to United Stutes District Court for litigation	—	3,338,525
Other financial assets - non-current
Pledged time deposits	Tariff guarantee	700	700
Refundable deposits	Guarantee to European Commission for litigation	—	11,754,000
Refundable deposits	Guarantee to United Stutes District Court for litigation	—	565,333
Property, plant, and equipment	Pledged for long-term loan and performance guarantee of lease payable	265,838,795	203,844,253

Deferred expenses	Pledged for long-term loan	433,313	147,869

- line ad hydropower construction		$266,274,997	$230,216,606

7.	COMMITMENTS AND CONTINGENT LIABILITIES

Except for the guarantees provided to certain subsidiaries, the Company had other commitments and contingent liabilities as follows:

Significant Commitments

(1)

As of December 31, 2011, the future minimum lease payments required to be made by the Company for land and factories in the Zhunan Science Induotrial Park and the Tainan Science Industrial Park were as follows:

Amount

2012.01.01 ~ 2012.12.31	$418,815
2013.01.01 ~ 2016.12.31	1,675,260
After 2017.01.01	2,421,132

$4,515,201

(2)	As of December 31, 2011, the future minimum lease payments required to be made by the Company for land, offices and warehouse leases were as follows:

Amount

2012.01.01 ~ 2012.12.31	$119,168
2013.01.01 ~ 2016.12.31	330,356
After 2017.01.01	71,058

$520,582

(3)	As of December 31, 2011, the total amount of contracts for machinery and equipment and building construction was $40,193,336, of which $14,032,289 remained unpaid.

(4)	As of December 31, 2011, the total outstanding letters of credit for the purchase of property, plant and equipment was $1,729,621.

Significant Litigations

(5)

On February 2, 2007, the Company was named as defendant in a lawsuit brought by Anvik Company, alleging that the Company had infringed upon five Anvik’s patents of TFT-LCD panels produced by the machines purchased from Nikon Company. As the litigation was still under the trial and investigations of the court, the ultimate outcome of this litigation and damages that the Company may incur cannot reasonably be determined. The litigation will not infringe the Company to produce products using machines which purchased form Nikon Company.

(6)

Mondis filed a lawsuit with the United States District Court of the Eastern District of Texas against the Company on December 31, 2007, and January 15, 2009, alleging infringement, among others, of its patent on liquid crystal display and claimed damages for its losses. The Company has appointed attorneys in this area tending to this case. The court date of the lawsuit was on June 17, 2011. On June 27, 2011, the jury found that the Company had infringed upon partial patent rights in the lawsuit and should indemnify Mondis US$15 million for the infringement. The judge of the first instance ruled that the Company has to pay US$15 million to Mondis on August 30, 2011; however, the Company had appealed the decision with the Supreme Court.

(7)

Plasma Physic and Solar Physics filed a lawsuit against the Company and its subsidiary on April 18, 2008, alleging infringement, among others, of their patents on liquid crystal displays used in the Company and its subsidiary’s products. On December 10, 2010, the jury rendered a verdict that the Company infringed upon two partial patent rights in the lawsuit and should indemnify Plasma US$10,750 thousand for the infringement. However, the judge on the first trial still has to make the final decision on the indemnity based on the jury’s ruling amount. As of the financial reporting date, the final decision has not been issued. The Company expected that its normal shipments would not be affected.

(8)

Chi Mei Optoelectronics Corporation (the “CMO”), Chi Mei Optoelectronics Japan Co., Ltd., Chi Mei Optoelectronics UK Ltd., Chi Mei Optoelectronics Europe B.V. and Chi Mei Optoelectronics USA Inc. were investigated under the Anti-Trust competition by the Department of Justice in the U.S. Since then, certain state governments in the U.S. and the government of Europe, Brazil and Korea also filed the investigation. In addition, in the U.S. and Canada, some of the downstream clients of TFT-LCD industries and ultimate customers filed claims for damages of over-charging the products due to jointly monopolize and manipulate the market price the damage in the civil lawsuits individually or as a class action against Chi Mei Optoelectronics Corporation and Chi Mei Optoelectronics USA Inc.

Regarding the above lawsuits, the Company had reached an agreement with the United States Department of Justice in December 2009, agreeing to pay penalties of US$220 million in installment over five years. As of December 31, 2011, the unpaid penalties amounted to $4,420,150 (shown as “Other payables - others” and “Other liabilities - others”).

In December 2011, the Company received a notice from the European Commission, requesting the Company to pay penalty of EUR 300 million to the account as specified by the European Commission within three months upon the receiving date of the notice. The Company appealed this case to the Court of Justice of the European Union in February 2011 and deposited EUR 300 million to the above account on March 14, 2011. The principal and interest accrued in this account will be refunded to the Company depending on the final outcome on this case.

As to the class suit of the U.S. direct purchasers, the Company reached an out-of-court settlement with the plaintiffs, agreeing to pay the plaintiffs US$78 million. The settlement agreement was presented to the United States District Court for the Northern District of California in August 2011. The Company also deposited settlement guarantee amounting to US$78 million into the designated trust account. The settlement agreement was approved by the United States District Court for the Northern District of California in December 2011.

As to the class suit of the U.S. indirect purchasers, the Company reached an out-of-court settlement with the indirect purchaser plaintiffs and eight State Governments in November 2011, agreeing to pay the indirect purchaser plaintiffs and eight State Governments of US$110,273 thousand and US$5,738 thousand, respectively. The settlement agreement was presented to the United States District Court for the Northern District of California in December 2011. The United States District Court for the Northern District of California will hold a hearing recently to determine whether the settlement agreement shall be approved.

In December 2011, the Company received a notice from the Korean Fair Trade Commission, requesting the Company to deposit the penalty around NT$41,500 thousand into the account designated within 60 days from the receipt of notice. The Company put forth an opposition to this request in December 2011.

As of December 31, 2011, the Company was unable to evaluate the possible effects of the litigations and investigations as mentioned above. The Company appointed attorneys tending to those cases. Other than the statements above, the Company was unable to evaluate the final results of those cases as of December 31, 2011.

(9)

In December 2006, L.G. Display Co., Ltd. (formerly L.G. Philips LCD Co., Ltd., the “LGD”) filed a patent infringement lawsuit against CMO and other companies in the same industry with the United States District Court for the District of Delaware, alleging that CMO and the other companies infringed LGD’s patent relating to several products. On May 4, 2007, CMO filed a patent infringement lawsuit against LGD and its subsidiary L.G. Display America, Inc. (formerly L.G. Philips LCD America, Inc.)(the “LPLA”), in the United States District Court for the Eastern District of Texas. CMO alleged that LGD and LGDA purposely infringed some of the Company’s patents on TFT-LCD. As of December 31, the pre-trial process was completed; however, the date of trial was not yet announced. The Company did not expect that the lawsuit will have a material adverse effect on the Company’s financial position or results of operations in the short term.

(10)

On September 8, 2008, Apeldyn Corporation sued the Company alleging infringement of patents of its products with the United States District Court for the District of Delaware. On November 15, 2011, the Court ruled that the Company did not infringe Apeldyn’s patent.

(11)	Mondis filed a lawsuit with the Duesseldorf District Court (the “Court”) in Germany against the Company on May 8, 2009, alleging infringement, among others, of its patent on liquid crystal display and claiming damages for its losses. The Company appointed external attorneys in this area tending to this case and successfully defend Mondis’ assertion. Therefore Mondis was going to appeal to a higher court. The Company did not expect that the lawsuit would have a material impact on the Company’s financial position or results of operations in the short term.

(12)

Thomson Licensing SAS. filed a lawsuit with the United States District for the District of Delaware on July 23, 2010, alleging infringement of its patent. Since the complainant also filed a lawsuit with the United States International Trade Commission (the “USITC”), the judge decided to suspend the litigation procedure and the Company was currently waiting for the verdict by the USITC.

(13)

Thomson Licensing SAS. filed a lawsuit with USITC on August 27, 2010, alleging infringement of its patent. The executive officer accepted the request and finished the investigation. They held a court meeting in September 2011, and will have a found judgment in 2012. The shipments of the Company would not have a material adverse effect at this time.

(14)

Erdos Displays, LLC and Eidos III, LLC filed a lawsuit with the United States District Court for the District of East Texas on April 25, 2011, alleging infringement of its patent. The lawsuit was in the litigation procedure and will have a judgment in January 2014. The Company did not expect that the lawsuit will have a material adverse effect on the Company’s financial position or result of operations in the short term.

(15)

In January 2012, Semiconductor Energy Laboratory Co., Ltd. (a Japan company) filed a lawsuit with the US District Court for the Central District of California against the Company and other companies, alleging the infringement of its six U.S. patents. The Company appointed external attorneys tending to this case and will make a response to this case toward the U.S. District Court for the Central District of California by the end of April 2012. The case was still in the initial investigation procedures; it shall not affect the Company’s business and finance in the short term.

8.	SIGNIFICANT CATASTROPHE

None.

9.	SUBSEQUENT EVENTS

Please refer to Notes 4(18), 4(21), 7(15). For the negotiation with the consortium as to the debt issue, please refer to Note 4(13).

10.	OTHERS

	(1)	Fair value of financial instruments

	December 31, 2010

		Fair value

Financial instruments	Book value	Quotations in an active market	Estimated using a valuation technique	Description

Non-derivative financial instruments
Assets
Financial assets with fair value equal to book value	$129,416,407	$—	$129,416,407	A
Financial assets at fair value through profit or loss	192,890	—	192,890	F
Available-for-sale financial assets	7,295,590	4,056,514	3,239,076	E
Financial assets carried at cost - non-current	4,316,803	—	—	G
Other financial assets - non-current	700	—	698	B
Refundable deposits	107,587	—	107,222	B
Liabilities
Financial liabilities with fair value equal to book value	248,477,056	—	248,477,056	A
Bonds payable	4,000,000	—	4,030,776	H
Long-term loans	176,405,031	—	176,405,031	C
Lease payable	4,940,000	—	4,940,000	I
Guarantee deposits received	48,095	—	47,932	B

Derivative financial instruments
Assets
Forward exchange contracts	505,652	—	505,652	D
Liabilities:
Forward exchange contracts	78,294	—	78,294	D
Interest rate swap contract	392,919	—	392,919	D
Cross currency swap contract	778,531	—	778,531	D
Off-balance-sheet financial instruments
Endorsements and guarantees	43,561,048	—	43,561,048	J

	December 31, 2011

		Fair value

	Book value	Quotations in an active market	Estimated using a valuation technique	Description

Non-derivative financial instruments
Assets
Financial assets with fair value equal to book value	$149,345,571	$—	$149,345,571	A
Financial assets at fair value through profit or loss	197,096	—	197,096	F
Available-for-sale financial assets	3,487,784	3,487,784	—	E
Financial assets carried at cost - non-current	1,280,852	—	1,280,852	G
Other financial assets - non-current	12,320,033	—	12,257,520	B
Refundable deposits	69,016	—	68,666	B
Liabilities
Financial liabilities with fair value equal to book value	416,440,588	—	416,440,588	A
Bonds payable	2,000,000	—	2,015,155	H
Long-term loans	51,986,345	—	51,986,345	C
Lease payable	2,960,000	—	2,960,000	I
Guarantee deposits received	88,751	—	88,301	B

Derivative financial instruments
Assets
Forward exchange contracts	642,441	—	642,441	D
Liabilities:
Forward exchange contracts	73,656	—	73,656	D
Interest rate swap contract	287,499	—	287,499	D
Cross currency swap contract	449,453	—	449,453	D
Off-balance-sheet financial instruments
Endorsements and guarantees	29,487,850	—	29,487,850	J

The methods and assumptions used to estimate the fair values of the above financial instruments were summarized below:

A.

For short-term instruments, the fair values were determined based on their carrying values, not based on quotations in an active market nor estimated using a valuation technique because of the short maturities of the instruments. This method was applied to Cash and cash equivalents, Accounts receivable (including related parties), Other receivables (including related parties), Other financial assets - current, Short-term loans, Short-term notes payable, Accounts payable (including related parties), Income tax payable, Accrued expenses, Payables for Equipment, Other payables - other, Long-term loans - current portion and Other current liabilities.

B.

The fair value of other financial assets-non-current, Refundable deposits and Guarantee deposits received was based on the present value of expected cash flow amount. The discount rate was the one-year deposit rate of the Directorate General of Postal Remittances and Savings Bank.

	C.	The fair values of Long-term loans were their carrying values because they bore floating interest rates.

D.

The fair values of derivative financial instruments which included unrealized gains or losses on unsettled contracts were determined based on the amounts to be received or paid assuming that the contracts were settled as of the reporting date.

E.

Available-for-sale financial assets were regarded as quoted in an active market if quoted prices were readily and regularly available from an exchange, dealer, broker industry group, pricing service or regulatory agency, and those prices represented actual and regularly occurring market transactions on an arm’s-length basis. If the market for a financial instrument was not active, an entity established fair value by using a valuation technique.

F.

Financial assets at fair value through profit or loss were regarded as quoted in active market if quoted prices were readily and regularly available from an exchange, dealer, broker industry group, pricing service or regulatory agency, and those prices represented actual and regularly occurring market transaction on an arms-length basis. If the market for a financial instrument was not active, an entity established fair value by using a valuation technique.

	G.	For financial assets not quoted in an active market, their fair value cannot be measured reliably and they were measured at cost.

	H.	Fair value of bonds payable was based on the present value of expected cash flows. The discount rate was the effective interest rate of bonds issued with similar conditions as those of the Company.

I.

Leased obligation payable was based on the present value of expected cash flow amount. The discount rate was the effective interest rate of loans. The fair values of Leased obligation payable were their carrying values because they bore floating interest rates.

	J.	The fair value of endorsements and guarantees depended on the amount of contract.

(2)	Information of interest rate risk items

As of December 31, 2010 and 2011, the financial assets with fair value risk due to the change of interest amounted to $30,819,371 and $35,045,249, respectively; the financial liabilities with fair value risk due to change in interest amounted to $35,175,329 and $90,492,188, respectively; the financial assets with cash flow risk due to the change of interest amounted to $2,853,129 and $0, respectively; and the financial liabilities with cash flow risk due to the change of interest amounted to $258,767,048 and $240,747,812, respectively.

(3)	Procedure of financial risk control

A.

The Company adopted a comprehensive risk management and control system to identify all risks, including market risk, credit risk, liquidity risk, and cash flow risk, so that management can precisely measure these risks and control them effectively.

B.

The objective of the Company’s risk management was to adjust risk exposures to maintain proper liquidity and effectively control significant market risks after appropriately taking into consideration the economic environment, competition, operating needs and the changes of market value risk.

C.

The Company’s operations and business activities exposed it primarily to the financial risks of changes in fair value and interest rate. The Company entered into cash flow and fair value hedge transactions to manage the financial risks associated with the changes in fair value and interest rates. Cash flow hedge was used to minimize the Company’s exposure to the risk of interest rate changes, and fair value hedge was used to reduce the Company’s exposure to the risk of market price changes. Fair value hedge was used to hedge the risks of fluctuations in exchange rate on foreign-currency denominated assets or liabilities. The Company used foreign exchange forward contracts to hedge these exposures. The Company entered into transactions at fixed rates to reduce the exposures on transactions vulnerable to both foreign currency and interest rate changes. The Company used interest rate swap contracts and cross currency swap contracts to hedge these exposures.

(4)	Information of material financial risk

	A.	Market risk

The Company’s major import and export transactions were conducted in USD and JPY. The change of fair value will be caused by foreign exchange rate; however, the Company examined its net foreign currency position through regularly evaluating the positions of foreign currency assets and foreign currency liabilities, and used the net foreign currency position as the risk management basis when entering into foreign currency loans, forward exchange contracts and foreign exchange options. Thus, most of the market risk could be offset or hedged. No material market risk was expected.

The Company was exposed to price risk because of investments in foreign exchange options, with fair value in the active market. The Company set limits to control the transaction volume and stop-loss amount of derivatives to reduce its market risk.

Certain transactions of the Company involve non-functional currency which was exposed to exchange rate fluctuation. The information on foreign currency denominated monetary assets and liabilities which were significantly affected by exchange rate fluctuation was as follows (Foreign Currency: Functional Currency):

	December 31,

	2010		2011

	Foreign currency amount (In thousands)	Exchange rate	Foreign currency amount (In thousands)	Exchange rate

Financial Assets
Monetary item
USD : NTD	$3,048,858	29.13	$2,768,606	30.28
JPY : NTD	4,312,972	0.36	1,016,729	0.39
HKD : NTD	5,362	3.75	62,095	3.90
EUR : NTD	100,587	38.92	347,149	39.18
CHF : NTD	2,926	31.07	—	—
KRW : NTD	89,406	0.03	152,614	0.03
YEN : NTD	61	4.40	—	—
GBP : NTD	72	44.83	—	—
USD : YEN	1,164,060	6.62	471,351	6.30
JPY : YEN	—	0.08	10	0.08
USD : JPY	74,762	81.44	25,904	77.73
USD : SGD	6	1.29	6	1.30

	December 31,

	2010		2011

USD : HKD	118,083	7.77	9,049	7.77
JPY : HKD	13,959	0.10	13,960	0.10
EUR : HKD	2,626	10.38	—	—
JPY : USD	23,812	0.01	2,778	0.01
EUR : USD	73	1.34	15,094	1.29

	Foreign currency amount (In thousands)	Exchange rate	Foreign currency amount (In thousands)	Exchange rate

Non-monetary item
USD : NTD	$173,415	29.13	$71,545	30.28
HKD : NTD	—	—	213,710	3.90
Financial Liabilities
Monetary item
USD : NTD	3,840,221	29.13	1,697,531	30.28
JPY : NTD	58,040,353	0.36	55,466,136	0.39
HKD : NTD	11,472	3.75	13,536	3.9
EUR : NTD	301,226	38.92	1,851	39.18
CHF : NTD	298	31.07	—	—
KRW : NTD	98,342	0.03	153,194	0.03
YEN : NTD	317	4.40	19	4.80
GBP : NTD	38	44.83	31	46.73
AUD : NTD	88	29.68	98	30.74
SGD : NTD	22	22.73	—	23.21
USD : YEN	1,872,144	6.62	4,306,619	6.30
JPY : YEN	2,034,922	0.08	1,432,998	0.08
HKD : YEN	1,454	0.85	1,054	0.81
NTD : YEN	277	0.23	—	—
EUR : YEN	1,330	8.85	86	8.16
GBP : YEN	26	10.22	—	—
USD : JPY	297	81.44	—	—
USD : HKD	140,642	7.77	77	7.77
JPY : HKD	608,588	0.10	—	—
EUR : HKD	39,131	10.38	—	—

	December 31,

	2010		2011

USD : EUR	—	—	3	0.75

B.	Credit risk

The counterparties of the Company’s receivables were international computer and electronics companies with good credit standing. No significant bad debts occurred in the past three years. The Company regularly evaluated the adequacy of its allowance for doubtful accounts. It was assessed that no significant credit risk will arise.

As the counterparties of forward exchange contracts and foreign exchange options undertaken by the Company were reputable financial institutions, the possibility of default by the counterparties was considered low.

Loan guarantees provided by the Company were in compliance with the Company’s “Procedures for Provision of Endorsements and Guarantees” and were only provided to affiliated companies of which the Company owned directly or indirectly more than 50% ownership or a company which trades with the Company. As the Company was fully aware of the credit conditions of these related parties, it had not asked for collateral for the loan guarantees provided. In the event that these related parties fail to comply with loan agreements with banks, the maximum loss to the Company was the total amount of loan guarantees. No significant credit risk was expected.

C.	Liquidity risk

The major counterparties of the Company’s receivables were high-credit-quality international companies. Its receivables were due within one year and the collection condition of receivables was normal. No significant liquidity risk was expected.

The Company entered into forward exchange contracts, foreign currency option contracts, and cross-currency interest swap contracts for hedging exchange rate fluctuation of foreign-currency assets or liabilities. The expected cash inflow (outflow) upon settlement of derivative transactions will be offset against the inflow (outflow) of hedged assets and liabilities. The Company had sufficient operating capital to meet the above cash demand. The interest rate of the interest rate swap contracts and swap contracts had taken the Company’s cost of capital into account. In addition, the exchange rate of forward exchange contracts, forward exchange option contracts, and cross-currency swap contracts had been fixed. Therefore, there was no material fund raising risk and cash flow risk.

As of December 31, 2011, the Company’s projected cash flows for the outstanding derivative financial instruments were as follows:

December 31, 2010 Financial instrument	Period	Cash outflow		(in thousands) Cash inflow

Foreign exchange forward contract	2011/1	TWD	6,001,800	USD	200,000
	2011/1~2011/3	USD	670,000	JPY	55,777,011
	2011/1~2011/3	HKD	34,000	USD	1,551
	2011/2	HKD	26,000	JPY	2,828
Cross currency swap contracts (Note)	2010/11 ~ 2013/11	TWD	6,190,254	USD	1,439
Interest rate swap contracts (Note)	2010/11 ~ 2015/2	TWD	1,177,224	TWD	439,386

December 31, 2011 Financial instrument	Period	Cash outflow		(in thousands) Cash inflow

Foreign exchange forward contract	2012/1~2012/2	EUR	331,000	USD	435,560
	2012/1~2012/4	TWD	55,171,095	USD	1,835,000
	2012/1~2012/3	USD	776,000	JPY	59,485,534
	2012/1~2012/3	HKD	33,500	JPY	335,348
	2012/1~2012/3	USD	20,316	EUR	15,000
Cross currency swap contracts (Note)	2012/5 ~ 2013/11	TWD	4,141,581	USD	123,140
Interest rate swap contracts (Note)	2012/5 ~ 2015/2	TWD	649,809	TWD	336,486

		Note:	The cross-currency swap contracts and interest rate swap contracts were calculated based on the most recent floating interest rate.

	D.	Cash flow risk

The Company borrowed loans with floating interest rate. The effective rate of loans would be changed due to change in market interest rate. The Company had also transferred some of floating interest rate loans to fixed interest rate loans to reduce the risk of interest rate rising. The Company’s working capital was sufficient to hedge the cash flow risk arising from fluctuations in interest rates.

The IRS contract was settled based on the fixed amount of interest to be paid or received, which was based on the nominal principal times the difference of interest rates. The Company had no sufficient cash flow risk.

(5)	Fair value hedge and cash flow hedge

	A.	Fair value hedge

The Company evaluated the risk of fair value changes on interest payments associated with long-term borrowings denominated in foreign currency and entered into cross currency swap contracts to hedge the exposure.

Hedge Item	Hedging Financial Instrument	Fair value, December 31, 2010	Fair value, December 31, 2011

Long-term borrowings denominated in foreign currency	Cross currency swap contracts	($854,220)	($429,653)

B.	Cash flow hedge

The Company evaluated the risk of future cash flow changes on principal payments associated with the Company’s floating interest rate bearing borrowings (both current-portion and long term) due to interest rate changes to be significant, and accordingly, entered into interest rate swap and cross-currency swap contracts to hedge such exposures.

Hedge Item	Hedging Financial Instrument	Fair value, December 31, 2010	Future cash demand	Expected Timing for the Recognition of Gains Or Losses from Hedge

Long-term loans	Interest rate swap contracts	($392,919)	2008~2015	2008 ~ 2015
	Cross-currency swap contracts	75,689	2005~2013	2005 ~ 2013

		($317,230)

Hedge Item	Hedging Financial Instrument	Fair value, December 31, 2011	Future cash demand	Expected Timing for the Recognition of Gains Or Losses from Hedge

Long-term loans	Interest rate swap contracts	($287,499)	2008~2015	2008 ~ 2015
	Cross-currency swap contracts	(19,800)	2005~2013	2005 ~ 2013

		($307,299)

Item	December 31, 2010	December 31, 2011

Adjustment to stockholders’ equity	($317,230)	($307,299)

(6)	Elimination between the Company and subsidiaries

For the year ended December 31, 2010

Transactions		Companies	Amount

1.	Elimination of long-term equity investments and stockholders’ equity	The Company, Innolux Holding and Landmark etc.	$58,540,104
2.	Elimination of receivables and payables	The Company, Innolux US, Innocom (Shenzhen), CMO Japan, Toptech Trading, TPO HK, Leadtek and TPO Japan etc.	63,051,162

3.	Elimination of profit and loss

	(1)	Sales and purchases	The Company, Innolux US, Innocom (Shenzhen), CMO Japan, TPO HK, Toptech Trading and TPO Shanghai etc.	63,291,238
	(2)	Processing revenues and costs	The Company, Lakers and Toptech Trading	107,734,079
	(3)	Unrealized profit and deferred credits	The Company, Innolux US, Innocom (Shenzhen), TPO (Sinepal)	20,490
	(4)	Realized profit and deferred credits	The Company, Lakers and Innocom (Shenzhen)	134,406

For the year ended December 31, 2011

Transactions			Companies	Amount

1.	Elimination of long-term equity investments and stockholders’ equity		The Company, Innolux Holding and Landmark etc.	$64,855,662
2.	Elimination of receivables and payables		The Company, Innolux US, Innocom (Shenzhen), CMO Japan, TPO HK, Leadtek and TPO Japan etc.	107,721,661
3.	Elimination of profit and loss

	(1)	Sales and purchases	The Company, Innolux US, Innocom (Shenzhen), CMO Japan, Lakers and TPO Shanghai etc.	54,940,946
	(2)	Processing revenues and costs	The Company, Lakers and Leadtek	138,907,905
	(3)	Unrealized profit and deferred credits	The Company, Innolux US and Innocom (Shenzhen)	88,445
	(4)	Realized profit and deferred credits	The Company, Innolux US, Innocom (Shenzhen) and TPO (Sinepal)	20,490

(7)	Turnaround plan

The Company incurred a net loss of $64,439,778 in 2011. As of December 31, 2011, its current liabilities exceeded its current assets by $206,588,979. The Company’s management adopted the following measures to improve its operations and financial position:

	A.	Negotiation with the syndicated banks as to the debt issue

To safeguard the creditor’s rights and the Company’s operations, the Company was actively negotiating with the syndicated banks for the extension of due dates of the syndicated loans installment repayments and the renewal of short and medium-term bank credit lines. Further information was given in Note 4(13)3.

B.	Capital increase

As stated in Note 4(13)3, in accordance with the negotiation on the debt issue, the Company shall increase its capital in certain amount of cash within three years.

C.	Operation improvement

The Company continued to adjust its product lines according to the market demands, to raise operating revenue and gross profit. The Company also tried to strictly control various expenses and expenditures to effectively enhance operational performance and create cash flows in from operating activities.

D.	Capital expenditure control program

Future capital expenditures will focus on the introduction of new technologies and new manufacturing processes, and also the enhancement of plant and equipment production efficiency, rather than pursuing capacity expansion. Capital expenditure budgets and amounts will be controlled strictly to maximize the benefits of capital expenditures.

11.	ADDITIONAL DISCLOSURES REQUIRED BY THE SECURITIES AND FUTURES BUREAU

	(1)	Related information of significant transactions

All the transactions with subsidiaries disclosed below were eliminated when preparing audited consolidated financial statements. The disclosure information as follows was for reference only.

		A.	Loans granted during the year ended December 31, 2011

Financing company’s name	Counterparty	Financial statement account	Maximum balance for the year	Ending balance	Interest rate	Type of financing (Note A)	Transaction amount	Reason for short-term financing	Allowance for bad debts			Financing limit for each borrowing company	Financing company’s financing amount limit
										Collateral				Note

										Name	Value

Chimei Innolux Corporation	Chi Mei El Corporation	Other receivables – related parties	$1,200,000	$—	—%	2	$—	Note B	$—	—	—	$19,618,094	$58,854,281	C

Chimei Innolux Corporation	Dragon Flame Industrial Ltd.	Other receivables – related parties	101,532	101,532	—%	2	—	Note B	—	—	—	19,618,094	58,854,281	C

Chimei Innolux Corporation	TPO Displays Shanghai Ltd	Other receivables – related parties	115,761	115,761	—%	2	—	Note B	—	—	—	19,[6]18,094	58,854,281	C

Chimei Innolux Corporation	VAP Optoelectronics (Nanjing) Corp.	Other receivables – related parties	238,983	238,983	—%	2	—	Note B	—	—	—	19,618,094	58,854,281	C

Chimei Innolux Corporation	TPO Displays Nanjing Ltd.	Other receivables – related parties	1,382,532	1,382,532	—%	2	—	Note B	—	—	—	19,618,094	58,854,281	C

Chimei Innolux Corporation	TPO Displays Hong Kong Ltd.	Other receivables – related parties	1,603,233	1,603,233	—%	2	—	Note B	—	—	—	19,618,094	58,854,281	C

Note A:	Number 1 represented business relationship.

Number 2 represented necessary for short-term financing.

Note B:	Provision of financial support for operations.

Note C:	1.

For the company necessary for short-term financing, financial limit on loans granted to a single party was not to exceed 10% of the Company’s net equity, based on the most recent audited financial statement of the Company.

	2.	The financial limit on loans granted was not exceed 40% of the Company’s net equity. If it was for short-term capital needs, the limit was not to exceed 30% of the Company’s net equity.

3.

The policy for loans granted to directly or indirectly wholly-owned overseas subsidiaries was as follows: for the short-term capital needs, financial limit was not under the 40% requirement, but should not to exceed 100% of the Company’s net equity.

B.	Endorsements and guarantees provided during the year ended December 31, 2011

			Limits on endorsement/ guarantee amount provided to each counterparty			Amount of Endorsement /guarantee collateralized by properties		Maximum endorsement/ guarantee amounts allowable
	Guaranteed party						Ratio of accumulated endorsement/guarantee to net equity per latest financial statements

dorsement/ guarantee provider		Nature of relationship (Note A)		Maximum balance for the year
					Ending balance
	Name								Note

Chimei Innolux Corporation	Leadtek Global Group Limited	1	$98,090,468	$26,339,250	$16,166,850	$—	7	$98,090,468	B,C
Chimei Innolux Corporation	Ningbo Chi Mei Optoelectronics Ltd.	2	98,090,468	10,899,000	5,449,500	—	2	98,090,468	B,C
Chimei Innolux Corporation	Nanhai Chi Mei Optoelectronics Ltd.	2	98,090,468	7,568,750	7,568,750	—	3	98,090,468	B,C

Note A:	Number 1 represented the Company’s subsidiary.

Number 2 represented the Company’s indirect wholly-owned subsidiary.

Note B:

Limits on endorsement/guarantee amount provided to each counterparty did not exceed 0.5% of the Company’s net equity based on the most recent audited financial statement of the Company. Maximum endorsement/guarantee amounts allowable should not exceed 1% of the Company’s net equity based on the most recent audited financial statement of the Company exceed 10% of the Company’s net equity. For subsidiaries with over 90% of shares directly or indirectly owned by the Company, the endorsement / guarantee amount provided by the Company shall not. The limitation is not required for directly or indirectly wholly-owned subsidiaries of the Company.

Note C:	Accumulated endorsement/guarantee amount provided by the Company shall not exceed 50% directly or indirectly of the Company’s net equity.

	C.	Marketable securities held as at December 31, 2011:

			December 31, 2011

Kind and name of marketable securities	Relationship with the Company	General ledger accounts	Number of shares	Book value	Percentage	Market value/ Net worth (Note 1)	Note

Common stock of Innolux Holding Ltd.	A subsidiary of the Company	Long-term investments accounted for under the equity method	237,943,984	$16,725,751	100	$16,764,972
Common stock of InnoJoy Investment Corporation	A subsidiary of the Company	Long-term investments accounted for under the equity method	70,000,000	864,662	100	864,662
Common stock of InnoFun Investment Corporation	A subsidiary of the Company	Long-term investments accounted for under the equity method	20,000,000	396,999	100	396,999
Common stock of TPO Hong Kong Holding Ltd.	A subsidiary of the Company	Long-term investments accounted for under the equity method	1,158,844,000	2,003,032	100	2,001,375
Common stock of Toppoly Optoelectronics (B.V. I.) Ltd.	A subsidiary of the Company	Long-term investments accounted for under the equity method	122,430,000	2,630,838	100	2,866,510
Common stock of Bright Information Holding Ltd.	A subsidiary of the Company	Long-term investments accounted for under the equity method	2,782,333	144,916	57	67,275
Common stock of Golden Achiever International Ltd.	A subsidiary of the Company	Long-term investments accounted for under the equity method	39,250	(172,159)	100	(171,455)

			December 31, 2011

Kind and name of marketable securities	Relationship with the Company	General ledger accounts	Number of shares	Book value	Percentage	Market value/ Net worth (Note 1)	Note

Common stock of Landmark International Ltd.	A subsidiary of the Company	Long-term investments accounted for under the equity method	660,100,000	$34,392,518	100	$35,319,797
Common stock of Leadtek Global Group Limited	A subsidiary of the Company	Long-term investments accounted for under the equity method	160,005,000	515,151	100	751,870
Common stock of Yuan Chi Investment Co., Ltd.	A subsidiary of the Company	Long-term investments accounted for under the equity method	—	1,248,885	100	1,537,073
Common stock of Chi Mei Optoelectronics Japan Co., Ltd.	A subsidiary of the Company	Long-term investments accounted for under the equity method	80	1,815,106	100	1,667,171
Common stock of Gold Union Investments Ltd.	A subsidiary of the Company	Long-term investments accounted for under the equity method	46,130,998	1,018,226	100	1,162,760
Common stock of Keyway Investment Management Ltd.	A subsidiary of the Company	Long-term investments accounted for under the equity method	6,500,500	272,342	100	234,683
Common stock of Chi Mei Optoelectronics Europe B.V.	A subsidiary of the Company	Long-term investments accounted for under the equity method	180	126,947	100	122,161
Common stock of Chi Mei Optoelectronics (Singapore) PTE Ltd.	A subsidiary of the Company	Long-term investments accounted for under the equity method	10,000	5,759	100	6,148
Common stock of Chi Mei El Corporation	A subsidiary of the Company	Long-term investments accounted for under the equity method	40,500,000	(1,015,018)	90	(983,727)
Common stock of Chi Mei Lighting Technology Corporation	A subsidiary of the Company	Long-term investments accounted for under the equity method	78,195,856	1,844,312	34	935,617
Common stock of Jetronics International Corporation	A subsidiary of the Company	Long-term investments accounted for under the equity method	2,690,000	251,217	32	195,599
Common stock of Contrel Technology Co., Ltd.	An investee under equity method	Long-term investments accounted for under the equity method	17,009,330	465,036	13	254,569
Common stock of Global Display Taiwan Co., Ltd.	An investee under equity method	Long-term investments accounted for under the equity method	3,200,000	43,775	23	48,675
Common stock of Ampower Holding Ltd.	An investee under equity method	Long-term investments accounted for under the equity method	14,062,500	1,566,322	45	968,907
Common stock of Chi Mei Materials Technology Corporation	An investee under equity method	Long-term investments accounted for under the equity method	71,557,690	1,339,150	16	1,188,451
Common stock of GIO Optoelectronics Corporation	An investee under equity method	Long-term investments accounted for under the equity method	63,521,501	606,172	24	252,849
Common stock of Exploit Technology Co., Ltd.	An investee under equity method	Long-term investments accounted for under the equity method	759,056	—	15	24,983
Common stock of Optivision Technology Inc.	An investee under equity method	Long-term investments accounted for under the equity method	2,329,000	42,727	6	25,193
Common stock of Powerking Optoelectronics Co., Ltd.	An investee under equity method	Long-term investments accounted for under the equity method	3,120,000	16,550	15	23,554

			December 31, 2011

Kind and name of marketable securities	Relationship with the Company	General ledger accounts	Number of shares	Book value	Percentage	Market value/ Net worth (Note 1)	Note

Common stock of iZ3D Inc.	An investee under equity method	Long-term investments accounted for under the equity method	4,333	$—	35	$83,466
Common stock of Himax Technologies Inc. (Himax Cayman)	None	Available-for-sale financial assets - current	1,154,448	17,484	—	17,484
Common stock of Formosa Epitaxy Incorporation	None	Available-for-sale financial assets - non-current	320,930	5.841	—	5,841
Unsecured subordinated bonds of Cathay Financial Holdings	None	Available-for-sale financial assets - non-current	—	220,000	—	220,000
Common stock of TPV Technology Ltd.	None	Available-for-sale financial assets – non-current	150,500,000	832,828	6	832,828
Common stock of AvanStrate Inc.	None	Financial assets carried at cost - non-current	900,000	286,740	1	—	1
Common stock of Allied Integrated Patterning Corp.	None	Financial assets carried at cost - non-current	2,430,000	732	3	—	1
Common stock of Honest Precision Industries Co., Ltd.	None	Financial assets carried at cost - non-current	625,518	3,926	7	—	1
Common stock of Chi Lin Technology Co., Ltd.	None	Financial assets carried at cost - non-current	6,450,757	113,150	2	—	1
Common stock of Chi Lin Electronics Co., Ltd.	None	Financial assets carried at cost - non-current	9,346,502	163,943	4	—	1
Top Taiwan Venture Capital Co., Ltd.	None	Financial assets carried at cost - non current	20,000,000	198,490	9	—	1
Common stock of Himax Media Solutions Company	None	Financial assets carried at cost - non-current	1,500,000	11,657	7	—	1
Common stock of Himax Analogic Company	None	Financial assets carried at cost - non-current	1,500,000	2,817	4	—	1

     Note 1: The investment was measured at cost since its fair value cannot be measured reliably.

D. Acquisition or sale of the same security with the accumulated cost exceeding $100 million or 20% of the Company’s paid-in capital during the year ended December 31, 2011:

		Beginning balance		Acquisition		Disposal				Ending balance

Marketable securities type and name	Nature of relationship	Shares/units	Amount	Shares/units	Amount	Shares/units	Amount	Carrying value	Gain (loss) on disposal	Shares/units	Amount

Innolux Holding Ltd.	Note A	208,943,984	$6,740,197	29,000,000	$856,660	—	$—	$—	$—	237,943,984	$7,596,857
Landmark International Ltd.	Note A	560,000,000	29,079,426	100,100,000	2,869,419	—	—	—	—	660,100,000	31,948,845
Golden Union Investments Ltd.	Note A	42,000,000	655,140	4,130,998	124,012	—	—	—	—	46,130,998	779,152

     Note A: The wholly-owned subsidiary capital increase by cash.

E. Acquisition of real estate properties exceeding $100 million or 20% of the Company’s paid-in capital for the year ended December 31, 2011: None

F. Disposal of real estate properties exceeding $100 million or 20% of the Company’s paid-in capital for the year ended December 31, 2011: None.

G. Purchases from or sales to related parties exceeding $100 million or 20% of the Company’s paid-in capital for the year ended December 31, 2011:

			Transactions				Difference with general transactions		Notes and accounts receivable (payable)

Company	Counterparty	Relationship with the Company	Purchases/ Sales	Amount	Percentage of purchases/sales	Credit terms	Unit price	Credit terms	Balance	Percentage of balance

Chimei Innolux Corporation	Chi Lin Electronics Co., Ltd.	A subsidiary of Chi Mei Corporation	Sales	$22,171,259	5	30-60 days	Similar with general transactions	No material difference	$2,559,034	3
Chimei Innolux Corporation	Innolux Corporation Ltd.	An indirect wholly-owned subsidiary	Sales	20,675,362	4	90 days	Similar with general transactions	No material difference	4,805,376	6
Chimei Innolux Corporation	Innocom Technology (Shenzhen) Ltd.	An indirect wholly-owned subsidiary	Sales	9,894,158	2	90 days	Similar with general transactions	No material difference	1,276,339	2
Chimei Innolux Corporation	Chi Mei Optoelectronics Japan Co., Ltd.	A subsidiary of the Company	Sales	6,687,103	1	45-120 days	No transactions comparable with sales from related parties	No material difference	1,856,315	2
Chimei Innolux Corporation	Hon Hai Precision Industry Co., Ltd.	Same major stockholder	Sales	3,592,304	1	45-60 days	Similar with general transactions	No material difference	528,594	1
Chimei Innolux Corporation	Nexgen Mediatech Inc.	A subsidiary of Chi Mei Corporation	Sales	2,000,839	—	60-90 days	Similar with general transactions	No material difference	425,897	1
Chimei Innolux Corporation	Foxconn CZ S.R.O.	An indirect wholly-owned subsidiary of Hon Hai Precision Industry Co., Ltd.	Sales	1,722,747	—	45 days after invoice	Similar with general transactions	No material difference	77,862	—
Chimei Innolux Corporation	Foshan Premier Technology Ltd.	An indirect wholly-owned subsidiary of Hon Hai Precision Industry Co., Ltd.	Sales	781,102	—	30-60 days	Similar with general transactions	No material difference	92,907	—
Chimei Innolux Corporation	Hongfujin Precision Industry (Wuhan) Co., Ltd.	An indirect wholly-owned subsidiary of Hon Hai Precision Industry Co., Ltd.	Sales	211,742	—	45 days after invoice	Similar with general transactions	No material difference	—	—
Chimei Innolux Corporation	Hongfujin Precision Industry (Yantai) Co., Ltd.	An indirect wholly-owned subsidiary of Hon Hai Precision Industry Co., Ltd.	Sales	2,091,701	—	45-60 days	Similar with general transactions	No material difference	307,662	—
Chimei Innolux Corporation	Hongfujin Precision Industry (Shenzhen) Co., Ltd.	An indirect wholly-owned subsidiary of Hon Hai Precision Industry Co., Ltd.	Sales	1,228,161	—	90 days	Similar with general transactions	No material difference	$462,465	1

			Transactions				Difference with general transactions		Notes and accounts receivable (payable)

Company	Counterparty	Relationship with the Company	Purchases/ Sales	Amount	Percentage of purchases/sales	Credit terms	Unit price	Credit terms	Balance	Percentage of balance

Chimei Innolux Corporation	Foxconn Japan Co., Ltd.	An indirect wholly-owned subsidiary of Hon Hai Precision Industry Co., Ltd.	Sales	$981,371	—	90 days	Similar with general transactions	No material difference	$176,574	—
Chimei Innolux Corporation	Foxconn Singapore Co., Ltd.	An indirect wholly-owned subsidiary of Hon Hai Precision Industry Co., Ltd.	Sales	729,816	—	90 days	Similar with general transactions	No material difference	99,625	—
Chimei Innolux Corporation	Toptech Trading Ltd.	An indirect wholly-owned subsidiary	Sales	291,855	—	90 days	Similar with general transactions	No material difference	—	—
Chimei Innolux Corporation	Pan-International Industrial Corporation	An indirect investee company of Hon Hai Precision Industry Co., Ltd. accounted for under the equity method	Sales	220,937	—	45 days	Similar with general transactions	No material difference	59,857	—
Chimei Innolux Corporation	Nanhai Chi Mei Optoelectronics Ltd.	An indirect wholly-owned subsidiary	Sales	1,078,749	—	30-90 days	Similar with general transactions	No material difference	283,042	—
Chimei Innolux Corporation	GIO Optoelectronics Corporation	An indirect investee company accounted for under the equity method	Sales	499,426	—	90 days	Similar with general transactions	No material difference	145,356	—
Chimei Innolux Corporation	Foxconn Precision Electronics (Langfang) Co., Ltd.	An indirect wholly-owned subsidiary of Hon Hai Precision Industry Co., Ltd.	Sales	878,432	—	60 days	Similar with general transactions	No material difference	63,654	—
Chimei Innolux Corporation	Innocom Technology (Chongqing) Ltd.	An indirect wholly-owned subsidiary	Sales	1,048,721	—	30 days after goods are shipped	Similar with general transactions	No material difference	150,113	—
Chimei Innolux Corporation	Shenzhen Fu Tai Hong Precision Industry Co., Ltd.	An indirect wholly-owned subsidiary of Hon Hai Precision Industry Co., Ltd.	Sales	310,642	—	60 days after goods are shipped	Similar with general transactions	No material difference	—	—
Chimei Innolux Corporation	Foxconn Precision Electronics (Yantai) Co., Ltd.	An indirect wholly-owned subsidiary of Hon Hai Precision Industry Co., Ltd.	Sales	608,184	—	60 days after invoice	Similar with general transactions	No material difference	550,030	1

			Transactions				Difference with general transactions		Notes and accounts receivable (payable)

Company	Counterparty	Relationship with the Company	Purchases/ Sales	Amount	Percentage of purchases/sales	Credit terms	Unit price	Credit terms	Balance	Percentage of balance

Chimei Innolux Corporation	Foxconn Precision Electronics (Tianjin) Co., Ltd.	An indirect wholly-owned subsidiary of Hon Hai Precision Industry Co., Ltd.	Sales	$460,823	—	60 days after goods are shipped	Similar with general transactions	No material difference	$258,861	—
Chimei Innolux Corporation	Competition Team Ireland Ltd.	An indirect wholly-owned subsidiary of Hon Hai Precision Industry Co., Ltd.	Sales	296,535	—	90 days	Similar with general transactions	No material difference	36,788	—
Chimei Innolux Corporation	Ningbo Chi Mei Electronics Ltd.	An indirect wholly-owned subsidiary	Sales	179,844	—	60 days after goods are shipped	Similar with general transactions	No material difference	41,654	—
Chimei Innolux Corporation	Futahua Industry (Shenzhen) Ltd.	An indirect wholly-owned subsidiary of Hon Hai Precision Industry Co., Ltd.	Sales	136,967	—	60 days after goods are shipped	No transactions comparable with purchases from related parties	No material difference	40,247	—
Chimei Innolux Corporation	Hongfujin Precision Industry (Chongqing) Co., Ltd.	An indirect wholly-owned subsidiary of Hon Hai Precision Industry Co., Ltd.	Sales	151,588	—	90 days after goods are shipped	No transactions comparable with purchases from related parties	No material difference	151,255	—
Chimei Innolux Corporation	Chi Mei Materials Technology Corporation	An indirect investee company accounted for under the equity method	Purchases	5,659,183	2	30 days after goods are shipped	No transactions comparable with purchases from related parties	No material difference	(1,682,758)	1
Chimei Innolux Corporation	Hon Hai Precision Industry Co., Ltd.	Same major stockholder	Purchases	7,952,534	3	90 days after goods are shipped	No transactions comparable with purchases from related parties	No material difference	(3,525,698)	3
Chimei Innolux Corporation	Chi Lin Electronics Co., Ltd.	A subsidiary of Chi Mei Corporation	Purchases	383,654	—	120 days after goods are shipped	Similar with general transactions	No material difference	(99,494)	—
Chimei Innolux Corporation	Chi Mei Corporation	Accounted the Company under equity method	Purchases	2,975,003	1	90 days after goods are shipped	No transactions comparable with purchases from related parties	No material difference	(808,435)	1
Chimei Innolux Corporation	TPO Displays Shanghai Ltd.	An indirect wholly-owned subsidiary	Purchases	3,324,470	1	60 days	No transactions comparable with purchases from related parties	No material difference	(183,386)	—

			Transactions				Difference with general transactions		Notes and accounts receivable (payable)

Company	Counterparty	Relationship with the Company	Purchases/ Sales	Amount	Percentage of purchases/sales	Credit terms	Unit price	Credit terms	Balance	Percentage of balance

Chimei Innolux Corporation	Advanced Optoelectronic Technology Inc.	The subsidiary of the Company is a corporate director of Advanced	Purchases	$1,701,209	1	60 days after goods are shipped	No transactions comparable with purchases from related parties	No material difference	($622,262)	1
Chimei Innolux Corporation	Ampower Technology Co., Ltd.	An indirect wholly-owned subsidiary of Hon Hai Precision Industry Co., Ltd.	Purchases	486,159	—	90 days after goods are shipped	No transactions comparable with purchases from related parties	No material difference	(119,203)	—
Chimei Innolux Corporation	Ningbo Chi Mei Material Technology Corporation	An indirect investee company accounted for under the equity method	Purchases	1,917,849	1	30 days after goods are shipped	No transactions comparable with purchases from related parties	No material difference	(904,018)	1
Chimei Innolux Corporation	Lakers Trading Ltd.	An indirect wholly-owned subsidiary	Purchases	10,087,728	4	30 days after goods are shipped	No transactions comparable with purchases from related	No material difference	(11,904,080)	10
Chimei Innolux Corporation	G-TECH Optoelectronics Corporation	An indirect investee company of Hon Hai Precision Industry Co., Ltd. accounted for under the equity method	Purchases	1,543,316	1	120 days after goods are shipped	No transactions comparable with purchases from related parties	No material difference	(837,418)	1
Chimei Innolux Corporation	TPO Displays Japan K.K.	An indirect wholly-owned subsidiary	Purchases	764,376	—	90 days after goods are shipped	No transactions comparable with purchases from related parties	No material difference	(1,439,984)	1
Chimei Innolux Corporation	Chi Mei Optoelectronics Japan Co., Ltd.	A subsidiary of the Company	Purchases	284,953	—	30 days after goods are shipped	No transactions comparable with purchases from related parties	No material difference	(11,898)	—
Chimei Innolux Corporation	Glorious Falcon International Ltd.	An indirect wholly-owned subsidiary of Hon Hai Precision Industry Co., Ltd.	Purchases	179,048	—	90 days after goods are shipped	No transactions comparable with purchases from related parties	No material difference	(3,696)	—
Chimei Innolux Corporation	Best Vision Technology PTE. Ltd.	An indirect wholly-owned subsidiary of Pan-International	Purchases	386,802	—	90 days after goods are shipped	No transactions comparable with purchases from related parties	No material difference	(85,917)	—
Chimei Innolux Corporation	Foxconn Technology CZ S. R. O.	An indirect wholly-owned subsidiary of Hon Hai Precision Industry Co., Ltd.	Purchases	1,003,360	—	30 days after goods are shipped	No transactions comparable with purchases from related parties	No material difference	(110,209)	—

			Transactions				Difference with general transactions		Notes and accounts receivable (payable)

Company	Counterparty	Relationship with the Company	Purchases/ Sales	Amount	Percentage of purchases/sales	Credit terms	Unit price	Credit terms	Balance	Percentage of balance

Chimei Innolux Corporation	Iris World Enterprises Ltd.	An indirect investee company of Hon Hai Precision Industry Co., Ltd. accounted for under the equity method	Purchases	$204,119	—	Immediate payment	No transactions comparable with purchases from related parties	No material difference	($110,206)	—
Chimei Innolux Corporation	VAP Optoelectronics (Nanjing) Corporation	An indirect wholly-owned subsidiary	Purchases	304,385	—	30 days after goods are shipped	No transactions comparable with purchases from related parties	No material difference	(1,773)	—
Chimei Innolux Corporation	Futaihua Industrial (Shenzhen) Limited	An indirect wholly-owned subsidiary of Hon Hai Precision Industry Co., Ltd.	Purchases	1,513,385	1	30 days after goods are shipped	No transactions comparable with purchases from related parties	No material difference	—	—
Chimei Innolux Corporation	Competition Team Ireland Limited	An indirect wholly-owned subsidiary of Hon Hai Precision Industry Co., Ltd.	Purchases	244,391	—	120 days after goods are shipped	No transactions comparable with purchases from related parties	No material difference	(244,762)	—
Chimei Innolux Corporation	Optivision Technology Incorporate	An indirect investee company accounted for under the equity method	Purchases	108,433	—	120 days after goods are shipped	No transactions comparable with purchases from related parties	No material difference	(46,882)	—
Chimei Innolux Corporation	Leadtek Global Group Limited	A subsidiary of the Company	Processing costs	118,173,199	43	60 days after goods are shipped	Cost plus	No material difference	(79,647,104)	67
Chimei Innolux Corporation	Lakers Trading Ltd.	An indirect wholly-owned subsidiary	Processing costs	20,734,706	8	60 days after goods are shipped	Cost plus	No material difference	(928,424)	1

Note A: Accounts for the Cost of Goods Sold ratio.

H. Receivables from related parties exceeding $100 million or 20% of the Company’s paid-in capital as at December 31, 2011:

Company	Counterparty	Relationship with the Company	Balance of receivables from related parties	Turnover rate	Overdue receivables		Subsequent collection	Allowance for doubtful accounts provided

					Amount	Action adopted for overdue accounts

Chimei Innolux Corporation	Chi Lin Electronics Co., Ltd.	A subsidiary of Chi Mei Corporation	$2,559,034	6.14	$—	—	$1,314,212	$—
Chimei Innolux Corporation	Innolux Corporation Ltd.	An indirect wholly-owned subsidiary	4,805,376	5.76	—	—	1,843,105	—
Chimei Innolux Corporation	TPO Display Hong Kong Ltd.	An indirect wholly-owned subsidiary	3,490,264	—	—	—	—	—
Chimei Innolux Corporation	Chi Mei Optoelectronics Japan Co., Ltd.	A subsidiary of the Company	$1,856,315	3.71	$23,696	Subsequent collection	$1,077,886	$—
Chimei Innolux Corporation	Innocom Technology (Shenzhen) Ltd.	An indirect wholly-owned subsidiary	1,276,339	7.39	—	—	528,922	—
Chimei Innolux Corporation	Ningbo Chi Mei Optoelectronics Ltd.	An indirect wholly-owned subsidiary	617,626	0.07	127,568	Subsequent collection	250,920	—
Chimei Innolux Corporation	Nanhai Chi Mei Optoelectronics Ltd.	An indirect wholly-owned subsidiary	283,042	4.15	106,004	Subsequent collection	205,161	—
Chimei Innolux Corporation	GIO Optoelectronics Corp.	An indirect investee company accounted for under the equity method	145,356	1.28	—	—	42,254	—
Chimei Innolux Corporation	Hon Hai Precision Industry Co., Ltd	Same major stockholder	528,594	6.63	64,208	Accelerate collection	—	—
Chimei Innolux Corporation	Hongfujin Precision Industry (Shenzhen) Co., Ltd.	An indirect wholly-owned subsidiary of Hon Hai Precision Industry Co., Ltd.	462,465	5.31	—	—	32,229	—
Chimei Innolux Corporation	Hongfujin Precision Electronics (Yantai) Co., Ltd.	An indirect wholly-owned subsidiary of Hon Hai Precision Industry Co., Ltd.	307,662	13.60	27,225	Subsequent collection	—	—
Chimei Innolux Corporation	Nexgen Mediatech Inc.	A subsidiary of Chi Mei Corporation	425,897	4.34	—	—	270,509	—
Chimei Innolux Corporation	Foxconn Precision Electronics (Yantai) Co., Ltd.	An indirect wholly-owned subsidiary of Hon Hai Precision Industry Co., Ltd.	550,030	2.08	304,234	Subsequent collection	506,353	—
Chimei Innolux Corporation	Foxconn Precision Electronics (Tianjin) Co., Ltd.	An indirect wholly-owned subsidiary of Hon Hai Precision Industry Co., Ltd.	258,861	3.56	143,149	Subsequent collection	28,135	—
Chimei Innolux Corporation	Innocom Technology (Chongqing) Ltd.	An indirect wholly-owned subsidiary	150,113	4.69	23	Subsequent collection	137,167	—
Chimei Innolux Corporation	Hongfujin Precision Electronics (Chongqing) Co., Ltd	An indirect wholly-owned subsidiary of Hon Hai Precision Industry Co., Ltd.	151,255	2.00	—	—	—	—
Chimei Innolux Corporation	Foxconn Japan Co., Ltd.	An indirect wholly-owned subsidiary of Hon Hai Precision Industry Co., Ltd.	176,574	5.42	519	Subsequent collection	131,922	—

J. Derivative financial instruments undertaken during the year ended December 31, 2011: Please refer to Notes 4(2), (7) and 10(5).

(2)	Disclosure information of investee company

The information on the name, the location…etc of the investee companies was shown below:

	A.	Information on Investee Companies:

						Held by the Company at December 31, 2011

				Original cost					Net income (loss) of the investee company	Investment income (loss) recognized by the Company

Name of company	Investee company	Location	Main operating activities	December 31, 2011	December 31, 2010	Number of shares	Percentage of ownership (%)	Book value

Chimei Innolux Corporation	Innolux Holding Ltd.	Samoa	Investment holdings	$7,596,857	$6,740,197	297,943,984	100	$16,725,751	$1,517,672	$1,610,472
Chimei Innolux Corporation	InnoJoy Investment Corporation	Taiwan	Investment company	700,000	1,500,000	70,000,000	100	864,662	124,145	124,145
Chimei Innolux Corporation	InnoFun Investment Corporation	Taiwan	Investment company	200,000	1,500,000	20,000,000	100	396,999	137,318	137,318
Chimei Innolux Corporation	TPO Hong Kong Holding Ltd.	Hong Kong	Investment company	2,107,791	2,107,791	1,158,844,000	100	2,003,032	698,601	905,103
Chimei Innolux Corporation	Toppoly Optoelectronics (B. V. I.) Ltd.	BVI	Investment company	2,932,293	2,932,293	122,430,000	100	2,630,838	(188,280)	(188,280)
Chimei Innolux Corporation	Bright Information Holding Ltd.	Hong Kong	Investment company	74,924	74,924	2,782,333	57	144,916	62	35
Chimei Innolux Corporation	Golden Achiever International Ltd.	BVI	Investment company	9,083	9,083	39,250	100	(172,159)	33,306	40,709
Chimei Innolux Corporation	Landmark International Ltd.	Samoa	Investment company	31,948,845	29,079,426	660,100,000	100	34,392,518	(598,893)	(704,309)
Chimei Innolux Corporation	Leadtek Global Group Limited	BVI	Investment and trading company	2,064,427	2,064,427	160,005,000	100	515,151	(139,895)	(139,895)
Chimei Innolux Corporation	Yuan Chi Investment Co., Ltd.	Taiwan	Investment company	1,217,235	1,817,235	—	100	1,248,885	233,813	235,097
Chimei Innolux Corporation	Chi Mei Optoelectronics Japan Co., Ltd.	Japan	Researching, manufacturing and selling of the film transistor liquid crystal display	1,335,486	1,335,486	80	100	1,815,106	124,279	124,279
Chimei Innolux Corporation	Gold Union Investment Ltd.	Samoa	Investment company	779,152	655,140	46,130,998	100	1,018,226	15,797	15,797
Chimei Innolux Corporation	Keyway Investment Management Ltd.	Samoa	Investment company	222,343	222,343	6,500,500	100	272,342	(15,412)	(15,412)
Chimei Innolux Corporation	Chi Mei Optoelectronics Europe B. V.	Netherlands	Importing, exporting, buying, selling and logistics services of electronic equipment and TFT-LCD monitors	121,941	121,941	180	100	126,947	360	1,133

						Held by the Company at December 31, 2011

				Original cost					Net income (loss) of the investee company	Investment income (loss) recognized by the Company

Name of company	Investee company	Location	Main operating activities	December 31, 2011	December 31, 2010	Number of shares	Percentage of ownership (%)	Book value

Chimei Innolux Corporation	Chi Mei Optoelectronics (Singapore) PTE Ltd.	Singapore	Importing, exporting, buying, selling and logistics services of electronic equipment and TFT-LCD monitors	$5,235	$5,235	10,000	100	$5,759	$464	$464
Chimei Innolux Corporation	Chi Mei Energy Europe B.V.	Netherlands	Development, design, manufacture and sales of thin film solar battery	1,151	1,151	1,000	100	—	(151)	(359,355)
Chimei Innolux Corporation	Chi Mei El Corporation	Taiwan	Developing, designing, manufacturing, and selling of organic light emitting diodes	(788,618)	(788,618)	40,500,000	90	(1,015,018)	31,022	31,022
Chimei Innolux Corporation	Chi Mei Lighting Technology Corporation	Taiwan	Manufacturing of electronic equipment and lighting equipment	819,312	819,312	78,195,856	34	1,844,312	(585,697)	(197,799)
Chimei Innolux Corporation	Jetronics International Corporation	Samoa	Investment company	145,600	145,600	2,690,000	32	251,217	(15,297)	(5,088)
Chimei Innolux Corporation	GIO Optoelectronics Corporation	Taiwan	Developing, designing manufacturing and selling of components of back light module on TFT-LCD	800,892	800,892	63,521,501	24	606,172	(2,685,459)	(823,614)
Chimei Innolux Corporation	Contrel Technology Co., Ltd.	Taiwan	Manufacturing and selling of related equipments for film transistor liquid crystal display	135,423	135,423	17,009,330	13	465,036	(32,943)	37,456
Chimei Innolux Corporation	Global Display Taiwan Co., Ltd.	Taiwan	Glass thinning processing	45,262	45,262	3,200,000	23	43,775	6,925	1,262
Chimei Innolux Corporation	Ampower Holding Ltd.	Cayman	Investment company	1,717,714	1,717,714	14,062,500	45	1,566,322	(124,983)	(56,056)
Chimei Innolux Corporation	Chi Mei Materials Technology Corporation	Taiwan	Selling electronic materials	950,360	961,948	71,557,690	16	1,339,150	1,428,866	245,538

						Held by the Company at December 31, 2011

				Original cost					Net income (loss) of the investee company	Investment income (loss) recognized by the Company

Name of company	Investee company	Location	Main operating activities	December 31, 2011	December 31, 2010	Number of shares	Percentage of ownership (%)	Book value

Chimei Innolux Corporation	Exploit Technology Co., Ltd.	Taiwan	Selling electronic materials and telecommunications materials	$—	—	$759,056	15	$—	($70,976)	—
Chimei Innolux Corporation	Optivision Technology Incorporated	Taiwan	Designing, manufacturing, researching and selling of optical elements	59,774	59,774	2,329,000	6	42,727	(116,031)	(6,708)
Chimei Innolux Corporation	Powerking Optoelectronics Co., Ltd.	Taiwan	Manufacturing of electronic component and lighting equipment	19,875	19,875	3,120,000	15	16,550	(12,349)	(2,400)
Chimei Innolux Corporation	iZ3D Inc.	USA	Research and development and sale of 3D flat monitor	—	—	4,333	35	—	(13,128)	—
Innolux Holding Ltd.	Rockets Holding Ltd.	Samoa	Holding company	7,426,240	6,569,580	230,785,400	100	16,310,729	1,497,855	1,497,855
Innolux Holding Ltd.	Lakers Trading Ltd.	Samoa	Trading and order swap company	—	—	1	100	230,651	—	—
Innolux Holding Ltd.	Innolux Corporation Ltd.	USA	Trading company	6,348	6,348	2,000	100	(83,957)	11,598	11,598
Innolux Holding Ltd.	Suns Holding Ltd.	Samoa	Holding company	164,269	164,269	5,072,001	100	303,163	8,220	8,220
Rockets Holding Ltd.	Stanford Development Ltd.	Samoa	Holding company	5,391,125	5,391,125	164,000,000	100	14,206,706	1,971,566	1,971,566
Rockets Holding Ltd.	Sonics Trading Ltd.	Samoa	Trading and order swap	198,116	198,116	8,390,001	100	197,218	271	271
Rockets Holding Ltd.	Best China Investments Ltd.	Samoa	Investment company	314,740	314,740	10,000,001	100	322,938	(3,546)	(3,546)
Rockets Holding Ltd.	Mega Chance Investments Ltd.	Samoa	Investment company	573,940	573,940	18,000,000	100	569,871	(9,171)	(9,171)
Rockets Holding Ltd.	Excel Victory Ltd.	Samoa	Investment company	97,182	97,182	3,000,000	100	302,345	29,792	29,792
Rockets Holding Ltd.	Magic Sun Ltd.	Samoa	Investment company	1,146,370	289,710	38,000,001	100	412,573	(506,131)	(506,131)
Rockets Holding Ltd.	Nets Trading Ltd.	Samoa	Investment company	—	—	1	100	2,138	275	275
Suns Holding Ltd.	Warriors Technology Investments Ltd.	Samoa	Investment company	164,269	164,269	5,072,001	100	303,163	8,220	8,220
Best China Investment Ltd.	Asiaward Investment Ltd.	Hong Kong	Trading and order swap company	314,740	314,740	77,830,001	100	322,938	(3,546)	(3,546)

						Held by the Company at December 31, 2011

				Original cost					Net income (loss) of the investee company	Investment income (loss) recognized by the Company

Name of company	Investee company	Location	Main operating activities	December 31, 2011	December 31, 2010	Number of shares	Percentage of ownership (%)	Book value

Asiaward Investment Ltd.	Innocom Technology (Xiamen) Ltd.	China	Development, design, manufacture and sales of monitors	$314,740	$314,740	—	100	$322,938	($3,546)	($3,546)
Stanford Developments Ltd.	Full Lucky Investment Ltd.	Hong Kong	Investment company	1,016,035	1,016,035	1,271,015,401	100	—	—	—
Stanford Development Ltd.	Innocom Technology (Shenzhen) Ltd.	China	Development, design, manufacture and sales of monitors	5,391,125	5,391,125	—	100	14,206,694	1,971,569	1,971,569
Mega Chance Investments Ltd.	Main Dynasty Investment Ltd.	Hong Kong	Investment company	573,940	573,940	139,623,801	100	569,870	(9,171)	(9,171)
Main Dynasty Investment Ltd.	Innocom Technology (Jia-Shan) Ltd.	China	Development, design, manufacture and sales of monitors	573,940	573,940	—	100	569,870	(9,171)	(9,171)
Excel Victory Ltd.	Glory Ace Investment Ltd.	Hong Kong	Investment company	97,182	97,182	23,250,000	100	302,345	29,792	29,792
Glory Ace Investment Ltd.	Innocom Technology (Chongqing) Co., Ltd.	China	Development, design, manufacture and sales of monitors	97,182	97,182	—	100	302,345	29,792	29,792
Magic Sun Ltd.	Sun Dynasty Development Ltd.	Hong Kong	Investment company	1,146,370	289,710	295,969,001	100	412,573	(506,131)	(506,131)
Sun Dynasty Development Ltd.	Innocom Technology (Chengdu) Ltd.	China	Development, design, manufacture and sales of monitors	1,146,370	289,710	—	100	412,573	(506,131)	(506,131)
Chi Mei Optoelectronics Japan Co., Ltd.	Chi Mei Optoelectronics USA Inc.	USA	Selling of electronic equipment and computer monitors	2,400	2,400	1,000	100	169,122	7,750	7,750
Landmark International Ltd.	Ningbo Chi Mei Optoelectronics Ltd.	China	Manufacturing and selling of TFT-LCD modules	19,524,952	19,524,952	—	100	20,239,639	(675,678)	(675,678)
Landmark International Ltd.	Nanhai Chi Mei Optoelectronics Ltd.	China	Manufacturing and customer service of TFT-LCD	5,841,023	5,841,023	—	100	7,349,448	(42,597)	(41,985)

						Held by the Company at December 31, 2011

				Original cost					Net income (loss) of the investee company	Investment income (loss) recognized by the Company

Name of company	Investee company	Location	Main operating activities	December 31, 2011	December 31, 2010	Number of shares	Percentage of ownership (%)	Book value

Landmark International Ltd.	Ningbo Chi Mei Electronics Ltd.	China	Developing, manufacturing, customer service and warehousing of TFT-LCD	1,149,926	1,149,926	—	100	1,572,076	90,199	90,199
Landmark International Ltd.	Nanhai Chi Mei Electronics Ltd.	China	Manufacturing and customer service of TFT-LCD	$5,837,942	$2,968,523	—	100	$6,157,500	$26,729	$28,571
Yuan Chi Investment Co., Ltd.	Chi Mei Logistics Co., Ltd.	Taiwan	Warehousing Service	124,485	124,485	12,740,000	49	127,718	8,370	4,101
Yuan Chi Investment Co., Ltd.	Chi Mei Lighting Technology Corporation	Taiwan	Trading business, manufacturing of electronic equipment and lighting equipment	263,812	263,812	19,673,402	9	235,196	(585,697)	(49,878)
Yuan Chi Investment Co., Ltd.	Optivision Technology Incorporated	Taiwan	Designing, manufacturing, researching and selling of optical elements	116,778	116,778	6,442,841	16	118,254	(116,031)	(16,143)
Yuan Chi Investment Co., Ltd.	Powerking Optoelectronics Co., Ltd.	Taiwan	Manufacturing of electronic component and lighting equipments	8,699	8,699	1,010,000	5	5,358	(12,349)	(604)
Yuan Chi Investment Co., Ltd.	Exploit Technology Co., Ltd.	Taiwan	Selling electronic materials and telecommunications materials	—	—	246,317	5	—	(70,976)	—
Yuan Chi Investment Co., Ltd.	TOA Optronics Corporation	Taiwan	Selling electronic materials, trading business, manufacturing of electronic equipments and lighting equipments	423,606	423,606	58,007,000	40	385,469	18,745	7,498
Yuan Chi Investment Co., Ltd.	Chi Mei Materials Technology Corporation	Taiwan	Selling electronic materials	44,492	36,159	4,056,506	1	72,951	1,426,714	12,133

						Held by the Company at December 31, 2011

				Original cost					Net income (loss) of the investee company	Investment income (loss) recognized by the Company

Name of company	Investee company	Location	Main operating activities	December 31, 2011	December 31, 2010	Number of shares	Percentage of ownership (%)	Book value

Yuan Chi Investment Co., Ltd.	GIO Optoelectronics Corp.	Taiwan	Developing, designing, manufacturing and selling of components of back light module on TFT-LCD	6,881	6,881	467,519	—	1,840	(2,685,459)	(5,908)

Chi Mei Optoelectronics Europe B. V.	Chi Mei Optoelectronics Germany GmbH.	Germany	Importing, buying and selling electronic equipment and TFT-LCD monitors and providing customer service	$10,324	$10,324	250	100	$19,168	$2,842	$2,842
Chi Mei Optoelectronics Europe B. V.	Chi Mei Optoelectronics UK Ltd.	UK	Customer service on electronic equipment and computer monitors	4,566	4,566	150,000	100	—	(383)	(383)
Keyway Investment Management Ltd.	Ningbo Chi MeiLogistics Co., Ltd.	China	Warehousing Service	151,715	151,715	—	100	150,641	(21,419)	(21,419)
Keyway Investment Management Ltd.	Foshan Chi Mei Logistics Co., Ltd.	China	Warehousing, testing and logistics service of TFT-LCD monitors	39,972	39,972	—	100	53,899	6,004	6,004
Jetronics International Corporation	Kunshan Guan Jye Electronics Co., Ltd.	China	Manufacturing transformers	244,692	244,692	—	100	589,772	(7,759)	(7,759)
Jetronics International Corporation	Champ Win Technology Corporation	Taiwan	Selling electronic materials, computers and equipments, production designed and trading business	7,545	7,545	800,000	100	9,812	359	359
Gold Union Investments Ltd.	Ningbo Chi Hsin Electronics Ltd.	China	Manufacturing and selling on TFT-LCD modules and touch panel	183,023	157,289	—	100	604,438	42,162	42,162
Gold Union Investments Ltd.	Dongguan Chi Hsin Electronics Ltd.	China	Manufacturing and selling on TFT-LCD modules and touch panel	595,989	496,657	—	100	558,287	(26,365)	(26,365)
Chi Mei Lighting Technology Corporation	Smart Light Global Ltd.	Samoa	Investment business	202,604	202,604	8,000,000	100	267,841	43,991	43,991

						Held by the Company at December 31, 2011

				Original cost					Net income (loss) of the investee company	Investment income (loss) recognized by the Company

Name of company	Investee company	Location	Main operating activities	December 31, 2011	December 31, 2010	Number of shares	Percentage of ownership (%)	Book value

Smart Light Global Ltd.	Foshan Chi Mei Lighting Technology Ltd.	China	Designing, manufacturing and selling LED	202,513	202,513	—	100	267,841	43,991	43,991
Toppoly Optoelectronics (B.V. I.) Ltd.	Toppoly Optoelectronics (Cayman) Ltd.	Cayman	Investment company	$2,908,357	$2,908,357	122,400,000	100	$2,866,157	($188,280)	($188,280)
Toppoly Optoelectronics (Cayman) Ltd.	Toptech Trading Ltd.	B. V. I.	Import and export trading company	3,660	3,660	300,000	100	771	(1,686)	(1,686)
Toppoly Optoelectronics (Cayman) Ltd.	TPO Displays (Nanjing) Ltd.	China	Liquid crystal devices	2,803,402	2,803,402	—	100	2,329,730	(577,607)	(577,607)
Toppoly Optoelectronics (Cayman) Ltd.	TPO Displays (Sinepal) Ltd.	China	Purchases and sales of monitor-related components company	101,283	101,283	—	100	535,644	371,012	371,012
TPO Hong Kong Holding Ltd.	TPO Displays Hong Kong Holding Ltd.	Hong Kong	Investment company	—	—	162,897,802	100	124,267	289,058	289,058
TPO Hong Kong Holding Ltd.	TPO Displays Hong Kong Ltd.	Hong Kong	Import and export trading company	—	—	35,000,000	100	(2,543,020)	267,360	267,360
TPO Hong Kong Holding Ltd.	TPO Displays Japan K. K.	Japan	Manufacturing and selling of panels	1,815,603	1,815,603	201	100	2,538,404	108,062	108,062
TPO Hong Kong Holding Ltd.	TPO Displays Europe B. V.	Netherlands	Import and export trading company	3,073,072	3,073,072	375,801	100	2,338,930	10,666	10,666
TPO Hong Kong Holding Ltd.	TPO Displays USA Inc.	USA	Import and export trading company	263,685	263,685	1,000	100	266,661	2,240	2,240
TPO Displays Hong Kong Holding Ltd.	TPO Displays Shanghai Ltd.	China	Liquid crystal devices	—	—	—	100	124,267	289,058	289,058
TPO Displays Europe B. V.	TPO Displays Germany GmbH.	Germany	Import and export trading company	33,735	33,735	100,000	100	59,782	21,215	21,215
Bright Information Holding Ltd.	Kunpal Optoelectronics Ltd.	China	TFT-LCD glass thinning processing	100,691	100,691	—	100	91,973	(1,061)	(1,061)

Name of company	Investee company	Location	Main operating activities			Held by the Company at December 31, 2011			Net income (loss) of the investee company	Investment income (loss) recognized by the Company

				Original cost

				December 31, 2011	December 31, 2010	Number of shares	Percentage of ownership (%)	Book value

Golden Achiever International Ltd.	Dragon Flame Industrial Ltd.	B. V. I.	Selling of components of LCD module and back light module and providing customer service.	41,943	41,943	500	100	40,040	3	3
Golden Achiever International Ltd.	VAP Optoelectronics (Nanjing) Corp.	China	Manufacturing and selling of components of LCD module and back light module	—	—	—	100	(211,871)	50,936	50,936
Golden Achiever International Ltd.	Eastern Vision Co. Ltd.	B. V. I.	Selling of components of LCD module and back light module and providing customer service.	$79	$79	500	100	$76	$—	$—

B.	Loans granted for the year ended December 31, 2011

Financing company’s name	Counterparty	Financial statement account	Maximum balance for the year	Ending balance	Interest rate	Type of financing	Transaction amounts	Reason for short-term financing	Allowance for bad debt			Financing limit for each borrowing company	Financing company’s financing amount limit
										Collateral				Note

										Name	Value

Chi Mei Optoelectronics Europe B. V.	Chi Mei Optoelectronics Germany GmbH.	Other receivables	$60,729	$60,729	1.60%	Note A	$—	Note B	$—	—	$ —	$196,180,936	$196,180,936	C
Ningbo Chi Mei Optoelectronics Ltd.	Ningbo Chi Mei Electronics Ltd.	Other receivables	4,541,250	1,816,500	2.27%	Note A	—	Note B	—	—	—	196,180,936	196,180,936	C
Ningbo Chi Mei Optoelectronics Ltd.	Ningbo Chi Mei Logistics Co., Ltd.	Other receivables	480,487	38,439	6.56%	Note A	—	Note B	—	—	—	196,180,936	196,180,936	C
Ningbo Chi Mei Optoelectronics Ltd.	Ningbo Chi Hsin Electronics Ltd.	Other receivables	2,900,500	—	—	Note A	—	Note B	—	—	—	196,180,936	196,180,936	C
Nanhai Chi Mei Optoelectronics Ltd.	Nanhai Chi Mei Electronics Ltd.	Other receivables	2,422,000	2,422,000	—	Note A	—	Note B	—	—	—	196,180,936	196,180,936	C

Financing company’s name	Counterparty	Financial statement account	Maximum balance for the year	Ending balance	Interest rate	Type of financing	Transaction amounts	Reason for short-term financing	Allowance for bad debt			Financing limit for each borrowing company	Financing company’s financing amount limit
										Collateral				Note

										Name	Value

Naihai Chi Mei Electronics Ltd.	Nanhai Chi Mei Optoelectronics Ltd.	Other receivables	2,422,000	2,422,000	5.49%	Note A	—	Note B	—	—	—	196,180,936	196,180,936	C
Innocom Technology (Shenzhen) Ltd.	Innocom Technology (Xiamen) Ltd.	Other receivables	1,516,500	—	—	Note A	—	Note B	—	—	—	196,180,936	196,180,936	C
Leadtek Global Group Limited	Chi Mei El Corporation	Other receivables	1,200,000	1,200,000	1.14%-1.17%	Note A	—	Note B	—	—	—	29,427,140	78,472,374	D
Leadtek Global Group Ltd.	Landmark International Ltd.	Other receivables	$2,913	$—	—	Note A	$—	Note B	$—	—	$ -	$196,180,936	$196,180,936	D
TPO Displays USA Inc.	TPO Displays Hong Kong Ltd.	Accounts receivable – related parties	181,650	181,650	0.16%-0.56%	Note A	—	Note B	—	—	—	196,180,936	196,180,936	C
TPO Displays Europe B. V.	TPO Displays Hong Kong Ltd.	Accounts receivable – related parties	1,479,284	1,479,284	—	Note A	—	Note B	—	—	—	196,180,936	196,180,936	C
Toptech Trading Ltd.	VAP Optoelectronics (Nanjing) Corp.	Prepayments	160,458	160,458	—	Note A	—	Note B	—	—	—	196,180,936	196,180,936	C
Bright Information Holding Limited	Kunpal Optoelectronics Ltd.	Other receivables	60,550	60,550	—	Note A	—	Note B	—	—	—	111,119	111,119	E
Dragon Flame Industrial	VAP Optoelectronics (Nanjing) Corp.	Accounts receivable – related parties	128,010	128,010	—	Note A	—	Note B	—	—	—	196,180,936	196,180,936	C
TPO Displays Germany GmBH	TPO Displays Hong Kong Ltd.	Accounts receivable – related parties	25,388	25,388	—	Note A	—	Note B	—	—	—	196,180,936	196,180,936	C
TPO Displays Hong Kong Ltd.	TPO Displays Shanghai Ltd.	Accounts receivable – related parties	478,222	478,222	—	Note A	—	Note B	—	—	—	196,180,936	196,180,936	C

Note A:	Short-term financing
Note B:	Provision of financial support for operations.
Note C:

1. For the company necessary for short-term financing, financial limit on loans granted to a single party was not to exceed 10% of the Company’s net equity, based on the most recent audited financial statement of the Company.

	2.	The financial limit on loans granted was not exceed 40% of the Company’s net equity. If it was for short-term capital needs, the limit was not to exceed 30% of the Company’s net equity.

3.

The policy for loans granted to directly or indirectly wholly-owned overseas subsidiaries was as follows: for the short-term capital needs, financial limit was not under the 40% requirement, but should not to exceed 100% of the Company’s net equity.

Note D: Subsidiary-Leadteak

1.

For short-term capital needs financial limit on loans granted to a single party shall not to exceed 15% of the parent company’s net equity, based on the most recent audited financial statement of the parent company.

	2.	The financial limit on loans granted shall not to exceed 40% of the parent company’s net equity, based on the most recent audited financial statement of the parent company.

3.

The policy for loans granted to directly or indirectly wholly-owned overseas subsidiaries was as follows: if it for short-term capital needs, financial limit shall not to exceed 100% of the parent company’s net equity. However, the financial limit on loans granted shall not to exceed 100% of the Company’s net equity.

Note E: Bright information holding limited

1.

For the company’s short-term capital needs financial limit on loans granted to a single party shall not to exceed 10% of the Company’s net equity, based on the most recent audited financial statement of the parent company.

	2.	The financial limit on loans granted shall not to exceed 30% of the Company’s net equity, based on the most recent audited financial statement of the parent company.

3.

For the short-term capital needs of directly or indirectly wholly-owned subsidiaries, the above two limitation was not required. However, the financial limit on loans granted shall not to exceed 100% of the Company’s net equity.

C.	Endorsements and guarantees provided for the year ended December 31, 2011:

Endorsement/ guarantee provider	Guaranteed party		Limits on endorsement/ guarantee amount provided to each counterparty	Maximum balance for the year	Ending balance	Amount of endorsement/guarantee collateralized by properties	Ratio of accumulated endorsement/guarantee to net equity per latest financial statements	Maximum endorsement/guarantee amounts allowable

	Name	Nature of relationship

TPO Displays (Nanjing) Ltd.	TPO Displays Shanghai Ltd.	An indirect wholly-owned subsidiary	$98,090,468	$490,097	$302,750	$—	0.15%	$98,090,468

Note A:

Limits on endorsement/guarantee amount provided to each counterparty did not exceed 0.5% of the Company’s net equity based on the most recent audited financial statement of the Company. Maximum endorsement/guarantee amounts allowable should not exceed 1% of the Company’s net equity based on the most recent audited financial statement of the Company exceed 10% of the Company’s net equity. For subsidiaries with over 90% of shares directly or indirectly owned by the Company, the endorsement / guarantee amount provided by the Company shall not. The limitation is not required for directly or indirectly wholly-owned subsidiaries of the Company.

Note B:	Maximum endorsement/guarantee amount provided to each counterparty did not exceed 50% of the Company’s net equity based on the most recent audited financial statement of the Company.

D.	Marketable securities held as at December 31, 2011:

Name of subsidiary	Kind and name of marketable securities	Relationship of the issuers with the investee company	General ledger accounts (Note 1)	December 31, 2011

				Number of shares	Book value	Percentage	Market value/ Net worth

Innolux Holding Ltd.	Common stock of Rockets Holding Ltd.	An indirect wholly-owned subsidiary	(1)	230,785,400	$16,310,729	100	$16,310,729
Innolux Holding Ltd.	Common stock of Lakers Trading Ltd.	An indirect wholly-owned subsidiary	(1)	1	230,651	100	230,651
Innolux Holding Ltd.	Common stock of Innolux Corporation Ltd.	An indirect wholly-owned subsidiary	(1)	2,000	(83,957)	100	(83,957)

Name of subsidiary	Kind and name of marketable securities	Relationship of the issuers with the investee company	General ledger accounts (Note 1)	December 31, 2011

				Number of shares	Book value	Percentage	Market value/ Net worth

Innolux Holding Ltd.	Common stock of Suns Holding Ltd.	An indirect wholly-owned subsidiary	(1)	5,072,001	303,163	100	303,163
InnoJoy Investment Corporation	Common stock of Entire Technology Co., Ltd.	None	(4)	7,506,326	279,235	5.11	279,235
InnoJoy Investment Corporation	Common stock of G-TECH Optoelectronics Corporation	None	(4)	3,012,036	191,264	1.28	191,264
InnoJoy Investment Corporation	Common stock of Advanced Optoelectronics Technology Co., Ltd.	None	(2)	11,643,222	80,317	8.96	Note B
InnoJoy Investment Corporation	Common stock of ILI Technology Corp.	None	(4)	1,814,233	116,837	2.86	116,837
InnoJoy Investment Corporation	Bonds of Sintronic Technology Inc.	None	(3)	—	$197,096	—	$197,096
Innofun Investment Corporation	Common stock of J TOUCH Corporation	None	(4)	3,830,749	141,546	3.56	141,546
Innofun Investment Corporation	Common stock of G-TECH Optoelectronics Corporation	None	(4)	3,299,698	209,531	1.40	209,531
Rockets Holding Ltd.	Common stock of Stanford Development Ltd.	An indirect wholly-owned subsidiary	(1)	164,000,000	14,206,706	100	14,206,706
Rockets Holding Ltd.	Common stock of Mstar Semiconductor, Inc. (Cayman)	None	(4)	1,668,984	263,699	0.32	263,699
Rockets Holding Ltd.	Common stock of Sonics Trading Limited	An indirect wholly-owned subsidiary	(1)	8,390,001	197,218	100	197,218
Rockets Holding Ltd.	Common stock of Best China Investment Ltd.	An indirect wholly-owned subsidiary	(1)	10,000,001	322,938	100	322,938
Rockets Holding Ltd.	Common stock of Mega Chance Investments Ltd.	An indirect wholly-owned subsidiary	(1)	18,000,000	569,871	100	569,871
Rockets Holding Ltd.	Common stock of Excel Victory Ltd.	An indirect wholly-owned subsidiary	(1)	3,000,000	302,345	100	302,345
Rockets Holding Ltd.	Common stock of Magic Sun Ltd.	An indirect wholly-owned subsidiary	(1)	38,000,001	412,573	100	412,573
Rockets Holding Ltd.	Common stock of Nets Trading Ltd.	An indirect wholly-owned subsidiary	(1)	1	2,138	100	2,138
Suns Holding Ltd.	Common stock of Warriors Technology Investment Ltd.	An indirect wholly-owned subsidiary	(1)	5,072,001	303,163	100	303,163
Warriors Technology Investment Ltd.	Common stock of ILI Technology Corp.	None	(4)	3,381,841	217,791	5.34	217,791
Warriors Technology Investment Ltd.	Common stock of OED Holding Ltd.	None	(2)	16,000,000	64,936	5.88	Note B

Name of subsidiary	Kind and name of marketable securities	Relationship of the issuers with the investee company	General ledger accounts (Note 1)	December 31, 2011

				Number of shares	Book value	Percentage	Market value/ Net worth

Best China Investment Ltd.	Common stock of Asiaward Investment Ltd.	An indirect wholly-owned subsidiary	(1)	77,830,001	322,938	100	322,938
Stanford Development Ltd.	Common stock of Full Lucky Investment Ltd.	An indirect wholly-owned subsidiary	(1)	1,271,015,401	—	100	—
Stanford Development Ltd.	Common stock of Innocom Technology (Shenzhen) Ltd.	An indirect wholly-owned subsidiary	(1)	—	14,206,694	100	14,206,694
Mega Chance Investments Ltd.	Common stock of Main Dynasty Investment Ltd.	An indirect wholly-owned subsidiary	(1)	139,623,801	569,870	100	569,870
Excel Victory Ltd.	Common stock of Glory Ace Investment Ltd.	An indirect wholly-owned subsidiary	(1)	23,250,000	302,345	100	302,345
Magic Sun Ltd.	Common stock of Sun Dynasty Investment Ltd.	An indirect wholly-owned subsidiary	(1)	295,969,001	$412,573	100	$412,573
Asiaward Investment Ltd.	Common stock of Innocom Technology (Xiamen) Ltd.	An indirect wholly-owned subsidiary	(1)	—	322,938	100	322,938
Main Dynasty Investment Ltd.	Common stock of Innocom Technology (Jia-Shan) Ltd.	An indirect wholly-owned subsidiary	(1)	—	569,870	100	569,870
Glory Ace Investment Ltd.	Common stock of Innocom Technology (Chongqing) Co., Ltd.	An indirect wholly-owned subsidiary	(1)	—	302,345	100	302,345
Sun Dynasty Investment Ltd.	Common stock of Innocom Technology (Chengdu) Co., Ltd.	An indirect wholly-owned subsidiary	(1)	—	412,573	100	412,573
Chi Mei Optoelectronics Japan Co., Ltd.	Common stock of Chi Mei Optoelectronics USA, Ltd.	An indirect wholly-owned subsidiary	(1)	1,000	169,122	100	169,122
Landmark International Ltd.	Common stock of Ningbo Chi Mei Optoelectronics Ltd.	An indirect wholly-owned subsidiary	(1)	—	20,239,639	100	20,239,639
Landmark International Ltd.	Common stock of Nanhai Chi Mei Optoelectronics Ltd.	An indirect wholly-owned subsidiary	(1)	—	7,349,448	100	7,376,926
Landmark International Ltd.	Common stock of Ningbo Chi Mei Electronics Ltd.	An indirect wholly-owned subsidiary	(1)	—	1,572,076	100	1,572,076
Landmark International Ltd.	Common stock of Nanhai Chi Mei Electronics Ltd.	An indirect wholly-owned subsidiary	(1)	—	6,157,500	100	6,240,289
Yuan Chi Investment Co., Ltd.	Common stock of Chi Mei Logistics Co., Ltd.	An investee company accounted for under the equity method	(1)	12,740,000	127,718	49	127,719
Yuan Chi Investment Co., Ltd.	Common stock of Optivision Technology Incorporated	An investee company accounted for under the equity method	(1)	6,442,821	118,254	16	69,681
Yuan Chi Investment Co., Ltd.	Common stock of Powerking Optoelectronics Co., Ltd.	An investee company accounted for under the equity method	(1)	1,010,000	5,358	5	7,624
Yuan Chi Investment Co., Ltd.	Common stock of Exploit Technology Co., Ltd.	An investee company accounted for under the equity method	(1)	246,317	—	5	8,064

Name of subsidiary	Kind and name of marketable securities	Relationship of the issuers with the investee company	General ledger accounts (Note 1)	December 31, 2011

				Number of shares	Book value	Percentage	Market value/ Net worth

Yuan Chi Investment Co., Ltd.	Common stock of GIO Optoelectronics Corp.	An investee company accounted for under the equity method	(1)	467,519	1,840	—	2,339
Yuan Chi Investment Co., Ltd.	Common stock of TOA Optronics Corporation	An indirect investee company accounted for under the equity method	(1)	58,007,000	385,469	40	519,752
Yuan Chi Investment Co., Ltd.	Common stock of Chi Mei Lighting Technology Corporation	An indirect investee company accounted for under the equity method	(1)	19,673,402	235,196	9	235,196
Yuan Chi Investment Co., Ltd.	Common stock of Chi Mei Materials Technology Corporation	An investee company accounted for under the equity method	(1)	4,056,506	72,951	1	67,358
Yuan Chi Investment Co., Ltd.	Alpha Crystal Technology Corporation	None	(2)	15,677,187	$292,915	10	Note B
Yuan Chi Investment Co., Ltd.	Common stock of Trillion Science	None	(2)	1,000,000	11,424	5	Note B
Yuan Chi Investment Co., Ltd.	Common stock of Himax Analogic Company	None	(2)	1,500,000	2,818	4	Note B
Yuan Chi Investment Co., Ltd.	Common stock of Himax Media Solutions Company	None	(2)	88,750	2,287	—	Note B
Yuan Chi Investment Co., Ltd.	Common stock of China Electric Mfg. Corp.	None	(4)	13,000,000	239,850	3	239,850
Leadtek Global Group Limited	Common stock of Himax Technologies, Inc. (Himax Cayman)	None	(4)	49,645,058	751,878	14	751,878
Keyway Investment Management Ltd.	Common stock of Ningbo Chi Mei Logistics Co., Ltd.	An indirect wholly-owned subsidiary	(1)	—	150,641	100	150,641
Keyway Investment Management Ltd.	Common stock of Foshan Chi Mei Logistics Co., Ltd.	An indirect wholly-owned subsidiary	(1)	—	53,899	100	53,899
Chi Mei Optoelectronics Europe B. V.	Common stock of Chi Mei Optoelectronics Germany GmbH.	An indirect wholly-owned subsidiary	(1)	250	19,168	100	19,168
Chi Mei Optoelectronics Europe B. V.	Common stock of Chi Mei Optoelectronics UK Ltd.	An indirect wholly-owned subsidiary	(1)	150,000	—	100	—
Jetronics International Corporation	Common stock of Kunshan Guan Jye Electronics Co., Ltd.	An indirect wholly-owned subsidiary	(1)	—	589,772	100	589,772
Jetronics International Corporation	Common stock of Champ Win Technology Corporation	An indirect wholly-owned subsidiary	(1)	800,000	9,812	100	9,812
Chi Mei Lighting Technology Corporation	Common stock of Smart Light Global Ltd.	An indirect wholly-owned subsidiary	(1)	8,000,000	267,841	100	267,841

Name of subsidiary	Kind and name of marketable securities	Relationship of the issuers with the investee company	General ledger accounts (Note 1)	December 31, 2011

				Number of shares	Book value	Percentage	Market value/ Net worth

Chi Mei Lighting Technology Corporation	Common stock of Water Works Corp.	None	(2)	1,489,950	44,700	3	None B
Smart Light Global Ltd.	Common stock of Foshan Chi Mei Lighting Technology Ltd.	An indirect wholly-owned subsidiary	(1)	—	267,841	100	268,715
Gold Union Investments Ltd.	Common stock of Ningbo Chi Hsin Optoelectronics Ltd.	An indirect wholly-owned subsidiary	(1)	—	604,438	100	604,438
Gold Union Investments Ltd.	Common stock of Dongguan Chi Hsin Optoelectronics Ltd.	An indirect wholly-owned subsidiary	(1)	—	558,287	100	558,287
Toppoly Optoelectronics (B. V. I.) Ltd.	Common stock of Toppoly Optoelectronics (Cayman) Ltd.	An indirect wholly-owned subsidiary	(1)	122,400,000	2,866,157	100	2,866,157
Toppoly Optoelectronics (Cayman) Ltd.	Common stock of Toptech Trading Ltd.	An indirect wholly-owned subsidiary	(1)	300,000	$771	100	$771
Toppoly Optoelectronics (Cayman) Ltd.	Common stock of TPO Displays (Nanjing) Ltd.	An indirect wholly-owned subsidiary	(1)	—	2,329,730	100	2,329,730
Toppoly Optoelectronics (Cayman) Ltd.	Common stock of TPO Displays (Sinepal) Ltd.	An indirect wholly-owned subsidiary	(1)	—	535,644	100	535,644
TPO Hong Kong Holding Ltd.	Common stock of TPO Displays Hong Kong Holding Ltd.	An indirect wholly-owned subsidiary	(1)	162,897,802	124,267	100	124,267
TPO Hong Kong Holding Ltd.	Common stock of TPO Displays Hong Kong Ltd.	An indirect wholly-owned subsidiary	(1)	35,000,000	(2,543,020)	100	(2,543,020)
TPO Hong Kong Holding Ltd.	Common stock of TPO Displays Japan K.K.	An indirect wholly-owned subsidiary	(1)	201	2,538,404	100	2,538,404
TPO Hong Kong Holding Ltd.	Common stock of TPO Displays Europe B.V.	An indirect wholly-owned subsidiary	(1)	375,810	2,338,930	100	2,338,930
TPO Hong Kong Holding Ltd.	Common stock of TPO Displays USA Inc.	An indirect wholly-owned subsidiary	(1)	1,000	266,661	100	266,661
TPO Displays Hong Kong Holding Ltd.	Common stock of TPO Displays Shanghai Ltd.	An indirect wholly-owned subsidiary	(1)	—	124,267	100	124,267
TPO Displays
Europe B. V.	Common stock of TPO Displays Germany GmbH.	An indirect wholly-owned subsidiary	(1)	100,000	59,782	100	59,782
Bright Information Holding Ltd.	Common stock of Kunpal Optoelectronics Ltd.	An indirect wholly-owned subsidiary	(1)	—	91,973	100	91,973
Golden Achiever International Ltd.	Common stock of Dragon Flame Industrial Ltd.	An indirect wholly-owned subsidiary	(1)	500	40,040	100	40,040
Golden Achiever International Ltd.	Common stock of VAP Optoelectronics (Nanjing) Corp.	An indirect wholly-owned subsidiary	(1)	—	(211,871)	100	(211,871)

Name of subsidiary	Kind and name of marketable securities	Relationship of the issuers with the investee company	General ledger accounts (Note 1)	December 31, 2011

				Number of shares	Book value	Percentage	Market value/ Net worth

Golden Achiever International Ltd.	Common stock of Eastern Vision Co., Ltd.	An indirect wholly-owned subsidiary	(1)	500	76	100	76

Note 1: Code of general ledger accounts:	(1) Long-term investment accounted for under the equity method

(2) Financial assets carried at cost - non-current

(3) Financial assets at fair value through profit or loss - non-current.

(4) Available-for-sale financial asset - non-current

Note 2: The investment was measured at cost since it had no active market price, and its fair value cannot be measured reliably.

E.	Acquisition or sale of the same security with the accumulated cost exceeding $100 million or 20% of the Company’s paid-in capital during the year ended December 31, 2011:

					Beginning balance		Acquisition		Disposal				Ending balance

Company Name	Marketable securities type and name	Financial statement account	Counterparty	Nature of relationship	Shares/units	Amount	Shares/units	Amount	Shares/units (thousands)	Amount	Carrying value	Gain (loss) on disposal	Shares/units	Amount

Innolux Holding Ltd.	Rockets Holding Ltd.	Long-term investments accounted for under the equity method	Note A	Note A	201,785,400	$6,569,580	29,000,000	$856,660	—	$—	$—	$—	230,785,400	$7,426,240
Rockets Holding Ltd.	Magic Sun Ltd.	Long-term investments accounted for under the equity method	Note A	Note A	9,000,000	$289,710	29,000,000	$856,660	—	$—	$—	$—	38,000,000	$1,146,370
Magic Sun Ltd.	Sun Dynasty Development Ltd.	Long-term investments accounted for under the equity method	Note A	Note A	69,937,001	289,710	226,032,000	856,660	—	—	—	—	295,969,001	1,146,370
Sun Dynasty Development Ltd.	Innocom Technology (Chengdu) Ltd.	Long-term investments accounted for under the equity method	Note A	Note A	—	289,710	—	856,660	—	—	—	—	—	1,146,370
Landmark International Ltd.	Nanhai Chi Mei Electronics Ltd.	Long-term investments accounted for under the equity method	Note A	Note A	—	2,968,523	—	2,869,419	—	—	—	—	—	5,837,942

					Beginning balance		Acquisition		Disposal				Ending balance

Company Name	Marketable securities type and name	Financial statement account	Counterparty	Nature of relationship	Shares/units	Amount	Shares/units	Amount	Shares/units (thousands)	Amount	Carrying value	Gain (loss) on disposal	Shares/units	Amount

InnoJoy Investment Corporation	Entire Technology Co., Ltd.	Available-for-sale financial assets - non-current			7,148,882	212,635	1,284,366	92,692	926,922	102,011	30,897	71,114	7,506,326	274,430
Innofun Investment Corporation	J TOUCH Corporation	Available-for-sale financial assets - non-current			6,965,000	400,000	813,274	37,202	3,947,525	379,213	232,228	146,985	3,830,749	204,974

Note A: The wholly-owned subsidiary increased capital through cash or was newly established.

F.	Acquisition of real estate properties exceeding $100 million or 20% of the Company’s paid-in capital for the year ended December 31, 2011: None

G.	Disposal of real estate properties exceeding $100 million or 20% of the Company’s paid-in capital for the year ended December 31, 2011: None.

H. Purchases from or sales to related parties exceeding $100 million or 20% of the Company’s paid-in capital for the year ended December 31, 2011: refer to Note 11(1) and following information:

			Transactions				Difference with general transactions		Notes and accounts receivable (payable)

Company	Counterparty	Relationship with the Company	Purchases / sales	Amount	Percentage of purchases / sales	Terms	Unit price	Terms	Balance	Percentage of balance

Lakers Trading Ltd.	Carston Ltd. B. H.	An indirect wholly-owned subsidiary of Hon Hai Precision Industry Co., Ltd.	Processing costs	$874,417	1	60 days	Cost plus	No material difference	($948,009)	3
Innocom Technology (Chongging) Ltd.	Lakers Trading Ltd.	An indirect wholly-owned subsidiary	Processing revenue	529,040	34	60 days	Cost plus	No material difference	274,497	39
Nanhai Chi Mei Electronics Ltd.	Lakers Trading Ltd.	An indirect wholly-owned subsidiary	Processing revenue	9,994,457	92	90 days	Cost plus	No material difference	8,526,111	95
TPO Displays (Nanjing) Ltd.	TPO Displays Hong Kong Ltd.	An indirect wholly-owned subsidiary	Processing revenue	4,772,179	12	60 days	Cost plus	No material difference	2,050,005	15
Nanhai Chi Mei Optoelectronics Ltd.	Leadtek Global Group Limited	A subsidiary of the Company	Processing revenue	40,131,879	95	60 days	Cost plus	No material difference	21,526,935	96
Ningbo Chi Hsin Electronics Ltd.	Leadtek Global Group Limited	A subsidiary of the Company	Processing revenue	4,922,108	100	60 days	Cost plus	No material difference	1,268,752	100
Ningbo Chi Mei Optoelectronics Ltd.	Leadtek Global Group Limited	A subsidiary of the Company	Processing revenue	58,122,534	100	60 days	Cost plus	No material difference	37,498,355	99
Ningbo Chi Mei Electronics Ltd.	Leadtek Global Group Limited	A subsidiary of the Company	Processing revenue	15,135,121	99	60 days	Cost plus	No material difference	5,993,257	99
Chi Mei Lighting Technology Corporation	Foshan Chi Mei Lighting Technology Ltd.	An indirect wholly-owned subsidiary	Sales	128,600	3	60 days	Similar with general transactions	No material difference	130,944	15
TPO Displays Hong Kong Ltd.	TPO Displays (Sinepal) Ltd.	An indirect wholly-owned subsidiary	Sales	8,146,620	16	60 days	Similar with general transactions	No material difference	4,962,864	23
Innolux Corporation Ltd.	Hon Hai Precision Industry Co., Ltd.	Same major stockholder	Sales	2,291,781	11	60 days	Similar with general transactions	No material difference	88,980	2
TPO Displays (Sinepal) Ltd.	TPO Display (Nanjing) Ltd.	An indirect wholly-owned subsidiary	Sales	8,765,752	100	60 days	Similar with general transactions	No material difference	5,271,795	100

			Transactions				Difference with general transactions		Notes and accounts receivable (payable)

Company	Counterparty	Relationship with the Company	Purchases / sales	Amount	Percentage of purchases / sales	Terms	Unit price	Terms	Balance	Percentage of balance

VAP Optoelectronics (Nanjing) Ltd.	TPO Display (Nanjing) Ltd.	An indirect wholly-owned subsidiary	Sales	$349,216	33	60 days	Similar with general transactions	No material difference	$241,943	100
TPO Displays Shanghai Ltd.	TPO Display (Nanjing) Ltd.	An indirect wholly-owned subsidiary	Sales	353,946	7	30 days	Similar with general transactions	No material difference	92,112	10
Contrel Technologies	Nanhai Chi Mei Electronics Ltd.	An indirect wholly-owned subsidiary	Sales	139,160	8	120 days	Similar with general transactions	No material difference	112,143	8
Foshan Chi Mei Lighting Technology Ltd.	Chi Mei Lighting Technology Corporation	A subsidiary of the Company	Sales	268,860	68	90 days	Similar with general transactions	No material difference	76,324	53
Nanhai Chi Mei Electronics Ltd.	Innocom Technology (Shenzhen) Ltd.	An indirect wholly-owned subsidiary	Sales	166,787	2	90 days	Similar with general transactions	No material difference	10,625	—
Nanhai Chi Mei Optoelectronics Ltd.	Nanhai Chi Mei Electronics Ltd.	An indirect wholly-owned subsidiary	Sales	362,157	1	120 days	Similar with general transactions	No material difference	376,478	2
Nanhai Chi Mei Optoelectronics Ltd.	Nanhai Lin Chaun Optoelectronics Co., Ltd.	An indirect wholly-owned subsidiary	Sales	157,962	—	120 days	Similar with general transactions	No material difference	102,120	—
Nanhai Chi Mei Optoelectronics Ltd.	Hongfujing Aecision Industry (Yantai) Co., Ltd.	An indirect wholly-owned subsidiary of Hon Hai Precision Industry Co., Ltd.	Sales	146,006	—	45 days	Similar with general transactions	No material difference	32,207	—
Lakers Trading Ltd.	Innocom Technology (Kunshan) Ltd.	An indirect wholly-owned subsidiary of Hon Hai Precision Industry Co., Ltd.	Purchases	1,847,819	2	60 days	Similar with general transactions	No material difference	(377,399)	1
Lakers Trading Ltd.	Innocom Technology (Shenzhen) Ltd.	An indirect wholly-owned subsidiary	Purchases	20,806,051	22	60 days	Similar with general transactions	No material difference	(2,195,959)	8
Lakers Trading Ltd.	Innocom Technology (Chongqing) Ltd.	An indirect wholly-owned subsidiary	Purchases	711,834	1	60 days	Similar with general transactions	No material difference	(272,780)	1

			Transactions				Difference with general transactions		Notes and accounts receivable (payable)

Company	Counterparty	Relationship with the Company	Purchases / sales	Amount	Percentage of purchases / sales	Terms	Unit price	Terms	Balance	Percentage of balance

Innocom Technology (Shenzhen) Ltd.	Hongfujin Precision Industry (Shenzhen) Co., Ltd.	An indirect wholly-owned subsidiary of Hon Hai Precision Industry Co., Ltd.	Purchases	$290,062	1	90 days	Similar with general transactions	No material difference	($105,564)	1
Innocom Technology (Shenzhen) Ltd.	Futaihua Industrial (Shenzhen) Ltd.	An indirect wholly-owned subsidiary of Hon Hai Precision Industry Co., Ltd.	Purchases	274,349	1	90 days	Similar with general transactions	No material difference	(4,921)	—
TPO Displays (Nanjing) Ltd.	TPO Displays (Shanghai) Ltd.	An indirect wholly-owned subsidiary	Purchases	354,002	1	60 days	Similar with general transactions	No material difference	(92,112)	1
Ningbo Chi Mei Optoelectronics Ltd.	GIO Optoelectronics Corp.	Subsidiary of an investee company accounted for under the equity method	Purchases	354,031	1	60 days	Similar with general transactions	No material difference	(68,962)	—
Ningbo Chi Mei Optoelectronics Ltd.	Ampower Technology Co., Ltd.	Subsidiary of an investee company accounted for under the equity method	Purchases	317,748	1	90 days	Similar with general transactions	No material difference	(47,871)	—
Ningbo Chi Mei Electronics Ltd.	Ningbo Lin Moug Optronics Co., Ltd.	An indirect wholly-owned subsidiary of Chi Mei Corporation	Purchases	1,000,107	7	60 days	Similar with general transactions	No material difference	(372,815)	5
Ningbo Chi Mei Electronics Ltd.	Ningbo Chi Mei Material Technology Corp.	Subsidiary of an investee company accounted for under the equity method	Purchases	2,097,270	14	60 days	Similar with general transactions	No material difference	(696,592)	10
Ningbo Chi Mei Optoelectronics Ltd.	Chi Mei Corporation	Accounted the company under equity method.	Purchases	493,778	1	45 days	Similar with general transactions	No material difference	(12,461)	—
Ningbo Chi Mei Optoelectronics Ltd.	Optivision Technology Inc.	Subsidiary of an investee company accounted for under the equity method	Purchases	211,909	—	120 days	Similar with general transactions	No material difference	(105,392)	—

			Transactions				Difference with general transactions		Notes and accounts receivable (payable)

Company	Counterparty	Relationship with the Company	Purchases / sales	Amount	Percentage of purchases / sales	Terms	Unit price	Terms	Balance	Percentage of balance

Nanhai Chi Mei Optoelectronics Ltd.	GIO Optoelectronics Corp.	Subsidiary of an investee company accounted for under the equity method	Purchases	$291,558	1	60 days	Similar with general transactions	No material difference	($330,078)	2
Nanhai Chi Mei Optoelectronics Ltd.	Nanhai Lin Chaun Optronics Co., Ltd.	An indirect wholly-owned subsidiary of Chi Mei Corporation	Purchases	415,467	1	120 days	Similar with general transactions	No material difference	(1,255,377)	7
Nanhai Chi Mei Optoelectronics Ltd.	Chi Mei Materials Technology Corporation	Subsidiary of an investee company accounted for under the equity method	Purchases	496,344	1	60 days	Similar with general transactions	No material difference	(537,799)	3
Ningbo Chi Mei Optoelectronics Ltd.	Advanced Optoelectronics Technology Inc.	The subsidiary of the company is corporate director of Advanced	Purchases	219,608	—	60 days	Similar with general transactions	No material difference	(132,772)	1
Ningbo Chi Mei Optoelectronics Ltd.	Hon Hai Precision Industry Co., Ltd.	Same major stockholder	Purchases	498,483	1	90 days	Similar with general transactions	No material difference	(448,821)	2
Nanhai Chi Mei Optoelectronics Ltd.	Ampower Technology Co., Ltd.	Subsidiary of an investee company accounted for under the equity method	Purchases	346,078	1	90 days	Similar with general transactions	No material difference	(522,750)	3
Nanhai Chi Mei Optoelectronics Ltd.	Ningbo Chi Mei Materials Technology Ltd.	Subsidiary of an investee company accounted for under the equity method	Purchases	319,731	1	60 days	Similar with general transactions	No material difference	(372,571)	2
Nanhai Chi Mei Electronics Ltd.	Innocom Technology (Shenzhen) Ltd.	An indirect wholly-owned subsidiary	Purchases	722,543	9	90 days	Similar with general transactions	No material difference	(1,548,722)	25
Nanhai Chi Mei Electronics Ltd.	Nanhai Chi Mei Optoelectronics Ltd.	An indirect wholly-owned subsidiary	Purchases	379,301	5	90 days	Similar with general transactions	No material difference	(393,822)	6
Nanhai Chi Mei Electronics Ltd.	Hon Hai Precision Industry Co., Ltd.	Same major stockholder	Purchases	559,020	7	90 days	Similar with general transactions	No material difference	(126,915)	2

			Transactions				Difference with general transactions		Notes and accounts receivable (payable)

Company	Counterparty	Relationship with the Company	Purchases / sales	Amount	Percentage of purchases / sales	Terms	Unit price	Terms	Balance	Percentage of balance

Ningbo Chi Mei Optoelectronics Ltd.	Ningbo Lin Moug Optronics Co., Ltd.	An indirect wholly-owned subsidiary of Chi Mei Corporation	Purchases	$5,516,280	9	120 days	Similar with general transactions	No material difference	($2,275,604)	10
Nanhai Chi Mei Electronics Ltd.	Chi Mei Materials Technology Corporation	Subsidiary of an investee company accounted for under the equity method	Purchases	134,211	2	60 days	Similar with general transactions	No material difference	(80,071)	1
Ningbo Chi Mei Electronics Ltd.	Ningbo Chi Mei Optoelectronics Ltd.	An indirect wholly-owned subsidiary	Purchases	858,985	6	60 days	Similar with general transactions	No material difference	(423,318)	6
Ningbo Chi Mei Electronics Ltd.	Ampower Technology Co., Ltd.	Subsidiary of an investee company accounted for under the equity method	Purchases	258,683	2	60 days	Similar with general transactions	No material difference	(96,449)	1
Ningbo Chi Hsin Electronics Ltd.	Ningbo Chi Mei Optoelectronics Ltd.	An indirect wholly-owned subsidiary	Purchases	155,873	3	60 days	Similar with general transactions	No material difference	(42,189)	—
Foshan Chi Mei Lighting Technology Ltd.	Chi Mei Lighting Technology Corporation	A subsidiary of the Company	Purchases	219,088	65	90 days	Similar with general transactions	No material difference	(174,384)	98
Chi Mei Lighting Technology Corporation	Alpha Crystal Technology Corporation	Subsidiary of an investee company accounted for under the equity method	Purchases	298,308	7	90 days	Similar with general transactions	No material difference	(10,805)	2
Nanhai Chi Mei Optoelectronics Ltd.	Foshan GIO Optoelectronics Co., Ltd.	Subsidiary of an investee company accounted for under the equity method	Purchases	134,451	—	90 days	Similar with general transactions	No material difference	(149,057)	1
Innocom Technology (Shenzhen) Ltd.	Foxconn Precision Electronics (Yantai) Co., Ltd.	An indirect wholly-owned subsidiary of Hon Hai Precision Industry Co., Ltd.	Purchases	458,072	2	90 days	Similar with general transactions	No material difference	—	—
Ningbo Chi Mei Optoelectronics Ltd.	Ningbo Chi Mei Material Technology Ltd.	Subsidiary of an investee company accounted for under the equity method	Purchases	5,107,801	9	30 days	Similar with general transactions	No material difference	(1,368,313)	6

			Transactions				Difference with general transactions		Notes and accounts receivable (payable)

Company	Counterparty	Relationship with the Company	Purchases / sales	Amount	Percentage of purchases / sales	Terms	Unit price	Terms	Balance	Percentage of balance

Ningbo Chi Mei Optoelectronics Ltd.	Hong Fu Jin Precision Industry (Shenzhen) Co., Ltd.	An indirect wholly-owned subsidiary of Hon Hai Precision Industry Co., Ltd.	Purchases	$331,118	1	90 days	Similar with general transactions	No material difference	($323,740)	1
Ningbo Chi Mei Electronics Ltd.	Hon Hai Precision Industry Co., Ltd.	Same major stakeholder	Purchases	145,857	1	60 day	Similar with general transactions	No material difference	(120,979)	2

     Note: The purchases and sales transaction between the investee company of the Company and related parties are disclosed for the year of 2011

I. Receivables from related parties exceeding $100 million or 20% of the Company’s paid-in capital as at December 31, 2011:

Company	Counterparty	Relationship with the Company	Balance of receivable from related parties	Turnover rate	Overdue receivables		Subsequent collection	Allowance for doubtful accounts provided

					Amount	Action adopted for overdue accounts

Sonics Trading Ltd. - Samoa	Lakers Trading Ltd.	An indirect wholly-owned subsidiary	$170,718	0.01	$170,718	Accelerate collection	$—	$—
Innocom Technology (Chongqing) Ltd.	Lakers Trading Ltd.	An indirect wholly-owned subsidiary	274,497	2.33	—	—	—	—
TPO Displays (Sinepal) Ltd.	TPO Displays Nanjing Ltd.	An indirect wholly-owned subsidiary	5,271,795	3.33	—	—	1,562,630	—
TPO Displays Hong Kong Ltd.	TPO Displays Shanghai Ltd.	An indirect wholly-owned subsidiary	282,932	—	—	—	184,218	—
TPO Displays Hong Kong Ltd.	TPO Display (Sinepal) Ltd.	An indirect wholly-owned subsidiary	4,962,864	3.28	—	—	—	—
TPO Displays Nanjing Ltd.	TPO Displays Hong Kong Ltd.	An indirect wholly-owned subsidiary	2,050,005	2.54	—	—	621,964	—
TPO Displays Europe B.V. Ltd.	TPO Display Hong Kong Ltd.	An indirect wholly-owned subsidiary	1,519,238	—	—	—	31,110	—
VAP Optoelectronics (Nanjing) Corp.	TPO Displays Nanjing Ltd.	An indirect wholly-owned subsidiary	241,943	2.98	—	—	—	—
Nanhai Chi Mei Optoelectronics Ltd.	Leadtek Global Group Limited	A subsidiary of the Company	21,526,935	2.91	10,378,720	Subsequent collection	16,431,918	—

Company	Counterparty	Relationship with the Company	Balance of receivable from related parties	Turnover rate	Overdue receivables		Subsequent collection	Allowance for doubtful accounts provided

					Amount	Action adopted for overdue accounts

Ningbo Chi Mei Optoelectronics Ltd.	Ningbo Chi Mei Electronics Ltd.	An indirect wholly-owned subsidiary	$425,545	—	$105,167	Subsequent collection	$52,812	$—
Ningbo Chi Mei Optoelectronics Ltd.	Leadtek Global Group Limited	A subsidiary of the Company	37,498,355	2.03	19,349,761	Subsequent collection	14,131,656	—
Ningbo Chi Mei Electronics Ltd.	Leadtek Global Group Limited	A subsidiary of the Company	5,993,257	4.19	680,412	Subsequent collection	680,412	—
Ningbo Chi Hsin Electronics Ltd.	Leadtek Global Group Limited	A subsidiary of the Company	1,268,752	5.3	153,898	Subsequent collection	153,898	—
Nanhai Chi Mei Electronics Ltd.	Lakers Trading Ltd.	An indirect wholly-owned subsidiary	8,526,111	2.3	—	—	1,183,399	—
Nanhai Chi Mei Optoelectronics Ltd.	Nanhai Chi Mei Electronics Ltd.	An indirect wholly-owned subsidiary	376,478	1.92	376,475	Accelerate collection	4
Dragon Flame Industrial Ltd.	VAP Optoelectronics (Nanjing) Corp.	An indirect wholly-owned subsidiary	127,761	—	127,761	Accelerate collection	—	—
Chi Mei Lighting Technology Corporation	Foshan Chi Mei Lighting Technology Ltd.	An indirect wholly-owned subsidiary	130,944	0.70	—	—	65,209	—
Contrel Technology Co., Ltd.	Nanhai Chi Mei Electronics Ltd.	An indirect wholly-owned subsidiary	112,143	2,48	94,640	Accelerate collection	—	—
Contrel Technology Co., Ltd.	Nanhai Chi Mei Optoelectronics Ltd.	An indirect wholly-owned subsidiary	102,697	0.01	102,031	Accelerate collection	190	—
Nanhai Chi Mei Optoelectronics Ltd.	Nanhai Lin Chaun Optoelectronics Co., Ltd.	An indirect wholly-owned subsidiary	102,120	0.92	—	—	—	—
Innocom Technology (Shenzhen) Ltd.	Nanhai Chi Mei Electronics Ltd.	An indirect wholly-owned subsidiary	447,663	—	—	—	—	—

J. Information on derivative transactions. Please refer to Notes 4(2), (15), and 10(9).

     a. As of December 31, 2011, the information on derivative financial instruments of investee companies was as follows:

Investee company	Financial assets held for trading	Book value (namely fair value)	Contract amount (in thousands)

Chi Mei Lighting Technology Corporation	Foreign exchange forward contract - Sell HKD (Sell HKD/Buy JPY)	$151	HKD (sell)	33,500
			JPY(buy)	335,348
Leadtek Global Group Limited	Foreign exchange forward contract - Sell USD (Sell USD/Buy EUR)	(27,345)	USD (sell)	20,316
			EUR (buy)	15,000
Leadtek Global Group Limited	Foreign exchange forward contract - Sell USD (Sell USD/Buy JPY)	2,295	USD (sell)	30,000
			JPY(buy)	2,300,550

		($24,899)

     b. Additional disclosure:

As of December 31, 2011, the Company recognized net loss of $21,174 on derivative transactions (including net loss of $24,899 on valuation of financial assets and liabilities on December 31, 2011).

(3) Disclosure of information on indirect investments in Mainland China

     A. Information on investments in Mainland China:

Name of investee in Mainland China	Main activities of investee	Capital (Note A)	Method of investment	Balance of amount remitted from Taiwan on January 1, 2011 (in thousands of USD)	Transactions during Jan. 1, 2011 ~ December 31, 2010 (in thousands of USD)		Balance of amount remitted from Taiwan as of December 31, 2011 (in thousands of USD)	Ownership percentage held by the Company (Direct/indirect)	Profit recognized during Jan. 1, 2011 ~ December 31, 2011 (Note B)	Book value of investment as of December 31, 2011	Profit remitted to Taiwan during Jan. 1, 2011 ~ December 31, 2011

					Remittance out	Remittance in

Innocom Technology (Shenzhen) Ltd.	Manufacturing and production of LCD backend module	$4,965,100	Investee company located outside of Taiwan and Mainland China remits its own funds directly to the investee companies located in Mainland China	$4,965,100	$—	$—	$4,965,100	100	$1,971,569	$14,206,694	$—

Name of investee in Mainland China	Main activities of investee	Capital (Note A)	Method of investment	Balance of amount remitted from Taiwan on January 1, 2011 (in thousands of USD)	Transactions during Jan. 1, 2011 ~ December 31, 2010 (in thousands of USD)		Balance of amount remitted from Taiwan as of December 31, 2011 (in thousands of USD)	Ownership percentage held by the Company (Direct/indirect)	Profit recognized during Jan. 1, 2011 ~ December 31, 2011 (Note B)	Book value of investment as of December 31, 2011	Profit remitted to Taiwan during Jan. 1, 2011 ~ December 31, 2011

					Remittance out	Remittance in

Innocom Technology (Xiamen) Ltd.	Manufacturing and production of LCD backend module	302,750	Investee company located outside of Taiwan and Mainland China remits its own funds directly to the investee companies located in Mainland China	302,750	—	—	302,750	100	(3,546)	322,938	—
Innocom Technology (Jia-shan) Ltd.	Manufacturing and production of LCD backend module	544,950	Investee company located outside of Taiwan and Mainland China remits its own funds directly to the investee companies located in Mainland China	$242,200	$—	$—	$242,000	100	($9,171)	$569,870	$—
OED Company	Manufacturing and production of LCD backend module	196,788	Investee company located outside of Taiwan and Mainland China remits its own funds directly to the investee companies located in Mainland China	64,936	—	—	64,936	6	—	64,936	—

Name of investee in Mainland China	Main activities of investee	Capital (Note A)	Method of investment	Balance of amount remitted from Taiwan on January 1, 2011 (in thousands of USD)	Transactions during Jan. 1, 2011 ~ December 31, 2010 (in thousands of USD)		Balance of amount remitted from Taiwan as of December 31, 2011 (in thousands of USD)	Ownership percentage held by the Company (Direct/indirect)	Profit recognized during Jan. 1, 2011 ~ December 31, 2011 (Note B)	Book value of investment as of December 31, 2011	Profit remitted to Taiwan during Jan. 1, 2011 ~ December 31, 2011

					Remittance out	Remittance in

Innocom Technology (Chongqing) Co., Ltd.	Manufacturing and production of LCD backend module	90,825	Investee company located outside of Taiwan and Mainland China remits its own funds directly to the investee companies located in Mainland China	90,825	—	—	90,825	100	29,792	302,345	—
Innocom Technology (Chengdu) Co., Ltd	Manufacturing and production of LCD backend module	1,150,450	Investee company located outside of Taiwan and Mainland China remits its own funds directly to the investee companies located in Mainland China	272,475	877,975	—	1,150,450	100	(506,131)	412,573	—
Ningbo Chi Mei Electronics Ltd.	Developing, manufacturing, customer service and warehousing on TFT-LCD module	2,936,675	Note D	$2,936,675	$—	$—	$2,936,675	100	$90,199	$1,572,076	$—
Ningbo Chi Mei Optoelectronics Ltd.	Manufacturing and selling of TFT-LCD modules	6,509,125	Note D	5,449,500	—	—	5,449,500	100	(675,678)	20,239,639	—
Nanhai Chi Mei Optoelectronics Ltd.	Manufacturing and customer service on TFT-LCD module	5,843,075	Note D	5,843,075	—	—	5,843,075	100	(41,985)	7,349,448	—
Nanhai Chi Mei Electronics Ltd.	Manufacturing and customer service on TFT-LCD module	5,752,250	Note D	2,724,750	3,027,500	—	5,752,250	100	28,571	6,157,500	—

Name of investee in Mainland China	Main activities of investee	Capital (Note A)	Method of investment	Balance of amount remitted from Taiwan on January 1, 2011 (in thousands of USD)	Transactions during Jan. 1, 2011 ~ December 31, 2010 (in thousands of USD)		Balance of amount remitted from Taiwan as of December 31, 2011 (in thousands of USD)	Ownership percentage held by the Company (Direct/indirect)	Profit recognized during Jan. 1, 2011 ~ December 31, 2011 (Note B)	Book value of investment as of December 31, 2011	Profit remitted to Taiwan during Jan. 1, 2011 ~ December 31, 2011

					Remittance out	Remittance in

Ningbo Chi Hsin Electronics Ltd.	Manufacturing and customer service on TFT-LCD module	908,250	Note D	882,516	25,734	—	908,250	100	42,162	604,438	—
Dongguan Chi Hsin Electronics Corp.	Manufacturing and customer service on TFT-LCD module	415,343	Note D	389,034	99,332	—	488,366	100	(26,365)	558,287	—
Ningbo Chi Mei Logistics Co., Ltd.	Warehousing service	121,000	Note D	121,000	—	—	121,000	100	(21,419)	150,641	—
Foshan Chi Mei Logistics Co., Ltd.	Warehousing, testing and logistics service of TFT-LCD monitors	45,413	Note D	45,413	—	—	45,413	100	6,004	53,899	—
Kunshan Guan Jye Electronic Co., Ltd.	Manufacturing of transformers	254,310	Note D	81,440	—	—	81,440	32	(7,759)	589,772	—
TPO Displays (Nanjing) Ltd.	Liquid crystal device (TN/STN, assembly of TFT-LCD device module, not including TFT-LCD panel process	3,633,000	Note D	$3,633,000	$—	$—	3,633,000	100	($557,607)	$2,329,730	$—
TPO Displays (Sinepal) Ltd.	Purchases and sales of monitor-related components	63,578	Note D	63,578	—	—	63,578	100	371,012	535,644	—
Kunpal Optoelectronics Ltd.	TFT-LCD glass thinning processing	121,100	Note D	68,633	—	—	68,633	57	(1,061)	91,973	—
VAP Optoelectronics (Nanjing) Corp.	Selling and customer service of LCD module, back light module and related component	199,815	Note D	9,083	—	—	9,083	100	50,936	(211,871)	—

Name of investee in Mainland China	Main activities of investee	Capital (Note A)	Method of investment	Balance of amount remitted from Taiwan on January 1, 2011 (in thousands of USD)	Transactions during Jan. 1, 2011 ~ December 31, 2010 (in thousands of USD)		Balance of amount remitted from Taiwan as of December 31, 2011 (in thousands of USD)	Ownership percentage held by the Company (Direct/indirect)	Profit recognized during Jan. 1, 2011 ~ December 31, 2011 (Note B)	Book value of investment as of December 31, 2011	Profit remitted to Taiwan during Jan. 1, 2011 ~ December 31, 2011

					Remittance out	Remittance in

TPO Displays Shanghai Ltd.	Liquid crystal devices	635,775	Note D	—	—	—	—	100	289,058	124,267	—
Amlink (Shanghai) Ltd.	Manufacturing and selling of power supply, modem, ADSL, and other IT equipments	605,500	Note D	302,750	—	—	302,750	45	90,305	1,129,347	—

B. Information on investments in Mainland China (Note A):

Company	Accumulated amount wired out from Taiwan to mainland China as of the end of the year		Investment amount approved by FIC of MOEA		Ceiling of investment amount of the Company

Chi Mei Innolux Corporation	NT$	33,903,350	NT$	51,324,584	—

The limitation was in accordance with (2001) Tai-Cai-Zheng (1) Letter No. 006130 of Securities and Futures Commission, Ministry of Finance, R.O.C.

	C.	Significant transactions with investee in Mainland China:

The significant transactions between the Company and the investee companies for the year ended December 31, 2011 were eliminated in these financial statements and shown in Note 11(4).

		Note A:	The relevant figures were listed in NT$. Where foreign currencies were involved, the figures were converted to NT$using exchange rate.

		Note B:	Profit or loss recognized for the year ended December 31, 2011 was audited by independent accountants.

Note C:

Pursuant to the Jing-Shen-Zi Letter No. 09800890880 of the Ministry of Economic Affairs, R.O.C., dated December 24, 2009, as the Company had obtained the certificate of conforming to the business scope of headquarters, issued by the Industrial Development Bureau, MOEA, the investment ceiling regulation for Taiwan-based companies investing in Mainland China was not applicable to the Company.

		Note D:	The company was acquired from the merger. The way of investment in Mainland China was through an existing company in third area.

(4)	The relationship and significant transactions between the Company and its subsidiaries

For the year ended December 31, 2010

				Information from transactions (Notes B and C)			Percentage of total combined revenue or total assets

Number	Name of counterparty	Name of transaction parties	Relationship (Note A)	Subject	Amount	Transaction terms (Note B)

0	Chimei Innolux Corporation	Innolux Corporation Ltd.	1	Sales	$26,707,584	—	5
0	Chimei Innolux Corporation	Innolux Corporation Ltd.	1	Accounts receivable	2,375,772	—	—
0	Chimei Innolux Corporation	Innocom Technology (Shenzhen) Ltd.	1	Sales	13,806,261	—	3
0	Chimei Innolux Corporation	Innocom Technology (Shenzhen) Ltd.	1	Accounts receivable	1,399,858	—	—
0	Chimei Innolux Corporation	Nanhai Chi Mei Electronics Ltd.	1	Purchases	771,152	—	—
0	Chimei Innolux Corporation	Ningbo Chi Mei Optoelectronics Ltd.	1	Sales	179,462	—	—
0	Chimei Innolux Corporation	Ningbo Chi Mei Optoelectronics Ltd.	1	Accounts receivable	693,781	—	—
0	Chimei Innolux Corporation	Ningbo Chi Mei Electronics Ltd.	1	Sales	959,896	—	—
0	Chimei Innolux Corporation	Ningbo Chi Mei Electronics Ltd.	1	Accounts receivable	162,353	—	—
0	Chimei Innolux Corporation	Chi Mei Optoelectronics Japan Co., Ltd.	1	Sales	5,630,207	—	1
0	Chimei Innolux Corporation	Chi Mei Optoelectronics Japan Co., Ltd.	1	Accounts receivable	1,745,554	—	—
0	Chimei Innolux Corporation	Chi Mei Optoelectronics Japan Co., Ltd.	1	Purchases	293,219	—	—
0	Chimei Innolux Corporation	Toptech Trading Ltd.	1	Sales	3,797,917	—	1
0	Chimei Innolux Corporation	Toptech Trading Ltd.	1	Accounts receivable	2,468,827	—	—
0	Chimei Innolux Corporation	TPO Displays Hong Kong Ltd.	1	Sales	4,667,340	—	1
0	Chimei Innolux Corporation	TPO Displays Hong Kong Ltd.	1	Accounts receivable	2,210,492	—	—
0	Chimei Innolux Corporation	TPO Displays Shanghai Ltd.	1	Sales	1,107,877	—	—
0	Chimei Innolux Corporation	TPO Displays Shanghai Ltd.	1	Accounts receivable	405,112	—	—
0	Chimei Innolux Corporation	Nanhai Chi Mei Optoelectronics Ltd.	1	Sales	993,323	—	—
0	Chimei Innolux Corporation	Nanhai Chi Mei Optoelectronics Ltd.	1	Accounts receivable	236,428	—	—

For the year ended December 31, 2010

				Information from transactions (Notes B and C)			Percentage of total combined revenue or total assets

Number	Name of counterparty	Name of transaction parties	Relationship (Note A)	Subject	Amount	Transaction terms (Note B)

0	Chimei Innolux Corporation	GIO Optoelectronics Corp.	1	Sales	787,252	—	—
0	Chimei Innolux Corporation	GIO Optoelectronics Corp.	1	Accounts receivable	633,848	—	—
0	Chimei Innolux Corporation	Innocom Technology (Chongqing) Co., Ltd.	1	Sales	313,500	—	—
0	Chimei Innolux Corporation	Innocom Technology (Chongqing) Co., Ltd.	1	Accounts receivable	296,979	—	—
0	Chimei Innolux Corporation	Ningbo Chi Mei Materials Technology Corp.	1	Purchases	$1,269,612	—	—
0	Chimei Innolux Corporation	Ningbo Chi Mei Materials Technology Corp.	1	Accounts payable	(245,782)	—	—
0	Chimei Innolux Corporation	TPO Displays Hong Kong Ltd.	1	Purchases	2,205,326	—	—
0	Chimei Innolux Corporation	TPO Displays Hong Kong Ltd.	1	Accounts payable	(1,076,199)	—	—
0	Chimei Innolux Corporation	TPO Displays Japan K. K.	1	Purchases	651,118	—	—
0	Chimei Innolux Corporation	TPO Displays Japan K. K.	1	Accounts payable	(1,152,892)	—	—
0	Chimei Innolux Corporation	Leadtek Global Group Limited	1	Processing costs	84,288,532	—	17
0	Chimei Innolux Corporation	Leadtek Global Group Limited	1	Accounts payable	(45,570,886)	—	6
0	Chimei Innolux Corporation	Lakers Trading Ltd.	1	Processing costs	20,816,233	—	4
0	Chimei Innolux Corporation	Lakers Trading Ltd.	1	Sales	211,544	—	—
0	Chimei Innolux Corporation	Toptech Trading Ltd.	1	Processing costs	2,629,314	—	1
0	Chimei Innolux Corporation	Toptech Trading Ltd.	1	Accounts payable	(1,208,953)	—	—
0	Chimei Innolux Corporation	VAP Optoelectronics (Nanjing) Corp.	1	Purchases	425,820	—	—
0	Chimei Innolux Corporation	VAP Optoelectronics (Nanjing) Corp.	1	Accounts payable	(106,475)	—	—
1	Innocom Technology (Shenzhen) Ltd.	Lakers Trading Ltd.	3	Processing revenue	18,659,316	—	4
1	Innocom Technology (Shenzhen) Ltd.	Lakers Trading Ltd.	3	Accounts receivable	1,767,487	—	—
1	Lakers Trading Ltd.	Nanhai Chi Mei Optoelectronics Ltd.	3	Sales	2,217,990	—	—
1	Lakers Trading Ltd.	Nanhai Chi Mei Optoelectronics Ltd.	3	Accounts receivable	1,239,732	—	—
1	Ningbo Chi Mei Optoelectronics Ltd.	Leadtek Global Group Limited	3	Processing revenue	58,601,867	—	12
1	Ningbo Chi Mei Optoelectronics Ltd.	Leadtek Global Group Limited	3	Accounts receivable	19,669,044	—	3
1	Ningbo Chi Mei Optoelectronics Ltd.	Ningbo Chi Mei Materials Technology Corp.	3	Purchases	4,366,740	—	1

For the year ended December 31, 2010

				Information from transactions (Notes B and C)			Percentage of total combined revenue or total assets

Number	Name of counterparty	Name of transaction parties	Relationship (Note A)	Subject	Amount	Transaction terms (Note B)

1	Ningbo Chi Mei Optoelectronics Ltd.	Ningbo Chi Mei Materials Technology Corp.	3	Accounts payable	(1,988,525)	—	—
1	Ningbo Chi Mei Optoelectronics Ltd.	Ningbo Lin Mong Optronics Co., Ltd.	3	Purchases	5,244,735	—	1
1	Ningbo Chi Mei Optoelectronics Ltd.	Ningbo Lin Mong Optronics Co., Ltd.	3	Accounts payable	(125,554)	—	—
1	Nanhai Chi Mei Optoelectronics Ltd.	Leadtek Global Group Limited	3	Processing revenue	33,694,650	—	7
1	Nanhai Chi Mei Optoelectronics Ltd.	Leadtek Global Group Limited	3	Accounts receivable	6,077,723	—	1

1	Nanhai Chi Mei Optoelectronics Ltd.	Nanhai Lin Chaun Optronics Co., Ltd.	3	Purchases	$4,444,092	—	1
1	Nanhai Chi Mei Optoelectronics Ltd.	Nanhai Lin Chaun Optronics Co., Ltd.	3	Accounts payable	(923,012)	—	—
1	Nanhai Chi Mei Optoelectronics Ltd.	Ningbo Chi Mei Materials Technology Corp.	3	Purchases	558,015	—	—
1	Nanhai Chi Mei Optoelectronics Ltd.	Ningbo Chi Mei Materials Technology Corp.	3	Accounts payable	(306,430)	—	—
1	Ningbo Chi Hsin Optoelectronics Ltd.	Leadtek Global Group Limited	3	Processing revenue	5,606,179	—	1
1	Ningbo Chi Hsin Optoelectronics Ltd.	Leadtek Global Group Limited	3	Accounts receivable	588,277	—	—
1	Ningbo Chi Hsin Optoelectronics Ltd.	Ningbo Chi Mei Materials Technology Corp.	3	Purchases	118,484	—	—
1	Ningbo Chi Hsin Optoelectronics Ltd.	Ningbo Chi Mei Materials Technology Corp.	3	Accounts payable	(104,436)	—	—
1	Ningbo Chi Hsin Optoelectronics Ltd.	Ningbo Lin Mong Optronics Co., Ltd.	3	Purchases	250,962	—	—
1	Ningbo Chi Hsin Optoelectronics Ltd.	Ningbo Lin Mong Optronics Co., Ltd.	3	Accounts payable	(591,195)	—	—
1	Dongguan Chi Hsin Electronics Corp.	Leadtek Global Group Limited	3	Processing revenue	389,205	—	—
1	Ningbo Chi Mei Electronics Ltd.	Leadtek Global Group Limited	3	Processing revenue	8,217,651	—	2
1	Ningbo Chi Mei Electronics Ltd.	Leadtek Global Group Limited	3	Accounts receivable	1,239,732	—	—
1	Ningbo Chi Mei Electronics Ltd.	Ningbo Chi Mei Materials Technology Corp.	3	Purchases	1,375,399	—	—

For the year ended December 31, 2010

				Information from transactions (Notes B and C)			Percentage of total combined revenue or total assets

Number	Name of counterparty	Name of transaction parties	Relationship (Note A)	Subject	Amount	Transaction terms (Note B)

1	Ningbo Chi Mei Electronics Ltd.	Ningbo Chi Mei Materials Technology Corp.	3	Accounts payable	(2,072,135)	—	—
1	Ningbo Chi Mei Electronics Ltd.	Ningbo Lin Mong Optronics Co., Ltd.	3	Purchases	1,058,160	—	—
1	TPO Displays (Nanjing) Ltd.	Toptech Trading Ltd.	3	Processing revenue	2,852,326	—	1
1	TPO Displays (Nanjing) Ltd.	Toptech Trading Ltd.	3	Accounts receivable	739,739	—	—
1	TPO Displays (Nanjing) Ltd.	TPO Displays Hong Kong Ltd.	3	Processing revenue	392,933	—	—
1	Nanhi Chi Mei Electronics Ltd.	Lakers Trading Ltd.	3	Processing revenue	760,094	—	—
1	Nanhi Chi Mei Electronics Ltd.	Lakers Trading Ltd.	3	Purchases	2,193,066	—	—
1	VAP Optoelectronics (Nanjing) Corp.	Toptech Trading Ltd.	3	Processing revenue	1,055,383	—	—
1	VAP Optoelectronics (Nanjing) Corp.	Toptech Trading Ltd.	3	Accounts receivable	469,212	—	—

1	VAP Optoelectronics (Nanjing) Corp.	TPO Displays Shanghai Ltd.	3	Sales	$228,685	—	—
1	TPO Displays Shanghai Ltd.	TPO Displays Hong Kong Ltd.	3	Sales	5,797,754	—	1
1	TPO Displays Shanghai Ltd.	TPO Displays Hong Kong Ltd.	3	Accounts receivable	133,710	—	—
1	TPO Displays Shanghai Ltd.	TPO Displays (Sinepal) Ltd.	3	Sales	389,414	—	—
1	TPO Displays Shanghai Ltd.	TPO Displays (Sinepal) Ltd.	3	Accounts receivable	235,589	—	—
1	Toptech Trading Ltd.	TPO Displays (Sinepal) Ltd.	3	Sales	4,515,615	—	1
1	Toptech Trading Ltd.	TPO Displays (Sinepal) Ltd.	3	Accounts receivable	1,978,830	—	—
1	Toptech Trading Ltd.	VAP Optoelectronics (Nanjing) Corp.	3	Sales	1,287,872	—	—
1	Toptech Trading Ltd.	VAP Optoelectronics (Nanjing) Corp.	3	Accounts receivable	2,764,098	—	—
1	TPO Displays Hong Kong Ltd.	TPO Displays (Sinepal) Ltd.	3	Sales	221,685	—	—
1	Chi Mei Lighting Technology Corporation	Foshan Chi Mei Lighting Technology Ltd.	3	Sales	448,581	—	—
1	Chi Mei Lighting Technology Corporation	Foshan Chi Mei Lighting Technology Ltd.	3	Accounts receivable	955,895	—	—
1	Innocom Technology (Chongqing) Co., Ltd.	Lakers Trading Ltd.	3	Processing revenue	202,401	—	—
1	Innocom Technology (Shenzhen) Ltd.	Innocom Technology (Chongqing) Co., Ltd.	3	Sales	339,181	—	—
1	Innocom Technology (Shenzhen) Ltd.	Innocom Technology (Chongqing) Co., Ltd.	3	Accounts receivable	470,975	—	—

For the year ended December 31, 2011

				Information from transactions (Notes B and C)			Percentage of total combined revenue or total assets

Number	Name of counterparty	Name of transaction parties	Relationship (Note A)	Subject	Amount	Transaction terms (Note B)

0	Chimei Innolux Corporation	Chi Mei Optoelectronics Japan Co., Ltd.	1	Sales	$6,687,103	—	1
0	Chimei Innolux Corporation	Chi Mei Optoelectronics Japan Co., Ltd.	1	Accounts receivable	1,856,315	—	—
0	Chimei Innolux Corporation	Chi Mei Optoelectronics Japan Co., Ltd.	1	Purchases	284,953	—	—
0	Chimei Innolux Corporation	Chi Mei Optoelectronics Japan Co., Ltd.	1	Accounts payable	(11,898)	—	—
0	Chimei Innolux Corporation	Innolux Corporation Ltd.	1	Sales	20,675,362	—	4
0	Chimei Innolux Corporation	Innolux Corporation Ltd.	1	Accounts receivable	4,805,376	—	1
0	Chimei Innolux Corporation	Lakers Trading Ltd.	1	Purchases	10,087,728	—	2
0	Chimei Innolux Corporation	Lakers Trading Ltd.	1	Processing costs	20,734,706	—	4
0	Chimei Innolux Corporation	Lakers Trading Ltd.	1	Accounts payable	(11,904,080)	—	2
0	Chimei Innolux Corporation	Leadtek Global Group Limited	1	Processing costs	118,173,199	—	23
0	Chimei Innolux Corporation	Leadtek Global Group Limited	1	Accounts payable	(79,647,104)	—	12
0	Chimei Innolux Corporation	Toptech Trading Ltd.	1	Sales	291,855	—	—
0	Chimei Innolux Corporation	TPO Displays Hong Kong Ltd.	1	Accounts receivable	3,490,264	—	1
0	Chimei Innolux Corporation	TPO Displays Hong Kong Ltd.	1	Purchases	764,376	—	—
0	Chimei Innolux Corporation	TPO Displays Hong Kong Ltd.	1	Accounts payable	(1,439,984)	—	—
0	Chimei Innolux Corporation	VAP Optoelectronics (Nanjing) Corp.	1	Purchases	304,358	—	—
0	Chimei Innolux Corporation	Nanhai Chi Mei Optoelectronics Ltd.	1	Sales	1,078,749	—	—
0	Chimei Innolux Corporation	Nanhai Chi Mei Optoelectronics Ltd.	1	Accounts receivable	283,042	—	—
0	Chimei Innolux Corporation	TPO Displays Shanghai Ltd.	1	Purchases	3,324,470	—	1
0	Chimei Innolux Corporation	TPO Displays Shanghai Ltd.	1	Accounts payable	(183,386)	—	—
0	Chimei Innolux Corporation	Innocom Technology (Chongqing) Co., Ltd.	1	Sales	1,048,721	—	—
0	Chimei Innolux Corporation	Innocom Technology (Chongqing) Co., Ltd.	1	Accounts receivable	150,113	—	—
0	Chimei Innolux Corporation	Innocom Technology (Shenzhen) Ltd.	1	Sales	9,894,158	—	2
0	Chimei Innolux Corporation	Innocom Technology (Shenzhen) Ltd.	1	Accounts receivable	1,276,339	—	—
0	Chimei Innolux Corporation	Ningbo Chi Mei Electronics Ltd.	1	Sales	179,844	—	—

For the year ended December 31, 2011

				Information from transactions (Notes B and C)			Percentage of total combined revenue or total assets

Number	Name of counterparty	Name of transaction parties	Relationship (Note A)	Subject	Amount	Transaction terms (Note B)

0	Chimei Innolux Corporation	Ningbo Chi Mei Electronics Ltd.	1	Accounts receivable	41,654	—	—
0	Chimei Innolux Corporation	Ningbo Chi Mei Optoelectronics Ltd.	1	Accounts receivable	617,626	—	—
0	Dragon Flame Industrial Ltd.	VAP Optoelectronics (Nanjing) Corp.	1	Accounts receivable	127,761	—	—
0	Lakers Trading Ltd.	Innocom Technology (Chongqing) Co., Ltd.	1	Processing costs	711,834	—	—
0	Lakers Trading Ltd.	Innocom Technology (Chongqing) Co., Ltd.	1	Accounts payable	($272,780)	—	—
0	Lakers Trading Ltd.	Innocom Technology (Shenzhen) Co., Ltd.	1	Processing costs	20,806,051	—	4
0	Lakers Trading Ltd.	Innocom Technology (Shenzhen) Co., Ltd.	1	Accounts payable	(2,195,959)	—	—
0	Sonics Trading Ltd.	Lakers Trading Ltd.	1	Accounts receivable	170,718	—	—
0	TPO Displays Europe B.V.	TPO Displays Hong Kong Ltd.	1	Accounts receivable	1,519,238	—	—
0	TPO Displays Hong Kong Ltd.	TPO Displays (Nanjing) Ltd.	1	Accounts receivable	8,918,761	—	1
0	TPO Displays Hong Kong Ltd.	TPO Displays (Sinepal) Ltd.	1	Sales	8,146,620	—	2
0	TPO Displays Hong Kong Ltd.	TPO Displays (Sinepal) Ltd.	1	Accounts receivable	4,962,864	—	1
0	TPO Displays Hong Kong Ltd.	TPO Displays (Shanghai) Ltd.	1	Accounts receivable	282,932	—	—
1	Foshan Chi Mei Lighting Technology Ltd.	Chi Mei Lighting Technology Corporation	3	Sales	268,860	—	—
1	Foshan Chi Mei Lighting Technology Ltd.	Chi Mei Lighting Technology Corporation	3	Accounts receivable	76,324	—	—
1	Foshan Chi Mei Lighting Technology Ltd.	Chi Mei Lighting Technology Corporation	3	Purchases	219,088	—	—
1	Foshan Chi Mei Lighting Technology Ltd.	Chi Mei Lighting Technology Corporation	3	Accounts payable	(174,384)	—	—
1	Chi Mei Lighting Technology Corporation	Foshan Chi Mei Lighting Technology Ltd.	3	Sales	128,600	—	—
1	Chi Mei Lighting Technology Corporation	Foshan Chi Mei Lighting Technology Ltd.	3	Accounts receivable	130,944	—	—
1	Contrel Technologies Co., Ltd.	Nanhai Chi Mei Electronics Ltd.	3	Sales	139,160	—	—
1	Contrel Technologies Co., Ltd.	Nanhai Chi Mei Electronics Ltd.	3	Accounts Receivable	133,209	—	—
1	Contrel Technologies Co., Ltd.	Nanhai Chi Mei Optoelectronics Ltd.	3	Accounts Receivable	125,773	—	—
1	VAP Optoelectronics (Nanjing) Corp.	TPO Displays (Nanjing) Ltd.	3	Sales	349,216	—	—

For the year ended December 31, 2011

				Information from transactions (Notes B and C)			Percentage of total combined revenue or total assets

Number	Name of counterparty	Name of transaction parties	Relationship (Note A)	Subject	Amount	Transaction terms (Note B)

1	VAP Optoelectronics (Nanjing) Corp.	TPO Displays (Nanjing) Ltd.	3	Accounts receivable	241,943	—	—
1	TPO Displays (Sinepal) Ltd.	TPO Displays (Nanjing) Ltd.	3	Sales	8,765,752	—	2
1	TPO Displays (Sinepal) Ltd.	TPO Displays (Nanjing) Ltd.	3	Accounts receivable	5,271,795	—	1
1	Nanhai Chi Mei Optoelectronics Ltd.	Leadtek Global Group Limited	3	Processing revenue	40,131,879	—	8
1	Nanhai Chi Mei Optoelectronics Ltd.	Leadtek Global Group Limited	3	Accounts receivable	21,526,935	—	3
1	Nanhai Chi Mei Optoelectronics Ltd.	Nanhai Chi Mei Electronics Ltd.	3	Sales	362,157	—	—
1	Nanhai Chi Mei Optoelectronics Ltd.	Nanhai Chi Mei Electronics Ltd.	3	Accounts receivable	$102,120	—	—
1	Nanhai Chi Mei Optoelectronics Ltd.	Nanhai Chi Mei Electronics Ltd.	3	Accounts receivable	376,478	—	—
1	Nanhai Chi Mei Electronics Ltd.	Lakers Trading Ltd.	3	Accounts receivable	8,526,111	—	1
1	Nanhai Chi Mei Electronics Ltd.	Lakers Trading Ltd.	3	Processing revenue	9,994,457	—	2
1	Nanhai Chi Mei Electronics Ltd.	Nanhai Chi Mei Optoelectronics Ltd.	3	Purchases	379,301	—	—
1	Nanhai Chi Mei Electronics Ltd.	Nanhai Chi Mei Optoelectronics Ltd.	3	Accounts payable	(393,822)	—	—
1	Nanhai Chi Mei Electronics Ltd.	Innocom Technology (Shenzhen) Co., Ltd.	3	Sales	166,787	—	—
1	Nanhai Chi Mei Electronics Ltd.	Innocom Technology (Shenzhen) Co., Ltd.	3	Accounts receivable	10,625	—	—
1	Nanhai Chi Mei Electronics Ltd..	Innocom Technology (Shenzhen) Co., Ltd.	3	Purchases	722,543	—	—
1	Nanhai Chi Mei Electronics Ltd.	Innocom Technology (Shenzhen) Co., Ltd.	3	Accounts payable	(1,548,722)	—	—
1	TPO Displays Shanghai Ltd.	TPO Displays Nanjing Ltd.	3	Sales	353,946	—	—
1	TPO Displays Shanghai Ltd.	TPO Displays Nanjing Ltd.	3	Accounts receivable	92,112	—	—
1	TPO Displays Nanjing Ltd.	TPO Displays Hong Kong Ltd.	3	Processing costs	4,772,179	—	1
1	TPO Displays Nanjing Ltd.	TPO Displays Hong Kong Ltd.	3	Accounts receivable	2,050,005	—	—
1	TPO Displays Nanjing Ltd.	TPO Displays Shanghai Ltd.	3	Purchases	354,002	—	—
1	TPO Displays Nanjing Ltd.	TPO Displays Shanghai Ltd.	3	Accounts payable	(92,112)	—	—
1	Innocom Technology (Shenzhen) Co., Ltd.	Nanhai Chi Mei Electronics Ltd.	3	Accounts receivable	447,663	—	—

For the year ended December 31, 2011

				Information from transactions (Notes B and C)			Percentage of total combined revenue or total assets

Number	Name of counterparty	Name of transaction parties	Relationship (Note A)	Subject	Amount	Transaction terms (Note B)

1	Innocom Technology (Chongqing) Co., Ltd.	Lakers Trading Ltd.	3	Processing revenue	529,040	—	—
1	Innocom Technology (Chongqing) Co., Ltd.	Lakers Trading Ltd.	3	Accounts receivable	274,497	—	—
1	Ningbo Chi Hsin Optoelectronics Ltd.	Leadtek Global Group Limited	3	Processing revenue	4,922,108	—	1
1	Ningbo Chi Hsin Optoelectronics Ltd.	Leadtek Global Group Limited	3	Accounts receivable	1,268,752	—	—
1	Ningbo Chi Hsin Optoelectronics Ltd.	Ningbo Chi Mei Optoelectronics Ltd.	3	Purchases	155,873	—	—
1	Ningbo Chi Hsin Optoelectronics Ltd.	Ningbo Chi Mei Optoelectronics Ltd.	3	Accounts payable	(42,189)	—	—
1	Ningbo Chi Mei Optoelectronics Ltd.	Leadtek Global Group Limited	3	Processing revenue	58,122,534	—	11

1	Ningbo Chi Mei Optoelectronics Ltd.	Leadtek Global Group Limited	3	Accounts receivable	$37,498,355	—	5
1	Ningbo Chi Mei Optoelectronics Ltd.	Ningbo Chi Mei Electronics Ltd.	3	Accounts receivable	425,545	—	—
1	Ningbo Chi Mei Electronics Ltd.	Leadtek Global Group Limited	3	Accounts receivable	5,993,257	—	1
1	Ningbo Chi Mei Electronics Ltd.	Leadtek Global Group Limited	3	Processing revenue	15,135,121	—	3
1	Ningbo Chi Mei Electronics Ltd.	Ningbo Chi Mei Optoelectronics Ltd.	3	Purchases	858,985	—	—
1	Ningbo Chi Mei Electronics Ltd.	Ningbo Chi Mei Optoelectronics Ltd.	3	Accounts payable	(423,318)	—	—

Note A:	1. On behalf of the subsidiary transactions to the Company.

2. On behalf of the subsidiary transactions.

Note B:

Except for no comparable transactions from related parties, sales prices were similar to non-related parties transactions and the collection period was 30~120 days; the purchases from related parties were at market prices and payment term was 30~120 days upon receipt of goods.

Note C:	Amount disclosure standard: purchases, sales and receivables from related parties in excess of $100 million or 20% of capital.

Note D:	Amount of transactions between subsidiaries representd transactions during 2010.

12.	SEGMENT INFORMATION

The Company primarily engaged in research, development, manufacture and sale of TFT LCD.

The chief operating decision-maker considered the business from a perspective of TFT LCD product size. TFT LCD products were currently classified into big size and small-medium size. Because the Company met the criteria for combining the segment information of big-size and small-medium-size TFT LCD departments, the Company disclosed only one reportable operating segment for all TFT LCD products. The Company’s operating segment information was prepared in accordance with the Company’s accounting policies. The chief operating decision-maker allocated resources and assesses performance of the operating segments primarily based on the operating revenue and profit (loss) before tax and discontinued operations of individual operating segment.

	1)	Financial information of reportable segment

The financial information of operating segment provided to the chief operating decision maker of the Company was shown below.

	For the years ended December 31,

	2010	2011

	TFT LCD	TFT LCD

Segment revenue	$480,043,543	$501,135,254

Segment income	($14,159,261)	($69,503,337)

Depreciation and amortization	$78,134,830	$97,758,165

Capital expenditure-property, plant and equipment	$87,393,000	$44,585,000

Segment assets	$698,701,432	$668,478,563

2)	Reconciliation of reported segment

	1.	Reconciliation of segment revenue with operating revenue

	For the years ended December 31,

	2010	2011

Segment revenue	$480,043,543	$501,135,254
Other revenue	13,041,411	8,945,946

Operating revenue	$493,084,954	$510,081,200

2.	Reconciliation of segment income with income (loss) before income tax

	For the years ended December 31,

	2010	2011

Segment income	($14,159,261)	($69,503,337)
Others	(746,696)	(226,933)

Loss before income tax	($13,412,565)	($69,730,270)

3.	Reconciliation of segment assets with total assets

	December 31,

	2010	2011

Segment assets	$698,701,432	$668,478,563
Others	12,694,249	15,186,513

Total assets	$711,395,681	$683,665,076

4.	Other significant reconciliation

	For the years ended December 31,

	2010	2011

Depreciation and amortization	$78,134,830	$97,758,165
Others	1,242,760	1,226,188

	$79,377,590	$98,984,353

Capital expenditure-property, plant and equipment	$87,393,000	$44,585,000
Others	8,567,021	1,057,128

	$95,960,021	$45,642,128

3)	Revenue information by category

Revenues from external customers were mainly derived from assembly of TFT-LCD products. The revenue details were as follows:

	2010	2011

Sale of TFT LCD	$480,043,543	$501,135,254
Other revenue	13,041,411	8,945,946

	$493,084,954	$510,081,200

4)	Information on export sales: The export sales of the Company were as follows:

	2010		2011

Area	Revenue	Non-Current Assest	Revenue	Non-Current Assest

Taiwan	$125,090,991	$431,210,607	$115,149,303	$376,606,651
Hong Kong	98,643,016	2,930	94,077,540	103
China	115,890,626	56,107,759	104,574,819	57,295,816
USA	55,778,051	17,940	84,360,850	6,806
Others	97,682,270	3,451,402	111,918,688	430,339

	$493,084,954	$490,790,638	$510,081,200	$434,339,715

5)	Major customers’ information:

There was no one customer constituting 10% of the consolidated sales revenue in 2010. The major customers in 2011 were listed below:

Name	Sales amount	Percentage of operating revenues

Customer A	$59,260,614	12

13.	DISCLOSURES RELATING TO THE ADOPTION OF IFRSs

Pursuant to the regulations of the Financial Supervisory Commission, Executive Yuan, R.O.C., effective January 1, 2013, a public company whose stock is listed on the Taiwan Stock Exchange Corporation or traded in the GreTai Securities Market should prepare financial statements in accordance with the International Financial Reporting Standards (“IFRSs”), International Accounting Standards (the “IASs”), and relevant interpretations and interpretative bulletins that are ratified by the Financial Supervisory Commission.

The Company discloses the following information in advance prior to the adoption of IFRSs under the requirements of Jin-Guan-Zheng-Shen-Zi Order No. 0990004943 of the Financial Supervisory Commission, dated February 2, 2010:

Major contents and status of execution of the Company’s plan for IFRSs adoption:

A.

The Company formed an IFRSs group, headed by the Company’s general manager, which is responsible for setting up a plan relative to the Company’s transition to IFRSs. The major contents and status of execution of this plan were outlined below:

Working Items for IFRSs Adoption		Status of Execution

a.	Formation of an IFRSs group	Completed

b.	Setting up a plan relative to the Company’s transition to IFRSs	Completed

c.	Identification of the differences between current accounting policies and IFRSs	Completed

d.	Identification of consolidated entities under the IFRSs framework	Completed

e.	Evaluation of the impact of each exemption and option on the Company under IFRS 1 - First-time Adoption of International Financial Reporting Standards	Completed

f.	Evaluation of needed information system adjustments	Completed

g.	Evaluation of needed internal control adjustments	In Process

h.	Establish IFRSs accounting policies	In Process

i.	Selection of exemptions and options available under IFRS 1 - First-time Adoption of International Financial Reporting Standards	In Process

j.	Preparation of statement of financial position on the date of transition to IFRSs	In Process

k.	Preparation of IFRSs comparative financial information for 2012	In Process

l.	Completion of relevant internal control (including financial reporting process and relevant information system) adjustments	In Process

B.

Material differences that may arise between current accounting policies used in the preparation of financial statements and IFRSs and “Rules Governing the Preparation of Financial Statements by Securities Issuers” that will be used in the preparation of financial statements in the future:

The Company uses the IFRSs already ratified currently by the Financial Supervisory Commission and the “Rules Governing the Preparation of Financial Statements by Securities Issuers” that will be applied in 2013 as the basis for evaluation of material differences in accounting policies as mentioned above. However, the Company’s current evaluation results may be different from the actual differences that may arise when new issuances of or amendments to IFRSs are subsequently ratified by the Financial Supervisory Commission or relevant interpretations or amendments to the “Rules Governing the Preparation of Financial Statements by Securities Issuers” come in the future.

Material differences identified by the Company that may arise between current accounting policies used in the preparation of financial statements and IFRSs and “Rules Governing the Preparation of Financial Statements by Securities Issuers” that will be used in the preparation of financial statements in the future are set forth below:

1.	Financial assets: Equity instruments

In accordance with the amended “Rules Governing the Preparation of Financial Statements by Securities Issuers”, dated July 7, 2011, unlisted stocks and emerging stocks held by the Company should be measured at cost and recognized in “Financial assets carried at cost”. However, in accordance with IAS 39, “Financial Instruments: Recognition and Measurement”, investments in equity instruments without an active market but with reliable fair value measurement (i.e. the variability of the estimation interval of reasonable fair values of such equity instruments is insignificant, or the probability for these estimates can be made reliably) should be measured at fair value.

2.	Business combinations

(i)

The measurement date for the equity stock issued in a business combination is the announcement date of the combination agreement in accordance with current accounting standards in R.O.C. and is the acquisition date in accordance with IFRS 3, “Business Combinations”.

(ii)

In accordance with current accounting standards in R.O.C., the minority interest on the consolidated financial statements should be measured based on the book value of the acquired corporation. In accordance with IFRS 3, “Business Combinations”, the non-controlling interest in the acquired corporation should be measured at fair value (or at the non-controlling interest’s proportionate share of the acquired corporation’s identifiable net assets).

3.	Consolidated financial statements

(i)

In accordance with current accounting standards in R.O.C., in case the parent company changes its share ownership of the subsidiary and loses control over the subsidiary, any investment retained in the former subsidiary is measured at the book value multiplied by the residual share ownership ratio at the date when control is lost. In accordance with IAS 27, “Consolidated and Separate Financial Statements”, any investment retained in the former subsidiary should be recognized at its fair value at the date when control is lost.

(ii)

In accordance with current accounting standards in R.O.C., losses applicable to the minority in a consolidated subsidiary cannot exceed the minority interest in the subsidiary’s equity. The excess, and any further losses applicable to the minority, are allocated against the majority interest except to the extent that the minority has a binding obligation and is able to make an additional investment to cover the losses. In accordance with IAS 27, “Consolidated and Separate Financial Statements”, the excess of losses applicable to the non-controlling interest in a consolidated subsidiary over the non-controlling interest in the subsidiary’s equity is continuously attributed to the non-controlling interest even if this results in the non-controlling interest having a deficit balance.

4.	Investment property

In accordance with current accounting standards in R.O.C., the Company’s property that is leased to others is presented in ‘Other assets’ account. In accordance with IAS 40, “Investment Property”, property that meets the definition of investment property is classified and accounted for as ‘Investment property’.

5.	Pensions

(i)

The discount rate used to calculate pensions shall be determined with reference to the factors specified in R.O.C. SFAS 18, paragraph 23. However, IAS 19, “Employee Benefits”, requires an entity to determine the rate used to discount employee benefits with reference to market yields on high quality corporate bonds that match the currency at the end day of the reporting period and duration of its pension plan; when there is no deep market in corporate bonds, an entity is required to use market yields on government bonds (at the end day of the reporting period) instead.

(ii)

In accordance with current accounting standards in R.O.C., actuarial pension gain or loss of the Company is recognized in net pension cost of current period using the ‘corridor’ method. However, IAS 19, “Employee Benefits”, requires that actuarial pension gain or loss should be recognized immediately in other comprehensive income.

6.	Employee benefits

The current accounting standards in R.O.C. do not specify the rules on the cost recognition for accumulated unused compensated absences. The Company recognizes such costs as expenses upon actual payment. However, IAS 19, “Employee Benefits”, requires that the costs of accumulated unused compensated absences should be accrued as expenses at the end of the reporting period.

7.	Share-based payment

The share-based payment arrangements of the Company include employee stock options, treasury stock transferred to employees, cash capital increase reserved for employee preemption and employees’ bonus.

(i)

The employee stock options granted from January 1, 2004 through December 31, 2007 are accounted for in accordance with ARDF 92-070, ARDF 92-071 and ARDF 92-072, “Accounting for Employee Stock Options”, of the R.O.C. Accounting Research and Development Foundation, dated March 17, 2003. Compensation cost of such employee stock options is recognized as an expense using the intrinsic value method. Compensation cost of treasury stock transferred to employees and cash capital increase reserved for employee preemption incurred before December 31, 2007 was not recognized as an expense by the Company.

(ii)

However, according to IFRS 2, “Share-based Payment”, the cost of the share-based payment arrangements stated above should be expensed at the fair value of the equity instruments over the vesting period.

8.	Income taxes

(i)

In accordance with current accounting standards in R.O.C., a deferred tax asset or liability should, according to the classification of its related asset or liability, be classified as current or noncurrent. However, a deferred tax asset or liability that is not related to an asset or liability for financial reporting should be classified as current or noncurrent according to the expected period to realize or settle a deferred tax asset or liability. However, under IAS 1, “Presentation of Financial Statements”, an entity should not classify a deferred tax asset or liability as current.

(ii)

In accordance with current accounting standards in R.O.C., when evidence shows that part or whole of the deferred tax asset with 50% probability or above will not be realized, an entity should reduce the amount of deferred tax asset by adjusting the valuation allowance account. In accordance with IAS 12, “Income Taxes”, a deferred tax asset should be recognized if, and only if, it is considered highly probable that it will be realized.

Some of the above differences may not have a material effect on the Company in transition to IFRSs due to the exemption rules in IFRS 1, “First-time Adoption of International Financial Reporting Standards”, adopted by the Company.

Annex 5

CHIMEI INNOLUX CORPORATION
AND SUBSIDIARIES
CONSOLIDATED FINANCIAL STATEMENTS
AND REVIEW REPORT OF INDEPENDENT ACCOUNTANTS
JUNE 30, 2011 AND 2012

For the convenience of readers and for information purpose only, the auditors’ report and the accompanying financial statements have been translated into English from the original Chinese version prepared and used in the Republic of China. In the event of any discrepancy between the English version and the original Chinese version or any differences in the interpretation of the two versions, the Chinese-language auditors’ report and financial statements shall prevail.

REPORT OF INDEPENDENT ACCOUNTANTS TRANSLATED FROM CHINESE

To the Board of Directors and Stockholders:
          Chimei Innolux Corporation

We have reviewed the accompanying consolidated balance sheets of Chimei Innolux Corporation and its subsidiaries as of June 30, 2011 and 2012, and the related consolidated statements of operations, of changes in stockholders’ equity and of cash flows for the six-month periods then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express a conclusion on these financial statements based on our reviews.

We conducted our reviews in accordance with Republic of China Statement on Auditing Standards No. 36, “Review of Financial Statements”. A review consists principally of inquiries of company personnel and analytical procedures applied to financial data. It is substantially less in scope than an audit in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our reviews, we are not aware of any material modifications that should be made to the consolidated financial statements referred to above in order for them to be in conformity with the “Rules Governing the Preparation of Financial Statements by Securities Issuers” and generally accepted accounting principles in the Republic of China.

Chimei Innolux Corporation incurred a net loss of NT$22,330,758,000 for the six-month period ended June 30, 2012, and as of that date, its current liabilities exceeded its current assets by NT$39,508,469,000. As set forth in Note 10 (6), management has designed a turnaround plan which aims to improve the Company operations and financial position.

Effective January 1, 2013, Chimei Innolux Corporation expects to adopt International Financial Reporting Standards (IFRS) as recognized by the Taiwan Financial Supervisory Commission and the “Rules Governing the Preparation of Financial Statements by Securities Issuers” in the preparation of its consolidated and non-consolidated financial statements. Information relating to the adoption of IFRS by Chimei Innolux Corporation is disclosed in Note 13 in accordance with Jin-Guan-Jen-Shen-Zi Letter No. 0990004943 issued by the Taiwan Financial Supervisory Commission. The IFRS may be subject to changes during the time of transition; therefore, the actual impact of IFRS adoption on Chimei Innolux Corporation and its subsidiaries may also change.

The consolidated financial statements of Chimei Innolux Corporation and its subsidiaries as of and for the six-month period ended June 30, 2012 expressed in U.S. dollars are presented solely for the convenience of the reader and were translated from the financial statements expressed in New Taiwan dollars using the exchange rate of U.S. $1.00:NT$29.80 by the Federal Reserve Bank of New York as of June 30, 2012. This basis of translation is not in accordance with generally accepted accounting principles in the Republic of China.

PricewaterhouseCoopers, Taiwan
August 7, 2012

The accompanying consolidated financial statements are not intended to present the financial position and results of operations and cash flows in accordance with accounting principles generally accepted in countries and jurisdictions other than the Republic of China. The standards, procedures and practices in the Republic of China governing the audit of such financial statements may differ from those generally accepted in countries and jurisdictions other than the Republic of China. Accordingly, the accompanying consolidated financial statements and report of independent accountants are not intended for use by those who are not informed about the accounting principles or auditing standards generally accepted in the Republic of China, and their applications in practice.

As the financial statements are the responsibility of the management, PricewaterhouseCoopers cannot accept any liability for the use of, or reliance on, the English translation or for any errors or misunderstandings that may derive from the translation.

CHIMEI INNOLUX CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
JUNE 30,
(Amounts expressed in thousands of New Taiwan dollars and U.S. dollars)
(Reviewed only; not audited in accordance with generally accepted auditing standards)

	2011	2012

	NT$	NT$	US$ (Unaudited) (Note 2)
ASSETS
Current Assets
Cash and cash equivalents (Note 4(1))	$70,806,407	$60,348,211	$2,025,108
Financial assets at fair value through profit or loss - current (Note 4(2))	150,649	1,157,455	38,841
Available-for-sale financial assets - current (Notes 4(3)(6))	3,209,899	32,339	1,085
Accounts receivable, net (Note 4(3))	61,156,402	50,721,723	1,702,071
Accounts receivable, net - related parties (Note 5)	10,232,278	15,989,498	536,560
Other receivables (Notes 4(3)(16))	7,910,503	7,795,684	261,600
Other financial assets - current (Note 6)	2,295,513	10,719,783	359,724
Inventories, net (Note 4(4))	70,810,696	59,848,405	2,008,336
Prepayments	1,149,683	1,314,774	44,120
Non-current assets classified as held for sale (Note 4(10))	541,633	1,001,683	33,614
Deferred income tax assets - current (Note 4(16))	1,673,423	344,592	11,563
Other current assets	565,836	201,587	6,765

Total Current Assets	230,502,922	209,475,734	7,029,387

Funds and Investments
Financial assets at fair value through profit or loss - non-current (Note 4(2))	192,890	197,096	6,614
Available-for-sale financial assets - non-current (Note 4(6))	5,762,848	4,593,224	154,135
Financial assets carried at cost - non-current (Note 4(9))	1,261,983	1,444,506	48,473
Long-term equity investments accounted for under the equity method (Note 4(5))	5,331,948	4,711,096	158,091
Other financial assets - non-current (Note 6)	12,490,100	11,826,257	396,854

Total Funds and Investments	25,039,769	22,772,179	764,167

Property, Plant and Equipment (Notes 4(10), 5 and 6)
Cost
Land	5,110,229	4,330,992	145,335
Buildings	164,980,961	170,983,984	5,737,718
Machinery and equipment	355,257,524	378,050,704	12,686,265
Testing equipment	6,140,825	6,958,051	233,492
Transportation equipment	930,495	963,249	32,324
Office equipment	1,933,893	1,925,581	64,617
Leased assets	1,949,309	2,043,277	68,566
Leasehold improvements	178,353	212,739	7,139
Other equipment	6,613,285	7,101,589	238,308

Cost and Revaluation Increment	543,094,874	572,570,166	19,213,764
Less: Accumulated depreciation	(178,001,861)	(263,513,390)	(8,842,731)
Construction in progress and prepayments for equipment	67,266,901	58,809,333	1,973,468

Net Property, Plant and Equipment	432,359,914	367,866,109	12,344,501

Intangible assets (Note 4(11))
Goodwill	17,096,628	17,096,628	573,712
Other intangible assets	1,370,941	1,175,361	39,442

Total Intangible Assets	18,467,569	18,271,989	613,154

Other Assets
Rental assets, net (Note 4(10))	1,116,685	845,172	28,362
Idle assets, net (Note 4(10))	-	188,247	6,317
Deferred expenses (Note 6)	11,287,044	8,492,437	284,981
Deferred income tax assets - non-current (Note 4(16))	9,281,547	15,539,248	521,451
Other assets - other	1,207,931	1,064,134	35,709

Total Other Assets	22,893,207	26,129,238	876,820

TOTAL ASSETS	$729,263,381	$644,515,249	$21,628,029

(Continued)

CHIMEI INNOLUX CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS (CONTINUED)
JUNE 30,
(Amounts expressed in thousands of New Taiwan dollars and U.S. dollars)
(Reviewed only; not audited in accordance with generally accepted auditing standards)

	2011	2012

	NT$	NT$	US$ (Unaudited) (Note 2)
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Short-term loans (Notes 4(12)(14), 5, and 6)	$58,372,597	$86,785,203	$2,912,255
Short-term bills payable (Note 4(13))	9,946,248	999,219	33,531
Financial liabilities at fair value through profit or loss - current (Note 4(2))	88,765	81,234	2,726
Accounts payable	94,259,414	84,535,163	2,836,750
Accounts payable - related parties (Note 5)	15,005,368	18,546,634	622,370
Income tax payable (Note 4(16))	255,766	237,118	7,957
Accrued expenses (Note 5)	10,921,185	13,386,145	449,200
Payables for equipment (Note 5)	5,339,679	3,214,769	107,878
Other payables - other (Notes 4(3) and 7)	2,094,475	6,181,783	207,443
Receipts in advance	2,117,871	1,037,917	34,829
Long-term liabilities - current portion (Notes 4(14)(15), 5 and 6)	67,557,671	30,609,395	1,027,161
Lease payable – current (Note 4(10))	1,980,000	1,970,000	66,108
Other current liabilities	1,870,510	1,399,623	46,967

Total Current Liabilities	269,809,549	248,984,203	8,355,175

Long-term Liabilities
Financial liabilities at fair value through profit or loss - non-current (Note 4(8))	-	5,954	200
Hedging derivative liabilities - non-current (Note 4(7))	1,121,604	542,041	18,189
Bonds payable (Note 4(15))	4,000,000	-	-
Long-term loans (Notes 4(14), 5 and 6)	206,601,556	210,303,228	7,057,155
Lease payable -non-current (Note 4(10))	1,970,000	-	-

Total Long-term Liabilities	213,693,160	210,851,223	7,075,544

Other Liabilities
Pension reserve/accrued pension liability (Note 4(17))	56,460	63,184	2,120
Other liabilities - other (Note 7)	12,062,640	8,675,542	291,126

Total Other Liabilities	12,119,100	8,738,726	293,246

Total Liabilities	495,621,809	468,574,152	15,723,965

Stockholders’ Equity
Parent company stockholders’ equity
Capital (Notes 4(18)(19))
Common stock	73,128,048	73,129,708	2,454,017
Stock subscriptions received in advance	1,000	-	-
Capital Surplus (Note 4(20))
Paid-in capital in excess of par value of common stock	190,599,266	118,615,446	3,980,385
Capital reserve from long-term equity investments	149,405	294,383	9,879
Capital surplus - employee stock option (Note 4(19))	734,146	1,105,246	37,089
Retained Earnings (Note 4(21))
Legal reserve	2,328,981	2,328,981	78,154
Undistributed earnings	(34,734,635)	(22,439,246)	(752,995)
Stockholders’ Equity Adjustments
Cumulative translation adjustments	(994,743)	1,817,256	60,980
Unrealized gain or loss on financial instruments (Note 4(6))	175,163	(890,639)	(29,887)

Total Parent Company Stockholders’ Equity	231,386,631	173,961,135	5,837,622
Minority Interests	2,254,941	1,979,962	66,442

Total Stockholders’ Equity	233,641,572	175,941,097	5,904,064

Commitments and Contingent Liabilities (Notes 5, 7 and 11)
Significant subsequent events (Notes 4(18) and 9)
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$729,263,381	$644,515,249	$21,628,029

The accompanying notes are an integral part of these consolidated financial statements.
See report of independent accountants dated August 7, 2012.

CHIMEI INNOLUX CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE SIX-MONTH PERIODS ENDED JUNE 30,

(Amounts expressed in thousands of New Taiwan dollars and U.S. dollars, except for earnings per share) (Reviewed only; not audited in accordance with generally accepted auditing standards)

	2011	2012

	NT$	NT$	US$ (Unaudited) (Note 2)
Operating Revenue
Sales (Note 5)	$250,476,441	$226,171,561	$7,589,650
Sales returns	(518,603)	(338,875)	(11,372)
Sales discounts and allowances	(1,322,319)	(745,916)	(25,031)

Net Operating Revenues	248,635,519	225,086,770	7,553,247

Operating Costs (Notes 4(4) (24) and 5)
Cost of goods sold	(260,958,877)	(233,818,519)	(7,846,258)

Gross loss	(12,323,358)	(8,731,749)	(293,011)

Operating Expenses (Note 4(24))
Sales and marketing expenses	(3,836,998)	(1,830,032)	(61,410)
General and administrative expenses	(4,701,724)	(4,171,030)	(139,968)
Research and development expenses	(5,191,235)	(5,238,830)	(175,800)

Total Operating Expenses	(13,729,957)	(11,239,892)	(377,178)

Operating loss	(26,053,315)	(19,971,641)	(670,189)

Non-operating Income and Gains
Interest income	273,502	517,144	17,354
Investment income recognized under equity method (Note 4(5))	42,087	8,996	302
Foreign exchange gain, net	962,183	928,112	31,145
Gain on valuation of financial assets (Notes 4 (2)(7)(8))	1,678,928	1,233,609	41,396
Other non-operating income	2,649,962	1,182,791	39,691

Total Non-operating Income and Gains	5,606,662	3,870,652	129,888

Non-operating Expenses and Losses
Interest expense (Notes 4(14)(15))	(2,650,183)	(4,144,674)	(139,083)
Impairment loss (Note 4(10))	(351,591)	(95,078)	(3,191)
Loss on valuation of financial liabilities (Note 4 (2)(7)(8))	(1,689,578)	(1,735,108)	(58,225)
Other non-operating losses (Notes 4(3)(24) and 7)	(3,356,395)	(932,708)	(31,299)

Total Non-operating Expenses and Losses	(8,047,747)	(6,907,568)	(231,798)

Loss before income tax	(28,494,400)	(23,008,557)	(772,099)
Income tax benefit (Note 4(16))	1,441,267	410,034	13,760

Consolidated net loss	($27,053,133)	($22,598,523)	($758,339)

Attributable to:
Parent company	($27,190,593)	($22,330,758)	($749,354)
Minority interests	137,460	(267,765)	(8,985)

	($27,053,133)	($22,598,523)	($758,339)

Basic loss per common share (Note 4(23))	Before tax	After tax	Before tax	After tax	Before tax	After tax

Consolidated net loss	($3.90)	($3.70)	($3.15)	($3.09)	($0.106)	($0.104)
Minority interest	(0.02)	(0.02)	0.04	0.04	0.001	0.001

Net loss attributable to the parent company	($3.92)	($3.72)	($3.11)	($3.05)	($0.105)	($0.103)

The accompanying notes are an integral part of these consolidated financial statements.
See report of independent accountants dated August 7, 2012.

CHIMEI INNOLUX CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY
FOR THE SIX-MONTH PERIODS ENDED JUNE 30,
(Amounts expressed in thousands of New Taiwan dollars and U.S. dollars)
(Reviewed only; not audited in accordance with generally accepted auditing standards)

	Capital Stock		Capital Reserve			Retained Earnings		Others

	Common stock	Stock subscriptions received in advance	Paid-in capital in excess of par value	Capital reserve from long-term equity investments	Employee stock option	Legal reserve	Undistributed earnings	Cumulative translation adjustments	Unrealized gain or loss on financial instruments	Treasury stock	Minority interests	Total

2011 – New Taiwan Dollars
Balance at January 1, 2011	$73,118,098	$8,650	$190,599,266	$27,664	$562,666	$2,328,981	($7,544,042)	($2,031,508)	$1,700,560	($15,589)	$4,162,804	$262,917,550
Shares issued for employee stock options	9,950	(7,650)	-	-	-	-	-	-	-	-	-	2,300
Compensation cost of employee stock options	-	-	-	-	171,480	-	-	-	-	-	-	171,480
Consolidated net loss for the six-month period ended June 30, 2011	-	-	-	-	-	-	(27,190,593)	-	-	-	137,460	(27,053,133)
Shares of the parent held by subsidiaries accounted as treasury stock	-	-	-	-	-	-	-	-	-	15,589	-	15,589
Changes in net equity of equity method investee	-	-	-	121,741	-	-	-	-	-	-	-	121,741
Changes in unrealized gain or loss on available-for-sale financial assets	-	-	-	-	-	-	-	-	(1,525,011)	-	-	(1,525,011)
Changes in unrealized gain and loss on cash flow hedge	-	-	-	-	-	-	-	-	(386)	-	-	(386)
Cumulative translation adjustments	-	-	-	-	-	-	-	1,036,765	-	-	-	1,036,765
Changes in minority interests	-	-	-	-	-	-	-	-	-	-	(2,045,323)	(2,045,323)

Balance at June 30, 2011	$73,128,048	$1,000	$190,599,266	$149,405	$734,146	$2,328,981	($34,734,635)	($994,743)	$175,163	$-	$2,254,941	$233,641,572

2012 – New Taiwan Dollars
Balance at January 1, 2012	$73,129,708	$-	$190,599,266	$286,102	$950,327	$2,328,981	($71,983,820)	$2,977,862	($2,107,490)	-	$2,487,007	$198,667,943
Capital surplus of undistributed earnings	-	-	(71,983,820)	-	-	-	71,983,820	-	-	-	-	-
Compensation cost of employee stock options	-	-	-	-	154,919	-	-	-	-	-	-	154,919
Consolidated net loss for the six-month period ended June 30, 2012	-	-	-	-	-	-	(22,330,758)	-	-	-	(267,765)	(22,598,523)
Changes in net equity of equity method investee	-	-	-	8,281	-	-	(108,488)	-	-	-	-	(100,207)
Unrealized gain or loss on available for-sale financial assets	-	-	-	-	-	-	-	-	1,094,022	-	-	1,094,022
Unrealized gain or loss on cash flow hedge	-	-	-	-	-	-	-	-	122,829	-	-	122,829
Cumulative translation adjustments	-	-	-	-	-	-	-	(1,160,606)	-	-	-	(1,160,606)
Changes in minority interests	-	-	-	-	-	-	-	-	-	-	(239,280)	(239,280)

Balance at June 30, 2012	$73,129,708	$-	$118,615,446	$294,383	$1,105,246	$2,328,981	($22,439,246)	$1,817,256	($890,639)	$-	$1,979,962	$175,941,097

(Continued)

CHIMEI INNOLUX CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY (CONTINUED)
FOR THE SIX-MONTH PERIODS ENDED JUNE 30,
(Amounts expressed in thousands of New Taiwan dollars and U.S. dollars)
(Reviewed only; not audited in accordance with generally accepted auditing standards)

	Capital Stock		Capital Reserve			Retained Earnings		Others

	Common stock	Stock subscriptions received in advance	Paid-in capital in excess of par value	Capital reserve from long-term equity investments	Employee stock options	Legal reserve	Undistributed earnings	Cumulative translation adjustments	Unrealized gain or loss on financial instruments	Treasury stock	Minority interests	Total

2012 - US Dollars (Unaudited-Note 2)
Balance at January 1, 2012	$2,454,017	$-	$6,395,949	$9,601	$31,890	$78,154	($2,415,564)	$99,928	($70,721)	$-	$83,457	$6,666,711
Capital surplus of undistributed earnings	-	-	(2,415,564)	-	-	-	2,415,564	-	-	-	-	-
Compensation cost of employee stock options	-	-	-	-	5,199	-	-	-	-	-	-	5,199
Consolidated net loss for the six-month period ended June 30, 2012	-	-	-	-	-	-	(749,354)	-	-	-	(8,985)	(758,339)
Changes in net equity of equity method investee	-	-	-	278	-	-	(3,641)	-	-	-	-	(3,363)
Unrealized gain or loss on available-for-sale financial assets	-	-	-	-	-	-	-	-	36,712	-	-	36,712
Unrealized gain or loss on cash flow hedge	-	-	-	-	-	-	-	-	4,122	-	-	4,122
Cumulative translation adjustments	-	-	-	-	-	-	-	(38,948)	-	-	-	(38,948)
Changes in minority interests	-	-	-	-	-	-	-	-	-	-	(8,030)	(8,030)

Balance at June 30, 2012	$2,454,017	$-	$3,980,385	$9,879	$37,089	$78,154	($752,995)	$60,980	($29,887)	$-	$66,442	$5,904,064

The accompanying notes are an integral part of these consolidated financial statements.
See report of independent accountants dated August 7, 2012.

CHIMEI INNOLUX CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE SIX-MONTH PERIODS ENDED JUNE 30,
(Amounts expressed in thousands of New Taiwan dollars and U.S. dollars)
(Reviewed only; not audited in accordance with generally accepted auditing standards)

	2011	2012

	NT$	NT$	US$ (Unaudited) (Note 2)
CASH FLOWS FROM OPERATING ACTIVITIES
Consolidated net loss	($27,053,133)	($22,598,523)	($758,339)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities
Depreciation and amortization (including leased assets)	51,014,408	44,305,854	1,486,774
(Reversal of) provision for doubtful accounts	(65,982)	5,213	175
(Reversal of) provision for scrap, obsolescence and price decline of inventories	921,236	(162,817)	(5,464)
Compensation cost of employee stock options	171,480	154,919	5,199
Loss on inventory obsolescence	248,864	887,135	29,770
Gain on valuation of financial assets and liabilities	(61,884)	(1,076,221)	(36,115)
Investment income accounted for under equity method	(42,087)	(8,996)	(302)
Cash dividends from equity method investments	120,928	-	-
Gain from disposal of investments	(334,681)	-	-
Loss on disposal of property, plant and equipment	148,196	12,706	426
Impairment loss	351,591	95,078	3,191
Amortization of syndicated loan bank fee	-	73,571	2,469
Changes in assets and liabilities
Accounts receivable	(6,129,082)	16,907,426	567,363
Accounts receivable - related parties	(1,518,061)	(8,995,046)	(301,847)
Other receivables	(2,762,028)	(565,491)	(18,976)
Inventories	(8,508,153)	(1,271,667)	(42,673)
Prepayments	(303,228)	38,340	1,287
Deferred income tax assets	(2,127,676)	(610,846)	(20,498)
Other current assets	(288,905)	440,569	14,784
Accounts payable	(3,351,063)	(15,411,836)	(517,176)
Accounts payable - related parties	2,662,070	(861,131)	(28,897)
Income tax payable	(234,407)	(59,248)	(1,988)
Accrued expenses	(6,156,850)	298,382	10,013
Other payables - other	(462,008)	464,745	15,595
Receipts in advance	207,466	360,416	12,094
Other current liabilities	(1,205,958)	424,067	14,230
Accrued pension liabilities	(35,719)	(1,033)	(35)
Other liabilities - other	642,030	(1,378,989)	(46,275)

Net cash (used in) provided by operating activities	(4,152,636)	11,466,577	384,785

(Continued)

CHIMEI INNOLUX CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)
FOR THE SIX-MONTH PERIODS ENDED JUNE 30,
(Amounts expressed in thousands of New Taiwan dollars and U.S. dollars)
(Reviewed only; not audited in accordance with generally accepted auditing standards)

	2011	2012

	NT$	NT$	US$ (Unaudited) (Note 2)
CASH FLOWS FROM INVESTING ACTIVITIES
Increase in financial liabilities at fair value through profit or loss	$427,358	$574,739	$19,286
Decrease in hedging derivative financial liabilities	(50,232)	(51,408)	(1,725)
Increase in available-for-sale financial assets	(129,894)	-	-
Disposal of available-for-sale financial assets	486,521	-	-
Increase in long-term investments accounted for under the equity method	(5,347)	-	-
Disposal of long-term investments accounted for under the equity method	325,557	-	-
Increase in financial assets carried at cost - non-current	(79,625)	-	-
Disposal of financial assets carried at cost	152,796	-	-
(Increase) decrease in other financial assets	(14,782,724)	3,678,444	123,438
Acquisition of property, plant and equipment	(26,845,794)	(7,009,867)	(235,230)
Proceeds from disposal of property, plant and equipment and other assets	1,878,448	289,748	9,723
Acquisition of intangible assets	(65,559)	-	-
Decrease (increase) in refundable deposits	31,367	(9,801)	(329)
Increase in deferred expenses	(3,175,821)	(1,114,466)	(37,398)

Net cash used in investing activities	(41,832,949)	(3,642,611)	(122,235)

CASH FLOWS FROM FINANCING ACTIVITIES
Increase in short-term loans	38,793,028	9,912,927	332,649
Decrease in short-term notes payable	(1,649,512)	(1,299,308)	(43,601)
Increase in long-term loans	57,673,020	977,808	32,812
Payment of long-term loans	(36,730,414)	(9,047,438)	(303,605)
Decrease in lease payable	(990,000)	(990,000)	(33,222)
Increase (decrease) in guarantee deposits	15,462	(3,343)	(112)
Proceeds from issuance of common stock for employee stock options	2,300	-	-

Net cash provided by (used in) financing activities	57,113,884	(449,354)	(15,079)

Net effect of changes in foreign currency exchange rate	515,095	(744,620)	(24,988)

Net increase in cash and cash equivalents	11,643,394	6,629,992	222,483
Cash and cash equivalents at beginning of period	59,163,013	53,718,219	1,802,625

Cash and cash equivalents at end of period	$70,806,407	$60,348,211	$2,025,108

Supplemental disclosures of cash flow information
Cash paid for interest	$2,311,133	$3,936,989	$132,114

Cash paid for income tax	$709,536	$260,060	$8,727

(Continued)

CHIMEI INNOLUX CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE SIX-MONTH PERIODS ENDED JUNE 30,
(Amounts expressed in thousands of New Taiwan dollars and U.S. dollars)
(Reviewed only; not audited in accordance with generally accepted auditing standards)

	2011	2012

	NT$	NT$	US$ (Unaudited) (Note 2)

Acquisition of property, plant and equipment
Increase in property, plant and equipment	$24,263,655	$7,048,463	$236,525
Payable for equipment at beginning of the year	7,921,818	3,176,173	106,583
Payable for equipment at end of the year	(5,339,679)	(3,214,769)	(107,878)

Cash paid	$26,845,794	$7,009,867	$235,230

FINANCING ACTIVITY WITH NO EFFECT ON CASH FLOWS
Reclassification of short-term loans to long-term loans	$-	$7,321,385	$245,684

The accompanying notes are an integral part of these consolidated financial statements.
See report of independent accountants dated August 7, 2012.

CHIMEI INNOLUX CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE SIX-MONTH PERIODS ENDED JUNE 30, 2011 AND 2012
(All amounts expressed in thousands of New Taiwan dollars,
except for earnings per share information or unless otherwise specified)
(Reviewed only; not audited in accordance with generally accepted auditing standards)

1.	HISTORY AND ORGANIZATION

Chimei Innolux Corporation

(1)

Chimei Innolux Corporation, formerly “Innolux Display Corporation”, (the “Company”) was organized on January 14, 2003 under the Act for Establishment and Administration of Science Parks. The Company was listed on the Taiwan Stock Exchange Corporation (the “TSEC”) in October 2006. The Company merged with TPO Displays Corporation and Chi Mei Optoelectronics Corporation on March 18, 2010, with the Company as the surviving entity, and was then renamed as Chimei Innolux Corporation.

(2)

The Company engages in the research, development, design, manufacture and sales of TFT-LCD panels, modules and monitors of LCD, color filter, and low temperature poly-silicon TFT-LCD. As of June 30, 2012, the Company and its subsidiaries had 119,920 employees.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The consolidated financial statements of the Company and its subsidiaries (collectively referred herein as the “Group”) are prepared in conformity with the “Rules Governing the Preparation of Financial Statements by Securities Issuers” and generally accepted accounting principles in the Republic of China (the “R.O.C.”). The Group’s significant accounting policies are summarized as follows:

	(1)	Basis for preparation of consolidated financial statements

A.

All majority-owned subsidiaries and controlled entities are included in the consolidated financial statements. The income (loss) of the subsidiaries is included in the consolidated statements of income effective the date on which the Company gains control over the subsidiaries. The income (loss) of the subsidiaries is excluded from the consolidated statements of income effective the date on which the Company loses control over the subsidiaries. All significant intercompany accounts and transactions are eliminated in the consolidated financial statements.

		B.	Consolidated subsidiaries and their changes were as follows:

			Ownership (%) June 30,

Investor	Subsidiary	Main activities	2012	2011	Description

Chimei Innolux Corporation	Innolux Holding Ltd.	Holding company	100	100	-
Chimei Innolux Corporation	InnoJoy Investment Corporation	Investment company	100	100	-
Chimei Innolux Corporation	InnoFun Investment Corporation	Investment company	100	100	-
Chimei Innolux Corporation	TPO Hong Kong Holding Ltd.	Holding company	100	100	-

			Ownership (%) June 30,

Investor	Subsidiary	Main activities	2012	2011	Description

Chimei Innolux Corporation	Toppoly Optoelectronics (B. V. I) Ltd.	Holding company	100	100	-
Chimei Innolux Corporation	Golden Achiever International Ltd.	Holding company	100	100	-
Chimei Innolux Corporation	Bright Information Holding Ltd.	Holding company	57	57	-
Chimei Innolux Corporation	Landmark International Ltd.	Holding company	100	100	-
Chimei Innolux Corporation	Leadtek Global Group Limited	Order swapping and investing company	100	100	-
Chimei Innolux Corporation	Yuan Chi Investment Co., Ltd.	Investment company	100	100	-
Chimei Innolux Corporation	Chi Mei Optoelectronics Japan Co., Ltd.	Investing and selling company	100	100	-
Chimei Innolux Corporation	Gold Union Investments Ltd.	Holding company	100	100	-
Chimei Innolux Corporation	Keyway Investment Management Limited	Holding company	100	100	-
Chimei Innolux Corporation	Chi Mei Optoelectronics Europe B. V.	Investing and selling company	100	100	-
Chimei Innolux Corporation	Chi Mei Optoelectronics (Singapore) Pte Ltd.	Selling company	100	100	-
Chimei Innolux Corporation	Chi Mei EL Corporation	Manufacturing and selling company	97	90	-
Chimei Innolux Corporation	Chi Mei Lighting Technology Corporation	Manufacturing and selling company	34	34	B(b)
Chimei Innolux Corporation	Jetronics International Corporation	Holding company	32	32	B(c)
Innolux Holding Ltd.	Lakers Trading Ltd.	Order swapping and trading company	100	100	-
Innolux Holding Ltd.	Rockets Holding Ltd.	Holding company	100	100	-
Innolux Holding Ltd.	Innolux Corporation	Trading company	100	100	-
Innolux Holding Ltd.	Suns Holding Ltd.	Holding company	100	100	-

			Ownership (%) June 30,

Investor	Subsidiary	Main activities	2012	2011	Description

Rockets Holding Ltd.	Stanford Developments Ltd.	Holding company	100	100	-
Rockets Holding Ltd.	Mega Chance Investments Ltd.	Holding company	100	100	-
Rockets Holding Ltd.	Best China Investments Ltd.	Holding company	100	100	-
Rockets Holding Ltd.	Excel Victory Ltd.	Holding company	100	100	-
Rockets Holding Ltd.	Magic Sun Ltd.	Holding company	100	100	-
Rockets Holding Ltd.	Sonics Trading Ltd.	Order swapping and trading company	100	100	-
Rockets Holding Ltd.	Nets Trading Ltd.	Investment company	100	100	-
Suns Holding Ltd.	Warriors Technology Investments Ltd.	Investment company	100	100	-
Best China Investments Ltd.	Asiaward Investment Ltd.	Holding company	100	100	-
Excel Victory Ltd.	Glory Ace Investment Ltd.	Holding company	100	100	-
Magic Sun Ltd.	Sun Dynasty Development Limited	Holding company	100	100	-
Mega Chance Investments Ltd.	Main Dynasty Investment Ltd.	Holding company	100	100	-
Asiaward Investment Ltd.	Innocom Technology (Xiamen) Co., Ltd.	Processing company	100	100	-
Stanford Developments Ltd.	Innocom Technology (Shenzhen) Co., Ltd.	Processing company	100	100	-
Stanford Developments Ltd.	Full Lucky Investments Ltd.	Holding company	100	100	-
Main Dynasty Investment Ltd.	Innocom Technology (Jiashan) Co., Ltd.	Processing company	100	100	-

			Ownership (%) June 30,

Investor	Subsidiary	Main activities	2012	2011	Description

Glory Ace Investment Ltd.	Innocom Technology (Chongqing) Co., Ltd.	Processing company	100	100	-
Sun Dynasty Development Limited	Innocom Technology (Chengdu) Co., Ltd.	Processing company	100	100	-
Chi Mei Optoelectronics Japan Co., Ltd.	Chi Mei Optoelectronics USA, Inc.	Selling company	100	100	-
Landmark International Ltd.	Ningbo Chi Mei Electronics Ltd.	Processing company	100	100	-
Landmark International Ltd.	Nanhai Chi Mei Electronics Ltd.	Processing company	100	100	-
Landmark International Ltd.	Ningbo Chi Mei Optoelectronics Ltd.	Processing company	100	100	-
Landmark International Ltd.	Nanhai Chi Mei Optoelectronics Ltd.	Processing company	100	100	-
Yuan Chi Investment Co., Ltd.	Chi Mei Lighting Technology Corporation	Manufacturing and selling company	9	9	B(b)
Chi Mei Optoelectronics Europe B. V.	Chi Mei Optoelectronics Germany GmbH	Selling company	100	100	-
Chi Mei Optoelectronics Europe B. V.	Chi Mei Optoelectronics UK Ltd.	Selling company	100	100	-
Keyway Investment Management Limited	Nanhai Chi Mei Logistics Corp.	Warehousing and maintenance service company	100	100	-
Keyway Investment Management Limited	Ningbo Chi Mei Logistics Corp.	Warehousing company	100	100	-
Gold Union Investments Ltd.	Ningbo Chi Hsin Electrics Ltd.	Processing company	100	100	-
Gold Union Investments Ltd.	Dongguan Chi Hsin Electrics Ltd.	Processing company	100	100	-

			Ownership (%) June 30,

Investor	Subsidiary	Main activities	2012	2011	Description

Chi Mei Lighting Technology Corporation	Smart Light Global Limited	Holding company	100	100	-
Smart Light Global Limited	Foshan Chi Mei Lighting Technology Ltd.	Manufacturing and selling company	100	100	-
Toppoly (B.V.I.) Optoelectronics Ltd.	Toppoly Optoelectronics (Cayman) Ltd.	Holding company	100	100	-
Toppoly Optoelectronics (Cayman) Ltd.	Toptech Trading Limited	Trading company	100	100	-
Toppoly Optoelectronics (Cayman) Ltd.	TPO Displays (Nanjing) Ltd.	Processing company	100	100	-
Toppoly Optoelectronics (Cayman) Ltd.	TPO Displays (Shinepal) Ltd.	Trading company	100	100	-
TPO Hong Kong Holding Ltd.	TPO Displays Hong Kong Holding Ltd.	Trading company	100	100	-
TPO Hong Kong Holding Ltd.	TPO Displays Hong Kong Ltd.	Trading company	100	100	-
TPO Hong Kong Holding Ltd.	TPO Displays Japan K. K.	Manufacturing and selling company	100	100	-
TPO Hong Kong Holding Ltd.	TPO Displays Europe B. V.	Trading company	100	100	-
TPO Hong Kong Holding Ltd.	TPO Displays USA Inc.	Trading company	100	100	-
TPO Displays Hong Kong Holding Ltd.	TPO Displays Shanghai Ltd.	Processing company	100	100	-
TPO Displays Europe B.V.	TPO Displays Germany GmbH.	Trading company	100	100	-
Bright Information Holding Ltd.	Kunpal Optoelectronics Ltd.	Processing company	100	100	-
Golden Achiever International Ltd.	VAP Optoelectronics (Nanjing) Corp.	Processing company	100	100	-
Golden Achiever International Ltd.	Dragon Flame Industrial Ltd.	Selling company	100	100	-
Golden Achiever International Ltd.	Eastern Vision Co., Ltd.	Selling company	100	100	-

(a) The financial statements of consolidated subsidiaries as of and for the six-month periods ended June 30, 2011 and 2012 were reviewed by independent accountants.

(b)

The board of directors and general manager of the Company and Chi Mei Lighting Technology Corporation are the same. Therefore, Chi Mei Lighting Technology Corporation is included in the consolidated financial statements as the Company has substantial control over them.

(c)

Jetronic International Corporation reelected its directors during the Stockholders’ meeting in June 2012, and the Company holds less than 50% of the seats on the Board of Jetronic International Corporation. Accordingly, Jetronic and its Subsidiaries (Champ Win Technology Corporation and Kunshan Guan Jye Electronics Co. Ltd.) were not included in the consolidated financial statements of the Company as the Company has lost control.

	C.	Subsidiaries not included in the consolidated financial statements: None.

	D.	The adjustment and disposition for the accounting period differences between the Company and the subsidiaries: None.

	E.	Special operating risks on the foreign subsidiaries: None.

	F.	Significant restriction on remittance of funds for the foreign subsidiaries’ financial activities to the Company: None.

G.

Securities issued by the parent company which were held by subsidiaries: The stocks of the Company held by the subsidiary, Contrel Technology Co., Ltd., were accounted as treasury stocks. Please refer to Note 4(22) for the related information on treasury stocks.

	H.	Information on convertible bonds and common stock issued by subsidiaries: No material effects on the stockholders’ equity of the Company.

(2)	Translation of financial statements of foreign subsidiaries

Assets and liabilities of foreign subsidiaries are translated into New Taiwan dollars using the exchange rates at the balance sheet date. Equity accounts are translated at historical rates except for beginning retained earnings, which is carried forward from prior year’s balance. Dividends are translated at the rates prevailing at the date of declaration. Profit and loss accounts are translated at weighted-average rates of the year. The resulting translation differences are included in “cumulative translation adjustments” under stockholders’ equity.

(3)	Use of estimates

The preparation of financial statements in conformity with generally accepted accounting principles in the R.O.C. requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those assumptions and estimates.

(4)	Criteria for classifying assets and liabilities as current or non-current items

	A.	Assets that meet one of the following criteria are classified as current assets; otherwise they are classified as non-current assets:

(a) Assets arising from operating activities that are expected to be realized or consumed, or are intended to be sold within the normal operating cycle;

(b) Assets held mainly for trading purposes;

		(c)	Assets that are expected to be realized within twelve months from the balance sheet date; and

		(d)	Cash and cash equivalents, excluding restricted cash and cash equivalents and those that are to be exchanged or used to pay off liabilities more than twelve months after the balance sheet date.

	B.	Liabilities that meet one of the following criteria are classified as current liabilities; otherwise they are classified as non-current liabilities:

		(a)	Liabilities arising from operating activities that are expected to be paid off within the normal operating cycle;

		(b)	Liabilities arising mainly from trading activities;

		(c)	Liabilities that are to be paid off within twelve months from the balance sheet date; and

		(d)	Liabilities for which the repayment date cannot be extended unconditionally to more than twelve months after the balance sheet date.

(5)	Foreign currency transactions

A.

Transactions denominated in foreign currencies are translated into functional currency at the spot exchange rates prevailing at the transaction dates. Exchange gain or loss due to the difference between the exchange rate on the date of actual receipt and payment are recognized in current year ☐ profit or loss.

B.

Monetary assets and liabilities denominated in foreign currencies are translated at the spot exchange rates prevailing at the balance sheet date. Exchange gains or losses are recognized in profit or loss.

C.

When a gain or loss on a non-monetary item measured at fair value is recognized directly in equity, any exchange component of that gain or loss, shall be recognized directly in equity. Conversely, when a gain or loss on a non-monetary item measured at fair value is recognized in profit or loss, any exchange component of that gain or loss, shall be recognized in profit or loss. However, non-monetary items that are measured on a historical cost basis are translated using the exchange rate at the date of the transaction.

(6)	Cash and cash equivalents

Cash and cash equivalents represent highly liquid investments which are readily convertible to fixed amount of cash and with a short-term maturity which are subject to insignificant risk of changes in value resulting from fluctuations in interest rates.

The consolidated statements of cash flows are prepared on the basis of cash and cash equivalents.

(7)	Financial assets and financial liabilities at fair value through profit or loss

A.

Equity financial instruments are recognized and derecognized using trade date accounting; bond investments, beneficiary certificates and derivative instruments are recognized and derecognized using settlement date accounting, and are recognized initially at fair value.

B.

These financial instruments are subsequently remeasured and stated at fair value, and the gain or loss is recognized in profit or loss. The fair value of listed stocks, Taiwan Over-the-Counter (the “OTC”) stocks and closed-end mutual funds is based on latest quoted fair prices of the accounting period. The fair value of open-end and balanced mutual funds is based on the net asset value at the balance sheet date.

C.

When a derivative is an ineffective hedging instrument, if it is an option derivative, it is initially recognized at fair value on the date a derivative contract is entered into and is subsequently remeasured at its fair value. If a derivative is a non-option derivative, the fair value initially recognized is zero.

	D.	Financial assets and financial liabilities designated at fair value through profit or loss are defined as those that qualify on any of he following criteria:

		(a)	They are hybrid instruments.

		(b)	Such designation can significantly eliminate or reduce the inconsistency in accounting measurement or recognition.

		(c)	They are subject to management in accordance with a documented risk management policy or investment strategy, and their performance is evaluated on a fair value basis.

(8)	Available-for-sale financial assets

A.

Investments in equity instruments are recognized and derecognized using trade date accounting; investments in debt instruments are recognized and derecognized using settlement date accounting, and are recognized initially at fair value plus transaction costs that are directly attributable to the acquisition of the financial asset.

B.

The financial assets are remeasured and stated at fair value, and the gain or loss is recognized in equity, until the financial asset is derecognized, the cumulative gain or loss previously recognized in equity shall be recognized in profit or loss. The fair values of listed stocks, OTC stocks and closed-end mutual funds are based on latest quoted fair prices of the accounting period. The fair values of open-end and balanced mutual funds are based on the net asset value at the balance sheet date.

C.

If there is any objective evidence that the financial asset is impaired, the impairment loss is recognized in profit or loss. When the fair value of an equity instrument subsequently increases, the increase will be recognized in equity. When the fair value of a debt instrument subsequently increases and the increase can be objectively related to an event occurring after the impairment loss was recognized in profit or loss, the impairment loss shall be reversed to the extent of the loss recognized in profit or loss.

(9)	Financial assets carried at cost

A.

Investment in unquoted equity instruments is recognized or derecognized using trade date accounting and is stated initially at its fair value plus transaction costs that are directly attributable to the acquisition of the financial asset.

B.

If there is any objective evidence that the financial asset is impaired; the impairment loss is recognized in profit or loss. Such impairment loss shall not be reversed when the fair value of the asset subsequently increases.

(10)	Hedging derivative instruments

The method of recognizing the resulting gain or loss depends on whether the derivative is designated as a hedging instrument and the nature of the hedged item.

A.

Fair value hedges:

Changes in the fair value of derivatives that are designated and qualified as fair value hedges are recognized in profit or loss. Changes in the fair value of the hedged asset or liability that are attributable to the hedged item are recognized in profit or loss as an adjustment to the carrying amount of the hedged item.

	B.	Cash flow hedges:

The effective portion of changes in the fair value of derivatives that are designated and qualify as cash flow hedges is recognized in equity.

(a)

If a hedge of a forecast transaction subsequently results in the recognition of a financial asset or a financial liability, the associated gains or losses that were recognized directly in equity are transferred to profit or loss in the same period or periods when the hedged item affects profit or loss.

(b)

If a hedge of a forecast transaction subsequently results in the recognition of a non-financial asset or a non-financial liability, the associated gains and losses that were recognized directly in equity are transferred into profit or loss in the periods during which the asset acquired or liability assumed affects profit or loss.

(11)	Notes and accounts receivable, other receivables

A.

Notes and accounts receivable are claims generated from the sale of goods or services. Other receivables are those receivables arising from transactions other than the sale of goods or services. Notes receivable, accounts receivable and other receivables are recognized initially at fair value and are subsequently measured at amortized cost using the effective interest method.

B.

The Group recognizes impairment loss on the financial instruments when there is an objective evidence of impairment at the balance sheet date. The amount of impairment is the book value less the present value of estimated future cash flows, discounted by original effective interest rate. If, subsequently, an event, directly related to impairment, indicates a decrease in impairment, the impairment loss recognized in prior years shall be recovered. The book value of the financial instruments after recovering the impairment shall not exceed the amortized cost that would have been had no impairment been previously recognized.

(12)	Transactions for accounts receivable securitization

Accounts receivable securitization is the transfer of a designated pool of accounts receivable to a special purpose entity, in the form of issuing beneficial securities or asset-backed securities based on the accounts receivable. Under R.O.C. Statement of Financial Accounting Standards (the “SFAS”) No. 33 “Accounting for Transfers of Financial Assets and Extinguishments of Liabilities”, such transfer of financial assets in which the transferor surrenders control over those assets is accounted for as a sale to the extent that consideration other than beneficial interests in the transferred assets is received in exchange. The difference between the book value of accounts receivable and total proceeds received is recorded as a gain or loss on the disposal of financial assets.

(13)	Inventories

The perpetual inventory system is adopted for inventory recognition. Inventories are stated at cost. The cost is determined using the weighted-average method. At the end of period, inventories are evaluated at the lower of cost or net realizable value, and the individual item approach is used in the comparison of cost and net realizable value. The calculation of net realizable value is based on the estimated selling price in the normal course of business, net of estimated costs of completion and estimated selling expenses. As the value of raw materials and supplies decline and the cost of finished goods are over the net realizable value, the net realizable value of raw materials and supplies becomes the replacement cost.

(14)	Non-current assets classified as held for sale

Non-current asset (or disposal group) is classified as held for sale if its carrying amount will be recovered principally through a sale transaction rather than through continuing use, and measured at the lower of its carrying amount and fair value less costs to sell.

(15)	Long-term investments accounted for under the equity method

A.

Long-term equity investments in which the Company holds more than 20% of the investee company’s voting shares or has the ability to exercise significant influence on the investee’s operational decisions are accounted for under the equity method. The excess of the initial investment cost over the acquired net asset value of the investee is attributable to goodwill, and is subject to impairment test every year. Adjustment of the amount of goodwill amortized in previous year(s) is not required.

B.

Long-term equity investments in which the Company holds more than 50% of the investee company’s voting shares or has the ability to control the investee’s operational decisions are accounted for under the equity method and included in the consolidated financial statements.

	C.	Exchange differences arising from translation of the financial statements of overseas investee companies accounted for under the equity method are recorded as “cumulative translation adjustment”.

(16)	Property, plant and equipment

A.

Property, plant and equipment are stated at cost. Interest incurred on the acquisition of property, plant and equipment is capitalized. Significant renewals or betterments are capitalized and depreciated accordingly. Maintenance and repairs are expensed as incurred.

	B.	Depreciation is provided on a straight-line method using the estimated service lives of the asset after deducting its residual value. The estimated useful lives of the assets are 2 to 50 years.

	C.	Rents paid on capital leases are capitalized and depreciated accordingly. Any gain (loss) on the sale and leased back is capitalized and amortized over the lease term.

D.

For sale and leased back assets, the gains or losses are recorded as “unrealized leased back gain or loss” and depreciated accordingly. If the fair value is less than the book value, the difference is recognized in profit or loss.

E.

Property, plant and equipment that are idle or have no value in use are reclassified to “other assets” at the lower of the fair value less costs to sell or book value. The resulting difference is included in current operations. Depreciation provided on these assets is charged to “non-operating expense”.

(17)	Intangible assets

	A.	Goodwill is the excess of the initial investment cost over the acquired net asset value of the investee when consolidated. Please refer to Note 2(19) for impairment of goodwill.

	B.	Patents, royalties, developed technology and customer relationship are stated at cost and amortized over the estimated life of 2 to 10 years using the straight-line method.

(18)	Deferred expenses

Photo mask, pattern, bank charges for loans, license fee, power line installation cost and computer software are capitalized and amortized over the estimated period of economic benefits under the straight-line method. The estimated period of economic benefits for photo mask and pattern is 1 to 2 years, and others are 3 to 7 years.

(19)	Impairment of non-financial assets

A.

The Group recognizes impairment loss when there is indication that the recoverable amount of an asset is less than its carrying amount. The recoverable amount is the higher of the fair value less costs to sell and value in use. When the impairment no longer exists, the impairment loss recognized in prior years shall be recovered.

B.

The recoverable amount of goodwill, intangible assets with indefinite useful lives and intangible assets which have not yet been available for use are evaluated periodically. Impairment loss will be recognized whenever there is indication that the recoverable amount of these assets is less than their respective carrying amount. Impairment loss of goodwill recognized in prior years is not recoverable in the following years.

(20)	Retirement plan and pension cost

Under the defined benefit pension plan, net periodic pension costs are recognized in accordance with the actuarial calculations. Net periodic pension cost includes service cost, interest cost, and expected return on plan assets, and amortization of unrecognized net transition obligation and gains or losses on plan assets. Unrecognized net transition obligation is amortized on a straight-line basis over 15 years. Under the defined contribution pension plan, net periodic pension costs are recognized as incurred.

(21)	Income tax

A.

The Group uses inter-period as well as intra-period tax allocation for income tax. Over or under provision of prior years’ income tax liabilities is included in current year’s income tax. When a change in the tax laws is enacted, the deferred tax liability or asset is recomputed accordingly in the period of change. The difference between the new amount and the original amount, that is, the effect of changes in the deferred tax liability or asset, is recognized as an adjustment to current income tax expense (benefit).

B.

Investment tax credits arising from expenditures incurred on acquisitions of equipment or technology, research and development, employees’ training, and investment in barren area are recognized in the year the related expenditures are incurred.

	C.	An additional 10% tax is levied on the unappropriated retained earnings and is recorded as income tax expense in the year the stockholders resolve to retain the earnings.

D.

According to the “Income Basic Tax Act”, effective January 1, 2006, income tax is accounted for based on the income tax law or other regulations when income tax is equal or more than the basic tax. When income tax is less than the basic tax, income tax payable shall be equal to the basic tax. The difference cannot be deducted from investment tax credits based on other regulations.

(22)	Earnings per share

A.

The Company adopted R.O.C. SFAS No. 24, “Earnings per share”. Basic earnings per share is calculated by dividing net income by the weighted average number of shares outstanding during the year. Diluted earnings per share is calculated by taking into account the potentially dilutive securities that were assumed to have been converted to common stock at the beginning of the year.

	B.	Effective January 1, 2008, as employees’ bonus could be distributed in the form of stock, the diluted EPS computation shall include the estimated shares that would increase from employees’ stock bonus issuance in the calculation of the weighted-average number of common shares outstanding during the reporting year, taking into account the dilutive effects of stock bonus on potential common shares; whereas, basic EPS shall be calculated based on the weighted-average number of common shares outstanding during the reporting year that include the shares of employees’ stock bonus for the appropriation of prior year earnings, which have already been resolved at the stockholders’ meeting held in the reporting year. As the capitalization of employees’ bonus is no longer classified as distribution of stock dividends (or retained earnings or capital reserve capitalized), the calculation of basic EPS and diluted EPS for all periods presented shall not be adjusted retroactively.

C.

The potential common shares of the Company and subsidiaries include employee stock options and the estimated shares that would increase from employees’ stock bonus issuance as stated above. Treasury stock method is used to test whether or not potential common shares have dilutive effect.

(23)	Share-based payment - employee compensation plan

A.

The employee stock options granted from January 1, 2004 through December 31, 2007 are accounted for in accordance with Accounting Research and Development Foundation (the “ARDF”) 92-070, ARDF 92-071 and ARDF 92-072 “Accounting for Employee Stock Options” as prescribed by the Accounting Research and Development Foundation, R.O.C., dated March 17, 2003. Under the share-based employee compensation plan, compensation cost is recognized using the intrinsic value method and pro forma disclosures of net income and earnings per share are prepared in accordance with the R.O.C. SFAS No. 39, “Accounting for Share-based Payment”.

B.

For the grant date of the share-based payment agreements set on or after January 1, 2008, the Company shall measure the services received during the vesting period by reference to the fair value of the equity instruments granted and account for those amounts as payroll expenses during that period.

C.

Subject to elimination of the Company issued employee stock options and the proposed replacement Reward Scheme, the Company should calculate the compensation cost of employee services before and after the merger. The former as part of the cost of merger; the latter is allocated over the remaining period as compensation cost.

(24)	Employees’ bonuses and directors’ and supervisors’ remuneration

Effective January 1, 2008, pursuant to ARDF 96-052 of the Accounting Research and Development Foundation, R.O.C., dated March 16, 2007, “Accounting for Employees’ Bonuses and Directors’ and Supervisors’ Remuneration”, the costs of employees’ bonuses and directors’ and supervisors’ remuneration are accounted for as expenses and liabilities, provided that such recognition is required under legal or constructive obligation and the amounts can be reasonably estimated. However, if the accrued amounts for employees’ bonuses and directors’ and supervisors’ remuneration are significantly different from the actual distributed amounts resolved by the stockholders at their annual stockholders’ meeting subsequently, the differences shall be recognized as gain or loss in the following year. In addition, according to ARDF 97-127 of the Accounting Research and Development Foundation, R.O.C., dated March 31, 2008, “Criteria for Listed Companies in Calculating the Number of Shares of Employees’ Stock Bonus”, the Company calculates the number of shares of employees’ stock bonus based on the closing price of the Company’s common stock at the previous day of the stockholders’ meeting held in the year following the financial reporting year, and after taking into account the effects of ex-rights and ex-dividends.

(25)	Treasury stocks

	A.	When a company repurchases its outstanding shares as treasury stock, the acquisition cost should be debited to the treasury stock account as contra account under stockholders’ equity.

B.

When a company’s treasury stock is retired, the treasury stock account should be credited, and the capital surplus-premium on stock account and capital stock account should be debited proportionately according to the share ratio. An excess of the carrying value of treasury stock over the sum of its par value and premium on stock should first be offset against capital surplus from the same class of treasury stock transactions, and the remainder, if any, debited to retained earnings. An excess of the sum of the par value and premium on stock of treasury stock over its carrying value should be credited to capital surplus from the same class of treasury stock transactions.

	C.	The cost of treasury stock is accounted for on a weighted-average basis.

D.

Stocks held by subsidiaries of the Company are stated at the subsidiary’s carrying value of the shares, and reclassified from the Company’s long-term investments accounted for under the equity method account to treasury stock.

(26)	Revenue and expenses

	A.	Revenue is recognized when the earning process is substantially completed and payment is realized or realizable. Expenses are charged to income as incurred.

B.

Regarding the sales to Company’s subsidiaries, sales revenue is recognized only when the subsidiary has sold the goods of the Company to customers. Goods which remained unsold by the subsidiary at the end of the accounting period are recorded as inventories by the Company.

(27)	Subsidy from the Government

The Company receives subsidies from the Government related to the research and development of certain products pursuant to agreements. The subsidy income is recorded as deferred income upon receipt of the fund and subsequently recorded in income statement based on the schedule agreed to by the Company and the Government.

(28)	Settlement date accounting

If an entity recognizes financial assets using settlement date accounting, any change in the fair value of the asset to be received during the period between the trade date and the settlement date/balance sheet date is not recognized for assets carried at cost or amortized cost. For financial assets or financial liabilities classified as at fair value through profit or loss, the change in fair value is recognized in profit or loss. For available-for-sale financial assets, the change in fair value is recognized directly in equity.

(29)	Merger

The Group accounts for its merger transaction pursuant to the R.O.C. SFAS No. 25, “Accounting for Business Combinations – Purchase Method”.

(30)

Operating segment

The identification and disclosure of operating segments of the Group are based on how the Group’s chief operating decision maker regularly reviews information in order to allocate resources and assess performance. In accordance with R.O.C. SFAS No. 41, “Operating Segments”, segment information is disclosed in the consolidated financial statements.

3.	CHANGES IN ACCOUNTING PRINCIPLES

	(1)	Notes and accounts receivable, other receivables

Effective January 1, 2011, the Group adopted the newly revised R.O.C. SFAS No. 34, “Financial Instruments: Recognition and Measurement”. The Group recognizes impairment loss on notes receivable, accounts receivable and other receivables when there is an objective evidence of impairment. This accounting change had no significant effect on the consolidated net income and earnings per common share for the six-month period ended June 30, 2011.

	(2)	Operating segments

Effective January 1, 2011, the Group adopted the newly issued R.O.C. SFAS No. 41, “Operating Segments”, which supersedes R.O.C. SFAS No. 20,“Segment Reporting.” This statement requires identification and disclosure of operating segments based on how the Group’s chief operating decision maker regularly reviews information in order to allocate resources and assess performance. The Group conformed to the disclosure requirements as of and for the six-month period ended June 30, 2011. This accounting change had no significant effect on the consolidated net income and earnings per common share for the six-month period ended June 30, 2011.

4.	DETAILS OF SIGNIFICANT ACCOUNTS

	(1)	Cash and cash equivalents

	June 30,

	2011	2012

Cash on hand	$283,546	$114,404
Checking deposits	347,323	239,287
Savings deposits	5,899,571	1,094,478
Foreign currency deposits	15,244,379	23,589,907
Time deposits	48,313,551	34,945,648

	70,088,370	59,983,724
Cash equivalents – Commercial bills	169,568	-
Cash equivalents – Repurchase bonds	548,469	364,487

	$70,806,407	$60,348,211

(2)	Financial assets and liabilities at fair value through profit or loss

	June 30,

Item	2011	2012

Current items:
Financial assets held for trading
Derivatives	$150,649	$1,157,455

Financial liabilities held for trading
Derivatives	$88,765	$81,234

Non-current items:
Financial assets designated as at fair value through profit or loss
Convertible bonds - Sintronic Technology Inc.	$220,000	$220,000
Valuation adjustment	(27,110)	(22,904)

	$192,890	$197,096

A.	The trading items and contract information of derivatives are as follows:

	June 30, 2011

	Book value	Contract amount (in thousands)

Financial assets held for trading
Foreign exchange forward contract	$150,354	USD	570,000
- Sell USD (Sell USD/Buy JPY)		JPY	46,242,173
Foreign exchange forward contract	295	HKD	86,000
- Sell HKD (Sell HKD/Buy TWD)		TWD	318,526

	$150,649

Financial liabilities held for trading
Foreign exchange forward contract	$8,481	USD	$ 150,000
- Sell USD (Sell USD/Buy JPY)		JPY	12,047,135
Foreign exchange forward contract	2,943	TWD	1,616,800
- Sell TWD (Sell JPY/Buy USD)		USD	20,000
Foreign exchange forward contract	23,228	TWD	7,508,690
- Sell JPY (Sell TWD/Buy USD)		USD	260,000
Foreign exchange forward contract	4,265	EUR	15,000
- Sell EUR (Sell EUR/Buy JPY)		JPY	1,735,275
Foreign exchange forward contract	49,848	EUR	300,000
- Sell EUR (Sell EUR/Buy USD)		USD	432,699

	$88,765

	June 30, 2012

	Book value	Contract amount (in thousands)

Financial assets held for trading
Foreign exchange forward contract	$131,053	USD	405,000
- Sell USD (Sell USD/Buy JPY)		JPY	32,569,325
Foreign exchange forward contract	696,677	TWD	58,966,478
- Sell EUR (Sell TWD/Buy USD)		USD	1,995,500
Foreign exchange forward contract	328,617	EUR	316,000
- Sell EUR (Sell EUR/Buy USD)		USD	408,685
Foreign exchange forward contract	538	USD	25,128
- Sell USD (Sell USD/Buy EUR)		EUR	20,000
Foreign exchange forward contract	570	HKD	66,000
- Sell HKD (Sell HKD/Buy JPY)		JPY	675,791

	$1,157,455

Financial liabilities held for trading
Foreign exchange forward contract	$54,790	USD	235,000
- Sell USD (Sell USD/Buy JPY)		JPY	18,553,575
Foreign exchange forward contract	3,517	TWD	6,099,602
- Sell TWD (Sell TWD/Buy USD)		USD	204,000
Foreign exchange forward contract	878	EUR	11,000
- Sell EUR (Sell EUR/Buy USD)		USD	13,786
Foreign exchange forward contract	22,049	USD	189,792
- Sell USD (Sell USD/Buy EUR)		EUR	151,000

	$81,234

B.

The loss on financial assets and liabilities for the six-month periods ended June 30, 2011 and 2012 were $91,197 and $420,913, including the unrealized gain on financial assets and liabilities of $61,884 and $1,076,221, recognized during the six-month periods then ended, respectively.

(3)	Accounts receivable

	June 30,

	2011	2012

Notes receivable	$230,748	$256,376
Accounts receivable	61,502,190	51,205,227

	61,732,938	51,461,603
Less: Allowance for doubtful accounts	(230,286)	(179,422)
Allowance for sales returns and discounts	(346,250)	(560,458)

	$61,156,402	$50,721,723

Accounts receivable securitization

A.

In September 2006, the Company entered into $10 billion, 5-year revolving accounts receivable securitization agreement with Chinatrust Commercial Bank, the trustee. Under the agreement, the Company transferred a pool of accounts receivable to the trustee. The Company transferred its receivables to the bank three times a month, and the bank issued securities backed by these accounts receivable monthly. After the transfer of the accounts receivable, the Company continues to service, administer, and collect the accounts receivable on behalf of the bank. The Company does not bear the risk of collectability, nor provide any collateral to the bank. The accounts receivable securitization’s agreement with the bank expired in May 2011.

B.

As of June 30, 2011, the balance of accounts receivables transferred amounted to $6,669,547. In order to strengthen the credibility, the Company issued subordinated beneficiary certificates and seller’s beneficiary certificates as disclosed in Note 4 (6). The Company recognized the difference between the book value of the financial assets and the proceeds paid of $265,851 as a loss on sale of investments for the six-month period ended June 30, 2011 (recorded as “other non-operating losses”). Collected receivables not yet replaced by new accounts receivable due to timing difference are recorded as “other payables-other” in the amount of $327,792 as of June 30, 2011.

	a.	Assumptions used to evaluate retained interests:

A. Subordinated beneficiary certificates

June 30, 2011

Estimated dilution reserve rate	1.13%
Estimated loss rate of credit	0.00%
Estimated funding cost rate	2.43%
Estimated expense rate	0.09%

B. Seller’s beneficiary certificates

June 30, 2011

Excess of issuance upper-limit	$-
Ineligible accounts receivable	1,188,596
Aggregate excess concentrations	1,128,985
Reserved for accounts payable	-

b.	Cash flows

Cash inflows from and cash outflows to securitization trustees are as follows:

January – June 2011

Cash from securitization	$22,730,627
Income from securitization	300
Other cash inflows from retained interest	57
Other charges	-

Accounts receivable factoring

A.

The Company factored its accounts receivable to certain financial institutions without recourse. Under the agreement, the Company was not required to bear uncollectible risk of the underlying accounts receivable, but was liable for the losses incurred on any business dispute. As the Company did not provide any collateral, these accounts receivable meet the derecognition criteria for financial assets. The Company has derecognized the accounts receivable sold to financial institutions, net of the losses estimated for possible business disputes.

As of June 30, 2011 and 2012, the relevant information of accounts receivable factored but unsettled is as follows:

June 30, 2011

Institutions	Accounts receivable sold/ derecognized	Amount advanced	Amount retained (a)	Limit

Mega International Commercial Bank	$653,204	$653,204	$-	$5,745,000
Chinatrust Commercial Bank	5,832,439	5,249,195	583,244	8,904,750
Taipei Fubon Commercial Bank	6,280,186	5,966,717	313,469	35,073,225

	$12,765,829	$11,869,116	$896,713	$49,722,975

June 30, 2012

Institutions	Accounts receivable sold/ derecognized	Amount advanced	Amount retained (a)	Limit

Chinatrust Commercial Bank	$9,422,506	$7,506,111	$1,916,395	$10,458,000
Taipei Fubon Commercial Bank	1,808,639	1,624,342	184,297	4,093,560

	$11,231,145	$9,130,453	$2,100,692	$14,551,560

(a)	Note: shown as “other receivables”.

(b)	For the six-month periods ended June 30, 2011 and 2012, the rate of the group advanced amount were 0.58% to 1.02% and 1.35% to 1.9%, respectively.

(c)

For the six-month periods ended June 30, 2011 and 2012, the financing charges (expenses) incurred from accounts receivable factoring were $61,638 and $106,243, respectively, and shown as “other non-operating losses”.

(4)	Inventories

	June 30,

	2011	2012

Raw materials and supplies	$17,176,804	$9,379,593
Work in process	35,819,206	36,917,138
Finished goods	27,077,136	19,993,727

	80,073,146	66,290,458
Less: Allowance for scrap, obsolescence and price decline	(9,262,450)	(6,442,053)

	$70,810,696	$59,848,405

Expense and loss incurred on inventories for the six-month periods ended June 30, 2011 and 2012 were as follows:

	For the six-month periods ended June 30,

	2011	2012

Cost of inventories sold	$259,957,791	$233,529,566
Loss on decline in value (gain from price recovery) of inventories	921,236	(162,817)
Income from sale of scraps	(169,704)	(439,866)
Loss on disposal of inventories	248,864	887,135
Others	690	4,501

	$260,958,877	$233,818,519

The Company and subsidiaries had gain from price recovery of inventories for the six-month period ended June 30, 2012 is due to sold the inventories that NRV is lower than its cost.

(5)	Long-term equity investments accounted for under the equity method

	June 30,

	2011		2012

Investee company	Carrying value	Percentage of ownership (%)	Carrying value	Percentage of ownership (%)

Ampower Holding Ltd.	$1,551,196	45	$1,469,762	47
Chi Mei Materials Technology Corporation	1,304,556	18	1,405,231	17
GIO Optoelectronics Corp.	1,055,955	31	564,807	24
TOA Optronics Corporation	379,889	40	382,621	40
Contrel Technology Co., Ltd.	462,894	13	457,693	13
Others	577,458	-	430,982	-

	$5,331,948		$4,711,096

(6)	Available-for-sale financial assets

	June 30,

	2011	2012

Current
Listed stocks	$36,478	$32,339
Subordinated beneficiary certificates	855,840	-
Seller’s beneficiary certificates	2,317,581	-

	$3,209,899	$32,339

	June 30,

	2011	2012

Non-current
Listed stocks and investments in bonds
China Electric Mfg. Corporation	$326,300	$261,950
ILI Technology Corporation	333,068	415,686
Himax Technologies, Inc. (Himax Cayman)	1,568,660	1,390,682
Entire Technology Co., Ltd.	601,221	394,082
TPV Technology Ltd.	2,177,542	904,607
J Touch Corporation	277,555	110,900
Mstar Semiconductor Inc. (Cayman)	249,387	332,128
G-TECH Optoelectronics Corporation	-	556,064
Others	229,115	227,125

	$5,762,848	$4,593,224

	A.	Please refer to Note 4(3) for information on subordinated beneficiary certificates and seller’s beneficiary certificates.

B.

The unrealized valuation (loss) gain on available-for-sale financial assets were ($1,525,011) and $1,094,022 for the six-month periods ended June 30, 2011 and 2012, respectively, and were shown as an adjustment to stockholders’ equity as unrealized gain or loss on financial instruments.

(7)	Hedging derivative financial liabilities - non-current

	June 30,

	2011	2012

Non-current
Interest rate swap contracts	$303,920	$183,623
Cross currency swap contracts	817,684	358,418

	$1,121,604	$542,041

The gain (loss) on fair value hedges were $80,547 and ($80,586) for the six-month periods ended June 30, 2011 and 2012, respectively. Please refer to Note 10(6) for more information.

(8)	Financial liabilities at fair value through profit or loss-non-current

	June 30,

	2011	2012

Cross currency swap contracts	$-	$5,954

Some of the cross currency swap contracts were not the hedging derivative financial liabilities, so these were reclassified to Financial liabilities at fair value through profit or loss for the six-month period ended June 30, 2012.

(9)	Financial assets carried at cost

	June 30,

	2011	2012

Emerging stocks:
Optivision Technology, Inc.	$-	$163,653
G-TECH Optoelectronics Corporation	185,330	-
Unlisted stocks:
Chi Lin Optoelectronics Co., Ltd.	277,093	163,943
AvanStrate Inc.	286,740	286,740
Top Taiwan Venture Capital Co., Ltd.	198,490	198,490
Chi Lin Technology Co., Ltd.	-	113,150
Others	314,330	518,530

	$1,261,983	$1,444,506

A.	The above investments are accounted for as financial assets carried at cost because there is no active market for price quoted.

B.

Certain business of Chi Lin Technology was spun off and transferred to the newly established Chi Lin Technology Co., Ltd., as resolved by the stockholders at their stockholders’ meeting on May 9, 2011. Former Chi Lin Technology still exists and was renamed to Chi Lin Optoelectronics Co., Ltd.

C.

Optivision Technology, Inc. increased its capital on June 19, 2012. As the Company did not subscribe for the shares of the capital increase, its ownership in Optivision Technology Inc. was reduced to below 20% and accordingly, the investment in Optivision Technology, Inc. was reclassified to “Financial assets carried at cost”.

(10)	Property, plant and equipment

	June 30, 2011

	Original cost	Accumulated depreciation	Book value

Land	$5,110,229	$-	$5,110,229
Buildings	164,980,961	(26,882,316)	138,098,645
Machinery and equipment	355,257,524	(141,258,619)	213,998,905
Testing equipment	6,140,825	(3,381,378)	2,759,447
Transportation equipment	930,495	(449,106)	481,389
Office equipment	1,933,893	(1,145,339)	788,554
Leased assets	1,949,309	(1,514,324)	434,985
Leasehold improvements	178,353	(124,181)	54,172
Other equipment	6,613,285	(3,246,598)	3,366,687
Construction in progress and prepayments for equipment	67,266,901	-	67,266,901

	$610,361,775	($178,001,861)	$432,359,914

	June 30, 2012

	Original cost	Accumulated depreciation	Book value

Land	$4,330,992	$-	$4,330,992
Buildings	170,983,984	(41,785,236)	129,198,748
Machinery and equipment	378,050,704	(209,908,849)	168,141,855
Testing equipment	6,958,051	(3,871,350)	3,086,701
Transportation equipment	963,249	(594,336)	368,913
Office equipment	1,925,581	(1,488,748)	436,833
Leased assets	2,043,277	(1,879,888)	163,389
Leasehold improvements	212,739	(124,743)	87,996
Other equipment	7,101,589	(3,860,240)	3,241,349
Construction in progress and prepayments for equipment	58,809,333	-	58,809,333

	$631,379,499	($263,513,390)	$367,866,109

A.	Please refer to Note 6 for the information of property, plant and equipment pledged as collateral.

B.	As of June 30, 2012, significant leasing agreements were as follows:

	a.	The contents of leasing agreements were as follows:

Leased Assets	Period	Annual Payment	Terms and Conditions

Machinery equipment and factory facility	2008.05.19-2013.05.19	Down payment of $4,000,000 was made on May 19, 2008.	1.The lessor unconditionally transfers ownership of the leased property to the lessee by the end of the lease term.
		Repayment semi-annually of $990,000 from May 19, 2009 to May 19, 2013 with annual floating interest rate at 2.2431% in 2012	2.These leased assets have to be fully insured with the lessor as co-insured and the Company is responsible for the maintenance and repair of the leased assets.

b.

Leased assets and leased obligation payable were initially recognized at fair value at the inception of the lease. The depreciation is computed using the straight-line method over the useful economic life.

c.	As of June 30, 2012, future lease payments were as follows:

Year	Amount

The second half of 2012	$990,000
2013	980,000

1,970,000
Less: current portion of lease payable	(1,970,000)

Lease payable – non-current	$-

Rental assets

C.	Certain property, plant and equipment of the Company are leased to related parties and other companies under operating lease agreements, and were reclassified to rental assets.

	June 30, 2011

	Cost	Accumulated Depreciation	Book Value

Land	$188,247	$-	$188,247
Buildings	1,035,358	(106,920)	928,438

	$1,223,605	($106,920)	$1,116,685

	June 30, 2012

	Cost	Accumulated Depreciation	Book Value

Buildings	$1,035,374	($190,202)	$845,172

Non-current assets classified as held-for-sale

D.	During the meeting held in May 2011, the Company’s board of directors decided to sell certain idle asset which was reclassified to non-current assets held-for-sale.

	June 30, 2011

	Cost	Accumulated Depreciation	Accumulated Impairment	Book Value

Machinery and equipment	$1,032,063	($138,839)	($351,591)	$541,633

	June 30, 2012

	Cost	Accumulated Depreciation	Accumulated Impairment	Book Value

Land	$442,148	$-	($95,779)	$346,369
Machinery and equipment	1,145,744	(138,839)	(351,591)	655,314

	$1,587,892	($138,839)	($447,370)	$1,001,683

In accordance with R.O.C. SFAS No. 35, “Impairment of Assets”, the Company evaluated that the recoverable amount of the above assets was less than its carrying amount. Accordingly, an impairment loss of $351,591 and $95,078 was recognized for the six-month periods ended June 30, 2011 and 2012, respectively.

Idle assets

E.	Certain property, plant and equipment of the Company are idle, and were reclassified to idle assets.

	June 30, 2012

	Cost	Accumulated Depreciation	Book Value

Land	$188,247	$-	$188,247

In accordance with R.O.C. SFAS No. 35, “Impairment of Assets”, the Company evaluated whether the recoverable amount of the idle asset was less than its carrying amount. The Company recognized the above idle assets at fair value less costs to sell as their recoverable amount.

(11)	Business combinations and intangible assets Business combinations

A.

The Company, formerly “Innolux Display Corporation”, merged with TPO Displays Corporation and Chi Mei Optoelectronics Corporation on March 18, 2010. Innolux Display Corporation is the surviving company after the merger and was renamed as Chimei Innolux Corporation. The amount of goodwill generated from this merger was $17,096,628.

B.

The Company evaluated the impairment of recoverable amount of the goodwill at the reporting date and used the value in use as the basis for calculation of the recoverable amount. The value in use was calculated based on the estimated present value of future cash flows for the next five years, which was discounted at the discount rate of 1.9% and 2.3% for the six-month periods ended June 30, 2011 and 2012, respectively, to reflect the specific risks of the related cash generating units. The future cash flows were estimated based on the future revenue, gross profit and other operating costs each year. Based on the above evaluation, the Company did not recognize impairment loss on goodwill for the six-month periods ended June 30, 2011 and 2012.

Other intangible assets

C.	The following intangible assets resulted from the payment on the TFT-LCD related technology, technical license fees, developed technology and customer relationship.

	June 30,

	2011	2012

Loyalty	$2,576	$160,348
Patents	1,194,390	913,613
Developed technology	123,192	78,350
Customer relationship	50,783	23,050

	$1,370,941	$1,175,361

(12)	Short-term loans

	June 30,

	2011	2012

Credit loans	$55,790,066	$89,416,853
Secured loans	2,582,531	4,689,735
Less: Reclassified to Long-term loans	-	(7,321,385)

	$58,372,597	$86,785,203

Range of interest rates	0.73%~2.2%	0.76%~7.06%

Short-term loans are settled in accordance with the agreement signed with the bank group repayment schedule to be reclassified as long-term loans. For more information, please refer to Note 4(14).

(13)	Short-term bills payable

	June 30, 2011	June 30, 2012

Commercial bill payable	$9,950,000	$1,000,000
Less: discount on commercial bill payable	(3,752)	(781)

	$9,946,248	$999,219

Interest rate	0.66%~0.93%	1.38%~2.25%

(14) Long-term loans

	June 30, 2011
	Period	Amount
Syndicated bank loans:
Mega International Commercial Bank and 20 others - mortgaged syndicated bank loans	2008/11 ~ 2013/11	$21,241,930
Mega International Commercial Bank and 19 others - mortgaged syndicated bank loans	2010/05 ~ 2015/05	42,490,000
Mega International Commercial Bank and 11 others - mortgaged syndicated bank loans	2005/03 ~ 2012/03	1,400,000

	June 30, 2011
	Period	Amount
Chinatrust Commercial Bank and 9 others - mortgaged syndicated bank loans	2008/09 ~ 2013/08	$4,250,000
Bank of Taiwan and 34 others - mortgaged syndicated bank loans	2004/12 ~ 2011/12	540,403
Bank of Taiwan and 34 others - mortgaged syndicated bank loans	2004/12 ~ 2011/12	3,110,900
Chinatrust Commercial Bank and 31 other banks and financial institutions – mortgaged syndicated bank loans	2006/09 ~ 2012/07	1,331,795
Chinatrust Commercial Bank and 31 other banks and financial institutions - mortgaged syndicated bank loans	2006/06 ~ 2012/07	15,219,690
Bank of Taiwan and 18 others - mortgaged syndicated bank loans	2008/10 ~ 2013/11	4,384,872
Bank of Taiwan and 32 others - mortgaged syndicated bank loans	2006/11 ~ 2013/11	24,950,000
Bank of Taiwan and 20 others – mortgaged syndicated bank loans	2008/09 ~ 2015/02	35,121,152
Bank of Taiwan and 17 others - mortgaged syndicated bank loans	2010/03 ~ 2015/03	40,000,000
Bank of America and 11 others - secured syndicated bank loans	2009/06 ~ 2011/12	430,873
Bank of America and 15 others - secured syndicated bank loans	2007/06 ~ 2012/06	430,872
Bank of America and 14 others - secured syndicated bank loans	2007/04 ~ 2012/07	1,794,951
Bank of Taiwan and 12 others - secured syndicated bank loans	2011/05 ~ 2015/05	15,339,150
First Bank and 10 others - mortgaged syndicated bank loans	2008/07 ~ 2013/07	3,850,905
Non-guarantee commercial papers	2005/07 ~ 2012/10	4,947,840
Guarantee commercial papers	2010/12 ~ 2012/07	1,411,328
Credit loans	2009/08 ~ 2013/02	52,455,444
		$274,702,105
Less: administrative expenses from syndicated loans		(542,878)
Less: current portion		(67,557,671)
		$206,601,556
Range of interest rates		0.7784%~3.6938%

	June 30, 2012
	Period	Amount
Syndicated bank loans:
Mega International Commercial Bank and 19 others - mortgaged syndicated bank loans	2008/11 ~ 2016/11	$13,710,000
Mega International Commercial Bank and 18 others - mortgaged syndicated bank loans	2009/09 ~ 2016/11	3,412,296
Mega International Commercial Bank and 11 others - mortgaged syndicated bank loans	2005/03 ~ 2015/03	700,000

	June 30, 2012
	Period	Amount
Mega International Commercial Bank and 19 others - mortgaged syndicated bank loans	2010/05 ~ 2016/11	$48,000,000
Chinatrust Commercial Bank and 9 others - mortgaged syndicated bank loans	2008/09 ~ 2016/08	3,400,000
Chinatrust Commercial Bank and 12 other banks and financial institutions – mortgaged syndicated bank loans	2006/09 ~ 2015/07	923,564
Chinatrust Commercial Bank and 33 others banks and financial institutions – mortgaged syndicated bank loans	2006/06 ~ 2015/07	10,146,460
Bank of Taiwan and 32 others - mortgaged syndicated bank loans	2006/11 ~ 2016/11	19,960,000
Bank of Taiwan and 17 others - mortgaged syndicated bank loans	2008/10 ~ 2016/11	3,648,946
Bank of Taiwan and 20 others - mortgaged syndicated bank loans	2008/09 ~ 2016/08	30,731,008
Bank of Taiwan and 17 others - mortgaged syndicated bank loans	2010/03 ~ 2016/09	40,000,000
Mega International Commercial Bank and 15 others-mortgaged syndicated bank loans	2010/12 ~ 2015/12	2,890,000
Bank of Taiwan and 12 others – secured syndicated bank loans	2011/05 ~ 2016/05	15,955,920
First Bank and 11 others – mortgaged syndicated bank loans	2008/07 ~ 2013/07	1,758,905
Guarantee commercial papers	2012/05 ~ 2015/07	430,869
Credit loans	2009/09 ~ 2013/12	41,677,689
		$237,345,657
Less: administrative expenses from syndicated loans		(433,034)
Less: current portion		(26,609,395)
		$210,303,228
Range of interest rates		0.86%~3.6%

A.	Please refer to Note 6 for the information of assets pledged as collateral for long-term loans.

B.

The syndicated loan agreements specified that the Company shall maintain certain ratios on current ratio, liability ratio, interest coverage and tangible net equity, which were reviewed based on the Company’s annual consolidated financial statements audited by independent auditors. The current ratio and liability ratio on the Company’s 2011 consolidated financial statements did not meet the requirements prescribed in the agreements. Under the agreements, the syndicated banks may take actions, inclusive of (but not limited to) announcing that all outstanding principal, interest, fees and other accrued expenses payable to the syndicated banks in relation to the syndicated loan agreements shall be due immediately. Therefore, the Company reclassified the outstanding syndicated loans as of December 31, 2011 amounting to $174,306,299 (including administrative expenses charged by syndicated banks) to Long-term liabilities - current portion. As stated in Note 3, all creditor financial institutions have agreed to waive review of the Company’s financial ratios for 2012 and 2011 and also waive interest-rate penalty and default penalty that are required of the Company in case of violation of financial commitments. Accordingly, the above syndicated loans were reclassified as long-term as of June 30, 2012.

C.

In December 2011, the Company applied for the assistance of Ministry of Economic Affairs to negotiate the debt with the syndicated banks, in accordance with the “Procedures for the Assistance of Ministry of Economic Affairs in the Negotiation of Enterprise and Financial Institution relating to the Debt Issue”. The Ministry of Economic Affairs then appointed the largest creditor, Bank of Taiwan, as coordinator to convene a meeting on the debt renegotiation process. According to the resolution at the meeting convened on February 17, 2012, all financial institution creditors shall follow the resolutions once approved by the financial institutions representing more than two-thirds of the amount of total creditors’ right. On March 30, 2012, the resolutions made at the creditors and debtors negotiation meeting gained the approval of creditor financial institutions which totally owned two-thirds of total credit rights. Further, on April 5, 2012, the Company signed an “Agreed-upon Repayment Agreement” with all creditor financial institutions based on the framework of the creditors and debtors negotiation meeting’s resolutions. The major terms of the agreement are as follows:

a.

Medium and long-term syndicated loans
The medium and long-term syndicated loans that will be due between 2012 and 2014 will be extended for 2-3 years. Principal is repayable every year based on a fixed percentage; interest is charged at the original interest rate or at the original interest rate plus premium rate.

b.

Short and medium-term non-syndicated loans
The outstanding balances of the loans are renewed based on the original terms and all extended to December 31, 2013. Before maturity, the Company may apply for the extension of such loans for another year for each application with a maximum of two times of application with each bank. Interest is charged at the original interest rate plus premium rate and extension fee is charged at a fixed percentage.

c.

Credit lines of derivative financial instruments
At least two-thirds of the original credit lines of derivative financial instruments are renewed based on the original terms and all extended to December 31, 2013. Before maturity, the Company may apply for the extension of such credit lines for another year for each application with a maximum of two times of application to each bank. Extension fee is charged at a fixed percentage.

d.	Other matters

(a)

All financial institution creditors agreed to waive the review of the Company’s financial ratios for 2011 and 2012 and waive the interest-rate penalty and default penalty arising from the violation of financial commitments;

(b)

All financial institution creditors agreed to waive the agreement that the Company shall early repay whole or part of the loans as prescribed by the original agreements before the extension agreements were approved by all creditor financial institutions.

e.

The Company’s significant commitments The Company was committed to increase capital in certain amount of cash within 3 years and to focus on its main business activities and not to make investments out of its main business lines, except for equipment improvements or equipment additions for its main business. Further, the Company shall not apply for bankruptcy or reorganization during the period of negotiation for the extension of the due date of the Company’s debt.

(15)	Bonds payable

	June 30, 2011	June 30, 2012

Secured domestic bonds	$4,000,000	$4,000,000
Less: Domestic bonds payable within one year	-	(4,000,000)

	$4,000,000	$-

The bonds payable was acquired because of merger. The bonds payable was originally issued on December 26, 2008 for a period of four years and forty-four days (maturity date of February 8, 2013), at a coupon rate of 2.72%. From the issue date, interest payments are calculated by coupon rate annually; repayable in two equal installments on the fourth year and maturity date. For the six-month periods ended June 30, 2011 and 2012, the interest expense incurred from bonds payable was $53,953 and $56,934, respectively.

(16)	Income tax

	A.	Income tax expense and income tax payable were reconciled as follows:

	For the six-month periods ended June 30,

	2011	2012

Income tax benefit	($1,441,267)	($410,034)
Net changes in deferred income tax assets	2,127,676	575,218
Change in unrealized losses in financial assets	-	14,954
Change in unrealized gains from cash flow hedges	-	20,674
Prior year’s income tax payable	-	66,523
(Under) over provision of prior year’s income tax	(37,870)	56,171
Prepaid income tax and withholding tax	(455,903)	(94,050)
Effect of change in foreign currency exchange	44,486	906

Income tax payable, net	$237,122	$230,362

Income tax payable	$255,766	$237,118
Income tax refund receivable (shown as “other receivables”)	(18,644)	(6,756)

	$237,122	$230,362

B.	The deferred income tax assets and liabilities were as follows:

	June 30,

	2011	2012

Deferred income tax liabilities	($1,118,508)	($825,115)
Deferred income tax assets	38,700,847	49,883,313
Valuation allowance	(26,627,369)	(33,174,358)

	$10,954,970	$15,883,840

C.	The temporary differences, unused investment tax credits and related amounts of deferred income tax assets and liabilities were as follows:

	June 30,

	2011		2012

	Amount	Tax effect	Amount	Tax effect

Current items:

Allowance for scrap, obsolescence and price decline	$1,796,011	$306,425	$1,180,743	$200,726
Unrealized gross profit	(5,415)	(921)	(502,385)	(85,405)
Allowance for doubtful accounts	50,605	8,603	50,054	8,509
Accrued loyalty and estimated warranty	1,329,815	226,069	677,131	115,112
Allowance for sales returns and discounts	319,817	54,369	724,669	123,194
Unrealized exchange (gain) loss	(798,690)	(135,777)	1,293,465	219,889
Unrealized valuation loss (gain) on financial assets and liabilities	710,609	120,803	(1,581,975)	(268,936)
Loss carryforwards	18,444,967	3,135,644	22,756,984	3,868,687
Investment tax credits		3,158,100		8,537,898
Others	76,483	36,429	57,841	31,503

		6,909,744		12,751,177

Less: Valuation allowance - current		(5,236,321)		(12,406,585)

		$1,673,423		$344,592

	June 30,

	2011		2012

	Amount	Tax effect	Amount	Tax effect

Non-current items:

Unrealized gain on investments	($4,349,249)	($739,372)	$-	$-
Difference from accounting base and tax base of depreciation	-	-	11,814,886	2,969,862
Unrealized loss on financial assets	-	-	2,053,608	349,113
Reverse prior year expense	-	-	891,418	252,491
Difference from Accounting base and tax base of goodwill	(1,426,105)	(242,438)	(2,565,880)	(436,200)
Impairment loss on assets	45,516	7,738	381,356	64,831
Loss carryforwards	113,196,938	19,243,479	173,101,759	29,602,014
Investment tax credits		12,085,230		3,539,484
Others	785,593	317,958	(191,493)	(34,574)

		30,672,595		36,307,021

Less: Valuation allowance - non-current		(21,391,048)		(20,767,773)

		$9,281,547		$15,539,248

D.	As of June 30, 2012, the unused investment tax credits are as follows:

Period	Details of tax credit	Amount	Year of expiry

2008	Tax credits for research and development	$917,678	2012
2009	Tax credits for research and development	789,648	2013
2008	Acquisition of equipment or technology	4,907,500	2012
2009	Acquisition of equipment or technology	254,762	2013
2010	Acquisition of equipment or technology	544,670	2014
2011	Acquisition of equipment or technology	668	2015
2008	Tax credits for training	11,020	2012
2009	Tax credits for training	3,319	2013
2008	Tax credits for investment in barren area	2,754,467	2012
2009	Tax credits for investment in barren area	1,893,650	2013

		$12,077,382

E.	As of June 30, 2012, the unused loss carryforwards are as follows:

Year in which loss was incurred	Unused loss carryforwards	Amount	Year of expiry

2003	$3,587,762	$609,919	2008
2004	3,424,759	582,209	2009
2005	3,971,350	675,129	2010
2006	7,461,096	1,268,386	2011
2007	4,312,017	733,043	2012
2008	6,304,455	1,071,757	2013
2009	51,458,244	8,777,862	2014~2019
2010	23,260,174	3,967,256	2015~2020
2011	65,105,441	11,083,415	2016~2021
2012	26,973,445	4,701,725	2022

	$195,858,743	$33,470,701

F.

The investment tax credits and loss carryforwards listed in items D and E included those acquired but not utilized from surviving and acquired companies. In accordance with Article 38 of Business Mergers and Acquisitions Act, Chimei Innolux Corporation shall deduct the loss carryforwards, which were not subtracted before the merger, of all participating companies for the last five years from the net income of each year within the 5 years since the loss fiscal year. The amount of deduction was calculated in proportion to the equity held by each participating company to the total equity after the merger.

	G.	The Company is exempt from corporate income tax on certain income from the design, research, development, manufacture and sale of TFT-LCD and Color Filter from 2008 to 2015.

	H.	As of June 30, 2012, the Company’s income tax returns through 2009 have been assessed and approved by the Tax Authority.

I.

The Company’s indirectly-owned subsidiaries, Innocom Technology (Shenzhen) Ltd., Ningbo Chi Mei Optoelectronics Ltd., Nanhai Chi Mei Optoelectronics Ltd., are foreign-invested manufacturing enterprises established in the People’s Republic of China (the “PRC”) . Under the PRC tax regulations, their corporate income tax shall be levied at the rate of 18% to 25%, and they are exempt from corporate income tax for the first and second profit-making years and are subject to a 50% reduction of corporate income tax from the third through fifth profit-making years. These subsidiaries can use investment tax credits on domestic produced equipment for the first profit-making year.

(17)	Retirement plan

A.

The Company has established a defined benefit pension plan in accordance with the Labor Standards Law, covering all regular employees for services provided prior to July 1, 2005, and employees who choose to remain in the benefit pension plan subsequent to the enforcement of the Labor Pension Act on July 1, 2005. The Company contributes monthly an amount equal to 2% of the employees’ monthly salaries and wages to the retirement fund deposited with Bank of Taiwan, the trustee, under the name of the independent retirement fund committee. The pension expenses under this plan amounted to $18,896 and $13,559 for the six-month periods ended June 30, 2011 and 2012, respectively. The fund balance with Bank of Taiwan was $1,240,788 and $1,352,037 as of June 30, 2011 and 2012, respectively.

	B.	In accordance with the Labor Pension Act, enacted July, 2005, the Company has a defined contribution employee retirement plan covering all domestic employees. The Company contributes monthly an amount based on 6% of employees’ monthly salaries and wages to the employees’ personal pension accounts with the Bureau of Labor Insurance. Employees may choose to receive pension on a monthly basis or as lump sum payment upon retirement determined based on the account balance plus accumulated investment gains. The pension expenses under this plan amounted to $369,996 and $365,723 for the six-month periods ended June 30, 2011 and 2012, respectively.

C.

The subsidiaries in Mainland China have defined contribution pension plans and contribute an amount monthly based on 10%~11% of employees’ monthly salaries and wages to an independent fund administered by a government agency. The plan is administered by the government of Mainland China and the subsidiaries do not have any further obligation beyond its monthly contribution. The pension expenses under this plan amounted to $371,508 and $517,857 for the six-month periods ended June 30, 2011 and 2012, respectively.

D.

As of June 30, 2011 and 2012, the subsidiaries which participated in defined contribution pension plans recognized pension costs according to the respective local laws for retirement plan. Pension expenses in the amount of $78,924 and $61,880 were recognized for the six-month periods ended June 30, 2011 and 2012, respectively.

(18)	Common stock

A.

As of June 30, 2012, the Company’s authorized and outstanding capital were $110,000,000 (including 500 million shares reserved for stock options) and $73,129,708, respectively, with a par value of $10 per share.

B.

The stockholders at the stockholders’ meeting on January 6, 2010 approved the merger of the Company with other companies by share conversion, with the Company as the surviving company. The Company issued 4,046,382,000 new shares according to the merger contract. Please refer to Note 4(10) for information on merger.

C.

The new stocks, which were issued due to the merger, include the common stock issued by the acquired companies in May and December, 2006 through private replacement. The issuance of 570,929,000 stocks was determined based on the exchange ratio in the merger contract. The rights and obligations of the private common shares are the same as other issued common shares, except for the transferring restriction under R.O.C. Securities and Exchange Act and the listing restriction that no public listing will be allowed within three years since the day of issuance and only if the Company completes the application to publicly issued shares. The aforementioned private common shares have not been publicly issued as of June 30, 2012.

D.

For the six-month periods ended June 30, 2011 and 2012, the Company issued common stock of 100,000 and 0 shares, respectively, which was shown as “Stock subscriptions received in advance” amounting to $1,000 and $0, respectively.

E.

In accordance with the Board of Directors’ resolution in August 2007, the Company decided to issue 300 million shares of common stock for cash, including 149,967,500 units of global depository receipts (GDRs), which represent 299,935,000 shares of common stock with a unit of GDRs representing 2 shares of common stock. Per unit was issued at premium of US$9.02 (in dollars). As of June 30, 2012, there are 244,712,000 units outstanding, representing 489,426,000 shares of common stocks.

F.

On June 25, 2012, the board of directors of the Company resolved to increase capital by issuing 600 million new shares of stock. This capital increase had been approved by Financial Supervisory Commission in July, 2012.

	G.	As authorized by the stockholders at the stockholders’ meeting in June, 2012, the board of directors of the Company resolved on July 18, 2012 to issue global depositary receipts totaling $16,250,000.

(19)	Share-based payment-employee compensation plan

	A.	As of June 30, 2012, the Company’s share-based payment transactions are set forth below:

Type of arrangement	Grant date	Quantity granted (in thousand units)	Contract period	Vesting conditions

Employee stock options	2005.09.21	12,000	6 years	Notes A,C
Employee stock options	2007.12.20	25,000	6 years	Note B
Employee stock options	2010.05.13	20,000	5 years	Note A
Employee stock options	2011.05.19	50,000	5 years	Note A

Note A:

The employees may exercise the stock options in installment based on 30%, 30% and 40% of total options granted on completion of the specified year(s) of service (one to four years) from the grant date.

Note B:

The employees may exercise the stock options in installment based on 40%, 30% and 30% of total options granted on completion of the specified years of service (three to five years) from the grant date.

Note C:	The employee stock options had already expired.

Note D:	The fair value of employee stock options which were granted on May 13, 2010 and May 19, 2011 was estimated using the Black-Scholes option pricing model. The information is as follows:

Type of arrangement	Grant date	Price (in dollars)	Strike price (in dollars)	Expected volatility (%)	Expected duration (month)	Expected dividend yield (%)	Risk-free interest rate (%)	Fair value per unit

Employee stock options	2011.05.19	26.70	26.70	35.67	48.6	0	1.00	7.31~ 8.32

B.	Employee stock options acquired because of merger

	a.	Details:

Type of arrangement	Grant date	Quantity granted (in thousand units)	Contract period	Vesting conditions

Employee stock options	2006.04.01	17	5 years	Notes 2,4
Employee stock options	2007.12.27	120	5 years	Note 2
Employee stock options	2009.09.30	24,819	5 years	Note 2
Employee stock options	2006.07.19	11 (Note 1)	6 years	Note 3
Employee stock options	2007.07.02	21 (Note 1)	6 years	Note 3
Employee stock options	2007.12.27	2 (Note 1)	6 years	Note 3

1.	Each unit of stock option can subscribe for 1,000 shares of common stock

2.	The employees may exercise the stock options in installment based on 50% and 50% of total options granted on completion of the specified years of service (two to three years) from the grant date.

3.	The employees may exercise the stock options in installment based on 25%, 25%, 25% and 25% of total options granted on completion of the specified years of service (two to five years) from the grant date.

	4.	The employee stock options had already expired.

	5.	The units of employee stock options above were adjusted by share conversion rate.

b.

For the employee stock options assumed by the Company due to merger, the cost after calculation attributable to acquisition cost (equal amount was recognized as capital reserve - employee stock options under stockholders’ equity) and attributable to compensation cost over the remaining vesting period after the merger were $310,999 and $453,371, respectively.

c.	The fair value of employee stock options was estimated using the Hull & White (2002) Enhanced FASB 123 of the aforementioned binomial model. The information was as follows:

Type of arrangement	Grant date	Price (in dollars)	Strike price (in dollars)	Expected volatility (%)	Expected duration (month)	Expected dividend yield (%)	Risk-free interest rate (%)	Fair value per unit

Employee stock options	2006.04.01	51.60	91.20	45.10	24.34	0.61	0.82	0.62
Employee stock options	2007.12.27	51.60	64.00	45.10	36.30	0.61	0.82	2.66~ 2.8
Employee stock options	2009.09.30	51.60	39.20	45.10	36.78	0.61	0.82	3.57~ 4.14
Employee stock options	2006.07.19	51.60	55.21	45.10	12.04	0.61	0.82	4.64~ 4.77
Employee stock options	2007.07.02	51.60	67.53	45.10	24.78	0.61	0.82	4.23~ 4.41
Employee stock options	2007.12.27	51.60	80.63	45.10	48.54	0.61	0.82	3.65~ 3.82

C.	For the six-month periods ended June 30, 2011 and 2012, details of the employee stock option plan were as follows:

	For the six-month period ended June 30, 2011
Stock Options	Quantity (in thousand units)	Weighted average exercise price (in dollars)	Range of exercise price (in dollars)	Weighted average remaining vesting period	Weighted average stock price of stock options at exercise date

Outstanding options at the beginning of the period	72,814	$56.48
Options granted	50,000	26.70
Options exercised	(230)	10.00			$29.66
Options expired	(17)	10.00

Outstanding options at the end of the period	122,567	48.61	$10.00	0.25 year

			$66.80	2.5 years
			$26.70	4.97 years
			$39.2~80.63	3.88 years
Exercisable options at the end of the period	12,734	59.95

	For the six-month period ended June 30, 2012

Stock Options	Quantity (in thousand units)	Weighted average exercise price (in dollars)	Range of exercise price (in dollars)	Weighted average remaining vesting period	Weighted average stock price of stock options at exercise date

Outstanding options at the beginning of the period	119,973	$56.48
Options granted	-	-
Options exercised	-	-			$13.54
Options expired	-	-

Outstanding options at the end of the period	119,973	45.29	$66.80	1.5 years

			$26.70	3.89 years
			$39.2~80.63	2.88 years

Exercisable options at the end of the period	36,058	57.47

D.	As of June 30, 2011 and 2012, the expenses incurred from share-based payment arrangement were $171,480 and $154,919, respectively.

E.

The following sets forth the pro forma consolidated net loss and loss per share based on the assumption that the compensation cost is accounted for using the fair value method for the stock options granted before the effectiveness of R.O.C. SFAS No. 39, “Accounting for Share-based Payment” which are all the stock options listed in Note 4 (19) A, except for those granted on May 19, 2011 and May 13, 2010.

		For the six-month periods ended June 30,

		2011	2012

Consolidated net loss	Net loss as reported	($27,190,593)	($22,330,758)

	Pro forma net loss	($27,273,618)	($22,367,658)

Basic loss per share	Basic LPS as reported	($3.72)	($3.05)

(LPS)	Pro forma basic LPS	($3.73)	($3.06)

(20)	Capital reserve

A.

Pursuant to the R.O.C. Company Law, capital reserve arising from paid-in capital in excess of par value on issuance of common stocks and donations can be used to cover accumulated deficit or to issue new stocks or cash to shareholders in proportion to their share ownership, provided that the Company has no accumulated deficit. Further, the R.O.C. Securities and Exchange Law requires that the amount of capital reserve to be capitalized mentioned above should not exceed 10% of the paid-in capital each year. Accumulated deficit shall be first covered by retained earnings before capital reserve can be used to cover any accumulated deficit.

	B.	Please refer to Note 4(19) for employee stock options information.

(21)	Retained earnings

	A.	In accordance with the Company’s Articles of Incorporation, net income must be distributed in the following order:

		a.	to pay all tax accruals and payables arising from the current year and to cover prior years’ losses, if any;

		b.	as legal reserve equal to 10% of net income after tax and distribution pursuant to clause (a);

		c.	as any other legally required reserve;

		d.	to pay dividends on preferred shares;

		e.	to pay bonuses to employees not less than 5% of net income after tax and distribution pursuant to clauses a. to d.; and

f.

the remaining amount, if any, shall be distributed pursuant to the proposal of the Board of Directors in accordance with the Company’s dividend policy and to the resolution approved at the stockholders’ meeting, of which 0.1% should be paid as remuneration to directors and supervisors and the remaining amount as dividends to stockholders.

Dividends may be distributed in the form of cash or shares, or a combination of both; provided, however, that dividends distributed in respect of any fiscal year in the form of shares shall not exceed two-thirds of total dividends to stockholders.

B.

Except for covering accumulated deficit or issuing new stocks or cash to shareholders in proportion to their share ownership, the legal reserve shall not be used for any other purpose. The use of legal reserve for the issuance of stocks or cash to shareholders in proportion to their share ownership is permitted, provided that the balance of the reserve exceeds 25% of the Company’s paid-in capital.

C.

The Board of Directors proposed to cover accumulated deficit as of December 31, 2011 and 2010 with the proposal approved by the stockholders in March 2012 and June 2011, respectively. It was resolved not to distribute dividends and accrue employees’ bonus and directors’ and supervisors’ remuneration. The Company intended to cover accumulated deficit as of December 31, 2011 by using additional paid-in capital in excess of par - common stock amounting to $71,983,820.

	D.	As of December 31, 2011, the Company had an accumulated deficit, so the Company did not have an additional 10% tax which was levied on the undistributed reserve.

	E.	Information related to the Imputation Tax System as of and for the six-month periods ended June 30, 2011 and 2012 is as follows:

	June 30,

	2011	2012

Balance of the tax credit account	$1,030,506	$1,039,303

The stockholders during the stockholders’ meeting approved not to distribute dividends for the year 2012, so there was no creditable tax rate for 2011. The Company had no undistributed earnings for the six-month period ended June 30, 2012 due to accumulated deficit, so there was no estimated creditable tax rate for 2012.

(22)	Treasury stocks

	A.	Change in treasury stocks for the six-month period ended June 30, 2011:

	For the six-month period ended June 30, 2011

	Number of shares (in thousands)

Reason for reacquisition	Beginning	Increase	Decrease	Ending	Amount

The stocks of the Company held by subsidiaries, transferred from long-term equity investments	389	-	(389)	-	$-

B.

Stocks held by subsidiaries of the Company are treated as treasury stock. The treasury stocks held by the subsidiaries wherein the Company’s ownership is more than 50% cannot participate in the issuance of common stock in cash and have no right to vote. The remaining rights held by subsidiaries were equal to those held by common stockholders.

C.

Contrel Technology Co., Ltd. reelected its directors during the Shareholders’ meeting in June 2011, and the new representative of the Company was not anymore designated as the general manager. Accordingly, the stock was not considered as treasury stock.

(23)	Loss per common share

	For the six-month period ended June 30, 2011

	Amount		Number of shares (in thousands)	Loss per common share

	Before tax	After tax		Before tax	After tax

Basic loss per share:
Consolidated net loss	($28,494,400)	($27,053,133)	7,312,420	($3.90)	($3.70)
Minority interest	(141,211)	(137,460)		(0.02)	(0.02)

Shareholders of the parent	($28,635,611)	($27,190,593)		($3.92)	($3.72)

	For the six-month period ended June 30, 2012

	Amount		Number of shares (in thousands)	Earnings per common share

	Before tax	After tax		Before tax	After tax

Basic loss per share:
Consolidated net loss	($23,008,557)	($22,598,523)	7,312,971	($3.15)	($3.09)
Minority interest	265,044	267,765		0.04	0.04

Shareholders of the parent	($22,743,513)	($22,330,758)		($3.11)	($3.05)

As employee stock options had anti-dilutive effect for the six-month period ended June 30, 2012, these were not included in the calculation of loss per share.

(24)	Personnel, depreciation and amortization expenses

	For the six-month period ended June 30, 2011

	Operating costs	Operating expenses	Non-operating expenses (Note)	Total

Personnel expenses
Salaries	$11,923,372	$3,114,052	$-	$15,037,424
Labor and health insurance	936,139	279,448	-	1,215,587
Pension	602,961	236,362	-	839,323
Others	656,947	273,695	-	930,642

	$14,119,419	$3,903,557	$-	$18,022,976

Depreciation	$46,810,535	$925,127	$189,877	$47,925,539

Amortization	$1,303,761	$1,785,108	-	$3,088,869

	For the six-month period ended June 30, 2011

	Operating costs	Operating expenses	Non-operating expenses (Note)	Total

Personnel expenses
Salaries	$13,154,677	$2,917,332	$-	$16,072,009
Labor and health insurance	742,151	238,398	-	980,549
Pension	792,110	166,909	-	959,019
Others	713,656	325,149	-	1,038,805

	$15,402,594	$3,647,788	$-	$19,050,382

Depreciation	$40,847,090	$789,439	$41,633	$41,678,162

Amortization	$1,199,019	$1,428,673	-	$2,627,692

Note: Non-operating expenses pertain to depreciation of rental and idle assets.

5.	RELATED PARTY TRANSACTIONS

(1)	Names of related parties and their relationship with the Company

Names of related parties	Relationship with the Company

Hon Hai Precision Industry Co., Ltd. and subsidiaries (Hon Hai and subsidiaries)	Same major stockholder
Advanced Optoelectronic Technology Inc. (Advanced)	The subsidiary of the Company is a corporate director of Advanced
Leadtek Global Group Limited (LGG)	Subsidiary
Ningbo Chi Mei Optoelectronics Ltd. (NBCMO)	An indirect wholly-owned subsidiary
Nanhai Chi Mei Optoelectronics Ltd. (NHCMO)	An indirect wholly-owned subsidiary
TPO Displays Shanghai Ltd. (TPO Shanghai)	An indirect wholly-owned subsidiary
Chi Mei Corporation and subsidiaries (CMC and subsidiaries)	A company accounted for by the Company and its subsidiaries under equity method

Except for those transactions with the above related parties, there were no material transactions between the other related parties for the six-month periods ended June 30, 2011 and 2012.

(2)	Significant transactions and balances with related parties

A.	Sales

	For the six-month periods ended June 30,

	2011		2012

	Amount	% of net sales	Amount	% of net sales

CMC and subsidiaries	$14,392,885	6	$10,769,196	5
Hon Hai and subsidiaries	8,025,709	3	14,458,332	6
Others	835,588	-	1,382	-

	$23,254,182	9	$25,228,910	11

Sales prices charged to related parties were similar to non-related party transactions. The collection period was 30~120 days upon delivery or on a monthly-closing basis to related parties, and 30~90 days to non-related parties.

B.	Purchases

	For the six-month periods ended June 30,

	2011		2012

	Amount	% of net purchases	Amount	% of net purchases

CMC and subsidiaries	$16,132,406	6	$15,715,805	7
Hon Hai and subsidiaries	6,351,747	2	8,380,909	4
Advanced	883,576	-	1,073,466	-
Others	2,011,167	-	1,627,637	1

	$25,378,896	8	$26,797,817	12

There was no similar transaction to compare with, and the transaction terms were decided by negotiation or at market prices. The payment term was 30~120 days to related parties after delivery, and 30~180 days to non-related party after delivery or on a monthly-closing basis.

C.	Processing costs

	For the six-month periods ended June 30,

	2011		2012

	Amount	Accrued expenses	Amount	Accrued expenses

Hon Hai and subsidiaries	$999,868	$905,642	$1,382,070	$1,152,134

The Group subcontracted the processing of products of Hon Hai and subsidiaries in Mainland China. The processing fees were mainly charged based on cost plus method.

D.	Accounts receivable

	June 30,

	2011		2012

	Amount	% of total accounts receivable	Amount	% of total accounts receivable

CMC and subsidiaries	$6,210,191	9	$3,352,877	5
Hon Hai and subsidiaries	3,309,034	5	12,342,086	19
Others	713,053	-	294,535	-

	$10,232,278	14	$15,989,498	24

E.	Accounts payable

	June 30,

	2011		2012

	Amount	% of total accounts payable	Amount	% of total accounts payable

CMC and subsidiaries	$9,140,144	8	$11,833,702	11
Hon Hai and subsidiaries	3,464,209	3	4,891,751	5
Advanced	382,660	-	791,548	1
Others	2,018,355	3	1,029,633	1

	$15,005,368	14	$18,546,634	18

F.	Property transactions

	For the six-month period ended June 30, 2011

	Acquisition of property, plant and equipment	Payable shown as “equipment payable”

CMC and subsidiaries	$127,252	$596
Hon Hai and subsidiaries	214,798	2,230
Others	2,408	100,993

	$344,458	$103,819

	For the six-month period ended June 30, 2012

	Acquisition of property, plant and equipment	Payable shown as “equipment payable”

CMC and subsidiaries	$21,170	$102,600
Hon Hai and subsidiaries	60,825	2,548
Others	100,510	107,959

	$182,505	$213,107

G.	Endorsements and guarantees

The total balance of the Company’s endorsements and guarantees for the secured loan as of June 30, 2011 and 2012 were shown below.

	June 30, 2011	June 30, 2012

Leadtek Global Group Limited	$15,339,150	$15,955,920
Ningbo Chi Mei Optoelectronics Ltd.	5,170,500	-
Nanhai Chi Mei Optoelectronics Ltd.	7,181,250	-
TPO Displays Shanghai Ltd.	287,250	-

	$27,978,150	$15,955,920

6.	PLEDGED ASSETS

As of June 30, 2011 and 2012, the assets pledged were as follows:

		Book value, June 30,

Assets	Purpose of collateral	2011	2012

Other financial assets-current Saving deposits	Mortgaged syndicated bank loans	$-	$3,053,159
Time deposits	Performance guarantee of lease payable of land	-	17,378
Refundable deposits	Guarantee to United States District Court for litigation	-	3,294,966
Pledged time deposits	Tariff guarantee and pledged for short-term loan	2,295,513	4,354,280
Property, plant, and equipment	Pledged for long-term loan and performance guarantee of lease payable	229,502,580	175,835,948
Deferred expenses-line and hydropower construction	Pledged for long-term loan	249,871	65,515
Other financial assets - non-current
Refundable deposits	Guarantee to European Commission for litigation	12,489,000	11,268,000
Refundable deposits	Guarantee to United States District Court for litigation	-	557,957
Refundable deposits	Tariff guarantee plan	-	300

		$244,536,964	$198,447,503

7.	COMMITMENTS AND CONTINGENT LIABILITIES

Except for the guarantees to certain subsidiaries, the Company had other commitments and contingent liabilities as follows:

Significant Commitments

(1)

As of June 30, 2012, the future minimum lease payments required to be made by the Company for land and factories in the Zhunan Science Industrial Park and the Tainan Science Industrial Park were as follows:

Amount

2012.07.01 ~ 2013.06.30	$418,815
2013.07.01 ~ 2017.06.30	1,675,260
After 2017.07.01	2,211,724

$4,305,799

(2)	As of June 30, 2012, the future minimum lease payments required to be made by the Group for land, office and warehouse leases were as follows:

Amount

2012.07.01 ~ 2013.06.30	$75,063
2013.07.01 ~ 2017.06.30	276,689
After 2017.07.01	48,468

$400,220

(3)	As of June 30, 2012, the total amount of contracts for machinery and equipment and building construction was $32,473,482, of which $11,547,995 remains unpaid.

(4)	As of June 30, 2012, the total outstanding letters of credit for the purchase of property, plant and equipment was $1,094,781.

Significant Litigations

(1)

On February 2, 2007, the Company was named as defendant in a lawsuit filed by Anvik Company, alleging that the Company had infringed upon Anvik’s patent of TFT-LCD panels produced by the machines purchased from Nikon Company. On April 4, 2012, the judge rendered judgment citing that the Company did not infringe on Anvik’s patent right. However, Anvik had appealed the decision with the Supreme Court. The litigation will not infringe the Company to produce products using the machines purchased from Nikon Company.

(2)

Mondis filed a lawsuit with the United States District Court of the Eastern District of Texas against the Company on December 31, 2007, and January 15, 2009, alleging infringement, among others, of its patent on liquid crystal display and claimed damages for its losses. The court date of the lawsuit was set on June 17, 2011. On June 27, 2011, the jury found that the Company had infringed upon partial patent rights in the lawsuit and should indemnify Mondis US$15 million for the infringement. The judge of the first instance ruled that the Company has to pay US$15 million to Mondis on September 30, 2011. In April, 2012, the judge rendered a judgment that the Company must pay Mondis US$2,000,000 and certain percentage of royalties for the goods to be delivered in the future. The Company had appealed in June, 2012. Further, Mondis filed a patent lawsuit against the Company with United States International Trade Commission in January, 2012. This case shall not have significant impact on the Company’s business and finance in the short term.

(3)

Plasma Physic and Solar Physics filed a lawsuit against the Company and its subsidiary on April 18, 2008, alleging infringement, among others, of their patents on liquid crystal displays used in the Company and its subsidiary’s products. On December 10, 2010, the jury rendered a verdict that the Company infringed upon two partial patent rights in the lawsuit and should indemnify Plasma US$10,750 thousand for the infringement. However, the judge on the first trial still has to make the final decision on the indemnity based on the jury’s ruling amount. As of the financial reporting date, the final decision has not yet been issued. The Company expects that its normal shipments would not be affected.

(4)

Chi Mei Optoelectronics Corporation (the “CMO”), Chi Mei Optoelectronics Japan Co., Ltd., Chi Mei Optoelectronics UK Ltd., Chi Mei Optoelectronics Europe B.V. and Chi Mei Optoelectronics USA Inc. were investigated under the Anti-Trust competition by the Department of Justice in the U.S. Since then, certain state governments in the U.S. and the government of Europe, Brazil and Korea also filed the investigation. In addition, in the U.S. and Canada, some of the downstream clients of TFT-LCD industries and ultimate customers filed claims for damages of over-charging the products due to jointly monopolizing and manipulating the market price, individually or as a class action against Chi Mei Optoelectronics Corporation and Chi Mei Optoelectronics USA Inc. Regarding the above lawsuits, the Company had reached an agreement with the United States Department of Justice in December 2009, agreeing to pay penalties of US$220 million in installment over five years. As of June 30, 2012, the unpaid penalties amounted to $3,256,920 (shown as “Other payables - others” and “Other liabilities - others”).

In December 2011, the Company received a notice from the European Commission, requesting the Company to pay penalty of EUR 300 million to the account as specified by the European Commission within three months upon receipt of the notice. The Company appealed this case with the Court of Justice of the European Union in February 2011 and deposited EUR 300 million to the above account on March 14, 2011. The principal and interest accrued in this account will be refunded to the Company depending on the final outcome on this case.

As to the class suit of the U.S. direct purchasers, the Company reached an out-of-court settlement with the plaintiffs, agreeing to pay the plaintiffs US$78 million. The settlement agreement was approved by the United States District Court for the Northern District of California in December 2011.

As to the class suit of the U.S. indirect purchasers, the Company reached an out-of-court settlement with the indirect purchaser plaintiffs and eight State Governments in November 2011, agreeing to pay the indirect purchaser plaintiffs and eight State Governments of US$110,273 thousand and US$5,738 thousand, respectively. The settlement agreement was presented to the United States District Court for the Northern District of California in December 2011. The United States District Court for the Northern District of California has held a hearing in May 2012, and determines the settlement agreement will be approved in July 2012.

In December 2011, the Company received a notice from the Korean Fair Trade Commission, requesting the Company to deposit the penalty around NT$41,500 thousand into the account designated. The Company put forth an opposition to this request in December 2011. The Company has deposited the penalty into the account designated in February 2012. Other than the statements above, the Company was unable to evaluate the final results of those cases as of June 30, 2012.

(5)

In December 2006, L.G. Display Co., Ltd. (formerly L.G. Philips LCD Co., Ltd., the “LGD”) filed a patent infringement lawsuit against CMO and other companies in the same industry with the United States District Court for the District of Delaware, alleging that CMO and the other companies infringed LGD’s patent relating to several products. On May 4, 2007, CMO filed a patent infringement lawsuit against LGD and its subsidiary L.G. Display America, Inc. (formerly L.G. Philips LCD America, Inc.)(the “LGDA”), in the United States District Court for the Eastern District of Texas. CMO alleged that LGD and LGDA purposely infringed some of the Company’s patents on TFT-LCD. The Company reached an out-of-court settlement in July, 2012.

(6)

On September 8, 2008, Apeldyn Corporation sued the Company alleging infringement of patents of its products with the United States District Court for the District of Delaware. On November 15, 2011, the Court ruled that the Company did not infringe Apeldyn’s patent.

(7)

Mondis filed a lawsuit with the Düsseldorf District Court (the “Court”) in Germany against the Company on May 8, 2009, alleging infringement, among others, of its patent on liquid crystal display and claiming damages for its losses. The Company appointed external attorneys in this area tending to this case and successfully defend Mondis’ assertion. Therefore Mondis was going to appeal to a higher court. The Company did not expect that the lawsuit would have a material impact on the Company’s financial position or results of operations in the short term.

(8)

Thomson Licensing SAS. filed a lawsuit with the United States District for the District of Delaware on July 23, 2010, alleging infringement of its patent. Since the complainant also filed a lawsuit with the United States International Trade Commission (the “USITC”), the judge decided to suspend the litigation procedure and the Company was currently waiting for the verdict by the USITC.

(9)

Thomson Licensing SAS. filed a lawsuit with USITC on August 27, 2010, alleging infringement of its patent. A court meeting was held in September 2011, and the USITC ruled that the Company did not infringe Thomson’s patent. The Company did not expect that the lawsuit will have a material adverse effect on the Company’s financial position or results of operations. The shipments of the Company would not have a material adverse effect at this time.

(10)

Erdos Displays, LLC and Eidos III, LLC filed a lawsuit with the United States District Court for the District of East Texas on April 25, 2011, alleging infringement of its patent. The lawsuit was in the litigation procedure and the Company expects a judgment in January 2014. The Company does not expect that the lawsuit the Company expects a material adverse effect on the Company’s financial position or results of operations in the short term.

(11)

In January 2012, Semiconductor Energy Laboratory Co., Ltd. (a Japan company) filed a lawsuit with the US District Court for the Central District of California against the Company and other companies, alleging the infringement of its six U.S. patents. The Company appointed external attorneys tending to this case and will make a response to this case toward the U.S. District Court for the Central District of California by the end of April 2012. As the case is still in the initial investigation procedures; the Company does not expect the case to affect the Company’s business and finances in the short term.

8.	SIGNIFICANT CATASTROPHE

None.

9.	SUBSEQUENT EVENTS

Please refer to Notes 4 (18), 6, and 7.

10.	OTHERS

(1) Fair value of financial instruments

	June 30, 2011

		Fair value

	Book value	Quotations in an active market	Estimated using a valuation technique	Description

Non-derivative financial instruments
Assets
Financial assets with fair value equal to book value	$152,401,103	$-	$152,401,103	A
Financial assets at fair value through profit or loss – non-current	192,890	-	192,890	F
Available-for-sale financial assets	8,972,747	5,799,326	3,173,421	E
Financial assets carried at cost - non-current	1,261,983	-	-	G
Other financial assets - non-current	12,490,100	-	12,436,623	B
Refundable deposits	76,220	-	75,894	B
Liabilities
Financial liabilities with fair value equal to book value	265,622,913	-	265,622,913	A
Bonds payable	4,000,000	-	4,094,577	I
Long-term loans	206,601,556	-	206,601,556	C
Lease payable	3,950,000	-	3,950,000	I
Guarantee deposits received	63,557	-	63,285	B

	June 30, 2011

		Fair value

	Book value	Quotations in an active market	Estimated using a valuation technique	Description

Derivative financial instruments
Assets
Forward exchange contracts	$150,649	$-	$150,649	D
Liabilities:
Forward exchange contracts	88,765	-	88,765	D
Interest rate swap contract	303,920	-	303,920	D
Cross currency swap contract	817,684	-	817,684	D
Off-balance-sheet financial instruments
Endorsements and guarantees	27,978,150	-	27,978,150	J

	June 30, 2012

		Fair value

	Book value	Quotations in an active market	Estimated using a valuation technique	Description

Non-derivative financial instruments
Assets
Financial assets with fair value equal to book value	$145,574,899	$-	$145,574,899	A
Financial assets at fair value through profit or loss – non-current	197,096	-	197,096	F
Available-for-sale financial assets	4,625,563	4,625,563	-	E
Financial assets carried at cost - non-current	1,444,506	-	-	G
Other financial assets - non-current	11,826,257	-	11,766,249	B
Refundable deposits	78,817	-	78,417	B
Liabilities
Financial liabilities with fair value equal to book value	245,895,052	-	245,895,052	A
Long-term loans	210,303,228	-	210,303,228	C
Lease payable	1,970,000	-	1,970,000	I
Guarantee deposits received	85,408	-	84,975	B
Derivative financial instruments
Assets
Forward exchange contracts	1,157,455	-	1,157,455	D
Liabilities:
Forward exchange contracts	81,234	-	81,234	D
Interest rate swap contract	183,623	-	183,623	D
Cross currency swap contract	364,372	-	364,372	D
Off-balance-sheet financial instruments
Endorsements and guarantees	15,955,920	-	15,955,920	J

The methods and assumptions used to estimate the fair values of the above financial instruments are summarized below:

A.

For short-term instruments, the fair values were determined based on their carrying values, not based on quotations in an active market nor estimated using a valuation technique because of the short maturities of the instruments. This method was applied to Cash and cash equivalents, Accounts receivable (including related parties), Other receivables (including related parties), Other financial assets - current, Short-term loans, Short-term notes payable, Accounts payable (including related parties), Income tax payable, Accrued expenses, Payable for equipment, Other payables - other, Long-term loans - current portion and Other current liabilities.

B.

The fair value of other financial assets - non-current, Refundable deposits and Guarantee deposits received was based on the present value of expected cash flow amount. The discount rate was the one-year deposit rate of the Directorate General of Postal Remittances and Savings Bank.

	C.	As floating interest rates are adopted for most of the long-term loans, their fair value is based on their book value.

D.

The fair values of derivative financial instruments which include unrealized gains or losses on unsettled contracts were determined based on the amounts to be received or paid assuming that the contracts were settled as of the reporting date.

E.

Available-for-sale financial assets are regarded as quoted in an active market if quoted prices are readily and regularly available from an exchange, dealer, broker industry group, pricing service or regulatory agency, and those prices represented actual and regularly occurring market transactions on an arm’s-length basis. If the market for a financial instrument is not active, an entity establishes fair value by using a valuation technique.

F.

Financial assets at fair value through profit or loss are regarded as quoted in active market if quoted prices are readily and regularly available from an exchange, dealer, broker industry group, pricing service or regulatory agency, and those prices represent actual and regularly occurring market transaction on an arms-length basis. If the market for a financial instrument is not active, an entity establishes fair value by using a valuation technique.

	G.	Financial assets carried at cost are not quoted in an active market, and its fair value cannot be measured reliably.

	H.	Fair value of bonds payable was based on the present value of expected cash flows. The discount rate was the effective interest rate of bonds issued with similar conditions as those of the Company.

I.

Lease obligation payable is based on the present value of expected cash flow amount. The discount rate was the effective interest rate of loans. The fair values of Lease obligation payable were their carrying values because they bore floating interest rates.

	J.	The fair value of guarantees was based on the contract amounts.

(2)	Information on interest rate risk positions

As of June 30, 2011 and 2012, the financial assets with fair value risk due to the change of interest amounted to $64,230,091 and $40,098,889, respectively; the financial liabilities with fair value risk due to change in interest amounted to $72,318,845 and $91,784,422, respectively; the financial assets with cash flow risk due to the change of interest amounted to $3,173,421 and $0, respectively; and the financial liabilities with cash flow risk due to the change of interest amounted to $278,652,105 and $212,273,228, respectively.

(3)	Procedure of financial risk control and hedge

A.

The Group adopted a comprehensive risk management and control system to identify all risks, including market risk, credit risk, liquidity risk, and cash flow risk, so that management can precisely measure these risks and control them effectively.

B.

The objective of the Group’s risk management was to adjust risk exposures to maintain proper liquidity and effectively control significant market risks after appropriately taking into consideration the economic environment, competition, operating needs and the changes of market value risk.

C.

The Group’s operations and business activities exposed it primarily to the financial risks of changes in fair value and interest rate. The Group entered into cash flow and fair value hedge transactions to manage the financial risks associated with the changes in fair value and interest rates. Cash flow hedge was used to minimize the Group’s exposure to the risk of interest rate changes, and fair value hedge was used to reduce the Group’s exposure to the risk of market price changes. Fair value hedge was used to hedge the risks of fluctuations in exchange rate on foreign-currency denominated assets or liabilities. The Group used foreign exchange forward contracts to hedge these exposures. The Group entered into transactions at fixed rates to reduce the exposures on transactions vulnerable to both foreign currency and interest rate changes. The Group used interest rate swap contracts and cross currency swap contracts to hedge these exposures.

(4)	Information of material financial risk

	A.	Market risk

The Group’s major import and export transactions were conducted in USD and JPY. The change of fair value will be caused by foreign exchange rate; however, the Group examined its net foreign currency position through regularly evaluating the positions of foreign currency assets and foreign currency liabilities, and used the net foreign currency position as the risk management basis when entering into foreign currency loans, forward exchange contracts and foreign exchange options. Thus, most of the market risk could be offset or hedged. No material market risk was expected.

The Group was exposed to price risk because of investments in foreign exchange options, with fair value in the active market. The Group sets limits to control the transaction volume and stop-loss amount of derivatives to reduce its market risk.

Certain transactions of the Group involve non-functional currency which was exposed to exchange rate fluctuation. The information on foreign currency denominated monetary assets and liabilities which were significantly affected by exchange rate fluctuation was as follows (Foreign Currency: Functional Currency):

	June 30,

	2011		2012

	Foreign currency amount (In thousands)	Exchange rate	Foreign currency amount (In thousands)	Exchange rate

Financial Assets
Monetary item
USD:NTD	$2,312,833	28.73	$1,618,570	29.88
JPY:NTD	1,961,601	0.36	4,661,187	0.38
HKD:NTD	156,821	3.69	88,950	3.85
EUR:NTD	326,989	41.63	326,162	37.56
USD:RMB	243,172	6.47	1,145,068	6.32
USD:JPY	21,935	80.73	20,157	79.60
USD:HKD	18,955	7.78	438,780	7.76
EUR:JPY	-	-	4,621	100.05
Non-monetary item
USD:NTD	110,682	28.73	64,987	29.88
HKD:NTD	589,960	3.69	579,877	3.85
Financial Liabilities
Monetary item
USD:NTD	2,622,272	28.73	1,533,954	29.88
JPY:NTD	56,120,696	0.36	49,098,291	0.38
UR:NTD	1,671	41.63	174,480	37.56
USD:RMB	2,323,411	6.47	3,874,838	6.32
JPY:RMB	891,350	0.08	147,408	0.08
USD:HKD	19,231	7.78	432,971	7.76
EUR:HKD	1,416	11.28	37,982	9.75

B.	Credit risk

The counterparties of the Group’s receivables were international computer and electronics companies with good credit standing. No significant bad debts occurred in the past three years. The Group regularly evaluated the adequacy of its allowance for doubtful accounts. It was assessed that no significant credit risk will arise.

As the counterparties of forward exchange contracts and foreign exchange options undertaken by the Group were reputable financial institutions, the possibility of default by the counterparties was considered low.

Loan guarantees provided by the Group were in compliance with the Group’s “Procedures for Provision of Endorsements and Guarantees” and were only provided to affiliated companies of which the Group owned directly or indirectly more than 50% ownership or a company which trades with the Group. As the Group was fully aware of the credit conditions of these related parties, it had not asked for collateral for the loan guarantees provided. In the event that these related parties fail to comply with loan agreements with banks, the maximum loss to the Group was the total amount of loan guarantees. No significant credit risk was expected.

C.	Liquidity risk

The major counterparties of the Group’s receivables were high-credit-quality international companies. Its receivables were due within one year and the collection condition of receivables was normal. No significant liquidity risk was expected.

The Group entered into forward exchange contracts, foreign currency option contracts, and cross-currency interest swap contracts for hedging exchange rate fluctuation of foreign-currency assets or liabilities. The expected cash inflow (outflow) upon settlement of derivative transactions will be offset against the inflow (outflow) of hedged assets and liabilities. The Group had sufficient operating capital to meet the above cash demand. The interest rate of the interest rate swap contracts and swap contracts had taken the Group’s cost of capital into account. In addition, the exchange rate of forward exchange contracts, forward exchange option contracts, and cross-currency swap contracts had been fixed. Therefore, there was no material fund raising risk and cash flow risk.

As of June 30, 2011 and 2012, the Group’s projected cash flows for the outstanding derivative financial instruments were as follows:

June 30, 2011 Financial instrument	Period	Cash outflow		(in thousands) Cash inflow

Foreign exchange forward contracts	2011/7~2011/9	USD	720,000	JPY	58,289,308
	2011/7	JPY	1,616,800	USD	20,000
	2011/7~2011/8	TWD	7,508,690	USD	260,000
	2011/7	EUR	15,000	JPY	1,735,275
	2011/7	EUR	300,000	USD	432,699
	2011/4~2011/5	HKD	86,000	TWD	318,526
Cross currency swap contracts (Note)	2011/5~2013/11	TWD	5,180,678	USD	153,619
Interest rate swap contracts (Note)	2011/5~2015/2	TWD	892,883	TWD	411,115

June 30, 2012 Financial instrument	Period	Cash outflow		(in thousands) Cash inflow

Foreign exchange forward contracts	2012/7~2012/9	USD	640,000	JPY	51,122,900
	2012/7	USD	214,920	EUR	171,000
	2012/7~2012/10	TWD	65,066,080	USD	2,199,500
	2012/7	HKD	66,000	JPY	675,791
	2012/7	EUR	327,000	USD	422,471
Cross currency swap contracts (Note)	2012/11~2013/11	TWD	2,102,744	USD	92,270
Interest rate swap contracts (Note)	2012/8~2015/2	TWD	444,407	TWD	239,683

The Group’s working capital is sufficient to meet the fund requirement when the bondholders ask the Group to fulfill obligations. The Group expects no significant liquidity risk would arise.

	Note:	The cross-currency swap contracts and interest rate swap contracts are calculated based on the most recent floating interest rate.

D.	Cash flow risk

The Group borrowed loans with floating interest rate. The effective rate of loans would be changed due to change in market interest rate. The Group had also transferred some of floating interest rate loans to fixed interest rate loans to reduce the risk of interest rate rising. The Group’s working capital was sufficient to hedge the cash flow risk arising from fluctuations in interest rates.

The IRS contract was settled based on the fixed amount of interest to be paid or received, which was based on the nominal principal times the difference of interest rates. The Group had no sufficient cash flow risk.

(5)	Fair value hedge and cash flow hedge

	A.	Fair value hedge

The Group evaluated the risk of fair value changes on interest payments associated with long-term borrowings denominated in foreign currency and entered into cross currency swap contracts to hedge the exposure.

Hedge item	Hedging financial instrument	Fair value, June 30, 2011	Fair value, June 30, 2012

Long-term borrowings denominated in foreign currency	Cross currency swap contracts	($773,674)	($358,418)

B.	Cash flow hedge

The Group evaluates the risk of future cash flow changes on principal payments associated with the Group’s floating interest rate bearing borrowings (both current portion and long term) due to interest rate changes to be significant, and accordingly, entered into interest rate swap and cross-currency swap contracts to hedge such exposures.

Hedge item	Hedging financial instrument	Fair value, June 30, 2011	Fair value, June 30, 2012	Future cash demand	Expected timing for the recognition of gains or losses from hedge

Long-term loans	Interest rate swap contracts	($303,920)	($183,623)	2008~2015	2008 ~ 2015
	Cross-currency swap contracts	(44,010)	-	2005~2013	2005 ~ 2013

		($347,930)	($183,623)

Item	June 30, 2011	June 30, 2012

Adjustment to shareholders’ equity	($347,930)	($183,623)

(6)	Turnaround plan

The Company incurred a net loss of $22,330,758 for the six-month period ended June 30, 2012 and as of that date, its current liabilities exceeded its current assets by $39,508,469. The Company’s management adopted the following measures to improve its operations and financial position:

	A.	Negotiation with the syndicated banks as to the debt issue

On April 5, 2012, the Company signed an “Agreed-upon Repayment Agreement” with creditor banks. Under the agreement, creditor banks agreed to extend the due dates for the repayment of the Company’s short, medium and long-term loans and to renew the Company’s credit lines to safeguard creditor’s rights and ensure the Company’s continuing operations. More information is described in Note 4(14)3.

B.	Capital increase

As stated in Note 4(13)3, in accordance with the negotiation on the debt issue, the Company shall increase its capital in certain amount of cash within three years. Further information is described in Note 4(18)6,7.

C.	Operation improvement

The Company continued to adjust its product lines according to the market demands, to raise operating revenue and gross profit. The Company also tried to strictly control various expenses and expenditures to effectively enhance operational performance and create cash inflows from operating activities.

D.	Capital expenditure control program

Future capital expenditures will focus on the introduction of new technologies and new manufacturing processes, and also the enhancement of plant and equipment production efficiency, rather than pursuing capacity expansion. Capital expenditure budgets and amounts will be controlled strictly to maximize the benefits of capital expenditures.

11. ADDITIONAL DISCLOSURES REQUIRED BY THE SECURITIES AND FUTURES BUREAU
(1) Related information of significant transactions
All the transactions with subsidiaries disclosed below had been eliminated when preparing reviewed consolidated financial statements. The disclosure information as follows is for reference only.
A. Loans granted during the six-month period ended June 30, 2012

								Reason for short-term financing		Collateral		Financing limit for each borrowing company
													Financing company’s financing amount limit
Financing company’s name	Counterparty	Financial statement account	Maximum balance for the period	Ending balance	Interest rate	Type of financing (Note A)	Transaction amount		Allowance for bad debts	Name	Value			Note

Chimei Innolux Corporation	Chi Mei EL Corporation	Other receivables – related parties	$1,200,000	$1,200,000	-%	2	$-	Note B	$-	-	-	$17,396,114	$52,188,341	C
Chimei Innolux Corporation	Dragon Flame Industrial Ltd.	Other receivables – related parties	100,207	100,207	-%	2	-	Note B	-	-	-	17,396,114	52,188,341	C
Chimei Innolux Corporation	TPO Displays Shanghai Ltd	Other receivables – related parties	114,251	114,251	-%	2	-	Note B	-	-	-	17,396,114	52,188,341	C
Chimei Innolux Corporation	VAP Optoelectronics (Nanjing) Corp.	Other receivables – related parties	372,829	372,829	-%	2	-	Note B	-	-	-	17,396,114	52,188,341	C
Chimei Innolux Corporation	TPO Displays (Nanjing) Ltd.	Other receivables – related parties	1,364,494	1,364,494	-%	2	-	Note B	-	-	-	17,396,114	52,188,341	C
Chimei Innolux Corporation	TPO Displays Hong Kong Ltd.	Other receivables – related parties	1,582,315	1,582,315	-%	2	-	Note B	-	-	-	17,396,114	52,188,341	C

Note A:	Number 1 represents business relationship.
Number 2 represents necessary for short-term financing.
Note B:	Provision of financial support for operations.
Note C:	1.	For short-term financing, financial limit on loans granted to a single party shall not exceed 10% of the Company’s net equity, based on the most recent audited financial statements of the Company.
	2.	The financial limit on loans granted shall not exceed 40% of the Company’s net equity. If it was for short-term capital needs, the limit was not to exceed 30% of the Company’s net equity.
3.

The policy for loans granted to directly or indirectly wholly-owned overseas subsidiaries was as follows: for short-term capital needs, financial limit shall not be below the 40% requirement, but should not exceed 100% of the Company’s net equity.

B. Endorsements and guarantees provided during the six-month period ended June 30, 2012

	Guaranteed party		Limits on endorsement/ guarantee amount provided to each counterparty
							Ratio of accumulated endorsement/guarantee to net equity per latest financial statements
Endorsement/ guarantee provider	Name	Nature of relationship (Note A)		Maximum balance for the period	Ending balance	Amount of endorsement/guarantee collateralized by properties		Maximum endorsement/guarantee amounts allowable	Note

Chimei Innolux Corporation	Leadtek Global Group Limited	1	$86,980,568	$15,955,920	$15,955,920	$-	-	$86,980,568	B, C
Chimei Innolux Corporation	Ningbo Chi Mei Optoelectronics Ltd.	2	86,980,568	5,378,400	-	-	-	86,980,568	B, C
Chimei Innolux Corporation	Nanhai Chi Mei Optoelectronics Ltd.	2	86,980,568	7,470,000	-	-	-	86,980,568	B, C

Note A:	Number 1 represents the Company’s subsidiary.
Number 2 represents the Company’s indirect wholly-owned subsidiary.
Note B:

Limits on endorsement/guarantee amount provided to each counterparty did not exceed 0.5% of the Company’s net equity based on the most recent audited financial statements of the Company. Maximum endorsement/guarantee amounts allowable should not exceed 1% of the Company’s net equity based on the most recent audited financial statements of the Company. For subsidiaries with over 90% of shares directly or indirectly owned by the Company, the endorsement / guarantee amount provided by the Company shall not exceed 10% of the Company’s net equity. The limitation is not required for directly or indirectly wholly-owned subsidiaries of the Company.

Note C:	Accumulated endorsement/guarantee amount provided by the Company shall not exceed 50% directly or indirectly of the Company’s net equity.

C. Marketable securities held as at June 30, 2012:

			June 30, 2012

Kind and name of marketable securities	Relationship with the Company	General ledger accounts	Number of shares	Book value	Percentage	Market value/ (Note 1)	Note

Common stock of Innolux Holding Ltd.	A subsidiary of the Company	Long-term investments accounted for under the equity method	237,943,984	$17,037,416	100	$17,037,416
Common stock of InnoJoy Investment Corporation	A subsidiary of the Company	Long-term investments accounted for under the equity method	70,000,000	1,081,775	100	1,081,775
Common stock of InnoFun Investment Corporation	A subsidiary of the Company	Long-term investments accounted for under the equity method	20,000,000	447,433	100	447,433
Common stock of TPO Hong Kong Holding Ltd.	A subsidiary of the Company	Long-term investments accounted for under the equity method	1,158,844,000	2,573,692	100	2,573,012
Common stock of Toppoly Optoelectronics (B.V. I.) Ltd.	A subsidiary of the Company	Long-term investments accounted for under the equity method	126,830,000	2,852,207	100	3,087,879
Common stock of Bright Information Holding Ltd.	A subsidiary of the Company	Long-term investments accounted for under the equity method	2,782,333	142,414	57	64,773
Common stock of Golden Achiever International Ltd.	A subsidiary of the Company	Long-term investments accounted for under the equity method	39,250	(38,592)	100	(41,589)
Common stock of Landmark International Ltd.	A subsidiary of the Company	Long-term investments accounted for under the equity method	660,100,000	33,969,095	100	34,932,008
Common stock of Leadtek Global Group Limited	A subsidiary of the Company	Long-term investments accounted for under the equity method	160,005,000	1,024,655	100	1,261,373
Common stock of Yuan Chi Investment Co., Ltd.	A subsidiary of the Company	Long-term investments accounted for under the equity method	-	1,242,236	100	1,530,424
Common stock of Chi Mei Optoelectronics Japan Co., Ltd.	A subsidiary of the Company	Long-term investments accounted for under the equity method	80	1,813,759	100	1,665,824
Common stock of Gold Union Investments Ltd.	A subsidiary of the Company	Long-term investments accounted for under the equity method	46,130,998	979,853	100	1,124,387
Common stock of Keyway Investment Management Limited	A subsidiary of the Company	Long-term investments accounted for under the equity method	6,500,500	266,645	100	228,987
Common stock of Chi Mei Optoelectronics Europe B.V.	A subsidiary of the Company	Long-term investments accounted for under the equity method	180	132,746	100	127,960
Common stock of Chi Mei Optoelectronics (Singapore) PTE Ltd.	A subsidiary of the Company	Long-term investments accounted for under the equity method	10,000	5,992	100	6,380
Common stock of Chi Mei EL Corporation	A subsidiary of the Company	Long-term investments accounted for under the equity method	155,500,000	53,667	97	81,775
Common stock of Chi Mei Lighting Technology Corporation	A subsidiary of the Company	Long-term investments accounted for under the equity method	78,195,856	1,692,772	34	784,076
Common stock of Jetronics International Corporation	An investee under equity method	Long-term investments accounted for under the equity method	2,690,000	245,153	32	189,557
Common stock of Contrel Technology Co., Ltd.	An investee under equity method	Long-term investments accounted for under the equity method	17,009,330	457,693	13	234,326

			June 30, 2012

Kind and name of marketable securities	Relationship with the Company	General ledger accounts	Number of shares	Book value	Percentage	Market value/ (Note 1)	Note

Common stock of Global Display (Taiwan) Co., Ltd.	An investee under equity method	Long-term investments accounted for under the equity method	3,200,000	$36,756	23	$41,656
Common stock of Ampower Holding Ltd.	An investee under equity method	Long-term investments accounted for under the equity method	14,062,500	1,469,762	47	872,347
Common stock of Chi Mei Materials Technology Corporation	An investee under equity method	Long-term investments accounted for under the equity method	71,557,690	1,331,767	16	1,181,127
Common stock of GIO Optoelectronics Corp.	An investee under equity method	Long-term investments accounted for under the equity method	63,521,501	563,218	24	209,895
Common stock of Exploit Technology Co., Ltd.	An investee under equity method	Long-term investments accounted for under the equity method	759,056	-	15	16,672
Common stock of Powerking Optoelectronics Co., Ltd.	An investee under equity method	Long-term investments accounted for under the equity method	3,120,000	14,509	15	21,514
Common stock of iZ3D Inc.	An investee under equity method	Long-term investments accounted for under the equity method	4,333	-	35	35,000
Common stock of Himax Technologies Inc. (Himax Cayman)	None	Available-for-sale financial assets - current	1,154,448	32,339	-	32,339
Common stock of Formosa Epitaxy Incorporation	None	Available-for-sale financial assets - non-current	320,930	7,125	-	7,125
Unsecured subordinated bonds of Cathay Financial Holdings	None	Available-for-sale financial assets - non-current	-	220,000	-	220,000
Common stock of TPV Technology Ltd.	None	Available-for-sale financial assets – non-current	150,500,000	904,607	6	904,607
Common stock of AvanStrate Inc.	None	Financial assets carried at cost - non-current	900,000	286,740	1	-	1
Common stock of Allied Integrated Patterning Corp.	None	Financial assets carried at cost - non-current	2,430,000	732	3	-	1
Common stock of Honest Precision Industries Co., Ltd.	None	Financial assets carried at cost - non-current	625,518	3,926	7	-	1
Common stock of Optivision Technology Inc.	None	Financial assets carried at cost - non-current	2,329,000	43,437	3	-	1
Common stock of Chi Lin Technology Co., Ltd.	None	Financial assets carried at cost - non-current	6,450,757	113,150	2	-	1
Common stock of Chi Lin Optoelectronics Co., Ltd.	None	Financial assets carried at cost - non-current	9,346,502	163,943	4	-	1
Common stock of Top Taiwan Venture Capital Co., Ltd.	None	Financial assets carried at cost - non current	20,000,000	198,490	9	-	1
Common stock of Himax Media Solutions Company	None	Financial assets carried at cost - non-current	1,500,000	11,657	7	-	1
Common stock of Himax Analogic Company	None	Financial assets carried at cost - non-current	1,500,000	2,817	4	-	1

Note 1: The investment was measured at cost since its fair value cannot be measured reliably.

D. Acquisition or sale of the same security with the accumulated cost exceeding $100 million or 20% of the Company’s paid-in capital during the six-month period ended June 30, 2012:

		Beginning balance		Acquisition		Disposal				Ending balance

Marketable securities type and name	Nature of relationship	Shares/units	Amount	Shares/units	Amount	Shares/units	Amount	Carrying value	Gain (loss) on disposal	Shares/units	Amount

Toppoly Optoelectronics (B.V.I)	Note	122,430,000	$2,932,293	4,400,000	$131,912	-	$-	$-	$-	126,830,000	$3,064,205
Chi Mei EL Corporation	Note	40,500,000	(788,618)	115,000,000	1,150,000	-	-	-	-	155,500,000	361,382

Note: The wholly-owned subsidiary capital increase by cash.

E.	Acquisition of real estate properties exceeding $100 million or 20% of the Company’s paid-in capital for the six-month period ended June 30, 2012: None.

F.	Disposal of real estate properties exceeding $100 million or 20% of the Company’s paid-in capital for the six-month period ended June 30, 2012: None.

G.	Purchases from or sales to related parties exceeding $100 million or 20% of the Company’s paid-in capital for the six-month period ended June 30, 2012:

			Transactions				Difference with general transactions		Notes and accounts receivable (payable)

Company	Counterparty	Relationship with the Company	Purchases/ Sales	Amount	Percentage of purchases/sales	Credit terms	Unit price	Credit terms	Balance	Percentage of balance

Chimei Innolux Corporation	Chi Lin Optoelectronics Co., Ltd.	A subsidiary of Chi Mei Corporation	Sales	$10,147,844	5	60 days	Similar with general transactions	No material difference	$2,891,048	5
Chimei Innolux Corporation	Innolux Corporation	An indirect wholly-owned subsidiary	Sales	3,389,528	2	90 days	Similar with general transactions	No material difference	453,340	1
Chimei Innolux Corporation	Innocom Technology Shenzhen Ltd.	An indirect wholly-owned subsidiary	Sales	3,345,912	2	90 days	Similar with general transactions	No material difference	1,075,145	2
Chimei Innolux Corporation	Chi Mei Optoelectronics Japan Co., Ltd.	A subsidiary of the Company	Sales	2,961,046	1	45-120 days	No transactions comparable with sales from related parties	No material difference	1,859,589	3
Chimei Innolux Corporation	Hon Hai Precision Industry Co., Ltd.	Same major stockholder	Sales	2,957,987	1	45-60 days	Similar with general transactions	No material difference	1,513,373	2
Chimei Innolux Corporation	Nexgen Mediatech Inc.	A subsidiary of Chi Mei Corporation	Sales	222,623	-	60 days	Similar with general transactions	No material difference	63,911	-
Chimei Innolux Corporation	Foxconn CZ S.R.O.	An indirect wholly-owned subsidiary of Hon Hai Precision Industry Co., Ltd.	Sales	141,912	-	45 days after invoice	Similar with general transactions	No material difference	2,713	-

			Transactions				Difference with general transactions		Notes and accounts receivable (payable)

Company	Counterparty	Relationship with the Company	Purchases/ Sales	Amount	Percentage of purchases/sales	Credit terms	Unit price	Credit terms	Balance	Percentage of balance

Chimei Innolux Corporation	Premier Image Technology (China) Ltd.	An indirect wholly-owned subsidiary of Hon Hai Precision Industry Co., Ltd.	Sales	$589,839	-	30-60 days	Similar with general transactions	No material difference	$231,728	-
Chimei Innolux Corporation	Fusing International Inc.	An indirect wholly-owned subsidiary of Hon Hai Precision Industry Co., Ltd.	Sales	1,746,893	1	90 days	Similar with general transactions	No material difference	1,766,886	3
Chimei Innolux Corporation	Hongfujin Precision Industry (Yantai) Co., Ltd.	An indirect wholly-owned subsidiary of Hon Hai Precision Industry Co., Ltd.	Sales	751,381	-	45-60 days	Similar with general transactions	No material difference	262,946	-
Chimei Innolux Corporation	Hongfujin Precision Industry (Shenzhen) Co., Ltd.	An indirect wholly-owned subsidiary of Hon Hai Precision Industry Co., Ltd.	Sales	189,723	-	90 days	Similar with general transactions	No material difference	93,214	-
Chimei Innolux Corporation	Foxconn Japan Co., Ltd.	An indirect wholly-owned subsidiary of Hon Hai Precision Industry Co., Ltd.	Sales	159,032	-	90 days	Similar with general transactions	No material difference	29,552	-
Chimei Innolux Corporation	Fuhuajie Industrial (Shenzhen) Limited	An indirect wholly-owned subsidiary of Hon Hai Precision Industry Co., Ltd.	Sales	131,162	-	45 days after invoice	Similar with general transactions	No material difference	38,866	-
Chimei Innolux Corporation	TPO Displays Hong Kong Ltd.	An indirect wholly-owned subsidiary	Sales	954,140	-	50-60 days	Similar with general transactions	No material difference	-	-
Chimei Innolux Corporation	Nanhai Chi Mei Optoelectronics Ltd.	An indirect wholly-owned subsidiary	Sales	210,391	-	60-90 days	Similar with general transactions	No material difference	173,199	-
Chimei Innolux Corporation	Foxconn Precision Electronics (Langfang) Co., Ltd.	An indirect wholly-owned subsidiary of Hon Hai Precision Industry Co., Ltd.	Sales	307,222	-	60 days	Similar with general transactions	No material difference	234,285	-
Chimei Innolux Corporation	Innocom Technology (Chongqing) Ltd.	An indirect wholly-owned subsidiary	Sales	657,461	-	30 days after goods are shipped	Similar with general transactions	No material difference	-	-

			Transactions				Difference with general transactions		Notes and accounts receivable (payable)

Company	Counterparty	Relationship with the Company	Purchases/ Sales	Amount	Percentage of purchases/sales	Credit terms	Unit price	Credit terms	Balance	Percentage of balance

Chimei Innolux Corporation	Innocom Technology (Kunshan) Ltd.	An indirect wholly-owned subsidiary of Hon Hai Precision Industry Co., Ltd.	Sales	$294,441	-	60 days after goods are shipped	Similar with general transactions	No material difference	$-	-
Chimei Innolux Corporation	Foxconn (Tianjin) Precision Industry Co., Ltd.	An indirect wholly-owned subsidiary of Hon Hai Precision Industry Co., Ltd.	Sales	101,656	-	60 days after invoice	Similar with general transactions	No material Difference	53,623	-
Chimei Innolux Corporation	Competition Team Ireland Ltd.	An indirect wholly-owned subsidiary of Hon Hai Precision Industry Co., Ltd.	Sales	3,405,773	2	45-90 days	Similar with general transactions	No material difference	3,260,678	5
Chimei Innolux Corporation	Lakers Trading Ltd.	An indirect wholly-owned subsidiary	Sales	173,694	-	60 days after invoice	Similar with general transactions	No material difference	-	-

Chimei Innolux Corporation	Futaihua Industrial (Shenzhen) Limited	An indirect wholly-owned subsidiary of Hon Hai Precision Industry Co., Ltd.	Sales	195,544	-	60 days after goods are shipped	Similar with general transactions	No material difference	130,086	-
Chimei Innolux Corporation	Hongfujin Precision Electronics (Chongqing) Co., Ltd.	An indirect wholly-owned subsidiary of Hon Hai Precision Industry Co., Ltd.	Sales	2,597,982	1	90 days after goods are shipped	Similar with general transactions	No material difference	1,972,121	3
Chimei Innolux Corporation	Chi Mei Materials Technology Corporation	An indirect investee company accounted for under the equity method	Purchases	2,629,752	3	30 days after goods are shipped	No transactions comparable with purchases from related parties	No material difference	(1,838,611)	1
Chimei Innolux Corporation	Hon Hai Precision Industry Co., Ltd.	Same major stockholder	Purchases	3,958,552	4	90 days after goods are shipped	No transactions comparable with purchases from related parties	No material difference	(1,135,766)	1
Chimei Innolux Corporation	Chi Mei Corporation	Accounted the Company under equity method	Purchases	1,583,273	2	90 days after goods are shipped	No transactions comparable with purchases from related parties	No material difference	(900,046)	1

			Transactions				Difference with general transactions		Notes and accounts receivable (payable)

Company	Counterparty	Relationship with the Company	Purchases/ Sales	Amount	Percentage of purchases/sales	Credit terms	Unit price	Credit terms	Balance	Percentage of balance

Chimei Innolux Corporation	TPO Displays Shanghai Ltd.	An indirect wholly-owned subsidiary	Purchases	$2,921,872	3	60 days	No transactions comparable with purchases from related parties	No material difference	($676,775)	-
Chimei Innolux Corporation	Advanced Optoelectronic Technology Inc. (Advanced)	The subsidiary of the Company is a corporate director of Advanced	Purchases	932,762	1	60 days after goods are shipped	No transactions comparable with purchases from related parties	No material difference	(651,920)
Chimei Innolux Corporation	Ningbo Chi Mei Material Technology Co., Ltd.	An indirect investee company accounted for under the equity method	Purchases	2,020,545	2	30 days after goods are shipped	No transactions comparable with purchases from related parties	No material difference	(1,517,285)	1
Chimei Innolux Corporation	TPO Displays Japan K.K.	An indirect wholly-owned subsidiary	Purchases	183,997	-	90 days after goods are shipped	No transactions comparable with purchases from related parties	No material difference	(1,251,400)	1
Chimei Innolux Corporation	Competition Team Ireland Limited	An indirect wholly-owned subsidiary of Hon Hai Precision Industry Co., Ltd.	Purchases	1,405,544	1	120 days after goods are shipped	No transactions comparable with purchases from related parties	No material difference	(1,415,906)	1
Chimei Innolux Corporation	Leadtek Global Group Limited	A subsidiary of the Company	Processing costs	52,932,423	50	60 days after goods are shipped	Cost plus	No material difference	(82,358,841)	53
Chimei Innolux Corporation	Lakers Trading Ltd.	An indirect wholly-owned subsidiary	Processing costs	16,082,220	15	60 days after goods are shipped	Cost plus	No material difference	(7,268,743)	5

Note A: Accounts for the Cost of Goods Sold ratio.

H. Receivables from related parties exceeding $100 million or 20% of the Company’s paid-in capital as at June 30, 2012:

			Balance of receivables from related parties		Overdue receivables			Allowance for doubtful accounts provided

Company	Counterparty	Relationship with the Company		Turnover rate	Amount	Action adopted for overdue accounts	Subsequent collection

Chimei Innolux Corporation	Chi Lin Optoelectronics Co., Ltd.	A subsidiary of Chi Mei Corporation	$2,891,048	3.72	$-	-	$70,245	$-
Chimei Innolux Corporation	Innolux Corporation Ltd.	An indirect wholly-owned subsidiary	453,340	1.29	190,817	Subsequent collection	107,989	-
Chimei Innolux Corporation	Innocom Technology Shenzhen Ltd.	An indirect wholly-owned subsidiary	1,075,145	2.85	130,307	Accelerate collection	-	-
Chimei Innolux Corporation	Hon Hai Precision Industry Co., Ltd.	Same major stockholder	1,513,373	2.90	98,425	Subsequent collection	13,573	-
Chimei Innolux Corporation	Chi Mei Optoelectronics Japan Co., Ltd.	A subsidiary of the Company	1,859,589	1.59	-	-	1	-
Chimei Innolux Corporation	Hongfujin Precision Industry (Yantai) Co., Ltd.	An indirect wholly-owned subsidiary of Hon Hai Precision Industry Co., Ltd.	262,946	2.63	-	-	267,752	-
Chimei Innolux Corporation	Ningbo Chi Mei Optoelectronics Ltd.	An indirect wholly-owned subsidiary	120,494	-	14,021	Accelerate collection	-	-
Chimei Innolux Corporation	Leadtek Global Group Limited	A subsidiary of the Company	790,666	-	-	-	-	-
Chimei Innolux Corporation	Competition Team Ireland Limited	An indirect wholly-owned subsidiary of Hon Hai Precision Industry Co., Ltd.	3,260,678	2.07	1,043,387	Subsequent collection	169,950	-
Chimei Innolux Corporation	Fusing International Inc.	An indirect wholly-owned subsidiary of Hon Hai Precision Industry Co., Ltd.	1,766,886	1.98	646,612	Accelerate collection	-	-
Chimei Innolux Corporation	Futaihua Industrial (Shenzhen) Limited	An indirect wholly-owned subsidiary of Hon Hai Precision Industry Co., Ltd.	103,086	2.17	18,840	Accelerate collection	-	-
Chimei Innolux Corporation	Honfujin Precision Electronics (Chongqing) Co., Ltd.	An indirect wholly-owned subsidiary of Hon Hai Precision Industry Co., Ltd.	1,972,121	2.45	785,239	Subsequent collection	790,030	-
Chimei Innolux Corporation	GIO Optoelectronics Corp.	An indirect investee company accounted for under the equity method	271,069	-	-	-	-	-
Chimei Innolux Corporation	Nanhai Chi Mei Optoelectronics Ltd.	An indirect wholly-owned subsidiary	173,199	1.75	46,455	Accelerate collection	-	-
Chimei Innolux Corporation	Foxconn Precision Electronics (Langfang) Co., Ltd.	An indirect wholly-owned subsidiary of Hon Hai Precision Industry Co., Ltd.	234,285	2.06	9,850	Subsequent collection	5,296	-
Chimei Innolux Corporation	Premier Image Technology China Ltd.	An indirect wholly-owned subsidiary of Hon Hai Precision Industry Co., Ltd.	231,728	3.63	-	-	-	-

			Balance of receivables from related parties		Overdue receivables			Allowance for doubtful accounts provided
		Relationship with the Company
Company	Counterparty			Turnover rate	Amount	Action adopted for overdue accounts	Subsequent collection

Chimei Innolux Corporation	Yecheng Technology (Chengdu) Co., Ltd.	An indirect wholly-owned subsidiary of Hon Hai Precision Industry Co., Ltd.	$1,531,033	-	$-	-	-	-

          I. Derivative financial instruments undertaken during the six-month period ended June 30, 2012: Please refer to Notes 4(2), (7)(8) and 10(5).
(2) Disclosure information of investee company
          The information on the name, the location…etc of the investee companies are shown below:
          A. Information on investee companies:

						Held by the Company at June 30, 2012

				Original cost					Net income (loss) of the investee company	Investment income (loss) recognized by the Company
						Number of shares	Percentage of ownership (%)
Name of company	Investee company	Location	Main operating activities	June 30, 2012	December 31, 2011			Book value

Chimei Innolux Corporation	Innolux Holding Ltd.	Samoa	Holding company	$7,596,857	$7,596,857	237,943,984	100	$17,037,416	$419,840	$459,061
Chimei Innolux Corporation	InnoJoy Investment Corporation	Taiwan	Investment company	700,000	700,000	70,000,000	100	1,081,775	(132)	(132)
Chimei Innolux Corporation	InnoFun Investment Corporation	Taiwan	Investment company	200,000	200,000	20,000,000	100	447,433	(93)	(93)
Chimei Innolux Corporation	TPO Hong Kong Holding Ltd.	Hong Kong	Holding company	2,107,791	2,107,791	1,158,844,000	100	2,573,692	719,143	718,166
Chimei Innolux Corporation	Toppoly Optoelectronics (B. V. I.) Ltd.	BVI	Holding company	3,064,205	2,932,293	126,830,000	100	2,852,207	137,637	137,637
Chimei Innolux Corporation	Bright Information Holding Ltd.	Hong Kong	Holding company	74,924	74,924	2,782,333	57	142,414	(2,554)	(1,447)
Chimei Innolux Corporation	Golden Achiever International Ltd.	BVI	Holding company	9,083	9,083	39,250	100	(38,592)	126,229	129,930
Chimei Innolux Corporation	Landmark International Ltd.	Samoa	Holding company	31,948,845	31,948,845	660,100,000	100	33,969,095	204,241	168,607
Chimei Innolux Corporation	Leadtek Global Group Limited	BVI	Investment and trading company	2,064,427	2,064,427	160,005,000	100	1,024,655	(128,355)	(128,355)
Chimei Innolux Corporation	Yuan Chi Investment Co., Ltd.	Taiwan	Investment company	1,217,235	1,217,235	-	100	1,242,236	(29,181)	(29,181)
Chimei Innolux Corporation	Chi Mei Optoelectronics Japan Co., Ltd.	Japan	Researching, manufacturing and selling of the film transistor liquid crystal display	1,335,486	1,335,486	80	100	1,813,759	58,761	58,761

						Held by the Company at June 30, 2012

				Original cost					Net income (loss) of the investee company	Investment income (loss) recognized by the Company
						Number of shares	Percentage of ownership (%)
Name of company	Investee company	Location	Main operating activities	June 30, 2012	December 31, 2011			Book value

Chimei Innolux Corporation	Gold Union Investments Ltd.	Samoa	Holding company	779,152	779,152	46,130,998	100	979,853	(18,773)	(18,773)
Chimei Innolux Corporation	Keyway Investment Management Limited	Samoa	Holding company	222,343	222,343	6,500,500	100	266,645	(1,862)	(1,862)
Chimei Innolux Corporation	Chi Mei Optoelectronics Europe B. V.	Netherlands	Importing, exporting, buying, selling and logistics services of electronic equipment and TFT-LCD monitors	$121,941	$121,941	180	100	$132,746	$9,081	$9,081
Chimei Innolux Corporation	Chi Mei Optoelectronics (Singapore) PTE Ltd.	Singapore	Importing, exporting, buying, selling and logistics services of electronic equipment and TFT-LCD monitors	5,235	5,235	10,000	100	5,992	177	177
Chimei Innolux Corporation	Chi Mei EL Corporation	Taiwan	Developing, designing, manufacturing, and selling of organic light emitting diodes	361,382	(788,618)	155,500,000	97	53,667	27,172	27,172
Chimei Innolux Corporation	Chi Mei Lighting Technology Corporation	Taiwan	Manufacturing of electronic equipment and lighting equipment	819,312	819,312	78,195,856	34	1,692,772	(439,521)	(149,305)
Chimei Innolux Corporation	Jetronics International Corporation	Samoa	Holding company	145,600	145,600	2,690,000	32	245,153	(10,891)	(3,488)
Chimei Innolux Corporation	GIO Optoelectronics Corp.	Taiwan	Developing, designing, manufacturing and selling of components of back light module on TFT-LCD	800,892	800,892	63,521,501	24	563,218	(179,334)	(42,652)

						Held by the Company at June 30, 2012

				Original cost					Net income (loss) of the investee company	Investment income (loss) recognized by the Company
						Number of shares	Percentage of ownership (%)
Name of company	Investee company	Location	Main operating activities	June 30, 2012	December 31, 2011			Book value

Chimei Innolux Corporation	Contrel Technology Co., Ltd.	Taiwan	Manufacturing and selling of related equipments for film transistor liquid crystal display	135,423	135,423	17,009,330	13	457,693	(159,038)	(7,476)
Chimei Innolux Corporation	Global Display (Taiwan) Co., Ltd.	Taiwan	Glass thinning processing	$45,262	$45,262	3,200,000	23	$36,756	($38,402)	($7,844)
Chimei Innolux Corporation	Ampower Holding Ltd.	Cayman	Holding company	1,717,714	1,717,714	14,062,500	47	1,469,762	(145,768)	(66,021)
Chimei Innolux Corporation	Chi Mei Materials Technology Corporation	Taiwan	Selling electronic materials	950,360	950,360	71,557,690	16	1,331,767	784,769	126,981
Chimei Innolux Corporation	Exploit Technology Co., Ltd.	Taiwan	Selling electronic materials and telecommunications materials	-	-	759,056	15	-	(972,894)	-
Chimei Innolux Corporation	Powerking Optoelectronics Co., Ltd.	Taiwan	Manufacturing of electronic component and lighting equipment	19,875	19,875	3,120,000	15	14,509	(13,488)	(2,040)
Chimei Innolux Corporation	iZ3D Inc.	USA	Research and development and sale of 3D flat monitor	-	-	4,333	35	-	2,126	-
Innolux Holding Ltd.	Rockets Holding Ltd.	Samoa	Holding company	7,426,240	7,426,240	230,785,400	100	16,529,527	416,736	416,736
Innolux Holding Ltd.	Lakers Trading Ltd.	Samoa	Trading and order swap company	-	-	1	100	227,642	-	-
Innolux Holding Ltd.	Innolux Corporation	USA	Trading company	6,348	6,348	2,000	100	(79,735)	3,104	3,104
Innolux Holding Ltd.	Suns Holding Ltd.	Samoa	Holding company	164,269	164,269	5,072,001	100	354,806	-	-
Rockets Holding Ltd.	Stanford Developments Ltd.	Samoa	Holding company	5,391,125	5,391,125	164,000,000	100	13,617,330	(349,324)	(349,324)
Rockets Holding Ltd.	Sonics Trading Ltd.	Samoa	Trading and order swap	198,116	198,116	8,390,001	100	194,645	-	-
Rockets Holding Ltd.	Best China Investments Ltd.	Samoa	Holding company	314,740	314,740	10,000,001	100	317,963	441	441
Rockets Holding Ltd.	Mega Chance Investments Ltd.	Samoa	Holding company	573,940	573,940	18,000,000	100	566,761	6,420	6,420

						Held by the Company at June 30, 2012

				Original cost					Net income (loss) of the investee company	Investment income (loss) recognized by the Company
						Number of shares	Percentage of ownership (%)
Name of company	Investee company	Location	Main operating activities	June 30, 2012	December 31, 2011			Book value

Rockets Holding Ltd.	Excel Victory Ltd.	Samoa	Holding company	97,182	97,182	3,000,000	100	421,083	123,216	123,216
Rockets Holding Ltd.	Magic Sun Ltd.	Samoa	Holding company	1,146,370	1,146,370	38,000,001	100	1,044,701	635,982	635,982
Rockets Holding Ltd.	Nets Trading Ltd.	Samoa	Investment company	-	-	1	100	2,110	-	-
Suns Holding Ltd.	Warriors Technology Investments Ltd.	Samoa	Investment company	$164,269	$164,269	5,072,001	100	$354,806	$-	$-
Best China Investment Ltd.	Asiaward Investment Ltd.	Hong Kong	Holding company	314,740	314,740	77,830,001	100	317,963	441	441
Asiaward Investment Ltd.	Innocom Technology (Xiamen) Co., Ltd.	China	Development, design, manufacture and sales of monitors	314,740	314,740	-	100	317,963	441	441
Stanford Developments Ltd.	Full Lucky Investment Ltd.	Hong Kong	Holding company	1,016,035	1,016,035	1,271,015,401	100	-	-	-
Stanford Developments Ltd.	Innocom Technology Shenzhen Co., Ltd.	China	Development, design, manufacture and sales of monitors	5,391,125	5,391,125	-	100	13,617,318	(349,324)	(349,324)
Mega Chance Investments Ltd.	Main Dynasty Investment Ltd.	Hong Kong	Holding company	573,940	573,940	139,623,801	100	566,760	6,420	6,420
Main Dynasty Investment Ltd.	Innocom Technology (Jia Shan) Co., Ltd.	China	Development, design, manufacture and sales of monitors	573,940	573,940	-	100	566,760	6,420	6,420
Excel Victory Ltd.	Glory Ace Investment Ltd.	Hong Kong	Holding company	97,182	97,182	23,250,000	100	421,083	123,216	123,216
Glory Ace Investment Ltd.	Innocom Technology (Chongqing) Co., Ltd.	China	Development, design, manufacture and sales of monitors	97,182	97,182	-	100	421,083	123,216	123,216
Magic Sun Ltd.	Sun Dynasty Development Limited	Hong Kong	Holding company	1,146,370	1,146,370	295,969,001	100	1,044,701	635,982	635,982
Sun Dynasty Development Limited	Innocom Technology (Chengdu) Ltd.	China	Development, design, manufacture and sales of monitors	1,146,370	1,146,370	-	100	1,044,701	635,982	635,982
Chi Mei Optoelectronics Japan Co., Ltd.	Chi Mei Optoelectronics USA Inc.	USA	Selling of electronic equipment and computer monitors	2,400	2,400	1,000	100	169,494	2,560	2,560
Landmark International Ltd.	Ningbo Chi Mei Optoelectronics Ltd.	China	Manufacturing and selling of TFT-LCD modules	19,524,952	19,524,952	-	100	20,069,720	168,857	168,857

						Held by the Company at June 30, 2012

				Original cost					Net income (loss) of the investee company	Investment income (loss) recognized by the Company
						Number of shares	Percentage of ownership (%)
Name of company	Investee company	Location	Main operating activities	June 30, 2012	December 31, 2011			Book value

Landmark International Ltd.	Nanhai Chi Mei Electronics Ltd.	China	Manufacturing and customer service of TFT-LCD	5,837,942	5,837,942	-	100	5,574,358	(478,167)	(477,220)
Landmark International Ltd.	Ningbo Chi Mei Electronics Ltd.	China	Developing, manufacturing, customer service and warehousing of TFT-LCD	$1,149,926	$1,149,926	-	100	$1,717,011	$170,490	$170,490
Landmark International Ltd.	Nanhai Chi Mei Optoelectronics Ltd.	China	Manufacturing and customer service of TFT-LCD	5,841,023	5,841,023	-	100	7,569,799	341,800	342,114
Yuan Chi Investment Co., Ltd.	Chi Mei Logistics Co., Corp.	Taiwan	Warehousing service	124,485	124,485	12,740,000	49	129,866	4,382	2,147
Yuan Chi Investment Co., Ltd.	Chi Mei Lighting Technology Corporation	Taiwan	Trading business, manufacturing of electronic equipment and lighting equipment	263,812	263,812	19,673,402	9	197,346	(439,521)	(37,579)
Yuan Chi Investment Co., Ltd.	Powerking Optoelectronics Co., Ltd.	Taiwan	Manufacturing of electronic component and lighting equipments	8,699	8,699	1,010,000	5	4,698	(13,488)	(659)
Yuan Chi Investment Co., Ltd.	Exploit Technology Co., Ltd.	Taiwan	Selling electronic materials and telecommunications materials	-	-	246,317	5	-	(972,894)	-
Yuan Chi Investment Co., Ltd.	TOA Optronics Corporation	Taiwan	Selling electronic materials, trading business, manufacturing of electronic equipments and lighting equipments	423,606	423,606	58,007,000	40	382,621	(7,121)	(2,848)
Yuan Chi Investment Co., Ltd.	Chi Mei Materials Technology Corporation	Taiwan	Selling electronic materials	44,992	44,992	4,056,506	1	73,464	784,769	7,523

						Held by the Company at June 30, 2012

				Original cost					Net income (loss) of the investee company	Investment income (loss) recognized by the Company
						Number of shares	Percentage of ownership (%)
Name of company	Investee company	Location	Main operating activities	June 30, 2012	December 31, 2011			Book value

Yuan Chi Investment Co., Ltd.	GIO Optoelectronics Corp.	Taiwan	Developing, designing, manufacturing and selling of components of back light module on TFT-LCD	6,881	6,881	467,519	-	1,589	(179,334)	(323)
Chi Mei Optoelectronics Europe B. V.	Chi Mei Optoelectronics Germany GmbH.	Germany	Importing, buying and selling electronic equipment and TFT- LCD monitors and providing customer service	$10,324	$10,324	250	100	$21,253	$2,947	$2,947
Chi Mei Optoelectronics Europe B. V.	Chi Mei Optoelectronics UK Ltd.	UK	Customer service on electronic equipment and computer monitors	4,566	4,566	150,000	100	-	11	11
Keyway Investment Management Ltd.	Ningbo Chi Mei Logistics Corp.	China	Warehousing service	151,715	151,715	-	100	145,650	(2,451)	(2,451)
Keyway Investment Management Ltd.	Nanhai Chi Mei Logistics Corp.	China	Warehousing, testing and logistics service of TFT-LCD monitors	39,972	39,972	-	100	53,585	588	588
Gold Union Investments Ltd.	Ningbo Chi Hsin Electrics Ltd.	China	Manufacturing and selling on TFT-LCD modules and touch panel	183,023	183,023	-	100	640,022	45,505	45,505
Gold Union Investments Ltd.	Dongguan Chi Hsin Electrics Ltd.	China	Manufacturing and selling on TFT-LCD modules and touch panel	595,989	595,989	-	100	484,330	(64,278)	(64,278)
Chi Mei Lighting Technology Corporation	Smart Light Global Ltd.	Samoa	Investment business	202,604	202,604	8,000,000	100	276,300	12,911	12,911
Smart Light Global Ltd.	Foshan Chi Mei Lighting Technology Ltd.	China	Designing, manufacturing and selling LED	202,513	202,513	-	100	277,752	13,487	13,487

						Held by the Company at June 30, 2012

				Original cost					Net income (loss) of the investee company	Investment income (loss) recognized by the Company
						Number of shares	Percentage of ownership (%)
Name of company	Investee company	Location	Main operating activities	June 30, 2012	December 31, 2011			Book value

Toppoly Optoelectronics (B.V. I.) Ltd.	Toppoly Optoelectronics (Cayman) Ltd.	Cayman	Investment company	3,040,269	2,908,357	126,800,000	100	3,087,530	137,637	137,637
Toppoly Optoelectronics (Cayman) Ltd.	Toptech Trading Ltd.	B. V. I.	Import and export trading company	3,660	3,660	300,000	100	(1,238)	(1,984)	(1,984)
Toppoly Optoelectronics (Cayman) Ltd.	TPO Displays (Nanjing) Ltd.	China	Install the liquid crystal devices	$2,935,314	$2,803,402	-	100	$2,598,308	$175,656	$175,656
Toppoly Optoelectronics (Cayman) Ltd.	TPO Displays (Shinepal) Ltd.	China	Purchases and sales of monitor-related components	101,283	101,283	-	100	490,448	(36,035)	(36,035)
TPO Hong Kong Holding Ltd.	TPO Displays Hong Kong Holding Ltd.	Hong Kong	Investment company	-	-	162,897,802	100	394,281	270,793	270,793
TPO Hong Kong Holding Ltd.	TPO Displays Hong Kong Ltd.	Hong Kong	Import and export trading	-	-	35,000,000	100	(1,931,802)	573,812	573,812
TPO Hong Kong Holding Ltd.	TPO Displays Japan K. K.	Japan	Manufacturing and selling of panels	1,815,603	1,815,603	201	100	2,369,985	(76,474)	(76,474)
TPO Hong Kong Holding Ltd.	TPO Displays Europe B. V.	Netherlands	Import and export trading	3,073,072	3,073,072	375,810	100	2,225,641	(16,992)	(16,992)
TPO Hong Kong Holding Ltd.	TPO Displays USA Inc.	USA	Import and export trading company	263,685	263,685	1,000	100	233,263	(29,700)	(29,700)
TPO Displays Hong Kong Holding Ltd.	TPO Displays Shanghai Ltd.	China	Install the liquid crystal devices	-	-	-	100	394,281	270,793	270,793
TPO Displays Europe B. V.	TPO Displays Germany GmbH.	Germany	Import and export trading	33,735	33,735	100,000	100	55,068	(2,296)	(2,296)
Bright Information Holding Ltd.	Kunpal Optoelectronics Ltd.	China	TFT-LCD glass thinning processing	100,691	100,691	-	100	87,699	(2,714)	(2,714)
Golden Achiever International Ltd.	Dragon Flame Industrial Ltd.	B. V. I.	Selling of components of LCD module and back light module and providing customer service	41,943	41,943	500	100	39,519	1	1
Golden Achiever International Ltd.	VAP Optoelectronics (Nanjing) Corp.	China	Manufacturing and selling of components of LCD module and back light module	-	-	-	100	(81,480)	126,227	126,227

Held by the Company at June 30, 2012

				Original cost					Net income (loss) of the investee company	Investment income (loss) recognized by the Company
						Number of shares	Percentage of ownership (%)
Name of company	Investee company	Location	Main operating activities	June 30, 2012	December 31, 2011			Book value

Golden Achiever International Ltd.	Eastern Vision Co. Ltd.	B. V. I.	Selling of components of LCD module and back light module and providing customer service	79	79	500	100	75	-	-

B. Loans granted for the six-month period ended June 30, 2012

												Financing limit for each borrowing company	Financing company’s financing amount limit
										Collateral
		Financial statement account	Maximum balance for the period	Ending balance				Reason for short-term financing	Allowance for bad debt
Financing company’s name	Counterparty				Interest rate	Type of financing	Transaction amounts			Name	Value			Note

Chi Mei Optoelectronics Europe B. V.	Chi Mei Optoelectronics Germany GmbH.	Other receivables	$58,218	$58,218	0.78%	Note A	$-	Note B	$-	-	$-	$173,961,135	$173,961,135	C
Ningbo Chi Mei Optoelectronics Ltd.	Ningbo Chi Mei Electronics Ltd.	Other receivables	1,792,800	1,792,800	2.90%	Note A	-	Note B	-	-	-	173,961,135	173,961,135	C
Ningbo Chi Mei Optoelectronics Ltd.	Ningbo Chi Mei Logistics Corp.	Other Receivables	37,793	37,793	6.56%	Note A	-	Note B	-	-	-	173,961,135	173,961,135	C
Donggun Chi Hsin Electrics Corp.	Nanhai Chi Hsin Optoelectronics Ltd.	Other Receivables	179,280	179,280	5.49%	Note A	-	Note B	-	-	-	173,961,135	173,961,135	C
Innofun Investment Corporation	Innojoy Investment Corporation	Other Receivables	600	600	2.35%	Note A	-	Note B	-	-	-	178,973	178,973	F
Nanhai Chi Mei Optoelectronics Ltd.	Nanhai Chi Mei Electronics Ltd.	Other receivables	2,390,400	2,390,400	-	Note A	-	Note B	-	-	-	173,961,135	173,961,135	C
Naihai Chi Mei Electronics Ltd.	Nanhai Chi Mei Optoelectronics Ltd.	Other receivables	2,390,400	2,390,400		Note A	-	Note B	-	-	-	173,961,135	173,961,135	C
Leadtek Global Group Ltd.	Chi Mei EL Corporation	Other receivables	1,200,000	-	-	Note A	-	Note B	-	-	-	26,094,170	69,584,454	D
TPO Displays USA Inc.	TPO Displays Hong Kong Ltd.	Accounts receivable – related parties	179,280	179,280	0.16% -0.56%	Note A	-	Note B	-	-	-	173,961,135	173,961,135	C
TPO Displays Europe B. V.	TPO Displays Hong Kong Ltd.	Accounts receivable – related parties	1,456,421	1,456,421	-	Note A	-	Note B	-	-	-	173,961,135	173,961,135	C

Financing company’s name	Counterparty	Financial statement account	Maximum balance for the period	Ending balance	Interest rate	Type of financing	Transaction amounts	Reason for short-term financing	Allowance for bad debt	Collateral		Financing limit for each borrowing company	Financing company’s financing amount limit

										Name	Value			Note

Toptech Trading Ltd.	VAP Optoelectronics (Nanjing) Corp.	Prepayments	$158,364	$158,364	-	Note A	-	Note B	-	-	-	$173,961,135	$173,961,135	C
Bright Information Holding Limited	Kunpal Optoelectronics Ltd.	Other receivables	59,760	59,760	-	Note A	-	Note B	-	-	-	114,299	114,299	E
Dragon Flame Industrial	VAP Optoelectronics (Nanjing) Corp.	Accounts receivable – related parties	126,340	126,340	-	Note A	-	Note B	-	-	-	173,961,135	173,961,135	C
TPO Displays Germany GmBH	TPO Displays Hong Kong Ltd.	Accounts receivable – related parties	24,338	24,338	-	Note A	-	Note B	-	-	-	173,961,135	173,961,135	C
TPO Displays Hong Kong Ltd.	TPO Displays Shanghai Ltd.	Accounts receivable – related parties	$471,982	$471,982	-	Note A	-	Note B	-	-	-	$173,961,135	$173,961,135	C

	Note A: Short-term financing

	Note B: Provision of financial support for operations.

	Note C:	1.	Note C: 1. Not to exceed 10% of the Company’s net equity.

		2.	Not to exceed 40% of the Company’s net equity. If it’s for short-term loans, not to exceed 30% of the Company’s net equity.

		3.

The amount of loans provided by a foreign subsidiary of the Company to another foreign subsidiary of the Company (for the case when the lender company owns directly or indirectly 100% of voting shares of the borrower company) for short-term financing is not restricted to be less than 40% of the net worth of the lender company but shall not exceed 100% of the net worth of the Company.

	Note D:	1.	Note D: 1. Not to exceed 15% of the Company’s net equity.

		2.	Not to exceed 40% of the Company’s net equity.

		3.

The amount of loans provided by a foreign subsidiary of the Company to another foreign subsidiary of the Company (for the case when the lender company owns directly or indirectly 100% of voting shares of the borrower company) for short-term financing is not restricted to be less than 40% of the net worth of the lender company but shall not exceed 100% of the net worth of the Company.

	Note E:	1.	Note E: 1. Not to exceed 10% of the Company’s net equity.

		2.	Not to exceed 30% of the Company’s net equity.

		3.

The amount of loans provided by a foreign subsidiary of the Company to another foreign subsidiary of the Company (for the case when the lender company owns directly or indirectly 100% of voting shares of the borrower company) for short-term financing is not restricted to be less than 40% of the net worth of the lender company but shall not exceed 100% of the net worth of the Company.

	Note F:	1.	Note F: 1. Not to exceed 10% of the Company’s net equity.

		2.	Not to exceed 40% of the Company’s net equity.

		3.

The amount of loans provided by the Company, the parent company, or both the Company and the parent company, to another subsidiary of the Company (for the case when the lender company owns directly or indirectly 50% of voting shares of the borrower company) is not to exceed 40% of the Company’s net equity.

C.	Endorsements and guarantees provided for the six-month period ended June 30, 2012:

	Guaranteed party		Limits on endorsement/ guarantee amount provided to each counterparty	Maximum balance for the period	Ending balance	Amount of endorsement/guarantee collateralized by properties	Ratio of accumulated endorsement/guarantee to net equity per latest financial statements	Maximum endorsement/guarantee amounts allowable

Endorsement/ guarantee provider	Name	Nature of relationship

TPO Displays (Nanjing) Ltd.	TPO Displays Shanghai Ltd.	An indirect wholly-owned subsidiary	$86,980,568	$298,800	$-	$-	-%	$86,980,568

Note A:

Limits on endorsement/guarantee amount provided to each counterparty did not exceed 0.5% of the Company’s net equity for each entity. Maximum endorsement/guarantee amounts allowable should not exceed 1% of the Company’s net equity.

Note B:

Maximum endorsement/guarantee amount provided to each counterparty did not exceed 50% of the Company’s net equity. If endorsements and guarantees were provided for investees which the Company directly (or indirectly) owns more than 50% of equity interest, the endorsement/guarantee should not exceed 100% of the Company’s net equity.

D.	Marketable securities held as at June 30, 2012:

	Kind and name of marketable securities	Relationship of the issuers with the investee company	General ledger accounts (Note A)	June 30, 2012

Name of subsidiary				Number of shares	Book value	Percentage	Market value/ Net worth

Innolux Holding Ltd.	Common stock of Rockets Holding Ltd.	An indirect wholly-owned subsidiary	(1)	230,785,400	$16,529,527	100	$16,529,527
Innolux Holding Ltd.	Common stock of Lakers Trading Ltd.	An indirect wholly-owned subsidiary	(1)	1	277,642	100	277,642
Innolux Holding Ltd.	Common stock of Innolux Corporation Ltd.	An indirect wholly-owned subsidiary	(1)	2,000	(79,735)	100	(79,735)
Innolux Holding Ltd.	Common stock of Suns Holding Ltd.	An indirect wholly-owned subsidiary	(1)	5,072,001	354,806	100	354,806
InnoJoy Investment Corporation	Common stock of Entire Technology Co., Ltd.	None	(4)	7,506,326	$394,082	5	$394,082
InnoJoy Investment Corporation	Common stock of G-TECH Optoelectronics Corporation	None	(4)	3,012,036	265,360	1	265,360
InnoJoy Investment Corporation	Common stock of Advanced Optoelectronic Technology Inc.	None	(2)	11,643,222	80,317	9	Note B
InnoJoy Investment Corporation	Common stock of ILI Technology Corporation	None	(4)	1,814,233	145,139	3	145,139
InnoJoy Investment Corporation	Bonds of Sintronic Technology Inc.	None	(3)	-	197,096	-	197,096
Innofun Investment Corporation	Common stock of J TOUCH Corporation	None	(4)	3,830,749	110,900	4	110,900
Innofun Investment Corporation	Common stock of G-TECH Optoelectronics Corporation	None	(4)	3,299,698	290,703	1	290,703
Rockets Holding Ltd.	Common stock of Stanford Developments Ltd.	An indirect wholly-owned subsidiary	(1)	164,000,000	13,617,330	100	13,617,330
Rockets Holding Ltd.	Common stock of Mstar Semiconductor, Inc. (Cayman)	None	(4)	1,668,984	332,128	-	332,128

	Kind and name of marketable securities	Relationship of the issuers with the investee company	General ledger accounts (Note 1)	June 30, 2012

Name of subsidiary				Number of shares	Book value	Percentage	Market value/ Net worth

Rockets Holding Ltd.	Common stock of Sonics Trading Limited	An indirect wholly-owned subsidiary	(1)	8,390,001	194,645	100	194,645
Rockets Holding Ltd.	Common stock of Best China Investments Ltd.	An indirect wholly-owned subsidiary	(1)	10,000,001	317,963	100	317,963
Rockets Holding Ltd.	Common stock of Mega Chance Investments Ltd.	An indirect wholly-owned subsidiary	(1)	18,000,000	566,761	100	566,761
Rockets Holding Ltd.	Common stock of Excel Victory Ltd.	An indirect wholly-owned subsidiary	(1)	3,000,000	421,083	100	421,083
Rockets Holding Ltd.	Common stock of Magic Sun Ltd.	An indirect wholly-owned subsidiary	(1)	38,000,001	1,044,701	100	1,044,701
Rockets Holding Ltd.	Common stock of Nets Trading Ltd.	An indirect wholly-owned subsidiary	(1)	1	2,110	100	2,110
Suns Holding Ltd.	Common stock of Warriors Technology Investments Ltd.	An indirect wholly-owned subsidiary	(1)	5,072,001	354,806	100	354,806
Warriors Technology Investments Ltd.	Common stock of ILI Technology Corporation	None	(4)	3,381,841	270,547	5	270,547
Warriors Technology Investment Ltd.	Common stock of OED Holding Ltd.	None	(2)	16,000,000	64,936	6	Note 2
Best China Investment Ltd.	Common stock of Asiaward Investment Ltd.	An indirect wholly-owned subsidiary	(1)	77,830,001	317,963	100	317,963
Stanford Developments Ltd.	Common stock of Full Lucky Investments Ltd.	An indirect wholly-owned subsidiary	(1)	1,271,015,401	-	100	-
Stanford Developments Ltd.	Common stock of Innocom Technology (Shenzhen) Co., Ltd.	An indirect wholly-owned subsidiary	(1)	-	$13,617,318	100	$13,617,318
Mega Chance Investments Ltd.	Common stock of Main Dynasty Investment Ltd.	An indirect wholly-owned subsidiary	(1)	139,623,801	566,760	100	566,760
Excel Victory Ltd.	Common stock of Glory Ace Investment Ltd.	An indirect wholly-owned subsidiary	(1)	23,250,000	421,083	100	421,083
Magic Sun Ltd.	Common stock of Sun Dynasty Development Limited	An indirect wholly-owned subsidiary	(1)	295,969,001	1,044,701	100	1,044,701
Asiaward Investment Ltd.	Common stock of Innocom Technology (Xiamen) Co., Ltd.	An indirect wholly-owned subsidiary	(1)	-	317,963	100	317,963
Main Dynasty Investment Ltd.	Common stock of Innocom Technology (Jia Shan) Co., Ltd.	An indirect wholly-owned subsidiary	(1)	-	566,760	100	566,760
Glory Ace Investment Ltd.	Common stock of Innocom Technology (Chongqing) Co., Ltd.	An indirect wholly-owned subsidiary	(1)	-	421,083	100	421,083
Sun Dynasty Development Limited	Common stock of Innocom Technology (Chengdu) Co., Ltd.	An indirect wholly-owned subsidiary	(1)	-	1,044,701	100	1,044,701
Chi Mei Optoelectronics Japan Co., Ltd.	Common stock of Chi Mei Optoelectronics USA, Ltd.	An indirect wholly-owned subsidiary	(1)	1,000	169,494	100	169,494

	Kind and name of marketable securities	Relationship of the issuers with the investee company	General ledger accounts (Note 1)	June 30, 2012

Name of subsidiary				Number of shares	Book value	Percentage	Market value/ Net worth

Landmark International Ltd.	Common stock of Ningbo Chi Mei Optoelectronics Ltd.	An indirect wholly-owned subsidiary	(1)	-	20,069,720	100	20,069,720
Landmark International Ltd.	Common stock of Nanhai Chi Mei Optoelectronics Ltd.	An indirect wholly-owned subsidiary	(1)	-	7,569,799	100	7,569,799
Landmark International Ltd.	Common stock of Ningbo Chi Mei Electronics Ltd.	An indirect wholly-owned subsidiary	(1)	-	1,717,011	100	1,717,011
Landmark International Ltd.	Common stock of Nanhai Chi Mei Electronics Corp.	An indirect wholly-owned subsidiary	(1)	-	5,574,358	100	5,574,358
Yuan Chi Investment Co., Ltd.	Common stock of Chi Mei Logistics Corp. Ltd.	An investee company accounted for under the equity method	(1)	12,740,000	129,866	49	129,866
Yuan Chi Investment Co., Ltd.	Common stock of Powerking Optoelectronics Co., Ltd.	An investee company accounted for under the equity method	(1)	1,010,000	4,698	5	4,698
Yuan Chi Investment Co., Ltd.	Common stock of Exploit Technology Co., Ltd.	An investee company accounted for under the equity method	(1)	246,317	-	5	5,414
Yuan Chi Investment Co., Ltd.	Common stock of GIO Optoelectronics Corp.	An investee company accounted for under the equity method	(1)	467,519	1,589	-	1,589
Yuan Chi Investment Co., Ltd.	Common stock of TOA Optronics Corporation	An indirect investee company accounted for under the equity method	(1)	58,007,000	382,621	40	516,904
Yuan Chi Investment Co., Ltd.	Common stock of Chi Mei Lighting Technology Corporation	A subsidiary of the Company	(1)	19,673,402	197,346	9	197,346
Yuan Chi Investment Co., Ltd.	Common stock of Chi Mei Materials Technology Corporation	An investee company accounted for under the equity method	(1)	4,056,506	$73,464	1	$67,297
Yuan Chi Investment Co., Ltd.	Common stock of Trillion Science	None	(2)	1,000,000	11,424	4	Note B
Yuan Chi Investment Co., Ltd.	Common stock of Himax Analogic Company	None	(2)	1,500,000	761	4	Note B
Yuan Chi Investment Co., Ltd.	Common stock of Himax Media Solutions Company	None	(2)	88,750	4,345	-	Note B
Yuan Chi Investment Co., Ltd.	Common stock of China Electric Mfg. Corp.	None	(5)	13,000,000	261,950	3	261,950
Yuan Chi Investment Co., Ltd.	Common stock of Optivision Technology, Inc.	None	(2)	6,442,821	120,216	8	Note B
Yuan Chi Investment Co., Ltd.	Common stock of Alpha Crystal Technology Corporation	None	(2)	15,677,187	292,915	10	Note B
Leadtek Global Group Limited	Common stock of Himax Technologies, Inc. (Himax Cayman)	None	(5)	49,645,058	1,390,682	15	1,390,682
Keyway Investment Management Limited	Common stock of Ningbo Chi Mei Logistics Corp.	An indirect wholly-owned subsidiary	(1)	-	145,650	100	145,650
Keyway Investment Management Limited	Common stock of Nanhai Chi Mei Logistics Corp.	An indirect wholly-owned subsidiary	(1)	-	53,585	100	53,585
Chi Mei Optoelectronics Europe B. V.	Common stock of Chi Mei Optoelectronics Germany GmbH.	An indirect wholly-owned subsidiary	(1)	250	21,253	100	21,253

	Kind and name of marketable securities	Relationship of the issuers with the investee company	General ledger accounts (Note 1)	June 30, 2012

Name of subsidiary				Number of shares	Book value	Percentage	Market value/ Net worth

Chi Mei Optoelectronics Europe B. V.	Common stock of Chi Mei Optoelectronics UK Ltd.	An indirect wholly-owned subsidiary	(1)	150,000	-	100	-
Chi Mei Lighting Technology Corporation	Common stock of Smart Light Global Limited	An indirect wholly-owned subsidiary	(1)	8,000,000	276,300	100	276,300
Chi Mei Lighting Technology Corporation	Common stock of Water Works Corp.	None	(2)	1,490,000	44,700	3	-
Smart Light Global Limited	Common stock of Foshan Chi Mei Lighting Technology Ltd.	An indirect wholly-owned subsidiary	(1)	-	277,752	100	277,752
Gold Union Investments Ltd.	Common stock of Ningbo Chi Hsin Electrics Ltd.	An indirect wholly-owned subsidiary	(1)	-	640,022	100	640,022
Gold Union Investments Ltd.	Common stock of Dongguan Chi Hsin Electrics Ltd.	An indirect wholly-owned subsidiary	(1)	-	484,330	100	484,330
Toppoly Optoelectronics (B. V. I.) Ltd.	Common stock of Toppoly Optoelectronics (Cayman) Ltd.	An indirect wholly-owned subsidiary	(1)	126,800,000	3,087,530	100	3,087,530
Toppoly Optoelectronics (Cayman) Ltd.	Common stock of Toptech Trading Limited	An indirect wholly-owned subsidiary	(1)	300,000	(1,238)	100	(1,238)
Toppoly Optoelectronics (Cayman) Ltd.	Common stock of TPO Displays (Nanjing) Ltd.	An indirect wholly-owned subsidiary	(1)	-	2,598,308	100	2,598,308
Toppoly Optoelectronics (Cayman) Ltd.	Common stock of TPO Displays (Shinepal) Ltd.	An indirect wholly-owned subsidiary	(1)	-	490,448	100	490,448
TPO Hong Kong Holding Ltd.	Common stock of TPO Displays Hong Kong Holding Ltd.	An indirect wholly-owned subsidiary	(1)	162,897,802	$394,281	100	$394,281
TPO Hong Kong Holding Ltd.	Common stock of TPO Displays Hong Kong Ltd.	An indirect wholly-owned subsidiary	(1)	350,000,000	(1,931,802)	100	(1,931,802)
TPO Hong Kong Holding Ltd.	Common stock of TPO Displays Japan Ltd.	An indirect wholly-owned subsidiary	(1)	201	2,369,985	100	2,369,985
TPO Hong Kong Holding Ltd.	Common stock of TPO Displays Europe Ltd.	An indirect wholly-owned subsidiary	(1)	375,810	2,225,641	100	2,225,641
TPO Hong Kong Holding Ltd.	Common stock of TPO Displays USA Inc.	An indirect wholly-owned subsidiary	(1)	1,000	233,263	100	233,263
TPO Displays Hong Kong Holding Ltd.	Common stock of TPO Displays Shanghai Ltd.	An indirect wholly-owned subsidiary	(1)	-	394,281	100	394,281
TPO Displays Europe B. V.	Common stock of TPO Displays Germany GmbH.	An indirect wholly-owned subsidiary	(1)	100,000	55,068	100	55,068
Bright Information Holding Ltd.	Common stock of Kunpal Optoelectronics Ltd.	An indirect wholly-owned subsidiary	(1)	-	87,699	100	87,699

				June 30, 2012

Name of subsidiary	Kind and name of marketable securities	Relationship of the issuers with the investee company	General ledger accounts (Note 1)	Number of shares	Book value	Percentage	Market value/ Net worth

Golden Achiever International Ltd.	Common stock of Dragon Flame Industrial Ltd.	An indirect wholly-owned subsidiary	(1)	500	39,519	100	39,519
Golden Achiever International Ltd.	Common stock of VAP Optoelectronics (Nanjing) Corp.	An indirect wholly-owned subsidiary	(1)	-	(81,480)	100	(81,480)
Golden Achiever International Ltd.	Common stock of Eastern Vision Co., Ltd.	An indirect wholly-owned subsidiary	(1)	500	75	100	75

	Note 1: Code of general ledger accounts:	(1)	Long-term investment accounted for under the equity method
		(2)	Financial assets carried at cost - non-current
		(3)	Financial assets at fair value through profit or loss - non-current.
		(4)	Available for sale financial asset - non-current
Note 2: The investment was measured at cost since it has no active market price, and its fair value cannot be measured reliably.

E.	Acquisition or sale of the same security with the accumulated cost exceeding $100 million or 20% of the Company’s paid-in capital during the six-month period ended June 30, 2012:

					Beginning balance		Acquisition		Disposal				Ending balance

Company Name	Marketable securities type and name	Financial statement account	Counterparty	Nature of relationship	Shares/units	Amount	Shares/units	Amount	Shares/units	Amount	Carrying value	Gain (loss) on disposal	Shares/units	Amount

Toppoly Optoelectronics (B.V.I.) Ltd.	Toppoly Optoelectronics (Cayman) Ltd.	Long-term investments accounted for under the equity method	Note A	Note A	122,400,000	$2,908,357	4,400,000	$131,912	-	$-	$-	$-	126,800,000	$3,040,269
Toppoly Optoelectronics (Cayman) Ltd.	TPO Displays (Nanjing) Ltd.	Long-term investments accounted for under the equity method	Note A	Note A	-	$2,803,402	-	$131,912	-	$-	$-	$-	-	$2,935,314

Note A: The wholly-owned subsidiary increased its capital through cash or was newly established.
F.	Acquisition of real estate properties exceeding $100 million or 20% of the Company’s paid-in capital for the six-month period ended June 30, 2012: None.
G.	Disposal of real estate properties exceeding $100 million or 20% of the Company’s paid-in capital for the six-month period ended June 30, 2012: None.
H.	Purchases from or sales to related parties exceeding $100 million or 20% of the Company’s paid-in capital for the six-month period ended June 30, 2012: refer to Note 11(1) and following information:

			Transactions				Difference with general transactions		Notes and accounts receivable (payable)

Company	Counterparty	Relationship with the Company	Purchases / sales	Amount	Percentage of purchases / sales	Terms	Unit price	Terms	Balance	Percentage of balance

Lakers Trading Ltd.	Carston Ltd. B. H.	An indirect wholly-owned subsidiary of Hon Hai Precision Industry Co., Ltd.	Processing costs	$1,253,966	3	90 days	Cost plus	No material difference	$-	-
Lakers Trading Ltd.	Qunkang Precision Component (Kunshan) Co., Ltd.	An indirect wholly-owned subsidiary of Hon Hai Precision Industry Co., Ltd.	Processing costs	128,104	-	90 days	Cost plus	No material difference	(9,972)	-
Lakers Trading Ltd.	Innocom Technology (Chongqing) Co., Ltd.	An indirect wholly-owned subsidiary	Processing costs	105,527	-	90 days	Cost plus	No material difference	(100,627)	1
Innocom Technology (Shenzhen) Co., Ltd.	Lakers Trading Ltd.	An indirect wholly-owned subsidiary	Processing revenue	6,561,481	68	60 days	Cost plus	No material difference	6,484,547	69
TPO Displays (Nanjing) Ltd.	TPO Displays Hong Kong Ltd.	An indirect wholly-owned subsidiary	Processing revenue	1,243,628	40	90 days	Cost plus	No material difference	9,172,795	99
Nanhai Chi Mei Electronics Ltd.	Lakers Trading Ltd.	An indirect wholly-owned subsidiary	Processing revenue	5,404,956	93	90 days	Cost plus	No material difference	5,297,584	95
Ningbo Chi Mei Optoelectronics Ltd.	Leadtek Global Group Limited	A subsidiary of the Company	Processing revenue	25,318,078	98	60 days	Cost plus	No material difference	38,693,295	99
Nanhai Chi Mei Optoelectronics Ltd.	Leadtek Global Group Limited	A subsidiary of the Company	Processing revenue	18,699,748	91	60 days	Cost plus	No material difference	22,044,399	92
Ningbo Chi Hsin Electrics Ltd.	Leadtek Global Group Limited	A subsidiary of the Company	Processing revenue	1,861,468	100	60 days	Cost plus	No material difference	719,725	99
Ningbo Chi Mei Electronics Ltd.	Leadtek Global Group Limited	A subsidiary of the Company	Processing revenue	7,194,105	99	60 days	Cost plus	No material difference	5,165,425	99

			Transactions				Difference with general transactions		Notes and accounts receivable (payable)

Company	Counterparty	Relationship with the Company	Purchases / sales	Amount	Percentage of purchases / sales	Terms	Unit price	Terms	Balance	Percentage of balance

TPO Displays Shanghai Ltd.	TPO Displays (Nanjing) Ltd.	An indirect wholly- owned subsidiary	Sales	$264,198	8	60 days	Similar with general transactions	No material difference	$110,615	10
TPO Displays Hong Kong Ltd.	TPO Displays (Shinepal) Ltd.	An indirect wholly- owned subsidiary	Sales	1,332,443	5	60 days	Similar with general transactions	No material difference	3,322,614	26
Innolux Corporation Ltd.	Fusing International Inc.	An indirect wholly-owned subsidiary of Hon Hai Precision Industry Co., Ltd.	Sales	469,613	12	60 days	Similar with general transactions	No material difference	473,073	46
TPO Displays (Shinepal) Ltd.	TPO Displays (Nanjing) Ltd.	An indirect wholly- owned subsidiary	Sales	1,556,752	100	60 days	Similar with general transactions	No material difference	3,684,901	100
Ningbo Chi Mei Optoelectronics Ltd.	Ningbo Chi Mei Electronics Ltd.	An indirect wholly- owned subsidiary	Sales	412,747	2	30 days	Similar with general transactions	No material difference	243,751	1
Nanhai Chi Mei Optoelectronics Ltd.	Nanhai Lin Chuan Optronics Co., Ltd.	An indirect wholly-owned subsidiary of Chi Mei Corporation	Sales	358,214	2	120 days	Similar with general transactions	No material difference	388,206	2
Nanhai Chi Mei Optoelectronics Ltd.	Nanhai Chi Mei Electronics Ltd.	An indirect wholly-owned subsidiary of Chi Mei Corporation	Sales	740,847	4	30 days	Similar with general transactions	No material difference	1,118,521	5
Nanhai Chi Mei Electronics Ltd.	Innocom Technology (Shenzhen) Co., Ltd.	An indirect wholly- owned subsidiary	Purchases	250,652	4	90 days	Similar with general transactions	No material difference	(2,024,214)	37

			Transactions				Difference with general transactions		Notes and accounts receivable (payable)

Company	Counterparty	Relationship with the Company	Purchases / sales	Amount	Percentage of purchases / sales	Terms	Unit price	Terms	Balance	Percentage of balance

Innolux Corporation	Fusing International Inc.	An indirect wholly-owned subsidiary of Hon Hai Precision Industry Co., Ltd.	Purchases	$653,293	16	90 days	Similar with general transactions	No material difference	($658,105)	41
Ningbo Chi Mei Optoelectronics Ltd.	Hon Hai Precision Industry Co., Ltd.	Same major stockholder	Purchases	1,010,507	4	60 days	Similar with general transactions	No material difference	(599,683)	3
Ningbo Chi Mei Optoelectronics Ltd.	Hongfujin Precision Industry (Shenzhen) Co., Ltd.	An indirect wholly-owned subsidiary of Hon Hai Precision Industry Co., Ltd.	Purchases	345,510	1	45 days	Similar with general transactions	No material difference	(193,290)	1
Ningbo Chi Mei Optoelectronics Ltd.	Advanced Optoelectronic Technology Inc.	The subsidiary of the Company is corporate director of Advanced	Purchases	134,356	1	120 days	Similar with general transactions	No material difference	(96,847)	-
Ningbo Chi Mei Optoelectronics Ltd.	Optivision Technology, Inc.	An investee company accounted for under the cost method	Purchases	153,292	1	120 days	Similar with general transactions	No material difference	(117,234)	1
Nanhai Chi Mei Optoelectronics Ltd.	Ampower Technology Co., Ltd.	Subsidiary of an investee company accounted for under the equity method	Purchases	511,917	3	90 days	Single supplier; no basis for comparison	No material difference	(315,222)	2
Ningbo Chi Mei Optoelectronics Ltd.	Ningbo Chi Mei Material Technology Corp.	Subsidiary of an investee company accounted for under the equity method	Purchases	2,247,006	9	90 days	Single supplier; no basis for comparison	No material difference	(1,780,182)	8
Ningbo Chi Mei Electronics Ltd.	Ningbo Chi Mei Material Technology Corp.	Subsidiary of an investee company accounted for under the equity method	Purchases	714,012	10	90 days	Single supplier; no basis for comparison	No material difference	(497,859)	8

			Transactions				Difference with general transactions		Notes and accounts receivable (payable)

Company	Counterparty	Relationship with the Company	Purchases / sales	Amount	Percentage of purchases / sales	Terms	Unit price	Terms	Balance	Percentage of balance

Ningbo Chi Mei Optoelectronics Ltd.	Ningbo Lin Moug Optronics Co., Ltd.	An indirect wholly-owned subsidiary of Chi Mei Corporation	Purchases	$2,349,587	10	120 days	Single supplier; no basis for comparison	No material difference	($1,760,715)	8
Ningbo Chi Mei Electronics Ltd.	Ningbo Lin Moug Optronics Co., Ltd.	An indirect wholly-owned subsidiary of Chi Mei Corporation	Purchases	275,381	4	120 days	Single supplier; no basis for comparison	No material difference	(203,242)	3
Nanhai Chi Mei Optoelectronics Ltd.	GIO Optoelectronics Ltd.	An investee company under equity method	Purchases	380,825	2	60 days	Similar with general transactions	No material difference	(219,678)	1
Ningbo Chi Mei Electronics Ltd.	GIO Optoelectronics Ltd.	An investee company under equity method	Purchases	122,847	2	90 days	Similar with general transactions	No material difference	(56,000)	1
Nanhai Chi Mei Optoelectronics Ltd.	Chi Mei Material Technology Corp.	An investee company under equity method	Purchases	894,613	5	60 days	Similar with general transactions	No material difference	(710,848)	4
Nanhai Chi Mei Electronics Ltd.	Hon Hai Precision Industry Co., Ltd.	Same major stockholder	Purchases	201,592	3	90 days	Similar with general transactions	No material difference	(93,598)	2
Nanhai Chi Mei Optoelectronics Ltd.	Hon Hai Precision Industry Co., Ltd.	Same major stockholder	Purchases	200,132	1	90 days	Similar with general transactions	No material difference	(158,856)	1
Nanhai Chi Mei Optoelectronics Ltd.	Foshan GIO Optoelectronics Co., Ltd.	An indirect wholly- owned subsidiary	Purchases	225,337	1	90 days	Similar with general transactions	No material difference	(140,580)	1
Ningbo Chi Mei Electronics Ltd.	Hon Hai Precision Industry Co., Ltd.	Same major stockholder	Purchases	267,515	4	90 days	Similar with general transactions	No material difference	(131,386)	2

			Transactions				Difference with general transactions		Notes and accounts receivable (payable)

Company	Counterparty	Relationship with the Company	Purchases / sales	Amount	Percentage of purchases / sales	Terms	Unit price	Terms	Balance	Percentage of balance

Nanhai Chi Mei Optoelectronics Ltd.	Nanhai Lin Chaun Optronics Co., Ltd.	An indirect wholly-owned subsidiary of Chi Mei Corporation	Purchases	$1,702,024	9	120 days	Similar with general transactions	No material difference	($1,528,443)	9
Nanhai Chi Mei Optoelectronics Ltd.	Chi Lin Technology Corporation	Subsidiary of Chi Mei Corporation	Purchases	123,301	1	60 days	Similar with general transactions	No material difference	(65,252)	-
Nanhai Chi Mei Optoelectronics Ltd.	Ningbo Chi Mei Material Technology Corp.	Subsidiary of an investee company accounted for under the equity method	Purchases	287,199	2	60 days	Similar with general transactions	No material difference	(166,889)	1
Nanhai Chi Mei Electronics Ltd.	Ningbo Chi Mei Material Technology Corp.	Subsidiary of an investee company accounted for under the equity method	Purchases	351,668	6	60 days	Similar with general transactions	No material difference	(302,847)	6

I. Receivables from related parties exceeding $100 million or 20% of the Company’s paid-in capital as at June 30, 2012:

					Overdue receivables

Company	Counterparty	Relationship with the Company	Balance of receivable from related parties	Turnover rate	Amount	Action adopted for overdue accounts	Subsequent collection	Allowance for doubtful accounts provided

Innolux Corporation Ltd.	Fusing International Corporation	An indirect wholly-owned subsidiary of Hon Hai Precision Industry Co., Ltd.	$473,073	1.99	$235,943	Accelerate collection	$-	$-
Innocom Technology (Shenzhen) Co., Ltd.	Hongfujin Precision Electronics (Chongqing) Co., Ltd.	An indirect wholly-owned subsidiary of Hon Hai Precision Industry Co., Ltd.	137,374	-	-	-	-	-
Innocom Technology (Shenzhen) Co., Ltd	Nanhai Chi Mei Electronics Ltd.	An indirect wholly-owned subsidiary	1,032,136	0.10	945,040	Accelerate collection	-	-
Innocom Technology (Chongqing) Co., Ltd.	Lakers Trading Ltd.	An indirect wholly-owned subsidiary	306,137	-	-	-	-	-
Sonics Trading Ltd.	Lakers Trading Ltd.	An indirect wholly-owned subsidiary	168,491	-	-	-	-	-
Nanhai Chi Mei Optoelectronics Ltd.	Nanhai Lin Chuan Optronics Co., Ltd.	An indirect wholly-owned subsidiary	388,206	1.46	125,679	Accelerate collection	-	-
Ningbo Chi Mei Optoelectronics Ltd.	Leadtek Global Group Limited	A subsidiary of the Company	38,693,295	0.66	22,168,851	Subsequent collection	7,685,621	-
Nanhai Chi Mei Optoelectronics Ltd.	Leadtek Global Group Limited	A subsidiary of the Company	22,044,399	0.86	14,142,389	Accelerate collection	-	-
Ningbo Chi Hsin Electrics Ltd.	Leadtek Global Group Limited	A subsidiary of the Company	719,725	1.87	-	-	444,824	-
Ningbo Chi Mei ElectronicsLtd.	Leadtek Global Group Limited	A subsidiary of the Company	5,165,425	1.29	1,955,287	Subsequent collection	2,082,597	-
Ningbo Chi Mei Optoelectronics Ltd.	Ningbo Chi Mei Electronics Ltd.	An indirect wholly-owned subsidiary	243,751	1.23	118,186	Accelerate collection	-	-
Nanhai Chi Mei Optoelectronics Ltd.	Nanhai Chi Mei Electronics Ltd.	An indirect wholly-owned subsidiary	1,118,521	0.99	647,972	Accelerate collection	-	-

					Overdue receivables

Company	Counterparty	Relationship with the Company	Balance of receivable from related parties	Turnover rate	Amount	Action adopted for overdue accounts	Subsequent collection	Allowance for doubtful accounts provided

Innocom Technology (Shenzhen) Co., Ltd	Lakers Trading Ltd.	An indirect wholly-owned subsidiary	$6,484,547	2.02	$-	-	$-	$-
TPO Displays (Nanjing) Ltd.	TPO Display Hong Kong Ltd.	An indirect wholly-owned subsidiary	9,172,795	0.22	2,484,427	Subsequent collection	189,004	-
TPO Displays (Shinepal) Ltd.	TPO Displays (Nanjing) Ltd.	An indirect wholly-owned subsidiary	3,684,901	0.35	3,684,901	Accelerate collection	-	-
TPO Displays Hong Kong Ltd.	TPO Display (Shinepal) Ltd.	An indirect wholly-owned subsidiary	3,322,614	0.32	2,458,910	Accelerate collection	-	-
TPO Displays Shanghai Ltd.	TPO Displays (Nanjing) Ltd.	An indirect wholly-owned subsidiary	110,615	2.61	34	Accelerate collection	-	-
TPO Displays Japan K.K.	TPO Displays Hong Kong Ltd.	An indirect wholly-owned subsidiary	380,752	-	-	-	-	-
TPO Displays Hong Kong Ltd.	TPO Displays Shanghai Ltd.	An indirect wholly-owned subsidiary	152,957	-	152,957	Accelerate collection	-	-
TPO Displays Europe BV	TPO Display Hong Kong Ltd.	An indirect wholly-owned subsidiary	1,426,597	-	-	-	-	-
VAP Optoelectronics (Nanjing) Corp.	TPO Displays (Nanjing) Ltd.	An indirect wholly-owned subsidiary	238,786	-	238,785	Accelerate collection	-	-
Dragon Flame Industrial Ltd.	VAP Optoelectronics (Nanjing) Corp.	An indirect wholly-owned subsidiary	126,095	-	-	-	-	-
Nanhai Chi Mei Electronics Ltd.	Lakers Trading Ltd.	An indirect wholly-owned subsidiary	5,297,584	0.78	5,138,706	Accelerate collection	-	-
Nanhai Chi Mei Electronics Ltd.	Hongfujin Precision Electronics (Chongqing) Co., Ltd.	An indirect wholly-owned subsidiary of Hon Hai Precision Industry Co., Ltd.	129,603	0.31	82,966	Accelerate collection	-	-
Foshan Chi Mei Lighting Technology Ltd.	Chi Mei Lighting Technology Corporation	A subsidiary of the Company	126,192	0.45	-	-	-	-
Innocom Technology (Chengdu) Co., Ltd	Innocom Technology (Shenzhen) Co., Ltd.	An indirect wholly-owned subsidiary	129,538	-	129,538	Accelerate collection	-	-

J.	Information on derivative transactions

	a.	As of June 30, 2012, the information on derivative financial instruments of investee companies is as follows:

Investee company	Financial assets held for trading	Book value (namely fair value)	Contract amount (in thousands)

Chi Mei Lighting Technology Corporation	Foreign exchange forward contract - Sell HKD (Sell HKD/Buy JPY)	$570	HKD (sell)	66,000
			JPY (buy)	675,791
Leadtek Global Group Limited	Foreign exchange forward contract - Sell USD (Sell USD/Buy JPY)	117	USD (sell)	30,000

			JPY(buy)	2,386,560
		$687

b.	Additional disclosure:

For the six-month period ended June 30, 2012, the Company recognized net loss of $20,682 on derivative transactions (including net gain of $687 on valuation of financial assets and liabilities on June 30, 2012).

(3) Disclosure of information on indirect investments in Mainland China

     A. Information on investments in Mainland China:

Name of investee in Mainland China	Main activities of investee	Capital (Note A)	Method of investment	Balance of amount remitted from Taiwan on January 1, 2011 (in USD)	Transactions during Jan. 1, 2012 ~ June 30, 2012 (in USD)		Balance of amount remitted from Taiwan as of June 30, 2011 (in USD)	Ownership percentage held by the Company (Direct/indirect)	Profit recognized during Jan. 1, 2012 ~ June 30, 2012 (Note B)	Book value of investment as of June 30, 2012	Profit remitted to Taiwan during Jan. 1, 2011 ~ December 31, 2011

					Remittance out	Remittance in

Innocom Technology Shenzhen Ltd.	Manufacturing and production of LCD backend module	$4,900,320	Investee company located outside of Taiwan and mainland China remits its own funds directly to the investee companies located in mainland China	$4,900,320	$-	$-	$4,900,320	100	($349,324)	($13,617,318)	$-
Innocom Technology (Xiamen) Ltd.	Manufacturing and production of LCD backend module	298,800	Investee company located outside of Taiwan and mainland China remits its own funds directly to the investee companies located in mainland China	298,800	-	-	298,800	100	441	317,963	-
Innocom Technology (Jia shan) Co., Ltd.	Manufacturing and production of LCD backend module	537,840	Investee company located outside of Taiwan and mainland China remits its own funds directly to the investee companies located in mainland China	239,040	-	-	239,040	100	6,420	566,760	-

Name of investee in Mainland China	Main activities of investee	Capital (Note A)	Method of investment	Balance of amount remitted from Taiwan on January 1, 2011 (in USD)	Transactions during Jan. 1, 2012 ~ June 30, 2012 (in USD)		Balance of amount remitted from Taiwan as of June 30, 2011 (in USD)	Ownership percentage held by the Company (Direct/indirect)	Profit recognized during Jan. 1, 2012 ~ June 30, 2012 (Note B)	Book value of investment as of June 30, 2012	Profit remitted to Taiwan during Jan. 1, 2011 ~ December 31, 2011

					Remittance out	Remittance in

OED Company	Manufacturing and production of LCD backend module	$194,220	Investee company located outside of Taiwan and mainland China remits its own funds directly to the investee companies located in mainland China	$59,760	$-	$-	$59,760	6	$-	$64,936	$-
Innocom Technology (Chongqing) Co., Ltd.	Manufacturing and production of LCD backend module	89,640	Investee company located outside of Taiwan and mainland China remits its own funds directly to the investee companies located in mainland China	89,640	-	-	89,640	100	123,216	421,083	-
Innocom Technology (Chengdu) Co., Ltd	Manufacturing and production of LCD backend module	1,135,440	Investee company located outside of Taiwan and mainland China remits its own funds directly to the investee companies located in mainland China	1,135,440	-	-	1,135,440	100	635,982	1,044,701	-
Ningbo Chi Mei Electronics Ltd.	Developing, manufacturing, customer service and warehousing of TFT-LCD module	2,898,360	Note D	2,898,360	-	-	2,898,360	100	170,490	1,717,011	-

Name of investee in Mainland China	Main activities of investee	Capital (Note A)	Method of investment	Balance of amount remitted from Taiwan on January 1, 2011 (in USD)	Transactions during Jan. 1, 2012 ~ June 30, 2012 (in USD)		Balance of amount remitted from Taiwan as of June 30, 2011 (in USD)	Ownership percentage held by the Company (Direct/indirect)	Profit recognized during Jan. 1, 2012 ~ June 30, 2012 (Note B)	Book value of investment as of June 30, 2012	Profit remitted to Taiwan during Jan. 1, 2011 ~ December 31, 2011

					Remittance out	Remittance in

Ningbo Chi Mei Optoelectronics Ltd.	Manufacturing and selling of TFT-LCD modules	$6,424,200	Note D	$5,378,400	$-	$-	$5,378,400	100	$168,857	$20,069,720	$-
Nanhai Chi Mei Optoelectronics Ltd.	Manufacturing and customer service of TFT-LCD module	5,766,840	Note D	5,766,840	-	-	5,766,840	100	342,114	7,569,799	-
Nanhai Chi Mei Electronics Ltd.	Manufacturing and customer service of TFT-LCD module	5,677,200	Note D	5,677,200	-	-	5,677,200	100	(477,220)	5,574,358	-
Ningbo Chi Hsin Electrics Ltd.	Manufacturing and customer service of TFT-LCD module	896,400	Note D	896,400	-	-	896,400	100	45,505	640,022	-
Dongguan Chi Hsin Electrics Corp.	Manufacturing and customer service of TFT-LCD module	507,960	Note D	481,994	-	-	481,994	100	(64,278)	484,330	-
Ningbo Chi Mei Logistics Corp.	Warehousing Service	119,520	Note D	119,520	-	-	119,500	100	(2,451)	145,650	-
Nanhai Chi Mei Logistics Corp.	Warehousing, testing and logistics service of TFT-LCD monitors	44,820	Note D	44,820	-	-	44,800	100	588	53,585	-
Kunshan Guan Jye Electronics Co., Ltd.	Manufacturing of transformers	250,992	Note D	80,377	-	-	80,377	32	(2,836)	183,713	-

Name of investee in Mainland China	Main activities of investee	Capital (Note A)	Method of investment	Balance of amount remitted from Taiwan on January 1, 2011 (in USD)	Transactions during Jan. 1, 2012 ~ June 30, 2012 (in USD)		Balance of amount remitted from Taiwan as of June 30, 2011 (in USD)	Ownership percentage held by the Company (Direct/indirect)	Profit recognized during Jan. 1, 2012 ~ June 30, 2012 (Note B)	Book value of investment as of June 30, 2012	Profit remitted to Taiwan during Jan. 1, 2011 ~ December 31, 2011

					Remittance out	Remittance in

TPO Displays (Nanjing) Ltd.	Liquid crystal device (TN/STN, assembly of TFT-LCD device module, not including TFT-LCD panel process	$3,717,072	Note D	$3,585,600	$131,472	$-	$3,717,072	100	$175,656	$2,598,308	$-
TPO Displays (Shinepal) Ltd.	Purchases and sales of monitor-related components	62,748	Note D	62,748	-	-	62,748	100	(36,035)	490,448	-
Kunpal Optoelectronics Ltd.	TFT-LCD glass thinning processing	119,520	Note D	67,738	-	-	67,738	57	(2,714)	87,699	-
VAP Optoelectronics (Nanjing) Corp.	Manufacturing and selling of LCD module, back light module and related component	197,208	Note D	8,964	-	-	8,964	100	26,227	81,480	-
TPO Displays Shanghai Ltd.	Liquid crystal devices	627,480	Note D	-	-	-	-	100	270,793	394,281	-
Amlink (Shanghai) Ltd.	Manufacturing and selling of power supply, modem, ADSL, and other IT equipments	298,800	Note D	298,800	-	-	298,800	47	3,635	1,112,645	-

B. Information on investments in Mainland China (Note A):

Company	Accumulated amount wired out from Taiwan to mainland China as of the end of the period		Investment amount approved by FIC of MOEA		Ceiling of investment amount of the Company

Chi Mei Innolux Corporation	NT$	33,592,483	NT$	50,564,949	-

C.	Significant transactions with investee in Mainland China:

The significant transactions between the Company and the investee companies for the six-month period ended June 30, 2012 were eliminated in these financial statements and shown in Note 5(2) and Note 11(1),2,7,8.

	Note A:	The relevant figures are listed in NT$. Where foreign currencies are involved, the figures are converted to NT$ using exchange rate.

	Note B:	Profit or loss recognized for the six-month period ended June 30, 2012 was reviewed by independent accountants.

Note C:

Pursuant to the Jing-Shen-Zi Letter No. 10100485600 of the Ministry of Economic Affairs, R.O.C., dated June 29, 2012, as the Company has obtained the certificate of conforming to the business scope of headquarters, issued by the Industrial Development Bureau, MOEA, the investment ceiling regulation for Taiwan-based companies investing in Mainland China is not applicable to the Company.

	Note D:	The company was acquired from merger. The way of investment in Mainland China was through an existing company in third area.

(4)	The relationship and significant transactions between the Company and its subsidiaries

For the six-month period ended June 30, 2011

				Information from transactions (Note C)			Percentage of total combined revenue or total assets

Number	Name of counterparty	Name of transaction parties	Relationship (Note A)	Subject	Amount	Transaction terms (Note B)

0	Chimei Innolux Corporation	Innolux Corporation Ltd.	1	Sales	$9,975,043	-	4
0	Chimei Innolux Corporation	Innolux Corporation Ltd.	1	Accounts receivable	4,029,795	-	1
0	Chimei Innolux Corporation	Innocom Technology (Shenzhen) Co., Ltd.	1	Sales	4,845,203	-	2
0	Chimei Innolux Corporation	Innocom Technology (Shenzhen) Co., Ltd.	1	Accounts receivable	406,747	-	-
0	Chimei Innolux Corporation	Lakers Trading Ltd.	1	Purchases	2,399,749	-	1
0	Chimei Innolux Corporation	Toptech Trading Limited	1	Sales	291,855	-	-
0	Chimei Innolux Corporation	TPO Displays Shanghai Ltd.	1	Accounts receivable	424,599	-	-
0	Chimei Innolux Corporation	TPO Displays Shanghai Ltd.	1	Purchases	1,698,070	-	1
0	Chimei Innolux Corporation	TPO Displays Shanghai Ltd.	1	Accounts payable	715,436	-	-
0	Chimei Innolux Corporation	Nanhai Chi Mei Optoelectronics Ltd.	1	Sales	423,105	-	-
0	Chimei Innolux Corporation	Nanhai Chi Mei Optoelectronics Ltd.	1	Accounts receivable	204,285	-	-
0	Chimei Innolux Corporation	Innocom Technology (Chongqing) Co., Ltd.	1	Sales	378,027	-	-
0	Chimei Innolux Corporation	Innocom Technology (Chongqing) Co., Ltd.	1	Accounts receivable	376,190	-	-
0	Chimei Innolux Corporation	TPO Displays Hong Kong Ltd.	1	Accounts receivable	4,180,331	-	-
0	Chimei Innolux Corporation	TPO Displays Japan K. K.	1	Purchases	460,660	-	-
0	Chimei Innolux Corporation	Chi Mei Optoelectronics Japan Co., Ltd.	1	Sales	2,953,456	-	1
0	Chimei Innolux Corporation	Chi Mei Optoelectronics Japan Co., Ltd.	1	Accounts receivable	1,730,592	-	-
0	Chimei Innolux Corporation	Chi Mei Optoelectronics Japan Co., Ltd.	1	Purchases	117,530	-	-
0	Chimei Innolux Corporation	Chi Mei Optoelectronics Japan Co., Ltd.	1	Accounts payable	6,114	-	-
0	Chimei Innolux Corporation	TPO Displays Japan K. K.	1	Accounts payable	1,273,798	-	-

For the six-month period ended June 30, 2011

				Information from transactions (Note C)			Percentage of total combined revenue or total assets

Number	Name of counterparty	Name of transaction parties	Relationship (Note A)	Subject	Amount	Transaction terms (Note B)

0	Chimei Innolux Corporation	Leadtek Global Group Limited	1	Processing costs	$61,003,346	-	23
0	Chimei Innolux Corporation	Leadtek Global Group Limited	1	Accounts payable	51,385,677	-	7
0	Chimei Innolux Corporation	Lakers Trading Ltd.	1	Accounts payable	3,791,445	-	1
0	Chimei Innolux Corporation	Lakers Trading Ltd.	1	Processing costs	10,701,899	-	4
0	Chimei Innolux Corporation	VAP Optoelectronics (Nanjing) Corp.	1	Accounts receivable	258,379	-	-
0	Chimei Innolux Corporation	VAP Optoelectronics (Nanjing) Corp.	1	Purchases	302,941	-	-
0	Chimei Innolux Corporation	VAP Optoelectronics (Nanjing) Corp.	1	Accounts payable	194,373	-	-
0	Chimei Innolux Corporation	Ningbo Chi Mei Optoelectronics Ltd.	1	Accounts receivable	687,052	-	-
1	Dragon Flame Industrial Ltd.	VAP Optoelectronics (Nanjing) Corp.	3	Accounts receivable	121,456	-	-
2	Lakers Trading Ltd.	Innocom Technology (Chongqing) Co., Ltd.	3	Purchases	193,913	-	-
2	Lakers Trading Ltd.	Innocom Technology (Chongqing) Co., Ltd.	3	Accounts payable	22,900	-	-
2	Lakers Trading Ltd.	Innocom Technology (Shenzhen) Co., Ltd.	3	Sales	105,659	-	-
2	Lakers Trading Ltd.	Innocom Technology (Shenzhen) Co., Ltd.	3	Purchases	9,838,020	-	4
2	Lakers Trading Ltd.	Innocom Technology (Shenzhen) Co., Ltd.	3	Accounts receivable	133,855	-	-
2	Lakers Trading Ltd.	Innocom Technology (Shenzhen) Co., Ltd.	3	Accounts payable	729,618	-	-
3	Sonics Trading Ltd.	Lakers Trading Ltd.	3	Accounts receivable	161,836	-	-
4	TPO Displays Europe B.V.	TPO Displays Hong Kong Ltd.	3	Accounts receivable	1,571,786	-	-
5	TPO Displays Hong Kong Ltd.	TPO Displays (Shinepal) Ltd.	3	Accounts receivable	1,482,268	-	-
5	TPO Displays Hong Kong Ltd.	TPO Displays Shanghai Ltd.	3	Accounts receivable	452,117	-	-
5	TPO Displays Hong Kong Ltd	TPO Displays (Nanjing) Ltd.	3	Accounts receivable	1,697,127	-	-
5	TPO Displays Hong Kong Ltd.	TPO Displays (Shinepal) Ltd.	3	Sales	2,752,861	-	1
6	Chi Mei Lighting Technology Corporation	Foshan Chi Mei Lighting Technology Ltd.	3	Accounts receivable	118,166	-	-
7	VAP Optoelectronics (Nanjing) Corp.	TPO Displays (Nanjing) Ltd.	3	Sales	341,109	-	-
7	VAP Optoelectronics (Nanjing) Corp.	TPO Displays (Nanjing) Ltd.	3	Accounts receivable	282,813	-	-
8	TPO Displays (Shinepal) Ltd.	TPO Displays (Nanjing) Ltd.	3	Sales	3,363,180	-	1
8	TPO Displays (Shinepal) Ltd.	TPO Displays (Nanjing) Ltd.	3	Accounts receivable	1,719,403	-	-

For the six-month period ended June 30, 2011

				Information from transactions (Note C)			Percentage of total combined revenue or total assets

Number	Name of counterparty	Name of transaction parties	Relationship (Note A)	Subject	Amount	Transaction terms (Note B)

9	Nanhai Chi Mei Electronics Ltd.	Lakers Trading Ltd.	3	Processing revenue	$2,535,444	-	1
9	Nanhai Chi Mei Electronics Ltd.	Lakers Trading Ltd.	3	Accounts receivable	5,532,161	-	1
10	Nanhai Chi Mei Optoelectronics Ltd.	Leadtek Global Group Limited	3	Processing revenue	19,930,552	-	8
10	Nanhai Chi Mei Optoelectronics Ltd.	Leadtek Global Group Limited	3	Accounts receivable	11,286,201	-	2
11	TPO Displays Shanghai Ltd.	TPO Displays (Nanjing) Ltd.	3	Sales	144,505	-	-
11	TPO Displays Shanghai Ltd.	TPO Displays (Nanjing) Ltd.	3	Accounts receivable	44,380	-	-
12	TPO Displays (Nanjing) Ltd.	TPO Displays Shanghai Ltd.	3	Purchases	145,439	-	-
12	TPO Displays (Nanjing) Ltd.	TPO Displays Shanghai Ltd.	3	Accounts payable	42,948	-	-
12	TPO Displays (Nanjing) Ltd.	TPO Displays Hong Kong Ltd.	3	Processing revenue	425,847	-	-
13	Innocom Technology (Shenzhen) Co., Ltd.	Lakers Trading Ltd.	3	Processing revenue	9,838,020	-	4
13	Innocom Technology (Shenzhen) Co., Ltd.	Lakers Trading Ltd.	3	Accounts receivable	1,693,718	-	-
14	Innocom Technology (Chongqing) Co., Ltd.	Lakers Trading Ltd.	3	Accounts receivable	234,935	-	-
15	Ningbo Chi Hsin Electronics Ltd.	Leadtek Global Group Limited	3	Processing revenue	2,814,779	-	1
15	Ningbo Chi Hsin Electronics Ltd.	Leadtek Global Group Limited	3	Accounts receivable	754,034	-	-
16	Ningbo Chi Mei Electronics Ltd.	Leadtek Global Group Limited	3	Processing revenue	6,986,672	-	3
16	Ningbo Chi Mei Electronics Ltd.	Leadtek Global Group Limited	3	Accounts receivable	1,378,188	-	-
16	Ningbo Chi Mei Electronics Ltd.	Ningbo Chi Mei Electrics Ltd.	3	Purchases	334,453	-	-
16	Ningbo Chi Mei Electronics Ltd.	Ningbo Chi Mei Electrics Ltd.	3	Accounts payable	302,946	-	-
17	Ningbo Chi Mei Optoelectronics Ltd.	Leadtek Global Group Limited	3	Processing revenue	31,730,037	-	13
17	Ningbo Chi Mei Optoelectronics Ltd.	Leadtek Global Group Limited	3	Accounts receivable	24,550,307	-	3
17	Ningbo Chi Mei Optoelectronics Ltd.	Ningbo Chi Mei Electronics Ltd.	3	Sales	334,372	-	-
17	Ningbo Chi Mei Optoelectronics Ltd.	Ningbo Chi Mei Electronics Ltd.	3	Accounts receivable	303,346	-	-

For the six-month period ended June 30, 2012

				Information from transactions (Notes C)			Percentage of total combined revenue or total assets

Number	Name of counterparty	Name of transaction parties	Relationship (Note A)	Subject	Amount	Transaction terms (Note B)

0	Chimei Innolux Corporation	Innolux Corporation Ltd.	1	Sales	$3,389,528	-	2
0	Chimei Innolux Corporation	Innolux Corporation Ltd.	1	Accounts receivable	453,340	-	-
0	Chimei Innolux Corporation	Innocom Technology (Shenzhen) Co., Ltd.	1	Sales	3,345,912	-	1
0	Chimei Innolux Corporation	Innocom Technology (Shenzhen) Co., Ltd.	1	Accounts receivable	1,075,145	-	-
0	Chimei Innolux Corporation	Lakers Trading Ltd.	1	Sales	173,694	-	1
0	Chimei Innolux Corporation	TPO Displays Shanghai Ltd.	1	Purchases	2,921,872	-	1
0	Chimei Innolux Corporation	TPO Displays Shanghai Ltd.	1	Accounts payable	676,775	-	-
0	Chimei Innolux Corporation	Nanhai Chi Mei Optoelectronics Ltd.	1	Sales	210,391	-	-
0	Chimei Innolux Corporation	Nanhai Chi Mei Optoelectronics Ltd.	1	Accounts receivable	173,199	-	-
0	Chimei Innolux Corporation	Innocom Technology (Chongqing) Co., Ltd.	1	Sales	657,461	-	-
0	Chimei Innolux Corporation	TPO Displays Hong Kong Ltd.	1	Sales	954,140	-	-
0	Chimei Innolux Corporation	TPO Displays Japan K. K.	1	Purchases	183,997	-	-
0	Chimei Innolux Corporation	Chi Mei Optoelectronics Japan Co., Ltd.	1	Sales	2,961,046	-	1
0	Chimei Innolux Corporation	Chi Mei Optoelectronics Japan Co., Ltd.	1	Accounts receivable	1,859,589	-	-
0	Chimei Innolux Corporation	TPO Displays Japan K. K.	1	Accounts payable	1,251,400	-	-
0	Chimei Innolux Corporation	Leadtek Global Group Limited	1	Accounts receivable	790,666	-	-
0	Chimei Innolux Corporation	Leadtek Global Group Limited	1	Processing costs	52,932,423	-	23
0	Chimei Innolux Corporation	Leadtek Global Group Limited	1	Accounts payable	82,358,840	-	13
0	Chimei Innolux Corporation	Lakers Trading Ltd.	1	Accounts payable	6,238,911	-	1
0	Chimei Innolux Corporation	Lakers Trading Ltd.	1	Processing costs	8,813,477	-	4
0	Chimei Innolux Corporation	Ningbo Chi Mei Optoelectronics Ltd.	1	Accounts receivable	120,494	-	-
1	Dragon Flame Industrial Ltd.	VAP Optoelectronics (Nanjing) Corp.	3	Accounts receivable	126,095	-	-
2	Lakers Trading Ltd.	Innocom Technology (Chongqing) Co., Ltd.	3	Processing costs	105,527	-	-
2	Lakers Trading Ltd.	Innocom Technology (Chongqing) Co., Ltd.	3	Accounts payable	100,627	-	-
3	Sonics Trading Ltd.	Lakers Trading Ltd.	3	Accounts receivable	168,491	-	-
4	TPO Displays Europe B.V.	TPO Displays Hong Kong Ltd.	3	Accounts receivable	1,426,597	-	-

For the six-month period ended June 30, 2012

				Information from transactions (Notes C)			Percentage of total combined revenue or total assets

Number	Name of counterparty	Name of transaction parties	Relationship (Note A)	Subject	Amount	Transaction terms (Note B)

5	TPO Displays Hong Kong Ltd.	TPO Displays (Shinepal) Ltd.	3	Accounts receivable	$3,322,614	-	-
5	TPO Displays Hong Kong Ltd.	TPO Displays Shanghai Ltd.	3	Accounts receivable	152,957	-	-
5	TPO Displays Hong Kong Ltd.	TPO Displays (Shinepal) Ltd.	3	Sales	1,332,443	-	1
6	TPO Displays Japan K.K.	TPO Displays Hong Kong Ltd.	3	Accounts receivable	308,752	-	-
7	Foshan Chi Mei Lighting Technology	Chi Mei Lighting Technology Corporation	3	Accounts receivable	126,192	-	-
8	VAP Optoelectronics (Nanjing) Corp.	TPO Displays (Nanjing) Ltd.	3	Accounts receivable	238,786	-	-
9	TPO Displays (Shinepal) Ltd.	TPO Displays (Nanjing) Ltd.	3	Sales	1,556,752	-	-
9	TPO Displays (Shinepal) Ltd.	TPO Displays (Nanjing) Ltd.	3	Accounts receivable	3,684,901	-	-
10	Nanhai Chi Mei Optoelectronics Ltd.	Leadtek Global Group Limited	3	Processing revenue	18,699,748	-	8
10	Nanhai Chi Mei Optoelectronics Ltd.	Leadtek Global Group Limited	3	Accounts receivable	22,044,399	-	3
10	Nanhai Chi Mei Optoelectronics Ltd.	Nanhai Chi Mei Electronics Ltd.	3	Sales	740,847	-	-
10	Nanhai Chi Mei Optoelectronics Ltd.	Nanhai Chi Mei Electronics Ltd.	3	Accounts receivable	1,118,521	-	-
11	Nanhai Chi Mei Electronics Ltd.	Lakers Trading Ltd.	3	Processing revenue	5,404,956	-	2
11	Nanhai Chi Mei Electronics Ltd.	Lakers Trading Ltd.	3	Accounts receivable	5,297,584	-	1
11	Nanhai Chi Mei Electronics Ltd.	Innocom Technology Shenzhen Ltd.	3	Purchases	250,652	-	-
11	Nanhai Chi Mei Electronics Ltd.	Innocom Technology Shenzhen Ltd.	3	Accounts payable	2,024,214	-	-
12	TPO Displays Shanghai Ltd.	TPO Displays (Nanjing) Ltd.	3	Sales	264,198	-	-
12	TPO Displays Shanghai Ltd.	TPO Displays (Nanjing) Ltd.	3	Accounts receivable	110,615	-	-
13	TPO Displays (Nanjing) Ltd.	TPO Displays Hong Kong Ltd.	3	Processing revenue	1,243,628	-	-
13	TPO Displays (Nanjing) Ltd.	TPO Displays Hong Kong Ltd.	3	Accounts receivable	9,172,795	-	-
14	Innocom Technology (Chengdu) Co., Ltd.	Innocom Technology (Shenzhen) Ltd.	3	Accounts receivable	129,538	-	-
15	Innocom Technology (Chongqing) Co., Ltd.	Lakers Trading Ltd.	3	Accounts receivable	306,137	-	-
16	Innocom Technology (Shenzhen) Co., Ltd.	Lakers Trading Ltd.	3	Processing revenue	6,561,481	-	3
16	Innocom Technology (Shenzhen) Co., Ltd.	Lakers Trading Ltd.	3	Accounts receivable	6,484,547	-	1
16	Innocom Technology (Shenzhen) Co., Ltd.	Nanhai Chi Mei Electronics Ltd.	3	Accounts receivable	1,032,136	-	-
17	Ningbo Chi Hsin Electrics Ltd.	Leadtek Global Group Limited	3	Processing revenue	1,861,468	-	1

For the six-month period ended June 30, 2012

				Information from transactions (Notes C)			Percentage of total combined revenue or total assets

Number	Name of counterparty	Name of transaction parties	Relationship (Note A)	Subject	Amount	Transaction terms (Note B)

17	Ningbo Chi Hsin Electrics Ltd.	Leadtek Global Group Limited	3	Accounts receivable	$719,725	-	-
18	Ningbo Chi Mei Optoelectronics Ltd.	Leadtek Global Group Limited	3	Processing revenue	25,318,078	-	11
18	Ningbo Chi Mei Optoelectronics Ltd.	Leadtek Global Group Limited	3	Accounts receivable	38,693,295	-	6
18	Ningbo Chi Mei Optoelectronics Ltd.	Ningbo Chi Mei Electronics Ltd.	3	Sales	412,747	-	-
18	Ningbo Chi Mei Optoelectronics Ltd.	Ningbo Chi Mei Electronics Ltd.	3	Accounts receivable	243,751	-	-
19	Ningbo Chi Mei Electronics Ltd.	Leadtek Global Group Limited	3	Processing revenue	7,194,105	-	3
19	Ningbo Chi Mei Electronics Ltd.	Leadtek Global Group Limited	3	Accounts receivable	5,165,425	-	1

Note A:	1. Represent the transactions of the Company to the subsidiary.

2. Represent the transactions between the subsidiaries.

Note B:

Except for no comparable transactions from related parties, sales prices were similar to non-related parties transactions and the collection period was 30~120 days; the purchases from related parties were at market prices and payment term was 30~120 days upon receipt of goods.

Note C:	Amount disclosure standard: purchases, sales and receivables from related parties in excess of $100 million or 20% of capital.

12.	OPERATING SEGMENTS

The Company primarily engages in research, development, manufacture and sale of TFT LCD.

The chief operating decision-maker considers the business from a perspective of TFT LCD product size. TFT LCD products are currently classified into big size and small-medium size. Because the Company meets the criteria for combining the segment information of big-size and small-medium-size TFT LCD departments, the Company discloses only one reportable operating segment for all TFT LCD products. The Company’s operating segment information is prepared in accordance with the Company’s accounting policies. The chief operating decision-maker allocates resources and assesses performance of the operating segments primarily based on the operating revenue and profit (loss) before tax and discontinued operations of individual operating segment.

	1)	Financial information of reportable segment

The financial information of operating segment provided to the chief operating decision maker of the Company is shown below.

	For the six-month periods ended June 30,

	2011	2012

	TFT LCD	TFT LCD

Segment revenue	$246,023,442	$221,758,453

Segment income	($28,666,990)	($22,748,346)

Depreciation and amortization	$50,128,228	$44,089,964

Capital expenditure-fixed assets	$25,650,490	$6,688,554

Segment assets	$723,789,908	$636,783,411

2)	Reconciliation of reported segment

	1.	Reconciliation of segment revenue with operating revenue

	For the six-month periods ended June 30,

	2011	2012

	TFT LCD	TFT LCD

Segment revenue	$246,023,442	$221,758,453
Other revenue	2,612,077	3,328,317

Operating revenue	$248,635,519	$225,086,770

2.	Reconciliation of segment income with income (loss) before income tax

	For the six-month periods ended June 30,

	2011	2012

	TFT LCD	TFT LCD

Segment income	($28,666,990)	($22,748,346)
Others	172,590	(260,211)

Income (loss) before income tax	($28,494,400)	($23,008,557)

3.	Reconciliation of segment assets with total assets

	June 30,

	2011	2012

	TFT LCD	TFT LCD

Segment assets	$723,789,908	$636,783,411
Others	5,473,473	7,731,838

Total assets	$729,263,381	$644,515,249

4. Other significant reconciliation

	For the six-month periods ended June 30,

	2011	2012

	TFT LCD	TFT LCD

Depreciation and amortization	$50,128,228	$44,089,964
Others	886,180	215,890

	$51,014,408	$44,305,854

Capital expenditure-fixed assets	$25,650,490	$6,688,554
Others	1,195,304	321,313

	$26,845,794	$7,009,867

13.	DISCLOSURES RELATING TO THE ADOPTION OF IFRSs

Pursuant to the regulations of the Financial Supervisory Commission, Executive Yuan, R.O.C., effective January 1, 2013, a public company whose stock is listed on the Taiwan Stock Exchange Corporation or traded in the GreTai Securities Market should prepare financial statements in accordance with the International Financial Reporting Standards (“IFRSs”), International Accounting Standards (“IASs”), and relevant interpretations and interpretative bulletins that are ratified by the Financial Supervisory Commission.

The Company discloses the following information in advance prior to the adoption of IFRSs under the requirements of Jin-Guan-Zheng-Shen-Zi Order No. 0990004943 of the Financial Supervisory Commission, dated February 2, 2010:

Major contents and status of execution of the Company’s plan for IFRSs adoption:

A.

The Company has formed an IFRSs group, headed by the Company’s general manager, which is responsible for setting up a plan relative to the Company’s transition to IFRSs. The major contents and status of execution of this plan are outlined below:

	Working Items for IFRSs Adoption	Status of Execution

A.	Formation of an IFRSs group	Completed
B.	Setting up a plan relative to the Company’s transition to	Completed
IFRSs
C.	Identification of the differences between current	Completed
accounting policies and IFRSs
D.	Identification of consolidated entities under the IFRSs	Completed
framework
E.	Evaluation of the impact of each exemption and option	Completed
on the Company under IFRS 1 – First-time Adoption of
International Financial Reporting Standards
F.	Evaluation of needed information system adjustments	Completed
G.	Evaluation of needed internal control adjustments	Completed
H.	Establish IFRSs accounting policies	Note
I.	Selection of exemptions and options available under	Note
IFRS 1 – First-time Adoption of International Financial
Reporting Standards
J.	Preparation of statement of financial position on the	In Process
date of transition to IFRSs
K.	Preparation of IFRSs comparative financial information	In Process
for 2012
L.	Completion of relevant internal control (including	Completed
financial reporting process and relevant information
system) adjustments

Note:

The Company reports the progress of the IFRSs conversion plan to the directors, and continuously evaluates the impact to the IFRSs financial statements if the relevant laws and regulations are amended or as new ones are released.

B.

Material differences that may arise between the current accounting policies used in the preparation of financial statements and the IFRSs and “Rules Governing the Preparation of Financial Statements by Securities Issuers” that will be used in the preparation of financial statements in the future and the impact of such differences are outlined below:

The Company uses the IFRSs already recognized currently by the Financial Supervisory Commission and the “Rules Governing the Preparation of Financial Statements by Securities Issuers” that are expected to be applicable in 2013 as the basis for evaluation of material differences in accounting policies as mentioned above. However, the Company’s current evaluation results may be different from the actual differences that may arise when new issuances of or amendments to IFRSs that are subsequently recognized by the Financial Supervisory Commission or amendments to the “Rules Governing the Preparation of Financial Statements by Securities Issuers” come in the future. Therefore, the actual impact of those differences may also change.

The impact of material differences identified by the Company that may arise between the current accounting policies used in the preparation of financial statements and the IFRSs and “Rules Governing the Preparation of Financial Statements by Securities Issuers” that will be used in the preparation of financial statements in the future, and the effects of exemptions selected by the Company under IFRS 1 – First-time Adoption of International Financial Reporting Standards (refer to Note 13(3)) are set forth below:

		1.	Financial assets: Equity instruments

In accordance with the amended “Rules Governing the Preparation of Financial Statements by Securities Issuers”, dated July 7, 2011, unlisted stocks and emerging stocks held by the Company should be measured at cost and recognized in “Financial assets carried at cost”. However, in accordance with IAS 39, “Financial Instruments: Recognition and Measurement”, investments in equity instruments without an active market but with reliable fair value measurement (i.e. the variability of the estimation interval of reasonable fair values of such equity instruments is insignificant, or the probability for these estimates can be made reliably) should be measured at fair value.

		2.	Investments in associates/long-term equity investments accounted for under equity method:

In accordance with current accounting standards in R.O.C., if an investee company issues new shares and original shareholders do not purchase or acquire new shares proportionately, but the investor company does not lose its significant influence over the investee company, the investment percentage, and therefore the equity in net assets for the investment that an investor company has invested, will be changed. Such difference shall be used to adjust the ‘Additional paid-in capital’ and the ‘Long-term equity investments’ accounts. However, in accordance with IAS 28, “Investments in Associates”, increase in investment percentage is accounted for as an acquisition of investment; while, decrease in investment percentage is accounted for as a disposal of investment and any related disposal gain or loss is recognized.

		3.	Investment property:

In accordance with current accounting standards in R.O.C., the Company’s property that is leased to others is presented in ‘Other assets’ account. In accordance with IAS 40, “Investment Property”, property that meets the definition of investment property is classified and accounted for as ‘Investment property’.

	4.	Pensions:

(i)

The discount rate used to calculate pensions shall be determined with reference to the factors specified in R.O.C. SFAS 18, paragraph 23. However, IAS 19, “Employee Benefits”, requires an entity to determine the rate used to discount employee benefits with reference to market yields on high quality corporate bonds that match the currency at the end day of the reporting period and duration of its pension plan; when there is no deep market in corporate bonds, an entity is required to use market yields on government bonds (at the end day of the reporting period) instead.

(ii)

In accordance with current accounting standards in R.O.C., actuarial pension gain or loss of the Company is recognized in net pension cost of current period using the ‘corridor’ method. However, IAS 19, “Employee Benefits”, requires that actuarial pension gain or loss should be recognized immediately in other comprehensive income.

5.

Employee benefits:

The current accounting standards in R.O.C. do not specify the rules on the cost recognition for accumulated unused compensated absences. The Company recognizes such costs as expenses upon actual payment. However, IAS 19, “Employee Benefits”, requires that the costs of accumulated unused compensated absences should be accrued as expenses at the end of the reporting period.

	6.	Income taxes

(i)

In accordance with current accounting standards in R.O.C., a deferred tax asset or liability should, according to the classification of its related asset or liability, be classified as current or noncurrent. However, a deferred tax asset or liability that is not related to an asset or liability for financial reporting should be classified as current or noncurrent according to the expected period to realize or settle a deferred tax asset or liability. However, under IAS 1, “Presentation of Financial Statements”, an entity should not classify a deferred tax asset or liability as current.

(ii)

In accordance with current accounting standards in R.O.C., when evidence shows that part or whole of the deferred tax asset with 50% probability or above will not be realized, an entity should reduce the amount of deferred tax asset by adjusting the valuation allowance account. In accordance with IAS 12, “Income Taxes”, a deferred tax asset should be recognized if, and only if, it is considered highly probable that it will be realized.

The material reconciliation of the balance sheet as of January 1, 2012 and June 30, 2012, and the material reconciliation of the income statement for the six-month period ended June 30, 2012 is still in progress in accordance with the Company’s IFRSs transition plan.

C.

The Company has elected the following exemptions in accordance with IFRS 1, “First-time Adoption of International Financial Reporting Standards” and “Rules Governing the Preparation of Financial Statements by Securities Issuers” that are expected to be applicable in 2013:

	1.	Business combinations:

The Company has elected not to apply the requirements in IFRS 3, “Business Combinations”, retrospectively to business combinations that occurred prior to transition to IFRSs.

	2.	Share-based payment transactions:

The Company has elected not to apply the requirements in IFRS 2, “Share-based Payment”, retrospectively to equity instruments/liabilities that were vested/settled arising from share-based payment transactions prior to transition to IFRSs.

3.	Cumulative translation differences:

The Company has elected to reset the cumulative translation differences arising on the translation of the financial statements of foreign entities under ROC GAAP to zero at the opening IFRS balance sheet date, and to deal with translation differences arising subsequent to the opening IFRS balance sheet date in accordance with IAS 21, “The Effects of Changes in Foreign Exchange Rates”.

4.	Designation of previously recognized financial instruments:

The Company has elected to designate certain financial assets carried at cost as ‘Available-for-sale financial assets’ at the opening IFRS balance sheet date.

5.	Borrowing costs:

The Company has elected to apply the transitional provisions in paragraphs 27 and 28 of IAS 23, “Borrowing Costs”, amended in 2007 from the opening IFRS balance sheet date.

6.

Employee benefits:

The Company has elected to recognize all cumulative actuarial gains and losses for all employee benefit plans in ‘retained earnings’ at the opening IFRS balance sheet date, and to disclose the information of present value of defined benefit obligation, fair value of plan assets, gain or loss on plan assets and experience adjustments under the requirements of paragraph 120A (P), IAS 19, “Employee Benefits”, based on their prospective amounts for financial periods from the opening IFRS balance sheet date.

The selection of exemptions above may be different from the actual selection at the date of transition to IFRSs due to the issuance of related regulations by competent authorities, changes in economic environment, or changes in the evaluation of the impact of the Company’s selection of exemptions in the future.

Annex 6

CHIMEI INNOLUX CORPORATION

FINANCIAL STATEMENTS

For the six months ended June 30, 2012 and 2011

(Stock Code: 3481)

Address	: No.160, Kesyue Road, Jhunan Township, Miaoli County
Phone	: (037) 586-000

CHIMEI INNOLUX CORPORATION

Financial Statements

For the six months ended June 30, 2012 and 2011

	8.	SIGNIFICANT CATASTROPHE	52

	9.	SIGNIFICANT SUBSEQUENT EVENTS	52

	10.	OTHERS	53 - 60

	11.	ADDITIONAL DISCLOSURES REQUIRED BY THE SECURITIES AND FUTURES BUREAU	61 - 72

		(1) Related information of significant transactions	61 - 72

		(2) Disclosure information of investee company	73 - 97

		(3) Disclosure of information on indirect investments in Mainland China	98 - 101

	12.	SEGMENT INFORMATION	102

IX.	BREAKDOWN OF MAJOR ACCOUNTING ITEMS

REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders:
     Chimei Innolux Corporation

We have audited the accompanying balance sheet of Chimei Innolux Corporation (the “Company”) as of June 30, 2012 and 2011, and the related statement of income, statement of changes in stockholders’ equity and statement of cash flows for the six months then ended. The preparation of these financial statements is the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

Saved as disclosed in paragraph 3 below, we conducted our audits in accordance with the “Rules Governing the Examination of Financial Statements by Certified Public Accountants” and generally accepted auditing standards in the Republic of China. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

The investment income on long-term equity investments accounted for under the equity method as set forth in Note 4 (5) and the information of investee company disclosed in Note 11 were reviewed and disclosed based on the unaudited financial statements of the respective investee companies prepared on their own for the same period. The relevant balance of long-term equity investments including its loan amounted to $69,396,623,000 and $66,305,957,000 as of June 30, 2012 and 2011, respectively, and the relevant investment income recognized for the six months then ended was $1,377,491,000 and $403,619,000, respectively.

In our opinion, except for the balance of long-term equity investments accounted for under the equity method and the income thereon as set forth in paragraph 3 and the information of investee company disclosed in Note 11 and subject to the effect of possible appropriate adjustments and disclosures to be made based on the audited financial statements of the respective investee companies for the same period, if available, the financial statements referred to in paragraph 1 above present fairly, in all material respects, the financial position of Chimei Innolux Corporation as of June 30, 2012 and 2011, and the results of operations and cash flows for the six months then ended in conformity with the “Rules Governing the Preparation of Financial Statements by Securities Issuers” and generally accepted accounting principles in the Republic of China.

Chimei Innolux Corporation incurred a net loss of $22,330,758,000 for the six months ended June 30, 2012 and as of that date, its current liabilities have exceeded its current assets by $61,125,377,000. As set forth in Note 10(6) to the financial statements, management has designed a turnaround plan which aims to improve the Company’s operations and financial position.

We have also audited the consolidated financial statements of Chimei Innolux Corporation for the six months ended June 30, 2012 and 2011 and have issued a modified and standard unqualified opinion report thereon (not presented herewith), for information purpose only.

PricewaterhouseCoopers, Taiwan
August 7, 2012

CHIMEI INNOLUX CORPORATION AND SUBSIDIARIES
BALANCE SHEET
FOR THE SIX MONTHS ENDED JUNE 30
(Amounts expressed in thousands of Taiwan new dollars (TWD))

	2012		2011
	Amount	%	Amount	%

ASSETS
Current Assets
Cash and cash equivalents (Note 4(1))	$22,718,510	4	$32,945,588	5
Financial assets at fair value through profit or loss – current (Note 4(2))	1,156,768	-	150,354	-
Available-for-sale financial assets - current (Notes 4(3)(6))	32,339	-	3,209,899	1
Accounts receivable, net (Note 4(3)(6))	43,528,744	8	48,561,495	7
Accounts receivable, net - related parties (Note 5)	19,221,369	3	21,772,056	3
Other receivables (Notes 4(3)(16))	3,428,553	1	2,216,708	-
Other receivables - related parties – others (Note 5)	1,037,076	-	2,603,095	1
Other financial assets - current (Note 6)	6,354,787	1	-	-
Inventories (Note 4(4))	47,422,405	8	59,545,037	9
Prepayments (Note 4(16))	744,454	-	486,986	-
Non-current assets classified as held for sale (Note 4(10))	541,633	-	541,633	-
Deferred income tax assets - current (Note 4(16))	256,151	-	1,633,760	-
Other current assets - other	36,064	-	112,530	-
Total Current Assets	146,478,853	25	173,779,141	26
Funds and Investments
Available-for-sale financial assets - non-current (Note 4(6))	1,131,732	-	2,406,657	-
Financial assets carried at cost - non-current (Note 4(9))	824,892	-	789,615	-
Long-term equity investments accounted for under the equity method (Note 4(5))	69,435,215	12	67,523,850	10
Other financial assets - non-current (Note 6)	11,825,957	2	12,489,000	2
Total Funds and Investments	83,217,796	14	83,209,122	12
Property, Plant and Equipment (Notes 4(10), 5 and 6) Original Cost
Land	3,852,792	1	3,852,792	-
Buildings and constructions	147,652,624	25	144,061,951	22
Machinery and equipment	312,091,372	54	293,680,657	44
Testing equipment	4,863,046	1	4,222,472	1
Transportation equipment	84,309	-	76,355	-
Office equipment	815,862	-	747,516	-
Leased assets	2,043,277	-	1,949,309	-
Leasehold improvements	129,693	-	77,691	-
Other equipment	1,114,671	-	1,085,849	-
Cost and Revaluation Increment	472,647,646	81	449,754,592	67
Less: Accumulated depreciation	(212,504,468)	(36)	(136,299,617)	(20)
Construction in progress and prepayments for equipment	51,863,882	9	59,353,307	9
Net Property, Plant and Equipment	312,007,060	54	372,808,282	56
Intangible Assets (Note 4(11))
Goodwill	17,096,628	3	17,096,628	3
Other intangible assets	1,173,318	-	1,369,360	-
Total Intangible Assets	18,269,946	3	18,465,988	3
Other Assets
Rental assets (Note 4(10))	845,172	-	1,116,685	-
Idle assets, net (Note 4(10))	188,247	-	-	-
Refundable deposits	21,503	-	45,111	-
Deferred expenses (Note 6)	6,847,823	1	8,999,869	2
Deferred income tax assets - non-current (Note 4(16))	15,003,350	3	8,849,277	1
Total Other Assets	22,906,095	4	19,010,942	3
TOTAL ASSETS	$582,879,750	100	$667,273,475	100

(Continued)

CHIMEI INNOLUX CORPORATION AND SUBSIDIARIES
BALANCE SHEET (CONTINUED)
FOR THE SIX MONTHS ENDED JUNE 30
(Amounts expressed in thousands of New Taiwan dollars)

	2012		2011
	Amount	%	Amount	%

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Short-term loans (Notes 4(12)(14))	$-	-	$19,818,000	3
Short-term bills payable (Note 4(13))	899,432	-	9,946,248	2
Financial liabilities at fair value through profit or loss - current (Note 4(2))	81,234	-	87,289	-
Accounts payable	52,111,494	9	54,559,163	8
Accounts payable - related parties (Note 5)	102,158,791	18	63,266,745	9
Accrued expenses (Note 5)	13,975,173	2	6,438,011	1
Payables for equipment (Note 5)	2,631,661	1	3,564,887	1
Other payables - other (Notes 4(3) and 7)	4,839,024	1	1,545,187	-
Receipts in advance	772,507	-	1,641,138	-
Long-term liabilities - current portion (Notes 4(14)(15))	26,924,007	5	64,640,432	10
Lease payable - current (Note 4(10))	1,970,000	-	1,980,000	-
Other current liabilities - other	1,240,907	-	1,576,497	-
Total Current Liabilities	207,604,230	36	229,063,597	34
Long-term Liabilities
Financial liabilities at fair value through profit or loss – non-current (Note 4(8))	5,954	-	-	-
Hedging derivative liabilities - non-current (Note 4(7))	542,041	-	1,121,604	-
Bonds payable (Note 4(15))	-	-	4,000,000	1
Long-term loans (Notes 4(14) and 6)	192,084,794	33	186,455,361	28
Lease payable - non-current (Note 4(10))	-	-	1,970,000	-
Total Long-term Liabilities	192,632,789	33	193,546,965	29
Other Liabilities
Guarantee deposits	23,505	-	30,292	-
Other liabilities - other (Notes 4(5) and 7)	8,658,091	1	13,245,990	2
Total Other Liabilities	8,681,596	1	13,276,282	2
Total Liabilities	408,918,615	70	435,886,844	65
Stockholders’ Equity
Capital (Notes 4(18)(19))
Common stock	73,129,708	13	73,128,048	11
Stock subscriptions received in advance	-	-	1,000	-
Capital Surplus (Note 4(20))
Paid-in capital in excess of par value of common stock	118,615,446	20	190,599,266	29
Capital reserve from long - term equity investments	294,383	-	149,405	-
Capital surplus - employee stock option (Note 4(19))	1,105,246	-	734,146	-
Retained Earnings (Note 4(21))
Legal reserve	2,328,981	1	2,328,981	-
Undistributed earnings	(22,439,246)	(4)	(34,734,635)	(5)
Stockholders’ Equity Adjustments
Cumulative translation adjustments	1,817,256	-	(994,743)	-
Unrealized gain or loss on financial instruments (Note 4(6))	(890,639)	-	175,163	-
Total Stockholders’ Equity	173,961,135	30	231,386,631	35
Significant Commitments and Contingent Liabilities (Notes 5, 7 and 11)
Significant Subsequent Events (Notes 4(18) and 9)
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$582,879,750	100	$667,273,475	100

The accompanying Notes are an integral part of these financial statements.
See report of independent accountants dated August 7, 2012.

CHIMEI INNOLUX CORPORATION AND SUBSIDIARIES
STATEMENT OF INCOME
FOR THE SIX MONTHS ENDED JUNE 30
(Amounts expressed in thousands of New Taiwan dollars, except for loss per share)

	2012		2011
	Amount	%	Amount	%

Operating Revenues (Note 5)
Sales	$217,480,836	100	$241,495,208	101
Sales returns	(297,308)	-	(408,167)	-
Sales discounts	(561,012)	-	(1,312,905)	(1)
Total Operating Revenues	216,622,516	100	239,774,136	100
Operating Costs (Notes 4(4)(24) and 5)
Cost of goods sold	(231,864,432)	(107)	(256,783,380)	(107)
Gross profit (loss)	(15,241,916)	(7)	(17,009,244)	(7)
Operating Expenses (Note 4(24))
Sales and marketing expenses	(713,427)	(1)	(2,466,841)	(1)
General and administrative expenses	(2,275,706)	(1)	(3,002,412)	(1)
Research and development expenses	(4,529,275)	(2)	(4,329,540)	(2)
Total Operating Expenses	(7,518,408)	(4)	(9,798,793)	(4)
Operating loss, net	(22,760,324)	(11)	(26,808,037)	(11)
Non-operating Income and Gains
Interest income	23,179	-	55,168	-
Investment income accounted for under the equity method (Note 4(5))	1,377,491	1	403,619	-
Dividend income	6,577	-	83,364	-
Foreign exchange gain, net	938,546	-	582,774	-
Rental income	65,515	-	103,671	-
Gain on valuation of financial assets (Notes 4(2)(7)(8))	1,194,569	1	1,631,968	1
Other non-operating income	713,671	-	1,861,084	1
Total Non-operating Income and Gains	4,319,548	2	4,721,648	2
Non-operating Expenses and Losses
Interest expense (Notes 4(15))	(2,500,884)	(1)	(2,300,972)	(1)
Impairment losses (Note 4(10))	-	-	(351,591)	-
Loss on valuation of financial liabilities (Notes 4(2)(7)(8))	(1,675,386)	(1)	(1,688,084)	(1)
Other non-operating losses (Notes 4(3)(24) and 7)	(582,356)	-	(2,857,235)	(1)
Total Non-operating Expenses and Losses	(4,758,626)	(2)	(7,197,882)	(3)
Loss from continuing operations before income tax, net	(23,199,402)	(11)	(29,284,271)	(12)
Income tax benefit (Note 4(16))	868,644	1	2,093,678	1
Net loss	($22,330,758)	(10)	(27,190,593)	(11)

Basic loss per common share (Note 4(23))
Net loss	($3.17)	($3.05)	($4.00)	($3.72)

The accompanying Notes are an integral part of these financial statements.
See report of independent accountants dated August 7, 2012.

CHIMEI INNOLUX CORPORATION AND SUBSIDIARIES
STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY
FOR THE SIX MONTHS ENDED JUNE 30
(Amounts expressed in thousands of New Taiwan dollars)

	Capital Stock		Capital Reserve			Retained Earnings		Others
	Common stock	Stock subscriptions received in advance	Paid-in capital in excess of par value	Capital reserve from long-term equity investments	Employee stock option	Legal reserve	Undistributed earnings	Cumulative translation adjustment	Unrealized gain or loss on financial instruments	Treasury stock	Total
2011 – New Taiwan Dollars
Balance at January 1, 2011	$73,118,098	$8,650	$190,599,266	$27,664	$562,666	$2,328,981	($7,544,042)	($2,031,508)	$1,700,560	($15,589)	$258,754,746
Shares issued for employee stock options	9,950	(7,650)	-	-	-	-	-	-	-	-	2,300
Compensation cost of employee stock options	-	-	-	-	171,480	-	-	-	-	-	171,480
Net loss for the six-month period ended June 30, 2011	-	-	-	-	-	-	(27,190,593)	-	-	-	(27,190,593)
Changes in net equity of long-term equity investments valued under equity method	-	-	-	121,741	-	-	-	-	(736,750)	15,589	(599,420)
Changes in unrealized gain or loss on available-for-sale financial assets	-	-	-	-	-	-	-	-	(788,261)	-	(788,261)
Changes in unrealized gain or loss on cash flow hedge	-	-	-	-	-	-	-	-	(386)	-	(386)
Cumulative translation adjustment	-	-	-	-	-	-	-	1,036,765	-	-	1,036,765
Balance at June 30, 2011	$73,128,048	$1,000	$190,599,266	$149,405	$734,146	$2,328,981	($34,734,635)	($994,743)	$175,163	$-	$231,386,631
2012 – New Taiwan Dollars
Balance at January 1, 2012	$73,129,708	$-	$190,599,266	$286,102	$950,327	$2,328,981	($71,983,820)	$2,977,862	($2,107,490)	$-	$196,180,936
Capital surplus of undistributed earnings	-	-	(71,983,820)	-	-	-	71,983,820	-	-	-	-
Compensation cost of employee stock options	-	-	-	-	154,919	-	-	-	-	-	154,919
Net loss for the six-month period ended June 30, 2012	-	-	-	-	-	-	(22,330,758)	-	-	-	(22,330,758)
Changes in net equity of long-term equity investments valued under equity method	-	-	-	8,281	-	-	(108,488)	-	1,021,058	-	920,851
Changes in unrealized gain or loss on available-for-sale financial assets	-	-	-	-	-	-	-	-	72,964	-	72,964
Unrealized gain or loss on cash flow hedge	-	-	-	-	-	-	-	-	122,829	-	122,829
Cumulative translation adjustment	-	-	-	-	-	-	-	(1,160,606)	-	-	(1,160,606)
Balance at June 30, 2012	$73,129,708	$-	$118,615,446	$294,383	$1,105,246	$2,328,981	($22,439,246)	$1,817,256	($890,639)	$-	$173,961,135

The accompanying Notes are an integral part of these financial statements.
See report of independent accountants dated August 7, 2012.

CHIMEI INNOLUX CORPORATION AND SUBSIDIARIES
STATEMENT OF CASH FLOWS
FOR THE SIX MONTHS ENDED JUNE 30
(Amounts expressed in thousands of New Taiwan dollars)

	2012	2011

CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	($22,330,758)	($27,190,593)
Adjustments to reconcile net loss to net cash provided by operating activities
Depreciation and amortization (including depreciation from leased assets and idle assets)	38,565,503	44,865,572
Compensation cost of employee stock options	154,919	171,480
Loss on inventory valuation (reversal benefits)	(100,000)	955,533
Loss on inventory obsolescence	551,647	2,905
Net gain on valuation of financial assets and liabilities	(1,075,534)	(63,065)
Investment income accounted for under equity method	(1,377,491)	(403,619)
Cash dividends from long term equity investments accounted for under equity method	-	115,130
Loss on other investments	-	735
Loss (gain) on disposal of property, plant and equipment	(10,129)	56,366
Amortization of syndicated loan bank fee	73,571	-
Impairment loss	-	351,591
Changes in assets and liabilities
Accounts receivable, net	8,663,982	(4,903,631)
Accounts receivable - related parties	(333,198)	(907,194)
Other receivables	(688,868)	(362,901)
Inventories	2,840,051	(3,967,587)
Prepayments	(387,149)	(210,759)
Deferred income tax assets	(868,254)	(2,088,887)
Other current assets - other	64,676	(42,081)
Accounts payable	(10,188,942)	(7,325,536)
Accounts payable - related parties	(603,645)	7,662,941
Accrued expenses	5,288,502	(5,296,689)
Other payables - other	186,246	(911,376)
Receipts in advance	271,735	563,566
Other current liabilities - other	444,323	(572,003)
Other liabilities - other	(1,379,000)	685,619
Net cash provided by operating activities	17,762,187	1,185,517
CASH FLOWS FROM INVESTING ACTIVITIES
(Increase) decrease in disposal of financial liabilities at fair value through profit or loss	599,638	393,065
(Increase) decrease in hedging derivative financial liabilities	(51,408)	(50,232)
Increase in other receivables – related parties	(94,816)	(1,104,449)
Increase in long-term investments accounted for under equity method	(1,281,912)	(3,751,103)
Increase in other financial assets	(2,522,886)	(12,489,000)
Acquisition of property, plant and equipment	(5,719,776)	(22,308,665)
Proceeds from disposal of property, plant and equipment	31,575	152,313
Acquisition of intangible assets	-	(62,059)
Decrease in refundable deposits	1,701	220
Increase in deferred expenses	(942,676)	(3,020,878)
Net cash used in investing activities	(9,980,560)	(42,240,788)

(Continued)

CHIMEI INNOLUX CORPORATION AND SUBSIDIARIES
STATEMENT OF CASH FLOWS (CONTINUED)
FOR THE SIX MONTHS ENDED JUNE 30
(Amounts expressed in thousands of New Taiwan dollars)

	2012	2011

CASH FLOWS FROM FINANCING ACTIVITIES
(Decrease) increase in short-term loans	($2,659,615)	$8,968,000
Decrease in short-term bills payable	(1,099,814)	(1,549,619)
Increase in long-term loans	977,808	56,551,481
Payment of long-term loans	(5,878,343)	(32,292,256)
Decrease in lease payable	(990,000)	(990,000)
Decrease in guarantee deposits	(7,481)	(6,155)
Proceeds from issuance of common stock for employee stock options	-	2,300
Net cash (used in) from financing activities	(9,657,445)	30,683,751
Decrease in cash and cash equivalents	(1,875,818)	(10,371,520)
Cash and cash equivalents at beginning of the period	24,594,328	43,317,108
Cash and cash equivalents at end of the period	$22,718,510	$32,945,588

Supplemental disclosures of cash flow information
Cash paid for interest	$2,293,199	$1,961,922
Cash paid for income tax	$-	$-
Acquisition of property, plant and equipment by cash
Increase in property, plant and equipment	$6,089,254	$19,610,106
Payables for equipment at beginning of the period	2,262,183	6,263,446
Payables for equipment at end of the period	(2,631,661)	(3,564,887)
Cash paid	$5,719,776	$22,308,665
FINANCING ACTIVITY WITH NO EFFECT ON CASH FLOWS
Reclassification of short-term loans to long-term loans	$7,321,385	$-

The accompanying Notes are an integral part of these financial statements.

See report of independent accountants dated August 7, 2012.

CHIMEI INNOLUX CORPORATION
NOTES TO FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED JUNE 30, 2012 AND 2011
(All amounts expressed in thousands of New Taiwan dollars, unless otherwise specified)

1.	HISTORY AND ORGANIZATION

(1)

Chimei Innolux Corporation (formerly known as “Innolux Display Corporation”) (the “Company”) was established on January 14, 2003 under the “Act for Establishment and Administration of Science Parks”. The Company was listed on the Taiwan Stock Exchange Corporation (the “TSEC”) in October 2006. The Company merged with TPO Displays Corporation and Chi Mei Optoelectronics Corporation on March 18, 2010, with the Company as the surviving entity, and was then renamed as Chimei Innolux Corporation.

(2)

The Company engages in the research, development, design, manufacture and sales of TFT-LCD panels, modules and monitors of LCD, color filter, and low temperature poly-silicon TFT-LCD. As of June 30, 2012, the Company had 25,533 employees.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The financial statements are prepared in conformity with the “Rules Governing the Preparation of Financial Statements by Securities Issuers” and generally accepted accounting principles in the Republic of China (the “ROC GAAP”). The Group’s significant accounting policies are summarized as follows:

	(1)	Criteria for classifying assets and liabilities as current or non-current items

		A.	Assets that meet one of the following criteria are classified as current assets; otherwise they are classified as non-current assets:
			(a)	Assets arising from operating activities that are expected to be realized or consumed, or are intended to be sold within the normal operating cycle;
			(b)	Assets held mainly for trading purposes;
			(c)	Assets that are expected to be realized within twelve months from the balance sheet date; and
			(d)	Cash and cash equivalents, excluding restricted cash and cash equivalents and those that are to be exchanged or used to pay off liabilities more than twelve months after the balance sheet date.

		B.	Liabilities that meet one of the following criteria are classified as current liabilities; otherwise they are classified as non-current liabilities:
			(a)	Liabilities arising from operating activities that are expected to be paid off within the normal operating cycle;
			(b)	Liabilities arising mainly from trading activities;
			(c)	Liabilities that are to be paid off within twelve months from the balance sheet date; and
			(d)	Liabilities for which the repayment date cannot be extended unconditionally to more than twelve months after the balance sheet date.

	(2)	Use of estimates

The preparation of financial statements in conformity with the ROC GAAP requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those assumptions and estimates.

	(3)	Foreign currency translation

Transactions denominated in foreign currencies are translated specifically into the Company and subsidiaries functional currencies at the spot exchange rates prevailing at the transaction dates. Exchange gain or loss due to the difference between the exchange rate on the date of actual receipt and payment are recognized in current period’s profit or loss. Monetary assets and liabilities denominated in foreign currencies are translated at the spot exchange rates prevailing at the balance sheet date. Exchange gains or losses arising from realignment are recognized in current period’s profit or loss.

(4)	Cash and cash equivalents

Cash and cash equivalents represent highly liquid investments which are: 1) readily convertible to fixed amount of cash and 2) with a maturity so short which are subject to insignificant risk of changes in value resulting from fluctuations in interest rates.
The consolidated statement of cash flows is complied under the basis of cash and cash equivalents.

(5)	Financial assets and financial liabilities at fair value through profit or loss

A.

Equity financial instruments are recognized and derecognized using trade date accounting; bond investments, beneficiary certificates and derivative instruments are recognized and derecognized using settlement date accounting, and are recognized initially at fair value.

B.

These financial instruments are subsequently remeasured and stated at fair value, and the gain or loss is recognized in profit or loss. The fair values of listed stocks, Taiwan Over-the-Counter (the “OTC”) stocks, closed-end mutual funds and depository receipts are based on latest quoted fair prices of the accounting period. The fair values of open-end and balanced mutual funds are based on the net asset value at the balance sheet date.

C.

When a derivative is an ineffective hedging instrument, if it is an option derivative, it is initially recognized at fair value on the date a derivative contract is entered into and is subsequently remeasured at its fair value. If a derivative is a non-option derivative, the fair value initially recognized is zero.

(6)	Available-for-sale financial assets

A.

Investments in equity instruments are recognized and derecognized using trade date accounting; investments in debt instruments are recognized and derecognized using settlement date accounting, and are recognized initially at fair value plus transaction costs that are directly attributable to the acquisition of the financial asset.

B.

The financial assets are remeasured and stated at fair value, and the gain or loss is recognized in equity, until the financial asset is derecognized, the cumulative gain or loss previously recognized in equity shall be recognized in profit or loss. The fair values of listed stocks, OTC stocks, closed-end mutual funds and depository receipts are based on latest quoted fair prices of the accounting period. The fair values of open-end and balanced mutual funds are based on the net asset value at the balance sheet date.

C.

If there is any objective evidence that the financial asset is impaired, the impairment loss is recognized in profit or loss. When the fair value of an equity instrument subsequently increases, the increase will be recognized in equity. When the fair value of a debt instrument subsequently increases and the increase can be objectively related to an event occurring after the impairment loss was recognized in profit or loss, the impairment loss shall be reversed to the extent of the loss recognized in profit or loss.

(7)	Financial assets carried at cost

A.

Investment in unquoted equity instruments is recognized or derecognized using trade date accounting and is stated initially at its fair value plus transaction costs that are directly attributable to the acquisition of the financial asset.

B.

If there is any objective evidence that the financial asset is impaired; the impairment loss is recognized in profit or loss. Such impairment loss shall not be reversed when the fair value of the asset subsequently increases.

(8)	Hedging derivative instruments

The method of recognizing the resulting gain or loss depends on whether the derivative is designated as a hedging instrument and the nature of the hedged item.

	A.	Fair value hedges:

Changes in the fair value of derivatives that are designated and qualified as fair value hedges are recognized in profit or loss. Changes in the fair value of the hedged asset or liability that are attributable to the hedged item are recognized in profit or loss as an adjustment to the carrying amount of the hedged item.

	B.	Cash flow hedges:
The effective portion of changes in the fair value of derivatives that are designated and qualify as cash flow hedges is recognized in equity.
a.

If a hedge of a forecast transaction subsequently results in the recognition of a financial asset or a financial liability, the associated gains or losses that were recognized directly in equity are transferred to profit or loss in the same period or periods when the hedged item affects profit or loss.

b.

If a hedge of a forecast transaction subsequently results in the recognition of a non-financial asset or a non-financial liability, the associated gains and losses that were recognized directly in equity are transferred to profit or loss in the periods during which the asset acquired or liability assumed affects profit or loss.

(9)	Bills and accounts receivable, other receivables

A.

Bills and accounts receivable are claims generated from the sale of goods or services. Other receivables are those receivables arising from transactions other than the sale of goods or services. Bills and accounts receivable and other receivables are recognized initially at fair value and are subsequently measured at amortized cost using the effective interest method.

B.

The Group recognizes impairment loss on the financial instruments when there is an objective evidence of impairment at the balance sheet date. The amount of impairment is the book value less the present value of estimated future cash flows, discounted by original effective interest rate. If subsequently an event, directly related to impairment, indicates a decrease in impairment, the impairment loss recognized in prior years shall be recovered. The book value of the financial instruments after recovering the impairment shall not exceed the amortized cost that would have been had no impairment been previously recognized.

(10)	Transactions for accounts receivable securitization

According to the Financial Asset Securitization Act, accounts receivable securitization is the transfer of a designated pool of accounts receivable to a special purpose entity during a designated period, in the form of issuing beneficial securities or asset-backed securities based on the accounts receivable by the entity, and the proceeds so raised will be transferred to the Company. Under this framework, such transfer of financial assets in which the transferor surrenders control over those assets is accounted for as a sale to the extent that consideration other than beneficial interests in the transferred assets is received in exchange. The difference between the book value of accounts receivable and total proceeds received is recorded as a gain or loss on the disposal of financial assets.

(11)	Inventories

The perpetual inventory system is adopted for inventory recognition. Inventories are stated at cost. The cost is determined using the weighted-average method. At the end of period, inventories are evaluated at the lower of cost or net realizable value, and the individual item approach is used in the comparison of cost and net realizable value. The calculation of net realizable value is based on the estimated selling price in the normal course of business, net of estimated costs of completion and estimated selling expenses. As the value of raw materials and supplies decline and the cost of finished goods are over net realizable value, the net realizable value of raw materials and supplies becomes the replacement cost.

(12)	Non-current assets classified as held for sale

Non-current asset (or disposal group) as held for sale if its carrying amount will be recovered principally through a sale transaction rather than through continuing use, and measures such asset at the lower of its carrying amount and fair value less cost to sell.

(13)	Long-term investments accounted for under the equity method

A.

Long-term equity investments in which the Company holds more than 20% of the investee company’s voting shares or has the ability to exercise significant influence on the investee company’s operational decisions are accounted for under the equity method. The excess of the initial investment cost over the acquired net asset value of the investee company is attributable to goodwill, and is subject to impairment test every year. Adjustment of the amount of goodwill amortized in previous year(s) is not required.

B.

Long-term equity investments in which the Company holds more than 50% of the investee company’s voting shares or has the ability to control the investee company’s operational decisions are accounted for under the equity method and included in the consolidated financial statements.

	C.	Exchange differences arising from translation of the financial statements of overseas investee companies accounted for under the equity method are recorded as “cumulative translation adjustment”.

(14)	Property, plant and equipment

A.

Property, plant and equipment are stated at cost. Interest incurred on the acquisition of property, plant and equipment is capitalized. Significant renewals or betterments are capitalized and depreciated accordingly. Maintenance and repairs are expensed as incurred.

	B.	Depreciation is provided on a straight-line method using the estimated service lives of the asset after deducting its residual value. The estimated useful lives of the assets are 2 to 50 years.
	C.	Rents paid on capital leases are capitalized and depreciated accordingly. Any gain (loss) on the sale and leased back is capitalized and amortized over the lease term.
D.

For sale and leased back assets, the gains or losses are recorded as “unrealized leased back gain or loss” and depreciated accordingly. If the fair value is less than the book value, the difference is recognized in profit or loss.

E.

Property, plant and equipment that are idle or have no value in use are reclassified to “other assets” at the lower of the fair value less costs to sell or book value. The resulting difference is included in current operations. Depreciation provided on these assets is charged to “non-operating expense”.

(15)	Intangible assets

A.

Goodwill is the excess of the initial investment cost over the acquired net asset value of the investee company when consolidated. As for impairment of goodwill, please refer to Note (17) to the financial statements.

	B.	Patents, royalties, developed technology and customer relationship are stated at cost and amortized over the estimated life of 2 to 10 years using the straight-line method.

(16)	Deferred expenses

Photo mask, pattern, bank charges for loans, license fee, power line installation cost and computer software are capitalized and amortized over the estimated period of economic benefits under the straight-line method. The estimated period of economic benefits for photo mask and pattern is 1 to 2 years, and others are 3 to 7 years.

(17)	Impairment of non-financial assets

A.

The Company recognizes impairment loss when there is any indication that the recoverable amount of an asset is less than its carrying amount. The recoverable amount is the higher of the fair value less costs to sell and value in use. When the impairment no longer exists, the impairment loss recognized in prior years shall be recovered.

B.

The recoverable amount of goodwill is evaluated periodically. Impairment loss will be recognized whenever there is indication that the recoverable amount of these assets is less than their respective carrying amount. Impairment loss of goodwill recognized in prior years is not recoverable in the following years.

(18)	Retirement plan and pension cost

Under the defined benefit pension plan, net periodic pension costs are recognized in accordance with the actuarial calculations. Net periodic pension cost includes service cost, interest cost, and expected return on plan assets, and amortization of unrecognized net transition obligation and gains or losses on plan assets. Unrecognized net transition obligation is amortized on a straight-line basis over 15 years. Under the defined contribution pension plan, net periodic pension costs are recognized as incurred.

(19)	Income tax

A.

The Company uses inter-period as well as intra-period tax allocation for income tax. Over or under provision of prior years’ income tax liabilities is included in current year’s income tax. When a change in the tax laws is enacted, the deferred tax liability or asset is recomputed accordingly in the period of change. The difference between the new amount and the original amount, that is, the effect of changes in the deferred tax liability or asset, is recognized as an adjustment to current income tax expense (benefit).

B.

Investment tax credits arising from expenditures incurred on acquisitions of equipment or technology, research and development, employees’ training, and investment in barren area are recognized in the year the related expenditures are incurred.

	C.	An additional 10% tax is levied on the unappropriated retained earnings and is recorded as income tax expense in the year the shareholders resolve to retain the earnings.
D.

According to the “Income Basic Tax Act”, effective from January 1, 2006, income tax is accounted for based on the income tax law or other regulations when income tax is equal or more than the basic tax. When income tax is less than the basic tax, income tax payable shall be equal to the basic tax. The difference cannot be deducted from investment tax credits based on other regulations.

(20)	Earnings per share

A.

The calculation and disclosure of the Company’s earnings per share are based on R.O.C. SFAS No. 24, “Earnings per share”. Basic earnings per share is calculated by dividing net income by the weighted average number of shares outstanding during the year. Diluted earnings per share is calculated by taking into account the potentially dilutive securities that were assumed to have been converted to common stock at the beginning of the year.

B.

Effective from January 1, 2008, as employees’ bonus could be distributed in the form of stock, the diluted EPS computation shall include the estimated shares that would increase from employees’ stock bonus issuance in the calculation of the weighted-average number of common shares outstanding during the reporting year, taking into account the dilutive effects of stock bonus on potential common shares; whereas, basic EPS shall be calculated based on the weighted-average number of common shares outstanding during the reporting year that include the shares of employees’ stock bonus for the appropriation of prior year earnings, which have already been resolved at the shareholders’ meeting held in the reporting year. As the capitalization of employees’ bonus is no longer classified as distribution of stock dividends (or retained earnings or capital reserve capitalized), the calculation of basic EPS and diluted EPS for all periods presented shall not be adjusted retroactively.
C.

The potential common shares of the Company include employee stock options and the estimated shares that would increase from employees’ stock bonus issuance as stated above. Treasury stock method is used to test whether or not potential common shares have dilutive effect.

(21)	Share-based payment - employee compensation plan

A.

The employee stock options granted from January 1, 2004 to December 31, 2007 are accounted for in accordance with Accounting Research and Development Foundation (the “ARDF”) 92-070, ARDF 92-071 and ARDF 92-072 “Accounting for Employee Stock Options” as prescribed by the Accounting Research and Development Foundation, R.O.C., dated March 17, 2003. Under the share-based payment - employee compensation plan, compensation cost is recognized using the intrinsic value method and pro forma disclosures of net income and earnings per share are prepared in accordance with the R.O.C. SFAS No. 39, “Accounting for Share-based Payment”.

B.

For the grant date of the share-based payment agreements set on or after January 1, 2008, the Company shall measure the services received during the vesting period by reference to the fair value of the equity instruments granted and account for those amounts as payroll expenses during that period.

C.

Subject to elimination of the Company issued employee stock options and the proposed replacement Reward Scheme, the Company should calculate the compensation cost of employee services before and after the merger. The former as part of the cost of merger; the latter is allocated over the remaining period as compensation cost.

D.

For the shares reserved to be subscribed by employees for cash capital contribution, the date when the Company notifies the employees to subscribe shares and the parties agreed on the number of shares to be subscribed and the subscription price shall be deemed as the date of grant.

(22)	Employees’ bonuses and directors’ and supervisors’ remuneration

Effective from January 1, 2008, pursuant to requirements relating to “Accounting for Employees’ Bonuses and Directors’ and Supervisors’ Remuneration” set out in Letter ARDF 96-052 issued by the Accounting Research and Development Foundation, R.O.C., on March 16, 2007, the costs of employees’ bonuses and directors’ and supervisors’ remuneration are accounted for as expenses and liabilities, provided that such recognition is required under legal or constructive obligation and the amounts can be reasonably estimated. However, if the accrued amounts for employees’ bonuses and directors’ and supervisors’ remuneration are significantly different from the actual distributed amounts resolved by the shareholders at their annual general meeting subsequently, the differences shall be recognized as gain or loss in the following year. In addition, according to the “Criteria for Listed Companies in Calculating the Number of Shares of Employees’ Stock Bonus” set out in Letter ARDF 97-127 issued by the Accounting Research and Development Foundation, R.O.C., on March 31, 2008, the Company calculates the number of shares of employees’ stock bonus based on the fair value per share (closing price) of the Company’s common stock at the previous day of the shareholders’ meeting held in the year following the financial year, and after taking into account the effects of ex-rights and ex-dividends.

(23)	Treasury stocks

	A.	When the Company repurchases its outstanding shares as treasury stock, the acquisition cost should be debited to the treasury stock account (as a contra account under shareholders’ equity).
B.

When any treasury stock is cancelled, the treasury stock account should be credited, and the capital surplus-premium on stock account and capital stock account should be debited proportionately according to the ratio. An excess of the carrying value of treasury stock over the sum of its par value and premium on stock should first be offset against capital surplus from the same class of treasury stock transactions, and the remainder, if any, debited to retained earnings. An excess of the sum of the par value and premium on stock of treasury stock over its carrying value should be credited to capital surplus from the same class of treasury stock transactions.

		C.	The cost of treasury stock is accounted for on a weighted-average basis.
D.

Stocks held by subsidiaries of the Company are stated at the subsidiary’s carrying value of the shares, and reclassified from the Company’s long-term investments accounted for under the equity method to treasury stock.

	(24)	Revenue and expenses

		A.	Revenue is recognized when the earning process is substantially completed and payment is realized or realizable. Expenses are charged to income as incurred.
B.

Regarding the sales to Company’s subsidiaries, sales revenue is recognized only when the subsidiary has sold the goods of the Company to customers. Goods which remained unsold by the subsidiary at the end of the accounting period are recorded as inventories by the Company.

	(25)	Subsidy from the Government

The Company receives subsidies from the Government related to the research and development of certain products pursuant to agreements. The subsidy income is recorded as deferred income upon receipt of the fund and subsequently recorded in income statement based on the schedule agreed to by the Company and the Government.

	(26)	Settlement date accounting

If an entity recognizes financial assets using settlement date accounting, any change in the fair value of the asset to be received during the period between the trade date and the settlement date/balance sheet date is not recognized for assets carried at cost or amortized cost. For financial assets or financial liabilities classified as at fair value through profit or loss, the change in fair value is recognized in profit or loss. For available-for-sale financial assets, the change in fair value is recognized directly in equity.

	(27)	Merger

The Company accounts for its merger transaction pursuant to the R.O.C. SFAS No. 25, “Accounting for Business Combinations – Purchase Method”.

	(28)	Operating segment

The identification and disclosure of operating segments of the Group are based on how the Group’s chief operating decision maker regularly reviews information in order to allocate resources and assess performance.
In accordance with R.O.C. SFAS No. 41, “Operating Segments”, segment information is disclosed in the consolidated financial statements.

3.	REASON AND EFFECT OF CHANGES IN ACCOUNTING PRINCIPLES

	(1)	Bills and accounts receivable, other receivables

Effective from January 1, 2011, the Company adopted the newly revised R.O.C. SFAS No.34, “Financial Instruments: Recognition and Measurement”. The Company recognized impairment loss on bills and accounts receivable and other receivables when there was an objective evidence of impairment. This accounting change had no significant effect on the net profit or loss and earnings per common share for the six months ended June 30, 2011.

	(2)	Operating segment

Effective from January 1, 2011, the Group adopted the newly issued R.O.C. SFAS No. 41, “Operating Segments”, which supersedes R.O.C. SFAS No. 20, “Segment Reporting.” This statement required identification and disclosure of operating segments based on how the Company’s chief operating decision maker regularly reviews information in order to allocate resources and assess performance. The Company conformed to the disclosure requirements as of and for the year ended December 31, 2011. The information for the year ended December 31, 2010 was re-prepared to reflect the new segment reporting requirement. This accounting change had no significant effect on the net profit or loss and earnings per common share for the six months ended June 30, 2011.

4.	DESCRIPTION OF SIGNIFICANT ACCOUNTS

	(1)	Cash and cash equivalents

	June 30,
	2012	2011
Cash on hand	$522	$617
Demand deposits	805,373	3,562,390
Foreign currency deposits	21,912,615	10,394,946
Time deposits	-	18,987,635
	$22,718,510	$32,945,588

(2)	Financial assets and liabilities at fair value through profit or loss

	June 30, 2012
	Book value (as fair value)	Contract amount (in thousands)
Financial assets held for trading
Foreign exchange forward contract	130,936	USD(sell	)	375,000
		JPY(buy	)	30,182,765
Foreign exchange forward contract	696,677	TWD(sell	)	58,966,478
		USD(buy	)	1,995,500
Foreign exchange forward contract	328,617	EUR(sell	)	316,000
		USD(buy	)	408,685
Foreign exchange forward contract	538	USD(sell	)	25,128
		EUR(buy	)	20,000
	$1,156,768

	June 30, 2012
	Book value (as fair value)	Contract amount (in thousands)
Financial liabilities held for trading
Foreign exchange forward contract	$54,790	USD(sell	)	235,000
		JPY(buy	)	18,553,575
Foreign exchange forward contract	3,517	TWD(sell	)	6,099,602
		USD(buy	)	204,000
Foreign exchange forward contract	878	EUR(sell	)	11,000
		USD(buy	)	13,786
Foreign exchange forward contract	22,049	USD(sell	)	189,792
		EUR(buy	)	151,000
	$81,234

	June 30, 2011
	Book value (as fair value)	Contract amount (in thousands)
Financial assets held for trading
Foreign exchange forward contract	$150,354	USD(sell	)	570,000
		JPY(buy	)	46,242,173

	June 30, 2011
	Book value (as fair value)	Contract amount (in thousands)
Financial liabilities held for trading
Foreign exchange forward contract	$7,005	USD(sell	)	120,000
		JPY(buy	)	9,640,955
Foreign exchange forward contract	2,943	JPY(sell	)	1,616,800
		USD(buy	)	20,000
Foreign exchange forward contract	23,228	TWD(sell	)	7,508,690
		USD(buy	)	260,000
Foreign exchange forward contract	4,265	EUR(sell	)	15,000
		JPY(buy	)	1,735,275
Foreign exchange forward contract	49,848	EUR(sell	)	300,000
		USD(buy	)	432,699
	$87,289

The loss recognized on the financial assets and liabilities held for trading for the six months ended June 30, 2012 and 2011 were $400,231 and $136,663, respectively, including unrealized evaluation gain on financial assets and liabilities of $1,075,534 and $63,065 on June 30, 2012 and 2011, respectively.

(3)	Accounts receivable

	June 30, 2012	2011
Bills receivable	$21,447	$24,396
Accounts receivable	44,127,324	48,973,953
	44,148,771	48,998,349
Less: Allowance for doubtful accounts	(117,036)	(117,036)
Allowance for sales returns and	(502,991)	(319,818)
discounts
	$43,528,744	$48,561,495

Accounts receivable securitization

A.

In September 2006, the Company entered into the $10 billion, 5-year revolving accounts receivable securitization agreement with Chinatrust Commercial Bank, the trustee. Under the agreement, the Company transferred a pool of accounts receivable to the trustee. The Company transferred its receivables to the bank three times a month, and the bank issued securities backed by these accounts receivable monthly. After the transfer of the accounts receivable, the Company continues to service, administer, and collect the accounts receivable on behalf of the bank. The Company does not bear the risk of collectability, nor are there other significant transfer terms and the provisions that the Company shall offer any collaterals to the bank. The accounts receivable securitization agreement entered into between the Company and the bank expired in May 2011.

B.

As of June 30, 2011, the balance of accounts receivables transferred to the trustee amounted to $6,669,547. In order to strength the credibility, the Company issued beneficiary certificates and seller’s beneficiary certificates the fair values of which are disclosed in Note 4(6) to the financial statements. The loss recognized on securitization was $265,851 for the six months ended June 30, 2011 (recorded as “other non-operating losses”). In addition, the balance of accounts receivable collected by the Company on behalf of the trustee was $327,792 as of June 30, 2011 (recorded as “other payables-other”).

	a.	Major assumptions used to evaluate the fair value of retained interests were as follows:

	A.	Subordinated beneficiary certificates

June 30, 2011
Estimated dilution reserve rate	1.13%
Estimated loss rate of credit	0.00%
Estimated funding cost rate	2.43%
Estimated expense rate	0.09%

B.	Seller’s beneficiary certificates

June 30, 2011
Excess of issuance upper-limit	$-
Ineligible accounts receivable	1,188,596
Aggregate excess concentrations	1,128,985
Reserve for accounts payable	-

b.	Cash flows

Cash inflows from and cash outflows to the securitization trustee were as follows:

Jan. 1- Jun. 30, 2011
Cash from securitization	$22,730,627
Income from securitization	300
Other cash flows from retained interest	57
Other charges	-

Accounts receivable factoring

C.

The Company factored its accounts receivable to certain financial institutions without recourse. Under the agreement, the Company was not required to bear uncollectible risk of the underlying accounts receivable, but was liable for the losses incurred on any business dispute. As the Company did not provide any collateral, these accounts receivable meet the derecognition criteria for financial assets. The Company derecognized the accounts receivable sold to financial institutions, net of the losses estimated for possible business disputes.

As of June 30, 2012 and 2011, the relevant information of accounts receivable factored but unsettled was as follows:

	June 30, 2012
Institutions	Accounts receivable sold/ derecognized	Amount advanced	Amount retained	Limit
China Trust Commercial Bank	$9,422,506	$7,506,111	$1,916,395	$10,458,000
Taipei Fubon Bank	1,808,639	1,624,342	184,297	4,093,560
	$11,231,145	$9,130,453	$2,100,692	$14,551,560

	30 June, 2011
Institutions	Accounts receivable sold/ derecognized	Amount advanced	Amount retained	Limit
Mega International Commercial Bank	$116,142	$116,142	$-	$2,872,500
China Trust Commercial Bank	5,832,439	5,249,195	583,244	8,904,750
Taipei Fubon Bank	6,280,186	5,966,717	313,469	35,073,225
	$12,228,767	$11,332,054	$896,713	$46,850,475

(1)	Note: Amount retained is accounted for as “other receivables”.
(2)	For the six months ended June 30, 2012 and 2011, the rate of advanced amount were 1.35% to 1.90% and 0.58% to 1.02% respectively.
(3)	For the six months ended June 30, 2012 and 2011, the financing expenses incurred from the accounts receivable factored (shown as “other non-operating losses”) were $106,243 and $54,954 respectively.

(4)	Inventories

	June 30,
	2012	2011
Raw materials and supplies	$5,430,981	$10,272,998
Work in process	34,363,762	38,127,798
Finished goods	13,195,391	19,386,591
	52,990,134	67,787,387
Less: Allowance for scrap, obsolescence and price decline	(5,567,729)	(8,242,350)
	$47,422,405	$59,545,037

Expense and loss incurred on inventories for the six months ended June 30, 2012 and 2011were as follows:

	For the six months ended June 30,
	2012	2011
Cost of inventories sold	$231,449,424	$255,909,898
Loss on decline in value (gain from price recovery) of inventories	(100,000)	955,533
Loss on disposal of inventories	551,647	2,905
Others	(36,639)	(84,956)
	$231,864,432	$256,783,380

The gain from reversal of allowance for scrap, obsolescence and price decline of inventories recognized by the Company in the first half of 2012 was due to the disposal of inventories with their net realizable values lower than costs.

(5)	Long-term investments accounted for under the equity method

	June 30,
	2012		2011
Investee company	Carrying value	Percentage of shareholding (%)	Carrying value	Percentage of shareholding (%)
Innolux Holding Ltd.	$17,037,416	100	$15,013,327	100
InnoJoy Investment Corporation	1,081,775	100	1,826,474	100
InnoFun Investment Corporation	447,433	100	1,715,437	100
TPO Hong Kong Holding Ltd.	2,573,692	100	2,025,318	100
Toppoly Optoelectronics (B.V.I) Ltd.	2,852,207	100	797,745	100
Golden Achiever International Ltd.	(38,592)	100	(198,371)	100
Landmark International Ltd.	33,969,095	100	32,965,835	100
Leadtek Global Group Limited	1,024,655	100	1,401,494	100
Yuan Chi Investment Co., Ltd.	1,242,236	100	1,979,640	100
Chi Mei Optoelectronics Japan Co., Ltd.	1,813,759	100	1,679,152	100
Golden Union Investments Limited	979,853	100	836,148	100
Keyway Investment Management Limited	266,645	100	259,886	100
Chi Mei Optoelectronics Europe B.V.	132,746	100	138,598	100
Chi Mei El Corporation	53,667	97	(1,019,522)	90
Chi Mei Lighting Technology Corporation	1,692,772	34	2,090,413	34
Jetronics International Corp.	245,153	32	239,048	32
GIO Optoelectronics Corporation	563,218	24	1,050,725	31
Contrel Technology Co., Ltd.	457,693	13	462,894	13
Ampower Holding Ltd.	1,469,762	47	1,551,196	45
Chi Mei Materials Technology Corporation	1,331,767	16	1,240,147	17
Others	199,671	-	250,373	-
	69,396,623		66,305,957
Add: Creditor’s balance on long-term investments transferred to other liabilities	38,592		1,217,893
	$69,435,215		$67,523,850

1.

The Company invested in its subsidiaries in Mainland China through Innolux Holding Ltd., TPO Hong Kong Holding Ltd., Toppoly Optoelectronics (B.V.I) Ltd., Landmark Internatioan Ltd. and Golden Union Investments Limited. These subsidiaries are engaged in the research and development, processing, assembly and after-sale service of LCD modules and LCD monitors. In addition, the Company invested in its subsidiaries in Mainland China through Keyway Investment Management Limited. These subsidiaries are engaged in the warehousing and logistic service. Please refer to Note 11 for details of disclosure regarding our investments in Mainland China.

2.

For the six months ended June 30, 2012 and 2011, the investment gain recognized under the equity method amounted to $1,377,491 and $403,619 respectively, which were recognized in accordance with the unaudited financial statements of the investee companies for the same period.

3.	The Company has prepared the consolidated financial statements for the six months ended June 30, 2012 and 2011 respectively in accordance with the relevant requirements.

(6)	Available-for-sale financial assets

	June 30,
	2012	2011
Current
Subordinated beneficiary certificates	$-	$855,840
Seller’s beneficiary certificates	-	2,317,581
Listed stocks	32,339	36,478
	$32,339	$3,209,899

Non-current
Listed stocks and investments in bonds
TPV Technology Ltd.	$904,607	$2,177,542
Others	227,125	229,115
	$1,131,732	$2,406,657

A.	Please refer to Note 4(3) for the information on the subordinated beneficiary certificates and seller’s beneficiary certificates obtained by the Company due to the financial assets securitization.

B.

The unrealized valuation gain (loss) on available-for-sale financial assets were a gain of $1,094,022 and a loss of ($1,525,011) for the six months ended June 30, 2012 and 2011, respectively, and were shown in the other adjustments to stockholders’ equity as unrealized gain or loss on the financial instruments, among which, valuation gain (loss) accounted for by the investee companies under the equity method were a gain of $1,021,058 and a loss of ($736,750) respectively for the periods then ended.

(7)	Hedging derivative financial liabilities - non-current

	June 30,
	2012	2011
Interest rate swap contracts	$183,623	$303,920
Cross currency swap contracts	358,418	817,684
	$542,041	$1,121,604

The profit (loss) on fair value hedges were a loss of ($80,586) and a profit of $80,547 for the six months ended June 30, 2012 and 2011, respectively. Please refer to Note 10(5) for other information.

(8)	Financial liabilities at fair value through profit or loss–non-current

	June 30,
	2012	2011
Cross currency swap contracts – non-hedging	$5,954	$-

The cross currency swap contracts on cash flow hedges for the six months ended June 30, 2012 were accounted for non-hedging, were therefore included in “Financial liabilities at fair value through profit or loss–non-current”.

(9)	Financial assets carried at cost –non-current

	June 30,
	2012	2011
Unlisted stocks:
Chi Lin Optoelectronics Corporation	$163,943	$277,093
Chi Lin Technology Co., Ltd.	113,150	-
AvanStrate Inc.	286,740	286,740
Top Taiwan Venture Capital Co., Ltd.	198,490	198,490
Optivision Technology Inc.	43,437	-
Others	19,132	27,292
	$824,892	$789,615

A.	The above mentioned investments were accounted for as “financial assets carried at cost” because there was no quoted prices in active markets.

B.

Certain business of Chi Lin Technology was spun off and transferred to the newly established Chi Lin Technology Co., Ltd., as resolved by the stockholders at their stockholders’ meeting on May 9, 2011. Former Chi Lin Technology continues to exist and was renamed to Chi Lin Optoelectronics Co., Ltd.

C.

On June 19, 2012, Optivision Technology Inc. conducted a capital increase by cash. Since the Company did not participate in the subscription, the percentage of its voting rights fell below 20%. As a result, this investment was reclassified from “Long-term investments accounted for under the equity method” to “Financial assets carried at cost”.

(10)	Fixed assets

	June 30, 2012
	Original cost	Accumulated depreciation	Book value
Land	$3,852,792	$-	$3,852,792
Buildings	147,652,624	(35,227,815)	112,424,809
Machinery and equipment	312,091,372	(171,214,649)	140,876,723
Testing equipment	4,863,046	(2,889,446)	1,973,600
Transportation equipment	84,309	(41,024)	43,285
Office equipment	815,862	(546,518)	269,344
Leased assets	2,043,277	(1,880,140)	163,137
Leasehold improvements	129,693	(65,621)	64,072
Other equipment	1,114,671	(639,255)	475,416
Construction in progress and prepayments for equipment	51,863,882	-	51,863,882
	$524,511,528	($212,504,468)	$312,007,060

	June 30, 2011
	Original cost	Accumulated depreciation	Book value
Land	$3,852,792	$-	$3,852,792
Buildings	144,061,951	(21,301,785)	122,760,166
Machinery and equipment	293,680,657	(110,269,600)	183,411,057
Testing equipment	4,222,472	(2,352,479)	1,869,993
Transportation equipment	76,355	(28,050)	48,305
Office equipment	747,516	(373,119)	374,397
Leased assets	1,949,309	(1,497,796)	451,513
Leasehold improvements	77,691	(46,902)	30,789
Other equipment	1,085,849	(429,886)	655,963
Construction in progress and prepayments for equipment	59,353,307	-	59,353,307
	$509,107,899	($136,299,617)	$372,808,282

Fixed assets

A.	Please refer to Note 6 for the information of property, plant and equipment pledged as collateral.

B.	Information on leased assets is summarized as follows:

	a.	The contents of leases

Leased assets	Lease term	Lease payment and payment method	Terms and conditions
Machinery equipment and factory facility	2008.05.19- 2013.05.19	Down payment of $4,000,000 made on May 19, 2008. 9 subsequent payments to be made semi-annually of $990,000 each from May 19, 2009 to May 19, 2013 with annual floating interest rate at 2.2431%.

1. The lessor shall unconditionally transfer the ownership of the leased properties to the lessee upon the expiration of the lease term.
2. These leased assets have to be fully insured with the lessor as co-insured and the Company is responsible for maintenance and repair of the leased assets.

b.

Leased assets and lease payable were initially recognized at fair value at the inception of the lease term. The depreciation shall be computed using the straight-line method over the remaining useful lives of the fixed assets.

c.	As of June 30, 2012, future lease payments were as follows:

Year	Amount
Second half of 2012	$990,000
2013	980,000
1,970,000
Less: current portion of leases payable	(1,970,000)
Leases payable – non-current	$-

Leased assets

C.	Certain property, plant and equipment of the Company were leased to other companies under operating lease agreements, and were reclassified as leased assets as follows:

	June 30, 2012
	Original cost	Accumulated depreciation	Book value
Buildings	$1,035,374	($190,202)	$845,172

	June 30, 2011
	Original cost	Accumulated depreciation	Book value
Land	$188,247	$-	$188,247
Buildings	1,035,358	(106,920)	928,438
	$1,223,605	($106,920)	$1 ,116,685

Non-current assets classified as held for sale

D.	At the meeting held in 2011, the Company’s Board of Directors decided to dispose of certain idle assets which were reclassified as “non-current assets held-for-sale” as follows:

	June 30, 2012 and 2011

	Original Cost	Accumulated Depreciation	Accumulated Impairment	Book Value

Machinery and equipment	$1,032,063	($138,839)	($351,591)	$541,633

In accordance with R.O.C. SFAS No. 35, “Accounting Treatment for Impairment of Assets”, the recoverable amount of the Company’s non-current assets classified as held for sale was evaluated to be less than its carrying amount. Accordingly, an impairment loss of $351,591 was recognized for the year ended December 31, 2011.The Company recognized the above mentioned non-current assets classified as held for sale at their fair value less costs to sell as their recoverable amounts.

Idle assets

E.	Certain property, plant and equipment of the Company were idle and were reclassified to idle assets.

	June 30, 2012

	Original Cost	Accumulated Depreciation	Book Value

Land	$188,247	$-	$188,247

In accordance with R.O.C. SFAS No. 35, “Accounting Treatment for Impairment of Assets”, the recoverable amount of the idle assets of the Company was evaluated to be higher than its carrying amount. The Company recognized the above idle assets at fair value less costs to sell as their recoverable amount.

(11)	Business combinations and intangible assets

Business combinations

A.

The Company, formerly “Innolux Display Corporation”, merged with TPO Displays Corporation and Chi Mei Optoelectronics Corporation through combination and share swaps on March 18, 2010. Innolux Display Corporation continues to exist after the merger and was renamed as Chimei Innolux Corporation. The goodwill resulting from the combination amounted to $17,096,628.

B.

The Company evaluated the impairment of recoverable amount of the goodwill by the end of the reporting date and used the value in use as the basis for calculation of the recoverable amount. The value in use was calculated based on the estimated future cash flows of the next five years. The estimated future cash flows were estimated based on the estimated changes in the future revenue, gross profit and other operating costs each year. The Company adopted the annual discount rate of 2.3% and 1.9% for the first half of 2012 and 2011, respectively, to reflect the specific risks of the related cash generating units. According to the evaluation above, the Company did not recognize impairment loss on goodwill.

Other intangible assets

C.	Other intangible assets refer to TFT-LCD technology transfer expense, loyalty fee, developed technologies and customer relationship as follows:

	June 30, 2012

	Balance at beginning of the period	Addition from merger	Addition for the period	Adjustment for the period	Amortization for the period	Balance at end of the period

Loyalty fee	$179,545	$-	$-	$-	($19,440)	$160,105
Patents	1,098,013	-	-	-	(186,200)	911,813
Developed technologies	100,188	-	-	-	(21,838)	78,350
Customer relationship	41,257	-	-	-	(18,207)	23,050
	$1,419,003	$-	$-	$-	($245,685)	$1,173,318

	June 30, 2011

	Balance at beginning of the period	Addition from merger	Addition for the period	Adjustment for the period (note1)	Amortization for the period (note2)	Balance at end of the period

Loyalty fee	$56,810	$-	$571	($42,935)	($12,142)	$2,304
Patents	465,843	1,511,524	61,488	(465,843)	(379,931)	1,193,081
Developed technologies	-	180,700	-	-	(57,508)	123,192
Customer relationship	-	74,600	-	-	(23,817)	50,783
	$522,653	$1,766,824	$62,059	($508,778)	($473,398)	$1,369,360

Note

(1)

Adjustment includes the adjustment made to the amount of other intangible assets based on the results of amortization of acquisition costs; and the adjustment made to the amortized amounts of these intangible assets. The former relates to the adjustment to increase the goodwill arising from the merger, while the latter is reflected through profit or loss.

(2)	The accumulated amortization for the period ended June 2011was calculated based on the number of years of profit on intangible assets.

(12)	Short-term loans

	June 30, 2012	June 30, 2011

Credit loans	$7,321,385	$19,818,000
Less: reclassification to long-term loans	(7,321,385)	-
	$-	$19,818,000
Spread of annual interest rates	-	0.73% ~ 1.31%

Short-term loans were reclassified to long-term loans based on the repayment schedule as set out in the syndicated loan repayment agreement signed with syndicated banks. Please refer to Note 4(14).

(13)	Short-term notes payable

	June 30, 2012	June 30, 2011

Commercial papers payable	$900,000	$9,950,000
Less: discount on commercial papers payable	(568)	(3,752)
	$899,432	$9,946,248
Interest rates for the short-term notes issued	1.482%~2.25%	0.66%~0.93%

(14)	Long-term loans

(14)	Long-term loans

	June 30, 2012

	Period	Amount

Syndicated bank loans:
China Trust Commercial Bank and 9 others - secured syndicated bank loans	2008/09~2016/08	$3,400,000
Mega International Commercial Bank and 11 others - secured syndicated bank loans	2005/03~2015/03	700,000
Mega International Commercial Bank and 19 others - secured syndicated bank loans	2008/11~2016/11	13,710,000
Mega International Commercial Bank and 18 others - secured syndicated bank loans	2009/09~2016/11	3,412,296
Mega International Commercial Bank and 19 others - secured syndicated bank loans	2010/05~2016/11	48,000,000
China Trust Commercial Bank and 12 other banks and financial institutions - secured syndicated bank loans	2006/09~2015/07	923,564
China Trust Commercial Bank and 33 other banks and financial institutions - secured syndicated bank loans	2006/06~2015/07	10,146,460
Bank of Taiwan and 17 others - secured syndicated bank loans	2008/10~2016/11	3,648,946
Bank of Taiwan and 32 others - secured syndicated bank loans	2006/11~2016/11	19,960,000
Bank of Taiwan and 20 others - secured syndicated bank loans	2008/09~2016/08	30,731,008
Bank of Taiwan and 17 others - secured syndicated bank loans	2010/03~2016/09	40,000,000
Guaranteed commercial papers	2012/05~2015/07	430,869
Credit loans	2009/09~2013/12	40,363,525
		215,426,668
Less: administrative expenses charged by syndicated banks		(417,867)
Less: current portion – syndicated bank loans (including administrative expenses charged by syndicated banks)		(22,924,007)

		$192,084,794
Spread of interest rates		1.2685%~3.6%

	June 30, 2011

	Period	Amount

Syndicated bank loans:
Mega International Commercial Bank and 20 others - secured syndicated bank loans	2008/11~2013/11	$21,241,930
Mega International Commercial Bank and 19 others - secured syndicated bank loans	2010/05~2015/05	42,490,000
Mega International Commercial Bank and 11 others - secured syndicated bank loans	2005/03~2012/03	1,400,000
China Trust Commercial Bank and 9 others - secured syndicated bank loans	2008/09~2013/08	4,250,000
Bank of Taiwan and 34 others - secured syndicated bank loans	2004/12~2011/12	540,403
Bank of Taiwan and 34 others - secured syndicated bank loans	2004/12~2011/12	3,110,900
China Trust Commercial Bank and 31 other banks and financial institutions - secured syndicated bank loans	2006/09~2012/07	1,331,795
China Trust Commercial Bank and 31 other banks and financial institutions - secured syndicated bank loans	2006/06~2012/07	15,219,690
Bank of Taiwan and 18 others - secured syndicated bank loans	2008/10~2013/11	4,384,872
Bank of Taiwan and 32 others - secured syndicated bank loans	2006/11~2013/11	24,950,000
Bank of Taiwan and 20 others - secured syndicated bank loans	2008/09~2015/02	35,121,152
Bank of Taiwan and 17 others - secured syndicated bank loans	2010/03~2015/03	40,000,000
Non-guaranteed commercial papers	2005/07~2012/10	4,947,840
Guaranteed commercial papers	2010/12~2012/07	1,411,328
Credit loans	2009/08~2013/02	51,210,688
		251,610,598
Less: administrative expenses charged by syndicated banks		(514,805)
Less: current portion		(64,640,432)
		$186,455,361
Spread of interest rates		0.7784%~2.3874%

A.	Please refer to Note 6 for the information of assets pledged as collateral for long-term loans.

B.

The syndicated loans agreements specified that the Company shall maintain the specified financial ratios such as current ratio, liability ratio, interest coverage ratio and tangible net worth ratio, which were calculated based on the Company’s annual consolidated financial statements audited by independent auditors. The current ratio and liability ratio on the Company’s 2011consolidated financial statements did not meet the requirements prescribed in the agreements. According to the agreements, the syndicated banks may take actions, including (but not limited to) announcing that all outstanding principal, interest, fees and other accrued expenses payable to the syndicated banks in accordance with the syndicated loan agreements have fallen due immediately. Therefore, the Company reclassified in its 2011 financial statements the outstanding syndicated loans amounting to $174,306,299(including administrative expenses charged by syndicated banks) as of December 31, 2011 to “long-term liabilities- current portion”. As disclosed in Note 3 below, the financial institution creditors have agreed to waive the review of the Company’s financial ratios for 2011 and 2012 and waive the interest-rate penalty and default penalty arising from the violation of financial commitments. Therefore, the syndicated loans have not been fully reclassified to “long-term liabilities - current portion” since the first quarterly financial statements of 2012.

C.

In December, 2011, the Company applied for the assistance of Ministry of Economic Affairs to negotiate the debt with the syndicated banks, in accordance with the“Procedures for the Assistance of Ministry of Economic Affairs in the Negotiation of Enterprise and Financial Institution relating to the Debt Issue”. The Ministry of Economic Affairs then appointed the largest creditor, Bank of Taiwan, as coordinator to convene a meeting on the debt renegotiation process. According to the resolution at the meeting convened by Bank of Taiwan on February 17, 2012, all financial institution creditors shall implement there solutions once approved by the financial institution creditors accumulatively representing not less than two-thirds of the total debts owed to them. The proposal was approved by the syndicated banks representing for two-thirds of the total debts owed to them on March 30, 2012, and the Company signed the “Syndicated Loan Repayment Agreement” with all financial institution creditors based on the framework resolved at the above negotiation meeting for debt renegotiation on April 5, 2012.

(1)	Medium and long-term syndicated loans

The medium and long-term syndicated loans that will be due between 2012 and2014 will be extended for 2-3 years. Principal is repayable every year based on a fixed percentage; interest is charged at the original interest rate or at the original interest rate plus premium rate.

(2)	Short and medium-term non-syndicated loans

The outstanding balance of each loan is renewed based on the original terms and all extended to December 31, 2013. Before maturity, the Company may make two applications to each bank for extension of such loans for one year each time. Interest is charged at the original interest rate plus premium rate and extension fee is charged based on a fixed percentage.

(3)	Credit lines of derivative financial instruments

At least two-thirds of the original credit lines of derivative financial instruments are renewed based on the original terms and all extended to December 31, 2013.Before maturity, the Company may two applications to each bank for extension of such credit lines for one year each time. Extension fee is charged based on a fixed percentage.

(4)	Other matters

(a)

All financial institution creditors agreed to waive the review of the Company’s financial ratios for 2011 and 2012 and waive the interest-rate penalty and default penalty arising from the violation of financial commitments;

(b)

All financial institution creditors agreed to waive the agreement and commitment that the Company shall early repay all or part of the loans as prescribed by the original agreements before the period of negotiation for extension of such loans.

	(5)	The Company’s significant commitments

The Company is committed to capital increase with certain amount of cash within 3 years and focusing on its principal businesses, and will not make investments in other non-principal businesses, except for equipment improvements or equipment additions for its principal businesses. Further, the Company shall not take such legal actions as application for bankruptcy or reorganization during the term of the syndicated loan repayment agreement.

(15)	Bonds payable

	June 30, 2012	June 30, 2011

Secured domestic bonds	$4,000,000	$4,000,000
Less: Domestic bonds payable within one year	(4,000,000)	-
	$-	$4,000,000

The secured domestic bonds acquired by the Company due to a merger were originally issued at a coupon rate of 2.72% for a period of four years and forty-four days (with the maturity date on February 8, 2013) on December 26, 2008. From the issuance date, interests are paid by the coupon rate annually; with the principals repayable in two equal installments on the expiry of fourth year from the issuance date and the maturity date respectively. For the first half of 2012 and 2011, the interest expense on the bonds payable were $56,934 and $53,953, respectively.

(16)	Income tax

A. Income tax benefit and income tax refund receivables were reconciled as follows:

	First half of 2012	First half of 2011

Income tax derived from net loss before tax based on statutory tax rate	($3,943,898)	($4,978,326)
Effect of income tax for perpetual difference
- Investment loss classified by equity method	(234,174)	(111,825)
- Other	-	74,890
Effect of income tax from the difference between investment less financial and tax estimate	(85,221)	(1,891,566)
Effect of investment from income tax credit	-	(380,200)
Over provision of deferred income tax assets	800,676	962,140
Over provision of prior year’s income tax	(390)	(4,791)
Net change of valuation allowance	2,423,921	452,868
Income tax benefit	(868,644)	(2,093,678)
Net change in deferred income tax	832,626	2,088,887
liabilities
Over provision of prior year’s income tax	390	4,791
Change in unrealized gains/(losses) in financial assets	14,954	-
Change in unrealized gains/(losses) from cash flow hedges	20,674	-
Prepaid income tax and withholding tax	(2,317)	(8,507)
Income tax refund receivable	($2,317)	($8,507)

B. The deferred income tax assets and liabilities and the valuation allowance for deferred income tax assets as at June 30, 2012 and 2011 were as follows:

	June 30, 2012	June 30, 2011

Deferred income tax liabilities	($790,541)	($1,120,330)
Deferred income tax assets	42,908,543	38,165,958
Valuation allowance - deferred income tax assets	(29,858,501)	(26,562,591)
	$15,259,501	$10,483,037

C. The temporary differences and related amounts of deferred income tax assets and liabilities as at June 30, 2012 and 2011 were as follows:

	June 30, 2012		June 30, 2011

	Amount	Tax effect	Amount	Tax effect

Current items
Allowance for scrap, obsolescence and price decline	$882,579	$150,038	$1,644,420	$279,551
Unrealized gross profit	(502,385)	(85,405)	(5,415)	(921)
Accrued loyalty and estimated warranty	677,131	115,112	1,329,815	226,069
Allowance for sales returns and discounts	724,669	123,194	319,817	54,369
Unrealized exchange loss (gain)	1,294,035	219,986	(809,396)	(137,597)
Unrealized valuation (gain) loss on financial assets and liabilities	(1,581,975)	(268,936)	716,609	120,803
Loss carried forward	22,756,984	3,868,686	18,444,967	3,135,643
Investment tax credits		8,490,496		3,158,100
Others	12,715	2,163	5,917	1,008
		12,615,334		6,837,025
Less: Valuation allowance		(12,359,183)		(5,203,265)
		$256,151		$1,633,760
Non-current items
Unrealized gain on Investments	$-	$-	($4,349,249)	($739,374)
Difference from accounting base and tax base of goodwill	(2,565,880)	(436,200)	(1,426,105)	(242,438)
Unrealized loss (gain) on financial assets	2,053,608	349,113	-	-
Loss carried forward	171,244,969	29,111,646	113,127,762	19,231,720
Investment tax credits		3,435,576		11,958,695
Others	250,190	42,533	-	-
		32,502,668		30,208,603
Less: Valuation allowance- non-current		(17,499,318)		(21,359,326)
		$15,003,350		$8,849,277

D. As of June 30, 2012, the unused investment tax credits were as follows:

Year	Details of tax credit	Amount	Year of expiry

2008	Tax credits for research and development	$908,765	2012
2009	Tax credits for research and development	770,169	2013
2008	Acquisition of equipment or technology	4,816,244	2012
2009	Acquisition of equipment or technology	240,273	2013
2010	Acquisition of equipment or technology	527,601	2014
2011	Acquisition of equipment or technology	668	2015
2008	Tax credits for employees’ training	11,020	2012
2009	Tax credits for employees’ training	3,215	2013
2008	Tax credits for investment in barren area	2,754,467	2012
2009	Tax credits for investment in barren area	1,893,650	2013
		$11,926,072

E. As of June 30, 2012, the unused loss carry-forwards, net of valuation allowance considering the reliability (including expired portion) were as follows:

Year in which loss was incurred	Unused loss carry-forwards	Amount	Year of expiry

2003	$3,587,762	$609,919	2008
2004	3,424,759	582,209	2009
2005	3,971,350	675,129	2010
2006	7,461,096	1,268,386	2011
2007	4,312,017	733,043	2012
2008	6,304,455	1,071,757	2013
2009	51,016,895	8,672,872	2014
2010	23,097,344	3,926,549	2015~2020
2011	64,477,765	10,961,221	2021
2012	26,348,510	4,479,247	2022
	$194,001,953	$32,980,332

F.

The investment tax credits and loss carry-forwards listed in items D and E included those acquired but not utilized from surviving and acquired companies. In accordance with Article 38 of Business Mergers and Acquisitions Act, Chimei Innolux Corporation shall deduct the loss carry-forwards, which were not subtracted before the merger, of all participating companies for the last five years from the net income of each year within the 5 years since the loss fiscal year. The amount of deduction was calculated in proportion to the equity held by each participating company to the total equity after the merger.

	G.	The Company is exempt from corporate income tax on certain income from the design, research, development, manufacture and sale of TFT-LCD and Color Filter from 2008 to 2015.

	H.	The Company’s income tax returns through 2009 have been assessed and approved by the Tax Authority.

(17)	Retirement plan

A.

The Company has established a defined benefit pension plan in accordance with the Labor Standards Law, covering all regular employees for services provided prior to the enforcement of the Labor Pension Act on July 1, 2005, and employees who chose to remain in the benefit pension plan after July 1, 2005. The Company contributed monthly an amount equal to 2% of the employees’ monthly salaries and wages to the retirement fund deposited with Bank of

Taiwan, the trustee, under the name of the independent retirement fund committee. The net pension expenses of the Company under this plan amounted to $13,559 and $18,896 for first half of the 2012 and 2011, respectively. As of June 30, 2012 and 2011, the remaining amounts deposited in the retirement fund of Bank of Taiwan were $1,352,037 and $1,240,788.

B.

In accordance with the Labor Pension Act, enacted on July 1, 2005, the Company has established a defined contribution employee retirement plan covering all domestic employees. The Company contributes monthly an amount not less than 6% of employees’ monthly salaries and wages to the employees’ personal pension accounts with the Bureau of Labor Insurance. Employees may choose to receive pension on a monthly basis or as lump sum payment upon retirement determined based on the account balance plus accumulated investment gains. The pension expenses under this plan amounted to $365,723 and $369,996 for the first half of 2012 and 2011, respectively.

(18)	Common stock
A.

As of June 30, 2012, the Company’s authorized and outstanding capital were $110,000,000 (including 500,000,000 shares reserved for employee stock options) and $73,129,708, respectively, with a par value of $10 (in dollars) per share.

B.

The stockholders at the general meeting on January 6, 2010 approved the merger of the Company with other companies by share conversion, with the Company as the surviving company. The Company issued 4,046,382,000 new shares according to the merger contract. For details of the merger, please refer to Note 4(11) to the financial statements.

C.

The new shares, which were issued due to the merger, include the common stock issued by the acquired companies in May and December, 2006 through private placement. The issuance of 570,929,000 shares was determined based on the exchange ratio in the merger contract. The rights and obligations of the private common shares are the same as other issued common stocks, except for the transferring restriction under R.O.C. Securities and Exchanges Act and the listing restriction that no public listing will be allowed within three years since the day of issuance and only if the Company completes the application to publicly issued the shares. The aforementioned private common shares have not been publicly issued as of June 30, 2012.

D.

For the first half of 2012 and 2011, the Company issued no shares and 100,000 shares of common stock upon exercise by its employees of their stock options, respectively, which was shown as “Stock subscriptions received in advance”, and the amount was zero and $1,000, respectively.

E.

In accordance with the Board of Directors’ resolution in August 2007, the Company decided to issue 300 million shares of common stock for cash, including 149,967,500 units of global depository receipts (the “GDRs”), which represent 299,935,000 shares of common stock with a unit of GDRs representing 2 shares of common stock. Each unit of GDR was issued at premium of US$9.02 (in dollars). As of June 30, 2012, there were 244,712,000 units outstanding, representing 489,426,000 shares of common stock.

F.

On June 25, 2012, the Board of Directors of the Company resolved to issue 600,000,000 new shares of common stock by raising additional cash, the above cash addition proposal was effective with the approval of Financial Supervisory Committee in July 2012.

G.

In accordance with the authorization of the general meeting in June 2012, the Board of Directors of the Company resolved to issue global depositary receipts by raising additional cash in July 18, 2012, the temporary aggregate amounts of issuance was $16,250,000.

(19)		Share-based payment-employee compensation plan

	A.	As of June 30, 2012, the Company’s share-based payment transactions (other than the employee stock options acquired because of the merger as stated in paragraph B below) were as follows:

Type of arrangement	Grant date	Quantity granted (in thousand units)	Contract period	Vesting conditions

Employee stock options	2005.09.21	12,000	6 years	Note A, C
Employee stock options	2007.12.20	25,000	6 years	Note B
Employee stock options	2010.05.13	20,000	5 years	Note A
Employee stock options	2011.05.19	50,000	6 years	Note A

Note A:

The employees may exercise the stock options in installment based on 30%, 30% and 40% of total options granted on completion of the specified year(s) of service (one to four years) from the grant date.

Note B:	The employees may exercise the stock options in installment based on 40%,30% and 30% of total options granted on completion of the specified years of service (three to five years) from the grant date.

Note C	: The employee stock options had already expired.

Note D:	The fair value of employee stock options which were granted on May 19, 2011, was estimated using the Black-Scholes option pricing model. The information was as follows:

Type of arrangement	Grant date	Price (in dollars)	Strike price (in dollars)	Expected volatility (%)	Expected duration (month)	Expected dividend yield (%)	Risk-free interest rate (%)	Fair value per unit

Employee stock options	2011.05.19	26.70	$26.7	35.67	48.6	0	1.00	7.31~8.32

B.	Employee stock options acquired because of the merger

	a.	Details

Type of arrangement	Grant date	Quantity granted (in thousand)	Contract period	Vesting conditions

Employee stock options	2006.04.01	17	5 years	Note 2,4
Employee stock options	2007.12.27	120	5 years	Note 2
Employee stock options	2009.09.30	24,819	5 years	Note 2
Employee stock options	2006.07.19	11 (Note 1)	6 years	Note 3
Employee stock options	2007.07.02	21 (Note 1)	6 years	Note 3
Employee stock options	2007.12.27	2 (Note 1)	6 years	Note 3

	1.	Each unit of stock options can subscribe for 1,000 shares of common stock.

	2.	The employees may exercise the stock options in installment based on 50% and50% of total options granted on completion of the specified years of service (two to three years) from the grant date.

3.

The employees may exercise the stock options in installment based on 25%, 25%,25% and 25% of total options granted on completion of the specified years of service (two to five years) from the grant date.

	4.	The employee stock options had already expired.

	5.	The quantity of employee stock options granted above had been adjusted by share conversion rate.

b.

For the employee stock options assumed by the Company due to the merger, the cost after calculation attributable to acquisition cost (equal amount was recognized as capital reserve - employee stock options under stockholders’ equity) and attributable to compensation cost over the remaining vesting period after the merger were $310,999 and $453,371, respectively.

c.	The fair value of employee stock options was estimated using the Hull & White(2002) Enhanced FASB 123 of the aforementioned binomial model. The information was as follows:

Type of arrangement	Grant date	Price (in dollars)	Strike price (in dollars)	Expected volatility (%)	Expected duration (month)	Expected dividend yield (%)	Risk-free interest rate (%)	Fair value per unit

Employee stock options	2006.04.01	51.6	$91.2	45.10	24.34	0.61	0.82	0.62
Employee stock options	2007.12.27	51.6	64	45.10	36.30	0.61	0.82	2.66~2.8
Employee stock options	2009.09.30	51.6	39.2	45.10	36.78	0.61	0.82	3.57~4.14
Employee stock options	2006.07.19	51.6	55.21	45.10	12.04	0.61	0.82	4.64~4.77
Employee stock options	2007.07.02	51.6	67.53	45.10	24.78	0.61	0.82	4.23~4.41
Employee stock options	2007.12.27	51.6	80.63	45.10	48.54	0.61	0.82	3.65~3.82

C.	For the six months ended June 30, 2012 and 2011, details of the employee stock option plan were as follows:

	For the six months ended June 30, 2012

Stock Options	Quantity (in thousand units)	Weighted average exercise price (in dollars)	Range of exercise price (in dollars)	Weighted average remaining vesting period	Weighted average stock price of stock options at exercise date (in dollars)

Outstanding options at the beginning of the period	119,973	$56.48
Options granted	-	-
Options exercised	-	-			$13.54
Options expired	-	-
Outstanding options at the end of the period	119,973	45.29	$66.80	1.5 years
			$26.70	3.89 years
			$39.2~80.63	2.88 years
Exercisable options at the end of the period	36,058	57.47

	For the six months ended June 30, 2011

Stock Options	Quantity (in thousand units)	Weighted average exercise price (in dollars)	Range of exercise price (in dollars)	Weighted average remaining vesting period	Weighted average stock price of stock options at exercise date (in dollars)

Outstanding options at the beginning of the period	72,814	$56.48
Options granted	50,000	26.70
Options exercised	(230)	10.00			$29.66
Options expired	(17)	10.00
Outstanding options at the end of the period	122,567	48.61	$10.00	0.25 year
			$66.80	2.5 years
			$26.70	4.97 years
			$39.2~80.63	3.88 years
Exercisable options at the end of the period	12,734	59.95

D.	As of June 30, 2012 and 2011, the expenses incurred from share-based payment arrangement were $154,919 and $171,480, respectively.

E.

The following sets forth the pro forma consolidated net loss and loss per share based on the assumption that the compensation cost is accounted for using the fair value method even for the stock options granted before the effectiveness of R.O.C. SFAS No. 39,“Accounting for Share-based Payment”, which are all the stock options listed in the Note 4(19)A to the financial statements, except for those granted on May 13, 2010and May 19, 2011 respectively:

		For the six months ended June 30,

		2012	2011

Net loss for the period	Net loss as reported	($22,330,758)	($27,190,593)
	Pro forma net loss	($22,367,658)	($27,273,618)
Basic loss per share (LPS)	Basic LPS as reported	($3.05)	($3.72)
	Pro forma basic LPS	($3.06)	($3.73)

(20)			Capital reserve

A.

Pursuant to the R.O.C. Company Law, capital reserve arising from paid-in capital in excess of par value on issuance of common stocks and donations can be used to cover accumulated deficit or to issue new stocks or cash to shareholders in proportion to their share ownership, provided that the Company has no accumulated deficit. Further, the R.O.C. Securities and Exchange Law requires that the amount of capital reserve to be capitalized mentioned above should not exceed 10% of the paid-in capital each year. Accumulated deficit shall be first covered by retained earnings before capital reserve can be used to cover ay accumulated deficit.

	B.	For details of the employee stock options, please refer to Note 4(19) to the financial statements.

(21)			Retained earnings

	A.	In accordance with the Company’s Articles of Incorporation, net income must be distributed in the following order:

		a.	to pay all tax accruals and payables arising from the current year and to cover prior years’ losses, if any;

		b.	as legal reserve equal to 10% of net income after tax and distribution pursuant to clause (a);

		c.	as any other legally required reserve;

	d.	to pay dividends on preferred shares;

	e.	to pay bonuses to employees not less than 5% of net income after tax and distribution pursuant to clauses a. to d.; and

f.

the remaining amount, if any, shall be distributed pursuant to the proposal of the Board of Directors in accordance with the Company’s dividend policy and to the resolution approved at the general meeting, of which 0.1% should be paid as remuneration to directors and supervisors and the remaining amount as dividends to stockholders.

Dividends may be distributed in the form of cash or shares, or a combination of both; provided, however, that dividends distributed in respect of any fiscal year in the form of shares shall not exceed two-thirds of total dividends to stockholders.

B.

Except for covering accumulated deficit or issuing new stocks or cash to shareholders in proportion to their share ownership, the legal reserve shall not be used for any other purpose. The use of legal reserve for the issuance of stocks or cash to shareholders in proportion to their share ownership is permitted, provided that the balance of the reserve exceeds 25% of the Company’s paid-in capital.

C.

The proposals on covering accumulated deficit as of December 31, 2011 and 2010 were approved by the stockholders in June 2012 and June2011, respectively. It was resolved not to distribute dividends and accrue employees’bonus and directors’ and supervisors’ remuneration. In addition, in 2012, the stockholders have resolved to use additional paid-in capital in excess of par - common stock amounting to $71,983,820 to cover accumulated deficit.

D.	As of June 30, 2012, the Company had an accumulated deficit, so the Company did not have an additional 10% tax which was levied on the undistributed reserve.

E.	Information related to the Imputation Tax System as of and for the six months ended June 30, 2012 and 2011was as follows:

	June 30,

	2012	2011

Balance of the tax credit account	$1,039,303	$1,030,506

The stockholders at the general meeting approved not to distribute dividends for the year of 2012, so there was no creditable tax rate for 2011. The Company had no undistributed earnings for the six months ended June 30, 2012 due to accumulated deficit, so there was no estimated creditable tax rate for the period.

(22)		Treasury stocks

	A.	Change in treasury stocks for the six months ended June 30, 2011

	For the six months ended June 30, 2011
	Number of shares (in thousands)

Reason for reacquisition	Beginning	Increase	Decrease	Ending	Amount

The treasury stocks of the Company held by subsidiaries, transferred from long-term equity investments	389	-	(389)	-	$-

B.

Stocks held by subsidiaries of the Company are treated as treasury stocks. The treasury stocks held by the subsidiaries wherein the Company’s ownership more than 50% cannot participate in the issuance of common stock in cash and have no right to vote. The remaining rights held by subsidiaries were equal to those held by common stockholders.

C.

Contrel Technology Co., Ltd., (the “Contrel”) reelected its directors during the general meeting in June 2011, and the new representative of the Company was not anymore designated as the general manager, therefore lost the control over Contrel. Accordingly, the stock was not considered as treasury stocks.

(23)		Earnings (Loss) per common share

	For the six months ended June 30, 2012

	Amount		Number of shares (in thousands)	Loss per common share (in dollars)
	Before tax	After tax		Before tax	After tax

Basic loss per share:
Net loss for the period	($23,199,402)	($22,330,758)	7,312,971	($3.17)	($3.05)

	For the six months ended June 30, 2011

	Amount		Number of shares (in thousands)	Loss per common share (in dollars)
	Before tax	After tax		Before tax	After tax

Basic loss per share:
Net loss for the period	($29,284,271)	($27,190,593)	7,312,420	($4.00)	($3.72)

As employee stock options had anti-dilutive effect for the six months ended June 30, 2012 and 2011, they were not included in the calculation of loss per share.

(24)	Personnel, depreciation and amortization expenses

Personnel, depreciation and amortization expenses occurred in the current period are summarized as follows:

	For the six months ended June 30, 2012
	Operating costs	Operating expenses	Non-operating expenses (Note)	Total
Personnel expenses
Salaries	$5,072,093	$2,107,650	$-	$7,179,743
Labor and health insurance	492,481	166,284	-	658,765
Pension	271,764	107,518	-	379,282
Other	265,332	151,288	-	416,620
Sub-total	$6,101,670	$2,532,740	$-	$8,634,410
Depreciation	$35,821,452	$574,825	$41,633	$36,437,910
Amortization	$857,957	$1,269,636	$-	$2,127,593

	For the six months ended June 30, 2011
	Operating costs	Operating expenses	Non-operating expenses (Note)	Total
Personnel expenses
Salaries	$5,164,484	$2,060,038	$-	$7,224,522
Labor and health insurance	474,973	165,731	-	640,704
Pension	277,448	111,444	-	388,892
Other	258,056	182,267	-	440,323
Sub-total	$6,174,961	$2,519,480	$-	$8,694,441
Depreciation	$41,527,573	$669,449	$162,927	$42,359,949
Amortization	$830,278	$1,675,345	$-	$2,505,623

Note: Non-operating expenses pertain to depreciation of rental and idle assets.

5. RELATED PARTY TRANSACTIONS

(1)	Names of related parties and their relationship with the Company

Names of related parties	Relationship with the Company
Chi Mei Optoelectronics Japan Co.,	Subsidiary
Leadtek Global Group Limited	Subsidiary
Chi Mei El Corporation	Subsidiary
Dragon Flam Industrial Ltd.	An indirect wholly-owned subsidiary
Innolux Corporation	An indirect wholly-owned subsidiary
Lakers Trading Ltd.	An indirect wholly-owned subsidiary
TPO Displays Japan K.K.	An indirect wholly-owned subsidiary
TPO Displays Hong Kong Ltd.	An indirect wholly-owned subsidiary
Nanhai Chi Mei Electronics Ltd.	An indirect wholly-owned subsidiary
VAP Optoelectronics (Nanjing) Corp.	An indirect wholly-owned subsidiary
Ningbo Chi Mei Electronics Ltd.	An indirect wholly-owned subsidiary
Innocom Technology (Shenzhen) Ltd.	An indirect wholly-owned subsidiary
TPO Displays Shanghai Ltd	An indirect wholly-owned subsidiary
TPO Displays Nanjing Ltd.	An indirect wholly-owned subsidiary
Chi Mei Materials Technology Corporation	An indirect investee company accounted for under the equity method
Contrel Technology Co., Ltd.	An indirect investee company accounted for under the equity method
Hon Hai Precision Industry Co., Ltd.	Same major stockholder
Ningbo Chi Mei Material Technology Corporation	Subsidiary of an investee company accounted for under the equity method
Chi Mei Corporation (CMC)	A company accounted for the Company under equity method
Chi Lin Electronics Co., Ltd. (formerly known as Chi Lin Technology Co., Ltd.)	A subsidiary of CMC (Note B)
Nexgen Mediatech Inc.	A subsidiary of CMC
Cometition Team Ireland Ltd.	An indirect wholly-owned subsidiary of Hon Hai
Foxconn CZ S.R.O.	An indirect wholly-owned subsidiary of Hon Hai
Fusing International Inc.	An indirect wholly-owned subsidiary of Hon Hai
Yecheng Technology (Chengdu) Co., Ltd.	An indirect wholly-owned subsidiary of Hon Hai
Hongfujin Precision Industry (Chongqing) Co., Ltd.	An indirect wholly-owned subsidiary of Hon Hai
Futaihua Industry (Shenzhen) Ltd.	An indirect wholly-owned subsidiary of Hon Hai

A.

Except for those transactions with the above related parties, there were no material transactions between the other related parties whose names and relationship with the Company are set out in Note 11(2) entitled “Disclosure information of investee company” below.

B.	Chi Lin Technology Co., Ltd. was renamed as Chi Lin Electronics Co., Ltd. in the third quarter of 2011. For details, please refer to Note 4(9)B to the financial statements.

(2)	Significant transactions and balances with related parties

	A.	Sales

	First half of 2012		First half of 2011
	Amount	% of net sales	Amount	% of net sales

Chi Lin Optoelectronics Co., Ltd.	$10,147,844	5	$13,176,476	5
COMPETITION	3,405,773	2	-	-
INNOLIX US	3,389,528	2	9,975,043	4
Innocom Technology (Shenzhen) Ltd.	3,345,912	2	4,845,203	2
CMO Japan	2,961,046	1	2,953,456	1
Hon Hai	2,957,987	1	1,846,284	1
Hongfujin Precision Industry (Chongqing) Co., Ltd.	2,597,982	1	-	-
FUSING	1,746,893	1	-	-
Nexgen Mediatech Inc.	222,623	-	1,151,040	-
FOXCONN CZ	141,912	-	1,224,735	1
Other	5,109,815	2	5,375,648	2
	$36,027,315	17	$40,547,885	16

Except for the sales prices of the products sold only to CMO Japan which have no comparable transactions, sales prices charged to related parties were on a par with those charged on non-related party transactions. The collection period was 30 to 120 days upon delivery or on a monthly-closing basis for related parties, and 30 to 90 days for non-related parties.

B.	Purchases

	First half of 2012		First half of 2011
	Amount	% of net purchases	Amount	% of net purchases
Hon Hai	$3,958,552	4	$2,385,186	1
TPO Displays Shanghai Ltd	2,921,872	3	1,698,070	1
Chi Mei Materials Technology Corporation	2,629,752	3	3,054,836	2
Ningbo Chi Mei Material Technology Corporation	2,020,545	2	747,550	-
CMC	1,583,273	1	1,597,206	1
COMPETITION	1,405,544	1	-	-
Futaihua Industry (Shenzhen) Ltd.	-	-	1,513,385	1
Others	1,611,083	1	6,606,030	4
	$16,130,621	15	$17,602,263	10

The Company’s purchases from related party were made solely from Chi Lin Technology Co., Ltd. and were never made from other suppliers. The payment term were 30 to 120 days after receipt of goods for related parties, and 30 to 180 days after receipt of goods or on a monthly-closing basis for non-related parties.

C.	Processing costs

	First half of 2012		First half of 2011
	Amount	% of cost of goods sold	Amount	% of cost of goods sold

Leadtek	$52,932,423	23	$61,003,346	24
LAKERS	16,082,220	7	10,701,899	4
Others	2,713,501	1	-	-
	$71,728,144	31	$71,705,245	28

Some of the Company’s products were subcontracted to the above mentioned companies in Mainland China. The processing fees were mainly charged on a cost-plus-margin basis.

D.	Accounts receivable

		June 30, 2012		June 30, 2011
		Amount	Percentage of the accounts receivable of the Company	Amount	Percentage of the accounts receivable of the Company
	COMPETITION	$3,260,678	5	$-	-
	Chi Lin Optoelectronics Co., Ltd	2,891,048	5	5,800,876	8
	Hongfujin Precision Industry (Chongqing) Co., Ltd.	1,972,121	3	-	-
	CMO Japan	1,859,589	3	1,730,592	2
	FUSING	1,766,886	3	-	-
		1,531,033	2	-	-
	Hon Hai	1,524,866	2	761,238	1
	Innocom Technology (Shenzhen) Ltd.	1,108,484	2	406,747	-
	INNOLUX US	453,340	1	4,029,795	6
	TPOHK	-	-	4,180,331	6
	TPO Nanjing	-	-	1,311,750	2
	Other	3,697,313	6	5,820,252	8
		20,065,358	32	24,041,581	33
Less:	Allowance for doubtful debts	(60)	-	(60)	-
	Transfer to other receivables	(843,929)	-	(2,269,465)	(3)
		$19,221,369	32	$21,772,056	30

Accounts receivable from related parties with a longer than normal credit term have been transferred to “other receivables-related parties”.As of June 30, 2012, $309,492 out of the amounts transferred to other receivables was the loans granted.

E.	Other receivables

	June 30, 2012	June 30, 2011

Accounts receivable	$534,437	$2,269,465
Loans receivable	309,492	-
Other accounts receivable	193,147	333,630
	$1,037,076	$2,603,095

(1)	As of June 30, 2012 and 2011, the Company had the following transactions with related parties who had been granted loans:

	First half of 2012
	Maximum balance	Actual amount utilized	Range of Interest rate	Interest income	Accrued interest receivable
Chi Mei El	$1,200,000	$-	-	$11,185	$-
Dragon	100,207	100,181		-	-
TPO Nanjing	1,364,494	-		-	-
VAP Nanjing	372,829	209,311		-	-
TPO Shanghai	114,251	-		-	-
TPO HK	1,582,315	-		-	-
	$4,734,096	$309,492		$11,185	$-

	First half of 2011
	Maximum balance	Actual amount utilized	Range of Interest rate	Interest income	Accrued interest receivable
Chi Mei El	$1,200,000	$-	-	$11,185	$-

The maximum balance of the loans granted to a related party by the Company represents the amount that is utilized by the Chairman in a recycling manner within a credit line pursuant to the authorization under a resolution of the Board of Directors.

	(2)	Other receivables are primarily various amounts due from subsidiaries of the Company.

F.	Accounts payable

	June 30, 2012		June 30, 2011
	Amount	Percentage of the accounts payable of the Company	Amount	Percentage of the accounts payable of the Company
LEADTEK	$82,358,841	53	$51,385,677	44
LAKERS	6,238,911	4	3,791,445	3
TPO HK	3,817,723	2	-	-
Chi Mei Materials Technology Corporation	1,838,611	1	904,841	1
Ningbo Chi Mei Material Technology Corporation	1,517,285	1	81,167	-
COMPETITION	1,415,906	1
TPO Japan	1,251,400	1	1,273,798	1
Hon Hai	1,135,766	1	2,013,217	2
Others	2,584,348	2	3,816,600	3
	$102,158,791	66	$63,266,745	54

G. Processing costs payable

	First half of 2012		First half of 2011
	Amount	Percentage of the processing costs of the Company	Amount	Percentage of the processing costs of the Company

Lakers	$7,268,743	52	$-	$-

H. Purchase of property, plant and equipment

	First half of 2012		First half of 2011
	Purchase price	Payables for the equipment	Purchase price	Payables for the equipment
Contrel Technology	$99,882	$107,959	$604,086	$100,993
Other	36,953	22,093	138,573	63,420
	$136,835	$130,052	$742,659	$164,413

I. Endorsements and guarantees

Total balance of the Company’s endorsements and guarantees for the loans from banks as of June 30, 2012 and 2011 were shown below. For details, please refer to Note 11(1)2 to the financial statements.

	June 30, 2012	June 30, 2011
Leadtek	$15,955,920	$15,339,150
Nanhai Chi Mei Optoelectronics Ltd.	-	7,181,250
Ningbo Chi Mei Optoelectronics Ltd.	-	5,170,500
	$15,955,920	$27,690,900

6. PLEDGED ASSETS

As of June 30, 2012 and 2011, the book value of the assets pledged was as follows:

Assets	Purpose of collateral	June 30, 2012 Book value	June 30, 2011 Book value

Other financial assets - current
-Demand deposits	Allowance for repayment of syndicated loans ☐☐☐☐☐☐☐☐☐	$2,999,943	$-
-Time deposits	Pledged for leasehold land	17,378	-
-Refundable deposits	Guarantee to the United States District Court for litigation	3,294,966	-
-Time deposits	Tariff guarantee	42,500	-
Property, plant, and equipment	Pledged for long-term loans and performance guarantee of lease payable	171,441,910	229,502,580
Deferred expenses - line and hydropower construction	Pledged for long-term loans	65,515	249,871
Other financial assets - non-current
-Refundable deposits	Guarantee to European Commission for litigation	11,268,000	12,489,000
-Refundable deposits	Guarantee to the United States District Court for litigation	557,957	-
		$189,688,169	$242,241,451

7. SIGNIFICANT COMMITMENTS AND CONTINGENT LIABILITIES

In addition to the Endorsements and guarantees provided to related parties as disclosed in Note 5 to the financial statements and Endorsements and guarantees provided to other parties as disclosed in Note 11(1)2 to the financial statements, the Company had the following significant commitments and contingent liabilities:

(1)

As of June 30, 2012, the future minimum lease payments required to be made by the Company for the contracted factories and leased land in the Zhunan Science Industrial Park and the Tainan Science Industrial Park were as follows:

2012.07.01 ~ 2013.6.30	$418,815
2013.07.01 ~ 2017.6.30	1,675,260
After 2017.07.01	2,211,724
$4,305,799

(2)          As of June 30, 2012, the total amount of contracts for building construction, machinery and equipment was $32,473,185, of which $11,547,697 remained unpaid.

(3)          As of June 30, 2012, the total outstanding amounts of letters of credit issued for the acquisition of property, plant and equipment were $1,094,781.

Significant Litigations
(4)          On February 2, 2007, Anvik Company lodged a litigation against the Company, alleging that the Company had infringed upon five of Anvik’s US patents by virtue of producing products using the machines purchased from Nikon Company. On April 4, 2012, the Judge declared a summary judgment on the litigation dismissing Anvik’s patent allegation. Currently Anvik is appealing this decision to the Supreme Court. In addition, the litigation will not prevent the Company from producing products using machines purchased from Nikon Company.

(5)          Mondis filed a lawsuit with the United States District Court for the Eastern District of Texas against the Company on December 31, 2007 and January 15, 2009, alleging infringement, among others, of its patent on liquid crystal display and claiming damages for its losses. The lawsuit was heard on June 17, 2011, and on June 27, 2011, the jury declared that the Company had partly infringed upon the patent rights under litigation and should therefore indemnify Mondis US$15 million for the infringement. The judge of the first instance also ruled on September 30, 2011that the Company shall pay US$15 million to Mondis. The successive judge further ruled in April 2012 that the Company shall pay Mondis US$2 million together with the loyalty calculated in proportion to the value of future shipments, The Company had appealed the decision to the Supreme Court in June 2012. In addition, Mondis filed a patent lawsuit with USITC in January 2012. However, it is expected that the lawsuit will not have any major impact on the business and financial position of the Company in the near term.

(6)      On April 18, 2008, Plasma Physic and Solar Physics filed a lawsuit with the United States District Court for the Eastern District of New York, alleging that several products produced by the Company and its subsidiary had infringed upon, among others, their processing patents. On December 10, 2010, the jury rendered a verdict that the Company had infringed upon two manufacturing patent rights in the lawsuit and should indemnify the plaintiff US$10,750,000 for the infringement. However, the judge of the first instance has yet to make final decision on the indemnity based on the jury’s ruling amount. As of the reporting date, the final decision has not been issued yet, and the Company expected that its normal shipments would not be affected.

(7)      Chi Mei Optoelectronics Corporation (the “CMO”), Chi Mei Optoelectronics Japan Co., Ltd., Chi Mei Optoelectronics UK Ltd., Chi Mei Optoelectronics Europe B.V. and Chi Mei Optoelectronics USA Inc. were investigated in December 2006 under the Anti-Trust competition by the Department of Justice in the U.S. Since then, certain state governments in the U.S., the EU and governments of Brazil and Korea also commenced such investigation. In addition, in the U.S. and Canada, some of the downstream clients of TFT-LCD industries and ultimate customers filed claims for damages of over-charging the products due to jointly monopolizing and manipulating the market price in the civil lawsuits individually or as a class action, in certain cases, Chi Mei Optoelectronics Corporation and Chi Mei Optoelectronics USA Inc were named as defendants.

To settle the above lawsuits, the Company had reached an agreement with the United States Department of Justice in December 2009, agreeing to pay penalties of US$220 million in installment over five years. As of June 30, 2012, the unpaid penalties amounted to $3,256,920 (shown as “Other payables - others” and “Other liabilities - others”).

In December 2010, the Company received a notice from the European Commission, requesting the Company to pay penalty of EUR300 million to its designated account within three months upon receipt of the notice. The Company appealed this case to the Court of Justice of the European Union in February 2011 and deposited EUR300 million to the above account on March 14, 2011. The principal and interest accrued in this account will be refunded to the Company depending on the final outcome of this case. As to the class suit of the U.S. direct purchasers, the Company reached an out-of-court settlement with the plaintiffs, agreeing to pay the plaintiffs US$78 million. The settlement agreement was approved by the Court in December 2011.

As to the class suit of the U.S. indirect purchasers, the Company reached an out-of-court settlement with the attorney of plaintiffs and eight State Governments in November 2011, agreeing to pay US$110,273,000 and US$5,738,000 to the indirect purchaser plaintiffs and eight State Governments, respectively. The settlement agreement was presented to the United States District Court for the Northern District of California in December 2011. The United States District Court for the Northern District of California has held a hearing in May 2012 and approved the settlement agreement in July 2012.

In December 2011, the Company received a ruling from the Korean Fair Trade Commission, requesting the Company to deposit a penalty equivalent to NT$41,500,000 into its designated account. The Company had completed payment of penalty to the designated account in February 2012.

Save as stated above, the Company was unable to evaluate the final outcome of those litigations or investigations as of June 30, 2012.

(8)      In December 2006, L.G. Display Co., Ltd. (formerly L.G. Philips LCD Co., Ltd.) (the “LGD”) filed a patent infringement lawsuit with the United States District Court for the District of Delaware (the “Original Case”), alleging that several products of the Company and other companies in the industry had infringed upon its patent. On May 4, 2007, the Company filed a patent infringement lawsuit against LGD and its subsidiary L.G. Display America, Inc. (formerly L.G. Philips LCD America, Inc.) (the “LPLA”) (the “New Case”), in the United States District Court for the Eastern District of Texas. The Company alleged that LGD and LGDA had purposely infringed some of the Company’s patents related to TFT-LCD. The case was settled in July 2012 with the plaintiff withdrawing its accusation.

(9)      On September 8, 2008, Apeldyn Corporation sued the Company at the United States District Court for the District of Delaware, alleging that several products of the Company had infringed upon its patents ..On November 15, 2011, the Court ruled that the Company did not infringe Apeldyn’s patent.

(10)      On May 8, 2009, Mondis filed a lawsuit with the Duesseldorf District Court (the “Court”) in Germany against the Company, alleging infringement, among others, of its patent on liquid crystal display and claiming damages for its losses. The Company appointed external attorneys in this area tending to this case and successfully defended Mondis’ assertion. Therefore, Mondis was going to appeal to the Supreme Court. It is expected that the lawsuit will not have any impact on the business or financial position of the Company in the short term.

(11)      Thomson Licensing SAS. filed a lawsuit with the United States District for the District of Delaware on July 23, 2010, alleging that several products of the Company had infringed its patent. Since the plaintiff also filed a lawsuit with the United States International Trade Commission (the “USITC”), the judge decided to suspend the litigation procedure, pending the outcome of verdict by the USITC.

(12)      On August 27, 2010, Thomson Licensing SAS. filed a lawsuit with United States International Trade Commission (the “USITC”), requesting infringement investigation on the Company’s products. A court meeting was held in September 2011. A conclusive judgment has come out in June 2012 stating that the Company did not violate the tort provisions, therefore, the case will not have any impact on the business and financial position of the Company.

(13)      On April 25, 2011, Eidos Display, LLC and Eidos III, LLC filed a lawsuit with the United States District Court for the District of East Texas, alleging that several products of CHIMEI INNOLUX and its US. Subsidiary had infringed its processing patent. The lawsuit was in the litigation procedure and the court hearing is scheduled in January 2014. It is expected that the lawsuit will not have any impact on the business and financial position of the Company in the short term.

(14)      In January 2012, Semiconductor Energy Laboratory Co., Ltd. (a Japan company) filed a patent lawsuit with the United States District Court for the Central District of California against the Company and other companies, alleging the infringement of its six U.S. patents. The Company appointed external attorneys tending to this case and would make a response to the United States District Court for the Central District of California in respect of this allegation by the end of April 2012. The case was still in the initial investigation procedures. It is expected that the lawsuit will not have any impact on the business and financial position of the Company in the short term.

8.	SIGNIFICANT CATASTROPHE

None.

9.	SIGNIFICANT SUBSEQUENT EVENTS

Please also refer to Notes 4(18) 6 and 7.

10.	OTHERS

(1)	Fair value of financial instruments

	June 30, 2012

		Fair value

Financial instruments	Book value	Quotations in an active market	Estimated using a valuation technique	Description

Non-derivative financial instruments
Assets
Financial assets with fair value equal to book value	$96,289,039	$-	$96,289,039	1
Available-for-sale financial assets	1,164,071	1,164,071	-	5
Financial assets carried at cost - non-current	824,892	-	-	6
Other financial assets - non-current	11,825,957	-	11,765,951	2
Refundable deposits	21,503	-	21,394	2
Liabilities
Financial liabilities with fair value equal to book value	204,780,489	-	204,780,489	1
Bonds payable	-	-	-	7
Long-term loans	192,084,794	-	192,084,794	3
Lease payable	1,970,000	-	1,970,000	8
Guarantee deposits received	23,505	-	23,386	2
Derivative financial instruments
Assets		-
Forward exchange contracts	1,156,768	-	1,156,768	4
Liabilities
Forward exchange contracts	81,234	-	81,234	4
Interest rate swap contract	183,623	-	183,623	4
Cross currency swap contract	364,372	-	364,372	4
Off-balance-sheet financial instruments		-
Endorsements and guarantees	15,955,920	-	15,955,920	9

	June 30, 2012

		Fair value

Financial instruments	Book value	Quotations in an active market	Estimated using a valuation technique	Description

Non-derivative financial instruments
Assets
Financial assets with fair value equal to book value	$108,098,942	$-	$108,098,942	1
Available-for-sale financial assets	5,616,556	2,443,135	3,173,421	5
Financial assets carried at cost - non- current	789,615	-	-	6
Other financial assets- non-current	12,489,000	-	12,435,527	2
Refundable deposits	45,111	-	44,918	2
Liabilities
Financial liabilities with fair value equal to book value	225,355,170	-	225,355,170	1
Bonds payable	4,000,000	-	4,094,577	7
Long-term loans	186,455,361	-	186,455,361	3
Lease payable	3,950,000	-	3,950,000	8
Guarantee deposits received	30,292	-	30,162	2
Derivative financial instruments		-
Assets
Forward exchange contracts	150,354	-	150,354	4
Liabilities
Forward exchange contracts	87,289	-	87,289	4
Cross currency swap contract	817,684	-	817,684	4
Interest rate swap contract	303,920	-	303,920	4
Off-balance-sheet financial instruments
Endorsements and guarantees	27,690,900	-	27,690,900	9

The methods and assumptions used to estimate the fair values of the above financial instruments are summarized as follows:

A. For short-term financial instruments, the fair values were determined based on their carrying values, in stead of the quotations in an active market or the amount estimated using a valuation technique, because their discounted value had immaterial impact. This method was applied to “cash and cash equivalents”, “accounts receivable (including those from related parties)”, “other receivables (including those from related parties)”, “other financial assets – current”, “short-term loans”, “short-term bills payable”, “accounts payable (including related parties)”, “accrued expenses”, “payables for equipment”, “other payables – other”, “long-term liabilities due within one year or one operating cycle” and “other current liabilities - others”.

B. The fair value of “other financial assets - non-current”, “refundable deposits” and “guarantee deposits received” were based on the present value of expected cash flow. The discount rate was the one-year fixed deposit rate of the Directorate General of Postal Remittances and Savings Bank.

C. The fair values of “long-term loans” were their carrying values because most of them bore floating interest rates.

D. The fair values of “derivative financial instruments” which generally include unrealized gains or losses on unsettled contracts were determined based on the expected amounts to be received or paid assuming that the contracts were settled as of the reporting date.

E. The fair values of “available-for-sale financial assets” were based on the market quotation if quoted prices were readily and regularly available in an active market. If no market quotation was available, the fair value was estimated using a valuation technique.

F. As they were not quoted in an active market and their fair value cannot be measured reliably, this group of financial assets was measured at cost.

G. The Fair value of “bonds payable” was estimated based on the discounted present value of the expected cash flows. The discount rate was the effective interest rate prevailing for the bonds payable issued with similar conditions as those of the Company.

H. The Fair value of “lease payable (including the portion due within one year)” was estimated based on the discounted present value of the expected cash flow amount. The discount rate was the effective interest rate of loans available to the Company with similar terms (with similar maturity date). The fair values of “lease payable” were their carrying values because they bore floating interest rates.

I. The fair value of “endorsements and guarantees” were their contract amounts.

(2)	Information of interest rate risk items

As of June 30, 2012 and 2011, the financial assets with fair value risk due to change of interest rates amounted to $237,378 and $31,696,635, respectively; the financial liabilities with fair value risk due to change of interest rates amounted to $4,899,432 and $33,764,248, respectively; the financial assets with cash flow risk due to change of interest rates amounted to $0 and $3,173,421, respectively; and the financial liabilities with cash flow risk due to change of interest rates amounted to $194,054,794 and $255,560,598, respectively.

(3)	Financial risk control and risk-avoidance policy

A. The Company adopted a comprehensive risk management and control system to identify all its risks, including market risk, credit risk, liquidity risk, and cash flow risk, so that the management of the Company can precisely measure and control these risks effectively.

B. The objective of the Company’s risk management is to adjust risk exposures to maintain proper liquidity and effectively control significant market risks after appropriately taking into consideration of the economic environment, competition, operating needs and the changes of market value risk.

C. The Company’s risk avoidance activities focus on two major risk variables: interest rate and market value. Cash flow hedge was used to minimize the Company’s exposure to the risk of interest rate changes, and fair value hedge was used to reduce the Company’s exposure to the risk of market price changes. Cash flow hedge was used to reduce the interest rate risk by converting the transactions connected with currency markets into the transactions at fixed interest rates. The Company currently uses the interest rate swap contracts and the cross currency swap contracts as the financial instruments for cash flow hedge. Fair value hedge was used to hedge the risks of fluctuations in exchange rate on foreign-currency denominated assets or liabilities. The Company currently uses the cross currency swap contracts as the major financial instrument for fair value hedge.

(4)	Information of material financial risk

A. Market risk

The Company’s major import and export transactions were conducted primarily in USD and JPY. The fair value denominated in foreign currencies may change along with fluctuations in foreign exchange rates. The Company examined its net foreign currency amounts through regularly evaluating the values of its foreign currency assets and foreign currency liabilities, and used the net foreign currency amounts as the risk management basis when entering into foreign currency loans, forward exchange contracts and other derivative financial instruments. Therefore, most of the market risks could be offset or hedged and no material market risk was expected.

The Company traded derivative financial instruments in order to hedge risks associated with foreign exchange assets or liabilities arising from fluctuation in foreign exchange rates or interest rates, therefore, the profit or loss derived from change in foreign exchange rates can be offset generally with those profit or loss resulting from the hedged items. The market price risks were insignificant in terms of interest rate risks since the expected cost of capital was fixed.

Certain transactions of the Company involve non-functional currency which was exposed to exchange rate fluctuation. The information on foreign currency dominated monetary assets and liabilities which were significantly affected by exchange rate fluctuation was as follows:

	June 30,

	2012		2011

	Foreign currency amount	Exchange rate	Foreign currency amount	Exchange rate

	(In thousands)		(In thousands)
Financial Assets
Monetary item
USD	$2,937,762	29.88	$3,830,107	28.725
JPY	4,653,035	0.3754	1,798,600	0.3573
EUR	330,773	37.56	326,808	41.63
Non-monetary item
USD	2,100,858	29.88	2,049,508	28.725
JPY	4,437,464	0.3754	4,285,522	0.3573
HKD	596,688	3.853	619,201	3.691
EUR	3,407	37.56	3,214	41.63
SGD	271	23.52	-	-
Financial Liabilities
Monetary item
USD	5,401,680	29.88	4,358,761	28.725
JPY	48,274,893	0.3754	55,411,172	0.3573
EUR	175,114	37.56	4,208	41.63

B.	Credit risk

The counterparties of the Company’s receivables were international computer and electronics companies with good credit standing. No significant bad debts occurred in the past three years. The Company regularly evaluated the adequacy of its allowance for doubtful accounts. It was assessed that no significant credit risk will arise.

The counterparties to the transactions of derivative financial instruments undertaken by the Company were reputable financial institutions at home and abroad. Loan guarantees provided by the Company were in compliance with the Company’s “Procedures for Provision of Endorsements and Guarantees” and were only provided to subsidiaries of which the Company directly owned more than 50% equity interest or a company which the Company owned directly or indirectly 50% ownership and the Company was able to govern its decision-making. As the Company was fully aware of the credit conditions of these related parties, it had not asked for collateral for the loan guarantees provided. In the event that these related parties failed to comply with loan agreements with banks, the maximum loss to the Company was the total amount of loan guarantees. No significant credit risk was expected.

C.	Liquidity risk

The major counterparties of the Company’s receivables were high-credit-rating international companies. All of its receivables were due within one year and the collection condition of receivables was normal. No significant liquidity risk was expected according to the assessment results.

The Company entered into forward exchange contracts, foreign currency option contracts, and cross-currency interest swap contracts for hedging exchange rate fluctuation of foreign-currency assets or liabilities. The expected cash inflow (outflow) upon settlement of derivative transactions will be offset against the inflow (outflow) of hedged assets and liabilities. The Company had sufficient operating capital to meet the above cash demand. As the interest rate of the interest rate swap contracts and swap contracts was determined by taking the Company’s future cost of capital into account, the Company was not exposed to fund raising risk. In addition, the exchange rate or interest rate of forward exchange contracts, forward exchange option contracts and cross-currency swap contracts had been fixed, therefore there was no material cash flow risk.

As of June 30, 2012 and 2011, the Company’s projected cash flows for the outstanding derivative financial instruments were as follows:

Financial instrument	Period	Cash outflow			(in thousands) Cash inflow

June 30, 2012

Foreign exchange forward contract	101/7~101/9	USD	610,000	JPY	48,736,340
	101/7	USD	214,920	EUR	171,000
	101/7~101/10	TWD	65,066,080	USD	2,199,500
	101/7	EUR	327,000	USD	422,471
Cross-currency swap contracts (Note)	101/11~102/11	TWD	2,102,744	USD	92,270
Interest rate swap contracts (Note)	101/8~104/2	TWD	444,407	TWD	239,683

Financial instrument	Period	Cash outflow			(in thousands) Cash inflow

June 30, 2011

Foreign exchange forward contract	100/7~100/9	USD	690,000	JPY	55,883,128
	100/7	JPY	1,616,800	USD	20,000
	100/7~100/8	TWD	7,508,690	USD	260,000
	100/7	EUR	15,000	JPY	1,735,275
	100/7	EUR	300,000	USD	432,699
Cross-currency swap contracts (Note)	100/11~102/11	TWD	5,180,678	USD	153,619
Interest rate swap contracts (Note)	100/8~104/2	TWD	892,883	TWD	411,115

Note: The cross-currency swap contracts and interest rate swap contracts were calculated based on the most recent floating interest rate.

The Company’s working capital is sufficient to meet the fund requirement when the holders of bonds issued by the Company ask the Company to fulfill obligations. The Company expects no significant liquidity risk would arise.

	D.	Cash flow risk associated with change in interest rates

The Company borrowed loans with floating interest rate. The effective rate of loans would be changed due to change in market interest rate. The Company’s working capital was sufficient to hedge the cash flow risk arising from fluctuations in interest rates.

The Company’s IRS contract was settled based on the fixed amount of interest to be received or paid, which was based on the nominal principal times the difference of interest rates. The Company had no sufficient cash flow risk.

(5)	Fair value hedge and cash flow hedge

	A.	Fair value hedge

The Company had long-term borrowings dominated in foreign currency, the interest payments of which may be exposed to fair value risk arising from fluctuations in exchange rates. The Company evaluated such risk to be significant; therefore, it entered into cross currency swap contracts to hedge the exposure.

	Designated as hedging instruments

Hedge item	Hedging financial instrument	Fair value, June 30, 2012	Fair value, June 30, 2011

Long-term borrowings	Cross currency swap	($358,418)	($773,674)

dominated in foreign currency	contracts

B.	Cash flow hedge

Floating interest rate bearing borrowings assumed by the Company, which were accounted for under “Long-term borrowings and long-term borrowings due within one year”, may result in movements in future cash flows arising from change in market interest rates and thus give rise to risk.

The Company evaluated such risk to be significant, and accordingly, entered into interest rate swap and cross-currency swap contracts to hedge such exposures. As of June 30, 2012 and 2011, the financial instruments the balance of which falls within the definition of hedging accounting were as follows:

	Designated as hedging instruments

Hedge item	Hedging financial instrument	Fair value, June 30, 2011	Fair value, June 30, 2012	Future cash demand	Expected Timing for the Recognition of Gains or Losses from Hedge

Long-term loans	Interest rate swap contracts	($183,623)	($303,920)	2008~2015	2008~2015
	Cross-currency swap contracts	-	(44,010)	2005~2013	2005~2013

		($183,623)	($347,930)

Item	June 30, 2012	June 30, 2011

Adjustment to shareholders’ equity	($183,623)	($347,930)

(6)	Comprehensive financial plan

The company incurred a net loss of NT$22,330,758,000 for the six-month period ended June 30, 2012, and as of that date, its current liabilities exceeded its current assets by NT$61,125,377,000. However, the management of the Company has taken the following operational measures and gradually improved the financial position.

	1.	Creditors and debtors negotiation with creditor banks

The Company signed an “Agreed-upon Repayment Agreement” with creditor banks on April 5, 2012, pursuant to which the parties to the agreements agreed on the extension of the repayment periods of the respective short, medium and long-term loans of the Company and renewal plans of banking facilities so as to safeguard the interests of all creditors and the continuity of operation of the Company. Please refer to Note 4(14)3 for more information.

	2.	Increase capital through cash

According to the “Agreed-upon Repayment Agreement” as set out in Note 4(14)3, the Company shall contribute a certain amount of capital in cash within 3 years. Please refer to Note 4(18)6, 7 for information on the plan of increasing capital through cash formulated by the Company at present.

	3.	Actively improve the operational conditions

The company continued to dynamically adjust the product mix according to market demand to increase revenues and improve gross profit as well as strictly monitor costs and expenses with the view to improve operational performance and generate cash inflow from operating activities.

	4.	Capital expenditure monitoring plan

The Company’s future capital expenditures will mainly for the introduction of the new technology, new manufacturing processes as well as the improvement of productivity of plants and equipment, rather than the pursuit of expansion in production capacity. Execution of the budgets and actual amounts of capital expenditures will be kept under strictly control to maximize the cost-effectiveness of capital expenditures.

11. ADDITIOINAL DISCLOSURE

(1) Related information of significant transactions

(The information disclosure required on investees was prepared based on the internal financial statements prepared by such investees but unaudited by auditors during the same period.)
A. Loans granted to external parties during the six-month period ended June 30, 2012:

	Financing company’s name		Financial statement account	Maximum balance for the period	Ending balance	Interest rate	Type of financing	Reason for Transaction amount	Allowance short-term financing	for bad debts				Financing limit for each borrowing company	Financing company’s financing account limit

											Collateral
No		Counterparty									Nature		Value			Note

0	Chimei Innolux Corporation	Chi Mei El Corporation	Other receivables	$1,200,000	$1,200,000	-	Short-term financing	$-	Operation demand	$-	-		$-	$17,396,114	$52,188,341	A
0	Chimei Innolux Corporation	Dragon Flame Industrial Ltd	– related parties Other receivables – related parties	100,207	100,207	-	Short-term financing	-	Operation demand	-		-	-	17,396,114	52,188,341	A
0	Chimei Innolux Corporation	TPO Displays Shanghai Ltd	Other receivables – related parties Other	114,251	114,251	-	Short-term financing	-	Operation demand	-	-		-	17,396,114	52,188,341	A
0	Chimei Innolux Corporation	VAP Optoelectronics (Nanjing) Corp.	Other receivables – related parties	372,829	372,829	-	Short-term financing	-	Operation demand	-	-		-	17,396,114	52,188,341	A
0	Chimei Innolux Corporation	TPO Displays Nanjing Ltd.	receivables – related parties	1,364,494	1,364,494	-	Short-term financing	-	Operation demand	-	-		-	17,396,114	52,188,341	A
0	Chimei Innolux Corporation	TPO Displays Hong Kong Ltd	Other receivables – related parties	1,582,315	1,582,315	-	Short-term financing	-	Operation demand	-	-		-	17,396,114	52,188,341	A

Note A: The Company -- Chimei Innolux Corporation
1.

For short-term financing, financial limit on loans granted to a single party shall not exceed 10% of the Company’s net equity, based on the most recent financial statements of the Company audited or reviewed by auditors.

2.	The financial limit on loans granted shall not exceed 40% of the Company’s net equity, based on the most recent financial statements of the Company audited or reviewed by auditors.
3.

The policy for loans granted to directly or indirectly wholly-owned was as follows: for short-term capital needs, financial limit shall not be below the 40% requirement, but should not exceed 100% of the Company’s net equity.

B. Endorsements and guarantees provided during the six-month period ended June 30, 2012:

				Limits on endorsement/ guarantee amount provided to each counterparty			Amount of Endorsement /guarantee collateralized by properties		Maximum endorsement/ guarantee amounts allowable
	Name of endorsement/ guarantee provider				Maximum balance for the period			Ratio of accumulated endorsement/guarantee to net equity per latest financial statements		Note
		Guaranteed party				Ending balance
No.		Company name	Relationship with the Company
	Chimei Innolux Corporation	Leadtek Global Group Limited	A subsidiary of the Company	$86,980,568	$15,955,920	$15,955,920	$-	-	$86,980,568	A,B
0	Chimei Innolux Corporation	Ningbo Chi Mei Optoelectronics Ltd.	An indirect wholly-owned subsidiary of the Company	86,980,568	5,378,400		-	-	86,980,568	A,B
0	Chimei Innolux Corporation	Nanhai Chi Mei Optoelectronics Ltd.	An indirect wholly-owned subsidiary of the Company	86,980,568	7,470,000		-	-	86,980,568	A,B
N

Note A:

Limits on endorsement/guarantee amount provided to each counterparty did not exceed 0.5% of the Company’s net equity based on the most recent financial statements of the Company audited or reviewed by auditors. Maximum endorsement/guarantee amounts allowable should not exceed 1% of the Company’s net equity based on the most recent financial statements of the Company audited or reviewed by auditors. For subsidiaries with over 90% of shares directly or indirectly owned by the Company, the endorsement/guarantee amount provided by the Company shall not exceed 10% of the Company’s net equity. The limitation is not required for directly or indirectly wholly-owned subsidiaries of the Company.

Note B:	Accumulated endorsement/guarantee amount provided by the Company shall not exceed 50% of the Company’s net equity.

C. Marketable securities held as at June 30, 2012:

					June 30, 2012
Name of the holder	Kind and name of marketable securities	Relationship with the Company	General ledger accounts	Number of shares	Book value	Shareholding percentage	Market value/ Net worth (Note 1)	Note
Chimei Innolux Corporation	Common stock of Innolux Holding Ltd.	A subsidiary of the Company	Long-term investments accounted for under the equity method	237,943,984	$17,037,416	100	$17,037,416
Chimei Innolux Corporation	Common stock of InnoJoy Investment Corporation	A subsidiary of the Company	Long-term investments accounted for under the equity method	70,000,000	1,081,775	100	1,081,775
Chimei Innolux Corporation	Common stock of InnoFun Investment Corporation	A subsidiary of the Company	Long-term investments accounted for under the equity method	20,000,000	447,433	100	447,433
Chimei Innolux Corporation	Common stock of TPO Hong Kong Holding Ltd.	A subsidiary of the Company	Long-term investments accounted for under the equity method	1,158,844,000	2,573,692	100	2,573,012
Chimei Innolux Corporation	Common stock of Toppoly Optoelectronics (B.V. I.) Ltd.	A subsidiary of the Company	Long-term investments accounted for under the equity method	126,830,000	2,852,207	100	3,087,879
Chimei Innolux Corporation	Common stock of Bright Information Holding Ltd.	A subsidiary of the Company	Long-term investments accounted for under the equity method	2,782,333	142,414	57	64,773
Chimei Innolux Corporation	Common stock of Golden Achiever International Ltd.	A subsidiary of the Company	Long-term investments accounted for under the equity method	39,250	(38,592)	100	(41,589)
Chimei Innolux Corporation	Common stock of Landmark International Ltd.	A subsidiary of the Company	Long-term investments accounted for under the equity method	660,100,000	33,969,095	100	34,932,008
Chimei Innolux Corporation	Common stock of Leadtek Global Group Limited	A subsidiary of the Company	Long-term investments accounted for under the equity method	160,005,000	1,024,655	100	1,261,373
Chimei Innolux Corporation	Common stock of Yuan Chi Investment Co., Ltd.	A subsidiary of the Company	Long-term investments accounted for under the equity method	-	$1,242,236	100	$1,530,424

						June 30, 2012
Name of the holder	Kind and name of marketable securities		Relationship with the Company	General ledger accounts	Number of shares	Book value	Shareholding percentage	Market value/ Net worth (Note 1)	Note
Chimei Innolux Corporation	Common stock of Chi Mei Optoelectronics Japan Co., Ltd.		A subsidiary of the Company	Long-term investments accounted for under the equity method	80	1,813,759	100	1,665,824
Chimei Innolux Corporation	Common stock of Gold Union Investments Ltd.		A subsidiary of the Company	Long-term investments accounted for under the equity method	46,130,998	979,853	100	1,124,387
Chimei Innolux Corporation	Common stock of Keyway Investment Management Limited		A subsidiary of the Company	Long-term investments accounted for under the equity method	6,500,500	266,645	100	228,987
Chimei Innolux Corporation	Common stock of Chi Mei Optoelectronics Europe B.V.		A subsidiary of the Company	Long-term investments accounted for under the equity method	180	132,746	100	127,960
Chimei Innolux Corporation	Common stock of Chi Mei Optoelectronics (Singapore Pte Ltd.	)	A subsidiary of the Company	Long-term investments accounted for under the equity method	10,000	5,992	100	6,380
Chimei Innolux Corporation	Common stock of Chi Mei El Corporation		A subsidiary of the Company	Long-term investments accounted for under the equity method	155,500,000	53,667	97	81,775
Chimei Innolux Corporation	Common stock of Chi Mei Lighting Technology Corporation		A subsidiary of the Company	Long-term investments accounted for under the equity method	78,195,856	1,692,772	34	784,076
Chimei Innolux Corporation	Common stock of Jetronics International Corp.		An investee under equity method	Long-term investments accounted for under the equity method	2,690,000	245,153	32	189,557
Chimei Innolux Corporation	Common stock of Contrel Technology Co., Ltd.		An investee under equity method	Long-term investments accounted for under the equity method	17,009,330	457,693	13	234,326
Chimei Innolux Corporation	Common stock of Global Display Taiwan Co., Ltd.		An investee under equity method	Long-term investments accounted for under the equity method	3,200,000	36,756	23	41,656

					June 30, 2012
Name of the holder	Kind and name of marketable securities	Relationship with the Company	General ledger accounts	Number of shares	Book value	Shareholding percentage	Market value/ Net worth (Note 1)	Note
Chimei Innolux Corporation	Common stock of Ampower Holding Ltd.	An investee under equity method	Long-term investments accounted for under the equity method	14,062,500	1,469,762	47	872,347
Chimei Innolux Corporation	Common stock of Chi Mei Materials Technology Corporation	An investee under equity method	Long-term investments accounted for under the equity method	71,557,690	1,331,767	16	1,181,127
Chimei Innolux Corporation	Common stock of GIO Optoelectronics Corporation	An investee under equity method	Long-term investments accounted for under the equity method	63,521,501	563,218	24	209,895
Chimei Innolux Corporation	Common stock of Exploit Technology Co., Ltd.	An investee under equity method	Long-term investments accounted for under the equity method	759,056	-	15	16,672

Chimei Innolux Corporation	Common stock of Powerking Optoelectronics Co., Ltd.	An investee under equity method	Long-term investments accounted for under the equity method	3,120,000	14,509	15	21,514

Chimei Innolux Corporation	Common stock of iZ3D Inc.	An investee under equity method	Long-term investments accounted for under the equity method	4,333	-	35	35,000
Chimei Innolux Corporation	Common stock of Himax Technologies Inc.	None	Available-for-sale financial assets - current	1,154,448	$32,339	-	$32,339
Chimei Innolux Corporation	Common stock of Formosa Epitaxy Incorporation	None	Available-for-sale financial assets - non-current	320,930	7,125	-	7,125
Chimei Innolux Corporation	Unsecured subordinated bonds of Cathay Financial Holdings	None	Available-for-sale financial assets - non-current	-	220,000	-	220,000
Chimei Innolux Corporation	Common stock of TPV Technology Ltd.	None	Available-for-sale financial assets – non-current	150,500,000	904,607	6	904,607

					June 30, 2012
Name of the holder	Kind and name of marketable securities	Relationship with the Company	General ledger accounts	Number of shares	Book value	Shareholding percentage	Market value/ Net worth (Note 1)	Note
Chimei Innolux Corporation	Common stock of AvanStrate Inc.	None	Financial assets carried at cost - non-current	900,000	286,740	1	-	1
Chimei Innolux Corporation	Common stock of Allied Integrated Patterning Corp.	None	Financial assets carried at cost - non-current	2,430,000	732	3	-	1
Chimei Innolux Corporation	Common stock of Honest Precision Industries Co., Ltd.	None	Financial assets carried at cost - non-current	625,518	3,926	7	-	1
Chimei Innolux Corporation	Common stock of Exploit Technology Co., Ltd.	None	Financial assets carried at cost - non-current	2,329,000	43,437	3	-	1
Chimei Innolux Corporation	Common stock of Chi Lin Technology Co., Ltd.	None	Financial assets carried at cost - non-current	6,450,757	113,150	2	-	1
Chimei Innolux Corporation	Common stock of Chi Lin Electronics Co., Ltd.	None	Financial assets carried at cost - non-current	9,346,502	163,943	4	-	1
Chimei Innolux Corporation	Top Taiwan Venture Capital Co., Ltd.	None	Financial assets carried at cost - non current	20,000,000	198,490	9	-	1

Chimei Innolux Corporation	Common stock of Himax Media Solutions Company	None	Financial assets carried at cost - non-current	1,500,000	11,657	7	-	1
Chimei Innolux Corporation	Common stock of Himax Analogic Company	None	Financial assets carried at cost - non-current	1,500,000	2,817	4	-	1

Note 1: No information on the market price or net equity of the financial assets which were measured at cost was disclosed as those financial assets had no active market open quotation and their fair value could not be reliably measured.

D.	Acquisition or sale of the same security with the accumulated cost exceeding $100 million or 20% of the Company’s paid-in capital during the six-month period ended June 30, 2012:

		Beginning balance		Acquisition		Disposal				Ending balance

Name of transaction counterparty	Nature of relationship	Shares/units	Amount	Shares/units	Amount	Shares/units	Amount	Carrying value	Gain (loss) on disposal	Shares/units	Amount

Toppoly Optoelectronics (B.V.I.) Ltd.	Note A	122,430,000	$2,932,293	4,400,000	$131,912	-	$-	$-	$-	126,830,000	$3,064,205
Chi Mei El Corporation		40,500,000	(788,618)	115,000,000	1,150,000	-	-	-	-	155,500,000	361,,382

Note A: The wholly-owned subsidiary capital increase by cash.

E. Acquisition of real estate properties exceeding $100 million or 20% of the Company’s paid-in capital for the six-month period ended June 30, 2012: None.

F. Disposal of real estate properties exceeding $100 million or 20% of the Company’s paid-in capital for the six-month period ended June 30, 2012: None.

G. Purchases from or sales to related parties exceeding $100 million or 20% of the Company’s paid-in capital:

		Transactions				Difference with general transactions Notes and accounts receivable (payable)

		Relationship with the Company		Percentage of						Percentage of balance
Company	Counterparty		Purchases/Sales	Amount	purchases/sales	Credit terms	Unit price	Credit terms	Balance		Notes

Chimei	ChiLin Optoelectronics	A subsidiary of Chi Mei							No material
Innolux	Co., Ltd.	Corporation	Sales	$10,147,844	5	60 days		Similar with	difference	$2,891,048	5
Corporation					general transactions

Chimei	Innolux Corporation	An indirect wholly-	Sales	3,389,528	2	90 days		Similar with	No material
Innolux		owned subsidiary						general	difference	453,340	1
Corporation								transactions

Chimei	Innocom Technology Shenzhen Ltd. An indirect		Sales	3,345,912	2	90 days			Similar with
Innolux		wholly-owned						general	difference	1,075,145	2
Corporation		subsidiary						transactions

Chimei	Chi Mei Optoelectronics	A subsidiary of						No	No material
Innolux	Japan Co., Ltd.	the Company	Sales	2,961,046	1	45-120 days		transactions	difference	1,859,589	3
Corporation								Comparable
								with sales
								from related
								parties

Chimei	Hon Hai Precision	Same major	Sales	2,957,987	1	45-60 days		Similar with	No material	1,513,373	2
Innolux	Industry Co., Ltd.	stockholder					general transactions		difference
Corporation

									No material
Chimei	Nexgen Mediatech Inc.	Asubsidiary of Chi Mei	Sales	222,623	-	60 days		Similar with	difference	63,911	-
Innolux		Corporation		general transactions
Corporation

									No material
Chimei	Foxconn CZ S.R.O.	An indirect wholly-	Sales	141,912	-	45 days after		Similar with	difference	2,713	-
Innolux		owned subsidiary				invoice		general
Corporation		of Hon Hai						transactions
		Precision Industry
		Co., Ltd.

									No material
Chimei	Premier Image Technology (China) Ltd. An indirect wholly-		Sales	589,839	-	30-60 days		Similar with	difference	231,728	-
Innolux		owned subsidiary of						general
Corporation		Hon Hai Precision						transactions
		Industry Co., Ltd.

		Corporation
Chimei Innolux			Hongfujin Precision Industry (Yantai) Co., Ltd.				Hongfujin Precision Industry (Shenzhen) Co., Ltd.
Corporation
	Chimei Innolux

An indirect			Sales	751,381	-	45- 60 days		Similar with	No material
wholly-owned								general	difference	262,946	-
subsidiary of Hon								transactions
Hai Precision
Industry Co., Ltd.

An indirect			Sales	189,723	-	90 days		Similar with	No material
wholly-owned								general	difference	93,214	-
subsidiary of								transactions
Hon Hai
Precision
Industry Co.,
Ltd.

Chimei	Fusing International	An indirect wholly-	Sales	1,746,893	1	90 days		Similar with	No material
Innolux	Inc.	owned subsidiary						general	difference	1,766,886	3
Corporation		of Hon Hai						transactions
		Precision Industry
		Co., Ltd.

Chimei	TPO Displays Hong Kong	An indirect wholly-	Sales	954,140	-	50-60 days		Similar with	No material	-	-
Innolux	Ltd.	owned subsidiary						general	difference
Corporation								transactions

Chimei	Lakers Trading Ltd.	An indirect wholly-	Sales	173,694	-	60 days after		Similar with	No material
Innolux		owned subsidiary				invoice		general	difference	-	-
Corporation								transactions

		Transactions			Difference with general transactions			Notes and accounts receivable (payable)

				Percentage of
Company	Counterparty	Relationship with the Company	Purchases/Sales	Amount	purchases/sales	Credit terms	Unit price	Credit terms	Balance	Percentage of balance	Notes

Chimei Innolux Corporation	Foxconn Japan Co., Ltd.	An indirect wholly-owned subsidiary of Hon Hai Precision Industry Co., Ltd.	Sales	$159,032	-	90 days	Similar with general transactions	No material difference	$29,552	-

Chimei Innolux Corporation	Nanhai Chi Mei Optoelectronics Ltd.	An indirect wholly-owned subsidiary	Sales	210,391	-	60-90 days	Similar with general transactions	No material difference	173,199	-

Chimei Innolux Corporation	Foxconn Precision Electronics (Langfang) Co., Ltd.	An indirect wholly-owned subsidiary of Hon Hai Precision Industry Co., Ltd.	Sales	307,222	-	60 days	Similar with general transactions	No material difference	234,285	-

Chimei Innolux Corporation	Innocom Technology (Chongqing) Ltd.	An indirect wholly-owned subsidiary	Sales	657,461	-	30 days after goods are shipped	Similar with general transactions	No material difference	-	-

Chimei Innolux Corporation	Fuhuajie Industrial (Shenzhen) Limited	An indirect wholly-owned subsidiary of Hon Hai Precision Industry Co., Ltd.	Sales	131,162	-	45 days after invoice	Similar with general transactions	No material difference	38,866	-

Chimei Innolux Corporation	Foxconn (Tianjin) Precision Industry Co., Ltd.	An indirect wholly-owned subsidiary of Hon Hai Precision Industry Co., Ltd.	Sales	101,656	-	60 days after invoice	Similar with general transactions	No material difference	53,623	-

Chimei Innolux Corporation	Innocom Technology (Kunshan) Ltd.	An indirect wholly-owned subsidiary of Hon Hai Precision Industry Co., Ltd.	Sales	294,441	-	60 days after goods are shipped	Similar with general transactions	No material difference	-	-

Chimei Innolux Corporation	Competition Team Ireland Limited	An indirect wholly-owned subsidiary of Hon Hai Precision Industry Co., Ltd.	Sales	3,405,773	2	45-90 days	Similar with general transactions	No material difference	3,260,678	5

Chimei Innolux Corporation	Futaihua Industrial (Shenzhen) Limited	An indirect wholly-owned subsidiary of Hon Hai Precision Industry Co., Ltd.	Sales	195,544	-	60 days after goods are shipped	Similar with general transactions	No material difference	103,086	-

Chimei Innolux Corporation	Hongfujin Precision Electronics (Chongqing) Co., Ltd.	An indirect wholly-owned subsidiary of Hon Hai Precision Industry Co., Ltd.	Sales	2,597,982	1	90 days after goods are shipped	Similar with general transactions	No material difference	1,972,121	3

			Transactions		Difference with general transactions			Notes and accounts receivable (payable)

				Percentage of
Company	Counterparty	Relationship with the Company	Purchases/Sales	Amount purchases/sales	Credit terms	Unit price	Credit terms	Balance	Percentage of balance	Notes

Chimei Innolux Corporation	Chi Mei Materials Technology Corporation	An indirect investee company accounted for under the equity method	Purchases	$2,629,752	3	30days after goods are shipped No transactions comparable with purchases from related parties	No material difference	($1,838,611)	1

Chimei Innolux Corporation	Hon Hai Precision Industry Co., Ltd.	Same major stockholder	Purchases	3,958,552	4	90days after goods are shipped No transactions comparable with purchases from related parties	No material difference	(1,135,766)	1

Chimei Innolux Corporation	Chi Mei Corporation	A company which accounted for the Company under equity method	Purchases	1,583,273	2	90days after goods are shipped No transactions comparable with purchases from related parties	No material difference	(900,046)	1

Chimei Innolux Corporation	TPO Displays Shanghai Ltd.	An indirect wholly-owned subsidiary	Purchases	2,921,872	3	60 days No transactions comparable with purchase from related s parties	No material difference	(676,775)	-

Chimei Innolux Corporation	Advanced Optoelectronic Technology Inc. (Advanced)	The subsidiary of the Company is a corporate director of Advanced	Purchases	932,762	1	60days after goods are shipped No transactions comparable with purchases from related parties	No material difference	(651,920)	-

Chimei Innolux Corporation	Ningbo Chi Mei Material Technology Co., Ltd.	An indirect investee company accounted for under the equity method	Purchases	2,020,545	2	30days after goods are shipped No transactions comparable with purchases from related parties	No material difference	(1,517,285)	1

Chimei Innolux Corporation	TPO Displays Japan K.K.	An indirect wholly-owned subsidiary	Purchases	183,997	-	90days after goods are shipped No transactions comparable with purchases from related parties	No material difference	(1,251,400)	1

Chimei Innolux Corporation	Competition Team Ireland Limited	An indirect wholly-owned subsidiary of Hon Hai Precision Industry Co., Ltd.	Purchases	1,405,544	1	120days after goods are shipped No transactions comparable with purchases from related parties	No material difference	(1,415,906)	1

Chimei Innolux Corporation	Leadtek Global Group Ltd.	A subsidiary of the Company	Processing costs	52,932,423	50	60days after goods are shipped Cost plus	No material difference	(82,358,841)	53

Chimei Innolux Corporation Lakers Trading Ltd.		Anindirectwholly-ownedsubsidiary	Processing costs	16,082,220	15	60days after goods are shippedCost plus	No material difference	(7,268,743)	5

Note A: Accounts for the Cost of Goods Sold ratio.

8. Receivables from related parties exceeding $100 million or 20% of the Company’s paid-in capital

				Balance of receivables from related parties					Allowance for doubtful accounts provided
	`		Relationship with the Company		Turnover rate		Overdue receivables
Company		Counterparty				Amount	Action adopted for overdue accounts	Subsequent collection

Chimei Innolux Corporation		Chi Lin Optoelectronics Co., Ltd.	Asubsidiary of Chi Mei Corporation	$2,891,048	3.72	$ -	-	$70,245	$-

Chimei Innolux Corporation		Innolux Corporation	An indirect wholly-owned subsidiary	453,340	1.29	190,817	Subsequent collection	107,989	-

Chimei Innolux Corporation		Chi Mei Optoelectronics Japan Co., Ltd	Asubsidiary of the Company	1,859,589	1.59	-	-	1	-

Chimei Innolux Corporation		Innocom Technology Shenzhen Ltd.	An indirect wholly-owned subsidiary	1,075,145	2.85	130,307	Accelerate collection	-	-

Chimei Innolux Corporation		Ningbo Chi Mei Optoelectronics Ltd.	An indirect wholly-owned subsidiary	120,494	-	14,021	Accelerate collection	-	-

Chimei Innolux Corporation		Nanhai Chi Mei Optoelectronics Ltd.	An indirect wholly-owned subsidiary	173,199	1.75	46,455	Accelerate collection	-	-

Chimei Innolux Corporation		GIO Optoelectronics Corp.	An indirect investee company accounted for under the equity method	271,069	-	-	-	-	-

Chimei Innolux Corporation		Hon Hai Precision Industry Co., Ltd.	Same major stockholder	1,513,373	2.90	98,425	Subsequent collection	13,573	-

Chimei Innolux Corporation		Premier Image Technology China Ltd.	An indirect wholly-owned subsidiary of Hon Hai Precision Industry Co., Ltd.	231,728	3.63	-	-	-	-

Chimei Innolux Corporation		Hongfujin Precision Industry (Yantai) Co., Ltd.	An indirect wholly-owned subsidiary of Hon Hai Precision Industry Co.,Ltd.	262,946	2.63	-	-	267,752	-

Chimei Innolux Corporation		Foxconn Precision Electronics (Langfang) Co., Ltd.	An indirect wholly-owned subsidiary of Hon Hai Precision Industry Co.,Ltd.	234,285	2.06	9,850	Subsequent collection	5,296	-

Chimei Innolux Corporation Limited		Competition Team Ireland	An indirect wholly-owned subsidiary of Hon Hai Precision Industry Co.,Ltd.	3,260,678	2.07	1,043,387	Subsequent collection	169,950	-

Chimei Innolux Corporation		Fusing International Inc.	An indirect wholly-owned subsidiary of Hon Hai Precision Industry Co.,Ltd.	1,766,886	1.98	646,612	Accelerate collection	-	-

			Overdue receivables			Company	Counterparty

Relationship with the Company Balance of receivables from related parties Turnover rate Amount Action adopted for overdue accounts Subsequent collection Allowance for doubtful accounts provided
Chimei Innolux Corporation	Futaihua Industrial (Shenzhen) LimitedAn indirect		$103,086	2.17	$18,840	Accelerate collection	$-	$-
		wholly-owned subsidiary of Hon Hai Precision Industry Co.,Ltd.

Chimei Innolux Corporation	Honfujin Precision Electronics (Chongqing) Co., Ltd.	An indirect wholly- owned subsidiary of Hon Hai Precision Industry Co.,Ltd.	1,972,121	2.45	785,239	Subsequent collection	790,030	-

Chimei Innolux Corporation	Leadtek Global Group Limited	Asubsidiary of the Company	790,666	-	-	-	-	-

Chimei Innolux Corporation	Yecheng Technology (Chengdu) Co., Ltd. An indirect		1,531,033	-	-	-	-	-
		wholly-owned subsidiary of Hon Hai Precision Industry Co.,Ltd.

I. Derivative financial instruments undertaken during the six-month period ended June 30, 2012: Please refer to Notes 4(2), (7)(8) and 10(5).

(☐)	Disclosure information of investee company
The information on the name, the location…etc of the investee companies are shown below:
A. Information on investee companies:

								Held by the Company at June 30, 2012

					Original cost

Name of company	Investee company	Location	Main operating activities	Currency	June 30, 2012	Currency	December 31, 2011	Number of shares	Percentage of ownership (%)	Currency	Book value	Currency	Net income (loss) of the investee company	Currency	Investment income (loss) recognized by the Company	Notes

Chimei Innolux Corporation	Innolux Holding Ltd.	Samoa	Holding company	TWD	$7,596,857	TWD	$7,596,857	237,943,984	100	TWD	$17,037,416	TWD	$419,840	TWD	$459,061

Chimei Innolux Corporation	InnoJoy Investment Corporation	Taiwan	Investment company	TWD	700,000	TWD	700,000	70,000,000	100	TWD	1,081,775	TWD	(132)	TWD	(132)

Chimei Innolux Corporation	InnoFun Investment Corporation	Taiwan	Investment company	TWD	200,000	TWD	200,000	20,000,000	100	TWD	447,433	TWD	(93)	TWD	(93)

Chimei Innolux Corporation	TPO Hong Kong Holding Ltd.	Hong Kong	Holding company	TWD	2,107,791	TWD	2,107,791	1,158,844,000	100	TWD	2,573,692	TWD	719,143	TWD	718,166

Chimei Innolux Corporation	Toppoly Optoelectronics (B.V.I.) Ltd.	BVI	Holding company	TWD	3,064,205	TWD	2,932,293	126,830,000	100	TWD	2,852,207	TWD	137,637	TWD	137,637

Chimei Innolux Corporation	Bright Information Holding Ltd.	Hong Kong	Holding company	TWD	74,924	TWD	74,924	2,782,333	57	TWD	142,414	TWD	(2,554)	TWD	(1,447)

Chimei Innolux Corporation	Golden Achiever International Ltd.	BVI	Holding company	TWD	9,083	TWD	9,083	39,250	100	TWD	(38,592)	TWD	126,229	TWD	129,930

Chimei Innolux Corporation	Landmark International Ltd.	Samoa	Holding company	TWD	31,948,845	TWD	31,948,845	660,100,000	100	TWD	33,969,095	TWD	204,241	TWD	168,607

Chimei Innolux Corporation	Leadtek Global Group Limited	BVI	Investment and trading company	TWD	2,064,427	TWD	2,064,427	160,005,000	100	TWD	1,024,655	TWD	(128,355)	TWD	(128,355)

Chimei Innolux Corporation	Yuan Chi Investment Co., Ltd.	Taiwan	Investment company	TWD	1,217,235	TWD	1,217,235	-	100	TWD	1,242,236	TWD	(29,181)	TWD	(29,181)

Chimei Innolux Corporation	Chi Mei Optoelectronics Japan Co., Ltd.	Japan	Research, manufacture and sale of the film transistor liquid crystal display	TWD	1,335,486	TWD	1,335,486	80	100	TWD	1,813,759	TWD	58,761	TWD	58,761

								Held by the Company at June 30, 2012

					Original cost

Name of company	Investee company	Location	Main operating activities	Currency	June 30, 2012	Currency	December 31, 2011	Number of shares	Percentage of ownership(%)	Currency	Book value	Currency	Net income (loss) of the investee company	Currency	Investment income (loss) recognized by the Company	Notes

Chimei Innolux Corporation	Gold Union Investments Ltd.	Samoa	Holding company	TWD	779,152	TWD	779,152	46,130,998	100	TWD	979,853	TWD	(18,773)	TWD	(18,773)

Chimei Innolux Corporation	Keyway Investment Management Limited	Samoa	Holding company	TWD	222,343	TWD	222,343	6,500,500	100	TWD	266,645	TWD	(1,862)	TWD	(1,862)

Chimei Innolux Corporation	Chi Mei Optoelectronics Europe B.V.	Netherlands	Importing, exporting, buying, selling and logistics services of electronic equipment and TFT-LCD monitors	TWD	121,941	TWD	121,941	180	100	TWD	132,746	TWD	9,081	TWD	9,081

Chimei Innolux Corporation	Chi Mei Optoelectronics (Singapore) Pte Ltd.	Singapore	Importing, exporting, buying, selling and logistics services of electronic equipment and TFT-LCD monitors	TWD	5,235	TWD	5,235	10,000	100	TWD	5,992	TWD	177	TWD	177

Chimei Innolux Corporation	Chi Mei EL Corporation	Taiwan	Development, design, manufacture and sale of organic light emitting diodes	TWD	361,382	TWD	(788,618)	155,500,000	97	TWD	53,667	TWD	27,172	TWD	27,172

Chimei Innolux Corporation	Chi Mei Lighting Technology Corporation	Taiwan	Manufacture of electronic equipment and lighting equipment	TWD	819,312	TWD	819,312	78,195, 856	34	TWD	1,692,772	TWD	(439,521)	TWD	(149,305)

Chimei Innolux Corporation	Jetronics International Corp.	Samoa	Holding company	TWD	145,600	TWD	145,600	2,690,000	32	TWD	245,153	TWD	(10,891)	TWD	(3,488)

Chimei Innolux Corporation	GIO Optoelectronics Corp.	Taiwan	Development, design, manufacture and sale of components of back light module on TFT-LCD	TWD	800,892	TWD	800,892	63,521,501	24	TWD	563,218	TWD	(179,334)	TWD	(42,652)

								Held by the Company at June 30, 2012

			Main operating activities			Original cost			Percentage of ownership (%)				Net income (loss) of the investee company		Investment income (loss) recognized by the Company

Name of company	Investee company	Location		Currency	June 30,2012	Currency	December 31,2011	Number ofshares		Currency	Book value	Currency		Currency		Notes

Chimei Innolux Corporation	Contrel Technology Co., Ltd.	Taiwan	Manufacture and sale of related equipments for film transistor liquid crystal display	TWD	$135,423	TWD	$135,423	17,009,330	13	TWD	457,693	TWD	($159,038)	TWD	($7,476)
Chimei Innolux Corporation	Global Display (Taiwan) Co., Ltd.	Taiwan	Glass thinning processing	TWD	45,262	TWD	45,262	3,200,000	23	TWD	36,756	TWD	(38,402)	TWD	(7,844)
Chimei Innolux Corporation	Ampower Holding Ltd.	Cayman	Holding company	TWD	1,717,714	TWD	1,717,714	14,062,500	47	TWD	1,469,762	TWD	(145,768)	TWD	(66,021)
Chimei Innolux Corporation	Chi Mei Materials Technology Corporation	Taiwan	Sale of electronic materials	TWD	950,360	TWD	950,360	71,557,690	16	TWD	1,331,767	TWD	784,769	TWD	126,981

Chimei Innolux Corporation	Exploit Technology Co., Ltd.	Taiwan	Sale of electronic materials and telecommunications materials	TWD	-	TWD	-	759,056	15	TWD	-	TWD	(972,894)	TWD	-
Chimei Innolux Corporation	Powerking Optoelectronics Co., Ltd.	Taiwan	Manufacture of electronic component and lighting equipment	TWD	19,875	TWD	19,875	3,120,000	15	TWD	14,509	TWD	(13,488)	TWD	(2,040)
Chimei Innolux Corporation	iZ3D Inc.	USA	Research and development and sale of 3D flat monitor	TWD	-	TWD	-	4,333	35	TWD	-	TWD	2,126	TWD	-
Innolux Holding Ltd.	Rockets HoldingLtd.	Samoa	Holding company	TWD	7,426,240	TWD	7,426,240	230,785,400	100	TWD	16,529,527	TWD	416,736	TWD	416,736
Innolux Holding Ltd.	Lakers TradingLtd.	Samoa	Trading and order swap company	TWD	-	TWD	-	1	100	TWD	227,642	TWD	-	TWD	-
Innolux Holding Ltd.	Innolux Corporation	USA	Trading company	TWD	6,348	TWD	6,348	2,000	100	TWD	(79,735)	TWD	3,104	TWD	3,104
Innolux Holding Ltd.	Suns Holding Ltd.	Samoa	Holding company	TWD	164,269	TWD	164,269	5,072,001	100	TWD	354,806	TWD	-	TWD	-
Rockets Holding Ltd.	Stanford Developments	Samoa	Holding company	TWD	5,391,125	TWD	5,391,125	164,000,000	100	TWD	13,617,330	TWD	(39,324)	TWD	(39,324)

								Held by the Company at June 30, 2012

			Main operating activities			Original cost			Percentage of ownership (%)				Net income (loss) of the investee company		Investment income (loss) recognized by the Company

Name of company	Investee company	Location		Currency	June 30,2012	Currency	December 31,2011	Number ofshares		Currency	Book value	Currency		Currency		Notes

Rockets HoldingLtd	Sonics Trading Ltd.	Samoa	Trading and orderswap	TWD	198,116	TWD	198,116	8,390,001	100	TWD	194,645	TWD	-	TWD	-
Rockets Holding Ltd.	Best China Investments Ltd.	Samoa	Holding company	TWD	314,740	TWD	314,740	10,000,001	100	TWD	317,963	TWD	441	TWD	441
Rockets Holding Ltd.	Mega Chance Investments Ltd.	Samoa	Holding company	TWD	573,940	TWD	573,940	18,000,000	100	TWD	566,761	TWD	6,420	TWD	6,420
Rockets Holding Ltd.	Excel Victory Ltd.	Samoa	Holding company	TWD	97,182	TWD	97,182	3,000,000	100	TWD	421,083	TWD	123,216	TWD	123,216
Rockets Holding Ltd.	Magic Sun Ltd.	Samoa	Holding company	TWD	1,146,370	TWD	1,146,370	38,000,001	100	TWD	1,044,701	TWD	635,982	TWD	635,982
Rockets Holding Ltd.	Nets Trading Ltd.	Samoa	Investment company	TWD	-	TWD	-	1	100	TWD	2,110	TWD	-	TWD	-
Suns Holding Ltd.	Warriors Technology Investments Ltd.	Samoa	Investment company	TWD	164,269	TWD	164,269	5,072,001	100	TWD	354,806	TWD	-	TWD	-
Best China Investments Ltd.	Asiaward Investment Ltd.	HongKong	Holding company	TWD	314,740	TWD	314,740	77,830,001	100	TWD	317,963	TWD	441	TWD	441

Asiaward Investment Ltd.	Innocom Technology (Xiamen) Ltd.	China	Development, design, manufacture and sale of monitors	TWD	314,740	TWD	314,740	-	100	TWD	317,963	TWD	441	TWD	441
Stanford Developments Ltd.	Full Lucky Investment Ltd.	HongKong	Holding company	TWD	1,016,035	TWD	1,016,035	1,016,035	100	TWD	-	TWD	-	TWD	-
Stanford Developments Ltd.	Innocom Technology Shenzhen Ltd.	China	Development, design, manufacture and sale of monitors	TWD	5,391,125	TWD	5,391,125	-	100	TWD	13,617,318	TWD	(349,324)	TWD	(349,324)

								Held by the Company at June 30, 2012

					Original cost
Name of company	Investee company	Location	Main operating activities	Currency	June 30, 2012	Currency	December 31, 2011	Number of shares	Percentage of ownership (%)	Currency	Book value	Currency	Net income (loss) of the investee company	Currency	Investment income (loss) recognized by the Company	Notes

Mega Chance Investment Ltd.	Main Dynasty Investment Ltd.	Hong Kong	Holding company	TWD	573,940	TWD	573,940	139,623,801	100	TWD	566,760	TWD	6,420	TWD	6,420
Main Dynasty Investment Ltd.	Innocom Technology (Jia-Shan) Ltd.	China	Development, design, manufacture and sale of monitors	TWD	573,940	TWD	573,940	-	100	TWD	566,760	TWD	6,420	TWD	6,420
Excel Victory Ltd.	Glory Ace Investment Ltd.	Hong Kong	Holding company	TWD	97,182	TWD	97,182	23,250,000	100	TWD	421,083	TWD	123,216	TWD	123,216
Glory Ace Investment Ltd.	Innocom Technology (Chongqing) Co., Ltd.	China	Development, design, manufacture and sale of monitors	TWD	97,182	TWD	97,182	-	100	TWD	421,083	TWD	123,216	TWD	123,216
Magic Sun Ltd.	Sun Dynasty Investment Ltd.	HongKong	Holding company	TWD	1,146,370	TWD	1,146,370	295,969,001	100	TWD	1,044,701	TWD	635,982	TWD	635,982
Sun Dynasty Investment Ltd.	Innocom Technology (Chengdu) Ltd.	China	Development, design, manufacture and sale of monitors	TWD	1,146,370	TWD	1,146,370	-	100	TWD	1,044,701	TWD	635,982	TWD	635,982
Chi Mei Optoelectronics Japan Co., Ltd.	Chi Mei Optoelectronics USA, Inc.	USA	Sale of electronic equipment and computer monitors	TWD	2,400	TWD	2,400	1,000	100	TWD	169,494	TWD	2,560	TWD	2,560
Landmark International Ltd.	Ningbo Chi Mei Optoelectronics Ltd.	China	Manufacture and sale of TFT-LCD modules	TWD	19,524,952	TWD	19,524,952	-	100	TWD	20,069,720	TWD	168,857	TWD	168,857

								Held by the Company at June 30, 2012

					Original cost

Name of company	Investee company	Location	Main operating activities	Currency	June 30, 2012	Currency	December 31, 2011	Number of shares	Percentage of ownership (%)	Currency	Book value	Currency	Net income (loss) of the investee company	Currency	Investment income (loss) recognized by the Company	Notes

Landmark International Ltd.	Nanhai Chi Mei Optoelectronics Ltd.	China	Manufacture and customer service of TFT-LCD	TWD	5,841,023	TWD	5,841,023	-	100	TWD	7,569,799	TWD	341,800	TWD	342,114
Landmark International Ltd.	Ningbo Chi Mei Electronics Ltd.	China	Development, manufacture, customer service and warehousing of TFT-LCD	TWD	1,149,926	TWD	1,149,926	-	100	TWD	1,717,011	TWD	170,490	TWD	170,490
Landmark International Ltd.	Nanhai Chi Mei Electronics Ltd.	China	Manufacture and customer service of TFT-LCD	TWD	5,837,942	TWD	5,837,942	-	100	TWD	5,574,358	TWD	(478,167)	TWD	(477,220)
Yuan Chi Investment Co., Ltd.	Chi Mei Logistics Corp.	Taiwan	Warehousing service	TWD	124,485	TWD	124,485	12,740,000	49	TWD	129,866	TWD	4,382	TWD	2,147
Yuan Chi Investment Co., Ltd.	Chi Mei Lighting Technology Corporation	Taiwan	Trading business, manufacture of electronic equipment and lighting equipment	TWD	263,812	TWD	263,812	19,673,402	9	TWD	197,346	TWD	(439,521)	TWD	(37,579)
Yuan Chi Investment Co., Ltd.	Powerking Optoelectronics Co., Ltd.	Taiwan	Manufacture of electronic component and lighting equipments	TWD	8,699	TWD	8,699	1,010,000	5	TWD	4,698	TWD	(13,488)	TWD	(659)
Yuan Chi Investment Co., Ltd.	Exploit Technology Co., Ltd.	Taiwan	Sale of electronic materials and telecommunications materials	TWD	-	TWD	-	246,317	5	TWD	-	TWD	(972,894)	TWD	-

								Held by the Company at June 30, 2012

					Original cost

Name of company	Investee company	Location	Main operating activities	Currency	June 30, 2012	Currency	December 31, 2011	Number of shares	Percentage of ownership (%)	Currency	Book value	Currency	Net income (loss) of the investee company	Currency	Investment income (loss) recognized by the Company	Notes

Yuan Chi Investment Co., Ltd.	TOA Optronics Corporation	Taiwan	Sale of electronic materials, trading business, manufacture of electronic equipments and lighting equipments	TWD	$ 423,606	TWD	$ 423,606	58,007,000	40	TWD	$ 382,621	TWD	($ 7,121)	TWD	($ 2,848)
Yuan Chi Investment Co., Ltd.	Chi Mei Materials Technology Corporation	Taiwan	Sale of electronic materials	TWD	44,992	TWD	44,992	4,056,506	1	TWD	73,464	TWD	784,769	TWD	7,523
Yuan Chi Investment Co., Ltd.	GIO Optoelectronics Corp.	Taiwan	Development, design, manufacture and sale of components of back light module on TFT-LCD	TWD	6,881	TWD	6,881	467,519	-	TWD	1,589	TWD	(179,334)	TWD	(323)
Chi Mei Optoelectronics Europe B.V.	Chi Mei Optoelectronics Germany GmbH	Germany	Importing, buying and selling electronic equipment and TFTLCD monitors and providing customer service	TWD	10,324	TWD	10,324	250	100	TWD	21,253	TWD	2,947	TWD	2,947
Chi Mei Optoelectronics Europe B.V.	Chi Mei Optoelectronics UK Ltd.	UK	Customer service on electronic equipment and computer monitors	TWD	4,566	TWD	4,566	150,000	100	TWD	-	TWD	11	TWD	11
Keyway Investment Management Limited	Ningbo Chi Mei Logistics Co., Ltd.	China	Warehousing service	TWD	151,715	TWD	151,715	-	100	TWD	145,650	TWD	(2,451)	TWD	(2,451)
Keyway Investment Management Limited	Nanhai Chi Mei Logistics Corp.	China	Warehousing, testing and logistics service of TFT-LCD monitors	TWD	39,972	TWD	39,972	-	100	TWD	53,585	TWD	588	TWD	588

								Held by the Company at June 30, 2012

					Original cost

Name of company	Investee company	Location	Main operating activities	Currency	June 30, 2012	Currency	December 31, 2011	Number of shares	Percentage of ownership (%)	Currency	Book value	Currency	Net income (loss) of the investee company	Currency	Investment income (loss) recognized by the Company	Notes

Gold Union Investments Ltd.	Ningbo Chi Hsin Electrics Ltd.	China	Manufacture and sale of TFT-LCD modules and touch panel	TWD	183,023	TWD	183,023	-	100	TWD	640,022	TWD	45,505	TWD	45,505
Gold Union Investments Ltd.	Dongguan Chi Hsin Electrics Ltd.	China	Manufacture and sale of TFT-LCD modules and touch panel	TWD	595,989	TWD	595,989	-	100	TWD	484,330	TWD	(64,278)	TWD	(64,278)
Chi Mei Lighting Technology Corporation	Smart Light Global Limited	Samoa	Investment business	TWD	202,604	TWD	202,604	8,000,000	100	TWD	276,300	TWD	12,911	TWD	12,911
Smart Light Global Limited	Foshan Chi Mei Lighting Technology Ltd.	China	Design, manufacture and sale of LED	TWD	202,513	TWD	202,513	-	100	TWD	277,752	TWD	13,487	TWD	13,487

								Held by the Company at June 30, 2012

					Original cost

Name of company	Investee company	Location	Main operating activities	Currency	June 30, 2012	Currency	December 31, 2011	Number of shares	Percentage of ownership (%)	Currency	Book value	Currency	Net income (loss) of the investee company	Currency	Investment income (loss) recognized by the Company	Notes

Toppoly Optoelectronics (B.V.I.) Ltd.	Toppoly Optoelectronics (Cayman) Ltd.	Cayman	Holding company	TWD	$ 3,040,269	TWD	$ 2,908,357	126,800,000	100	TWD	$ 3,087,530	TWD	$ 137,637	TWD	$ 137,637
Toppoly Optoelectronics (Cayman) Ltd.	Toptech Trading Limited	BVI	Import and export trading company	TWD	3,660	TWD	3,660	300,000	100	TWD	(1,238)	TWD	(1,984)	TWD	(1,984)
Toppoly Optoelectronics (Cayman) Ltd.	TPO Displays (Nanjing) Ltd.	China	Install the liquid crystal devices	TWD	2,935,314	TWD	2,803,402	-	100	TWD	2,598,308	TWD	175,656	TWD	175,656
Toppoly Optoelectronics (Cayman) Ltd.	TPO Displays (Shinepal) Ltd.	China	Purchases and sales of monitor-related components	TWD	101,283	TWD	101,283	-	100	TWD	490,448	TWD	(36,035)	TWD	(36,035)
TPO Hong Kong Holding Ltd.	TPO Displays Hong Kong Holding Ltd.	Hong Kong	Holding company	TWD	-	TWD	-	162,897,802	100	TWD	394,281	TWD	270,793	TWD	270,793
TPO Hong Kong Holding Ltd.	TPO Displays Hong Kong Ltd.	Hong Kong	Import and export trading	TWD	-	TWD	-	35,000,000	100	TWD	(1,931,802)	TWD	573,812	TWD	573,812
TPO Hong Kong Holding Ltd.	TPO Displays Japan K.K.	Japan	Manufacture and sale of panels	TWD	1,815,603	TWD	1,815,603	201	100	TWD	2,369,985	TWD	(76,474)	TWD	(76,474)
TPO Hong Kong Holding Ltd.	TPO Displays USA Inc.	USA	Import and export trading	TWD	263,685	TWD	263,685	1,000	100	TWD	233,263	TWD	(29,700)	TWD	(29,700)
TPO Hong Kong Holding Ltd.	TPO Displays Shanghai Ltd.	China	Install the liquid crystal devices	TWD	-	TWD	-	-	100	TWD	394,281	TWD	270,793	TWD	270,793

								Held by the Company at June 30, 2012

					Original cost

Name of company	Investee company	Location	Main operating activities	Currency	June 30, 2012	Currency	December 31, 2011	Number of shares	Percentage of ownership (%)	Currency	Book value	Currency	Net income (loss) of the investee company	Currency	Investment income (loss) recognized by the Company	Notes

TPO Displays Europe B.V.	TPO Displays Germany GmbH.	Germany	Import and export trading	TWD	33,735	TWD	33,735	100,000	100	TWD	$ 55,068	TWD	($ 2,296)	TWD	($2,296)
Bright Information Holding Ltd.	Kunpal Optoelectronics Ltd.	China	TFT-LCD glass thinning processing	TWD	100,691	TWD	100,691	-	100	TWD	87,699	TWD	(2,714)	TWD	(2,714)
Golden Achiever International Ltd.	Dragon Flame Industrial Ltd.	BVI	Sale of components of LCD module and back light module and providing customer service	TWD	41,943	TWD	41,943	500	100	TWD	39,519	TWD	1	TWD	1
Golden Achiever International Ltd.	VAP Optoelectronics (Nanjing) Corp.	China	Manufacture and sale of components of LCD module and back light module	TWD	-	TWD	-	-	100	TWD	(81,480)	TWD	126,227	TWD	126,227
Golden Achiever International Ltd.	Eastern Vision Co., Ltd.	BVI	Sale of components of LCD module and back light module and providing customer service	TWD	79	TWD	79	500	100	TWD	75	TWD	-	TWD	-

B. Loans granted during the period:

No.	Financing company’s name	Counterparty	Financial statement account	Financial statement account	Ending Balance	Range of interest Rate	Type Financing	Transaction Amount	Reason for short-term Financing	Allowance for bad debts	Collateral Name Value	Financing limit for each borrowing company	Financing company’s financing amount limit	Note

1	Chi Mei Optoelectronics Europe B.V.	Chi Mei Optoelectronics Germany GmbH.	Other receivables	$ 58,218	$ 58,218	0.78%	Necessary for short-term financing.	$ -	Provision of financial support for operations	$ -	$ -	$ 173,961,135	$ 173,961,135	A
1	Ningbo Chi Mei Optoelectronics Ltd.	Ningbo Chi Mei Electronics Ltd.	Other receivables	1,792,800	1,792,800	2.90%	Necessary for short-term financing.	-	Provision of financial support for operations	-	-	173,961,135	173,961,135	A
1	Ningbo Chi Mei Optoelectronics Ltd.	Ningbo Chi Mei Logistics Corp.	Other receivables	37,793	37,793	6.56%	Necessary for short-term financing.	-	Provision of financial support for operations	-	-	173,961,135	173,961,135	A
1	Dongguan Chi Hsin Electronics Ltd.	Nanhai Chi Hsin Optoelectronics Ltd.	Other receivables	179,280	179,280	5.49%	Necessary for short-term financing.	-	Provision of financial support for operations	-	-	173,961,135	173,961,135	A
1	Nanhai Chi Mei Electronics Ltd.	Nanhai Chi Mei Optoelectronics Ltd.	Other receivables	2,390,400	2,390,400	-	Necessary for short-term financing.	-	Provision of financial support for operations	-	-	173,961,135	173,961,135	A
1	Nanhai Chi Mei Optoelectronics Ltd.	Nanhai Chi Mei Electronics Ltd.	Other receivables	2,390,400	2,390,400	-	Necessary for short-term financing.	-	Provision of financial support for operations	-	-	173,961,135	173,961,135	A
1	Innofun Investment Corporation	InnoJoy Investment Corporation	Other receivables	600	600	2.35%	Necessary for short-term financing.	-	Provision of financial support for operations	-	-	178,973	178,973	D

No.	Financing company’s name	Counterparty	Financial statement account	Financial statement account	Ending Balance	Range of interest Rate	Type Financing	Transaction Amount	Reason for short-term Financing	Allowance for bad debts	Collateral Name Value	Financing limit for each borrowing company	Financing company’s financing amount limit	Note

1	Leadtek Global Group Limited	Chi Mei El Corporation	Other receivables	1,200,000	-	-	Necessary for short-term financing.	-	Provision of financial support for operations	-	-	26,094,170	69,584,454	B
1	TPO Displays USA Inc.	TPO Displays Hong Kong Ltd.	Accounts receivable – related parties	179,280	179,280	0.16~0.56%	Necessary for short-term financing.	-	Provision of financial support for operations	-	-	173,961,135	173,961,135	A
1	TPO Displays Europe B.V.	TPO Displays Hong Kong Ltd.	Accounts receivable – related parties	1,456,421	1,456,421	-	Necessary for short-term financing.	-	Provision of financial support for operations	-	-	173,961,135	173,961,135	A
1	Toptech Trading	VAP Optoelectronics (Nanjing) Corp.	Prepayments	158,364	158,364	-	Necessary for short-term financing.	-	Provision of financial support for operations	-	-	173,961,135	173,961,135	A
1	Bright Information Holding	Kunpal Optoelectronics Ltd.	Other receivables	59,760	59,760	-	Necessary for short-term financing.	-	Provision of financial support for operations	-	-	114,299	114,299	C
1	Dragon Flame Industrial	VAP Optoelectronics (Nanjing) Corp.	Accounts receivable – related parties	126,340	126,340	-	Necessary for short-term financing.	-	Provision of financial support for operations	-	-	173,961,135	173,961,135	A
1	TPO Displays Germany GmbH	TPO Displays Hong Kong Ltd.	Accounts receivable – related parties	24,338	24,338	-	Necessary for short-term financing.	-	Provision of financial support for operations	-	-	173,961,135	173,961,135	A
1	TPO Displays Hong Kong holding Ltd.	TPO Displays Shanghai Ltd.	Accounts receivable – related parties	471,982	471,982	-	Necessary for short-term financing.	-	Provision of financial support for operations	-	-	173,961,135	173,961,135	A

Note A: The Company - Chimei InnoLux Corporation
1.

For the company requiring short-term financing, the financing limit on loans granted to a single party shall not exceed 10% of the Company’s net equity as stated on the most recent audited financial statements of the Company.

2.

The financing limit on loans granted shall not exceed 40% of the Company’s net equity as stated on the most recent audited financial statements of the Company. If required for short-term capital needs, the limit shall not exceed 30% of the Company’s net equity as stated on the most recent audited financial statements of the Company.

3.

The policy for loans granted to directly or indirectly wholly-owned overseas subsidiaries was as follows: for short-term capital needs, the financing limit was not subject to the 40% limitation, but should not exceed 100% of the Company’s net equity.

Note B: Subsidiary - Leadtek Global Group Limited
1.

For short-term financing needs, the limit on loans granted to a single party shall not exceed 15% of the parent company’s net equity as stated on the most recent audited financial statements of the parent company.

2.	The financing limit on loans granted shall not exceed 40% of the parent company’s net equity as stated on the most recent audited financial statements of the parent company.
3.

The policy for loans granted to directly or indirectly wholly-owned overseas subsidiaries was as follows: if required for short-term financing needs, the financing amount shall not exceed 100% of the parent company’s net equity.

Note C: Subsidiary - Bright Information Holding Limited
1.	For short-term financing needs, the limit on loans granted to a single party shall not exceed 10% of the Company’s net equity as stated on the most recent audited financial statements of the Company.
2.	The financing limit on loans granted shall not exceed 30% of the Company’s net equity as stated on the most recent audited financial statements of the Company.
3.

For short-term financing needs of directly or indirectly wholly-owned subsidiaries, the above two limitations shall not apply. However, the financing limit on loans granted shall not exceed 100% of the Company’s net equity.

Note D: Subsidiary - Innofun Investment Corporation
1.

Financing limit on loans granted to a single party: for the company requiring short-term financing, the financing limit on loans granted to a single party shall not exceed 10% of the Company’s net equity as stated on the most recent reviewed financial statements of the Company.

2.	Financing limit on loans granted: the financing limit on loans granted shall not exceed 40% of the Company’s net equity as stated on the most recent reviewed financial statements of the Company.
3.

If the loans are granted to a subsidiary with over 50% of its voting shares directly or indirectly owned by the Company, or the Company’s parent, or the Company and its parent in total, the financing limit on loans granted and financing limit on loans granted to a single party shall not exceed 40% of the Company’s net equity.

C. Endorsements and guarantees provided during the period:

No.	Endorsement/ Guarantee provider	Guaranteed party		Limit on endorsement/ guarantee amount provided to each counterparty	Maximum balance for the period	Ending balance	Amount of endorsement/guarantee collateralized by properties	Ratio of accumulated endorsement/guarantee to net equity as per latest financial statements	Maximum endorsement/guarantee amount allowable

1	TPO Displays (Nanjing) Ltd.	TPO Displays Shanghai Ltd.	An indirect wholly-owned subsidiary	$86,980,568	$298,800	$-	$-	-%	$86,980,568

Note A:

The limit on endorsement/guarantee amount provided to each counterparty shall not exceed 0.5% of the Company’s net equity as stated on the most recent audited financial statements of the Company. Accumulated endorsement/guarantee amount allowable shall not exceed 1% of the Company’s net equity as stated on the most recent audited financial statements of the Company. For subsidiaries with over 90% of voting shares directly or indirectly owned by the Company, the endorsement / guarantee amount provided by the Company shall not exceed 10% of the Company’s net equity as stated on the most recent audited financial statements of the Company. The above limitations shall not apply for directly or indirectly wholly-owned subsidiaries of the Company.

Note B:	Accumulated endorsement/guarantee amount provided shall not exceed 50% of the Company’s net equity as stated on the most recent audited financial statements of the Company.

D. Marketable securities held as at the end of the period:

					As at the end of the period
Name of holder	Type and name of marketable securities	Relationship with the issuers of marketable securities	General ledger accounts (Note A)	Number of shares	Book value	Percentage of shareholding	Market value/Net worth	Note
Innolux Holding Ltd.	Common stock of Rockets Holding Ltd.	An indirect wholly-owned subsidiary	1	230,785,400	$16,529,527	100	$16,529,527
Innolux Holding Ltd.	Common stock of Lakers Trading Ltd.	An indirect wholly-owned subsidiary	1	1	227,642	100	227,642
Innolux Holding Ltd.	Common stock of Innolux Corporation	An indirect wholly-owned subsidiary	1	2,000	(79,735)	100	(79,735)
Innolux Holding Ltd.	Common stock of Suns Holding Ltd.	An indirect wholly-owned subsidiary	1	5,072,001	354,806	100	354,806
InnoJoy Investment Corporation	Common stock of Entire Technology Co., Ltd.	None	4	7,506,326	394,082	5	394,082
InnoJoy Investment Corporation	Common stock of G-TECH Optoelectronics Corporation	None	4	3,012,036	265,360	1	265,360
InnoJoy Investment Corporation	Common stock of Advanced Optoelectronics Technology Inc.	None	2	11,643,222	80,317	9	-	B
InnoJoy Investment Corporation	Common stock of ILI Technology Corporation	None	4	1,814,233	145,139	3	145,139
InnoJoy Investment Corporation	Convertible corporate bonds of Sintronic Technology Inc.	None	3	-	197,096	-	197,096
Innofun Investment Corporation	Common stock of J TOUCH Corporation	None	4	3,830,749	110,900	4	110,900
Innofun Investment Corporation	Common stock of G-TECH Optoelectronics Corporation	None	4	3,299,698	290,703	1	290,703
Rockets Holding Ltd.	Common stock of Stanford Developments Ltd.	An indirect wholly-owned subsidiary	1	164,000,000	13,617,330	100	13,617,330
Rockets Holding Ltd.	Common stock of Mstar Semiconductor, Inc. (Cayman)	None	4	1,668,984	332,128	-	332,128
Rockets Holding Ltd.	Common stock of Sonics Trading Limited	An indirect wholly-owned subsidiary	1	8,390,001	194,645	100	194,645
Rockets Holding Ltd.	Common stock of Best China Investments Ltd.	An indirect wholly-owned subsidiary	1	10,000,001	317,963	100	317,963
Rockets Holding Ltd.	Common stock of Mega Chance Investments Ltd.	An indirect wholly-owned subsidiary	1	18,000,000	566,761	100	566,761
Rockets Holding Ltd.	Common stock of Excel Victory Ltd.	An indirect wholly-owned subsidiary	1	3,000,000	421,083	100	421,083
Rockets Holding Ltd.	Common stock of Magic Sun Ltd.	An indirect wholly-owned subsidiary	1	38,000,001	1,044,701	100	1,044,701
Rockets Holding Ltd.	Common stock of Nets Trading Ltd	An indirect wholly-owned subsidiary	1	1	$2,110	100	$2,110
Suns Holding Ltd.	Common stock of Warriors Technology	An indirect wholly-owned	1	5,072,001	354,806	100	354,806

					As at the end of the period
Name of holder	Type and name of marketable securities	Relationship with the issuers of marketable securities	General ledger accounts (Note A)	Number of shares	Book value	Percentage of shareholding	Market value/Net worth	Note
	Investments Ltd.	subsidiary
Warriors Technology Investments Ltd.	Common stock of ILI Technology Corporation	None	4	3,381,841	270,547	5	270,547
Warriors Technology Investments Ltd.	Common stock of OED Holding Ltd.	None	2	16,000,000	64,936	6	-	B
Best China Investments Ltd.	Common stock of Asiaward Investment Ltd.	An indirect wholly-owned subsidiary	1	77,830,001	317,963	100	317,963
Stanford Developments Ltd.	Common stock of Full Lucky Investments Ltd.	An indirect wholly-owned subsidiary	1	1,271,015,401	-	100	-
Stanford Developments Ltd.	Common stock of Innocom Technology (Shenzhen) Ltd.	An indirect wholly-owned subsidiary	1	-	13,617,318	100	13,617,318
Mega Chance Investments Ltd.	Common stock of Main Dynasty Investment Ltd.	An indirect wholly-owned subsidiary	1	139,623,801	566,760	100	566,760
Excel Victory Ltd.	Common stock of Glory Ace Investment Ltd.	An indirect wholly-owned subsidiary	1	23,250,000	421,083	100	421,083
Magic Sun Ltd.	Common stock of Sun Dynasty Investment Ltd.	An indirect wholly-owned subsidiary	1	295,969,001	1,044,701	100	1,044,701
Asiaward Investment Ltd.	Common stock of Innocom Technology (Xiamen) Co., Ltd.	An indirect wholly-owned subsidiary	1	-	317,963	100	317,963
Main Dynasty Investment Ltd.	Common stock of Innocom Technology (Jiashan) Co., Ltd.	An indirect wholly-owned subsidiary	1	-	566,760	100	566,760
Glory Ace Investment Ltd.	Common stock of Innocom Technology (Chongqing) Co., Ltd.	An indirect wholly-owned subsidiary	1	-	421,083	100	421,083
Sun Dynasty Investment Ltd.	Common stock of Innocom Technology (Chengdu) Co., Ltd.	An indirect wholly-owned subsidiary	1	-	$1,044,701	100	$1,044,701
Chi Mei Optoelectronics Japan Co., Ltd.	Common stock of Chi Mei Optoelectronics USA, Inc.	An indirect wholly-owned subsidiary	1	1,000	169,494	100	169,494
Landmark International Ltd.	Common stock of Ningbo Chi Mei Electronics Ltd.	An indirect wholly-owned subsidiary	1	-	20,069,720	100	20,069,720
Landmark International Ltd.	Nanhai Chi Mei Electronics Ltd.	An indirect wholly-owned subsidiary	1	-	7,569,799	100	7,569,799
Landmark International Ltd.	Ningbo Chi Mei Optoelectronics Ltd.	An indirect wholly-owned subsidiary	1	-	1,717,011	100	1,717,011
Landmark International Ltd.	Nanhai Chi Mei Optoelectronics Ltd.	An indirect wholly-owned subsidiary	1	-	5,574,358	100	5,574,358
Yuan Chi Investment Co., Ltd.	Common stock of Chi Mei Logistics Co., Ltd.	An investee company accounted for under the equity method	1	12,740,000	129,866	49	129,866
Yuan Chi Investment Co., Ltd.	Common stock of Powerking Optoelectronics Co., Ltd.	An investee company accounted for under the equity method	1	1,010,000	4,698	5	4,698
Yuan Chi Investment Co., Ltd.	Common stock of Exploit Technology Co., Ltd.	An investee company accounted for under the equity method	1	246,317	-	5	5,414
Yuan Chi Investment Co.,	Common stock of GIO Optoelectronics Corp.	An investee company accounted for	1	467,519	1,589	-	1,589

					As at the end of the period
Name of holder	Type and name of marketable securities	Relationship with the issuers of marketable securities	General ledger accounts (Note A)	Number of shares	Book value	Percentage of shareholding	Market value/Net worth	Note
Ltd.		under the equity method
Yuan Chi Investment Co.,Ltd.	Common stock of TOA Optronics Corporation	An investee company accounted for under the equity method	1	58,007,000	382,621	40	516,904
Yuan Chi Investment Co., Ltd.	Common stock of Chi Mei Lighting Technology Corporation	An indirect wholly-owned subsidiary	1	19,673,402	197,346	9	197,346
Yuan Chi Investment Co., Ltd.	Common stock of Chi Mei Materials Technology Corporation	An investee company accounted for under the equity method	1	4,056,506	$73,464	1	$67,297
Yuan Chi Investment Co., Ltd.	Common stock of Optivision Technology Incorporated	None	2	6,442,821	120,216	8	-	B
Yuan Chi Investment Co., Ltd.	Common stock of Alpha Crystal Technology Corporation	None	2	15,677,187	292,915	10	-	B
Yuan Chi Investment Co., Ltd.	Common stock of Trillion Science	None	2	1,000,000	11,424	4	-	B
Yuan Chi Investment Co., Ltd.	Common stock of Himax Analogic Company	None	2	1,500,000	761	4	-	B
Yuan Chi Investment Co., Ltd.	Common stock of Himax Media Solutions Company	None	2	88,750	4,345	-	-	B
Yuan Chi Investment Co., Ltd.	Common stock of China Electric Mfg. Corp.	None	4	13,000,000	261,950	3	261,950
Leadtek Global Group Limited	Common stock of Himax Technologies, Inc. (Himax Cayman)	None	4	49,645,058	1,390,682	15	1,390,682
Keyway Investment Management Limited	Common stock of Ningbo Chi Mei Logistics Corp.	An indirect wholly-owned subsidiary	1	-	145,650	100	145,650
Keyway Investment Management Limited	Common stock of Nanhai Chi Mei Logistics Corp.	An indirect wholly-owned subsidiary	1	-	53,585	100	53,585
Chi Mei Optoelectronics Europe B.V.	Common stock of Chi Mei Optoelectronics Germany GmbH.	An indirect wholly-owned subsidiary	1	250	21,253	100	21,253
Chi Mei Optoelectronics Europe B.V.	Common stock of Chi Mei Optoelectronics UK Ltd.	An indirect wholly-owned subsidiary	1	150,000	-	100	-
Jetronics International Corp.	Common stock of Smart Light Global Limited	An indirect wholly-owned subsidiary	1	8,000,000	$276,300	100	$276,300
Jetronics International Corp.	Common stock of Water Works Corp.	None	2	1,490,000	44,700	3	-	B
Smart Light Global Limited	Common stock of Foshan Chi Mei Lighting Technology Ltd.	An indirect wholly-owned subsidiary	1	-	277,752	100	277,752
Gold Union Investments Ltd.	Common stock of Ningbo Chi Hsin Optoelectronics Ltd.	An indirect wholly-owned subsidiary	1	-	640,022	100	640,022
Gold Union Investments Ltd.	Common stock of Dongguan Chi Hsin Electronics Ltd.	An indirect wholly-owned subsidiary	1	-	484,330	100	484,330
Toppoly Optoelectronics (B.V.I.) Ltd.	Common stock of Toppoly Optoelectronics (Cayman) Ltd.	An indirect wholly-owned subsidiary	1	126,800,000	3,087,530	100	3,087,530
Toppoly Optoelectronics	Common stock of Toptech Trading Limited	An indirect wholly-owned	1	300,000	(1,238)	100	(1,238)

					As at the end of the period
Name of holder	Type and name of marketable securities	Relationship with the issuers of marketable securities	General ledger accounts (Note A)	Number of shares	Book value	Percentage of shareholding	Market value/Net worth	Note
(Cayman) Ltd.		subsidiary
Toppoly Optoelectronics (Cayman) Ltd.	Common stock of TPO Displays (Nanjing) Ltd.	An indirect wholly-owned subsidiary	1	-	2,598,308	100	2,598,308
Toppoly Optoelectronics (Cayman) Ltd.	Common stock of TPO Displays (Sinepal) Ltd.	An indirect wholly-owned subsidiary	1	-	490,448	100	490,448
TPO Hong Kong Holding Ltd.	Common stock of TPO Displays Hong Kong Holding Ltd.	An indirect wholly-owned subsidiary	1	162,897,802	394,281	100	394,281
TPO Hong Kong Holding Ltd.	Common stock of TPO Displays Hong Kong Ltd.	An indirect wholly-owned subsidiary	1	35,000,000	(1,931,802)	100	(1,931,802)
TPO Hong Kong Holding Ltd.	Common stock of TPO Displays Japan K.K.	An indirect wholly-owned subsidiary	1	201	2,369,985	100	2,369,985
TPO Hong Kong Holding Ltd.	Common stock of TPO Displays Europe B.V.	An indirect wholly-owned subsidiary	1	375,810	2,225,641	100	2,225,641
TPO Hong Kong Holding Ltd.	Common stock of TPO Displays USA Inc.	An indirect wholly-owned subsidiary	1	1,000	$233,263	100	$233,263
TPO Displays Hong Kong Holding Ltd.	Common stock of TPO Displays Shanghai Ltd.	An indirect wholly-owned subsidiary	1	-	394,281	100	394,281
TPO Displays Europe B.V.	Common stock of TPO Displays Germany GmbH.	An indirect wholly-owned subsidiary	1	100,000	55,068	100	55,068
Bright Information Holding Ltd.	Common stock of Kunpal Optoelectronics Ltd.	An indirect wholly-owned subsidiary	1	-	87,699	100	87,699
Golden Achiever International Ltd.	Common stock of Dragon Flame Industrial Ltd.	An indirect wholly-owned subsidiary	1	500	39,519	100	39,519
Golden Achiever International Ltd.	Common stock of VAP Optoelectronics (Nanjing) Corp.	An indirect wholly-owned subsidiary	1	-	(81,480)	100	(81,480)
Golden Achiever International Ltd.	Common stock of Eastern Vision Co., Ltd.	An indirect wholly-owned subsidiary	1	500	75	100	75

Note A: Code of general ledger accounts:
1.	Long-term investment accounted for under the equity method
2.	Financial assets carried at cost - non-current
3.	Financial assets at fair value through profit or loss - non-current.
4.	Available-for-sale financial asset - non-current
Note B: The investment was measured at cost since it had no active market price, and its fair value cannot be measured reliably.

E. Accumulated trading in the same security with accumulated cost exceeding $100 million or 20% of the Company’s paid-in capital:

					Beginning balance		Acquisition		Disposal				Ending balance

Company name	Marketable securities type and name	Accounted for as	Counterparty	Nature of Relationship	No. of shares	Amount	No. of shares	Amount	No. of shares	Amount	Carrying value	Gain / (loss) on disposal	No. of shares	Amount

Toppoly Optoelectronics (B.V.I.) Ltd.	Toppoly Optoelectronics (Cayman) Ltd.	Long-term investment accounted for under the equity method	Note A	Note A	122,400,000	$2,908,357	4,400,000	$131,912	-	$-	$-	$-	126,800,000	$3,040,269
Toppoly Optoelectronics (Cayman) Ltd.	TPO Displays (Nanjing) Ltd.	Long-term investment accounted for under the equity method	Note A	Note A	-	2,803,402	-	131,912	-	-	-	-	-	2,935,314

Note A: An indirectly wholly-owned subsidiary - newly established or capital increase through cash injection.

F. Acquisition of real estate properties exceeding $100 million or 20% of the Company’s paid-in capital for the six-month period ended June 30, 2012: None.

G. Disposal of real estate properties exceeding $100 million or 20% of the Company’s paid-in capital for the six-month period ended June 30, 2012: None.

H. Purchases from or sales to related parties exceeding $100 million or 20% of the Company’s paid-in capital for the six-month period ended June 30, 2012:
          Apart from the disclosures in Note 11(1) to the financial statements, there were additional purchases/sales as follows:

			Transactions				Difference to general transactions		Bills and accounts receivable (payable)
Name of company	Name of counterparty	Relationship with the Company	Purchases / sales	Amount	Percentage of purchases / sales	Terms	Unit price	Terms	Balance	Percentage of balance
Innocom Technology (Shenzhen) Ltd.	Lakers Trading Ltd.	An indirect wholly-owned subsidiary of the Company	Processing revenue	$6,561,481	68	60 days after invoice	Cost plus	No material difference	$6,484,547	69
TPO Displays (Nanjing) Ltd.	TPO Displays Hong Kong Ltd	An indirect wholly-owned subsidiary of the Company	Processing revenue	1,243,628	40	90 days after invoice	Cost plus	No material difference	9,172,795	99
Ningbo Chi Mei Optoelectronics Ltd.	Leadtek Global Group Limited	A subsidiary of the Company	Processing revenue	25,318,078	98	60 days after goods are shipped	Cost plus	No material difference	38,693,295	99
Nanhai Chi Mei Optoelectronics Ltd.	Leadtek Global Group Limited	A subsidiary of the Company	Processing revenue	18,699,748	91	60 days after goods are shipped	Cost plus	No material difference	22,044,399	92
Nanhai Chi Mei Electronics Ltd.	Lakers Trading Ltd.	An indirect wholly-owned subsidiary of the Company	Processing revenue	5,404,956	93	90 days after goods are shipped	Cost plus	No material difference	5,297,584	95
Ningbo Chi Mei Optoelectronics Ltd.	Leadtek Global Group Limited	A subsidiary of the Company	Processing revenue	7,194,105	99	60 days after goods are shipped	Cost plus	No material difference	5,165,425	99
Ningbo Chi Hsin Electronics Ltd.	Leadtek Global Group Limited	A subsidiary of the Company	Processing revenue	1,861,468	100	60 days after goods are shipped	Cost plus	No material difference	719,725	99
Lakers Trading Ltd.	Carston Ltd.B.H.	An indirect wholly-owned subsidiary of Hon Hai Precision Industry Co., Ltd.	Processing costs	1,253,966	3	90 days after invoice	Cost plus	No material difference	-	-
Lakers Trading Ltd.	Innocom Electronics (Kunshan) Ltd.	An indirect wholly-owned subsidiary of Hon Hai Precision Industry Co., Ltd.	Processing costs	128,104	-	90 days after invoice	Cost plus	No material difference	(9,972)	-
Lakers Trading Ltd.	Innocom Technology (Chongging) Ltd.	An indirect wholly-owned subsidiary of the Company	Processing costs	$105,527	-	90 days after invoice	Cost plus	No material difference	($100,627)	1
Innolux Corporation	FUSING INTERNATIONAL INC.	An indirect wholly-owned subsidiary of Hon Hai Precision Industry Co., Ltd.	Sales	469,613	12	60 days after invoice	Similar to general transactions	No material difference	473,073	46
TPO Displays (Sinepal) Ltd.	TPO Displays (Nanjing) Ltd.	An indirect wholly-owned subsidiary of the Company	Sales	1,556,752	100	60 days after goods are shipped	Similar to general transactions	No material difference	3,684,901	100

			Transactions				Difference to general transactions		Bills and accounts receivable (payable)
Name of company	Name of counterparty	Relationship with the Company	Purchases / sales	Amount	Percentage of purchases / sales	Terms	Unit price	Terms	Balance	Percentage of balance
TPO Displays Hong Kong Ltd	TPO Displays (Sinepal) Ltd.	An indirect wholly-owned subsidiary of the Company	Sales	1,332,443	5	60 days after goods are shipped	Similar to general transactions	No material difference	3,322,614	26
TPO Displays Shanghai Ltd.	TPO Displays (Nanjing) Ltd.	An indirect wholly-owned subsidiary of the Company	Sales	264,198	8	60 days	Similar to general transactions	No material difference	110,615	10
Ningbo Chi Mei Optoelectronics Ltd.	Ningbo Chi Mei Electronics Ltd.	An indirect wholly-owned subsidiary of the Company	Sales	412,747	2	30 days after goods are shipped	Similar to general transactions	No material difference	243,751	1
Nanhai Chi Mei Optoelectronics Ltd.	Nanhai Chi Mei Electronics Ltd.	An indirect wholly-owned subsidiary of the Company	Sales	740,847	4	30 days after goods are shipped	Similar to general transactions	No material difference	1,118,521	5
Nanhai Chi Mei Optoelectronics Ltd.	Nanhai Lin Chaun Optoelectronics Co., Ltd.	An indirect wholly-owned subsidiary of Chi Mei Corporation	Sales	358,214	2	120 days after goods are shipped	Similar to general transactions	No material difference	388,206	2
Innolux Corporation	FUSING INTERNATIONAL INC.	An indirect wholly-owned subsidiary of Hon Hai Precision Industry Co., Ltd.	Purchases	653,293	16	90 days after invoice	Similar to general transactions	No material difference	(658,105)	41
Ningbo Chi Mei Optoelectronics Ltd.	Hon Hai Precision Industry Co., Ltd.	Under the control of the same major stockholder	Purchases	1,010,507	4	60 days	Similar to general transactions	No material difference	(599,683)	3
Ningbo Chi Mei Optoelectronics Ltd.	Hongfujin Precision Industry (Shenzhen) Co., Ltd.	An indirect wholly-owned subsidiary of Hon Hai Precision Industry Co., Ltd.	Purchases	345,510	1	45 days	Similar to general transactions	No material difference	(193,290)	1
Ningbo Chi Mei Optoelectronics Ltd.	Advanced Optoelectronic Technology Inc.	The subsidiary of the Company is a corporate director of Advanced	Purchases	134,356	1	120 days	Similar to general transactions	No material difference	(96,847)	-
Ningbo Chi Mei Optoelectronics Ltd.	Optivision Technology Incorporate	An investee company accounted for under the cost method	Purchases	153,292	1	120 days	Similar to general transactions	No material difference	(117,234)	1
Ningbo Chi Mei Optoelectronics Ltd.	Ningbo Chi Mei Material Technology Corp.	A subsidiary accounted for under the equity method	Purchases	2,247,006	9	90 days	Similar to general transactions	No material difference	(1,780,182)	8
Ningbo Chi Mei Optoelectronics Ltd.	Ningbo LinMoug Optronics Co., Ltd.	An indirect wholly-owned subsidiary of Chi Mei Corporation	Purchases	2,349,587	10	120 days	Similar to general transactions	No material difference	(1,760,715)	8

			Transactions			Difference to general transactions			Bills and accounts receivable (payable)
Name of company	Name of counterparty	Relationship with the Company	Purchases / sales	Amount	Percentage of purchases / sales	Terms	Unit price	Terms	Balance	Percentage of balance
Nanhai Chi Mei Optoelectronics Ltd.	Hon Hai Precision Industry Co., Ltd.	Under the control of the same major stockholder	Purchases	200,132	1	90 days	Similar to general transactions	No material difference	(158,856)	1
Nanhai Chi Mei Optoelectronics Ltd.	Ampower Technology Co., Ltd.	Subsidiary of an investee company accounted for under the equity method	Purchases	511,917	3	90 days	Similar to general transactions	No material difference	(315,522)	2
Nanhai Chi Mei Optoelectronics Ltd.	GIO Optoelectronics Corp.	An investee company accounted for under the equity method	Purchases	380,825	2	60 days	Similar to general transactions	No material difference	(219,678)	1
Nanhai Chi Mei Optoelectronics Ltd.	Chi Mei Materials Technology Corporation	An investee company accounted for under the equity method	Purchases	894,613	5	60 days	Similar to general transactions	No material difference	(710,848)	4
Nanhai Chi Mei Optoelectronics Ltd.	Ningbo Chi Mei Material Technology Corp.	A subsidiary accounted for under the equity method	Purchases	287,199	2	60 days	Similar to general transactions	No material difference	(166,889)	1
Nanhai Chi Mei Optoelectronics Ltd.	Nanhai Lin Chaun Optronics Co., Ltd.	An indirect wholly-owned subsidiary of Chi Mei Corporation	Purchases	$ 1,702,024	9	120 days	Similar to general transactions	No material difference	($1,528,443)	9
Nanhai Chi Mei Optoelectronics Ltd.	Foshan GIO Optoelectronics Co., Ltd.	A subsidiary accounted for under the equity method	Purchases	225,337	1	90 days	Similar to general transactions	No material difference	(140,580)	1
Nanhai Chi Mei Optoelectronics Ltd.	Chi Lin Technology Co., Ltd.	A subsidiary of Chi Mei Corporation	Purchases	123,301	1	60 days	Similar to general transactions	No material difference	(65,252)	-
Nanhai Chi Mei Electronics Ltd.	Hon Hai Precision Industry Co., Ltd.	Under the control of the same major stockholder	Purchases	201,592	3	90 days	Similar to general transactions	No material difference	(93,598)	2
Nanhai Chi Mei Electronics Ltd.	Innocom Technology (Shenzhen) Ltd.	An indirect wholly-owned subsidiary of the Company	Purchases	250,652	4	90 days	Similar to general transactions	No material difference	(2,024,214)	37
Nanhai Chi Mei Electronics Ltd.	Ningbo Chi Mei Material Technology Corp.	A subsidiary accounted for under the equity method	Purchases	351,668	6	60 days	Similar to general transactions	No material difference	(302,847)	6
Ningbo Chi Mei Electronics Ltd.	Hon Hai Precision Industry Co., Ltd.	Under the control of the same major stockholder	Purchases	267,515	4	90 days	Similar to general transactions	No material difference	(131,386)	2

			Transactions				Difference to general transactions		Bills and accounts receivable (payable)
Name of company	Name of counterparty	Relationship with the Company	Purchases / sales	Amount	Percentage of purchases / sales	Terms	Unit price	Terms	Balance	Percentage of balance
Ningbo Chi Mei Electronics Ltd.	GIO Optoelectronics Corp.	An investee company accounted for under the equity method	Purchases	122,847	2	90 days	Similar to general transactions	No material difference	(56,600)	1
Ningbo Chi Mei Electronics Ltd.	Ningbo Chi Mei Material Technology Corp.	A subsidiary accounted for under the equity method	Purchases	714,012	10	90 days	Similar to general transactions	No material difference	(497,859)	8
Ningbo Chi Mei Electronics Ltd.	Ningbo LinMoug Optronics Co., Ltd.	An indirect wholly-owned subsidiary of Chi Mei Corporation	Purchases	275,381	4	120 days	Similar to general transactions	No material difference	(203,242)	3

I. Accounts receivable from related parties exceeding $100 million or 20% of the Company’s paid-in capital for the six-month period ended June 30, 2012:

					Overdue accounts receivable
Name of company	Name of counterparty	Relationship with the Company	Balance of accounts receivable from related parties	Turnover rate	Amount	Action adopted for overdue accounts	Subsequent collection	Allowance for doubtful accounts provided
Innolux Corporation	FUSING INTERNATIONAL INC.	An indirect wholly-owned subsidiary of Hon Hai Precision Industry Co., Ltd.	$473,073	1.99	$235,943	Accelerate collection	$-	$-
Innocom Technology (Shenzhen) Ltd.	Hongfujin Precision Industry (Chongqing) Co., Ltd.	An indirect wholly-owned subsidiary of Hon Hai Precision Industry Co., Ltd.	137,374	-	-	-	-	-
Innocom Technology (Shenzhen) Ltd.	Lakers Trading Ltd.	An indirect wholly-owned subsidiary of the Company	6,484,547	2.02	-	-	-	-
Innocom Technology (Shenzhen) Ltd.	Nanhai Chi Mei Electronics Ltd.	An indirect wholly-owned subsidiary of the Company	1,032,136	0.10	945,040	Accelerate collection	-	-
Sonics Trading Ltd.	Lakers Trading Ltd.	An indirect wholly-owned subsidiary of the Company	168,491	-	-	-	-	-
Innocom Technology (Chongqing) Ltd.	Lakers Trading Ltd.	An indirect wholly-owned subsidiary of the Company	306,137	-	-	-	-	-
TPO Displays (Nanjing) Ltd.	TPO Displays Hong KongLtd	An indirect wholly-owned subsidiary of the Company	9,172,795	0.22	2,484,427	Subsequent collection	189,004	-

					Overdue accounts receivable
Name of company	Name of counterparty	Relationship with the Company	Balance of accounts receivable from related parties	Turnover rate	Amount	Action adopted for overdue accounts	Subsequent collection	Allowance for doubtful accounts provided
TPO Displays (Sinepal) Ltd.	TPO Displays (Nanjing) Ltd.	An indirect wholly-owned subsidiary of the Company	3,684,901	0.35	3,684,901	Accelerate collection	-	-
TPO Displays Hong Kong Ltd	TPO Displays (Sinepal) Ltd.	An indirect wholly-owned subsidiary of the Company	3,322,614	0.32	2,458,910	Accelerate collection	-	-
TPO Displays Hong Kong Ltd	TPO Displays Shanghai Ltd.	An indirect wholly-owned subsidiary of the Company	152,957	-	152,957	Accelerate collection	-	-
TPO Displays Shanghai Ltd.	TPO Displays (Nanjing) Ltd.	An indirect wholly-owned subsidiary of the Company	$110,615	2.61	$34	Accelerate collection	$-	$-
TPO Displays Japan K.K.	TPO Displays Hong Kong Ltd	An indirect wholly-owned subsidiary of the Company	308,752	-	-	-	-	-
TPO Displays Europe B.V.	TPO Displays Hong Kong Ltd	An indirect wholly-owned subsidiary of the Company	1,426,597	-	-	-	-	-
VAP Optoelectronics (Nanjing) Corp.	TPO Displays (Nanjing) Ltd.	An indirect wholly-owned subsidiary of the Company	238,786	-	238,785	Accelerate collection	-	-
Dragon Flame Industrial Ltd.	VAP Optoelectronics (Nanjing) Corp.	An indirect wholly-owned subsidiary of the Company	126,095	-	-	-	-	-
Ningbo Chi Mei Optoelectronics Ltd.	Leadtek Global Group Limited	A subsidiary of the Company	38,693,295	0.66	22,168,851	Subsequent collection	7,685,621	-
Ningbo Chi Mei Optoelectronics Ltd.	Ningbo Chi Mei Electronics Ltd.	An indirect wholly-owned subsidiary of the Company	243,751	1.23	118,186	Accelerate collection	-	-
Nanhai Chi Mei Optoelectronics Ltd.	Leadtek Global Group Limited	A subsidiary of the Company	22,044,399	0.86	14,142,389	Accelerate collection	-	-

					Overdue accounts receivable
Name of company	Name of counterparty	Relationship with the Company	Balance of accounts receivable from related parties	Turnover rate	Amount	Action adopted for overdue accounts	Subsequent collection	Allowance for doubtful accounts provided

Nanhai Chi Mei Optoelectronics Ltd.	Nanhai Chi Mei Electronics Ltd.	An indirect wholly-owned subsidiary of the Company	$1,118,521	0.99	$647,972	Accelerate collection	-	-
Nanhai Chi Mei Optoelectronics Ltd.	Nanhai Lin Chaun Optoelectronics Co., Ltd.	An indirect wholly-owned subsidiary of Chi Mei Corporation	388,206	1.46	125,679	Accelerate collection	-	-
Nanhai Chi Mei Electronics Ltd.	Hongfujin Precision Industry (Chongqing Co., Ltd.)	An indirect wholly-owned subsidiary of Hon Hai Precision Industry Co., Ltd.	129,603	0.31	82,966	Accelerate collection	-	-
Nanhai Chi MeiElectronics Ltd.	Lakers Trading Ltd.	An indirect wholly-owned subsidiary of the Company	5,297,584	0.78	5,138,706	Accelerate collection	-	-
Ningbo Chi Mei Electronics Ltd.	Leadtek Global Group Limited	A subsidiary of the Company	5,165,425	1.29	1,955,287	Subsequent collection	2,082,597	-
Ningbo Chi Hsin Optoelectronics Ltd.	Leadtek Global Group Limited	A subsidiary of the Company	719,725	1.87	-	-	444,824	-

					Overdue accounts receivable
Name of company	Name of counterparty	Relationship with the Company	Balance of accounts receivable from related parties	Turnover rate	Amount	Action adopted for overdue accounts	Subsequent collection	Allowance for doubtful accounts provided

Foshan Chi Mei Lighting Technology Ltd.	Chi Mei Lighting Technology Corporation	A subsidiary of the Company	$126,192	0.45	-	-	-	-
Innocom Technology (Chengdu) Ltd.	Innocom Technology (Shenzhen) Ltd.	An indirect wholly-owned subsidiary of the Company	129,538	-	129,538	Accelerate collection	-	-

J.	Information on derivative transactions.

	a.	As of June 30, 2012, the information on derivative financial instruments of investee companies was as follows:

Name of investee company	Financial assets held for trading	Book value (same as fair value)	Contract amount (in thousands)
Leadtek Global Group Limited	Foreign exchange forward contract - Sell USD (Sell USD /Buy JPY)	$117	USD (sell) JPY(buy)	30,000 2,386,560
Chi Mei Lighting Technology Corporation	Foreign exchange forward contract - Sell HKD (Sell HKD /Buy JPY)	570	HKD (sell) JPY(buy)	66,000 675,791
		$687

b.	Additional disclosure:
As of June 30, 2012, the Company recognized net loss of $20,682 on derivative transactions (including net gain of $687 on valuation of financial assets and liabilities on June 30, 2012).

(3) Disclosure of investments in Mainland China

A.	Information on indirect investments in Mainland China:

Name of investee companies in Mainland China				Balance of amount remitted from Taiwan at the beginning of the period (in USD)	Transactions during the period (in USD)		Balance of amount remitted from Taiwan at the end of the period (in USD)
								Ownership percentage held by the Company (Direct/indirect)			Profit remitted to Taiwan during the period ended
	Main activities of investee companies								Profit recognized during the period (Note B)	Book value of Investment at the end of the period
		Capital (Note A)	Method of investment		Remittance out	Remittance in

Innocom Technology (Shenzhen) Ltd.	Manufacture and production of LCD backend module	$4,900,320	Investee company located outside of Taiwan and Mainland China remits its own funds directly to the investee companies located in Mainland China	$4,900,320	$-	$-	$4,900,320	100	($349,324)	$13,617,318	$-
Innocom Technology (Xiamen) Ltd.	Manufacture and production of LCD backend module	298,800	Investee company located outside of Taiwan and Mainland China remits its own funds directly to the investee companies located in Mainland China	298,800	-	-	298,800	100	441	317,963	-

Name of investee companies in Mainland China				Balance of amount remitted from Taiwan at the beginning of the period (in USD)	Transactions during the period (in USD)		Balance of amount remitted from Taiwan at the end of the period (in USD)
								Ownership percentage held by the Company (Direct/indirect)			Profit remitted to Taiwan during the period ended
	Main activities of investee companies								Profit recognized during the period (Note B)	Book value of Investment at the end of the period
		Capital (Note A)	Method of investment		Remittance out	Remittance in

Innocom Technology (Jiashan) Ltd.	Manufacture and production of LCD backend module	$537,840	Investee company located outside of Taiwan and Mainland China remits its own funds directly to the investee companies located in Mainland China	$239,040	$—	$—	$239,040	100	$6,420	$566,760	$—
OED Company	Manufacture and production of LCD backend module	194,220	Investee company located outside of Taiwan and Mainland China remits its own funds directly to the investee companies located in Mainland China	59,760	—	—	59,760	6	—	64,936	—
Innocom Technology (Chongqing) Co., Ltd.	Manufacture and production of LCD backend module	89,640	Investee company located outside of Taiwan and Mainland China remits its own funds directly to the investee companies located in Mainland China	89,640	—	—	89,640	100	123,216	421,083	—
Innocom Technology (Chengdu) Co., Ltd	Manufacture and production of LCD backend module	1,135,440	Investee company located outside of Taiwan and Mainland China remits its own funds directly to the investee companies located in Mainland China	1,135,440	—	—	1,135,440	100	635,982	1,044,701	—

Name of investee companies in Mainland China	Main activities of investee companies	Capital (Note A)	Method of investment	Balance of amount remitted from Taiwan at the beginning of the period (in USD)	Transactions during the period (in USD)		Balance of amount remitted from Taiwan at the end of the period (in USD)	Ownership percentage held by the Company (Direct/indirect)	Profit recognized during the period (Note B)	Book value of Investment at the end of the period	Profit remitted to Taiwan during the period ended

					Remittance out	Remittance in

Ningbo Chi Mei Electronics Ltd.	Devleopment, manufature, customer service and warehousing of TFT-LCD module	$2,898,360	Note D	$2,898,360	$-	$-	$2,898,360	100	$170,490	$1,717,011	$-
Ningbo Chi Mei Optoelectronics Ltd.	Manufature and sale of TFT-LCD modules	6,424,200	Note D	5,378,400	-	-	5,378,400	100	168,857	20,069,720	-
Nanhai Chi Mei Optoelectronics Ltd.	Manufature and customer service of TFT-LCD module	5,766,840	Note D	5,766,840	-	-	5,766,840	100	342,114	7,569,799	-
Nanhai Chi Mei Electronics Ltd.	Manufature and customer service of TFT-LCD module	5,677,200	Note D	5,677,200	-	-	5,677,200	100	(477,220)	5,574,358	-
Ningbo Chi Hsin Electrics Ltd.	Manufature and customer service of TFT-LCD module	896,400	Note D	896,400	-	-	896,400	100	45,505	640,022	-
Dongguan Chi Hsin Electrics Corp.	Manufature and customer service of TFT-LCD module	507,960	Note D	481,994	-	-	481,994	100	(64,278)	484,330	-
Ningbo Chi Mei Logistics Co., Ltd.	Warehousing service	119,520	Note D	119,520	-	-	119,520	100	(2,451)	145,650	-

Name of investee companies in Mainland China	Main activities of investee companies	Capital (Note A)	Method of investment	Balance of amount remitted from Taiwan at the beginning of the period (in USD)	Transactions during the period (in USD)		Balance of amount remitted from Taiwan at the end of the period (in USD)	Ownership percentage held by the Company (Direct/indirect)	Profit recognized during the period (Note B)	Book value of Investment at the end of the period	Profit remitted to Taiwan during the period ended

					Remittance out	Remittance in

Kunshan Guan Jye Electronic Co., Ltd.	Manufature of transformers	$250,992	Note D	$80,377	$-	$-	$80,377	32	($2,836)	$183,713	$-
Nanhai Chi Mei Logistics Corp.	Warehousing, testing and logistics service of TFT-LCD monitors	44,820	Note D	44,820	-	-	44,820	100	588	53,585	-
TPO Displays (Nanjing) Ltd.	Liquid crystal device (TN/STN, assembly of TFT-LCD device module, not including TFT-LCD panel process	3,717,072	Note D	3,585,600	131,472	-	3,717,072	100	175,656	2,598,308	-
TPO Displays (Sinepal) Ltd.	Purchases and sales of monitor-related components	62,748	Note D	62,748	-	-	62,748	100	(36,035)	490,448	-
Kunpal Optoelectronics Ltd.	TFT-LCD glass thinning processing	119,520	Note D	67,738	-	-	67,738	57	(2,714)	87,699	-
VAP Optoelectronics (Nanjing) Corp.	Selling and customer service of LCD module, back light module and related component	197,208	Note D	8,964	-	-	8,964	100	126,227	(81,480)	-
TPO Displays Shanghai Ltd.	Liquid crystal devices	627,480	Note D	-	-	-	-	100	$270,793	$394,281	-
Amlink (Shanghai) Ltd.	Manufacturing and selling of power supply, modem, ADSL, and other IT equipments	298,800	Note D	298,800	-	298,800	298,800	47	3,635	1,112,645	-

B. Information on investments in Mainland China (Note A):

Name of company	Accumulated amount wired out from Taiwan to mainland China as of the end of the period		Investment amount approved by FIC of MOEA		Ceiling of investment amount of the Company

Chi Mei Innolux Corporation	NT$	33,592,483	NT$	50,564,949	NT$	-

C.	Significant transactions with investee companies in Mainland China:

The significant transactions between the Company and the investee companies for the six-month period ended June 30, 2012 were eliminated in these financial statements and shown in Note 5 ☐ 2 ☐ and Notes 11(1) 2 ☐ 7 and 8 to the financial statements.

	Note A:	The relevant figures were listed in NT$. Where foreign currencies were involved, the figures were converted to NT$using exchange rate.
	Note B:	Profit or loss recognized for the six-month period ended June 30, 2012 was unaudited by independent accountants.
Note C:

Pursuant to the Gong-Zhi-Zi Letter No. 10100485600 of the Ministry of Economic Affairs, R.O.C., dated June 29, 2012, as the Company had obtained the certificate of conforming to the business scope of headquarters, issued by the Industrial Development Bureau, MOEA, the investment ceiling regulation for Taiwan-based companies investing in Mainland China was not applicable to the Company.

	Note D:	The Company was acquired from the merger. The way of investment in Mainland China was through an existing company in third area.

	12.	Segment Information

Segment information of the Company was disclosed separately in the consolidated financial statements pursuant to the requirements of SFAS No. 41.

CHIMEI INNOLUX CORPORATION
STATEMENT OF CASH AND CASH EQUIVALENTS
AS OF JUNE 30, 2012
(Amounts expressed in thousands of New Taiwan dollars)

Item	Summary					Amount

Petty cash and cash on hand						$522
Bank deposits						805,373
Saving deposits						19,995,931
Foreign currency deposits	USD	669,208	thousand	Exchange rate	29.88	1,746,655
	JPY	4,652,784	thousand	Exchange rate	0.3754	32,234
	HKD	8,366	thousand	Exchange rate	3.853	135,975
	EUR	3,620	thousand	Exchange rate	37.56	1,820
	KRW	69,738	thousand	Exchange rate	0.0261	$22,718,510

CHIMEI INNOLUX CORPORATION
STATEMENT OF ACCOUNTS RECEIVABLE
AS OF JUNE 30, 2012
(Amounts expressed in thousands of New Taiwan dollars)

Item	Summary	Amount	Note

Non-related party
Samsung		$4,004,214
Electronics Taiwan
Co., Ltd
Regent Electron		2,980,464
(Ningbo) Co.Ltd
Other		37,164,093	The balance due from each individual customer does not exceed 5% of this item.
		44,148,771
Less: Allowance for doubtful accounts		(117,036)
Allowance for sales returns and discounts		(502,991)

		$43,528,744

CHIMEI INNOLUX CORPORATION
STATEMENT OF INVENTORIES
AS OF JUNE 30, 2012
(Amounts expressed in thousands of New Taiwan dollars)

Item	Summary	Cost	Market Price	Note

Raw materials and supplies		$5,430,981	$4,363,964	Using net realizable value as market price
Work in process		34,363,762	32,835,526	Using net realizable value as market price
Finished goods		13,195,391	14,660,429	Using net realizable value as market price
		52,990,134	$51,859,919

Less: Allowance for scrap, obsolescence and price decline		(5,567,729)

		$47,422,405

CHIMEI INNOLUX CORPORATION
STATEMENT OF CHANGES IN LONG - TERM EQUITY INVESTMENTS
FOR THE SIX-MONTH PERIODS ENDED JUNE 30, 2012
(Amounts expressed in thousands of New Taiwan dollars)

	Balance at the beginning of the period		Increase During the period		Decrease During the period		Balance at the end of the period			Market value or Net equity value		Assessment Basis	Status of guarantee or pledge

Name	Thousand Shares	Amount	Thousand Shares	Amount (Note 1)	Thousand Shares	Amount (Note 2)	Thousand Shares	Shareholding (%)	Amount	Unit price	Total value
INNOLUX HOLDINGS LTD.	237,944	$16,725,751	-	$581,624	-	(269,959)	237,944	100%	$17,037,416	-	17,037,416	Equity method	None
InnoJoy Investment Corporation	70,000	864,662	-	217,245	-	(132)	70,000	100%	1,081,775	-	1,081,775	Equity method	None
InnoFun Investment Corporation	20,000	396,999	-	50,527	-	(93)	20,000	100%	447,433	-	447,433	Equity method	None
TPO Hong Kong Holding Ltd.	1,158,844	2,003,032	-	718,166	-	(147,506)	1,158,844	100%	2,573,692	-	2,573,012	Equity method	None
Toppoly Optoelectronics (B. V. I.) Ltd.	122,430	2,630,838	4,400	269,549	-	(48,180)	126,830	100%	2,852,207	-	3,087,879	Equity method	None
Golden Achiever International Ltd.	39	(172,159)	-	133,567	-	-	39	100%	(38,592)	-	(41,589)	Equity method	None
Landmark International Ltd.	660,100	34,392,518	-	168,608	-	(592,031)	660,100	100%	33,969,095	-	34,932,008	Equity method	None
Leadtek Global Group Limited	160,005	515,151	-	637,859	-	(128,355)	160,005	100%	1,024,655	-	1,261,373	Equity method	None
Yuan Chi Investment Co., Ltd.	-	1,248,885	-	22,875	-	(29,524)	-	100%	1,242,236	-	1,530,424	Equity method	None
Chi Mei Optoelectronics Japan Co., Ltd.	80	1,815,106	-	58,761	-	(60,108)	80	100%	1,813,759	-	1,665,824	Equity method	None
Gold Union Investments Ltd.	46,131	1,018,226	-	-	-	(38,373)	46,131	100%	979,853	-	1,124,387	Equity method	None
Keyway Investment Management Ltd.	6,501	272,342	-	-	-	(5,697)	6,501	100%	266,645	-	228,987	Equity method	None
Chi Mei Optoelectronics Europe B. V.	180	126,947	-	9,081	-	(3,282)	180	100%	132,746	-	127,960	Equity method	None
Chi Mei El Corporation	40,500	(1,015,018)	115,000	1,177,172	-	(108,487)	155,500	97%	53,667	-	(81,775)	Equity method	None
Chi Mei Lighting Technology Corporation	78,196	1,844,312	-	-	-	(151,540)	78,196	34%	1,692,772	-	784,076	Equity method	None
Jetronics International Corporation	2,690	251,217	-	-	-	(6,064)	2,690	32%	245,153	-	189,557	Equity method	None
GIO Optoelectronics Corporation	63,522	606,172	-	1,258	-	(44,212)	63,522	24%	563,218	-	209,895	Equity method	None
Contrel Technology Co., Ltd.	17,009	465,036	-	133	-	(7,476)	17,009	13%	457,693	-	234,326	Equity method	None
Ampower Holding Ltd.	14,063	1,566,322	-	6,970	-	(103,530)	14,063	47%	1,469,762	-	872,347	Equity method	None
Chi Mei Materials Technology Corporation	71,558	1,339,150	-	126,981	-	(134,364)	71,558	16%	1,331,767	-	1,181,127	Equity method	None
Other	-	253,727	-	19,943	-	(73,999)	-	-	199,671	-	199,671	Equity method	None
		67,149,216		4,200,319		(1,952,912)	2,889,192		69,396,623	-	$68,809,663	Equity method	None
Add:		1,187,177		-		(1,148,585)	-		38,592
Reclassification of credit balance of long – term equity investments to other liabilities		$68,336,393		$4,200,319		($3,101,497)	$2,889,192		$69,435,215

Note1:	Increase during the period included acquisition cost, investment income recognized under equity method, cumulative translation adjustments and adjustments to amortization of acquisition costs.

Note 2:

Decrease during the period included investment loss recognized under equity method, cumulative translation adjustments, unrecognized loss on financial assets of investee and adjustments to amortization of acquisition costs.

CHIMEI INNOLUX CORPORATION
STATEMENT OF CHANGES IN PROPERTY, PLANT AND EQUIPMENT
FOR THE SIX-MONTH PERIODS ENDED JUNE 30, 2012
(Amounts expressed in thousands of New Taiwan dollars)

Items	Balance at the beginning of the period	Increase for the period (Note 1)	Decrease for the period	Transfer during the period (Notes 2 & 3)	Balance at the end of the period	Provision of guarantee and security
Cost☐
Land	$3,852,792	$-	$-	$-	$3,852,792
Buildings	145,212,032	-	(278)	2,440,870	147,652,624
Machinery and equipment	300,230,710	-	(13,282)	11,873,944	312,091,372
Testing equipment	4,244,292	-	(11,707)	630,461	4,863,046

Buildings, machinery and equipment, testing equipment, other equipment, leased assets, construction in progress and prepayments for equipment and deferred expenses have been provided to financial institutions as security for long-term bank loan facilities. Please refer to Note 6.

Transportation equipment	76,525	-	(796)	8,580	84,309
Office equipment	813,707	-	(2,826)	4,981	815,862
Leased assets	2,031,471	-	-	11,806	2,043,277
Leasehold improvements	77,692	-	(2,186)	54,187	129,693
Other equipment	1,134,100	-	(35,501)	16,072	1,114,671
Construction in progress and prepayments for equipment	61,090,098	7,006,606	-	(16,232,822)	51,863,882
	$518,763,419	$7,006,606	($66,576)	($1,191,921)	$524,511,528

Accumulated depreciation ☐
Buildings	($28,273,002)	($6,955,091)	($29,119)	$29,397	($35,227,815)
Machinery and equipment	(142,324,351)	(28,839,230)	5,532	(56,600)	(171,214,649)
Testing equipment	(2,651,186)	(310,070)	9,687	62,123	(2,889,446)
Transportation equipment	(34,691)	(6,716)	383	-	(41,024)
Office equipment	(463,415)	(84,364)	1,261	-	(546,518)
Leased assets	(1,790,651)	(83,979)	5,510	-	(1,880,140)
Leasehold improvements	(55,097)	(12,710)	2,186	-	(65,621)
Other equipment	(558,286)	(115,923)	34,966	(12)	(639,255)
	($176,150,679)	($36,408,083)	$19,386	$34,908	(212,504,468)

	$342,612,740				$312,007,060

Note 1: Represents fixed assets and increase of deferred expenses.

Note 2: Represents construction in progress and prepayments for equipment reclassified as fixed assets, deferred expenses, non-operating assets and various expenses.

Note 3: Transfer of leased assets during the period represents amortization of unrealized gain or loss from lease back.

CHIMEI INNOLUX CORPORATION
STATEMENT OF ACCOUNTS PAYABLE
FOR THE SIX-MONTH PERIODS ENDED JUNE 30, 2012
(Amounts expressed in thousands of New Taiwan dollars)

Item	Summary	Amount	Remark

Non-related parties
AGC Display Glass Taiwan Co.,Ltd.		$5,326,139
INABATA & CO., LTD.		3,095,353
Corning Display Technologies Taiwan Co.Ltd.		3,020,739
AvanStrate Inc.		2,729,196
Nichia Taiwan Corporation☐☐☐☐		2,618,033
☐☐☐☐☐☐☐☐☐☐
Others		35,322,034	The balance due to each individual manufacturer does not exceed 5% of the amount shown in this item.
		$52,111,494

CHIMEI INNOLUX CORPORATION
STATEMENT OF ACCRUED EXPENSES
AS OF JUNE 30, 2012
(Amounts expressed in thousands of New Taiwan dollars)

Item	Summary	Amount	Remark
Processing fees		$7,268,743
Salaries and bonus		1,605,120
Utilities		1,175,812
Others		3,925,498	The balance due to each individual manufacturer does not exceed 5% of the amount shown in this item.
		$13,975,173

CHIMEI INNOLUX CORPORATION
STATEMENT OF LONG-TERM LOANS
AS OF JUNE 30, 2012

(Amounts expressed in thousands of New Taiwan dollars)

Type of Loan	Creditor/Management Bank	Agreement period	Range of interest rates	Amount	Security or guarantee

Credit Loans	Liancheng Branch, First Bank	99/03~102/12	2.32%-2.7%	2,946,040

	Zhudong Branch ,Land Bank	99/02~102/12	2.81%	2,950,000

	Zhuke Branch, Taiwan Business Bank	99/03~102/12	2.34%	500,000
	Tainan Branch, Bank of Taiwan	99/03~102/12	2.795%	5,680,000
	Toufen Branch, Bank of Taiwan	99/03~102/12	2.06%-2.795%	3,196,400	Secured by fixed assets and deferred expenses,.
	Zhucun Branch, Mega Bank	100/01~102/12	2.575%-3.1%	6,618,320	please refer to Note 6

	Tucheng Branch, Taiwan Cooperative Bank	99/02~102/12	2.30%	2,554,740
	Taipei Branch, Taiwan Cooperative Bank	99/01~102/12	1.95%	1,200,000

Type of Loan	Creditor/Management Bank	Agreement period	Range of interest rates	Amount	Security or guarantee

	Taozhu Center, EnTai Bank	99/01~102/12	2.53%	700,000
	Taipei Branch, BNP Paribas	99/04~102/12	3.60%	351,385

	Corporate Finance Department, Cathay United Bank	98/09~102/12	2.435%	1,000,000
	Tainan Branch, Hua Nan Bank	99/09~102/12	2.064%-2.07%	2,100,000
	Banqiao Branch, Chang Hwa Bank	99/12~102/12	2.09%-2.6082%	1,676,640
	Center for Corporate Finance, Far Eastern Commercial Bank	99/02~102/12	3.10%	970,000
	Nanke Branch, First Bank	99/03~102/12	2.32%	950,000
	Tainan Branch, Land Bank of Taiwan	100/6~102/12	2.41%	700,000
	Taipei Branch, Bank of Tokyo-Mitsubishi UFJ Ltd	100/9~102/12	1.55%	570,000
	Scotiabank	100/12~102/12	2.203%	300,000
	Taishin Bank	100/12~102/12	2.80%	300,000
	Zhuke Branch, Taiwan Cooperative Bank	100/12~102/12	2.60%	1,200,000
	The Banque de l'Indochine	100/10~102/12	3.513%	200,000

Type of Loan	Creditor/Management Bank	Agreement period	Range of interest rates	Amount	Security or guarantee

	DBS	100/6~102/12	2.670%	850,000
	Gaoxiong Branch, Mizuho Bank, Ltd	100/6~102/12	2.12%-2.2%	1,750,000

	Taipei Branch, Deutsche Bank	100/5~102/12	2.38%	1,100,000

				40,363,525

Guaranteed commercial papers	Mega Bills	101/05~104/07	1.982%	158,988
	International Bills	101/05~104/07	1.982%	119,994

	China Bills	101/05~104/07	1.982%	119,990

	China Trust	101/05~104/07	1.982%	31,897

				430,869

Breakdown of long-term secured syndicated bank loans	Mega International Commercial Bank and 20 others – secured syndicated bank loans	97/11~105/11	2.1797%	$13,710,000
	Mega International Commercial Bank and 19 others - secured syndicated bank loans	98/09~105/11	1.2685%	3,412,296

Type of Loan	Creditor/Management Bank	Agreement period	Range of interest rates	Amount	Security or guarantee

	Mega International Commercial Bank and 20 others - secured syndicated bank loans	99/05~105/11	2.3911%	48,000,000
	Mega International Commercial Bank and 12 others - secured syndicated bank loans	94/03~104/03	2.2316%	700,000
	China Trust Commercial Bank and 10 others -secured syndicated bank loans	97/09~105/08	3.2232%	3,400,000
	China Trust Commercial Bank and 13 other banks and financial institutions – secured syndicated bank loans	95/09~104/07	1.5434%	923,564
	China Trust Commercial Bank and 34 other banks and financial institutions – secured syndicated bank loans	95/06~104/07	2.2758%	10,146,460
	Bank of Taiwan and 18 others – secured syndicated bank loans	97/10~105/11	1.3425%	3,648,946

Type of Loan	Creditor/Management Bank	Agreement period	Range of interest rates	Amount	Security or guarantee

	Bank of Taiwan and 33 others – secured syndicated bank loans	95/11~105/11	2.3000%	19,960,000
	Bank of Taiwan and 21 others – secured syndicated bank loans	97/09~105/08	2.4211%	30,731,008
	Bank of Taiwan and 18 others – secured syndicated bank loans	99/03~105/09	2.4211%	40,000,000
				174,632,274

				215,426,668
Less: syndicated loan bank fee				(417,867)
Less:				(22,924,007)

Due within one year

				$192,084,794

CHIMEI INNOLUX CORPORATION
STATEMENT OF OPERATING REVENUES
FOR THE SIX-MONTH PERIODS ENDED JUNE 30, 2012
(Amounts expressed in thousands of New Taiwan dollars)

Item	Quantity	Amount

TFT-LCD products	238,156,973	$207,874,428
Others		8,748,088
		$216,622,516

CHIMEI INNOLUX CORPORATION
STATEMENT OF OPERATING COSTS
FOR THE SIX-MONTH PERIODS ENDED JUNE 30, 2012
(Amounts expressed in thousands of New Taiwan dollars)

Item	Amount

Raw materials at the beginning of the period	$7,878,245
In-feed for the period	101,498,023
Add: Gain on physical inventories	394
Less: Raw materials at the end of the pried	(5,430,981)
Expenses for reversal	(2,743,628)
Expenses for warranty	(16,226)
Materials obsolescence	(485,663)
Materials sales	(6,770,738)
Others	(3,000)

Consumables for the period	93,926,426
Direct labour	3,539,007
Processing expenses	123,723,156

Processing costs for the period	221,188,589
Add: Work in process at the beginning of the period	33,520,634
In-feed for the period	1,653,110
Gain on physical inventories	768
Less: Work in process at the End of the period	(34,363,762)
Expenses for reversal	(501,432)
Expenses for warranty	(44,986)
Semi-finished goods obsolescence	(63,645)
Others	10

Costs of finished goods for the period	221,389,286
Add: Finished goods at the beginning of the period	14,982,953
Finished goods acquired during the period	1,836,093
Less: Expenses for reversal	(65,488)
Finished goods obsolescence	(2,339)
Expenses for warranty	(265,795)
Samples sold	(822,785)
Finished goods at the end of the period	(13,195,391)
Loss on physical inventories	(623)
Others	(10)
Manufacturing and selling costs	223,855,901
Add: Costs of materials sold	6,770,738
Costs of samples sold	822,785
Loss on inventory obsolescence	551,647
Loss on inventory valuation	-
Less: Income from sale of scraps	(36,100)
Gain on physical inventories	(539)
Gain from price recovery of inventories	(100,000)

Operating costs	$231,864,432

CHIMEI INNOLUX CORPORATION
STATEMENT OF MANUFACTURING EXPENSES
FOR THE SIX-MONTH PERIODS ENDED JUNE 30, 2012
(Amounts expressed in thousands of New Taiwan dollars)

Item	Amount	Remark

Processing costs	$73,613,319
Depreciation and amortization	36,679,409
Utilities	4,729,340
Other expenditures	8,701,088	The balance of each sundry item does not exceed 5% of the balance of manufacturing expenses.
	$123,723,156

(Leave Blank)

CHIMEI INNOLUX CORPORATION
STATEMENT OF OPERATING EXPENSES
FROM JANUARY 1, 2012TO JUNE 30, 2012
(Amounts expressed in thousands of New Taiwan dollars)

Item	Marketing expenses	Management and administrative expenses	Research and development expenses	Total	Remark

Salaries	$225,744	$548,062	$1,333,844	$2,107,650
Amortization	13,828	281,414	974,394	1,269,636	The balance of each sundry item does not exceed 5% of
Transportation	681	55,588	713,128	769,397	the balance of operating expenses.
Indirect	19,492	227,045	328,288	574,825
materials
Depreciation	-	-	570,013	570,013
Royalties	453,682	1,163,597	609,608	2,226,887

Others	$713,427	$2,275,706	$4,529,275	$7,518,408

Annex 7

Statement

To: Financial Supervision Commission under Executive Yuan

We are engaged by Chimei Innolux Corporation (hereafter Chimei Innolux) to act as the securities underwriter of the cash capital increase via public offering and issuance of shares in 2012. It is hereby declared that the followings will be placed concern on without any false or omitted matter:

—	The determination of price of the offering and issuance of securities by Chimei Innolux and the relevant operations and procedures shall comply with the relevant requirements under “Self-regulatory Rules for Underwriter Members of Taiwan Securities Association on Providing Guidance on the Offering and Issuance of Securities by Issuers” and “Methods on Underwriting or Reselling Securities by Securities Underwriters under Taiwan Securities Association”.

—	Our charge for underwriting fees will not be compensated or refunded in other way or for other reason to issuers or its affiliated persons or parties designated by any of them.

KGI Securities Co., Ltd.

Responsible Person: Albert Ding

[ ] 2012

(For use of cash capital increase via issuance of new shares in 2012 by Chimei Innolux Corporation only)

Chimei Innolux Corporation

Chairman of the Board:
Hsing-Chien Tuan